As filed with the Securities and Exchange Commission on August 2, 2007

Registration No. 333-143966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISA INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	26-0267673
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 8999

San Francisco, California 94128-8999

(415) 932-2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph W. Saunders

Chief Executive Officer and Chairman of the Board of Directors

Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

(415) 932-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kevin Keogh

Mark L. Mandel

S. Ward Atterbury

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of the proposed sale of the securities to the public: At the restructuring closing date described herein, which is expected to occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to the closing of the restructuring.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DATED AUGUST 2, 2007, SUBJECT TO COMPLETION

PROXY STATEMENT-PROSPECTUS

RESTRUCTURING PROPOSED—YOUR CONSIDERATION IS IMPORTANT

Dear Member:

The boards of directors of Visa International Service Association, Visa U.S.A. Inc., Visa Europe Limited and Visa Canada Association have approved a restructuring agreement that contemplates a series of transactions by which Visa International, Visa U.S.A. and Visa Canada will become subsidiaries of a Delaware stock corporation, Visa Inc. The board of directors of each of Visa International, Visa U.S.A. and Visa Canada recommends that its members vote to approve the restructuring proposal. The restructuring agreement contemplates that Visa Europe will not become a subsidiary of Visa Inc., but a stockholder of Visa Inc. and will enter into a series of contractual relationships that will govern its relationship with Visa Inc.

We believe the restructuring will enable us to compete more effectively and better serve our customers. We also believe the restructuring will streamline decision making, facilitate business growth and enhance our ability to coordinate business on a global basis, while preserving our existing competitive advantages, such as strong local market relationships, expertise and execution. In addition, we believe that the restructuring will enable us to facilitate a common, global approach, where appropriate, to the legal, regulatory and competitive issues arising in today’s marketplace, while also presenting an opportunity to increase operational efficiency.

Upon completion of the restructuring, Visa Europe, Visa Europe Services Inc., or VESI, and certain members of Visa International in the unincorporated regions of Visa Asia Pacific, or Visa AP, Visa Latin America and Caribbean, or Visa LAC, and Visa Central and Eastern Europe, Middle East and Africa, or Visa CEMEA, and certain members of Visa U.S.A. and Visa Canada will receive common stock of Visa Inc. of a class that corresponds to the applicable Visa region with which each member is associated. The purpose of the issuance of these regional classes of common stock is to facilitate a re-balancing, or true-up, of the ownership of Visa Inc. prior to an initial public offering of Visa Inc.’s common stock. In the true-up, each regional class of common stock will be converted into a new class of Visa Inc.’s common stock, based upon a conversion ratio that is tied to the relative financial performance of the applicable region during a certain period prior to a proposed initial public offering.

Upon completion of the restructuring, and without giving effect to the true-up process, Visa Inc.’s outstanding capital stock (excluding shares held by subsidiaries of Visa Inc.) will be comprised of:

•	426,390,481 shares of class USA common stock representing 55.01% of Visa Inc.’s outstanding capital stock;

•	62,762,788 shares of class EU common stock (series I and series III) representing 8.10% of Visa Inc.’s outstanding capital stock;

•	27,904,464 shares of class EU common stock (series II) representing 3.60% of Visa Inc.’s outstanding capital stock;

•	22,034,685 shares of class Canada common stock representing 2.84% of Visa Inc.’s outstanding capital stock;

•	119,100,481 shares of class AP common stock representing 15.37% of Visa Inc.’s outstanding capital stock;

•	80,137,915 shares of class LAC common stock representing 10.34% of Visa Inc.’s outstanding capital stock; and

•	36,749,698 shares of class CEMEA common stock representing 4.74% of Visa Inc.’s outstanding capital stock.

For a discussion of the risks relating to the restructuring, see “Risk Factors” beginning on page 10.

To approve the proposed restructuring, we require the affirmative vote of members representing at least: a majority of the voting power of Visa International; a two-thirds majority of the voting power of Visa U.S.A.; and an 80% majority of the voting power of Visa Canada.

We are seeking broad support in connection with the approval of the restructuring, and it is important that as many of Visa International’s, Visa U.S.A.’s and Visa Canada’s members as possible approve the restructuring.

We hope that we can count on your support during one of the most exciting times in Visa’s history.

Sincerely,

Joseph W. Saunders
Chief Executive Officer and Chairman of the Board
Visa Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved the Visa Inc. common stock to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Visa Inc., which is contained in documents that were filed as exhibits to the registration statement of which this document forms a part, but are not included in or delivered with this document. Information incorporated into this proxy statement-prospectus, but not included in or provided with it, is available to members of Visa International, Visa U.S.A. and Visa Canada, without charge, upon request submitted to:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

IN ORDER TO TIMELY RECEIVE ADDITIONAL INFORMATION YOUR REQUEST MUST BE SUBMITTED NOT LATER THAN     .

The distribution of this proxy statement-prospectus and the offer and sale of the Visa Inc. common stock in certain jurisdictions may be restricted by law. This proxy statement-prospectus does not constitute an offer to sell or the solicitation of an offer to buy any Visa Inc. common stock in any state or other jurisdiction where, or to or from any person from whom, such offer or solicitation is unlawful or not authorized.

i

Annex A	Global Restructuring Agreement
Annex B	Visa Europe Put-Call Option Agreement
Annex C	Amended and Restated Certificate of Incorporation of Visa Inc.
Annex D	Amended and Restated Bylaws of Visa Inc.
Annex E	Opinion of Financial Advisor of Visa International Service Association
Annex F	Opinion of Financial Advisor of Visa U.S.A. Inc.
Annex G	Opinion of Financial Advisor of Visa Canada Association
Annex H	Opinion of Financial Advisor of Visa Asia Pacific
Annex I	Opinion of Financial Advisor of Visa Latin America and Caribbean
Annex J	Opinion of Financial Advisor of Visa Central and Eastern Europe, Middle East and Africa
Annex K	Visa Inc. 2007 Equity Incentive Compensation Plan

The registered trademarks of Visa International include: “Bands-Design—Blue, White & Gold;” “Dove Design;” “Interlink;” “Life Takes Visa;” “PLUS;” “V Distribution & Design;” “V PAY;” “Verified by Visa;” “Visa;” “Visa Bill Pay;” “Visa Classic;” “Visa Corporate;” “Visa Electron;” “Visa Fleet;” “Visa Giro;” “Visa Infinite;” “Visa Mobile;” “VisaNet;” “Visa Platinum;” “Visa Purchasing;” “Visa Resolve Online;” “Visa Signature;” “Visa TravelMoney;” “Visa Vale;” “Visa Vale Pedagio;” and “World’s Best Way to Pay.” Upon completion of the restructuring, all of these trademarks will be the property of Visa Inc. or its subsidiaries. Other trademarks used in this proxy statement-prospectus are the property of their respective owners.

As of August 1, 2007, the exchange rate between U.S. dollars and euros was 1.3682 U.S. dollars per euro. As of March 31, 2007, the period end exchange rate between U.S. dollars and euros was 1.3374 U.S. dollars per euro, while the average exchange rate for the year ended September 30, 2006 was 1.2058 U.S. dollars per euro. The exchange rates referred to above are based on the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the U.S. dollar or euro amounts referred to in this proxy statement-prospectus could have been or could in the future be converted into euros or U.S. dollars, as the case may be, at any particular rate or at all.

As of August 1, 2007, the exchange rate between U.S. dollars and Canadian dollars was 1.0565 Canadian dollars per U.S. dollar. As of March 31, 2007, the period end exchange rate between U.S. dollars and Canadian dollars was 1.1530 Canadian dollars per U.S. dollar, while the average exchange rate for the year ended September 30, 2006 was 1.1424 Canadian dollars per U.S. dollar. The exchange rates referred to above are based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the U.S. dollar or Canadian dollar amounts referred to in this proxy statement-prospectus could have been or could in the future be converted into Canadian dollars or U.S. dollars, as the case may be, at any particular rate or at all.

You should rely only on the information contained in this proxy statement-prospectus or other information to which we have referred you. We have not authorized anyone to provide you with information that is different. Information on the web sites of Visa International, Visa U.S.A., Visa Europe and Visa Canada is not part of this document. The information in this proxy statement-prospectus may be accurate only as of the date of this proxy statement-prospectus.

As used in this proxy statement-prospectus, references to “we” or “us” refer to Visa Inc., which is a recently incorporated Delaware stock corporation and which will become the parent company of Visa International, Visa U.S.A., Visa Canada and Inovant LLC, or Inovant, when the restructuring is completed.

The fiscal year end for each of Visa International, Visa U.S.A. and Visa Canada is September 30.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING TRANSACTIONS

The following are some questions that you, as a member of Visa International, Visa U.S.A. or Visa Canada, may have regarding the restructuring and the other matters being considered, and brief answers to those questions. We urge you to read carefully the remainder of this document, including the attached annexes, because the information in this section does not provide all of the information that might be important to you with respect to the restructuring and the other matters being considered.

Q:	What is the restructuring?

A:	We use the term restructuring to describe the series of mergers, exchanges and similar transactions, as a result of which Visa International, Visa U.S.A., Visa Canada and Inovant will become direct or indirect subsidiaries of a recently incorporated Delaware stock corporation, Visa Inc. We refer to Visa U.S.A., Visa Canada and Visa Europe as incorporated regions and the three geographic operating divisions of Visa International—Visa AP, Visa LAC and Visa CEMEA—as unincorporated regions. Members associated with the unincorporated regions are members of Visa International. Together, the incorporated regions and the unincorporated regions currently make up Visa’s six geographic regions. Inovant LLC, the direct or indirect owners of which are Visa U.S.A., Visa Europe, Visa International and Visa Canada, is responsible for operating the VisaNet transaction processing system, our secure, centralized, global processing platform, and other related processing systems. In the restructuring, Visa Inc. will issue shares of common stock to the financial institution members of Visa U.S.A., the financial institution members of the three unincorporated regions of Visa International, the financial institution members of Visa Canada, and to Visa U.S.A., Visa Europe and VESI.

Upon the completion of the restructuring, Visa Europe will remain a separate entity, will not become a subsidiary of Visa Inc. and will enter into a series of contractual arrangements that will govern its relationship with Visa Inc. VESI will remain a subsidiary of Visa Europe.

Q:	What are the reasons for the restructuring?

A:	We believe the restructuring will enable Visa Inc. to compete more effectively and better serve our customers by streamlining decision making, facilitating business growth and enhancing Visa Inc.’s ability to coordinate business on a global basis, while preserving our existing competitive advantages, such as strong local market relationships, expertise and execution. In addition, we believe that the global restructuring will enable Visa Inc. to facilitate a common, global approach, where appropriate, to the legal, regulatory and competitive issues arising in today’s marketplace, while also presenting an opportunity to increase operational efficiency. The restructuring is also intended to facilitate an initial public offering of shares in Visa Inc. For further information about our reasons for the restructuring, see “The Restructuring Transactions—Visa International’s, Visa U.S.A.’s and Visa Canada’s Reasons for the Global Restructuring.”

Q:	When will Visa Inc. conduct an initial public offering?

A:	The loss sharing agreement, which forms a part of our retrospective responsibility plan (described below), provides that we must use our commercially reasonable efforts to complete an initial public offering within 120 days after the closing of the restructuring. If we do not complete the initial public offering within 240 days after the closing of the restructuring, the members’ obligations under the agreement may be suspended until we have completed our initial public offering, at which point the obligations under the agreement will be reinstated in full as if they had never been suspended. This 240-day period may be extended under certain circumstances. As a result, we intend to commence planning for an initial public offering after the completion of the restructuring. However, there are many issues that are outside of our control, such as market factors, that could prevent us from completing an initial public offering, and we may never do so.

Q:	What is the recommendation of the boards of directors of Visa International, Visa U.S.A. and Visa Canada to their respective members regarding the restructuring?

A:	Each of the boards of directors of Visa International, Visa U.S.A. and Visa Canada recommends that their respective members vote in favor of the restructuring and the other proposals described in this proxy statement-prospectus. In addition, each of the regional boards of directors of the unincorporated regions of Visa AP, Visa LAC and Visa CEMEA has recommended the restructuring to the Visa International board of directors.

Q:	If I am a member in one of the unincorporated regions and thus have a membership interest in Visa International, what will happen to my membership interest in Visa International in the restructuring?

A:	In the restructuring, the bylaws of Visa International will be amended so that members of Visa International affiliated with one of the unincorporated regions (other than a sponsored member) will have an equity and a non-equity interest in Visa International. The equity interest will represent such members’ voting and economic rights in Visa International, and the non-equity interest will represent such members’ commercial and other rights and obligations regarding participation in the Visa payments system. The equity interests will be converted into LLC interests in a transitory limited liability company, or VI LLC, and will be subsequently reallocated. As soon as practicable after this reallocation, VI LLC will be merged out of existence into Visa Inc. As a result of the VI LLC merger, those reallocated LLC interests will then be converted into the right to receive shares of common stock in Visa Inc. The class of common stock that such members will receive upon the closing of the restructuring will correspond to the geographic Visa region with which they are associated. The non-equity interests of such members in Visa International will continue to be outstanding following the restructuring. For more information about the eligibility of our members to participate in the restructuring, see “The Global Restructuring Agreement—The Restructuring—Equity Allocation to Members of Visa International in the Unincorporated Regions and Subsequent Adjustment.”

Q:	What will happen to my Visa U.S.A. membership interest in the restructuring?

A:	In the restructuring, the bylaws and certificate of incorporation of Visa U.S.A. will be amended so that you will have equity and non-equity interests in Visa U.S.A. Your equity interest will represent your voting and economic rights in Visa U.S.A., and your non-equity interest will represent your commercial and other rights and obligations regarding participation in the Visa payments system. Your equity interest in Visa U.S.A. will be converted into the right to receive shares of class USA common stock in Visa Inc. upon the closing of the restructuring. Your non-equity interest in Visa U.S.A. will continue to be outstanding following the restructuring.

Q:	What will happen to my Visa Canada membership interest in the restructuring?

A:	No membership interests in Visa Canada will survive the restructuring. Visa Canada members will enter into Canadian services agreements and related agreements with Visa Canada, which will embody their commercial and other rights and obligations regarding participation in the Visa payments system. Their remaining membership rights will, if they so elect, be transferred to Visa Inc. in exchange for class Canada common stock. Those membership interests not exchanged will be converted into series B common shares of Visa Canada when it becomes an Ontario share capital corporation and, as part of the amalgamation of Visa Canada and Visa Canada merger sub, will ultimately become class Canada common stock of Visa Inc.

Q:	Why is Visa Inc. issuing different classes of common stock to equity members from each of the different geographic regions?

A:	Visa Inc. is issuing a separate class of common stock to the equity members of each of the different Visa geographic regions in order to give effect to the true-up process described below and the provisions regarding the election of the regional members of the Visa Inc. board of directors.

Q:	How many shares of Visa Inc. common stock will I receive?

A:	The accompanying form of proxy to consent, in the case of members of Visa International and Visa U.S.A., or the accompanying form of proxy to vote, in the case of members of Visa Canada, sets forth the class and an estimate of number of shares of common stock that each equity member will receive upon the closing of the restructuring. Both the class and number of shares of common stock that you receive upon the closing of the restructuring are subject to subsequent adjustment in the true-up process, as described below.

Q:	How were the shares of Visa Inc. stock initially allocated among the various geographic regions?

A:	The initial allocation of shares of common stock among the regions other than Visa Europe, which we refer to as the participating regions, was determined under a methodology that was agreed upon among the participating regions. It was based upon the projected net income to be contributed by each participating region in fiscal 2008. The same methodology was applied to the unincorporated regions of Visa AP, Visa LAC and Visa CEMEA, as was applied to Visa Canada and Visa U.S.A. In addition, there were certain negotiated adjustments that were made to the allocations to reflect, among other things, potential operating synergies and one-time adjustments to financial projections. The initial allocation of shares upon the closing of the restructuring is subject to subsequent conversion and reallocation as a result of the true-up process in order to better reflect the actual net revenue contribution of each participating region. The consideration to be received by Visa Europe was the result of a negotiation between the participating regions in Visa Inc., on the one hand, and Visa Europe, on the other hand. Upon the completion of the restructuring, Visa Europe will receive class EU (series I) and class EU (series III) common stock that represents, without giving effect to any outstanding class EU (series II) common stock issued to Visa Europe, 8.4% of the outstanding shares of Visa Inc. common stock. Visa Europe will also receive class EU (series II) common stock representing 3.60% of our outstanding common stock, plus an additional number of shares of class EU common stock in order to gross up Visa Europe’s percentage ownership to at least 10% after giving effect to the outstanding shares of our class USA common stock that will be held by Visa U.S.A. This results in Visa Europe owning 11.70% of the outstanding shares of Visa Inc. common stock, of which 3.60% (plus any additional shares of class C (series II) common stock that may be issued in the future to Visa Europe) is in the form of class C (series II) common stock that is redeemable for an aggregate amount of $1.146 billion (less any dividends or distributions paid upon such shares and imputed interest on such dividends or distributions) upon the later of one year after the closing of the restructuring or the completion of our initial public offering.

Q:	What is the percentage of shares that has been allocated to my region?

A:	The shares of common stock that will be issued at the restructuring closing will initially be allocated on a regional basis as follows:

Region	Shares issued and outstanding after restructuring closing (not giving effect to the true-up)		Percentage ownership (not including VE’s class EU (series II) shares)		Percentage ownership (including VE’s class EU (series II) shares)
Visa U.S.A.(1)	426,390,481		57.06%		55.01%
Visa AP	119,100,481		15.94%		15.37%
Visa LAC	80,137,915		10.73%		10.34%
Visa CEMEA	36,749,698		4.92%		4.74%
Visa Canada	22,034,685		2.95%		2.84%
Visa Europe (2)	62,762,788		8.40%		8.10%
Visa Europe (3)	27,904,464		—		3.60%

Visa Europe Total		90,667,252		8.40%		11.70%

Total	775,080,512		100.00%		100.00%

(1)	Excluding shares of class USA common stock held by Visa U.S.A.

(2)	Excluding shares of class EU (series II) common stock, but including 549,587 shares of class EU (series III) common stock issued to VESI, a subsidiary of Visa Europe.

(3)	Class EU (series II) shares.

v

This initial allocation of shares will be subject to subsequent conversion into class C common stock or, in the case of Visa U.S.A. common stock, into class B common stock and reallocation in connection with the true-up. Thus, each equity member may receive a greater or lesser number of shares at that time.

Q:	What is the true-up process and how does it work?

A:	The initial allocation of shares was based primarily on each participating region’s projected net income contribution to the overall Visa enterprise in fiscal 2008, plus certain negotiated adjustments, which we refer to as the baseline amount. In order to reflect relative actual performance against projections, there will be a subsequent conversion and reallocation of shares, which we refer to as the true-up process, based on each participating region’s relative under- or over-achievement beyond certain percentage limits. For further information about the true-up process, see “Summary—True-Up of Merger Consideration” and “The Global Restructuring Agreement—The Restructuring—True-Up of Merger Consideration.”

Q:	Within my participating region, how was the number of shares that I will receive calculated?

A:	The allocation of shares among a participating region’s financial institution members will differ from region to region.

With regard to Visa U.S.A., the shares will be allocated to each member of Visa U.S.A. in accordance with the Visa U.S.A. membership proportion as defined in the Visa U.S.A. certificate of incorporation.

With regard to Visa Canada, the shares will be allocated to each member of Visa Canada based on its Visa card sales volume (as defined in the bylaws of Visa Canada) for the period from October 1, 1990 to the September 30 immediately preceding the date on which the restructuring is consummated.

With regard to Visa AP, Visa LAC and Visa CEMEA, the shares will be allocated to eligible members of Visa International affiliated with such regions in accordance with a formula based on net fees paid by each financial institution member entitled to receive shares and the total payments volume and cash volume, which we refer to as total volume, of each such financial institution member. The formula measures the net fees paid by, and total volume of, a member financial institution entitled to receive shares in proportion to the aggregate net fees paid by, and total volumes of, all such member financial institutions within the applicable unincorporated region. The net fees and total volume components are weighted equally in determining the equity allocation of each eligible financial institution member of each of Visa AP, Visa LAC and Visa CEMEA. At the restructuring closing, the eligible financial institution members of Visa AP, Visa LAC and Visa CEMEA will receive an initial allocation of shares based upon net fees and total volume for each such region beginning on October 1, 2001 and ending on June 30, 2007. This initial allocation will be subject to adjustment based on the net fees and total volume of each member in proportion to the aggregate net fees and aggregate total volumes for all members within the applicable region during the period from October 1, 2001 through the last day of the measurement period for the true-up.

Visa Europe has advised us that the methodology for distributing shares to its members has not yet been determined.

Q:	Are there any restrictions on my ability to sell or transfer my shares of Visa Inc.?

A:	Yes. Following the restructuring, all of the shares of our common stock will be subject to a prohibition on transfer, with limited exceptions, until the third anniversary of the completion of a Visa Inc. initial public offering; provided, however, that in the case of the shares issued to members of Visa U.S.A., the shares will not be able to be transferred, subject to limited exceptions, until the later of the third anniversary of the completion of a Visa Inc. initial public offering or the final resolution of the covered litigation.

Q:	Will I continue to have voting rights following the restructuring?

A:	Yes. Until the completion of an initial public offering of Visa Inc. common stock, each holder of Visa Inc. common stock will be entitled to vote on all matters submitted to the stockholders for a vote.

Prior to our initial public offering, in connection with the true-up process, all of the shares of Visa Inc. common stock will be converted into a new class of common stock.

•	Shares held by members of Visa U.S.A. will be converted into shares of class B common stock.

•	Shares held by members of the AP, LAC, CEMEA and Canada regions will be exchanged for or converted into shares of class C (series I) common stock.

•

Shares held by Visa Europe will be converted into shares of class C (series II) common stock and class C (series III) common stock, and shares held by VESI will be converted into shares of class C (series IV) common stock. The class C (series III) common stock held by Visa Europe (together with the class C (series IV) common stock held by VESI) will represent the initial 8.1% interest in Visa Inc. to be held by Visa Europe and VESI. The class C (series II) common stock held by Visa Europe will represent an additional 3.6% interest in Visa Inc. These shares of class C (series II) common stock will generally not be entitled to vote on any matters, and will be subject to redemption.

Upon the completion of our initial public offering of Visa Inc. class A common stock, holders of class B common stock and class C common stock will cease to have voting rights, except in the case of certain extraordinary transactions and as may be required under Delaware law.

Each class of our common stock will vote on an as converted basis, which means that each class will be entitled to a number of votes equal to the number of shares of class A common stock into which such shares are convertible. The shares of our class B common stock and class C common stock will initially convert into class A common stock on a one-to-one basis, subject to adjustments for stock splits, stock dividends and the like. In addition to adjustments for stock splits, stock dividends and the like, the conversion ratio for the shares of our class B common stock may be adjusted in connection with our retrospective responsibility plan, as described below.

Q:	After the closing of the restructuring, what will Visa Europe’s relationship be to Visa Inc.?

A:	Unlike Visa International, Visa U.S.A. and Visa Canada, Visa Europe will remain a separate entity and will not become a subsidiary of Visa Inc. in the restructuring. Visa Europe will retain its current structure as a U.K. limited liability company and will become a stockholder of Visa Inc. Visa Europe will also become an exclusive licensee of Visa Inc.’s trademarks and technology in Visa Europe’s region, and Visa Inc. and Visa Europe will provide each other with services.

Q:	Why is Visa Europe not becoming a wholly owned subsidiary of Visa Inc.?

A:	Visa Europe believes that by being owned and governed by its European member financial institutions, it will be best positioned to serve a borderless payment market in Europe, meet the goals of its member financial institutions, consumers and merchants, and support the European Union’s vision of a Single Euro Payments Area, or SEPA.

Q:	Will the restructuring affect the rules for qualification as a member of Visa International, Visa U.S.A. or Visa Canada?

A:	The rules for the qualification of members of Visa International and Visa U.S.A. will not change as a result of the restructuring. Visa Canada will no longer have members; instead, Visa Canada’s relationship with former members of Visa Canada will be governed by services agreements.

Q:	How will the restructuring affect my existing agreement(s) with Visa?

A:	In general, and in the absence of a specific contractual provision requiring consent or notice in connection with a transaction like the proposed restructuring, your existing agreement(s) will not be affected by the restructuring.

Q:	What proposals are the members of Visa International and Visa U.S.A. being asked to approve?

A:	Members of Visa International and Visa U.S.A. are being asked to approve the following proposals:

First, a proposal to adopt and approve the restructuring agreement. Specifically, the members of Visa International are being asked to approve the mergers through which Visa International will become a wholly owned subsidiary of Visa Inc. and the members of Visa U.S.A. are being asked to approve the merger through which Visa U.S.A. will become a wholly owned subsidiary of Visa Inc.

Second, the members of Visa International and Visa U.S.A. are being asked to approve the Visa Inc. 2007 Equity Incentive Compensation Plan for Visa Inc., which we refer to as the equity incentive plan.

In lieu of a special meeting of Visa International or Visa U.S.A., action on the restructuring proposal and equity incentive plan proposal will be taken by written consent of the respective members of each entity. In order to be effective, written consents must be received by .

Q:	What proposals are the shareholders of Visa Canada being asked to vote “FOR”?

A:	Members/Shareholders of Visa Canada are being to asked to vote “FOR” the following proposals:

First, a resolution, to be approved by a majority of all votes eligible to be cast at the meeting, approving the restructuring agreement.

Second, a resolution, to be approved by 80% of all votes eligible to be cast at the meeting, amending the bylaws of Visa Canada to permit the transferability of members’ interests and to make other amendments to accommodate the restructuring.

Third, a resolution, to be approved by 80% of all votes eligible to be cast at the meeting, authorizing the application for supplementary letters patent to permit the transferability of members’ interests.

Fourth, a resolution, which we refer to as the conversion resolution, to be approved by 80% of all votes eligible to be cast at the meeting, authorizing the application for supplementary letters patent and the filing of articles of amendment and restated articles of incorporation to convert Visa Canada into a share capital corporation, to be named Visa Canada Inc., under the Business Corporations Act (Ontario), or the OBCA.

Fifth, a special resolution, which we refer to as the amalgamation resolution, under the OBCA, to be approved by 66 2/3% of the votes cast by the holders present and voting in person or by proxy of the shares of Visa Canada to be outstanding after the conversion referred to above, approving the amalgamation of Visa Canada Inc. and Visa Canada merger sub, a wholly owned subsidiary of Visa Inc.

Sixth, a resolution, to be approved by the members holding membership interests in Visa International, Visa U.S.A. and Visa Canada which, assuming the completion of the restructuring, would represent a majority of the outstanding shares of Visa Inc., approving the adoption of the equity incentive plan.

Q:	When and where will the special meeting for Visa Canada take place?

A:	The special meeting will be held on , 2007, at 12:00 p.m. (Eastern Standard Time) at the Offices of Visa Canada, Suite 3170, Scotia Plaza, 40 King Street West, Toronto, Ontario.

Q:	What approvals are required to approve the restructuring?

A:	The adoption and approval of the restructuring agreement and the Visa International merger requires the written consent of members of Visa International representing a majority of the votes of the members that would be entitled to vote on such proposals at a meeting of the members of Visa International.

The adoption and approval of the restructuring agreement and the Visa U.S.A. merger requires the written consent of members representing a two-thirds majority of the total voting power of the members that would be entitled to vote on such proposals at a meeting of the members of Visa U.S.A.

The approval of 80% of all votes eligible to be cast at the meeting of Visa Canada members will be required to implement the restructuring in Canada; as well as 66 2/3% of the votes cast by holders of shares of Visa Canada after the conversion referred to above that are present in person or by proxy at the meeting.

Q:	Why am I being asked to approve the Visa Inc. 2007 Equity Incentive Compensation Plan?

A:	We believe that encouraging stock ownership by our employees and directors helps align their interests with those of our stockholders and helps us attract, motivate and retain employees and directors. Accordingly, we expect that this plan will promote our long-term success and increase stockholder value. The equity incentive plan would allow us to grant stock options, restricted stock and other stock-based awards. Some of the awards under this plan would provide opportunities for beneficial tax treatment to our employees if this plan is approved by our members.

Q:	What approvals are required to approve the equity incentive plan?

A:	To approve the equity incentive plan, we are seeking the approval of the members holding membership interests in Visa International, Visa U.S.A. and Visa Canada, which, assuming the completion of the restructuring, would represent a majority of the outstanding shares of common stock of Visa Inc. immediately after the closing. We are also obtaining the approval of the equity incentive plan by Visa International, the sole stockholder of Visa Inc. prior to the restructuring.

Q:	How do members of Visa International and Visa U.S.A. submit their proxies to consent?

A:	After you have carefully read this entire proxy statement-prospectus, please submit your proxy in any one of the following ways:

•

By Internet. Log on to the following web site:     . In order for us to verify your identity, you will be asked to provide your     -digit control number (located in the bottom left corner of the form of proxy accompanying this proxy statement-prospectus). Once you have provided your     -digit control number please follow the instructions that are provided online in order to submit your proxy to consent over the Internet;

•

By Phone. Call the following phone number:     . In order for us to verify your identity, you will be asked to provide your     -digit control number (located in the bottom left corner of the form of proxy accompanying this proxy statement-prospectus). Once you have provided your     -digit control number a representative will walk you through the instructions to submit your proxy over the phone; or

•	In Writing. Sign and date the form of proxy accompanying this proxy statement-prospectus and return it by:

•	E-mail. Send a portable document format (PDF) copy of both sides of the completed proxy to the following e-mail address: ;

•	Fax. Send a copy of both sides of the completed proxy to the following toll-free fax number ; or

•	Mail. Send the completed proxy in the provided postage-paid envelope or courier pouch.

Q:	Can members of Visa International and Visa U.S.A. revoke their proxies once given?

A:	Any proxy given by a member of Visa International or Visa U.S.A. may be revoked at any time before consents from members representing the requisite number of votes required to adopt and approve the matters under consideration are delivered to Visa International or Visa U.S.A., respectively. Proxies may be revoked by delivering a notice of revocation of consent to in the case of Visa International or in the case of Visa U.S.A.

Q:	How do members/shareholders of Visa Canada vote?

A:	A registered member of Visa Canada may attend the meeting and vote in person. After the conversion resolution becomes effective, a registered member of Visa Canada that has not exchanged its membership interest for Visa Inc. class Canada common stock automatically becomes a registered shareholder of Visa Canada Inc. and can also vote on the amalgamation resolution in person at the meeting. Alternatively, a registered member/shareholder may by means of a proxy appoint a person as nominee to attend and act at the meeting on the member/shareholder’s behalf. A proxy must be executed by the member/shareholder. Proxies must be deposited with Visa Canada.

Q:	Can members/shareholders of Visa Canada change their vote?

A:	A registered member of Visa Canada can change its vote by submitting a new proxy to Visa Canada no later than on or by attending the meeting and voting its interests/shares in person. A registered member of Visa Canada may also revoke its proxy by delivering written notice to Visa Canada on or before or to the Chairman of the meeting at the meeting.

Q:	When do you expect to complete the restructuring?

A:	We anticipate that the restructuring will be completed as soon as practicable after all of the conditions to the restructuring are satisfied, including the requisite approval of the members of Visa International, Visa U.S.A. and Visa Canada of the restructuring agreement, the receipt of certain U.K. and Canadian tax approvals and the receipt of all other required governmental or other consents.

Q:	What will happen if the members do not approve the proposed transactions?

A:	If the restructuring does not receive the requisite approvals, or if the restructuring is not completed for any reason, the boards of directors of Visa International, Visa U.S.A. and Visa Canada intend to continue to operate these companies in their current forms.

Q:	What are my rights if I vote against or do not consent to the proposed transactions, but the proposed transactions are nevertheless approved by the requisite approval of members of Visa International, Visa U.S.A. and Visa Canada?

A:	The restructuring will be completed if all of the applicable conditions contained in the restructuring agreement are satisfied, including the requisite approvals by the members of Visa International, Visa U.S.A. and Visa Canada. A Visa Canada shareholder may dissent with respect to the amalgamation by following certain procedures described in this proxy statement-prospectus. If the amalgamation of Visa Canada is completed, a dissenting shareholder that has complied with the procedures will be entitled to be paid the fair value of its common shares of Visa Canada. However, pursuant to Delaware law, members of Visa International and Visa U.S.A. will not be entitled to appraisal rights or similar rights in connection with the Visa International merger or the Visa U.S.A. merger. Members of Visa International, Visa U.S.A. or Visa Canada that have the right to consent or vote, but do not do so, will nevertheless have the right to receive Visa Inc. common stock in connection with the restructuring, unless (in the case of Visa Canada shareholders) they exercise their dissent rights.

Q:	What are the U.S. federal income tax consequences of the restructuring and the true-up?

A:	We have not requested that the U.S. Internal Revenue Service issue a ruling on the restructuring and the true-up. However, based on the opinion of our special tax counsel, we believe that, subject to the assumptions, qualifications and limitations set forth in “United States Federal Income Tax Considerations,” the members of Visa International and the members of Visa U.S.A. will not recognize any gain or loss for U.S. federal income tax purposes in connection with the restructuring and the true-up, except that any such member may recognize imputed interest income with respect to a portion of any Visa Inc. stock received in connection with the true-up.

x

If a stockholder is not a United States person for U.S. federal income tax purposes, Visa Inc. may be required to withhold U.S. federal income tax at a rate of 30% of the imputed interest, or, if applicable, at a lower treaty rate. Members should consult their local tax advisors regarding the potential U.S. federal tax consequences, as well as the potential U.S. state and local tax consequences, of the restructuring and the true-up.

Q:	What are the tax consequences of the restructuring and the true-up other than with regard to U.S. federal income tax?

A:	Members of Visa International, Visa Europe, Visa U.S.A. and Visa Canada may be required to recognize income, revenue, gain or loss in connection with the restructuring and the true-up in jurisdictions outside the United States, as well as in any United States state and local jurisdictions. Members should consult their local tax advisors regarding the potential non-U.S. tax consequences, as well as the potential U.S. federal, state and local tax consequences, of the restructuring and the true-up.

Q:	What are the accounting implications of the restructuring for members?

A:	Members of Visa International, Visa U.S.A. and Visa Canada should consult their financial advisors regarding the potential accounting implications of the restructuring.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement-prospectus, please complete, sign and date your form of proxy and return it in accordance with the instructions above.

Q:	What happens if I don’t submit a proxy or vote?

A:	Except with respect to Visa Canada shareholder approval of the amalgamation resolution, if you do not return a consent or proxy it will have the same effect as voting against the proposals. Therefore, it is very important that you register your approval by one of the methods outlined above.

Q:	Who can help answer my questions?

A:	If you have questions about this document, you should contact:

Visa Inc.

P.O. Box 8999

San Francisco, CA 94128-8999

or our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire document and the other documents to which this proxy statement-prospectus refers you in order to fully understand the restructuring and the related transactions. See “WHERE YOU CAN FIND MORE INFORMATION” on page 375. Each item in this summary refers to the page of this proxy statement-prospectus on which that subject is discussed in more detail.

The Global Restructuring Agreement (Page 89)

The boards of directors of Visa International, Visa U.S.A., Visa Canada and Visa Europe have approved a restructuring agreement that contemplates a series of transactions through which Visa International, Visa U.S.A., Visa Canada and Inovant will become subsidiaries of a Delaware stock corporation, Visa Inc. Each of the boards of directors of Visa International, Visa U.S.A. and Visa Canada recommends that its members vote to approve the restructuring proposal. The restructuring agreement contemplates that Visa Europe will remain a separate entity and become a stockholder of Visa Inc. In the restructuring, Visa Inc. will issue shares of common stock to the financial institution members of Visa U.S.A., to eligible financial institution members of Visa International affiliated with the Visa AP, Visa LAC and Visa CEMEA regions, to the financial institution members of Visa Canada and to Visa Europe and VESI. After the restructuring, Visa Inc. will conduct its global payments business through its subsidiaries, including Visa International, Visa U.S.A., Visa Canada and Inovant.

In the restructuring, the bylaws of each of Visa International and Visa U.S.A. will be amended and restated so that certain members of Visa International (other than Visa Europe and Visa Canada) and of Visa U.S.A. will have an equity membership interest representing voting and economic rights in Visa International or Visa U.S.A., respectively, and a non-equity membership interest, representing the commercial and other rights and obligations with regard to participation in the Visa payments system as a member of Visa International or Visa U.S.A., respectively.

As a result of the Visa International merger, the equity membership interests in Visa International will be converted into LLC interests in Visa International Transition LLC, a transitory entity, which we refer to as VI LLC, and will be subsequently reallocated to reflect the agreed-upon initial ownership percentages in Visa Inc. As a result of the VI LLC merger, those LLC interests will then be converted into the right to receive shares of common stock in Visa Inc.

The class of common stock that you will receive at the closing of the restructuring will correspond to the geographic Visa region with which you are associated. Non-equity interests in Visa International or Visa U.S.A., representing commercial and other rights and obligations regarding participation in the Visa payments system, will continue to be outstanding following the restructuring. The following is a discussion of the legal steps that we will take to achieve these economic results.

Visa International Merger

In what we refer to as the Visa International merger, VI Merger Sub, Inc., a Delaware non-stock corporation and wholly owned subsidiary of VI LLC, which we refer to as VI merger sub, will be merged with and into Visa International, and Visa International will continue as the surviving corporation after the effectiveness of the Visa International merger. Upon the effectiveness of the Visa International merger, each of the outstanding equity membership interests held by members of Visa International (other than Visa Canada and Visa Europe) will be canceled in consideration of the issuance of limited liability company interests in VI LLC, which are substantially similar to the equity membership interests formerly held by such members and which we refer to as LLC shares. Such LLC shares will be issued ratably in accordance with the respective equity membership interests in Visa International.

Visa Europe’s entire membership interest in Visa International will be canceled, and Visa Europe will be issued LLC shares. In addition, prior to the Visa International merger, Visa Canada will cease to be a member of Visa International at the same time as its commercial and other rights and obligations regarding participation in the Visa payments system will be embodied in a regional service agreement. Thus, Visa Europe and Visa Canada will not retain any non-equity membership interests in Visa International following this merger and the restructuring. Instead, the rights and obligations of Visa Europe and Visa Canada with regard to participation in the Visa payments system will be governed by, in the case of Visa Europe, the framework agreement and, in the case of Visa Canada, the regional services agreement and certain other agreements between Visa Inc., Visa International and Visa Canada. For a description of the agreements we are entering into with Visa Europe and Visa Canada, see “Material Contracts—The Framework Agreement,” “—The Put-Call Option Agreement” and “The Global Restructuring Agreement—The Restructuring—The Canada Transaction Documents.”

Promptly after the effectiveness of the Visa International merger, the LLC shares will be converted and reallocated as regional classes of limited liability interests in VI LLC corresponding to five Visa geographic regions, reflecting the initial allocation to members of VI LLC of shares of Visa Inc., as follows:

(i)	in the case of Visa U.S.A., 127,800,553 class USA LLC shares;

(ii)	in the case of Visa Europe, 62,213,201 class EU (series I) LLC shares and 27,904,464 class EU (series II) LLC shares;

(iii)	in the case of each eligible member of Visa International associated with the Visa AP region, a number of class AP LLC shares equal to 119,100,481 multiplied by such member’s initial ownership percentage, which is calculated based upon such member’s historical fees and total volume as compared with the historical fees and total volume of other eligible members of Visa International associated with the Visa AP region;

(iv)	in the case of each eligible member of Visa International associated with the Visa LAC region, a number of class LAC LLC shares equal to 80,137,915 multiplied by such member’s initial ownership percentage, which is calculated based upon such member’s historical fees and total volume as compared with the historical fees and total volume of other eligible members of Visa International associated with the Visa LAC region; and

(v)	in the case of each eligible member of Visa International associated with the Visa CEMEA region, a number of class CEMEA LLC shares equal to 36,749,698 multiplied by such member’s initial ownership percentage, which is calculated based upon such member’s historical fees and total volume as compared with the historical fees and total volume of other eligible members of Visa International associated with the Visa CEMEA region.

After this reallocation, VI LLC will be merged with and into Visa Inc., Visa Inc. will continue as the surviving corporation, the regional classes of LLC shares will be canceled and, in consideration for such cancellation, Visa Inc. will issue to the former holders thereof, on a one-to-one basis, shares of common stock of Visa Inc. corresponding to the same five geographic regions: (i) class USA common stock; (ii) class EU (series I) common stock and class EU (series II) common stock; (iii) class AP common stock; (iv) class LAC common stock; and (v) class CEMEA common stock.

Visa U.S.A. Merger

Visa U.S.A. merger sub is a newly formed Delaware non-stock corporation and wholly owned subsidiary of Visa Inc. On the business day immediately following the date on which the VI LLC merger occurs, Visa U.S.A. merger sub will be merged with and into Visa U.S.A., which we refer to as the Visa U.S.A. merger, and Visa U.S.A. will continue as the surviving non-stock corporation. Upon the effectiveness of the Visa U.S.A. merger: (i) each of the outstanding equity membership interests in Visa U.S.A. will be canceled in consideration for the issuance to the holder thereof of a number of shares of our class USA common stock equal to 426,390,481 multiplied by such holder’s initial Visa Inc. ownership percentage, which will be equal to the member’s membership proportion as defined in the Visa U.S.A. certificate of incorporation; and (ii) each of the non-equity membership interests in Visa U.S.A. will continue to be issued and outstanding after the closing of the restructuring.

Visa Canada Restructuring

Prior to the Visa International merger, the charter of Visa Canada will be amended to permit Visa Canada membership interests to be transferable, and the bylaws of Visa Canada will be amended to accommodate the vesting of the commercial and other rights and obligations regarding participation in the Visa payments system of members of Visa Canada in service agreements. Prior to the Visa International merger, Visa Canada will surrender to Visa International its entire membership in Visa International, and at the same time Visa International and Visa Inc. will enter into a regional services agreement with Visa Canada to continue Visa Canada’s existing commercial rights with respect to the Visa payments system. At the closing of the restructuring, Visa Canada will offer to its members the opportunity to enter into separate services agreements with Visa Canada; Visa Canada and Visa International will offer to members of Visa Canada the opportunity to enter into separate trademark agreements with Visa International; and Visa Inc. will offer to members of Visa Canada the opportunity to enter into a support agreement with Visa Inc., all of which agreements are designed to enable members of Visa Canada to continue their existing commercial rights with respect to the Visa payments system.

On the business day after the date on which the VI LLC merger occurs, each eligible member of Visa Canada that has elected to do so will be entitled to exchange its membership interest in Visa Canada with Visa Inc. for a number of shares of Visa Inc. class Canada common stock equal to 22,034,685 multiplied by such member’s initial ownership percentage, which will be such member’s card sales volume (as defined in the bylaws of Visa Canada) during the period from October 1, 1990 through the September 30 immediately preceding the closing of the restructuring, expressed as a percentage of the aggregate card sales volume of all eligible members of Visa Canada during such period. Immediately following such exchanges, Visa Canada will be converted from a non-share capital corporation to a for-profit share capital corporation governed by the OBCA, with Visa Inc. receiving, as a member of Visa Canada, series A common shares of the converted Visa Canada, and eligible members of Visa Canada that did not previously elect to exchange their membership interests as described above receiving series B common shares of the converted Visa Canada. Visa Inc. will then transfer its series A common shares of Visa Canada to Visa Canada merger sub in exchange for common shares of Visa Canada merger sub.

As soon as practicable after the conversion of Visa Canada described above, Visa Canada, Visa Canada merger sub, which is a wholly owned subsidiary of Visa Inc., and Visa Inc. will enter into an amalgamation agreement, pursuant to which Visa Canada and Visa Canada merger sub will be amalgamated and, upon completion of the redemption referred to below, the combined entity formed by the Visa Canada amalgamation will become a wholly owned subsidiary of Visa Inc. Upon the effectiveness of the Visa Canada amalgamation, all of the outstanding share capital of Visa Canada (other than the series A common shares held by Visa Canada merger sub) will be converted into redeemable preferred shares of the combined entity in the Visa Canada amalgamation, which will be immediately redeemed for (and Visa Inc. will issue to each eligible Visa Canada member then a shareholder of Visa Canada) a number of shares of our class Canada common stock equal to 22,034,685 multiplied by each eligible Visa Canada member’s initial Visa Inc. ownership percentage, all of the outstanding share capital of Visa Canada merger sub will be converted into 100 common shares of the combined entity formed in the Visa Canada amalgamation, and the series A common shares of Visa Canada held by Visa Canada merger sub will be canceled without payment. Upon the effectiveness of the Visa Canada amalgamation, the bylaws of Visa Canada will be the Visa Canada merger sub bylaws and the directors and officers of Visa Canada merger sub will become the directors and officers of Visa Canada.

Inovant U.S. Holdco Merger; VESI Share for Share Exchange

On the business day after the later to occur of the Visa U.S.A. merger and the Visa Canada amalgamation, Inovant, Inc. will be merged with and into Visa Inc., which we refer to as the Inovant U.S. holdco merger, and Visa Inc. will continue as the surviving corporation after the closing of the Inovant U.S. holdco merger. Upon the effectiveness of the Inovant U.S. holdco merger, all of the outstanding capital stock of Inovant, Inc. will be canceled in consideration for the issuance to Visa U.S.A., which is the sole stockholder of Inovant, Inc., of 3,791,455 shares of our class USA common stock. On the business day immediately after the date of the effectiveness of the Inovant U.S. holdco merger, VESI will deliver to Visa Inc. all of the limited liability company interests in Inovant then owned by VESI, in exchange for 549,587 shares of our class EU (series III) common stock.

True-Up of Merger Consideration

The initial allocation of shares of Visa Inc. common stock was determined under a methodology that was agreed upon among the participating regions. It was based primarily on each participating region’s projected net income contribution to the overall Visa enterprise in fiscal 2008. In addition, there were some negotiated adjustments that were made to the allocations to reflect, among other things, potential operating synergies and one-time adjustments to financial projections. In order to better reflect relative actual performance against projections, there will be a subsequent conversion and reallocation of shares, which we refer to as the true-up, based on each participating region’s relative under- or over-achievement of its net revenue targets beyond certain percentage limits, which we refer to as tolerance bands, of its net revenue targets for the relevant four-quarter period, which we refer to as the measurement period. As a result of the true-up, each of the regional classes of common stock will be converted into class C common stock or, in the case of the class USA common stock, class B common stock, prior to the initial public offering of our common stock. Because the true-up calculation is based on relative financial performance among the regions, it is possible that a region could meet or exceed its net revenue goals and be allocated fewer shares as a result of the true-up if other regions were to outperform their revenue targets by a greater percentage.

If a participating region’s actual net revenue during the measurement period is not over 104% of its estimated net revenue and not below 98% of its estimated net revenue for such period, then that region’s applicable multiplier will be 1.0, and no adjustment will be made to that region’s baseline amount. If a region exceeds or falls short of its net revenue targets by an amount in excess of these tolerance band percentages, then the region’s applicable multiplier will equal the percentage difference between the actual and projected net revenues for the measurement period multiplied by 1.5. The upper tolerance band percentage will be increased from 104% to 108% if a region exceeds its marketing budget by more than 30% during the measurement period. The lower tolerance band percentage will be adjusted from 98% to 96% if the participating region’s actual marketing expense is less than 70% of the participating region’s projected marketing expense during the measurement period. The region’s adjusted amount equals the baseline amount multiplied by the applicable multiplier, plus an additional, negotiated amount for, among other things, a negotiated portion of the overall expected cost savings relating to the restructuring. Each participating region’s percentage ownership after the true-up will equal this adjusted amount as a percentage of the aggregate adjusted amounts of all the participating regions, multiplied by 0.916 (to exclude Visa Europe’s 8.4% interest represented by the class EU (series I) and class EU (series III) common stock of Visa Inc. from the true-up calculation).

The measurement period will be the four quarters ending September 30, 2008; provided, however, that if Visa Inc. files a registration statement on Form S-1 for an initial public offering prior to the end of fiscal 2008, then the measurement period will be the four-quarter period ending with (and including) the latest quarter for which financial statements are included in the registration statement on Form S-1 on the date it is declared effective by the United States Securities and Exchange Commission, or SEC. In no event, however, will the measurement period be any earlier than the four quarters ending September 30, 2007.

In addition, the allocation of shares among the financial institutions that are members of the Visa AP, Visa LAC and Visa CEMEA regions is also subject to a separate adjustment in connection with the final allocation of shares within the unincorporated regions, as described below, based on the relative performance of each financial institution within the Visa AP, Visa LAC and Visa CEMEA regions, respectively, compared to the financial performance of all of the other financial institutions within its respective region during the measurement period. For more information about the true-up process, see “The Global Restructuring Agreement—The Restructuring—True-Up of Merger Consideration.”

The following is a diagram showing the organization and ownership of Visa Inc. and its significant subsidiaries immediately after giving effect to the restructuring described above:

Retrospective Responsibility Plan (Page 96)

Our retrospective responsibility plan addresses potential liabilities arising from the litigation described under the heading “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation,” which we refer to as the covered litigation.

Upon the completion of the initial public offering of Visa Inc. common stock, we will deposit a portion of the proceeds of the offering in an amount determined by the litigation committee (as described below) in an escrow account from which settlements of, or judgments in, the covered litigation would be paid.

The net initial public offering proceeds less the sum of: (i) the initial escrow amount, (ii) any funds retained by Visa Inc. for general working capital purposes and (iii) the $1.146 billion that is designated to redeem the Visa Europe class C (series II) shares, will be used to redeem a portion of the shares of class B common stock and the shares of class C common stock (other than class C (series II) common stock). The redemption price for these shares will equal the net initial public offering price per share.

The shares of class B common stock that are retained by Visa U.S.A. members and that are not redeemed out of the proceeds of the initial public offering will be subject to dilution to the extent of the initial amount of the escrow account. This dilution of the shares of class B common stock will be accomplished through an adjustment to the conversion ratio of the shares of class B common stock. These shares will not be able to be converted into shares of class A common stock or, subject to limited exceptions, transferred until the later of the third anniversary of our initial public offering or the final resolution of the covered litigation. The shares of class C common stock held by members other than the Visa U.S.A. members will not be subject to this dilutive adjustment.

After the completion of our initial public offering and at the request of the litigation committee, we expect to conduct follow-on offerings of our shares of class A common stock, which we refer to as loss shares, if the litigation committee deems it desirable to increase the escrow account. The proceeds from the sale of loss shares would then be deposited in the escrow account and the shares of class B common stock would be subject to additional dilution to the extent of the loss shares through a concurrent adjustment to the conversion ratio of the class B shares.

Any amounts remaining in the escrow account on the date on which all of the covered litigation has been resolved will be released back to us, and the conversion ratio of the shares of class B common stock then outstanding will be adjusted in the holders’ favor through a formula based on the released escrow amount and the market price of our stock.

The litigation committee will be established pursuant to a litigation management agreement between Visa Inc., Visa International, Visa U.S.A. and five individuals who are affiliated with, or acting for, certain Visa U.S.A. members. The litigation committee will: (i) determine the percent of initial public offering proceeds to be deposited in the escrow account; (ii) authorize the sale of loss shares, subject to Visa Inc.’s right to delay the filing or effectiveness of a registration statement relating to such loss shares under certain circumstances; and (iii) recommend or refer the cash payment portion of a proposed settlement of any covered litigation to the Visa U.S.A. board of directors.

Visa U.S.A., Visa International and Visa Inc. have entered into a loss sharing agreement with some of the Visa U.S.A. members, which will be effective as of the restructuring closing date. The loss sharing agreement provides that the Visa U.S.A. members that are parties to the agreement will be responsible for a proportionate share of the liabilities associated with the covered litigation that might otherwise be borne by Visa U.S.A., Visa International or, in certain instances, Visa Inc. This proportionate share of each Visa U.S.A. member will be equal to such member’s membership proportion, as calculated in accordance with Visa U.S.A.’s certificate of incorporation.

Visa U.S.A. previously entered into a judgment sharing agreement with certain of its members that have also been named as defendants in the lawsuit filed by American Express, which we refer to as the Amex judgment sharing agreement. In addition, Visa U.S.A. and Visa International entered into an interchange judgment sharing agreement with certain Visa U.S.A. members that have been named as defendants in the merchant interchange litigation and the Kendall litigation with regard to certain covered litigation. Under these judgment sharing agreements, the Visa U.S.A. members that are signatories will pay their membership proportion of the portion of a final judgment not allocated to the conduct of MasterCard. In the event that a final judgment is enforced against Visa U.S.A. or Visa International in the interchange litigation, the Visa U.S.A. member signatories will reimburse Visa U.S.A. or Visa International for the entire amount of the final judgment so enforced that is allocated to the conduct of MasterCard.

In order to avoid a double payment as a result of the dilutive adjustment in the conversion ratio of the class B shares upon the establishment of the escrow account, Visa U.S.A. members that have made certain payments pursuant to the interchange judgment sharing agreement, the loss sharing agreement or the Amex judgment sharing agreement will be reimbursed from the escrow account.

The members of Visa U.S.A. have indemnification obligations pursuant to Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements. After the closing of the restructuring, these indemnification obligations will continue with respect to the covered litigation, although we currently expect that, after the completion of our initial public offering, the initial escrow account and any additional proceeds from the sale of loss shares, which will subsequently be deposited into the escrow account, will be used first to resolve the covered litigation.

To the extent that the amount of the initial escrow and any additional sale of loss shares is insufficient to fully resolve the covered litigation and reimburse judgment sharing and loss sharing payments by Visa U.S.A.’s members, we will use commercially reasonable efforts to enforce the indemnification obligations of Visa U.S.A.’s members for such excess amount, including but not limited to enforcing indemnification obligations pursuant to the loss sharing agreement, Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements.

Material Contracts with Visa Europe (Page 292)

The Framework Agreement

The relationship between Visa Inc. and Visa Europe will be governed after the restructuring by a framework agreement, which provides for trademark and technology licenses and bilateral services.

(i) Trademark and Technology Licenses

Visa Inc., Visa U.S.A., Visa International and Inovant, as the licensors, will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use the Visa trademarks and technology intellectual property owned by the licensors and certain affiliates within the Visa Europe region for use in the field of financial services, payments, related information technology and information processing services and participation in the Visa system. Visa Europe may sublicense the Visa trademarks and technology intellectual property to its members and other sublicensees, such as processors, for use within Visa Europe’s region and, in certain limited circumstances, outside the Visa Europe region.

From the restructuring closing date until the earlier of: (i) one year from the restructuring closing date; and (ii) the filing of a registration statement on Form S-1 for a Visa Inc. initial public offering, the fee payable for the licenses will be $6 million per quarter. Thereafter until the later of: (i) the date our shares commence trading on an internationally recognized securities exchange; and (ii) 369 days after the Inovant U.S. holdco merger, the fee payable for the licenses will be $142.5 million per year, payable quarterly, which we refer to as the quarterly base fee, reduced by an amount equal to $1.146 billion multiplied by the three-month LIBOR rate plus 100 to 200 basis points. Three years after Visa Europe begins to pay the quarterly base fee, this fee will be increased annually based on the annual growth of the gross domestic product of the European Union. In each case, the quarterly base fee will be reduced by an amount equal to the product of the following: (i) our net initial public offering price per share; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) shares or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; (iii) the three-month LIBOR rate plus 100 to 200 basis points; and (iv) the number of days in that quarter which fall in the post-initial public offering period divided by 365.

Visa Europe must comply with certain agreed global rules governing the use and interoperability of the Visa trademarks and interoperability of Visa Inc.’s systems with the systems of Visa Europe. In addition, the parties will guarantee the obligations of their respective members to settle transactions between such members, service global customers, participate in certain global sponsorships, manage certain global programs, establish rules for servicing global merchants, ensure that their customers and members require acceptance of globally accepted cards, maintain adequate capital levels to support their ongoing business operations and establish and comply with rules relating to the operation of the Visa enterprise. Visa Inc. will indemnify Visa Europe for any claims arising from activities within the field brought outside Visa Europe’s region and Visa Europe will indemnify Visa Inc. for any claims arising from activities within the field brought within Visa Europe’s region. For a description of the trademark and technology license arrangements, see “Material Contracts—The Framework Agreement.”

(ii) Bilateral Services

Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Inovant, Visa Canada and Visa Europe. Visa Inc. will provide Visa Europe on an ongoing basis with authorization services for cross-border transactions involving Visa Europe’s region, on the one hand, and the rest of the world, on the other hand, as well as clearing and settlement system services between Visa Europe’s region and the rest of the world. Until Visa Europe’s regional clearing and settlement system is deployed, Visa Inc. will also provide clearing and settlement system services within Visa Europe’s region. In addition, the parties will share foreign exchange revenues related to currency conversion for transactions involving European cardholders as well as other cross-border transactions that take place in Visa Europe’s region until Visa Europe’s regional clearing and settlement system is deployed, at which time this arrangement will cease. The parties will also use each others’ switching and processing services.

Visa Europe will indemnify Visa Inc. for any claims arising out of the provision of the services brought by Visa Europe’s member banks against Visa Inc., while Visa Inc. will indemnify Visa Europe for any claims arising out of the provision of the services brought against Visa Europe by Visa Inc.’s customer financial institutions.

Put-Call Option Agreement

Upon the consummation of the restructuring, Visa Inc. and Visa Europe will enter into a put-call option agreement under which Visa Europe will provide us with a call option to require Visa Europe to cause its members to convey and deliver to us all of the issued shares of capital stock of Visa Europe. We may exercise the call option at any time following certain triggering events, which consist of severe declines in the number of merchants and the number of automatic teller machines in the Visa Europe region that accept Visa-branded products for the processing of payment transactions, provided that in no event will the call option be exercised prior to the closing of our initial public offering.

In addition, we will grant Visa Europe a put option to require Visa Inc. to purchase from the Visa Europe members all of the issued shares of capital stock of Visa Europe. The put option may be exercised by Visa Europe at any time after the earlier of: (i) 365 days after the consummation of an initial public offering of shares of Visa Inc.; and (ii) 605 days after the closing date of the restructuring. The price per share at which both the call option and the put option are exercisable is based upon a formula that is based upon, among other things, Visa Europe’s projected sustainable twelve month adjusted net operating income and the forward P/E multiple applicable to Visa Inc. common stock at the time the option is exercised, subject to certain adjustments. For a description of the put-call option agreement, see “Material Contracts—The Put-Call Option Agreement.”

Management Following the Restructuring (Page 265)

Joseph Saunders, our Chief Executive Officer and Chairman of our board, is currently serving as the sole director of Visa Inc. From and after the closing of the restructuring and until the closing of our initial public offering, our board of directors will consist of Mr. Saunders, ten independent directors (who will constitute a majority of the total directors) and seven directors drawn from our geographic regions (which we refer to as regional directors) as follows:

(i)	two directors elected by holders of our class USA common stock;

(ii)	one director elected by holders of our class Canada common stock;

(iii)	one director elected by holders of our class AP common stock;

(iv)	one director elected by holders of our class LAC common stock;

(v)	one director elected by holders of our class CEMEA common stock; and

(vi)	one director elected by holders of our voting series of class EU common stock.

We currently anticipate that prior to the mailing of this proxy statement-prospectus we will have appointed our entire board of directors.

Equity Incentive Plan (Page 104)

The equity incentive plan is intended to promote the long-term success of Visa Inc. and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, employees and consultants and those of our subsidiaries and affiliates. To achieve this purpose, the equity incentive plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons.

The equity incentive plan would allow us to grant these stock-based incentive awards to non-employee directors, employees and consultants covering a total of up to      shares of the common stock. No awards have been made under the equity incentive plan. The compensation committee of our board of directors will have discretionary authority to operate, manage and administer the equity incentive plan in accordance with its terms. The compensation committee will determine the non-employee directors, employees and consultants who will be granted awards under the equity incentive plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements. The compensation committee will be authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the equity incentive plan.

The equity incentive plan will become effective on the date it has been approved by the affirmative vote of both (a) the members holding membership interests in Visa International, Visa U.S.A. and Visa Canada, which, assuming the completion of the restructuring, would represent a majority of the outstanding shares of common stock of Visa Inc. immediately after the closing, and (b) Visa International, the sole stockholder of Visa Inc. prior to the restructuring.

Risk Factors (Page 10)

You should carefully consider all of the information provided in this proxy statement-prospectus and, in particular, you should evaluate the specific factors described under “Risk Factors” for a description of the risks associated with our business and the restructuring.

RISK FACTORS

If the restructuring is completed, members of Visa International, Visa U.S.A. and Visa Canada will become our stockholders. Therefore, if you choose to approve the restructuring, you will be choosing to invest in our common stock. An investment in our common stock involves a high degree of risk. You should carefully consider each of the following risk factors and all other information set forth in this document before deciding whether to approve the restructuring.

Risks Related to Our Business

Legal and Regulatory Risks

Interchange fees are subject to significant legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.

Interchange fees are typically paid by acquirers to issuers in connection with transactions initiated with cards in our payments system. Interchange fees are often the largest component of the costs that acquirers charge merchants in connection with the acceptance of payment cards. We set default interchange rates in an effort to maximize system volume. As the volume of card-based payments has increased in recent years, interchange fees, including our default interchange rates, have become subject to increased regulatory scrutiny worldwide. We believe that regulators are increasingly adopting a similar approach to interchange fees and, as a result, developments in any one jurisdiction may influence regulators’ approach in other jurisdictions. In certain jurisdictions, default interchange rates are set by the government and not by us. Interchange fees and related practices are being or have been reviewed by regulatory authorities and/or central banks in a number of jurisdictions, including the United States, the European Union, Australia, Brazil, Colombia, Germany, Hungary, Mexico, Norway, Poland, Portugal, Romania, South Africa, Spain, Sweden, Switzerland and the United Kingdom. For example:

•

The Reserve Bank of Australia has made regulations under legislation enacted to give it powers over payments systems. A regulation controls the costs that can be considered in setting interchange fees for Visa credit and debit cards. The Reserve Bank of Australia does not regulate the merchant discount charged by any payment system.

•

The Commerce Commission, New Zealand’s competition regulator, filed a civil claim alleging that, among other things, the fixing of default interchange rates by Cards NZ Limited, Visa International, MasterCard and certain Visa International member banks contravenes the New Zealand Commerce Act. A group of New Zealand retailers filed a nearly identical claim against the same parties before the same tribunal. Both the Commerce Commission and the retailers seek declaratory, injunctive and monetary relief.

•

In March 2006, Banco de México, the central bank of Mexico, reached an agreement with the Mexican Banks Association to implement a new, value-based interchange methodology. As part of Banco de México’s transparency policies, details of the new interchange rates have been publicly disclosed and are available on Banco de México’s web site.

Interchange fees have been the topic of recent committee hearings in the U.S. House of Representatives and the U.S. Senate, as well as conferences held by a number of U.S. federal reserve banks. In addition, the U.S. House of Representatives has passed a bill that would commission a study by the Federal Trade Commission of the role of interchange fees in alleged price gouging at gas stations. Individual state legislatures in the United States are also reviewing interchange fees, and legislators in a number of states have proposed bills that purport to limit interchange fees or merchant discount rates or to prohibit interchange fees or merchant discount rates from being applied to portions of a transaction. In addition, the Merchants Payments Coalition, a coalition of trade associations representing businesses that accept credit and debit cards, is mounting a challenge to interchange fees in the United States by seeking legislative and regulatory intervention.

If we cannot successfully defend our ability to set default interchange rates to maximize system volume, our payments system may become unattractive to issuers. This result could reduce the number of financial institutions willing to participate in our open-loop multi-party payments system, lower overall transaction volumes, and/or make closed-loop payments systems or other forms of payment more attractive. Issuers could also charge higher fees to consumers, thereby making our card programs less desirable and reducing our transaction volumes and profitability, or they could attempt to decrease the expense of their card programs by seeking incentives or a reduction in the fees that we charge. Any of the foregoing could have a material adverse impact on our revenue, our prospects for future growth, and our overall business.

If Visa U.S.A. or Visa International is found liable in the merchant interchange multidistrict litigation, we may be forced to pay substantial damages.

From 2005 through 2007, a total of approximately 51 class action and individual complaints were filed on behalf of merchants against Visa U.S.A., Visa International, MasterCard and other defendants, including certain Visa U.S.A. member financial institutions. The plaintiffs allege that Visa U.S.A.’s and Visa International’s setting of default interchange rates violated federal and state antitrust laws, among other antitrust allegations. The lawsuits have been transferred to a multidistrict litigation in the Eastern District of New York. The class action complaints have been consolidated into a single amended class action complaint, and the individual complaints are also being consolidated in the same multidistrict litigation. A similar case, filed in 2004, is on appeal by plaintiffs after having been dismissed with prejudice, and has not been transferred to the multidistrict litigation.

The plaintiffs in the multidistrict litigation seek damages for alleged overcharges in merchant discount fees, as well as injunctive and other relief. The plaintiffs have not yet quantified the damages they seek, although several of the complaints allege that the plaintiffs expect that damages will range in the tens of billions of dollars. Because these lawsuits were brought under the U.S. federal antitrust laws, any actual damages will be trebled and Visa U.S.A. and/or Visa International may be subject to joint and several liability among the defendants if liability is established, which could significantly magnify the effect of any adverse judgment. Failure to successfully defend or settle the multidistrict litigation would result in liability that could have a material adverse effect on our results of operations, financial condition and cash flows, or, in certain circumstances, even cause us to become insolvent. For a discussion of the multidistrict litigation, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation—Interchange Litigation.”

If Visa U.S.A. or Visa International is found liable in any of the cases brought by American Express or Discover, we may be forced to pay substantial damages.

In 1998, the U.S. Department of Justice filed suit against Visa U.S.A., Visa International and MasterCard International in the U.S. District Court for the Southern District of New York. The suit alleged, among other things, that Visa U.S.A. restrained competition by prohibiting its member financial institutions from issuing certain competing payment cards (such as American Express or Discover). The district court held that the prohibition constituted an unlawful restraint of trade under the U.S. federal antitrust laws, and this decision was affirmed by the Second Circuit Court of Appeals. As a result of this judgment, the Visa U.S.A. bylaw that provided for the prohibition became unenforceable in October 2004 and was subsequently repealed.

American Express and Discover have each filed suit against Visa U.S.A., Visa International and MasterCard International, alleging that prohibiting member financial institutions from issuing competing payment cards caused them injury under the U.S. federal antitrust laws. American Express has sued other defendants as well, including certain Visa U.S.A. member financial institutions. American Express also alleges, among other antitrust allegations, that Visa U.S.A.’s partnership agreements with certain of its members constitute exclusive dealing in violation of the antitrust laws. In connection with their respective claims, American Express and Discover each requested that the district court give collateral estoppel effect to the court’s findings in the judgment of the 1998 Department of Justice litigation. Although the district court denied that request when made at the outset of the litigation, the district court indicated it would entertain a motion by American Express or

Discover for collateral estoppel at a later time. If the court were to give collateral estoppel effect to one or more issues, significant elements of the plaintiffs’ claims would be established, making it more likely that Visa International and Visa U.S.A. could be found liable and that the plaintiffs would be awarded damages.

On July 24, 2007, American Express and Discover served expert reports seeking substantial damages. Because these lawsuits were brought under the U.S. federal antitrust laws, any actual damages will be trebled and Visa International and Visa U.S.A. may be subject to joint and several liability among the defendants if liability is established, which could significantly magnify the effect of any adverse judgment. Failure to successfully defend against or settle these lawsuits would result in liability that could have a material adverse effect on our results of operations, financial condition and cash flows, or, in certain circumstances, even cause us to become insolvent. For a discussion of the American Express and Discover litigations, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation.”

If the settlements of Visa U.S.A.’s and Visa International’s currency conversion cases are not ultimately approved and we are unsuccessful in any of the various lawsuits relating to Visa U.S.A.’s and Visa International’s currency conversion practices, our business may be materially and adversely affected.

Visa U.S.A. and Visa International are defendants in several state and federal lawsuits alleging that their currency conversion practices are or were deceptive, anti-competitive or otherwise unlawful. In particular, a trial judge in California found that the former currency conversion practices of Visa U.S.A. and Visa International were deceptive under California state law, and ordered Visa U.S.A. and Visa International to mandate that their members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. The judge also ordered unspecified restitution to credit card holders. The decision was reversed on appeal on the ground that the plaintiff lacked standing to pursue his claims. After the trial court’s decision, several putative class actions were filed in California state courts challenging Visa U.S.A.’s and Visa International’s currency conversion practices for credit and debit cards. A number of putative class actions relating to Visa U.S.A.’s and Visa International’s former currency conversion practices were also filed in federal court. The federal actions have been coordinated or consolidated in the U.S. District Court for the Southern District of New York. The consolidated complaint alleges that the former currency conversion practices of Visa U.S.A. and Visa International violated federal antitrust laws.

On July 20, 2006 and September 14, 2006, Visa U.S.A. and Visa International entered into agreements settling or otherwise disposing of the federal and state actions and related matters. Pursuant to the settlement agreements, Visa U.S.A. paid approximately $100 million as part of the defendants’ settlement fund for the federal actions and will pay approximately $20 million to fund settlement of the California cases. The federal court has granted preliminary approval of the settlement agreements, but the settlement is subject to final approval by the court and resolution of all appeals. If final approval of the settlement agreements is not granted, all of the agreements resolving the federal and state actions will terminate. If that occurs, and we are unsuccessful in defending against some or all of these lawsuits, we may have to pay restitution and/or damages, and may be required to modify our currency conversion practices. The potential amount of damages and/or restitution could be substantial. In addition, although Visa U.S.A. and Visa International have substantially changed the practices that were at issue in these litigations, if the courts require further changes to the currency conversion and cross-border transaction practices, it could significantly affect the revenues received by Visa U.S.A. and Visa International from these transactions. See “Business of Visa Inc.—Legal and Regulatory Proceedings—Currency Conversion Litigation.”

If Visa U.S.A. or Visa International is found liable in certain other lawsuits that have been brought against them or if we are found liable in other litigation to which we may become subject in the future, we may be forced to pay substantial damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our revenue and profitability.

In actions filed in a number of U.S. state courts and the District of Columbia against Visa U.S.A., and, Visa International, in one state, plaintiffs assert claims under state antitrust statutes, consumer protection statutes and/

or state common law. The plaintiffs are suing on behalf of putative classes of consumers; one action was brought by the West Virginia Attorney General on behalf of consumers. The plaintiffs’ claims are based on allegations made in a lawsuit brought on behalf of a class of U.S. merchants against Visa U.S.A. and MasterCard International, which Visa U.S.A. settled in June 2003. The plaintiffs allege, among other things, that Visa U.S.A.’s former “Honor All Cards” rule had the effect of unlawfully “tying” the provision of credit and debit card services for merchants, that Visa U.S.A. attempted to monopolize an alleged point-of-sale debit card market, and that Visa U.S.A. deceived merchants about debit cards. The plaintiffs claim that this led merchants to pay excessive fees for debit card processing services, which the merchants, in turn, passed on to consumers. In addition, one merchant that “opted-out” of the merchant class action has filed suit against Visa U.S.A., challenging Visa U.S.A.’s former “Honor All Cards” rule, among other claims. See “Business of Visa Inc.—Legal and Regulatory Proceedings—U.S. Merchant Opt-Out and Consumer Litigations.”

Visa U.S.A. and Visa International have also been investigated or sued on a variety of other legal claims, including:

•	a claim of patent infringement, misrepresentation, breach of contract and antitrust violations against Visa International, relating to a license agreement for smart card technology;

•	a trademark infringement claim against Visa International in Venezuela in connection with the Visa Vale product;

•	a patent infringement claim against Visa U.S.A. and Visa International, involving the Verified by Visa product;

•

a promissory estoppel and misrepresentation claim against Visa U.S.A. and Visa International, regarding deferment of a deadline for laboratory certification of ATM devices meeting heightened data encryption standards;

•

two state unfair competition law claims, one against Visa U.S.A. and Visa International alleging failure to inform cardholders of a security breach in a timely manner, and another against Visa U.S.A. and Visa International based in part on Visa U.S.A.’s past practice of prohibiting member financial institutions from issuing certain competing payment cards (such as American Express or Discover); and

•

a Civil Investigative Demand to Visa U.S.A. from the Office of the Attorney General for the District of Columbia, in coordination with the Attorneys General of New York and Ohio, seeking information regarding practices related to PIN debit cards.

If we are unsuccessful in our defense against any of the proceedings described above, we may be forced to pay substantial damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our revenue and profitability. For a discussion of these legal proceedings, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Intellectual Property Litigation” and “—Other Litigation.”

Limitations on our business and other penalties resulting from litigation or litigation settlements may materially and adversely affect our revenue and profitability.

Certain limitations have been placed on our business in recent years as a result of litigation and litigation settlements. For example, as a result of the June 2003 settlement of a U.S. merchant lawsuit against Visa U.S.A., merchants are able to reject Visa consumer debit cards in the United States while still accepting other Visa-branded cards, and vice versa. In addition, following the final judgment entered in the litigation the U.S. Department of Justice, or DOJ, brought against Visa U.S.A. and Visa International in 1998, as of October 2004, members of Visa U.S.A. may issue certain payment cards that compete with Visa-branded cards (such as American Express or Discover). For more information on the DOJ’s suit, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Department of Justice Antitrust Case and Related Litigation.” Since this final judgment, several members of Visa U.S.A., including, but not limited to, Bank of America, Citibank,

HSBC/ Metris, U.S.A.A., Barclaycard U.S., GE Consumer Finance, First Bank & Trust, Credit One, Central National Bank & Trust, and Brenham National Bank, have begun to issue, or have announced that they will issue, American Express or Discover-branded cards.

In June 2007, a federal court ruled that Visa U.S.A.’s settlement service fee violates the final judgment entered in the case the DOJ brought against Visa U.S.A., Visa International and MasterCard in 1998. For more information on the final judgment, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Department of Justice Antitrust Case and Related Litigation.” Visa U.S.A.’s bylaws provide that a settlement service fee is to be paid by certain Visa U.S.A. members that shift a substantial portion of their offline debit card volume to another debit brand unless that shift is to the American Express or Discover brands. As a remedy, the court ordered Visa U.S.A. to repeal the settlement service fee bylaw and to permit any Visa U.S.A. debit issuer subject to the settlement service fee prior to its repeal that entered into an agreement that includes offline debit issuance with Visa U.S.A. on or after June 20, 2003 to terminate its agreement, provided that the issuer has entered into an agreement with MasterCard to issue MasterCard branded debit cards and the issuer has repaid to Visa U.S.A. any unearned benefits or financial incentives under its Visa U.S.A. agreement. On June 13, 2007, the parties entered into an agreement to toll the statute of limitations on certain potential claims MasterCard may have against Visa U.S.A. in connection with the settlement service fee. Pursuant to the court’s order, the settlement service fee bylaw was rescinded as of the effective date of the order. On June 29, 2007, Visa U.S.A. filed a notice of appeal to the Second Circuit Court of Appeals and on July 2, 2007 sought a stay pending appeal as to the contract termination portion of the court’s remedy. On July 13, 2007, the Second Circuit Court of Appeals issued a scheduling order for the appeal, which was subsequently modified by agreement of the parties. Visa’s appellate brief must be filed by August 27, 2007, and MasterCard’s response by September 26, 2007. Oral argument will likely occur sometime after early November 2007.

The developments discussed above and any future limitations on our business resulting from litigation or litigation settlements could limit the fees we charge and reduce our payments volume, which could materially and adversely affect our revenue and profitability.

The payments industry is the subject of increasing global regulatory focus, which may result in costly new compliance burdens being imposed on us and our customers and lead to increased costs and decreased payments volume and revenues.

We and our customers are subject to regulations that affect the payment industry in the many countries in which our cards are used. Regulation of the payments industry has increased significantly in recent years.

•

Anti-money laundering regulation. Most jurisdictions in which we and our customers operate have implemented, amended or have pending anti-money laundering regulations. In 2002, we and our customers became subject to the provisions of the U.S.A. PATRIOT Act, which requires the creation and implementation of comprehensive anti-money laundering programs.

•

U.S. Treasury Office of Foreign Assets Control regulation. Visa International and Visa U.S.A. are subject to regulations imposed by the U.S. Treasury Office of Foreign Assets Control, or OFAC. OFAC restricts financial dealings with Cuba, Iran, Myanmar and Sudan, as well as financial dealings with certain parties, such as identified money laundering fronts for terrorists or narcotics traffickers. While we prohibit financial institutions that are domiciled in those countries or are restricted parties from being Visa members, many Visa International members are non-U.S. financial institutions, and thus are not subject to OFAC restrictions. Accordingly, our payments system may be used for transactions in or involving countries or parties subject to OFAC-administered sanctions.

•

Regulation of the price of credit. In recent years, a number of regulations relating to the price of credit have been implemented in some jurisdictions in which our cards are used. In the United States, regulators and the U.S. Congress have increased their scrutiny of our customers’ pricing and underwriting standards relating to credit. For example, a number of regulations have been issued to implement the U.S. Fair and Accurate Credit Transactions Act, and other regulations are expected to be issued in 2007. One such regulation pertaining to risk-based pricing could have a significant impact on the application process for credit cards and result in increased costs of issuance and/or a decrease in the flexibility of card issuers to set the price of credit. Any regulation in this regard could result in a decrease in our payments volume and revenue.

•	Other regulation

•

Many jurisdictions in which our customers and we operate are considering, or are expected to consider, legislation with regard to Internet transactions, and in particular with regard to choice of law, the legality of certain e-commerce transactions, the collection of applicable taxes and copyright and trademark infringement.

•

In recent years, federal banking regulators in the United States have adopted a series of regulatory measures intended to require more conservative accounting, greater risk management and higher capital requirements for bank credit card activities.

Increased regulatory focus in connection with the matters discussed above may increase our costs, which could materially and adversely affect our financial performance. Similarly, increased regulatory focus on our customers may cause a reduction in payments volume, which could reduce our revenues and materially and adversely impact our financial performance.

Existing and proposed regulation in the areas of consumer privacy and data use and security could decrease the number of payment cards issued, and could decrease our payments volume and revenues.

We and our customers are subject to regulations related to privacy and data use and security in the jurisdictions in which we do business, and we could be adversely affected by these regulations. For example, in the United States, we and our customers are subject to the banking regulators’ information safeguard rules and the Federal Trade Commission’s rules under the Gramm-Leach-Bliley Act. The rules require that we and our customers develop, implement and maintain written, comprehensive information security programs containing safeguards that are appropriate to our size and complexity, the nature and scope of our activities, and the sensitivity of any customer information at issue.

In recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. In the United States, a number of bills have been introduced in Congress and there have been several Congressional hearings to address these issues. Congress will likely consider data security/data breach legislation in 2007 that, if implemented, could affect our customers and us. In addition, a number of U.S. states have enacted security breach legislation, requiring varying levels of consumer notification in the event of a security breach, and several other states are considering similar legislation.

Regulation of privacy, data use and security may materially increase our customers’ and our costs and may decrease the number of our cards that our customers issue, which could materially and adversely affect our profitability. Failure to comply with the privacy and data use and security laws and regulations to which we are subject could result in fines, sanctions and damage to our global reputation and our brand.

Government actions may prevent us from competing effectively in the domestic payment markets of certain countries, which could impair our ability to maintain or increase our revenues.

Governments in certain countries have acted, or could act, to provide resources or protection to selected national payment card providers or national payment processing providers to support domestic competitors or to displace us from, prevent us from entering into, or substantially restrict us from participating in, particular geographic markets. For example, our members in China are not permitted to issue our cards for domestic use in China. Governments in certain countries that were formerly part of the Soviet Union have considered similar restrictions from time to time. Our efforts to effect change in countries where our access to the payment market is limited may not be successful, which could adversely affect our ability to maintain or increase our revenues and extend our global brand.

If government regulators determine that we are a systemically important payments system, we may have to change our settlement procedures or other operations, which could make it more costly to operate our business and reduce our operational flexibility.

Government regulators in the United States may determine that we are a systemically important payments system and impose settlement risk management requirements on us, including new settlement procedures or other operational rules to address credit and operational risks or new criteria for member participation and merchant access to our payments system. Increased regulatory focus in connection with the matters discussed above could make it more costly to operate our business.

Business Risks

We face intense competitive pressure on the fees we charge our customers, which may materially and adversely affect our revenue and profitability.

We generate revenue from fees we charge our customers that are based on payments volume or that are based on transaction messages processed and various other services we provide. In order to increase payments volume, enter new markets and expand our card base, we offer incentives to customers, such as upfront cash payments, fee discounts, credits, performance based growth incentives, marketing support payments and other support, such as marketing consulting and market research studies. Over the past several years, we have increased our use of incentives such as up front cash payments and fee discounts in many countries, including the United States. In order to stay competitive, we may have to continue to increase our use of incentives. Such pressure on fees may make the provision of certain products and services unprofitable and materially and adversely affect our operating revenue and profitability. To the extent that we continue to increase incentives to our customers, we will need to further increase payments volume or the amount of services we provide in order to benefit incrementally from such arrangements and to increase revenue and profit, and we may not be successful in doing so. In addition, we enter into long-term contracts with certain customers and continued pressure on fees could prevent us from entering into such agreements in the future on terms that we consider favorable, or may require us to modify existing agreements in order to maintain relationships. Increased pressure on fees also enhances the importance of cost containment and productivity initiatives in areas other than those relating to customer incentives, and we may not succeed in these efforts.

Our operating results may suffer because of intense competition worldwide in the global payments industry.

The global payments industry is highly competitive. Our payment programs compete against all forms of payment, including cash, checks and electronic transactions such as wire transfers and automated clearing house payments. In addition, our payment programs compete against the card-based payments systems of our competitors such as MasterCard, American Express, Discover and private-label cards issued by merchants.

Some of our competitors have developed, or may develop, substantially greater financial and other resources than we have, may offer a wider range of programs and services than we offer, may use more effective advertising and marketing strategies to achieve broader brand recognition or merchant acceptance than we have or may develop better security solutions or more favorable pricing arrangements. Our competitors may also introduce more innovative programs and services than ours.

Certain of our competitors, including American Express, Discover, private-label card networks and certain alternative payments systems, operate closed-loop payments systems with direct connections to both merchants and consumers, without involving intermediaries. These competitors seek to derive competitive advantages from their business models. For example, operators of closed-loop payments systems tend to have greater control over consumer and merchant customer service than operators of open-loop multi-party payments systems such as ours, in which we must rely on our issuing and acquiring financial institution customers. In addition, these competitors have not attracted the same level of legal or regulatory scrutiny of their pricing and business practices as have operators of open-loop multi-party payments systems such as ours.

We also expect that there may be changes in the competitive landscape in the future, including:

•

Competitors, customers and other industry participants may develop products that compete with or replace value added services we currently provide to support our transaction processing. For example, in recent years some of our competitors and members have begun to compete with our currency conversion services by providing dynamic currency conversion services. Dynamic currency conversion is a service offered or facilitated by a merchant or processor that allows a cardholder to choose to have a transaction converted from the merchant’s currency into the cardholder’s billing currency at the point of sale in real time, thereby bypassing our currency conversion processes.

•

Parties that process our transactions in certain countries may try to eliminate our position in the payments value chain. For example, merchants could process transactions directly with issuers, and processors could process transactions directly between issuers and acquirers.

•

Participants in the payments industry may merge, create joint ventures or form other business combinations that may strengthen their existing business proposition or create new payment services that compete with our services. Strategic acquisitions could be easier for our public company competitors to effect because of their greater ability to finance acquisitions through the issuance of equity.

•	Competition from alternative types of payment services, such as online payment services and other services that permit direct debit of consumer checking accounts or ACH payments, may increase.

If we are not able to compete effectively against any of the foregoing competitive threats, our revenue or profitability may decline.

Our operating revenue would decline significantly if we lose one or more of our largest customers, which could have a material adverse impact on our business.

A significant portion of our operating revenue is concentrated among our largest customers. Our pro forma operating revenues from our four largest members represented approximately $547.7 million, or 23%, and $870.9 million, or 22%, of our total pro forma operating revenue for the six months ended March 31, 2007 and fiscal 2006, respectively. In addition, our pro forma operating revenues from JPMorgan Chase accounted for $254.2 million, or 11%, and $408.5 million, or 10%, of our pro forma operating revenue for the six months ended March 31, 2007 and fiscal 2006, respectively. Most of our larger customer relationships are not exclusive and in certain circumstances may be terminated by our members. Our customers can reassess their commitments to us at any time in the future and/or develop their own competitive services. Loss of business from any of our largest customers could have a material adverse effect on our business.

Consolidation of the banking industry could result in our losing business and may create pressure on the fees we charge our customers, which may materially and adversely affect our revenue and profitability.

Over the last several years the banking industry has undergone substantial consolidation, and we expect this trend to continue in the future. Significant ongoing consolidation in the banking industry may result in a member financial institution with a substantial part of our portfolio being acquired by an institution that has a strong relationship with a competitor, resulting in a substantial loss of business. In addition, one or more of our customers could seek to merge with or acquire one of our competitors, and any such transaction could have a material adverse effect on our business and prospects.

Continued consolidation in the banking industry would also reduce the overall number of our customers and potential customers and could increase the bargaining power of our remaining customers and potential customers. This consolidation could lead financial institutions to seek greater pricing discounts or other incentives with us. In addition, consolidations could prompt our existing customers to seek to renegotiate their pricing agreements with us to obtain more favorable terms. Pressure on the fees we charge our customers caused by such consolidation could materially and adversely affect our revenue and profitability.

Merchants are pursuing litigation and supporting regulatory proceedings relating to the costs associated with payment card acceptance and are negotiating incentive arrangements, including pricing discounts, all of which may increase our costs and materially and adversely affect our profitability.

We rely on merchants and their relationships with our customers to maintain and expand the acceptance of our payment cards. We believe that consolidation in the retail industry is producing a set of larger merchants that are having a significant impact on all participants in the global payments industry. For instance, some large merchants are bringing lawsuits against us with regard to, or advocating regulation of, interchange fees, which may represent a significant cost that merchants pay to accept payment cards. The emphasis merchants are placing on the costs associated with payment card acceptance may lead to additional litigation and regulation, which could impair our business.

We, along with our customers, negotiate pricing discounts and other incentive arrangements with certain large merchants to increase acceptance of our payment cards. If merchants continue to consolidate, our customers and we may have to increase the incentives provided to certain larger merchants, which could materially and adversely affect our revenues and profitability.

Certain financial institutions have exclusive, or near exclusive, relationships with our competitors to issue payment cards and these relationships may adversely affect our ability to maintain or increase our revenues.

Certain financial institutions have long-standing exclusive, or near exclusive, relationships with our competitors to issue payment cards, and these relationships may make it difficult or cost prohibitive for us to do material amounts of business with them in order to increase our revenues. In addition, these financial institutions may be more successful and may grow faster than the financial institutions that primarily issue our cards, which could put us at a competitive disadvantage.

We depend significantly on our relationships with our customers and other third parties to deliver services and manage our payments system. If we are unable to maintain those relationships, or if third parties on which we depend fail to deliver services on our behalf, our business may be materially and adversely affected.

We are, and will continue to be, significantly dependent on relationships with our customers and their relationships with cardholders and merchants to support our programs and services. We do not issue cards, extend credit to cardholders or determine the interest rates (if applicable) or other fees charged to cardholders using cards that carry our brands. Each issuer determines these and most other competitive card features. In addition, we do not generally solicit merchants to accept our cards and we do not establish the discount rates that merchants are charged for card acceptance, which are responsibilities of acquirers. As a result, the success of our business significantly depends on the continued success and competitiveness of our customers.

Outside of the United States and a select number of jurisdictions, most domestic (as opposed to cross-border) transactions conducted using our payment cards are authorized, cleared and settled by our customers or other processors without involving our central processing systems. Because we do not provide domestic transaction processing services in these countries, do not generally have direct relationships with merchants and never have direct relationships with cardholders, we depend on our close working relationships with our customers to effectively manage the processing of transactions involving our cards. Our inability to control the end-to-end processing on cards carrying our brands in many countries may put us at a competitive disadvantage by limiting our ability to ensure the quality of the services supporting our brand.

In addition, we depend on third parties to provide various services on our behalf and to the extent that any third party vendors fail to deliver services, our business and reputation could be impaired.

Global economic, political and other conditions may adversely affect trends in consumer spending and cross-border travel, which may materially and adversely impact our revenue and profitability.

The global payments industry depends heavily upon the overall level of consumer, business and government spending. For example, a sustained deterioration in general economic conditions, particularly in the Visa U.S.A. and Visa AP regions, where approximately 70% and 12%, respectively, of our pro forma revenue was generated for fiscal 2006, or increases in interest rates in key countries in which we operate, may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving payment cards carrying our brands. A significant portion of the revenue we earn outside the United States results from cross-border business and leisure travel, which may be adversely affected by world geopolitical, economic and other conditions, including the threat of terrorism and outbreak of diseases such as SARS and avian flu. In particular, revenue from processing foreign currency transactions for our members fluctuates with cross-border travel and our members’ need for transactions to be converted into their base currency. In addition, as we are principally domiciled in the United States, a negative perception of the United States could impact the perception of our company, which could adversely affect our business prospects and growth.

Visa Europe’s payments system operations are becoming increasingly independent from ours and if we are unable to maintain seamless interaction of our respective systems, our business and the global perception of the Visa brand could be impaired.

Visa Europe currently has a regionally controlled processing platform. In June 2006, Visa Europe began operating an authorization system that is separate from ours and Visa Europe plans to begin operating a transaction processing and settlement system that is separate from ours. Because Visa Inc. and Visa Europe have independent processing platforms, interoperability must be maintained. Visa Europe’s authorization system has experienced interruptions in service, and it could do so in the future. To the extent that system disruptions occur, it can affect our cardholders who are traveling in Visa Europe’s region and can impair our reputation. The increasingly independent payments system operations of Visa Europe could present certain challenges to our business because differences between the two processing systems may make it more difficult to maintain the interoperability of our respective systems. In addition, under the framework agreement we are restricted from requiring Visa Europe to implement certain changes that we may deem important unless we agree to pay for the implementation costs. Any of the foregoing could result in a loss of payments volume or of members or could materially increase our costs.

As a guarantor of certain obligations of our members, we are exposed to risk of loss or insolvency if any of our members fail to fund their settlement obligations.

We indemnify our members for any loss suffered due to the failure of a member to fund its daily settlement obligations because of technical problems, liquidity shortfall, insolvency or other reasons. In certain instances, we indemnify members even in situations in which a transaction is not processed by our system.

While we believe that we have sufficient liquidity to cover a settlement failure by any of our largest members, concurrent settlement failures of more than one of our largest members or several of our smaller members, or systemic operational failures that last for more than a single day, may exceed our available resources and could materially and adversely affect our business and financial condition. In addition, even if we have sufficient liquidity to cover a settlement failure, we may not be able to recover the amount of such a payment and may therefore be exposed to significant losses, which could materially and adversely affect our results of operations, cash flow and financial condition.

Some of our members are composed of groups of financial institutions. Some of these members have elected to limit their responsibility for settlement losses arising from the failure of their constituent financial institutions in exchange for managing their constituent financial institutions in accordance with our credit risk policy. To the extent that any settlement failure resulting from a constituent financial institution exceeds the limits established by our credit risk policy, we would have to absorb the cost of such settlement failure, which could materially and adversely affect our cash flow.

If our transaction processing systems are disrupted or we are unable to process transactions efficiently, our revenue or profitability could be materially reduced.

Our transaction processing systems may experience service interruptions or degradation as a result of processing or other technology malfunction, fire, natural disasters, power loss, disruptions in long distance or local telecommunications access, fraud, terrorism or accident. Our visibility in the global payments industry may attract terrorists and hackers to conduct physical or computer-based attacks, leading to an interruption in service, increased costs or the compromise of data security. Additionally, we rely on service providers for the timely transmission of information across our global data network. If a service provider fails to provide the communications capacity or services we require, as a result of natural disaster, operational disruption, terrorism or any other reason, the failure could interrupt our services, adversely affect the perception of our brands’ reliability and materially reduce our revenue or profitability.

If we are not able to keep pace with the rapid technological developments in our industry to provide members, merchants and cardholders with new and innovative payment programs and services, the use of our cards could decline, which would reduce our revenue and income.

The payment card industry is subject to rapid and significant technological changes, including continuing developments of technologies in the areas of smart cards, radio frequency and proximity payment devices (such as contactless cards), e-commerce and mobile commerce, among others. We cannot predict the effect of technological changes on our business. We rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to new technologies. We expect that new services and technologies applicable to the payments industry will continue to emerge, and these new services and technologies may be superior to, or render obsolete, the technologies we currently use in our card programs and services. In addition, our ability to adopt new services and technologies that we develop may be inhibited by a need for industry-wide standards, by resistance from members or merchants to such changes or by intellectual property rights of third parties. Our future success will depend, in part, on our ability to develop or adapt to technological changes and evolving industry standards.

Account data breaches involving card data stored by us or third parties could adversely affect our reputation and revenue.

We and our customers, merchants, and other third parties store cardholder account information in connection with our payment cards. In addition, our customers may use third-party processors to process transactions generated by cards carrying our brands. Breach of the systems on which sensitive cardholder data and account information are stored could lead to fraudulent activity involving our cards, damage the reputation of our brands and lead to claims against us. For example, in January 2007, TJX Companies, Inc., a large retailer with stores in the United States, Canada and the United Kingdom, disclosed a significant security breach in connection with card and account information, which exposed tens of millions of payment network cards issued under our brands and our competitors’ brands to fraudulent use. If we are sued in connection with any data security breach, we could be involved in protracted litigation. If unsuccessful in defending such lawsuits, we may be forced to pay damages and/or change our business practices or pricing structure, any of which could have a material adverse effect on our revenue and profitability. In addition, any damage to our reputation or our brands resulting from an account data breach at one of our customers or merchants or other third parties could decrease the use and acceptance of our cards, which could have a material adverse impact on our payments volume, revenue and future growth prospects. Finally, any data security breach could result in additional regulation, which could materially increase our costs.

An increase in fraudulent and other illegal activity involving our cards could lead to reputational damage to our brands and could reduce the use and acceptance of our cards.

Criminals are using increasingly sophisticated methods to capture cardholder account information to engage in illegal activities such as fraud and identity theft. As outsourcing and specialization become a more acceptable way of doing business in the payments industry, there are more third parties involved in processing transactions using our cards. If fraud levels involving our cards were to rise, it could lead to reputational damage to our brands, which could reduce the use and acceptance of our cards, or to greater regulation, which could increase our compliance costs.

Adverse currency fluctuations could decrease revenues and increase expenses.

We conduct business globally in many foreign currencies, but report our financial results in U.S. dollars. We are therefore exposed to adverse movements in foreign currency exchange rates because depreciation of non-U.S. currencies against the U.S. dollar reduces the U.S. dollar value of the non-U.S. dollar denominated revenue that we recognize and appreciation of non-U.S. currencies against the U.S. dollar increases the U.S. dollar value of expenses that we incur that are denominated in those foreign currencies. We enter into foreign currency hedging contracts to reduce the effect of adverse changes in the value of a limited number of foreign currencies and for a limited period of time (typically up to one year).

Some of our financial incentives to customers are recorded using estimates of our customers’ performance. Material changes in our customers’ performance compared to our estimates could have a material adverse impact on our results of operations.

In certain instances, we offer our customers financial incentives, which are typically tied to their payments volume or messages processed, often under particular programs. These financial incentives are typically recorded as a reduction of revenue. We typically make estimates of our customers’ performance under these programs (sometimes over several years) in order to derive our estimates of the financial incentives that we will pay them. The reduction of revenue that we record each quarter is based on these estimates. Material changes in our customers’ performance compared to estimates could have a material adverse impact on our results of operations.

We have significant contingent liabilities for settlement payment of all issued and outstanding travelers cheques.

As of March 31, 2007, we had over $1 billion in contingent liabilities for settlement payment of all issued and outstanding travelers cheques. Approximately 30% of these travelers cheques were issued outside of the United States by a single issuer. While these obligations are supported in part by a bank guarantee, if the issuer were to fail to pay, we would be obligated to fund partial settlement of presented travelers cheques.

Our brand and reputation are key assets of our business and may be affected by how we are perceived in the marketplace.

Our brand and its attributes are key assets of our business. Our ability to attract and retain consumer cardholders and corporate clients is highly dependent upon the external perceptions of our company and our industry. Our business may be affected by actions taken by our customers that impact the perception of our brand. From time to time, our customers may take actions that we do not believe to be in the best interests of our brand, such as creditor practices that may be viewed as “predatory,” which may materially and adversely impact our business. Adverse developments with respect to our industry may also, by association, impair our reputation, or result in greater regulatory or legislative scrutiny.

Risks Related to the Restructuring

Our retrospective responsibility plan depends, in part, on the timely completion of an initial public offering, and if we are unable to close such a transaction in a timely manner, or if the retrospective responsibility plan is insufficient, we may have insufficient funds to pay settlements or judgments relating to such litigation, which could materially negatively affect our results of operations, cash flow and financial condition.

Visa U.S.A. and Visa International are currently involved in the litigation described under the heading “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation.” Plaintiffs in these litigation matters have alleged substantial damages. We refer to our plan to address liabilities that may arise in the covered litigation as our retrospective responsibility plan. Visa U.S.A., Visa International and Visa Inc. have entered into a loss sharing agreement, which will become effective upon the closing of the restructuring, and a judgment sharing agreement in the interchange litigation, which became effective on July 1, 2007, with certain of its members, which provide that these members will be responsible for their proportionate share of the liabilities associated with the covered litigation. However, the loss sharing agreement provides that if we do not timely pursue and consummate an initial public offering, including having completed an initial public offering within 240 days after completion of the restructuring, the members’ obligations under the loss sharing agreement may be suspended until we have completed an initial public offering, at which point such obligations will be reinstated in full as if they had never been suspended. This 240-day period may be extended under certain circumstances. In addition, this agreement provides that the signing banks are responsible only for a proportionate amount of the liability in respect of the covered litigation equal to their membership proportion, as calculated in accordance with Visa U.S.A.’s certificate of incorporation. Because not all of Visa U.S.A.’s members will sign the loss sharing agreement, until the funding of the escrow account described below, we would also need to rely upon those members’ indemnification obligations contained in Visa U.S.A.’s certificate of incorporation and bylaws and as agreed in their membership agreements to recover the remaining portion of any liability from Visa U.S.A.’s members.

Upon the completion of an initial public offering of our common stock, we will deposit a portion of the proceeds of the offering, in an amount determined by the litigation committee, in an escrow account from which settlements or judgments in the covered litigation would be paid. In addition, the shares of class B common stock that are held by members of Visa U.S.A. following the restructuring will be subject to dilution as a result of any follow-on offerings of our class A shares, the proceeds of which are used to fund additional amounts into the escrow account necessary to resolve the covered litigation. However, the amount in the escrow account, including any additional amounts deposited in the escrow account from the proceeds of any subsequent offerings, may not be sufficient to satisfy all liabilities with respect to the covered litigation.

It may be difficult for us to fund settlement of any of the covered litigation prior to the completion of our planned initial public offering because we plan to use the escrow account as our primary source of funds for the payment of any potential losses arising from the covered litigation. In addition, if there were a final judgment against us in connection with the covered litigation or if we were to incur a judgment sharing obligation in a covered litigation before our initial public offering, we would have to rely upon the loss sharing agreement, which only indemnifies us for a portion of the liability with respect to the covered litigation that is equal to the aggregate membership proportion of the Visa U.S.A. members that sign the loss sharing agreement, as calculated in accordance with Visa U.S.A.’s certificate of incorporation, and we would have to seek indemnification from Visa U.S.A.’s remaining members pursuant to Visa U.S.A.’s certificate of incorporation and bylaws and as agreed in their membership agreements. To the extent we are unable to secure indemnification from our members, any portion of such a judgment not covered by our judgment sharing agreements would have to be paid by us and could have a material adverse effect on our financial condition.

Our retrospective responsibility plan depends on several related mechanisms to address potential liabilities arising from the covered litigation, some of which are unique and complex, and if we are prevented from using one or more of these mechanisms, it may be difficult for us to fund the payment of a settlement or final judgment against us, which could have a material adverse effect on our financial condition.

Our retrospective responsibility plan is intended to address potential liabilities arising from the litigations described under the heading “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation.” Our retrospective responsibility plan consists of several related mechanisms to fund a final judgment or settlement in connection with the covered litigation, including an escrow account funded with a portion of the net proceeds of our initial public offering and potential follow-on offerings of our common stock, a loss sharing agreement, judgment sharing agreements and the indemnification obligation of Visa U.S.A. members pursuant to Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements. These mechanisms and combinations of mechanisms are unique and complex. If we are prevented from using one or more of these mechanisms under our retrospective responsibility plan, we could have difficulty funding the payment of a settlement or final judgment against us, which could have a material adverse effect on our financial condition.

The shares of class B common stock that are held by members of Visa U.S.A. following the restructuring will be subject to dilution as a result of any follow-on offerings of our class A shares, the proceeds of which will be used to fund additional amounts into the escrow account necessary to resolve the covered litigation.

The shares of class B common stock that are retained by Visa U.S.A. members and that are not redeemed out of the proceeds of the initial public offering will be subject to dilution to the extent of the initial amount of the escrow account. This dilution of the shares of class B common stock will be accomplished through an adjustment to the conversion ratio of the shares of class B common stock. These shares will not be able to be converted into shares of class A common stock or, subject to limited exceptions, transferred until the later of the third anniversary of our initial public offering or the final resolution of the covered litigation. The shares of class C common stock, which will be held by members other than the Visa U.S.A. members, will not be subject to this dilutive adjustment. After the completion of an initial public offering and at the request of the litigation committee, we expect to conduct follow-on offerings of our shares of class A common stock, which we refer to as loss shares, if the litigation committee deems it desirable to increase the escrow account. The proceeds from the sale of loss shares would then be deposited in the escrow account, and the shares of class B common stock would be subject to additional dilution to the extent of the loss shares through a concurrent adjustment to the conversion ratio of the class B shares. Because the voting power of the class B and class C common stock, and the entitlement of the holders of class B common stock and class C common stock to participate in dividends or distributions upon a liquidation or winding up of Visa Inc. is determined on an as converted basis, based upon the number of shares of class A common stock into which the class B or class C common stock would be converted at the time of the vote, dividend or distribution, as applicable, the adjustment to the conversion ratio applicable to the class B common stock upon the issuance of loss shares will result in a dilution of the voting power of the class B common stock and the entitlement of holders of class B common stock to participate in dividends and distributions upon a liquidation of Visa Inc.

Our governance structure after the restructuring could have a material adverse effect on our business relationships with our members.

A number of our key members currently have officers who also serve on the boards of directors of Visa International, Visa U.S.A., Visa Canada or the regional boards of directors of our unincorporated regions of Visa AP, Visa LAC and Visa CEMEA, which we refer to collectively, with the boards of directors of Visa U.S.A. and Visa Canada, as our regional boards of directors or our regional boards. The historical practice has been to submit all material decisions regarding interregional issues for the approval of each of our regional boards of directors prior to submitting these issues to the Visa International board of directors for approval. After the consummation of the restructuring, material decisions will be made by the Visa Inc. board of directors. The regional boards of directors of the unincorporated regions will be eliminated, and the boards of directors of Visa U.S.A. and Visa Canada will be comprised of management and be largely administrative in nature. In addition, directors who are elected by our members are expected to comprise a minority of our board of directors. Thus, the role of member-nominated and member-elected directors in our corporate governance will be reduced after the closing of the restructuring. These changes could have a detrimental effect on our business relationships with members associated with a particular region. In addition, if a member that currently has an officer who also serves on one of the regional boards of directors will not have an officer who also serves on our board of directors after the restructuring, our business relationship with that member could suffer. A significant loss of revenue or payments volume attributable to such members could have a material adverse effect on our business.

Following the restructuring, our relationship with Visa Europe will be governed by our framework agreement. This agreement gives Visa Europe very broad rights to operate the Visa business in Visa Europe’s region, and we have limited ability to control their operations and limited recourse in the event of a breach by Visa Europe.

Historically, Visa Europe has been subject to the same global operating rules as Visa International, Visa U.S.A. and Visa Canada. These global operating rules regulate, among other things, interoperability of payment processing, brand maintenance and investment, standards for products and services, risk management, disputes between members and acceptance standards for merchants. After the restructuring, Visa Europe, unlike Visa International, Visa U.S.A. and Visa Canada, will not become our subsidiary, but will instead remain a separate legal entity, and will no longer be subject to the same global operating rules as our subsidiaries and members. Our relationship with Visa Europe after the closing of the restructuring will be governed by a framework agreement and a subset of operating rules that we have agreed to with Visa Europe and that we have a limited ability to change in the future. Although the agreement will seek to ensure that Visa Europe operates in a manner that is acceptable to us, the contractual arrangement is untested and may not be effective in achieving this result. We have no audit rights, and thus have limited ability to monitor their performance. The agreement provides Visa Europe with very broad latitude to operate the Visa business and use our brands and technology within Visa Europe’s region and provides us limited controls over the operation of the Visa business in their region. Visa Europe is not required to spend any minimum amount promoting and building the Visa brand in its region. Visa Europe may develop, among other things, new brands, payment processing characteristics, products, services, risk management standards, processes for resolving disputes among members or merchant acceptance profiles that are inconsistent with the global operating rules that we apply within the territory in which we operate. If we want to change a global rule or require Visa Europe to implement certain changes that would not have a positive return for Visa Europe and its members, then Visa Europe is not required to implement such rule or change unless we agree to pay for the implementation costs and expenses that Visa Europe and its members will incur as a consequence of the implementation to the extent necessary to return Visa Europe and its members to a neutral financial condition. We cannot terminate the framework agreement even in the event of Visa Europe’s material uncured breach, and we can only exercise our call right to purchase Visa Europe under severe conditions. Our remedies under this agreement, if Visa Europe fails to meet its obligations, are limited. Our inability to terminate and other features of the licenses granted under the agreement may also raise issues concerning the characterization of the licenses for purposes of determining our tax treatment with respect to entering into the licenses and receiving payments thereunder. Any inconsistency in the payment processing, services and products that we are able to provide could negatively affect cardholders from Visa Europe using cards in our regions or our cardholders using cards in Visa Europe’s region.

Our framework agreement with Visa Europe requires us to indemnify Visa Europe for losses resulting from any claims brought outside of Visa Europe’s region arising from either party’s activities that relate to our payments business or the payments business of Visa Europe, and this indemnification obligation could expose us to significant liabilities.

Under our framework agreement with Visa Europe, we are required to indemnify Visa Europe for losses resulting from any claims in the United States or anywhere else outside of Visa Europe’s region arising from our or their activities that relate to our payments business or the payments business of Visa Europe. This obligation applies whether or not we or any of our related parties or agents participated in the actions that gave rise to such claims. Such an obligation could expose us to significant losses for activities over which we have little or no control.

We have granted to Visa Europe the right to require us to purchase all of the outstanding shares of Visa Europe’s capital stock. If Visa Europe exercises this option, we could incur a substantial financial liability and face operational challenges in integrating Visa Europe into our business.

Contemporaneously with, and as a condition to, the closing of the restructuring, we will enter into a put-call option agreement with Visa Europe. Under the put-call option agreement, we will grant Visa Europe a put right under which we will be required to purchase all of the outstanding shares of capital stock of Visa Europe from the members of Visa Europe. Under the put-call option agreement, Visa Europe may exercise the put option at any time following the date that is the earlier of: (i) 365 days after the completion of an initial public offering of our common stock; and (ii) 605 days after the completion of the restructuring. The purchase price of the Visa Europe shares under the put option is based upon a formula that is based upon, among other things, Visa Europe’s projected sustainable twelve month adjusted net operating income and the forward P/E multiple applicable to Visa Inc. common stock at the time the option is exercised, subject to certain adjustments. Upon exercise of the put option, we will be obligated, subject only to regulatory issues and other limited conditions, to pay the purchase price within 285 days in cash or, under certain circumstances, with a combination of cash and shares of our common stock. We must pay the purchase price in cash, however, if the settlement of the put option occurs more than three years after the completion of the restructuring. The portion of the purchase price we will be able to pay in stock will be limited to a percentage equal to that percentage of our class C common stock received by stockholders (other than Visa Europe) that remains subject to transfer restrictions set out in Visa Inc.’s certificate of incorporation.

In the event that Visa Europe exercises the put option, we will incur a substantial financial obligation. If we are unable to pay the purchase price for the Visa Europe shares with available cash on hand, we will need to obtain third-party financing, either by borrowing funds or undertaking a subsequent equity offering. This financing may not be available to us in a sufficient amount within the required 285-day period, or on terms that we deem to be reasonable. Any subsequent equity offering required to satisfy this obligation would dilute the ownership interests of our stockholders. Moreover, the acquisition of Visa Europe following an exercise of the put option would require us to integrate the operations of Visa Europe into our business, which could divert the time and attention of senior management.

Upon entering into the put-call agreement, we will be required to record the put option at its fair value in our consolidated balance sheet. (See “Unaudited Pro Forma Combined Financial Information” on page 111 for an estimate of the initial impact to our unaudited condensed combined pro forma balance sheet had we entered into this agreement on March 31, 2007, including a full description of the methodology and assumptions used in the computation of this pro forma amount.) Going forward, we will be required to record any changes in the fair value of the put option on a quarterly basis. These adjustments will also be recorded through our consolidated statement of operations, which will therefore impact our reported net income and net income per share. Such quarterly adjustments and their resulting impact on our reported statement of operations could be significant. The existence of these charges could adversely affect our ability to raise capital, including through our planned initial public offering, and/or the price at which we can raise capital.

For more information on the put-call option agreement, see “Material Contracts—The Put-Call Option Agreement.”

Our management team will be new and will not have had a history of working together.

We designated Joseph Saunders as our Chief Executive Officer and Chairman of our board in May 2007 and will be assembling a new management team. Our success will largely depend on the ability of the new management team to work together to implement the proposed restructuring plan, to integrate the operations and business of Visa International, Visa U.S.A. and Visa Canada and to continue to execute our business strategy. Because these people will not have had a history of working together and may be recruited from outside our company, our management team may not be able to work together effectively, which could disrupt our operations and harm our business.

The restructuring is expensive and will require us to make significant changes to our culture and business operations and if we fail to make this transition successfully, our business could be materially and adversely affected.

We have incurred and expect to incur substantial costs in connection with legal, accounting and other advisory fees related to the proposed restructuring. In addition, the proposed restructuring requires a broad and significant change to our culture and operations. The primary goal of Visa International, Visa U.S.A. and Visa Canada has not been to maximize profit for these entities, but has been to deliver benefits to their members and enhance member opportunity and revenue. After the completion of the restructuring, we will need to operate our business as a for-profit corporation, in a way that maximizes long term stockholder value. Many members of our management team have limited experience operating a for-profit business. Consequently, this transition will be subject to risks, expenses and difficulties that we cannot predict and may not be capable of handling in an efficient manner.

In addition, the Visa enterprise is currently operated under a decentralized regional structure, and each region has much autonomy in its own business strategies and decisions. Our proposed restructuring will result in a more centralized corporate governance structure in which our board of directors will exert centralized management control. This change will require substantial changes to our internal culture given our history of operating in a decentralized manner with substantial regional autonomy. We may not be able to retain and attract key employees. We may not be able to make this cultural and organizational change in an efficient and timely manner, and we may not realize the cost savings and operational efficiencies that we currently expect.

There is no existing market for our regional classes of common stock or for class B common stock and class C common stock into which the regional classes of common stock will be converted prior to our planned initial public offering, and thus we do not expect these shares to provide you with liquidity.

There is currently no existing market for our regional classes of common stock or our class B common stock and class C common stock into which our regional classes of common stock will convert prior to our planned initial public offering, and we do not anticipate that any of these shares will be listed on any securities exchange or quoted on any automated quotation systems or electronic communications network.

Our regional classes of common stock, our class B common stock and our class C common stock will be subject to significant restrictions on transfer and ownership.

The regional classes of our common stock that will be issued upon the closing of the restructuring, and our class B common stock and class C common stock into which our regional classes of common stock will be converted prior to our planned initial public offering, will each be subject to significant ownership and transfer restrictions. For example, subject to limited exceptions, shares of our class B common stock may not be transferred until the later of three years from the date of an initial public offering or the period of time necessary to resolve the covered litigation. All other regional classes of our common stock and our class C common stock may not be transferred, subject to limited exceptions, until the third anniversary of the date of an initial public offering. During such periods, except for limited exceptions, holders of our regional classes of common stock, and our class B common stock and class C common stock will not be able to transfer such stock to any person or entity other than affiliates of the holder or to holders of common stock of the same class of common stock.

The voting power represented by shares of our common stock may be limited because ownership of a significant percentage of our common stock will be concentrated in a few of our largest members.

Upon completion of the restructuring, we expect that our four largest stockholders will own about 25% of our outstanding common stock. This concentration of voting power could result in these stockholders having the ability to block stockholder action that you may deem favorable.

The U.S. Internal Revenue Service may treat a portion of our common stock received by a member of Visa International or Visa U.S.A. as taxable income.

Based on the opinion of our special tax counsel, we believe that, subject to the assumptions, qualifications, and limitations set forth in “United States Federal Income Tax Considerations,” we, the members of Visa International and the members of Visa U.S.A. will not recognize any gain or loss for U.S. federal income tax purposes in connection with the restructuring and the true-up, except that, as to a portion of any Visa Inc. stock received in connection with the true-up, a stockholder of Visa Inc. may recognize imputed interest income. If a stockholder is not a United States person for U.S. federal income tax purposes, Visa Inc. may be required to withhold U.S. federal income tax at a rate of 30% of the imputed interest or, if applicable, at a lower treaty rate.

Notwithstanding the foregoing, the opinion of our special tax counsel does not apply to the extent that the fair market value of Visa Inc. common stock received by a member of Visa International or by a member of Visa U.S.A. pursuant to the restructuring and the true-up (whether received on the date of closing of the restructuring or thereafter) is different from the fair market value of such member’s equity interest in Visa International or Visa U.S.A., as the case may be, immediately before the commencement of the restructuring. Our special tax counsel is unable to opine as to such difference because, in transactions similar to the restructuring and the true-up, treatment as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, generally applies only to the extent that a taxpayer transfers property to a corporation in exchange for stock having the same fair market value. The IRS might therefore take the position that the difference (whether received on the date of closing of the restructuring or thereafter), in the case of an excess of value received over value surrendered, should not be treated for U.S. federal income tax purposes as having been received in exchange for property. As a result, a member of Visa International or a member of Visa U.S.A. could be required to recognize income, but only to the extent of the excess or shortfall of value received over value surrendered. For more information, see “United States Federal Income Tax Considerations.”

The IRS could challenge our characterization of the restructuring and the true-up and assert that it involves taxable transactions for U.S. federal income tax purposes, and we may face adverse tax consequences as a result of the restructuring, the true-up or our other contemplated transactions.

We have not requested that the IRS issue a ruling on the restructuring and the true-up. There can be no assurance that the IRS will not challenge our characterization of the restructuring and the true-up and assert that it is taxable for U.S. federal income tax purposes.

Members of Visa International and Visa U.S.A. should consult their own tax advisors regarding the U.S. federal, as well as any state, local or non-U.S., tax consequences to them of the restructuring and the true-up. For more information, see “United States Federal Income Tax Considerations.”

In addition, at some point after the closing of the restructuring, the company’s status for certain state income tax purposes may change. This change in status may affect the deductibility of certain expenses, including litigation related items.

Members may incur tax liabilities in jurisdictions outside the United States, as well as in United States state and local jurisdictions, in connection with the restructuring and the true-up.

Members of Visa International, Visa Europe, Visa Canada and Visa U.S.A. may be required to recognize a gain or loss in connection with the restructuring and the true-up in jurisdictions outside the United States, as well as in United States state and local jurisdictions. Members should consult their local tax advisors regarding the potential non-U.S. tax consequences, as well as the potential United States state and local tax consequences, of the restructuring and the true-up.

The restructuring will facilitate future strategic transactions, such as our planned initial public offering, which will dilute the interest held by our members.

As a result of the restructuring, we will be better positioned to engage in future capital raising activities and strategic transactions such as acquisitions. Transactions of this type would likely involve issuing or selling our equity interests to non-members. In addition, certain aspects of our retrospective responsibility plan depend upon an initial public offering, and we currently intend to commence planning for an initial public offering after the closing of the restructuring. Our certificate of incorporation provides that class A common stock may be issued to non-members, subject only to approval of our board of directors. Thus, if we implement an initial public offering as currently planned, our members’ interest in our company will be diluted.

The consideration that will initially be issued to members upon the closing of the restructuring is subject to reallocation and conversion.

The restructuring agreement provides that each of the regional classes of common stock issued upon the closing of the restructuring will automatically convert into shares of class B common stock (in the case of class USA common stock) or class C common stock (in the case of class EU common stock, class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock) in connection with the true-up process. As a result of these conversions, members from Visa U.S.A., Visa Canada and our unincorporated regions may ultimately receive a greater or lesser number of shares than their initial allocation, depending on the relative performance of their region vis-à-vis the other regions. Thus, if a region’s net revenue performance (as measured by its variance from agreed upon projections and potentially further adjusted for its variance from agreed upon marketing expense projections) during the twelve months prior to the true-up calculation is worse than one or more other regions’ net revenue performance (similarly measured), its members may be entitled to fewer shares upon such conversion and reallocation than at the closing of the restructuring. In addition, because the true-up calculation is based on relative financial performance among the regions, it is possible that a region could meet or exceed its net revenue goals and be allocated fewer shares as a result of the true-up if other regions were to outperform their revenue targets by a greater percentage. In addition, the allocation of shares among the financial institutions that are members of the Visa AP, Visa LAC and Visa CEMEA regions are also subject to a separate true-up based on the relative performance (based on net fees and total volumes during the relevant measuring period) of each financial institution within the Visa AP, Visa LAC and Visa CEMEA regions, respectively, as compared with the financial performance of all of the other financial institutions within its respective region during the measurement period. Thus, members of the unincorporated regions may receive fewer shares as a result of the true-up process if other financial institutions in their respective region outperform them during the specified period. For a discussion of the share allocation and true-up process, see “The Global Restructuring Agreement—The Restructuring—True-Up of Merger Consideration” and “—Equity Allocation to Members in the Unincorporated Regions and Subsequent Adjustment.”

Anti-takeover provisions in our governing documents and Delaware law could delay or prevent entirely a takeover attempt or a change in control.

Provisions contained in our amended and restated certificate of incorporation, bylaws and Delaware law could delay or prevent a merger or acquisition that our stockholders consider favorable. Except for limited exceptions, no person may own more than 15% of our total outstanding shares on an as converted basis or more than 15% of any class or series of our common stock, unless our board of directors approves the acquisition of such shares. In addition, except for shares of common stock issued to a member in connection with the restructuring, or shares issuable on conversion of such shares, shares held by a member or similar person (a competitor or affiliate or member of a competitor) may not exceed 5% of any class of common stock. In addition:

•	our board of directors will be divided into three classes, with approximately one-third of our directors elected each year;

•

until the closing of our initial public offering, seven directors will be elected by the former members of Visa International, Visa U.S.A., Visa Canada and Visa Europe, and from and after the closing of our initial public offering until the third anniversary of our initial public offering, six directors will be regional directors from the former unincorporated regions of Visa International and from Visa U.S.A. and Visa Canada;

•

our directors, other than the directors elected by the holders of our class B common stock and class C common stock (who may be removed by the holders of the class and series of common stock electing them), may be removed only upon the affirmative vote of at least 80% of the voting power of all the shares of stock then entitled to vote at an election of directors, voting together as a single class;

•	our stockholders are not entitled to the right to cumulate votes in the election of directors;

•	holders of our class A common stock are not entitled to act by written consent;

•	our stockholders must provide timely notice for any stockholder proposals and director nominations;

•	we have adopted provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director or member, with certain exceptions;

•

in addition to certain class votes, a vote of 66 2/3% or more of all of the outstanding shares of our common stock then entitled to vote is required to amend certain sections of our amended and restated certificate of incorporation; and

•

we will be governed by Section 203 of the General Corporation Law of the State of Delaware, or DGCL, as amended from time to time, which provides that a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including upon receipt of prior board approval.

For a discussion of anti-takeover provisions in our charter, see “Description of Capital Stock of Visa Inc.—Amendment of Certificate of Incorporation” and “—Delaware Anti-Takeover Statute.”

U.S. federal and state banking regulations may impact our members’ ownership of our common stock.

Federal and state banking laws and regulations in the United States govern, among other things, the types of equity investments that regulated institutions are permitted to make. Members that are subject to regulation by any of the federal or state bank or other financial institution regulatory agencies should consult their own advisors regarding any notice or application that is required to be made, or any consent that is required to be obtained, from any applicable federal or state regulatory agency regarding the common stock they receive in the restructuring. Members that are federal savings associations should also consult their own advisors regarding the application of certain Office of Thrift Supervision rules that limit “pass through investments” to a percentage of an institution’s total capital. In addition, we expect that federal or state-chartered credit unions may be required to seek the advice of their relevant federal and state regulators in connection with the receipt and holding of our common stock. Failure to provide proper notice or make appropriate application to, or receive approval from, the relevant federal and state regulators, if necessary, could result in any of a wide range of formal or informal enforcement actions or administrative measures by such regulators.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus, including the annexes and exhibits hereto, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding the period following the completion of the restructuring. The safe harbor provision of the Private Securities Litigation Reform Act of 1995 and Section 24A of the Securities Act do not apply to the forward-looking statements that are made in this proxy statement-prospectus.

These forward-looking statements are based on current expectations or projections about our business, operations, industry, financial condition and liquidity. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and variations thereof or words and terms of similar substance used in connection with any discussion of future operating or financial performance or the restructuring of our business, identify forward-looking statements. You should note that the discussion of Visa International’s, Visa U.S.A.’s, Visa Canada’s and Visa Europe’s reasons for the restructuring and the description of the financial advisors’ opinions, as well as other portions of this proxy statement-prospectus, contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement-prospectus. In addition, any underlying assumptions are forward-looking statements. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus.

We list below the principal factors we believe are important to our business and the restructuring that could cause actual results to differ from our expectations. We caution you that although these factors are important, this list should not be considered as exhaustive or as an admission regarding the adequacy of disclosure and that you should read carefully the factors described in the “Risk Factors” section of this proxy statement-prospectus:

•	increased legal and regulatory scrutiny of interchange fees;

•	the outcome of the merchant interchange multidistrict litigation against Visa U.S.A. and Visa International;

•	the outcome of litigations brought against Visa U.S.A. and Visa International by American Express and Discover;

•

approval of the settlement of Visa U.S.A.’s and Visa International’s currency conversion litigations and the outcome of various lawsuits relating to Visa U.S.A.’s and Visa International’s currency conversion practices;

•	limitations on our business resulting from litigation or litigation settlements;

•	increased global regulatory scrutiny of the payments industry;

•	existing and proposed regulation in the areas of consumer privacy and data use and security;

•	actions of foreign governments that may prevent us from effectively competing in certain domestic payment markets;

•	intense competitive pressure on the fees we charge our members;

•	intense competition in the global payments industry;

•	consolidation in the banking and retail industries;

•	our relationships with our customer financial institutions;

•	global economic and political conditions;

•	interoperability between our payments system operations and Visa Europe’s payments system operations;

•	our guarantee of the settlement obligations of our principal members;

•	potential disruptions of our transaction processing system;

•	technological developments in the global payment card industry;

•	effectiveness of our payments system’s security;

•	fraudulent or other illegal activities involving payments cards carrying our brands;

•	currency fluctuations;

•	estimates involved in recording member incentives in our financial results;

•	the reputation of our brand, our business and the global payments industry;

•	changes in our corporate governance structure after the restructuring that may reduce the influence of our financial institution members;

•	the sufficiency of our retrospective liability plan, which depends in part, on the timely completion of an initial public offering of our common stock after the restructuring;

•	our contractual relationship with Visa Europe after the restructuring;

•	Visa Europe’s right to indemnification for claims brought against Visa Europe outside of its region;

•	Visa Europe’s right to require us to purchase all of the issued shares of capital stock of Visa Europe;

•	the ability of our new management team to successfully work together;

•	changes to our business culture and operations after the restructuring;

•	lack of an existing market for our regional class B and class C common stock;

•	significant restrictions on transfer and ownership that apply to our regional class B and class C common stock;

•	concentration of ownership of our common stock in a few of our largest members;

•	the ultimate allocation of shares of our common stock to our members under the true-up process;

•	our characterization of the restructuring and the true-up for U.S. federal income tax purposes;

•	restrictions on a change of control contained in our organizational documents and applicable law; and

•	the impact of U.S. banking regulations on our members’ ownership of our common stock.

All subsequent written and oral forward-looking statements concerning the restructuring or other matters addressed in this proxy statement-prospectus and attributable to Visa International, Visa U.S.A., Visa Canada, Visa Europe or Visa Inc. or any person acting on any such company’s behalf are expressly qualified in their entirety by the cautionary statements referred to in this section. Except to the extent required by applicable law or regulation, none of Visa International, Visa U.S.A., Visa Canada or Visa Inc. undertakes any obligation to release publicly any revision to such forward-looking statements.

THE PROXY SOLICITATION

Matters to be Considered

This proxy statement-prospectus is furnished to members of Visa International and Visa U.S.A. in connection with the solicitation by the boards of directors of Visa International and Visa U.S.A. of the adoption and approval by their respective members of the restructuring proposal and the equity incentive plan proposal. The Visa International and Visa U.S.A. boards of directors recommend that the restructuring proposal and the equity incentive plan proposal be approved.

The Restructuring Proposal

Members of Visa International and Visa U.S.A. are being asked to adopt and approve the restructuring agreement and each of the transactions contemplated by the restructuring agreement, including:

•

The amendments to the certificate of incorporation and bylaws of Visa U.S.A. in order to separate the voting and economic rights of members of Visa U.S.A. from members’ commercial and other rights and obligations as members of Visa U.S.A. with regard to participation in the Visa payments system;

•	The merger of VI merger sub, a wholly owned subsidiary of VI LLC, which is a wholly owned subsidiary of Visa International, into Visa International, in the Visa International merger;

•

The reallocation of all of the limited liability company interests in VI LLC to separate the limited liability company interests into six classes, corresponding to the five geographic Visa regions (after the surrender of Visa Canada’s interest as described above), and the allocation of the limited liability company interests to individual members of VI LLC in accordance with each member’s regional affiliation and the respective ownership percentages as contemplated by the restructuring agreement;

•	The merger of VI LLC into Visa Inc. in the VI LLC merger; and

•	The merger of a non-stock corporation in which Visa Inc. is the sole member, and which we refer to as Visa U.S.A. merger sub, into Visa U.S.A. in the Visa U.S.A. merger.

Consummation of the restructuring is conditioned upon, among other things, receiving the consents of the respective members of Visa International and Visa U.S.A. necessary to approve the restructuring, as well as approval of the members of Visa Canada.

The full text of the restructuring agreement is attached as Annex A to this proxy statement-prospectus and is incorporated herein by reference. For additional information, see “The Global Restructuring Agreement.”

The Equity Incentive Plan Proposal

In addition to the restructuring, you will be asked to consider and approve the equity incentive plan. The equity incentive plan would allow us to grant or award stock-based rights and awards to our non-employee directors, officers, employees and consultants.

Action by Written Consent

In lieu of a special meeting of Visa International or Visa U.S.A., action on the restructuring proposal and equity incentive plan proposal will be taken by written consent of the respective members of each entity. The restructuring is scheduled to be consummated on     , 2007, which is expected to be as soon as practicable after consents have been received and not revoked from members of Visa International and Visa U.S.A. representing the requisite number of votes required to approve the restructuring and all other conditions to closing have been satisfied or waived, but which will not in any event be sooner than 30 days after the date of mailing of this proxy statement-prospectus. If the equity incentive plan proposal receives the requisite member approval, the equity incentive plan will become effective immediately after the closing of the restructuring.

Notwithstanding the foregoing, no consent by a member of Visa International will be effective to approve the restructuring proposal unless it is delivered within 60 days of the earliest dated consent to the restructuring proposal or equity incentive plan proposal delivered to Visa International. Similarly, no consent by a member of Visa U.S.A. will be effective to approve the restructuring proposal unless it is delivered within 60 days of the earliest dated consent to the restructuring proposal or equity incentive plan proposal, respectively, delivered to Visa U.S.A.

Record Date

Visa International and Visa U.S.A. have fixed the close of business on     , 2007 as the record date for determining which of their respective members are entitled to consent with respect to the restructuring proposal and to determine the members that will be asked to execute a proxy to authorize the execution of a written consent to approve the equity incentive plan proposal. Only members of Visa International and Visa U.S.A. on the record date are entitled to consent to the restructuring proposal and execute proxies to approve the equity incentive plan proposal. On the record date, there were approximately      members of Visa International and      members of Visa U.S.A. who will be entitled to submit consents and proxies.

As of the record date, no directors and executive officers of Visa International or Visa U.S.A. beneficially held membership interests in Visa International or Visa U.S.A.

Consent Required

The Restructuring Proposal

Visa International

In order for the restructuring proposal to be approved by the members of Visa International, consents must be received from members having a majority of the voting power held by all members that are entitled to elect the governing body of Visa International. The voting power represented by each consent is set forth on the accompanying form of proxy to consent and is out of a total of 4,541,757,020 votes that would be entitled to be cast on such proposal at a meeting of Visa International’s members. Specifically:

•

each Principal and Visa Cash Program participant is entitled to one vote for each U.S. $1,000, or fraction thereof, of card sales volume and Visa Cash sales volume as reported in such member’s operating certificates for the calendar year ended December 31, 2006;

•	each PLUS Issuer is entitled to one vote for every 25 PLUS Program Cards, except for cards that bear both Visa and PLUS Program marks, in existence at December 31, 2006; and

•

each Cheque Issuer is entitled to one vote for each U.S. $1,000, or fraction thereof, of cheque sales volume, or its equivalent in such member’s currency, as set forth, in the Cheque Issuer’s operating certificates for the calendar year ended December 31, 2006.

The voting allocation in each case is subject to the operating certificates not being found inaccurate by the board of directors of Visa International.

Visa U.S.A.

Approval of the restructuring proposal by Visa U.S.A. members will require the consent of members representing two-thirds of the voting power of members that would be entitled to vote on the proposal at a meeting of Visa U.S.A.’s members, which we refer to as Visa U.S.A. voting members. Acquirer members, administrative members, cheque issuer members, group members, associate members sponsored by a debit interchange member and principal members of Visa U.S.A. in existence as of the relevant date of determination are voting members if such member had sales volume during the twelve months preceding March 31, 2007 and meets any of the following criteria:

•	had its application accepted by Visa U.S.A. on or before February 10, 1992;

•	is an affiliate, as defined in the Federal Bank Holding Company Act of 1956, as amended, of a member that had its application accepted by Visa U.S.A. on or before February 10, 1992; or

•	had debit card sales volume, during the twelve months preceding March 31, 2007.

The Visa U.S.A. voting members are entitled to an aggregate of 100 million votes. Each Visa U.S.A. voting member is entitled to the number of votes equal to 100 million multiplied by the Visa U.S.A. voting member’s membership proportion, which number of votes is set forth on the accompanying consent. Membership proportion means, for each Visa U.S.A. voting member, an amount equal to the quotient obtained by dividing: (A) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid by such Visa U.S.A. voting member (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) to Visa U.S.A. from the date of the Visa U.S.A. voting member’s acceptance as a member through January 15, 2006; by (B) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid to Visa U.S.A. by all Visa U.S.A. voting members (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) from May 26, 1970 through January 15, 2006.

The Equity Incentive Plan Proposal

To approve the equity incentive plan for Visa Inc. we are seeking the approval of the members holding membership interests in Visa International, Visa U.S.A. and Visa Canada, which, assuming the completion of the restructuring, would represent a majority of the outstanding shares of common stock of Visa Inc. immediately after the closing. We are also obtaining the approval of the equity incentive plan by Visa International, the sole stockholder of Visa Inc. prior to the restructuring.

Revocation of Consents

Any consent or proxy to consent given pursuant to this solicitation by a member of Visa International with respect to the restructuring proposal or equity incentive plan proposal being submitted for member approval may be revoked by the member giving it at any time before unrevoked consents from members representing the requisite number of votes required to approve the restructuring proposal or equity incentive plan proposal are delivered to Visa International, or in the case of the equity incentive plan proposal, before a written consent approving the equity incentive plan proposal is executed and delivered to Visa Inc. Consents may be revoked by filing a written notice of revocation with the Secretary of Visa International. Any such notice of revocation should be sent to the following address:

Visa International Service Association

P.O. Box 8999

San Francisco, CA 94128-8999

Attn: Thomas M’Guinness, Secretary

Any consent given pursuant to this solicitation by a member of Visa U.S.A. may be revoked by the member giving it at any time before unrevoked consents from members representing the requisite number of votes required to approve the restructuring proposal or equity incentive plan proposal are delivered to Visa U.S.A. Consents may be revoked by filing a written notice of revocation with the Secretary of Visa U.S.A. Any such notice of revocation should be sent to the following address:

Visa U.S.A. Inc.

P.O. Box 8999

San Francisco, CA 94128-8999

Attn: Joshua Floum, Secretary

Costs of Soliciting Consents; Additional Materials

The cost of the solicitation of consents from Visa International members will be paid by Visa International. The cost of the solicitation of consents from Visa U.S.A. members will be paid by Visa U.S.A. In addition to solicitation by mail, Visa International and Visa U.S.A. may solicit proxies to consent by telephone, telegram, e-mail, facsimile or through personal contacts. The extent to which this will be necessary depends entirely upon how promptly proxies to consent are returned.

Visa International and Visa U.S.A. have jointly retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation for a fee of $740,000 plus expenses. You are urged to send in your proxy without delay.

All copies of information materials will be furnished directly to members of Visa International, Visa U.S.A. and any member who desires additional copies of the solicitation materials for the purposes of review in connection with the decision to furnish a consent should write to:

Visa Inc.

P.O. Box 8999

San Francisco, CA 94128-8999

Attn: Visa Inc. Corporate Secretary

GENERAL INFORMATION REGARDING THE VISA CANADA MEETING

General

Visa Canada management is delivering this proxy statement-prospectus as part of the information being made available to members of Visa Canada in connection with the general meeting.

The information provided herein is given as of     , 2007, unless otherwise specified.

Date, Time and Place of Meeting

The meeting will be held on     , 2007 at 12:00 p.m. (Eastern Standard Time) at the offices of Visa Canada Inc., Suite 3710, Scotia Plaza, 40 King Street West, Toronto, Ontario, unless otherwise adjourned or postponed.

Record Date

The record date for the determination of members/shareholders entitled to notice of and to vote at the meeting is     , 2007.

Purpose of the General Meeting

At the general meeting, Visa Canada members/shareholders will be asked to consider, and if thought advisable, to pass, with or without amendment:

1.	bylaw amendments to accommodate the vesting of the commercial and other rights and obligations regarding participation in the Visa payments system of members of Visa Canada in separate service agreements between each member and Visa Canada;

2.	applications for supplementary letters patent to permit Visa Canada membership interests to be transferable and, subsequently, to effect the charter changes required to convert Visa Canada from a non-share capital corporation to a for-profit share capital corporation as contemplated in paragraph 3;

3.	a proposal (including supplementary letters patent) to take steps to convert from a non-share capital corporation to an OBCA corporation;

4.	a special resolution authorizing the amalgamation of Visa Canada and Visa Canada Merger Sub, a wholly owned subsidiary of Visa Inc., under sections 175 and 176 of the OBCA upon the terms and conditions set forth in the restructuring agreement;

5.	a resolution approving the equity incentive plan; and

to transact such other business as may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.

Voting

A Visa Canada member/shareholder may appoint a person to act as proxy holder and provide voting instructions to that person.

The proxy holders named in the attached form of proxy are directors of Visa Canada. A Visa Canada member/shareholder may appoint another person to act as proxy holder.

Visa Canada members/shareholders that are unable to attend the meeting should complete, date, sign and return the enclosed form of proxy to:

Visa Canada Association

Suite 3710, Scotia Plaza

40 King Street West

Toronto Ontario, M5H 3Y2

Attn: Mitchell Wolfe

not later than 5:00 p.m. (Eastern Standard Time), on     , 2007, or if the meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the adjourned meeting.

Voting Instructions

On the form of proxy, each Visa Canada member/shareholder may indicate how the member/shareholder wants the proxy holder to vote, or the member/shareholder may let the proxy holder decide. If voting instructions are given, then proxy holders will vote in accordance with those instructions.

If no voting instructions are given, then proxy holders will vote as they see fit. If a member/shareholder appoints the proxy holders named on the attached form of proxy and does not specify how they should vote, then the proxy holder will vote “FOR” each of the resolutions under consideration.

Revocation of Proxies

A Visa Canada member/shareholder who has returned a form of proxy may revoke it by:

(i)	completing and signing another form of proxy with a later date than the form of proxy that was previously returned and returning the later-dated form of proxy to the corporate secretary of Visa Canada; or

(ii)	returning a written statement signed by the member/shareholder or member/shareholder’s attorney as authorized by the member/shareholder in writing:

(a)	to the corporate secretary of Visa Canada, at any time up to and including , 2007 or, if the meeting is adjourned or postponed, the not less than 48 hours (excluding Saturdays and holidays) before the time to which the meeting has been adjourned or postponed; or

(b)	to the chairman of the meeting on the date of the meeting or any adjournment(s) or postponement(s) of the meeting, before the start of the meeting.

Members/Shareholders Entitled to Vote

As of     , 2007, the date of this proxy statement–prospectus, there were      members/shareholders of Visa Canada entitled to vote with an aggregate of      votes eligible to be cast at the meeting.

Principal Members/Shareholders

To the knowledge of the directors and officers of Visa Canada, the only members that, together with such member’s associates, as at     , 2007, beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the votes attached to membership interests in Visa Canada are Canadian Imperial Bank of Commerce, which is entitled to 60,069,424 votes, Royal Bank of Canada, which is entitled to 47,275,459 votes, and The Toronto-Dominion Bank, which is entitled to 24,265,377 votes.

THE RESTRUCTURING TRANSACTIONS

Background to the Restructuring Transactions

The Visa Enterprise

The Visa enterprise consists of five primary corporate entities related by ownership and membership: Visa International, Visa U.S.A., Visa Europe, Visa Canada and Inovant. The Visa enterprise operates in six geographic regions, Visa U.S.A., Visa Europe, Visa Canada and three regions that operate as divisions of Visa International: Visa AP, Visa LAC, and Visa CEMEA. All five corporate entities and the three unincorporated regions have their own boards of directors.

Inovant, the direct or indirect owners of which are Visa U.S.A., Visa Europe, Visa International and Visa Canada, is responsible for operating the VisaNet transaction processing system and other related processing systems.

Visa International is a Delaware non-stock corporation, the members of which are Visa U.S.A., Visa Europe, Visa Canada and certain financial institutions and groups of such institutions, which we refer to as group members, in the Visa International unincorporated regions of Visa AP, Visa LAC and Visa CEMEA. The members of Visa U.S.A., Visa Europe and Visa Canada are financial institutions within each respective geographic region.

Together, the six Visa regions have a long-standing relationship stemming from their joint ownership, governance, and continued investment in Visa International and Inovant. This relationship extends to their unified commitment to offer a seamless global service to the financial institution members, merchants and cardholders that participate in the Visa system worldwide.

Regional Evaluations

Throughout its recent history, the management and boards of directors of each of the Visa regions have engaged in strategic reviews that included the evaluation of business and structural opportunities. In addition, the Visa International board and Presidents’ Council, a committee consisting of the presidents of the five primary corporate entities and the presidents of the three unincorporated regions, have engaged in various discussions on how to improve the Visa business through increased global coordination and interoperability, joint investment and product development and prioritization of key business objectives, with the objective of enhancing the Visa enterprise’s global business and structure.

At the beginning of 2005, strategic reviews were in progress in four regions:

•	Visa U.S.A. was engaged in an evaluation of its business model to explore operational, governance and ownership alternatives, including a potential initial public offering of Visa U.S.A.;

•	Visa Canada was engaged in an evaluation of potential restructuring options for Visa Canada, including a potential initial public offering of Visa Canada;

•	Visa AP was engaged in an evaluation of the implications of incorporating Visa AP; and

•	Visa LAC was engaged in an evaluation of the implications of incorporating Visa LAC.

Each of these reviews shared the common fundamental objective of improving Visa operations within their respective regions for the benefit of the overall Visa enterprise.

Global Discussions Begin

This section describes the process by which each Visa region evaluated its individual alternatives before the regions reached a consensus that the proposed global restructuring would best position the overall Visa enterprise to succeed at both a global and regional level.

At its regular meeting held on April 5, 2005, the Visa International board of directors discussed the separate strategic reviews then being conducted by Visa U.S.A., Visa Canada and Visa AP. Visa International’s board decided that Visa International management would evaluate Visa International’s role as a global enterprise, taking into consideration the then-current direction of Visa U.S.A., Visa Canada and Visa AP.

At its regular meeting held on April 29, 2005, the Visa LAC board discussed the necessity of maintaining global coordination and the interoperability of the Visa payments system in the event of any structural change in any of the regions. The Visa LAC board determined that Visa International should be asked to work together with all of the regions to analyze options for operating the Visa enterprise as a single company before any region-specific structural changes were implemented. The Visa LAC board also directed the region’s management to explore the financial and legal implications of separately incorporating Visa LAC.

At its regular meeting held on May 31, 2005, the Visa International board of directors decided that Visa International would coordinate the restructuring efforts across the regions. At the suggestion of directors from Visa LAC, the Visa International board also determined that the management of Visa International, in conjunction with representatives of the management of each region, should conduct a thorough evaluation of potential global restructuring options.

For the next few months, in parallel with region-specific structural evaluations, Visa International, with participation from all regions, evaluated potential global restructuring options. Throughout this evaluation period, frequent status updates were provided to each of the regional boards, which also continued to deliberate on region-specific alternatives.

On June 12, 2005 and August 25, 2005, the Visa U.S.A. board discussed governance and structural alternatives specific to Visa U.S.A. On July 29, 2005 and October 19, 2005, the Visa Canada board discussed region-specific governance, structural and ownership alternatives for Visa Canada, considering these options in light of the ongoing Visa International-led evaluation of global restructuring options. On October 24, 2005, the Visa LAC board discussed the business, legal and tax implications of regional incorporation and approved in principle the incorporation of Visa LAC, subject to a review of the conclusions and recommendations of the ongoing Visa International global restructuring evaluation. During this period Visa LAC retained Greenberg Traurig LLP, which we refer to as Greenberg Traurig, to provide legal advice to the board of Visa LAC in connection with its evaluation of restructuring options. On October 20, 2005, the Visa AP board extensively discussed governance and structural options, including regional incorporation, but determined not to take action that might be inconsistent with a global restructuring of the Visa enterprise until the Visa International global restructuring evaluation was complete. On October 25, 2005, the Visa CEMEA board engaged in extensive discussions before determining that it would wait until the completion of the Visa International global restructuring evaluation before pursuing the incorporation of Visa CEMEA.

At its regular meeting held on November 11, 2005, the Visa International board discussed the status of the global restructuring evaluation and the regional reorganization efforts. There was a consensus among the directors from the various regions that no region would implement any restructuring process without first consulting with the Visa International board, with the exception of Visa U.S.A.’s ongoing effort to add independent directors to its board. At this time, the Visa International board and all of the regional boards agreed to increase the frequency of their regularly scheduled and special meetings to consider potential global restructuring options.

At a special meeting of the Visa International board held on January 5, 2006, the board was updated on the current status of the Visa International-led evaluation of potential global restructuring options. The board also reviewed preliminary global restructuring options proposed by Visa U.S.A.

At a special meeting held on February 6, 2006, the Visa International board created an informal advisory group, led by Peter Hawkins, Chairman of the Visa AP board, and composed of directors of Visa International from each of the regions to oversee the review of global restructuring options and the development and refining of specific global restructuring options. The board also agreed that senior management representatives from each of the regions would temporarily move to Visa International’s California corporate headquarters and would focus on the evaluation of four potential global restructuring options developed by the Visa International-led management team. The structures under consideration generally were:

•	a unified entity where all Visa entities participate in a public offering;

•	a public offering with the regions controlled to varying degrees by a newly created holding company;

•	a public offering with the Visa brand held jointly by the current Visa entities and the holding company; and

•	retention of the then-existing member association.

The management team was instructed to make a recommendation to the Visa International board by May 2006, and to provide regular updates to the Visa International and regional boards. McKinsey & Company, Inc. United States, which we refer to as McKinsey, which had been retained by Visa International in December of 2004 to evaluate Visa International’s global operating model, provided strategic support and Greenhill & Co., LLC, which we refer to as Greenhill, which had been retained by Visa U.S.A. in December 2005 as a financial advisor to evaluate strategic alternatives, provided strategic and financial advice.

In parallel with assessing global restructuring options, the Visa regions continued to evaluate region-specific restructuring alternatives:

On January 17, 2006 and February 21, 2006, the Visa AP board held a lengthy discussion of the implications of the global restructuring options for Visa AP in the context of its previously proposed regional incorporation. On February 21, 2006, the board discussed the implications of the different global restructuring options. The Visa AP board had concerns that the current association model would not be sufficient to meet the needs of the current and future business environment, noting the restructuring of specific global competitors and the need to transition to a more unified, global organization to better serve the needs of customers.

On January 23, 2006, February 23, 2006, and March 27, 2006, the Visa CEMEA board reviewed the four global restructuring options under evaluation, expressing preliminary support for options contemplating a global public offering as best addressing the future needs of the Visa enterprise. The board also considered the conditions under which Visa CEMEA would consider participating in a global restructuring.

On January 25, 2006 and March 15, 2006, the Visa U.S.A. board debated the merits of the four global restructuring options as compared with Visa U.S.A. region-specific alternatives. At the March 15, 2006 meeting, the Visa U.S.A. board approved a proposal for approaching U.S.-based litigation in the context of a global restructuring.

On January 30, 2006, February 18, 2006, and March 27, 2006, the Visa LAC board reviewed the four global restructuring options and their implications for the Visa LAC region, including considerations related to U.S.-based litigation.

On January 30, 2006, February 22, 2006, and March 24, 2006, the Visa Canada board discussed the four global restructuring options in light of Visa Canada’s regional objectives. The Visa Canada board also reviewed the current status of Visa Canada’s evaluation of region-specific restructuring options. The board confirmed that Visa Canada was supportive of the global restructuring initiative and that any region-specific restructuring undertaken by Visa Canada would leave Visa Canada the flexibility to participate in a global restructuring once finalized.

At the regular Visa International board meeting held on February 27, 2006, through February 28, 2006, Mr. Hawkins and Visa International Chairman, William Campbell, presented an update on the ongoing evaluation of global restructuring options. At the regular meeting of the Visa International board of directors held on March 29, 2006, the board formalized a governance and structure subcommittee to replace the advisory group previously constituted on February 6, 2006, to oversee Visa International’s restructuring efforts, with Mr. Hawkins as its Chairman. Mr. Hawkins then led a discussion on the current status of the global restructuring options, and the matters which would need to be resolved in order for the Visa International board to endorse a preferred approach. The board also discussed the preparation of a Memorandum of Understanding, or MOU, in order to facilitate achieving a consensus among the regions. The board also considered a proposal to address potential U.S.-based litigation liabilities in the context of the different global restructuring options.

In late April and early May of 2006, Mr. Hawkins met with each of the Visa regional boards to discuss the results of the global restructuring team’s evaluation of the global restructuring options. In particular, Mr. Hawkins discussed the emerging support for a global public offering with Visa Europe as a licensee, but also highlighted the need to retain “regionality,” or the global company’s ability to focus on and properly serve local markets. Mr. Hawkins met with the Visa AP board on April 18, 2006, the Visa LAC board on April 24, 2006, the Visa Canada board on April 26, 2006, the Visa U.S.A. board on April 27, 2006, the Visa Europe board on May 2, 2006, and the Visa CEMEA board on May 5, 2006. The Visa AP board, after lengthy discussion, expressed its support, in principle, for a global public offering with Visa Europe as a licensee and requested that Visa AP’s representatives on the Visa International board to attempt to build global consensus for this option. The Visa LAC board discussed the strategic, legal and business impacts of the global restructuring and expressed the view that preserving regionality was the key to a successful global restructuring solution. The Visa Canada board considered the strategic, legal and business implications of each of the restructuring options. The Visa Canada board noted that it believed that its current association model would not best position Visa Canada for future success and the board reached a preliminary consensus that a global solution offered numerous benefits, provided that regional focus could be preserved. The Visa U.S.A. board voiced support for a global public offering and discussed the required commitment of Visa U.S.A. and its members regarding U.S.-based litigation. The Visa CEMEA board noted that a global public offering with Visa Europe as a licensee appeared to be the best option, but determined that it should continue to consider other possible strategic alternatives available to the regions.

At a special meeting of the Visa International board of directors held on May 8 and 9, 2006, Mr. Hawkins led the board in a detailed overview of the four global restructuring options. Visa Canada President, Derek Fry, reviewed the global restructuring team’s analysis, evaluation criteria, and recommendation that Visa pursue a restructuring option, in which the Visa enterprise would be restructured into a global, for-profit, public company – Visa Inc. – with regionality. Under the recommended option, Visa Europe would retain its member-owned association structure and become an exclusive licensee of Visa Inc. Visa International President, Christopher Rodrigues, addressed the board regarding the conclusions drawn from a global strategy evaluation, which endorsed the recommendation made by the global restructuring team. Visa U.S.A. Executive Vice President, William Sheedy, then presented to the board an analysis of the valuation and marketability of all four global restructuring options, drawing on the advice of three investment banks consulted – Greenhill, Lehman Brothers Inc., which we refer to as Lehman Brothers, and which had been retained by Visa International in April of 2006, and UBS Investment Bank, which we refer to as UBS. Representatives from Lehman Brothers then reviewed with the board the advantages of a global float to the Visa enterprise. Director Richard Davis, acting in his capacity as a director of Visa U.S.A. and Visa U.S.A. General Counsel, Joshua Floum, presented to the Visa International board a privileged proposal regarding certain existing current U.S.-based litigation. Representatives from each of Greenhill and UBS then separately advised the board regarding various financial implications of each of the global restructuring options. Following the presentations of each of Greenhill and UBS, Mr. Hawkins led a discussion in which each of the regional presidents expressed his or her views on, and preference for, the recommended global restructuring option. After additional discussion, the Visa International board of directors unanimously endorsed the restructuring team’s recommendation and agreed on a process for negotiating a MOU, to be led by Mr. Hawkins and supported by management and a team of directors with representation from each region. The board determined that business model and valuation support for this phase would be provided by Lehman Brothers.

Negotiation of the Memorandum of Understanding and Board Approvals

This section describes the process by which director representatives from each Visa region, working closely with their respective regional boards, agreed to terms for a non-binding MOU to govern the global restructuring.

At a special meeting of the Visa LAC board held on May 29, 2006, the board reviewed the outcome of the Visa International board meeting held on May 8 and 9, 2006. The Visa LAC board expressed its interest in negotiating a mutually beneficial MOU for the creation of a global company, provided that it addressed the priorities of the LAC region, including responsibility for retrospective and prospective litigation, retention of an adequate level of regionality, appropriate valuation of Visa LAC’s regional operations and specific interests, and creation and management of a global company that would result from a merger of Visa entities and not as part of an acquisition by one region. In late May of 2006, the Visa LAC board selected Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, as its financial advisor in connection with the restructuring.

At a special meeting of the Visa International board of directors held on May 31, 2006, Mr. Hawkins provided a general update on the timeline for negotiating the MOU, the substantive open issues, and the role of regional management and directors in the drafting and negotiation process. Visa U.S.A. President, John Coghlan, and Visa Europe President, Peter Ayliffe, gave an update on principles of the proposed licensor/licensee relationship between Visa Inc. and Visa Europe. Representatives from Lehman Brothers reviewed the progress on developing an agreed-upon methodology for allocating ownership of Visa Inc. among the regions, noting that some regions provide higher growth while other regions provide economies of scale. Mr. Campbell noted Visa International management’s recommendation to retain White & Case LLP, which we refer to as White & Case, to support the Visa International board as a legal advisor on activities related to the restructuring.

At telephonic meetings of the Visa U.S.A. board held on June 2, 2006 and June 14, 2006, Mr. Sheedy and Mr. Floum led the board in a discussion of the MOU. Mr. Sheedy further discussed a methodology for allocating ownership in Visa Inc., which would be presented to each of the regional boards, including that actual earnings would be the benchmark for which Visa Inc. would be valued in the public market and should serve as the basis for relative value.

In June 6, 2006, the board of directors of Visa International retained White & Case to act as its independent legal counsel in connection with the restructuring.

On June 8, 2006, the board of Visa AP retained Macquarie (Hong Kong) Limited, which we refer to as Macquarie, to provide financial and strategic advice to the board.

At the regular meeting of the Visa AP board held on June 15, 2006, Mr. Campbell, acting in his capacity as Chairman of the Visa International board, reported on the progress made on the global restructuring proposal at the Visa International board meetings, including the unanimous selection of the recommended restructuring option at the May 9, 2006 Visa International board meeting and the progress to date in drafting preliminary versions of the MOU. The Visa AP board debated the merits of the recommended restructuring option and the current draft of the MOU. The board passed a resolution supporting the recommended restructuring option. Mr. Sheedy and a representative from Greenhill joined the meeting by telephone and presented a proposal for allocating ownership in Visa Inc.

At a special telephonic meeting of the Visa Canada board held on June 16, 2006, directors and management representing Visa U.S.A. met with directors and management representing Visa Canada. The representatives of Visa U.S.A. presented their perspective on the terms on which the proposed global restructuring ought to be completed and presented a proposal for allocating ownership in Visa Inc.

At the regular meeting of the Visa LAC board held on June 22, 2006, with the presence of representatives from the external legal and financial advisors to the Visa LAC board, Greenberg Traurig and Credit Suisse, the board reviewed the draft MOU in light of Visa LAC’s requirements and received advice from Greenberg Traurig regarding the proposed MOU. On June 23, 2006, the board held a second session in which representatives of the Visa U.S.A. board provided their perspective on the terms on which the proposed global restructuring ought to be completed and presented a proposal for allocating ownership in Visa Inc. The board then considered the Visa U.S.A. presentation.

At the regular meeting of the Visa CEMEA board held on June 23, 2006, the board reviewed the draft MOU and extensively discussed areas of particular importance to Visa CEMEA. Representatives from the Visa U.S.A. board joined the meeting by telephone and provided their perspective on the terms on which the proposed global restructuring ought to be completed and presented a proposal for allocating ownership in Visa Inc. In executive session, the CEMEA board discussed the Visa U.S.A. proposal and other considerations relative to the proposed restructuring.

At a special telephonic meeting of the Visa Canada board held on June 23, 2006, the board discussed the Visa U.S.A. proposal presented on June 16, 2006, and debated specific issues related to the draft MOU.

At a regular meeting of the Visa International board of directors held on June 27, 2006, directors representing each region updated the board on key negotiation issues related to their respective region, and expressed continued willingness to support the recommended restructuring. Mr. Hawkins briefed the board on a two-part negotiation process, one part focusing on negotiations among the regions participating in Visa Inc., and the other part between the regions participating in Visa Inc. and Visa Europe. Immediately following this meeting, directors representing the regions participating in Visa Inc. submitted an offer to directors representing Visa Europe, which offer was not accepted. Key issues to be resolved included the royalty amount payable in connection with Visa Europe’s license and specific monetary consideration to be paid to Visa Europe.

On June 27, 2006, Visa Canada, Visa AP, Visa CEMEA and Visa LAC jointly retained Latham & Watkins LLP, which we refer to as Latham & Watkins, as their special U.S. counsel with respect to the restructuring.

At special meetings on July 9 and 31, 2006, the Visa LAC board reviewed progress made in the negotiations concerning the MOU. On July 18, 2006, the Visa LAC Board formally retained Credit Suisse. Credit Suisse and Greenberg Traurig were present at the July 31, 2006 meeting. During this meeting, Greenberg Traurig provided legal advice to the board regarding the terms of the MOU.

On July 18, 2006, the board of Visa LAC retained Credit Suisse to provide financial advice to the Board.

At meetings held from July 19, 2006 through July 21, 2006, directors representing the regions that intended to become subsidiaries of Visa Inc. negotiated the terms of the MOU terms and reached preliminary agreement on an ownership allocation methodology among the participating regions based on projected earnings contribution to Visa Inc., subject to confirmation by the regional chief financial officers.

At a special meeting of the Visa International board of directors held on July 25, 2006, Mr. Hawkins provided an update on the substantial progress made in resolving issues among the regions participating in Visa Inc. and advised the board that future negotiations would primarily focus on Visa Inc.’s relationship with Visa Europe.

At meetings held from August 2, 2006 through August 4, 2006 and from August 15, 2006 through August 17, 2006, directors representing the regions participating in Visa Inc. negotiated terms with directors representing Visa Europe.

At a special meeting of the Visa International board of directors held on August 21, 2006, Mr. Hawkins advised the board that agreements in-principle had been reached between the regions participating in Visa Inc. and Visa Europe on financial terms and that management teams from the regions participating in Visa Inc. would finalize share ownership methodology.

At meetings held on August 21, 2006 through August 26, 2006, the chief financial officers of Visa AP, Visa Canada, Visa CEMEA, Visa LAC, and Visa U.S.A. completed due diligence on the ownership allocation methodology agreed to at the July 21, 2006 negotiations. The chief financial officers also reached consensus on a process to rebalance, or true-up, ownership share based on regional financial performance following the formation of Visa Inc.

At a regularly scheduled telephonic meeting of the Visa U.S.A. board held on September 1, 2006, Mr. Floum advised the board regarding the legal standards applicable to its decision regarding the restructuring. Mr. Hawkins and representatives from Visa International then described the draft MOU and the proposed process for approving the MOU. The Visa International representatives then left the call, and the Visa U.S.A. directors discussed the terms of the restructuring in detail.

At meetings held on September 6, 2006, directors representing the regions participating in Visa Inc. negotiated final terms of the MOU with directors representing Visa Europe.

At a special telephonic meeting of the Visa CEMEA board held on September 7, 2006, Mr. Hawkins and Visa International Deputy General Counsel, Thomas M’Guinness, gave a general update on the status of the negotiations regarding the MOU. Representatives from White & Case discussed the legal aspects of establishing Visa Inc. and Mr. M’Guinness explained the most recent modifications to the MOU. A representative from Lehman Brothers then reviewed with the board the ownership and valuation methodology behind the ownership allocation reflected in the MOU, and further clarified the true-up process in response to questions. ABN AMRO Corporate Finance Limited, which was retained as Visa CEMEA’s financial advisor on September 15, 2006, and which we refer to as ABN AMRO, then presented a preliminary valuation for Visa CEMEA and explained the methodology they used. Visa CEMEA General Counsel, Adrian Phillips, described the MOU, and Visa CEMEA Chairman, Vivian Bartlett, raised additional points of information for the directors, including a discussion of a minimum allocation of ownership in Visa Inc. for members of Visa CEMEA. The CEMEA board then approved a resolution endorsing the MOU, subject to satisfactorily addressing responsibility for current U.S.-based litigation and the incorporation of a transparent true-up process in the definitive agreements.

At a special telephonic board meeting of the Visa AP board held on September 7, 2006, Mr. Hawkins advised the board that the method for allocating ownership in Visa Inc. had been agreed to by the negotiating directors for each of the regions participating in Visa Inc., subject to the approval of the MOU by their respective boards, that an agreement in principle had been reached on terms with Visa Europe, and that Visa U.S.A.’s proposal on U.S.-based litigation was satisfactory.

At a regularly scheduled board meeting of the Visa Canada board held on September 8, 2006, Visa Canada’s Chief Financial Officer, Tim Wilson, reviewed the process undertaken to validate the methodology underlying the ownership allocation set forth in the MOU. Mr. Wilson also explained the true-up process. The Board discussed specific negotiation points in the MOU, aided by Mr. Hawkins and Mr. M’Guinness, on behalf of Visa International, representatives of Lehman Brothers, Visa International’s financial advisor, who participated by telephone, and representatives of Latham & Watkins, Visa Canada’s external U.S. counsel, who participated by telephone. The board then heard from Mr. Davis, Director Charles Doyle, acting in his capacity as a director of Visa U.S.A., and Mr. Floum, as representatives of Visa U.S.A., regarding the MOU.

At a regularly scheduled telephonic meeting of the Visa U.S.A. board held on September 8, 2006, management presented a summary of the negotiations of the MOU. Representatives from Visa U.S.A.’s external legal counsel reviewed with the board its fiduciary duties and appropriate process in connection with the transaction. Representatives from Greenhill reviewed for the board its financial analysis and stated that Greenhill expected to be in a position to deliver a formal opinion to the Visa U.S.A. board regarding the fairness, from a financial point of view, of the consideration to be received by the members of Visa U.S.A. in the proposed transaction at the time of the execution of the definitive agreements.

At a special telephonic meeting of the Visa LAC board of directors held on September 6, 2006, with the presence of representatives from Greenberg Traurig and Credit Suisse, Mr. Hawkins, assisted by Mr. M’Guinness, presented the terms and conditions of the MOU. Representatives from Lehman Brothers reviewed with the board their views on how a public offering of equity securities of a company constructed under the proposed MOU would be received by potential investors. Directors deliberated on the terms of the MOU and asked numerous questions to representatives from White & Case and Lehman Brothers on specific terms of the MOU. After additional deliberation, the directors unanimously endorsed the MOU, subject to conducting legal due diligence to confirm the viability of Visa U.S.A.’s commitments regarding certain U.S.-based litigation.

At a special meeting of the Visa International board of directors held on September 12, 2006, the board discussed the proposed MOU in detail, reviewed due diligence findings and received the advice of third-party legal counsel and financial advisors. At the conclusion of the meeting, a statement of support for the MOU was signed by all directors and regional presidents in attendance. Following this meeting, White & Case’s engagement was expanded to include acting as independent counsel to the Transition Governance Committee in connection with the restructuring.

At a special meeting of the Visa Canada board held on September 28, 2006, the Visa Canada board reviewed the final draft of the MOU, including the side letter that included provisions for a transition governance committee, comprised of directors from each region and Visa International, to lead the development and implementation of definitive agreements implementing the restructuring. After additional discussion on the true-up process, the board unanimously approved the MOU and related side letter.

Over the course of a series of four meetings held between September 13, 2006 and September 29, 2006, the board of Visa U.S.A. reviewed the MOU in detail, including an evaluation of the structure contemplated by the proposed transaction as compared to a Visa U.S.A. standalone solution, a detailed financial analysis provided by Greenhill, and a presentation by Mr. Sheedy and a representative from Skadden, Arps, Slate, Meagher & Flom LLP, which firm was on retainer to Visa U.S.A., on tax considerations. On September 29, 2006, after a discussion of the board’s fiduciary duties with a representative from external counsel, Holme Roberts & Owen LLP, which we refer to as Holme Roberts & Owen, the Visa U.S.A. board unanimously approved the MOU and side letters.

At a special telephonic meeting of the Visa LAC board held on October 2, 2006, Visa LAC General Counsel, Carlos Vásquez, reviewed the changes made to the MOU since the board’s September 6, 2006 meeting. The board debated the modifications made to the MOU, including the side letter provisions for the Transition Governance Committee. After extensive deliberation, the board endorsed the final MOU and side letter.

At a special telephonic meeting of the Visa AP board held on October 4, 2006, Visa AP President, Rupert Keeley, discussed the terms of the MOU and noted that he considered the financial terms to be acceptable to Visa AP. Representatives of Macquarie confirmed to the board that Macquarie had worked closely with the Visa AP management in evaluating the MOU and that Macquarie viewed the overall outcome as equitable and acceptable. Mr. Hawkins explained the additional provisions added to the MOU, including the provisions in the side letter relating to the formation of a transition governance committee. A representative from Macquarie updated the directors on the process by which the regional chief financial officers had reviewed each region’s financial projections. The representative from Macquarie further noted that the process of negotiation has been well-managed and equitable and overall Macquarie believes that the outcome has been positive for Visa AP. After additional discussion, the Visa AP board passed a resolution unanimously endorsing the MOU and side letter.

At the special meeting of the Visa International board of directors held on October 9, 2006, the board, after deliberation regarding the changes to the MOU and the related side letter and after noting that all six regional boards had approved the MOU after deliberation with their respective third-party legal and financial advisors, passed a motion approving the MOU and side letter. Following this meeting, the regions and Visa International issued a joint press release on October 11, 2006 announcing the proposed restructuring.

Development of the Transaction Documents and Approval

This section describes the process by which director representatives from each Visa region, working closely with their respective regional boards, agreed to the detailed terms of the transaction documents.

During the weeks of October 2, 2006 and October 23, 2006, the regional boards finalized their director representatives to the transition governance committee, including Mr. Bartlett of Visa CEMEA, Mr. Campbell of Visa International, Alberta Cefis of Visa Canada, Mr. Davis, Mr. Doyle and John Stumpf of Visa U.S.A., Mr. Hawkins of Visa AP, Segismundo Schulín-Zeuthen of Visa LAC, and Hans Van Der Velde of Visa Europe.

At four meetings that took place between January 15, 2007 and February 12, 2007, management and directors representing the regions participating in Visa Inc. and management and directors from Visa Europe negotiated financial terms of the restructuring agreement and legal and business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

After obtaining agreement by each of the Visa regional boards during the week of February 5, 2007, at the regular meeting of the Visa International board held on February 13, 2007, the Visa International board approved the recommendation of the transition governance committee to appoint Joseph Saunders as the Executive Chairman-designee of the board of Visa Inc., once Visa Inc. was formed.

At a regular meeting of the Visa LAC board of directors on February 6, 2007, Mr. Vásquez updated the board on the status of the negotiations regarding the transaction documents.

At a meeting held on February 26, 2007 through February 28, 2007, management and directors representing the regions participating in Visa Inc. and management and directors from Visa Europe negotiated financial terms of the restructuring agreement and legal and business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a regular meeting of the Visa CEMEA board of directors on March 9, 2007, a representative from White & Case reviewed the fiduciary responsibilities of the board regarding the proposed transaction. Visa International General Counsel, Thomas M’Guinness, updated the board on the status of the negotiations regarding the transaction documents. A representative from Latham & Watkins reviewed a presentation on the mechanism designed to address the current U.S.-based litigation. A representative from ABN AMRO overviewed the process pursuant to which her firm was anticipated to provide an opinion to the board regarding the fairness, from a financial point of view, of the consideration to be received in the restructuring by the Visa CEMEA members. The board then engaged in an extensive discussion about specific aspects of the proposed restructuring, including the proposed mechanism for addressing current U.S.-based litigation and regionality.

During a series of meetings and telephone calls held between March 11, 2007 through April 3, 2007, management and directors representing the regions participating in Visa Inc. and management and directors representing Visa Europe negotiated financial terms of the restructuring agreement and business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a regular meeting of the Visa Canada board of directors held on April 10, 2007, the board reviewed the current status of the negotiations in respect of the transaction documents, including the latest proposal on current U.S.-based litigation, and the regional true-up process. The board then discussed items related to the restructuring that were specific to Visa Canada, including tax, legal, and regionality considerations.

At a meeting held on April 15, 2007, management and directors representing the regions participating in Visa Inc. and management and directors from Visa Europe negotiated the final financial terms of the restructuring agreement and continued to negotiate the business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a regular meeting of the Visa International board of directors held on April 17, 2007, Mr. Saunders reviewed with the board the current status of the transaction documents negotiation. The board discussed various issues related to the transaction, including the true-up process, the agreements with Visa Europe, tax considerations, and the mechanism and terms for addressing the current U.S.-based litigation. In executive session, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc., in addition to his duties as Executive Chairman of the board of directors of Visa Inc., subject to approval by each of the regional boards.

At the regular meeting of the Visa U.S.A. board of directors held on April 18, 2007, a representative from Greenhill presented its analysis of the valuation consideration to be received by members of Visa U.S.A. A representative from Holme Roberts & Owen discussed the next steps in the restructuring process.

At a special meeting of the Visa U.S.A. board of directors held on April 27, 2007, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc.

During a series of meetings and telephone calls that took place between April 30, 2007 and May 3, 2007, management representing the regions participating in Visa Inc. and management from Visa Europe negotiated detailed business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a regular meeting of the Visa Canada board of directors on May 8, 2007, a representative from White & Case reviewed the current status of the transaction documents and answered questions from the board. A representative from Latham & Watkins reviewed a presentation on the mechanism designed to address the current U.S.-based litigation. The board then reviewed the current status of potential tax considerations to Visa Canada and its members as a result of the proposed restructuring. In executive session, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc.

At a series of meetings held between May 8, 2007 and May 10, 2007, management representing the regions participating in Visa Inc. and management from Visa Europe negotiated detailed business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a special meeting of the Visa LAC board of directors on May 10, 2007, Mr. Saunders, reviewed the status of the development of the transaction documents. Mr. Vásquez, reviewed the role of the regional board and its fiduciary duties regarding the proposed transaction. A representative from White & Case discussed the status of the negotiations in respect to the transaction documents, and further described the mechanisms in those documents designed to address the current U.S.-based litigation. Thereafter, a representative from Latham & Watkins expressed that firm’s advice on such mechanisms. After careful consideration of Latham & Watkins evaluation of the proposal, the board adopted a resolution with specific recommendations on changes designed to address Visa LAC’s concerns. In executive session, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc.

At a special meeting of the Visa AP board of directors held on May 10, 2007, Mr. Hawkins reviewed the directors their fiduciary responsibilities in connection with the evaluation of the proposed restructuring, referencing the advice of White & Case on this issue. Mr. Saunders reviewed the status of the transaction documents and answered questions related to the restructuring, including U.S.-sited litigation, the agreements with Visa Europe, and regionality. A representative from Latham & Watkins presented his firm’s advice on the restructuring and the mechanism for addressing current U.S.-based litigation, which was followed by extensive board discussion on these issues. A representative from Macquarie then provided an overview of the fairness opinion process, in anticipation of the delivery of its opinion regarding the fairness of the restructuring from a financial point of view, which opinion was anticipated to be delivered to the board at its June 7, 2007 meeting. In executive session, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc.

At a special meeting of the Visa CEMEA board of directors on May 11, 2007, the board was advised of the process and timeline related to the proposed transaction. Visa CEMEA General Counsel, Adrian Phillips, with a representative from Latham & Watkins, led the board in a full review of the proposed mechanism for addressing current U.S.-based litigation contained in the transaction documents. In executive session, the board approved the appointment of Mr. Saunders as Chief Executive Officer of Visa Inc.

At a meeting held on May 14, 2007, management and directors representing the regions participating in Visa Inc. and management and directors from Visa Europe agreed to final terms regarding the business terms of the licensor/licensee relationship between Visa Inc. and Visa Europe.

At a regular meeting of the Visa International board of directors on May 15, 2007, a representative from White & Case reviewed the relevant director duties as they related to the proposed restructuring. Mr. M’Guinness provided an update on the current status of the transaction documents. A representative from Lehman Brothers reviewed with the board the evaluation considerations and process by which it was anticipated that Lehman Brothers would deliver to the board an opinion as to the fairness of the restructuring from a financial point of view.

At a special telephonic meeting of the Visa LAC board held on May 29, 2007, Visa LAC General Counsel, Mr. Vásquez, reviewed the status of the recommendations developed by the board at its May 10 meeting. A White & Case representative provided the board with an overview of the presentation he would be providing at the Visa LAC June 8 board meeting, and answered questions from directors with respect to the current U.S.-based litigation. A representative from Credit Suisse described the fairness opinion that the firm was anticipated to provide at the meeting of the board scheduled for June 8, 2007.

At a regular meeting of the Visa Canada board of directors on May 31, 2007, Mr. Saunders reviewed the status of the transaction documents, noting the strong mechanism designed to address the current U.S.-based litigation and the importance of enhancing Visa’s business globally while maintaining a strong regional focus. A representative from Dundee Securities Corporation, which we refer to as Dundee, and which had been retained by Visa Canada in April of 2007 for the purpose of rendering a fairness opinion in connection with the proposed restructuring, Visa Canada’s financial advisor, made a presentation to the board and advised the board that, in the opinion of Dundee the consideration received is fair from a financial perspective as described under “—Opinion of Visa Canada’s Financial Advisor.”

At a special meeting of the Visa Canada board of directors on June 7, 2007, a representative from White & Case discussed the transaction documents and the board noted that it would reconvene within a week to approve the transaction documents pending the satisfactory resolution of four considerations, primarily related to specific language related to U.S.-sited litigation. Specifically, the Visa Canada board discussed: (i) certain language with respect to Visa Canada acting in good faith and using reasonable efforts to complete the Canada transaction documents; (ii) the definition of covered litigation as used in the transaction documents and its impact on the protection of current and former members of Visa International from any subsequent actions based on the same claims; (iii) language relating to the release of Visa U.S.A. and its members; and (iv) a required minimum total percentage of the membership proportion of Visa U.S.A. members for the execution of the judgment sharing and loss sharing agreements.

At a special meeting of the Visa U.S.A. board of directors on June 7, 2007, Mr. Saunders reviewed the transaction documents and described the final terms concerning the transaction. He also discussed modifications to the terms of the MOU in the transaction documents. Members of the Visa U.S.A. management then discussed the transaction with the board, and, with Mr. Saunders, answered questions from the board. A representative from Greenhill reviewed its valuation analysis and delivered its oral opinion, that as of that date, the consideration to be received by the members of Visa U.S.A. in the proposed transaction is fair from a financial point of view to such members, as described under “—Opinion of Visa U.S.A.’s Financial Advisor.” The board also reviewed with a representative from Holme Roberts & Owen its fiduciary duties and reviewed the process the board had followed in initiating, structuring and negotiating the transaction. Following the presentations and board discussions, the board unanimously (with one member not present) approved the Global Restructuring Agreement, found it advisable and in the best interests of Visa U.S.A. and its members, taken as a whole and recommending that the Visa International board approve the restructuring agreement and the transactions contemplated thereby.

At a regular meeting of the Visa AP board of directors on June 7, 2007, the board discussed in detail the proposed restructuring including the terms of the related agreements, considerations surrounding the current U.S.-based litigation and the mechanism in the transaction documents to address this issue. The board received legal advice from a representative of White & Case and a representative of Latham & Watkins. Among other things, White & Case provided an overview of the board’s fiduciary duties and the process followed by the board in initiating, structuring and negotiating the restructuring, and an overview of the transaction documents. A representative from Macquarie reviewed the financial analysis and consideration given to the proposed transaction, advising the board that it is the firm’s opinion that the consideration received is fair from a financial perspective as described under “—Opinion of Visa AP’s Financial Advisor.” Following extensive additional discussion and noting the careful deliberation by the board on all aspects of the proposed transaction, the board noted its intention to approve the restructuring and recommend its approval to the board of directors of Visa International, subject to specific revisions to the Global Restructuring Agreement that were subsequently met. The meeting was subsequently recessed until June 15, 2007.

At a special meeting of the Visa CEMEA board of directors on June 8, 2007, the board discussed in detail the proposed restructuring, including the terms of the related agreements and considerations surrounding the U.S.-sited litigation and the mechanism in the transaction documents to address this issue. The board received legal advice from a representative of White & Case and a representative of Latham & Watkins. Among other things, White & Case provided an overview of the board’s fiduciary duties and the process followed by the board in initiating, structuring and negotiating the restructuring, and an overview of the transaction documents. A representative from ABN AMRO reviewed its financial analysis and rendered its oral opinion, which was subsequently confirmed in writing, that as at such date and subject to the assumptions, qualifications, considerations and limitations set forth in the written opinion, the consideration to be received in the restructuring by the Visa CEMEA members was fair, from a financial point of view, to the Visa CEMEA members, as described under “—Opinion of Visa CEMEA’s Financial Advisor.” Following additional discussion, and noting the careful deliberation by the board on all aspects of the proposed transaction, the board, by a unanimous vote of all members participating, approved a resolution recommending that the Visa International board of directors approve the Global Restructuring Agreement and the transactions contemplated thereby, subject to specific conditions that were subsequently met in principle, and determined that the Global Restructuring Agreement and related transactions were advisable and in the best interests of Visa CEMEA and its members, taken as a whole.

At a special meeting of the Visa LAC board on June 8, 2007, a representative from White & Case provided legal advice to the board and an overview of the board’s fiduciary duties and the process followed by the board in initiating, structuring and negotiating the restructuring, and an overview of the transaction documents. Mr. Vásquez updated the board on the status of the transaction documents. Director discussion followed, with the board expressing comfort with the proposed transaction documents. A representative from Credit Suisse reviewed the process and financial analysis given to the transaction and advised the board that it is the firm’s opinion that the consideration received is fair from a financial perspective as described under “—Opinion of Visa LAC’s Financial Advisor.” At this time, Mr. Saunders joined the meeting and reviewed the objectives for Visa’s restructuring and certain key terms of the transaction documents. Following additional discussion and consideration, the board by a unanimous vote of all members participating passed a resolution recommending that the Visa International board approve the Global Restructuring Agreement and the transactions contemplated thereby, provided there were no further changes that would cause a material adverse effect on the interests of Visa LAC, and determined that the Global Restructuring Agreement and related transactions were advisable and in the best interests of Visa LAC and its members, taken as a whole.

At a special meeting of the Visa International board of directors on June 11, 2007, the board reviewed in detail the proposed restructuring, including a detailed discussion of the terms of the agreements regarding the restructuring and considerations surrounding the current U.S.-based litigation and the mechanism in the transaction documents to address this issue. The board received legal advice from its counsel, White & Case, including an overview of the board’s fiduciary duties, a review of the process followed by the board in initiating, structuring and negotiating the restructuring, and an overview of the transaction documents. A representative from Lehman Brothers reviewed the financial analysis and rendered Lehman Brothers’ opinion to the board that the restructuring was fair to Visa International and its constituent members taken as a whole from a financial point of view, as described under “—Opinion of Visa International’s Financial Advisor.” The board then proceeded in executive session. During the executive session, the board received the recommendation of each of the regional boards. Following additional discussion, and noting the careful deliberation by the board on all aspects of the proposed transaction, the board unanimously approved a resolution approving the Global Restructuring Agreement and the transactions contemplated thereby, determining that they were advisable and in the best interests of Visa International and its members, taken as a whole, and recommending that the members of Visa International approve the Global Restructuring Agreement and the transactions contemplated thereby. The approval and recommendation of the board of Visa International was expressly made subject to the receipt of specific confirmation by the boards of directors of each of Visa Canada, Visa AP and Visa Europe that all conditions to their recommendations had been satisfied.

At a special meeting of the Executive Committee of the Visa Europe board of directions held on June 13, 2007, the executive committee confirmed that the conditions specified in its approval and recommendation were satisfied.

At a special meeting of the Visa Canada board of directors on June 13, 2007, after noting the careful deliberation given to all aspects of the restructuring transaction and the fairness opinions and advice provided by third-party legal and financial advisors, the board unanimously passed a resolution noting that the conditions specified in its approval had been satisfied and finding the Global Restructuring Agreement advisable and in the best interests of Visa Canada and its members, taken as a whole and confirming its recommendation to the board of Visa International.

On June 15, 2007, the Visa AP board reconvened and, after noting the careful consideration given to the proposed transaction and the third-party fairness opinion provided by Macquarie and the revisions to the transaction documents since June 7, 2007, to take into account the board’s concerns, the board, by a unanimous vote of those participating, approved a resolution confirming its recommendation that the Visa International board of directors enter into the proposed transaction and approve the Global Restructuring Agreement and determining that the restructuring is advisable and in the best interests of Visa AP and its members, taken as a whole.

At a special meeting of the Executive Committee of the Visa Europe board of directions held on June 13, 2007, the executive committee confirmed that the conditions specified in its approval and recommendation were satisfied.

At a special meeting of the Visa Canada board of directors on June 13, 2007, after noting the careful deliberation given to all aspects of the restructuring transaction and the fairness opinions and advice provided by third-party legal and financial advisors, the board unanimously passed a resolution noting that the conditions specified in its approval had been satisfied and finding the Global Restructuring Agreement advisable and in the best interests of Visa Canada and its members, taken as a whole, and confirming its recommendation to the board of Visa International.

Visa International’s, Visa U.S.A.’s and Visa Canada’s Reasons for the Global Restructuring

In deciding to approve the restructuring agreement, the board of directors of each of Visa International, Visa U.S.A. and Visa Canada considered a number of factors and held discussions with senior management and certain financial, business and legal advisors of each of Visa International, Visa U.S.A. and Visa Canada, respectively, relating to strategic, business, legal, regulatory and other matters. Although the following discussion sets forth the key factors considered by the boards of directors of Visa International, Visa U.S.A. and Visa Canada in reaching their decisions, it may not include all of the factors considered. In general, in light of the number and variety of factors considered, none of the boards of Visa International, Visa U.S.A. or Visa Canada considered it practical to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Each board believes that its decision was made on the basis of all of the available information presented to it, although each individual board of directors of Visa International, Visa U.S.A. or Visa Canada, and indeed each individual board member, may have given different weight to different factors and may have made its decision primarily on the basis of a factor that did not merit the same level of consideration by other boards or members.

Positive Factors

The positive factors that the boards of directors considered in approving the restructuring include, but are not limited to, those set forth below. Certain statements in this section are forward-looking in nature and, therefore, should be read in light of the discussion under “Cautionary Statement Regarding Forward-Looking Statements.”

Facilitation of Initial Public Offering. One important purpose of the restructuring is to consolidate what are now three separate associations—Visa International, Visa U.S.A. and Visa Canada—as subsidiaries of a single stock corporation, Visa Inc., in order to facilitate the ability of the consolidated entities to raise capital by offering shares to the public as part of a single issuer in an initial public offering. In addition, the boards of directors believe that an initial public offering by a single consolidated entity would constitute a higher-value offering than if similar offerings were undertaken on an individual basis by separate entities.

Streamlined Decision-Making. As a result of the restructuring, the Visa regions other than Visa Europe will become either direct or indirect subsidiaries or operating divisions of Visa Inc. Visa Inc. will be governed by a single board of directors. The board of directors of Visa International believes that this change in structure will streamline Visa Inc.’s ability to make and execute strategic decisions and allow it to respond with greater agility to competitive and market developments as compared to the current structure, which has historically relied upon multiple regional board approvals for certain material corporate actions.

Improved Strategic and Business Flexibility. The boards of directors believe that the holding company structure will facilitate business growth by providing a more flexible structure that is better suited to a variety of strategic transactions, such as acquiring new businesses and entering into joint ventures. For example, following the restructuring, the board of directors of Visa Inc. will be able to better integrate newly acquired businesses or technologies by bringing them into the new consolidated structure or by creating new corporate entities to pursue or develop new businesses. In addition, the boards believe that the holding company structure will enhance Visa Inc.’s ability to coordinate business on a global basis, while allowing it to maintain existing competitive advantages, such as strong local market relationships, expertise and execution.

Global Competitiveness. The boards of directors believe that the global restructuring will enable Visa Inc. to facilitate a common, global approach, where appropriate, to the legal, regulatory and competitive issues arising in today’s marketplace. Many of the legal and regulatory challenges that we face are in part directed at our current ownership and governance structure as a membership corporation in which ownership interests and voting rights are limited to our customers—member financial institutions. While we strongly dispute these challenges, we believe that certain governance and structural reforms—such as moving to a majority of independent directors at the closing of the restructuring and moving to a more open ownership base at the closing of an initial public offering—will be seen as increasing the openness, diversity and transparency of our business and governance. As a result, we believe these proposals will place our business in a better position as we defend ourselves against the legal and regulatory challenges relating to our ownership and governance.

Operational Efficiency and Continuity. The boards of directors believe that the restructuring presents an opportunity to increase operational efficiency and achieve cost savings by combining certain functions within the overall Visa enterprise. In addition, the boards of directors believe that the participating entities can achieve the benefits listed above, among others, without disrupting key existing operations. For example, by retaining Visa International and Visa U.S.A. as non-stock corporate subsidiaries of Visa Inc., Visa International and Visa U.S.A. should be able to maintain in place effective customer relationships, including most licensing arrangements and membership agreements. In addition, by retaining the non-stock corporations at the subsidiary level, Visa Inc. will retain the operational flexibility of managing key aspects of its payments system through bylaws and operating regulations.

Combination of Global Scale and European Focus. The boards of directors believe that the post restructuring arrangement of the entire Visa organization combines the efficiencies of global scale with the recognition of Europe’s unique business and economic environment. Under the new structure, the Visa enterprise expects to work seamlessly, enhancing interoperability, reliability and security for Visa members, customers, cardholders and merchants around the world.

Negative Factors

In addition to the positive factors listed above, the boards of directors of Visa International, Visa U.S.A. and Visa Canada also identified and considered a number of uncertainties and challenges relating to the proposed restructuring, including, without limitation, the risks set forth below and under “Risk Factors—Risks Related to the Restructuring:”

•	the risk that the restructuring might not be completed in a timely manner or at all, as a result of the failure to gain the requisite member approval or meet other conditions to closing;

•

the risk that the loss of board seats currently held by individuals who are also officers of certain members as a result of the restructuring process could have a detrimental effect on Visa Inc.’s business relationship with such member or members;

•	the risk that the potential benefits and strategic goals of the global restructuring may not be realized;

•

the risk of missed strategic opportunities, increased costs and other negative effects arising from the diversion of management’s focus and resources from operational matters while working to implement the global restructuring;

•

the risk that the shift of the business relationship with Visa Europe from our current membership association-based relationship to a license-based relationship will reduce our ability to effectively coordinate with Visa Europe’s operations and may otherwise cause our relationship with Visa Europe to deteriorate; and

•

the risk that the new senior management of Visa Inc. may not be able to effectively integrate and manage the operations of Visa International, Visa U.S.A. and Visa Canada as consolidated entities under a single holding company.

Visa Europe’s Reasons for Remaining Independent

Visa Europe’s board believes that the decision to remain a separate entity and enter into exclusive, perpetual, irrevocable licenses with Visa Inc. in the global restructuring will provide a number of significant strategic opportunities and benefits to Visa Europe including the following:

•

SEPA. Visa Europe’s board believes that being owned and governed by Europe’s banks enables Visa Europe to be well positioned to deliver a borderless payment market for Europe and meet the goals of its member banks, consumers and merchants, as well as the European Commission’s vision of a Single Euro Payments Area, or SEPA. Visa Europe’s board also believes that the significant changes brought about by SEPA can best be managed through the current corporate structure and that Visa Europe will be very well positioned to realize the SEPA vision and create payment and processing solutions tailored to Europe’s needs, such as V PAY, a new pan European debit card, based entirely on chip and PIN. Visa Europe has also developed a switching system, Visa authorization, which is designed to enable its members to meet their SEPA requirements. This switching system is expected to lower transaction costs, deliver greater scalability and flexibility and meet local market needs with locally configured payment services. In addition, a new European clearing and settlement platform is currently being developed.

•

European Focus. Visa Europe’s board believes that to remain separate from Visa Inc. is a European market-driven decision that facilitates continued European governance of Visa Europe and will enable Visa Europe to dedicate its resources to the unique needs of its European customers. Delivering infrastructure investments, multi-lateral agreements and interdependent innovations requires a collaborative approach, and the membership model provides the mechanism for this collaboration.

•

Innovative Solutions. Visa Europe will be well placed to partner with its banks to deliver innovative, value-creating solutions such as European specific contactless payments, which build upon the EMV chip and PIN investment.

•

Combination of Global Scale and European Focus. Visa Europe’s board believes that the post-restructuring arrangement of the entire Visa organization combines the efficiencies of global scale with the recognition of Europe’s unique business and economic environment. Under the new structure, the Visa enterprise expects to work seamlessly, enhancing interoperability, reliability and security for Visa members, customers, cardholders and merchants around the world.

Opinions of Financial Advisors

In connection with their consideration of the restructuring transactions, each of the boards of directors of Visa International, Visa U.S.A., Visa Canada, Visa AP, Visa LAC and Visa CEMEA retained financial advisors to provide them with an opinion with respect to the fairness, from a financial point of view, of the restructuring.

Opinion of Visa International’s Financial Advisor

In February 2007, Visa International’s board of directors retained Lehman Brothers to act as its financial advisor with respect to the restructuring. On June 11, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to Visa International’s board of directors that, as of such date, and, based upon and subject to the matters stated in its opinion, from a financial point of view, the restructuring was fair to Visa International and its constituent members taken as a whole, which includes Visa AP, Visa LAC, Visa CEMEA, Visa U.S.A., Visa Canada and Visa Europe, which are collectively referred to as the Visa regions, and each, a Visa region.

The full text of Lehman Brothers’ written opinion, dated June 11, 2007, is attached as Annex E to this proxy statement-prospectus. Lehman Brothers provided its opinion for the information and assistance of the board of directors of Visa International in connection with its consideration of the restructuring.

Lehman Brothers has not been requested to opine as to, and Lehman Brothers’ opinion does not in any manner address, Visa International’s underlying business decision to proceed with or effect the restructuring or the fairness of the consideration being received by each Visa entity or its member banks on an individual or relative basis. Lehman Brothers’ opinion is not a recommendation as to how any member should vote with respect to the restructuring. You are encouraged to read Lehman Brothers’ opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the restructuring agreement, the related transaction documents and the specific terms of the restructuring;

•

the organizational and operational documents of the Visa enterprise and the financial and operating information with respect to the business, operations and prospects of Visa International and each Visa entity furnished to Lehman Brothers by Visa International, including historical financial results for fiscal 2006 and fiscal quarters ended December 31, 2006 and March 31, 2007, and financial projections through fiscal 2010 of Visa International and each Visa entity prepared by the managements of Visa International and each Visa entity, respectively;

•	a comparison of the historical financial results and present financial condition of Visa International with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the restructuring with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the strategic transaction alternatives available to reorganize and restructure the whole of the Visa enterprise, as well as Visa U.S.A. on a standalone basis;

•

the strategic benefits of the restructuring to the Visa enterprise as a whole and to each of its component entities through, among others things, managing potential antitrust and other litigation exposure, potential cost savings and operational synergies, and the potential impact on the Visa enterprise as a globally managed publicly traded entity;

•	the accounting treatment of the restructuring on a United States generally accepted accounting principles basis; and

•	the relative contributions of the parties to the restructuring to Visa Inc. as compared to the relative pro forma stock ownership in Visa Inc. received by such parties.

In addition, Lehman Brothers had discussions with the managements of Visa International, each Visa region and Inovant concerning their respective businesses, operations, assets, liabilities, financial condition and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of Visa International and each Visa region that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Visa International and each Visa region, upon advice of Visa International, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Visa International and each Visa region as to the future financial performance of the respective regions and that such regions would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Visa International or any Visa entity and did not make or obtain any evaluations or appraisals of the assets or liabilities of such entities. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of such opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Visa International and each Visa region, but rather made its determination as to the fairness, from a financial point of view, of the restructuring to Visa International on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Visa International and each Visa region. None of Visa International, any Visa region, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In connection with rendering its fairness opinion, Lehman Brothers considered the strategic benefits of the proposed transaction to the Visa enterprise as a whole and to each of its component entities. Specifically, Lehman Brothers assumed that Visa International and the eligible Visa International members would not have any liability with respect to covered litigation as a result of the proposed transaction.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of Visa International. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Transaction Structure

For a detailed description of the terms and conditions of the restructuring, see “The Global Restructuring Agreement.” From a U.S. GAAP perspective, the restructuring will be treated as an acquisition by Visa U.S.A., the U.S. GAAP acquirer, of the portion of Visa International that it does not currently own, which includes Visa AP, Visa CEMEA, Visa LAC, Visa Canada and Visa Europe, which we refer to collectively as the U.S. GAAP acquirees.

The Case for US GAAP Acquirees

U.S. GAAP Acquirees Contribution Analysis

In order to evaluate the aggregate contributions made by the U.S. GAAP acquirees to Visa Inc. pro forma for the restructuring relative to their aggregate pro forma equity ownership in Visa Inc., Lehman Brothers analyzed, based on management projections prepared by each of Visa International, each U.S. GAAP acquiree, and the Visa regions: (i) the aggregate contributions of the U.S. GAAP acquirees to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, and net income for the fiscal 2006, 2008 and 2010; and (ii) the aggregate values represented by the U.S. GAAP acquirees as determined by the comparable company analysis, precedent transaction analysis and discounted cash flow analysis, each as described below. Lehman Brothers determined the U.S. GAAP acquiree’s ownership in Visa Inc. pro forma for the restructuring as being the sum of: (i) each of Visa AP’s, Visa LAC’s and Visa CEMEA’s ownership in Visa Inc.; (ii) Visa Europe’s ownership in Visa Inc., plus the non-stock consideration Visa Europe will receive as part of the restructuring, less Visa Europe’s ownership in Inovant; and (iii) Visa Canada’s ownership in Visa Inc., less the value of Visa Canada’s operations, less Visa Canada’s ownership in Inovant. Lehman Brothers calculated the likely minimum ownership held by the U.S. GAAP acquirees in Visa Inc. to be 39.9% of Visa Inc.’s outstanding capital stock.

The following table presents the results of this contribution analysis:

Metric	U.S. GAAP Acquiree Contribution	Likely U.S. GAAP Acquiree Minimum Ownership in Visa Inc.
EBITDA
2006	15.3%	39.9%
2008	30.1%	39.9%
2010	32.1%	39.9%

Net Income
2006	10.4%	39.9%
2008	30.5%	39.9%
2010	32.4%	39.9%

Valuation Methodology	U.S. GAAP Acquiree Contribution	Likely U.S. GAAP Acquiree Minimum Ownership in Visa Inc.
Comparable Company

EBITDA
1-Year Forward	23.4%	39.9%
2-Year Forward	31.1%	39.9%

Net Income
1-Year Forward	23.7%	39.9%
2-Year Forward	31.1%	39.9%

Precedent Transaction

EBITDA	23.7%	39.9%
New Income	31.6%	39.9%

Discounted Cash Flow	30.6%	39.9%

Lehman Brothers noted that the likely U.S. GAAP acquiree minimum ownership in Visa Inc. was higher than the U.S. GAAP acquiree contribution across all methodologies summarized above. Lehman Brothers also noted that an additional source of value to the U.S. GAAP acquirees is the explicit acknowledgement by Visa U.S.A. member banks of the liability under the loss share agreement.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to the U.S. GAAP acquirees and the Visa regions with selected companies that Lehman Brothers deemed comparable to the U.S. GAAP acquirees and the Visa regions, including MasterCard, Inc., American Express Co., Total System Services Inc., Checkfree

Corp., VeriFone Holdings Inc., Global Payments Inc., Heartland Payment Systems Inc., Chicago Mercantile Exchange Holdings Inc., NYSE Euronext, NYMEX Holdings Inc., IntercontinentalExchange Inc. and Nasdaq Stock Market Inc. Using publicly available information, Lehman Brothers calculated and analyzed each company’s current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E) and each company’s enterprise value to EBITDA. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. As of June 8, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion, the median ratio of the comparable companies’ enterprise value to their respective projected calendar year 2007 EBITDA and calendar year 2008 EBITDA based upon data from I/B/E/S International, Inc., which we refer to as I/B/E/S, were 14.8x and 12.7x, respectively. Additionally, the comparable companies’ calendar year 2007 and calendar year 2008 median price earnings ratio based upon data from I/B/E/S were 25.9x and 21.2x, respectively.

Using these multiples and an implied reference range, Lehman Brothers calculated the implied ownership percentages in Visa Inc. to be held by the U.S. GAAP acquirees, as utilized in the contribution analysis described above, based upon 1-year and 2-year forward EBITDA and 1-year and 2-year forward net income values of 23.4%, 31.3%, 23.7% and 31.1%, respectively. Lehman Brothers noted that for the likely U.S. GAAP acquirees, minimum ownership in Visa Inc. was above all these implied ownership percentages.

Lehman Brothers selected the comparable companies above because their business and operating profiles are reasonably similar to those of the U.S. GAAP acquirees and the Visa regions. In addition, Lehman Brothers deemed financial exchanges, such as NYSE Euronext and IntercontinentalExchange Inc., to be relevant comparables to Visa Inc. because, among other characteristics, they have a similar business model (e.g., facilitate the electronic exchange of value between parties and earn revenue based on high volume and a small per-transaction fee) and a similar financial profile (e.g., size, growth and margins). However, because of the inherent differences between the business, operations and prospects of the U.S. GAAP acquirees and the business, operations and prospects of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the U.S. GAAP acquirees and the companies included in the comparable company analysis that would affect the public trading values of each. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between the U.S. GAAP acquirees and the comparable companies.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and analyzed the multiples of enterprise value to last twelve months, or LTM, EBITDA and to earnings per share in selected transactions for financial and payment processing, financial exchange and credit card companies. Lehman Brothers reviewed the following transactions:

Date Announced	Acquirer	Target
5/17/07	The Blackstone Group LP	Alliance Data Systems Corp.

4/30/07	Deutsche Borse AG / SWX Group	International Securities Exchange Holdings, Inc.

4/2/07	Kohlberg Kravis Roberts & Co.	First Data Corp.

11/30/06	Intuit	Digital Insight Corp.

10/27/06	Chicago Mercantile Exchange Holdings Inc.	Chicago Board of Trade

6/1/06	NYSE Group Inc.	Euronext NV

5/31/06	Thomas H. Lee Partners	West Corp

4/21/06	ICAP Plc	EBS Group Ltd.

4/10/06	VeriFone Holdings Inc.	Lipman Electronic

3/27/06	Australian Stock Exchange	SFE Corp. Ltd.

12/27/05	iPayment Inc.	iPayment Holdings Inc.

9/15/05	Fidelity National Information Services Inc.	Certegy Inc.

8/4/05	HSBC Finance Corp.	Metris Companies Inc.

7/28/05	The Carlyle Group	SS&C Technologies Inc.

6/30/05	Bank of America Corp.	MBNA Corp.

6/6/05	Washington Mutual	Providian Financial Corp.

4/22/05	The NASDAQ Stock Market Inc., Silver Lake Partners, Bank of New York Co. Inc.	Instinet Group, Inc.

4/20/05	NYSE Group Inc.	Archipelago Holdings Inc.

3/28/05	Private Equity Consortium	SunGard Data Systems Inc.

7/13/04	Bank of America Corp.	National Processing Inc.

6/8/04	Thomas H. Lee Partners LP	Refco Group Ltd. LLC

4/6/04	Morgan Stanley	Barra Inc.

4/2/03	First Data Corp.	Concord EFS Inc.

1/23/03	Collins Stewart Holding PLC	Tullett PLC

1/8/03	Bank of New York Co. Inc.	Pershing LLC

11/14/02	HSBC Holdings PLC	Household International Inc.

5/7/01	U.S. Bancorp	Nova Corp.

9/6/00	Citigroup Inc.	Associates First Capital Corp.

3/22/99	First Data Corp.	Paymentech Inc.

11/23/98	Concord EFS Inc.	Electronic Payment Services

6/18/98	Nova Corp.	PMT Services, Inc.

10/27/97	Fleet Financial Group Inc.	Advanta Corp.

1/19/97	Bank One Corp.	First U.S.A Inc.

As of June 8, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion, the comparable transaction analysis resulted in a median ratio of enterprise value to LTM EBITDA of 10.8x and a median price earnings ratio of 30.1x.

Using these multiples and an implied reference range, Lehman Brothers calculated the implied ownership percentages in Visa Inc. to be held by the U.S. GAAP acquirees, as utilized in the contribution analysis described above, of 30.6% and 31.6%, respectively. Lehman Brothers noted that for the likely U.S. GAAP acquirees, minimum ownership in Visa Inc. was above all of these implied ownership percentages.

Discounted Cash Flow Analysis

As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model that was based upon financial projections prepared by the management teams of each U.S. GAAP acquiree. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a selected discount rate. Lehman Brothers performed a discounted cash flow analysis for the U.S. GAAP acquirees as of June 8, 2007 by adding: (i) the present value of the U.S. GAAP acquirees’ after tax unlevered free cash flows for the third quarter of fiscal 2007 through fiscal 2011 to (ii) the present value of the “terminal value” of the U.S. GAAP acquirees. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. Lehman Brothers estimated a range of terminal values based on multiples of estimated 1-year forward EBITDA of 12.0x to 16.0x. Lehman Brothers then discounted the after tax unlevered free cash flows and the estimated terminal value to a present value at discount rates ranging from 10% to 14% which were chosen based on a weighted average cost of capital analysis.

Based on the projections and assumptions described above (including the midpoint of the terminal value range), Lehman Brothers calculated the implied ownership percentages in Visa Inc. to be held by the U.S. GAAP acquirees, as utilized in the contribution analysis described above, of 32.9%. Lehman Brothers noted that for the likely U.S. GAAP acquirees, minimum ownership in Visa Inc. was above this implied ownership percentage.

The Case for U.S. GAAP Acquirer

VISA U.S.A. Comparative Valuation

Lehman Brothers analyzed the comparative valuations of the strategic alternatives for the U.S. GAAP acquirer, Visa U.S.A., of either (i) becoming a standalone public entity or (ii) entering into the restructuring. For a relative valuation comparison, Lehman Brothers valued Visa U.S.A.’s alternatives based upon MasterCard’s current stock price to its projected calendar year 2008 earnings per share. As of June 8, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion, MasterCard’s current stock price to its projected calendar year 2008 earnings per share based upon data from I/B/E/S was 25.0x. To appropriately reflect Visa U.S.A.’s standalone financials, Lehman Brothers devised two cases: in the first case, Visa U.S.A.’s standalone net income was adjusted for public company costs and in a second case, Visa U.S.A.’s standalone net income was adjusted for both public company costs and brand/IP royalty license fees to be paid to Visa International. Lehman Brothers used public company costs of $50 million for Visa U.S.A., two-thirds of the value provided by Visa International for Visa Inc.’s pro forma for the restructuring and an initial public offering; and a brand/IP royalty license fee of $143 million, based on Visa Inc./Visa Europe agreements. Lehman Brothers noted that it was uncertain that a standalone Visa U.S.A. could be achieved; but to the extent it could be achieved, a brand/IP royalty license fee would likely be greater than $143 million. The analysis resulted in the following standalone valuations for Visa U.S.A.:

Methodology	Visa U.S.A. Standalone Valuation (in billions)
Case 1	$21.0
Case 2	$18.9
Average	$20.0

Additionally, as part of this analysis, Lehman Brothers estimated Visa U.S.A.’s share in the value of Visa Inc. based upon two scenarios. Visa U.S.A.’s share of value in Visa Inc. was determined by applying Visa U.S.A.’s percentage ownership to the overall Visa Inc. value, and not giving effect to the true-up. In the base case, a valuation multiple of 25.0x (the same used in Visa U.S.A.’s standalone public valuation) was applied to Visa Inc.’s GAAP and cash net income (excluding amortization of intangibles and restructuring costs created as a direct result from the restructuring). In the upside case, Lehman Brothers estimated Visa U.S.A.’s share in the value of Visa Inc. at a premium to the standalone valuation of Visa U.S.A. due to its larger scale, growth profile and geographic footprint.

Lehman Brothers applied a price earnings ratio range of 25.0x – 28.0x 2008 GAAP and Cash Net Income. The analysis resulted in a range of values for Visa Inc. of $33.9 billion to $42.3 billion. The Visa U.S.A. share in the value of Visa Inc. resulted in a range of values of $19.4 billion to $24.1 billion. Lehman Brothers noted that Visa U.S.A.’s share in the value of Visa Inc. was higher than the Visa U.S.A. standalone valuation in all but one methodology.

Other

The underlying analyses of Lehman Brothers’ opinion must be considered as a whole. Each component, the case for the U.S. GAAP acquirees and the case for the U.S. GAAP acquirer, indicates the restructuring is fair from a financial point of view. Taken as a sum of the parts, the restructuring is fair to Visa International and its constituent members taken as a whole.

Engagement of Lehman Brothers

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Visa International selected Lehman Brothers because of its expertise, reputation and familiarity with Visa International and the technology services industry generally and because its investment banking professionals have substantial experience in transactions comparable to the restructuring.

As compensation for its services in connection with the restructuring, Visa International paid Lehman Brothers $5.5 million upon the delivery of Lehman Brothers’ opinion. In addition, Visa International paid Lehman Brothers a quarterly retainer fee, which began effective as of April 2006, the date upon which Lehman Brothers initiated work with Visa International. Additional compensation may be paid to Lehman Brothers by Visa International in its sole discretion based on Visa International’s evaluation of the services provided by Lehman Brothers. In addition, Visa International has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the restructuring and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Visa International and the rendering of Lehman Brothers’ opinion. Lehman Brothers has performed investment banking services for Visa International in the past, and expects to continue to provide such services in the future to Visa International and its affiliates, and has received, and expects to receive, customary compensation for such services.

Opinion of Visa U.S.A.’s Financial Advisor

In December 2005, Greenhill & Co., LLC was retained for the benefit of Visa U.S.A. to provide financial advisory services and to render an opinion to Visa U.S.A.’s regional board of directors as to the fairness, from a financial point of view, of the shares of class USA common stock of Visa Inc. to be received by the members of Visa U.S.A. in connection with the restructuring (which shares, for the purposes of this description of Greenhill’s opinion, are referred to as the Visa U.S.A. consideration). Pursuant to the restructuring agreement, Visa U.S.A.’s ownership in Visa Inc. following the restructuring will be 57.1% (not including certain shares issued to Visa Europe that will be redeemed for $1.146 billion), subject to adjustment as provided in the restructuring agreement. On June 7, 2007, Greenhill rendered its oral opinion (subsequently confirmed in writing), to Visa U.S.A.’s regional board of directors, that, as of that date and based upon and subject to the limitations and assumptions stated in its opinion, the Visa U.S.A. consideration was fair, from a financial point of view, to the members of Visa U.S.A.

Greenhill’s opinion was directed to, and provided for the use and benefit of, Visa U.S.A.’s regional board of directors in connection with its consideration of the restructuring. Greenhill did not recommend to Visa U.S.A. any specific amount or form of consideration or advise Visa U.S.A. that the amount or form of consideration provided in the restructuring agreement constituted the only appropriate amount or form of consideration for the proposed restructuring.

The full text of Greenhill’s written opinion, dated June 7, 2007, is attached as Annex F to this proxy statement-prospectus. Greenhill’s opinion relates only to the fairness, as of the date of the opinion and from a financial point of view, to the members of Visa U.S.A. of the Visa U.S.A. consideration, does not address any other aspect of the restructuring or any related transaction, and does not constitute a recommendation to Visa U.S.A.’s regional board of directors or to any member of Visa U.S.A. whether such board of directors or the members should approve the restructuring or any other transaction. Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the restructuring or any other alternative transaction. Greenhill was not requested to opine to, and Greenhill’s opinion did not in any manner address, the underlying business decision by Visa U.S.A. to proceed with or effect the restructuring or any other transaction. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by Greenhill in rendering its opinion.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft restructuring agreement as of June 2, 2007 and certain related documents;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning Visa International, Inovant and the Visa regions, prepared for each of Visa International, Inovant and such Visa regions by the management of each;

•

analyzed certain information, including financial forecasts and other financial and operating data concerning the pro forma combined company resulting from the restructuring, prepared by the managements of Visa International, Inovant and the Visa regions (for purposes of this description of Greenhill’s opinion, such information is referred to as the pro forma information);

•

reviewed information regarding the strategic, financial and operational benefits anticipated from the restructuring, prepared by the managements of Visa International, Inovant and Visa regions (for purposes of this description of Greenhill’s opinion, such information is referred to as the synergies);

•	discussed the past and present operations and financial condition and the prospects with senior executives of each of Visa International, Inovant and the Visa regions;

•	compared the value of the Visa U.S.A. consideration with the relative contribution of Visa U.S.A. to Visa Inc. based on a number of metrics that Greenhill deemed relevant;

•	compared the value of the Visa U.S.A. consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•	performed discounted cash flow analyses for Visa U.S.A. and Visa Inc.;

•	considered the trading valuations of certain publicly traded companies that Greenhill deemed relevant; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill also held discussions with Visa U.S.A.’s board of directors and Visa U.S.A.’s legal counsel to discuss the restructuring and the results of Greenhill’s analysis and examination, and considered such other matters that it deemed relevant to its inquiry.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to it by representatives and managements of the Visa regions for the purposes of its opinion and further relied upon the assurances of the representatives and managements of Visa International, Inovant and the Visa regions that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of the Visa regions, the pro forma information, the synergies and other data with respect to Visa International, Inovant and the Visa regions that have been furnished or otherwise provided to it, Greenhill assumed that they were reasonably prepared on a basis reflecting the best then available estimates and good faith judgments of the managements of the Visa regions as to those matters, and relied upon such forecasts, projections, pro forma information, synergies and other data in arriving at its opinion. Greenhill also assumed that, following the restructuring, Visa Inc. will fully realize the anticipated benefits of the synergies. Greenhill expressed no opinion with respect to such forecasts, projections, pro forma information, synergies and other data or the assumptions upon which they are based. Greenhill assumed that the restructuring will be consummated in accordance with the terms set forth in the final, executed restructuring agreement, which Greenhill further assumed will be identical in all material respects to the latest draft thereof Greenhill reviewed, and without waiver of any material terms or conditions set forth in the restructuring agreement. With respect to the covered litigation, Greenhill assumed that pursuant to the retrospective responsibility plan, liability would remain with the Visa U.S.A. members and would not be borne by either Visa U.S.A. or Visa Inc. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the restructuring will be obtained without any effect on the Visa regions, Visa Inc. or the restructuring meaningful to Greenhill’s analysis.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of the Visa regions, nor was Greenhill furnished with any such valuations or appraisals. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. Greenhill’s opinion noted that subsequent developments may affect its opinion and Greenhill does not have any obligation to update, revise, or reaffirm its opinion. With respect to the quantitative information, to the extent that it is based on market data, such information is based on market data as it existed on or before June 7, 2007, and is not necessarily indicative of current market conditions.

In connection with its review and analysis and rendering its opinion, Greenhill performed a number of analyses. Set forth below is a summary of the material financial analyses performed and material factors considered by Greenhill to arrive at its opinion. Greenhill performed certain procedures, including each of the financial analyses described below, and reviewed with Visa U.S.A.’s regional board of directors and the senior management of Visa U.S.A. the assumptions upon which these analyses were based, as well as other factors. Although this summary describes the material analyses made by Greenhill in arriving at its opinion, it does not purport to describe all of the analyses performed or factors considered by Greenhill in this regard.

In connection with certain of the analyses discussed below, Greenhill selected a group of payment processing companies that engage in businesses reasonably comparable to those of Visa U.S.A. and Visa Inc. None of the selected companies is identical to Visa U.S.A. or Visa Inc. Accordingly, Greenhill’s analysis of the selected payment processing companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics, trading multiples and other financial ratios and valuations of the selected payment processing companies.

The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the proposed restructuring and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Visa U.S.A. consideration. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Greenhill did not place particular reliance or weight on any particular analysis (and the order of analyses described below does not represent their relative importance or weight), but instead concluded that its analyses, taken as a whole, provided the basis for its determination. Accordingly, notwithstanding the separate factors summarized below, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying its opinion. No company used in the below analyses as a comparison is directly comparable to Visa U.S.A. or Visa Inc. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Because the analyses performed by Greenhill are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of the parties or their respective advisors, these analyses are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by these analyses. Consequently, none of Visa U.S.A., Greenhill or any other person assumes responsibility if future results are materially different from those suggested by these analyses.

Greenhill analyzed certain financial data on a pro forma basis for Visa Inc. as a combined company following an assumed initial public offering of shares of Visa Inc. For the purposes of this pro forma analysis Greenhill assumed, among other things, the realization of the benefit of 50% of the projected synergies by 2008 and 100% by 2009.

Comparable Company Analyses. Greenhill reviewed the price to earnings ratios, or trading multiples, principally focusing on the following payment processing companies:

• MasterCard	• First Data

• Global Payments	• eFunds

• Total Systems	• MoneyGram

• Alliance Data Systems	• Euronet

All multiples were based on closing stock prices on May 25, 2007, except for First Data (for which it was April 3, 2007) and Alliance Data Systems (for which is it was May 15, 2007), in each case one day prior to the announcement of their proposed acquisition, and estimated earnings for the years 2007 and 2008. Estimated financial data for the payment processing companies were based on consensus estimates compiled by I/B/E/S. Estimated financial data for Visa U.S.A. were based on internal estimates of Visa U.S.A.’s management, and estimated financial data for Visa Inc. were based on internal estimates of Visa International, Inovant and the Visa regions’ managements, in each case as provided to Greenhill.

Based on the assumption that 2008 would be the first year in which each business will operate on the model of an independent publicly traded company, Greenhill reviewed certain statistics of selected companies primarily for 2008. Greenhill reviewed the trading multiples for the selected companies, which ranged from 16.0x to 27.8x, with a median of 21.4x. However, Greenhill determined in its professional judgment that the company most comparable to Visa U.S.A. is MasterCard, which has a trading multiple of 27.8x (adjusted to reflect certain assumptions regarding its litigation liabilities), and therefore concluded it would be appropriate to apply a range of multiples from 26.0x to 28.0x to corresponding financial data of Visa U.S.A. Greenhill also determined in its professional judgment that the company most comparable to Visa Inc. is also MasterCard, and that Visa Inc. should trade at a premium to MasterCard based, among other things, on a review of medium-term growth rates, profit margins and competitive market position. Greenhill therefore concluded it would be appropriate to apply a range of multiples from 29.0x to 31.0x to corresponding financial data of Visa Inc. This analysis indicated a value for Visa U.S.A. that would equate to a range of percentage ownership of Visa Inc. for Visa U.S.A. of 52.8% to 53.1%.

Greenhill also analyzed 2008 ratios of enterprise value to 2008 estimated EBITDA for the selected companies, which ranged from 8.9x to 15.5x. Based on its professional judgment that the company most comparable to Visa U.S.A. and Visa Inc. is MasterCard, which has a ratio of 15.5x (as adjusted), Greenhill then applied a range of ratios from 14.5x to 15.5x to corresponding financial data of Visa U.S.A. and a range of ratios from 15.0x to 16.0x to corresponding financial data of Visa Inc. This analysis indicated a value for Visa U.S.A. that would equate to a range of percentage ownership of Visa Inc. for Visa U.S.A. of 54.7% to 54.9%.

Discounted Cash Flow Analyses

Using discounted cash flow methodology, Greenhill calculated the present values of the estimated future operating free cash flows for Visa U.S.A., using the estimates prepared by Visa U.S.A.’s management, and the present values of the estimated future operating free cash flows for Visa Inc., using the estimates prepared by the managements of Visa International, Inovant and the Visa regions. In this analysis, Greenhill assumed discount rates ranging from 10.4% to 11.4% for Visa U.S.A. and from 10.4% to 11.4% for Visa Inc., and terminal trading multiples ranging from 12.0x to 14.0x for Visa U.S.A. and from 13.0x to 15.0x for Visa Inc. (in each case for terminal year earnings in 2010), which imply nominal terminal growth rates of 5.3% to 7.0% for Visa U.S.A. and 6.8% to 8.3% for Visa Inc. Greenhill determined the appropriate discount rate ranges based upon an analysis of the average cost of capital for selected payment processing companies. Greenhill selected the terminal trading multiples for Visa U.S.A. and Visa Inc. that it deemed appropriate based on its expertise and judgment. The discounted cash flow analyses indicated a value for Visa U.S.A. that would equate to a range of percentage ownership of Visa Inc. for Visa U.S.A. of 52.0% to 52.2%.

Contribution Analysis

Pursuant to the restructuring agreement, Visa U.S.A.’s net ownership in Visa Inc. following the restructuring will be 57.1% (not including certain shares issued to Visa Europe that will be redeemed for $1.146 billion), subject to certain adjustments as provided in the global restructuring agreement.

Greenhill also performed an analysis of the relative contribution of Visa U.S.A. to 2008 estimated net income of Visa Inc. compared to the contributions of the other Visa regions being combined in the restructuring to 2008 estimated net income of Visa Inc. The net income figures used in this analysis incorporated the licensing fee paid or payable by Visa Europe to Visa Inc. and excluded the realization of any benefit of the synergies. This analysis was based on financial projections provided by the management of Visa U.S.A. and such other Visa regions. Based on this analysis, Visa U.S.A.’s projected 2008 estimated net income contribution was 61.9%.

Compared to the 57.1% ownership interest for Visa U.S.A. set forth in the restructuring agreement, the 61.9% projected contribution to 2008 estimated net income represents an implied premium of 12.6% to be received in the restructuring by the Visa regions other Visa U.S.A. Greenhill analyzed the value of the potential synergies for Visa Inc. and considered the potential for higher trading multiples for Visa Inc. and determined, in its judgment, that the cost of the implied premium should be more than offset by the value of the synergies and potential for higher trading multiples at Visa Inc.

Greenhill also performed an analysis of global merger-of-equals transactions from January 1, 2002 through 2007 and found that the average premium paid based on trading prices one day, one week, and one month prior to announcement ranged from 10.2% to 10.7% (all industries) and from 13.7% to 15.8% (financial services industry). Greenhill determined that the merger of Visa U.S.A. with the other Visa entities to create Visa Inc. had many characteristics comparable to precedent global merger-of-equals transactions.

Engagement of Greenhill

Visa U.S.A. hired Greenhill based on its qualifications and expertise in providing financial advice to companies and on its reputation as a nationally recognized investment banking firm. Greenhill had no prior material relationship with Visa U.S.A. Pursuant to its engagement letter, Greenhill will receive a fee from Visa U.S.A., a portion of which is contingent on the consummation of the restructuring or another comparable transaction. In addition, Visa U.S.A. has agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement, including certain liabilities under federal securities laws.

Greenhill also provided financial and modeling support to Visa International during 2006, for which Greenhill was separately compensated by Visa International. Greenhill is also providing advisory services to Visa International in relation to a future public offering of Visa Inc. Amounts payable for those advisory services will be paid by Visa Inc. following completion of the restructuring.

Opinion of Visa Canada’s Financial Advisor

In April 2007, Visa Canada’s board of directors retained Dundee Securities Corporation, which we refer to as Dundee, to provide financial advisory services and a financial fairness opinion in connection with Visa Canada’s participation in the restructuring and the potential subsequent initial public offering by Visa Inc. At the meeting of Visa Canada’s board of directors on May 31, 2007, Dundee rendered its written opinion that, as of such date and based upon and subject to the various conditions set forth in such opinion, the consideration to be received by the Visa Canada members pursuant to the restructuring agreement was fair, from a financial point of view, to such members.

The full text of Dundee’s written opinion, dated May 31, 2007, is attached as Annex G to this proxy statement-prospectus. Dundee’s opinion is directed to Visa Canada’s board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by Visa Canada members under the restructuring, as of the date of the opinion. Dundee has not been asked to render an updated fairness opinion. Such opinion does not address any other aspect of the restructuring and does not constitute a recommendation to any shareholder or member of Visa Canada as to whether such members or shareholders should approve the restructuring or any other transaction. The summary of Dundee’s opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by Dundee in rendering its opinion. We encourage you to read Dundee’s entire opinion carefully and in full.

In arriving at its opinion, Dundee, among other things:

•	reviewed certain historical financial statements and other business and financial information of Visa Canada and Visa Inc.;

•

reviewed certain forecasted financial information and other financial and operating data concerning Visa Canada and Visa Inc. that were prepared by our management and management of Visa Inc. and the various Visa regions;

•	discussed the past and current operations and financial condition and the prospects of Visa Canada with members of Visa Canada’s management and that of Visa Inc.;

•	compared the financial performance and forecasts of each of Visa Canada and Visa Inc. with those of certain comparable publicly traded companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the restructuring agreement and various commercial agreements to be entered into by Visa Canada, Visa Inc. and various other parties in connection with the restructuring;

•

relied upon the views of Visa Canada’s and Visa Inc.’s management concerning the business, operational and strategic benefits and implications of the restructuring and potential initial public offering, including financial forecasts provided to Dundee relating to the synergistic values and operating cost savings expected to be achieved through the restructuring and potential initial public offering; and

•	performed such other analyses and considered such other factors as Dundee deemed appropriate.

In rendering its opinion, Dundee assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, Dundee assumed that they were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of future financial performance.

Dundee did not make, and does not assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities of Visa Canada, nor was it furnished with any such appraisals. Dundee assumed, with the consent of Visa Canada’s board of directors, that the restructuring would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition, or agreement, and in the course of obtaining the necessary governmental or third party approvals, consents, and releases for the restructuring, no delay, limitation, restriction, or condition will be imposed that would have a material adverse effect on Visa Canada or Visa Inc. or materially reduce the contemplated benefits of the restructuring. Representatives of Visa Canada advised Dundee, and Dundee further assumed that the final terms of the restructuring agreement would not vary materially from those set forth in the drafts reviewed by Dundee. With respect to the covered litigation, Dundee assumed that Visa Canada and the Visa Canada members would not have any liability. In addition, Visa Canada instructed Dundee not to, and, accordingly, for purposes of rendering its opinion, Dundee did not, analyze the tax treatment and resulting implications of the consideration to be received by Visa Canada members.

Dundee’s opinion was necessarily based on financial, economic, market and other conditions in effect on, and the information made available to it as of, May 31, 2007.

Dundee did not express any formal opinion as to the actual value of Visa Inc. common stock following the completion of the restructuring or the prices at which Visa Inc. common stock would trade at any time. Dundee did however apply an indicative range of values for the equity value of Visa Inc. upon an initial public offering, with guidance from Visa Canada’s management, as this value in combination with Visa Canada’s estimated 2.8% ownership position in Visa Inc. was used to infer an indicative range of values for the consideration offered to Visa Canada members in the restructuring.

Financial Analyses

The following is a summary of the material financial analyses performed by Dundee in evaluating the fairness, from a financial point of view, of the consideration offered to Visa Canada members by Visa Inc. in the restructuring. This summary does not purport to be a complete description of the financial analyses performed by Dundee, nor does the order of analyses described represent relative importance or weight given to those analyses by Dundee.

Some of the summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Dundee. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 31, 2007, and is not necessarily indicative of current or future market conditions. In conducting its financial analysis and evaluation of the financial merits of the restructuring and proposed initial public offering, Dundee noted the expected change in structure of Visa Canada to a for-profit entity, and gave particular emphasis to the estimated financial information for fiscal 2008 of Visa Canada and Visa Inc.

For the purposes of evaluating the fairness of the consideration offered to Visa Canada members in the restructuring, Dundee considered a range of various valuation multiples and implied values for the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, and Visa Canada as a standalone, for-profit entity. For the purposes of this description of Dundee’s opinion, such standalone, for-profit entity is referred to as Visa Canada standalone. These calculations were primarily based on various forecasts for Visa Canada and Visa Inc., certain financial analyses and a corresponding estimate of applicable ranges of valuation multiples, as well as the draft terms of the restructuring agreement.

Dundee made a number of assumptions, in consultation with Visa Canada’s management, on Visa Canada standalone’s projected financial performance and its ability to operate in the future as if it had participated in the restructuring and not the subsequent merger or amalgamation with Visa Inc.

Transaction Overview and Indicated Transaction Percentage Ownership

Dundee reviewed with Visa Canada’s board of directors the basic terms of the restructuring, including the pro forma percentage ownership by current Visa Canada members of 2.9% of the outstanding common stock of Visa Inc. under the restructuring agreement and Dundee’s current estimate, based on year-to-date results, that such percentage will be adjusted to approximately 2.8% under certain provisions of the restructuring agreement following completion of the restructuring and prior to the proposed initial public offering of securities of Visa Inc.

Furthermore, in evaluating the value of Visa Canada standalone, Dundee ascribed value to Visa Canada’s ownership interest in Inovant and Visa Worldwide Services, derived by applying a net income multiple to the net income attributable to such ownership interest, and the synergies attributable to Visa Canada from such two entities following the restructuring.

Selected Companies Analysis

Dundee reviewed and compared certain financial information for each of Visa Canada and Visa Inc. to corresponding financial information, ratios and public market multiples for selected publicly traded companies that Dundee considered appropriate. The financial information used by Dundee for all companies in the course of this analysis was based on publicly available information as of May 31, 2007 and analyst estimates calculated by Thomson First Call Consensus Estimates, Thomson I/B/E/S Global Detail Estimates, Reuters Estimates, and public filings. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

For Dundee’s analysis of Visa Canada standalone and Visa Inc., the selected companies forming the comparison group were Fiserv Inc., Automatic Data Processing Inc., Global Payments Inc., Total System Services Inc., Alliance Data Systems Corp., Moneygram International Inc., eFunds Corp., Emergis Inc. and Mastercard Inc. For comparison, Dundee calculated for each member of such group as at May 31, 2007 the ratio of closing stock price to trailing 12-month and calendar year 2007 and 2008 earnings estimates and the ratios of enterprise value (calculated as equity value plus debt, less cash and cash equivalents) to the trailing 12-month and calendar year 2007 and 2008 estimated EBITDA. Dundee then estimated a range of applicable valuation ratios for each of Visa Canada standalone and Visa Inc. and applied such multiples to management’s projections to determine an estimated indicative range of equity values.

The analysis showed the following median ratios for the companies in such comparison group:

Selected Company Mean Share Price / Earnings per Share
Last twelve months earnings per share	25.0x
2007 estimated earnings per share	23.4x
2008 estimated earnings per share	20.3x

Selected Company Mean Share Enterprise Value / EBTIDA
Last twelve months EBITDA	12.3x
2007 estimated EBITDA	11.7x
2008 estimated EBITDA	10.5x

Dundee derived an indicative range of applicable valuation multiples and of equity values for Visa Canada standalone based on Dundee’s knowledge and understanding of the trading characteristics for the individual companies within the comparison group and based upon fiscal 2008 estimates for net income and EBITDA of Visa Canada provided by management, as well as characteristics of Visa Canada standalone including, but not limited to, market position, quality of earnings, growth potential, non-cash charges related to intangibles, geographic limitations, product offerings, margins, scale, customer concentration, the market for public securities, market capitalization and such other items as Dundee deemed relevant. This indicative range of values was based upon a ratio of 15.6x to 24.0x for equity value / 2008E fiscal earnings, and 9.9x to 15.2x enterprise value / estimated fiscal 2008 EBITDA.

For comparison, using parameters similar to those outlined above, Dundee also derived an indicative range of applicable valuation multiples and equity values for the consideration offered to Visa Canada members. Dundee used the same group of comparable companies, and based its conclusions in part upon forecasts for 2008 net income and EBITDA for Visa Inc. provided by management, as well as characteristics of Visa Inc., including, but not limited to, market position, quality of earnings, growth potential, non-cash charges related to intangibles, geographic limitations, product offerings, margins, scale, customer concentration, the market for public securities in the United States and globally, market capitalization and such other items as Dundee deemed relevant. Such indicative range of equity values for the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, was further derived based upon Visa Canada’s proposed percentage ownership of Visa Inc. and ranges of multiples for Visa Inc. of 24.0x to 32.0x for equity value / estimated fiscal 2008 earnings, and 12.0x to 16.0x enterprise value / estimated fiscal 2008 EBITDA.

Dundee derived an indicative range of equity values of the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, which range of equity values implied a ratio of 23.2x to 33.6x for equity value / estimated fiscal 2008 earnings, and 14.0x to 20.2x enterprise value / estimated fiscal 2008 EBITDA based upon management’s forecasts for Visa Canada standalone.

None of the companies included in the comparison group are identical to Visa Canada standalone or Visa Inc. Accordingly, Dundee believes the analysis of publicly traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Dundee’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Selected Precedent Transactions Analysis

Dundee analyzed certain information relating to selected transactions in the transaction processing and services industry since January 1, 2003. The precedent transactions analyzed were:

•	Kohlberg Kravis Roberts & Co. / First Data Corporation, in progress

•	Equifax Inc. / TALX Corporation, May 2007

•	Checkfree Corporation / Carreker Corporation, December 2006

•	Palamon Capital Partners / Retail Decisions PLC, September 2006

•	Fidelity National Financial / Certegy Inc., February 2006

•	Bank of America Corporation / National Processing, Inc., July 2004

•	Metavante Corporation / NYCE Corporation, May 2004

•	First Data Corporation / Concord EFS Inc., April 2003

With respect to the financial information for the targets involved in such precedent transactions, Dundee relied on information from public filings, company press releases and investor presentations, as well as financial forecasts published by research analysts at the time of the transactions.

For each such selected transaction since January 1, 2003 to the extent applicable, Dundee calculated and compared:

•

the transaction value as a multiple of trailing 12-month, forward calendar year and calendar year +1 estimates of EBITDA, with the mean multiples in the selected precedent transactions being 12.6x, 11.7x, and 11.2x, respectively; and

•

the purchase price per share paid for the target entity as a multiple of trailing twelve months earnings per share, forward calendar year and calendar year +1 earnings per share, with the mean multiples in the selected precedent transactions being 24.9x, 23.2x and 21.5x, respectively.

Based on such analysis as well as characteristics of Visa Canada standalone including, but not limited to, market position, quality of earnings, growth potential, non-cash charges related to intangibles, geographic limitations, product offerings, margins, scale, customer concentration, the market for public securities, market capitalization and such other items as Dundee deemed relevant, Dundee determined an indicative range of applicable valuation multiples and equity values for Visa Canada. The valuation range was based on a ratio of 17.9x to 26.1x for equity value / estimated fiscal 2008 earnings, and 11.3x to 16.5x enterprise value / estimated fiscal 2008 EBITDA.

For comparison and in order to determine fairness of the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, and using similar parameters as those outlined above, Dundee also derived an indicative range of applicable valuation multiples and equity values for such consideration offered to Visa Canada members, using the same group of precedent transactions; forecasts for 2008 net income; EBITDA for Visa Inc. provided by management; and characteristics of Visa Inc., including, but not limited to, market position, quality of earnings, growth potential, non-cash charges related to intangibles, geographic limitations, product offerings, margins, scale, customer concentration, the market for public securities in the United States, market capitalization and such other items as Dundee deemed relevant. Such indicative range of equity values for such consideration was also derived based upon the Visa Canada members’ proposed percentage ownership of Visa Inc. and ranges of multiples for Visa Inc. of 27.0x to 31.0x for equity value / estimated fiscal 2008 earnings, and 13.0x to 17.0x for enterprise value / estimated fiscal 2008 EBITDA.

Dundee also derived an indicative range of equity values of the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, that implied a ratio of 25.3x to 33.4x for equity value / 2008E fiscal year earnings, and 15.2x to 20.1x for enterprise value / estimated fiscal 2008 EBITDA, based upon management’s forecasts for Visa Canada standalone.

Because the reasons for, and circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the companies involved in such transactions, Dundee believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Dundee’s opinion, concerning differences between the characteristics of these transactions and the restructuring that could affect the values of the subject companies, Visa Canada standalone and Visa Inc.

Discounted Cash Flow Analysis

Dundee performed a discounted cash flow analysis of Visa Canada to determine an indicative range of equity values for Visa Canada standalone prior to the restructuring. Dundee calculated the present value of unlevered free cash flow for fiscal 2007 through fiscal 2010 based upon forecasts provided by management, and added to this amount the present value of Visa Canada’s terminal value at the end of fiscal 2010. Present values were calculated using discount rates ranging from 8.0% to 13.0%, with particular emphasis at 11.0%, which Dundee viewed as appropriate based on a weighted average cost of capital analysis for Visa Canada.

For the Visa Canada standalone analysis, Dundee calculated terminal values using a range of terminal year EBITDA exit multiples of 11.0x to 13.0x; the Visa Canada estimated financial data through 2010 upon which the analysis was based was provided by management of Visa Canada. This analysis showed ranges in implied equity valuations for Visa Canada at a discount rate of 11.0%, 19.6x to 22.2x implied price to earnings range for estimated 2008 net income and 12.4x to 14.1x implied enterprise value to EBITDA Range for estimated 2008 EBITDA.

For comparative purposes, Dundee also calculated terminal values using a perpetual growth in free cash flow method. Terminal growth rates of 3.0% to 5.0% indicated ranges in implied equity valuations for Visa Canada, at a discount rate of 11.0%, 16.7x to 20.9x implied price to earnings range for estimated 2008 net income and 10.6x to 13.3x implied enterprise value to EBITDA range for estimated 2008 EBITDA.

For comparative purposes, Dundee compared the indicative range of applicable valuation multiples and equity values estimated under the discounted cash flow analysis to those estimated for the consideration offered to Visa Canada members in the restructuring, as adjusted under the true-up provisions of the restructuring agreement, under the various other financial analyses.

General

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description.

Dundee made no attempt to assign specific weights to particular analyses or factors considered, but rather made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered, and determined to give its fairness opinion as described above. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create a misleading or incomplete view of the processes underlying the opinion of Dundee.

In arriving at its fairness determination, Dundee considered the results of all of its analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Dundee made its determination as to fairness on the basis of its experience and professional judgment after assessing the results of all of its analyses as a whole.

No company or transaction referenced in the above analyses is directly comparable to Visa Canada or the restructuring. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions, and other factors that could affect the public trading of the selected companies or terms of the selected transactions.

Dundee prepared the analyses described herein for purposes of providing its opinion to the Visa Canada board of directors as to the fairness, from a financial point of view, of the consideration offered to Visa Canada members in the restructuring.

Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Visa Canada, Visa Inc., Dundee, or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Dundee to Visa Canada’s board of directors was only one of many factors taken into consideration by such board in making its determination to approve the restructuring.

Dundee was not asked to, and did not, recommend the specific consideration payable in the restructuring, which consideration was determined through negotiations among Visa Canada and other entities participating in the restructuring. The summary contained herein does not purport to be a complete description of the analyses performed by Dundee in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Dundee attached as Annex G. In addition, Visa Canada’s board of directors did not ask Dundee to prepare, nor has Dundee prepared, a valuation of Visa Canada, Visa Inc. or any other entity involved in the restructuring. Dundee’s fairness opinion should not be construed as such.

Engagement of Dundee

Dundee is a recognized Canadian investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. Visa Canada’s board of directors selected Dundee as one of its financial advisors in connection with the restructuring and potential initial public offering on the basis of Dundee’s reputation, experience, and familiarity with Visa Canada and the industry.

Dundee in the past has provided services to Visa Canada, for which services Dundee and its affiliates have received customary compensation, including, without limitation, since January 27, 2006, having acted as financial advisor to Visa Canada in its evaluation of strategic alternatives. In return for undertaking the financial analysis of the restructuring and initial public offering and providing a fairness opinion to the board of directors of Visa Canada, Dundee received a fee that is not dependent on the conclusions reached by Dundee in this fairness opinion. Dundee has contracted to be paid a fee for its services as financial advisor to Visa Canada and may be entitled to an additional fee which is contingent upon, amongst other things, consummation of the restructuring and would, if received, represent a substantial portion of the fees received. In addition, Dundee and its affiliates may maintain relationships with Visa Canada, Visa Inc., and their respective affiliates and members.

Opinion of Visa AP’s Financial Advisor

Visa AP’s regional board of directors retained Macquarie (Hong Kong) Limited to provide financial advisory services and a financial fairness opinion to the members of Visa AP and the Visa AP regional board of directors in connection with Visa AP’s participation in the restructuring. On June 7, 2007, Macquarie rendered its fairness opinion to the regional board of directors of Visa AP, that, as of such date, the commercial terms set out in the definitive agreements, in relation to the restructuring agreement, were fair, from a financial point of view, to the Visa AP members.

The full text of Macquarie’s written opinion, dated June 7, 2007, is attached as Annex H to this proxy statement-prospectus. Macquarie’s opinion is directed to Visa AP’s regional board of directors and addresses only the fairness, from a financial point of view, of the consideration to Visa AP’s members for their participation in the proposed restructuring agreement, as of the date of Macquarie’s opinion. Macquarie’s opinion does not address any other aspect of the restructuring and does not constitute a recommendation to any shareholder or member of Visa AP. The summary of Macquarie’s opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by Macquarie in rendering its opinion. Macquarie assumes that all regulatory, governmental or other consents or approvals necessary for the consummation of the restructuring will be obtained without any adverse affect on the restructuring agreement. We encourage you to read Macquarie’s entire opinion carefully and in full.

In arriving at its opinion, Macquarie, among other things:

•	reviewed the commercial aspects and terms of the restructuring;

•

reviewed certain financial and operating information provided by the parties to the restructuring agreement, or consultants or advisors engaged thereby, including, but not limited to, financial projections and anticipated capital requirements;

•	reviewed the restructuring documentation known amongst the parties to the restructuring agreement as “Project Atlas-Definition Agreement Supporting Materials”;

•	reviewed publicly-available financial data concerning certain other entities in lines of business as it deemed relevant to its analyses; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information, as it deemed necessary or appropriate in the course of rendering its opinion.

In rendering its opinion, Macquarie relied upon, among other things, the assurances from the providers of the foregoing information, including Visa AP, that the information was prepared in good faith and on a reasonable basis based on assumptions reflecting the best currently-available estimates and judgments. Actual results that may be achieved by Visa AP may vary materially from the information used in Macquarie’s analyses. In connection with its review, Macquarie has not assumed any responsibility for independent verification of any of the information it reviewed for the purpose of its fairness opinion and has relied on such information being complete and accurate in all material respects. For the purpose of its fairness opinion, Macquarie has not made any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Visa AP or the other participating regions. Further, Macquarie has not verified the accuracy of any of the representations and warranties made by Visa AP or the other participating regions pursuant to the restructuring agreement.

In rendering its opinion, Macquarie assumed that the restructuring agreement and related agreements, will not be amended, changed or modified in any material aspect and that all parties will comply with their terms. With respect to the covered litigation, Macquarie assumed that the eligible members of Visa International associated with the Visa AP region would not have any liability. Macquarie’s fairness opinion further assumes that all regulatory, governmental or other consents or approvals necessary for the consummation of the restructuring will be obtained without adverse affect on the restructuring.

Macquarie’s fairness opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to it, as of June 7, 2007. Developments subsequent to June 7, 2007 may affect the fairness opinion, and Macquarie is not under any obligation to update, revise or reaffirm its fairness opinion. Any such subsequent developments may or may not support the assumptions relied upon in forming the fairness opinion, though they will not affect the validity of the fairness opinion, which speaks only as of its date.

The following is an abridged summary of select material analyses, and associated elements, performed in connection with the rendering of the Macquarie fairness opinion, and therefore does not reflect the full analyses and the underlying assumptions, qualifications, limitations and other factors and characteristics undertaken by Macquarie in relation to its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description. The underlying aspects of the restructuring agreement are complex and in many instances based on subjective aspects formulated and accepted by the Visa AP and the parties to the restructuring agreement throughout the course of extensive diligence and negotiation. The analyses Macquarie performed are therefore necessarily intricate and draw on a number of subjective or otherwise intuitive elements that are unique to the restructuring.

Macquarie has considered all of its unabridged analyses both jointly and severally in rendering its fairness opinion, and reliance on the summary analyses alone may give rise to an incomplete or misleading view of the fairness opinion and complete supporting analyses. Macquarie has summarized the more material aspects of its analyses and assumptions and the pertinent resulting outcomes. The financial analyses summarized below include information presented in tabular format. In order to fully understand Macquarie’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Macquarie’s financial analyses.

Financial Analyses

Visa AP is an unincorporated region of Visa International. Although Visa AP is not a legal entity, it has enjoyed significant management and board autonomy and functions largely as an independent unit within Visa International. Macquarie’s analysis treats Visa AP as being beneficially owned by its members and quantified as part of the restructuring.

The restructuring agreement proposes that Visa International undergo a 100% change of ownership, with ownership and control shifting to Visa Inc. and consideration being paid to Visa AP members, in the form of Visa Inc. shares and cash at the time of an initial public offering of Visa Inc. Although current Visa AP members will be required to retain shares in Visa Inc., they will not retain only non-equity membership interests in Visa International.

The relative ownership percentages assigned to each of Visa AP and the other regions have been calculated based on an adjusted net income equivalent metric, or NIE, for fiscal 2008. The NIE adjustments flow from a number of elements agreed between the parties that are detailed elsewhere in this proxy statement-prospectus. This also includes the true-up mechanism designed to adjust the fiscal 2008 net income projections for each of the integrated regions to reflect actual performance as closely, and up to a date as near to the actual initial public offering date, as practicable.

For the purposes of its fairness opinion, Macquarie has considered the restructuring as a sale of Visa AP to Visa Inc. constituting two key and related elements:

•

The agreement between participating regions. The participating regions’ members are proposed to exchange their respective membership interests for shares in Visa Inc. on a region-by-region basis in proportion to the negotiated value of each region.

•

The agreements with Visa Europe. The participating regions have collectively negotiated certain agreements with Visa Europe. The agreements with Visa Europe have an effect on each of the integrated regions, although the relative impact of the agreement with Visa Europe varies by region.

Macquarie has considered the aggregate effect of these two elements on the financial aspects of the restructuring in formulating its fairness opinion.

The Agreement between the Integrated Regions: Contribution Analysis.

In assessing the fairness of the restructuring agreement to the members of Visa AP, and in particular, the fairness of the restructuring agreement between the integrated regions, Macquarie relied on a contribution analysis of the integrated regions. Two measures of relative contribution were used:

•	Fiscal 2008 net income contribution; and

•	Discounted cash flow, or DCF, contribution.

The table below shows the base, unadjusted 2008 net income contribution of Visa AP at 13.7% and its value contribution, as indicated by DCF analysis, at 14.1%. This is in contrast to the 15.9% stake that Visa AP members will receive in Visa Inc. before any adjustments are made for the true-up, if any.

	Net income contribution (% equity allocation (including Visa Europe))	DCF relative value contribution (%)	Equity allocation (pre-true-up)
U.S.A.	61.4%	61.5%	57.1%
Canada	2.5%	1.9%	2.9%
CEMEA	4.0%	4.8%	4.9%
AP	13.7%	14.1%	15.9%
LAC	10.0%	9.2%	10.7%
Total	91.6%	91.5%	91.5%

Source: The participating regions.

The assumptions utilized in Macquarie’s DCF analysis are as follows:

Regions
Metric	U.S.	Canada	CEMEA	AP	LAC
Valuation date	31-Mar-07	31-Mar-07	31-Mar-07	31-Mar-07	31-Mar-07

Explicit forecast period	3.5 yrs	3.5 yrs	3.5 yrs	3.5 yrs	3.5 yrs

TV valuation date	30-Sep-10	30-Sep-10	30-Sep-10	30-Sep-10	30-Sep-10

Cost of capital	10%	10%	12%	10%	11%

Terminal EBITDA multiple	13x	13x	13x	13x	13x

Macquarie has assumed for the purposes of indicative ownership, valuation and contribution analyses that Visa Inc. will realize a 21x price to earnings valuation, or P/E valuation, in an initial public offering. However the contribution mechanism agreed between the participating regions results in differential implied P/E valuation for each region. These are set out below assuming a range of different P/E that Visa Inc. may actually realize at an initial public offering.

	Ownership and Implied P/E (pre-true-up)
	Final ownership	Implied PE at 21x for Visa Inc.	Implied PE at 25x for Visa Inc.	Implied PE at 30x for Visa Inc.
U.S.A.	57.1%	19.5x	23.2x	27.9x
Canada	2.9%	22.5x	26.8x	32.1x
CEMEA	4.9%	22.2x	26.5x	31.8x
AP	15.9%	22.3x	26.5x	31.8x
LAC	10.7%	22.4x	26.7x	32.0x
Total	91.5%

Agreements with Visa Europe.

Visa Europe will not become a subsidiary of Visa Inc. and elected to remain a separate entity from Visa Inc.; however, it has had a significant influence on many aspects of the restructuring.

Macquarie believes that, from a financial perspective, the main elements of the agreement with Visa Europe are:

1.	the financial terms of the agreements between the participating regions and Visa Europe, other than the put-call option agreement, which result in a flow of value to Visa Europe, which we refer to as the incremental global solution value, or IGSV;

2.	the proportionality of the IGSV burden on each of the integrated regions; and

3.	the put-call option agreement.

Item 1 above effectively constitutes a net value transfer from the participating regions, including Visa AP, to Visa Europe, and item 2 determines each integrated region’s burden of the IGSV.

Macquarie has calculated the IGSV as the value to Visa Inc. of the brand royalties and share of value arising from net income and synergies of Inovant and Visa Worldwide Services, foregone by Visa Europe, less the value to Visa Europe of the class C (series II) redeemable shares ($1.146 billion) and 8.4% of Visa Inc.

Based on price to earning multiples of 21x and 30x for Visa Inc. fiscal 2008 net earnings, Macquarie estimates that for Visa AP, the financial impact of the value transfer from Visa Inc. to Visa Europe is likely to be between 3.8% and 5.0% of Visa AP’s pre-true-up notional value.

Macquarie is of the view that the value transfer to Visa Europe is offset by the benefits accruing to Visa AP through the restructuring. As such, the proportion in which the value transfer is borne by Visa AP as among the other participating regions, viewed in terms of Visa AP’s burden of the IGSV as a percentage of its valuation, is fair.

Macquarie is of the opinion that the put-call option agreement is fair to the Visa AP members when considering the mechanism in its entirety and the likelihood of its exercise, as well as the myriad potential prevailing market conditions at the time of such an exercise. Furthermore, should the call option be exercised, the exercise price will be structured such that there should be no EPS dilution to Visa Inc.

Engagement of Macquarie

Visa AP’s board of directors selected Macquarie based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm with a strong focus in the Asia-Pacific region. Macquarie had no prior material relationship with Visa AP. As part of the engagement, Macquarie will receive a fee of $4 million from Visa AP, which was contingent on the execution of the restructuring agreement; this fee can be amended by plus/minus $1 million based on an evaluation of the performance of Macquarie. The final fee payable to Macquarie will be determined at a meeting of the Visa AP board of directors in July 2007. In addition, Visa AP agreed to reimburse Macquarie for certain out-of-pocket expenses incurred in connection with the assignment.

Opinion of Visa LAC’s Financial Advisor

On June 8, 2007, Credit Suisse rendered its oral opinion (subsequently confirmed in writing) to Visa LAC’s regional board of directors that, as of such date, the aggregate consideration to be received by the eligible Visa LAC affiliated members pursuant to the restructuring agreement was fair, from a financial point of view, to the eligible Visa LAC affiliated members.

The full text of Credit Suisse’s written opinion, dated June 8, 2007, is attached as Annex I to this proxy statement-prospectus. Credit Suisse’s opinion is directed to Visa LAC’s regional board of directors and addresses only the fairness, from a financial point of view, of the aggregate consideration to be received by the eligible Visa LAC affiliated members pursuant to the restructuring agreement and did not address any other aspect or implication of the restructuring. Neither Credit Suisse’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement-prospectus is intended to be, nor does either constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the restructuring. The summary of Credit Suisse’s opinion in this proxy statement-prospectus is qualified in its entirety by reference to the full text of Credit Suisse’s written opinion, which sets forth, among other things, the assumptions made, general procedures followed, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. We encourage you to read Credit Suisse’s entire opinion carefully and in full.

In arriving at its opinion, Credit Suisse, among other things:

•	reviewed a draft, dated June 6, 2007, of the restructuring agreement, including drafts of certain documents referenced therein;

•

reviewed certain business and financial information relating to Visa Inc., Visa International (including, without limitation, Visa Asia Pacific, Visa LAC and Visa CEMEA), Visa U.S.A, Visa Europe, Visa Canada, Inovant and VESI (which collectively are referred to, for purposes of this description of Credit Suisse’s opinion, as the Visa entities);

•	reviewed certain other information relating to the Visa entities, including financial forecasts relating to the Visa entities provided to Credit Suisse by the Visa entities;

•	had discussions with the managements of Visa International, Visa U.S.A, Visa LAC and certain other Visa entities to discuss the business and prospects of the Visa entities;

•

considered certain financial data of the Visa entities, with and without giving effect to the proposed restructuring, and compared that data with similar data for publicly held companies in businesses Credit Suisse deemed similar to the Visa entities;

•	considered data with respect to the financial contributions of the Visa entities to the pro forma combined entity resulting from the restructuring; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for the independent verification of any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts for the Visa entities that Credit Suisse reviewed (with and without giving effect to the proposed restructuring), Credit Suisse was advised, and assumed, that such forecasts for the Visa entities had been reasonably prepared on bases reflecting the best available estimates and judgments of the managements of the Visa entities as to the future financial performance of the Visa entities with and without giving effect to the proposed restructuring.

Credit Suisse also assumed, with Visa LAC’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the restructuring, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Visa entities or the contemplated benefits of the restructurings, that the restructuring would be consummated in accordance with the terms of the restructuring agreement without waiver, modification or amendment of any term, condition or agreement thereof, and that the restructuring agreement, when executed, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of any of the Visa entities, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the eligible Visa LAC affiliated members of the aggregate consideration to be received by the eligible Visa LAC affiliated members pursuant to the restructuring agreement and did not address the allocation of equity interests in Visa Inc. pursuant to the restructuring as among the members of the Visa entities generally or as among eligible Visa LAC affiliated members in particular, any subsequent adjustments to the aggregate consideration based on the future financial performance of the Visa entities or their successors or otherwise or any other aspect or implication of the restructuring or any other agreement, arrangement or understanding entered into in connection with the restructuring or otherwise, or any subsequent securities offerings or other transactions in which Visa Inc. or its affiliates might engage. Credit Suisse’s opinion did not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and did not address the tax or legal consequences of the restructuring to the eligible Visa LAC affiliated members, Visa LAC, the Visa entities or any other person. With respect to all legal matters, including the covered litigation, Credit Suisse assumed that Visa LAC and the eligible Visa LAC affiliated members would not have any liability with respect to the covered litigation.

For purposes of its analyses and opinion, Credit Suisse, with Visa LAC’s consent, evaluated the fairness from a financial point of view to the eligible Visa LAC affiliated members of the aggregate consideration to be received by the eligible Visa LAC affiliated members pursuant to the restructuring agreement solely on the basis of a comparison of the implied values of Visa LAC and the percentage equity interest in Visa Inc. represented by the aggregate consideration as indicated by Credit Suisse’s financial analyses without application of any minority, illiquidity or other discount or deduction and a comparison of the estimated financial contributions of Visa LAC to Visa Inc. and the percentage equity interest in Visa Inc. represented by the aggregate consideration. Credit Suisse also assumed that all shares of common stock of Visa Inc., regardless of class, have equivalent value. Credit Suisse was advised that upon the completion of the restructuring, Visa Europe will hold 8.4% of the outstanding shares of Visa Inc. common stock and certain additional shares, which (with any additional related shares that may be issued in the future to Visa Europe) are redeemable for $1.146 billion (less any dividends or distribution declared upon such shares) upon the later of one year after the closing of the restructuring or the completion of Visa Inc.’s initial public offering. In performing its analyses Credit Suisse, at Visa LAC’s instruction, gave effect to that redemption. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse did not express any opinion as to what the value of shares in Visa Inc., regardless of class, will be when issued to the members of the Visa entities, including eligible Visa LAC affiliated members, pursuant to the restructuring or the prices at which such securities may be purchased or sold at any time. Credit Suisse’s opinion did not address the relative merits of the restructuring as compared to alternative transactions or strategies that might be available to the Visa entities generally or Visa LAC in particular, nor did it address the underlying business decision of the Visa entities generally or Visa LAC in particular, to proceed with the restructuring.

In preparing its opinion to Visa LAC’s regional board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses provided below is not a complete description of the analyses underlying Credit Suisse’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses, analytic methods and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Visa LAC or Visa Inc. The implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Visa LAC’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to Visa LAC’s regional board of directors in connection with Visa LAC’s regional board’s consideration of the proposed restructuring and were among many factors considered by Visa LAC’s regional board of directors in evaluating the proposed restructuring. Neither Credit Suisse’s opinion nor its analyses were determinative of the aggregate consideration to be received by the eligible Visa LAC affiliated members pursuant to the restructuring agreement or of the views of Visa LAC’s regional board of directors or management with respect to the restructuring.

Financial Analyses

The following is a summary of the material valuation analyses prepared in connection with Credit Suisse’s opinion rendered on June 8, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering data in tables without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and convertible securities) plus the value of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash on its balance sheet), preferred stock and minority interests as of a specified date; and

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Unless the context indicates otherwise, enterprise and per share equity values for MasterCard used in the selected companies analysis described below were calculated using the closing price of MasterCard common stock on May 22, 2007 and financial data for MasterCard as of March 31, 2007. Estimates of 2007 through 2010 revenue, EBITDA and net income for Visa LAC and Visa Inc. were based on estimates provided by the Visa entities. Estimates of 2007 and 2008 EBITDA and net income for MasterCard were based on publicly available research analyst estimates. For purposes of the analysis described below, the multiples implied by the selected companies analysis were adjusted to reflect differences in political risk and growth rates between MasterCard, Visa LAC and Visa Inc.

Selected Companies Analysis. Credit Suisse calculated selected implied multiples of EBITDA and net income for MasterCard and applied an implied range of those multiples to corresponding projected financial data for Visa LAC and Visa Inc.

The calculated multiples included:

•	enterprise value as a multiple of estimated 2007 EBITDA;

•	enterprise value as a multiple of estimated 2008 EBITDA;

•	equity value as a multiple of estimated 2007 net income; and

•	equity value as a multiple of estimated 2008 net income.

The selected companies analysis indicated an implied reference range aggregate percentage ownerships of Visa Inc. for the eligible Visa LAC affiliated members of 6.7% to 9.3% as compared to the proposed aggregate percentage ownership resulting from the restructuring of 10.7%.

Discounted Cash Flow Analysis. Credit Suisse also calculated the net present value of Visa LAC’s and Visa Inc.’s unlevered, after-tax free cash flows through 2010 based on estimates provided by the Visa entities. In performing its analysis, Credit Suisse used discount rates ranging from 11.5% to 13.5% for Visa LAC and 10.0% to 12.0% for Visa Inc. based on their respective estimated weighted average cost of capital and terminal value multiples ranging from 11.5x to 12.5x for both Visa LAC and Visa Inc. based on the selected companies analysis. The discounted cash flow analyses indicated an implied reference range aggregate percentage ownerships of Visa Inc. for the eligible Visa LAC affiliated members of 8.4% to 10.7% as compared to the proposed aggregate percentage ownership resulting from the restructuring of 10.7%.

Contribution Analysis. Credit Suisse also reviewed the projected contributions of Visa LAC to Visa Inc.’s projected revenue, EBITDA and net income estimated 2006 and 2007 EBITDA, Net Income. This analysis indicated the following contributions, as compared to the proposed aggregate percentage ownership resulting from the restructuring of 10.7%:

Visa LAC’s Projected Contribution to Visa Inc. 2007 to 2010
	Low	High
Revenue	9.0%	10.0%
EBITDA	7.8%	9.6%
Net Income	8.2%	10.0%

Engagement of Credit Suisse

Credit Suisse is an internationally recognized investment banking and financial advisory firm. Credit Suisse, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with restructuring and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Visa LAC’s board of directors selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Under the terms of Credit Suisse’s engagement, Visa LAC is obligated to pay Credit Suisse fees for its services, portions of which are contingent upon the delivery of Credit Suisse’s opinion and the execution of the restructuring agreement. No portion of Credit Suisse’s fees is contingent upon the consummation of the restructuring. In addition, Visa LAC has agreed to reimburse Credit Suisse for certain expenses and to indemnify Credit Suisse and certain related parties for certain liabilities, including liabilities arising under the federal securities laws, arising out of Credit Suisse’s engagement.

Credit Suisse and its affiliates have in the past provided, and may in the future provide, investment banking and other financial services to Visa entities for which they have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, securities and financial instruments (including loans and other obligations) of the Visa entities, as well as provide investment banking and other financial services to such companies. One or more affiliates of Credit Suisse Securities (USA) LLC are members of Visa Europe and Visa International.

Opinion of Visa CEMEA’s Financial Advisor

Visa CEMEA’s regional board of directors retained ABN AMRO Corporate Finance Limited, which we refer to as ABN AMRO, to provide financial advisory services and a fairness opinion in connection with the proposal by Visa Inc. to invite the members of Visa CEMEA to exchange their ownership interests in Visa International, ultimately for shares in the capital of Visa Inc., as part of the restructuring under the restructuring agreement. As part of the restructuring, Visa CEMEA and the other participating regions will become wholly owned operating subsidiaries or divisions of Visa Inc. On June 8, 2007, ABN AMRO rendered its oral opinion, which opinion was subsequently confirmed in writing, to Visa CEMEA’s regional board of directors that, as at that date, and subject to the assumptions, qualifications, considerations and limitations set forth in the written opinion, the consideration to be received in the restructuring by the Visa CEMEA members was fair, from a financial point of view, to the Visa CEMEA members.

Pursuant to the terms of the restructuring as set out in a draft of the restructuring agreement dated June 2, 2007, ABN AMRO understood at the date of issuing its fairness opinion that Visa Inc. proposed that members of Visa CEMEA would receive, in the aggregate, an initial allocation of shares representing 4.83% of the share capital of Visa Inc. in exchange for their current aggregate ownership interests in Visa International, which, for purposes of this description of ABN AMRO’s opinion is referred to as the Visa CEMEA consideration.

The full text of ABN AMRO’s written opinion, dated as at June 8, 2007, is attached as Annex J to this proxy statement-prospectus. ABN AMRO’s opinion is directed to Visa CEMEA’s regional board of directors and addresses only the fairness, from a financial point of view, of the Visa CEMEA consideration to the members of Visa CEMEA and does not address any other issues such as the underlying business decision to effect the restructuring agreement or its commercial merits. ABN AMRO’s opinion does not constitute a recommendation to any Visa CEMEA member or any other person as to whether such members or persons should approve Visa International’s entering into the restructuring agreement in connection with the restructuring. The summary of ABN AMRO’s opinion in this proxy statement-prospectus is qualified in its entirety by reference to the full text of ABN AMRO’s written opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinion. We encourage you to read ABN AMRO’s entire opinion carefully and in full.

In arriving at its opinion, ABN AMRO, among other things:

•

reviewed certain business and financial information relating to Visa CEMEA, including the internal management accounts for the three consecutive fiscal 2004, 2005 and 2006 and reviewed certain unaudited business and financial information for Visa CEMEA for the quarters ending December 31, 2006 and March 31, 2007;

•

reviewed certain business and financial information relating to the participating regions, including summaries derived from each participating region’s internal management accounts for the three consecutive fiscal 2004, 2005 and 2006 and reviewed certain unaudited business and financial information of the participation regions for the quarters ending December 31, 2006 and March 31, 2007;

•

reviewed certain internal financial forecasts in respect of the fiscal 2007, and fiscal 2008 to 2010, relating to Visa CEMEA, as prepared by senior management of Visa CEMEA, and discussed them with senior management of Visa CEMEA;

•

reviewed certain internal financial forecasts in respect of fiscal 2007, and fiscal 2008 to 2010, relating to the participating regions other than Visa CEMEA, as prepared by senior management of the respective participating regions, and discussed these forecasts with the senior management of the participating regions;

•

reviewed internal (historic and projected) pro forma consolidated financial statements of Visa Inc., prepared on the basis of the materials described in the immediately preceding three bullets above, and discussed with Visa CEMEA and Visa Inc. the principal consolidation adjustments and assumed integration synergy benefits intrinsic in their preparation;

•

participated in certain discussions with, and reviewed information provided by, the senior management of Visa CEMEA and the other participating regions with respect to the businesses and prospects of Visa CEMEA and the other participating regions;

•	reviewed the financial terms of certain transactions that ABN AMRO believed to be comparable to the restructuring;

•	reviewed public information with respect to certain other companies it believed to be comparable to Visa CEMEA and Visa Inc.;

•

reviewed certain documentation prepared by certain of Visa Inc.’s other professional advisors in connection with the restructuring, which ABN AMRO deemed relevant for the purposes of providing its opinion; and

•	reviewed those parts of the restructuring agreement and certain other related documents, which ABN AMRO deemed relevant for the purposes of providing its opinion.

ABN AMRO assumed and relied upon the truth, accuracy and completeness of the information, forecasts, data and financial terms provided to it or used by it, assumed that the same were not misleading and did not assume or accept any liability or responsibility for any independent verification or checking of such information or any independent valuation or appraisal of any of the assets, operations or liabilities (contingent or otherwise) of Visa CEMEA, the other participating regions or Visa Inc. With respect to the financial forecasts provided to or otherwise reviewed by ABN AMRO, it assumed, with Visa CEMEA’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Visa CEMEA and the other participating regions, as the case may be, as to the future financial performance of Visa CEMEA, or the other participating regions, as the case may be, at that time, and that no event subsequent to such time and undisclosed to ABN AMRO had a material effect on them. ABN AMRO does not assume or accept liability or responsibility for (and expressed no view as to) such forecasts or the assumptions on which they were based. In preparing its opinion, ABN AMRO received specific confirmation from senior management of Visa CEMEA that the assumptions specified above were appropriate. With respect to all legal matters, including the covered litigation, ABN AMRO assumed that the eligible members of Visa International associated with the Visa CEMEA region would not have any liability with respect to the covered litigation.

ABN AMRO assumed, with Visa CEMEA’s consent, that: (i) the restructuring will be consummated on the terms and conditions set out in the restructuring agreement without any material changes to, or waiver of, its terms or conditions; and (ii) the final terms of the restructuring agreement would not vary materially from those set forth in the draft reviewed by ABN AMRO.

ABN AMRO’s opinion was necessarily based upon financial, economic, monetary, market and other conditions as in effect on, and the information made available to it or used by it up to, the date of its opinion. Subsequent developments in the conditions described above may affect its opinion and the assumptions made in preparing it and ABN AMRO is not obliged to update, revise or reaffirm its opinion if conditions change. Further, but without limitation to the generality of any of the assumptions and qualifications set forth in ABN AMRO’s opinion, and as agreed with Visa CEMEA, ABN AMRO’s opinion did not focus on or otherwise take account of any impact that any adjustment to, or alteration of, the Visa CEMEA consideration after the date of its opinion may have.

ABN AMRO’s opinion dated as at June 8, 2007 was only one of the many factors taken into consideration by the Visa CEMEA regional board of directors in making its determination to approve the restructuring. The terms of the restructuring were determined through negotiations between Visa CEMEA, the other participating regions and Visa Europe, and were approved by the Visa CEMEA regional board of directors. The decision to approve the terms of the restructuring, including the Visa CEMEA consideration, was solely that of the Visa CEMEA regional board of directors and not that of ABN AMRO or any of its affiliates.

The summary of ABN AMRO’s analyses described below that were performed in connection with its opinion should not be taken as a complete description of the analyses underlying the opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the ABN AMRO opinion. In addition, ABN AMRO did not derive any value solely from or draw any conclusion with respect to fairness based solely upon any particular analysis. Moreover, an evaluation of the results of these analyses is not entirely formulaic; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction and values of the companies, business segments or transactions being analyzed.

Financial Analyses

The following is a brief summary of the material financial analyses performed by ABN AMRO and reviewed with the Visa CEMEA regional board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand ABN AMRO’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of ABN AMRO’s financial analyses.

Overview of methodologies. ABN AMRO assessed the relative valuation of Visa CEMEA and Visa Inc. through a combination of discounted cash flow analysis and comparable listed companies analysis. From these methodologies, a combined valuation range was assessed for each of Visa CEMEA and Visa Inc., the comparison of which indicated the implied level of Visa CEMEA’s shareholding in Visa Inc. The implied shareholdings in Visa Inc. from the relative valuation analysis were in turn compared to the percentages resulting from a contribution analysis comparing certain financial metrics of Visa CEMEA and Visa Inc. The following table summarizes the aggregate implied Visa Inc. shareholdings of the Visa CEMEA members resulting from the relative valuation analysis:

Implied Aggregate Visa CEMEA shareholding in Visa Inc.

		Visa CEMEA valuation range
		Lower end	Mid point	Upper end

	Lower end	3.55%	3.87%	4.19%
Visa Inc. Valuation Range	Mid point	3.33%	3.64%	3.94%
	Upper end	3.14%	3.43%	3.71%

Discounted Cash Flow Analysis

ABN AMRO performed a DCF analysis for each of Visa CEMEA and Visa Inc. to determine the aggregate level of ownership in Visa Inc. attributable to Visa CEMEA members implied by the discounted cash flow valuation of Visa CEMEA relative to the discounted cash flow valuation of Visa Inc.

Financial projections for the period 2007 – 2010 provided by Visa CEMEA formed the basis of the base case scenario for Visa CEMEA. In the case of Visa Inc., financial projections were developed on the basis of forecasts provided by the management of the participating regions for the period 2007 – 2010 by each of the participating regions and the pro forma consolidated financial projections, reflecting consolidation adjustments and cost synergies forecast by the participating regions’ management to arise from the integration. In the case of Visa CEMEA, expected trends in financial performance subsequent to fiscal year 2010 were projected on the basis of discussions with and data provided by Visa CEMEA management and finance personnel, having regard to historic trends and anticipated developments in the markets in which Visa CEMEA operates. In the case of Visa Inc., longer term financial projections were based on an analysis of potential trends for each participating region on the basis of discussions of expected developments in each participating region during the period 2007 – 2010 and potential developments in the payments processing marketplace generally. ABN AMRO assumed a valuation date of June 8, 2007 for both DCF valuations.

From comparison of the base case DCF valuations of Visa CEMEA and Visa Inc. developed from the above forecasts, an ownership level of Visa CEMEA members in Visa Inc. of 4.0% was implied.

For Visa CEMEA, a DCF valuation range 7.5% above and below the base case scenario was established as an indication of a range of potential outcomes should Visa CEMEA’s revenue performance exceed, or fall short of, the financial projections described above. This range was determined on the basis of the net present value impact of extrapolating into subsequent years the level of revenue over or under performance (relative to the original budget) presently regarded by Visa CEMEA management as realistically possible for fiscal 2008. For Visa Inc., a narrower DCF valuation range of 6.0% above and below the base case scenario was assumed on the basis of the consolidated entity’s greater geographic diversification and greater ability to offset revenue variances via the management of discretionary expenditures. The range of DCF valuations for each of Visa CEMEA and Visa Inc., on the basis of these scenarios, implied ownership levels of Visa CEMEA members in Visa Inc. of between 3.5% and 4.6%.

Comparable Companies Analysis

ABN AMRO considered the potential valuation of each of Visa CEMEA and Visa Inc. on the basis of market valuations observed for companies with a comparable business model, financial profile and geographic coverage to Visa. These companies comprise two principal groupings: companies engaged in payments processing activities (with MasterCard treated as a distinct sub-group) and stock exchanges.

The comparable companies included the following:

Payment Processors

•     Alliance Data Systems Corporation

•     CheckFree Corporation

•     eFunds Corporation

•     Euronet Worldwide, Inc.

•     Global Cash Access Holdings, Inc.

•     Global Payments, Inc.

•     Total System Services, Inc.

•     Moneygram International Inc.

•     American Express Company

•     MasterCard Incorporated

Stock Exchanges • CBOT Holdings Inc. • Chicago Mercantile Exchange Holdings Inc. • Deutsche Börse AG • London Stock Exchange Group • The Nasdaq Stock Market, Inc. • NYSE Euronext • OMX AB

Although, with the exception of MasterCard, the selected companies are not directly comparable to Visa Inc. or Visa CEMEA, the companies indicated were chosen because they represent a group of publicly traded companies with operations that, for purposes of analysis, may be considered broadly similar to certain operations of Visa Inc. and Visa CEMEA. In determining valuation ranges on the basis of comparable companies, lower emphasis was placed on valuations implied by listed stock exchanges. While these companies share certain common features with Visa Inc. (being in essence technology platforms previously owned by user organizations), many of the fundamental business drivers are distinct from those impacting payments processor companies.

For the comparable companies selected, ABN AMRO reviewed:

•	estimated enterprise value as a multiple of estimated EBITDA; and

•	stock price as a multiple of estimated earnings per share.

EBITDA and earnings per share multiples were reviewed with reference to forecast performance for fiscal 2008 for Visa CEMEA and Visa Inc., provided to ABN AMRO as described above. In each case, comparable company stock price performance was reviewed up to and including June 5, 2007.

	Selected Payment Processor Companies (excluding MasterCard)		Selected Stock Exchange Companies		MasterCard
	Range	Median	Range	Median

Enterprise value as a multiple of Forecast 2008 EBITDA	8.2x-12.5x	10.0x	6.6x-17.9x	14.2x	15.3x

Stock price as a multiple of Forecast 2008 EPS	16.6x-22.9x	18.5x	19.3x-34.5x	24.1x	26.5x

On the basis of this comparable company analysis, ABN AMRO inferred a range of ownership for Visa CEMEA’s members in Visa Inc. of 3.7% to 4.3%.

Contribution Analysis. ABN AMRO performed a relative contribution analysis to determine the percentage of Visa CEMEA’s contribution to pro forma consolidated revenues, EBITDA and net income on the basis of pro forma consolidated results for fiscal 2006 and on the basis of consolidated pro forma projections for fiscal year 2008 for Visa Inc. provided to ABN AMRO as described above. The results of this analysis are summarized in the table below:

Contribution analysis: Visa CEMEA versus pro forma Visa Inc.

Metric	2006	2008
Revenue	5.15%	5.59%
EBITDA	2.68%	3.95%
Net Income	2.52%	4.28%

Engagement of ABN AMRO

ABN AMRO is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities. Visa CEMEA’s regional board of directors selected ABN AMRO based on these qualifications. ABN AMRO, in the ordinary course of business has provided, and in the future may provide, investment banking and financial advisory services to Visa CEMEA or Visa Inc. for which it has received or expects to receive fees.

Under the terms of ABN AMRO’s engagement letter for its financial advisory services in connection with the restructuring, ABN AMRO is entitled to receive fees, including fixed and discretionary components, in relation to the rendering of general financial advisory services in connection with the restructuring and a further separate fixed fee upon the rendering of its fairness opinion to the Visa CEMEA regional board of directors. Visa CEMEA has also agreed to indemnify ABN AMRO and related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of ABN AMRO’s engagement and to reimburse ABN AMRO for its reasonable out of pocket expenses, including reasonable fees and expenses of its legal counsel, incurred by ABN AMRO in connection with its engagement.

Board Recommendations

Recommendation of the Board of Visa International

Visa International’s board of directors has determined that the restructuring transactions, taken as a whole, are fair to and in the best interests of Visa International and the members of Visa International. The board of directors of Visa International has unanimously approved the restructuring agreement and the equity incentive plan and recommends that its members “CONSENT” to the restructuring proposal and the equity incentive plan proposal. If the restructuring is not consummated for any reason, the board of directors presently intends to continue to operate Visa International in its current form.

Recommendation of the Visa AP Regional Board

The members of the Visa AP regional board of directors in attendance unanimously recommended that the Visa International board of directors adopt the restructuring proposal and the equity incentive plan proposal.

Recommendation of the Visa LAC Regional Board

The members of the Visa LAC regional board of directors in attendance unanimously recommended that the Visa International board of directors adopt the restructuring proposal and the equity incentive plan proposal.

Recommendation of the Visa CEMEA Regional Board

The members of the Visa CEMEA regional board of directors in attendance unanimously recommended that the Visa International board of directors adopt the restructuring proposal and the equity incentive plan proposal.

Recommendation of the Board of Visa U.S.A.

Visa U.S.A.’s board of directors determined that the restructuring transactions, taken as a whole, are fair to and in the best interests of Visa U.S.A. and the members of Visa U.S.A. The members of the board of directors of Visa U.S.A. in attendance unanimously approved the restructuring agreement and the equity incentive plan and recommends that its members “CONSENT” to the adoption of the restructuring agreement and the equity incentive plan proposal. If the restructuring is not consummated for any reason, the board of directors presently intends to continue to operate Visa U.S.A. in its current form.

Recommendation of the Board of Visa Canada

Visa Canada’s board of directors determined that the restructuring transactions, taken as a whole, are fair to and in the best interests of Visa Canada and the members of Visa Canada. The members of the board of directors of Visa Canada in attendance unanimously approved the restructuring agreement and recommend that its members vote “FOR” the adoption of the restructuring agreement and the equity incentive plan proposal. If the restructuring is not consummated for any reason, the board of directors presently intends to continue to operate Visa Canada in its current form.

Interests of Directors and Officers of Visa International, Visa U.S.A. and Visa Canada, and the Regional Directors of Visa International in the Restructuring Proposal and the Equity Incentive Plan Proposal

No director or officer of Visa International, Visa U.S.A. or Visa Canada or any of their affiliates has a substantial interest, direct or indirect, in the restructuring proposal or equity incentive plan proposal. No regional director of Visa International or any of their affiliates has a substantial interest, direct or indirect, in the restructuring proposal or equity incentive plan proposal.

Restrictions on Sales of Shares by Affiliates of Visa International, Visa U.S.A. and Visa Canada

All shares, whether held by affiliated or non-affiliated persons, will be subject to certain transfer restrictions under Visa Inc.’s amended and restated certificate of incorporation. For a description of these restrictions, see

“Description of Capital Stock of Visa Inc.—Our Common Stock—Transfer Restrictions.” In addition, shares that are issued to any person that is deemed to be an “affiliate” of Visa International, Visa U.S.A. or Visa Canada are subject to restrictions on resale under the Securities Act. In the case of Visa Canada, affiliated person status will be determined as of the time of its general meeting. Persons deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either Visa International, Visa U.S.A. or Visa Canada and may include our executive officers and directors as well as our significant stockholders. Persons who are deemed to be affiliates may not sell their shares of Visa Inc. common stock that were acquired in connection with the mergers except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Resales of shares of Visa Inc. common stock by affiliates of Visa International, Visa U.S.A., Visa Canada or Visa Inc. are not being registered pursuant to the registration statement of which this proxy statement-prospectus forms a part.

Dissenter’s Rights of Appraisal

Visa International and Visa U.S.A.

Pursuant to Delaware law, neither members of Visa International nor Visa U.S.A. are entitled to dissenters’ rights of appraisal.

Visa Canada

A registered member/shareholder of Visa Canada is, upon Visa Canada becoming subject to the OBCA as contemplated in the restructuring agreement, entitled to dissent from the amalgamation resolution in the manner provided in Section 185 of the OBCA. The following summary is qualified in its entirety by the provisions of Section 185 of the OBCA. A member/shareholder of Visa Canada that intends to exercise its right of dissent should carefully consider and comply with the provisions of Section 185 of the OBCA. Failure to comply with the provisions of that section and adhere to the procedures established therein may result in the loss of all rights thereunder.

A dissenting shareholder will be entitled, in the event the amalgamation becomes effective, to dissent and be paid by Visa Canada the fair value of the shares of Visa Canada held by such dissenting shareholder determined as at the close of business on the day before the meeting at which the amalgamation resolution was approved. A dissenting shareholder may receive consideration for its shares that is of less value than the consideration that such dissenting shareholder would have received upon completion of the amalgamation.

A member/shareholder of Visa Canada that wishes to exercise dissent rights must provide a dissent notice to Visa Canada at or before the meeting. The filing of a dissent notice does not deprive a member/shareholder of Visa Canada of the right to vote in respect of the amalgamation resolution; however, the OBCA provides, in effect, that a member/shareholder of Visa Canada that has submitted a dissent notice and votes for the amalgamation resolution will no longer be considered a dissenting shareholder. The OBCA does not provide, and Visa Canada will not assume, that a vote against the amalgamation resolution constitutes a dissent notice.

Under the OBCA, there is no right of partial dissent. Accordingly, a member/shareholder of Visa Canada may exercise its dissent right only with respect to all Visa Canada shares held by it or on behalf of any one beneficial owner.

Visa Canada is required within ten days after the approval of the amalgamation resolution to notify each dissenting shareholder that the amalgamation resolution has been approved, but such notice is not required to be sent to any member/shareholder of Visa Canada that voted for the amalgamation resolution or that has withdrawn its dissent notice.

A dissenting shareholder must, within 20 days after the dissenting shareholder receives notice that the amalgamation resolution has been approved or, if the dissenting shareholder does not receive such notice, within 20 days after the dissenting shareholder learns that the amalgamation resolution has been adopted, send to Visa Canada a written notice, containing its name and address, the number and class of Visa Canada shares in respect of which the dissenting shareholder dissented, and a demand for payment of the fair value of such shares. Visa Canada will place a notice on share certificates representing a dissenting shareholder’s shares to the effect that the holder is a dissenting shareholder and will deliver the share certificates to a dissenting shareholder.

On filing a dissent notice that is not withdrawn as contemplated in Section 185 of the OBCA, a dissenting shareholder ceases to have any rights as a member/shareholder of Visa Canada, other than the right to be paid the fair value of its Visa Canada shares as determined under Section 185 of the OBCA, except if the directors of Visa Canada terminate the amalgamation agreement under Subsection 176(5) of the OBCA, in which case Visa Canada will be required to reinstate the dissenting shareholder’s rights as a member/shareholder of Visa Canada.

Visa Canada is required, not later than seven days after the later of the effective date of the amalgamation or the date on which Visa Canada received the payment demand of a dissenting shareholder, to send to each dissenting shareholder that has sent a payment demand to it a written offer to pay on behalf of Visa Canada, for its Visa Canada shares in an amount considered by the Visa Canada board to be fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay, as between shares of the same class, must be on the same terms. The amount specified in the offer to pay lapses if Visa Canada does not receive an acceptance thereof within 30 days after the offer to pay has been made.

If Visa Canada fails to make an offer to pay or if a dissenting shareholder fails to accept an offer that has been made, Visa Canada may, within 50 days after the effective date of the amalgamation or within such further period as a court may allow, apply to a court to fix a fair value for the Visa Canada shares of dissenting shareholders. If Visa Canada fails to apply to a court, a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A dissenting shareholder is not required to give security for costs in such application.

Upon an application to a court, all dissenting shareholders whose Visa Canada shares have not been purchased by Visa Canada will be joined as parties and bound by the decision of the court, and Visa Canada will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of its right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a dissenting shareholder that should be joined as a party, and the court will then fix a fair value for the Visa Canada shares of all dissenting shareholders. The final order of a court will be rendered against Visa Canada in favor of each dissenting shareholder and for the amount of the fair value of its Visa Canada shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the amalgamation until the date of payment.

As part of the amalgamation, the Visa Canada shares held by a dissenting shareholder will be cancelled upon the amalgamation becoming effective and each dissenting shareholder will cease to have any rights as a member/shareholder of Visa Canada or as a shareholder of Visa Inc. as a result of the amalgamation other than the right to be paid the fair value of such Visa Canada shares in the amount agreed to between Visa Canada and the dissenting shareholder or in the amount of the judgment of the court, as the case may be. Until one of these events occurs, the dissenting shareholder may withdraw its dissent notice or Visa Canada may terminate the amalgamation agreement under Subsection 176(5) of the OBCA and, in either event, the dissent and appraisal proceedings in respect of that dissenting shareholder will be discontinued.

Visa Canada cannot make a payment to a dissenting shareholder under Section 185 of the OBCA if there are reasonable grounds for believing it is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of Visa Canada’s assets would thereby be less than the aggregate of its liabilities.

In such event, Visa Canada must notify each dissenting shareholder that it is lawfully unable to pay dissenting shareholders for their Visa Canada shares, in which case the dissenting shareholder may, by written notice to Visa Canada within 30 days after receipt of such notice, withdraw its dissent notice; in which case, such dissenting shareholder will be deemed to have participated in the amalgamation as a non-dissenting shareholder. If the dissenting shareholder does not withdraw its dissent notice, it retains its status as a claimant against Visa Canada, to be paid as soon as Visa Canada is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to the then Visa Canada shareholders.

All Visa Canada shares held by dissenting shareholders will, if such holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to Visa Canada as of the effective date of the amalgamation in exchange for such fair value. If such dissenting shareholders ultimately are not so entitled to be paid the fair value therefore, such dissenting shareholders will acquire shares of Visa Inc. on the same basis as all other members/shareholders of Visa Canada pursuant to the amalgamation.

The above is only a summary of the dissenting shareholder provisions of the OBCA, which are technical and complex. It is suggested that any member/shareholder of Visa Canada wishing to avail itself of its rights under these provisions seeks its own legal advice as failure to comply strictly with the provisions of the OBCA may prejudice its dissent rights.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related rules, commonly referred to as the HSR Act, certain transactions, including the restructuring, may not be completed unless certain notification and waiting period requirements have been satisfied. Visa International, Visa U.S.A. and Visa Canada filed the required notification and report forms pursuant to the HSR Act describing the restructuring on May 10, 2007. Early termination of the HSR Act waiting period was granted on May 22, 2007.

Members acquiring voting securities in Visa Inc. may be separately subject to the notification and waiting period requirements of the HSR Act.

The restructuring may also be subject to review by other governmental authorities under the antitrust laws, competition laws or similar laws of other jurisdictions where Visa U.S.A., Visa Canada, and Visa International conduct business. Any required approvals may not be obtained in a timely manner or at all.

At any time, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or state or foreign governmental authorities could challenge or seek to block the restructuring under the antitrust laws, competition laws or similar laws. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under antitrust or other laws challenging or seeking to enjoin the restructuring, before or after it is completed.

In addition, it is a condition to the closing of the restructuring that:

•

Visa Europe and VESI shall have received from HM Revenue and Customs a tax clearance satisfactory to them in their reasonable discretion with respect to the treatment of the restructuring under English law; and

•

Visa Canada and its members shall have received an advance income tax ruling from Canada Revenue Agency with respect to the income tax consequences to Visa Canada and its members of the restructuring, in form and substance acceptable to Visa Canada, in its reasonable discretion.

THE GLOBAL RESTRUCTURING AGREEMENT

The following is a summary of the material terms of the Global Restructuring Agreement, dated as of June 15, 2007, among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., Visa Europe Limited, Visa Canada Association, Inovant, Inovant, Inc., Visa Europe Services, Inc., Visa International Transition LLC, VI merger sub, Visa U.S.A. merger sub and Visa Canada merger sub. You should read the full text of the restructuring agreement, which is attached as Annex A and is incorporated herein by reference.

The Restructuring

Actions Prior to Restructuring Closing Date

On or before the business day prior to the closing date of the restructuring, the parties to the restructuring agreement will cause all of the following to occur:

•

Visa Canada will apply to the Ministry of Consumer and Business Services, Province of Ontario, for supplementary letters patent to permit membership interests to be transferable and the bylaws of Visa Canada will be amended to accommodate the vesting of the commercial and other rights and obligations regarding participation in the Visa payments system by members of Visa Canada in service agreements. Visa Canada will also surrender its entire membership interest in Visa International and enter into a services agreement to continue the existing commercial rights of Visa Canada with respect to its participation in the Visa payments system.

•

The bylaws of Visa International will be amended and restated so that members of Visa International (other than Visa Europe) will have an equity membership interest, which will represent the voting and economic rights of the member, and a non-equity membership interest, which will represent the member’s commercial and other rights and obligations in connection with participation in the Visa payments system. In addition, this amendment will segregate the entire membership interests of Visa Europe in Visa International into a distinct class of membership interest (representing the economic and voting rights of Visa Europe, as well as its commercial rights and obligations in connection with participation in the Visa payments system). In the restructuring, the entire membership interest of Visa Europe will be canceled, and Visa Europe will be issued Visa Inc. common stock. Thereafter, Visa Europe’s commercial rights and obligations with regard to the Visa payments system will be governed by the agreements that we are entering into with Visa Europe and not by their former membership interests in Visa International. In addition, Visa Canada will have surrendered its entire membership interest in Visa International and entered into the service agreement referred to above, which will establish Visa Canada’s commercial rights and obligations with regard to the Visa payments system. For a description of the agreements we are entering into with Visa Europe and Visa Canada, see “Material Contracts—The Framework Agreement,” “—The Put-Call Option Agreement” and “—Canadian Services Agreement and Other Agreements.”

•

The bylaws and certificate of incorporation of Visa U.S.A. will be amended and restated so that each member of Visa U.S.A. having a membership proportion that entitles the member to vote on matters submitted for a member vote and to receive dividends and distributions will hold an equity membership interest, which will represent the voting and economic rights of that member with respect to Visa U.S.A., and a non-equity membership interest, which will represent the member’s commercial and other rights and obligations in connection with participation in the Visa payments system. Members of Visa U.S.A. that do not currently have a membership proportion will continue to have rights and obligations in connection with participation in the Visa payments system, but, as is currently the case, will not have voting rights or the right to participate in the equity distribution of Visa U.S.A.

Visa International Merger

Visa International established two transitory entities in order to accomplish the Visa International merger. Visa International Transition LLC, which we refer to as VI LLC, is a Delaware limited liability company and wholly owned subsidiary of Visa International. VI Merger Sub Inc., which we refer to as VI merger sub, is a Delaware non-stock corporation and a wholly owned subsidiary of VI LLC. In the Visa International merger, VI merger sub will be merged with and into Visa International, and Visa International will continue as the surviving corporation after the closing. Upon the effectiveness of the Visa International merger, each of the outstanding equity membership interests held by members of Visa International (other than Visa Europe and Visa Canada) will be canceled in consideration of the issuance of limited liability company interests in VI LLC, which are substantially similar to the equity membership interests in Visa International formerly held by such members and which we refer to as LLC shares. These LLC shares will be issued ratably in accordance with members’ respective equity membership interests in Visa International. Each of the non-equity membership interests held by members of Visa International will continue to be issued and outstanding after this merger and the closing of the restructuring. These non-equity membership interests will represent the rights and obligations of members with regard to participation in the Visa payments system.

Visa Europe’s entire membership interest in Visa International will be canceled in this merger, and Visa Europe will be issued LLC shares. In addition, Visa Canada will have ceased, prior to the Visa International merger, to be a member of Visa International, at the same time as its commercial and other rights and obligations regarding participation in the Visa payments system will be embodied in a service agreement. Thus, Visa Europe and Visa Canada will not retain any membership interests in Visa International following this merger and the restructuring. Instead, the rights and obligations of Visa Europe and Visa Canada with regard to participation in the Visa payments system will be governed by, in the case of Visa Europe, the framework agreement between Visa Inc. and Visa Europe, and, in the case of Visa Canada, the services agreement, trademark agreements and support agreement among Visa Inc., Visa International and Visa Canada. For a description of the agreements relating to Visa Europe, see “Material Contracts.”

Each of the membership interests in VI merger sub outstanding prior to this merger that are held by Visa Inc. will be converted into the entire equity membership interest in Visa International. All of the LLC shares held by Visa International immediately prior to this merger will be canceled for no consideration.

Upon the effectiveness of the Visa International merger: (i) the certificate of incorporation of Visa International will be amended in the form of the restated certificate of incorporation of Visa International as provided in the certificate of merger; (ii) the first restated bylaws of Visa International will be amended in the form of the second restated bylaws of Visa International attached to the restructuring agreement; (iii) the directors of VI merger sub immediately prior to the merger will become the directors of Visa International following the merger; and (iv) the officers of Visa International immediately prior to the merger will remain the officers of Visa International following the merger.

Reallocation of LLC Shares

Promptly after the effectiveness of the Visa International merger, the board of directors of VI LLC will cause the existing limited liability company agreement of VI LLC to be amended and restated in order to reorganize and reclassify the LLC shares, such that members of VI LLC will hold LLC shares in an amount, and of a class and series, that corresponds to the parties’ intended initial allocation of shares of Visa Inc. as follows: (i) in the case of Visa U.S.A., 127,800,553 class USA LLC shares; (ii) in the case of Visa Europe, 62,213,201 class EU (series I) LLC shares and 27,904,464 class EU (series II) LLC shares; (iii) in the case of each eligible member of Visa International associated with the Visa AP region, a number of class AP LLC shares equal to 119,100,481 multiplied by such member’s initial ownership percentage; (iv) in the case of each eligible member of Visa International associated with the Visa LAC region, a number of class LAC LLC shares equal to 80,137,915 multiplied by such member’s initial ownership percentage; and (v) in the case of each eligible member of Visa International associated with the Visa CEMEA region, a number of class CEMEA LLC shares equal to 36,749,698 multiplied by such member’s initial ownership percentage.

VI LLC Merger

Promptly after the reallocation described above, VI LLC will be merged with and into Visa Inc., which we refer to as the VI LLC merger, and Visa Inc. will continue as the surviving corporation after the effectiveness of this merger.

Upon the effectiveness of the VI LLC merger, the regional classes of LLC shares will be canceled and, in consideration for such cancellation, Visa Inc. will issue to the former holders thereof, on a one-to-one basis, shares of common stock of Visa Inc. corresponding to the same five geographic regions: (i) each class USA LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class USA common stock; (ii) each class EU (series I) LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class EU (series I) common stock; (iii) each class EU (series II) LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class EU (series II) common stock; (iv) each class AP LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class AP common stock; (v) each class LAC LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class LAC common stock; (vi) each class CEMEA LLC share will be canceled in consideration for the issuance to the holder thereof of one share of our class CEMEA common stock; and (vii) each share of Visa Inc. common stock issued and outstanding immediately prior to the VI LLC merger will be canceled for no consideration.

Upon the effectiveness of the VI LLC merger: (i) the amended and restated certificate of incorporation of Visa Inc., as then in effect and as attached as Annex C, will be the certificate of incorporation of Visa Inc.; (ii) the bylaws of Visa Inc. will be amended and restated in their entirety to read substantially in the form attached as Annex D; and (iii) the directors and officers of Visa Inc. will remain the directors and officers of Visa Inc. as the surviving entity in the VI LLC merger.

Visa U.S.A. Merger

Visa U.S.A. merger sub is a newly formed Delaware non-stock corporation and wholly owned subsidiary of Visa Inc. On the business day immediately following the date on which the VI LLC merger occurs, Visa U.S.A. merger sub will be merged with and into Visa U.S.A., which we refer to as the Visa U.S.A. merger, and Visa U.S.A. will continue as the surviving non-stock corporation.

Upon the effectiveness of the Visa U.S.A. merger: (i) each of the outstanding equity membership interests in Visa U.S.A. issued in the actions described under “The Global Restructuring Agreement—The Restructuring—Actions Prior to Restructuring Closing Date” will be canceled in consideration for the issuance to the holder thereof of a number of shares of our class USA common stock equal to 426,390,481 multiplied by such holder’s initial Visa Inc. ownership percentage, which will be equal to its membership proportion (as defined in the Visa U.S.A. certificate of incorporation); (ii) each of the non-equity membership interests in Visa U.S.A. will continue to be issued and outstanding after the effectiveness of the Visa U.S.A. merger and the restructuring; and (iii) each of the outstanding membership interests in Visa U.S.A. merger sub will be canceled in consideration of the issuance to Visa Inc. of the entire equity membership interest in Visa U.S.A.

Upon the effectiveness of the Visa U.S.A. merger: (i) the first restated certificate of incorporation of Visa U.S.A. will be amended in the form of the second restated certificate of incorporation of Visa U.S.A. as provided in the certificate of merger; (ii) the first restated bylaws of Visa U.S.A. will be amended and restated in the form of the second restated Visa U.S.A. bylaws attached to the restructuring agreement; (iii) the directors of Visa U.S.A. merger sub immediately prior to the merger will become the directors of Visa U.S.A. following the merger; and (iv) and officers of Visa U.S.A. immediately prior to the merger will remain the officers of Visa U.S.A. following the merger.

Visa Canada Restructuring

Prior to the Visa International merger, the charter of Visa Canada will be amended to permit Visa Canada membership interests to be transferable, and the bylaws of Visa Canada will be amended to accommodate the vesting of the commercial and other rights and obligations regarding participation in the Visa payments system of members of Visa Canada in service agreements. Prior to the Visa International merger, Visa Canada will surrender to Visa International its entire membership in Visa International and Visa International and Visa Inc. will enter into a services agreement with Visa Canada to continue Visa Canada’s existing commercial rights with respect to the Visa payments system. At the closing of the restructuring, Visa Canada will offer to its members the opportunity to enter into separate services agreements with Visa Canada; Visa Canada and Visa International will offer to members of Visa Canada the opportunity to enter into separate trademark agreements with Visa International; and Visa Inc. will offer members of Visa Canada the opportunity to enter into a support agreement with Visa Inc., all of which agreements are designed to enable members of Visa Canada to continue their existing commercial rights with respect to the Visa payments system.

On the business day after the date on which the VI LLC merger occurs, each eligible member of Visa Canada that has elected to do so will be entitled to exchange its membership interest in Visa Canada with Visa Inc. for a number of shares of Visa Inc. class Canada common stock equal to 22,034,685 multiplied by such member’s initial ownership percentage, which shall be such member’s card sales volume (as defined in the bylaws of Visa Canada) during the period from October 1, 1990, through the September 30 immediately preceding the closing of the restructuring, expressed as a percentage of the aggregate card sales volume of all eligible members of Visa Canada during such period. This will result in Visa Inc. becoming a member of Visa Canada and those members that have elected to exchange their membership interests becoming stockholders of Visa Inc. Whether a member chooses to exchange its membership interest will be dependent upon the member’s individual tax and business considerations. Immediately following such exchanges, Visa Canada will be converted from a non-share capital corporation to a for profit share capital corporation governed by the OBCA, with Visa Inc. receiving, as a member of Visa Canada, common shares of the converted Visa Canada, and eligible members of Visa Canada that did not previously elect to exchange their membership interests as described above also receiving common shares of the converted Visa Canada. Visa Inc. will then transfer its common shares of Visa Canada to Visa Canada merger sub in exchange for common shares of Visa Canada merger sub.

As soon as practicable after the conversion of Visa Canada described above, Visa Canada, Visa Canada merger sub, which is a wholly owned subsidiary of Visa Inc., and Visa Inc. will enter into an amalgamation agreement pursuant to which Visa Canada and Visa Canada merger sub will be amalgamated and, upon completion of the redemption referred to below, Visa Canada will become a wholly owned subsidiary of Visa Inc. Upon the effectiveness of the Visa Canada amalgamation, all of the outstanding share capital of Visa Canada (other than the common shares held by Visa Canada merger sub) will be converted into redeemable preferred shares of the combined entity in the Visa Canada amalgamation, which shall be immediately redeemed for (and Visa Inc. will issue to each eligible Visa Canada member then a shareholder of Visa Canada) a number of shares of our class Canada common stock equal to 22,034,685 multiplied by each eligible Visa Canada member’s initial Visa Inc. ownership percentage, all of the outstanding share capital of Visa Canada merger sub will be converted into 100 common shares of the combined entity formed in the Visa Canada amalgamation, and the common shares of Visa Canada held by Visa Canada merger sub will be canceled without payment. For those members of Visa Canada that did not elect to exchange their membership interests, the completion of these steps will result in such members becoming stockholders in Visa Inc. and Visa Canada becoming a wholly-owned subsidiary of Visa Inc. Upon the effectiveness of the Visa Canada amalgamation, the bylaws of Visa Canada will be the Visa Canada merger sub bylaws, and the directors and officers of Visa Canada merger sub will become the directors and officers of Visa Canada. The purpose of the Visa Canada amalgamation is to ensure that all eligible members of Visa Canada receive our class Canada common stock in exchange for their membership interests in Visa Canada.

Inovant U.S. Holdco Merger; Share for Share Exchange

On the business day after the later to occur of the Visa U.S.A. merger and the Visa Canada amalgamation, Inovant, Inc., will be merged with and into Visa Inc., which we refer to as the Inovant U.S. holdco merger, and Visa Inc. will continue as the surviving corporation after the closing of the Inovant U.S. holdco merger. Upon the effectiveness of the Inovant U.S. holdco merger, all of the outstanding capital stock of Inovant, Inc. will be canceled in consideration for the issuance to Visa U.S.A., which is the sole stockholder of Inovant, Inc., of 3,791,455 shares of our class USA common stock. Upon the effectiveness of the Inovant U.S. holdco merger, the certificate of incorporation and bylaws of Visa Inc., as in effect immediately prior to the Inovant U.S. holdco merger, will remain in effect as the certificate of incorporation and bylaws of Visa Inc. following the Inovant U.S. holdco merger, and the directors and officers of Visa Inc. will remain the directors and officers of Visa Inc. (as the surviving corporation in the Inovant U.S. holdco merger).

On the business day immediately after the date of the effectiveness of the Inovant U.S. holdco merger, VESI will deliver to Visa Inc. all of the limited liability company interests in Inovant then owned by VESI, in exchange for 549,587 shares of class EU (series III) common stock.

True-Up of Merger Consideration

The initial allocation of shares of Visa Inc. common stock among the regions other than Visa Europe, which we refer to as the participating regions, was determined under a methodology that was agreed upon among the participating regions. The same methodology was applied to the unincorporated regions of Visa AP, Visa LAC and Visa CEMEA as was applied to Visa Canada and Visa U.S.A. It was based upon the net income projected to be contributed by each participating region in fiscal 2008. In addition, there were some negotiated adjustments that were made to the allocations to reflect, among other things, potential operating synergies and one-time adjustments to financial projections. We refer to this initial allocation of shares as the baseline amount. The consideration to be received by Visa Europe was the result of a negotiation between the regions participating in Visa Inc., on the one hand, and Visa Europe, on the other hand. For more information about the shares being issued to Visa Europe, see “The Global Restructuring Agreement—The Restructuring—Shares Issued to Visa Europe.”

The shares of common stock that will be issued at the restructuring closing will initially be allocated on a regional basis as follows:

Region	Shares issued and outstanding after restructuring closing (not giving effect to the true-up)	Percentage ownership (not including VE’s redeemable shares)	Percentage ownership (including VE’s redeemable shares)
Visa U.S.A.(1)	426,390,481	57.06%	55.01%
Visa AP	119,100,481	15.94%	15.37%
Visa LAC	80,137,915	10.73%	10.34%
Visa CEMEA	36,749,698	4.92%	4.74%
Visa Canada	22,034,685	2.95%	2.84%
Visa Europe(2)	62,762,788	8.40%	8.10%
Visa Europe(3)	27,904,464	—	3.60%

Total	775,080,512	100.00%	100.00%

(1)	Excluding shares of class USA common stock held by Visa U.S.A.

(2)	Excluding class EU (series II) common stock but including 549,587 shares of class EU (series III) common stock issued to VESI, a subsidiary of Visa Europe.

(3)	Class EU (series II) common stock.

In order to reflect relative actual performance, as compared with projections, there will be a subsequent conversion and reallocation of shares, which we refer to as the true-up, based on each participating region’s relative under- or over-achievement (beyond certain percentage limits which we refer to as tolerance bands) of its net revenue targets for the relevant four quarter period, which we refer to as the measurement period. As a result of the true-up, each of the regional classes of common stock will be converted into class C common stock or, in the case of the class USA common stock, class B common stock prior to the initial public offering of our common stock.

If a participating region’s actual net revenue during the measurement period is not greater than 104% of its estimated net revenue for such period and not less than 98% of its estimated net revenue for such period, then that region’s applicable multiplier will be 1.0, and no adjustment will be made to that region’s baseline amount. If a region exceeds or falls short of its net revenue targets by an amount in excess of these tolerance band percentages, then the region’s applicable multiplier will equal the percentage difference between the actual and projected net revenues for the measurement period multiplied by 1.5. The upper tolerance band percentage will be increased from 104% to 108% if a region exceeds its marketing budget by more than 30% during the measurement period. The lower tolerance band percentage will be adjusted from 98% to 96% if the participating region’s actual marketing expense is less than 70% of the participating region’s projected marketing expense during the measurement period. The region’s adjusted amount equals the baseline amount multiplied by the applicable multiplier, plus an additional, negotiated amount for, among other things, a negotiated portion of the overall expected cost savings relating to the restructuring. Each participating region’s adjusted ownership percentage after the true-up will equal this adjusted amount as a percentage of the aggregate adjusted amounts of all the participating regions, multiplied by 0.916 (to exclude Visa Europe’s 8.4% interest represented by the class EU (series I) and class EU (series III) in Visa Inc. from the true-up calculation). Finally, the applicable conversion rate for each regional class of shares will be calculated as the quotient of (1) the number of shares of Visa Inc. common stock outstanding (except for the Class EU (series II) shares of common stock and except for any shares of common stock owned by any subsidiary of Visa Inc.) immediately prior to the true-up calculation, multiplied by the applicable region’s adjusted ownership percentage, divided by (2) the number of shares of such regional class of common stock outstanding immediately prior to the true-up calculation.

Following the closing of the restructuring, each of the participating regions will deliver to us quarterly financial statements, including a calculation of the net revenue of each Visa region and of each Visa region’s marketing expenses.

Because the true-up calculation is based on relative financial performance among the regions, it is possible that a region could meet or exceed its net revenue goals and be allocated fewer shares as a result of the true-up if other regions were to outperform their revenue targets by a greater percentage.

The measurement period will be the four quarters ending September 30, 2008; provided, however, that if Visa Inc. files a registration statement on Form S-1 for an initial public offering prior to the end of fiscal 2008, then the measurement period will be the four quarter period ending with (and including) the latest quarter for which financial statements are included in the registration statement on Form S-1 on the date it is declared effective by the SEC. In no event, however, will the measurement period be any earlier than the four quarters ending September 30, 2007. The conversion of shares under the true-up will occur promptly before the closing of an initial public offering of Visa Inc.’s common stock or, if earlier, ten business days after the delivery of a true-up notice related to the four quarters ending September 30, 2008.

On the true-up conversion date:

•	each outstanding share of class USA common stock will automatically convert into a number of shares of class B common stock based on the applicable conversion rate for the class USA common stock;

•

each outstanding share of class Canada common stock will automatically convert into a number of shares of class C (series I) common stock based on the applicable conversion rate for the class Canada common stock;

•

each outstanding share of class AP common stock will automatically convert into a number of shares of class C (series I) common stock based on the applicable conversion rate for the class AP common stock;

•

each outstanding share of class LAC common stock will automatically convert into a number of shares of class C (series I) common stock based on the applicable conversion rate for the class LAC common stock; and

•

each outstanding share of class CEMEA common stock will automatically convert into a number of shares of class C (series I) common stock based on the applicable conversion rate for the class CEMEA common stock.

The shares held by Visa Europe and VESI are not subject to the true-up, but are subject to a conversion ratio that has the effect of a conversion on a one-to-one basis as follows:

•	each outstanding share of class EU (series I) common stock will automatically convert into one share of class C (series III) common stock;

•	each outstanding share of class EU (series II) common stock will automatically convert into one share of class C (series II) common stock; and

•	each outstanding share of class EU (series III) common stock will automatically convert into one share of class EU (series IV) common stock.

Equity Allocation to Members of Visa International in the Unincorporated Regions and Subsequent Adjustment

The initial allocation of shares of Visa Inc. among members of Visa International that are associated with Visa’s unincorporated regions will be made only to eligible members of Visa International in the unincorporated regions. To be eligible to receive Visa Inc. common stock of the applicable regional class, such members must:

•

be a member of Visa International that is not sponsored by any other member of Visa International, Visa U.S.A., Visa Europe or Visa Canada in one of the following categories of membership: Principal member, Visa Cash Program Participant member, Plus Program Participant member, Cheque Issuer member, Merchant Acquirer member, Travel Money Issuer member, Interlink Program Participant member or Cash Disbursement member;

•	have an initial ownership percentage (based upon its historical net fees and total volumes as more fully described below) that is a positive number; and

•	except in the case of cheque issuer members or travel money issuer members, be identified in the books and records of Visa International as being affiliated with the applicable unincorporated region.

Prior to the signing of the global restructuring agreement, the board of directors of Visa International admitted non-member “special licensees” of Visa International, as well as certain “foreign branch licensees” of Visa International, as principal members of Visa International, entitled to all the rights of a principal member under the bylaws and certificate of incorporation of Visa International, including the right to receive Visa Inc. common stock. Members of Visa International that are not currently entitled under the bylaws and certificate of incorporation of Visa International to any voting rights or rights to participate in dividends or distributions upon a liquidation or other winding up of Visa International will not be eligible to receive any shares of Visa Inc. common stock in connection with our restructuring. Following the restructuring, the membership interests of such members of Visa International will remain outstanding as “non-equity” membership interests in Visa International, which will embody the commercial rights and obligations of such members with regard to participation in the Visa payments system.

At the restructuring closing, eligible members of Visa International that are affiliated with each unincorporated region will initially be allocated a number of shares of the applicable regional class of common stock (e.g., class AP common stock, class LAC common stock or class CEMEA common stock) based on the net fees and total volume of such member as a proportion of the aggregate net fees and total volumes of all eligible members associated with the applicable unincorporated region during the period beginning on October 2001 and ending on June 30, 2007. This initial allocation will be subject to subsequent adjustment based on the same net fees/total volume formula, but taking into account a longer measurement period, from October 2001 to the last day of the quarter end used in the measurement period for the true-up (or the preceding quarter end, if necessary, in order to accommodate the availability of the information needed to perform the calculations). This adjustment for member level share allocations within the unincorporated regions will be combined with that of the inter-regional true-up adjustment described above to produce a single conversion ratio for each eligible member within the unincorporated regions. This conversion ratio will be applied to the initial allocation of shares of each regional class of common stock in order to convert such shares into shares of class C common stock, the number of which may be more, less or the same, as the number of regional class shares initially allocated.

For Visa International members associated with the unincorporated regions, the formula for both the initial and final share allocation is based on a weighted combination of the net fees (i.e., net of rebates and incentives) paid by such members and the total volume reported by such members (with the net fees and total volume components being weighted equally for such purposes), as a proportion of the aggregate net fees and total volume of all eligible members affiliated with the applicable unincorporated region during the applicable measuring period. For purposes of these calculations:

•	an eligible member will receive credit for the historical fees and total volume of its sponsored members, so long as such sponsored members are associated with the applicable unincorporated region;

•

an eligible member will receive credit for the historical net fees and total volumes of other eligible members that have been acquired by such eligible member during the applicable measuring period (but excluding portfolio transfers), if the acquiree’s membership in Visa International has subsequently been terminated;

•

with respect to portfolio transfers that occur during the measuring period, the net fees and total volume attributable to the period prior to the transfer will be allocated to the transferor and the net fees and total volume attributable to the period after the transfer will be allocated to the transferee;

•

an eligible member that has “upgraded” its category of membership during the measuring period from the category of foreign branch licensee to the category of a principal member will receive credit for its historical net fees and total volume attributable to its former category of membership;

•

an eligible member that has “upgraded” its category of membership during the measuring period from the category of sponsored member to the category of an eligible member will not receive credit for its historical net fees and total volume prior to such upgrade, which will instead be allocated to its sponsoring member; and

•

a member that has “downgraded” its membership during the measuring period from the category of principal member to a sponsored member category will not receive credit for its historical net fees and total volume, which will instead be allocated to its sponsoring member following the downgrade.

Retrospective Responsibility Plan

Our retrospective responsibility plan addresses potential liabilities arising from the litigation described under the heading “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation.”

Upon the completion of the initial public offering of Visa Inc. common stock, we will deposit a portion of the proceeds of the offering in an amount determined by the litigation committee (as described below) in an escrow account from which settlements of, or judgments in, the covered litigation would be paid. The funds available in the escrow may be used to satisfy the obligations of Visa U.S.A., Visa International and, in certain instances as described below, Visa Inc., whether those obligations result from a final judgment, a settlement that has been approved as required by the Visa U.S.A. bylaws, or obligations under a judgment sharing agreement.

In addition, upon completion of the initial public offering, the Visa Inc. board will determine what portion, if any, of the net proceeds of the offering will be retained for general working capital purposes. The net initial public offering proceeds less the sum of: (i) the initial escrow amount, (ii) any funds retained for general working capital purposes and (iii) the $1.146 billion that is designated to redeem the Visa Europe class C (series II) shares, will be used to redeem a portion of the shares of class B common stock and the shares of class C common stock other than the Visa Europe class C (series II) shares.

For the purpose of the redemption calculation below, the phrase “net proceeds” means the initial public offering proceeds net of underwriting discounts and commissions less the $1.146 billion that is designated to redeem the Visa Europe class C (series II) shares and less any funds retained by Visa Inc. for general working capital purposes. The net proceeds used to redeem the shares of class B common stock will equal: (i) their pro rata share of the net proceeds based on the total number of shares of class B and class C common stock issued and outstanding immediately after the closing of the initial public offering (excluding the shares of class C (series II) common stock and any shares held by a subsidiary of Visa Inc.) minus (ii) the initial amount of the escrow amount. The net proceeds used to redeem the shares of class C common stock will equal their pro rata share of the net proceeds (based on the total number of shares of class B and class C common stock issued and outstanding immediately after the closing of the initial public offering (excluding the shares of class C (series II) common stock and any shares held by a subsidiary of Visa Inc.)). The redemption price of these shares will equal the net initial public offering price per share. For a description of the redemption of the Visa Europe class C (series II) shares, see “The Global Restructuring Agreement—The Restructuring—Shares Issued to Visa Europe.”

The shares of class B common stock that are retained by Visa U.S.A. members and that are not redeemed out of the proceeds of the initial public offering will be subject to dilution to the extent of the initial amount of the escrow account. This dilution of the shares of class B common stock will be accomplished through an adjustment to the conversion ratio of the shares of class B common stock. These shares will not be able to be converted into shares of class A common stock or, subject to limited exceptions, transferred until the later of the third anniversary of our initial public offering or the final resolution of the covered litigation. The shares of class C common stock held by members other than the Visa U.S.A. members will not be subject to this dilutive adjustment.

After the completion of our initial public offering and at the request of the litigation committee, we expect to conduct follow-on offerings of our shares of class A common stock, which we refer to as loss shares, if the litigation committee deems it desirable to increase the escrow account. The proceeds from the sale of loss shares would then be deposited in the escrow account, and the shares of class B common stock would be subject to additional dilution to the extent of the loss shares through a concurrent adjustment to the conversion ratio of the class B shares. The litigation committee may not request that we sell loss shares in an underwritten offering more than twice in any 12-month period, and the proceeds from the requested offering must reasonably be expected to be at least $100,000,000. We will not offer loss shares in an amount that exceeds the number of shares of our class A common stock into which our issued and outstanding class B common stock is then convertible immediately prior to the offering.

Any amounts remaining in the escrow account on the date on which all of the covered litigation has been resolved will be released back to us, and the conversion ratio of the shares of class B common stock then outstanding will be adjusted in the holders’ favor through a formula based on the released escrow amount and the market price of our stock. For a description of the specific conversion ratio mechanism of the shares of class B common stock, see “Description of Capital Stock.”

The litigation committee will be established through a litigation management agreement among Visa Inc., Visa International, Visa U.S.A. and five individuals who are affiliated with, or acting for, certain Visa U.S.A. members. The litigation committee will: (i) determine the percent of initial public offering proceeds to be deposited in the escrow account; (ii) authorize the sale of loss shares, subject to Visa Inc.’s right to delay the filing or effectiveness of a registration statement under certain circumstances; and (iii) recommend or refer the cash payment portion of a proposed settlement of any covered litigation to the Visa U.S.A. board of directors.

Visa U.S.A., Visa International and Visa Inc. have entered into a loss sharing agreement with some of the Visa U.S.A. members, which will become effective upon the restructuring closing. The loss sharing agreement provides that the Visa U.S.A. members that are parties to the agreement will be responsible for a proportionate share of the liabilities associated with the covered litigation that might otherwise be borne by Visa U.S.A or Visa International. The signatories will also be responsible for a proportionate share of the liabilities that might otherwise be borne by Visa Inc. if it is named as a defendant in the covered litigation unless a claim relates to the conduct of Visa Inc. after the restructuring (other than the restructuring itself or the initial public offering) or conduct of Visa Inc. that is not the mere continuation of conduct that is being challenged in the interchange litigation as of the closing of the restructuring. This proportionate share of each Visa U.S.A. member will be equal to such member’s membership proportion, as calculated in accordance with Visa U.S.A.’s certificate of incorporation.

The loss sharing agreement provides that, if we do not complete the initial public offering within 240 days after the completion of the restructuring, the members’ obligations under the agreement may be suspended until we have completed our initial public offering, at which point the members’ obligations under the agreements will be reinstated in full as if they had never been suspended. However, this 240-day period may be extended under certain circumstances.

In addition, Visa U.S.A. has entered into a judgment sharing agreement in connection with the claims brought by American Express, which we refer to as the Amex judgment sharing agreement, and Visa U.S.A. and Visa International have entered into a judgment sharing agreement in connection with the merchant interchange litigation, which we refer to as the interchange judgment sharing agreement. Under these judgment sharing agreements, the bank signatories, which are defendants in the American Express and/or merchant interchange litigation, will share in a judgment enforced against Visa U.S.A., and Visa U.S.A. will share in a judgment enforced against the other signatories. The bank signatories to the interchange judgment sharing agreement will also share in a judgment enforced against Visa International.

Under the judgment sharing agreements, each signatory other than Visa U.S.A. (and in the case of the interchange judgment sharing agreement, Visa International) will pay its membership proportion of the amount of any final judgment executed against a signatory that is not allocated to the conduct of MasterCard under the terms of the agreements. Visa U.S.A. will pay the amount of such final judgment executed against a signatory that is not allocated to the conduct of MasterCard and that is not accounted for by the other signatories, although it will obtain reimbursement for such payments out of the escrow account. Visa International is not a party to the Amex judgment sharing agreement and has no obligation to share in a judgment enforced against another signatory under the interchange judgment sharing agreement. The Amex judgment sharing agreement does not address the sharing of the portion of any final judgment allocated to the conduct of MasterCard. Under the interchange judgment sharing agreement, Visa U.S.A. and Visa International will be reimbursed by the bank signatories for the full amount of any final judgment allocated to the conduct of MasterCard, but have no obligation to the other signatories with respect to the MasterCard portion of a final judgment.

In order to avoid a double payment as a result of the dilutive adjustment in the conversion ratio of the class B shares upon the establishment of the escrow account, Visa U.S.A. members that have made certain payments pursuant to a judgment sharing agreement or the loss sharing agreement prior to the completion of our initial public offering will be reimbursed from the initial escrow amount. The loss sharing agreement provides for the reimbursement of certain judgment sharing or loss sharing payments by Visa U.S.A. members. Pursuant to the loss sharing agreement, we will reimburse signatories that are also parties to a judgment sharing agreement and have paid their share of the Visa portion of a final judgment or settlement (i.e., not the portion allocated as a result of MasterCard’s conduct) pursuant to such judgment sharing agreement.

The members of Visa U.S.A. have indemnification obligations pursuant to Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements. After the closing of the restructuring, these indemnification obligations will continue with respect to the covered litigation, although we currently expect that, after the completion of our initial public offering, the initial escrow account and any additional proceeds from the sale of loss shares, which will subsequently be deposited into the escrow account, will be used first to resolve the covered litigation.

To the extent that the amount of the initial escrow and any additional sale of loss shares is insufficient to fully resolve the covered litigation and reimburse judgment sharing and loss sharing payments by Visa U.S.A.’s members, we will use commercially reasonable efforts to enforce the indemnification obligations of Visa U.S.A.’s members for such excess amount, including but not limited to enforcing indemnification obligations pursuant to the loss sharing agreement, Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements.

Shares Issued to Visa Europe

The consideration to be received by Visa Europe was the result of a negotiation between the regions participating in Visa Inc., on the one hand, and Visa Europe, on the other hand. Upon the completion of the restructuring, Visa Europe will receive 11.7% of the shares of Visa Inc. common stock, of which approximately 3.6% (plus any additional class EU (series II) or class C (series II) shares that may be issued in the future to Visa Europe), is redeemable for $1.146 billion (less any dividends or distributions paid on such shares and less the amount of any imputed interest on such dividends and distributions). This redemption may be effected at Visa Inc.’s election at any time after the later of the date that is 369 days after the effective date of the Inovant U.S. holdco merger and the completion of our initial public offering, or at Visa Europe’s election at any time after the later of the date that is 429 days after the effective date of the Inovant U.S. holdco merger and the date that is 60 days after the completion of our initial public offering.

Transaction Documents

In addition to the restructuring agreement, the parties have executed, or will execute, the following transaction documents in connection with the restructuring:

•

Visa Inc. and Visa Europe will enter into a framework agreement and a put-call option agreement, as described herein. These agreements will be entered into contemporaneously with, and as a condition to, the closing of the restructuring. For a more detailed description of these agreements, see “Material Contracts—The Framework Agreement” and “—The Put-Call Option Agreement;”

•

(i) Visa Inc., Visa International and Visa Canada will enter into a regional services agreement; (ii) Visa Canada and each member of Visa Canada will enter into a services agreement; (iii) Visa Canada, Visa International and the members of Visa Canada will enter into a trademark agreement; and (iv) Visa Inc. and the members of Visa Canada will enter into a support agreement, each described herein. Except for the services agreement among Visa Inc., Visa International and Visa Canada (which will be entered into prior to the closing of the restructuring), these agreements will be entered into contemporaneously with, and as a condition to, the closing of the restructuring; and

•

(i) Visa International, Visa U.S.A., Visa Inc. and certain members of Visa U.S.A. have entered into a loss sharing agreement, as described herein; (ii) Visa U.S.A., Visa International and certain bank parties named as a defendant in any of the covered litigation have entered into a judgment sharing agreement; and (iii) Visa Inc., Visa International, Visa U.S.A. and the members of the litigation committee will enter into a litigation management agreement. For a more detailed description of these agreements, see “Material Contracts—The Loss Sharing Agreement.”

Representations and Warranties

Each party to the restructuring agreement represented and warranted, severally (as to itself only) and not jointly, to each of the other parties, except as set forth in separate disclosure letters delivered by each such party to each other party with regard to the following matters: (i) due organization, good standing and corporate power; (ii) authorization and validity of the agreement; (iii) consents and approvals; (iv) no violations; (v) membership; (vi) litigation; (vii) disclosure; (viii) opinions of financial advisors; (ix) broker’s or finder’s fees; and (x) exclusivity of representations.

Covenants

Prior to the closing of the restructuring, each party to the restructuring agreement agrees to: (i) conduct its operations only in the ordinary course of business consistent with past practice; (ii) use commercially reasonable efforts to obtain requisite consents; (iii) make required filings under competition laws; (iv) cooperate to assist Visa Inc. in the preparation and filing with the SEC of a registration statement on Form S-4 covering the securities to be issued in the restructuring; (v) use its commercially reasonable efforts to obtain the requisite member and shareholder approval required in order to consummate the transactions contemplated by the restructuring agreement; (vi) bear taxes incurred by such party in connection with the restructuring, except as expressly contemplated in the transaction documents; and (vii) develop internal Visa regional operating guidelines based on agreed principles.

Release; Indemnity

The restructuring agreement provides that, effective upon the restructuring closing, Visa Inc., Visa International and Visa U.S.A. irrevocably release each of: (i) Visa Europe, Visa Canada and each other current or former member of Visa International (including Visa U.S.A., subject only to such obligations as Visa U.S.A. may have by reason of any judgment sharing agreement or loss sharing agreement it has entered into with respect to any covered litigation); (ii) each current or former member, member of a member, stockholder or other holder of any equity interest in any of the foregoing persons (subject only to such obligations as any members of Visa U.S.A. may have with respect to any covered litigation by reason of any provisions of the transaction documents, including the restated Visa Inc. certificate of incorporation or the certificate of incorporation or bylaws of Visa U.S.A.); (iii) each predecessor, successor, subsidiary, division, department, affiliate, officer, director, employee and assignee of the foregoing persons; and (iv) each non-member special licensee approved for participation in the Visa system by the board of directors of Visa International, from any liability in respect of any claim that could be asserted against such released persons by Visa Inc. or Visa International in connection with the covered litigation, including any such claim pursuant to Section 2.11 or Section 15.06 of the bylaws of Visa International, Section 1.11 of the operating regulations of Visa International or Section 1.7 of the operating regulations of Visa Canada. The restructuring agreement also provides that the these released claims do not include any liabilities arising from the covered litigation that are the subject of obligations of Visa U.S.A. or its members under the interchange judgment sharing agreement or the Amex judgment sharing agreement or the other transaction documents, including the restated Visa Inc. certificate of incorporation, the restated bylaws of Visa Inc. or the certificate of incorporation or bylaws of Visa U.S.A. or Visa International.

In addition, Visa Inc. has agreed in the restructuring agreement to indemnify each current and former member of Visa International, Visa Europe and Visa Canada, from and after the closing of the restructuring, against any liabilities incurred by such persons with respect to any claim asserted in a U.S. court by a U.S. merchant or current plaintiff in the covered litigation against such person that is based on the same or substantially similar factual allegations or claims for relief asserted in the covered litigation.

Termination of Regional Group Member

The restructuring agreement provides that, upon the closing of the restructuring, Visa Europe’s membership in Visa International will terminate, Visa Europe will cease to be a member of Visa International, and Visa Europe shall cease to have any liability or obligation under its regional group member agreement with Visa International or any other documents, other than as provided in the transaction documents relating to the restructuring.

Regional Directors

The restructuring agreement provides that, after the restructuring, each of the regional directors of Visa Inc. will be a Class I director as provided in our restated certificate of incorporation, serving an initial term that expires on the first anniversary of the closing of the restructuring. Upon the expiration of the initial term of the regional directors, the parties to the restructuring agreement have agreed to take any actions necessary to cause the regional directors to be re-nominated to a second term as a director of Visa Inc. (which will expire on the fourth anniversary of the closing of the restructuring) provided that he or she continues to satisfy the eligibility requirements for our regional directors described in our certificate of incorporation.

Canada Transaction Documents

In accordance with the restructuring agreement, each of Visa Inc., Visa International and Visa Canada cooperated in good faith and used its respective commercially reasonable efforts to negotiate, as soon as practicable after the date of the restructuring agreement, mutually acceptable forms of the following documents (which we refer to as the Canada transaction documents), which will be entered into prior to or upon the closing of the restructuring:

•

a services agreement to be entered into before the restructuring closing among Visa Inc., Visa International and Visa Canada, granting to Visa Canada the necessary rights to allow Visa Canada to enter into a Canadian services agreement with each member of Visa Canada;

•

a services agreement to be entered into at the restructuring closing between Visa Canada and each of the members of Visa Canada to evidence, consolidate and restate the continuation of the existing commercial rights of Visa Canada members from and after the restructuring closing;

•

a trademark agreement to be entered into at the restructuring closing among Visa International, Visa Canada and each member of Visa Canada regarding the existing trademark rights of Visa Canada members; and

•	a support agreement among Visa Inc., and members of Visa Canada, supporting the obligations of Visa Canada pursuant to each services agreement between Visa Canada and its members.

Conditions to Restructuring Closing

The respective obligations of each party to effect the restructuring are subject to the satisfaction of each of the following conditions, any of which (other than the member or stockholder consents described below) may be waived by the party or parties entitled to the benefit of the condition:

•

the restructuring, and the specific actions to be taken by the applicable parties to the restructuring agreement, will have been approved by the members of Visa International, Visa U.S.A., Visa Canada and Visa Europe, and by the sole stockholders or members (as applicable) of Visa Inc., Inovant U.S. holdco, VI merger sub and Visa U.S.A. merger sub;

•	any waiting periods under applicable competition laws will have expired or been terminated;

•	all consents and approvals of any governmental authority necessary to permit the parties to consummate the restructuring will have been duly obtained, made or given;

•	no temporary restraining order, preliminary or permanent injunction or other order will have been issued by any governmental authority;

•	no law or governmental order that prohibits or enjoins the restructuring will have been enacted or entered by any governmental authority;

•

each other transaction document, including the Canada transaction documents, will have been executed and delivered by each of the parties thereto, and each of the covenants to be performed prior to the closing of the restructuring will have been performed;

•	the registration statement on Form S-4 will have become effective under the Securities Act;

•

certain amendments to the articles of association of Visa Europe in connection with the restructuring will have been approved and adopted by the members of Visa Europe, and Visa Europe will have delivered to Visa Inc. a legal opinion regarding the effectiveness of such amendments;

•

the certificate of incorporation of Visa Inc. will have been amended and restated in its entirety in the form attached as Annex C and the board of directors of Visa Inc. will have adopted the charters of the audit committee, nominating/corporate governance committee and the compensation committee of the Visa Inc. board of directors;

•	the board of directors of Visa Inc. will be comprised of not less than 17 directors, at least 10 of whom will be independent directors;

•

the assets of Visa U.S.A. owned indirectly by Visa Inc. in connection with the restructuring will represent at least 60% of the capital and surplus of Visa Inc. on a consolidated pro forma basis after giving effect to the closing of the restructuring;

•

section 1.11 of the operating regulations of Visa International will have been amended in order to eliminate the right of Visa International to obtain indemnification from any member of Visa International, except for indemnifications with respect to the actions or omissions of such member or its affiliates after the closing of the restructuring; and

•	certain other specified consents, approvals, permits, legal opinions, certificates and other requirements will have been obtained prior to the restructuring closing date.

In addition to the closing conditions above:

•

Visa Europe’s obligation to effect the restructuring is subject to: (i) the amendment of a certain Tax Deed and Tax Indemnification Agreement dated July 1, 2004, among Visa International, Visa Europe and VESI in the form attached to the restructuring agreement and certain provisions of other agreements entered into in connection with the 2004 spin-off of Visa Europe; and (ii) Visa Europe and VESI shall have received from HM Revenue and Customs a tax clearance satisfactory to them in their reasonable discretion with respect to the treatment of the restructuring under English law; and

•

Visa Canada’s obligation to effect the restructuring is subject to the receipt by Visa Canada and its members of an advance income tax ruling from the Canada Revenue Agency with respect to the income tax consequences to Visa Canada and its members of the restructuring, in form and substance acceptable to Visa Canada in its reasonable discretion.

Closing

Unless the restructuring agreement is terminated as described below under “—Grounds for Termination,” and subject to the satisfaction or waiver of each of the conditions described above under “—Conditions to Restructuring Closing” the restructuring will commence at 10:00 a.m. as soon as practicable after the last of such conditions is satisfied or waived.

Grounds for Termination

The restructuring agreement may be terminated by a party to the restructuring at any time before the closing of the restructuring only:

•	by mutual written consent of all of the parties to the restructuring agreement;

•	by any of the parties to the restructuring agreement in the event of an injunction prohibiting the restructuring;

•	by any party to the restructuring agreement, in the event that applicable member approval with respect to any other party to the agreement has not been obtained;

•	by any party to the restructuring agreement, if the closing of the restructuring has not occurred on or before June 30, 2008; or

•

by the mutual written consent of Visa Inc., Visa International, Visa U.S.A. and Visa Europe, if the definitive form of each of the Canada transaction documents has not been mutually agreed prior to October 1, 2007.

Effect of Termination

In the event of any termination of the restructuring agreement, it will become void and have no effect, and there will be no liability thereunder on the part of any party to the other party or parties.

THE VISA INC. 2007 EQUITY INCENTIVE COMPENSATION PLAN

The equity incentive plan is intended to promote our long-term success and increase stockholder value by attracting, motivating, and retaining our non-employee directors, officers, employees and consultants and those of our subsidiaries and affiliates. To achieve this purpose, the equity incentive plan allows the flexibility to grant or award stock options, stock appreciation rights or SARs, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons.

The equity incentive plan would allow us to grant these stock-based incentive awards to employees, non-employee directors and consultants covering a total of up to      shares of common stock. No awards have been made under the equity incentive plan.

The equity incentive plan will become effective on the date it has been approved by the affirmative vote of both: (a) the members holding membership interests in Visa International, Visa U.S.A. and Visa Canada, which, assuming the completion of the restructuring, would represent a majority of the outstanding shares of common stock of Visa Inc. immediately after the closing; and (b) Visa International, the sole stockholder of Visa Inc. prior to the restructuring.

The principal features of the equity incentive plan are summarized below. Members should read the equity incentive plan for a full statement of its legal terms and conditions. The full text of the equity incentive plan is available at Annex K in this proxy statement-prospectus.

Administration. The compensation committee of our board of directors will have discretionary authority to operate, manage and administer the equity incentive plan in accordance with its terms. The compensation committee will determine the non-employee directors, employees and consultants who will be granted awards under the equity incentive plan, the size and types of awards, the terms and conditions of awards and the form and content of the award agreements representing awards. The compensation committee will be authorized to establish, administer and waive terms, conditions and performance goals of outstanding awards and to accelerate the vesting or exercisability of awards, in each case, subject to limitations contained in the equity incentive plan. The compensation committee will interpret the equity incentive plan and award agreements and will have authority to correct any defects, supply any omissions and reconcile any inconsistencies in the equity incentive plan and/or any award agreements. The compensation committee’s decisions and actions concerning the equity incentive plan will be final and conclusive. Within the limitations of the equity incentive plan and applicable law, the compensation committee may delegate its responsibilities under the equity incentive plan to persons selected by it, and our board of directors will be permitted to exercise all of the compensation committee’s powers under the equity incentive plan.

We intend to form a compensation committee after the completion of the restructuring. The compensation committee will be comprised of at least three members of our board of directors, each of whom will be selected by our board of directors and will satisfy independence criteria established by our board of directors and additional regulatory requirements, including the listing standards of the New York Stock Exchange.

Shares Subject to the Equity Incentive Plan. A maximum of      shares of common stock would be available for delivery under the equity incentive plan, subject to adjustment for certain changes in our capital structure described below under “—Changes in Capital.” The shares of common stock that may be issued under the equity incentive plan will be either authorized and unissued shares, which will not be subject to preemptive rights, or previously issued shares that have been reacquired and are held as treasury stock. Any shares subject to an award or portion of an award that is forfeited, terminated or settled for cash or otherwise expires will be available for future awards under the equity incentive plan. If we or one of our subsidiaries acquires or combines with another company, any awards that may be granted under the equity incentive plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the shares available for issuance under the equity incentive plan, but the shares available for incentive stock options granted under the equity incentive plan will be limited to the maximum number of shares available for delivery under the equity incentive plan stated above.

Participation. The compensation committee may grant awards under the equity incentive plan to our employees and consultants and those of our eligible subsidiaries and affiliates as well as our non-employee directors. However, only our employees and those of our subsidiaries will be eligible to receive incentive stock options under the equity incentive plan.

No awards will be granted under the equity incentive plan unless the equity incentive plan is approved by the members and by Visa International, as described above. Because it will be within the compensation committee’s discretion to determine which employees and directors will receive awards under the equity incentive plan and the types and amounts of those awards, it is not possible at present to specify the benefits that would be received under the equity incentive plan by directors, executive officers and other employees if the equity incentive plan is properly approved. In addition, the benefits or amounts that would have been received by, or allocated to, those persons for the last completed fiscal year if the equity incentive plan had been in effect cannot be determined.

Stock Options. A stock option is the right to purchase a specified number of shares of common stock in the future at a specified exercise price and subject to the other terms and conditions specified in the option agreement and the equity incentive plan. Stock options granted under the equity incentive plan will be either incentive stock options, which may be eligible for special tax treatment under the Internal Revenue Code of 1986, or options other than incentive stock options, which are referred to as nonqualified stock options, as determined by the compensation committee and stated in the option agreement. The number of shares covered by each option will be determined by the compensation committee. The exercise price of each option is set by the compensation committee but cannot be less than 100% of the fair market value of the common stock at the time of grant, or, in the case of an incentive stock option granted to a 10% or more stockholder of Visa Inc., 110% of that fair market value. Options granted under the equity incentive plan in substitution or exchange for options or awards of another company involved in a corporate transaction with us or a subsidiary will have an exercise price that is intended to preserve the economic value of the award that is replaced. The phrase fair market value is generally defined by the equity incentive plan as the last sale price reported for the common stock on an established securities market on the date for which fair market value is being determined. The fair market value of a share of our common stock on the date of our initial public offering is defined as the price to the public in the final prospectus we file with the SEC. The exercise price of any stock options granted under the equity incentive plan may be paid in cash, shares of common stock already owned by the option holder or any other method that may be approved by the compensation committee, such as a cashless broker-assisted exercise, that complies with law.

Options will become exercisable and expire at the times and on the terms established by the compensation committee. An option cannot be exercised later than the tenth anniversary of the grant date; however, if the exercise of an option on its scheduled expiration date would violate law, the option may be extended until its exercise would not violate law. Options generally terminate when the holder’s employment or service with us and our affiliates terminates unless otherwise determined by the compensation committee.

Stock Appreciation Rights. SARs may be granted under the equity incentive plan alone or together with specific stock options granted under the equity incentive plan. SARs are awards that, upon their exercise, give a participant the right to receive from us an amount equal to: (1) the number of shares for which the SAR is exercised multiplied by (2) the excess of the fair market value of a share of common stock on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of the common stock on the grant date of such SAR. A SAR may be settled in cash, shares or a combination of cash and shares, as determined by the compensation committee. SARs will become exercisable and expire at the times and on the terms established by the compensation committee, subject to the same maximum time limits as are applicable to options granted under the equity incentive plan. However, a SAR granted with an option will be exercisable and terminate when the related option is exercisable and terminates. Such an option will no longer be exercisable to the extent that the holder exercises the related SAR. Likewise, a SAR will not be exercisable to the extent that the related option is exercised. The number of shares covered by each SAR will be determined by the compensation committee.

Restricted Stock and Restricted Stock Units. Restricted stock awards are shares of common stock that are awarded to a participant subject to the satisfaction of the terms and conditions established by the compensation committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the participant who holds those shares. Restricted stock units are denominated in units of shares of our common stock, except that no shares are actually issued to the participant on the grant date. When a restricted stock unit award vests, the participant is entitled to receive shares of our common stock, a cash payment based on the value of shares of common stock or a combination of shares and cash. Vesting of restricted stock awards and restricted stock units may be based on continued employment or service and/or satisfaction of performance goals or other conditions established by the compensation committee. A recipient of restricted stock will have the rights of a stockholder during the restriction period, including the right to receive any dividends, which may be subject to the same restrictions as the restricted stock, unless the compensation committee provides otherwise in the grant. A recipient of restricted stock units will have none of the rights of a stockholder unless and until shares are actually delivered to the participant. The number of shares of restricted stock and/or restricted stock units granted to a participant will be determined by the compensation committee. Upon termination of employment or a period of service, or failure to satisfy other vesting conditions, a participant’s unvested shares of restricted stock and unvested restricted stock units are forfeited unless the participant’s award agreement, or the compensation committee, provides otherwise.

Performance Units, Performance Shares and Cash-based Awards. Performance units, performance shares and cash-based awards granted to a participant are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the compensation committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the common stock on the date of grant. Each cash-based award has a value that is established by the compensation committee at the time of its grant. The number of performance units, performance shares and cash-based awards granted to a participant will be determined by the compensation committee. Whether a performance unit, performance share or cash-based award actually will result in a payment to a participant will depend upon the extent to which performance goals or other conditions established by the compensation committee are satisfied. After a performance unit, performance share or cash-based award has vested, the participant will be entitled to receive a payout of cash, shares of common stock or a combination thereof, as determined by the compensation committee. A participant’s award agreement describes the effect of a termination of employment on the participant’s performance units, performance shares or cash-based award.

Other Stock-based Awards. The compensation committee may grant to participants other stock-based awards under the equity incentive plan, which are valued in whole or in part by reference to, or otherwise based on, shares of common stock. The form of any other stock-based awards will be determined by the compensation committee, and may include a grant or sale of unrestricted shares of common stock. The number of shares of common stock related to an other stock-based award will be determined by the compensation committee. Other stock-based awards may be paid in shares of common stock or cash, according to the award agreement. The terms and conditions, including vesting conditions, will be established by the compensation committee when the award is made. The compensation committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.

Dividend Equivalents. The compensation committee may provide for the payment of dividend equivalents with respect to shares of common stock subject to an award, such as restricted stock units, that have not actually been issued under that award.

Transferability of Awards. Options, SARs, unvested restricted stock, and other awards under the equity incentive plan generally may not be sold or otherwise transferred except by will or the laws of descent and distribution or to the designated beneficiary of a deceased participant. The compensation committee may permit awards other than incentive stock options and any related SARs to be transferred, subject to any specified conditions or limitations, but awards may not be transferred for value or other consideration without stockholder approval.

Change of Control. In the event of a change of control of us (as defined in the equity incentive plan), but subject to any contrary law or rule or provision of an award agreement that is in effect under the equity incentive plan prior to the change of control, the compensation committee may, in its discretion, provide that: (a) outstanding options, SARs and other stock-based awards will become exercisable; (b) restrictions applicable to outstanding restricted stock unit awards, restricted stock awards and other stock-based awards will lapse; (c) outstanding awards will become vested; (d) any outstanding awards otherwise payable on a deferred basis will be paid or distributed; (e) outstanding performance-based awards will be deemed to have been earned for any performance period prior to the effective date of the change of control; (f) there will be substituted for shares subject to options or awards outstanding under the equity incentive plan shares or other securities of the surviving or successor corporation, or another corporate party to the change of control transaction, with approximately the same value, or cash out outstanding options or awards based on the highest value of the consideration received for our common stock in that transaction, or the highest fair market value of our common stock during the 30 business days immediately prior to the closing or expiration date of the change of control transaction, reduced by the exercise price or grant price of the award, if applicable; and (g) any options or other awards cannot be exercised after or will be terminated after a change of control transaction. However, if: (1) we or the surviving or successor corporation to us, or any other corporate party to the change of control transaction, does not affirm, assume, or replace outstanding options, SARs and other awards under the equity incentive plan in a manner that preserves those awards’ existing compensation element; (2) we undergo a liquidation; or (3) an equity incentive plan participant’s employment is terminated after the change of control without cause or by the participant with good reason, then, generally, all outstanding options, SARs and other awards not so affirmed, assumed or replaced, or outstanding at the time of a liquidation, or, in the case of a participant’s termination of employment as described above, all of any affected participant’s outstanding options, SARs and other awards, will become fully vested, and, if applicable, exercisable or payable and deemed fully earned (based on the greater of target or actual achievement). However, depending on the nature of the change of control transaction, payment of certain awards may be delayed to comply with section 409A of the Internal Revenue Code.

Changes in Capital. In the event of a corporate event or transaction, such as a stock dividend, stock split, recapitalization, reorganization, merger or consolidation or spin-off, the compensation committee will substitute or adjust the number, class and kind of securities that can be delivered under the equity incentive plan and outstanding awards, and the price, as applicable, of securities subject to awards outstanding under the equity incentive plan in order to prevent dilution or enlargement of participants’ rights under the equity incentive plan.

Amendment and Termination. Our board of directors may amend, alter, suspend or terminate the equity incentive plan. However, our board of directors will be required to obtain approval of the stockholders, if such approval is required by any applicable law or rule, of any amendment of the equity incentive plan that would: (a) increase the maximum number of shares of the common stock that may be sold or awarded under the equity incentive plan, except in the event of certain changes in our capital, as described above under “—Changes in Capital;” (b) decrease the minimum option exercise price or SAR grant price required by the equity incentive plan, except in the event of certain changes in our capital as described above under “—Changes in Capital;” (c) change the class of persons eligible to receive awards under the equity incentive plan; (d) extend the duration of the equity incentive plan or the exercise period of any options or SARs granted under the equity incentive plan; or (f) otherwise require stockholder approval to comply with applicable laws or rules.

The compensation committee may amend outstanding awards. However, no amendment or termination of the equity incentive plan or amendment of outstanding awards may materially impair the previously accrued rights of a participant under any outstanding award without his or her written consent, unless the board of directors or the compensation committee determines that the amendment is necessary or advisable to comply with laws, regulations, rules or accounting standards. Additionally, the provisions of the equity incentive plan described above under “—Change of Control” may not be amended, terminated or modified on or after the date of a change of control to materially impair any participant’s outstanding award without that participant’s written consent. The board of directors or the compensation committee will adjust awards under the equity incentive plan in recognition of unusual or nonrecurring events affecting us or our financial statements or changes in laws, regulations or accounting principles if the board of directors or the compensation committee determines that those adjustments are necessary to prevent dilution or enlargement of intended benefits under the equity incentive plan.

The equity incentive plan prohibits us from reducing the exercise price or grant price of an outstanding stock option or SAR or replacing an outstanding stock option or SAR that has an exercise price or grant price above the value of the common stock with a new option or SAR that has a lower exercise price or grant price, or with any other type of new award other than as described under “—Changes in Capital” above, without first obtaining stockholder approval.

Duration of Equity Incentive Plan. If the equity incentive plan is approved by the members and Visa International, the equity incentive plan will become effective on the date that the plan has been approved by both the members and Visa International and will continue in effect until all shares of the common stock available under the equity incentive plan are delivered and all restrictions on those shares have lapsed, unless the equity incentive plan is terminated earlier by our board of directors. No awards may be granted under the equity incentive plan on or after ten years from the effective date of the equity incentive plan.

Non-United States Participants. The compensation committee may authorize appropriate procedures and subplans and grant awards or substitutes for awards to permit eligible individuals who are employed outside the United States to participate in the equity incentive plan or to otherwise conform to the laws or practices of non-U.S. jurisdictions.

Tax Withholding Obligations. The equity incentive plan authorizes us and our affiliates to withhold all applicable taxes from any award or payment under the equity incentive plan and to take other actions necessary or appropriate to satisfy those tax obligations.

Certain Federal Income Tax Consequences. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to us and participants in connection with awards under the equity incentive plan. This summary assumes that all awards will be exempt from, or comply with, the rules under section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Internal Revenue Code section 409A, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to “the Company” in this summary of tax consequences mean Visa Inc., or any subsidiary or affiliate of Visa Inc. that employs or receives the services of a recipient of an award under the equity incentive plan, as the case may be.

The grant of options under the equity incentive plan will not result in taxable income to the recipient of the option or an income tax deduction for the Company. However, the transfer of common stock to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for the Company depending upon whether such option is a nonqualified stock option or an incentive stock option.

The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares of common stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an employee of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.

The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any common stock received are taxable to the participant as ordinary income and deductible by the Company.

A participant will not recognize any taxable income upon the award of shares of restricted stock, which are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may elect to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares of common stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the Company’s taxable year in which that participant recognizes that ordinary income.

The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for the Company. The amount of cash paid or the then-current fair market value of the common stock received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by the Company.

The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Under section 162(m) of the Internal Revenue Code, once the Company becomes a publicly held corporation, the Company may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to the Company’s Chief Executive Officer or any one of the Company’s other four highest paid executive officers who are employed by the Company on the last day of the Company’s taxable year. In general, however, certain “performance-based compensation” the material terms of which are disclosed to and approved by our stockholders would not be subject to this limitation on deductibility. Compensation relating to awards under the equity incentive plan that are made until our first annual meeting of stockholders that occurs in 2011 are exempt from the deduction limitations otherwise imposed by section 162(m) of the Internal Revenue Code if the plan is not materially modified during this period. Any awards that are made under the equity incentive plan after this period may be subject to this deduction limitation if the equity incentive plan is not amended and approved by our stockholders in a manner that complies with the exception for performance-based compensation under section 162(m).

Under certain circumstances, accelerated vesting, exercise or payment of awards under the equity incentive plan in connection with a “change of control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared by applying pro forma adjustments to the historical unaudited consolidated balance sheet as of March 31, 2007, the historical audited consolidated statement of operations for the fiscal year ended September 30, 2006 and the historical unaudited interim consolidated statement of operations for the six months ended March 31, 2007, of Visa U.S.A., Visa International and Visa Canada, included elsewhere in this proxy statement-prospectus, to give pro forma effect to the restructuring under accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP for financial accounting reporting purposes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 gives effect to the restructuring as if it had occurred on March 31, 2007. The unaudited pro forma condensed combined statements of operations give effect to the restructuring as if it had occurred on October 1, 2005.

We have applied pro forma adjustments to reflect the following:

•

Visa Inc. will participate in the restructuring, which includes a series of integrated transactions involving Visa U.S.A., Visa International, Visa Canada and Inovant. Each entity will become a subsidiary of Visa Inc., with members of each entity transferring their membership interests in exchange for shares of common stock of Visa Inc. The restructuring will be accounted for as a purchase under the guidelines of Statement of Financial Accounting Standards, or SFAS, No. 141 “Business Combinations” with Visa U.S.A. deemed to be the accounting acquirer of Visa International and Visa Canada, including their respective minority interest in Inovant;

•

Visa Europe will remain owned and governed by its European member banks. Under the restructuring agreement, Visa Europe will hold an approximate 11.7% equity ownership interest in Visa Inc. of which 8.1% are represented by shares of class EU (series I) and class EU (series III) common stock and 3.6% are represented by shares of class EU (series II) common stock in exchange for both its membership interests in Visa International and its ownership interest in Inovant. Further, Visa Inc. and Visa Europe will enter into a framework agreement, which provides for trademark and technology licenses and bilateral services (see Note 3 “Visa Europe Transaction” to these unaudited pro forma condensed combined financial information for more information); and

•

Elimination of historical transaction costs associated with the restructuring incurred by Visa International during the six months ended March 31, 2007 and the fiscal year ended September 30, 2006, which would have been incurred prior to the restructuring that is assumed to have occurred on October 1, 2005 for the purposes of presenting the unaudited pro forma condensed combined statements of operations.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the proposed restructuring occurred on the assumed dates indicated, nor is it necessarily indicative of our future financial position or results of operations as of or for any future date or periods.

The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets to be acquired and liabilities to be assumed, available information and assumptions that we believe are reasonable under the circumstances. The actual adjustments to our historical combined financial statements upon the closing of the restructuring will be based on the net assets acquired at that date and will depend on a number of factors, including completion of the appraisal of the net assets acquired upon consummation of the restructuring. Therefore, the actual entries we will record to account for the restructuring will differ from the pro forma adjustments presented below.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•	The unaudited consolidated financial statements of Visa U.S.A. as of and for the six months ended March 31, 2007;

•	The audited consolidated financial statements of Visa U.S.A. as of and for the year ended September 30, 2006;

•	The unaudited consolidated financial statements of Visa International as of and for the six months ended March 31, 2007;

•	The audited consolidated financial statements of Visa International as of and for the year ended September 30, 2006;

•	The unaudited consolidated financial statements of Visa Canada as of and for the six months ended March 31, 2007; and

•	The audited consolidated financial statements of Visa Canada as of and for the year ended September 30, 2006.

The above referenced financial statements are included elsewhere in the proxy statement-prospectus. The unaudited pro forma condensed combined financial information should also be read in conjunction with the information contained in “Risk Factors,” “Capitalization,” “Selected Consolidated Historical Financial Data” of each of Visa U.S.A., Visa International and Visa Canada, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each of Visa U.S.A., Visa International and Visa Canada.

The historical financial information for Visa Canada to which pro forma adjustments were applied was prepared in accordance with accounting principles generally accepted in Canada, which we refer to as Canadian GAAP and reconciled to U.S. GAAP. See Note 11 “Reconciliation of Canadian and United States generally accepted accounting principles” to the unaudited consolidated interim financial statements of Visa Canada as of and for the six months ended March 31, 2007 and Note 12 “Reconciliation of Canadian and United States generally accepted accounting principles” to the audited consolidated financial statements of Visa Canada as of and for the year ended September 30, 2006 for a reconciliation of the historical financial position and results of operations of Visa Canada, in Canadian dollars, between U.S. and Canadian GAAP.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2007

(in thousands)

	Historical
			Note 2						Unaudited Pro Forma Visa Inc.
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments
Assets
Cash and Cash Equivalents	$386,042	$604,362	$15,255	$9,781	C	$1,015,440	$—		$1,015,440
Trading Assets	—	95,747	—	(95,747)	D	—	—		—
Investment Securities, Available for Sale	1,026,199	1,526	5,879	95,747	D	1,129,351	—		1,129,351
Accounts Receivable	217,975	81,916	4,467	(20,624)	A	271,420	—		271,420
				(12,314)	B				—
Settlement Receivables	36,416	487,746	—	—		524,162	—		524,162
Member Collateral	—	304,836	—	49,361	A	354,197	—		354,197
Current Portion of Volume and Support Agreement	90,536	—	—	42,615	A	133,151	—		133,151
Current Portion of Deferred Tax Assets	149,381	41,633	—	—		191,014	(1,546)	L	189,468
Prepaid and Other Current Assets	134,055	108,777	1,371	(71,352)	A	162,852	(5,952)	I	156,900
				(13,349)	B				—
				3,350	C

Total Current Assets	2,040,604	1,726,543	26,972	(12,532)		3,781,587	(7,498)		3,774,089

Investment Securities, Available-for-Sale	355,488	—	—	—		355,488	—		355,488
Investments in Real Estate Joint Ventures	—	24,252	—	(24,252)	A	—	—		—
Investment in Inovant LLC	—	—	7,099	(7,099)	B	—	—		—
Volume and Support Agreements	41,202	—	—	—		41,202	—		41,202
Investment in Visa International	210,229	—	—	(210,229)	B	—	—		—
Premises and Equipment, net	—	156,171		(156,171)	A	—	—		—
Facilities, Equipment and Software, net	268,472	—	4,179	126,075	A	482,077	89,567	E	571,644
				83,351	C
Intangibles, net	—	38,519	—	(38,519)	A	—	—
Trademark	—	—	—	—			2,641,560	G	2,641,560
Customer Relationships	—	—	—	—			5,884,381	G	5,884,381
European Franchise Right	—	—	—	—			1,415,000	G	1,415,000
Technology	—	—	—	67,848	A	67,848	173,959	G	241,807
Deferred Tax Assets	237,533	17,471	1,337	—		256,341	(256,341)	M	—
Other Investments	—	—	—	30,992	A	30,992	323,569	F	354,561
Other Assets	98,948	59,736	82	(5,973)	A	64,785	—		64,785
				(88,577)	B
				569	C
Goodwill	—	—	—	—		—	10,201,453	H	10,201,453

Total Assets	$3,252,476	$2,022,692	$39,669	$(234,517)		$5,080,320	$20,465,650		$25,545,970

Liabilities
Accounts Payable	$64,157	$—	$4,020	$12,045	A	$80,459	—		$80,459
				237	C
Trade and Accrued Taxes Payable	—	48,187	—	(48,187)	A	—	—		—
Settlement Payable	84,717	423,358	—	—		508,075	—		508,075
Member Collateral	—	304,836	—	49,361	A	354,197	—		354,197
Accrued Compensation	145,638	—	2,155	124,661	A	272,454	19,860	I	292,314
Accrued Compensation and Benefits	—	140,822	—	(140,822)	A	—	—		—
Volume and Support Agreements	185,490	—	—	104,489	A	289,979	—		289,979
Current Portion of Member Deposits	70,355	—	—	—		70,355	—		70,355
Accrued Liabilities	448,401	263,495	3,716	(101,665)	A	589,983	(1,544)	L	707,507
				(25,663)	B		119,068	T
				1,699	C
Current Portion of Long-Term Debt	25,914	—	20	25,986	C	51,920	—		51,920
Current Portion of Accrued Litigation Obligation	237,956	—	—	114	A	238,070	—		238,070

Total Current Liabilities	1,262,628	1,180,698	9,911	2,255		2,455,492	137,384		2,592,876

See notes to unaudited pro forma condensed combined financial information.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2007

(in thousands)

	Historical
			Note 2						Unaudited Pro Forma Visa Inc.
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments
Other Liabilities	139,175	51,404	2,841	33	A	175,074	25,213	I	630,826
				(20,013)	B		13,539	T
				1,634	C		417,000	V
Long-Term Debt	31,536	39,941	—	18,991	C	90,468	—		90,468
Obligations Under Capital Lease			29	(29)	A	—	—		—
Accrued Litigation Obligation	811,413	—	—	—		811,413	—		811,413
Non-Current Portion of Deferred Tax Liabilities	—	—	—	—		—	3,667,634	M	3,669,336
							1,702	L

Total Liabilities	2,244,752	1,272,043	12,781	2,871		3,532,447	4,262,472		7,794,919

Minority Interest	39,266	—	—	(26,600)	B	12,666	(12,666)	N	—

Equity
Capital and Partnership	—	—	—	(38,533)	B	—	—		—
				38,533	C
Common Stock	—	—	—	(500)	B	—	16,785,529	K	16,785,529
				500	C
Current Net Income	—	—	—	(2,466)	B	—	—		—
				2,466	C
Accumulated Net Income	968,903	750,595	27,888	7,005	C	1,534,295	(566,710)	J	964,649
				(217,793)	B		(2,936)	L
				(3,860)	D
				1,557	D
Accumulated Other Comprehensive Loss	(445)	54	(1,000)	3,860	D	912	(39)	J	873
				(1,557)	D

Total Equity	968,458	750,649	26,888	(210,788)		1,535,207	16,215,844		17,751,051

Total Liabilities and Equity	$3,252,476	$2,022,692	$39,669	$(234,517)		$5,080,320	$20,465,650		$25,545,970

See notes to unaudited pro forma condensed combined financial information.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2007

(In thousands, except share and per share data)

	Historical
			Note 2
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Visa Inc.
Operating Revenues
Card Service Fees	$811,382	$360,513	$39,746	$88,765	A	$1,205,924	$(43,497)	P	$1,162,427
				(94,482)	B				—

Data Processing Fees	651,942	138,152	13,201	925	A	761,559	(16,521)	Q	745,038
				(42,661)	B				—
Volume and Support Agreements	(233,806)	—	—	(89,860)	A	(323,666)			(323,666)
International Transaction Fees	210,989	—	222	269,807	A	481,018	(21,304)	R	459,714
International Service Revenues	—	269,807	—	(269,807)	A		—		—
Other Revenues	217,667	90,785	5,282	170	A	249,336	71,250	S	320,586
				(89,516)	B				—
				24,948	C				—

Total Operating Revenues	1,658,174	859,257	58,451	(201,711)		2,374,171	(10,072)		2,364,099

Operating Expenses
Personnel	344,749	184,883	6,944	5,385	C	541,961	—		541,961
Affiliates Services	—	96,053	9,581	(96,053)	A	—			—
				(9,581)	B				—
Facilities	45,270	—	1,367	24,044	A	47,959	1,863	E	49,822
				(32,038)	B				—
				9,316	C				—
Premises, Equipment and Software	—	53,143	—	(53,143)	A	—	—		—
Communication	—	17,579	—	(17,579)	A	—	—		—
Network, EDP and Communications	160,957	—	752	46,679	A	207,966	26,334	E	233,191
				(1,401)	B		(1,109)	E
				979	C				—
Advertising, Marketing and Promotion	249,866	152,193	16,040	9,941	A	428,054	—		428,054
				14	C		—		—
Travel and Meetings	—	24,665	—	(24,665)	A	—	—		—
Visa International Fees	86,467	—	7,905	(94,372)	B	—	—		—
Professional and Consulting Fees	150,308	81,802	2,526	(819)	B	236,782	(15,791)	O	220,991
				2,965	C				—
Administration and Other Expenses	25,557	27,148	1,505	107,165	A	67,851	—		67,851
				(95,580)	B				—
				2,056	C				—
Litigation Obligation Provision	14,800	—	—	195	A	14,995	—		14,995

Total Operating Expenses	1,077,974	637,466	46,620	(216,492)		1,545,568	11,297		1,556,865

Operating Income	580,200	221,791	11,831	14,781		828,603	(21,369)		807,234

Non-Operating Income, net	—	32,414	—	(32,414)	A	—			—
Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	25,107	—	191	1,838	A	(8)	—		(8)
				(27,144)	B
Interest Income (Expense)	(39,798)	—	387	(545)	A	(44,749)	—		(44,749)
				(1,922)	C				—
				(2,871)	D
Investment Income, net	45,838	—	—	27,705	A	66,584	—		66,584
				(7,132)	B
				173	C

Total Other Income (Expense)	31,147	—	578	(9,898)		21,827	—		21,827

Income Before Income Taxes and Minority Interest	611,347	254,205	12,409	(27,531)		850,430	(21,369)		829,061
Income Tax Expense (Benefit) (See Note 5)	225,032	109,025	67	18	C	334,142	(20,546)	M	302,996
							(10,600)	L

Income (Loss) Before Minority Interest	386,315	145,180	12,342	(27,549)		516,288	9,777		526,065
Minority Interest Income (Expense)	(1,184)	—	—	802	B	(382)	382	N	—

Net Income	$385,131	$145,180	$12,342	(26,747)		515,906	$10,159		$526,065

Basic and Diluted Earnings Per Share (See Note 3)									$0.68
Number of Shares Outstanding, basic and diluted									775,080,512	U

See notes to unaudited pro forma condensed combined financial information.

VISA INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006

(In thousands, except share and per share data)

	Historical
			Note 2
	Visa U.S.A.	Visa International	Visa Canada	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Visa, Inc.
Operating Revenues
Card Service Fees	$1,482,439	$455,301	$71,388	$300,139	A	$2,135,778	$(84,566	)P	$2,051,212
				(173,489	)B
Data Processing Fees	1,247,969	245,319	23,454	1,210	A	1,438,762	(28,913	)Q	1,409,849
				(79,190	)B
Volume and Support Agreements	(587,751)	—	—	(302,359	)A	(890,110)	—		(890,110)
International Transaction Fees	397,954	—	465	428,027	A	826,446	(35,670	)R	790,776
International Service Revenues	—	427,232	—	(427,232	)A	—	—		—
Other Revenues	407,515	134,703	9,842	215	A	394,559	142,500	S	537,059
				(204,440	)B
				46,724	C

Total Operating Revenues	2,948,126	1,262,555	105,149	(410,395)		3,905,435	(6,649)		3,898,786

Operating Expenses
Personnel	671,093	317,003	12,339	9,710	C	1,010,145	(1,086	)I	1,009,059
Affiliates Services	—	212,144	19,027	(212,144	)A	—	—		—
				(19,027	)B
Premises, Equipment and Software	—	105,245	—	(105,245	)A	—	—		—
Facilities	89,298	—	2,398	50,111	A	100,907	4,519	E	105,426
				(61,384	)B
				20,484	C
Communications	—	33,423	—	(33,423	)A	—	—		—
Network, EDP and Communications	327,593	—	1,412	88,557	A	417,043	57,621	E	473,515
				(2,645	)B		(1,149	)E
				2,126	C
Advertising, Marketing and Promotion	539,258	343,922	45,239	10,634	A	939,084	—		939,084
				31	C
Travel and Meetings	—	59,275	—	(59,275	)A	—	—		—
Visa International Fees	159,264	—	14,303	(173,567	)B	—	—		—
Professional and Consulting Fees	291,235	119,004	6,003	(4,654	)B	417,554	(6,361	)O	411,193
				5,966	C
Administrative and Other Expenses	117,837	52,243	4,633	258,923	A	227,288	—		227,288
				(210,848	)B
				4,500	C
Settlement Risk Guarantee	—	(150)	—	150	A	—	—		—
Litigation Obligation Provision	22,878	—	—	—		22,878	—		22,878

Total Operating Expenses	2,218,456	1,242,109	105,354	(431,020)		3,134,899	53,544		3,188,443

Operating Income	729,670	20,446	(205)	20,625		770,536	(60,193)		710,343
Non-Operating Income, net	—	78,511	—	(78,511	)A	—	—		—
Other Income (Expenses)
Equity in Earnings of Unconsolidated Affiliates	13,355	—	2,382	9,203	A	1,155	—		1,155
				(23,785	)B
Interest Expense	(89,539)	—	562	(10,152	)A	(104,185)	—		(104,185)
				(4,067	)C
				(989	)D
Investment Income, net	68,330	—	—	62,742	A	131,450	—		131,450
				378	C
Other Income (Expense), net	—	—	—	15,006	A	—	—		—
				(15,006	)B

Total Other Income (Expense)	(7,854)	—	2,944	33,330		28,420	—		28,420

Income Before Income Taxes and Minority Interest	721,816	98,957	2,739	(24,556)		798,956	(60,193)		738,763
Income Tax Expenses (Benefit) (See Note 5)	251,338	29,202	853	14	C	281,407	(21,828	)M	273,368
							13,789	L

Income (Loss) before Minority Interest	470,478	69,755	1,886	(24,570)		517,549	(52,154)		465,395
Minority Interest Income (Expense)	(15,917)	—	—	10,782	B	(5,135)	5,135	g	—

Net Income	$454,561	$69,755	$1,886	$(13,788)		$512,414	$(47,019)		$465,395

Basic and Diluted Earnings Per Share (See Note 3)									$0.60
Number of Shares Outstanding, basic and diluted									775,080,512	U

See notes to unaudited pro forma condensed combined financial information.

Notes to Visa Inc. Unaudited Pro Forma

Condensed Combined Financial Information

(in thousands, except as noted)

1.	Basis of Presentation

Background and Historical Cross-Ownership

Presently, the global Visa enterprise includes four major separate incorporated entities: Visa U.S.A., Visa International, Visa Canada and Visa Europe. At March 31, 2007, Visa U.S.A. held a 69% ownership interest in its consolidated subsidiary, Inovant, and an estimated 28% membership interest in Visa International. The remaining 31% ownership interest in Inovant is held by Visa International (including a portion held by the members of the unincorporated regions), Visa Canada and Visa Europe. The remaining estimated 72% membership interest in Visa International is held by Visa Europe, Visa Canada and the members of the unincorporated regions. The estimated membership interests held are based on the member’s dividend and dissolution rights under the bylaws of Visa International. The rights are based upon the cumulative volume-based service fees paid by members to Visa International since inception, as a percentage of total volume-based service fees received. Therefore, the percentage of ownership fluctuates over time.

Restructuring Transactions

Visa Inc. will participate in the restructuring, which includes a series of integrated transactions involving Visa U.S.A., Visa International and Visa Canada, with members of each entity exchanging their membership interests in these entities for shares of common stock of Visa Inc. Visa Europe will remain owned and governed by its European member banks but will exchange its membership interest in Visa International and its ownership interest in Inovant for a minority shareholding in Visa Inc. and other consideration. Additionally, Visa Inc. and Visa Europe will enter into a framework agreement, which provides for trademark and technology licenses and bilateral services. Under these agreements, Visa Inc. will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use, within the Visa Europe region, the Visa trademarks and technology intellectual property owned by Visa Inc. and certain of its subsidiaries in exchange for an annual fee. Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe. Additionally, Visa Inc. and Visa Europe will enter into a put-call option agreement (see Note 3 “Visa Europe Transaction” to the unaudited pro forma condensed combined financial information for more information).

Purchase Accounting

The restructuring will be accounted for as a purchase under the guidelines of SFAS No. 141 “Business Combinations” with Visa U.S.A. deemed to be the accounting acquirer of Visa International and Visa Canada. As a result of the exchange of ownership interests, Visa U.S.A. will acquire the remaining ownership interest in Visa International and Inovant not currently held. This transaction will be accounted for as a step acquisition with the net assets underlying the interests acquired being recorded at fair value. Visa U.S.A. will further acquire 100% of Visa Canada and record the acquisition of the underlying net assets at fair value.

Purchase Consideration

Participating Regions

The initial allocation of Visa Inc. common stock to the financial institution members of the unincorporated regions of Visa International and the shareholders of Visa Canada, which we collectively refer to as the participating regions, was based on each participating region’s projected net income contribution to the overall projected combined Visa enterprise in fiscal 2008, after giving effect to negotiated adjustments. The value of the purchase consideration conveyed to the Visa Canada and Visa International regional members was determined by valuing the businesses contributed after giving effect to negotiated adjustments agreed to by each party. As Visa Inc. is a newly created entity with no quoted market price and did not previously exist as a combined entity, we determined that purchase consideration would be more reliably measured by valuing the contributed businesses as opposed to valuing the Visa Inc. stock exchanged. We utilized three standard valuation methodologies including an analysis of comparable public companies, a 2-year forward earnings multiple analysis and a precedent transaction analysis to calculate the value of the contributed businesses.

Visa Europe

Visa Europe will remain owned and governed by its European member banks. The value of the purchase consideration provided to Visa Europe in exchange for its membership interest in Visa International was derived, for financial accounting reporting purposes, by valuing each of the individual elements comprising the overall Visa Europe transaction to arrive at the residual value exchanged.

The elements that Visa Europe will receive will include:

•

an approximate 11.7% ownership interest in Visa Inc. in the form of 62,213,201 shares of class EU (series I) common stock and 549,587 shares of class EU (series III) common stock collectively representing approximately 8.1% of Visa Inc.’s outstanding capital stock, and 27,904,464 shares of class EU (series II) common stock representing approximately 3.6% of Visa Inc.’s outstanding capital stock;

•	a put option to require Visa Inc. to purchase from the Visa Europe members all of the issued shares in the capital of Visa Europe;

•

irrevocable and perpetual trademark and technology licenses to use the Visa trademarks and technology-related intellectual property owned by Visa Inc., Visa U.S.A., Visa International and Inovant, which we refer to collectively as the licensors, within the Visa Europe region; and

•	the right to receive transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe.

The elements that Visa Inc. will receive will include:

•	Visa Europe’s membership interest in Visa International;

•	Visa Europe’s 10% interest in Inovant; and

•	a contingent call option to require Visa Europe to cause the Visa Europe members to convey and deliver to Visa Inc. all of the issued shares in the capital of Visa Europe.

Visa Inc. and Visa Europe have mutually agreed to enter into a framework agreement, which provides for the above described trademark and technology licenses and bilateral services. See Note 3 “Visa Europe Transaction” to the unaudited pro forma condensed combined financial information for a full description of all the elements of the transaction with Visa Europe including a discussion of the determination of fair value of each element.

Measurement Date

For the purpose of this unaudited pro forma financial information, we have preliminarily estimated the value of total purchase consideration at June 15, 2007, which we refer to as the measurement date and which is the date at which all parties entered into the restructuring agreement.

Using the above described methods, we determined the total purchase consideration to be approximately $17.3 billion as follows:

Visa Inc. stock	$16,785,529
Visa Europe Put Option	417,000
Obligation under Framework Agreement	132,600

Total Purchase Consideration	$17,335,129

See Note 3 “Visa Europe Transaction” for further information regarding the Visa Europe’s put option and the obligation under the framework agreement.

Purchase Consideration Allocation

The following table sets forth the preliminary allocation of the estimated purchase consideration to the tangible and intangible assets acquired, liabilities assumed and goodwill assuming that the restructuring occurred on March 31, 2007. The fair values and remaining useful lives of these net assets have been estimated based on our preliminary appraisal. The actual adjustments to our consolidated financial statements upon the closing of the restructuring will be based on the net assets acquired at that date and will depend on a number of factors, including completion of an appraisal of the net assets acquired upon consummation. Therefore, the actual adjustments will differ from the pro forma adjustments presented.

The allocation of total purchase consideration to net tangible and intangible assets acquired and to goodwill is as follows:

(in millions)
Net tangible assets and liabilities:
Current assets	$1,328
Non-current assets	429
Facilities, equipment, and software, net	260
Current liabilities	(887)
Non-current liabilities	(4,008)
Pension and post-retirement benefits	(89)
Long-term debt	(36)
Identifiable intangible assets:
Trademark	2,642
Customer Relationships	5,884
European Franchise Right	1,415
Technology	196
Goodwill	10,201

Total preliminary estimated purchase price	$17,335

2.	Visa Canada Consolidated Financial Statements

Historically, Visa Canada has reported its financial position and results of operations under the not-for-profit guidelines of Canadian GAAP. For the purposes of the unaudited pro forma condensed combined financial information, we have applied pro forma adjustments to the balance sheet of Visa Canada at March 31, 2007, and its statements of operations for the six months ended March 31, 2007 and the fiscal year ended September 30, 2006 as reconciled to U.S. GAAP. The currency exchange rate between Canadian dollars (or CAD) and U.S. dollars (or USD) at March 31, 2007 was used to translate all Visa Canada’s financial information in this pro forma presentation. This exchange rate was 1.1530 CAD per U.S. dollar. See Note 11 “Reconciliation of Canadian and United States generally accepted accounting principles” to the March 31, 2007 consolidated financial statements of Visa Canada and Note 12 “Reconciliation of Canadian and United States generally accepted accounting principles” to the fiscal year ended September 30, 2006 audited historical consolidated financial statements of Visa Canada for a reconciliation of Canadian GAAP and U.S. GAAP applicable to the financial position and results of operations of Visa Canada.

The unaudited reconciliation between Canadian GAAP and U.S. GAAP for Visa Canada’s historical statements of operations for the six months ended March 31, 2007 and the audited reconciliation for the fiscal year ended September 30, 2006 are provided below.

		Note 6-A
Six months ended March 31, 2007	Canadian GAAP	Reclassification Adjustments	U.S. GAAP Reconciling Adjustments		U.S. GAAP	U.S. GAAP
(unaudited)	(in CAD)	(in CAD)	(in CAD)		(in CAD)	(in USD)
Revenue from members	$63,011	(63,011)	$—		$—	$—
Operating Revenues
Multicurrency Conversion Fees	260	(260)	—		—	—
Card Recovery Bulletin Fees	4,013	(4,013)	—		—	—
Interest Income	446	(446)	—		—	—
Distribution from Inovant LLC	—	—	—		—	—
Other	110	(110)	—		—	—
Card Service Fees	—	45,827	—		45,827	39,746
International Transaction Fees	—	256	—		256	222
Data Processing Fees	—	15,221	—		15,221	13,201
Other Revenues	—	6,090	—		6,090	5,282

Total Operating Revenues	67,840	(446)	—		67,394	58,451

Operating expenses
Personnel	—	8,025	(18	) (1)	8,007	6,944
Facilities	—	1,576	—		1,576	1,367
Network, EDP and Communications	—	867	—		867	752
Advertising and Marketing	18,494	—	—		18,494	16,040
Direct Expenses	20,161	(20,161)	—		—	—
Other Operating	15,038	(15,038)	—		—	—
Affiliate Services	—	11,047	—		11,047	9,581
Visa International Fees	—	9,114	—		9,114	7,905
Professional and consulting Services	—	2,913	—		2,913	2,526
Administrative and Other	—	1,657	78	(2)	1,735	1,505

Total Operating Expenses	53,693	—	60		53,753	46,620

Operating Income	14,147	(446)	(60)		13,641	11,831

Other Income
Equity in Earnings of Unconsolidated Affiliates	—	—	220	(2)	220	191
Interest Income	—	446	—		446	387

Total Other Income	—	446	220		666	578

Excess of Income over Expense
Income before Income Taxes	14,147	—	160		14,307	12,409

Income Tax Expense (Benefit)	201	—	(124	) (2)	77	67

Net Income	$13,946	$—	$284		$14,230	$12,342

		Note 6-A
Fiscal year ended September 30, 2006	Canadian GAAP	Reclassification Adjustments	U.S. GAAP Reconciling Adjustments		U.S. GAAP	U.S. GAAP
	(in CAD)	(in CAD)	(in CAD)		(in CAD)	(in USD)
Revenue from Members	$113,618	$(113,618)	$—		$—	$—

Other revenue
Card Recovery Bulletin Fees	6,963	(6,963)	—		—	—
Interest Income	648	(648)	—		—	—
Distribution from Inovant LLC	—	—	—		—	—
Other	737	(737)	—		—	—
Card Service Fees	—	82,310	—		82,310	71,388
International Transaction Fees	—	536	—		536	465
Data Processing Fees	—	27,042	—		27,042	23,454
Other Revenues	—	11,348	—		11,348	9,842

Total Operating Revenues	121,966	(730)	—		121,236	105,149

Operating expenses
Personnel	—	14,263	(36	) (1)	14,227	12,339
Facilities	—	2,765	—		2,765	2,398
Network, EDP and Communications	—	1,628	—		1,628	1,412
Advertising and Marketing	52,161	—	—		52,161	45,239
Direct Expenses	39,168	(39,168)	—		—	—
Other Operating	30,304	(30,304)	—		—	—
Affiliate Services	—	21,938	—		21,938	19,027
Visa International Fees	—	16,491	—		16,491	14,303
Professional and Consulting Services	—	6,921	—		6,921	6,003
Administrative and Other	—	5,466	(57	) (3)	5,342	4,633
			(67	) (2)	—	—

Total Operating Expenses	121,633	—	(160)		121,473	105,354

Operating Income	333	(730)	160		(237)	(205)

Other Income
Equity in Earnings of Unconsolidated Affiliates	—	—	2,747	(2)	2,747	2,382
Interest Income	—	648	—		648	562

Total Other Income	—	648	2,747		3,395	2,944

Income before Income Taxes	333	(82)	2,907		3,158	2,739
Income Tax Expense (Benefit)	1,756	(82)	(691	) (2)	983	853

Net Income	$(1,423)	$—	$3,598		$2,175	$1,886

(1)

Future employee benefit - the reconciling item represents the adjustment to record an additional minimum liability attributable to the excess of any unfunded accumulated benefit obligation associated with employee future benefits to conform to U.S. GAAP. Additionally, there is a difference between Canadian and U.S. GAAP relating to the amortization of the transitional amounts resulting from differing adoption dates of the standards in Canada and the U.S. The net transitional asset (obligation) and related amortization are reversed for U.S. GAAP purposes.

(2)	Investment in Inovant - the reconciling item represents the adjustments to account for Visa Canada’s investment in Inovant using the equity method under U.S. GAAP.

(3)

Investment in available-for-sale securities - the reconciling item represents the adjustments to reverse a temporary investment write-down recorded under Canadian GAAP, but not required under U.S. GAAP.

3.	Visa Europe Transaction

As part of the restructuring, Visa Inc. and Visa Europe will enter into a multi-element arrangement. Under this agreement, for financial accounting reporting purposes, in exchange for its membership interest in Visa International and its ownership interest in Inovant, Visa Europe will receive the following consideration:

Class EU (Series I) and (Series III) Common Stock and Class C (Series I), (Series III) and (Series IV) Common Stock

At the date of restructuring, Visa Europe will receive an approximate 8.1% ownership interest in Visa Inc. in the form of class EU (series I) and class EU (series III) common stock. The class EU (series I) and (series III) common stock will be classified as permanent equity by Visa Inc. after the date of the restructuring and will convert on a one-to-one basis into shares of class C (series III) and class C (series IV) common stock at the date of the true-up (see “The Global Restructuring Agreement—True-Up of Merger Consideration” included elsewhere in this proxy statement-prospectus for further information).

In addition to the other class C series except class C (series II) common stock, the class C (series III) and class C (series IV) common stock are subject to redemption in the manner provided by our amended and restated certificate of incorporation. Redemption is contingent upon the successful completion of an initial public offering of our class A common stock. We intend to use a portion, as determined by our board of directors, of the proceeds from our initial public offering to fund this redemption.

We have determined the fair value of Visa Europe’s 8.1% ownership interest in Visa Inc. to be approximately $3.1 billion at the date of restructuring based on the value of the purchase consideration provided to the participating regions in exchange for their historical membership interests in Visa International and Visa Canada.

Class EU (Series II) Common Stock and Class C (Series II) Common Stock

At the date of restructuring, Visa Europe will receive an approximate 3.6% ownership interest in Visa Inc. common stock in the form of class EU (series II) common stock. The class EU (series II) common stock will be classified in permanent equity, as it provides equity rights similar to that of the other regional classes of shares and will convert on a one-to-one basis into shares of class C (series II) common stock at the date of the true-up (see “The Global Restructuring Agreement—True-Up of Merger Consideration” included elsewhere in this proxy statement-prospectus for further information).

The class C (series II) common stock is subject to redemption by Visa Inc. We are entitled to redeem all, but not less than all, of these shares held by Visa Europe any time after the later of the date of admission to trading of our class A common stock on an internationally recognized securities exchange, which we refer to as the initial public offering date, or 369 days after the Inovant U.S. holdco merger. In addition, Visa Europe is entitled to require us to redeem all, but not less than all, of these shares at any time after the later of 60 days after to the initial public offering date or 429 days after the Inovant U.S. holdco merger. Upon the occurrence of the initial public offering date, for financial accounting purposes, we intend to classify this stock at its then fair value as temporary or mezzanine level equity in our consolidated balance sheet. Additionally, over the period from the initial public offering date to the date the stock is first redeemable at the option of Visa Europe, which we refer to as the accretion period, we will accrete this stock to its redemption price through our retained earnings. We will further report earnings per share on the two-class method to reflect the impact of this accretion on the net income available to common stockholders (see below for further information). The redemption price of the class C (series II) common stock is equal to $1.146 billion adjusted for dividends and certain other adjustments (see “Description of Capital Stock of Visa, Inc.—Redemption” included elsewhere in this proxy statement-prospectus for further information regarding the class C (series II) common stock, including a complete description of the calculation of the redemption price).

We have determined the initial fair value of the class C (series II) common stock to be approximately $1.104 billion at the date of restructuring. We determined fair value by discounting the redemption price using a risk-free rate based on the probability and timing of the successful completion of an initial public offering of our class A common stock, this event would cause the class C (series II) common stock to become redeemable at the estimated redemption price.

For the purposes of presenting earnings per share in the unaudited pro forma statement of operations for the six months ended March 31, 2007 and the fiscal year ended September 30, 2006, we have assumed that we will not file an initial registration statement on Form S-1 in connection with our initial public offering of our common stock during the period covered by the unaudited pro forma condensed combined statements of operations. We have therefore reported earnings per share as a single class. However, it is our intention to file such registration statement on Form S-1 as soon as it is feasible after the restructuring. As described above, if we are successful in executing an initial public offering of our common stock, we will reclassify the class C (series II) common stock as temporary or mezzanine level equity in our consolidated balance sheet and accrete this stock to its redemption price through retained earnings. We estimate that the total amount of accretion will be approximately $42.0 million, which represents the difference between its initial fair value and its redemption price assuming no applicable adjustments. The total amount of accretion will reduce the amount of net income available to common stockholders for the purpose of calculated basic and diluted earnings per share during the accretion period.

The Put-Call Option Agreement

Under the put-call option agreement between Visa Inc. and Visa Europe, we are entitled to purchase all of the share capital of Visa Europe from its members at any time following certain triggering dates, but in any event not before the closing of our initial public offering. A triggering event will occur if: (A) there is a 25% or greater decline in the number of merchants and a 45% or greater decline in the number of automated teller machines in Visa Europe’s region that accept Visa-branded products; (B) such rate of decline in each case is at least twice as much as both: (i) the average rate of decline in the number of merchants and ATMs in the Visa Europe region that accept general payment cards and (ii) the average rate of decline in acceptance, if any, in the number of merchants and ATMs outside of Visa Europe’s region that accept Visa-branded cards; and (C) Visa Europe has failed to deliver and implement a remediation plan within six months of the occurrence of such events. Further, Visa Europe is entitled to require us to purchase from the members of Visa Europe all of its share capital any time after the earlier of 365 days following the initial public offering date or 605 days after the closing date of the restructuring. The price per share at which both the call and put option are exercisable is calculated using a formula principally based on Visa Europe’s projected financial performance, identified synergies expected to be realized upon combination of the entities and our forward P/E ratio (see “Material Contracts—The Put-Call Option Agreement” included elsewhere in this proxy statement-prospectus for further information).

We have determined that the call option contained in the put-call option agreement has nominal value at the date of the restructuring, since the conditions under which the call is exercisable are deemed remote. We have determined that at the date of the restructuring the fair value of the put option is approximately $417 million, which has been recorded as a long-term liability in our unaudited pro forma condensed combined balance sheet. Subsequent to the restructuring, this liability will be carried at fair value with changes in fair value included in our statement of operations similar to the treatment required by of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and reclassified as a short-term liability when it becomes exercisable within one year.

We determined the fair value of the put option using probability-weighted models designed to estimate our future liability under various future exercise scenarios. These models were designed to approximate the current value of our liability assuming Visa Europe exercised their put option at various times and under various economic conditions in the future. The key assumptions used in these models were dictated by the various elements of the put option strike price calculation and the fair value of Visa Europe. This included Visa Europe’s projected financial performance, which we estimated using a wide range of growth scenarios, identified synergies, which we estimated will approximate those a market participant would expect to realize upon combination and our anticipated price-to-earnings ratio on the date of exercise, which we assumed based on comparable public companies and other analyses.

The Framework Agreement

The relationship between Visa Inc. and Visa Europe will be governed after the restructuring by a framework agreement, which provides for bilateral services and trademark and technology licenses.

The Bilateral Services

Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Visa Canada, Inovant and Visa Europe. Visa Inc. will provide Visa Europe with authorization services for cross-border transactions involving Visa Europe’s region, on the one hand, and the rest of the world, on the other hand, as well as clearing and settlement services both within Visa Europe’s region until Visa Europe’s regional clearing and settlement system is deployed (at which time this service will cease) and between Visa Europe’s region and the rest of the world. In addition, until Visa Europe’s regional clearing and settlement system is deployed, the parties will share foreign exchange revenues related to currency conversion for transactions involving European cardholders as well as other cross-border transactions that take place in Visa Europe’s region. The parties will also use each others’ switching and processing services.

Visa Europe will indemnify Visa Inc. for any claims arising out of the provision of the services brought by Visa Europe’s member banks against Visa Inc., while Visa Inc. will indemnify Visa Europe for any claims arising out of the provision of the services brought against Visa Europe by Visa Inc.’s customer banks.

We have determined that no material value was exchanged in the bilateral services agreement above or below fair value as a result of agreeing to receive or perform services at specified rates. We made this determination by comparing the pricing specified in the agreement to those routinely charged by comparable third party service providers. As a result, we have not recorded an asset or liability to reflect an obligation to provide or receive services at above or below fair value.

The Trademark and Technology Licenses

The licensors will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use the Visa trademarks and technology-related intellectual property owned by the licensors and certain affiliates within the Visa Europe region for use in the field of financial services, payments, related information technology and information processing services and participation in the Visa system, which we refer to as the field. Visa Europe’s region consists of the European Union and Andorra, Bear Island, the Channel Islands, the Faeroe Islands, Gibraltar, Greenland, Iceland, the Isle of Man, Israel, Liechtenstein, Monaco, Norway, San Marino, Switzerland, Turkey, and Vatican City, and any other jurisdiction that becomes a full member state of the European Union in the future. Visa Europe may sublicense the Visa trademarks and technology intellectual property to its members and other sublicensees, such as processors, for use within Visa Europe’s region and in certain limited circumstances, outside the Visa Europe region.

From the restructuring closing date until the earlier of (i) one year from the restructuring closing date, and (ii) the filing of a registration statement on Form S-1 in connection with an initial public offering of Visa Inc. common stock, the fee payable for the licenses will be $6.0 million per quarter. Thereafter until the later of (i) the initial public offering date and (ii) 369 days after the Inovant U.S. holdco merger, the fee payable for the licenses will be $142.5 million per year, payable quarterly ($35.6 million per quarter), which we refer to as the quarterly base fee, reduced by an amount equal to $1.146 billion multiplied by the three-month LIBOR rate plus 100 to 200 basis points, which we refer to as the first fee reduction component in this “Unaudited Pro Forma Condensed Combined Financial Information.” Based on the applicable three-month LIBOR rate at March 31, 2007 of 5.35%, the first fee reduction component in the initial quarter following the initial public offering date would total approximately $18.2 million. The first fee reduction component will cease upon the later of 369 days after the Inovant U.S. holdco merger or the initial public offering date. Should the initial public offering date occur prior to the date which falls 369 days after the Inovant U.S. holdco merger, for the period between these two dates, the quarterly base fee will further be reduced by an amount equal to the product of the following: (i) the net price per share of our class A common stock on the initial public offering date; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; and (iii) the three-month LIBOR rate plus 100 to 200 basis points, which we refer to as the second fee reduction component in this “Unaudited Pro Forma Condensed Combined Financial Information.” Beginning three years after Visa Europe begins to pay the quarterly base fee (subject to the first and second fee reduction components), this fee will be increased annually based on the growth of the gross domestic product of the European Union.

We determined through an analysis of the fee rates implied by the economics of the agreement and consultation with third party valuation experts, that the quarterly base fee as adjusted in future periods based on the growth of the gross domestic product of the European Union approximates fair value. As a result of the first and second fee reduction components, the trademark and technology license agreement represents a contract for financial accounting purposes that is below fair value. Therefore, we have recorded a liability of approximately $132.6 million to reflect our obligation to provide this license at below fair value.

This liability of $132.6 million was calculated assuming that we will file an initial registration statement on Form S-1 with respect to an initial public offering of our common stock and that the initial public offering date will occur three months and six months, respectively, subsequent to the restructuring. Therefore, in the initial quarter subsequent to the restructuring, Visa Europe will pay us a fee of $6.0 million, which is approximately $29.6 million below the fair value of approximately $35.6 million. Assuming the filing of a registration statement on Form S-1 in respect of an initial public offering of our common stock in the second quarter following the restructuring, the quarterly fee amount Visa Europe will pay us will increase to $35.6 million reduced by the first fee reduction component. Upon the assumed initial public offering date approximately six months following the restructuring, the fee amount will further be reduced by the second fee reduction component. We have estimated that the total first and second fee reduction components applicable in the year following the restructuring will be approximately $56.7 million and $46.3 million, respectively. In estimating the second fee reduction component we have assumed that the product of: (i) the net price per share of our class A common stock on the initial public offering date; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; and (iii) a three-month LIBOR rate of 5.35% plus 100 to 200 basis points will be approximately $96.1 million. These assumptions represent our best estimate of the future impact of these terms of the framework agreement.

The application of the three-month LIBOR rate plus 100 to 200 basis points in determining the first and second fee reduction components represents a variable interest element embedded within the framework agreement, which we will treat as an embedded derivative with changes in fair value reflected in our statement of operations under the guidelines of SFAS No. 133. This embedded derivative does not impact the unaudited pro forma condensed combined financial information.

4.	Investor’s Equity Rollforward

The following table provides a reconciliation of historical Visa U.S.A. total member equity and Visa Inc. total pro forma equity as of March 31, 2007 to reflect the application of combination and purchase accounting adjustments.

As of March 31, 2007
Historical Visa U.S.A. Total Equity	$968,458
Pro Forma Adjustments:
Visa Inc. equity issued as part of total purchase consideration	16,785,529
Tax adjustments (1)	(2,936)

Pro Forma Investor’s Equity	$17,751,051

(1)	Adjustment to the historical deferred tax assets recorded to reflect the change in the anticipated future applicable tax rate due to the aggregation of state returns.

5.	California Cooperative Status

The state of California, where both Visa International and Visa U.S.A. are headquartered, has historically not taxed a substantial portion of the reported net income of these companies on the basis that both operate on a cooperative or mutual basis and are therefore eligible for a special deduction pursuant to California Revenue and Taxation Code §24405, which we refer to as the special deduction. As taxpayers eligible for the special deduction, Visa U.S.A. and Visa International were generally only subject to California taxation on non-member/owner income. Therefore, the majority of each company’s income was not historically taxable.

Subsequent to the restructuring, we believe that Visa Inc. will continue to be eligible to claim the special deduction afforded and will continue to be largely exempt from California taxation. Accordingly, no pro forma adjustment has been applied to this unaudited condensed combined pro forma financial information to reflect the potential increase in our California state income tax rate, its impact on our deferred tax assets and liabilities or tax expenses and benefits, as a result of losing the benefit of the special deduction.

On or after completion of an initial public offering or other material changes to our operations, we believe that there is the potential that Visa Inc. may lose eligibility for the special deduction. It is our intention to file a registration statement on Form S-1 pursuant to the initial public offering of our class A common stock as soon as it is feasible after the restructuring. If we were to lose eligibility for the special deduction, our state tax effective rate would increase by approximately 3%, net of federal tax benefit. Had ineligibility for the special deduction been reflected as of October 1, 2005 in the unaudited condensed combined pro forma statements of operations for the fiscal year ended September 30, 2006, our income tax expense would have been increased and net income would have been decreased by approximately $23.6 million. A corresponding effective tax rate increase reported in the unaudited condensed combined pro forma statement of operations for the six months ended March 31, 2007 would have resulted in an increase in income tax expense and decrease in net income of approximately $26.2 million. The loss of the special deduction would not have resulted in a material impact on total equity reported in our unaudited condensed combined pro forma balance sheet as of March 31, 2007.

6.	Combination and Pro Forma Adjustments

The following describes the combination and pro forma adjustments we applied to the unaudited balance sheets of Visa U.S.A., Visa International and Visa Canada at March 31, 2007, derived from their historical financial statements included elsewhere in this proxy statement-prospectus, to reflect the restructuring as if it had occurred on March 31, 2007 and the pro forma adjustments we applied to the statements of operations for the six months ended March 31, 2007 and the fiscal year ended September 30, 2006 of Visa U.S.A., Visa International and Visa Canada, derived from their historical financial statements included elsewhere in this proxy statement-prospectus, to reflect the restructuring as if it had it occurred on October 1, 2005.

Combination Adjustments

A - Represents reclassifications made to the historical presentation of Visa International’s and Visa Canada’s balance sheet and statements of operations to conform them to the presentation of Visa U.S.A., with the exception of member collateral, which has been presented as a separate line item within the unaudited pro forma condensed combined balance sheet. These adjustments have no impact on member equity or net income of these entities as reported in their historical financial statements. Please see Note 2 “Significant Accounting Policies” to Visa U.S.A.’s financial statements for the fiscal year ended September 30, 2006 for disclosure regarding the policies applied in the presentation of financial statements of Visa U.S.A.

B - Represents the adjustments required to eliminate the effects of transactions and cross-ownership among and between Visa U.S.A., Visa International and Visa Canada. For more information regarding the inter-

company transactions and cross-ownership, please see the disclosures in the following notes to the respective audited and unaudited financial statements of Visa International, Visa U.S.A. and Visa Canada:

Visa International

•	Unaudited financial statements for the six months ended March 31, 2007: Note 3 “Visa Affiliates,” and Note 6 “Other Assets and Liabilities”

•	Audited financial statements for the fiscal year ended September 30, 2006: Note 5 “Visa Affiliates,” Note 9 “Investments in Real Estate Joint Ventures,” and Note 10 “Other Assets and Liabilities”

Visa U.S.A.

•	Unaudited financial statements for the six months ended March 31, 2007: Note 3 “Visa International, Visa Canada, and Visa Europe”

•

Audited financial statements for the fiscal year ended September 30, 2006: Note 4 “Inovant, Inc. and Inovant LLC,” Note 5 “Visa International, Visa Canada, Visa Europe,” and Note 8 “Investments in Joint Ventures”

Visa Canada

•

Unaudited financial statements for the six months ended March 31, 2007 and audited financial statements for the fiscal year ended September 30, 2006: Note 3 “Investments,” and Note 6 “Transactions with Members and amounts due to other Visa entities”

C - Represents the adjustments necessary to record the gross asset, liability, revenue and expense balances related to the real estate joint ventures at March 31, 2007 and for the six months ended March 31, 2007 and for the fiscal year ended September 30, 2006. Visa U.S.A. and Visa International previously each owned 50% of these real estate joint ventures and accounted for their investments under the equity method (see Note 8 “Investments in Joint Ventures” of the Visa U.S.A. audited financial statements for the year ended September 30, 2006 for more information regarding the real estate joint ventures).

D - Represents reclassifications made to conform Visa International’s presentation of investment securities related to deferred compensation arrangements to Visa U.S.A.’s presentation of these securities. This reclassification resulted in trading assets being reclassified to investment securities, available-for-sale with a corresponding change in classification of unrealized gains and losses on these securities from other non-operating income to accumulated other comprehensive income (expense).

Purchase Accounting Pro Forma Adjustments

E - Represents the increase in value resulting from the preliminary allocation of purchase price to facilities, equipment, and software based on our preliminary independent appraisal.

The following table provides a reconciliation of the historical basis of Visa U.S.A. facilities, equipment, and software to Visa Inc.’s new basis upon the application of purchase accounting:

Facilities, equipment, and software, net
Visa U.S.A. historical basis	$268,472
Less: Minority interest	(18,999)

Net U.S.A. historical basis	249,473
Visa U.S.A. historical basis in Visa International	45,895
Visa U.S.A. historical basis in real estate joint ventures (see tickmark C)	53,345
Acquired assets (See Note 1)	260,000
Reclassification adjustments(1)	(37,069)

Total Visa Inc. basis	$571,644

(1)	This adjustment reflects the reclassification of certain Visa U.S.A. technology from facilities, equipment and software to technology.

The adjustment to the statements of operations represents the following pro forma adjustments to record additional non-cash amortization and depreciation expense related to the new basis of intangible and tangible definite lived assets, which have been recorded on a pro forma basis at their estimated fair value.

	Visa U.S.A. Historical Expense for the Six Months Ended March 31, 2007	Visa Int’l, Visa Canada, Real Estate Joint Ventures Historical Expense for the Six Months ended March 31, 2007	Pro Forma Adjustment	Total Expense for the Six Months Ended March 31, 2007
Depreciation	$57,068	$15,499	$754	$73,321
Amortization	6,458	8,823	26,334	41,615

Total	$63,526	$24,322	$27,088	$114,936

	Visa U.S.A. Historical Expense for the year ended September 30, 2006	Visa Int’l, Visa Canada, Real Estate Joint Ventures Historical Expense for the year ended September 30, 2006	Pro Forma Adjustment	Total Expense for the year ended September 30, 2006
Depreciation	$123,361	$33,022	$3,370	$159,753
Amortization	16,802	10,767	57,621	85,190

Total	$140,163	$43,789	$60,991	$244,943

The following table represents the estimated remaining useful lives we have assumed for each asset class to record the adjustment to historical depreciation and amortization:

Estimated remaining useful lives
Facilities
Land	Not depreciated
Buildings and building improvements	17 to 30 years
Leasehold improvements	1 to 5 years
Furniture and fixtures	2 to 6 years
Equipment	1 to 4 years
Software	1.5 to 3 years

F - Represents the adjustment to record the fair value of certain Visa International other investments.

G - Represents the adjustments to record the fair value of identifiable intangible assets of Visa International, Visa Canada and Inovant and the related amortization of the new technologies acquired. These identifiable intangible assets include:

•	Trademark - The value of the Visa brand utilized in Canada and the unincorporated regions of Visa International, which has been determined to have an indefinite life.

•	Customer Relationships - The value of our relationships with our members in Canada and the unincorporated regions of Visa International, which has been determined to have an indefinite life.

•

European Franchise Right - The value of the right to franchise the use of Visa brand, use of Visa technology and access to the overall Visa network in the Visa Europe region, which has been determined to have an indefinite life.

Technology - The value of internally developed software, which enables the Visa electronic payment network. We estimate that this asset has a remaining useful life of approximately three years.

H - Represents the adjustment to record goodwill. Goodwill represents the excess of the purchase price over the fair value of the tangible and intangible assets of the businesses acquired and liabilities assumed. Goodwill resulting from the acquisition is not amortized but is subject to impairment testing in accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.”

I - Represents the adjustments to the Visa International, Visa Canada and Inovant pension and post-retirement benefit obligations to reflect the difference between the present value of the estimated projected benefit obligation and the fair value of related plan assets, and to eliminate the unrecognized settlement losses recorded in the fiscal year ended September 30, 2006.

J - Represents the adjustment to eliminate the non-Visa U.S.A. historical ownership interest in Visa International, Visa Canada and Inovant as well as their historical minority interest in Inovant as a result of their acquisition by Visa U.S.A.

K - Represents the adjustment to record the fair value of Visa Inc. shares exchanged in the restructuring.

Income Tax Pro Forma Adjustments

L - Represents the adjustments to the historical deferred income tax assets and liabilities at March 31, 2007, and income tax expense for the six months ended March 31, 2007 and for the fiscal year ended September 30, 2006, as a result of consolidating the assets and liabilities of Visa U.S.A., Visa International and Visa Canada, including:

•	Adjustments to the tax provision of Visa U.S.A. related to the Visa U.S.A.’s interest in Visa International;

•	Adjustments to the current state tax provision of Visa U.S.A., Visa International and Inovant to account for consolidated apportioned statutory state rates; and

•	Adjustments to Visa Canada related to the entity’s change in status from a not-for-profit corporation to a for-profit corporation.

M - Represents the adjustment to reflect the creation of deferred tax liabilities as a result of recording the fair value of the acquired assets and assumed liabilities of Visa International, Visa Canada and Inovant other than goodwill in excess of their historical book basis. These adjustments resulted in a net long-term deferred tax liability in our unaudited pro forma condensed combined balance sheet at March 31, 2007. Also reflects the tax provision impact related to purchase accounting adjustments applied to the historical consolidated statement of operations for the six month ended March 31, 2007 and the fiscal year ended September 30, 2006. In addition, we have presented all current deferred tax assets and liabilities as a single amount, as well as all non-current deferred tax assets and liabilities, in accordance with paragraph 42 of SFAS No. 109 “Accounting for Income Taxes.”

Visa Europe and Other Pro Forma Adjustments

N - Represents the adjustment to eliminate the minority interest and minority interest income (expense) attributable to the 10% ownership interest in Inovant held by Visa Europe.

O - Represents the adjustments to eliminate restructuring related transaction costs incurred by Visa International in the six months ended March 31, 2007 and the fiscal year ended September 30, 2006, as the restructuring is assumed to have occurred on October 1, 2005.

P - Represents the adjustment to historical card service fees to reflect the newly negotiated fee structure for on-going service fee commitments pursuant to the bilateral services agreement. For the purposes of our pro forma condensed combined statements of operations, the adjustment reduces historical card service fees to the amount of services Visa Europe is obligated to purchase from us at fixed prices in the 18 months following the restructuring. This adjustment does not reflect additional optional card services for which Visa Europe is entitled at its discretion at fixed prices under the bilateral services agreement.

Q - Represents the adjustment to historical data processing fees to reflect the newly negotiated fee structure for on-going data processing services pursuant to the bilateral services agreement. For the purposes of our pro forma condensed combined statements of operations presentation, the adjustment reduces historical data processing fees to the amount we would have earned under the newly negotiated fee structure based on actual transaction volume experienced in the six months ended March 31, 2007 and the fiscal year ended September 30, 2006. This adjustment does not reflect optional fixed fee services, for which Visa Europe is entitled at its discretion under the bilateral services agreement.

R - Represents the adjustment to historical international transaction fees to reflect the impact of the new foreign exchange revenue sharing agreement with Visa Europe, pursuant to the bilateral services agreement.

S - Represents the adjustments to historical other revenues to record the fee that Visa Europe will pay us pursuant to the framework agreement. The adjustments reflect the first and second fee reduction components and accretion to revenue of the loss liability recorded in purchase accounting which we have calculated based on our assumptions as detailed in Note 3 “Trademark and Technology Licenses.”

T - Represents the adjustment to record the loss liability related to the trademark and technology licenses agreement, which we have determined, for financial accounting purposes, to be below fair value (see Note 3 “Trademark Agreement and Technology Licenses” for further information). Based upon our assumptions detailed in Note 3, we estimate that approximately $13.5 million of the loss liability accrual will accrete to revenue more than 12 months following the restructuring; therefore, this amount has been classified as long-term.

U - Represents the number of shares outstanding as a result of the restructuring.

V - Represents the adjustment to record the fair value of the put option held by Visa Europe (see Note 3 “The Put-Call Option Agreement” for further information).

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007 on:

•	an actual basis for Visa International, Visa U.S.A. and Visa Canada; and

•	a pro forma basis for us assuming the restructuring occurred on March 31, 2007.

The table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes for each of Visa International, Visa U.S.A. and Visa Canada included elsewhere in this proxy statement-prospectus. There has been no change to our capitalization since March 31, 2007 that would result in a material change to the pro forma capitalization set forth below.

	As of March 31, 2007
	Actual Visa U.S.A.	Actual Visa International	Actual Visa Canada	Pro Forma for the Restructuring
	(in thousands except share data)
Long-Term Debt	$57,450	$39,941	$20	$142,388
Members’/Stockholders’ Equity:
Class A common stock, $0.0001 par value, 2,001,622,245,209 shares authorized and none issued	—	—	—	—
Class AP common stock, $0.0001 par value, 130,000,000 shares authorized and 119,100,481 issued	—	—	—	12
Class B common stock, $0.0001 par value, 622,245,209 shares authorized and none issued	—	—	—	—
Class C common stock, $0.0001 par value, 917,165,602 shares authorized and none issued	—	—	—	—
Class Canada common stock, $0.0001 par value, 25,000,000 shares authorized and 22,034,685 issued	—	—	—	2
Class CEMEA common stock, $0.0001 par value, 42,000,000 shares authorized and 36,749,698 issued	—	—	—	4
Class EU common stock, $0.0001 par value, 103,582,801 shares authorized and 90,667,252 issued	—	—	—	9
Class LAC common stock, $0.0001 par value, 90,000,000 shares authorized and 80,137,915 issued	—	—	—	8
Class USA common stock, $0.0001 par value, 622,245,209 shares authorized and 426,390,481 issued	—	—	—	43
Additional Paid-in Capital	—	—	—	16,785,451
Accumulated Net Income	968,903	750,595	27,888	964,649
Accumulated other comprehensive Income/(Loss)	(445)	54	(1,000)	873

Total Members’/Stockholders’ Equity	968,458	750,649	26,888	17,751,051

Total Capitalization	$1,025,908	$790,590	$26,908	$17,893,439

THE GLOBAL PAYMENTS INDUSTRY

Visa operates in the global payments industry, which is undergoing a major shift from paper-based payments, such as cash and checks, to card-based and other electronic payments. For more than 30 years, Visa has played a central role in driving this migration by providing payment products and services that we believe deliver significant benefits to consumers, businesses, governments and merchants. We believe that consumers are increasingly attracted to the convenience, security, enhanced services and rewards associated with electronic payments. We also believe that corporations and governments are shifting to electronic payments to improve efficiency, control and security, and that a growing number of merchants are accepting electronic payments to improve sales and customer convenience.

Recent innovations such as chip cards, contactless cards and mobile payments also are contributing to the increased attractiveness of payment cards and other electronic payments. We believe this shift to electronic payment forms is a worldwide phenomenon; however, in many developing countries, it is at an early stage and will be accelerated by rising incomes, globalization of commerce and increased travel. We believe these trends illustrate a substantial growth opportunity for the global payments industry.

The global payments industry consists of all forms of payment and value transfer, including:

•	paper-based payments: personal checks, cash, money orders, government checks, travelers cheques, official checks and other paper-based means of transferring value;

•	card-based payments: credit cards, charge cards, debit cards, deferred debit cards, ATM cards, prepaid cards, private label cards and other types of general-purpose and limited-use cards; and

•

other electronic payments: wire transfers, electronic benefits transfers, automated clearing house payments and other forms of electronic payment not typically tied to a payment card or similar access device.

General Purpose Cards

The most common card-based forms of payment are general-purpose cards, which are payment cards that permit widespread usage. General purpose cards are typically categorized as:

•

“pay later” cards, which typically permit a cardholder to carry a balance in a revolving credit account (a credit card or deferred debit card) or require payment of the full balance within a specified period (a charge card);

•	“pay now” cards, such as debit cards, which enable the cardholder to purchase goods and services by an automatic debit to a checking, demand deposit or other current account; and

•	“pay before” cards, such as prepaid cards, which are prefunded up to a certain monetary value.

The primary global general purpose card brands include Visa, MasterCard, American Express, Discover, JCB and Diners Club. While these brands—including Visa—were historically associated primarily with credit or charge cards in the United States and other major international markets, Visa and others have over time broadened their offerings to include debit cards, ATM cards, prepaid cards and commercial cards.

Limited Purpose Cards

In addition to general purpose cards, a number of retailers and other entities issue limited-purpose credit, charge and prepaid cards that can be used for payment only at the issuing entity. These cards are generally referred to as private label cards. Private label cards are sometimes issued by a financial institution under a contractual agreement with the retailer.

Open-Loop Versus Closed-Loop Payment Networks

General purpose and limited-purpose payments networks primarily operate under two different business models. Open-loop payments networks, such as Visa and MasterCard, are multi-party and operate through a system that connects two financial institutions—one that issues the card to the cardholder, the issuing financial institution or issuer, and one that has the banking relationship with the merchant, the acquiring financial institution or acquirer—and manages information and the flow of value between them. In a typical closed-loop payments network, the payment services are provided directly to merchants and cardholders by the owner of the network, without involving third-party financial institution intermediaries. Closed-loop networks can range in size from networks such as American Express and Discover, which issue cards directly to consumers and serve merchants directly, to an individual merchant that issues limited-purpose private-label credit cards to its customers for use only in that merchant’s stores. In recent years, the major closed-loop networks have begun to develop relationships directly with financial institution issuers and acquirers, thereby emulating certain aspects of the open-loop networks.

Operators of open-loop networks such as Visa, generally do not issue cards, set fees or determine interest rates that cardholders are charged for use of their cards. Issuers have the responsibility for determining these and many other card features. In addition, such networks generally do not solicit merchants directly or establish the fees that merchants are charged for card acceptance, including the merchant discount rate. Both of these functions are generally the responsibility of acquirers. The following table outlines the major functions of each of the three major participants in the payments network.

	Issuer (Cardholder’s Financial Institution)	Payments network (e.g., Visa)	Acquirer (Merchant’s Financial Institution)

Primary Customers	Cardholders	Issuers and acquirers	Merchants

Products and Services	Issues cards to its cardholders based on payments network product platforms (e.g., credit, debit) Establishes and maintains accounts with cardholders (either consumers or businesses)

Offers broad range of product platforms (e.g. credit, debit) to financial institutions

Operates data processing network that transfers transaction data and manages payment flow between issuers and acquirers

Establishes and maintains account with merchant to: — Provide connectivity to a payments network — Acquire receivables from merchant — Guarantee payment to merchant for receivables

Branding	Issues cards that feature its own brand and that of a payments network	Establishes and maintains payments network brand for payment products and acceptance locations	Delivers payments network acceptance services under its own brand

	Issuer (Cardholder’s Financial Institution)	Payments network (e.g., Visa)	Acquirer (Merchant’s Financial Institution)
Rules and Terms	Establishes applicable cardholder terms, including fees, interest rates and payment schedules for cardholders independently of the payments network and in contract with its cardholders

Establishes rules and standards for its product platforms and payments network including:

—     Eligibility for participation in network

—     Authorization and clearing of transactions

—     Financial settlement

—     Product platform features and functionality

—     Merchant acceptance standards

—     Dispute resolution and arbitration processes

Establishes any applicable merchant fees and/or discount rates independently of the payments network and in contract with its merchants

Functions Performed in Connection with Payment Transaction*	Authorizes cardholder transactions Funds settlement obligations for its cardholder’s purchases Collects payment from cardholder Assumes risk of cardholder non-payment or late payment	Transfers authorization and clearing data and settles funds between issuer and acquirer Performs payments network risk management and related functions

Receives settlement funds from issuers

Credits merchant for value of payment transactions

Assumes risk of merchant non-fulfillment of transaction obligation

Assumes responsibility for merchant compliance with network security and other rules

*	In many instances, an issuer or acquirer may enter into an agreement with a third party processor to perform some of these functions on its behalf.

BUSINESS OF VISA INC.

Overview

Visa operates the world’s largest retail electronic payments network. We facilitate global commerce through the transfer of value and information among financial institutions, merchants, consumers, businesses and government entities, and the Visa brand is the world’s most recognized global financial services brand. Our primary customers are financial institutions, which are currently also members of Visa International, Visa U.S.A. and Visa Canada, for which we provide processing services and payment product platforms, including platforms for consumer credit, debit, prepaid and commercial payments. Our centralized and integrated payments transaction processing system allows us to offer a broad range of product platforms, transaction processing and related services, including fraud and risk management, dispute resolution, loyalty applications, and value-added information services. Our customers reported that, as of December 31, 2006, there were more than 1.3 billion cards in circulation carrying our brands: Visa, Visa Electron, PLUS and Interlink. According to information reported to us by our customers, these cards were accepted at more than 26 million merchant outlets and one million ATMs, and the total payments and cash volume on these cards during calendar year 2006 was more than $3.2 trillion. We believe that, based on our brand, size and product breadth, we are the leading electronic payments company in the world.

Our business primarily consists of the following:

•

we offer a wide range of branded payments product platforms, which our customers use to develop and offer credit, charge, deferred debit, debit, prepaid and cash access programs for cardholders (individuals, businesses and government entities);

•	we own a family of well-known, widely-accepted payment brands, including Visa, Visa Electron, PLUS and Interlink, which we license to our customers for use in their payment programs;

•	we manage and promote our brands for the benefit of our customers through advertising, promotional and sponsorship initiatives and by encouraging card usage and merchant acceptance;

•	we provide transaction processing services (primarily authorization, clearing and settlement) to our customers through VisaNet, our secure, centralized, global processing platform;

•

we provide various other value-added processing-related services to our customers, including fraud and risk management services, dispute management services, information services and processing services;

•	we develop new products and services to enable our customers to offer efficient and effective payment methods to their cardholders and merchants; and

•	we adopt and enforce rules applicable to our customers to ensure the efficient and secure functioning of our payments network and the maintenance and promotion of our brands.

We derive revenues primarily from fees paid by our customers based on payments volume, from fees paid by our customers for transaction messages that we process, and from fees paid in connection with certain other related services that we provide. Payments volume is the total monetary value of transactions for goods and services purchased with our cards, as reported by our customers. Cash volume generally includes cash access transactions, balance transfers and convenience check transactions associated with our products. Total volume, which we consider to be an important measure of the scale of our business, is the sum of payments volume and cash volume. The table below shows our product performance for calendar year 2006, according to data reported to us by our customers:

Visa Inc. Product Performance

Calendar Year 2006

All numbers in billions, except as noted

	U.S.A.	AP	Canada	LAC	CEMEA	Visa Inc. Total
Payments Volume
Consumer Credit	$607	$377	$118	$69	$17	$1,188
Consumer Debit*	604	20	0	36	25	685
Commercial & Other	174	60	14	5	2	255

Total Payments Volume	$1,385	$457	$132	$110	$43	$2,127
Cash Volume	$368	$223	$16	$268	$228	$1,103

Total Volume	$1,752	$680	$148	$378	$271	$3,230
Total Transactions (millions)**	27,447	7,252	1,313	5,783	2,262	44,058

*	Includes prepaid volume

**	Total transactions represents total transactions involving our cards as reported by our customers and includes transactions that are not processed on our VisaNet processing system.

Note: Numbers do not add exactly due to rounding.

Based on payments volume, total volume, number of transactions and number of cards in circulation, we are the largest retail electronic payments network in the world. The following chart compares our network with those of our major competitors, for calendar year 2006:

Company	Payments Volume	Total Volume	Transactions	Cards
	(billions)	(billions)	(billions)	(millions)
Visa Inc.*	$2,127	$3,230	44.1	1,254
MasterCard	$1,417	$1,922	23.4	817
American Express	$556	$562	4.5	78
Discover	$96	$114	1.4	57
JCB	$63	$70	0.7	59
Diners Club	$22	$22	0.1	7

*	Reported global figures from The Nilson Report, less Visa internal data for Visa Europe

Note: MasterCard figures include PIN-based debit card transactions on MasterCard cards, but not Maestro. Domestic China figures on Visa and MasterCard cards have been excluded. Numbers may not sum due to rounding. Visa and MasterCard figures exclude proprietary PLUS and Cirrus. American Express and Discover figures include business from third-party issuers. JCB figures are for October 2005 through September 2006 (fiscal year). JCB total transaction and purchase transaction figures are estimates.

Source: The Nilson Report, issues 874 and 877.

Organization after the Restructuring

Visa International is currently owned by Visa U.S.A., Visa Canada, Visa Europe and the equity member financial institutions located in the three unincorporated regions of Visa International. These unincorporated regions are operating divisions within Visa International and represent three geographic regions: Visa AP; Visa LAC; and Visa CEMEA. Visa U.S.A., Visa Canada and Visa Europe are each currently owned by member financial institutions within their respective geographic regions. Visa Inc. was incorporated on May 25, 2007 as a Delaware stock corporation. If the restructuring is completed, each of Visa International, Visa U.S.A. and Visa Canada will become wholly owned subsidiaries of Visa Inc., and Visa Europe will remain a separate legal entity with its own business operations. Our relationship with Visa Europe will be governed after the restructuring by a framework agreement.

Our Competitive Strengths

Leading Global Brand

Visa is one of the most recognized consumer brands in the world and is the most recognized global financial services brand. We believe merchants, consumers and our financial institution customers associate our brand with trust, security, reliability, efficiency, convenience and empowerment. The strength of our brand allows us to increase card usage in existing and new market segments, develop and offer innovative payment products and services, and enhance the utility of our payments network for all participants.

World’s Largest Payments Network

We operate the world’s largest retail electronic payments network. Our customers reported that, as of December 31, 2006, there were more than 1.3 billion cards in circulation carrying our brands: Visa, Visa Electron, PLUS and Interlink. According to information reported to us by our customers, these cards were accepted at more than 26 million merchant outlets and 1 million ATMs, and the total volume on these cards during calendar year 2006 was more than $3.2 trillion. We believe that merchants, cardholders and our customers benefit from the Visa cardholder base, which is the largest in the world, and our merchant acceptance network, which is unsurpassed globally.

Unique Global Payments Processing Platform

We own and operate VisaNet, our secure, centralized, global processing platform. VisaNet is highly reliable, and we processed more than 72 billion transaction messages through VisaNet in calendar year 2006. (The processing of a single transaction may involve more than one transaction message.) VisaNet’s centralized and integrated architecture allows us to provide real-time, value-added information to our customers. In addition, our centralized platform provides us the flexibility to develop, modify, and enhance our products, services and processing platform efficiently.

Comprehensive Payment Products and Services

We believe we provide our financial institution customers with a comprehensive suite of electronic payment products and services. Our product platforms encompass credit, debit, cash access and prepaid products for consumers, businesses and governments. Our product platforms enable our customers to develop and customize their own payment programs to meet the needs of their geographic markets. We also offer our customers issuer processing in support of our debit and prepaid platforms, and we are the largest issuer processor for Visa debit transactions in the United States. We also offer a broad range of value-added services such as enhanced risk management, dispute processing, loyalty and other information-based services, which are enabled by our centralized global processing platform.

Established and Long Standing Customer Relationships

We have long standing relationships with the majority of our customers, and long-term contracts with many of our major customers, both of which have provided a significant level of stability to our business. More than two-thirds of our customers have been customers for longer than ten years. We believe that our many years of close cooperation with our customers in developing new products, processing capabilities and value-added services have enabled us to establish strong customer relationships. By virtue of these relationships, we believe we are well-positioned to continue developing new products, systems and applications that will increase our value to our customers and enhance our competitive position.

Our Primary Operations

There are three core aspects of our business operations: our transaction processing services, our product platforms and management of our payments network.

Transaction Processing Services

Core Processing Services

Our core processing services involve the routing of payment information and related data to facilitate the authorization, clearing and settlement of transactions between Visa issuers, which are the financial institutions that issue Visa cards to cardholders, and acquirers, which are the financial institutions that offer Visa network connectivity and payments acceptance services to merchants. In addition, we offer a range of value-added processing services to support our customers’ Visa programs and to promote the growth and security of the Visa payments network.

Authorization is the process of approving or declining a transaction before a purchase is finalized or cash is disbursed. Clearing is the process of delivering final transaction data from an acquirer to an issuer for posting to the cardholder’s account, the calculation of certain fees and charges that apply to the issuer and acquirer involved in the transaction, and the conversion of transaction amounts to the appropriate settlement currencies. Settlement is the process of calculating, determining and reporting the net financial position of our issuers and acquirers for all transactions that are cleared.

Visa transactions can be authorized, cleared and settled either as dual-message transactions or as single-message transactions. The choice of processing method may vary depending upon the issuer, the type of card or the region in which the transaction takes place.

•

In a single-message transaction, the acquirer submits a single electronic message containing all data required for the authorization, clearing and settlement of the transaction. Actual financial settlement occurs at a later time.

•

In a dual-message transaction, the acquirer submits an electronic message at the time of purchase containing the information required for an authorization decision and a second message at a later point in time containing additional data required for clearing and settlement.

Authorization

A typical Visa transaction begins when the cardholder presents his or her Visa card to a merchant as payment for goods or services. The transaction information is then transmitted electronically to the issuer for authorization. In certain cases, we may authorize the transaction on behalf of the issuer through a service known as stand-in processing, based on parameters established by the issuer. The following diagram illustrates the processing steps involved in a typical transaction authorized through our network. In a typical Visa transaction, the authorization process by Visa occurs in approximately one second.

1.	The cardholder presents the merchant with a Visa card for payment. The merchant point of sale terminal reads the account number and other data encoded on the card’s magnetic stripe or chip.

2.	The merchant terminal transmits the card information and transaction amount to the acquirer.

3.	The acquiring bank or its third party processor combines the transaction information into an authorization request message and transmits it to Visa.

4.	Visa routes the authorization request to the issuer for review. In certain circumstances, such as when the issuer’s systems are unavailable, Visa may perform stand-in processing and review and authorize or deny the transaction.

5.	The issuing bank or its third party processor returns an authorization response message, either approving or denying the transaction to Visa.

6.	Visa routes the authorization response to the acquirer.

7.	The acquirer transmits the result of the authorization request to the merchant terminal.

Clearing and Settlement

Clearing occurs at the time of the authorization, for single-message transactions, or in a single daily batch message containing all transactions reported by the acquirer, for dual-message transactions. Settlement occurs on each business day and is conducted on a net basis for all transactions submitted during the previous settlement cycle. The following diagram illustrates the clearing and settlement process between the issuer and acquirer for a typical transaction processed through our system.

Clearing

1.	The merchant transmits sales draft information for the transaction, including account numbers and transaction amounts, to the acquirer.

2.	The acquiring bank or its third party processor formats this information into a clearing message, which it transmits to Visa.

3.	Visa routes the clearing message to the card issuer and calculates the settlement obligation of the issuer and the amount due to the acquirer, net of certain applicable fees and charges.

Settlement

4.	The issuer sends funds to Visa’s designated settlement bank in the amount of its settlement obligation.

5.	The settlement bank, at the direction of Visa, transfers funds due to the acquirer.

The issuer and acquirer involved in a typical Visa transaction perform additional functions that we do not generally perform or monitor. For example, the acquirer credits the merchant’s account for the amount of the transaction less any fees the acquirer charges in accordance with the contractual agreement between the merchant and the acquirer. In addition, the issuer sends a statement to the cardholder and collects payment, in the case of a credit or deferred debit card, or collects payment directly from the cardholder’s deposit account, in the case of a debit card.

We process virtually all transactions within the United States, as well as all cross-border transactions, involving products carrying our brands. Outside of the United States and certain other countries, we do not process the majority of the domestic transactions, i.e., transactions where the issuer and the merchant are located in the same country, on products carrying our brands. Such transactions are generally processed by government-operated payments networks, Visa customer financial institutions or independent companies or joint ventures owned in whole or in part by Visa customer financial institutions.

We will continue to perform clearing and settlement through our VisaNet system for transactions involving an issuer that is located in Visa Europe’s region and an acquirer that is located in the rest of the world, or vice versa. In addition, we will continue to provide clearing and settlement services for Visa transactions occurring entirely within Visa Europe’s region until completion of deployment of Visa Europe’s own processing system. Visa Europe currently authorizes transactions for its members through its own processing system, and it will continue to do so after the restructuring.

Other Value-Added Processing Services

The size of our network and our processing capabilities allow us to offer a range of other value-added services in certain countries. These services include fraud and risk management, loyalty, dispute resolution, and issuer transaction processing.

Risk Management Services. Our centralized and integrated network architecture allows us to monitor on a real-time basis all transactions that we process for authorization. As a result, we provide customers in certain regions with a number of value-added risk-management services, which complement our core authorization services. Our risk management services provide preventive, monitoring, investigative and predictive tools, which are intended to mitigate and help eliminate fraud at the cardholder and merchant level. As an example, Visa Advanced Authorization, which we introduced in 2005, enables us to monitor and evaluate VisaNet authorization requests in real-time and deliver enhanced transaction risk scores to issuers as part of the authorization message. It is the first system of its kind to deliver risk indicators in real time by assessing transaction data on both an account level and a transaction level.

Our AdvanceBK Service is a bankruptcy prediction tool, which uses advanced predictive modeling techniques to reduce bankruptcy losses for our issuers through early detection of high-risk accounts. The service aggregates consumer transaction data across multiple accounts and multiple issuers to assess the likelihood that a consumer will file for bankruptcy over the following 18 months. AdvanceBK provides participating issuers with monthly bankruptcy risk scores for all of their accounts and daily alerts for high-risk accounts that are actively transacting. Analyzing transaction attributes at the consumer level, AdvanceBK can identify accounts that do not demonstrate typical risky behaviors, but that may result in future bankruptcies.

Loyalty Services. We offer loyalty services that allow our customers to enhance the attractiveness of their Visa payment programs and to strengthen their relationships with cardholders and merchants. These services are designed to allow our customers to differentiate their Visa program offerings, to support increased card usage, and to increase the importance of Visa payments to merchants.

Visa Extras is a service that participating issuers may offer to their cardholders to increase card usage, enhance the value of their Visa programs and create stronger cardholder relationships. Visa Extras is a points-based program that rewards cardholders for using their enrolled Visa cards to make qualifying purchases.

Cardholders can redeem points for rewards in the Visa Extras rewards catalog for everyday items such as movie tickets, retail gift certificates, merchandise, travel certificates, dining rewards, and more.

The Visa Incentive Network enables merchants and customer financial institutions to deliver tailored merchant offers to targeted groups of cardholders. Visa Incentive Network offers benefits traditionally associated with a closed-loop system. Visa Incentive Network was launched in April 2005 and allows us to deliver merchant promotions to affluent and high-spending Visa cardholders on behalf of participating issuers. Based on merchant-specific cardholder spending and location criteria for each promotion, we can analyze the spending patterns of Visa credit card holders in the United States whose information is provided to us by participating card issuers. We then deliver the promotion to the appropriate cardholders on behalf of our issuers. In order to protect cardholder privacy, the merchant does not gain access to cardholder information or underlying transaction data. The Visa Incentive Network database contains more than 70 million accounts. Visa Incentive Network is enabled through account level processing, which allows transactions to be processed and afforded customized treatment at the account level–i.e., by identifying each transaction by the entire 16 digit account number–rather than by the six-digit bank identification number, or BIN, as is the more typical industry practice. We are able to implement account level processing as a result of our reengineered Visa Integrated Payment platform, as described below.

Dispute Management Services. We manage Visa Resolve Online, an automated web-based service that allows our customers’ back-office analysts and customer service representatives to manage and resolve Visa transaction disputes more efficiently than with previous paper-based processes. Transaction disputes between issuers and acquirers sometimes arise from suspected fraud, merchant non-fulfillment of transaction requirements or other events. Visa Resolve Online, which is mandatory for all Visa customers, provides real-time access to Visa transaction data, electronic transfer of substantiating documents, and automated management of communications between issuers and acquirers.

Value-Added Information Services. We provide our customers with a range of additional information-based business analytics and applications, as well as the transaction data and associated infrastructure required to support them. Through these services, we support and enhance our customers’ business intelligence capabilities, loyalty applications, operational and management performance metrics, transaction research and commercial card reporting.

Debit Issuer Processing Services. Visa Debit Processing Services provides comprehensive processing services for participating United States issuers of Visa debit, prepaid and ATM payment products. In addition to core issuer authorization processing, Visa Debit Processing Services offers card management services, exception processing, PIN and ATM network gateways, call center services, fraud detection services and ATM terminal driving. Visa Debit Processing Services processes more Visa transactions than any other issuer processor in the world.

Processing Infrastructure

We own and operate VisaNet, our secure, centralized, global processing platform, which consists of three synchronized processing centers. In addition, Visa Europe operates one processing center in the UK, which is part of our synchronized system. These centers are linked by a global telecommunications network, which is engineered for redundancy. Intelligent access points around the world complete our global processing infrastructure and enable merchants and financial institutions worldwide to access our core processing and value-added services.

In September 2006, we completed a five-year reengineering program, in which we, among other things, consolidated the authorization functions for our credit, debit, prepaid and ATM transactions into one technology platform called Visa Integrated Payment, or VIP. VIP is a modular processing platform, which is flexible and secure and combines global reach with the processing power to support our future growth and product innovation.

The following is a summary of critical attributes of our processing infrastructure:

Centralized Architecture. Our VisaNet system is built on a centralized architecture rather than a distributed architecture. As a result, we are able to view and analyze each authorization transaction we process in real time and can provide value-added information, such as risk scoring or loyalty applications, to the issuer while the transaction data is being routed through our system.

Redundancy. Our global telecommunications network and processing centers are designed for redundancy and fail-over. Our newest processing center houses multiple authorization engines under one roof, each supported by redundant power and telecommunications circuits. This new architecture complements our multiple processing center architecture, provides improved fail-over technology and helps to ensure that our VisaNet system is always available and has enough processing power to meet the growing demand for electronic payments.

Modular Architecture. In the VIP reengineering project that we completed in September 2006, we replaced a complex web of legacy code with a streamlined, layered, modular architecture. We believe that this new architecture significantly reduces the time, complexity and cost involved in adding functions or modifying the system to support emerging forms of payments, such as contactless and mobile payments. We also believe that this streamlined architecture was instrumental in our ability to implement account level processing on our systems in less than twelve months.

Processing Scale. During calendar year 2006, we processed more than 72 billion transaction messages. Based on tests that we conducted with IBM in July 2005, we estimate that VisaNet is capable of processing more than 12,000 transaction messages per second. We believe that the scale of our processing network provides us with a significant cost advantage over our competitors.

Payment Product Platforms

We offer a broad range of product platforms to enable our customers to build differentiated, competitive payment programs for their consumer, business, government and merchant clients. Our principal payment platforms enable credit, charge, deferred debit, debit and prepaid payments, as well as cash access, for consumers, businesses and government entities. Our payment platforms are offered under our Visa, Visa Electron, Interlink and PLUS brands.

Consumer Credit

Our consumer credit product platforms allow our issuers to offer deferred payment and financing products that can be customized to meet the needs of all consumer segments. Our baseline consumer credit platform is marketed to our issuers as Visa Traditional in the United States and Visa Classic in the rest of the world. We require issuers offering credit products based on this platform to meet minimum requirements for product functionality and to offer certain services, such as a reporting service for lost or stolen cards.

In addition, we offer premium credit platforms, which enable our issuers to tailor programs to consumers requiring higher credit lines or enhanced benefits, such as loyalty programs. Our premium consumer credit platforms are marketed to issuers, and in some cases, to cardholders, as Visa Gold, Visa Platinum, Visa Signature, and Visa Infinite. Issuers offering these credit products are required to provide certain functionality and enhanced cardholder services that may vary by product and region. For example, we require that issuers provide a minimum level of cardholder rewards value and that they not impose a preset spending limit on Visa Signature cards.

We provide a number of additional services that many issuers choose to offer in conjunction with their Visa credit programs, even where we may not require the inclusion of such services. Certain of these services, such as emergency card replacement, travel assistance services, and rental car insurance, are provided by third parties under contract with us.

Consumer Deposit Access

Our deposit access product platforms enable our issuers to offer consumer payment and cash access products that draw upon consumer deposit accounts, such as checking, demand deposit, asset or other pre-funded accounts. During calendar year 2006, consumer debit and cash access products accounted for the majority of Visa transactions worldwide.

Consumer Debit

Visa Debit. Our primary consumer debit platform uses the Visa brand mark. Through our rules and product platform requirements, we further segment our Visa debit product platform into Visa Classic, Visa Gold, Visa Platinum, and Visa Infinite, which allows our issuers to customize their Visa debit programs and offer a range of benefits to their debit cardholders.

Interlink Debit. We provide the Interlink debit product platform in the United States and certain countries in the Visa AP region. Interlink is a single-message point-of-sale debit network. It generally requires a cardholder to enter a personal identification number, or PIN, for authentication. Interlink allows our issuers to provide a full range of debit card offerings to their deposit account customers. Interlink acceptance marks may be included on Visa debit cards or issued as standalone debit cards.

Visa Electron Debit. Visa Electron is a payment product platform that permits issuers to require all transactions initiated from the card to be authorized electronically. It is primarily used by issuers offering payment programs to higher risk customer segments or in countries where electronic authorization is less prevalent, such as certain markets in the Visa AP, Visa LAC and Visa CEMEA regions. Visa Electron is primarily issued as a consumer debit product, but Visa Electron can also be issued as a credit or prepaid product for consumers or businesses.

POS Check Service. The Visa POS Check Service enables merchants to convert the account information on a consumer’s check into an electronic Visa transaction message at the point of sale if the check is drawn on a demand deposit account held at a participating Visa customer. This service, which is currently offered only in the United States, reduces the cost and time involved in merchant and financial institution processing of checks by taking advantage of Visa’s efficient electronic payments processing.

Cash Access

Our customers can provide global cash access to their cardholders by issuing products accepted at Visa and PLUS branded ATMs. Most Visa and Visa Electron branded cards offer customers cash access at ATMs, as well as at branches of our participating customer financial institutions. The PLUS brand may also be included on issuers’ non-Visa branded cards to offer international cash access as a complement to domestic cash access services. We believe that more than one million Visa and PLUS branded ATMs are available in more than 170 countries. Payment cards may contain multiple cash access brand marks, in addition to Visa and PLUS, and transactions involving Visa and PLUS branded cards will generally be processed through our systems only if there is no regional or domestic ATM brand that is capable of processing the transaction.

Prepaid

Our prepaid product platform enables issuers to offer products that access a designated pool of funds, allowing cardholders to enjoy the convenience and security of a payment card in lieu of cash or checks. Our prepaid platform includes gift cards, travel cards, youth cards, payroll cards, money transfer cards, voucher replacement cards, corporate incentive cards, insurance reimbursement cards and government benefits cards. Our prepaid platforms are also used to pay highway tolls and to top up prepaid mobile phones in some regions. Prepaid products can be issued as either reloadable or disposable. Reloadable cards enable consumers or third parties such as employers to add additional funds to the pool. Consumers may reload cards through various channels, including merchants and participating customer financial institutions. Disposable cards cannot be reloaded in this manner. Our prepaid cards can be distributed through a number of channels, including bank branches, Internet sites, merchants, and employers.

Commercial

Our commercial product platforms enable multinational, large, medium and small companies and government organizations to streamline payment processes, manage information and their supply chain, and reduce administrative costs. Our commercial platforms include Visa Business Credit, Visa Business Check Card, Visa Business Debit, Visa Signature Business, Visa Business Electron, Visa Corporate, Visa Purchasing, Visa Fleet, Visa Distribution, Visa Commercial One Card and Visa Commerce.

Large and Medium Companies and Government Organizations. The Visa Corporate product platform offers payment options for travel and entertainment charges, including cash advances, and provides detailed transaction data, which allows companies to track policy compliance and supplier management. Visa Purchasing provides corporate clients with a payment product to easily acquire the goods and services needed to conduct their business by streamlining time- and paper-intensive purchase order and invoice processing, and by providing flexible transaction authorization and verification statements for each cardholder. A sub-product of Visa Purchasing, Visa Fleet, provides specialized authorization controls that fleet operators need to monitor and manage spending for company-provided vehicles. Visa Distribution provides an accounts receivable service for suppliers with dispersed operations. The Visa Commercial One Card allows organizations to combine procurement, travel and entertainment, and fleet functionality into a single payment solution. Visa Commerce is a business-to-business electronic platform providing accounts payable and accounts receivable payment services to facilitate large transactions between contracted buyers and sellers.

Small Businesses. The Visa Business credit and debit platforms provide small businesses with cash flow tools, purchasing savings, rewards and management reporting. Visa Business Electron is an electronic authorization platform used in many countries outside North America, and has authorization control attributes that are similar to those of the consumer Visa Electron products described above.

Core to all Visa Commercial payment platforms are information management, reconciliation and reporting, which integrate payment data into company financial systems. Visa Information Management is a web-based tool that provides access to a suite of reporting and information tools in multiple languages to companies using any of the Visa Commercial platforms.

Product Platform Innovation

We invest in the development and enhancement of payment product platforms with the goal of increasing the migration of consumer and business spending to electronic payments. We believe that innovation results in more secure and versatile payment program options for our customers, merchants and consumers. We focus on new payment channels, card technologies, payment account access devices and authentication methods, and have recently made significant investments in the development of money transfer services, magnetic stripe and unembossed card enhancements, chip cards, contactless payment devices and mobile payments.

Money Transfer. Visa Money Transfer is a remittance platform that our customers use to allow their cardholders to send funds to other Visa cardholders with accounts at participating financial institutions. The funds are credited directly to the individual’s Visa credit, debit or prepaid account. Our customers can deploy our standard Visa Money Transfer service, which includes sophisticated anti-money laundering, fraud and risk controls, or they can develop their own customized services. As of December 31, 2006, Visa Money Transfer was operative in three countries in Visa AP, including India, where over 48 million Visa cardholders were eligible to receive remittances on their Visa cards. Our customers also offer domestic and cross-border money transfer services using Visa prepaid cards in Visa LAC, Visa CEMEA and Visa AP.

Magnetic Stripe and Unembossed Card Enhancements. Beginning in October 2003, we introduced a series of rules and standards that allow our customers in certain regions to issue magnetic-stripe Visa cards with enhanced authorization requirements and risk controls that increase their ability to offer Visa cards to high-risk consumer segments. These standards include codes on the magnetic stripe that instruct point-of-sale terminals to request real-time transaction authorizations from the card issuer, providing an increased level of transaction authorization over traditional magnetic-stripe cards that lack such codes. These standards also permit issuers in certain countries to issue magnetic stripe Visa cards with the cardholder name and account number printed on the card, rather than embossed with raised lettering. These unembossed cards reduce the risk of fraudulent card use at merchants that do not have electronic point of sale terminals that are capable of seeking transaction authorizations from the card issuer.

Chip Cards. In certain regions and countries, we support customer issuance of Visa and Visa Electron chip cards, which are compliant with the EMV Integrated Circuit Card Specifications for Payment Systems. In addition to a traditional magnetic stripe, chip cards carry encrypted account data on an embedded computer chip that is read by a point-of-sale terminal. Chip cards can offer increased data security over traditional magnetic-stripe-only cards and can reduce the incidence of certain types of fraud. Our customers reported that as of December 31, 2006, more than 90 million Visa and Visa Electron branded chip cards were in circulation.

Contactless Payment Cards and Devices. We support customer issuance and merchant acceptance of EMV-compliant contactless payment cards and devices, including contactless-enabled cards, minicards and microtags. A contactless device contains a computer chip that securely stores account information and transmits it to merchant terminals via secure radio-frequency technology that operates over short distances. Contactless devices can increase speed and convenience at the point of sale by allowing a consumer to complete a transaction without the need to swipe a card manually or insert it into a point-of-sale device. We believe that contactless technology is particularly appealing to merchants in segments with high point-of-sale throughput and a large proportion of small-value transactions. As of December 31, 2006, our customers had issued more than 6.5 million of our contactless payment devices around the world.

Mobile Payments. We support payment origination and acceptance by mobile devices, such as mobile telephones and wireless data devices. In 2007, we introduced the Visa Mobile Platform, a global initiative that provides a comprehensive suite of technology tools and applications designed to promote product development and commercialization of mobile payment services. The Visa Mobile Platform is designed to provide consumers with a consistent experience for all types of payments, regardless of phone type or geography, and is designed to work within the existing infrastructure established by mobile carriers and financial institutions. In addition to supporting the development of mobile payment solutions, such as contactless payments, mobile Internet payments and person-to-person payment, the platform also supports the development of payment-related services, such as account management services to enable consumers to monitor account activity through a mobile device, and mobile coupons that can be redeemed at the point of sale.

Payments Network Management

We devote significant resources to ensure that Visa is the payments network of choice for customers, merchants and cardholders. We seek to accomplish this by promoting our brand through marketing and sponsorship activities, increasing acceptance of Visa branded cards around the world and ensuring that the system operates in a reliable and secure manner for all of our network participants.

Brand Management and Promotion

We engage in a variety of activities designed to maintain and enhance the value of our brand. Our integrated approach to brand management and promotion combines advertising, sponsorships, promotions and public relations to create programs that build active preference for products carrying our brand, promote product usage, increase product acceptance, and support cardholder acquisition and retention. For merchants, we work to ensure that the Visa brand represents timely and guaranteed payment, as well as a way to increase their business profitably. For our customers, our marketing is designed to support their card issuance, activation and usage efforts while complementing and enhancing the value of their own brands. For cardholders, we work to ensure that Visa is a symbol of security, convenience and acceptance. By emphasizing these core attributes of our brand, we aim to reinforce the recognition that Visa is the “World’s Best Way to Pay.”

Advertising plays a critical role in building brand awareness and equity, as well as communicating the benefits of our brand and Visa branded payment products. Through our advertising campaigns, we strive to provide a consistent, recognizable and compelling message that supports our brand positioning. During 2006, we launched our “Life Takes Visa” brand campaign in the United States, reinforcing our brand promise to deliver innovative products and services that empower our cardholders to experience life and business their way and on their terms. In other regions, we promote these same brand messages through tailored regional and country-specific advertising campaigns, such as our “All It Takes” campaign in Visa AP and our “La Vida es Ahora” campaign in Visa LAC.

We establish global marketing relationships to promote the Visa brand and to allow customers to conduct marketing programs in conjunction with major sporting and entertainment events. Through these marketing relationships, our customers may develop marketing programs that include the Visa brand and mention our sponsorship status. Our primary global sponsorship platform is the Olympic Games, for which we have been the exclusive payment card sponsor since 1986. Approximately 1,200 customers in 46 countries, including 12 members of Visa Europe, executed Visa marketing programs in conjunction with the 2006 Torino Games. Our current commitment to the Olympic Games extends through the 2008 Beijing Olympic Games, the 2010 Vancouver Olympic Games, and the 2012 London Olympic Games. We also maintain major sponsorships with the Paralympic Games and the Rugby World Cup. In addition, we engage in marketing and sponsorship activities around other national and local events or with associations and companies to provide customized marketing platforms to customers in certain countries and regions.

Our customer and business partner marketing consulting services provide customized advice and support to improve our customers’ cardholder acquisition, cardholder retention and product usage efforts. We conduct strategic reviews of our customers’ marketing activities and portfolio management practices, help them develop acquisition and retention programs, develop marketing for new products, conduct market segmentation analysis, and perform other consultative services. In addition to customized consulting projects, we offer training to provide our customers with an understanding of best practices for managing their payments business.

We also provide marketing support to our customers through our support of Visa co-branded and affinity card programs. Co-branded cards are payment cards bearing the brand marks of an issuer and a marketing partner, usually a merchant, while affinity cards generally bear the marks or logos of charitable, professional, educational or civic organizations.

Our merchant marketing activities bring added value to our merchant partners through the development of marketing programs customized for specific merchants and industry segments. These programs, which we develop in conjunction with merchants, generate awareness for new acceptance channels and locations and increase cardholder spending and merchant sales revenue through special offers and promotions.

Merchant Acceptance Initiatives

Merchants play a vital role in our payments network, and we work continuously to build our merchant acceptance and enhance our relationships with merchants that accept Visa branded cards. As of December 31, 2006, our customers reported that our cards were accepted at more than 26 million merchant outlets around the world.

We aim to maintain and expand our merchant base by focusing on the needs of merchants and consumers and enhancing our programs to increase acceptance in attractive and fast-growing segments, such as bill payment. Our efforts to address these needs include supporting the development of technological innovations, delivering value-added information services, such as the Visa Incentive Network, and evaluating potential modifications to our operating rules and interchange rates to enhance the value of our payments network compared to other forms of payment. In the United States for example, the Visa Small Ticket Payment Service provides a special interchange rate category and No Signature Required programs eliminate the requirement for a cardholder signature for certain small-value transactions in a number of everyday spend categories, including quick-service restaurants, movie theatres, and public transit. Under this program, the merchant will be protected against no signature chargebacks. We believe these initiatives have resulted in a faster check-out process, a reduction in merchants’ operating expenses, increased merchant acceptance and greater transaction volume in these categories.

For certain merchant segments, we have modified our rules to accommodate their specific business practices and facilitate their acceptance of Visa cards. For example, the International Airline Program enables airlines with operations in multiple countries to consolidate their acquiring relationship and simplify the submission of transaction information.

We enter into arrangements with certain merchants under which these merchants receive monetary incentives and rebates for acceptance of products carrying our brands and increasing their payments volume of products carrying our brands or indicating a preference for our cards.

High volume merchants that operate in a multi-lane retail environment where speed and reliability at the point of sale are critical can use Visa Merchant Direct Exchange, which provides a single, secure and extensible Internet Protocol (IP)-based connection to the VisaNet network for all entities connected to Visa U.S.A. and Visa Canada, and which allows each of these entities or endpoints to securely exchange proprietary data with us and each other.

We continue to respond to the needs of merchants in order to enhance the efficiency of the Visa payments network for the benefit of all network participants. For example, in 2006, we enabled merchants in the United States to obtain copies of key provisions of our U.S. Operating Regulations, thereby increasing access to the rules and procedures that govern merchant participation in our system. We also published our U.S. interchange rate schedule and made our U.S. interchange rate qualification guide available to merchants in an effort to educate merchants about the structure of our customer interchange rates and the criteria that determine the specific rate for which a given transaction qualifies.

Membership Standards

Visa International, Visa U.S.A. and Visa Canada are non–stock corporations, which are directly or indirectly owned by their financial institution members. The membership interests carry not only voting and economic rights, but an important license right so that our financial institution members can participate in and benefit from the Visa payments system. As a result of the proposed restructuring, the membership interests in Visa International, Visa U.S.A. and Visa Canada will be split into two portions—an economic and voting interest, which will be exchanged in the restructuring for shares of Visa Inc. common stock and a continuing nonvoting, with limited exceptions, non-economic license right, which will enable the financial institution to continue to participate in the Visa payment network. While the membership interests will no longer have voting, with limited exceptions or economic rights, by retaining the membership structure at the subsidiary level, we believe that we retain important flexibility in operating our network through our operating regulations and rules, which benefits us, our member/customers, cardholders and merchants. Throughout this section, we refer to our financial institution customers as “members.”

Our members are generally required to be financial institutions or other deposit-taking institutions organized under local banking laws or wholly owned by such institutions. Principal members that are financial institutions may participate in the full range of membership functions, such as soliciting cardholders and issuing cards, soliciting and signing merchants and acquiring merchant transactions. Principal members may also sponsor other financial institutions for levels of membership that involve more limited participation in our network.

Rulemaking and Enforcement

In general, our members are granted licenses to use our brands and access to our transaction processing systems. Our members are obligated to honor rules and standards established by us, which apply to their use of our branded programs and their participation in our transaction processing system. Variations on such rules and standards may exist in different regions and countries to meet the needs of local markets. We require our members to comply with these rules, which relate to such matters as the use of our brands and trademarks, the standards, design and features of payment cards and programs, merchant acquiring activities, including acceptance standards applicable to merchants, use of agents, disputes between members, risk management, guaranteed settlement, member financial failures and allocation of losses among members.

We establish dispute resolution procedures between members relating to specific transactions. For example, after a transaction is presented to an issuer, the issuer may determine that the transaction is invalid for a variety of reasons, including fraud. If the issuer believes there is a defect in a transaction, the issuer may return, or charge back, the transaction to the acquirer. We enforce rules relating to chargebacks and act as an arbitrator of last resort with respect to chargeback disputes.

Member Risk Management

We indemnify our members for any loss suffered due to the failure of a member to fund its daily settlement obligations because of technical problems, liquidity shortfall, insolvency or other reasons. In certain instances we indemnify members even in situations in which a transaction is not processed by our system. No material loss related to settlement risk was incurred for fiscal 2006, 2005 or 2004.

To manage our exposure in the event our members fail to fund their settlement obligations, we have a member risk policy with a formalized set of credit standards and risk control measures. Members with significant settlement exposure are evaluated regularly to assess risk. In certain instances, we may require a member to post collateral, typically in cash equivalents, government securities, letters of credit or guarantees in order to ensure their performance of settlement obligations. If a member becomes unable or unwilling to meet its obligations, we are able to draw upon such member’s collateral in order to minimize any potential loss. We may also apply other risk control measures, such as blocking the authorization and settlement of transactions, limiting the use of certain types of agents, prohibiting initiation of acquiring relationships with certain high risk merchants or suspending or terminating a membership. The exposure to settlement losses not covered by member collateral is accounted for as a settlement risk guarantee. The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures.

Payment System Integrity

The integrity of our payments system is affected by fraudulent activity and other illegal uses of our products. Fraud is most often committed in connection with lost, stolen or counterfeit cards or stolen account information resulting from security breaches of systems that store cardholder or account data, including systems operated by merchants, financial institutions and other third-party data processors. Fraud is also more likely to occur in association with transactions where the card is not present at the point of sale, such as electronic commerce, mail order and telephone order transactions. Security and cardholder authentication for these remote channels are particularly critical issues facing our members and merchants that engage in these forms of commerce, where a signed cardholder sales receipt is generally unavailable.

Our fraud detection and prevention offerings include Verified by Visa, a global Internet authentication product, which permits cardholders to authenticate themselves to their issuing financial institution using a unique personal code; Visa Advanced Authorization, which adds additional fraud detection capability by adding real-time risk scores to authorization messages; and chip and pin programs that have been demonstrated to reduce the incidence of certain types of fraud at physical point of sale locations. We have also implemented rules that require the use of more secure PIN encryption standards for ATMs and point-of-sale PIN entry devices installed after 2002 and 2003, and we have recently mandated that all PINs transmitted through VisaNet to the issuer be encrypted by the Triple DES, or Data Encryption Standard by July 1, 2010.

We also operate several merchant compliance programs to help ensure the integrity of our payments system. In a cooperative industry effort, we co-founded the Payment Card Industry, or PCI, Data Security Standards Council in 2006, an independent council that is chartered with leading and managing the evolution of data security standards for the payments industry. In December 2006, we announced that in the United States we would offer $20 million in financial incentives and create new sanctions in an effort to further merchant compliance with this industry standard. The new effort, called the Visa PCI Compliance Acceleration Program, targets the acquirers responsible for the largest 1,200 merchants in the United States—known as Level 1 and 2 merchants—which each process more than one million Visa transactions a year. These merchants accounted for approximately two-thirds of Visa’s U.S. transaction volume in calendar year 2006. The initiative’s goal is to eradicate the storage of full-track data—all of the data on the magnetic stripe on a payment card, including account number, issuer and, often, the name of the cardholder, CVV2 data—the 3 digit code on the back of the card and PIN data and improve PCI compliance among this group of merchants.

In 2006, we began upgrading all connections to VisaNet with encryption capabilities to protect data that is transferred to and from VisaNet, and began performing data content analysis to ensure proper data safe-keeping and purging of obsolete data. In 2006, we also began developing a web-based tool that will replace our legacy risk-identification system to better assist members in their identification and monitoring of high-risk relationships.

Interchange

Interchange represents the transfer of value between the financial institutions participating in an open-loop payments network such as ours. On purchase transactions, interchange passes from acquirers to issuers reflecting the costs issuers bear and the value they provide to the Visa system with respect to bringing cardholders into the Visa system, guaranteeing payments, servicing accounts and performing other activities that support cardholder spending. In ATM transactions, the situation is typically reversed and interchange fees pass from issuers to acquirers to offset the acquirers’ costs of ATM deployment and the value they provide in establishing ATM networks of attractive geographic scale and functionality. We establish default interchange rates, although our customers may choose to establish different bilateral or multilateral interchange rates. Although we administer the collection and remittance of interchange fees through the settlement process, we generally do not receive any portion of the interchange fees.

We believe the default interchange rates we use promote the efficient operation of our payments network by enabling both the issuer and acquirer to understand the economics of a given transaction before entering into it, and by eliminating the need for each of our customers to negotiate transfer pricing with each other. By establishing and modifying default interchange rates in response to marketplace conditions and strategic demands, we seek to ensure a competitive value proposition for transactions using our cards in order to encourage electronic transactions and to maximize participation in the Visa payments system by issuers and acquirers and, ultimately, consumers and merchants. Proper management of interchange rates benefits consumers, merchants, our customers and us by promoting the overall growth of our payments network in competition with other payment card systems and other forms of payment, and creating incentives for innovation, enhanced data quality and security.

Interchange rates, including our default interchange rates, have become subject to increased regulatory scrutiny in recent years. In certain countries, such as Australia and Mexico, interchange rates have been adjusted in advance of, or in response to, government regulation. We are currently devoting substantial management and financial resources to explain the importance of and defend interchange fees and other legal and regulatory challenges we face relating to interchange fees. See “—Legal and Regulatory Proceedings—Global Interchange Proceedings” and “Risk Factors—Interchange fees are subject to significant legal and regulatory scrutiny worldwide, which may have a material adverse impact on our revenue, our prospects for future growth and our overall business.”

Merchant Discount Rates. Acquirers generally charge merchants a fee for each transaction, called the “merchant discount.” Acquirers charge a merchant discount, which would typically cover costs they incur for participation in four-party payments networks, including those relating to interchange, and compensate them for various other services they provide to merchants. Merchant discount rates and other merchant fees are set by our acquirers without our involvement and by agreement with their merchant customers and are established in competition with other acquirers, other payment card systems and other forms of payment. We do not establish or regulate merchant discount rates or any other fees charged by our acquirers.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary technology.

We own a number of valuable trademarks and designs, which are essential to our business, including Visa, Interlink, PLUS, Visa Electron, the “Winged V” design, the “Dove” design and the “Bands Design—Blue, White & Gold” design. We also own numerous other valuable trademarks and designs covering various brands, programs and services we offer to support our payment programs and related services. Through agreements with our customers, we authorize and monitor the use of our trademarks in connection with participation in our payments network.

In addition, we own a number of patents and patent applications relating to payments solutions, transaction processing, security systems and other matters.

Competition

We compete in the global payment marketplace against all forms of payment, including paper-based forms (principally cash and checks) card-based payments—credit cards, charge cards, deferred debit, debit cards, including ATM cards, prepaid cards, private label cards and other types of general-purpose and limited-use cards and other electronic payments—wire transfers, electronic benefits transfers, Automated Clearing House payments, electronic data interchange, and other forms of electronic payment not typically tied to a payment card or similar access device.

Within the general purpose payment card industry, we face substantial and intense competition worldwide. The leading global card brands in the general purpose payment card industry include Visa, MasterCard, American Express and Diners Club. Other general purpose card brands are more concentrated in specific geographic regions, such as JCB in Asia and Discover in the United States. In certain countries, our competitors have leading positions, such as JCB in Japan and China Union Pay in China, which is the sole domestic payment processor and operates the sole domestic acceptance mark in China due to local regulation. We also compete against private-label cards, which can generally be used to make purchases solely at the sponsoring retail store, gasoline retailer or other merchant.

In the debit card market segment, Visa and MasterCard are the primary global brands. In addition, our Interlink and Visa Electron brands compete with Maestro, owned by MasterCard and various regional and country-specific debit network brands, such as STAR, owned by First Data, PULSE, owned by Discover, NYCE, owned by Metavante, and others in the United States; Interac in Canada; and EFTPOS in Australia. In addition to our PLUS brand, the primary cash access card brands are Cirrus, owned by MasterCard, and many of the online debit network brands referenced above. In many countries, local debit brands are the primary brands, and our brands are used primarily to enable cross-border transactions, which typically constitute a small portion of overall transaction volume.

Some of our major competitors, including American Express and Discover, operate closed-loop systems. Closed-loop systems can benefit from direct access to consumer and merchant information, and they tend to have greater control over cardholder service than do operators of open-loop payments networks, like Visa, which depend on their financial institution customers to provide products and services directly to the cardholder. In recent years, the major closed-loop systems, American Express and Discover, have begun working directly with issuing and acquiring financial institutions, thus emulating certain aspects of the open loop system, including setting transfer pricing.

In addition, we compete against companies that are developing and implementing alternative payments networks. Among other things, these competitors provide Internet currencies that can be used to buy and sell goods online, virtual checking programs that permit the direct debit of consumer checking accounts for both online and point-of-sale transactions and services that support payments to and from proprietary accounts for Internet, mobile commerce and other applications. A number of these new entrants rely principally on the Internet to support their services, and may enjoy lower costs than we do. In mobile commerce, we also face competition from established network operators who may be in a position to enable mobile devices to process electronic payments or transfer money, and to use their existing billing systems to process these payments and transfers between their customers and third parties without our involvement.

Our Visa Debit Processing Service is a major provider of issuer processing services for United States issuers of Visa debit, prepaid and ATM products, and thus also competes with third party processors, such as First Data Corporation and Total System Services.

We believe that the primary factors affecting our competitive position in the payments industry include:

•	our ability to maintain the quality and integrity of our transaction processing systems;

•	our relationships with our customers;

•	our relationships with merchants;

•	the impact of existing litigation, legislation and government regulation;

•	pricing to our customers;

•	the impact of globalization and consolidation of financial institutions and merchants; and

•	our ability to develop and implement new payment programs, systems and technologies.

Litigation has and may continue to affect our ability to compete in the global payments industry. For example, as a result of the June 2003 settlement of a U.S. merchant lawsuit against Visa U.S.A. and MasterCard, merchants may choose not to accept U.S.-issued Visa debit cards in the United States while still accepting Visa-branded credit cards, and vice versa. In addition, following the final judgment in our DOJ litigation, members of Visa U.S.A. may issue certain payment cards that compete with Visa-branded cards, such as American Express or Discover, while remaining Visa members. Since this final judgment, several members of Visa U.S.A., including, but not limited to, Bank of America, Citibank, HSBC/Metris, U.S.A.A., Barclaycard U.S., GE Consumer Finance, First Bank & Trust, Credit One, Central National Bank & Trust, and Brenham National Bank, have begun to issue, or have announced that they will issue, American Express or Discover-branded cards. Outside of the U.S., our customers have historically been permitted to issue American Express cards, as well as the cards of other competing general purpose card networks.

The banking industry has undergone consolidation, and we expect this trend to continue. A customer financial institution with a substantial part of our portfolio may be acquired by an institution that has a strong relationship with a competitor, resulting in a substantial loss of business. Because continued consolidation in the banking industry results in fewer financial institutions of increased size, the bargaining power of the remaining financial institutions increases.

Government Regulation

Government regulation impacts key aspects of our business. We are subject to government regulation of the payments industry in the many countries in which our cards are used. Our customers are also subject to numerous regulations applicable to banks and other financial institutions in the United States and elsewhere, and as a consequence our business is affected by such regulations. In recent years our business has come under increasing regulatory scrutiny. In particular, interchange fees associated with open loop payments systems such as ours are being reviewed or challenged in various jurisdictions in which our cards are used.

As the volume of card-based payments has grown rapidly in recent years, interchange fees, including our default interchange rates, have become subject to increased regulatory scrutiny worldwide. We believe that regulators are increasingly adopting a similar approach to interchange fees and, as a result, developments in any one jurisdiction may influence regulators in other jurisdictions. Interchange fees and related practices are being or have been reviewed by regulatory authorities and/or central banks in a number of jurisdictions, including the United States, the European Union, Australia, Brazil, Colombia, Hungary, Mexico, Norway, Poland, Portugal, Romania, Singapore, South Africa, Spain, Sweden, Switzerland and the United Kingdom. In certain countries, such as Australia and Mexico, interchange rates have been adjusted in anticipation of, or in response to, government regulation. Interchange fees have been the topic of recent committee hearings in the U.S. House of Representatives and the U.S. Senate. Individual state legislatures in the United States are also reviewing interchange fees, and legislators in a number of states have proposed bills that purport to limit interchange fees or merchant discount rates or to prohibit interchange fees or merchant discount rates from being applied to portions of a transaction. The topic of interchange fees has also been raised in conferences held by a number of Federal Reserve Banks. In addition, the Merchants Payment Coalition, a coalition of trade associations representing businesses that accept credit and debit cards, is mounting a challenge to interchange fees in the United States by seeking legislative and regulatory intervention.

Most jurisdictions in which our customers and we operate have implemented, amended or have pending anti-money laundering regulations. In 2002, we and our customers became subject to the provisions of the U.S.A. PATRIOT Act, which requires the creation and implementation of comprehensive anti-money laundering programs. Our anti-money laundering program must be reasonably designed to prevent our payments system from being used to facilitate money laundering and the financing of terrorist activities. Our program must, at a minimum, include the designation of a compliance officer; provide for the training of employees regarding anti-money laundering responsibilities; provide internal policies, procedures and controls to mitigate money laundering risks; and be independently audited.

Visa International and Visa U.S.A. are subject to regulations imposed by the OFAC. OFAC restricts financial dealings with Cuba, Iran, Myanmar and Sudan, as well as financial dealings with certain third parties, such as identified money laundering fronts for terrorists or narcotics traffickers. While Visa prohibits financial institutions that are domiciled in those countries or are restricted parties from being Visa members, many Visa International members are non-U.S. financial institutions, and thus are not subject to OFAC restrictions. Accordingly, our payments network may be used with respect to transactions in or involving countries or parties subject to OFAC-administered sanctions.

In recent years, a number of regulations relating to the price of credit have been implemented in some jurisdictions in which our cards are used. In the United States, regulators and the U.S. Congress have increased their scrutiny of our customers’ pricing and underwriting standards relating to credit. For example, a number of regulations have been issued to implement the U.S. Fair and Accurate Credit Transactions Act, and other regulations are expected to be issued in 2007. One such regulation pertaining to risk-based pricing could have a significant impact on the application process for credit cards and result in increased costs of issuance and/or a decrease in the flexibility of card issuers to set the price of credit. In addition, the U.S. Senate Permanent Subcommittee on Investigations is expected to consider the methods used to calculate finance charges and allocate payments received from cardholders and the methods by which default interest rates, late fees and over-the-credit-limit fees are determined, imposed and disclosed. Any regulation in this regard could impact our customers’ ability to issue profitably cards in certain segments and impact our payments volume and revenue.

Our customers and we are subject to regulations related to privacy, data use and security in the jurisdictions in which we do business. For example, in the United States, our customers and we are respectively subject to the banking regulators’ information safeguard rules and the Federal Trade Commission’s rules under the Gramm-Leach-Bliley Act. These rules require that our customers and we develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate to our size and complexity, the nature and scope of our activities and the sensitivity of any customer information at issue.

In recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. In the United States, a number of bills have been introduced in Congress and there have been several Congressional hearings to address these issues. Congress is considering data security/data breach legislation which, if implemented, could affect our customers and us. In addition, a number of U.S. states have enacted security breach legislation, requiring varying levels of consumer notification in the event of a security breach, and several other states are considering similar legislation.

Governments in certain countries have acted, or could act, to provide resources or protection to selected national payment card providers or national payment processing providers to support domestic competitors or to displace us from, prevent us from entering into, or substantially restrict us from participating in, particular geographic markets. For example, our customers in China are not permitted to issue cards carrying our brands for domestic use in China. Governments in certain countries that were formerly part of the Soviet Union have considered similar restrictions from time to time.

Many jurisdictions in which our customers and we operate are considering, or are expected to consider, legislation with regard to Internet transactions, and in particular with regard to choice of law, the legality of certain e-commerce transactions, the collection of applicable taxes and copyright and trademark infringement. If implemented, these initiatives could require our customers and us to monitor, filter, restrict or otherwise oversee various categories of payment card transactions or to take other actions. For example, we expect regulations to be promulgated in 2007 pursuant to recently enacted U.S. legislation regarding Internet gambling, which will require our customers and us to code and block certain types of Internet gambling transactions. Various U.S. regulatory agencies are also considering additional regulation covering capital requirements, privacy, disclosure rules, security and marketing, which could impact our customers and us directly. Increases in fraud or other illegal activity involving our cards could also lead to regulatory intervention, such as mandatory card re-issuance.

Certain of our operations in the United States are periodically reviewed by the Federal Financial Institution Examination Council to ensure our compliance with applicable data integrity and security requirements. In recent years, the federal banking regulators in the United States have adopted a series of regulatory measures intended to require more conservative accounting, greater risk management and higher capital requirements for bank credit card activities, particularly in the case of banks that focus on subprime cardholders. Government regulators may determine that we are a systemically important payments system and impose settlement risk management requirements on us, including new settlement procedures or other operational rules to address credit and operational risks or new criteria for customer participation and merchant access to our payments system. In addition, outside of the United States, a number of jurisdictions have implemented legal frameworks to regulate their domestic payments systems. For example, regulators in Australia, Mexico, Colombia, Singapore, and Malaysia have been given statutory authority to regulate certain aspects of the payments systems in those countries.

Properties

As of December 31, 2006, we owned and leased approximately 2.1 million square feet of office and processing center space in 30 countries around the world, of which approximately 1.4 million square feet is owned and the remaining 700,000 square feet is leased. Our corporate headquarters is located in the San Francisco Bay Area and consists of four buildings that we own, totaling 940,000 square feet. We also own a 168,000 square foot office building in Miami, which serves as our Latin America regional headquarters.

In addition, we operate three processing centers: a processing center and an office facility in Colorado totaling 268,000 square feet, which we own, a processing center and office facility in Virginia, totaling 137,500 square feet, which we lease, and an 11,000-square-foot leased facility in Japan. In July 2006, we approved a plan to replace our leased processing center in the eastern United States by building a new 140,000 square foot processing center and a new 113,000-square-foot office building.

These facilities are believed to be suitable and adequate to support our business needs.

Employees

As of December 31, 2006, Visa International, Visa U.S.A., its majority controlled subsidiary Inovant, and Visa Canada had 5,612 employees worldwide. We consider our relationships with our employees to be good.

Customers

As of December 31, 2006, we had approximately 15,800 customer financial institutions. Operating revenues recognized as a result of fees paid, net of incentives, from our largest customer, JPMorgan Chase and its affiliates, were approximately $408.5 million in fiscal 2006 and $254.2 million in the six months ended March 31, 2007, or 11% and 11%, respectively, of Visa Inc.’s pro forma operating revenue. No other customer represented more than 10% of pro forma operating revenue.

Legal and Regulatory Proceedings

We are a party to legal and regulatory proceedings with respect to a variety of matters in the ordinary course of business. Some of these proceedings involve complex claims that are subject to substantial uncertainties and unspecified damages, therefore, the probability of loss and an estimation of damages are not possible to ascertain at present. Accordingly, we have not established reserves for any of these proceedings other than for the Currency Conversion Litigation and the GMRI, Inc. case, see “—Currency Conversion Litigation” and “—U.S. Merchant Opt-Out and Consumer Litigations.” Except for those matters described below, we do not believe that any legal or regulatory proceedings to which we are a party would have a material impact on our results of operations, financial position, or cash flows. Although we believe that we have strong defenses for the litigations and regulatory proceedings described below, we could in the future incur judgments or fines or enter into settlements of claims that could have a material adverse effect on our results of operations, financial position or cash flows.

Notwithstanding our belief, in the event we may be found liable in a large class-action lawsuit or on the basis of a claim entitling the plaintiff to treble damages or under which we were jointly and severally liable, charges we may be required to record could be significant and could materially and adversely affect our results of operations, cash flow and financial condition, or, in certain circumstances, even cause us to become insolvent, and result in a significant reduction in the value, or the complete loss, of your investment. Moreover, an adverse outcome in a regulatory proceeding could lead to the filing of civil damage claims and possibly result in damage awards in amounts that could be significant and could materially and adversely affect our results of operation, cash flow and financial condition or lead to the other results set forth above. For a discussion of certain risks related to legal and regulatory matters, see “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.”

U.S. Merchant Opt-Out and Consumer Litigations

Commencing in October 1996, several class action suits were brought by a number of U.S. merchants against Visa U.S.A. and MasterCard challenging certain aspects of the payment card industry under U.S. federal antitrust law. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York, In re Visa Check/MasterMoney Antitrust Litigation. The plaintiffs claimed that Visa U.S.A.’s “Honor All Cards” rule, which required merchants who accepted Visa cards to accept for payment every validly presented Visa card, and a similar MasterCard rule, constituted an illegal tying arrangement in violation of Section 1 of the Sherman Act. The plaintiffs claimed that Visa U.S.A. and MasterCard unlawfully tied acceptance of debit cards to acceptance of credit cards. The plaintiffs also claimed that Visa U.S.A. and MasterCard conspired to monopolize what the plaintiffs characterized as the alleged point-of-sale debit card market, thereby suppressing the growth of regional networks such as ATM payments systems. On June 4, 2003, Visa U.S.A. signed a settlement agreement to settle the claims brought by the plaintiffs in this matter, which the court approved on December 19, 2003. For a description of the settlement agreement, see Note 18 to our interim consolidated financial statements included herein. A number of class members appealed the District Court’s approval of the settlement. These appeals largely focused on the court’s attorneys’ fees award as well on the court’s ruling on the scope of the release set forth in the settlement agreement. On January 4, 2005, the Second Circuit Court of Appeals issued an order affirming the District Court’s approval of the settlement agreement. A petition for certiorari by two objectors was denied by the United States Supreme Court on May 16, 2005. Accordingly, the settlement is now final.

Several lawsuits were commenced by merchants who opted not to participate in the plaintiff class in In re Visa Check/MasterMoney Antitrust Litigation, including Best Buy Stores, CVS, Giant Eagle, Home Depot, Toys “R” Us and GMRI, Inc. The majority of these cases were filed in the U.S. District Court for the Eastern District of New York. Visa U.S.A. has entered into separate settlement agreements with all but one of these plaintiffs resolving their claims, and the District Court has entered orders dismissing with prejudice each of those plaintiffs’ complaints against Visa U.S.A. Only the action brought by GMRI, Inc. against Visa U.S.A. remains pending. On May 14, 2007, the plaintiff in the GMRI, Inc. case sought to amend its complaint and consolidate the case with Multidistrict Litigation 1720. See “—Covered Litigation—Interchange Litigation.” Visa U.S.A., Visa International, and several of their member banks named as defendants in Multidistrict Litigation 1720 opposed the plaintiff’s motion. On June 1, 2007, the plaintiff withdrew its request. On June 22, 2007, GMRI, Inc. filed suit against Visa International and various member banks of Visa U.S.A. and/or Visa International, alleging both the merchant opt-out claims at issue in GMRI’s suit against Visa U.S.A. and a number of the claims set forth in the class complaint filed in Multidistrict Litigation 1720 relating to interchange and Visa rules.

In addition, individual or multiple complaints have been brought in nineteen different states and the District of Columbia alleging state antitrust, consumer protection and common law claims against Visa U.S.A. and MasterCard (and, in one state, against Visa International) on behalf of putative classes of consumers. The claims in these actions largely mirror the allegations made in the U.S. merchant lawsuit and assert that merchants, faced with excessive merchant discount fees, have passed on some portion those fees to consumers in the form of higher prices on goods and services sold. Visa U.S.A. has been successful in the majority of these cases as courts have granted Visa U.S.A.’s motions to dismiss for failure to state a claim or plaintiffs have voluntarily dismissed their complaints. Specifically, courts in Arizona, the District of Columbia, Florida, Iowa, Kansas, Maine, Michigan, Minnesota, Nebraska, Nevada, New York, North Carolina, North Dakota, South Dakota, Tennessee, Vermont and Wisconsin have granted Visa U.S.A.’s motions and dismissed the complaints. The parties are awaiting a decision on Visa U.S.A.’s motion to dismiss in New Mexico. In California, the court granted Visa U.S.A. and Visa International’s demurrer, or motion to dismiss, with respect to claims brought under the Cartwright Act, but denied a similar motion with respect to Unfair Competition Law claims for unlawful, unfair, and/or fraudulent business practices. Visa U.S.A. and Visa International subsequently filed a motion for judgment on the pleadings seeking dismissal of those latter claims in light of the Proposition 64 amendments to the Unfair Competition Law. After oral argument, the court denied this motion on March 6, 2007. The California Court of Appeal rejected a petition seeking immediate review of that decision on June 7, 2007. In West Virginia, the action was brought against Visa U.S.A. by West Virginia’s attorney general as parens patriae for West Virginia consumers. The court denied Visa U.S.A.’s motion for summary judgment on October 14, 2005. On

February 14, 2006, Visa U.S.A. answered the West Virginia complaint and the parties began discovery. On April 10, 2007, the court issued a stay of discovery pending its ruling on an antitrust standing issue. On April 27, 2007, Visa U.S.A. and the State of West Virginia reached an agreement in principle to settle all claims against Visa U.S.A. A provision was recorded in Visa U.S.A.’s consolidated statement of operations in connection with this settlement.

On February 17, 2005, plaintiffs filed a complaint in Ohio state court on behalf of a putative class of consumers asserting claims under Ohio state antitrust and common laws. The claims in that action mirror those in the consumer actions described above but also name as co-defendants a purported class of merchants that were class members in In re Visa Check/MasterMoney Antitrust Litigation. Plaintiffs allege that Visa U.S.A., MasterCard and the class members in the U.S. merchant lawsuit conspired to attempt to monopolize an alleged debit card market by tying debit card acceptance to credit card acceptance. On October 7, 2005, plaintiffs filed a voluntary notice of dismissal of the Ohio complaint. Two similar actions also were filed in Tennessee state and federal court on February 17, 2005, but Visa U.S.A. and MasterCard were not named as defendants in those actions. The Tennessee state court action was refiled in federal court and both actions were transferred to the federal court for the Eastern District of New York on September 29, 2006, where they are proceeding.

In 2003, Visa U.S.A. established a litigation provision for the GMRI, Inc. case based on a calculation of what GMRI, Inc. would have received under the settlement of In re Visa Check/MasterMoney Antitrust Litigation if GMRI, Inc. had not opted out of that settlement.

Department of Justice Antitrust Case and Related Litigation

In October 1998, the U.S. Department of Justice, or DOJ, filed suit against Visa U.S.A., Visa International, and MasterCard in the U.S. District Court for the Southern District of New York alleging that both Visa U.S.A.’s and MasterCard’s governance structures and policies violated U.S. federal antitrust laws. First, the DOJ claimed that “dual governance”—the situation where an employee of a member financial institution also serves on the board of directors of Visa U.S.A. or MasterCard while a portion of its card portfolio is issued under the brand of the other association—was anti-competitive and acted to limit innovation within the payment card industry. Second, the DOJ challenged Visa U.S.A.’s bylaw 2.10(e), which prohibited financial institutions participating in Visa from issuing American Express or Discover cards, and challenged a similar MasterCard rule known as the Competitive Programs Policy, or CPP. The DOJ alleged that Visa U.S.A.’s bylaw 2.10(e) and MasterCard’s CPP acted to restrain competition.

On October 9, 2001, the District Court issued an opinion upholding the legality and pro-competitive nature of dual governance. However, the court also held that Visa U.S.A.’s bylaw 2.10(e) and MasterCard’s CPP constituted unlawful restraints of trade under the federal antitrust laws.

On November 26, 2001, the court issued a final judgment that ordered Visa U.S.A. to repeal bylaw 2.10(e) and enjoined Visa U.S.A. and Visa International from enacting or enforcing any bylaw, rule, policy or practice that prohibits its issuers from issuing general purpose credit or debit cards in the United States on any other general purpose card network. The final judgment also provided that from the effective date of the final judgment (October 15, 2004) until October 15, 2006, Visa U.S.A. and Visa International were required to permit any issuer with which they had entered into an agreement prior to the effective date of the final judgment, pursuant to which agreement the issuer committed to maintain a certain percentage of its general purpose card volume, new card issuance, or total number of cards in force in the United States on the Visa network, to terminate that agreement without penalty, provided that the reason for the termination was to permit the issuer to enter into an agreement with American Express or Discover. The final judgment imposed parallel requirements on MasterCard.

Visa U.S.A. and Visa International appealed the judge’s ruling with respect to bylaw 2.10(e). On September 17, 2003, a three-judge panel of the Second Circuit issued its decision upholding the District Court’s decision. On October 4, 2004, the Supreme Court denied Visa U.S.A. and Visa International’s petition for certiorari, thereby exhausting all avenues for further appeal in this case. The final judgment became effective by court order on October 15, 2004.

Discover and American Express have each filed suit against Visa U.S.A. and Visa International in the U.S. District Court for the Southern District of New York alleging, among other things, that Visa bylaw 2.10(e) and MasterCard’s CPP caused them injury under the U.S. federal antitrust laws. In connection with their respective claims, American Express and Discover have each requested that the District Court give collateral estoppel effect to the District Court’s findings in the judgment of the 1998 DOJ litigation. For a discussion of the Discover and American Express litigations, see “—Covered Litigation—The Discover Litigation” and “—Covered Litigation—The American Express Litigation.”

On January 10, 2005, MasterCard filed a motion in the U.S. District Court for the Southern District of New York in connection with the DOJ litigation, renewing an earlier challenge to a Visa U.S.A. bylaw that provides for a settlement service fee. To ensure payment of Visa U.S.A.’s settlement obligation in the In re Visa Check/MasterMoney Antitrust Litigation case, see “—U.S. Merchant Opt-Out and Consumer Litigation,” Visa U.S.A. adopted the settlement service fee in June 2003. The bylaw provides that the settlement service fee is to be paid by certain Visa U.S.A. members that shift a substantial portion of their offline debit volume to another debit brand unless that shift is to the American Express or Discover brands. MasterCard contended that the settlement service fee violates the final judgment in the DOJ litigation by effectively prohibiting Visa U.S.A. members from issuing MasterCard debit cards.

On August 18, 2005, the court issued an order appointing a special master to hear evidence regarding MasterCard’s challenge. An evidentiary hearing before the Special Master occurred in December 2005. The parties completed their post-hearing briefing to the Special Master in February 2006. In July 2006, the Special Master submitted his Findings of Fact and Conclusions of Law to the court, in which he concluded that Visa U.S.A. did not violate the final judgment in the DOJ action before October 15, 2004—the effective date of the Final Judgment—but that Visa U.S.A. did violate the final judgment by continuing to enforce the settlement service fee after October 15, 2004. The parties completed three rounds of briefing to the court in August 2006. In this briefing, Visa U.S.A. filed objections to the Special Master’s report and MasterCard asked the court to adopt the Special Master’s findings and conclusions. The court heard oral argument with respect to the proper scope of any remedy on April 23, 2007.

On June 7, 2007, the court issued an Opinion and Order holding that the settlement service fee violated the final judgment in the DOJ case as of October 15, 2004. On June 15, 2007, the court issued an Amended Opinion and Order, clarifying the remedy in the ruling. First, the court ordered Visa U.S.A. to repeal the settlement service fee bylaw. Second, the court gave any Visa U.S.A. debit issuer subject to the settlement service fee prior to its repeal who entered into an agreement that includes offline debit issuance with Visa U.S.A. on or after June 20, 2003 the right to terminate its agreement, provided that the issuer has entered into an agreement to issue MasterCard branded debit cards and the issuer repays to Visa U.S.A. any unearned benefits or financial incentives under its Visa U.S.A. agreement. Visa U.S.A. is analyzing the implications of the ruling for Visa U.S.A. and MasterCard and assessing next steps, including a possible appeal by Visa U.S.A. of the court’s ruling. On June 13, 2007, the parties entered into an agreement to toll the statute of limitations on certain potential claims MasterCard may have against Visa U.S.A. in connection with the settlement service fee. Pursuant to the court’s order, the settlement service fee bylaw was rescinded as of the effective date of the order. On June 29, 2007, Visa U.S.A. filed a notice of appeal to the Second Circuit Court of Appeals and on July 2, 2007, sought a stay pending appeal as to the contract termination portion of the court’s remedy. On July 13, 2007, the Second Circuit Court of Appeals issued a scheduling order for the appeal, which was subsequently modified by agreement of the parties. Visa’s appellate brief must be filed by August 27, 2007, and MasterCard’s response by September 26, 2007. Oral argument will likely occur sometime after early November 2007.

Global Interchange Proceedings

Interchange represents the transfer of value between the financial institutions participating in an open-loop payments network such as ours. On purchase transactions, interchange passes from acquirers to issuers, reflecting the costs issuers bear and the value they provide to the Visa system by bringing cardholders into the Visa system, guaranteeing payments, servicing accounts and performing other activities that support cardholder spending. In ATM transactions, the situation is typically reversed and interchange fees pass from issuers to acquirers to offset the acquirers’ costs of ATM deployment and the value they provide in establishing ATM networks of attractive geographic scale and functionality. We establish default interchange rates, and our customers may choose to establish different rates for transactions among themselves. Although we administer the collection and remittance of interchange fees through the settlement process, we generally do not receive any portion of the interchange fees. As described more fully below, our interchange rates and those of our customers are subject to regulatory or legal review and/or challenges in a number of jurisdictions. The increasing legal and regulatory scrutiny of interchange fees worldwide may have a material adverse impact on our revenue, our prospects for future growth and our overall business. For a description of certain risks relating to interchange fees, see “Risk Factors—Risks Related to Our Business—Legal and Regulatory Risks.”

United States. Approximately fifty class action and individual complaints have been filed on behalf of merchants against Visa U.S.A., Visa International and certain Visa U.S.A. member financial institutions alleging that their setting of interchange rates violates federal and state antitrust laws, among other antitrust allegations. The lawsuits have been transferred to a multidistrict litigation in the Eastern District of New York. For a discussion of these legal proceedings, see “—Covered Litigation—Interchange Litigation.”

New Zealand. The Commerce Commission, New Zealand’s competition regulator, filed a civil Statement of Claim in the High Court in Wellington on November 9, 2006, alleging that, among other things, the fixing of default interchange rates by Cards NZ Limited, Visa International, MasterCard, and certain Visa International member banks contravenes the New Zealand Commerce Act. On November 27, 2006, a group of New Zealand retailers filed a nearly identical claim against the same parties before the same tribunal. Both the Commerce Commission and the retailers seek declaratory, injunctive, and monetary relief. On March 2, 2007, Visa International filed statements of defense in both cases, denying liability for any cause of action. Both cases were transferred to the commercial list at the High Court in Auckland in April 2007, where the court is expected to set a timetable for further proceedings.

European Union. On September 29, 2000, the European Commission issued a “statement of objections” challenging Visa International’s cross-border EU default interchange rates under European Community competition rules. On July 24, 2002, the European Commission announced its decision to exempt Visa International’s default EU intra-regional/cross-border interchange rates from these rules based on certain changes to those rates proposed by Visa Europe. Among other things, in connection with the exemption decision, Visa Europe agreed to set a cap on these default interchange rates using a benchmark cost-based methodology that considers certain issuer costs. Visa Europe also agreed to reduce its default interchange rates for debit and credit transactions to amounts at or below certain specified levels. This exemption expires on December 31, 2007.

On June 13, 2005, the European Commission announced a sector inquiry into the financial services industry, which includes an examination of a number of aspects of payment systems, including interchange fees. On January 31, 2007, the European Commission released its final report on its sector inquiry into the payment card industry. In the report, the European Commission expresses concern about a large number of practices, including interchange fees and payment system rules, of a multiplicity of industry participants, and warns of possible regulatory proceedings or legislative action to address the concerns identified. However, the report does not indicate against whom any such regulatory action might be taken or what legislative changes might be sought.

United Kingdom Office of Fair Trading. On October 19, 2005, the Office of Fair Trading of the United Kingdom, or the OFT, issued a statement of objections against Visa International, Visa Europe, Visa UK and certain member banks challenging the default interchange rates applicable to consumer credit card, charge card and deferred debit card transactions in the U.K. The statement of objections set out the OFT’s view that the default interchange fee may infringe the U.K.’s Competition Act and Article 81 of the E.C. Treaty. In June 2006, the statement of objections was withdrawn. The OFT has begun a new investigation into the Visa entities’ U.K. domestic default interchange rates, among other things, although no formal proceedings have been initiated.

Other Jurisdictions. We are aware that regulatory authorities and/or central banks in certain other jurisdictions, including Brazil and Colombia, are reviewing Visa International’s and/or its members’ interchange fees and/or related practices and may seek to regulate the establishment of such fees and/or such practices.

Covered Litigation

Visa U.S.A. and Visa International are parties to certain legal proceedings discussed below that are subject to the retrospective responsibility plan, which we refer to as the covered litigation. The retrospective responsibility plan determines how and to what extent certain members of Visa U.S.A. will assume responsibility for potential liability under the covered litigation. For a description of the retrospective responsibility plan, see “The Global Restructuring Agreement—The Restructuring—The Retrospective Responsibility Plan.”

The Discover Litigation

On October 4, 2004, Discover Financial Services, Inc. filed a complaint against Visa U.S.A., Visa International and MasterCard. The complaint was filed in the U.S. District Court for the Southern District of New York and was designated as a related case to the DOJ litigation, and was assigned to the same judge who issued the DOJ decision described above. See “—Department of Justice Antitrust Litigation and Related Litigation.” The complaint alleges that the implementation and enforcement of Visa’s bylaw 2.10(e) and MasterCard’s CPP, as well as Visa’s “Honor All Cards” rule–which require merchants who accept Visa cards to accept for payment every validly presented Visa card–and a similar MasterCard rule violated Sections 1 and 2 of the Sherman Act as well as California’s Unfair Competition Act in an alleged market for general purpose card network services and an alleged market for debit card network services. The complaint also challenges Visa’s no surcharge rule, and a similar MasterCard rule, under the same statutes. On December 10, 2004, Visa U.S.A. and Visa International moved to dismiss the complaint in its entirety for failure to state a claim. In lieu of filing its opposition papers to this motion, Discover filed an amended complaint on January 7, 2005. In the amended complaint, Discover dropped some of its claims, including its challenge against the no surcharge rule and its claims under California’s Unfair Competition Law, but continued to allege that the implementation and enforcement of Visa U.S.A.’s bylaw 2.10(e), MasterCard’s CPP, and the Honor All Cards rule violated Sections 1 and 2 of the Sherman Act. On June 7, 2007, Discover filed a Second Amended Complaint, which eliminated allegations related to the “Honor All Cards” rule, dropped attempted monopolization and monopolization claims against MasterCard and Visa International to conform to the court’s rulings on motions to dismiss, and made technical change to names of the plaintiffs.

Specifically, Discover claimed that Visa U.S.A.’s bylaw 2.10(e) unreasonably restrained trade by prohibiting financial institutions that were members of Visa U.S.A. from issuing payment cards on the Discover network in the United States. Discover requested that the District Court apply collateral estoppel with respect to the court’s final judgment in the DOJ litigation and enter an order that bylaw 2.10(e) and the CPP have injured competition and caused injury to Discover. Discover seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs. On February 7, 2005, Visa U.S.A. and Visa International moved to dismiss Discover’s amended complaint in its entirety for failure to state a claim. On April 14, 2005, the District Court denied, at this stage in the litigation, Discover’s request to give collateral estoppel effect to the findings in the DOJ litigation. However, the District Court indicated that Discover may refile a motion for collateral estoppel after discovery. Under the doctrine of collateral estoppel, a court has the discretion to preclude one or more issues from being relitigated in a subsequent action if: (1) the same issues were actually litigated and determined in the prior action; (2) proof of those issues was necessary to reach the prior judgment; and (3) the party to be estopped had a full and fair opportunity to litigate those issues in the prior action. Accordingly, if the District Court were to give effect to collateral estoppel on one or more issues in the future, then significant elements of plaintiff’s claims would be established, thereby making it more likely that Visa U.S.A. and Visa International would be found liable and making the possibility of an award of damages more likely. In the event all issues are subsequently decided against Visa U.S.A. and Visa International in dispositive motions during the course of the litigation, then there is the possibility that the sole issue remaining will be whether a damage award is appropriate and, if so, what the amount of damages should be. On July 24, 2007, Discover served its expert’s report seeking substantial damages.

Also on April 14, 2005, and in subsequent rulings, with respect to the alleged market for general purpose card network services, the District Court denied Visa U.S.A.’s motion to dismiss Discover’s Section 1 conspiracy to restrain trade claims and Section 2 monopolization, attempted monopolization and conspiracy to monopolize claims that were based upon the conduct described above. On October 24, 2005, the court granted Visa International’s motion to dismiss Discover’s attempted monopolization and monopolization claims against it, because plaintiffs did not allege that Visa International individually had sufficient market share to maintain these claims. On November 9, 2005, the court denied Visa U.S.A. and Visa International’s motion to dismiss Discover’s claims based upon effects in an alleged debit market. On November 30, 2005, Visa U.S.A. and Visa International answered the amended complaint. On February 1, 2006, the District Court issued a case management order establishing a discovery schedule for this action, which ordered that fact discovery shall be completed by February 1, 2007. Subsequently the District Court extended the completion of fact discovery to May 31, 2007. At a hearing on April 25, 2007, the District Court set a trial date of September 9, 2008 for both the Discover Litigation and the American Express Litigation. The court also established deadlines and procedures for motions practice and expert discovery.

The American Express Litigation

On November 15, 2004, American Express Travel Related Services Company, Inc. filed a complaint against Visa U.S.A., Visa International, MasterCard and eight Visa U.S.A. and Visa International member financial institutions (JPMorgan Chase & Co., Bank of America Corp., Capital One Financial Corp., U.S. Bancorp, Household International Inc., Wells Fargo & Co., Providian Financial Corp., and U.S.A.A. Federal Savings Bank). Subsequently, U.S.A.A. Federal Savings Bank, Bank of America Corp., and Household International Inc. announced settlements with American Express and were dismissed from the case. The complaint, which was filed in the U.S. District Court for the Southern District of New York, was designated as a related case to the DOJ litigation and was assigned to the same judge. See “—Department of Justice Antitrust Case and Related Litigation.” The complaint alleges that the implementation and enforcement of Visa U.S.A.’s bylaw 2.10(e) and MasterCard’s CPP violated Sections 1 and 2 of the Sherman Act in an alleged market for general purpose card network services and an alleged market for debit card network services. Specifically, American Express claimed that bylaw 2.10(e) and the CPP unreasonably restrained trade by prohibiting financial institutions that were members of Visa U.S.A. and/or MasterCard from issuing payment cards on the American Express network. American Express also alleges that Visa U.S.A.’s and MasterCard’s issuing contracts with its members constitute exclusive dealing agreements that violate the Sherman Act and/or that the defendants conspired to enter into those agreements to foreclose American Express from the market. American Express alleges that Visa, MasterCard and their members conspired with one another to bring about these alleged antitrust violations and are jointly and severally liable for the alleged violations. American Express seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs.

On January 14, 2005, Visa U.S.A. and Visa International filed a motion to dismiss the complaint for failure to state a claim. American Express requested that the court apply collateral estoppel with respect to its final judgment in the DOJ litigation. On April 14, 2005, the District Court denied, at this stage in the litigation, American Express’ request to give collateral estoppel effect to the findings in the DOJ litigation. However, the court indicated that American Express may refile a motion for collateral estoppel after discovery. As with the lawsuit brought by Discover that is described in the preceding section, if the court were to give effect to collateral estoppel on one or more issues in the future, then elements of plaintiff’s claims would be established, thereby making it more likely that we would be found liable and making the possibility of an award of damages more likely. In the event all issues are subsequently decided against Visa U.S.A. and Visa International in dispositive motions during the course of the litigation, then there is the possibility that the sole issue remaining will be whether a damage award is appropriate and, if so, what the amount of damages should be. In addition, that same day and in subsequent rulings, the court denied Visa U.S.A.’s motion to dismiss American Express’ Section 1 conspiracy to restrain trade claims and Section 2 conspiracy to monopolize claims that were based upon the conduct described above. On November 9, 2005, the court denied Visa U.S.A. and Visa International’s motion to dismiss American Express’s conspiracy to restrain trade claims in the alleged market for debit card network services. On November 30, 2005, Visa U.S.A. and Visa International answered the complaint. On February 1, 2006, the court issued a case management order establishing a discovery schedule for this action, which ordered that fact discovery shall be completed by February 1, 2007. Subsequently the District Court extended the completion of fact discovery to May 31, 2007. At a hearing on April 25, 2007, the District Court set a trial date of September 9, 2008 for both the Discover Litigation and the American Express Litigation. The court also established deadlines and procedures for motions practice and expert discovery. On July 24, 2007, American Express served its experts’ reports seeking substantial damages.

Attridge

On December 8, 2004, a complaint was filed in California state court on behalf of a putative class of consumers asserting claims against Visa U.S.A., Visa International and MasterCard under California’s Cartwright Act and Unfair Competition Law. The claims in this action, Attridge v. Visa U.S.A. Inc., et al., seek to piggyback on the portion of the DOJ antitrust litigation in which the U.S. District Court for the Southern District of New York found that Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy constitute unlawful restraints of trade under the federal antitrust laws. See “—Department of Justice Antitrust Case and Related Litigation.” After the plaintiff twice amended his complaint, Visa U.S.A., Visa International and MasterCard demurred to (moved to dismiss) the complaint and, at a hearing on November 2, 2005, the court dismissed plaintiff’s claims with leave to amend. On December 2, 2005, the plaintiff filed a third amended complaint. The defendants again demurred to (moved to dismiss) that complaint. On May 19, 2006, the court entered an order dismissing plaintiff’s Cartwright Act claims with prejudice but allowing the plaintiff to proceed with his Unfair Competition Law claims. On June 19, 2006, Visa U.S.A. and Visa International answered the third amended complaint. The parties are now moving forward with discovery.

Interchange Litigation

On October 8, 2004, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against Visa U.S.A. Inc., MasterCard, and several Visa U.S.A. member financial institutions alleging, among other things, that Visa U.S.A.’s and MasterCard’s interchange fees contravene the Sherman Act and the Clayton Act, Kendall v. Visa U.S.A. Inc., et al. The plaintiffs seek treble damages in an unspecified amount, attorneys’ fees and an injunction against Visa U.S.A. and MasterCard from setting interchange and engaging in joint marketing activities, which plaintiffs allege include the purported negotiation of merchant discount rates with certain merchants. On November 19, 2004, Visa U.S.A. filed an answer to the complaint. The plaintiffs filed an amended complaint on April 25, 2005. Visa U.S.A. moved to dismiss the complaint for failure to state a claim and, in the alternative, also moved for summary judgment with respect to certain of the claims. On July 25, 2005, the court issued an order granting Visa U.S.A.’s motion to dismiss and dismissed the complaint with prejudice. On August 10, 2005, the plaintiffs filed a notice of appeal. Plaintiffs’ opening appeal brief was filed on November 28, 2005. Visa filed its opposition brief to plaintiffs’ appeal on January 26, 2006 and plaintiffs filed their reply on February 23, 2006. The Ninth Circuit heard oral argument on the plaintiffs’ appeal on June 11, 2007. No ruling has been issued.

On May 6, 2005, a purported class action lawsuit was filed by a merchant, Animal Land Inc., against Visa U.S.A. in the U.S. District Court for the Northern District of Georgia, alleging that Visa U.S.A.’s no-surcharge rule violates Sections 1 and 2 of the Sherman Act. Plaintiff alleges that under the no-surcharge rule, merchants are not permitted to pass along to cardholders a discrete surcharge to account for the fees that the merchant pays in connection with Visa-branded payment card transactions. Plaintiff alleges that this rule causes the fees paid by merchants to be supracompetitive. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief. The Animal Land case has been transferred to the multidistrict litigation proceedings and is included in the First Amended Class Action Complaint discussed below.

On June 22, 2005, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court of Connecticut against MasterCard, Visa U.S.A., Visa International and a number of Visa U.S.A. and Visa International member banks alleging, among other things, that Visa’s and MasterCard’s purported setting of interchange fees violates Section 1 of the Sherman Act. In addition, the complaint alleges Visa’s and MasterCard’s purported tying and bundling of transaction fees also constitutes a violation of Section 1 of the Sherman Act. Since the filing of this complaint, there have been approximately forty-eight similar complaints, the majority styled as class actions, although ten complaints are on behalf of individual plaintiffs, filed on behalf of merchants against Visa U.S.A. and MasterCard, and in some cases, certain Visa U.S.A. and Visa International member banks, in federal courts in California, Connecticut, Kentucky, New Jersey, New York, Ohio, Pennsylvania, South Carolina and Wisconsin. Visa International was named as a defendant in more than thirty of these complaints. On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order transferring these cases to Judge Gleeson of the U.S. District Court for the Eastern District of New York for coordination of pre-trial proceedings. On April 24, 2006, the group of purported class plaintiffs filed a First Amended Class Action Complaint. Taken together, the claims in the First Amended Class Action Complaint and in the ten complaints brought on behalf of individual merchants are generally brought under Sections 1 and 2 of the Sherman Act. Specifically, the complaints contain some or all of the following claims: (i) that Visa’s and MasterCard’s setting of interchange fees (for both credit and offline debit transactions) violates Section 1 of the Sherman Act; (ii) that Visa and MasterCard have enacted and enforced various rules, including the no surcharge rule and purported anti-steering rules, in violation of Section 1 or 2 of the Sherman Act; (iii) that Visa’s and MasterCard’s purported bundling of the acceptance of premium credit cards to standard credit cards constitutes an unlawful tying arrangement; and (iv) that Visa and MasterCard have unlawfully tied and bundled transaction fees. In addition to the claims brought under federal antitrust law, some of these complaints contain certain state unfair competition law claims based upon the same conduct described above. These interchange-related litigations also seek treble damages in an unspecified amount (although several of the complaints allege that the plaintiffs expect that damages will range in the tens of billions of dollars), as well as attorneys’ fees and injunctive relief.

Visa U.S.A. and Visa International answered the First Consolidated Amended Class Action Complaint and the individual merchant complaints on June 9, 2006. The court has ordered that new fact discovery may proceed and such fact discovery is scheduled to be completed by November 30, 2007. Expert discovery is scheduled to be completed by July 18, 2008. Summary judgment and other pretrial motions are scheduled to be completed by November 24, 2008. On July 10, 2007, pursuant to a joint request by the parties, the court entered an amended scheduling order extending the deadline for fact discovery to June 30, 2008, expert discovery to February 20, 2009, and the deadline for completion of all summary judgment and other pretrial motions to March, 27, 2009.

Currency Conversion Litigation

Visa U.S.A. and Visa International are defendants in a series of actions, described in more detail below, that challenge how the price of using Visa-branded credit and/or debit/ATM cards to make transactions in a foreign currency or foreign country was set and disclosed. These actions include claims relating to the 1% fee that Visa U.S.A. and Visa International formerly assessed on members on transactions in foreign currencies, and claims relating to how Visa U.S.A. and Visa International set their base exchange rate. These cases are described in more detail below. These matters have been settled, although the settlement approval process is still proceeding.

The MDL Action

Visa U.S.A., Visa International, MasterCard, Citicorp Diners Club, Inc., or Diners Club, and several Visa U.S.A. and Visa International member financial institutions, and in some cases their affiliates and parents, are defendants in a number of federal class actions that allege, among other things, violations of federal antitrust laws based on an asserted 1% currency conversion “fee” assessed on members by the payment card networks on transactions involving the purchase of goods or services in a foreign currency. Pursuant to orders of the Judicial Panel on Multidistrict Litigation, the federal complaints have been consolidated or coordinated in MDL 1409 (In re Currency Conversion Fee Antitrust Litigation), which we refer to as the MDL Action, before Judge William H. Pauley III in the U.S. District Court for the Southern District of New York.

The operative pre-settlement complaint in the MDL Action alleges two theories of antitrust conspiracy under Section 1 of the Sherman Act: (i) an alleged inter-association conspiracy among MasterCard, together with its members, Visa U.S.A. and Visa International, together with their members, and Diners Club to fix currency conversion fees allegedly charged to cardholders of no less than 1% of the transaction amount and frequently more; and (ii) two alleged intra-association conspiracies, whereby each of Visa U.S.A./Visa International and MasterCard is claimed separately to have conspired with its members to fix currency conversion fees allegedly charged to cardholders of no less than 1% of the transaction amount and to facilitate and encourage institution—and collection—of second tier currency conversion surcharges. Visa U.S.A. and Visa International deny the allegations in the complaint. The complaint also asserts claims against some of the non-Visa defendants for violation of the federal Truth in Lending Act and/or violation of the South Dakota Consumer Protection Statutes.

Fact and expert discovery in this matter have closed. On November 12, 2003 plaintiffs filed a motion for class certification, which was granted on October 15, 2004. On March 9, 2005, Judge Pauley issued a decision on defendants’ motion to reconsider the class certification decision. The Judge ruled that the arbitration provisions in the cardholder agreements of several member bank defendants are valid as to all of the defendants and stayed those cardholders’ claims pending arbitration. Plaintiffs moved for further reconsideration, which was denied by Judge Pauley on June 16, 2005. In addition, Judge Pauley ruled that some cardholders of Citibank, Chase, and, in a ruling dated December 7, 2005, Diners Club, would not be required to arbitrate their claims. The 2005 rulings on class certification and arbitration were appealed, but the appeals are not currently under consideration.

On July 20, 2006, the parties entered into the settlement agreement discussed below under “The Currency Conversion Settlement Agreements.”

The Schwartz Action

Visa U.S.A., Visa International and MasterCard are defendants in Schwartz v. Visa International Corp. (sic), et al., Superior Court of the State of California, Alameda County, Case No. 822404-4, which we refer to as the Schwartz Action, in which the plaintiff purports to be acting on behalf of the general public. The lawsuit alleges that Visa U.S.A., Visa International, and MasterCard wrongfully imposed an asserted one percent currency conversion “fee” on every credit card transaction by U.S. MasterCard and Visa cardholders involving the purchase of goods or services in a foreign currency, and that such alleged “fee” is supposedly unfair, unlawful, unconscionable, and deceptive. Plaintiff contends that defendants’ alleged acts violate California’s Unfair Competition Law, California Business and Professions Code §§ 17200 et seq. The Schwartz Action claims that the alleged “fee” grossly exceeds any costs the defendants might incur in connection with currency conversions relating to credit card purchase transactions made in foreign countries and is not properly disclosed to cardholders. Visa U.S.A. and Visa International deny these allegations.

Trial of the Schwartz Action commenced on May 20, 2002 and concluded on November 27, 2002. On April 8, 2003, the trial court judge issued a final decision, finding that Visa U.S.A.’s and Visa International’s currency conversion process does not violate the Truth in Lending Act or regulations, nor is it unconscionably priced under California law. However, the judge found that the practice is deceptive under California law, and ordered that Visa U.S.A. and Visa International mandate that members disclose the currency conversion process to cardholders in cardholder agreements, applications, solicitations and monthly billing statements. The judge also ordered restitution to U.S. cardholders. The judge issued a decision on restitution on September 19, 2003, which requires a traditional notice and claims process in which consumers have approximately six months to submit their claims. The court issued its final judgment on October 31, 2003. Visa U.S.A. and Visa International appealed the judgment. The final judgment and restitution process were stayed pending this appeal. On August 6, 2004, the court awarded plaintiffs attorneys’ fees in the amount of $28.2 million, half to be paid by MasterCard and half by Visa U.S.A. and Visa International. Visa U.S.A. and Visa International subsequently filed a notice of appeal on the attorneys’ fee award. In February 2005, Visa U.S.A. and Visa International filed additional appellate briefing regarding the applicability of Proposition 64, which amended sections of California’s Unfair

Competition Law dealing with standing to bring claims on behalf of others, to this action. On September 28, 2005, the appellate court reversed the trial court, finding that the plaintiff lacked standing to pursue the action in light of Proposition 64. Plaintiff filed a petition for review with the California Supreme Court on November 7, 2005, which was granted on December 14, 2005.

On July 20, 2006, the parties entered into the settlement agreement discussed below under “—The Currency Conversion Settlement Agreements.” On March 21, 2007, the California Supreme Court dismissed plaintiffs’ petition for review of the Court of Appeal decision reversing the trial court’s judgment in favor of plaintiff. On March 22, 2007, the California Court of Appeal remanded the action to the trial court. On April 30, 2007, the California Court of Appeal dismissed the appeal and cross-appeals of the trial court’s award of attorneys’ fees in this matter, and remanded these matters to the trial court. On May 8, 2007, the trial court dismissed the Schwartz action in its entirety without prejudice.

The Shrieve Action

Visa U.S.A., Visa International and MasterCard are defendants in a putative nationwide class action (statewide as to MasterCard) in California state court, Shrieve v. Visa U.S.A. Inc., et al., Superior Court for the State of California, Alameda County, Case No. RG04155097, which we refer to as the Shrieve Action. Plaintiffs allege that defendants impose a “hidden transaction fee” of 1% on debit card transactions and ATM withdrawals in foreign countries, and that defendants therefore violated California’s Unfair Competition Law. Visa U.S.A. and Visa International deny the allegations in plaintiffs’ complaint.

Following the passage of Proposition 64, which limited who had standing to bring Unfair Competition Law claims, Visa U.S.A. and Visa International moved for judgment on the pleadings. The court denied this motion. In January 2006, Visa U.S.A. and Visa International filed a writ petition with the court of Appeal seeking review of this denial. In February 2006, plaintiffs moved in the trial court for certification of their action as a class. Defendants have opposed this motion. While this writ petition and motion were pending, plaintiffs entered into the settlement agreement discussed below under “The Currency Conversion Settlement Agreements,” and further consideration of this action has been deferred until after the November 2, 2007 Final Fairness Hearing.

The Mattingly Action

Visa U.S.A., Visa International and MasterCard are defendants in a putative nationwide class action (statewide as to MasterCard) in California state court, Mattingly v. Visa U.S.A. Inc., et al., Superior Court for the State of California, Alameda County, Case No. RG05198142, the Mattingly Action. Plaintiffs allege that defendants impose a “hidden transaction fee” of 1% on credit card transactions in foreign countries, and that defendants therefore violated California’s Unfair Competition Law. Visa U.S.A. and Visa International deny the allegations in plaintiffs’ complaint.

In January 2006, plaintiffs moved to amend their complaint to change the start of their putative class period to February 14, 2001 instead of October 23, 2002. While this motion was pending, the parties entered into the MDL Settlement Agreement, and further consideration of this action has been deferred until after the November 2, 2007 Final Fairness Hearing discussed below under “The Currency Conversion Settlement Agreements.”

The Baker Action

Visa U.S.A. and Visa International are defendants in Baker v. Visa International Corp. (sic), et al., 06-CV-15447 (S.D.N.Y.), coordinated or consolidated with MDL 1409; formerly 06-CV-376 (S.D. Cal.), originally filed in the Superior Court for the State of California, San Diego County, Case No. GIC 839908, the Baker Action. Plaintiffs in the Baker Action allege that Visa U.S.A. and Visa International impose a hidden mark-up included in the base exchange rate used to convert credit card transactions in foreign currencies.

Plaintiffs further allege that Visa U.S.A. and Visa International’s actions violate California’s Unfair Competition Law and the Consumer Legal Remedies Act and breached a fiduciary duty owed by Visa U.S.A. and Visa International to the members of plaintiffs’ putative world-wide class. Visa U.S.A. and Visa International deny the allegations in plaintiffs’ complaint.

Following the settlement of the Baker Action, discussed below under “The Currency Conversion Settlement Agreements,” the matter was transferred from the Southern District of California to the Southern District of New York, where it has been coordinated or consolidated with the MDL Action.

The Currency Conversion Settlement Agreements

On July 20, 2006, Visa U.S.A. and Visa International entered into a settlement in the MDL Action. Under the terms of that settlement, the defendants, which include Visa U.S.A., Visa International, MasterCard, Citicorp Diners Club Inc. and several banks, will pay $336.0 million to settle monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders, and any court-approved fees and expenses to attorneys for the class and awards to the class representatives. Visa U.S.A. and Visa International’s portion of the settlement payment, which has already been funded, is approximately $100.1 million. In addition, Visa U.S.A. and Visa International agreed that for five years they would separately identify or itemize any fees added to transactions because they occurred in a foreign country or involved a foreign currency. Visa U.S.A. and Visa International further agreed that if, within five years, they materially modify their current practices with regard to calculating the base exchange rate they use for foreign currency transactions and the new practices include the systematic use of rates outside of a wholesale or government-mandated/managed rate, Visa U.S.A. and Visa International will require their issuing members in the United States to change their disclosures regarding base exchange rates to conform with the changed practices. As part of this settlement, plaintiffs in the Shrieve Action and the Mattingly Action agreed that they would ask the court to dismiss their actions with prejudice as to Visa U.S.A. and Visa International once the MDL settlement receives court approval.

Also as part of this settlement, Visa U.S.A., Visa International and MasterCard agreed to pay $32.0 million in attorneys’ fees to resolve the Schwartz Action. Visa U.S.A. and Visa International’s portion of this payment is approximately $18.6 million, to be funded in September 2007.

Finally, Visa U.S.A. and Visa International entered into a settlement in the Baker Action. Under the terms of this settlement agreement, the parties agreed to undertake their best efforts to secure certain changes to the notice of settlement to be provided to class members in the MDL Action, and plaintiffs agreed not to object or otherwise oppose approval of the MDL Settlement Agreement. Upon final approval of the MDL Settlement Agreement, plaintiffs shall seek to dismiss the Baker Action. If the Baker Action is dismissed, Visa U.S.A. and Visa International shall pay $1 million plus interest from September 14, 2006 as attorneys’ fees and costs. If, however, within 60 days of final approval of the MDL Settlement Agreement, the Baker Action has still not been dismissed, Visa U.S.A. and Visa International shall pay $500,000 plus interest from September 14, 2006 as attorneys’ fees and costs.

On November 8, 2006, the court in the MDL Action issued an order preliminarily approving the MDL Settlement Agreement. Among other things, this order created, for settlement purposes only, a Settlement Damages Class consisting of holders of U.S. issued Visa- or MasterCard-branded credit and debit cards or Diners Club-branded credit cards who used their cards to make a foreign payment transaction between February 10, 1996 and November 8, 2006, the Settlement Damages Class. The court also approved, for settlement purposes only, the “Settlement Injunctive Class,” which contains all persons who held a U.S. issued Visa- or MasterCard-branded credit or debit card or Diners Club-branded credit card as of November 8, 2006. Charge cards are included in the definition of “credit cards.” On November 14, 2006, Bernd Bildstein, plaintiff in Bildstein v. MasterCard International Incorporated, No. 03 Civ. 9826 (S.D.N.Y.), a case coordinated with the MDL Action, filed a Notice of Appeal from the grant of preliminary approval.

Notice of the settlement began in 2007. In view of concerns raised by putative class members, the court appointed a special master to work with the parties to review and amend, as appropriate, the plan for class notice and distribution of the settlement fund and to determine whether the proposed settlement agreement is fair, adequate and reasonable with respect to all class members. The special master submitted his report on or about July 10, 2007, and recommended that the plan for notice and distribution of the fund be modified. Revised notices, claim forms, and a settlement schedule are to be submitted to the court by August 31, 2007. The court has set a conference for September 20, 2007 to discuss these submissions. On November 8, 2006, the court set a hearing on entry of Final Judgment and Order of Dismissal, or the final fairness hearing, for November 2, 2007 to review objections to the settlement. However, in light of the special master’s report, it is anticipated that the final fairness hearing will be moved to a later date.

Based upon the court’s preliminary approval of the MDL settlement and other developments, approximately $100.1 million has been paid into a settlement fund to resolve these claims against Visa U.S.A. and Visa International, and legal provision of approximately $20 million has been made for the remainder of the settlement in connection with these currency conversion cases.

Should the MDL Settlement Agreement not receive final court approval, or otherwise terminate, we anticipate that the parties in all of the Currency Conversion Litigation actions would return to the status quo ante in their respective actions.

Intellectual Property Litigation

Starpay

On May 8, 2003, Starpay.com LLC and VIMachine, Inc., which we refer to collectively as Starpay, sued Visa U.S.A. and Visa International in the U.S. District Court for the Northern District of Texas. Starpay alleged that Visa U.S.A. and Visa International used information provided to it by Starpay in 2000 to create Verified by Visa and to file a Visa patent application on the technology underlying Verified by Visa, and that Verified by Visa infringed U.S. Patent 5,903,878, entitled Method and Apparatus for Electronic Commerce, or the ‘878 patent.

The original Complaint alleged four causes of action: (1) infringement of the ‘878 patent; (2) breach of implied and written nondisclosure agreements covering Starpay’s discussions with Visa U.S.A. and Visa International; (3) “fraud on the Patent Office” through the filing a patent application for an invention that Visa U.S.A. and Visa International allegedly took from Starpay; and (4) a claim under 35 U.S.C. § 291 that the Visa patent application interfered with the ‘878 patent. On July 25, 2003, Starpay filed an Amended Complaint, dropping the third and fourth causes of action, but raising two new ones in their place: unfair competition under California’s Business and Professions Code §§ 17200 et seq. and misappropriation of trade secrets under California’s Uniform Trade Secrets Act. On August 25, 2003, Visa U.S.A. and Visa International moved to dismiss three of Starpay’s causes of action. On February 10, 2004, the District Court Judge dismissed the second claim under the statute of limitations and the third claim as preempted by federal patent law.

On February 23, 2004, Visa U.S.A. and Visa International answered Starpay’s remaining causes of action—infringement of the ‘878 patent and misappropriation of trade secrets—and filed a counterclaim for a declaratory judgment that Visa U.S.A. and Visa International are not infringing the ‘878 patent and/or that the ‘878 patent is invalid. On March 16, 2004, Starpay filed its answer to Visa U.S.A. and Visa International’s counterclaim.

The Magistrate Judge held hearings on the issue of the construction of various claims of the ‘878 patent in October and November 2004 and in November 2005. On January 19, 2006, the Magistrate Judge issued a Report and Recommendation making findings and recommendations. On February 6, 2006, the parties filed their respective objections to the Report with the District Court Judge, and on February 27, 2006 filed responses to each other’s objections. Pursuant to an August 30, 2005 order of the Magistrate Judge, after the District Court

Judge rules on these objections and finalizes the claim construction, a case schedule will be set for the remainder of discovery and trial.

Cryptography Research

Visa International is a defendant in litigation filed in the North District of California by Cryptography Research, Inc., or CRI. CRI has asserted causes of action against Visa International for breach of contract, misrepresentation, breach of fiduciary duties, infringement of eight U.S. patents, and violation of U.S. and California competition laws. These causes of action are based upon CRI’s allegations that Visa International has improperly used, or induced others to use, technology allegedly developed by CRI for securing “Smart Cards” against attacks designed to discover secret information, such as the secret key for performing cryptographic operations. In particular, CRI alleges that Visa International is and, at least since 1998, has been improperly using countermeasures to Differential Power Analysis, or DPA, attacks that were developed by CRI and which CRI claims to own exclusively.

CRI’s original complaint was filed on September 29, 2004 asserting claims for breach of contract, misrepresentation, and for infringement of U.S. patent nos. 6,298,442, 6,304,658, 6,654,884, 6,327,661, 6,510,518, 6,381,699, 6,278,783, and 6,539,092, the Patents in Suit. In response to Visa International’s motion to dismiss, the court ordered CRI to file an amended complaint more specifically identifying its claims and the bases therefor.

On March 7, 2005, CRI filed an amended complaint identifying claims for breach of contract, misrepresentation, fraud in the inducement, and infringement of the eight Patents in Suit. The breach of contract, misrepresentation and fraud in the inducement claims stem from a September 2, 1998 Intellectual Property License Agreement between CRI and Visa International. The license agreement granted Visa International worldwide rights to CRI’s patent applications that ultimately matured into the Patents in Suit. The primary issue in both the breach of contract and misrepresentation claims is whether Visa International was able to track, and in fact properly tracked, all issued Visa-branded cards subject to the license and paid the resulting royalties.

Discovery in this matter is currently ongoing. A patent claims construction hearing was held on November 8 and 9, 2005. On October 19, 2006, the parties received the first of the eight pending claim construction orders, which construed the disputed terms in U.S. patent no. 6,327,661. The court issued its Second Claims Construction order on May 4, 2007, which construed disputed terms of U.S. Patent No. 6,278,783 and modified one term construed by the First Claims Construction order. On June 18, 2007, the court granted plaintiff CRI’s motion for leave to file a motion for reconsideration of that Second order. The motion for reconsideration is set for hearing on September 10, 2007. In the meantime, the court has filed its Third Claim Construction order on May 22, 2007, which construed disputed terms in U.S. Patent No. 6,298,442. Although we expect the court to rule on the remaining claims shortly, there is no deadline for the court to issue its ruling. The court’s orders will be critical to determining which of Visa products will continue to be relevant in this litigation.

On March 22, 2007, CRI filed its Second Amended Complaint, adding claims for breach of fiduciary duty and violation of Section 1 of the Sherman Act and California’s Unfair Competition Law. In particular, CRI alleges that Visa International and MasterCard entered into three conspiracies in violation of Section 1 of the Sherman Act: (1) to refrain from competing with respect to the security from DPA attacks of their Smart Cards, which conspiracy allegedly began in 1998; (2) to boycott (jointly refuse to license) CRI’s Countermeasure patents; and (3) to boycott by removing CRI’s DPA-Resistant Session Key Derivation System technology from the Visa, MasterCard and EMVCo. specifications, the latter two of which conspiracies allegedly began in 2005 following this lawsuit. In addition, CRI alleges that Visa International has conspired with its Smart Card chip and card vendors to boycott CRI’s Countermeasure Patents. CRI further alleges that Visa International is liable under California’s Cartwright Act, Bus. & Prof. Code Sections 16720-70, and the California Business & Professions Code §§ 17200 et seq. Visa International filed its answer to the Second Amended Complaint and related counterclaims on April 23, 2007.

Vale Canjeable

On November 21, 2006, Vale Canjeable Ticketven, C.A., filed an action in the Fifth Municipal Court of Caracas, Venezuela against Todoticket 2004, C.A., and Visa International seeking a preliminary injunction preventing use of the Visa Vale mark in Venezuela. In December 2006, Vale Canjeable Ticketven, C.A. also filed a claim with the Fourth Commercial Court of First Instance of Caracas, alleging that the defendants infringed the plaintiff’s rights as the holder of the trademark registries and requesting that the court: (i) declare that the plaintiff is the only person authorized to use the expression “Vale” in the Venezuelan market of food vouchers; (ii) prohibit the defendants from using the expression “Vale” in the Venezuelan market of food vouchers; (iii) order the defendants to pay VEB 50 billion (U.S. $23.3 million) in non-pecuniary (moral) damages; and (iv) order the defendants to indemnify the pecuniary damages caused to the plaintiff. The plaintiff also requested that the court order the defendants to pay the legal costs and expenses related to the judicial process.

On November 29, 2006, the Fifth Municipal Court of Caracas granted a preliminary injunction prohibiting use of the “Vale” in the Venezuelan market of food vouchers. On December 6, 2006, Visa International filed a constitutional objection to the court’s ruling. The objection was dismissed on December 19, 2006 by the Fourth Commercial Court of First Instance of Caracas. Visa International appealed this decision, which was denied in March 2007. On March 21, 2007, defendants filed a motion with the Fourth Commercial Court of First Instance of Caracas, seeking revocation of the preliminary injunction granted by the Fifth Municipal Court of Caracas. This motion was denied on July 11, 2007. Visa International immediately filed an appeal of this decision with the Superior Court.

On June 20, 2007, Privasys, Inc. filed a complaint in U.S. District Court for the Northern District of California against Visa International and Visa U.S.A for patent infringement. Privasys alleges that Visa’s contactless payment technology infringes U.S. Patent No. 7,195,154, entitled, “Method for Generating Customer Secure Card Numbers.” At this early stage, it is not possible to make any reasonable evaluation of the claims alleged.

On July 17, 2007, Every Penny Counts, Inc. filed a complaint in the U.S. District Court for the Middle District of Florida against Visa U.S.A., MasterCard and American Express for patent infringement. The suit alleges that the defendants “open” prepaid card products infringe U.S. Patent No. 6,876,971 (“Funds Distribution System Connected with Point of Sale Transaction”), U.S. Patent No. 5,621,640 (“Automatic Philanthropic Contribution System”), U.S. Patent No. 6,088,682 (“Funds Distribution System Connected with Point of Sale Transactions”), and U.S. Patent No. 6,112,191 (“Method and System to Create and Distribute Excess Funds from Consumer Spending Transactions”). At this early stage, it is not possible to make any reasonable evaluation of the claims alleged.

Other Litigation

The ATM Exchange

On November 14, 2005, The ATM Exchange filed a complaint for money damages against Visa U.S.A. and Visa International in the U.S. District Court for the Southern District of Ohio. The plaintiff asserts claims of promissory estoppel, negligent misrepresentation, and fraudulent misrepresentation, alleging that Visa’s deferment of a July 1, 2004, member deadline that required newly deployed ATMs to be certified by a Visa-recognized laboratory as meeting certain PIN-entry device testing requirements harmed the plaintiff by reducing demand for its ATM upgrade solution. The parties engaged in written discovery, party and third-party depositions, and expert discovery. On June 29, 2007, Visa U.S.A. and Visa International filed motions for summary judgment on liability and damages. Trial is tentatively scheduled for September 2007.

Parke

On June 27, 2005, a purported consumer and merchant class action was filed in California state court against Visa U.S.A., Visa International, MasterCard, Merrick Bank and CardSystems Solutions, Inc. The complaint stems from a data-security breach at CardSystems, a payment card processor that handled Visa and other payment brand transactions. The complaint alleges that Visa U.S.A. and Visa International’s failure to inform cardholders of the CardSystems breach in a timely manner constitutes an unlawful and/or unfair business practice under California’s Unfair Competition Law and violates California’s statutory privacy-notice law. In August 2005, the court denied the plaintiffs’ application for a temporary restraining order, except with respect to the defendants’ retention of affected account-identifying information, and in September 2005 denied plaintiffs’ motion for a preliminary injunction. Also in September 2005, the court dismissed the claims brought by the merchant class. On November 18, 2005, the defendants answered the remaining claims. Limited discovery occurred.

CardSystems filed for bankruptcy in U.S. District Court for the District of Arizona in May 2006, staying the litigation as to it. The plaintiffs removed the case to U.S. District Court for the Northern District of California on August 10, 2006 and then sought to transfer the case to federal court in Arizona. Visa U.S.A., Visa International, and MasterCard moved for remand to state court. On October 11, 2006, the court granted the defendants’ motion for remand and denied the plaintiffs’ motion to transfer the case. Proceedings involving CardSystems continue in the bankruptcy court in Arizona, and the California state court plaintiffs appear to be pursuing claims against CardSystems in that forum. The state court in California has not set deadlines for discovery or trial.

District of Columbia Civil Investigative Demand

On January 5, 2007, the Office of the Attorney General for the District of Columbia issued a Civil Investigative Demand, or “CID,” to Visa U.S.A. seeking information regarding a potential violation of Section 28-4502 of the District of Columbia Antitrust Act. The D.C. Attorney General’s office is coordinating parallel investigations by the Attorneys General of New York and Ohio. The CID seeks documents and narrative responses to several interrogatories and document requests, which focus on PIN debit. Visa U.S.A. continues to cooperate with the Attorneys General in connection with the CID.

INFORMATION ABOUT VISA INTERNATIONAL

In 1974, National BankAmericard Inc. incorporated IBANCO Ltd. as a non–stock corporation in Delaware to administer the BankAmericard program internationally. In 1977, IBANCO Ltd. changed its name to Visa International Service Association, National BankAmericard changed its name to Visa U.S.A. Inc., and the BankAmericard brand was changed to Visa.

Visa International is currently owned by the three separately incorporated regional group members: Visa U.S.A. Inc., Visa Europe Ltd., and Visa Canada Association, as well as certain of its approximately 2,400 financial institution customers, as of December 31, 2006, in the following three unincorporated geographic regions:

•	Visa AP;

•	Visa LAC; and

•	Visa CEMEA.

Visa International owns the trademarks and intellectual property related to the Visa brand which it licenses to its members. Visa International earns revenue primarily from service fees charged to its customers.

Visa International establishes the global rules and standards for operation of the Visa payments network, including standards for card design, transaction processing data requirements, and dispute resolution. These rules and standards promote global interoperability of Visa products and ensure protection of the consumer, merchant, and financial guarantees that the Visa brand represents.

In addition to the development of standards for the Visa payments system, Visa International supports the development of industry payment standards through a number of external standards-setting organizations, such as EMVCo LLC, or EMVCo and the PCI Security Standards Council. Visa has donated intellectual property to these bodies as a means to accelerate the broad adoption of certain payments technology standards. Visa International represents the interests of all Visa regions through its participation in such standards-setting organizations.

Visa International’s corporate headquarters are located in the San Francisco Bay Area. As of December 31, 2006, Visa International had 482 employees, excluding personnel employed by the unincorporated regions.

Visa Asia Pacific Business Overview

Visa AP is responsible for administering the Visa card programs operated by financial institution members in more than 30 countries in the Asia Pacific region, including Australia, China, Hong Kong, India, Indonesia, Japan, Korea, Malaysia, New Zealand, Pakistan, the Philippines, Singapore, Taiwan, Thailand and Vietnam.

As of December 31, 2006, Visa AP had approximately 800 financial institution customers, which had issued more than 325 million cards bearing our brands, excluding Visa-branded cards issued by Chinese issuers, which can only be used for domestic purchases within China. Visa AP offers a broad range of payment products including credit, debit, pre-paid and commercial programs. As of December 31, 2006, credit products accounted for approximately 70% of Visa-branded cards issued within the region. During 2006, a number of products and services were launched, including a cross border remittance program in Malaysia using a low cost secure funds transfer service (Visa Money Transfer) and Visa Bill Payment, a bill payment service in India and Singapore. In addition, as of December 31, 2006, Visa AP members reported that they had issued more than 63 million EMV-compliant chip cards. In addition, as of December 31, 2006, our customers reported that there were more than 1.3 million EMV based contactless cards in circulation in Taiwan, Malaysia and Korea bearing our brands.

Visa is the exclusive payment card and official payment service of the Olympic Games to be hosted in Beijing in 2008.

Visa AP’s corporate headquarters is in Singapore, and it has additional offices in 20 cities throughout the region. One of our global processing centers is located in Japan. As of December 31, 2006, Visa AP had 605 employees.

Visa Latin America and Caribbean Business Overview

Visa LAC is responsible for administering the Visa programs operated by financial institution members in over 44 countries and territories within its geographic region, including Mexico, Central America, South America and the Caribbean.

As of December 31, 2006, Visa LAC had more than 520 financial institution customers, which reported that they had issued more than 262 million cards bearing our brands. Visa LAC offers a full set of product platforms to member financial institutions, including credit, debit, prepaid and commercial platforms. In addition, as of December 31, 2006, our customers reported that there were more than 21 million EMV-compliant chip cards in circulation bearing our brands.

Visa LAC has supported the development of a common acquiring business platform for customers in countries such as Brazil, Dominican Republic, Uruguay, Peru and Guatemala. These platforms are jointly owned by these customers and Visa LAC. For the year ending December 2006, countries with these acquiring business platforms represented 54% of the payments volume and 66% of transactions in the region.

Visa LAC has developed several specific platforms in conjunction with issuers in its region in order to provide customized payment services. For example, in Brazil and other countries in South America, legislation provides tax incentives to employers that grant their employees monies targeted for use in payment of basic necessities, such as food, transportation, tolls and gasoline. These benefits received by employees may only be used under very specific rules. Employers historically distributed these monies through paper vouchers or “tickets,” but the paper-based system is subject to fraud. Visa LAC initiated Visa Vale in Brazil, one of the largest government benefits markets in the world, in partnership with three of its customers. In Brazil, this program has been extended from employment benefits to include road toll payments. Visa Vale Pedagio (Tolls) is a chip-based card system that automates the collection of road tolls on Brazil’s extensive highway system.

Visa Giro allows a financial institution to distribute remittances funds to beneficiaries using Visa prepaid, debit or credit card. This platform enables greater operational efficiency, greater financial transparency for local governments and greater security and convenience for the recipient. In 2005, the Interamerican Development Bank estimated that the total remittance market to the LAC region was $52 billion.

Visa LAC’s corporate headquarters is in Miami, Florida, and it has five additional offices throughout the region. As of December 31, 2006, Visa LAC had 417 employees.

Visa Central and Eastern Europe, Middle East and Africa Business Overview

Visa CEMEA is responsible for administering the Visa programs operated by financial institution members in 82 countries within its geographic region, including Croatia, Egypt, Kazakhstan, Kuwait, Morocco, the Russian Federation, Saudi Arabia, Serbia, South Africa, Ukraine and the United Arab Emirates.

As of December 31, 2006, Visa CEMEA had more than 1,000 financial institution customers, which had issued more than 111 million cards bearing our brands. Because of the preponderance of emerging markets in the region, Visa debit products constitute the largest number of cards in circulation, with the Electron card constituting more than 80% of all Visa cards issued. In addition, Visa CEMEA has launched a number of innovative product initiatives, such as salary cards issued to previously unbanked workers, and social cards, which combine Visa financial applications with government identification and social benefits information, as well as domestic and cross-border money transfer programs. As of December 31, 2006, our customers reported that there were more than seven million EMV-compliant chip cards in circulation.

Visa CEMEA’s corporate headquarters is in London, and it has nine additional offices throughout the region. As of December 31, 2006, Visa CEMEA had 371 employees.

INFORMATION ABOUT VISA U.S.A.

Visa U.S.A. traces its history back to 1958, when Bank of America launched its blue, white and gold BankAmericard. In 1970, Bank of America transferred ownership of the BankAmericard program to the financial institutions that issued the card, forming National BankAmericard Inc., a Delaware non–stock corporation. In 1977, National BankAmericard Inc. changed its name to Visa U.S.A. Inc. Visa U.S.A. is the largest group member of Visa International. Visa U.S.A. is currently owned by certain of its approximately 13,400 customer financial institutions.

Visa U.S.A. is responsible for administering Visa payment programs in the United States. Visa U.S.A. is also the majority owner of Inovant, which is the entity that operates the VisaNet transaction processing system. Inovant is operated as part of Visa U.S.A.

As of December 31, 2006, the customers of Visa U.S.A. reported that they had issued more than 512 million cards bearing our brands. Visa U.S.A. is the leading payments company in the United States, with more cards, payments volume and transactions than any of our general purpose card competitors in the U.S. As of December 31, 2006, we believe that our payment products account for approximately $17 of every $100 of consumer purchase volume in the United States.

In an effort to increase awareness of the importance of protecting consumers’ financial data, Visa U.S.A. embarked on its second nation-wide town hall tour with the U.S. Chamber of Commerce in June 2006 to educate small businesses about new fraud risks and how they can better protect themselves and their customers’ information. Visa U.S.A. also announced the implementation of a process called Account Data Compromise Recovery, or ADCR, effective October 2006, as an enhanced recovery process that is designed to provide faster reimbursements to Visa U.S.A. issuers, while helping acquirers and, where applicable, their merchant customers better forecast their potential fraud liability.

For over a decade, Visa U.S.A. has been working to expand acceptance in new merchant categories, such as utilities and quick service restaurants, to provide additional convenience and utility for all cardholders.

Visa is the most recognized payments brand in the United States. Visa U.S.A.’s advertising and sponsorships play a critical role in differentiating the Visa brand from those of its competitors. In 2006, Visa U.S.A. launched a new advertising campaign with the tagline “Life Takes Visa.” In addition, the Visa U.S.A. portfolio of marketing partnerships includes the National Football League, Broadway and the Kentucky Derby. Together, these marketing initiatives help Visa U.S.A. customers develop products, services and promotions that complement a range of cardholder interests.

Visa U.S.A.’s corporate headquarters are located in the San Francisco Bay Area. As of December 31, 2006, Visa U.S.A. had 3,640 employees, including the employees of Inovant.

INFORMATION ABOUT VISA CANADA

Visa Canada, which is responsible for administering Visa payment programs in Canada, is the second oldest Visa region. In 1968, Royal Bank of Canada, Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and Banque Canadienne National formed CHARGEX Ltd. through a license from BankAmericard. In 1973, these and other issuing financial institutions formed Canadian Bank Card Association, or CBCA. In 1977, the Visa brand made its Canadian debut on Canadian CHARGEX cards. Visa Canada Association succeeded the CBCA and was incorporated as a non–stock membership corporation under the laws of Ontario in 1989. As of December 31, 2006, Visa Canada had 24 customer financial institutions, which reported that they had issued over 29 million Visa branded cards.

Prior to February 2006, Visa Canada had rules that restricted its customers from issuing both Visa and certain other card association-branded cards. Visa Canada has changed those rules to allow member financial institutions to issue cards on all other networks.

Visa Canada first announced its migration to chip cards in 2003, and conducted the first chip card transaction in Canada in 2005. In November 2006, members of the Canadian payment card industry jointly announced their commitment to conduct a chip technology trial in Ontario.

Visa Canada participates in Verified by Visa, a global program designed to make shopping on the Internet safer and more secure for shoppers and merchants, by allowing cardholders to authenticate themselves to participating merchants. More than two million Canadians have registered for Verified by Visa. Visa Canada also offers Canadian consumer cardholders the Visa Zero Liability policy to provide protection against liability for unauthorized transactions.

Visa is the exclusive payment card and official payment service of the Winter Olympic Games to be hosted in Vancouver in 2010. Visa Canada has provided long-term sponsorship and support to Canadian athletes through Team Visa, a sponsorship and mentorship program launched in 2004 to provide support to aspiring Canadian Olympic and Paralympic athletes. Visa Canada also supports the Canadian men’s and women’s bobsleigh and skeleton teams. Visa Canada is committed to its sponsorship as the exclusive credit card for the Toronto International Film Festival through 2011. Visa Canada has also been a sponsor of the Vancouver International Film Festival since 1998.

Visa Canada works closely with government agencies and law enforcement to help educate consumers and merchants about fraud and security, including participation in the Fraud Prevention Forum and the annual national Fraud Prevention Month spearheaded by the Canadian Competition Bureau and the Royal Canadian Mounted Police. Visa Canada has developed financial literacy educational tools to ensure that cardholders have access to information about the responsible use of credit.

Visa Canada’s corporate headquarters is in Toronto, Ontario, Canada. As of December 31, 2006, Visa Canada had 97 employees.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF VISA INTERNATIONAL

The selected Visa International consolidated statements of operations data and consolidated balance sheet data presented below as of and for each of the fiscal years in the three-year period ended September 30, 2006, have been derived from Visa International’s consolidated financial statements included elsewhere in this proxy statement-prospectus. The selected Visa International consolidated statements of operations data as of and for each of the fiscal years September 30, 2003 and 2002 presented below have been derived from the audited consolidated financial statements of Visa International, which are not included in this proxy statement-prospectus. The selected consolidated statements of operations data and consolidated balance sheet data presented below for the six months ended March 31, 2007 and 2006 have been derived from the unaudited consolidated financial statements of Visa International included elsewhere in this proxy statement–prospectus and, in the opinion of Visa International’s management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Visa International’s financial position and results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results for the six months ended March 31, 2007, are not necessarily indicative of, and are not projections for, the results to be expected for the full year fiscal ending September 30, 2007.

The selected statistical data presented below are based on operating certificates compiled and reported by Visa International’s members and are unaudited. All data is subject to revision and amendment by Visa International’s members subsequent to the date of its release. These revisions are reflected in the information presented below. The selected statistical data do not purport to indicate results of operations as of any future date or for any future period.

Current quarter service fees are assessed using a calculation of pricing applied to prior quarter volumes. Payments volume data accumulated from Visa International’s members over the 12-month periods ended June 30 is used as the basis for recording service fee revenue during fiscal years ending September 30. Payments volume data for the six month periods ended December 31 is used as the basis for recording service fee revenue during the six month periods ending March 31. For purposes of the table below, total volume represents payments volume plus cash volume and includes the impact of balance transfers and convenience checks, but excludes proprietary PLUS volume, and certain domestic volume transactions.

The statistical information denominated in non-U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which volumes on Visa branded products are reported to Visa International. For fiscal 2006, these exchange rates are calculated on a quarterly basis. In order to minimize the effect of fluctuating exchange rates among currencies, statistics reported in U.S. dollars for periods prior to fiscal 2006 have been converted at the fiscal 2006 exchange rates.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Visa International” and the consolidated financial statements and accompanying notes thereto, included elsewhere in this proxy statement-prospectus.

Financial Data	Six Months Ended March 31,		For the Years Ended September 30,
	2007	2006	2006	2005[1]	2004[1,2]	2003[2]	2002
(in thousands)	(unaudited)		(audited)
Consolidated Statements of Operations Data
Operating revenues	$859,257	$652,716	$1,262,555	$1,147,430	$1,411,789	$1,361,187	$1,202,693
Operating income	$221,791	$113,160	$20,446	$101,601	$54,855	$35,509	$31,467
Income from continuing operations	$145,180	$55,072	$69,755	$83,201	$32,289	$17,425	$22,056
Income from discontinued operations	$—	$—	$—	$—	$—	$1,555	$3,954
Net income	$145,180	$55,072	$69,755	$83,201	$32,289	$18,980	$26,010

	At March 31,		At September 30,
	2007	2006	2006	2005	2004[1]	2003[2]	2002
(in thousands)	(unaudited)		(audited)
Consolidated Balance Sheet Data
Total assets	$2,022,692	$1,756,910	$2,012,539	$1,767,956	$1,789,182	$2,398,802	$2,112,422
Long-term debt	$39,941	$39,916	$39,929	$39,904	$39,879	$39,854	$44,821
Total members’ equity	$750,649	$590,952	$606,280	$535,446	$453,948	$421,422	$380,130
Working capital	$545,845	$380,816	$390,180	$320,661	$210,503	$80,993	$75,090

	Six Months Ended December 31,		For the Years Ended June 30,
Statistical Data (unaudited)	2006	2005	2006	2005[1]	2004[1]	2003	2002
(in millions, except percentages)
Payments Volume
Credit	$245,070	$210,204	$422,770	$359,711	$478,775	$492,688	$432,258
Percentage change:	16.6%	17.1%	17.5%	(24.9)%	(2.8)%	14.0%	19.5%
Debit	$44,209	$33,745	$68,985	$51,781	$369,701	$421,111	$363,319
Percentage change:	31.0%	35.5%	33.2%	(86.0)%	(12.2)%	15.9%	17.0%
Commercial & Other	$35,949	$29,702	$58,988	$51,903	$70,348	$65,754	$51,826
Percentage change:	21.0%	9.6%	13.7%	(26.2)%	7.0%	26.9%	46.5%
Total Payments Volume	$325,228	$273,651	$550,743	$463,395	$918,824	$979,553	$847,403
Percentage change:	18.8%	18.2%	18.8%	(49.6)%	(6.2)%	15.6%	19.8%
Cash Volume	$388,823	$317,557	$637,477	$510,369	$747,055	$799,039	$702,138
Percentage change:	22.4%	25.5%	24.9%	(31.7)%	(6.5)%	13.8%	32.8%
Total Volume	$714,051	$591,208	$1,188,220	$973,764	$1,665,879	$1,778,592	$1,549,541
Percentage change:	20.8%	22.0%	22.0%	(41.5)%	(6.3)%	14.8%	25.3%
Total Transactions	8,097	6,715	13,857	11,301	19,557	20,194	17,563
Percentage change:	20.6%	22.6%	22.6%	(42.2)%	(3.2)%	15.0%	18.9%

[1]

The comparability of Visa International’s financial and statistical data was affected by the EU region’s incorporation on July 1, 2004. The results of operations for fiscal 2004 only include results from the EU region for the nine months ended June 30, 2004. The balance sheet data at September 30, 2004 does not include any amounts from the EU region. See Note 4 of the consolidated financial statements of Visa International for the year ended September 30, 2006 included in this proxy statement-prospectus for further discussion of this transaction.

[2]

The comparability of Visa International’s financial data was affected by the sale of Inovant to Visa U.S.A. and the subsequent formation of Inovant LLC on January 1, 2003. The operating results of Inovant Inc. are reported as discontinued operations for fiscal 2003 and 2002 and the results of operations for fiscal year 2003 only include results from Inovant for the three months ended December 31, 2002. Starting with fiscal 2003, the balance sheet data does not include any balances from Inovant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF

VISA INTERNATIONAL

This management’s discussion and analysis provides a review of the results of operations, financial condition and the liquidity and capital resources of Visa International and its consolidated subsidiaries and outlines the factors that have affected recent earnings, as well as those factors that may affect future earnings. The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto of Visa International and its consolidated subsidiaries, included elsewhere in this proxy statement-prospectus.

Overview

The primary business of Visa International is to operate, expand, enhance and support a global payments system. Visa International’s primary customers are its member financial institutions located in Visa International’s three unincorporated regions, Visa AP, Visa LAC and Visa CEMEA, and its three separately incorporated regional group members, Visa U.S.A., Visa Europe and Visa Canada. For its members within the three unincorporated regions, Visa International provides broad payment product platforms, including consumer credit, debit, prepaid and commercial payments. Visa International also facilitates transaction processing for its members within the three unincorporated regions. The types of payment product platforms and transaction processing and related services provided by Visa International varies among the three unincorporated regions. As of December 31, 2006, Visa International had approximately 2,400 member financial institutions within its three unincorporated regions, which had issued more than 755 million Visa, Visa Electron, PLUS and Interlink branded cards. For the incorporated regional group members and the unincorporated regions, Visa International provides services through its corporate headquarters, Visa Worldwide Services, or VWS, which are related to global brand management, global product enhancements, management of global system development and interoperability, and corporate support.

The Visa brand and related trademarks are key intangible assets, which Visa International licenses to and for use by Visa International’s members in the unincorporated regions as well as the incorporated regional group members. Visa International also owns the intellectual property related to VisaNet and other Visa systems. VisaNet is the processing system through which transaction processing and related services are offered to Visa International’s members, and is operated by Inovant, a majority-owned subsidiary of Visa U.S.A. and an affiliate of Visa International.

Visa International’s operating revenues are primarily derived from service fees, international service revenues and data processing fees. Visa International does not issue cards, set fees or determine the interest rates consumers will be charged on Visa branded cards. Issuing members have the responsibility for determining these and most other competitive card features. In addition, Visa International does not generally solicit merchants directly or establish the fees that merchants are charged for card acceptance, including the merchant discount rate. Both of these functions are generally the responsibility of acquiring members.

Visa International is currently owned by the member financial institutions located in the three unincorporated regions of Visa International and the three separately incorporated regional group members. Each of the incorporated regional group members separately reports its financial results and is represented by its own board of directors. The unincorporated regions are each operating divisions within Visa International, and Visa International’s results of operations include the results of the unincorporated regions and VWS. VWS is the corporate headquarters of Visa International and oversees a number of activities of Visa International, Visa U.S.A., Visa Canada and Visa Europe, including multi-currency settlement, brand management, sponsorship and partnerships, product platform development and enhancement, risk management, and technology management. Visa AP, Visa CEMEA, Visa LAC and VWS represent the four operating segments of Visa International. On July 1, 2004, the European Union region was incorporated and became Visa Europe, a regional group member of

Visa International. Prior to that date, the European Union region was an operating segment of Visa International. For a discussion of Visa International’s operating segments and related financial disclosures, refer to Note 15 to the consolidated financial statements for the six months ended March 31, 2007 and Note 21 to the consolidated financial statements for the year ended September 30, 2006 included elsewhere in this proxy statement-prospectus.

Net income in the six months ended March 31, 2007 was $145.2 million, an increase of $90.1 million, or 163.6%, from the same period of fiscal 2006. Operating income in the six months ended March 31, 2007 increased by $108.6 million, or 96.0%, as compared to the same period in fiscal 2006, as a result of a 31.6% increase in operating revenues, partially offset by an 18.1% increase in operating expenses.

•

The 31.6% increase in operating revenues for the six months ended March 31, 2007 as compared to the same period in fiscal 2006 was primarily driven by growth of 19%, 18% and 15% in payments volume, the monetary value of cross-border transactions and the number of transactions processed, respectively, modifications to pricing structures, which were implemented at Visa AP, Visa LAC and Visa CEMEA, and a decrease of 23.7% in member incentives. The decline in member incentives occurred primarily in Visa AP, resulting from a termination of an incentive program at the end of fiscal 2006.

•

The 18.1% increase in operating expenses for the six months ended March 31, 2007 compared to the same period in fiscal 2006 is primarily a result of an increase in personnel expense due primarily to higher employee incentives, and an increase in professional and consulting services related to the proposed mergers of Visa International, Visa U.S.A. and Visa Canada.

•

Non-operating income, net, increased 50.8% in the six months ended March 31, 2007 as compared to the same period of fiscal 2006, due to gains on sales of strategic investments and an increase in interest income from short-term investments.

•

The provision for income taxes increased 37.0% in the six months ended March 31, 2007 as compared to the same period in fiscal 2006, due to an 88.8% increase in pre-tax income partially offset by a decline in the effective tax rate to 42.9% in the six months ended March 31, 2007 from 59.1% in the same period of fiscal 2006.

Net income in fiscal 2006 was $69.8 million, a decrease of $13.4 million from fiscal 2005. Operating income in fiscal 2006 decreased by $81.2 million, or 79.9%, as compared to the prior fiscal year, as a result of an 18.8% increase in operating expenses, partially offset by a 10.0% increase in operating revenue.

•

The 10.0% increase in operating revenues in fiscal 2006 as compared to fiscal 2005 was primarily driven by growth of 19%, 13% and 17% in payments volume, the monetary value of cross-border transactions and the number of transactions processed, respectively, and modifications to pricing structures at Visa AP which became effective in the second half of fiscal 2005. This increase was partially offset by a 66.6% increase in member incentives, which totaled $302.4 million in fiscal 2006 as compared to $181.5 million in fiscal 2005. The increase in member incentives occurred primarily in Visa AP and Visa LAC.

•

The 18.8% increase in operating expenses in fiscal 2006 compared to fiscal 2005 was primarily a result of an increase of $58.9 million in advertising and promotion expense, reflecting expenses incurred for the 2006 Winter Olympics, as well as expanded advertising activities in Visa LAC. Operating expenses also benefited from a $44.6 million reduction in the value of the settlement risk guarantee obligation in fiscal 2005 reflected in the Visa International’s consolidated balance sheet, compared to a benefit of $0.2 million in fiscal 2006. In fiscal 2005 the settlement guarantee was reduced as a result of Visa’s low loss history and sustained performance under its global risk policies and procedures, and other factors. In fiscal 2006, professional and consulting expenses also increased due to costs incurred in connection with strategic organizational and governance matters, which added $13.8 million to professional and consulting services in fiscal 2006 as compared to fiscal 2005.

•

Non-operating income, net, increased 94.0% in fiscal 2006 as compared to fiscal 2005, due to higher dividend income from strategic investments and an increase in interest income from short-term investments.

•

The provision for income taxes decreased 50.4% in fiscal 2006 compared to fiscal 2005, due to a 30.3% decline in pre-tax income and a decrease in the effective tax rate to 29.5% in fiscal 2006 from 41.4% in fiscal 2005. The decline in the effective tax rate in fiscal 2006 as compared to fiscal 2005 is attributable to a favorable partial resolution of a California audit and the reassessment of federal tax reserves, partially offset by the impact of certain non-deductible expenditures.

Results of Operations

Components of Operating Revenue

Visa International’s operating revenues are derived from service fees, international service revenues, data processing fees and other revenues.

Service Fees

Service fees paid by members in the three unincorporated regions are based upon their utilization of Visa branded products, primarily as measured by payments volume. Payments volume measures the total monetary value of transactions for goods and services purchased with Visa branded credit, debit and prepaid products, as reported by members on quarterly operating certificates. Payments volume does not include cash volume, which generally includes cash disbursements, balance transfers and convenience check transactions associated with Visa branded products. Current quarter service fees are assessed using a calculation of pricing applied to prior quarter volumes.

Visa International has incentive agreements with certain members to build payments volume, increase card issuance and acceptance, and increase Visa branded transactions. These card, volume and support incentives may be multi-year agreements and are earned by members based on their performance over the term of the incentive agreement, which may range from one to seven years in length, and are recognized as a reduction of revenue in the same period as the related revenues are earned, based on management’s estimate of the members’ performance as compared to the terms of the incentive agreement. Customer performance is estimated by using member reported information, transactional information accumulated from Visa’s systems, historical information and discussions with Visa International’s customers. These estimates are compared to actual performance in subsequent periods. Actual results could differ from these estimates.

Visa International also earns cost-based service fees through VWS from the separately incorporated regional group members for providing services related to global brand management, global product enhancements, management of global system development and interoperability, and corporate support. The total amount of these cost-based service fees is determined on a Visa-wide basis and then allocated to each of the incorporated regional group members based primarily on the payments volume generated by their respective members.

International Service Revenues

International service revenues are generated from fees for cross-border payments volume and cash volume in which the issuer’s country is different from the merchant’s country. These fees are charged to members of the unincorporated regions and to members of the separately incorporated regional group members. The fees are typically based on the monetary value of an underlying cross-border transaction, and are in addition to service fees that members pay based on payments volume. International service revenues are also generated through VWS from currency exchange activities in connection with the settlement of multi-currency transactions. International service revenues are influenced by levels of international travel and the extent to which Visa branded products are utilized for travel purposes. These fees are recognized as revenue in the same period the related transactions occur or services are performed.

Data Processing Fees

Data processing fees are charged to members of the unincorporated regions and third parties for transactions processed by Visa’s systems that facilitate transaction authorization, clearing, settlement and information flow with respect to goods and services purchased with Visa branded credit, debit and prepaid products. The actual processing services are performed by Inovant, an affiliate of Visa International that operates VisaNet through an agreement with Visa International. Data processing fees are based primarily on the number and types of transactions processed during a period. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Data processing fees are also earned by VWS from the separately incorporated regional group members for data processing services provided to the members of Visa U.S.A., Visa Europe and Visa Canada in connection with the settlement of multi-currency monetary transactions.

Other Revenues

Other revenues are earned from members of the unincorporated regions and consist of card recovery bulletin fees, product enhancements, risk-related penalty charges, initial membership fees, contributions by members for regional development and advertising programs, and fees for licensing and certification. Fees for member-funded regional development and advertising programs may be established by an unincorporated region’s board of directors and may be terminated when it is believed that the objectives of a program have been achieved. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Presentation of Statistical Data

Statistical data referred to in this proxy statement-prospectus, including payments volume, the monetary value of cross-border transactions and the number of transactions processed, are calculated based on the activities of the members of the unincorporated regions, and do not include the statistical data of separately incorporated regional group members of Visa U.S.A., Visa Europe or Visa Canada.

In addition, throughout this proxy statement-prospectus, payments volume reported with respect to the fiscal years ended September 30 and the six month periods ended March 31 reflects payments volume reported by the members of Visa International for the four quarters ended June 30 and the six months ended December 31, respectively. This is consistent with the use of this data for recording service fee revenue during the fiscal periods for which financial information is provided in this proxy statement-prospectus.

Six Months Ended March 31, 2007 compared to Six Months Ended March 31, 2006

Operating Revenues

Total operating revenues in the six months ended March 31, 2007 increased by 31.6% to $859.3 million, as compared to $652.7 million in the six months ended March 31, 2006. Growth occurred in all categories of operating revenues, driven primarily by the general expansion in card issuance at the unincorporated regions and the favorable impact of regional pricing increases. Payments volume, the monetary value of cross-border transactions and the number of transactions processed increased 19%, 18% and 15%, respectively, in the six months ended March 31, 2007 as compared to the six months ended March 31, 2006.

Operating revenues from Visa AP were $336.4 million and $237.9 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $98.5 million, or 41.4%, was primarily driven by growth of 16%, 13% and 9% in payments volume, the monetary value of cross-border transactions, and the number of transactions processed, respectively, and the positive impact of pricing increases which were implemented in January 2007. Operating revenues were also favorably impacted by a $33.3 million reduction in member incentives.

Operating revenues from Visa LAC were $204.3 million and $127.1 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $77.2 million, or 60.7%, was primarily driven by growth of 25%, 20% and 17% in payments volume, the monetary value of cross-border transactions, and the number of transactions processed, respectively, and the positive impact of pricing increases which were implemented in November 2006 and January 2007. In addition, the increase in operating revenues was partially due to a $15.2 million increase in other revenues which were generated from increased fees from members related to regional advertising programs. The increase in revenues from these factors was partially offset by a $5.8 million increase in member incentives.

Operating revenues from Visa CEMEA were $118.3 million and $94.1 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $24.2 million, or 25.7%, was driven by growth of 35%, 30% and 46% in payments volume, the monetary value of cross-border transactions, and the number of transactions processed, respectively. The increase in operating revenue as a result of the volume growth described above as well as October 2006 pricing increases was partially offset by a $2.6 million increase in member incentives.

Operating revenues from VWS, excluding intercompany fees from Visa AP, Visa LAC and Visa CEMEA and other reconciling items totaling $33.0 million and $31.7 million for the six months ended March 31, 2007 and 2006, respectively, were $200.3 million and $193.6 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $6.7 million, or 3.5%, was due to an increase in operating revenues from currency exchange activities in connection with the settlement of multi-currency transactions, partially offset by a $3.3 million decline in service fee revenue from the incorporated regions.

The following table reflects the components of operating revenues for the six months ended March 31, 2007 and 2006:

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in thousands, except percentages)
Service fees	$360,513	$272,942	$87,571	32.1%
International service revenues	269,807	204,679	65,128	31.8%
Data processing fees	138,152	120,256	17,896	14.9%
Other revenues	90,785	54,839	35,946	65.5%

Total operating revenues	$859,257	$652,716	$206,541	31.6%

Service fees—The following table provides information with respect to service fees including information regarding member incentives related to service fees, for the six months ended March 31, 2007 and 2006:

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in thousands, except percentages)
Gross service fees—members of Visa AP, LAC and CEMEA	$299,458	$234,490	$64,968	27.7%
Incentives—members of Visa AP, LAC and CEMEA	(88,766)	(114,929)	26,163	(22.8)%
Service fees—incorporated regions	149,821	153,381	(3,560)	(2.3)%

Total service fees	$360,513	$272,942	$87,571	32.1%

The increase in gross service fees for the six months ended March 31, 2007 compared to the same period of fiscal 2006 is attributable to growth in underlying payments volumes at all regions and pricing increases at Visa LAC. Payments volume growth across the three regions was approximately 19% in the six months ended March 31, 2007 as compared to the same period in fiscal 2006. The pricing increases in Visa LAC consisted of $9.5 million from a new development fee implemented in January 2007 and $10.3 million due to a change in the domestic acquiring fee structure implemented in October 2006.

The increase in service fees was also attributable to a decrease of $26.2 million in member incentives in the six months ended March 31, 2007 as compared to the same period in fiscal 2006, due primarily to a $33.3 million decrease in Visa AP. In Visa AP, the termination of a member incentive program at the end of fiscal 2006 resulted in a $59.0 million decrease in incentives, which was partially offset by an increase of $25.7 million under other performance-based member incentives. The decrease in member incentives in Visa AP was partially offset by increases in Visa LAC and Visa CEMEA.

Of the total service fees, $149.8 million and $153.4 million were earned from the separately incorporated regional group members—Visa U.S.A., Visa Europe and Visa Canada—in the six months ended March 31, 2007 and 2006, respectively. The $3.6 million decline in these cost-based fees reflected lower fees charged by VWS for management of central systems development.

International service revenues—The increase in international service revenues in the six months ended March 31, 2007 over the same period in fiscal 2006 was due primarily to growth in the monetary value of cross-border transactions. In addition, beginning in January 2007, there were modifications to the structures under which certain fees are paid by members in Visa AP and Visa LAC. The growth in the monetary value of cross-border transactions was driven by continued expansion in the usage of electronic payments for travel purposes as well as higher levels of international travel in general. Growth in the monetary value of cross-border transactions across the three unincorporated regions was 18% in the six months ended March 31, 2007 as compared to the same period in 2006. Visa AP, Visa LAC and Visa CEMEA experienced an increase in international service revenues of $27.5 million, $16.8 million and $9.4 million, respectively, in the six months ended March 31, 2007 as compared to the same period in fiscal 2006. Of the increase in Visa AP and Visa LAC, $12.0 million and $10.9 million, respectively, were due to the modifications to fee structures implemented in the six months ended March 31, 2007 as compared to the same period in fiscal 2006. In addition, international service revenues increased by $11.4 million in VWS resulting from growth in currency exchange activities in connection with the settlement of multi-currency transactions.

Data processing fees—The increase in data processing fees in the six months ended March 31, 2007 over the same period in fiscal 2006 was driven by combined growth in the number of transactions processed across all three unincorporated regions of 15%, as well as pricing increases at Visa AP and Visa CEMEA. Growth in the number of transactions processed reflects an increase in the numbers of cards issued and efforts to expand the usage of card products. Visa AP, Visa CEMEA and Visa LAC experienced an increase in data processing fees of $6.9 million, $5.9 million and $5.4 million, respectively, in the six months ended March 31, 2007 as compared to the same period of fiscal 2006. Of the increases in Visa AP and Visa CEMEA, $2.4 million and $2.3 million, respectively, were due to the positive impacts of pricing increases implemented in fiscal 2007.

Of the total data processing fees, $2.6 million and $2.4 million were earned from the separately incorporated regional group members—Visa U.S.A., Visa Europe and Visa Canada—in the six months ended March 31, 2007 and 2006, respectively.

Other revenues—The increase in other revenues in the six months ended March 31, 2007 from the same period in fiscal 2006 was primarily due to higher fees earned in connection with licensing and card manufacturer certifications, product enhancements, together with higher card recovery bulletin fees, primarily in Visa CEMEA and Visa LAC. In addition, revenue from member-funded regional development and advertising programs increased by $15.2 million in Visa LAC and $6.2 million in Visa AP. Member-funded regional development and advertising programs are approved by each of the unincorporated region’s regional board of directors and may be terminated when it is believed that the objectives of a program have been achieved.

Operating Expenses

Total operating expenses in the six months ended March 31, 2007 were $637.5 million, an increase of $97.9 million, or 18.1%, over the six months ended March 31, 2006. Operating expenses were higher mainly due to increased spending in personnel expense, as well as professional and consulting services expenses in connection with the proposed mergers of Visa International, Visa U.S.A. and Visa Canada.

Operating expenses at Visa AP, excluding intercompany allocations from VWS totaling $25.0 million and $24.4 million for the six months ended March 31, 2007 and 2006, respectively, were $167.9 million and $157.9 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $10.0 million, or 6.3%, was primarily due to a $16.1 million increase in personnel expense mainly related to higher employee incentives and an increase in the number of employees, partially offset by an $11.9 million decrease in advertising and promotion expense resulting from differences in the timing for major advertising spending in the six months ended March 31, 2007 as compared to the same period in fiscal 2006.

Operating expenses at Visa LAC, excluding intercompany allocations from VWS totaling $6.5 million and $5.7 million for the six months ended March 31, 2007 and 2006, respectively, were $141.8 million and $105.9 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $35.9 million, or 33.9%, was primarily due to a $35.4 million increase in advertising and promotion expense, specifically in production, media and sponsorships.

Operating expenses at Visa CEMEA, excluding intercompany allocations from VWS totaling $2.9 million and $2.6 million for the six months ended March 31, 2007 and 2006, respectively, were $89.7 million and $84.0 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $5.7 million, or 6.8%, was primarily due to a $5.4 million increase in personnel expense mainly related to employee incentive expense.

Operating expenses at VWS, including other reconciling items totaling $8.3 million and $5.7 million for the six months ended March 31, 2007 and 2006, respectively, were $238.1 million and $191.8 million for the six months ended March 31, 2007 and 2006, respectively. The increase of $46.3 million, or 24.1%, was primarily due to a $41.0 million increase in professional and consulting expense in connection with activities related to the proposed mergers and higher legal costs related to litigation and other legal matters.

The following table reflects the components of operating expenses for the six months ended March 31, 2007 and 2006:

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in thousands, except percentages)
Personnel	$184,883	$155,005	$29,878	19.3%
Affiliates services	96,053	95,210	843	0.9%
Premises, equipment and software	53,143	47,541	5,602	11.8%
Communications	17,579	16,083	1,496	9.3%
Professional and consulting services	81,802	39,607	42,195	106.5%
Advertising and promotion	152,193	133,397	18,796	14.1%
Travel and meetings	24,665	25,080	(415)	(1.7)%
Other expenses	27,148	27,633	(485)	(1.8)%

Total operating expenses	$637,466	$539,556	$97,910	18.1%

Significant operating expense categories included the following activities during the six months ended March 31, 2007 as compared to the six months ended March 31, 2006:

Personnel—Personnel expense consists of employee salaries, incentives and benefits expenses. The increase in personnel expense in the six months ended March 31, 2007 from the same period in fiscal 2006 is primarily due to a $15.3 million increase in employee incentives, primarily resulting from an increase in employee headcount at Visa AP, Visa LAC and Visa CEMEA, and also the introduction of a new employee incentive program in Visa AP at the start of fiscal 2007. The increase in employee headcount and annual merit increases added approximately $6.8 million to expense in the six months ended March 31, 2007 as compared to the same period in fiscal 2006. In addition, severance expenses increased $7.1 million, primarily at VWS, as a result of the termination of senior level employees in the six months ended March 31, 2007. Overall, personnel expense at

Visa AP, VWS, Visa CEMEA and Visa LAC increased $16.1 million, $5.6 million, $5.4 million and $2.8 million, respectively. The increase in employee headcount reflects the expansion of Visa International’s business and the growth of its membership base.

Professional and consulting services—Professional and consulting services consist of costs associated with systems development, legal, consulting for strategic, product and marketing projects, tax, audit, and other outside services. The increase in professional and consulting services in the six months ended March 31, 2007 over the same period in fiscal 2006 was partially attributable to a $24.8 million increase in expenses incurred in connection with activities related to the proposed mergers, primarily in VWS. In addition, legal costs related to litigation and other legal matters increased by $13.5 million at VWS in the six months ended March 31, 2007 as compared to the same period of the prior year, primarily due to litigation involving American Express/Discover, Cryptography Research, Inc., and Interchange.

Advertising and promotion—Advertising and promotion expense includes costs associated with advertising and marketing programs, sponsorships, promotions and other related incentives to promote the Visa brand and assist members in achieving their goals. The increase in advertising and promotion expense in the six months ended March 31, 2007 over the same period in fiscal 2006 was primarily due to higher spending on marketing activities by Visa LAC. Expenses in Visa LAC increased $35.4 million due primarily to spending on advertising campaigns in Mexico, Brazil and Chile. The increase was partially offset by lower advertising spending of $11.9 million in Visa AP, due to differences in the timing for major advertising campaigns in the two periods. Additionally, spending in connection with the Olympic Games was lower by approximately $8.3 million in the six months ended in March 31, 2007, as a result of the Winter Olympics in Torino, Italy, which took place in February 2006.

Non-Operating Income, Net, and Provision for Income Taxes

Non-operating income, net, and provision for income taxes in the six months ended March 31, 2007 and 2006 were as follows:

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in thousands, except percentages)
Non-operating income, net	$32,414	$21,491	$10,923	50.8%
Provision for income taxes	$109,025	$79,579	$29,446	37.0%

Non-operating income, net—This category consists of interest income earned on short-term investments, interest expense on borrowings, dividend income, equity earnings or losses of unconsolidated investments, real estate rental income, and other gains or losses, including impairment charges from strategic and other investments, and net gains or losses from the sale of assets. The increase in non-operating income, net, in the six months ended March 31, 2007 over the same period in fiscal 2006 was primarily due to a $6.1 million increase in gains from sales of strategic investments at VWS, as well as higher interest income of $4.8 million from the VWS short-term investment portfolio. The increase in interest income is due to higher market interest rates and higher balances of short-term investments in the six months ended March 31, 2007 as compared to the same period in fiscal 2006.

Provision for income taxes—The increase in the provision for income taxes was the result of an increase in pre-tax income partially offset by a decrease in the effective tax rate. Pre-tax income for the six months ended March 31, 2007 increased $119.6 million, or 88.8%, as compared to the same period in the prior year. The effective tax rate for the six months ended March 31, 2007 was 42.9%, compared to 59.1% for the six months ended March 31, 2006. Although non-deductible items have increased, non-deductible items as a percentage of pre-tax income have decreased due to an increase in pre-tax income. In addition, the effective tax rate decreased during the six month ended March 31, 2007 as compared to the same period last year due to the reassessment of various tax reserves in both periods.

Fiscal Year Ended September 30, 2006 compared to Fiscal Year Ended September 30, 2005

Operating Revenues

Total operating revenues in fiscal 2006 increased by 10.0% to $1.26 billion, versus $1.15 billion in the prior fiscal year, primarily due to growth in international service revenues and data processing fees.

Operating revenues from Visa AP were $478.9 million and $402.8 million for fiscal 2006 and fiscal 2005, respectively. The increase of $76.1 million, or 18.9%, was primarily driven by growth of 16% and 11% in payments volume and the number of transactions processed, respectively, and the positive impact of pricing increases implemented by Visa AP in the second half of fiscal 2005. These factors were partially offset by an increase of $74.4 million in member incentives, as well as lower levels of other revenue from member-funded advertising and regional development programs.

Operating revenues from Visa LAC were $225.5 million and $209.7 million for fiscal 2006 and fiscal 2005, respectively. The increase of $15.8 million, or 7.5%, was primarily due to a $13.0 million increase in other revenues which was generated from increased fees from members related to regional advertising. In addition, the increase in operating revenue reflects growth in both payments volume and the number of transactions processed of 29% and 19%, respectively. However, the positive impacts from these factors were mainly offset by a $41.8 million increase in member incentives in fiscal 2006 as compared to fiscal 2005.

Operating revenues from Visa CEMEA were $189.3 million and $156.7 million for fiscal 2006 and fiscal 2005, respectively. The increase of $32.6 million, or 20.8%, was driven by growth of 35% and 51% in payments volume and the number of transactions processed, respectively. These factors were partially offset by a $4.6 million increase in member incentives.

Operating revenues from VWS, excluding intercompany fees from Visa AP, Visa LAC and Visa CEMEA and other reconciling items totaling $57.9 million and $61.8 million for fiscal 2006 and fiscal 2005, respectively, were $368.8 million and $378.2 million for fiscal 2006 and fiscal 2005, respectively. The decrease in operating revenue of $9.4 million, or 2.5%, is due to a $19.1 million decline in service fees from the incorporated regional group members, partially offset by a 9.7% increase in revenue from foreign currency exchange activities in connection with the settlement of multi-currency transactions, driven by higher foreign currency transaction volume.

The following table reflects the components of operating revenues for fiscal 2006 and fiscal 2005:

			2006 vs. 2005
Years Ended September 30,	2006	2005	$ Change	% Change
	(in thousands, except percentages)
Service fees	$455,301	$453,633	$1,668	0.4%
International service revenues	427,232	359,075	68,157	19.0%
Data processing fees	245,319	206,489	38,830	18.8%
Other revenues	134,703	128,233	6,470	5.0%

Total operating revenues	$1,262,555	$1,147,430	$115,125	10.0%

Service fees—The following table provides information with respect to service fees for fiscal 2006 and fiscal 2005:

			2006 vs. 2005
Years Ended September 30,	2006	2005	$ Change	% Change
	(in thousands, except percentages)
Gross service fees—members of Visa AP, LAC and CEMEA	$473,929	$332,005	$141,924	42.7%
Incentives—members of Visa AP, LAC and CEMEA	(300,139)	(178,953)	(121,186)	67.7%
Service fees—incorporated regions	281,511	300,581	(19,070)	(6.3)%

Total service fees	$455,301	$453,633	$1,668	0.4%

Gross service fees from members of the unincorporated regions increased 42.7%, reflecting growth in payments volumes at the three unincorporated regions and pricing increases at Visa AP. Payments volume growth across the three regions was approximately 19% in fiscal 2006 as compared to fiscal 2005. On an individual basis, payments volume growth was 35%, 29%, and 16% at Visa CEMEA, Visa LAC, and Visa AP, respectively, in fiscal 2006 as compared to fiscal 2005. Pricing increases in Visa AP, which became effective in the second half of fiscal 2005, had a positive impact on fiscal 2006 service fees of approximately $78.9 million as compared to fiscal 2005.

The growth in service fees attributable to these factors was largely offset by higher member incentives. Member incentives increased approximately $121.2 million in fiscal 2006 as compared to fiscal 2005. Of this increase, $73.6 million is related to new pricing strategies implemented in Visa AP in late fiscal 2005. Member incentives also increased $41.8 million in Visa LAC, primarily reflecting an increase for an incentive program that rewarded Visa LAC members for achieving targets related to certain product lines and volumes.

Of the total services fees, $281.5 million and $300.6 million were earned from the incorporated regional group members in fiscal 2006 and fiscal 2005, respectively. This $19.1 million decrease is primarily due to fee waivers provided to the incorporated regional group members in fiscal 2006 to help mitigate costs associated with a technical problem with payment cards introduced in September 2005 which included a holographic magnetic strip on the back of the card.

International service revenues—The increase in international service revenues in fiscal 2006 over fiscal 2005 was due primarily to growth in the monetary value of cross-border transactions, driven by continued expansion in the usage of Visa-branded products for international travel purposes, as well as higher levels of international travel in general. In addition, pricing increases at Visa AP had a positive impact on international service revenues of approximately $19.8 million in fiscal 2006 as compared to fiscal 2005. Growth in the monetary value of cross-border transactions across the three unincorporated regions was 13% in fiscal 2006 as compared to fiscal 2005. On an individual basis, growth in the monetary value of cross-border transactions 22%, 16% and 9% in fiscal 2006 over fiscal 2005 at Visa CEMEA, Visa LAC and Visa AP, respectively, in fiscal 2006 as compared to fiscal 2005. International service revenues in fiscal 2006 as compared to the prior fiscal year increased $40.5 million and $15.5 million in Visa AP and Visa CEMEA, respectively, reflecting growth in the monetary value of cross-border transactions, in addition to the impact of the revised pricing structures in Visa AP.

Data processing fees—The increase in data processing fees in fiscal 2006 over fiscal 2005 was driven by combined growth in the number of transactions processed across all three regions of 17%, as well as pricing increases at Visa AP. Growth in the number of transactions reflects an increase in the numbers of cards issued and products for targeted markets, including payments with low monetary values. On an individual basis, growth in the number of transactions processed was 51%, 19% and 11% in fiscal 2006 over fiscal 2005 at Visa CEMEA, Visa LAC and Visa AP, respectively, in fiscal 2006 as compared to fiscal 2005. The strongest revenue growth occurred in Visa AP and Visa CEMEA, which experienced an increase in data processing fees of $23.0 million and $9.1 million, respectively, in fiscal 2006 as compared to fiscal 2005. In addition to incremental revenue from growth in the number of transactions processed, Visa AP benefited from $13.7 million of increased revenue due to revised pricing structures implemented in the second half of fiscal 2005.

Of the total data processing fees, $4.9 million and $4.5 million were earned from the incorporated regional group members in fiscal 2006 and fiscal 2005, respectively.

Other revenues—The increase in other revenues in fiscal 2006 from fiscal 2005 was primarily due to higher fees earned in connection with licensing and card manufacturer certifications, along with higher card recovery bulletin fees, primarily in Visa AP and Visa LAC. Modifications to member-funded regional development and advertising programs resulted in a revenue decline of $15.2 million in Visa AP, partially offset by an increase of $13.0 million in Visa LAC. Member-funded regional development and advertising programs are approved by the respective unincorporated region’s regional board of directors and may be terminated when it is believed that the objectives of a program have been achieved.

Operating Expenses

Total operating expenses in fiscal 2006 increased by $196.3 million, or 18.8%, as compared to fiscal 2005. Year-over-year spending for advertising and promotion increased by $58.9 million in fiscal 2006, which was primarily due to a $44.3 million increase at Visa LAC. Operating expenses in fiscal 2005 benefited from a reduction of $44.6 million in the value of the settlement risk guarantee obligation in the Visa International consolidated balance sheet, as a result of Visa’s low loss history and sustained performance under its global risk policies and procedures, and other factors. Of this amount, $33.1 million was recorded at VWS. Affiliate services increased approximately $28.6 million in fiscal 2006 compared to fiscal 2005. In addition, spending was higher in fiscal 2006 due to strategic organizational and governance activities, which added $13.8 million to professional and consulting services in fiscal 2006 as compared to fiscal 2005, $8.9 million of which was recorded by VWS.

Operating expenses at Visa AP, excluding intercompany allocations from VWS totaling $44.6 million and $49.6 million in fiscal 2006 and fiscal 2005, respectively, were $385.8 million and $352.3 million for fiscal 2006 and fiscal 2005, respectively. The increase in operating expenses of $33.5 million, or 9.5%, was partially due to a $10.1 million increase in personnel expense, driven by an increase in headcount. In addition, other expenses increased $10.2 million, primarily due to a $5.8 million write-off of a prepaid member incentive as a result of the decision to terminate an incentive program at the end of fiscal 2006, and $2.0 million for costs related to a technical problem with payment cards introduced in September 2005 which incorporated a holographic magnetic stripe on the back of the card.

Operating expenses at Visa LAC, excluding intercompany allocations from VWS totaling $10.6 million and $11.0 million in fiscal 2006 and fiscal 2005, respectively, were $250.5 million and $167.5 million for fiscal 2006 and fiscal 2005, respectively. The increase in operating expenses of $83.0 million, or 49.6%, was primarily due to a $44.3 million increase in advertising, specifically for production, media and sponsorships, as well as increased spending related to an increase in contributions by members to a regional advertising fund. In addition, the increase in operating expense reflects higher personnel expense of $11.5 million driven by an increase in headcount, and an increase due to the reduction of settlement risk guarantee expense in fiscal 2005.

Operating expenses at Visa CEMEA, excluding intercompany allocations from VWS totaling $4.8 million and $4.7 million in fiscal 2006 and fiscal 2005, respectively, were $179.2 million and $144.0 million for fiscal 2006 and fiscal 2005, respectively. The increase in operating expenses of $35.2 million, or 24.4%, was primarily due to an $11.2 million increase in advertising and promotion expense, an increase in headcount which drove a $6.0 million increase in personnel expense, a $4.6 million increase in other expense, and an increase due to the reduction of settlement risk guarantee expense in fiscal 2005.

Operating expenses at VWS, including other reconciling items totaling $12.5 million and $18.0 million in fiscal 2006 and fiscal 2005, respectively, were $426.6 million and $382.0 million for fiscal 2006 and fiscal 2005, respectively. The increase in operating expenses of $44.6 million, or 11.7%, was primarily due to a reduction of settlement risk guarantee expense in fiscal 2005, and an increase in affiliates services expense in fiscal 2006 as compared to fiscal 2005. The increase in affiliates services was driven by higher volume of transactions processed and higher charges for network and payment application enhancements, as well as the impact of an $8.4 million non-recurring pricing related settlement from Inovant which reduced expenses in fiscal 2005. In addition, professional and consulting expense increased by $11.0 million in fiscal 2006 as compared to fiscal 2005, of which $8.9 million was related to strategic organizational and governance activities. The increase in operating expense was partially offset by lower personnel expense of $19.8 million, primarily driven by a decrease in severance expense.

The following table reflects the components of operating expenses for fiscal 2006 and fiscal 2005:

			2006 vs. 2005
Years Ended September 30,	2006	2005	$ Change	% Change
	(in thousands, except percentages)
Personnel	$317,003	$309,219	$7,784	2.5%
Affiliates services	212,144	183,511	28,633	15.6%
Premises, equipment and software	105,245	104,130	1,115	1.1%
Communications	33,423	31,833	1,590	5.0%
Professional and consulting services	119,004	98,721	20,283	20.5%
Advertising and promotion	343,922	284,973	58,949	20.7%
Travel and meetings	59,275	45,530	13,745	30.2%
Other expenses	52,243	32,514	19,729	60.7%
Settlement risk guarantee	(150)	(44,602)	44,452	(99.7)%

Total operating expenses	$1,242,109	$1,045,829	$196,280	18.8%

Personnel—The increase in personnel expense in fiscal 2006 from fiscal 2005 primarily reflects increases in salaries due to annual merit increases and increased employee headcount, which combined added $9.7 million to expense in fiscal 2006. Expenses for employee incentives increased $8.9 million, primarily due to a 10% increase in employee headcount at the three unincorporated regions and favorable goal achievements and positive corporate results for fiscal 2006 as compared to fiscal 2005. Benefits expense increased $4.0 million, primarily due to increased staffing. These increases in personnel expenses were partially offset by a $13.5 million decrease in severance expenses, primarily at VWS, as a result of fewer terminations in fiscal 2006 as compared to fiscal 2005. Personnel expense at VWS decreased $19.8 million in fiscal 2006 as compared to the prior fiscal year, while expenses at Visa LAC, Visa AP and Visa CEMEA increased $11.5 million, $10.1 million and $6.0 million, respectively. The increase at the three unincorporated regions reflects the expansion of Visa International’s business and the growth of its membership base.

Affiliates services—Affiliates services expense consists primarily of fees paid to Inovant for transaction processing and other services related to system development in support of Visa branded products and services. In addition, affiliates services expense includes fees paid to Visa U.S.A. and Visa Europe for certain shared projects and, to a lesser extent, shared corporate services provided by Visa U.S.A. The increase in affiliates services expense in fiscal 2006 from fiscal 2005 was driven by growth in the number of transactions processed as well as higher charges for network and payment application enhancements at the three unincorporated regions. In addition, affiliates services expense in fiscal 2005 benefited from an expense reduction for a non-recurring pricing related settlement of $12.3 million from Inovant, $8.4 million of which was recorded by VWS.

Professional and consulting services—The increase in professional and consulting services in fiscal 2006 over fiscal 2005 was partially attributable to a $13.8 million increase in expenses incurred in connection with strategic organizational and governance matters, including increases of $8.9 million and $2.8 million at VWS and Visa LAC, respectively. In addition, legal costs related to litigation and other legal matters increased by $12.0 million at VWS, primarily due to litigation involving American Express/Discover, Cryptography Research, Inc. and Interchange.

Advertising and promotion—The increase in advertising and promotion expense in fiscal 2006 over fiscal 2005 was primarily due to higher spending on marketing activities by Visa LAC. Advertising and promotion expenses in Visa LAC increased $44.3 million, or 74.3%, due primarily to spending on advertising campaigns in Mexico, Brazil and Chile. Additionally, spending in connection with the 2006 Winter Olympics in Torino, Italy contributed to $8.0 million of the increase in fiscal 2006, primarily at VWS and Visa AP.

Travel and meetings—Travel and meetings expense consists of costs related to employee travel as well as board of directors and other regional member meetings. The increase in travel and meetings expense in fiscal

2006 over fiscal 2005 was primarily attributable to higher costs associated with the international and regional boards of directors meetings during the 2006 Winter Olympics in Italy, as well as a higher frequency of board of directors meetings in 2006 for strategic organizational and governance matters.

Other expenses—Other expenses include product enhancements, member reimbursements, and general office and administrative costs. The increase in other expenses in fiscal 2006 as compared to fiscal 2005 was primarily due to $6.6 million of reimbursements to members and third parties in fiscal 2006 related to a technical problem with payment cards introduced in September 2005 which incorporated a holographic magnetic stripe on the back of the card. This expense was incurred across the three geographic regions. In addition, $5.8 million of prepaid expense was written off in Visa AP as a result of the decision to terminate a member incentive program.

Settlement risk guarantee—Settlement risk guarantee expense consists of changes in the estimated fair value of the settlement risk guarantee. Under Visa International’s current corporate bylaws, Visa International indemnifies members for settlement losses suffered due to the failure of any other member to honor Visa branded cards and travelers cheques in accordance with Visa International’s Operating Regulations. Visa International’s indemnification with respect to members’ settlement losses creates settlement risk for Visa International, due to the difference in timing between the date of a payment transaction and the date of subsequent settlement. The term and amount of the indemnification are unlimited. Settlement losses are initially borne by Visa International and may subsequently be recovered from the region where the defaulting member has its principal place of business.

The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures. The model is reviewed and updated on a periodic basis to capture recent characteristics of the membership, historical loss experience, and changes in Visa International’s global risk policies and procedures.

During fiscal 2005, as a result of Visa International’s management’s review of the loss model, a $44.6 million reduction in the settlement risk guarantee obligation was recorded with a corresponding reduction to expense. Specifically, the historical loss factors utilized in the model were reduced as a result of Visa International’s low loss history and sustained performance under its global risk policies and procedures. Furthermore, management concluded that it had experienced sufficient economic cycles, loss events and economic incidents to utilize the updated loss factors in its fair value determination, thereby resulting in the reduction in the fair value of the guarantee obligation. In fiscal 2006, the evaluation of settlement risk resulted in a $0.2 million reduction in the settlement risk guarantee.

Non-Operating Income, Net, and Provision for Income Taxes

Non-operating income, net, and provision for income taxes in fiscal 2006 and fiscal 2005 were as follows:

			2006 vs. 2005
Years Ended September 30,	2006	2005	$ Change	% Change
	(in thousands, except percentages)
Non-operating income, net	$78,511	$40,469	$38,042	94.0%
Provision for income taxes	$29,202	$58,869	$(29,667)	(50.4)%

Non-operating income, net—The increase in non-operating income, net, in fiscal 2006 over fiscal 2005 was primarily due to a $20.9 million increase in dividend income from strategic investments at Visa LAC, as well as higher interest income of $12.0 million from the VWS short-term investment portfolio. The increase in interest income is due to higher market interest rates and higher balances of short-term investments in fiscal 2006 as compared to fiscal 2005.

Provision for income taxes—The decrease in the provision for income taxes in fiscal 2006 over fiscal 2005 was due to a decrease in pre-tax income of $43.1 million and a decrease in the effective tax rate from 41.4% in fiscal 2005 to 29.5% in fiscal 2006. The decrease in the effective tax rate is attributable to a favorable partial resolution of a California audit and the reassessment of federal tax reserves, partially offset by certain non-deductible expenditures incurred in connection with various strategic organizational matters.

The field work for the California audit was completed in fiscal 2006. However, Visa International plans to resolve the remaining issues via the Settlement Bureau of the Franchise Tax Board. The reassessment of federal tax reserves represents an ongoing process of monitoring income tax contingencies which may result in both increases and decreases to the effective tax rate.

Fiscal Year Ended September 30, 2005 compared to Fiscal Year Ended September 20, 2004

Impact of Visa EU Region on Year Ended September 30, 2004

Visa Europe became an incorporated regional group member of Visa International on July 1, 2004. Prior to that date, the European Union, or EU, region was an operating segment of Visa International. Accordingly, Visa International’s consolidated financial statements include results from the EU region for the first nine months of fiscal 2004. For the purposes of discussing and analyzing Visa International’s results of operations for fiscal 2004 on a comparable basis to fiscal 2005, the following table and the tables below reflect operating results adjusted to exclude the EU region’s results. This non-GAAP financial information has been included because management of Visa International believes such information provides readers a more transparent understanding of Visa International’s financial results and trends of its continuing operations. It further allows comparison of the financial results for fiscal 2005 and fiscal 2004 of Visa International continuing operations on a consistent basis. This non-GAAP financial information should not be viewed as alternatives to the comparable U.S. GAAP measures and should be considered in addition to, but not as substitutes for, the most directly comparable U.S. GAAP measures.

	2005	2004
Years Ended September 30,	Actual	Actual	EU Region[1]	Adjusted
	(in thousands)
			(Unaudited)	(Unaudited)
Operating Revenues
Service fees	$453,633	$471,175	$29,618 [2]	$500,793
International service revenues	359,075	423,913	(122,778)	301,135
Data processing fees	206,489	322,791	(143,418)	179,373
Other revenues	128,233	193,910	(54,024)	139,886

Total operating revenues	1,147,430	1,411,789	(290,602)	1,121,187

Operating Expenses
Personnel	309,219	392,906	(77,814)	315,092
Affiliates services	183,511	245,543	(37,429)	208,114
Premises, equipment and software	104,130	140,837	(41,399)	99,438
Communications	31,833	52,318	(15,903)	36,415
Professional and consulting services	98,721	124,552	(29,050)	95,502
Advertising and promotion	284,973	297,989	(51,925)	246,064
Travel and meetings	45,530	52,564	(13,018)	39,546
Other expenses	32,514	50,130	(17,324)	32,806
Settlement risk guarantee	(44,602)	95	—	95

Total operating expenses	1,045,829	1,356,934	(283,862)	1,073,072

Operating income	101,601	54,855	(6,740)	48,115

Non-operating income, net	40,469	12,852	4,477	17,329

Income before provision for income taxes	142,070	67,707	(2,263)	65,444
Provision for income taxes	58,869	35,418	(2,323)	33,095

Net income	$83,201	$32,289	$60	$32,349

[1]	The EU region column includes the nine-month period ended June 30, 2004 prior to the EU region’s incorporation.

[2]	Consists of intercompany service fees earned by VWS partially offset by service fees paid by members of the EU region.

Summary of Financial Results

Net income in fiscal 2005 was $83.2 million, an increase of $50.9 million from fiscal 2004. Operating income in fiscal 2005 increased by $53.5 million, or 111.2%, as compared to the prior fiscal year, as a result of a 2.3% increase in operating revenue and a 2.5% decrease in operating expenses.

•

Operating revenues in fiscal 2005 were $1.15 billion, an increase of $26.2 million, or 2.3%, over fiscal 2004. Higher revenues in fiscal 2005 associated with growth in payments volume, the monetary value of cross-border transactions, and the number of transactions, as well as the positive impact of pricing increases, were offset partially by higher levels of member incentives as compared to the prior fiscal year.

•

Operating expenses in fiscal 2005 were $1.05 billion, a decrease of $27.2 million, or 2.5%, over fiscal 2004. Operating expenses in fiscal 2005 benefited from a reduction of $44.6 million in the value of the settlement risk guarantee obligation in the Visa International consolidated balance sheet, as a result of Visa’s low loss history and sustained performance under its global risk policies and procedures, and other factors. This decrease in expense was partially offset by a $38.9 million increase in advertising and promotion.

•

Non-operating income, net, in fiscal 2005 was $40.5 million, an increase of $23.1 million, or 133.5%, compared to fiscal 2004. This increase reflects growth in interest income from short-term investments and higher dividend income from strategic investments, as well as a reduction in interest expense.

Operating Revenues

Total operating revenues in fiscal 2005 increased by 2.3% to $1.15 billion, compared to $1.12 billion in the prior fiscal year, primarily due to growth in international service revenues and data processing fees, partially offset by a decline in service fees.

Operating revenues from Visa AP were $402.8 million and $369.1 million for fiscal 2005 and fiscal 2004, respectively. The increase of $33.7 million, or 9.1%, was primarily driven by growth in payments volume and the number of transactions processed of 14% and 11%, respectively, and includes $57.6 million from the positive impact of pricing increases implemented in the second half of fiscal 2005. These factors were partially offset by an increase of $68.4 million in member incentives, and lower levels of other revenue from member-funded advertising and regional development programs.

Operating revenues from Visa LAC were $209.7 million and $189.3 million for fiscal 2005 and fiscal 2004, respectively. The increase of $20.4 million, or 10.8%, was primarily driven by growth in payments volume and the number of transactions processed of 30% and 21%, respectively. These factors were partially offset by a $20.6 million increase in member incentives.

Operating revenues from Visa CEMEA were $156.7 million and $149.8 million for fiscal 2005 and fiscal 2004, respectively. The increase of $6.9 million, or 4.6%, includes the impact of reduced revenue due to the October 2004 transfer to Visa Europe of member banks from eight countries previously included in Visa CEMEA. Excluding the impact of the loss of banks from these eight countries, payments volume growth and growth in the number of transactions processed were 33% and 47%, respectively. Fiscal 2005 operating revenue from Visa CEMEA also benefited by $13.0 million as a result of pricing increases.

Operating revenues from VWS, excluding intercompany fees from Visa AP, Visa LAC and Visa CEMEA, and other reconciling items totaling $61.8 million and $66.0 million for fiscal 2005 and fiscal 2004 (excluding results of EU region), respectively, were $378.2 million and $413.0 million for fiscal 2005 and 2004, respectively. The decrease in operating revenues of $34.8 million, or 8.4%, is due to a $41.4 million decline in service fees from the incorporated regions, partially offset by a 10.9% increase in revenue from currency exchange activities in connection with the settlement of multi-currency transactions. The decline in fees from the incorporated regions is attributable to cost containment efforts at VWS and a decline in fees for central systems development.

The following table reflects the components of Visa International’s operating revenues for fiscal 2005 and fiscal 2004 (excluding the EU region):

		Adjusted 2004[1]	2005 vs. 2004
Years Ended September 30,	2005		$ Change	% Change
		(unaudited)
	(in thousands, except percentages)
Service fees	$453,633	$500,793	$(47,160)	(9.4)%
International service revenues	359,075	301,135	57,940	19.2%
Data processing fees	206,489	179,373	27,116	15.1%
Other revenues	128,233	139,886	(11,653)	(8.3)%

Total operating revenues	$1,147,430	$1,121,187	$26,243	2.3%

[1]	Adjusted to exclude results of EU region.

The table above and the following discussion of operating revenues excludes fiscal 2004 operating revenues of the EU region in order to focus on trends that have a recurring impact on Visa International’s results of operations.

Service fees—The following table provides information with respect to service fees for fiscal 2005 and fiscal 2004:

	Adjusted		2005 vs. 2004
Years Ended September 30,	2005	2004[1]	$ Change	% Change
	(in thousands, except percentages)
Gross service fees—members of Visa AP, LAC and CEMEA	$332,005	$251,371	$80,634	32.1%
Incentives—members of Visa AP, LAC and CEMEA	(178,953)	(92,598)	(86,355)	93.3%
Services fees—incorporated regions	300,581	342,020	(41,439)	(12.1)%

Total service fees	$453,633	$500,793	$(47,160)	(9.4)%

[1]	Adjusted to exclude results of EU region.

Gross service fees from members of the unincorporated regions increased 32.1%, reflecting growth in payments volume at the three unincorporated regions and pricing increases at Visa AP and Visa CEMEA, offset partially by lower service fees of approximately $6.9 million due to the migration of member banks from eight countries previously included in Visa CEMEA to Visa Europe in October 2004. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, payments volume growth across the three unincorporated regions was approximately 17% in fiscal 2005 as compared to fiscal 2004. On an individual basis, payments volume growth was 30% and 14% at Visa LAC and Visa AP, respectively, in fiscal 2005 as compared to fiscal 2004. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, payments volume growth in Visa CEMEA was 33% in fiscal 2006 as compared to fiscal 2005. In addition, service fees in fiscal 2005 benefited favorably by approximately $36.3 million from pricing increases, including $24.7 million from Visa AP.

The growth in service fees attributable to these factors was largely offset by an $86.4 million increase in member incentives in fiscal 2005 as compared to fiscal 2004. Member incentives in Visa AP increased $67.7 million, $37.4 million of which is related to the new pricing structure implemented in Visa AP in the second half of fiscal 2005. The balance of the increase in member incentives in Visa AP is attributable to members’ achievement of milestones under other performance-specific incentive agreements. Member incentives in Visa LAC increased $20.6 million due primarily to a program implemented in fiscal 2005 that rewarded members for the achievement of specified performance levels.

Of the total service fees, $300.6 million and $342.0 million were earned from the incorporated regional group members in fiscal 2005 and fiscal 2004, respectively. This $41.4 million decrease reflects expense containment efforts at VWS and lower fees charged by VWS for central systems development.

International service revenues—The increase in international service revenues in fiscal 2005 over fiscal 2004 was due to growth in the monetary value of cross-border transactions, driven by higher levels of international travel resulting from improved global economies and easing of terrorist threats, as well as growth in the usage of Visa-branded products for international travel purposes. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, the monetary value of cross-border transactions increased approximately 21% across the three regions in fiscal 2005 as compared to fiscal 2004. On an individual basis, growth in the monetary value of cross-border transactions was 29% and 16% in Visa LAC and Visa AP, respectively, in fiscal 2005 over fiscal 2004. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, the monetary value of cross-border transactions grew 27% in Visa CEMEA in fiscal 2005 as compared to fiscal 2004. The impact from growth in the monetary value of cross-border transactions was partially offset by $12.5 million of lower revenue resulting from the migration of member banks from Visa CEMEA to Visa Europe in October 2004. International service revenues in fiscal 2005 as compared to fiscal 2004 increased $41.0 million at Visa AP and $8.1 million at Visa LAC, driven by growth in the monetary value of cross-border transactions.

Data processing fees—The increase in data processing fees in fiscal 2005 over fiscal 2004 was due to combined growth in the number of transactions processed, arising from growth in the number of cards issued and from new services and products for targeted markets. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, the number of transactions processed increased approximately 17% across the three regions in fiscal 2005 as compared to fiscal 2004. On an individual basis, growth in the numbers of transactions processed was 21% and 11% in Visa LAC and Visa AP, respectively, in fiscal 2005 over fiscal 2004. Excluding the impact of the migration of member banks from Visa CEMEA to Visa Europe, the number of transactions processed grew 47% in Visa CEMEA in fiscal 2005 as compared to fiscal 2004. Revised pricing structures in Visa AP and Visa CEMEA had a positive impact on data processing fees of approximately $17.3 million in fiscal 2005 as compared to fiscal 2004, comprised primarily of a $15.9 million increase in Visa AP. The revenue growth from an increase in the number of transactions processed was partially offset by $15.4 million of lower revenue resulting from the migration of member banks from Visa CEMEA to Visa Europe in October 2004. Data processing fees increased $24.8 million and $8.6 million at Visa AP and Visa LAC, respectively, in fiscal 2005 as compared to 2004, based on growth in the number of transactions processed as well as the pricing impact in Visa AP.

Of the total data processing fees, $4.5 million and $2.8 million were earned from the incorporated regional group members in fiscal 2005 and fiscal 2004, respectively.

Other revenues—The decline in other revenues in fiscal 2005 from fiscal 2004 was primarily due to modifications to member-funded advertising and regional development programs, primarily in Visa AP, which resulted in a net reduction in revenue of $10.9 million. Member-funded regional development and advertising programs are approved by the respective regional board of directors and may be terminated when it is believed that the objectives of the program have been achieved.

Operating Expenses

Total operating expenses in fiscal 2005 decreased by 2.5% to $1.05 billion, versus $1.07 billion in the prior fiscal year, primarily due to a reduction in expense of $44.6 million related to the evaluation of the settlement risk guarantee partially offset by an increase of $38.9 million in advertising and promotion expenses.

Operating expenses at Visa AP, excluding intercompany allocations from VWS totaling $49.6 million and $57.8 million in fiscal 2005 and fiscal 2004, respectively, were $352.3 million and $302.3 million in fiscal 2005 and 2004, respectively. The increase in operating expenses of $50.0 million, or 16.5%, was primarily due to higher advertising and promotion expenses across all major forms of consumer-oriented advertising, including billboards, television and print media.

Operating expenses at Visa LAC, excluding intercompany allocations from VWS totaling $11.0 million and $11.7 million in fiscal 2005 and fiscal 2004, respectively, were $167.5 million and $174.4 million in fiscal 2005 and 2004, respectively. The decrease in operating expenses of $6.9 million, or 4.0%, was primarily due to a reduction in settlement risk guarantee expense in fiscal 2005, partially offset by a slight increase in advertising and promotion expense.

Operating expenses at Visa CEMEA, excluding intercompany allocations from VWS totaling $4.7 million and $4.9 million in fiscal 2005 and fiscal 2004, respectively, were $144.0 million and $141.0 million in fiscal 2005 and 2004, respectively. The increase in operating expenses of $3.0 million, or 2.1%, was primarily due to an increase of $5.6 million in personnel expense, partially offset by a reduction in settlement risk guarantee expense in fiscal 2005.

Operating expenses at VWS, including other reconciling items totaling $18.0 million and $16.7 million in fiscal 2005 and fiscal 2004, respectively, were $382.0 million and $455.4 million in fiscal 2005 and 2004, respectively. The decrease in operating expenses of $73.4 million, or 16.1%, was primarily due to a $33.1 million reduction in settlement risk guarantee expense in fiscal 2005, and a decrease of $11.2 million in personnel expense primarily resulting from reduced pension settlement losses in fiscal 2005 as compared to fiscal 2004. In addition, affiliates service expense in fiscal 2005 benefited from an $8.4 million pricing related settlement from Inovant.

The following table reflects the components of Visa International operating expenses for fiscal 2005 and 2004, excluding the EU Region:

		Adjusted 2004[1]	2005 vs. 2004
Years Ended September 30,	2005		$ Change	% Change
		(unaudited)
	(in thousands, except percentages)
Personnel	$309,219	$315,092	$(5,873)	(1.9)%
Affiliates services	183,511	208,114	(24,603)	(11.8)%
Premises, equipment and software	104,130	99,438	4,692	4.7%
Communications	31,833	36,415	(4,582)	(12.6)%
Professional and consulting services	98,721	95,502	3,219	3.4%
Advertising and promotion	284,973	246,064	38,909	15.8%
Travel and meetings	45,530	39,546	5,984	15.1%
Other expenses	32,514	32,806	(292)	(0.9)%
Settlement risk guarantee	(44,602)	95	(44,697)	nm

Total operating expenses	$1,045,829	$1,073,072	$(27,243)	(2.5)%

[1]	Adjusted to exclude results of EU region.

nm—not	meaningful

The table above and the following discussion of significant operating expenses excludes fiscal 2004 operating expenses of the EU region in order to focus on trends that have a recurring impact on Visa International’s results of operations.

Personnel—The decrease in personnel expense in fiscal 2005 from fiscal 2004 reflects a $13.6 million decrease in benefits primarily due to the combined effect of a $9.0 million reduction in pension expense and a $4.0 million reduction in payroll tax expense in Visa AP. The decline in pension expense was largely due to reduced pension settlement losses in fiscal 2005 as compared to fiscal 2004, primarily at VWS. The decline in payroll tax expense was attributable to favorable tax treatment related to U.S. expatriates working abroad. Employee incentives declined $2.4 million in fiscal 2005 compared to the prior fiscal year, offset by a comparable increase in salary expense attributable to annual merit increases.

Affiliates services—The decrease in affiliates services expense in fiscal 2005 from fiscal 2004 occurred primarily at VWS and was driven by lower charges for network and payment application enhancements. In addition, affiliates services expense in fiscal 2005 was reduced by $12.3 million due to a non-recurring pricing related settlement from Inovant, of which $8.4 million was recorded at VWS.

Premises, equipment and software—The increase in premises, equipment and software expense in fiscal 2005 over fiscal 2004 was due to higher amortization expense resulting from software placed in service in late fiscal 2004 and early fiscal 2005, partially offset by lower depreciation expense for office furniture and equipment that became fully depreciated in late fiscal 2004 and early fiscal 2005.

Communications—The decrease in communications expense in fiscal 2005 from fiscal 2004 was a result of favorable contract renegotiations and more efficient configurations of telecommunications resources. In addition, fiscal 2004 expense included costs from running an analog network while also building out a digital network in Visa CEMEA. Communications in Visa CEMEA were fully converted to the new digital network in fiscal 2005.

Professional and consulting services—The increase in professional and consulting services in fiscal 2005 over fiscal 2004 was due to:

•

Higher product and marketing consulting expense of $11.5 million related to the revitalization of the Visa brand and various projects undertaken in connection with member initiatives across all regions;

•	Higher legal expenses of $6.2 million related to various litigation cases, primarily at VWS; and

•	Strategic corporate consulting and governance matters, which increased expenses by approximately $5.3 million, primarily at VWS.

This increase in professional and consulting services was partially offset by a $16.4 million reduction in expense at VWS primarily related to the completion in early fiscal 2005 of an authorization system and the subsequent transition of the project to Visa Europe. On a regional basis, an increase in professional and consulting services of $7.2 million at Visa AP, primarily due to higher expenses for strategic corporate consulting and governance, was partially offset by a decrease of $5.8 million at VWS, attributable to lower expenses for the development of an authorization system.

Advertising and promotion—The increase in advertising and promotion expense in fiscal 2005 over fiscal 2004 was primarily due to:

•

Increased spending of approximately $36.2 million for media, production and related activities in Visa AP, where expenses increased due to spending in certain markets such as China and Hong Kong, as well as television media and production spending for region-wide campaigns.

•

Advertising spending related to the revitalization of the Visa brand, including production of point-of-sale materials, which increased expenses by approximately $7.0 million, including $5.5 million in Visa AP.

This increase in advertising and promotion expense was partially offset by lower spending of $3.6 million at VWS related to Visa’s sponsorship of the Olympics due to the completion of the Athens Olympics in 2004, partially offset by spending in fiscal 2005 for the 2006 Torino Olympics.

Travel and meetings—The increase in travel and meetings expense in fiscal 2005 over fiscal 2004 was primarily due to an All-Board meeting that was held in fiscal 2005 in Beijing, China, which included regional and corporate board members from all Visa entities and regions. Such board of directors meetings for all Visa entities and regions are usually held every two years. Additional travel expense was incurred in fiscal 2005 as a result of efforts to decentralize Visa CEMEA through the staffing of sub-regional offices, and in Visa AP in connection with marketing promotions and member meetings.

Settlement risk guarantee—In the fourth quarter of fiscal 2005, Visa International recorded a reduction to expense of $44.6 million resulting from the evaluation of the settlement risk guarantee. Under Visa International’s current corporate bylaws, Visa International indemnifies members for settlement losses suffered due to the failure of any other member to honor Visa cards and travelers cheques in accordance with Visa International’s operating regulations. Visa International’s indemnification with respect to members’ settlement losses creates settlement risk for Visa International, due to the difference in timing between the date of a payment transaction and the date of subsequent settlement. The term and amount of the indemnification are unlimited. Settlement losses are initially borne by Visa International and may subsequently be recovered from the region where the member has its principal place of business.

The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures. The model is reviewed and updated on a periodic basis to capture recent characteristics of the membership, historical loss experience, and changes in Visa International’s global risk policies and procedures.

During fiscal 2005, as a result of a review of the loss model, a $44.6 million reduction in the settlement risk guarantee obligation was recorded with a corresponding reduction to expense. Specifically, the historical loss factors utilized in the model were reduced as a result of Visa International’s low loss history and sustained performance under its global risk policies and procedures. Furthermore, management concluded that it had experienced sufficient economic cycles, loss events and economic incidents to utilize the updated loss factors in its fair value determination, thereby resulting in the reduction in the fair value of the guarantee obligation.

Non-Operating Income, Net, and Provision for Income Taxes

Non-operating income, net, and provision for income taxes in fiscal 2005 and fiscal 2004 were as follows (excluding the EU region):

			2005 vs. 2004
Years Ended September 30,	2005	Adjusted 2004[1]	$ Change	% Change
		(unaudited)
	(in thousands, except percentages)
Non-operating income, net	$40,469	$17,329	$23,140	133.5%
Provision for income taxes	$58,869	$33,095	$25,774	77.9%

[1]	Adjusted to exclude results of the EU region

The table above and the following discussion of non-operating income, net, and the provision for income taxes excludes the EU region in order to focus on trends that have a recurring impact on Visa International’s results of operations.

Non-operating income, net—The increase in non-operating income, net, in fiscal 2005 over fiscal 2004 was due to higher interest income of $6.7 million at VWS, reflecting higher market interest rates and higher balances of short-term investments. Dividend income from strategic investments, primarily at Visa LAC, also increased $6.7 million in fiscal 2005 compared to fiscal 2004. In addition, interest expense in fiscal 2005 as compared to fiscal 2004 decreased primarily due to $6.6 million of expense incurred at VWS in fiscal 2004 in connection with the settlement of income tax audits. No comparable interest expense was incurred in connection with the settlement of income tax audits in fiscal 2005.

Provision for income taxes—The increase in the provision for income taxes in fiscal 2005 over fiscal 2004 was due to an increase in pre-tax income of $76.6 million, partially offset by a decline in the effective tax rate to 41.4% in fiscal 2005 from 50.6% in fiscal 2004. The favorable decline in the effective tax rate is attributable to foreign tax refunds received and the favorable resolution of a federal income tax audit during fiscal 2005, partially offset by the expected result of a California tax audit.

Liquidity and Capital Resources

Summary

Visa International’s primary sources of liquidity are cash on hand, a fixed income investment portfolio comprised of highly rated short-term debt instruments with original maturities of 90 days or less, cash flow from operations and access to various borrowing arrangements. At March 31, 2007, Visa International had cash and cash equivalents of $604.4 million, no outstanding short-term borrowings, and long-term borrowings outstanding in an aggregate amount of $40.0 million. At September 30, 2006, Visa International had cash and cash equivalents of $705.8 million, no outstanding short-term borrowings, and long-term borrowings outstanding in an aggregate amount of $40.0 million. Borrowing arrangements available at March 31, 2007 included a $500.0 million U.S. commercial paper program, multi-currency revolving credit facilities totaling $2.25 billion, and a $250.0 million medium-term note program. Although Visa International is not subject to them, Visa International seeks to satisfy the liquidity standards published by the Bank for International Settlements for operators of net payment systems and to meet ongoing working capital requirements.

Visa International maintains a formal treasury policy approved by the audit, risk and finance committee of the Visa International board of directors that provides management with the guidelines and authority to manage liquidity risk in a manner consistent with corporate objectives. Management leads Visa International’s asset and liability committee, which oversees treasury activity, to ensure the approved policy is implemented and followed. The asset and liability committee establishes an annual liquidity target to ensure prudent liquidity resources are maintained. Short-term borrowings are executed when it is anticipated that liquid assets will fall below the annual liquidity target.

Settlement due from and due to members represents Visa International’s most consistent liquidity requirement, and arises primarily from the timing of settlement between member institutions with settlement currencies other than the U.S. dollar. The VWS treasury department manages the settlement of these multi-currency transactions. The settlement receivable and payable generally remain outstanding for two business days, consistent with standard market conventions for foreign currency transactions. Settlement receivable and payable balances vary according to the seasonal nature of international travel and worldwide holiday patterns. Typically, the highest seasonal liquidity demand is experienced in December and early January during the holiday shopping season. During the six months ended March 31, 2007, Visa International funded average daily net settlement receivable balances of $150.4 million, with the highest daily balance being $328.9 million. During fiscal 2006, Visa International funded average daily net settlement receivable balances of $109.4 million, with the highest daily balance being $297.9 million.

Visa International employs a methodology that measures capital relative to risk-based assets. The risk-based capital ratio calculation uses a risk-weighting framework similar to that issued by the Bank for International Settlements. The standard for risk-based capital includes a minimum target capital ratio of 8% of risk-based assets. Visa International’s off-balance sheet settlement risk guarantee represents the majority of the risk-weighted balance sheet. Visa International’s risk-based capital ratios at September 30, 2006, 2005 and 2004 were 14.7%, 11.8% and 10.8%, respectively, which were above the minimum target capital level of 8%.

Management believes that cash provided by operating activities and borrowing capacity under credit facilities provides sufficient financial flexibility to meet Visa International’s working capital requirements and to fund capital expenditures, interest payments, scheduled debt repayment requirements, post-employment and retirement benefits, and additional growth opportunities for the next twelve months. Management will continue to assess Visa International’s liquidity position and potential sources of supplemental liquidity in view of operating performance and other relevant circumstances. Visa International has certain off-balance sheet commitments and contingencies that may have significant future cash requirements. For additional information about commitments and contingent liabilities, see the discussion in “Off-Balance Sheet Arrangements and Contractual Obligations” below and in Note 19 to Visa International’s consolidated financial statements included elsewhere in this proxy statement-prospectus.

The following table sets forth, as of the dates presented, summarized data from Visa International’s consolidated financial statements reflecting financial condition:

	March 31, 2007	September 30,
		2006	2005	2004
	(unaudited)	(in thousands)
Consolidated Balance Sheet Data
Cash and balances on deposit with banks	$74,191	$57,505	$75,966	$68,434
Short-term investments	530,171	648,301	400,998	235,403

Total cash and cash equivalents	$604,362	$705,806	$476,964	$303,837
Trading assets	$95,747	$80,964	$73,182	$68,837
Investment securities, available-for-sale	$1,526	$1,210	$9,267	$110,069
Total current assets	$1,726,543	$1,705,691	$1,468,835	$1,474,357
Total current liabilities	$1,180,698	$1,315,511	$1,148,174	$1,263,854
Long-term debt	$39,941	$39,929	$39,904	$39,879
Total members’ equity	$750,649	$606,280	$535,446	$453,948
Working capital	$545,845	$390,180	$320,661	$210,503

Short-term investments consist of investments in debt securities with original maturities of 90 days or less and money market mutual funds. At March 31, 2007 and September 30, 2006, investment securities available-for-sale consist of an investment in a marketable equity security which is carried at fair value. At September 30, 2005 and 2004, investment securities available-for-sale include an investment in a marketable equity security with a fair value of $1.2 million and $1.7 million, respectively. Investment securities available-for-sale as of September 30, 2005 and 2004 also include investments in short-term debt securities and time deposits with original maturities of 91 days or more.

Cash Flow Data

Visa International’s primary source of operating cash flows is the collection of cash from members related to their use of Visa International services, and non-operating income, including net interest income and dividends from strategic investments. Operating cash flows are also impacted by the level and the timing of the payment of member incentives. Typically, a net outflow of operating cash is experienced in the first fiscal quarter, resulting primarily from the payment of member incentives and employee performance incentives that were accrued at the end of the preceding fiscal year.

The following table sets forth, for the periods presented, data from Visa International’s consolidated financial statements reflecting cash flow activity:

	Six Months Ended March 31,		Years Ended September 30,
	2007	2006	2006	2005	2004
	(in thousands)
Consolidated Cash Flow Data:
Net cash (used in) provided by operating activities	$(99,784)	$36,388	$245,395	$110,502	$(11,839)
Net cash (used in) provided by investing activities	$(1,660)	$4,377	$(16,553)	$70,825	$(77,726)
Net cash used in financing activities	$—	$—	$—	$(8,200)	$(5,000)
(Decrease) increase in cash and cash equivalents	$(101,444)	$40,765	$228,842	$173,127	$(94,565)

Operating Activities

Net cash used in operating activities increased $136.2 million during the six months ended March 31, 2007 as compared to the same period of the prior year, reflecting the payment of higher levels of member incentives which were accrued at September 30, 2006, as compared to payments during the six months ended March 31, 2006 for member incentives which were accrued at September 30, 2005. Cash used for income tax payments also increased $75.6 million in the six months ended March 31, 2007 as compared to the six months of fiscal 2006. The increase in cash used for payment of member incentives and income taxes was partially offset by an increase in pre-tax income, reflecting operating revenue growth offset partially by an increase in operating expenses.

The $134.9 million increase in net cash provided by operations in fiscal 2006 as compared to fiscal 2005 is partially due to the timing of the accrual and payment of member incentives, which increased during fiscal 2006 and are generally deducted from revenue in advance of payment.

The $122.3 million increase in net cash provided by operations in fiscal 2005 as compared to fiscal 2004 primarily reflects higher levels of accrued liabilities, partially offset by increases in prepaid and other assets and higher funding of settlement amounts due from members.

Investing Activities

Net cash used in investing activities increased $6.0 million during the six months ended March 31, 2007 as compared to the same period of the prior year. The increase in the use of cash in investing activities reflects the absence of net proceeds from purchases and maturities of investment securities available-for-sale, which provided net $8.4 million of cash in the six months ended March 31, 2006. During the six months ended March 31, 2007, excess liquidity was maintained in cash and cash equivalent investments based on favorable interest rates as compared to longer-term investments.

The $87.4 million decrease in net cash used in investing activities in fiscal 2006 as compared to fiscal 2005 reflects a shift of funds from the available-for-sale investment portfolio into cash equivalents that occurred in fiscal 2005. In fiscal 2006, funds were maintained in short-term cash equivalents based on favorable investment yields and to maintain high levels of liquid assets consistent with liquidity targets.

The $148.6 million increase in net cash provided by investing activities in fiscal 2005 as compared to fiscal 2004 reflects cash provided from net maturities of available-for-sale investments in fiscal year 2005, compared to cash used for net purchases of available-for-sale investments in fiscal 2004. The increase in cash generated from available-for-sale investment activity in fiscal 2005 over fiscal 2004 was partially offset by $47.8 million of cash provided as result of the incorporation of the EU region in fiscal 2004.

Financing Activities

To ensure liquidity was available to fund multi-currency settlement operations while maintaining adequate levels of cash equivalents, short-term borrowings of $267.1 million were executed and repaid during the six months ended March 31, 2007. This compares to short-term borrowings and repayments of $919.7 million in the same period of 2006. The decline in borrowings in the six months ended March 31, 2007 as compared to the same period of 2006 reflects higher available levels of cash and cash equivalents resulting in a reduced need to execute short-term borrowings.

To ensure liquidity was available to fund multi-currency settlement operations while maintaining adequate levels of cash equivalents, short-term borrowings of $1.1 billion were executed and repaid during fiscal 2006. This compares to short-term borrowings and repayments of $2.2 billion in fiscal 2005. During fiscal 2006 as compared to fiscal 2005, higher available levels of cash and cash equivalents resulted in higher levels of liquidity and contributed to the reduced need to execute short-term borrowings.

The utilization of cash in financing activities in fiscal 2005 was attributable to $8.2 million for the early redemption of preferred stock in September 2005, including a $1.2 million prepayment premium. In fiscal 2004, $5.0 million of cash was used in connection with the maturity of medium-term notes.

Sources of Liquidity

U.S. Commercial Paper Program

Visa International maintains a $500.0 million U.S. commercial paper program, which provides for the issuance of unsecured debt with maturities up to 270 days from the date of issuance at interest rates generally extended to companies with comparable credit ratings. The commercial paper program is Visa International’s primary source of short-term borrowed funds, and commercial paper is issued to cover short-term cash needs during peak settlement periods. At March 31, 2007 and September 30, 2006, Visa International had no obligations outstanding under this program.

Revolving Credit Facilities

Visa International maintains certain revolving credit facilities. The participating lenders in these revolving credit facilities include certain Visa International members or affiliates of Visa International members. These revolving credit facilities are maintained to provide liquidity in the event of settlement failures by Visa International members, to back up the commercial paper program and, in the case of the three-year facility, as described below, for general corporate purposes. There were no borrowings under these revolving credit facilities during the six months ended March 31, 2007 and 2006 or during fiscal 2006 or fiscal 2005. Facility and other fees associated with the revolving credit facilities were $0.7 million and $0.8 million for the six months ended March 31, 2007 and 2006, respectively, and $1.5 million, $2.1 million, and $1.6 million for fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

The revolving credit facilities consisted of the following at March 31, 2007:

	Maximum Allowed Borrowing Under Credit Facility	Expiration Date
	(in thousands)
Three-year facility	$300,000	October 2007
364-day facility	$1,450,000	November 2007
Incremental facility	$500,000	June 2007	*

*	Under the terms of the 364-day credit agreement, Visa International may request up to three activations of an incremental facility up to a maximum principal amount of $500 million with a maximum expiration date of November 19, 2007. Once activated, the incremental facility is a committed credit facility until the expiration date granted by the lenders. At March 31, 2007, the commitments under the then-current incremental facility were to expire, and any loans thereunder mature, on June 15, 2007. On June 15, 2007, a new incremental facility maturing November 19, 2007 was activated. Following the activation on June 15, 2007, Visa International may make one additional incremental facility activation request until November 18, 2007.

Three-year facility. On October 7, 2004, Visa International entered into a credit agreement with a syndicate of lenders. The credit agreement, which is unsecured, provides for a committed $300 million three-year revolving credit facility. The commitments under the revolving credit facility expire, and any loans thereunder mature, on October 7, 2007. Advances under the three-year revolving credit facility are denominated in U.S. dollars. Outstanding balances under the three-year revolving credit facility bear interest at a floating rate, which is at the option of Visa International, either: (i) the London Interbank Offered Rate, or LIBOR, plus a margin of between 0.17% and 0.28%, depending upon Visa International’s credit rating with Moody’s Investors Service, Inc., or Moody’s, and Standard and Poor’s Rating Service, or S&P; or (ii) an alternative base rate. Visa International must pay a quarterly facility fee on the total amount committed by the lenders. Visa International must also pay a quarterly utilization fee on the outstanding amount if borrowings under the facility exceed 50% of the total commitments. The facility and utilization fees range between 0.08% and 0.12% and 0.05% and 0.10%, respectively, depending on Visa International’s credit rating with Moody’s and S&P.

The three-year revolving credit facility contains certain covenants customary for financings of this type, including, without limitation, restrictions on: (i) indebtedness; (ii) the incurrence of liens; (iii) investments and acquisitions; (iv) mergers and the sale of assets; (v) transactions with affiliates; and (vi) a requirement to maintain consolidated accumulated net income of at least $300 million. The three-year revolving credit facility contains events of default customary for financings of this type, including, without limitation, failure to pay principal and interest in a timely manner, the breach of certain covenants, and judgments or orders for the payment of money in excess of $50 million on claims not covered by insurance that are rendered against Visa International or its subsidiaries. Visa International was in compliance with all covenants with respect to the three-year revolving credit facility as of March 31, 2007 and September 30, 2006.

364-day and incremental facilities. On November 20, 2006, Visa International entered into a credit agreement with a syndicate of lenders. The credit agreement, which is unsecured, provides for a committed $1.45 billion 364-day revolving credit facility with a sub-limit for swing-line loans. The commitments under the 364-day revolving credit facility expire, and any loans thereunder mature, on November 19, 2007. If certain conditions are met, any outstanding amounts under the revolving credit facility as of November 19, 2007 may be converted into term loans. The 364-day facility is bifurcated into a $1.25 billion multi-currency tranche that can be denominated in any combination of U.S dollars, euro, British pounds sterling, yen or any other foreign currency in which the relevant lenders agree to make advances and a $200 million U.S. dollar tranche that can be denominated only in U.S. dollars. The swing-line loans are available as a sub-limit under the multi-currency tranche. In addition, under the terms of the credit agreement, Visa International may request up to three activations of an incremental facility up to a maximum principal amount of $500 million with a maximum expiration date of November 19, 2007. Following an activation request, the incremental facility may be made available upon fulfillment of certain conditions and receipt of further commitments from the lenders under the 364-day credit agreement. Once activated, the incremental facility is a committed credit facility until the expiration date granted by the lenders. At March 31, 2007, the commitments under the then-current incremental facility were to expire, and any loans thereunder mature, on June 15, 2007. On June 15, 2007, a new incremental facility maturing November 19, 2007 was activated. Following the activation on June 15, 2007, Visa International may make one additional incremental facility activation request until November 18, 2007.

Outstanding balances under the 364-day revolving credit facility and the incremental facility bear interest at a floating rate, which is at the option of Visa International, either: (i) the LIBOR rate plus a margin of between 0.16% and 0.22%, depending upon Visa International’s credit rating with Moody’s and S&P; or (ii) an alternative base rate. All base rate loans must be denominated in U.S. dollars. Visa International must pay a quarterly facility fee on the total amount committed by the lenders. Visa International must also pay a quarterly utilization fee on the outstanding amount if borrowings under the facility exceed 50% of the total commitments. The facility and utilization fees range between 0.04% and 0.8% and 0.05% and 0.10%, respectively, depending on Visa International’s credit rating with Moody’s and S&P.

The 364-day revolving credit facility and the incremental credit facility contain certain covenants customary for financings of this type, including, without limitation, restrictions on: (i) indebtedness; (ii) the incurrence of liens; (iii) investments and acquisitions; (iv) mergers and the sale of assets; (v) transactions with affiliates; and (vi) a requirement to maintain consolidated accumulated net income of at least $400 million. In addition, there is a covenant that requires the prior written consent of the lenders for the proposed mergers of Visa International, Visa U.S.A. and Visa Canada. These revolving credit facilities contain events of default customary for financings of this type, including, without limitation, failure to pay principal and interest in a timely manner, the breach of certain covenants, and judgments or orders for the payment of money in excess of $100 million on claims not covered by insurance that are rendered against Visa International or its subsidiaries. Visa International was in compliance with all covenants with respect to the 364 day revolving credit facility and the incremental facility as of March 31, 2007 and September 30, 2006.

Uncommitted Credit Facility with Visa U.S.A.

Visa International has an uncommitted credit facility with Visa U.S.A. whereby the companies may provide each other short-term financing with a maximum term of five business days. Neither Visa International nor Visa U.S.A. has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of March 31, 2007, September 30, 2006 or September 30, 2005 under this arrangement.

Long-Term Debt

In March 1992, Visa International established a medium-term note program authorizing the issuance of a maximum $250.0 million of unsecured, private placement notes. The notes may be issued with maturities from nine months to 30 years at fixed or floating interest rates. No medium-term notes were issued during the six months ended March 31, 2007 or in fiscal 2006 or 2005. At March 31, 2007 and September 30, 2006, Visa International had notes outstanding in an aggregate amount of $40.0 million, which mature in August 2009 and have a fixed interest rate of 7.53%. Interest expense on the notes was $1.5 million in each of the six month periods ended March 31, 2007 and 2006, and $3.0 million, $3.0 million and $3.2 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.

Credit Ratings

Visa International’s credit ratings are periodically reviewed by credit rating agencies and communicated to financial markets and investors. Maintaining investment grade credit ratings is an important part of Visa International’s overall management strategy as they serve to lower the cost of funds and to facilitate Visa International’s access to capital. The following table sets forth Visa International’s credit ratings as of March 31, 2007:

Debt Type		Standard & Poor’s	Moody’s
Long-term unsecured debt	Local	A	A1
	Foreign	A	A1
Short-term unsecured debt		A-1	P-1

In October 2006, following the announcement of the proposed mergers of Visa International, Visa U.S.A. and Visa Canada, Standard & Poor’s placed Visa International on credit watch with negative implications and Moody’s changed the outlook for Visa International from stable to negative.

Off-Balance Sheet Arrangements

Visa International’s off-balance sheet arrangements relate to contingent obligations, guarantees and variable interest entities.

Contingent Obligations

Visa International has contingent obligations related to incentive agreements with members and other organizations for various programs designed to build payments volume, increase card issuance and acceptance, and increase other Visa branded transactions. These card, volume and support incentives are earned by members based on their performance over the term of the incentive agreement, which may range from one to seven years, and are recognized as a reduction of revenue in the same period as the related revenues are earned, based on management’s estimate of the members’ performance as compared to the terms of the incentive agreement. The agreements are generally cancellable by Visa International. Excluding anticipated revenue to be earned from growth in payments volume and the number of transactions processed in connection with these agreements, the expected reduction of future earnings in the next six years resulting from these agreements is estimated to be a maximum of $389.9 million as of March 31, 2007.

Guarantees

Under Visa International’s current corporate bylaws, Visa International indemnifies members for any settlement loss suffered due to the failure of any other member to honor Visa cards and travelers cheques processed in accordance with Visa International’s operating regulations. This indemnification is unlimited and is the result of the difference in timing between the date of a payment transaction and the date of subsequent settlement. To manage the settlement risk under this indemnification and the resulting risk to all members, a formalized set of credit standards has been approved by the Visa International board of directors. To reduce potential losses related to settlement risk, Visa International requires certain members to post collateral that may include cash equivalents, securities, letters of credit or guarantees in order to ensure their performance of settlement obligations. The exposure to settlement losses not covered by member collateral is accounted for as a settlement risk guarantee. The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures. The model is independently reviewed and updated on a periodic basis to capture recent characteristics of the membership, historical loss experience, and changes in Visa International’s global risk policies and procedures. The value of the settlement risk guarantee was $0.2 million at March 31, 2007 and September 30, 2006.

In October 2001, Visa International entered into a 20-year lease agreement for premises to be occupied by the EU region and Visa CEMEA. On July 1, 2004, upon the incorporation of the EU region as VESI, a wholly owned subsidiary of Visa Europe, the entire lease was assigned to VESI with Visa International acting as a guarantor to the landlord as required by United Kingdom property law under the existing lease. In the event of a default by VESI, Visa International is obligated to make lease payments. The base rent commitment is £7.5 million each year or $14.7 million in U.S. dollars (based on the March 31, 2007 exchange rate). Rent is allocated based on the square footage occupied by the tenants and was 81.1% for VESI and 18.9% for Visa CEMEA at March 31, 2007. VESI has agreed to reimburse Visa International for any liabilities that may arise under Visa International’s guarantee to the landlord. Since the inception of this arrangement, Visa International has not made any payments under this guarantee. The estimated value of this guarantee was $0.2 million at March 31, 2007 and September 30, 2006.

Variable Interest Entities

At September 30, 2006, Visa International had investments in three companies that were identified as variable interest entities. Visa International was not the primary beneficiary of any of these entities and as such no consolidation was required, although it did have a significant variable interest in one entity. This entity is involved in the development of processing services for smart cards in Egypt. Visa International’s variable interests in this entity at September 30, 2006 consisted of an equity investment and a lease guarantee and were not material to Visa International’s consolidated financial statements. During the six months ended March 31, 2007, the lease guarantee was terminated and this, together with other transactions and events, led to a reconsideration of the status of the entity with the conclusion that it no longer satisfied the criteria of a variable interest entity.

Contractual Obligations

As of March 31, 2007, significant contractual obligations, including payments due by period, were as follows:

	Years Ending September 30,
Payments due by period	Total	2007 (remaining six months)	2008-2009	2010-2012	Thereafter
	(in thousands)
Long-term debt obligations	$40,000	$—	$40,000	$—	$—
Interest on long-term debt	7,204	1,506	5,698	—	—
Operating lease obligations	73,469	9,184	18,025	12,361	33,899
Marketing and other obligations[1]	175,158	46,949	67,253	57,435	3,521

Total	$295,831	$57,639	$130,976	$69,796	$37,420

[1]	Consists of amounts associated with sponsorship agreements, advertising agreements, telecommunications services, and other commitments under non-cancelable agreements.

Visa International also has obligations with respect to pension and postretirement medical benefit plans. Visa International’s contributions to these benefit plans are expected to total $16.1 million in fiscal 2007. Refer to Note 10 to Visa International’s consolidated financial statements for the six month period ended March 31, 2007 and Note 14 to Visa International’s consolidated financial statements for the year ended September 30, 2006, included elsewhere in this proxy statement-prospectus.

In March 2006, Visa International entered into an eight-year agreement to sponsor the Fédération Internationale de Football Association, or FIFA, World Cup, commencing in January 2007. On December 6, 2006, a trial court in New York granted MasterCard Incorporated (Master Card) injunctive relief against FIFA, with the effect of awarding the FIFA sponsorship contemplated in the Visa-FIFA agreement to MasterCard instead. FIFA has appealed the court’s decision, which appeal is currently pending. Until this MasterCard-FIFA litigation is finally resolved or Visa International otherwise resolves the matter between itself and FIFA, Visa International’s rights and obligations under the Visa-FIFA agreement are not certain. The contractual payments under the agreement total $180.0 million over the eight-year term of the agreement and are payable in annual installments. The payment which was due in January 2007 has been temporarily delayed by agreement with FIFA. No related payments are included in the table above. Visa may realize financial and other remedies from FIFA in the event that FIFA is unable to perform under the Visa sponsorship agreement as a result of the MasterCard litigation.

Related Party Transactions

Visa International’s related parties include Visa U.S.A., which is a separately incorporated regional group member and has representation on the board of directors of Visa International. For the six months ended March 31, 2007 and during fiscal 2006, fiscal 2005 and fiscal 2004, revenue from Visa U.S.A. represented 10.2%, 12.8%, 14.9% and 14.1% of Visa International’s total operating revenues, respectively. No other member accounted for more than 10% of Visa International’s total operating revenues during the six months ended March 31, 2007 or fiscal 2006, fiscal 2005 and fiscal 2004.

Inovant is a majority-owned subsidiary of Visa U.S.A., 16% of which is owned by Visa International. Inovant operates VisaNet, the processing system through which transaction processing and related services are offered to members of Visa International. For the six months ended March 31, 2007 and during fiscal 2006, fiscal 2005 and fiscal 2004, expenses to Inovant represented 14.8%, 16.9%, 17.5% and 17.8% of Visa International’s total operating expenses, respectively.

Visa International has revolving credit facilities with 24 financial institutions, 18 of which were members. Of the total 18 members, ten have officers who also serve on Visa International’s board of directors and/or regional boards of directors. As discussed in “Certain Relationships and Related Party Transactions,” JPMorgan Chase Bank and Bank of America, N.A. are parties to Visa International’s revolving credit facilities. Available credit at March 31, 2007 under these facilities totaled $2.25 billion. No individual member provided more than 15% of the total credit available under these facilities and no amounts were outstanding at March 31, 2007. For further information about such financial relationships, see “Liquidity and Capital Resources-Sources of Liquidity.”

Seasonality

Visa International’s business is seasonal, reflecting international consumer travel patterns and increased consumer shopping during the holidays. Historically, the highest level of international travel occurs in the fourth fiscal quarter, ending September 30. Accordingly, the largest portion of international service revenues is earned in this quarter. This favorable increase in international service revenues may be more than offset by higher levels of member incentives in the fourth quarter, dependent on regional operating results for the full fiscal year. The first fiscal quarter, ending December 31, is generally the period of lowest operating expenditures. During this quarter, significant system development efforts are suspended in preparation for the holiday shopping season. This is also the quarter in which peak liquidity demands are experienced, particularly in late December during the holiday shopping season. Expenditures are higher after the second fiscal quarter, ending March 31, due to increased spending on advertising related to summer travel and systems development related to the following fiscal year’s holiday season.

Critical Accounting Estimates

Visa International’s consolidated financial statements are prepared in accordance with U.S. GAAP. In connection with the preparation of Visa International’s financial statements, Visa International’s management is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. These assumptions and estimates are based on judgments, historical experience, current trends and other factors that management believes to be relevant at the time the consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that Visa International’s financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from assumptions and estimates, and such differences could be material to the financial statements of Visa International.

Visa International’s significant accounting policies are discussed in Note 2 to the consolidated financial statements for fiscal 2006, included elsewhere in this proxy statement-prospectus. Visa International’s management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating the reported financial results of Visa International, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
Revenue Recognition

Agreements with certain members provide card, volume and support incentives which are based on estimates.	These agreements with members to provide incentives are recorded as reductions of revenue in the same period as the related revenues are earned, based on management’s	If the members’ actual performance differs from Visa International’s estimates, the amounts recorded as reduction of revenue would be impacted.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
	estimate of the members’ performance in a given period according to provisions in the agreements. Customer performance is estimated by using member reported information, transactional information accumulated from Visa’s systems, historical information, and discussions with Visa International’s customers. These estimates are compared to actual performance in subsequent periods.	Changes in estimates have not had a material impact on total operating revenues presented in the consolidated financial statements for fiscal years ending September 30, 2006, 2005 and 2004, or the six months ended March 31, 2007 and 2006.

Impairment of Investments

The fair value of cost method and equity method investments is estimated if there have been identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments.	Identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments are evaluated based on management’s judgments. Among the factors considered by management are developments since the acquisition of the investment, the sales price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer and other factors generally pertinent to the valuation of investments.

There were no impairment charges in the six months ended March 31, 2007 or the year ended September 30, 2006. Impairment charges of $2.2 million and $5.3 million were recorded in the years ended September 30, 2005 and 2004, respectively.

The maximum exposure to changes in fair value estimates at March 31, 2007, September 30, 2006 and September 30, 2005 is represented by the book values of these investments, which were $71.6 million, $68.6 million and $57.1 million, respectively.

If actual results are not consistent with the assumptions and judgments used in this methodology, Visa International may be exposed to impairment losses that could be material to the financial statements.

Capitalized Software

Capitalized software includes internal and external costs incurred in developing software for internal use. Capitalized software is evaluated for impairment, at a minimum, on an annual basis or when an event occurs	Management conducts an impairment analysis by applying judgment in estimating whether each technology project will satisfy its intended function. If the carrying value exceeds the	There were no impairment charges in the six months ended March 31, 2007 or the years ended September 30, 2006, 2005 and 2004. At March 31, 2007, September 30, 2006 and September 30, 2005, the

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
or circumstances change which indicate the existence of a possible impairment.	technology’s fair value, an impairment loss is recorded.

maximum exposure to changes in fair value estimates is represented by the book values of these intangible assets, which were $38.5 million, $47.4 million and $52.9 million, respectively.

If actual results are not consistent with the assumptions and judgments used in this methodology, Visa International may be exposed to impairment losses that could be material to the financial statements.

Tax Contingencies

In calculating income tax expense or benefit, estimates and assumptions are made regarding certain tax positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. In certain circumstances, a valuation allowance may be recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.	It is difficult to predict the final outcome or the timing of the resolution of any particular tax matter. A number of years may lapse before a tax return containing various issues, for which reserves have been established, is audited and finally resolved. The calculation of reserves related to tax matters involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. As a result, management monitors the changes in these and other factors and adjusts the reserves and the effective tax rate on a timely basis if necessary.	Management believes that tax reserves reflect the probable outcomes of known contingencies. Although management may think that estimates and judgments discussed herein are reasonable, actual results may differ, which could be material to the financial statements of Visa International.

Settlement Risk Guarantee

The fair value of the settlement risk guarantee is based on estimates.	Management estimates the value of this guarantee using internal estimates of the probability of failure by each member, the average settlement exposure, the average number of days to settle	The resulting estimate of this settlement risk guarantee, after consideration of collateral held, was $0.2 million at March 31, 2007 and September 30, 2006, respectively, and $0.3 million at
	and the estimated loss upon failure. Management believes the most critical assumption in estimating the settlement risk guarantee liability is the loss upon failure. Loss upon failure represents the actual loss Visa International	September 30, 2005. If significant losses occur in the future under this guarantee, the fair value of the guarantee could increase by an amount material to the financial statements.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
expects to incur in the event that a member fails. Visa International establishes this estimate by using actual loss history for the previous 10-year period. Through implementation of Visa International’s member risk policy, the Company has experienced minimal losses over the last 10 years.

Legal and Regulatory Matters

Visa International is involved in a number of legal and regulatory actions, the outcomes of which are not within Visa International’s complete control or may not be known for prolonged periods of time.	In accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies,” a liability is recorded in Visa International’s consolidated financial statements for legal and regulatory actions when a loss is known or considered probable and the amount can be reasonably estimated. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in the consolidated financial statements. In most cases, significant judgment is required to determine whether a loss is probable and to estimate the amount and timing of the loss to be recorded.	The outcome of these legal matters cannot be predicted with certainty. Significant changes in legal proceedings and/or the factors considered in the evaluation of those matters could have a material adverse effect on Visa International’s business, financial condition and results of operations.

Pension

Pension assumptions are significant inputs to actuarial models that measure pension benefit obligations and related effects on operations. Two critical assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurements. These critical assumptions are evaluated at least annually on a plan basis. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect actual experience and

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors, and, in accordance with U.S. GAAP, the impact of these differences are accumulated and amortized over future periods.

Visa International’s discount rate is based on matching the duration of other corporate bond pools that match the expected benefit payment stream. The discount rate enables the statement of expected future cash flows at a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense.

United States (U.S.) Plan

To reflect market interest rate conditions in calculating the projected benefit obligation, the pension discount rate was increased from 5.3% at June 30, 2005 to 6.2% at June 30, 2006.

United Kingdom (UK) Plan

A discount rate of 5.0% was utilized at September 30, 2006 and 2005.

U.S. Plan

A 25 basis point decrease or increase in the discount rate would increase or decrease annual pension expense, respectively, by
$1.3 million.

UK Plan

A 25 basis point decrease or increase in the discount rate would increase or decrease annual pension expense, respectively, by $0.6 million.

To determine the expected rate of return on plan assets, Visa International considers the current and expected asset allocation, as well as the long-term historical risks and returns associated with each asset class within the plan portfolio. A lower expected rate of return on plan assets increases pension cost.	U.S. Plan An expected rate of return of 7.5% was utilized at June 30, 2006 and 2005. UK Plan An expected rate of return of 7.0% was utilized at September 30, 2006 and 2005.

U.S. Plan

A 25 basis point decrease or increase in the expected return on assets would increase or decrease pension expense, respectively, by $0.3 million.

UK Plan

A 25 basis point decrease or increase in the expected return on assets would increase or decrease pension expense, respectively, by $0.1 million.

Postretirement

Certain assumptions are used in the determination of annual postretirement costs. Key assumptions include the discount rate used to measure the plan’s projected benefit obligation and the projected increase in future healthcare costs.

To reflect market interest rate conditions in calculating the projected benefit obligation, the postretirement discount rate was increased from 5.0% at June 30, 2005 to 6.2% at June 30, 2006.

The annual rate of future increase in per capita cost of health benefits was 7.0% in 2006. The rate is

A 25 basis point decrease or increase in the discount rate would increase or decrease expense, respectively, by approximately $0.04 million.

Increasing the health care cost trend by 1% would increase the postretirement accumulated plan

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions
	assumed to decrease to 6.0% by 2007 and remain at that level thereafter.	benefit obligation by $0.2 million, and service and interest costs by approximately $0.1 million. Decreasing the health care cost trend by 1% would decrease the postretirement accumulated plan benefit obligation by $0.2 million, and service and interest costs by approximately $0.1 million.

Impact of Recently Issued Accounting Pronouncements and Standards

In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No., or FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It establishes a probability threshold of greater than 50% to satisfy the requirement to recognize a tax benefit. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Visa International is currently evaluating the impact of FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard, or SFAS, No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Visa International is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. In addition, the measurement date, the date at which the benefit obligation and plan assets are measured, is required to be the company’s fiscal year end. SFAS No. 158 is effective for non-public companies for fiscal years ending after June 15, 2007, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. Visa International plans to adopt both the balance sheet recognition and measurement date provisions of SFAS No. 158 at September 30, 2007, which represents an early adoption of the measurement date provision. Accordingly, for the balance sheet recognition provision with respect to Visa International’s portion of pension and post-retirement plans at September 30, 2007, the after-tax impact would reduce members’ equity by approximately $19.2 million and $11.4 million for the United States and United Kingdom plans, respectively, based on fiscal 2006 pension plan measurements. For the measurement date provision, for Visa International’s portion of the United States pension and post-retirement plans at September 30, 2007, Visa International will record an after-tax charge of approximately $2.8 million to members’ equity in the fourth quarter of fiscal 2007. The United Kingdom plans currently have measurement dates of September 30, so no change in measurement date is required for those plans. These estimates are actuarially calculated based on current assumptions for the plans, and assume that there will be no modifications, amendments or other significant changes to the plans. Actual results could differ from these estimates.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of SFAS No. 115.” This statement allows entities to choose to measure many financial instruments and other items at fair value. In addition, SFAS No. 159 includes an amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Visa International is evaluating the impact that SFAS No. 159 could have on its consolidated financial statements, if any.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential for economic losses from changes in market factors such as foreign currency exchange rates, credit, interest rates and equity prices.

Visa International is exposed to market risk related to changes in foreign currency exchange rates, interest rates and equity prices. Management establishes and oversees the implementation of policies, which have been approved by the Board of Directors, governing funding, investments and the use of derivative instruments. Visa International does not hold or enter into derivatives or other financial instruments for trading or speculative purposes. Aggregate risk exposures are monitored on an ongoing basis, and cash and cash equivalents are not considered to be subject to interest rate risk due to the short period of time to maturity.

Foreign Currency Exchange Rate Risk

The business of Visa International is conducted globally. As such, Visa International is exposed to adverse movements in foreign currency exchange rates. Risks from foreign currency exchange rate fluctuations are related primarily to adverse changes in the dollar value of revenues that are derived from foreign currency-denominated transactions, and to adverse changes in the dollar value of payments in foreign currencies, primarily for costs and expenses at Visa International’s non-U.S. locations.

These risks are managed by utilizing derivative foreign currency forward and option contracts, which we refer to as foreign currency contracts. Foreign currency contracts are primarily designated as hedges of operational cash flow exposures which result from changes in foreign currency exchange rates. At March 31, 2007, the currencies underlying the foreign currency contracts consist primarily of the British pound, Brazilian real, Australian dollar, Singapore dollar, Mexican peso, Japanese yen and South Korean won. The foreign currency exchange rate risk management program reduces, but does not entirely eliminate, the impact of foreign currency exchange rate movements. Refer to Note 12 of Visa International’s consolidated financial statements for the six month period ended March 31, 2007 and Note 16 of Visa International’s consolidated financial statements for fiscal 2006, included elsewhere in this proxy statement-prospectus, for a further discussion of foreign currency exchange rate risk.

At March 31, 2007, foreign currency contract positions consisted of agreements to purchase foreign currencies in exchange for U.S. dollars, at notional amounts totaling $56.8 million, and agreements to sell foreign currencies in exchange for U.S. dollars, at notional amounts totaling $166.4 million. Based on these March 31, 2007 foreign currency contract positions, the effect of a hypothetical 10% strengthening of the U.S. dollar is estimated to create an additional fair value loss of $3.3 million on the contracts to purchase foreign currency and an additional fair value gain of $8.1 million on the contracts to sell foreign currency. A hypothetical 10 percent weakening of the U.S. dollar is estimated to create an additional fair value gain of $3.6 million on the contracts to purchase foreign currency and an additional fair value loss of $6.1 million on the contracts to sell foreign currency. At March 31, 2007, the three largest concentrations of agreements to sell foreign currency consisted of contracts for the Brazilian real, Australian dollar and Mexican peso. Agreements to purchase foreign currencies at March 31, 2007 consisted solely of contracts for the British pound and Singapore dollar.

At September 30, 2006 and 2005, foreign currency contract positions consisted of agreements to purchase foreign currencies in exchange for U.S. dollars, at notional amounts of $54.5 million and $78.6 million, respectively. Based on these fiscal year-end 2006 and 2005 foreign currency contract positions, the effect of a hypothetical 10% strengthening of the U.S. dollar is estimated to create an additional fair value loss of $5.3 million and $7.5 million at September 30, 2006 and 2005, respectively.

Visa International is also subject to foreign currency exchange risk in daily settlement activities. This risk arises from the timing of rate setting for settlement with member institutions relative to the timing of market trades for balancing currency positions. The foreign currency exchange risk in settlement activities is limited through daily operating procedures, including the utilization of Visa settlement systems and Visa International’s interaction with foreign exchange trading counterparties.

Interest Rate Risk

Interest rate risk occurs when the pricing of interest-earning assets and interest-bearing liabilities differ. Visa International is exposed to interest rate risk primarily through short-term interest bearing investments which may be included in available-for-sale securities, long-term debt and borrowing activities. Investments in fixed rate instruments carry a degree of interest rate risk. The fair value of fixed rate securities may be adversely impacted due to a rise in interest rates. Additionally, a falling rate environment creates reinvestment risk because as securities mature the proceeds are reinvested at a lower rate, generating less interest income. Because Visa International has historically had the ability to hold short-term investments until maturity and the majority of Visa International’s investments mature within one year of purchase, operating results or cash flows have not been, and are not expected to be, materially impacted by a sudden change in market interest rates. Visa International’s asset and liability committee is responsible for managing any interest rate risk consistent with Visa International’s treasury policy requirements. Notwithstanding the efforts to manage interest rate risks, there can be no assurances that there will be adequate protection against the risks associated with interest rate fluctuations.

Visa International has various credit facilities to provide liquidity in the event of member settlement failures and other operational needs. These credit facilities have variable rates which are applied to borrowings based on terms and conditions set forth in each agreement. There were no amounts outstanding at March 31, 2007, September 30, 2006 and September 30, 2005 under these credit facilities.

Visa International has fixed rate medium-term notes which are subject to interest rate risk. A hypothetical 100 basis point decrease in rates would have resulted in an additional fair value loss estimated at $0.9 million, $1.1 million and $1.5 million as of March 31, 2007, September 30, 2006 and September 30, 2005, respectively.

Equity Price Risk

Visa International maintains marketable equity securities and short-term money market investments that are used to fund certain vested and unvested executive compensation plans. These investments are classified as trading assets and are reported at fair value using quoted market prices, with an offsetting gain or loss recorded in non-operating income, net. In addition, the vested portion of the compensation liabilities is adjusted for changes in the fair value of the related trading account assets, with an offsetting amount recorded in personnel expense on the consolidated statements of operations. Visa International is thus exposed to equity price risk for the portion of the trading assets which are not related to vested compensation liabilities. At March 31, 2007, September 30, 2006, and September 30, 2005, the balances of trading assets were $95.7 million, $81.0 million and $73.2 million, respectively. At March 31, 2007, September 30, 2006, and September 30, 2005, the balances of vested compensation liabilities were $66.8 million, $70.4 million and $67.5 million, respectively. The effect of a hypothetical 10% decline in the market value of the trading asset portfolio would have resulted in a net fair value loss estimated at $2.9 million, $1.1 million and $0.6 million at March 31, 2007, September 30, 2006 and September 30, 2005, respectively.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA AND

STATISTICAL DATA OF VISA U.S.A.

The selected Visa U.S.A. consolidated statements of operations data and consolidated balance sheet data presented below as of and for the years ended September 30, 2006, 2005 and 2004 have been derived from audited consolidated financial statements of Visa U.S.A. included elsewhere in this proxy statement-prospectus. The selected Visa U.S.A. consolidated statements of operations data and consolidated balance sheet data presented below as of and for the years ended September 30, 2003 and 2002 have been derived from audited consolidated financial statements not included in this proxy statement-prospectus. The selected consolidated financial data presented below as of and for the six months ended March 31, 2007 and March 31, 2006 have been derived from the unaudited consolidated financial statements of Visa U.S.A. included elsewhere in this proxy statement-prospectus and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Visa U.S.A.’s financial position and results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future and results for the six months ended March 31, 2007 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending September 30, 2007.

Visa U.S.A. recorded a cumulative effect of accounting change in fiscal 2005 related to its membership interest in Visa International and in fiscal 2004 related to Visa U.S.A. changing its method of amortizing volume and support agreements. For further information regarding these accounting changes, see Note 3 of the fiscal 2006 consolidated financial statements of Visa U.S.A. These accounting changes resulted in additional net income of $95.7 million in fiscal 2005 and an additional net expense of $6.2 million in fiscal 2004. On January 1, 2003, Visa U.S.A. purchased Inovant, Inc. and subsequently formed Inovant, which affect the comparability of the financial data of Visa U.S.A. The operating results of Inovant were included in the consolidated statements of operations of Visa U.S.A. from January 1, 2003.

The selected statistical data tables present total payments volume, cash volume, total transactions, and total transaction messages. Visa U.S.A.’s members provide payments volume and cash volume information on their quarterly operating certificates, which are the bases used by Visa U.S.A. to charge card service fees. Payments volume and cash volume information is subject to verification by Visa U.S.A. From time to time, members may update previously submitted payments and cash volume information. Prior year payments and cash volume information presented in the table below has not been updated as changes made were not material. Payments volume excludes cash disbursements obtained with Visa-branded cards, balance transfers, and convenience checks. Total transactions data is provided by Visa U.S.A.’s members while total messages processed are provided by Visa U.S.A.’s transaction processing systems. The selected statistical data does not purport to indicate results of operations as of any future date or for any future period.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Visa U.S.A.” and the consolidated financial statements and the notes thereto included elsewhere in this proxy statement-prospectus.

Selected Financial and Statistical Data

	Six Months Ended March 31,	Six Months Ended March 31,	Years Ended September 30,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)		(in millions, except percentages)
Statements of Operations Data
Operating Revenues	$1,658	$1,467	$2,948	$2,665	$2,429	$1,980	$1,564
Volume and Support Agreements	(234)	(279)	(588)	(524)	(466)	(366)	(311)
Operating Expenses	1,078	1,119	2,219	2,212	1,999	3,398	1,478
Litigation Provision	15	49	23	132	37	1,500	—
Operating Income (Loss)	580	349	730	453	430	(1,418)	86
Operating Income (Loss) as Percent of Operating Revenues	35.0%	23.8%	24.8%	17.0%	17.7%	(71.6%)	5.5%
Other Income (Expense)	31	(5)	(8)	3	(75)	(38)	17
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	385	213	455	265	216	(885)	60
Net Income (Loss)	385	213	455	360	210	(885)	60

Balance Sheet Data (at period end):
Cash and Cash Equivalents	$386	$177	$270	$135	$174	$86	$46
Short-term Investment Securities, Available-for-Sale	1,026	722	660	681	156	253	143
Total Current Assets	2,041	1,509	1,594	1,478	920	867	552
Long-term Investment Securities, Available-for-Sale	355	512	515	319	378	85	9
Total Assets	3,252	2,928	2,964	2,745	2,294	1,905	876
Current Portion of Long-Term Debt[1]	26	32	32	32	32	174	—
Current Portion of Accrued Litigation[2]	238	342	216	197	244	201	—
Total Current Liabilities	1,263	1,444	1,393	1,325	1,070	988	410
Long-Term Debt[1]	32	58	41	74	106	—	—
Long-Term Accrued Litigation[2]	811	944	784	1,010	1,019	1,127	—
Total Equity (Deficit)	968	338	583	126	(230)	(440)	444

Statistical Data [3] (unaudited)	(in millions, except percentages)
Credit	$317,447	$299,115	$588,972	$537,772	$491,860	$446,407	$434,616
Percentage change	6.1%	9.4%	9.5%	9.3%	10.2%	2.7%	(2.1%)
Debit	308,918	279,856	574,454	466,618	362,382	287,188	235,548
Percentage change	10.4%	25.2%	23.1%	28.8%	26.2%	21.9%	23.8%
Commercial and Other	90,884	76,003	159,411	126,506	102,197	84,963	69,805
Percentage change	19.6%	26.3%	26.0%	23.8%	20.3%	21.7%	15.6%
Total Payments Volume [4]	717,249	654,974	1,322,837	1,130,896	956,439	818,558	739,969
Percentage change	9.5%	17.6%	17.0%	18.2%	16.8%	10.6%	6.5%
Cash Volume	190,043	170,857	348,435	313,714	280,040	242,280	226,362
Percentage change	11.2%	10.9%	11.1%	12.0%	15.6%	7.0%	14.4%
Total Volume	$907,292	$825,831	$1,671,272	$1,444,610	$1,236,479	$1,060,838	$966,331
Percentage change	9.9%	16.1%	15.7%	16.8%	16.6%	9.8%	8.3%
Total Transactions	12,767	11,565	23,410	20,009	16,653	14,099	12,542
Percentage change	10.4%	17.7%	17.0%	20.2%	18.1%	12.4%	12.3%
Total Messages Processed	74,098	68,402	140,355	129,925	115,781	124,856	113,850
Percentage change	8.3%	7.6%	8.0%	12.2%	(7.3%)*	9.7%	11.0%

*	The decline reflects a change in unit-of-measure used as a basis for clearing and settlement fees charged for certain variable access transactions. Excluding the effect of this change in unit-of-measure, transaction volumes increased 14%. In 2004, the unit-of-measure was changed to kilobytes of file transmission from number of transactions processed.

1	At September 30, 2003, Visa U.S.A. was in default of certain financial performance covenants as a result of the settlement of the Retailers’ litigation described in Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A. As a consequence, the long-term portion of Visa U.S.A.’s debt was classified as being due within one year.

2	In 2003, Visa U.S.A. settled the Retailers’ litigation for approximately $2.0 billion, to be paid over ten years, as described in Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A. The present value of this obligation was recorded in 2003.

3	Percentage change for the year ended September 30, 2002 represents change compared to the year ended September 30, 2001. Percentage change for the six months ended March 31, 2006 represents change compared to the six months ended March 31, 2005.

4	Total Payments Volume is provided by Visa U.S.A. members, subject to verification by Visa U.S.A. From time to time, members may update previously submitted sales volume information. Prior year sales volume information presented in this table has not been updated, as changes made are not material.

For further information, see Note 18 of the consolidated fiscal 2006 financial statements of Visa U.S.A. included elsewhere in this proxy statement-prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF VISA U.S.A.

This management’s discussion and analysis provides a review of the results of operations, financial condition, and the liquidity and capital resources of Visa U.S.A. and its subsidiaries and outlines the factors that have affected recent earnings, as well as those factors that may affect future earnings. The following discussion and analysis should be read in conjunction with Visa U.S.A.’s consolidated financial statements and related notes as of and for the periods ended March 31, 2007 and September 30, 2006, included elsewhere in this proxy statement-prospectus.

Non-GAAP Financial Measures

This management’s discussion and analysis contains certain non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be viewed as alternatives to, or more meaningful than, the comparable U.S. GAAP measure and should be considered in addition to, but not as substitutes for, the most directly comparable U.S. GAAP measure. Readers are encouraged to review the reconciliation of the non-GAAP financial measures used to their most directly comparable GAAP financial measures provided in the table below. See also additional discussion below under “—Operating Revenues—Volume and Support Agreements,” “—Operating Expenses—Administrative and Other” and “—Operating Expenses—Litigation Provision.”

Overview

Visa U.S.A. is a leader in the electronic payments industry in the United States and is responsible for administering Visa payment programs in the United States. Visa U.S.A. provides products and services over a secure payment network in support of payment programs offered by its member financial institutions to their consumer, commercial, and merchant customers. Visa U.S.A.’s principal product platforms include consumer credit, consumer debit and cash access, prepaid, and commercial programs. Visa U.S.A. is a group member of Visa International and, as of March 31, 2007, operates as a non-stock corporation with approximately 13,400 member financial institutions.

Visa U.S.A.’s business is highly correlated with overall economic conditions and consumer spending patterns in the United States. During the first two quarters of fiscal 2007, the pace of economic growth weakened, reflecting the impacts of a softening housing market, declining mortgage credit quality, and continued spikes in energy prices. This deceleration in growth was moderated by increases in business and government spending and growth in exports, which contributed to maintaining steady unemployment levels and modest increases in personal consumption expenditures. Consumers continued to rely more on personal income growth and credit card loans rather than home equity to support personal consumption expenditures.

The payments industry continues to evolve rapidly. Visa U.S.A. believes that the ongoing worldwide payments migration from paper-based to electronic forms creates significant opportunities for the continued growth of Visa U.S.A.’s business. Visa U.S.A. continues to explore opportunities to enhance its payment network to create innovative network-based services that will expand the scope of payment solutions to more and different customers. Visa U.S.A. contributes to innovation in the payment industry through several initiatives including developments in the areas of mobile and electronic commerce. Further, Visa U.S.A. is working to develop standards and programs that will allow consumers to conduct their financial transactions securely using a variety of contactless devices.

Visa U.S.A. endeavors to achieve its financial objectives by building incremental Visa-branded volume, by penetrating existing and emerging market segments via new payment platforms and services, and by effective expense management.

Visa U.S.A. continues to face challenges that can materially impact its business, including competition and pricing pressure within the global payments industry, due in part to consolidation in the financial sector and the growing influence of merchants. Visa U.S.A. also continues to face regulatory scrutiny of interchange fees and other aspects of the payments industry. Results of Visa U.S.A.’s ongoing litigation matters may also have an adverse impact on its business.

Visa U.S.A. achieved 13% growth in operating revenues in the six months ended March 31, 2007 compared to the same prior year period. The growth in operating revenues was primarily due to a 10% increase in payments volume (as defined below) on Visa U.S.A.’s products for the six months ended March 31, 2007, as compared to the same period in fiscal 2006, with double-digit sales growth in commercial and online consumer debit products. Payments volume is defined as the total monetary value of transactions for goods and services that are purchased with Visa products, including PIN-based debit, and excluding cash transactions.

Operating income increased 66% for the six months ended March 31, 2007, compared to the same prior year period. These results were impacted by adjustments to Visa U.S.A.’s estimates of performance under volume and support agreements, as part of its routine quarterly review of these agreements, and by litigation provision charges related to ongoing litigation matters. Visa U.S.A. also recorded two substantial charges in prior year comparable periods including a provision for ongoing litigation matters, and a charge related to reimbursing members for costs associated with Visa U.S.A.’s holographic magnetic card in the six months ended March 31, 2006. Excluding the impacts of volume and support agreement adjustments, litigation provisions, and charges related to the holographic magnetic card, operating revenues grew 12% and operating income increased 34% for the six months ended March 31, 2007, respectively, compared to the prior year comparable period.

The exclusion of these impacts results in percentages that are considered non-GAAP financial measures. Visa U.S.A. included these non-GAAP financial measures because management believes that they are useful to the reader in allowing for a better comparison between periods with respect to costs incurred that impacted the growth in operating revenues and operating income and thereby providing better insight into Visa U.S.A.’s operating performance. Management uses adjusted operating revenues and adjusted operating income to review its results in connection with other GAAP financial measures. Management believes that increases in operating income period-over-period are not necessarily reflective of the performance of its business or indicative of future results given the impact of certain operating charges not directly attributable to changes in payments volume transacted on the Visa network. However, non-GAAP financial measures may limit the comparability of Visa U.S.A.’s financial results with those of its competitors. The following table provides a reconciliation of the growth in operating revenues and operating income when considering these impacts. See also additional discussion below under volume and support agreements, administrative and other, and litigation provision.

	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
	(in millions, except percentages)
Operating Revenues	$1,658	$1,467
Less: Volume and Support Agreement adjustments	58	37
Adjusted Operating Revenues (Non-GAAP)	$1,600	$1,430
Change in Adjusted Operating Revenues (Non-GAAP)	12%

Operating Income	$580	$349
Add: Holographic Magnetic Card adjustments	(7)	42
Add: Litigation Provision	15	49
Adjusted Operating Income (Non-GAAP)	$588	$440
Change in Adjusted Operating Income (Non-GAAP)	34%

Visa U.S.A. achieved 11% growth in operating revenues in fiscal 2006 over fiscal 2005. The growth in operating revenues was primarily due to a 17% increase in payments volume on Visa U.S.A.’s products in fiscal 2006 compared to the same prior year period. All product categories experienced double-digit payments volume growth in fiscal 2006. More effective operating expense management enabled the growth in operating income to outpace growth in operating revenues. Operating income increased 61% in fiscal 2006 over fiscal 2005. Operating income as a percentage of operating revenues increased to 25% from 17% in fiscal 2005.

Visa U.S.A.’s total equity was $968 million at March 31, 2007 as compared to $583 million at September 30, 2006.

In November 2006, Visa U.S.A. announced plans to outsource certain data processing and development support functions over the course of fiscal 2007. This action was intended to help Visa U.S.A. better align personnel and contract staffing levels with seasonality and project demand. As a result of this strategy, Visa U.S.A. expects to reduce the total number of employees of Visa U.S.A. by approximately 6% of Visa U.S.A.’s total workforce as of March 31, 2007. Visa U.S.A. will incur severance and related personnel costs of approximately $15 million throughout fiscal 2007 and fiscal 2008. This amount is an estimate based upon current assumptions for the timing of employee terminations and will be updated, as appropriate, to reflect actual termination dates. Although Visa U.S.A. believes that these estimates accurately reflect the costs of its plan, actual results may differ, thereby requiring Visa U.S.A. to record additional provisions or reverse a portion of such provisions. During the six months ended March 31, 2007, Visa U.S.A. incurred charges of $10 million in connection with these terminations. At March 31, 2007, the related liability in accrued compensation was $8 million.

In a cooperative industry effort in 2006, Visa U.S.A. co-founded the Payment Card Industry Data Security Standards (PCI DSS) Council, an independent council that established security standards to protect cardholder data and to prevent fraud. In December 2006, Visa U.S.A. announced the introduction of the PCI Compliance Acceleration Program (PCI CAP) for merchants and VisaNet processors. The program uses both financial incentives and fines to encourage merchants to comply with the PCI industry standards. Visa U.S.A. expects the program to provide approximately $20 million in financial incentives through September 2007 to member acquirers upon validation of their merchants’ early compliance with PCI standards. Penalties will be levied for non-compliance after September 30, 2007. During the six months ended March 31, 2007, Visa U.S.A. recorded obligations of $7 million related to this program as a reduction of revenue under volume and support agreements on Visa U.S.A.’s consolidated statements of operations.

Results of Operations

Operating Revenues

Operating revenues are comprised of card service fees, data processing fees, international transaction fees, and other revenues, reduced by costs incurred under volume and support agreements. Visa U.S.A.’s operating revenues are based upon aggregate payments volume and transactional information reported by its members or accumulated by its transaction processing systems. Visa U.S.A.’s operating revenues are primarily generated from fees calculated on the payments volume of activity on cards carrying the Visa brand, which we refer to as card service fees, and from the fees charged to members for providing transaction processing, which we refer to as data processing fees, and other payment services described below. Card service fees and data processing fees combined represent 77% of Visa U.S.A.’s gross operating revenues for both six month periods ended March 31, 2007 and March 31, 2006, and 77%, 76%, and 77% of Visa U.S.A.’s gross operating revenues in fiscal 2006, fiscal 2005, and fiscal 2004, respectively. Gross operating revenues is defined as total operating revenues excluding volume and support agreements.

Card Service Fees

Card service fees reflect payments by members for their participation in card programs carrying marks of the Visa brand. Current quarter card service fees are assessed using a calculation of pricing applied to prior quarter volumes as reported on member quarterly operating certificates, exclusive of online PIN-based debit. These payments volumes also do not include cash disbursements obtained with Visa-branded cards, balance transfers, or convenience checks.

Data Processing Fees

Visa U.S.A. operates a proprietary network, VisaNet, which provides transaction processing services linking issuers and acquirers. Processing services are provided through Visa U.S.A.’s majority-owned subsidiary, Inovant, which operates VisaNet, the transaction processing platform that provides message processing services linking issuers and acquirers. Visa U.S.A. also provides processing services to Visa International, Visa Canada, and Visa Europe, in accordance with service agreements with these entities. Data processing fees are based on information Visa U.S.A. accumulates from VisaNet. Data processing fees are recognized as revenue in the same period the related transaction occurs or services are rendered.

Data processing fees are primarily driven by the number and type of transaction messages processed and represent fees for processing messages that facilitate the following services:

•	Authorization—fees to route authorization requests to the issuer when a merchant, through its acquirer, requests approval of a cardholder’s transaction;

•	Clearing and settlement—fees for determining and transferring transaction amounts due between acquirers and issuers;

•	Single Message System, or SMS, switching—fees for use of the SMS for determining and transferring debit transaction amounts due between acquirers and issuers;

•	Member processing—fees for use of the Debit Processing Service, which provides processing and support for Visa debit products and services;

•	Processing guarantee—fees charged for network operations and maintenance necessary for ongoing system availability; and

•	Other products and services—fees for miscellaneous services that facilitate transaction and information management among Visa U.S.A.’s members.

Volume and Support Agreements

Volume and support agreements are contracts with members, merchants and other business partners for various programs designed to build payments volume and increase product acceptance. These volume and support agreements, which range in term from one to thirteen years, provide incentives based on payments volume growth, card issuance, and marketing and program support based on specific performance requirements. These agreements are designed to encourage member loyalty and to increase overall Visa-branded payments volume, thereby reducing unit transaction processing costs and increasing brand awareness for all Visa members.

Payments made to members and merchants under volume and support agreements are generally recorded as reductions of card service and data processing fee revenues. Volume and support agreements related to sponsorships are recorded as advertising, marketing, and promotion expense, discussed below. Member and merchant agreements are primarily used to build payments volume while sponsorship agreements are primarily used to build brand awareness. For member and merchant contracts, contract values are estimated based on projected sales performances and may change when actual sales performances differ from projections, resulting in adjustments to volume and support agreements. Management routinely reviews volume and support agreements and estimates of performance. Estimated costs associated with these contracts are adjusted as appropriate to reflect sales performance and projections that are higher or lower than management’s original expectation or to reflect contract amendments.

International Transaction Fees

International transaction fees are assessed to members on non-U.S. transactions of U.S.-based issuing financial institutions and U.S. transactions of non-U.S.-based issuing financial institutions. These are referred to as cross-border transactions. International transaction fees are recognized as revenue in the same period the related transactions occur or services are rendered. International transaction fees are generally driven by cross-border payments volume.

Other Revenues

Other revenues represent optional card enhancements, such as extended cardholder protection and concierge services, cardholder and merchant services, software development services, and other services provided to Visa U.S.A.’s members, Visa International, Visa Canada, and Visa Europe. Software development services are provided through Inovant on a time and materials basis primarily to Visa International, Visa Europe, and Visa Canada.

Six Months Ended March 31, 2007 compared to Six Months Ended March 31, 2006

Operating Revenues

Operating revenues were as follows for the six months ended March 31, 2007 compared to the same prior year period. The increase in operating revenues was primarily driven by increases in card service fees and data processing fees due to growth in payments volume and transactions messages processed.

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in millions, except percentages)
Card Service Fees	$811	$738	$73	10%
Data Processing Fees	652	613	39	6%
Volume and Support Agreements	(234)	(279)	45	(16)%
International Transaction Fees	211	186	25	13%
Other Revenues	218	209	9	4%

Total Operating Revenues	$1,658	$1,467	$191	13%

Card Service Fees

Payments volume, which includes payments on Visa-branded cards for goods and services in the preceding quarter, exclusive of online PIN-based debit, is used as the basis for card service fees. The increase in card service fees is primarily driven by payments volume exclusive of PIN-based debit, which increased $50 billion, or 9%, to $642 billion for the six months ended March 31, 2007 compared to the same prior year period. Card service fees outpaced the growth in underlying payments volume due to the absence of certain rebate and incentive programs, which ended after December 31, 2005.

Data Processing Fees

The increase in data processing fees is primarily due to the number of transaction messages processed, which increased 8% for the six months ended March 31, 2007, compared to the same prior year period. The growth in transaction messages processed outpaced the growth in data processing fees due to higher volume-based discounts resulting from consolidation and transaction growth among members. Also, as conversion to Interlink, Visa U.S.A.’s PIN-based debit platform, has leveled off, growth in volume-based discounts outpaced the impact of growth from PIN-based debit transactions and related data processing fees, which are priced at higher rates than other transaction services. Of total data processing fees, $61 million and $60 million were earned collectively from Visa International, Visa Canada, and Visa Europe for the six months ended March 31, 2007 and March 31, 2006, respectively.

Volume and Support Agreements

The decrease in volume and support agreements for the six months ended March 31, 2007 was primarily due to the impact of adjustments to existing agreements as management revised estimates of performance under these agreements during its routine quarterly review and due to amendments to volume and support agreements during the period. Contract adjustments reduced volume and support agreements costs by a total of $58 million and $37 million for the six months ended March 31, 2007 and March 31, 2006, respectively. As payments volume growth has softened from the prior year, estimates of performance under volume and support agreements have been adjusted accordingly. Also, volume and support costs were reduced during the six months ended March 31, 2007 due to a member’s lack of performance on a bonus target.

International Transaction Fees

The increase in international transaction fees was primarily driven by multi-currency payments volume, which increased 12% or $4 billion for the six months ended March 31, 2007, compared to the same prior year period. The increase in international transaction fees was broadly in line with the growth in multi-currency payments volume, reflecting more cross-border transactions as overall global travel has increased.

Other Revenues

The increase in other revenues for the six months ended March 31, 2007 primarily reflected:

•

revenue growth of $12 million related to a merchant incentive program. Revenues related to the program were deferred and were recognized only when used for designated purposes. The program collects fees from members and the funds are designed to support various merchant programs designed to build payments volume and increase product acceptance.

This revenue growth was offset by:

•

reduction of revenues of $5 million for rebate payments to members in connection with certain rewards fulfillment services related to the Visa Extras program. For further information, see Note 10 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.

Operating Expenses

Total Operating expenses decreased during the six months ended March 31, 2007 compared to the same prior year period. The decrease in operating expenses primarily reflects the impact of certain litigation provisions and charges for the holographic magnetic card reimbursements that were incurred in the six months ended March 31, 2006, offset by increases in professional and consulting fees during the six months ended March 31, 2007.

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in millions, except percentages)
Personnel	$345	$329	$16	5%
Facilities	45	44	1	2%
Network, EDP, and Communications	161	161	—	—%
Advertising, Marketing, and Promotion	250	260	(10)	(4)%
Visa International Fees	86	86	—	—%
Professional and Consulting Fees	150	118	32	27%
Administrative and Other	26	72	(46)	(64)%
Litigation Provision	15	49	(34)	(69)%

Total Operating Expenses	$1,078	$1,119	$(41)	(4)%

Visa U.S.A. total operating expenses as a percentage of total operating revenues decreased to 65% from 76% in the six months ended March 31, 2007, compared to the same prior year period. The decrease reflects the impacts of volume and support agreement adjustments, litigation provisions, and charges related to the holographic magnetic card reimbursements discussed above. Excluding the impact of adjustments to volume and support agreements, litigation provisions, and charges for the holographic magnetic card reimbursements, Visa U.S.A.’s total operating expenses as a percentage of total operating revenues was 67% for the six months ended March 31, 2007, compared to 72% in the same prior year period, reflecting effective expense management.

The exclusion of these impacts results in percentages that are considered non-GAAP financial measures. Visa U.S.A. includes these non-GAAP financial measures because management believes that they are useful to the reader in allowing for a better comparison between periods with respect to costs incurred that impacted the growth in operating revenues and operating income and thereby providing better insight into Visa U.S.A.’s operating performance. Management uses adjusted operating revenues and adjusted operating expenses to review its results in connection with other GAAP financial measures. Management believes that decreases in operating expenses period-over-period are not necessarily reflective of the performance of its business or indicative of future results given the impact of certain operating charges not directly attributable to changes in payments volume transacted on the Visa network. However, non-GAAP financial measures may limit the comparability of Visa U.S.A.’s financial results with those of its competitors. The following table provides a reconciliation of operating expenses as a percentage of operating revenues when considering these impacts. See also additional discussions above under “—Operating Revenues—Volume and Support Agreements,” “—Operating Expenses—Administrative and Other” and “—Operating Expenses—Litigation Provision.”

	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
	(in millions, except percentages)
Operating Revenues	$1,658	$1,467
Less: Volume and Support Agreement adjustments	58	37
Adjusted Operating Revenues (Non-GAAP)	$1,600	$1,430

Operating Expenses	$1,078	$1,119
Less: Holographic Magnetic Card adjustments	(7)	42
Less: Litigation Provision	15	49
Adjusted Operating Expenses (Non-GAAP)	$1,070	$1,028

Adjusted Operating Expenses (Non-GAAP) as a percentage of Adjusted Operating Revenues (Non-GAAP)	67%	72%

Personnel

Personnel expense consists of salaries, incentives, and various fringe benefits. The increase in personnel expense for the six months ended March 31, 2007 primarily reflected the impact of $10 million in severance and related personnel expenses connected with plans to outsource certain data processing and development support functions. For further information, see Note 8 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.

Advertising, Marketing, and Promotion

Advertising, marketing, and promotion expense includes expenses associated with advertising and marketing programs, sponsorships, promotions and other related incentives to promote the Visa brand and assist members in achieving their goals. In connection with certain sponsorship agreements, Visa U.S.A. has an obligation to spend certain minimum amounts for advertising and marketing promotion over the terms of the agreements. Visa U.S.A. anticipates similar spending requirements going forward. The decrease in advertising, marketing, and promotion expense for the six months ended March 31, 2007 primarily reflected the absence of initial launch expenditures for Visa U.S.A.’s new brand mark and card design which began in January 2006 and the “Life Takes Visa” advertising campaign, which began in February 2006.

Professional and Consulting Fees

Professional and consulting fees consist of fees for consulting, contractors, legal, and other professional services. Professional and consulting fees increased for the six months ended March 31, 2007 primarily due to the following:

•	Additional legal fees incurred to support ongoing litigation matters of $20 million (see Note 11 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.);

•	Additional professional fees paid for advisory services related to merger activities and formation of Visa Inc. of $4 million; and

•

Additional contractors and outsourcing expense in connection with the outsourcing of certain data processing and development functions as described in the overview above, and additional contractors in connection with the support of other development and maintenance projects, totaling $8 million.

Administrative and Other

Administrative and other expenses primarily consist of other corporate and overhead expenses in support of business, travel, and directors’ fees. Administrative and other expense decreased in the six months ended March 31, 2007, primarily reflecting the absence of a $42 million charge, recorded in the six months ended March 31, 2006, to reimburse members for production and issuance costs related to discontinued use of Visa-branded cards with the holographic magnetic stripe design (see Note 10 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.). During the six months ended March 31, 2007, Visa U.S.A. reduced the charges related to this issue by $7 million as certain members’ claims for reimbursement were revised.

Litigation Provision

Visa U.S.A. is a party to various legal and regulatory proceedings. The litigation provision is an estimate of litigation expense and is based on Visa U.S.A.’s understanding of its litigation profile, the specifics of each case, advice of counsel to the extent appropriate and management’s best estimate of incurred loss as of the balance sheet dates. Visa U.S.A. will continue to review the litigation accrual and, if necessary, future refinements of the accrual will be made. The decrease in the litigation provision primarily reflects the absence of litigation provisions for litigation matters which were charged and subsequently settled in the prior year.

Total liabilities for legal matters changed as follows:

In Millions
Balance as of September 30, 2006	$1,000
Provision for legal matters	15
Interest accretion on settled matters	35
Payments on settled matters	(1)

Balance as of March 31, 2007	$1,049

Other Income (Expense)

The increase in other income (expense) was primarily driven by higher equity in earnings of unconsolidated affiliates and higher investment income.

			2007 vs. 2006
Six Months Ended March 31,	2007	2006	$ Change	% Change
	(in millions, except percentages)
Equity in Earnings of Unconsolidated Affiliates	$25	$13	$12	92%
Interest Expense	(40)	(45)	5	(11)%
Investment Income, Net	46	27	19	70%

Total	$31	$(5)	$36	720%

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates includes investments in Visa International and joint ventures that own, lease, develop and operate all facilities and properties used jointly by Visa U.S.A. and Visa International. The increase in equity in earnings of unconsolidated affiliates for the six months ended March 31, 2007 primarily reflected higher Visa International net income, offset by a decrease in Visa U.S.A.’s proportionate equity interest in Visa International earnings from the prior year, reflecting the fact that Visa U.S.A.’s fees paid to Visa International comprised a lower percentage of total payments volume-based fees paid to Visa International.

Interest Expense

Interest expense primarily includes interest incurred on Visa U.S.A.’s series A and series B senior secured notes, due December 2007 and December 2012, respectively, and accretion associated with litigation settlements to be paid over periods longer than one year. The decrease in interest expense for the six months ended March 31, 2007 primarily reflected lower accretion expense for the Retailers’ Litigation matter over time as annual settlement payments are made.

Investment Income, Net

The increase in investment income, net for the six months ended March 31, 2007 primarily reflected higher earnings on fixed-income investment securities and commercial paper, due to higher average investment balances and higher market interest rates compared to the prior year.

Income Taxes

Visa U.S.A.’s effective tax rate is a combination of federal and state statutory rates and allowable adjustments to taxable income. The effective tax rate remained broadly consistent at 37% for the six months ended March 31, 2007 compared to 36% during the same prior year period.

Minority Interest

Minority interest represents the 31% interest in Inovant owned by Visa Canada, Visa International, and Visa Europe. The decrease in minority interest for the six months ended March 31, 2007 compared to the same prior year period reflected lower Inovant net income as a result of charges for severance and termination benefits related to Visa U.S.A.’s plans to outsource certain data processing and development support functions. For further information, see Note 8 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.

Year Ended September 30, 2006 compared to Year Ended September 30, 2005

Operating Revenues

Operating revenues were $3.0 billion and $2.7 billion in fiscal 2006 and fiscal 2005, respectively, reflecting an increase of $0.3 billion, or 11%. The increase in operating revenues was primarily driven by increases in card service fees and data processing fees due to growth in payments volume and transactions, which increased 17% and 8%, respectively. In fiscal 2006, growth in consumer credit volume continued to favorably impact operating revenues, driven largely by Visa Signature, Visa U.S.A.’s premium credit platform, which generates higher fees. Operating revenues were also impacted by growth in debit volumes and messages processed, reflecting the ongoing impact of certain member conversions to the debit Interlink platform.

			2006 vs. 2005
For the Years Ended September 30,	2006	2005	$ Change	% Change
	(in millions, except percentages)
Card Service Fees	$1,482	$1,289	$193	15%
Data Processing Fees	1,248	1,139	109	10%
Volume and Support Agreements	(588)	(524)	(64)	12%
International Transaction Fees	398	360	38	11%
Other Revenues	408	401	7	2%

Total Operating Revenues	$2,948	$2,665	$283	11%

Card Service Fees

The increase in card service fees in fiscal 2006 compared to fiscal 2005 of 15% was in line with the growth in underlying payments volume exclusive of PIN-based debit, which increased $151.0 billion to $1.2 trillion in fiscal 2006, reflecting increased spending on all product platforms volumes.

Data Processing Fees

Data processing fees increased 10% while the number of transaction messages processed increased 8% in fiscal 2006 as compared to fiscal 2005. The increase in data processing fees in fiscal 2006 outpaced the increase in transaction messages processed despite higher volume-based discounts resulting from consolidations of members and transaction growth among members, primarily due to the growth in debit. Growth in debit messages processed and related data processing fees, which are priced at higher rates than credit messages processed, outpaced the impact of growth in volume-based discounts across all product lines. Growth in the mix of debit transaction messages in fiscal 2006 primarily reflects conversion of various member financial institutions to Interlink, Visa U.S.A.’s PIN-based debit platform. Of the total data processing fees, $122 million and $121 million was earned from Visa International, Visa Canada, and Visa Europe in fiscal 2006 and fiscal 2005, respectively.

Volume and Support Agreements

Growth of volume and support agreements in fiscal 2006 was primarily due to the execution of new agreements in support of Visa U.S.A. partnership programs with existing members, and co-branding programs with existing members and new merchants.

International Transaction Fees

International transaction fees increased 11% while multi-currency payments volume increased 9% or $4.4 billion in fiscal 2006 as compared to fiscal 2005. The increase in international transaction fees was higher than the growth in multi-currency payments volume due to the differential between foreign and domestic interchange rates.

Other Revenues

The increase in other revenues in fiscal 2006 primarily reflected:

•

Revenue growth from loyalty programs such as Visa Extras and the Visa Incentive Network of $35 million. Visa Extras is a platform for enrolled Visa cardholders to earn reward points toward qualifying purchases. Visa Incentive Network allows merchants and members to manage cardholder awards and enhancements at the cardholder level in order to deliver tailored offers to cardholders;

•	Revenue growth of $18 million for technology projects and services performed for Visa International, Visa Canada, and Visa Europe; and

•	Other miscellaneous increases in revenues relating to optional card enhancements, fines and penalties relating to merchant chargebacks, and other services.

These increases were offset by:

•

Reduction in revenues of $36 million related to a merchant incentive program. The program collects fees from members and the funds are intended to support various merchant programs designed to build payments volume and increase product acceptance. Beginning in fiscal 2006, the program was modified, requiring specific use of related revenues. Revenues related to the merchant incentive program were therefore deferred and recognized only when expended as designated in specific acceptance programs.

•	Absence of $20 million in revenues recognized in fiscal 2005 related to deferred revenues from previous periods.

Operating Expenses

Total operating expenses were unchanged at $2.2 billion for both fiscal 2006 and 2005, respectively. Visa U.S.A. reduced its total operating expenses as a percentage of total operating revenues to 75% in fiscal 2006 compared to 83% in fiscal 2005 due to more effective expense management and the absence of certain charges associated with Visa U.S.A.’s litigation provision expense recorded in fiscal 2005. The charge to litigation provision expense in fiscal 2005 was primarily related to the multicurrency matter that was subsequently settled in fiscal 2006. For further information, see Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A.

			2006 vs. 2005
For the Years Ended September 30,	2006	2005	$ Change	% Change
	(in millions, except percentages)
Personnel	$671	$619	$52	8%
Facilities	89	93	(4)	(4)%
Network, EDP, and Communications	328	338	(10)	(3)%
Advertising, Marketing, and Promotion	539	528	11	2%
Visa International Fees	159	169	(10)	(6)%
Professional and Consulting Fees	291	273	18	7%
Administrative and Other	118	60	58	97%
Litigation Provision	23	132	(109)	(83)%

Total Operating Expenses	$2,218	$2,212	$6	—%

Personnel

Personnel expense consists of salaries, incentives, and various fringe benefits. The increase in personnel expense in fiscal 2006 reflected annual salary adjustments, which were broadly in line with inflation, and an increase in the number of employees in support of various corporate initiatives at Visa U.S.A.

Network, EDP, and Communications

Network, EDP, and communications expenses represent expenses for the operation of the Visa U.S.A. electronic payment network, including maintenance, depreciation, and fees for other data processing services. The decrease in network, EDP, and communications expense in fiscal 2006 primarily reflected a decrease in software expense of $9 million due to Visa U.S.A. lowering its threshold for capitalizing software from a unit cost greater than $25,000 or an aggregate purchase cost greater than $250,000 to a unit cost or aggregate purchase cost greater than $10,000.

Advertising, Marketing, and Promotion

Advertising, marketing, and promotion expense includes expenses associated with advertising and marketing programs, sponsorships, promotions and other related incentives to promote the Visa brand and assist members in achieving their goals. In connection with certain sponsorship agreements, Visa U.S.A. has an obligation to spend certain minimum amounts for advertising and marketing promotion over the terms of the agreements. Visa U.S.A. anticipates similar spending requirements going forward. The increase in advertising, marketing, and promotion expense in fiscal 2006 primarily reflected higher expenditures for Visa U.S.A.’s new brand mark and card design launch which began in January 2006 and its “Life Takes Visa” advertising campaign, launched in February 2006.

Visa International Fees

Visa U.S.A. pays fees to Visa International based on payments volumes exclusive of PIN-based debit, for services primarily related to global brand management, global product enhancements, management of global system development and interoperability, and corporate support to the entire Visa enterprise. The fees are calculated based on Visa U.S.A.’s relative percentage of these payments volumes compared to other Visa regions. The decrease in Visa International fees in fiscal 2006 primarily reflected reductions in Visa U.S.A.’s percentage of worldwide sales volumes, as global emerging markets experienced higher sales volume growth rates than the more mature U.S. economy.

Professional and Consulting Fees

Professional and consulting fees consist of fees for consulting, contractors, legal, and other professional services. Professional and consulting fees increased in fiscal 2006 primarily due to professional contracting fees incurred to provide analysis and support for various programs and projects including product development and innovation, call center operations, and global processing and system development. Additional expenses for accounting and auditing services were incurred in conjunction with Visa U.S.A.’s review of internal controls over financial reporting, and additional legal fees were incurred to support ongoing litigation matters.

Administrative and Other

Administrative and other expenses primarily consist of other corporate and overhead expenses in support of business, travel, and directors’ fees. Administrative and other expense increased in fiscal 2006, primarily reflecting the following non-recurring expenses:

•	A $24 million charge to reimburse members for production and issuance costs related to discontinued use of Visa-branded cards with the holographic magnetic stripe design;

•

A $13 million impairment charge for the net carrying value of Visa U.S.A.’s Mini Card license. Given Visa U.S.A.’s strategic focus on developing next-generation payment platforms and services, and minimal Mini Card issuance by members, Visa U.S.A. assessed a low probability of future incremental cash flows from the Mini Card; and

•

An $11 million charge to reflect expenses for business objectives related to a litigation settlement in fiscal 2006. The settlement required Visa U.S.A. to either meet certain joint business objectives or make cash payments in lieu of the business objectives over five years. Because Visa U.S.A. expects to make these related cash payments without receiving future benefits, Visa U.S.A. charged the present value of the total payments to its consolidated statements of operations in fiscal 2006.

Litigation Provision

Visa U.S.A. is a party to various legal and regulatory proceedings. The litigation provision is an estimate and is based on Visa U.S.A.’s understanding of its litigation profile, the specifics of each case, advice of counsel to the extent appropriate and management’s best estimate of incurred loss as of the balance sheet dates. Visa U.S.A. will continue to review the litigation accrual and, if necessary, future refinements of the accrual will be made. (For further information about Visa U.S.A.’s legal and regulatory proceedings referenced above, see “Business of Visa Inc.—Legal and Regulatory Proceedings” and Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A.). The decrease in the provision in fiscal 2006 compared to the prior year was driven by the following:

•	Absence of litigation provision for the multicurrency matter of $94 million, which was charged in fiscal 2005 and settled in fiscal 2006;

•	Downward adjustment of $16 million to the litigation provision reflecting the settlement of two matters in July 2006; and

•	A $12 million insurance recovery related to one of the matters settled in July 2006.

Total liabilities for legal matters changed as follows:

In Millions
Balance as of September 30, 2005	$1,208
Provision for legal matters	34
Insurance recovery	(11)
Interest accretion on settled matters	92
Payments on settled matters	(323)

Balance as of September 30, 2006	$1,000

Other Income (Expense)

Other expense was $8 million in fiscal 2006 compared to other income of $3 million in fiscal 2005. The decrease in other income primarily reflected the absence of a non-recurring gain-on-sale of a joint venture interest in Vital Services Processing L.L.C., a financial transaction processor for acquirers and merchants, which occurred in fiscal 2005 and lower equity in earnings related to Visa U.S.A.’s ownership in Visa International. Vital Services Processing L.L.C. was formed by Merchant Processing Holdings, Inc. and Total System Services, Inc. in 1996.

			2006 vs. 2005
For the Years Ended September 30,	2006	2005	$ Change	% Change
	(in millions, except percentages)
Equity in Earnings of Unconsolidated Affiliates	$13	$31	$(18)	(58)%
Interest Expense	(89)	(109)	20	(18)%
Investment Income, Net	68	81	(13)	(16)%

Other Income (Expense)	$(8)	$3	$(11)	(367)%

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates includes investments in Visa International and joint ventures that own, lease, develop and operate all facilities and properties used jointly by Visa U.S.A. and Visa International. The decrease in equity in earnings of unconsolidated affiliates in fiscal 2006 primarily reflected lower Visa International net income and a decrease in Visa U.S.A.’s proportionate equity interest in Visa International earnings from the prior year, reflecting the fact that Visa U.S.A. comprised a lower percentage of total payments volume-based fees paid to Visa International. The decrease also reflected the absence of equity in earnings from Vital Processing Services L.L.C., a joint venture between Merchant Processing Holdings, Inc., a subsidiary of Visa U.S.A., and Total System Services, Inc. following the sale of Visa U.S.A.’s 50% equity interest in the joint venture during fiscal 2005.

Interest Expense

Interest expense primarily includes interest incurred on Visa U.S.A.’s series A and series B senior secured notes, due December 2007 and December 2012, respectively, and accretion associated with litigation settlements to be paid over periods longer than one year. The decrease in interest expense in fiscal 2006 primarily reflected the absence of accretion expense on litigation for certain merchants who opted not to participate in the plaintiff’s class in the Retailers’ Litigation matter. These litigation matters were settled in the first six months of fiscal 2005. For further information regarding the retailer’s litigation matter, see Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A.

Investment Income, Net

The decrease in investment income, net in fiscal 2006 primarily reflected the absence of a $42 million gain on the sale of Visa U.S.A.’s 50% equity interest in Vital Processing Services L.L.C. in fiscal 2005. The decrease was offset by higher earnings on fixed-income investment securities, due to higher average investment balances and higher market interest rates for current year periods compared to the prior year.

Income Taxes

Visa U.S.A.’s effective tax rate decreased to 35% in fiscal 2006 from 40% for the prior year comparable period. The lower effective tax rate is primarily attributable to additional tax benefits granted by the state related to Visa U.S.A.’s tax filing methodology in fiscal 2006 and the absence of one-time releases of deferred tax assets related to the adoption of a new state tax filing methodology, which occurred in 2005.

The components impacting the effective tax rate are:

	For the Years Ended September 30,
	2006		2005
	(in millions, except percentages)
	Dollars	Percent	Dollars	Percent
Income Before Income Taxes, Cumulative Effect of Accounting Change, and Minority Interest	$722		$606
Cumulative Effect of Accounting Change, Gross	—		(150)

Income Before Income Taxes and Minority Interest	722		456

Minority Interest Expense	16		8

U.S. Federal Statutory Tax	253	35%	160	35%
State Tax Effect, Net of Federal Benefit	(11)	(2)%	21	5%
Non-deductible Expenses and Other Differences	20	3%	7	2%
Tax-Exempt Income	(3)	—	(2)	(1)%
Adjustment to Deferred Taxes—Federal	(3)	—	—	—
Refund Claims and Settlement of Audit Matters—Federal	1	—	—	—

Minority Interest—Not Subject to Tax	(6)	(1)%	(3)	(1)%

Income Tax Expense	$251	35%	$183	40%

Minority Interest

Minority interest represents the 31% ownership interest in Inovant owned by Visa Canada, Visa International, and Visa Europe. In September 2005, Inovant, Inc. sold a 10% interest in Inovant to Visa Europe and a 6% interest to Visa International and its CEMEA region at a price equivalent to the founder’s cost, thereby reducing Visa U.S.A.’s ownership of Inovant from 85% to 69%. This increase in third party ownership had a full year impact in fiscal 2006 resulting in increased minority interest expense in fiscal 2006.

Year Ended September 30, 2005 compared to Year Ended September 30, 2004

Operating Revenues

Operating revenues were $2.7 billion and $2.4 billion in fiscal 2005 and fiscal 2004, respectively. The growth in operating revenues was principally due to increased payments volume and transaction messages processed which increased 18% and 12%, respectively. Operating revenues were impacted by growth in debit payments volume and transaction messages, reflecting certain member conversions to Interlink, Visa’s PIN-based debit platform, and new partnership relationships that began during fiscal 2005.

			2005 vs. 2004
For the Years Ended September 30,	2005	2004	$ Change	% Change
	(in millions, except percentages)
Card Service Fees	$1,289	$1,191	$98	8%
Data Processing Fees	1,139	1,038	101	10%
Volume and Support Agreements	(524)	(466)	(58)	12%
International Transaction Fees	360	306	54	18%
Other Revenues	401	360	41	11%

Total Operating Revenues	$2,665	$2,429	$236	10%

Card Service Fees

Card service fees were primarily driven by payments volume, exclusive of PIN-based debit, which increased $126.0 billion or 14% to $1.0 trillion in fiscal 2005 as compared to fiscal 2004, reflecting increased consumer use of card products for spending. Revenue from card service fees lagged growth in underlying payments volume due to the combined impacts of:

•	Additional partnership program benefits, which began in fiscal 2005, for partners meeting certain volume and loyalty thresholds;

•	Mergers or consolidations of certain of Visa U.S.A.’s members since fiscal 2004, for which higher sales volumes of the merged businesses qualified for higher volume-based discounts; and

•	New partnership relationships and associated partnership discounts that commenced in fiscal 2005.

Data Processing Fees

Data processing fees are primarily driven by the number of transaction messages processed, which increased 12% in fiscal 2005. Growth in data processing fees in fiscal 2005 was lower than the growth in the number of underlying transaction messages processed due primarily to the impact of:

•	Higher volume discounts reflecting the consolidation and growth of transactions among members; and

•	Discounts initiated during the year that are applied to transactions in which the same member is both the issuing and acquiring financial institution.

Of total data processing fees, $121 million and $119 million were earned from Visa International, Visa Canada, and Visa Europe, collectively, in fiscal 2005 and fiscal 2004, respectively.

Volume and Support Agreements

Volume and support agreements increased due to new agreements in support of Visa U.S.A.’s partnership programs with existing members, and co-branding programs with existing members and new merchants. Volume and support agreements remained consistent as a percentage of gross operating revenues in fiscal 2005 and fiscal 2004.

International Transaction Fees

International transaction fees are generally driven by multi-currency payments volume, which increased 14% or $6.0 billion in fiscal 2005. The 18% increase in international transaction fees over the growth in multi-currency payments volume was due to the differential between foreign and domestic interchange rates.

Other Revenues

The increase in other revenues in fiscal 2005 primarily reflected:

•	Recognition of $20 million in revenues deferred in prior periods;

•	Revenue growth of $14 million from loyalty programs such as Visa Extras and the Visa Incentive Network; and

•

Revenue growth of $14 million related to a merchant incentive program fee, which increased broadly in line with payments volumes. These fees are used to support various merchant programs designed to build payments volume and increase product acceptance.

Operating Expenses

Total operating expenses were $2.2 billion and $2.0 billion in fiscal 2005 and fiscal 2004, respectively, reflecting an increase of $213 million, or 11%. The increase primarily reflected additional litigation provision charges and additional advertising, marketing, and promotion spending in support of the Visa Signature platform and small business and debit products. Visa U.S.A.’s total operating expenses as a percentage of total operating revenues was 83% in fiscal 2005 compared to 82% in fiscal 2004.

			2005 vs. 2004
For the Years Ended September 30,	2005	2004	$ Change	% Change
	(in millions, except percentages)
Personnel	$619	$628	$(9)	(1)%
Facilities	93	90	3	3%
Network, EDP, and Communications	338	300	38	13%
Advertising, Marketing, and Promotion	528	471	57	12%
Visa International Fees	169	196	(27)	(14)%
Professional and Consulting Fees	273	231	42	18%
Administrative and Other	60	46	14	30%
Litigation Provision	132	37	95	257%

Total Operating Expenses	$2,212	$1,999	$213	11%

Network, EDP, and Communications

The increase in network, EDP, and communications expense for fiscal 2005 primarily reflected depreciation and amortization expense for equipment and internally developed software platforms that were capitalized during the year.

Advertising, Marketing, and Promotion

The increase in advertising, marketing, and promotion expense in fiscal 2005 primarily reflected increased advertising for Visa U.S.A.’s Signature platform, small business and debit products, and Visa U.S.A.’s suite of fraud-protection services as well as increased promotion expense.

Visa International Fees

The decrease in Visa International fees in fiscal 2005 primarily reflected reductions in Visa U.S.A.’s percentage of worldwide Visa payments volumes, as global emerging markets experienced higher payments volume growth rates than the more mature U.S. economy.

Professional and Consulting Fees

Professional and consulting fees increased in fiscal 2005, primarily as a result of higher management consulting fees and professional contracting fees to develop and provide maintenance on several system and business projects. Additional legal fees were also incurred to support ongoing litigation matters.

Administrative and Other

Administrative and other expenses increased in fiscal 2005. The prior fiscal year included a non-recurring reduction in bank charges, that had previously been accrued, related to lower-than-anticipated restructuring costs on amendments to Visa U.S.A.’s note purchase agreement for its senior secured notes issued in March 2004. Visa U.S.A. also increased its charitable contributions in fiscal 2005, reflecting Visa U.S.A.’s contributions to various hurricane and earthquake relief efforts.

Litigation Provision

The litigation provision increase in fiscal 2005 was primarily the result of the following:

•	Settlement agreements of $25 million with certain merchants who opted out of the Retailers’ Litigation matter;

•	Provision for certain ongoing litigation matters, including those matters related to multi-currency litigation claims, of $94 million; and

•

Compensation of $17 million to Visa International, Visa Europe, and Visa Canada in resolution of certain matters related to the earnings and distributions from Inovant as well as in consideration of their mutual release from claims with respect to these matters.

Total liabilities for legal matters changed as follows:

In Millions
Balance as of September 30, 2004	$1,263
Provision for legal matters	132
Interest accretion on settled matters	99
Payments on settled matters	(286)

Balance as of September 30, 2005	$1,208

Other Income (Expense)

Other income was $3 million in fiscal 2005 and other expense was $75 million in fiscal 2004, reflecting a decrease in expense of $78 million. The decrease was primarily due to higher investment income reflecting a $42 million investment gain recorded in fiscal 2005 from the sale of Visa U.S.A.’s 50% interest in the Vital Processing Services L.L.C. joint venture.

			2005 vs. 2004
For the Years Ended September 30,	2005	2004	$ Change	% Change
	(in millions, except percentages)
Equity in Earnings of Unconsolidated Affiliates	$31	$22	$9	41%
Interest Expense	(109)	(111)	2	(2)%
Investment Income, Net	81	14	67	479%

Other Income (Expense)	$3	$(75)	$78	(104)%

Equity in Earnings of Unconsolidated Affiliates

The increase in equity in earnings of unconsolidated affiliates reflected equity in earnings of Visa International recorded as a cumulative effect of accounting change on implementation of Emerging Issues Task Force No 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” during fiscal 2005. For further information, see Note 3 of the fiscal 2006 consolidated financial statements of Visa U.S.A. This increase was partially offset by a decrease in equity in earnings of Vital Processing Services L.L.C. following the sale of Visa U.S.A.’s 50% equity interest in Vital Processing Services L.L.C. in March 2005.

Investment Income, Net

The increase in investment income, net in fiscal 2005 primarily reflects the investment gain recorded from the sale of Visa U.S.A.’s 50% interest in Vital Processing Services L.L.C. and higher earnings on fixed-income investment securities, due to larger average investment balances and improving financial markets in fiscal 2005.

Income Taxes

Visa U.S.A.’s effective tax rate increased to 40% in fiscal 2005 compared to 37% from the prior year comparable period. The increase was primarily attributable to the effect of the initial adoption of a state tax filing methodology. As a result of the new state tax filing methodology, existing deferred tax assets were revalued. This resulted in a reduction to deferred tax assets and higher income tax expense in fiscal 2005.

The components impacting the effective tax rate are:

	For the Years Ended September 30,
	2005		2004
	(in millions, except percentages)
	Dollars	Percent	Dollars	Percent
Income Before Income Taxes, Cumulative Effect of Accounting Change and Minority Interest	606		344
Cumulative Effect of Accounting Change, Gross	(150)		11

Income Before Income Taxes and Minority Interest	456		355

Minority Interest Expense	8		7
Federal Statutory Tax	160	35%	124	35%
State Tax Effect, Net of Federal Benefit	21	5%	16	5%
Non-deductible Expenses and Other Differences	7	2%	(5)	(2)%
Tax-Exempt Income	(2)	(1)%	—	—
Adjustment to Deferred Taxes- Federal:	—	—	—	—
Refund Claims and Settlement of Audit Matters—Federal	—	—	—	—

Minority Interest—Not Subject to Tax	(3)	(1)%	(2)	(1)%

Income Tax Expense	$183	40%	$133	37%

Liquidity and Capital Resources

Visa U.S.A. maintains comprehensive cash flow budgets and forecasts to project Visa U.S.A.’s short-term and long-term liquidity needs, and maintain controls and governance over spending and investment decisions. Visa U.S.A.’s corporate investment policy was approved by its board of directors and Visa U.S.A.’s Asset and Liability Committee oversees Visa U.S.A.’s treasury activity.

Visa U.S.A. requires capital resources and liquidity to:

•	Enable uninterrupted settlement of debit transactions;

•	Fund development of new technology, payment products, and services;

•	Fund payment obligations under volume and support agreements;

•	Finance capital expenditures and future investments;

•	Service the payments of principal and interest on outstanding debt; and

•	Pay the costs of litigation, including settlements.

The objectives of Visa U.S.A.’s investment policy are to service the payments of principal and interest on its outstanding debt, to provide adequate liquidity to cover operating expenditures and liquidity contingency scenarios, and to optimize income earned within acceptable risk criteria.

Settlement of certain debit transactions due from and due to members represents Visa U.S.A.’s most consistent liquidity requirement. These settlement receivables and payables generally remain outstanding for one to two business days. Visa U.S.A. maintains a liquidity position sufficient to enable uninterrupted daily net debit settlement. Visa International is Visa U.S.A.’s settlement agent for credit and all other debit transactions.

Sources of Liquidity

Visa U.S.A.’s primary sources of liquidity are cash on hand, cash provided by operating activities, and a fixed-income investment portfolio. Funds from operations are maintained in cash and cash equivalents, short-term available-for-sale investments, or long-term available-for-sale investments based on Visa U.S.A.’s estimates of when those funds will be needed. As of March 31, 2007, September 30, 2006, September 30, 2005, and September 30, 2004, Visa U.S.A.’s total liquid assets were $1.8 billion, $1.4 billion, $1.1 billion, and $708 million, respectively, as reflected in the following table:

In Millions	March 31, 2007	September 30, 2006	September 30, 2005	September 30, 2004
Cash and Cash Equivalents	$386	$270	$135	$174
Short-Term Investments Securities, Available-for-Sale	1,026	660	681	156
Long-Term Investments Securities, Available-for-Sale	356	515	319	378
Total Current Assets	2,041	1,594	1,478	920
Total Current Liabilities	1,263	1,393	1,325	1,070
Long-Term Debt	32	41	74	106
Long-Term Portion of Accrued Litigation	811	784	1,010	1,019
Total Equity (Deficit)	968	583	126	(230)
Working Capital	$778	$201	$153	$(150)

In December 2002, Visa U.S.A. issued $132 million in aggregate principal amount of series A senior secured notes due December 27, 2007 and $68 million in aggregate principal amount of series B senior secured notes due December 27, 2012. Visa U.S.A.’s payment obligations under the senior secured notes are secured by Visa U.S.A.’s facility in Colorado, which consists of two data centers and an office building, processing assets and developed software. In addition, Visa U.S.A. is subject to certain financial and other covenants, that include restrictions on: (i) mergers, consolidations and the conveyance transfer or lease of substantially all of Visa U.S.A.’s assets; (ii) transactions with affiliates, (iii) maintaining consolidated accumulated net revenues of at least $300 million; and (iv) certain leverage and fixed charge coverage ratios.

The interest on the senior secured notes is payable quarterly in March, June, September, and December. In May 2004, Visa U.S.A. executed an amendment and waiver to the note purchase agreement governing the series A and series B senior secured notes, which: (1) increased the interest rate on the series A senior secured notes from 4.64% to 5.39% and the series B senior secured notes from 5.60% to 6.35%, (2) added certain other financial covenant requirements associated with net income, liquidity and payments volume and (3) required Visa U.S.A. to maintain an irrevocable standby letter of credit of up to 30% of the principal amount of senior secured notes outstanding, until Visa U.S.A. met certain financial covenant requirements. During the second quarter of 2006, Visa U.S.A. met the financial covenants and was no longer required to retain the letter of credit. Interest rates were reduced back to 4.64% on the series A senior secured notes and to 5.60% on the series B senior secured notes. In addition, as a result, Visa U.S.A. is no longer required to meet the other financial covenants required by the May 2004 amendment. As of March 31, 2007 and September 30, 2006, Visa U.S.A. was in compliance with all covenants in connection with the series A and series B senior secured notes. The total debt outstanding under the series A and series B senior secured notes was $58 million, $74 million, and $106 million as of March 31, 2007, September 30, 2006, and September 30, 2005, respectively.

Visa U.S.A.’s debt-to-equity ratio, inclusive of accrued litigation, decreased to 1.1 to 1.0 at March 31, 2007 from 1.8 to 1.0 at September 30, 2006, and 10.5 to 1.0 at September 30, 2005. Between fiscal 2006 and the period ended March 31, 2007, the ratio improved as Visa U.S.A.’s equity position improved to $968 million at March 31, 2007 from $583 million at September 30, 2006, reflecting continued growth in net income and payment on outstanding indebtedness. Between fiscal 2005 and fiscal 2006 the ratio improved as Visa U.S.A.’s equity position improved to $583 million in fiscal 2006 from $126 million in fiscal 2005. Visa U.S.A. also has an uncommitted credit facility with Visa International whereby Visa U.S.A. or Visa International may provide each other short-term financing with a maximum term of five business days. Neither Visa U.S.A. nor Visa International has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of March 31, 2007, September 30, 2006 or September 30, 2005 under this arrangement.

In July 2006, Visa U.S.A.’s board of directors approved a plan to build a new data center on the east coast of the United States at an estimated cost of $397.0 million, which Visa U.S.A. plans to fund with its existing liquid assets and projected cash flows. Visa U.S.A. expects to complete the land purchase in fiscal 2007 and anticipates that construction will begin shortly thereafter and continue through fiscal 2010. Upon completion, Visa U.S.A. will migrate its current east coast data center to this new facility. Visa U.S.A. assesses the estimated cost to build the new data center on a regular basis and the corresponding liquidity required during each stage of the build process. As of March 31, 2007, Visa U.S.A. had executed construction agreements totaling $64.0 million of the $397.0 million estimated to complete the new data center. During March 2007, Visa U.S.A. also executed two performance bond agreements with the county in which the east coast data center will be constructed to provide assurance that land development and construction will be completed as planned. The bonds have a total value of $2 million and become due in the event that land development and construction are not completed as planned.

Visa U.S.A. believes its existing liquid assets and projected cash flows will be sufficient to fund Visa U.S.A.’s operations, working capital requirements, capital expenditures, and future strategic developments during fiscal 2007. Visa U.S.A. may choose to raise additional funds via new or increased fees or additional financing. Visa U.S.A.’s ability to maintain these levels of liquidity could be adversely affected by several factors described under “Risk Factors” included elsewhere in this proxy statement-prospectus, including the adverse outcome of any of the legal or regulatory proceedings to which Visa U.S.A. is a party. Visa U.S.A. will continue to assess its liquidity position and potential sources of supplemental liquidity in view of its operating performance and other relevant circumstances.

Visa U.S.A. has certain off-balance sheet commitments and contingencies that may have significant future cash requirements. For additional information about commitment and contingent liabilities, see the discussion in “Off-Balance Sheet Arrangements and Contractual Obligations” below and in Notes 13, 14, 17 and 18 to the fiscal 2006 consolidated financial statements of Visa U.S.A., and in Note 10 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.

Cash Flow Data

In Millions	Six Months Ended March 31,		For the Years Ended September 30,
	2007	2006	2006	2005	2004
	(Unaudited)
Net Cash Provided by Operating Activities	$385	$321	$434	$481	$433
Net Cash Used in Investing Activities	(251)	(261)	(263)	(473)	(306)
Net Cash Used in Financing Activities	(18)	(18)	(36)	(46)	(39)

Increase (Decrease) in Cash and Cash Equivalents	$116	$42	$135	$(38)	$88

Operating Activities

Net cash provided by operating activities increased $64 million for the six months ended March 31, 2007 compared to the same prior year period, primarily reflecting increases in operating net income, offset by the impact of lower non-cash items over the previous year such as amortization for volume and support agreements and accrued litigation obligation.

Net cash provided by operating activities decreased $47 million during fiscal 2006, primarily due to payments on litigation matters largely accrued for in fiscal 2005 but settled and paid for in fiscal 2006. In addition, lower levels of accounts payable and accrued liabilities in fiscal 2006 compared to fiscal 2005 contributed to the decrease in cash provided by operating activities. These decreases were offset by increases in the liability position of volume and support agreements, and higher net income, adjusted for non-cash items.

Net cash provided by operating activities increased $48 million during fiscal 2005. Excluding the impact of member deposits on cash provided by operating activities in fiscal 2004, net cash provided by operating activities increased $204 million in fiscal 2005, fueled primarily by fiscal 2005 net income, non-cash charges including the litigation provision, and higher levels of accounts payable and accrued liabilities at the end of fiscal 2005. Cash generated from operating activities in fiscal 2004 primarily reflects member deposits, which increased $156 million, under the member deposit program where members could choose to advance a deposit against their quarterly member service fees at a discount. For further information, see Note 17 of the fiscal 2006 consolidated financial statements of Visa U.S.A.

Investing Activities

The decrease in net cash used in investing activities for the six months ended March 31, 2007 primarily reflects more investment sales and maturities over investment purchases during the six months ended March 31, 2007 compared to the same prior year period. Excess proceeds generated from operating activities and investing activities were primarily used to procure commercial paper and other highly liquid investments classified in cash equivalents.

The decrease in net cash used in investing activities in fiscal 2006 from fiscal 2005 primarily reflects fewer funds available for the purchase of investment securities as a result of one-time litigation settlements, including the multi-currency matter.

The increase in net cash used in investing activities in fiscal 2005 from fiscal 2004 primarily reflects more investment of operating cash flows in income-generating investment securities during the year.

Financing Activities

Net cash used in financing activities was substantially unchanged in the six months ended March 31, 2007 compared to the same prior year period, and primarily reflected scheduled quarterly payments on Visa U.S.A.’s series A senior secured notes due 2007 and series B senior secured notes due 2012.

Net cash used in financing activities during fiscal 2006, 2005, and 2004 primarily reflects scheduled quarterly payments on Visa U.S.A.’s series A senior secured notes due 2007 and series B senior secured notes due 2012. For further information, see Note 14 of the fiscal 2006 consolidated financial statements of Visa U.S.A. Cash requirements remained stable as the outstanding debt decreased during fiscal 2006, 2005 and 2004.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

Under Visa U.S.A.’s current bylaws, Visa U.S.A. indemnifies issuing and acquiring members for settlement losses suffered by reason of the failure of any other member to honor drafts, travelers checks, or other instruments processed in accordance with its operating regulations. Visa International is Visa U.S.A.’s settlement agent. Visa U.S.A. partially indemnifies Visa International from losses due to the failure of a member. The term of the indemnity is not limited. Visa U.S.A. is responsible for losses up to $1.0 million plus .003% of Visa U.S.A.’s sales volume for the year preceding the loss, or approximately $37 million in fiscal 2006.

In conjunction with Visa U.S.A.’s purchase of Inovant, Inc. from Visa International on January 1, 2003, Visa U.S.A. agreed to indemnify Visa International in the event of future tax liability in connection with an adverse determination by a taxing authority resulting from the sale of stock of Inovant, Inc. The indemnification is effective for ten years and extends through 30 years or the statute of limitation in the event of a tax extension for the year of the stock repurchase. The maximum probability-weighted liability is considered immaterial and no liability has been accrued for this obligation.

Visa U.S.A. has no special purpose entities or off-balance sheet debt, other than operating leases and purchase order commitments entered into in the ordinary course of business and reflected in the contractual obligations table below.

Contractual Obligations

Visa U.S.A.’s contractual commitments will have an impact on its future liquidity. The contractual obligations identified in the table below include both on-and off-balance sheet transactions that represent material expected or contractually committed future obligations at the end of fiscal 2006. Visa U.S.A. believes that it will be able to fund these obligations through cash generated from operations and its existing cash balances.

In Millions
Payments Due by Period	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Purchase Orders[1]	$357	$16	$1	$—	$374
Operating Leases[2]	11	13	10	1	35
Equipment and Licenses[2]	20	17	—	—	37
Capital Leases[3]	4	4	—	—	8
Volumes and Support Agreements[4]:
Member	400	811	507	118	1,836
Other	155	175	132	81	543
Litigation Payments[5]	231	421	410	200	1,262
Debt[6]	33	20	14	9	76

Total	$1,211	$1,477	$1,074	$409	$4,171

1	Purchase obligations include agreements to purchase goods and services that are enforceable and legally binding and that specify significant terms, including: fixed or minimum quantities to be purchased and fixed, minimum or variable price provisions; and the approximate timing of the transaction.

2	Visa U.S.A. leases certain premises such as its data centers, certain regional offices, and equipment under non-cancelable operating leases with varying expiration dates.

3	Visa U.S.A. entered into a capital lease for certain computer equipment in fiscal 2005. Visa U.S.A. is financing the acquisition of the underlying assets through the leases and accordingly they are recorded on Visa U.S.A.’s consolidated balance sheets.

4	Visa U.S.A. generally has non-cancelable agreements with members and merchants for various programs designed to build sales volume and increase payment acceptance. These agreements, which range in term from one to thirteen years, provide card issuance, marketing, and program support based on specific performance requirements.

5	Represents amounts due in accordance with settlement agreements in the Retailers’ Litigation and other litigation settlements.

6	Represents maturities on Visa U.S.A.’s series A and series B senior secured notes.

For further information about Visa U.S.A.’s contractual commitments, see Notes 14, 17, and 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A. and Note 10 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A.

Visa U.S.A. also has obligations with respect to its pension and postretirement benefit plans, and other incentive plans. For further information, see Note 13 of the fiscal 2006 consolidated financial statements of Visa U.S.A.

Related Parties

Visa U.S.A. conducts business as a non-stock, non-assessable membership corporation. The principal members of Visa U.S.A. are approximately 1,700 financial institutions that participate directly in Visa U.S.A.’s payment programs. In addition, there are approximately 11,700 associate and participant members that participate in Visa U.S.A.’s payment programs through one or more principal members.

Visa U.S.A.’s board of directors is comprised of ex-officio directors, individuals who are also officers of various member financial institutions that are also Visa U.S.A.’s customers and independent directors. Visa U.S.A. generated total operating revenues of approximately $808.1 million, $884.4 million, and $634.0 million from financial institutions with officers that also serve on its board of directors in fiscal 2006, 2005, and 2004, respectively. During fiscal 2006, 2005, and 2004, a significant portion of Visa U.S.A.’s operating revenues were generated from one customer with an officer that also serves on the board of directors. Net operating revenues from this customer were approximately $408 million or 14%, $345 million or 13% and $219 million or 9% of Visa U.S.A.’s total operating revenues in fiscal 2006, 2005 and 2004, respectively. No other customer accounted for 10% or more of Visa U.S.A.’s total operating revenues in fiscal 2006, 2005, or 2004. During the six months ended March 31, 2007, JPMorgan Chase Bank and Bank of America, N.A. each individually accounted for 10% or more of Visa U.S.A.’s total operating revenues. For further information see Note 19 to the fiscal 2006 consolidated financial statements and Note 9 to the March 31, 2007 unaudited consolidated financial statements of Visa U.S.A. The loss of these customers could adversely impact Visa U.S.A.’s operating revenues and operating income.

Seasonality

Visa U.S.A. does not experience a pronounced seasonality in its business. No individual quarter of fiscal 2006, fiscal 2005, or fiscal 2004 has historically accounted for more than 30% of annual revenues.

Critical Accounting Estimates

Visa U.S.A.’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make judgments, assumptions, and estimates that affect the amounts reported. Note 2 to the fiscal 2006 consolidated financial statements of Visa U.S.A., describes the significant accounting policies and methods used in the preparation of Visa U.S.A.’s consolidated financial statements. Visa U.S.A. has established policies and control procedures to make estimates and assumptions that are appropriately governed and are applied consistently from period to period. The following is a brief description of Visa U.S.A.’s current accounting policies involving significant management judgment. These estimates require difficult and subjective judgments, including whether estimates are required to be made about matters that are inherently uncertain, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements.

Management believes that the following accounting estimates are the most critical to fully understand and evaluate Visa U.S.A.’s reported financial results, as they require management’s most subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Critical Estimates	Assumptions and Judgment	Impact if Actual Results Differ from Assumptions
Revenue Recognition Certain revenue discounts and volume-based support incentives are estimated.

Certain contractual discounts and incentives to Visa U.S.A.’s customers are recorded based on an estimate of the customers’ future performance. Differences are adjusted in the period Visa U.S.A.’s customer reports its results or in the period when updated customer performance information is available. Customers’ future performance is estimated by using member reported information, transactional information accumulated from Visa U.S.A.’s systems, historical information, and discussions with Visa U.S.A.’s customers.

If the customers’ actual performance is not consistent with Visa U.S.A.’s estimates, revenue discounts and incentives, which are recorded as a reduction of revenue, including volume and support agreements, may be materially different than initially recorded. For the six months ended March 31, 2007, adjustments to Visa U.S.A.’s volume and support accruals increased operating revenues by 3.5% due to consumer spending patterns and slower growth in payments volume by our members. For fiscal years ending September 30, 2006, 2005 and 2004, adjustments represented (1.6%), (0.2%) and 0.5% of operating revenue, respectively. Please see the “Overview” above in which Visa U.S.A. highlights the impact of these adjustments on the reported total operating revenues for the six months ended March 31, 2007.

Pension

Certain assumptions are used in the determination of Visa U.S.A.’s annual pension costs and the disclosure of the funded position of Visa U.S.A.’s pension plan. Visa U.S.A. evaluates these critical assumptions at least annually.

Visa U.S.A. utilized a pension discount rate of 6.23% in measuring the projected benefit obligation in fiscal 2006 and in calculating the net periodic pension cost.

The expected rate of return on plan assets in fiscal 2006 is 7.50%.

Actual results may differ from actuarial assumptions because of economic and other factors. The impact of these differences are accumulated and amortized over future periods.

A quarter of a percentage point decrease in the discount rate would increase pension expense by $4.5 million in fiscal 2006. An equal, but opposite effect would be

Critical Estimates	Assumptions and Judgment	Impact if Actual Results Differ from Assumptions

Key assumptions include the discount rate used to measure the plan’s projected benefit obligation and the expected rate of return on plan assets.

Visa U.S.A.’s discount rate is based on matching the duration of corporate bond pools to the expected pension payment stream. The discount rate enables Visa U.S.A. to state the present value of the expected future cash flows on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense.

experienced for a quarter of a point increase in the discount rate.

A quarter of a point increase or decrease in expected rate of return on plan assets would decrease or increase pension cost, respectively, by $1.0 million in fiscal 2006.

The expected rate of return on plan assets is based on current and expected asset allocation, as well as the long-term historical risks and returns associated with each asset class within the plan portfolio. A lower expected rate of return on plan assets increases pension cost while a higher expected rate of return has the opposite effect.

Postretirement

Certain assumptions are used in the determination of Visa U.S.A.’s annual postretirement costs. Key assumptions include the discount rate used to measure the plan’s projected benefit obligation and projected increase in future healthcare costs.

Visa U.S.A. utilized a postretirement discount rate of 6.16% in measuring the projected benefit obligation in fiscal 2006 and in calculating the postretirement benefit cost.

The annual rate of future increases in per capita cost of health benefits for postretirement was 7% in fiscal 2006. The rate is then assumed to decrease 1% over the next year.

A quarter of a percentage point decrease in the discount rate would increase postretirement expense by $0.2 million in fiscal 2006. An equal, but opposite effect would be experienced for a quarter of a point increase in the discount rate.

Increasing the health care cost trend by 1% would increase the postretirement accumulated plan benefit obligation by $1.1 million and service and interest cost by $0.4 million in fiscal 2006.

Decreasing the health care cost trend by 1% would decrease the postretirement accumulated plan benefit obligation by $1.0 million and service and interest cost by $0.3 million in fiscal 2006.

Critical Estimates	Assumptions and Judgment	Impact if Actual Results Differ from Assumptions

Legal Matters

Visa U.S.A. is a party to legal proceedings with respect to a variety of matters. Except as described in Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A., Visa U.S.A. does not believe that any legal proceeding to which Visa U.S.A. is a party would have a material adverse impact on Visa U.S.A.’s business.

Visa U.S.A. evaluates the likelihood of an unfavorable outcome of legal proceedings to which Visa U.S.A. is party in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS 5). Visa U.S.A. records a liability in its consolidated financial statements for legal and regulatory actions when a loss is known or considered probable and the amount can be reasonably estimated. Visa U.S.A.’s judgments are subjective based on the status of the legal or regulatory proceedings, the merits of Visa U.S.A.’s defenses, and consultation with in-house and outside legal counsel.

Due to the inherent uncertainties of the legal and regulatory process in the multiple jurisdictions in which Visa U.S.A. operates, its judgments may be materially different than the actual outcomes.

Discount Rate for

Litigation Settlement

For litigation settlements to be paid over periods longer than one year, Visa U.S.A. discounts the projected payments when recording its litigation in the consolidated balance sheets.

Note 18 of the fiscal 2006 consolidated financial statements of Visa U.S.A. contains a complete discussion of Legal Matters.

Visa U.S.A. estimates the discount rates it uses to calculate the present value of its long-term litigation. The discount rates used are a matter of management judgment at the time of settlement, which considers Visa U.S.A.’s estimated post-settlement incremental borrowing rate for sources of credit that could be used to finance the payment of such obligations with similar terms. The discount rate used for the Retailers’ Litigation settlements in fiscal 2003 through fiscal 2005 is 7.25%. The discount rate used for other litigation matters settled in fiscal 2006 is 5.87%.

A quarter of a percentage point reduction or increase in the discount rate would increase or decrease annual interest expense, respectively, by $2.1 million in fiscal 2006, and by declining amounts thereafter.

In addition, a quarter of a percentage point change in the discount rate would have impacted the amount Visa U.S.A. recorded as litigation provision for fiscal 2006 by $6.2 million.

Credit and Debit

Settlement Guarantee

Subject to Visa U.S.A.’s bylaws and operating regulations, Visa U.S.A. indemnifies issuing and acquiring members for settlement losses suffered by reason of the failure of any other member to honor drafts,

	Visa U.S.A. is required to make judgments as to the probability of failure, and estimated loss in the event of default in estimating its liability for the settlement guarantee.	The methodology Visa U.S.A. uses to estimate Visa U.S.A.’s liability for settlement guarantee incorporates: average settlement time, historical sales volume, independent estimates of

Critical Estimates	Assumptions and Judgment	Impact if Actual Results Differ from Assumptions

travelers checks, or other instruments processed in accordance with Visa U.S.A.’s Operating Regulations.

Note 17 to the fiscal 2006 consolidated financial of Visa U.S.A. describes the methodology Visa U.S.A. uses to estimate Visa U.S.A.’s liability for this guarantee.

probability of insolvency, and an estimate of loss in the event of default similar to that recommended by the FDIC for unsecured loans.

An increase in the estimate of loss in the event of default to 100% would increase Visa U.S.A.’s estimated liability by $0.4 million at the end of fiscal 2006.

Capitalized Internally-Developed Software

Visa U.S.A.’s capitalized software, which includes internal and external costs incurred in developing computer software for internal use, is included in facilities, equipment, and software, net on Visa U.S.A.’s consolidated balance sheets.

Note 2 to the fiscal 2006 consolidated financial statements of Visa U.S.A. contains a discussion of Visa U.S.A.’s accounting policies for internally developed software.

Visa U.S.A. is required to make judgments as to the timing of stages of development and future economic useful life for internally developed software.

On an ongoing basis, Visa U.S.A. performs impairment analyses of various technologies. If the carrying value of internally developed software exceeds the fair value, impairment charges are recorded.

Note 9 of the fiscal 2006 consolidated financial statements of Visa U.S.A. contains a discussion of impairment to internally developed software in fiscal 2006.

The net carrying value of internally developed software on Visa U.S.A.’s consolidated balance sheets at the end of fiscal 2006 is $37.1 million.

Income Taxes

In calculating its effective tax rate Visa U.S.A. makes decisions regarding certain tax positions, including the timing and amount of deductions and allocations of income among various tax jurisdictions. Visa U.S.A. records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.

Visa U.S.A. has various tax filing positions, including the timing and amount of deductions and credits, the establishment of reserves for audit matters, and the allocation of income among various tax jurisdictions.

Visa U.S.A. considered projected future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance.

Although Visa U.S.A. believes that its estimates and judgments are reasonable, actual results may differ from these estimates. If Visa U.S.A. realizes a deferred tax asset in excess of the net deferred tax asset or Visa U.S.A. were unable to realize a net deferred tax asset, an adjustment to the deferred tax asset would increase or decrease earnings, respectively, in the period the difference is recognized.

Impact of Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or to be taken in a tax return. FIN 48 is effective for years beginning after December 15, 2006. Visa U.S.A. is in the process of determining the effect, if any, of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure requirements about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Visa U.S.A. is in the process of determining the effect, if any, of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))” (SFAS 158), which amends FASB issued Statement No. 87, “Employers’ Accounting for Pensions” (SFAS 87) and FASB issued Statement No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions” (SFAS 106) to require recognition of the over-funded or under-funded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. In addition, the measurement date, the date at which the benefit obligation and plan assets are measured, is required to be the company’s fiscal year end. Visa U.S.A. currently uses a measurement date of June 30. SFAS 158 is effective for non-public companies for fiscal years ending after June 15, 2007 (December 15, 2006 for public companies), except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. Visa U.S.A. will adopt the balance sheet recognition provisions of SFAS 158 at September 30, 2007. The adoption of SFAS 158 would increase pension liability and reduce equity, pre-tax, by approximately $119 million at September 30, 2007, based on 2006 pension plan measurements. Visa U.S.A. will also elect to early adopt the provision to conform the plan’s measurement date to its fiscal year end, and accordingly will record a charge of approximately $16 million, pre-tax, to equity in the last quarter of the fiscal year. These estimates are actuarially calculated, based on current assumptions for the plans, and assume there will be no modifications, amendments, or other significant changes to the plans. Actual results will likely differ from these estimates.

In February 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment to SFAS 115” (SFAS 159). SFAS 159 allows the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS 159 is effective for fiscal years that begin after November 15, 2007. Visa U.S.A. is in the process of determining the effect, if any, of adopting SFAS 159 on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss arising from changes in market rates and market prices. Visa U.S.A. is exposed to two significant market risks that could affect its business including: changes in interest rates and equity prices. Visa U.S.A. does not hold or enter into derivatives or other financial instruments for trading or speculative purposes.

Interest Rate Risk

A significant portion of Visa U.S.A.’s investment portfolio assets is held in fixed-income securities. These assets are reflected as cash equivalents, short-term available-for-sale investments, and long-term available-for-sale investments. Visa U.S.A. does not consider its cash and cash equivalents or its auction rate securities to be subject to significant market risks, as amounts consist of liquid investments with original maturities or repricing characteristics of three months or less. The fair value balances of Visa U.S.A.’s interest rate sensitive assets as of March 31, 2007, September 30, 2006, and September 30, 2005 include:

	March 31, 2007	September 30,
		2006	2005
	(in millions, except percentages)
Government-Sponsored Entities	1,179	895	750
Tax-Exempt Municipal Bonds	31	249	217

Total	1,210	$1,144	$967
Percentage of Total Assets	37%	39%	35%

Visa U.S.A. manages its exposure to interest rate risk by investing primarily in rate-adjustable, government-issued securities of high credit quality. However, Visa U.S.A.’s efforts do not provide complete assurance that it will be protected from interest rate fluctuations. A sharp rise in interest rates could have a significant impact on the fair value of Visa U.S.A.’s investment portfolio.

The following tables present the hypothetical changes in fair value in Visa U.S.A.’s investment portfolio as of March 31, 2007, September 30, 2006, and September 30, 2005 due to potential changes in interest rates.

	Fair Value Given Interest Rate Decrease of:		Fair Value as of March 31, 2007	Fair Value Given Interest Rate Increase of:
	(in millions, except percentages)
	1%	0.5%		0.5%	1%
U.S. Government Agency Notes	$1,183	$1,182	$1,179	$1,173	$1,165
Tax-Exempt Municipal Bonds	31	31	31	31	31

Total	$1,214	$1,213	$1,210	$1,204	$1,196

	Fair Value Given Interest Rate Decrease of:		Fair Value as of September 30, 2006	Fair Value Given Interest Rate Increase of:
	(in millions, except percentages)
	1%	0.5%		0.5%	1%
U.S. Government Agency Notes	$899	$897	$895	$892	$885
Tax-Exempt Municipal Bonds	251	250	249	248	247

Total	$1,150	$1,147	$1,144	$1,140	$1,132

	Fair Value Given Interest Rate Decrease of:		Fair Value as of September 30, 2005	Fair Value Given Interest Rate Increase of:
	(in millions, except percentages)
	1%	0.5%		0.5%	1%
U.S. Government Agency Notes	$755	$753	$750	$747	$744
Tax-Exempt Municipal Bonds	219	218	217	216	216

Total	$974	$971	$967	$963	$960

Equity Price Risk

Visa U.S.A. owns equity securities which are selected to offset obligations in connection with Visa U.S.A.’s long-term incentive and deferred compensation plans. Equity securities primarily consist of mutual fund investments related to various employee compensation plans. For these plans, employees bear the risk of market fluctuations. Gains and losses experienced on these equity investments are offset by increases or reductions in personnel expense, respectively. The effect of a hypothetical 10% change in market value would have increased or decreased unrealized losses and personnel expense, respectively, by $6 million at March 31, 2007, and by $3 million at September 30, 2006 and September 30, 2005.

SELECTED CONSOLIDATED FINANCIAL AND STATISTICAL DATA OF VISA CANADA

The selected Visa Canada consolidated statement of financial position data as of September 30, 2006 and 2005, and the consolidated statements of operations data for each of the fiscal years in the three-year period ended September 30, 2006, presented below have been derived from the audited consolidated financial statements of Visa Canada included elsewhere in this proxy statement-prospectus, which were prepared in accordance with Canadian GAAP. The selected Visa Canada consolidated statement of financial position data as of September 30, 2004, 2003 and 2002, and the consolidated statements of operations data for each of the fiscal years in the two-year period ended September 30, 2003, presented below have been derived from the audited consolidated financial statements of Visa Canada, which are not included in this proxy statement-prospectus. Consolidated financial data presented below as of and for the six months ended March 31, 2007 and March 31, 2006, have been derived from the unaudited consolidated financial statements of Visa Canada included in this proxy statement-prospectus and, in the opinion of Visa Canada’s management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Visa Canada’s financial position and results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results for the six months ended March 31, 2007, are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending September 30, 2007.

The selected financial data in the tables below has been derived from Visa Canada’s audited and unaudited consolidated financial statements in accordance with Canadian GAAP, which differs in certain significant respects from U.S. GAAP. These differences have a material effect on the net income and composition of net assets and are summarized in Note 11 to the unaudited consolidated interim financial statements of Visa Canada as of and for the six months ended March 31, 2007 and March 31, 2006, and Note 12 to the audited consolidated financial statements of Visa Canada as of September 30, 2006 and 2005, and for each of the fiscal years in the three-year period ended September 30, 2006, included elsewhere in this proxy statement-prospectus.

The selected statistical operating data presented below is unaudited. The selected statistical operating data do not purport to indicate results of operations as of any future date or for any future period.

Total volume figures are based on operating certificates compiled and reported by Visa Canada’s members. All operating certificate data is subject to revision and amendment by Visa Canada’s members subsequent to the date of its release. These revisions are reflected in the information presented below. Service fees are assessed for each quarter using a calculation of pricing applied to the prior quarter’s total volume, therefore total volume data accumulated from Visa Canada’s members over the 12-month periods ended June 30 is used as the basis for recording service fee revenue during fiscal years ending September 30. Total volume data for the six month periods ended December 31 is used as the basis for recording service fee revenue during the six month periods ending March 31. Total volume represents all point of sale and cash volumes charged on cards issued by Visa Canada members and carrying marks of the Visa brand.

The messages processed figures in the table below are sourced from VisaNet, the processing platform that processes the transactions of Visa Canada’s members. These figures represent the number of messages processed during the period.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Visa Canada Association” and Visa Canada’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement-prospectus.

Since its inception, Visa Canada has not declared or paid any dividends.

	Six Months Ended March 31,		For the Years Ended September 30,
	2007	2006	2006	2005	2004	2003	2002
(in Cdn$ thousands)	(unaudited)		(audited)
Consolidated Statements of Operations Data
Total revenues	67,840	61,326	121,966	120,552	110,994	106,531	100,407
Operating expenses	53,693	62,508	121,633	116,978	107,239	110,197	96,943
Excess/(deficiency) of revenue over expenses	13,946	(1,534)	(1,423)	2,763	1,917	(4,909)	3,464

	At March 31,		At September 30,
	2007	2006	2006	2005	2004	2003	2002
(in Cdn$ thousands)	(unaudited)		(audited)
Consolidated Statements of Financial Position Data
Total assets	37,044	19,258	25,513	25,117	21,144	17,545	19,110
Net assets	23,625	9,588	9,699	11,122	8,359	6,442	11,351
Working capital	19,615	6,466	5,992	8,646	7,001	4,987	11,096

	Six Months Ended March 31,		For the Years Ended September 30,
	2007	2006	2006	2005	2004	2003	2002
Operating Data (unaudited)
Total volume (in Cdn$ millions)	89,010	80,063	159,800	142,501	129,304	116,900	105,026
Percentage change:	11.2	11.5	12.1	10.2	10.6	11.3	7.9
Messages processed (in millions)	1,350	1,229	2,555	2,364	2,153	2,066	2,056
Percentage change:	9.9	8.4	8.1	9.8	4.2	0.5	13.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF VISA CANADA ASSOCIATION

This management’s discussion and analysis provides a review of the results of operations, the financial condition and the liquidity and capital resources of Visa Canada and its subsidiary. The following discussion and analysis should be read in conjunction with Visa Canada’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement-prospectus. Amounts in certain tables may not calculate due to rounding.

Visa Canada prepares its financial statements in accordance with Canadian GAAP which differs in certain significant respects from U.S. GAAP. For an explanation of the material differences between Canadian GAAP and U.S. GAAP, see Note 11 to the unaudited consolidated interim financial statements of Visa Canada as of and for the six months ended March 31, 2007 and 2006, and Note 12 to the audited consolidated financial statements of Visa Canada as of September 30, 2006 and 2005 and for the three years ended September 30, 2006, 2005, and 2004, included elsewhere in this proxy statement-prospectus.

Overview

Visa Canada is a membership association headquartered in Toronto, Ontario, made up of 24 member financial institutions. Visa Canada was incorporated under the laws of Ontario on September 22, 1989, and is a not-for-profit organization exempt from Canadian corporate income taxes, provided certain requirements are met.

Visa Canada is the sole owner of VCA Inovant Investments Inc., a U.S. subsidiary, which in turn holds a 5% equity interest in Inovant. Inovant operates VisaNet, the transaction processing platform that provides message processing and related services to members of Visa Canada, and is a majority owned subsidiary of Visa U.S.A. VCA Inovant Investments Inc. is subject to U.S. corporate income tax on its share of Inovant’s taxable earnings. The current portion of its U.S. corporate income taxes is included on Visa Canada’s consolidated statement of operations as a provision for current income taxes.
Visa Canada administers a payments system in Canada, including various card products and travelers cheques, which are identified by the various Visa brand marks. In Canada, Visa Canada’s members currently issue credit and prepaid payment cards, and travelers cheques. No Visa debit cards have been issued by Visa Canada’s members to date. Visa Canada’s role is to advance new payment products and technologies on behalf of its member financial institutions. Visa Canada has an agreement with Inovant whereby Inovant provides transaction processing services for the benefit of Visa Canada’s members. Visa International, of which Visa Canada is a group member, also provides certain services to Visa Canada to support the payments system that Visa Canada administers. These services include settlement, brand, sponsorship, product platform, risk, and technology development and management activities of a global nature.

Visa Canada’s operating revenues are primarily derived from service fees and data processing revenues. Visa Canada does not issue cards, set fees or determine the interest rates that consumers will be charged on Visa branded cards. Issuing members have the responsibility for determining these and most other competitive card features. In addition, Visa Canada does not generally solicit merchants directly or establish the fees that merchants are charged for card acceptance, including the merchant discount rate. Both of these functions are generally the responsibility of acquiring members.

As a not-for profit association, Visa Canada does not aim to generate a profit and has historically set its prices so that revenues are sufficient to cover its expected costs. Visa Canada’s total revenues are driven primarily by its total volume and the number of messages processed. In fiscal 2005 and fiscal 2006, growth rates of those revenue drivers exceeded the growth rate of Visa Canada’s operating expenses, and consequently Visa Canada reduced its effective prices in fiscal 2005 and fiscal 2006 to achieve its objective of breaking even financially. Visa Canada generated a non-zero net income/(loss) during those periods, however, because total volume, the number of messages processed, and its total operating expenses differed from the estimates used to make pricing decisions at the beginning of the year. In the six months ended March 31, 2007, growth rates of Visa Canada’s total volume and messages processed were again greater than the growth rate of its operating expenses, but prices were kept the same as during fiscal 2006 to allow Visa Canada to build capital for its transition to a for-profit enterprise. After the completion of the restructuring and the transfer of Visa Canada into Visa Inc. as a subsidiary of Visa Inc., Visa Canada expects to operate its business as a for-profit corporation in a way that maximizes stockholder value and therefore expects that its pricing methodologies will be changed accordingly.

Visa Canada has historically maintained rules that restrict members from issuing both Visa and certain other card association-branded credit cards. In February 2006, Visa Canada changed those rules to allow member financial institutions to issue all other card associations’ brands. Since that date, no Visa Canada members have joined another card association. However, this change may pose a risk to the future growth of Visa Canada’s revenues.

Approximately one-third of Visa Canada’s revenues are generated, and one-third of expenses are incurred, in U.S. dollars. Visa Canada earns all data processing revenues and a substantial portion of other member and other revenues in U.S. dollars, because the underlying services are charged through a global, U.S. dollar based billing system and services are often priced off of a standard U.S. dollar rate globally. Visa Canada’s direct expenses, associated with services provided by Visa International and Inovant are incurred in U.S. dollars. All revenues and expenses are reported in Visa Canada’s financial statements in Canadian dollars, so the level and growth thereof may be affected by foreign exchange rate movements. In recent periods, the U.S. dollar has weakened against the Canadian dollar, which has had a negative effect on Visa Canada’s revenue and a positive effect on its direct expenses. The impact of foreign exchange rates on Visa Canada’s net income has not been material, as U.S. dollar revenues and expenses have been approximately equal.

References to net income in this management’s discussion and analysis should be read as references to the excess/(deficiency) of revenue over expenses as presented in Visa Canada’s consolidated financial statements. Net income for the six months ended March 31, 2007, was Cdn$13.9 million, an increase of Cdn$15.5 million from the comparable period of fiscal 2006. Results in the first half of fiscal 2007 as compared to the same period of fiscal 2006 reflect the positive impacts of a 10.6% increase in revenues and a 14.1% decrease in operating expenses. Revenues benefited from 11.2% growth in total volume and 9.9% growth in the number of messages processed in the first half of fiscal 2007, as compared to the first half of fiscal 2006. The decrease in operating expenses in the first half of fiscal 2007 over the comparable period in fiscal 2006 reflects primarily reduced advertising and promotion activity.

Visa Canada’s net loss in fiscal 2006 was Cdn$1.4 million, a decrease of Cdn$4.2 million from fiscal 2005 net income of Cdn$2.8 million. This decrease resulted from a 4.0% increase in operating expenses, which was only partially offset by a 1.2% increase in total revenue. The increase in total revenue in fiscal 2006 was due primarily to total volume growth of 12.1% in fiscal 2006 over fiscal 2005, and the 8.1% increase in the number of messages processed during the same period. Total volume and messages processed growth were offset partially by pricing reductions implemented in January 2005 so that Visa Canada could achieve its not-for-profit objective, lower distributions from Inovant, and an appreciation of the Canadian dollar against the U.S. dollar. Operating expenses increased by 4.0% in fiscal 2006 as compared to fiscal 2005, as lower direct expenses were more than offset by higher marketing and other operating expenses.

Results of Operations

Total Revenues

Visa Canada’s total revenues are derived from member revenue, which is comprised of service fees, data processing fees and other member revenue, as well as other revenue.

Member Revenue

Service fees—Service fees reflect payments by members of Visa Canada with respect to their payments programs carrying marks of the Visa brand. Service fees are charged to members by Visa Canada based on total volume. Total volume measures the total monetary value of transactions for goods and services purchased with, and cash transactions on, Visa-branded products, as reported by Visa Canada’s members on monthly operating certificates. Cash transactions include cash disbursements, balance transfers and convenience cheque transactions associated with Visa-branded products. Current quarter service fees are assessed using a calculation of pricing applied to prior quarter volumes. These fees are recognized as revenue in the same period the services are rendered.

Data processing revenues—Data processing revenues represent fees charged to members of Visa Canada for processing messages that facilitate domestic and international transaction authorization, clearing, settlement and information flow with respect to goods and services purchased with, and cash transactions on, Visa branded credit and prepaid products. The majority of these data processing fees relate to messages that facilitate authorization, clearing and settlement of transactions. Fees are charged for both domestic and international authorization, clearing, and settlement. Data processing revenues are based primarily on the number and type of messages processed during a period. Actual processing services are performed by Inovant through an agreement with Visa Canada, and Visa Canada then charges its members for facilitating this processing through Inovant. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Other member revenues—Other member revenues represents fees charged to members for other products and services offered by Visa Canada. These products and services include licensing, merchandising, and new member fees, as well as fees charged for certain services that Visa Canada may provide to consumers on behalf of issuers. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Other revenue

Other revenue consists of card recovery bulletin fees, interest from fixed-income investments, distributions from Inovant and fees on international multi-currency transactions.

Six Months Ended March 31, 2007 compared to Six Months Ended March 31, 2006

Total Revenue

Total revenues were Cdn$67.8 million for the six months ended March 31, 2007, which is an increase of Cdn$6.5 million or 10.6%, compared to Cdn$61.3 million for the six months ended March 31, 2006. The increase was primarily due to higher service fees and data processing revenues.

The following table reflects the components of total revenues for the six months ended March 31, 2007 and 2006, respectively:

					2007 vs. 2006
Six Months Ended March 31,	2007		2006		Cdn$ Change		% Change
(Unaudited)	(in thousands, except percentages)
Member Revenue
Service fees	Cdn$	45.8	Cdn$	41.2	Cdn$	4.6	11.1%
Data processing revenues		15.2		13.4		1.8	13.8%
Other member revenues		2.0		2.3		(0.3)	(12.9%)

		63.0		56.9		6.1	10.8%

Other revenue
Card recovery bulletin fees		4.0		3.7		0.3	8.2%
Interest		0.4		0.3		0.1	46.7%
Other		0.4		0.4		0.1	(14.8%)

		4.8		4.4		0.4	8.6%

Total revenues	Cdn$	67.8	Cdn$	61.3	Cdn$	6.5	10.6%

Member Revenue

Revenues generated from members increased by Cdn$6.1 million or 10.8% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006, due to higher service fees and data processing revenues, which were offset only slightly by lower other member revenues.

Service fees—Service fee revenues increased by Cdn$4.6 million or 11.1% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006. The increase was due to 11.2% higher total volumes, as prices remained the same during the six months ended March 31, 2007, compared to the same period in fiscal 2006.

Data processing revenues—Data processing revenues increased by Cdn$1.8 million or 13.8% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006, primarily due to a 9.9% increase in the number of messages processed.

Other member revenue—Other member revenue decreased by Cdn$0.3 million or 12.9% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006, primarily due to lower new member fees and merchandise revenue.

Other Revenue

Other revenue increased by Cdn$0.4 million or 8.6% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006. The increase was related primarily to an 8.2% increase in card recovery bulletin revenues, which resulted from an 8.5% increase in card recovery bulletin listings.

Operating Expenses

Visa Canada’s operating expenses are comprised of advertising and marketing expenses, direct expenses comprised of fees to affiliates of Visa Canada, and other operating expenses. Total operating expenses decreased by Cdn$8.8 million or 14.1% for the six months ended March 31, 2007 compared to the six months ended March 31, 2006, primarily due to lower advertising and marketing expenses.

The following table reflects total operating expenses for the six months ended March 31, 2007 and 2006, respectively:

					2007 vs. 2006
Six months ended March 31,	2007		2006		Cdn$ Change		% Change
(Unaudited)	(in thousands, except percentages)
Advertising and marketing	Cdn$	18.5	Cdn$	27.4	Cdn$	(8.9)	(32.4%)
Direct expenses		20.2		20.1		0.1	0.6%
Other operating expenses		15.0		15.1		(0.1)	(0.3%)

Total operating expenses	Cdn$	53.7	Cdn$	62.5	Cdn$	(8.8)	(14.1)%

Advertising and Marketing

Advertising and marketing costs represent the largest portion of operating expenses. Advertising and marketing costs decreased by Cdn$8.9 million or 32.4% for the six months ended March 31, 2007, compared to the six months ended March 31, 2006. Visa Canada had increased its advertising and marketing expenses by 34.3% from fiscal 2004 to fiscal 2006 in response to competitive pressures in the Canadian payments market. Those pressures have since lessened and consequently Visa Canada made the strategic decision to significantly reduce its advertising and marketing expenses in fiscal 2007.

Direct Expenses

Direct expenses are comprised of fees to affiliates of Visa Canada, Visa International, Inovant, and Visa U.S.A., primarily to Visa International and Inovant, for transaction processing and related services and for global support of Visa branded products and services. Direct expenses also include the cost of certain products and services sold to members, mainly Visa branded merchandise. Direct fees increased Cdn$0.1 million or 0.6% for the six months ended March 31, 2007 compared to the six months ended March 31, 2006, as higher expenses paid to Inovant and Visa International were offset by lower Visa branded merchandise expenses.

The largest component of direct expenses is fees paid to Inovant. These fees, paid in U.S. dollars, are for authorization, clearing, settlement and other related products and services that facilitate transaction and information management for Visa Canada’s members. Fees to Inovant were Cdn$10.8 million and Cdn$10.6 million for the six months ended March 31, 2007 and 2006, respectively, which represents a period-over-period increase of Cdn$0.2 million or 2.0%. The increase was due primarily to a 9.9% increase in the number of messages processed and higher spending on local technology development projects, offset by a reduction in unit prices charged by Inovant.

Direct expenses also include U.S. dollar fees paid to Visa International for the various services it performs centrally on behalf of all Visa regions. These services include settlement, brand management, sponsorship, product platform development, risk management, and technology management activities of a global nature. Direct expenses paid to Visa International were Cdn$9.2 million for the six months ended March 31, 2007, which is up by Cdn$0.1 million from the six months ended March 31, 2006. The Cdn$0.1 million increase is due primarily to higher charges for global technology projects related to security, offset by lower global brand marketing charges.

Other Operating Expenses

Other operating expenses consist primarily of personnel, professional, facilities, travel, and other administrative costs. Other operating expenses were Cdn$15.0 million for the six months ended March 31, 2007, as compared with Cdn$15.1 million for the six months ended March 31, 2006, which represents a decrease of Cdn$0.1 million or 0.3%. The decrease was primarily a result of:

•

A Cdn$1.2 million reduction in spending on professional services. Professional services expenses were higher in the six months ended March 31, 2006, compared with the six months ended March 31, 2007, because of initiatives undertaken by Visa Canada to assess its organizational and governance structure during fiscal 2006.

•

An increase in personnel costs of Cdn$1.3 million, which results from an increase in the average number of full-time employees from 97 to 111, and offsets the above decrease. These full-time employees were necessary to support key product development, interchange, and relationship management initiatives.

•	A Cdn$0.7 million reduction in travel and meeting expenses, which was offset by an increase of Cdn$0.4 million in spending on facilities and technology costs.

Provision for Current Income Taxes

For the six months ended March 31, 2007, Visa Canada’s provision for current income taxes was Cdn$0.2 million, down Cdn$0.2 million or 43.0% from the same period in fiscal 2006. This decrease was due to lower current tax expense in Visa Canada’s U.S. subsidiary, related to its 5% share of Inovant’s taxable income.

Fiscal Year Ended September 30, 2006 compared to Fiscal Year Ended September 30, 2005

Total Revenue

Total revenues were Cdn$122.0 million in fiscal 2006, which is an increase of Cdn$1.3 million or 1.1%, compared to Cdn$120.6 million in fiscal 2005, primarily due to higher member revenues which offset a decline in other revenue.

The following table reflects the components of total revenues for fiscal 2006 and fiscal 2005:

					2006 vs. 2005
Years Ended September 30,	2006		2005		Cdn$ Change	% Change
	(in thousands, except percentages)
Member Revenue
Service fees	Cdn$	82.3	Cdn$	74.3	Cdn$ 8.0	10.8%
Data processing revenues		27.0		27.2	(0.2)	(0.6)%
Other member revenue		4.3		5.8	(1.5)	(26.3)%

		113.6		107.3	6.3	5.9%

Other revenue
Card recovery bulletin fees		7.0		7.9	(0.9)	(12.0)%
Interest		0.6		0.5	0.1	19.9%
Distributions from Inovant		—		3.1	(3.1)	(100.0)%
Other		0.7		1.7	(1.0)	(61.4)%

		8.3		13.3	(5.0)	(37.7)%

Total revenues	Cdn$	122.0	Cdn$	120.6	Cdn$1.3	1.1%

Member Revenue

Fees collected from members represented 93% of Visa Canada’s revenues in fiscal 2006, up from 89% in fiscal 2005. During fiscal 2006, revenues generated from members were Cdn$113.6 million, which is an increase of Cdn$6.3 million or 5.9%, compared to Cdn$107.3 million in fiscal 2005. Member revenue increased from fiscal 2005 to fiscal 2006 due to an increase in service fees, which was partially offset by a decline in data processing revenues and other member revenues.

Service fees—For fiscal 2006, service fees increased to Cdn$82.3 million, representing a Cdn$8.0 million, or 10.8%, increase from the prior year, which was driven primarily by higher total volume. The 10.8% growth in revenue slightly lagged total volume growth of 12.1% for the year due to prices that were held lower in fiscal 2006 than in fiscal 2005 so that Visa Canada could achieve its not-for-profit objective. Visa Canada’s effective service fee rate—the ratio of service fees to total volume—was 1.2% lower in fiscal 2006 than in fiscal 2005.

Data processing revenues—Data processing revenues decreased by Cdn$0.2 million or 0.6% in fiscal 2006, even though the number of messages processed increased by 8.1% during the same period. Data processing revenues growth lagged the growth in the number of messages processed on a percentage basis primarily because data processing fees are levied in U.S. dollars and the U.S. dollar depreciated against the Canadian dollar by 6.6% during fiscal 2006.

Other member revenue—Member revenue from other products and services was Cdn$4.3 million for fiscal 2006, a decrease of Cdn$1.5 million or 26.3% from the prior year. The decrease in fiscal 2006 is due primarily to lower new member fees and merchandising revenue.

Other Revenue

Other revenue was Cdn$8.3 million in fiscal 2006, which represents a decrease of Cdn$5.0 million or 37.7%, from Cdn$13.3 million in fiscal 2005. This decrease relates primarily to the following factors:

•

Lower card recovery bulletin revenues due to the full year effect of price reductions implemented in fiscal 2005 and a weaker U.S. dollar relative to the Canadian dollar, and despite a 1.4% increase in total volume.

•

The absence of a distribution from Inovant in fiscal 2006. In fiscal 2005, other revenue included distributions from Inovant totalling Cdn$3.1 million, which are included in the statement of income in accordance with Canadian GAAP.

•	Fiscal 2005 other revenue included a one-time customer rebate from Inovant of Cdn$1.0 million.

Operating Expenses

In fiscal 2006, Visa Canada’s total operating expenses increased Cdn$4.7 million or 4.0% from fiscal 2005, due primarily to higher marketing and other operating expenses, offset by lower direct expenses.

The following table reflects total operating expenses for fiscal 2006 and fiscal 2005:

					2006 vs. 2005
Years Ended September 30,	2006		2005		Cdn$ Change		% Change
	(in thousands, except percentages)
Advertising and marketing	Cdn$	52.2	Cdn$	45.5	Cdn$	6.6	14.6%
Direct expenses		39.2		42.5		(3.3)	(7.8)%
Other operating expenses		30.3		28.9		1.4	4.7%

Total operating expenses	Cdn$	121.6	Cdn$	117.0	Cdn$	4.7	4.0%

Advertising and Marketing

Advertising and marketing costs in fiscal 2006 increased Cdn$6.6 million or 14.6% compared to fiscal 2005, due mainly to:

•	Growth in advertising and promotional spending, related to the 2006 Olympic Winter Games, brand differentiation, and Visa Canada’s commercial card business.

•	The sponsorship of new Canadian athletes on Team Visa.

•	A heightened focus on driving cardholder usage in key acceptance areas such as healthcare and retail.

•	Costs associated with the launch of a new Visa logo and new brand standards globally.

Direct Expenses

Direct expenses decreased by Cdn$3.3 million or 7.8% from fiscal 2005, to Cdn$39.2 million for fiscal 2006, due primarily to a decrease in fees paid to both Inovant and Visa International.

Fees to Inovant decreased Cdn$0.7 million or 3.0% to Cdn$21.7 million in fiscal 2006, as compared with fiscal 2005. This decrease was the result of a reduction in Inovant average per transaction price to Visa Canada and a depreciation of the U.S. dollar relative to the Canadian dollar. Those decreases were partially offset by higher spending on technology development projects specific to the Canada region, related primarily to document management and information security.

In fiscal 2006, fees paid to Visa International were Cdn$16.7 million, as compared to Cdn$18.9 million in fiscal 2005. The decline of Cdn$2.2 million, or 11.7%, was primarily due to a fee waiver provided by Visa International to the incorporated regional group members in fiscal 2006 to help mitigate costs for funding member reimbursements relating to a technical problem with payment cards introduced in September 2005, which included a holographic magnetic strip on the back of the card. In addition, the decline in fees paid to Visa International was also due to a decline in spending on some global technology development projects, and a depreciation of the U.S. dollar relative to the Canadian dollar, offset partly by increased investment in a global information security program.

Other Operating Expenses

Other operating expenses were Cdn$30.3 million in fiscal 2006, as compared with Cdn$28.9 million in fiscal 2005, which represents an increase of Cdn$1.4 million or 4.7%. These expenses were higher due to:

•

An increase in the average number of Visa Canada full-time equivalent employees from 92 in fiscal 2005 to 104 in fiscal 2006. This increase was necessary to support enhanced investment in new product and technology development, interchange management, and relationship management.

•	A travel and entertainment expense increase of Cdn$0.8 million or 32% from fiscal 2005 to fiscal 2006, most notably related to spending for the 2006 Olympic Winter Games.

Such increases in other operating expenses in fiscal 2006 were partially offset by:

•	The absence of a Cdn$1.5 million charitable donation made during the prior year for the Indonesian tsunami relief effort.

•	A Cdn$1.2 million or 15% reduction in spending on professional services.

Provision for Current Income Taxes

In fiscal 2006, Visa Canada’s provision for current income taxes was Cdn$1.8 million, up Cdn$0.9 million or 116.6% from fiscal 2005. This increase was due to higher current tax expense in Visa Canada’s U.S. subsidiary related to its 5% share of Inovant’s taxable income.

Fiscal Year Ended September 30, 2005, compared to Fiscal Year Ended September 30, 2004

Total Revenue

Total revenues were Cdn$120.6 million in fiscal 2005, up Cdn$9.6 million or 8.6% from fiscal 2004, due primarily to increases in member revenues, distributions received from Inovant, and other revenue in the year.

The following table reflects the components of total revenues for fiscal 2005 and fiscal 2004:

					2005 vs. 2004
Years Ended September 30,	2005		2004		Cdn$ Change		% Change
	(in thousands, except percentages)
Member Revenue
Service fees	Cdn$	74.3	Cdn$	69.9	Cdn$	4.4	6.3%
Data processing revenues		27.2		25.5		1.7	6.9%
Other member revenue		5.8		5.3		0.5	8.6%

		107.3		100.7		6.6	6.6%

Other revenue
Card recovery bulletin fees		7.9		7.7		0.3	3.3%
Interest		0.5		0.5		0.1	13.3%
Distributions from Inovant		3.1		1.4		1.7	125.7%
Other		1.7		0.8		0.9	111.9%
		13.3		10.3		3.0	28.6%

Total revenues	Cdn$	120.6	Cdn$	111.0	Cdn$	9.6	8.6%

Member Revenue

Fees collected from members represented 89% of Visa Canada’s revenues in fiscal 2005 compared to 91% in fiscal 2004. During fiscal 2005, revenues generated from members were Cdn$107.3 million, which reflects an increase of Cdn$6.6 million or 6.6% from fiscal 2004, and is primarily due to an increase in service fees and data processing fees.

Service fees—For fiscal 2005, service fee revenues increased to Cdn$74.3 million, representing a Cdn$4.4 million or 6.3% increase from the prior year, due primarily to higher total volume. Visa Canada’s revenue growth rate on a percentage basis lagged its total volume growth rate of 10.2% in fiscal 2005 due to price reductions that were implemented in January 2005 so that Visa Canada could achieve its not-for-profit objective. Visa Canada’s effective service fee rate—the ratio of service fees to total volume—was 3.5% lower in fiscal 2005 than in fiscal 2004.

Data processing revenues—Data processing revenues increased by Cdn$1.7 million or 6.9% to Cdn$27.2 million in fiscal 2005 as compared with fiscal 2004, while the number of messages processed by Visa Canada increased by 9.8% during the same period. Visa Canada’s revenue growth rate lagged the growth rate in the number of messages processed primarily because data processing fees are levied in U.S. dollars and the U.S. dollar depreciated by 7.7% against the Canadian dollar during the fiscal year. Offsetting the negative impact of foreign exchange rate movements, and increasing the year-over-year growth rate in fiscal 2005 data processing revenues, was a Cdn$1.6 million one-time fee waiver provided to members in fiscal 2004.

Other member revenue—Other member revenue increased by Cdn$0.5 million or 8.6% in fiscal 2005 compared to fiscal 2004, as higher new member fees and merchandising revenue were offset partly by lower revenue for various other services.

Other Revenue

Other revenue was Cdn$13.3 million in fiscal 2005, which represents an increase of Cdn$3.0 million or 28.6% from fiscal 2004. The increase from fiscal 2004 to fiscal 2005 resulted mainly from:

•	An increase of Cdn$1.7 million in distributions received from Inovant. These distributions are included in the statement of income in accordance with Canadian GAAP.

•	A one-time Cdn$1.0 million customer rebate from Inovant included in other revenue in fiscal 2005.

•	An additional Cdn$0.3 million in card recovery bulletin fees, as a 25.6% increase in card recovery bulletin listings offset a decline in the U.S. dollar, the card recovery bulletin billing currency.

Operating Expenses

Total operating expenses were Cdn$117.0 million in fiscal 2005, up Cdn$9.7 million or 9.1% from fiscal 2004, which was due primarily to higher advertising and marketing expenses and other operating expenses, offset by lower direct expenses.

The following table reflects total operating expenses for fiscal 2005 and 2004:

					2005 vs. 2004
Years Ended September 30,	2005		2004		Cdn$ Change		% Change
	(in thousands, except percentages)
Advertising and marketing	Cdn$	45.5	Cdn$	38.8	Cdn$	6.7	17.3%
Direct expenses		42.5		47.4		(4.9)	(10.4)%
Other operating expenses		28.9		21.0		7.9	37.8%

Total operating expenses	Cdn$	117.0	Cdn$	107.2	Cdn$	9.7	9.1%

Advertising and Marketing

Advertising and marketing expenses increased Cdn$6.7 million, or 17.3% from fiscal 2004 to fiscal 2005, primarily due to:

•	Higher advertising and promotional spending to support brand-differentiating programs, key sponsorships, and product development initiatives.

•	Investment to grow Visa acceptance and cardholder usage in certain retail and wholesale areas.

•	Higher spending on research, designed to improve Visa Canada’s understanding of its marketing effectiveness.

Direct Expenses

Direct expenses decreased by Cdn$4.9 million or 10.4% to Cdn$42.5 million from fiscal 2004 to fiscal 2005, primarily due to a decrease in fees paid to both Inovant and Visa International.

Fees to Inovant were Cdn$22.4 million in fiscal 2005, a decrease of Cdn$2.3 million or 9.1% from fiscal 2004. This decrease was the result primarily of a depreciation of the U.S. dollar relative to the Canadian dollar.

In fiscal 2005, fees paid to Visa International were Cdn$18.9 million, as compared to Cdn$21.9 million in fiscal 2004. The reduction of Cdn$3.0 million was primarily due to a depreciation of the U.S. dollar relative to the Canadian dollar and a reduction in spending on certain common global technology projects.

Other Operating Expenses

Other operating expenses were Cdn$28.9 million for fiscal 2005, as compared with Cdn$21.0 million for fiscal 2004. This represents a Cdn$7.9 million or 37.8% increase from the prior year resulting from:

•

Growth in the average number of Visa Canada personnel from 81 in fiscal 2004 to 92 in fiscal 2005. These additional full-time employees were required to support strategic initiatives such as migration of the Canadian payments market to a chip technology platform, as well as an increased level of marketing spending.

•	Initiatives undertaken to assess the organizational and governance structure of Visa Canada.

•	A Cdn$1.5 million charitable donation related to the Indonesian tsunami relief effort.

Provision for Current Income Taxes

In fiscal 2005, Visa Canada’s provision for current income taxes was Cdn$0.8 million, down Cdn$1.0 million or 55.9% from fiscal 2004. This decrease was due to lower current tax expense in Visa Canada’s U.S. subsidiary, related to its 5% share of Inovant’s taxable income.

Liquidity and Capital Resources

Visa Canada’s primary sources of liquidity are cash generated from operations, cash on hand, and fixed income investments. Visa Canada has not assumed any debt financing to date.

	March 31,				September 30,
	2007		2006		2006		2005		2004
	(unaudited)				(audited)
	(in thousands)
Consolidated Statement of Financial Position Data:
Cash	Cdn$	17,589	Cdn$	1,950	Cdn$	7,336	Cdn$	6,881	Cdn$	6,695
Investment securities		6,721		7,030		6,619		6,880		6,573
Total current assets		31,042		14,511		20,119		20,615		18,037
Total current liabilities		11,427		8,046		14,127		11,969		11,036
Net assets		23,625		9,588		9,699		11,122		8,359
Working capital		19,615		6,466		5,992		8,646		7,001

As at March 31, 2007 and September 30, 2006, Visa Canada had Cdn$2.0 million and Cdn$1.6 million, respectively, of accrued liabilities related to its defined benefit pension plan and its unfunded supplemental pension plan.

Visa Canada has no significant long-term debt outside of its pension obligations as at March 31, 2007, or September 30, 2006. Visa Canada does not have any investments in special-purpose entities, outstanding derivative contracts, or synthetic leases. Visa Canada has significant off-balance sheet commitments and contingencies that may have significant future cash requirements. For additional information about Visa Canada’s commitments and contingent liabilities, see the discussion in “Off-Balance Sheet Arrangements” and “Contractual Obligations” below and in Notes 8 and 9 in Visa Canada’s consolidated financial statements for fiscal 2006 and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus.

Visa Canada settles payments among member institutions for domestic transactions on a gross basis and only after all amounts due have been remitted. Once all issuing members remit the full balances owing to Visa Canada, Visa Canada disburses funds owing to acquiring members that same day. Settlement on a given day relates to transactions that occurred on the previous business day. Visa Canada therefore generally has no liquidity requirements with respect to its domestic settlement process. Settlement for all international transactions involving Visa Canada’s members is conducted by Visa International, and therefore has no liquidity implications for Visa Canada.

An investment policy has been approved by Visa Canada’s board of directors and provides management with guidelines and authority to manage Visa Canada’s investments. The objectives of that policy are to maximize income earned on investments while maintaining the integrity of principal, and to assure sufficient liquidity for operational expenses and business expansion. Investments are generally held to maturity. The board of directors of Visa Canada has restricted Cdn$7.0 million of Visa Canada’s net assets for settlement failure-related obligations, but otherwise Visa Canada has the ability to liquidate investments to meet its cash requirements. See Note 8 of Visa Canada’s audited consolidated financial statements for fiscal 2006 and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus for further information.

As at both March 31, 2007, and September 30, 2006, Visa Canada’s investment securities portfolio was comprised of Government of Canada and Canadian Provincial Government fixed income securities with maturities ranging from less than one to ten years.

Visa Canada believes that the cash provided by its operating and investing activities is sufficient to fund its operations, working capital requirements, long-term pension and lease obligations, expected capital investment, and strategic restructuring matters for the next twelve months. Visa Canada will continue to assess its liquidity position and potential sources of supplemental liquidity in view of its operating performance and other relevant circumstances.

Cash Flows

	Six Months Ended March 31,				Years Ended September 30,
Sources/(uses) of cash	2007		2006		2006		2005		2004
	(unaudited)				(audited)
	(in thousands)
Net cash provided by (used in) operating activities	Cdn$	11,476	Cdn$	(4,241)	Cdn$	1,752	Cdn$	2,576	Cdn$	4,796
Net cash provided by (used in) investing activities		(1,223)		(690)		(1,297)		(2,390)		542
Net cash provided by (used in) financing activities		—		—		—		—		—

Increase (decrease) in cash	Cdn$	10,253	Cdn$	(4,931)	Cdn$	455	Cdn$	186	Cdn$	5,338

Operating Activities

The Cdn$15.7 million increase in net cash provided by operating activities in the six months ended March 31, 2007, as compared with the six months ended March 31, 2006 was primarily due to a Cdn$15.5 million increase in net income.

The Cdn$0.8 million decrease in net cash provided by operating activities in fiscal 2006 as compared with fiscal 2005 was attributable primarily to:

•	Net income that was lower by Cdn$4.2 million for fiscal 2006, versus the prior year;

•	A Cdn$0.3 million decrease in net non-cash expenses from fiscal 2005 to fiscal 2006, related primarily to amortization and future tax assets; which was partially offset by

•

A Cdn$2.5 million decrease in net working capital for fiscal 2006 as compared with a Cdn$1.1 million increase in fiscal 2005. This difference of Cdn$3.7 million partially offset the impact of lower net income and net non-cash items outlined above.

The Cdn$2.2 million decrease in net cash provided by operating activities from fiscal 2004 to fiscal 2005 was attributable primarily to:

•	An increase in net income of Cdn$0.8 million; which was partially offset by

•

A Cdn$1.1 million increase in net working capital during fiscal 2005 as compared with a decrease of Cdn$1.9 million in fiscal 2004. That difference created a year-over-year decline in the amount of cash provided by working capital of Cdn$3.0 million.

Investing Activities

The Cdn$0.5 million increase in net cash used in investing activities in the six months ended March 31, 2007, compared to the six months ended March 31, 2006, was primarily due to higher levels of investment in leasehold improvements and in a document management technology platform.

The Cdn$1.1 million decrease in net cash used in investing activities in fiscal 2006 as compared with fiscal 2005 was due to lower net purchases of fixed income securities and reduced investment in capital assets.

The Cdn$2.9 million increase in cash used in investing activities from fiscal 2004 to fiscal 2005 was due to higher net purchases of fixed income securities and higher investment in capital assets.

Financing Activities

Net cash provided by/(used in) financing activities by Visa Canada was Cdn$nil for all periods discussed in this proxy statement-prospectus. Visa Canada’s operating and investing activities have historically provided the cash necessary to fund its business activities.

Off-Balance Sheet Arrangements

Visa Canada’s off-balance sheet arrangements relate to settlement guarantees. As a member of Visa International, Visa Canada indemnifies members for any settlement loss suffered due to the failure of any other member to honor Visa cards and travelers cheques processed in accordance with Visa Canada’s Operating Regulations. Under Visa International’s bylaws, Visa Canada shares in the risk of potential losses attributable to the settlement failure of any of its Canadian members or members in other Visa regions. Visa Canada’s share of any loss would be determined by a specific formula included in Visa International’s bylaws and the amount of that loss is unlimited.

To manage the risk of settlement loss, a formalized set of credit standards has been approved by the Visa International board of directors. The exposure to settlement losses not covered by member collateral or insurance is accounted for as a settlement guarantee. The fair value of the settlement risk guarantee is estimated based on a proprietary Visa International model which is used to estimate member settlement exposure in conjunction with Visa’s global risk policies and procedures. This model incorporates certain assumptions relating to member settlement exposure and historical loss and recovery experience. The fair value of Visa Canada’s settlement risk guarantee was Cdn$nil at both March 31, 2007, and September 30, 2006.

Visa Canada has designated Cdn$7 million of its net assets as a Risk Stabilization Fund based on the Bank for International Settlements standards for capital adequacy, to provide funding in the case that a settlement failure were ever to occur. In case of a settlement loss, Visa Canada also has the right to call on its members to cover any shortfall in funding. For further information, see Note 8 of Visa Canada’s audited consolidated financial statements for fiscal 2006 and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus.

Contractual Obligations

As of September 30, 2006, significant contractual obligations, including payments due by period, were as follows:

	Years Ending September 30,
Payments due by period	Total	2007	2008-2009	2010-2012	Thereafter
	(in Cdn$ millions)
Operating lease obligations	9.9	1.2	2.4	2.2	4.1
Marketing obligations	9.4	2.5	3.8	3.1	—

Total	19.3	3.7	6.2	5.3	4.1

For more information regarding Visa Canada’s contractual obligations, refer to notes 5 and 9 to Visa Canada’s audited consolidated financial statements for the year ended September 30, 2006 and for the six months ended March 31, 2007, respectively, included elsewhere in this proxy statement-prospectus.

Visa Canada also has obligations with respect to its pension plans. Visa Canada’s contributions to fund its defined benefit pension plan are expected to total Cdn$0.1 million in fiscal 2007. It also maintains a supplemental pension plan which is funded from operating cash flows as payments are required to be made to plan participants. The payments to plan participants are expected to total Cdn$0.1 million during fiscal 2007. For further information, see Note 4 to Visa Canada’s audited consolidated financial statements for fiscal 2006 and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus. Effective February 2007, Visa Canada has access to a letter of credit of Cdn$4.1 million in place to secure its supplemental pension plan obligation. Visa Canada has not drawn on this letter of credit in any period to date to fund its supplemental pension plan obligations.

Visa Canada has no material capital lease obligations.

Impact of Recent Accounting Pronouncements

Canadian Standards:

Financial Instruments

In January 2005, The Canadian Institute of Chartered Accountants, or CICA issued CICA 3855, Financial Instruments—Recognition and Measurement, which prescribes when a financial asset, liability, or derivative is to be recognized on the balance sheet and at what amount—sometimes using fair value and other times using cost-based measures. CICA 3855 also specifies how financial instrument gains and losses are to be presented. CICA

3855 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. The adoption of this standard beginning on October 1, 2006 did not have a material impact on Visa Canada’s financial statements for the period ended March 31, 2007. For further information, refer to Note 2 of Visa Canada’s unaudited consolidated interim financial statements as of and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus.

Hedging

In January 2005, the CICA issued CICA 3865, Hedges. CICA 3865 provides accounting guidance for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline No. 13, Hedging Relationships, and the hedging guidance in CICA 1650, Foreign Currency Translation, by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. This new standard was effective for interim and annual financial statements relating to fiscal years commencing on or after October 1, 2006. The adoption of this standard did not have any impact on the Visa Canada’s financial statements.

Comprehensive Income

In January 2005, the CICA issued CICA 1530, Comprehensive Income, which introduces new standards for the reporting and display of comprehensive income. Comprehensive income is defined in the standard as the change in equity (net assets) of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period, except those changes resulting from investments by owners and distributions to owners. CICA 1530 applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. The adoption of this standard beginning on October 1, 2006 resulted in the creation of a new section on Visa Canada’s consolidated statement of financial position sheet entitled “Accumulated Other Comprehensive Income.” For further information, refer to Note 2 of Visa Canada’s unaudited consolidated interim financial statements as of and for the six months ended March 31, 2007 included elsewhere in this proxy statement-prospectus.

U.S. GAAP:

Uncertain Tax Positions

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or to be taken in a tax return. FIN 48 is effective for years beginning after December 15, 2006. Visa Canada is in the process of determining the effect, if any, of adopting FIN 48 on differences between Canadian GAAP and under U.S. GAAP.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value and establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosure requirements about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Visa Canada is in the process of determining the effect, if any, of adopting SFAS 157 on differences between Canadian GAAP and under U.S. GAAP.

Unfunded Pension Obligations

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of SFAS No. 87, 88, 106, and 132(R))” (SFAS 158). SFAS No. 158 is effective for non-public companies for fiscal years ending after June 15, 2007, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. Visa Canada plans to adopt the balance sheet recognition provision of SFAS No. 158 at September 30, 2007 on a U.S. GAAP basis and that adoption is not expected to significantly increase its pension liability and reduce its equity, pre-tax. Any estimates are actuarially calculated, based on certain assumptions for the plans and assumes there will be no modifications, amendments or other significant changes to the plans. Actual results will likely differ from this estimate. Visa Canada is in the process of determining the effect, if any, of adopting SFAS 158 on differences between Canadian GAAP and under U.S. GAAP.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment to SFAS 115” (SFAS 159). SFAS 159 allows the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS 159 is effective for fiscal years that begin after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on Visa Canada’s Canadian to U.S. GAAP excess of revenue over income reconciliation.

Related Party Transactions

Visa Canada has a total of 24 members. Of those members, Canadian Imperial Bank of Commerce, Royal Bank of Canada, and The Toronto-Dominion Bank each individually accounted for 10% or more of Visa Canada’s total revenues for the six months ended March 31, 2007 and for fiscal 2006. In aggregate, these members accounted for more than 70% of Visa Canada’s total revenues with the two largest members in aggregate accounting for more than 50% of Visa Canada’s total revenues for the six months ended March 31, 2007, and for fiscal 2006. The loss of any one of these members would adversely impact Visa Canada’s total revenues, net income, and cash flow in future periods.

Certain of Visa Canada’s member financial institutions also have officers that also serve on Visa Canada’s board of directors. These institutions include:

•	Canadian Imperial Bank of Commerce;

•	Royal Bank of Canada;

•	The Toronto-Dominion Bank;

•	The Bank of Nova Scotia;

•	La Fédération des Caisses Desjardins du Québec;

•	U.S. Bank National Association; and

•	Vancouver City Savings Credit Union.

Visa Canada generated total revenues from these members of approximately Cdn$61.7 million for the period ended March 31, 2007, and Cdn$112.7 million, Cdn$107.1 million, and Cdn$100.2 million for fiscal 2006, 2005 and 2004, respectively.

Visa Canada also incurred operating expenses for services provided by these members of Cdn$1.3 million for the period ended March 31, 2007, and Cdn$2.4 million, Cdn$2.0 million, and Cdn$1.6 million for fiscal years 2006, 2005, and 2004, respectively. These expenses represent payments for banking and settlement services and for Visa Canada’s leased premises, and occurred at market rates.

Effective February 2007, Visa Canada also has a Cdn$4.1 million letter of credit facility in place with The Bank of Nova Scotia to secure its obligations under Visa Canada’s supplemental pension plan. Visa Canada has not currently drawn on this facility.

Refer to Note 6 to Visa Canada’s audited consolidated financial statements as of and for the six months ending March 31, 2007 and for fiscal 2006 included elsewhere in this proxy statement-prospectus for information regarding transactions with other Visa entities.

Seasonality

Visa Canada’s revenues and the underlying drivers of revenue, specifically total volume and messages processed, are not materially affected by seasonality. In fiscal 2006, 2005, and 2004, no individual quarter represented more than 27% or less than 24% of annual revenues.

Critical Accounting Estimates

Visa Canada’s consolidated financial statements are prepared in accordance with Canadian GAAP. In connection with the preparation of its financial statements, Visa Canada’s management is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. Visa Canada bases its assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time its consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that its financial statements are presented fairly and in accordance with Canadian GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from its assumptions and estimates, and such differences could be material to the financial statements.

Visa Canada’s significant accounting policies are discussed in Note 1 of its audited consolidated financial statements for fiscal 2006 included elsewhere in this proxy statement-prospectus. Visa Canada’s management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating its reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumption
Impairment of Investments

Visa Canada estimates the fair value of its cost method investments regularly or if there have been identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments. Visa Canada’s investments in fixed income securities and Inovant qualify for this treatment.	Identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments are evaluated based on management’s judgments. Among the factors considered by management are developments since the acquisition of the investment, the sales price of recently issued securities, the financial condition and operating results of the issuer, earnings trends and consistency of operating cash flows, the long-term business potential of the issuer and other factors generally pertinent to the valuation of investments.

Visa Canada had an impairment charge of Cdn$0.1 million for fiscal 2006. There were no impairment charges in the periods ended March 31, 2007 or 2006, or in fiscal 2005 or fiscal 2004.

If actual results are not consistent with the assumptions and judgments we used in this methodology, Visa Canada may be exposed to impairment losses that could be material to Visa Canada’s financial statements.

Visa Canada’s maximum exposure to changes in fair value estimates as at March 31, 2007, September 30, 2006 and September 30, 2005 is represented by the book values of these investments, which were Cdn$7.9 million, Cdn$7.8 million, and Cdn$8.1 million, respectively.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumption
Capitalized Software

Capitalized software includes internal and external costs incurred in developing software for internal use. Capitalized software is evaluated for impairment, at a minimum, on an annual basis or when an event occurs or circumstances change which indicate the existence of a possible impairment. If the carrying value exceeds the technology’s fair value, an impairment loss is recorded.	Management conducts an impairment analysis by applying judgment in estimating whether each technology project will satisfy its intended function.

Visa Canada had no impairment charges in the period ended March 31, 2007, or in fiscal 2006, 2005 or 2004. At March 31, 2007, September 30, 2006 and September 30, 2005 Visa Canada’s maximum exposure to changes in fair value estimates is represented by the book values of these intangible assets, which were Cdn$1.5 million, Cdn$0.8 million and Cdn$0.4 million, respectively.

If actual results are not consistent with the assumptions and judgments used in this methodology, Visa Canada’s losses will not be material to its financial statements.

Settlement Risk Guarantee

The fair value of the settlement guarantee is based on estimates.

Effective October 1, 2006, with the adoption of CICA 3855, Visa Canada is required to estimate the fair value of this guarantee and record it on the consolidated statement of financial position.

Management estimates the value of this guarantee using internal estimates of the probability of failure by each member, average settlement exposures, average number of days to settle and historical losses.

The resulting estimate of this settlement guarantee, after consideration of collateral held, was Cdn$nil at March 31, 2007, September 30, 2006 and September 30, 2005.

If actual results are not consistent with management’s assumptions and judgments used in calculating the fair value, we may be exposed to a fair value change that could be material to Visa Canada’s financial statements.

Pension

Pension assumptions are significant inputs to actuarial models that measure pension benefit obligations and related effects on operations. Two critical assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurements. We evaluate these critical assumptions annually on a plan basis. Other assumptions involving demographic factors such as retirement age, mortality and

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumption
turnover are evaluated periodically and are updated to reflect Visa Canada’s experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors, and, in accordance with Canadian GAAP, the impact of these differences are accumulated and amortized over future periods.

Visa Canada’s discount rate is based on matching the duration of other corporate bond pools that match the expected benefit payment stream. The discount rate enables us to state the expected future cash flows at a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense.	To reflect market interest rate conditions in calculating the projected benefit obligation, Visa Canada decreased its pension discount rate from 6.0% at September 30, 2005 to 5.0% at September 30, 2006 and 5.1% at March 31, 2007.	A 25 basis point decrease or increase in the discount rate would increase or decrease annual pension expense, respectively, by Cdn$23 thousand per fiscal year.

To determine the expected rate of return on plan assets Visa Canada considers the current and expected asset allocation, as well as the long-term historical risks and returns associated with each asset class within the plan portfolio. A lower expected rate of return on plan assets increases pension cost.	Visa Canada utilized an expected rate of return of 7.0% at March 31, 2007 and at September 30, 2006 and 2005.	A 25 basis point decrease or increase in the expected return on assets would increase or decrease pension expense, respectively, by Cdn$6 thousand per fiscal year.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential for economic losses to be incurred as a result of changes in market rates and prices. Visa Canada is exposed to two market risks that could affect its business: changes in interest rates and changes in foreign exchange rates.

Interest Rate Risk

Visa Canada holds long-term fixed income investments which are sensitive to interest rate changes. The fair value of these holdings may be adversely impacted by a rise in interest rates. Visa Canada’s practice of investing in government issued fixed income securities and holding these investments to maturity mitigates this risk, but situations may arise that require Visa Canada to liquidate these investments before their maturity date. Additionally, a falling rate environment creates reinvestment risk, because as securities mature, the proceeds are reinvested at a lower rate, generating less interest income. Notwithstanding the efforts to manage interest rate risks, there can be no assurances that there will be adequate protection against the risks associated with interest rate fluctuations. A hypothetical 100 basis point decrease in interest rates would not have a material impact on Visa Canada’s financial statements for the six months ended March 31, 2007 or for fiscal 2006 and fiscal 2005.

Foreign Exchange Rate Risk

Visa Canada generates approximately one-third of its revenue and incurs approximately one-third of its expenses in U.S. dollars, while its financial reporting currency is the Canadian dollar. The impact of foreign exchange rate changes on Visa Canada’s reported net income is not material. In fiscal 2005 and fiscal 2006, Visa Canada’s U.S. dollar revenues have approximated its U.S. dollar expenses, thereby creating a natural hedge against this risk. The following table reflects Visa Canada’s U.S. dollar revenues as a percentage of U.S. dollar expenses in fiscal 2006, fiscal 2005 and fiscal 2004.

	2006	2005	2004
U.S. dollar revenues as a percent of U.S. dollar expenses	94.3%	102.7%	80.7%

Apart from the extent to which revenues and expenses generated in U.S. dollars offset each other in a given period, Visa Canada does not otherwise hedge its exposure to foreign exchange risk.

Visa Canada has no foreign exchange risk with respect to settlement of domestic or international transactions.

MANAGEMENT FOLLOWING THE RESTRUCTURING

Executive Officers and Directors

Directors

Board of Directors of Visa Inc. upon completion of the restructuring

Prior to the completion of the restructuring, our certificate of incorporation will be amended to provide that, from and after the closing of the restructuring and until the closing of an initial public offering of Visa Inc. common stock, our board of directors will consist of no more than 18 directors, of which seven directors will be drawn from our geographic regions, or regional directors, as follows:

•	two directors will be elected by the holders of class USA common stock;

•	one director will be elected by holders of our class Canada common stock;

•	one director will be elected by holders of our class AP common stock;

•	one director will be elected by holders of our class LAC common stock;

•	one director will be elected by holders of our class CEMEA common stock; and

•	one director will be elected by holders of our voting series of class EU common stock.

In addition, the Chief Executive Officer of Visa Inc. will serve on the board of directors. Finally, a majority of the board of directors will consist of independent directors who will be determined to be “independent” under the rules of the New York Stock Exchange or the U.S. Securities Exchange Commission, as applicable. We currently anticipate that prior to the mailing of this proxy statement-prospectus we will have appointed our entire board of directors.

Board of Directors of Visa Inc. after the closing of an initial public offering

From the closing of an initial public offering of Visa Inc. common stock until the third anniversary of such date, the number of directors constituting our board of directors will consist of not less than 17 directors, comprised of the following:

•	two directors will be regional directors from Visa U.S.A.;

•	one director will be a regional director from Visa Canada;

•	one director will be a regional director from Visa AP;

•	one director will be a regional director from Visa LAC;

•	one director will be a regional director from Visa CEMEA;

•	the Chief Executive Officer of Visa Inc.; and

•	a majority of independent directors.

From and after the third anniversary of the closing of the initial public offering, the number on our board of directors will be determined by an affirmative vote of the majority of the board of directors, but will be comprised at all times of at least a majority of independent directors.

Classification of Board of Directors of Visa Inc.

Our certificate of incorporation will be amended to provide that our board of directors will be divided into three classes of directors, other than those with respect to directors who may be elected exclusively by holders of any outstanding series of preferred stock. The three classes, which will be as nearly equal in number as possible, will be designated Class I, Class II and Class III and will serve staggered terms.

•

Class I director. Each regional director will serve as a Class I director and the term of the Class I directors will expire on the first anniversary of the closing of the restructuring, except that the term of the regional director for Visa Europe will expire on the day immediately prior to the closing date of an initial public offering of Visa Inc. common stock.

•

Class II director. Our Chief Executive Officer and one or more of the independent directors will serve as a Class II director and the term of the Class II directors will expire on the second anniversary of the closing of the restructuring, or, in the case of our Chief Executive Officer, the earlier of the: (i) the second anniversary of the closing of the restructuring; and (ii) the date on which he or she ceases to hold the title of our Chief Executive Officer.

•

Class III director. One or more of the independent directors will serve as a Class III director and the term of the Class III directors will expire ending the third anniversary of the closing of the restructuring.

At each succeeding meeting of stockholders, directors will be elected for a full term of one year to succeed the directors of the class whose terms expire at such annual meeting.

Current Executive Officers and Directors

The following table sets forth information about individuals who are currently expected to serve as directors and/or executive officers of Visa Inc. immediately after the closing of the restructuring.

Name	Age	Position
Joseph W. Saunders	61	Chairman and Chief Executive Officer
Hans Morris	48	President
William M. Sheedy	40	Executive Vice President

Set forth below is certain biographical information of each these individuals.

Joseph W. Saunders was named Chairman and Chief Executive Officer of Visa Inc. in May 2007 after having been designated Executive Chairman in February 2007. Prior to this role, he served Visa International as Executive Chairman of the Transition Governance Committee and officially began serving as Chairman and Chief Executive Officer of Visa Inc. upon its formation in May 2007. Prior to joining Visa International, he served as President of Card Services for Washington Mutual since the acquisition of Providian in October 2005. Mr. Saunders was President and Chief Executive Officer of Providian from November 2001, and Chairman of the board of directors from May 2002, until Washington Mutual’s acquisition of Providian in 2005. From 1997 until 2001, Mr. Saunders served as Chairman and Chief Executive Officer of Fleet Credit Card Services at FleetBoston Financial Corporation. Mr. Saunders served as a member of the board of directors of Visa U.S.A. from October 2002 to February 2007 and Visa International from October 2005 to February 2007, when he resigned from the boards of directors of Visa U.S.A. and Visa International to take the Executive Chairman position of the Visa Transition Governance Committee. From 1993 to 1997, while Mr. Saunders was at Household Finance, Inc., he served as a member of the board of directors for MasterCard International and MasterCard U.S.A., and was elected Chairman of MasterCard International’s board of directors in 1996. He received a Bachelor of Science degree in Business Administration in 1967 and a Master of Business Administration degree in 1968, both from the University of Denver.

Hans Morris joined Visa Inc. as President in July 2007. From November 2002 until joining Visa Inc., he served as Chief Financial Officer of Citi Markets & Banking (CMB), the capital markets, banking and transaction services business of Citigroup. In this capacity, he was responsible for finance, operations and technology for CMB. Prior to this role, he served in positions of increasing responsibility with Salomon Smith Barney and its predecessor companies for 22 years, including most recently as Vice Chairman and Chief Operating Officer of the Salomon Smith Barney Investment Banking Division, from March 2000 to November 2002. Mr. Morris received a Bachelor of Arts degree from Dartmouth College in 1980.

William M. Sheedy joined Visa U.S.A. in April 1993 and in June 2007 was appointed to serve as Executive Vice President and Global Head of Corporate Strategy of Visa Inc. Prior to this role, he served as the Executive Vice President of Interchange Strategy and Corporate Restructuring Initiatives at Visa U.S.A. from January 2001. In November 2006, he assumed responsibility for all financial related matters associated with Visa’s restructuring. Prior to joining Visa U.S.A., he was employed at First Nationwide Bank (currently Citibank) as a Senior Financial Manager in Corporate Finance from 1990 to 1993. Mr. Sheedy received a Bachelor of Science degree in Finance from West Virginia University in 1988 and a Master of Business Administration degree from University of Notre Dame in 1990.

Committees of the Board of Directors

We intend to form committees of our board of directors after the completion of the restructuring. Upon the completion of the restructuring, we intend to initially have an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors will act in the place of all committees until each such committee is formed and the directors selected to serve on such committees meet the requirements for independence under the rules of the New York Stock Exchange and the SEC, as applicable.

Audit Committee. We expect the audit committee will, among other things, provide assistance to our board of directors in fulfilling its responsibilities with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting and the performance of our internal audit function and independent auditors. The audit committee will also be responsible for the selection, retention, termination, compensation and oversight of the work of our independent registered public accounting firm. The audit committee will be comprised of three or more directors, each of whom will be determined “independent” under the rules of the New York Stock Exchange and the SEC. All members of the audit committee will have a working familiarity with basic finance and accounting practices and we expect that at least one member will be an “audit committee financial expert” as such term is defined by the SEC rules. The audit committee will meet at least quarterly, or more frequently as circumstances dictate.

Compensation Committee. We expect the compensation committee will provide assistance to our board of directors in fulfilling its responsibilities with respect to its oversight of our compensation programs and the compensation of our executives. The compensation committee will be responsible for, among other things, establishing and reviewing our overall compensation policy, reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers, evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives and recommending his or her compensation. In addition, the compensation committee will be responsible for reviewing, monitoring and recommending changes to our incentive and equity-based compensation plans, as well as our employee benefits plans. The compensation committee will regularly report its activities to our board of directors. We expect the compensation committee will be comprised of three or more directors, each of whom will be determined to be “independent” under the rules of the New York Stock Exchange. Additionally, no director will serve unless he or she is a “non-employee director” as defined in the Securities Exchange Act of 1934 and satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee will meet at least two times annually, or more frequently as circumstances dictate.

Nominating/Corporate Governance Committee. We expect the nominating/corporate governance committee will provide assistance to our board of directors in, among other things, identifying individuals qualified to become our directors and selecting, or recommending that our board of directors select, the candidates for all directorships to be filled by our board of directors or by our stockholders. The nominating/corporate governance committee will also develop and recommend to our board of directors a set of corporate governance principles applicable to us and will oversee the evaluation of our board of directors and our management. The nominating/corporate governance committee will be responsible for board selection, compositions and evaluation; committee selection and composition; corporate governance; continuity and succession planning process; and regular reports to our board of directors. The nominating/corporate governance committee will be comprised of three or more directors, each of whom is determined to be “independent” in accordance with the rules of the New York Stock Exchange. The nominating/corporate governance committee will meet at least two times annually, or more frequently as circumstances dictate.

Director Independence

We expect that each of the audit, compensation and nominating/corporate governance committees will be comprised of three or more directors, each of whom will be determined to be “independent” under the rules of the New York Stock Exchange and the SEC rules, as applicable. As a result, the chief executive officer of Visa Inc. will not be permitted to serve on any of these committees. Currently, we have not identified any individuals designated to serve on our board of directors immediately following the restructuring as independent directors. A search for independent directors is currently underway and we currently anticipate that prior to the mailing of this proxy statement-prospectus, we will have appointed ten independent directors that will serve on our board of directors immediately following the restructuring.

Compensation Committee Interlocks and Insider Participation

None of the individuals currently serving on Visa Inc.’s board of directors participated in deliberations concerning executive officer compensation for Visa Inc. and we expect that none of the individuals that will serve on Visa Inc.’s compensation committee will be an executive officer or employee of Visa Inc. None of Visa Inc.’s executive officers serve as a current member of the board of directors or as a member of the compensation committee of any entity that has one or more executive officers serving on Visa Inc.’s board of directors or compensation committee.

Certain Relationships and Related Party Transactions

Review and Approval of Related Person Transactions

As a newly formed company, we currently have a sole director and do not anticipate forming committees of our board of directors until after the completion of the restructuring. Accordingly, we have not established any policies or procedures for the review, approval or ratification of transactions with directors, executive officers and other affiliates. We expect to establish these policies and procedures after the completion of the restructuring, following the formation, and subject to the oversight, of the audit committee.

Executive Compensation

Compensation Discussion and Analysis

As a newly formed company, we currently have not paid any executive compensation and have not adopted any comprehensive executive compensation programs except for the equity incentive plan. Accordingly, the compensation amounts presented in the compensation tables below may not be indicative of our future compensation that we will pay or award to our executive officers or directors or fully represent our future compensation programs and policies.

Until the completion of the restructuring, we do not expect to have constituted our entire board of directors or formed a compensation committee. Although we have adopted the equity incentive plan which is described under “The Visa Inc. 2007 Equity Incentive Compensation Plan” in this proxy statement-prospectus, establishment of the philosophy and objectives and adoption and implementation of our compensation programs will be undertaken after the completion of the restructuring and subject to the oversight of our compensation committee. The compensation committee will be expected to implement and administer our executive compensation programs and policies, as well as to establish, implement and continually monitor adherence with our compensation philosophy. We expect that the compensation committee will be comprised of three or more independent directors and we currently anticipate that prior to the mailing of this proxy statement-prospectus, we will have appointed those directors who will serve as the initial members of the compensation committee. We also anticipate that our board of directors will adopt a compensation committee charter effective upon completion of the restructuring.

Once the compensation committee is formed, we expect that it will establish the principal components of compensation for our named executive officers to be:

•	base salary;

•	performance-based non-equity incentive compensation;

•	long term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Visa U.S.A. and Visa International maintain the 2006 Visa U.S.A. Long Term Incentive Plan and the 2006 Visa International Long Term Incentive Plan, respectively. Executive officers and selected employees of Visa U.S.A. and Visa International participate in these incentive plans. We anticipate that these incentive plans will continue in effect after the restructuring to satisfy performance awards outstanding at the time of the restructuring; however, no new performance awards will be made under these incentive plans after the restructuring. These incentive plans are described under “—Grants of Plan-Based Awards” below.

Although an annual incentive program for Visa Inc. has net yet been determined, we expect that, after the restructuring is completed and our compensation committee is formed, our compensation committee will approve an annual incentive compensation program for our executive officers and directors. In connection with his appointment as Chairman and Chief Executive Officer of Visa Inc., under the terms of his offer letter, Mr. Saunders will be eligible for an annual performance bonus based on such factors as the execution of definitive agreements in connection with the formation of Visa Inc. and successful achievement of his key responsibilities and primary tasks of his position as Chairman and Chief Executive Officer, including governance of Visa Inc. and managing the restructuring activities of the organization. Mr. Saunders will also be eligible for a long-term performance bonus. For further information, see “—Employment Arrangements—Mr. Saunders” below.

While we do not currently have any equity-based compensation programs, we plan to implement the equity incentive plan in anticipation of awarding long term equity compensation to our employees in the future, subject to member approval of the plan. We believe that the adopting of an equity plan for Visa Inc., at the time of the completion of the restructuring, would facilitate implementation of our future compensation programs. The equity incentive plan was adopted with a view to providing our compensation committee, as administrator of the plan, with the flexibility to structure compensation programs that are consistent with our overall goals and strategic direction and that provide a wide range of incentives to attract, motivate and retain our employees. The equity incentive plan is an omnibus plan that provides for a variety of types of awards to maintain flexibility. The equity incentive plan permits the granting of stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other stock-based awards to eligible persons. For further information regarding the terms of the equity incentive plan, see “The Visa Inc. 2007 Equity Incentive Compensation Plan” in this proxy statement-prospectus.

No employee has been awarded any compensation under a long-term equity incentive program. It is anticipated that the compensation committee will award such compensation once such programs are implemented for Visa Inc. In administering the plan, the compensation committee will have the discretion to determine, for each award period, the portion of each named executive officer’s total compensation that will consist of awards under the equity incentive plan, the mix of short-term and long-term incentives represented by the awards, the allocation of the awards between equity and cash-based incentives, the forms of the equity awards, and the service-based requirements and performance goals the named executive officer will have to satisfy to receive payment under the awards. It is expected that a portion of each named executive officer’s total compensation will be delivered in the form of equity in order to align the executive officer’s interests with those of stockholders. The compensation committee’s philosophy will determine the manner in which it exercises its discretion to structure equity awards to achieve the plan’s purpose.

Section 162(m) of the Internal Revenue Code limits the ability of Visa Inc. to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers, unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by Visa’s stockholders. No such limitation on deductibility was applicable to fiscal 2006. We expect the compensation committee, as part of its role, to review and consider the deductibility of executive compensation under Section 162(m).

We intend to account for stock-based payments, including the equity incentive plan, in accordance with the requirements of SFAS 123(R).

Summary Compensation Table

As a newly formed company, Visa Inc. has not yet paid any compensation to any executive officer or director. The following table sets forth the compensation paid by Visa International, Visa U.S.A., Inovant or Visa Canada, as applicable, and earned for services rendered during fiscal 2006 by: (1) the two individuals who have been selected to serve as principal executive officer and principal financial officer of Visa Inc. immediately after the restructuring; and (2) because we have not yet determined who will serve as executive officers of Visa Inc. immediately after the restructuring; except for the principal executive officer and principal financial officer, the three most highly compensated executive officers among the executive officers of Visa International, Visa U.S.A., Inovant and Visa Canada during fiscal 2006, or, collectively, the named executive officers. As of the date of this proxy statement-prospectus, Mr. Joseph Saunders has been selected to serve as Chairman and Chief Executive Officer of Visa Inc. Mr. William Sheedy has been selected to serve as Executive Vice President of Visa Inc.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Joseph Saunders (1) Chairman & Chief Executive Officer, Visa Inc.	2006	—	—	—	—	—	—	—	—

William Sheedy Executive Vice President, Visa Inc.	2006	350,013	250,000	—	—	1,254,106	45,096	66,840	1,966,055

John Coghlan Former President & CEO, Visa U.S.A. (6)	2006	1,000,038	200,000	—	—	3,834,637	96,898	196,823	5,328,396

John Partridge President & CEO, Inovant	2006	625,025	1,076,320	—	—	2,576,690	533,214	117,101	4,928,350

Christopher Rodrigues Former President & CEO, Visa International (7)	2006	1,275,000	1,619,383	—	—	1,449,867	282,575	282,683	4,909,508

(1)	Mr. Saunders did not join Visa International until February 2007 and therefore earned no compensation during fiscal 2006. See the Director Compensation Table below for amounts paid to Mr. Saunders during fiscal 2006 while serving as a non-employee director of Visa U.S.A. and Visa International.

(2)	The amount in column (d) for Mr. Sheedy reflects the discretionary portion of his performance award under the Visa U.S.A. 2006 Long Term Incentive Plan based on his individual performance as determined by the Visa U.S.A. board of directors. The amount for Mr. Coghlan reflects the discretionary portion of his award under the 2006 Visa U.S.A. Incentive Plan. The amount for Mr. Partridge includes $737,000, which is the discretionary portion of his performance award under the Inovant 2006 Long Term Incentive Plan based on his individual performance as determined by the Inovant board. In addition, in 2006, Mr. Partridge’s salary was adjusted retroactively to October 1, 2004. The amount reflected for Mr. Partridge includes the portion of the retroactive salary increase of $156,250 and annual incentive plan award adjustment of $183,070, applicable to 2005. The amount for Mr. Rodrigues reflects the final installment of his sign-on bonus. For further information regarding performance awards, see “—Grants of Plan-Based Awards” below.

(3)	The amounts in column (g) reflect performance-based cash awards earned under the 2006 Visa U.S.A., Inovant and Visa International Incentive Plans. Under the Visa U.S.A. plan, Mr. Sheedy received $350,013 and Mr. Coghlan received $1,600,000; under the Inovant plan, Mr. Partridge received $937,500; and under the Visa International plan, Mr. Rodrigues received $1,275,000. This column also reflects the year-one performance award under the Visa U.S.A. and Inovant 2006 Long Term Incentive Plan. Under the Visa U.S.A. Long Term Incentive Plan, Mr. Sheedy’s performance award was valued at $860,000 and Mr. Coghlan’s performance award was valued at $2,150,000 based on Visa U.S.A.’s corporate performance results. Under the Inovant 2006 Long Term Incentive Plan, Mr. Partridge’s year-one performance award was valued at $1,408,000. The long term incentive plan awards for Mr. Sheedy, Mr. Coghlan and Mr. Partridge will vest on September 30, 2008. The Visa International Long Term Incentive Plan was changed in 2005 resulting in the performance adjustment period moving from the end of the first year to the end of the third year. As a result, Mr. Rodrigues did not have any long term incentive plan awards with a performance period ending in 2006. The amounts in column (g) also reflect the change in market value of the unvested long-term incentive plan awards that are deemed invested in an investment account until the end of each three-year plan cycle (Mr. Sheedy—$44,093, Mr. Coghlan—$84,637, Mr. Partridge—$231,190, and Mr. Rodrigues—$174,867).

(4)	The amounts in column (h) reflect the actuarial increase in the present value benefits under all pension plans. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 13 of Visa U.S.A.’s fiscal 2006 consolidated financial statements and Note 14 of Visa International’s fiscal 2006 consolidated financial statements, as applicable, which are included elsewhere in this proxy statement-prospectus and include amounts which Mr. Coghlan and Mr. Rodrigues may not currently be entitled to receive because such amounts are not vested. There are no above market earnings on non-qualified deferred compensation.

(5)	The following table sets forth certain information with respect to “All Other Compensation” reported in column (i).

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Name	Auto Allowance		Financial Planning	Financial Planning Tax Gross Up	Thrift Plan Match	Excess Thrift Plan Contribution	Companion Travel	Companion Travel Tax Gross Up	Executive LTD	Life Insurance Premiums	Total
Joseph Saunders	—		—	—	—	—	—	—	—	—	—
William Sheedy	22,800		—	—	19,800	11,589	8,470	4,181	—	—	66,840
John Coghlan	22,800		78,827	15,266	14,646	45,357	11,942	7,985	—	—	196,823
John Partridge	33,600		13,167	—	13,200	31,489	15,053	7,792	2,800	—	117,101
Christopher Rodrigues	77,438	(a)	36,703	27,448	13,200	60,113	25,853	21,279	—	20,649	282,683

(a)	Mr. Rodrigues received a leased vehicle.

(6)	Mr. Coghlan resigned in June 2007 and is expected to leave Visa U.S.A. in September 2007.

(7)	Mr. Rodrigues left Visa International in November 2006.

Grants of Plan-Based Awards

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock/ Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price Of Option Awards (S/Share)	Grant Date Fair Value of Stock & Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Joseph Saunders(1)	—		—	—	—	—	—	—	—	—	—	—
William Sheedy	10/1/2005	(2)	87,500	175,000	350,000	—	—	—	—	—	—	—
	10/1/2005	(3)	100,000	500,000	1,100,000
John Coghlan	10/1/2005	(2)	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
	10/1/2005	(3)	250,000	1,250,000	2,750,000
John Partridge	10/1/2005	(4)	234,375	468,750	937,500	—	—	—	—	—	—	—
	10/1/2005	(5)	160,000	800,000	1,760,000
Christopher Rodrigues	10/1/2005	(6)	637,500	1,275,000	2,550,000	—	—	—	—	—	—	—
	10/1/2005	(7)	1,800,000	2,400,000	3,000,000

(1)	Mr. Saunders did not join Visa International until February 2007 and therefore has no 2006 compensation.

(2)	The amount shown in column (c) reflects the minimum payment level under the 2006 Visa U.S.A. Incentive Plan which is 50% of the target amount in column (d). The amount shown in column (e) is 200% of such target amount. The actual payout amount under the plan for 2006 is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(3)	The amount shown in column (c) reflects the minimum payment level under the Visa U.S.A. 2006 Long Term Incentive Plan which is 20% of the target amount in column (d). The amount shown in column (e) is 220% of such target amount. The actual Performance Award earned under the plan for 2006 is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(4)	The amount shown in column (c) reflects the minimum payment level under the 2006 Inovant Incentive Plan which is 50% of the target amount in column (d). The amount shown in column (e) is 200% of such target amount. The actual payout amount under the plan for 2006 is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(5)	The amount shown in column (c) reflects the minimum payment level under the Inovant 2006 Long Term Incentive Plan which is 20% of the target amount in column (d). The amount shown in column (e) is 220% of such target amount. The actual Performance Award earned under the plan for 2006 is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(6)	The amount shown in column (c) reflects the minimum payment level under the 2006 Visa International Incentive Plan which is 50% of the target amount in column (d). The amount shown in column (e) is 200% of such target amount. The actual payout amount under the plan for 2006 is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(7)	The amount shown in column (c) reflects the minimum payment level under the Visa International 2006 Long Term Incentive Plan which is 75% of the target amount in column (d). The amount shown in column (e) is 125% of such target amount.

2006 Visa U.S.A. Long Term Incentive Plan and Inovant Long Term Incentive Plan. These plans are cash-based plans where awards vest at the end of a three-year plan cycle. At the beginning of the plan cycle, each participant is granted a target award which, at the end of the first year, is adjusted up or down, from 0% to 220%, based on the corporate performance of Visa U.S.A. or Inovant, as applicable, or the performance award. For target awards granted at the beginning of 2007 under the Visa U.S.A. Long Term Incentive Plan, the corporate performance metrics are certain financial metrics: target increases in both revenue and net income, and a target profit margin and return on equity ratio. For target awards granted at the beginning of 2007 under the Inovant Long Term Incentive Plan, the corporate performance metrics are: (1) region and member satisfaction, (2) processing and project development efficiency and (3) network reliability metrics for VisaNet. Based on Visa U.S.A.’s and Inovant’s year to date performance in fiscal 2007, management currently believes that several of the corporate performance metrics for 2007 are likely to be met, although the board of directors retains discretion in determining any adjustments in these awards. A participant’s performance award may be modified at the discretion of the CEO of Visa U.S.A. or Inovant, as applicable, (other than for the CEO) or the board of directors of Visa U.S.A. or Inovant, as applicable. The non-vested award is then automatically deferred for the remaining two years and credited to an individual account that is further credited with gains or losses from certain Fidelity fund investments that the participant may select. At the end of the plan cycle, if the executive has remained employed by Visa U.S.A. or Inovant, the award becomes vested and is payable to the participant.

2006 Visa International Long Term Incentive Plan. The Visa International Long Term Incentive Plan is a cash-based plan where awards vest at the end of a three-year plan cycle. At the beginning of the plan cycle, each participant is granted a target award which is determined based on a percentage of base salary, and may be subject to additional adjustment based on the participant’s results under the annual incentive plan and discretionary criteria. The unvested award is automatically deferred until the end of the plan cycle and credited to an individual account that is further credited with gains or losses from certain Fidelity fund investments that the participant may select, except that 25% will be deemed invested in a market money fund selected by Visa International. At the end of the third year of the plan cycle, an assessment is made, by the human resources and compensation committee of the Visa International board of directors, of the global performance of the Visa enterprise over the three-year plan cycle which may result in an adjustment ranging in amount from –25% to +25% to the final value of the deferred award. For target awards granted in 2005 under the Visa International Long Term Incentive Plan, the assessment of the global performance of the Visa enterprise over the three year plan cycle is based on the three-year average (fiscal years 2005, 2006 and 2007) of the performance rating (on a scale of 1 to 5) for each of Visa Worldwide Services, the six operating regions (Visa U.S.A., Visa Canada, Visa Europe and the unincorporated regions of Visa AP, Visa LAC and Visa CEMEA) and Inovant. Based on Visa’s global performance since the beginning of fiscal 2005, management currently believes that certain performance ratings targets are likely to be met, although the human resources and compensation committee of the Visa International board of directors retains discretion in determining any adjustments in these awards. At the end of the plan cycle, if the executive has remained employed by Visa International, the award becomes vested and is payable to the participant.

Pension Benefits

The table below shows the present value of accumulated benefits payable to the named executive officers, including the number of years of service credited to each executive, under the Visa Retirement Plan and the Visa Excess Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the consolidated financial statements of the applicable Visa entity.

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)		Payments During Last Fiscal Year ($)
Joseph Saunders (1)	—	—	—		—

William Sheedy	Visa Retirement Plan	13.2	233,389		—
	Visa Excess Retirement Plan	13.2	206,762		—

John Coghlan	Visa Retirement Plan	1.0	15,286	(2)	—
	Visa Excess Retirement Plan	1.0	81,612	(2)	—

John Partridge	Visa Retirement Plan	6.8	1,032,099		—
	Visa Excess Retirement Plan	6.8	788,538		—

Christopher Rodrigues	Visa Retirement Plan	2.2	39,294	(2)	—
	Visa Excess Retirement Plan	2.2	442,939	(2)	—

(1)	Mr. Saunders did not join Visa International until February 2007.

(2)	Includes amounts which Mr. Coghlan and Mr. Rodrigues may not currently be entitled to receive because such amounts are not vested.

Visa Retirement Plan. Under the Visa Retirement Plan, employees working for Visa International, Visa U.S.A. or Inovant in the United States who have completed five years of service with Visa International, Visa U.S.A. or Inovant generally earn the right to receive certain benefits upon retirement at the normal retirement age of 65, upon early retirement on or after age 55 with 10 years of service (or age 50 with 10 years of service if hired prior to October 1, 2002), or upon an earlier termination of employment. Retirement benefits are calculated as the product of 1.25% times the years of service multiplied by the monthly final average earnings for the last 60 consecutive months before retirement (or the product of 46.25% times the years of service divided by 25 years multiplied by the monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement if hired prior to October 1, 2002). Eligible earnings include salary, overtime, shift differentials, special and merit awards and short-term incentive awards. The formula below provides an illustration as to how the retirement benefits are calculated.

For employees hired prior to October 1, 2002

[	46.25% of monthly final average earnings	X	Completed years of benefit services, including partial year based on completed months 25 years	]

For employees hired after September 30, 2002

[	1.25%	X	Completed years of benefit services, including partial year based on completed months (up to 35 full years)	X	Monthly final average earnings	]

If the employee retires early between the age of 55 and 64 (or age 50 and 61 if hired prior to October 1, 2002) and has completed at least ten years of service, the amount of benefits is reduced for each complete year an employee begins receiving early retirement benefits before age 65 (or age 62 if hired prior to October 1, 2002). If the employee retires prior to becoming eligible for early or normal retirement, the amount of benefits is actuarially reduced and is generally not as large as if the employee had continued employment until his or her early or normal retirement date.

Visa Excess Retirement Plan. To the extent that an employee’s annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code, such excess benefits may be paid from Visa International, Visa U.S.A. and Inovant’s nonqualified, unfunded, noncontributory Visa Excess Retirement Plan. Benefits are not earned under the Visa Excess Retirement Plan until the individual has completed five years of service with us. The formula used to calculate the benefit payable pursuant to the Visa Excess Retirement Plan is generally the same as that which is used under the Visa Retirement Plan described above.

Nonqualified Deferred Compensation

Pursuant to the Visa Deferred Compensation Plan, of which Visa International, Visa U.S.A., Inovant, or any successor thereto are participating companies of the Visa Deferred Compensation Plan, certain executives may defer all or a portion of his or her annual or long-term non-equity incentive compensation. In addition, Visa has an Excess Thrift Plan, a nonqualified noncontributory retirement savings plan, for employees that exceed the IRS limits under the Thrift Plan in which the company continues to provide the matching contribution.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph Saunders (1)	—	—	—	—	—
William Sheedy	—	11,589	1,161	—	49,176
John Coghlan	353,634	45,357	15,064	—	414,055
John Partridge	1,712,414	31,489	314,693	3,701,480	3,871,814
Christopher Rodrigues	—	60,113	5,117	—	149,988

(1)	Mr. Saunders did not join Visa International until February 2007.

(2)	The amounts in column (b) reflect Mr. Coghlan’s deferred 2005 annual incentive plan award that was payable in November 2005 and Mr. Partridge’s deferred 2004 Long Term Incentive Award which vested September 30, 2006. These amounts are not reflected in the Summary Compensation Table.

(3)	The amounts in column (c) reflect the contribution to the Excess Thrift Plan for each named executive officer by Visa International, Visa U.S.A. and Inovant, as applicable. These amounts are also reported in the “All Other Compensation” column of the “Summary Compensation Table.”

The table below shows the funds available under the Visa Deferred Compensation Plan and the Excess Thrift Plan and their annual rate of return for the fiscal year ended September 30, 2006, as reported by the administrator of the plan.

Name of Fund	Rate of Return
Alger Capital Appreciation Institutional Fund—Institutional Class (2)	12.41%
Dodge & Cox Income (1)	4.09%
Dreyfus Founders Discovery Fund—Class F (2)	-3.46%
Fidelity Balanced Fund	9.30%
Fidelity Low-Priced Stock Fund	9.24%
Fidelity Retirement Money Market Portfolio	4.47%
Janus Overseas Fund	36.62%
PIMCO Total Return Fund—Admin Class (2)	3.28%
Spartan © U.S. Equity Index Fund—Investor Class	10.74%
T. Rowe Price Equity Income (1)	12.72%
T. Rowe Price Financial Services Fund (2)	15.53%
TCW Select Equities Instl (1)	-4.04%
Templeton Foreign Fund—Class A	11.50%
Columbia Acorn Z (1)	9.59%

(1)	This fund is not available under the Visa Deferred Compensation Plan.

(2)	This fund is not available under the Excess Thrift Plan.

Visa Deferred Compensation Plan. Visa International, Visa U.S.A. and Inovant offer a deferred compensation plan to eligible U.S. employees. The Visa Deferred Compensation Plan allows for the deferral of an employee annual incentive bonus, cash long-term incentive award or signing bonus. Under the terms of the Visa Deferred Compensation Plan, participants are able to defer up to 100% of their incentives or signing bonuses, if they submit a qualified deferral election. Benefits under the Visa Deferred Compensation Plan will be paid based on one of three distribution dates or events previously elected by the participant: (a) immediately upon or up to five years following retirement; (b) immediately upon or the January following termination; or (c) optionally, in January in a specific year while actively employed. However, upon a showing of financial hardship and receipt of approval from the plan administrators, an executive may be allowed to access funds in his deferred compensation account earlier than his existing distribution election(s). Benefits can be received either as a lump sum payment or in annual installments, except in the case of pre-retirement termination where the participant must receive the benefit in a lump sum. Participants are always fully vested in their deferrals under the Visa Deferred Compensation Plan. Upon termination of the Visa Deferred Compensation Plan within 12 months of a “change in control” of Visa U.S.A. and Visa International, participants’ benefits under the Visa Deferred Compensation Plan are paid immediately in a lump sum. The restructuring transactions should not be considered a change in control as defined in the Visa Deferred Compensation Plan.

Visa Thrift Plan. The Visa Thrift Plan is a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. employees of Visa International, Visa U.S.A. and Inovant are able to contribute the lesser of up to 50%, or 13% for highly compensated employees of their covered pay (base salary plus one-half of any sales commissions) up to the limit prescribed by the Internal Revenue Service to the Thrift Plan on a pre-tax basis. Employees also have the option of contribution on an after-tax basis from 1% up to 50%, or 13% for highly compensated employees, of salary or a combination of pre-tax and after tax contributions that do not exceed 50% (or 13% for “highly compensated employees”) of salary and IRS limits. The maximum pre-tax amount an employee may contribute to the Visa Thrift Plan annually is restricted by the IRS. If an employee reaches this limit during the calendar year, an employee may continue to make contributions to the Visa Thrift Plan on an after-tax basis.

Visa International, Visa U.S.A. or Inovant, as applicable, will match 200% of the first 3% of pay that is contributed to the Visa Thrift Plan or 300% of the first 3% of pay if the employee has at least ten years of service with Visa International, Visa U.S.A. or Inovant. All employee contributions to the Visa Thrift Plan are fully vested upon contribution and the matching contributions vest incrementally over three years, 20% after one year, 40% after two years, and 100% after three years.

Since the IRS limits the maximum amount a company and an employee can contribute to an employee’s Thrift Plan account each year, we continue to provide the matching contribution, after the applicable IRS limits are reached, to the Visa Excess Thrift Plan, which is a nonqualified noncontributory retirement savings plan. Employees are eligible to participate in the Visa Excess Thrift Plan if their covered pay is greater than the IRS pay cap or if the total of their contributions and Visa International, Visa U.S.A. or Inovant’s matching contributions to the Visa Thrift Plan exceed the IRS benefit limit. The features of the Visa Excess Thrift Plan are generally the same as under the Visa Thrift Plan, except benefits cannot be rolled over to an IRA or another employer’s qualified plan.

Employment Arrangements

Mr. Saunders

Joseph Saunders executed an offer letter dated June 4, 2007 from Visa International under which Mr. Saunders agreed to serve as Chairman and Chief Executive Officer of Visa Inc. Mr. Saunders has agreed to serve as Chief Executive Officer of Visa Inc. for a term beginning on May 15, 2007, and continuing through May 15, 2009. Mr. Saunders has also agreed to serve as Chairman of the Transition Governance Committee or, upon formation, Visa Inc.’s board of directors, through at least 90 days following a Visa Inc. initial public offering. Visa Inc.’s board of directors may elect to extend Mr. Saunders’s employment term for one or more additional periods upon notice prior to the end of the term of his employment as Chief Executive Officer or Chairman, as applicable. Visa International or Visa Inc. may terminate Mr. Saunders’s employment.

During the period from February 12, 2007 through May 14, 2007, Mr. Saunders’s base compensation was comprised of: (1) an annual base salary of $500,000 and (2) $100,000 for each month in which he served as Interim Chief Executive Officer Pro Tempore of Visa Inc. Commencing May 15, 2007, Mr. Saunders will receive as annual base compensation an annual base salary of $950,000. Mr. Saunders will also be eligible for an annual performance bonus, with a target annual bonus of 200%—300% of the annual base compensation earned by Mr. Saunders. His actual annual bonus will be decided by the Transition Governance Committee or the board of directors of Visa Inc., in its discretion, and may be above, within or below this range. In exercising its discretion to determine Mr. Saunders’s actual annual bonus, the Transition Governance Committee or the board of directors of Visa Inc. may take into account the following performance measures: (a) execution of definitive agreements in connection with the formation of Visa Inc., and (b) successful achievement of Mr. Saunders’s key responsibilities and primary tasks under his employment agreement. Mr. Saunders’s key responsibilities are to provide executive leadership over the transition process to Visa Inc. Mr. Saunders’s primary tasks include: (1) governance: (A) recruiting independent directors of Visa Inc.; (B) leading the development of Visa Inc.’s board of directors, including composition and criteria for members; (C) developing the Visa group’s compensation approach and plans; and (D) approving restructuring communications for the Visa group; (2) structure: (A) delivering an executed definitive agreement for the establishment of Visa Inc.; and (B) administering the budget for the Visa group during the transition; and (3) organization: (A) capturing and delivering anticipated synergies from the restructuring; (B) developing the Visa group’s organizational structure; (C) developing the Visa group’s human resources policies, including compensation approach; and (D) selecting the Visa group’s top management. Mr. Saunders’s annual bonus for fiscal 2007 will be not less than 250% of his actual annual base compensation earned during fiscal 2007, and will be payable after the end of the fiscal year when bonuses are paid to other Visa International employees.

Mr. Saunders will also be eligible for a long-term performance bonus, with a target long-term bonus of 500%-600% of the annual base compensation earned by Mr. Saunders, and his actual long-term bonus, within this range, will be decided by the Transition Governance Committee or the board of directors of Visa Inc., in its discretion. The performance measures to be used to determine Mr. Saunders’s long-term performance bonus have not been established. Mr. Saunders’s 2007 long-term performance bonus will be payable in shares of Visa Inc. common stock, if approved by the Visa Inc. board of directors, upon the Transition Governance Committee’s recommendation. If the Transition Governance Committee or Visa Inc.’s board of directors deems payment of the long-term performance bonus in stock impractical, such bonus will be paid in cash. Mr. Saunders must be in active working status when the annual or long-term performance bonus would otherwise be paid to receive such a bonus, except as described below. The incentive targets for Mr. Saunders were determined considering his experience as a CEO, industry experience and competitive market information on executive compensation at the following companies: American Express, AIG, General Electric, Merrill Lynch, Morgan Stanley, ADP, eBay, First Data, Fiserv, MasterCard, State Street, Google, Oracle, Sun Microsystems, Cisco, Intel, IBM, EDS and Sabre Holdings. In establishing such incentive targets, the Transition Governance Committee targeted the median of the relevant competitive market for pay levels and mix of compensation between cash and non-cash components and short-term and long-term compensation.

Mr. Saunders is eligible to participate in all employee benefit plans of Visa International. Mr. Saunders has agreed to standard confidentiality restrictions.

Mr. Coghlan

Under an employment agreement between Visa U.S.A. and John Coghlan dated as of June 23, 2005, as amended, Mr. Coghlan agreed to serve as the President and Chief Executive Officer of Visa U.S.A. The employment period is initially from July 11, 2005 through September 30, 2008. Effective March 31, 2007 and ending March 31, 2015, the employment term will automatically be extended by one day on each day that passes, so that the employment term will always be 18 months, until either Visa U.S.A. or Mr. Coghlan gives notice that the agreement will cease to be so extended. The employment period will terminate on September 30, 2016.

Mr. Coghlan receives an annual base salary of not less than $1,000,000. Mr. Coghlan is also eligible for an annual performance bonus, with a target of 100% of his annual base salary, and with the issuance, timing and amount of the bonus to be decided by the board of directors of Visa U.S.A., in its discretion. Mr. Coghlan is also eligible to participate in the Visa U.S.A. Long Term Incentive Plan in each year for which awards are granted to senior executives, with a target award for such years of not less than $1,250,000. Under an amendment to the employment agreement dated March 3, 2007, Mr. Coghlan is eligible to receive a special Visa incentive plan award for the fiscal year ending on September 30, 2007, with a minimum award of $500,000, subject to upward adjustment in the sole discretion of the board of directors of Visa U.S.A.

Mr. Coghlan participates in all applicable savings and retirement plans of Visa U.S.A. He is entitled to: a monthly automobile allowance of not less than $1,900; an annual tax preparation allowance of not less than $2,100; an annual financial planning allowance of not less than $58,600; and an annual personal expense allowance of $75,000 for non-commercial private aircraft transportation for himself and his immediate family.

Mr. Coghlan has agreed to standard confidentiality restrictions. In addition, Mr. Coghlan has agreed to a period of non-solicitation of one year after his employment period ends.

Under an amendment to his employment agreement, Mr. Coghlan will cease to be an employee of Visa U.S.A. as of September 30, 2007 and will receive his special Visa incentive plan award, described above, of at least $500,000.

Mr. Partridge

Under an employment agreement between Inovant and John Partridge dated as of October 1, 2004, Mr. Partridge agreed to serve as the President and Chief Executive Officer of Inovant. The period of the agreement is from October 1, 2004 through the expiration date of December 31, 2009. To extend the agreement, Inovant must make a qualifying offer, which is a written offer of employment extended on or before December 2, 2009, for a period of not less than two years effective from January 1, 2010, which includes the same types of compensation as the current employment agreement.

Mr. Partridge receives an annual base salary of $625,000. Mr. Partridge is also eligible for an annual performance bonus with a target of 75% of his annual base salary, and with the issuance, timing and amount of such bonus to be decided by the board of Inovant, in its discretion. Mr. Partridge is also eligible to participate in the Inovant Long Term Incentive Plan in each year for which awards are granted to senior executives, with a target award for such years of not less than $800,000.

Mr. Partridge participates in all applicable savings and retirement plans of Inovant. He is entitled to a monthly automobile allowance of not less than $1,900, or the maximum allowance provided under the Visa Automobile Policy in effect as of October 1, 2004, and an annual financial and estate planning allowance of not less than $15,000.

Mr. Partridge has agreed to standard confidentiality restrictions. In addition, Mr. Partridge has agreed to a period of non-solicitation of 18 months after his employment period ends.

Mr. Rodrigues

Under an employment agreement between Visa International and Christopher Rodrigues dated as of April 13, 2004, Mr. Rodrigues agreed to serve as the President and Chief Executive Officer of Visa International. The employment period was initially to be from May 1, 2004 through September 30, 2009. Mr. Rodrigues’s employment was terminated effective November 16, 2006.

Mr. Rodrigues initially received an annual base salary of $1,275,000. Mr. Rodrigues was also eligible for an annual performance bonus, with a target of 100% of his annual base salary, and with the issuance, timing and amount of the bonus to be decided by the board of directors of Visa International, in its discretion. Mr. Rodrigues was also eligible to participate in the Visa Long Term Incentive Plan, in each year for which awards were granted to senior executives, with a target award for such years of not less than $1,800,000.

Mr. Rodrigues participated in all applicable savings and retirement plans of Visa International. He was entitled to a leased automobile and was provided a driver (utilized only for reasonable business purposes to drive the leased automobile or any other automobile owned or leased by Mr. Rodrigues); and received annual tax consulting and financial planning services with a vendor approved by Visa. Mr. Rodrigues was entitled to a sign-on bonus in the amount of $2,507,946 to be paid over three payments. Mr. Rodrigues was also eligible for inbound and outbound relocation expenses.

Mr. Rodrigues agreed to standard confidentiality restrictions. In addition, Mr. Rodrigues has agreed to a period of non-solicitation of two years after his termination date.

Potential Payments on Termination or Change-in-Control

Mr. Saunders

Following termination of Mr. Saunders’s employment without cause (as defined in the offer letter), Mr. Saunders and his spouse will be eligible for health benefits through the earlier of his eligibility for health benefits from another employer or his attainment of age 65. Mr. Saunders will be required to pay that portion of the cost of these benefits that is paid by active employees. Additionally, in the event Mr. Saunders’s employment is involuntarily terminated without cause or due to disability prior to May 15, 2009, Mr. Saunders or his beneficiaries will receive as severance: (a) a lump sum payment equal to two years’ base salary plus two times his target annual performance bonus (at 250% of his base salary) for the year of termination; and (b) the full value of any long-term performance bonus he would otherwise have received during the two-year period following his termination, payable when long-term bonuses are payable to active employees. Payment of Mr. Saunders’s severance may be delayed for six months following his termination if necessary to avoid a violation of Internal Revenue Code Section 409A. To receive these severance benefits, Mr. Saunders is required to execute an acceptable release of all claims against Visa. In the event that payments made to Mr. Saunders upon his termination of employment are subject to the excise tax imposed on excess parachute payments under the Internal Revenue Code, he will receive an additional amount to place him in the same after-tax position as if this excise tax did not apply to those payments.

Mr. Sheedy, Mr. Coghlan, Mr. Partridge

Payments Made Upon Termination

Regardless of the manner in which Mr. Sheedy, Mr. Coghlan and Mr. Partridge’s employment terminates, each executive may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	awards earned under the annual incentive plan during the fiscal year;

•	grants pursuant to the Long Term Incentive Plan for the most-recently completed cycle;

•	amounts contributed under the Visa Thrift Plan and the Visa Deferred Compensation Plan;

•	amounts vested under the Visa Excess Thrift Plan;

•	unused paid time off; and

•	amounts accrued and vested through our Visa Retirement Plan and Visa Excess Retirement Plan.

Payments Made Upon Retirement

In the event of the retirement of Mr. Sheedy, Mr. Coghlan or Mr. Partridge, assuming each executive was vested and eligible for early or normal retirement, in addition to the items identified above:

•	each executive would be entitled to receive a prorated share of each outstanding Long Term Incentive Plan cycle upon the completion of such cycle; and

•	each executive would continue to receive health and welfare benefits until he reaches age 65 and would receive health and welfare benefits for his dependants, as applicable.

Payments Made Upon Involuntary Not For Cause Termination

In the event of the involuntary termination of Mr. Sheedy, Mr. Coghlan or Mr. Partridge not for “cause,” or, in the case of Mr. Coghlan and Mr. Partridge, in the event of termination by the executive for “good reason” (as each such term is defined in their employment agreements), in addition to the items identified under “Payments Made Upon Termination,” after execution of an acceptable release of all claims against Visa:

•

each executive would receive a lump sum severance payment equivalent to eighteen months of base salary and target annual bonus; however, in the case of Mr. Coghlan and Mr. Partridge, such severance payments are paid out ratably over the 18-month severance period (except that, if Mr. Partridge accepts employment with another employer during the 18-month period, he will receive the remaining balance of unpaid severance payments in a lump sum) and as of September 30, 2006, Mr. Sheedy would have received four weeks of severance for each year of service;

•

each executive would continue to receive health and welfare benefits through the earlier of the time when the executive becomes covered by another employer’s health and welfare plans, or the completion of the severance period;

•	Mr. Sheedy would continue to receive life insurance coverage for one year;

•

each executive would be entitled to receive a lump sum amount representing a pro rata portion of each outstanding Long Term Incentive Plan cycle through the severance period, or, in the case of Mr. Coghlan and Mr. Partridge, a lump sum amount representing full payment of all outstanding grants awarded to the executive under the Long Term Incentive Plan for which the executive has completed at least one year of the multi-year performance cycle, and a lump sum amount representing a pro-rata portion of any other outstanding grant under the Long Term Incentive Plan; and, as of September 30, 2006, under the terms of the Visa U.S.A. Long Term Incentive Plan, Mr. Sheedy would not have been eligible for a pro rata portion of any unvested long term incentive plan award;

•	each executive, except Mr. Partridge, would be entitled to receive outplacement services;

•	Mr. Sheedy will be credited with additional years of service, equal to the severance period, for purposes of retirement vesting;

•

Mr. Coghlan will receive the cost of provision of early retirement medical benefits under the pre-65 retiree medical benefit plan to him and his eligible family members, as if he, or his beneficiaries, were eligible for such benefits, if he was employed for five full years prior to this benefit becoming applicable; or, if Mr. Coghlan is eligible for benefits under such plan, the benefits will be provided directly by such plan; and

•

if Mr. Coghlan’s employment is terminated by Visa U.S.A. without cause or if Mr. Coghlan becomes disabled or dies prior to September 30, 2007, he, or his beneficiaries, will be entitled to receive a full regular Annual Visa Incentive Plan award and Visa U.S.A. Long Term Incentive Plan award at the target for fiscal 2007, which awards will be 100% vested.

Payments Made Upon Death or Disability

In the event of the death or disability of Mr. Sheedy, Mr. Coghlan and Mr. Partridge, in addition to the benefits listed under “—Payments Made Upon Termination” and “—Payments Made Upon Retirement” above, or, in the case of Mr. Coghlan and Mr. Partridge, also in addition to the benefits listed under “—Payments Made Upon Involuntary Not For Cause Termination” above (other than outplacement services for Mr. Coghlan), each executive (or his estate) will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

In the event that payments made to Mr. Coghlan or Mr. Partridge upon their termination of employment are considered parachute payments, they will receive an additional amount such that the net amount they retain, before income taxes are imposed, but after excise taxes are imposed on that additional amount, is equal to the excise tax on such parachute payments.

If there is a change in control (as defined in Mr. Coghlan’s and Mr. Partridge’s employment agreements) of Visa U.S.A. in the case of Mr. Coghlan, or of Inovant in the case of Mr. Partridge, or an effective registration of shares of common stock of Visa U.S.A. in the case of Mr. Coghlan, or of Inovant in the case of Mr. Partridge, in connection with an initial public offering of such common stock, in either case where immediately subsequent to such event the executive is not retained as Chief Executive Officer or is terminated within six months thereafter without cause, or if the executive terminates his employment for good reason, the executive will be fully vested and entitled to immediate payment of all outstanding long term incentive plan awards, and his award for the fiscal year in which the event occurs will be deemed earned pro-rata. The restructuring transactions should not be considered a change in control, as that term is used in the employment agreements described in this paragraph.

Mr. Sheedy does not have an employment agreement or any other agreement, plan or arrangement with Visa U.S.A. that provides for payments upon a change of control of Visa U.S.A.

Quantification of Termination Payments and Benefits.

The tables below reflect the amount of compensation that would be paid to each of the named executive officers in the event of termination of such executive’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2006, and includes estimates of the amounts which would be paid out to the executives upon their termination. The tables do not include any amounts or benefits earned, vested, accrued or owing under any Visa International, Visa U.S.A., or Inovant plan or program including the Visa Thrift Plan, Visa Retirement Plan or Visa Deferred Compensation Plan; or under any annual or long term incentive plan; except to the extent that the named executive officer is entitled to an additional benefit as a result of the termination. For further information see “—Grants of Plan—Based Awards,” “—Pension Benefits” and “—Nonqualified Deferred Compensation” above. Payments that would be made over a period of time have been estimated as the lump sum present value using 120% of the Applicable Federal Rate (with the exception of the Retirement Plan benefit). The actual amounts to be paid out can only be determined at the time of such executive’s separation from Visa.

Mr. Saunders

Mr. Saunders did not join Visa International until February 2007.

Mr. Sheedy

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause Termination		Disability		Death
Long Term Incentive Plan (unvested)	—	(3)	626,858		626,858
Thrift Plan (unvested)	—		—		—
Excess Thrift Plan (unvested)	—		—		—
Health and Welfare Benefits (1)	25,443		45,872	(4)	11,829
Disability Income (2)	—		3,857,945		—
Excise Tax Gross-Up	—		—		—
Cash Severance	363,462	(5)	—		—
Outplacement	25,000		—		—
Total	413,904		4,530,675		638,687

(1)	Reflects the estimated lump sum present value of all future premiums which will be paid on behalf of Mr. Sheedy under our health and welfare benefit plans.

(2)	Reflects the estimated lump sum present value of all future payments which Mr. Sheedy would be entitled to receive under our disability program. Mr. Sheedy would be entitled to receive such benefits until age 65, if he remained disabled.

(3)	As of September 30, 2006, under the terms of the Visa U.S.A. Long Term Incentive Plan, Mr. Sheedy would not have been eligible for a pro rata portion of any unvested long term incentive plan award.

(4)	If Mr. Sheedy was disabled, he would be eligible for health and welfare benefits for up to two years.

(5)	As of September 30, 2006, Mr. Sheedy would have received four weeks of severance for each year of service.

Mr. Coghlan

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause or Good Reason Termination	Involuntary Not for Cause or Good Reason Termination (Change in Control)	Disability		Death
Long Term Incentive Plan (unvested) (1)	3,071,799	3,368,866	3,071,799		3,071,799
Thrift Plan (unvested) (2)	—	—	23,072		23,072
Excess Thrift Plan (unvested) (2)	—	—	38,974		38,974
Health and Welfare Benefits (3)	35,573	35,573	45,872	(6)	35,573
Disability Income (4)	—	—	2,179,757		—
Excise Tax Gross-Up	—	785,596	—		—
Cash Severance (5)	2,827,149	2,827,149	2,827,149		2,827,149
Outplacement	25,000	25,000	—		—
Total	5,959,521	7,042,184	8,186,622		5,966,566

(1)	Except for cases of change in control, reflects the estimated lump sum present value of future long term incentive plan payments Mr. Coghlan would be entitled under the terms of his employment agreement.

(2)	Under the terms of the Visa Thrift Plan and Visa Excess Thrift Plan, if an employee is terminated for reasons of disability or death, the unvested portion of their plan balances becomes due to the employee or their designated beneficiary.

(3)	Reflects the estimated lump sum present value of all future premiums which will be paid on behalf of Mr. Coghlan under our health and welfare benefit plans.

(4)	Reflects the estimated lump sum present value of all future payments which Mr. Coghlan would be entitled to receive under our disability program. Mr. Coghlan would be entitled to receive such benefits until age 65, if he remained disabled.

(5)	Reflects the estimated lump sum present value of all future payments which Mr. Coghlan would be entitled to during the salary continuation period per the terms of his employment agreement.

(6)	If Mr. Coghlan was disabled, he would be eligible for health and welfare benefits for up to two years.

Mr. Coghlan’s employment will be terminated on September 30, 2007. No termination payments or benefits have been made or provided to Mr. Coghlan to date. The following summarizes the termination payments and benefits expected to be made to Mr. Coghlan in accordance with the terms of his employment agreement.

Mr. Coghlan is entitled to severance of 18 months, base salary (payable over 18 months on Visa U.S.A.’s normal payroll cycle) and target bonus (one payment at the full annual target amount payable on September 30, 2008 and a second payment at one half the annual target amount on March 31, 2009), for a total (base salary plus bonus) of $3,000,000. Mr. Coghlan will also receive payment of his unvested fiscal year 2007 Long Term Incentive Plan award, with a first payment payable at termination per the terms of the Visa U.S.A. Long Term Incentive Plan and a second payment payable March 31, 2009 per the terms of his employment agreement, the amount of which has not yet been determined by the Visa U.S.A. board of directors. Mr. Coghlan will also receive payment of his unvested fiscal year 2006 Long Term Incentive Plan award, which vests under the Visa U.S.A. Long Term Incentive Plan upon involuntary termination without cause, payable at termination, the amount of which would have been $2,386,982 as of July 23, 2007 (the actual amount can only be determined as of September 30, 2007). Mr. Coghlan will receive payment for his accrued but unused paid time off as of September 30, 2007. Mr. Coghlan will be reimbursed for COBRA payments during the severance period for an estimated total amount of $35,573.

Mr. Partridge

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not For Cause or Good Reason Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Disability		Death
Long Term Incentive Plan (unvested) (1)	3,819,023	4,188,353	3,819,023		3,819,023
Thrift Plan (unvested)	—	—	—		—
Excess Thrift Plan (unvested)	—	—	—		—
Health and Welfare Benefits (2)	35,573	35,573	45,872	(5)	35,573
Disability Income (3)	—	—	1,836,205		—
Excise Tax Gross-Up	—	785,596	—		—
Cash Severance (4)	1,548,808	1,548,808	1,548,808		1,548,808
Outplacement	—	—	—		—
Total	5,403,404	6,558,330	7,249,908		5,403,404

(1)	Except for cases of voluntary termination and change in control, reflects the estimated lump sum present value of future long term incentive plan payments Mr. Partridge would be entitled to receive under the terms of his employment agreement.

(2)	Reflects the estimated lump sum present value of all future premiums which will be paid on behalf of Mr. Partridge under our health and welfare benefit plans.

(3)	Reflects the estimated lump sum present value of all future payments which Mr. Partridge would be entitled to receive under our disability program. Mr. Partridge would be entitled to receive such benefits until age 65, if he remained disabled.

(4)	Reflects the estimated lump sum present value of all future payments which Mr. Partridge would be entitled to receive during the Salary Continuation Period per the terms of his Employment Agreement.

(5)	If Mr. Partridge was disabled, he would be eligible for health and welfare benefits for up to two years.

Mr. Rodrigues

Mr. Rodrigues’s employment was terminated effective November 16, 2006. In accordance with the terms of his employment agreement, Mr. Rodrigues was entitled to severance of two years’ base salary and target bonus, payable in a lump sum, equal to $5,100,000. Mr. Rodrigues also received a payment of $4,083,420 equal to the prorated value of his unvested Long Term Incentive Plan awards, $106,250 in lieu of relocation payments, $704,480 in lieu of the payment he would have received from the Retirement and Excess Retirement Plans if vested, and a payment of $196,154 for unused paid time off.

Director Compensation

Joseph Saunders is currently serving as the sole director of Visa Inc. The following table sets forth information concerning the compensation paid to Mr. Saunders by Visa International and Visa U.S.A. during fiscal 2006 for his service on the board or directors of each company.

Director Compensation Table

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Joseph Saunders	103,250	(1)	—	—	—	—	—	103,250

(1)	$35,000 of the fees earned in 2006 was paid by Visa International and $68,250 was paid by Visa U.S.A.

Until the completion of the restructuring, we will not constitute our entire board of directors or establish a compensation committee. Accordingly, the compensation amounts presented in the director compensation table above may not be indicative of our future compensation that we will pay or award to our directors or fully represent our future director compensation programs and policies.

In accordance with the existing practice of Visa International, Visa U.S.A. and Visa Canada, it is expected that directors of Visa Inc. who are also full-time employees of Visa Inc. will not receive additional compensation for their services as directors. Each non-employee director of Visa Inc. will receive compensation for services on Visa Inc.’s board of directors as determined by the board of directors of Visa Inc. upon the recommendation of a majority of independent directors or a compensation committee composed solely of independent directors. We expect that we will use a combination of cash and stock-based compensation to attract and retain non-employee directors and to compensate directors for their service on the board in alignment with their role and involvement. In setting director compensation, we expect to consider the significant amount of time our directors will expend in fulfilling their duties to Visa Inc. as well as the skill level required of our board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information, as of     , regarding the members of Visa International and Visa U.S.A., whose respective voting power represents 5% or more of the total votes that are eligible to vote on the restructuring proposal or the equity incentive plan proposal at a member meeting, and members of Visa Canada who are entitled to vote 5% or more of the total number of votes eligible to be cast at the meeting of the members of Visa Canada in connection with which we are distributing this proxy statement-prospectus. None of the directors or executive officers of Visa International, Visa U.S.A. or Visa Canada beneficially owns any of the voting power with respect to the consents solicited or votes to be cast. To the best of our knowledge, each beneficial owner has sole voting and investment power with respect to the votes that it is eligible to cast. A total number of 4,541,757,020 votes would be eligible to be cast at a meeting of members of Visa International; a total of 100,000,000 votes would be eligible to be cast at a meeting of members of Visa U.S.A.; and 164,091,714 votes are eligible to be cast at the meeting of members of Visa Canada.

Visa International

Name and Address of Beneficial Owner	Number of Votes Eligible to be Cast	Percentage of Vote Eligible to be Cast
Visa U.S.A. Inc.	1,600,083,861	35.2%
P.O. Box 8999
San Francisco, California 94128

Visa Europe Limited	1,564,246,889	34.4%
1 Sheldon Square
London W26TT
United Kingdom

Visa U.S.A.

Name and Address of Beneficial Owner	Number of Votes Eligible to be Cast	Percentage of Vote Eligible to be Cast
JP Morgan Chase & Co.	23,264,727	23.3%
270 Park Avenue New York, New York 10017-2070

Bank of America Corporation	11,539,206	11.5%
Bank of America Corporate Center 100 N. Tryon Street, Charlotte, North Carolina 28255

National City Corporation	8,019,406	8.0%
National City Center 1900 East Ninth Street Cleveland, Ohio 44114-3484

Citigroup Inc. (1)	5,535,615	5.5%
399 Park Avenue New York, New York 10043

U.S. Bancorp	5,104,347	5.1%
U.S. Bancorp Center 800 Nicollet Mall Minneapolis, Minnesota 55402

Name and Address of Beneficial Owner	Number of Votes Eligible to be Cast	Percentage of Vote Eligible to be Cast

Wells Fargo & Company	5,037,284	5.0%
420 Montgomery Street San Francisco, California 94104

(1)	Citigroup Inc.’s number of votes reflects votes eligible to be cast by its subsidiaries on a consolidated basis.

Visa Canada

Name and Address of Beneficial Owner	Number of Votes Eligible to be Cast	Percentage of Vote Eligible to be Cast
Canadian Imperial Bank of Commerce	60,069,424	36.6%
Commerce Court Toronto, Ontario M5L 1A2 Canada

Royal Bank of Canada	47,275,459	28.8%
200 Bay Street Toronto, Ontario Canada

The Toronto-Dominion Bank	24,265,377	14.8%
P.O. Box 1, Toronto-Dominion Centre King St. W. and Bay St. Toronto, Ontario M5K 1A2 Canada

The Bank of Nova Scotia	16,323,943	9.9%
Scotia Plaza 44 King Street West Toronto, Ontario Canada M5H 1H1

La Fédération des caisses Desjardins du Québec	12,528,847	7.6%
100, avenue des Commandeurs Lévis (Québec) G6V 7N5 Canada

Additionally, the following table sets forth certain information, as of the date immediately following the completion of the restructuring, with respect to the beneficial ownership of our class AP, class Canada, class CEMEA, class EU (series I), class LAC and class USA common stock by each person who we believe will be the beneficial owner of more than 5% of any voting class of our capital stock. None of our directors or executive officers will beneficially own any of our class AP, class Canada, class CEMEA, class EU, class LAC or class USA common stock following the restructuring. To the best of our knowledge, each beneficial owner of class AP, class Canada, class CEMEA, class EU, class LAC and class USA common stock will have sole voting and investment power with respect to all of the shares that it owns. This table does not give effect to shares that may be acquired pursuant to options because no shares may be so acquired within 60 days from the date of this proxy statement-prospectus.

Information on the following table is based on a current estimate of the initial allocation of our common stock immediately following the restructuring closing date and is subject to amendment. The number of actual shares to be allocated to members immediately following the restructuring closing date will be determined by the share allocation formula. For a discussion of share allocation, see “The Global Restructuring Agreement—The Restructuring.”

Name and Address of Beneficial Owner	Class of Visa Inc. common stock	Shares Owned	Percentage of Class
Class AP

Sumitomo Mitsui Card Co., Ltd. (3).	Class AP		%
4-5-15, Imahashi, Chuo-ku, Osaka Japan

VJA	Class AP		%
4-30-6, Shimbashi, Minato-ku, Tokyo 105-0004 Japan

Mitsubishi UFJ Financial Group Inc.(1)	Class AP		%
2-7-1, Marunouchi, Chiyoda-ku, Tokyo 100-8388 Japan

The Bank of Tokyo-Mitsubishi UFJ, Ltd.(2)	Class AP		%
2-7-1, Marunouchi, Chiyoda-ku, Tokyo 100-8388 Japan

Mitsubishi UFJ Nicos, Co. Ltd.	Class AP		%
4-14-1, Sotokanda, Chiyoda-ku, Tokyo 101-8960 Japan

Shinhan Financial Group Co., Ltd. (4)	Class AP		%
120, 2-Ga, Taepyung-Ro, Jung-Gu Seoul 100-102, Korea

Citigroup Inc. (5)	Class AP		%
399 Park Avenue New York, New York 10043

Class Canada

Canadian Imperial Bank of Commerce	Class Canada	8,230,454.62758	37.4%
Commerce Court Toronto, Ontario M5L 1A2 Canada

Royal Bank of Canada	Class Canada	6,319,210.95358	28.7%
200 Bay Street Toronto, Ontario Canada

Name and Address of Beneficial Owner	Class of Visa Inc. common stock	Shares Owned	Percentage of Class
The Toronto-Dominion Bank	Class Canada	3,368,433.83738	15.3%
P.O. Box 1, Toronto-Dominion Centre King St. W. and Bay St. Toronto, Ontario M5K 1A2 Canada

The Bank of Nova Scotia	Class Canada	2,355,568.58669	10.7%
Scotia Plaza 44 King Street West Toronto, Ontario Canada M5H 1H1

La Fédération des caisses Desjardins du Québec	Class Canada	1,415,773.54243	6.4%
100, avenue des Commandeurs Lévis (Québec) G6V 7N5 Canada

Class CEMEA

FirstRand Bank	Class CEMEA		%
6th Floor 1 First Place First National Bank City Corner Simmons and Pritchard St. Johannesburg, Gauteng South Africa

ABSA Group Ltd.	Class CEMEA		%
Broadcast House 5th Floor 171 Fox Street Johannesburg South Africa

Nedbank Ltd.	Class CEMEA		%
Forum V, Braampark 33 Hoofd Street Braamfontein Johannesburg, Gauteng 2017 South Africa

Class EU

Visa Europe Limited	Class EU (series I)	62,213,201.0	100.0%
1 Sheldon Square London W26TT United Kingdom

Visa Europe Services Inc.	Class EU (series III)	549,587.0	100.0%

Class LAC

Companhia Brasileira de Meios de Pagamento	Class LAC		%
Av. Pres. Juscelino Kubistcheck, 1830 Sao Paulo, Brazil 045443-900

Name and Address of Beneficial Owner	Class of Visa Inc. common stock	Shares Owned	Percentage of Class

Banco Bilbao Vizcaya Argentaria S.A. (6)	Class LAC		%
Plaza San Nicolas 4 Bilbao, Spain 48005

BBVA Bancomer S.A.	Class LAC		%
Centro Bancomer, S.A. Avinida Universidad 1200 Co. Xoco C.P. 03339 Mexico D.F. Mexico

Citigroup Inc. (7)	Class LAC		%
399 Park Avenue New York, New York 10043

Visa Argentina S.A.	Class LAC		%
Ave. Corrientes 1437 Buenos Aires, Argentina 1042

Banco Nacional de Mexico, S.A.	Class LAC		%
Rio Mixcoac 108, Col. Barrio Actipan Mexico D.F., 03230 Mexico

Banco do Brasil S.A.	Class LAC		%
SBS Q. 1—Bloco C—Loja32 Edificio Sede III -24o. andar Asa Sul 70073-901 Brasilia, DF Brasil

Class USA (8)

JP Morgan Chase & Co.	Class USA	99,198,579.74085	23.3%
270 Park Avenue New York, New York 10017-2070

Bank of America Corporation	Class USA	49,202,078.09550	11.5%
100 N. Tryon St., Bank of America Corporate Center Charlotte, NC 28255

National City Corporation	Class USA	34,193,985.50397	8.0%
National City Center 1900 East Ninth Street Cleveland, Ohio 44114-3484

Citigroup Inc. (9)	Class USA	23,603,333.84731	5.5%
399 Park Avenue New York, New York 10043

U.S. Bancorp	Class USA	21,764,448.81483	5.1%
U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402

Name and Address of Beneficial Owner	Class of Visa Inc. common stock	Shares Owned	Percentage of Class

Wells Fargo & Company	Class USA	21,764,448.81483	5.0%
420 Montgomery Street San Francisco, California 94104

(1)	Mitsubishi UFJ Financial Group Inc. class AP common stock reflects the shares of class AP common stock directly held by The Bank of Tokyo-Mitsubishi UFJ, Ltd., a wholly owned direct subsidiary of Mitsubishi UFJ Financial Group Inc., and shares of class AP common stock directly held by Mitsubishi UFJ Nicos, Co. Ltd., a majority owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(2)	The Bank of Tokyo-Mitsubishi UFJ, Ltd. class AP common stock reflects the shares of class AP common stock directly held by Mitsubishi UFJ Nicos, Co. Ltd., a majority owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(3)	Sumitomo Mitsui Card Co., Ltd.’s class AP common stock reflects the shares of class AP common stock directly held by VJA, an unincorporated association controlled by Sumitomo Mitsui Card Co., Ltd.

(4)	Shinhan Financial Group Co., Ltd.’s class AP common stock reflects the shares of class AP common stock held by its subsidiaries on a consolidated basis.

(5)	Citigroup Inc.’s class AP common stock reflects the shares of class AP common stock held by its subsidiaries on a consolidated basis.

(6)	Banco Bilbao Vizcaya Argentaria S.A.’s class LAC common stock reflects the shares of class LAC common stock directly held by its subsidiary BBVA Bancomer S.A. and by Banco Bilbao Vizcaya Argentaria S.A.’s other subsidiaries on a consolidated basis.

(7)	Citigroup Inc.’s class LAC common stock reflect the shares of class LAC common stock held by its subsidiary Banco Nacional de Mexico, S.A. and Citigroup Inc.’s other subsidiaries on a consolidated basis.

(8)	Class USA percentages exclude class USA shares held by Visa U.S.A., which are statutorily prohibited from voting.

(9)	Citigroup Inc.’s class USA common stock reflects the shares of class USA common stock held by its subsidiaries on a consolidated basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

JPMorgan Chase Bank, National Association and Visa U.S.A. entered into a master agreement, effective as of January 1, 2005 and amended March 31, 2005, pursuant to which JPMorgan Chase agreed, among other things, to issue Visa-branded credit and debit cards in exchange for certain pricing terms, payments and other incentives. Visa U.S.A. and its affiliates provide, among other things, authorization, processing, settlement, account support, advertising and promotional services to JPMorgan Chase. Operating revenues recognized as a result of fees paid, net of incentives, from JPMorgan Chase and its affiliates, were approximately $408.5 million, $344.6 million and $219.3 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, and $254.2 million in the six months ended March 31, 2007. Further, JPMorgan Chase is a party to Visa International’s 364-day credit facility, three-year revolving credit agreement and incremental credit facility. For a discussion of Visa International’s credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Visa International—Liquidity and Capital Resources.” Charles W. Scharf, a member of Visa U.S.A.’s board of directors, is the Chief Executive Officer of Retail Financial Services, JPMorgan Chase. William I. Campbell, a member of Visa International’s board of directors and Visa U.S.A.’s board of directors, is a senior advisor of JPMorgan Chase. Immediately following the restructuring, JPMorgan Chase is expected to own 23.1% of our class USA common stock, without giving effect to the true-up.

Bank of America, N.A. and Visa U.S.A. entered into a partnership agreement dated September 5, 2003, as amended July 7, 2004 and amended and restated on September 28, 2006, pursuant to which Bank of America agreed on behalf of itself and certain of its affiliates, among other things, to issue Visa-branded credit and debit cards in exchange for certain pricing terms, payments and other incentives. Visa U.S.A. and its affiliates provide, among other things, authorization, processing, settlement, account support, advertising and promotional services to Bank of America. Operating revenues recognized as a result of fees paid, net of incentives, from Bank of America and its affiliates, were approximately $250.4 million, $223.6 million and $111.1 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, and $169.7 million in the six months ended March 31, 2007. Further, Bank of America is a party to Visa International’s 364-day credit facility, three-year revolving credit agreement and incremental credit facility. For a discussion of Visa International’s credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Visa International—Liquidity and Capital Resources.” Immediately following the restructuring, Bank of America is expected to own 11.5% of our class USA common stock, without giving effect to the true-up.

If the restructuring is completed, we will be entering into a framework agreement that will govern our relationship with Visa Europe. For a discussion of this agreement, see “Material Contracts—The Framework Agreement.”

As a newly formed company, Visa Inc. currently has a sole director and does not anticipate forming committees of its board of directors until after the completion of the restructuring. Accordingly, Visa Inc. has not established any policies or procedures for the review, approval or ratification of transactions with directors, executive officers and other affiliates. We expect that Visa Inc. will establish these policies and procedures after the completion of the restructuring, following the formation, and subject to the oversight, of its audit committee.

MATERIAL CONTRACTS

We have provided below a summary of the material terms of certain agreements we intend to enter into upon the closing of the restructuring. These descriptions are not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement into which this proxy statement-prospectus is incorporated.

The Framework Agreement

The relationship between Visa Inc. and Visa Europe will be governed after the restructuring by a framework agreement, which provides for trademark and technology licenses and bilateral services.

The Trademark and Technology Licenses

Visa Inc., Visa U.S.A., Visa International and Inovant, as the licensors, will grant to Visa Europe exclusive, irrevocable and perpetual licenses to use the Visa trademarks and technology owned by the licensors and certain affiliates within the field of financial services, payments, related information technology and information processing services and participation in the Visa system, which we refer to as the field. Visa Europe’s region consists of the European Union and Andorra, Bear Island, Channel Island, Faeroe Island, Gibraltar, Greenland, Iceland, Isle of Man, Israel, Liechtenstein, Monaco, Norway, San Marino, Switzerland, Turkey and Vatican City, and any other jurisdiction that becomes a full member state of the European Union in the future. Visa Europe may sublicense the Visa trademarks and technology to its members and other sublicensees, such as processors, for use within Visa Europe’s region and in certain limited circumstances, outside the Visa Europe region.

From the restructuring closing date until the earlier of: (i) one year from the restructuring closing date; and (ii) the filing of a registration statement on Form S-1 for a Visa Inc. initial public offering, the fee payable for the licenses will be $6 million per quarter. Thereafter until the later of: (i) the date our shares commence trading on an internationally recognized securities exchange; and (ii) 369 days after the Inovant U.S. holdco merger, the fee payable for the licenses will be $142.5 million per year, payable quarterly, which we refer to as the quarterly base fee, reduced by an amount equal to $1.146 billion multiplied by the three-month LIBOR rate plus 100 to 200 basis points. Three years after Visa Europe begins to pay the quarterly base fee, this fee will be increased annually based on the annual growth of the gross domestic product of the European Union. In each case, the quarterly base fee will be reduced by an amount equal to the product of the following: (i) our net initial public offering price per share; (ii) the number of shares of Visa Inc. held by Visa Europe (other than class EU (series II) or class C (series II) shares) that would have been redeemed immediately, but for provisions that delay the redemption of shares held by Visa Europe until one year following the date of the initial public offering; (iii) the three-month LIBOR rate plus 100 to 200 basis points; and (iv) the number of days in that quarter which fall in the post-initial public offering period divided by 365.

Visa Europe may, at its option, license new trademarks and intellectual property and certain derivative intellectual property developed by the licensors at a fair market value royalty to be determined by Visa Inc. and Visa Europe at the time of such license grant. Additionally, Visa Inc. may, at its option, license Visa Europe’s regional clearing and settlement system at a fair market value royalty to be determined by Visa Inc. and Visa Europe at the time of such license grant.

Visa Europe must comply with certain agreed global rules governing the use and interoperability of the Visa trademarks and the interoperability of Visa Inc.’s systems with the systems of Visa Europe. If Visa Inc. wants to change a global rule or require Visa Europe to implement certain changes that would not have a positive return for Visa Europe and its members, Visa Europe is not required to implement such rule or change unless Visa Inc. agrees to pay for the implementation costs and expenses that Visa Europe and its members will incur as a consequence of the implementation to the extent necessary to return Visa Europe and its members to a neutral financial condition.

Both parties will be required to implement system changes required to maintain the interoperability, security, safety and soundness of the Visa system. Other system changes are required in certain circumstances where the change does not exceed a certain expenditure threshold or where the proposing party agrees to pay for such change.

In addition, the parties will guarantee the obligations of their respective members to settle transactions between such members, service global customers, participate in certain global sponsorships, manage certain global programs, establish rules for servicing global merchants, ensure that their customers and members require acceptance of globally accepted cards, maintain adequate capital levels to support their ongoing business operations and establish and comply with rules relating to the operation of the Visa enterprise.

For five years following the restructuring, Visa Inc. will not offer or promote non-Visa branded products and services within the field in Visa Europe’s region and Visa Europe will not offer or promote non-Visa branded products and services within the field outside of its region. Visa Inc. will give Visa Europe the right of first refusal prior to offering any core products in the Visa Europe region that are not branded with a Visa mark.

Visa Inc. will indemnify Visa Europe for any claims arising from activities within the field brought outside Visa Europe’s region, and Visa Europe will indemnify Visa Inc. for any claims from activities within the field brought inside Visa Europe’s region. Additionally, Visa Inc. will indemnify Visa Europe for third party claims of intellectual property infringement arising out of Visa Europe’s authorized use of the licensed Visa trademarks and technology.

The Bilateral Services

Visa Inc. and Visa Europe will provide each other with transitional and ongoing services similar to those services currently provided among Visa International, Visa U.S.A., Inovant, Visa Canada and Visa Europe. Visa Inc. will provide Visa Europe on an ongoing basis with authorization services for cross-border transactions involving Visa Europe’s region, on the one hand, and the rest of the world, on the other hand, as well as clearing and settlement system services between Visa Europe’s region and the rest of the world. Until Visa Europe’s regional clearing and settlement system is deployed, Visa Inc. will also provide clearing and settlement system services within Visa Europe’s region. In addition, the parties will share foreign exchange revenues related to currency conversion for transactions involving European cardholders as well as other cross-border transactions that take place in Visa Europe’s region until Visa Europe’s regional clearing and settlement system is deployed, at which time this arrangement will cease. The parties will also use each others’ switching and processing services.

Visa Europe will indemnify Visa Inc. for any claims arising out of the provision of the services brought by Visa Europe’s member banks against Visa Inc., while Visa Inc. will indemnify Visa Europe for any claims arising out of the provision of the services brought against Visa Europe by Visa Inc.’s customer banks.

The Put-Call Option Agreement

Upon the consummation of the restructuring, Visa Inc. and Visa Europe will enter into a put-call option agreement under which Visa Europe will provide us with a call option to require Visa Europe to cause its members to convey and deliver to us all of the outstanding shares of capital stock of Visa Europe. We may exercise the call option, subject to certain conditions, at any time following certain triggering events, but in any event not before the closing of our initial public offering.

A triggering event will occur if:

•	There is a decline of 25% or greater in the number of merchants in the Visa Europe region that accept Visa-branded products and such rate of decline is at least twice as much as both:

•	the average rate of any decline in the number of merchants in the Visa Europe region that accept general purpose payment cards for the processing of payment transactions, and

•

if the average rate of merchant acceptance of Visa-branded general purpose payment cards has declined outside of Visa Europe’s region, the average rate of any decline in the number of merchants outside Visa Europe that accept Visa-branded general purpose payment cards for the processing of payment transactions; and

•

There is a decline of 45% or more in the number of automatic teller machines, or ATMs, within Visa Europe’s region that accept Visa-branded general purpose payment product cards for the processing of credit and debit transactions, which we refer to as the ATM acceptance rate, where such decline in the ATM acceptance rate is at least twice:

•	the average rate of any decline in the number of ATMs within Visa Europe’s region that accept general purpose payment cards for the processing of credit and debit transactions; and

•

if the average rate of ATM acceptance of Visa-branded general purpose payment cards is declining outside of Visa Europe’s region, the average rate of decline in the number of ATMs outside of Visa Europe’s region that accept Visa-branded general purpose payment product cards for the processing of credit and debit transactions; and

•

Visa Europe has failed to deliver and implement a remediation plan within six months after the later to occur of the circumstances described above, or has implemented a remediation plan but the decline in the merchant acceptance rate and ATM acceptance rate has not been stopped prior to the date that is twelve months after the implementation of the remediation plan.

In addition, we will grant Visa Europe a put option to require Visa Inc. to purchase from the Visa Europe members all of the issued shares of capital stock of Visa Europe. The put option may be exercised by Visa Europe at any time after the earlier of: (i) 365 days after the date of the consummation of an initial public offering of the class A common stock of Visa Inc. or (ii) 605 days after the closing date of our restructuring.

The price per share at which both the call option and the put option will be exercisable will be calculated by, first, multiplying (A) the sum of (i) the projected sustainable net operating income of Visa Europe and its affiliates for the 12 months starting with the beginning of the calendar quarter commencing immediately after the exercise of the relevant option, subject to certain additional adjustments to account for, among other things, assets not transferred to Visa Inc. pursuant to the relevant option, (ii) an allocable portion of the fully phased-in cost synergies that would be achievable through the contribution of the operations of Visa Europe to the net operating income of Visa Inc., on a pro forma basis, during the same twelve month period and (iii) $5,000,000 (on a pre-tax basis), by (B) a fraction, the numerator of which is the average Visa Inc. price per share on its primary listing exchange for the 30 trading days preceding the exercise of the relevant option and the denominator of which is the median I/B/E/S estimate of the net income per share of Visa Inc. common stock for the 12 months starting with the next calendar quarter immediately after the exercise of the call option or the put option, as applicable.

The resulting price per share will then be increased by the sum of (i) the fair market value of all shares of Visa Inc. common stock owned by Visa Europe or any of its affiliates that will be acquired by Visa Inc. upon the closing of the call option or the put option plus (ii) the aggregate amount of any surplus capital of Visa Europe, plus (iii) the aggregate exercise price actually received by Visa Europe on conversion or exchange of convertible or exchangeable securities, less the sum of (a) the estimated amount of one-time costs associated with achieving the allocated portion of cost synergies added to Visa Europe’s projected sustainable net operating income, plus (b) the aggregate amount of any indebtedness of Visa Europe to the extent incurred to generate surplus capital, dividends or other distributions to shareholders of Visa Europe, plus (c) without duplication, the aggregate amount of any contingent liabilities with respect to Visa Europe or the business and assets acquired by Visa Inc. If the call option or the put option is settled on a date that is prior to the date that is three years after the consummation of the initial public offering, we will have the option to deliver the option exercise price entirely in cash or a portion in cash and a portion in our publicly traded common stock up to a specified percentage that is tied to a formula based on the percentage of class C common stock originally received by all holders of class C common stock other than Visa Europe which will have been redeemed by us or which will have become freely transferable without restriction.

Visa Europe in its sole discretion may determine to include or exclude some or all of its non-core Visa assets in the put option or the call option as the case may be.

Visa Europe has agreed that Visa Europe will not, prior to an exercise of the put option or the call option, conduct an initial public offering of any capital stock of Visa Europe unless the Visa Europe business of authorizing, clearing and settling payments transactions branded under the Visa marks and those rights, assets, operations and properties that are solely used in or solely related to conducting the foregoing business would be transferred back to Visa Europe or a subsidiary thereof prior to the consummation of the put option or the call option, as the case may be.

The Loss Sharing Agreement

We have entered into a loss sharing agreement with Visa International, Visa U.S.A. and certain member banks of Visa U.S.A., which will be effective following the closing of the restructuring. The loss sharing agreement provides for the indemnification of Visa U.S.A., Visa International and, in certain circumstances, Visa Inc. with respect to a Visa litigation obligation in any of the covered litigation. As used in the loss sharing agreement, a Visa litigation obligation includes (i) the amount of a final judgment paid by Visa U.S.A. or Visa International after the operation of any judgment sharing agreement, plus any amounts reimbursable to judgment sharing agreement signatories or (ii) the damages portion of a settlement of a covered litigation that is approved as required under Visa U.S.A.’s certificate of incorporation by the vote of Visa U.S.A.’s members. The several obligation of each bank that is a party to the loss sharing agreement will equal the amount of any final judgment enforceable against Visa International, Visa U.S.A. or any other signatory to a judgment sharing agreement to which Visa International or Visa U.S.A. is a party, or the amount of any approved settlement of a covered litigation, multiplied by such bank’s then-current membership proportion as calculated in accordance with Visa U.S.A.’s certificate of incorporation.

Visa U.S.A. will be responsible for the remainder of any Visa litigation obligation after taking into account the total amounts owed by the banks that are parties to the loss sharing agreement and any funds it recovers pursuant to a judgment sharing agreement. Such remainder amounts are subject to indemnification by Visa U.S.A. members that are not parties to the loss sharing agreement pursuant to Visa U.S.A.’s certificate of incorporation and bylaws and in accordance with their membership agreements.

We contemplate that payments due under any covered litigation that are subject to the loss sharing agreement will be paid out of the escrow account to be established in connection with our initial public offering, including any additional proceeds from the sale of loss shares that may be contributed to the escrow account, and through adjustments to the conversion ratios of the shares of class B stock issued to the Visa U.S.A. members. For a description of the escrow account, sale of loss shares and provisions of our certificate of incorporation relating to the member banks’ conversion ratios, see “The Global Restructuring Agreement” and “Description of Capital Stock of Visa Inc.” If all available funds in the escrow account (including funds from the sale of loss shares) are insufficient to satisfy a Visa litigation obligation, then each bank that is a party to the loss sharing agreement is required to contribute an amount equal to the unsatisfied Visa litigation obligation multiplied by such party’s then-current membership proportion as calculated in accordance with Visa U.S.A.’s certificate of incorporation.

In order to avoid a double payment as a result of the dilutive adjustment in the conversion ratio of the class B shares upon the establishment of the escrow account, in the event that a signatory bank is required to make a payment under the loss sharing agreement prior to the initial public offering and the initial public offering is subsequently completed, such bank will be entitled to reimbursement of amounts paid by it to the extent that there are sufficient funds in the escrow account. Similarly, in order to avoid a double payment by Visa U.S.A. members that are signatories to the loss sharing agreement and make payments pursuant to a judgment sharing agreement in a covered litigation, such parties to a judgment sharing agreement are also entitled to the reimbursement of funds paid with respect to the portion of a judgment or settlement that is not allocated to the conduct of MasterCard. In the event that the escrow account contains insufficient funds to pay a judgment or settlement and to reimburse Visa U.S.A. members for their reimbursable judgment sharing or loss sharing payments, all payments and reimbursements will be made pro rata.

We have agreed as part of the loss sharing agreement to use our commercially reasonable efforts to complete the Visa Inc. initial public offering within 120 days after the closing of the restructuring. If we do not complete the Visa Inc. initial public offering by the 240th day after the closing of the restructuring, the signing banks may approve (by a two-thirds majority of the membership interests of the signing banks) a suspension of the members’ obligations under the loss sharing agreement until the completion of our initial public offering, at which point their obligations will be reinstated in full as if they had never been suspended.

The Interchange Judgment Sharing Agreement

On July 1, 2007, Visa U.S.A. and Visa International entered into a judgment sharing agreement, which we refer to as the interchange judgment sharing agreement, in connection with the current litigation pending in the United States District Court for the Eastern District of New York, In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, 1:05-md-01720-JG-JO (E.D.N.Y.) and Kendall vs. Visa U.S.A., Inc. et al., Case No. CO4-4276 JSW (N.D. Cal.), now on appeal to the United States Court of Appeals for the Ninth Circuit. We collectively refer to these cases as the interchange litigation. For a description of the interchange litigation, see “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation—Interchange Litigation.” The interchange judgment sharing agreement will also apply to any additional case that includes claims for damages relating to the period prior to the initial public offering that is transferred for coordinated or consolidated pre-trial proceedings at any time to the interchange litigation by the Judicial Panel on Multidistrict Litigation or otherwise included at any time in the interchange litigation by order of any court of competent jurisdiction.

Under the interchange judgment sharing agreement, in the event that a final judgment in the interchange litigation is enforced against a signatory or there is a global settlement involving all signatories, each signatory other than Visa U.S.A. and Visa International will pay its membership proportion of the amount of any final judgment executed against a signatory that is not allocated to the conduct of MasterCard under the terms of the agreement. Visa U.S.A. will pay the amount of such final judgment executed against a signatory that is not allocated to the conduct of MasterCard and that is not accounted for by the other signatories, although it will obtain reimbursement for such payments out of the escrow account. Visa International has no obligation under the interchange judgment sharing agreement to share in a judgment enforced against another signatory or in a global settlement. Visa U.S.A. and Visa International will be reimbursed by the bank signatories for the full amount of any final judgment allocated to the conduct of MasterCard, but have no obligation to the other signatories with respect to the MasterCard portion of a final judgment.

If Visa Inc. is named as a defendant in a case in the interchange litigation, it has the right to join the judgment sharing agreement on the terms applicable to Visa International unless a claim relates to the conduct of Visa Inc. after the restructuring (other than the restructuring itself or an initial public offering) or conduct of Visa Inc. that is not the mere continuation of conduct that is being challenged in the interchange litigation as of the closing of the restructuring.

Amex Judgment Sharing Agreement

In May of 2006, Visa U.S.A. and the Visa U.S.A. members named as defendants entered into a judgment sharing agreement, which we refer to as the Amex judgment sharing agreement, in connection with the current litigation pending in the United States District Court for the Southern District of New York, American Express Travel Related Services Co., Inc. v. Visa U.S.A. Inc. et al., No. 04-CV-0897 (S.D.N.Y.). We refer to this case as the American Express litigation. For a description of the American Express Litigation, please see “Business of Visa Inc.—Legal and Regulatory Proceedings—Covered Litigation—American Express Litigation.”

Under the Amex judgment sharing agreement, in the event that a final judgment in the American Express litigation is enforced against a signatory, each signatory other than Visa U.S.A. will pay its membership proportion of the amount of any final judgment executed against a signatory that is not allocated to the conduct of MasterCard under the terms of the agreement. Visa U.S.A. will pay the amount of such final judgment executed against a signatory that is not allocated to the conduct of MasterCard and that is not accounted for by the other signatories.

Visa U.S.A. is entitled to be reimbursed out of the escrow account for any payments it makes to another signatory under the Amex judgment sharing agreement and for any payments it makes to American Express to satisfy a final judgment (including the portion of any final judgment allocated by the Amex judgment sharing agreement to the conduct of MasterCard).

DESCRIPTION OF CAPITAL STOCK OF VISA INC.

The following summary of our capital stock describes the material terms of our capital stock and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. For a complete description, we refer you to Visa Inc.’s amended and restated certificate of incorporation and Visa Inc.’s amended and restated bylaws, which are attached as Annexes C and D to this proxy statement-prospectus.

Capitalization

The total number of shares of all classes of stock that we are authorized to issue is 2,004,199,484,030 shares. Our authorized capital stock consists of:

•	2,001,622,245,209 shares of class A common stock, par value $0.0001 per share;

•	622,245,209 shares of class B common stock, par value $0.0001 per share;

•

917,165,602 shares of class C common stock, par value $0.0001 per share. The class C common stock is sub-divided into the following four series of class C common stock: (i) 813,582,801 shares of class C (series I) common stock; (ii) 38,582,801 shares of class C (series II) common stock; (iii) 64,000,000 shares of class C (series III) common stock; and (iv) 1,000,000 shares of class C (series IV) common stock;

•	622,245,209 shares of class USA common stock, par value $0.0001 per share;

•

103,582,801 shares of class EU common stock, par value $0.0001 per share. The class EU common stock is sub-divided into the following three series of class EU common stock: (i) 64,000,000 shares of class EU (series I) common stock; (ii) 38,582,801 shares of class EU (series II) common stock; (iii) and 1,000,000 shares of class EU (series III) common stock;

•	25,000,000 shares of class Canada common stock, par value $0.0001 per share;

•	130,000,000 shares of class AP common stock, par value $0.0001 per share;

•	90,000,000 shares of class LAC common stock, par value $0.0001 per share;

•	42,000,000 shares of class CEMEA common stock, par value $0.0001 per share; and

•	25,000,000 shares of preferred stock, par value $0.0001 per share.

Immediately following the restructuring closing date, there will be issued and outstanding 557,982,489 shares of class USA common stock, 90,667,252 shares of class EU common stock (which will consist of 62,213,201 shares of class EU (series I) common stock, 27,904,464 shares of class EU (series II) common stock and 549,587 shares of class EU (series III) common stock), 22,034,685 shares of class Canada common stock, 119,100,481 shares of class AP common stock, 80,137,915 shares of class LAC common stock and 36,749,698 shares of class CEMEA common stock, all of which will be validly issued, fully paid and non-assessable, which together we refer to as our regional classes of common stock. As of such date, no shares of our class A common stock, class B common stock, class C common stock or preferred stock will be issued and outstanding.

Holders of a majority in voting power of our stock entitled to vote thereon may increase or decrease the number of authorized shares of any preferred stock, class A common stock, class B common stock, class C common stock or, prior to the completion of the true-up distribution date, any regional class of common stock, but not below the number of shares of that class then outstanding, and no vote or action by the holders of any of the preferred stock, class A common stock, class B common stock, class C common stock or regional class of common stock, voting separately as a class, is required.

Prior to the date on which the initial public offering of our class A common stock is closed, we do not intend to issue any shares of class A common stock, except in connection with such initial public offering or pursuant to the terms of any equity-based compensation plan approved by our board of directors.

Conversion

The issuance of the regional classes of common stock is designed to facilitate the true-up of ownership of our common stock among our stockholders prior to our initial public offering. For a discussion of the conversion of our regional classes of common stock, see “The Global Restructuring Agreement—The Restructuring—True-Up of Merger Consideration.” As a result of the true-up, each of the regional classes of common stock will be converted into class C common stock or, in the case of the class USA common stock, class B common stock prior to the initial public offering of our common stock.

If any share of our class B common stock or class C common stock is transferred to a person that is not or was not, immediately after the consummation of the restructuring, the beneficial owner of any shares of any regional class of common stock, or a member of Visa U.S.A., Visa Europe or Visa Canada or an affiliate of any such persons (which we refer to as a Visa member), such share will automatically be converted into a number of shares of our class A common stock based upon the applicable conversion rate in effect at the time of such transfer with respect to such transferred shares of class B common stock or class C common stock.

The conversion rate applicable to any transfer of shares of our class C common stock shall always be 1:1 (i.e., one share of class C common stock will, upon transfer, be converted into one share of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.

Until the closing of our initial public offering, the conversion rate applicable to our shares of class B common stock will be 1:1. This conversion rate will automatically be adjusted upon the closing of our initial public offering and, thereafter, will be further adjusted upon the issuance of any shares of our class A common stock which are designated as loss shares, the net proceeds of which are to be used to replenish the escrow account in connection with the covered litigation, and will also be adjusted upon the final resolution of the covered litigation and the disbursement to Visa Inc. of any funds then remaining on deposit in the escrow account. These adjustments will be made automatically, such that one share of class B common stock is convertible into a number of shares of class A common stock determined based upon the following formulae:

•	1.0 x (A + B), during the period between the closing of our initial public offering and the final resolution of the covered litigation; and

•	1.0 x (A + B + C), after the final resolution of all of the covered litigation.

For purposes of these formulae:

“A” will be a fraction:

•	the numerator of which is:

•

the number of shares of our class B common stock (disregarding any shares of our class B common stock that are owned by a subsidiary of Visa Inc.) that are outstanding after the redemption of shares of our class B common stock and class C common stock following the closing of our initial public offering, which we refer to as the class B number, minus

•

an amount equal to the aggregate escrow amount divided by the price per share received by Visa Inc. (net of underwriting discounts and commissions) for class A common stock issued in our initial public offering; and

•	the denominator of which is the class B number.

“B” will be a fraction:

•	the numerator of which is the number of loss shares that have been issued; and

•	the denominator of which is the class B number.

“C” will be a fraction:

•

the numerator of which is the quotient obtained by dividing the aggregate portion of the escrow amount disbursed to Visa Inc. from the escrow account after the final resolution of the covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.01 or the volume-weighted average price per share of our class A common stock during the 90 trading day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and

•	the denominator of which is the class B number.

After the date on which all of the covered litigation has been finally resolved, any amounts remaining on deposit in the escrow account with respect to the covered litigation will be released to Visa Inc. When this happens, the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted in favor of the holders of our class B common stock (i.e., such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to Visa Inc. from the escrow account, taking into account the weighted average trading price of our class A common stock at such time, as described above.

Such conversions of shares of class B common stock or class C common stock will not occur except in connection with: (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act of 1933; or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member. Furthermore, no such conversion will be effected until the expiration of all applicable restrictions on transfer of such shares, which are described in the paragraph entitled “—Our Common Stock—Transfer Restrictions.”

If, at any time after the consummation of our initial public offering, any shares of our class A common stock are acquired by a Visa member or any person that is an operator, member or licensee of a general purpose payment card system that competes with Visa Inc., or any affiliate of such person, such shares will automatically be converted on a one-for-one basis into shares of our class C (series I) common stock.

However, such automatic conversion shall not apply with respect to any shares of class A common stock acquired by a Visa member other than shares of class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates.

Such conversions are subject to customary adjustments for reclassifications, splits and subdivisions of shares of common stock.

Redemption

Class B Common Stock and Class C Common Stock Other than Class C (Series II) Common Stock

Each share of our class B common stock and class C common stock is redeemable in the manner provided in our amended and restated certificate of incorporation. We intend to fund the redemption of certain of our shares of class B common stock and class C common stock with a portion of the net proceeds of an initial public offering of our class A common stock.

No later than twenty business days prior to the date of the closing of our initial public offering, the litigation committee described above under the heading “The Global Restructuring Agreement—The Restructuring—Covered Litigation” will notify us of the percentage of the expected net proceeds of our initial public offering, which is to be deposited into the escrow account established with respect to the covered litigation. No later than two business days prior to the closing of our initial public offering, our board of directors will determine the amount of the net proceeds of our initial public offering that will be used to redeem shares of our class B common stock and class C common stock following the consummation of our initial public offering. This amount, which we refer to as the aggregate redemption amount, will be an amount equal to the net proceeds received by Visa Inc. from the initial public offering, minus an amount determined by our board of directors to be an appropriate amount of funds to be retained by Visa Inc. for general corporate purposes, minus the escrow amount notified to us by the litigation committee and minus $1,146,000,000, which will be used to pay the redemption price to redeem shares of our class C (series II) common stock as described below.

Within 20 business days after the consummation of our initial public offering, Visa Inc. will deliver a notice to holders of our outstanding class B common stock and class C common stock, notifying them of the amount of the aggregate redemption amount, the escrow amount, the number of shares of class B common stock or class C common stock to be redeemed from the holder, and the date on which the redemption will occur, which we refer to as the redemption date and which must not be a date later than thirty days after the date on which the notice is delivered.

On the redemption date:

•

Visa Inc. will redeem from holders of its class B common stock (other than any common stock owned by any subsidiary of Visa Inc.) for a price per share equal to the price per share of class A common stock we receive in the initial public offering (net of any underwriting discounts and commissions), which we refer to as the initial public offering price, an aggregate number of shares of class B common stock determined as follows. The aggregate number of class B shares redeemed will be equal to the sum of the aggregate redemption amount and the escrow amount, multiplied by the percentage that the outstanding shares of class B common stock represents in relation to the total number of shares of all outstanding shares of class B and class C common stock (other than any class C (series II) common stock or any common stock owned by any subsidiary of Visa Inc.), minus the escrow amount. This amount will then be divided by the initial public offering price.

•

Visa Inc. will redeem from holders of its class C common stock (other than any class C (series II) common stock), for a price per share equal to the initial public offering price, an aggregate number of shares of class C common stock determined as follows. The aggregate number of class C shares redeemed will be equal to the sum of the aggregate redemption amount and the escrow amount, multiplied by the percentage that the outstanding shares of class C common stock represents in relation to the total number of shares of all outstanding shares of class B and class C common stock (disregarding any shares of class C (series II) common stock and any shares of common stock owned by a subsidiary of Visa Inc.). This amount will then be divided by the initial public offering price (net of any underwriting discounts and commissions).

The ratable portion of the class C (series III) common stock and class C (series IV) common stock so redeemed shall be determined by treating the class C (series III) common stock and class C (series IV) common stock as a single series for purposes of this redemption, and holders of class C (series III) common stock will have a priority over holders of class C (series IV) common stock, such that all of the shares of class C (series III) common stock are redeemed in such redemption before any of the shares of class C (series IV) common stock are redeemed.

If the redemption described above would occur earlier than the date that is 369 days after the date on which Inovant Inc. is merged into Visa Inc. in connection with the restructuring, the date of which merger we refer to as the Inovant U.S. holdco merger effective time, then Visa Europe will be entitled to defer the redemption of the shares of class C common stock owned by Visa Europe that would otherwise have been redeemed until such

369th day (or to the next succeeding business day if such 369th day is not a business day). During this deferral period, Visa Europe will continue to enjoy the economic and beneficial entitlement to the shares of class C common stock that are subject to such deferred redemption, and the shares will remain subject to applicable transfer restrictions contained in our certificate of incorporation.

Class C (Series II) Common Stock

We are entitled to redeem all, but not less than all, of the class C (series II) common stock held by Visa Europe by written notice to Visa Europe delivered at any time after the later of the consummation of an initial public offering of our class A common stock or 369 days after the Inovant U.S. holdco merger effective time. In addition, Visa Europe is entitled to require us to redeem all, but not less than all, of the class C (series II) common stock held by Visa Europe by giving us written notice delivered at any time after the later of 60 days after the consummation of an initial public offering of our class A common stock or 429 days after the Inovant U.S. holdco merger effective time. The redemption price per share will be equal to the aggregate redemption price described below divided by the aggregate number of shares of class C (series II) common stock issued and outstanding on the date of redemption. The aggregate redemption price will be equal to:

•	$1.146 billion; plus

•

the aggregate subscription price paid by Visa Europe in respect of additional shares of class C (series II) common stock issued to Visa Europe, if any, as described below under “—Preemptive Rights;” minus

•	the sum of:

•

the aggregate amount of all dividends and other distributions declared and paid on outstanding shares of class C (series II) common stock or class EU (series II) common stock, as applicable, during the period from the restructuring closing date to the date of the redemption; and

•

an amount equal to the product of: (i) each dividend or other distribution declared and paid on outstanding shares of class C (series II) common stock or class EU (series II) common stock, as applicable, during the period from the restructuring closing date to the date of redemption; and (ii) a rate per annum, compounded quarterly, equal to three-month LIBOR plus 100 basis points from the applicable date of declaration thereof and ending on the first quarter date after such date. Starting from the end of the first quarter after the earlier to occur of the first anniversary of the closing of the restructuring and the filing of the registration statement with respect to our initial public offering, such interest rate will increase by 25 basis points each quarter, up to a maximum rate of three-month LIBOR plus 200 basis points.

The redemption of our shares of class C (series II) common stock described above, like the redemption of shares of class B common stock and class C common stock (other than the class C (series II) common stock) following our initial public offering, is required to be made out of the capital of Visa Inc., and not out of surplus. Our certificate of incorporation provides that, if necessary and to the extent permitted by the DGCL and other applicable laws, our board of directors will increase the capital of the Visa Inc. by directing that any surplus be transferred to capital, in order to ensure that there is sufficient capital to effect such redemptions out of capital. If we have insufficient capital for redemption of all shares of class C (series II) common stock on the redemption date, the capital that is legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of class C (series II) common stock not redeemed will remain outstanding and entitled to all the rights and preferences provided in our amended and restated certificate of incorporation. As soon as practicable thereafter when additional capital is legally available for the redemption of shares of class C (series II) common stock, such capital will immediately be used to redeem the balance of the shares that we have become obliged to redeem on such redemption date but that we have not redeemed.

Fractional Shares

Except with respect to shares of our regional classes of common stock, and any shares of class B common stock or class C common stock into which shares of our regional classes may be converted in the true-up process, we will not issue any fractional shares of any class of common stock upon conversion of any shares of any other class of common stock into shares of such class. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value, as determined by or in accordance with procedures established by our board of directors, per share of the applicable class of common stock into which such shares are being converted, as of the conversion date.

Preemptive Rights

The restated certificate of incorporation of Visa Inc. provides that, during the period from the closing of our restructuring until the final resolution of the covered litigation, neither Visa Inc. nor any of its subsidiaries shall issue any shares of capital stock to any person without the prior written consent of a majority of the members of the litigation committee, other than any issuance of:

•	shares of common stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) on or before the date of the restructuring agreement;

•

shares of common stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) after the date of the restructuring agreement pursuant to the terms of the restructuring agreement or any other of the documents entered into in connection with our restructuring, including any loss shares, any shares of class C (series II) common stock issued pursuant to the restated certificate of incorporation of Visa Inc. and any securities issued upon the conversion or exchange of any shares of common stock issued pursuant to the terms of the restructuring agreement that are convertible into or exchangeable for shares of common stock;

•

shares of common stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) issued upon the direct or indirect conversion of any options or convertible securities issued pursuant to any option plan or other employee incentive plan approved by our board of directors;

•	shares of common stock issued in payment of the option exercise price following an exercise of the put option or the call option under our put-call option agreement with Visa Europe;

•

shares of class A common stock in connection with any public offering of class A common stock that our board of directors determines in good faith is desirable in order to reduce the percentage ownership of common stock represented by the holders of class B common stock and class C common stock, in the aggregate, to less than 50%, including, without limitation, our initial public offering;

•

shares of class A common stock (whether or not such shares constitute loss shares) sold in a public offering, the proceeds of which are to be used, as determined in good faith by our board of directors, to fund operating losses or other extraordinary losses or liabilities, or in other exigent circumstances as determined in good faith by our board of directors;

•

shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) issued as consideration in any merger or recapitalization of Visa Inc. or issued as consideration in an acquisition of any person by Visa Inc.;

•

shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) issued to any person (in an aggregate number of shares, with respect to each such person, not to exceed (immediately after giving effect to such issuance) 10% of the outstanding capital stock of Visa Inc. of all classes and series, if such issuance is to a person as to which our board of directors has determined that a relationship with such person would result in a material strategic benefit to us;

•

shares of common stock or preferred stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) in an aggregate number of shares not to exceed (immediately after giving effect to such issuance) 3% of the outstanding capital stock of Visa Inc. of all classes and series, issued as part of any financing transaction approved by our board of directors, so long as such securities are not a material component of such financing transaction; and

•

shares of common stock (or other applicable equity interests in the case of any subsidiary of Visa Inc.) issued in connection with any stock split or stock dividend of the securities of Visa Inc. to all holders of such securities on a pro rata basis.

In general, except as described in the paragraph below, no holders of any shares of our common stock or preferred stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any preferred stock designation, any resolution or resolutions providing for the issuance of a series of stock adopted by our board of directors or any agreement between us and our stockholders. We have no current plans to grant preemptive rights by a resolution of our board of directors or through any agreement with our stockholders.

The restructuring has been designed in order that Visa Europe may be in a position to qualify for the “substantial shareholding” tax exemption under English law. Under English law, a holder of a “substantial shareholding” may be in a position to qualify for an exemption from capital gains tax upon a disposition of those shares if it holds the shares throughout a continuous period of 12 months, beginning not more than 24 months prior to the disposition of such shares. For these purposes, a “substantial shareholding” means shares entitling the holder to not less than 10% of a company’s ordinary share capital, not less than 10% of the profits available for distribution to equity holders and not less than 10% of the assets of the company available for distribution to equity holders upon a winding up of the company. In order to enable Visa Europe to be in a position to qualify for this exemption, our amended and restated certificate of incorporation states that if, at any time prior to the date that is 369 days after the date on which the Inovant U.S. holdco merger effective time occurs, there occurs any transaction or other event as a result of which the shares of the class EU (series I) common stock, class EU (series II) common stock, class EU (series III) common stock, class C (series II) common stock, class C (series III) common stock or class C (series IV) common stock (or the common stock into which any such class EU or class C common stock may convert or has been converted) owned by Visa Europe and VESI would represent, in the aggregate, less than 10% of: (i) our ordinary share capital (within the meaning of Section 832 Income and Corporation Taxes Act 1988); (ii) our profits available for distribution to our “equity holders” (computed in accordance with Schedule 18 Income and Corporation Taxes Act 1988, as adapted by paragraph 8 Schedule 7AC of the English Taxation of Chargeable Gains Act of 1992, or TCGA); and (iii) the assets that would be available to our equity holders upon our dissolution or other winding up (or any such other event with respect to our share capital occurs as would cause Visa Europe to fail the “substantial shareholding” test as set out in paragraph 8 Schedule 7AC of the TCGA in respect of its holding of shares of common stock), then such transaction or other event will have no effect unless we issue to Visa Europe, prior thereto, a number of shares of class C (series II) common stock (or class EU (series II)) common stock if prior to the true up distribution date) such that, immediately after giving effect to such issuances, the shares of class EU (series I) common stock, class EU (series II) common stock, class EU (series III) common stock, class C (series II) common stock, class C (series III) common stock and class C (series IV) common stock (or the common stock into which any such class EU or class C common stock may convert or has been converted) owned by Visa Europe and VESI represent, in the aggregate, at least 10% of: (i) our ordinary share capital; (ii) our profits available for distribution to our equity holders; and (iii) the assets that would be available to our equity holders upon our dissolution or other winding up, such that the test referred to above would be satisfied. The issuance of such additional shares of class EU (series II) common stock or class C (series II) common stock will be made in consideration of the payment by Visa Europe to us of a subscription price equal to the aggregate fair market value thereof. The first installment of such subscription price, in an amount equal to the aggregate par value of the additional shares of class C (series II) common stock to be issued to Visa Europe, shall be paid by Visa Europe at the time of issuance. The balance of the subscription price shall be paid by Visa Europe contemporaneously with the redemption of the class C (series II) common stock, by means of an offset against the aggregate redemption price payable to Visa Europe in respect of the redemption of its shares of class C (series II) common stock.

Our Common Stock

Voting Rights. Prior to the true-up distribution date, each holder of shares of a regional class of common stock (other than class EU (series II) common stock) will have the right to cast a number of votes equal to the number of shares into which they would be converted in accordance with the applicable conversion rate in effect on the record date for such vote. For information on the share conversion rates see “—Conversion” above. Each holder of shares of class EU (series II) common stock will have no right to vote on any matters on which our stockholders generally are entitled to vote; provided, however, that a separate class vote of holders of class EU (series II) common stock will be required to approve any amendment to our amended and restated certificate of incorporation that adversely affects holders of class EU (series II) common stock but does not so affect any other classes of series of common stock. In such situations, each holder of shares of class EU (series II) common stock is entitled to one vote per share of class EU (series II) common stock.

During the period from and after the true-up distribution date and prior to the date of consummation of the initial public offering of shares of class A common stock, each holder of shares of class B common stock and each holder of shares of class C common stock (other than class C (series II) common stock) will have the right to cast a number of votes equal to the number of shares of class A common stock into which each share of class B common stock or class C common stock (other than class C (series II) common stock) would be converted. During such period, each holder of shares of class C (series II) common stock will have no right to vote on any matters on which our stockholders generally are entitled to vote; provided, however, that a separate class vote of holders of class C (series II) common stock will be required to approve any amendment to our amended and restated certificate of incorporation that adversely affects holders of class C (series II) common stock but does not so affect any other classes of series of common stock. In such situations, each holder of shares of class C (series II) common stock is entitled to one vote per share of class C (series II) common stock.

From and after the consummation of an initial public offering of shares of class A common stock, each holder of shares of class A common stock will have the right to cast one vote for each share of class A common stock held of record by such holder on all matters on which our stockholders generally are entitled to vote. During such period, each holder of shares of class B common stock and each holder of shares of class C common stock will have no right to vote on any matters on which stockholders generally are entitled to vote, other than the right, in addition to any other vote required by law, to cast a number of votes equal to the number of shares of class A common stock into which such shares of class B common stock or class C common stock (other than the class C (series II) common stock), as applicable, would be converted in accordance with the applicable conversion rate in effect on the record date for such vote on the following matters:

•

any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and the shares of class C common stock of all series, will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, in which or for which each share of class A common stock is exchanged, converted or changed. Any such vote will require the approval of a majority of the voting power of the class B common stock and class C (series I) common stock (and prior to the conversion thereof into shares of class C (series I) common stock, the class C (series III) common stock and class C (series IV) common stock), voting together as a single class (in which vote the class A common stock and class C (series II) common stock will not participate) separate from all other classes or series of our capital stock, on an as converted basis; and

•

any decision by us to exit our core payments business, i.e., to no longer operate a consumer debit/credit payments business. Any such vote will require the approval of at least 80% of the voting power of the common stock of all classes and series other than the class EU (series II) common stock or class C (series II) common stock, as applicable, voting together as a single class (in which vote the class EU (series II) common stock or class C (series II) common stock will not participate) separate from all other classes or series of our capital stock.

Dividend and Distribution Rights. Subject to any limitations contained in the DGCL, our amended and restated certificate of incorporation and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends, the holders of shares of class A common stock, class B common stock, class C common stock, regardless of series thereof or, prior to the true-up distribution date, any regional class of common stock, as applicable, are entitled to share ratably (on an as converted basis as described below in the case of the holders of the class B common stock, class C common stock or any regional class of common stock) in dividends or distributions paid on the common stock, regardless of class or series, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of common stock.

We may make a share distribution consisting of shares of any class or series of our securities or the securities of any other person or entity other than common stock, or securities that are convertible into, exchangeable for or evidence the right to purchase shares of common stock, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of class A common stock, class B common stock and class C common stock or, if prior to the true-up distribution date, any regional class of common stock, provided that:

•

the securities distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of our class B common stock and class C common stock (or, if prior to the true-up distribution date, any regional class of common stock) receiving the class or series having the higher relative voting rights;

•

if the securities distributed constitute capital stock of one of our subsidiaries, voting rights and related difference in designation, conversion and share distribution provisions, will not differ to a greater extent than the corresponding differences in such rights between the class B common stock and class C common stock or, if prior to the true-up distribution date, the regional classes of common stock; and

•	in each case such distribution is otherwise made on an equal per share basis.

Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably on an as converted basis in the net assets available for distribution to stockholders after the payment of our debts and other liabilities, subject to the prior rights of any issued preferred shares. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of our property or assets nor our consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of our business.

Mergers, Consolidation, Etc. If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as converted basis.

For purposes of the paragraphs entitled “—Dividend and Distribution Rights,” “—Liquidation Rights” and “—Mergers, Consolidation, Etc.,” and the section entitled “Comparison of Rights of Members Prior to and After the Restructuring,” as converted means that each holder of class B common stock, each holder of class C common stock or, prior to the true-up distribution date, each holder of any regional class of common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in such consolidation, merger, combination or other transaction, as the case may be, in case of a merger or consolidation, in each case based upon the number of shares of class A common stock into which the shares of class B common stock or class C common stock, as applicable, beneficially owned by such holder would be converted, assuming, immediately prior to such vote on such distribution or dividend, liquidation, dissolution or winding up, or the consummation of such consolidation, merger, combination or other transaction, as applicable: (i) the conversion (if prior to the true-up distribution date) of all outstanding shares of class USA common stock into class B common stock (on a one-for-one basis); (ii) the conversion (if prior to the true-up distribution date) of all outstanding shares of regional classes of common stock other than class USA common stock into class C common stock of the applicable series thereof (on a one-for one basis); and (iii) the conversion of all outstanding shares of class B common stock and class C common stock (immediately after the conversions described in the foregoing clauses (i) and (ii), if applicable) into class A common stock, based on the applicable conversion rate then in effect. The applicable conversion rate with respect to our class C common stock shall always be 1:1 (i.e., one share of class C common stock will, upon transfer, be converted into one share of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.

The applicable conversion rate with respect to our shares of our class B common stock will be 1:1 prior to the consummation of an initial public offering of our class C common stock. From the date on which our initial public offering is consummated until the date on which all of the covered litigation has been finally resolved, the conversion rate applicable to any transfer of shares of our class B common stock will be adjusted downward (i.e., such that a greater number of shares of class B common stock are required in order to convert into a single share of class A common stock). This adjustment to the conversion rate will initially be based upon the amount of the escrow established from the net proceeds of our initial public offering that will be set aside in order to satisfy liabilities incurred in connection with the covered litigation. The class B conversion rate will also be subject to additional adjustments in the event of any subsequent primary offerings of our class A common stock, which we refer to as loss shares, the proceeds of which are to be used to replenish the escrow established to fund liabilities in connection with the covered litigation.

After the date on which all of the covered litigation has been finally resolved, any amounts remaining on deposit in the escrow account with respect to the covered litigation will be released to Visa Inc. When this happens, the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted upward (such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to Visa Inc. from the escrow account.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes our board of directors to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the designation, voting power, preferences and rights of the shares of each such series and any of its qualifications, limitations or restrictions. Unless otherwise provided in the certificate of designation with respect to any preferred stock, our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding. Our board of directors may not authorize the issuance of preferred stock that adversely and disproportionately affects the rights or privileges of any class or series of common stock in relation to any other class or series of common stock. Our board may not authorize the issuance of preferred stock that is convertible into class B common stock, class C common stock or any regional class of common stock. We currently have no plans to issue any shares of preferred stock.

Transfer Restrictions

Shares of our class USA common stock and class B common stock are not transferable until the later of the third anniversary of the consummation of an initial public offering of our class A common stock or the escrow termination date. Our regional classes of stock, other than our class USA stock, and our class C common stock are not transferable until the third anniversary of the consummation of an initial public offering of our class A common stock. The above-described limitations on transfer are, however, subject to the following exceptions:

•	any transfer by Visa Inc. to the initial holders of any regional class of common stock, class B common stock or class C common stock;

•	any transfer upon the redemption of shares of class B common stock or class C common stock as provided in the restated certificate of incorporation of Visa Inc.;

•	any transfer by Visa Inc. to any person or entity or by the holders thereof to Visa Inc.;

•	any transfer after the true-up distribution date of any shares of class B common stock to any other holder of class B common stock or its affiliate;

•	any transfer after the true-up distribution date of any share of class C common stock of any applicable series to any other holder of class C common stock;

•	any transfer of any shares of any regional class of common stock, class B common stock or class C common stock to an affiliate of such holder;

•	any transfer of shares of common stock pursuant to the terms of the loss sharing agreement;

•

any transfer by Visa Europe of any shares of class C common stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such transfer, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe, in accordance with the applicable constituent documents of Visa Europe;

•

any transfer, after the true-up distribution date, of any shares of class B common stock or class C common stock by any person that is a group member (as defined in the second restated bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;

•

any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to any person who succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;

•

any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to any person who acquires from such holder all or substantially all of the Visa branded payments products portfolio of such holder; and

•

any transfer, prior to the true-up distribution date, of any shares of class USA common stock by any holder thereof to any other holder thereof; provided that, contemporaneously with such transfer, a commensurate portion of the membership proportion, as calculated pursuant to the second restated Visa U.S.A. certificate of incorporation, is transferred from the transferor of such shares of class USA common stock to the transferee thereof, in accordance with the second restated Visa U.S.A. certificate of incorporation.

Our board of directors may approve exceptions to the limitation on transfers of our class C common stock, provided that such exception applies to all holders of class C common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least 75% of our independent directors. Additionally, after the escrow termination date, our board of directors may approve exceptions to the limitations on transfers of our class B common stock, provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if such exception does not apply on an equal and ratable basis, such exception is also approved by at least 75% of our independent directors.

Our board of directors may, by resolution adopted by a majority of the board of directors, extend the three year component of the transfer restriction periods with respect to any portion of the outstanding shares of our class B and class C common stock for a period of not more than one year after the date on which such period would otherwise terminate provided that:

•

contemporaneously with any such extension with respect to any portion of such shares of class B common stock and class C common stock, our board of directors has approved one or more reductions to the transfer restriction period with respect to another portion of such shares of class B common stock and class C common stock, such that at all times the weighted average period of the transfer restriction period with respect to all outstanding shares of class B common stock and class C common stock is not more than three years; and

•

such extension applies to all holders of our class B common stock and class C common stock equally on a ratable basis or, if such extension does not apply to all holders of class B common stock and class C common stock equally on a ratable basis, such extension is also approved by at least 75% of our independent directors.

Limitations on a Change of Control

We summarize below several provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the DGCL. These provisions could have the effect of delaying, deferring or preventing a change in control of us or deterring potential acquirers from making an offer to our stockholders. This could be the case even though a majority of our stockholders might benefit from such a change in control or offer. These descriptions are not complete and we refer you to the documents that we have filed as exhibits to this proxy statement-prospectus and to the DGCL.

Board of Directors. Our board of directors is divided into three classes serving staggered terms. The number of directors will be fixed by our board of directors, subject to the terms of our certificate of incorporation.

Prior to the consummation of an initial public offering of our class A common stock, our board of directors will consist of not less than 17 directors nor more than 18 directors, and will be elected as follows:

•

holders of all regional classes of common stock will elect a number of independent directors constituting at least a majority of the board of directors, by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors;

•

holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class (we refer to these directors, or to their successors designated through the procedures described below, as our USA directors);

•

holders of shares of our class EU (series I) and class EU (series III) common stock, with such two series voting together as a separate class, will elect one director by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting together as a separate class (we refer to this director or our EU director);

•

holders of shares of each of our class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will elect one director for each such class by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting each as a separate class (We refer to these directors, or to their successors designated through the procedures described below, as our Canada director, our AP director, our LAC director and our CEMEA director, respectively, and together with our USA director, as our regional directors); and

•

holders of all regional classes of common stock will elect, by a plurality of the votes cast by such holders entitled to vote, voting as a single class, one director who, in order to qualify for election as such director, must hold the title of our Chief Executive Officer (we refer to this director as our executive director).

From the consummation of an initial public offering of our class A common stock until the third anniversary of the consummation of such offering, our board of directors will consist of 17 directors, and will be elected as follows:

•

a number of independent directors equal to not less than 58% of the total number of directors comprising our full board of directors will be elected by a plurality of the votes cast by the holders of our common stock present or represented by proxy at the meeting and entitled to vote on the election of such directors;

•	two of our directors will be USA directors;

•	one of our directors will be a Canada director;

•	one of our directors will be an AP director;

•	one of our directors will be a LAC director;

•	one of our directors will be a CEMEA director; and

•	our Chief Executive Officer will be the executive director.

Upon the closing of our restructuring, our board of directors will be divided into three classes, designated as class I, class II and class III. Each of our regional directors will be designated as a class I director, and will be elected for a term commencing on the closing of our restructuring and expiring on the first anniversary of the closing of our restructuring (except that the term of the EU director will automatically expire on the day immediately prior to the date of the closing of our initial public offering). Our executive director and one or more of our independent directors will be designated as class II directors, and will be elected for a term commencing on the closing of our restructuring and expiring on the second anniversary of the closing of our restructuring. One or more of our independent directors will be designated as class III directors and will be elected for a term commencing on the closing of our restructuring and expiring on the third anniversary of the closing of our restructuring.

From and after the third anniversary of the consummation of an initial public offering of our shares of class A common stock, the directors will be elected by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. During such period, at least 58% of our board of directors will be comprised of independent directors.

Vacancies and newly created seats on our board of directors may be filled only by our board of directors. In the event of a vacancy resulting from the death, resignation, disqualification or removal of any regional director prior to the third anniversary of the consummation of our initial public offering, our board of directors will request that a representative sample of the holders of the applicable class or series of our common stock that was entitled to vote for the election of such regional director, as the board of directors may determine in its sole discretion, nominate an individual to fill such vacancy; provided, however, that such nominee must be an individual who is a current or former senior executive of a financial institution associated with the applicable class or series of common stock or which was entitled to vote for the election of such regional director. Our board of directors shall, at the next scheduled meeting of the board or any special meeting called for such purpose, vote upon any nominee submitted by the such regional nominating committee. If such nominee is elected by a majority of our full board of directors present at a meeting at which there is a quorum, such nominee shall be elected as a member of our board of directors. If such nominee fails to be elected at such meeting, then our board of directors shall call a special meeting of our stockholders for the purpose of voting to elect a director to fill such vacancy. In addition, each of the parties to the restructuring agreement has agreed to take any actions necessary to cause each regional director, provided that he or she continues to satisfy the foregoing requirements, to be re-nominated for election to a second term as a director of Visa Inc., which second term will expire on the fourth anniversary of the closing of our restructuring. In addition, generally, a director may be removed, with or without cause, only by the affirmative vote of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote for the election of directors voting together as a single class.

A candidate nominated to stand for election as one of our directors at any of our annual meetings (or any of our special meetings held for the purpose of electing directors in the first class of the three staggered classes of directors) held on or after January 1, 2008 and on or before December 31, 2008, will be required to meet the following qualifications: (i) such candidate must be a senior executive or former senior executive of a Visa member (or shall be one of our serving directors who has been nominated for re-election upon the expiration of his or her term); and (ii) such director must have been approved by the review committee (initially comprised of our seven regional directors) or, if the review committee has been disbanded because of the occurrence of the initial public offering of shares of class A common stock, by then-serving directors who would have comprised the review committee had the review committee not been so disbanded.

The staggered board of directors, the ability of different classes of stockholders to elect directors until the third anniversary of the consummation of the initial public offering of class A common stock, the inability of stockholders to fill vacancies or newly created seats on the board and the inability of stockholders to determine the number of directors make it more difficult to change the composition of our board of directors. These provisions promote a continuity of existing management.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by our board of directors, the chairman of the board (or, as the certificate of incorporation provides, any co-chairman, if any) or the chief executive officer.

15% Share Ownership Limitation. Unless otherwise approved in advance by our board of directors, no person may beneficially own more than 15% of:

•	the aggregate outstanding shares or voting power of our class A common stock;

•	the aggregate outstanding shares or voting power of any other class or series of common stock entitled at any time to vote for the election of directors; or

•	the aggregate voting power of all of the then outstanding class A common stock and other common stock entitled at any time to vote for the election of directors, voting singly as a class.

5% Share Ownership Limitation. No Visa member or similar person may beneficially own more than 5% of the aggregate outstanding shares or voting power of class A common stock or other common stock entitled at any time to vote for the election of directors; provided, however, that: (i) no Visa member will be deemed in violation of the foregoing limitation as a result of owning the number of shares of any applicable regional class of common stock as of immediately after the restructuring closing (or any other common stock into which such shares may subsequently be converted or any other shares issuable to such member pursuant to the transaction documents related to the restructuring); and (ii) no initial Visa Europe transferee will be deemed in violation of the foregoing limitation as a result of owning the number of shares of class C common stock immediately after the first transfer of any shares of class C common stock by Visa Europe to such initial Visa Europe transferee.

Amendment of Certificate of Incorporation. In addition to certain class voting rights, our certificate of incorporation also requires the approval of not less than a majority of the voting power of the holders of the shares of class A common stock, the class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, voting separately as a class or series, as applicable, to amend certain powers, preferences and special rights of the common stock, if such amendment would adversely affect such rights of such class or series of common stock. These amendment requirements make it more difficult to alter the anti-takeover provisions of our certificate of incorporation. Our certificate of incorporation and bylaws also authorize our board of directors to amend the bylaws at any time without stockholder action, except that any amendment by our board of directors of any provision of the bylaws that was adopted by our stockholders will not become effective earlier than 365 days after the date on which the stockholders adopted such provision.

Preferred Stock. Since our board of directors may issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock, any designation of preferred stock and issuance of shares of preferred stock may delay or prevent a change of control.

Delaware Anti-Takeover Statute. Visa Inc. will become subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by Visa Inc.’s board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a person became an interested stockholder, the business combination is approved by Visa Inc.’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

COMPARISON OF RIGHTS OF MEMBERS PRIOR TO AND AFTER THE RESTRUCTURING

Visa U.S.A. and Visa International are incorporated under the laws of the State of Delaware and Visa Canada is incorporated under the laws of Ontario, Canada. Accordingly, the rights of the members of Visa U.S.A. and Visa International are currently governed by certificates of incorporation, bylaws and the operating regulations of Visa U.S.A. and Visa International, respectively, and the General Corporation Law of the State of Delaware, or the DGCL. The rights of the members of Visa Canada are governed by the letters patent, bylaws and operating regulations of Visa Canada and the laws of Ontario, Canada. As a result of the restructuring, the members of Visa U.S.A., the members of Visa International (other than Visa Canada), and the members of Visa Canada will become stockholders of Visa Inc. Therefore, following the restructuring, the rights of members of Visa U.S.A. will be governed, regarding their ownership of our common stock, by our certificate of incorporation and bylaws and by the DGCL, and regarding their Visa U.S.A. membership interests, by the amended and restated certificate of incorporation and bylaws and by the operating regulations of Visa U.S.A. and by the DGCL. Following the restructuring, the rights of members of Visa International will be governed, regarding their ownership of our common stock, by our certificate of incorporation and bylaws and by the DGCL, and regarding their Visa International membership interests, by the amended and restated certificate of incorporation, bylaws and operating regulations of Visa International, and by the DGCL. Following the restructuring, the rights of former members of Visa Canada will be governed, regarding their ownership of our common stock, by the certificate of incorporation and bylaws of Visa Inc. and by the DGCL, and regarding their commercial and other rights and obligations regarding participation in the Visa payments system, by the Canadian services agreement and related agreements with Visa Canada.

Your rights as a member of Visa U.S.A. or Visa International after the restructuring will represent the commercial and other rights to participate in the Visa U.S.A. or Visa International payments system.

We summarize below the principal differences between your existing rights as a member of Visa U.S.A., Visa International or Visa Canada, and the rights you will have as a stockholder of Visa Inc. following the restructuring. The following comparison is not intended to provide a comprehensive summary of Delaware or Ontario law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the certificates of incorporation/letters patent (as applicable) and bylaws of Visa Inc., Visa International, Visa U.S.A. and Visa Canada, each of which will be adopted or revised, as the case may be, upon the completion of the restructuring.

Visa U.S.A.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Authorized Membership Interests/Capital	The certificate of incorporation and bylaws of Visa U.S.A. do not set a limit for the number of membership interests in any class.

The amended and restated certificate of incorporation of Visa Inc. authorizes the issuance of up to 2,004,199,484,030 shares, which will include, among other classes described in “Description of Capital Stock of Visa Inc.—Capitalization:” (i) 622,245,209 shares of class B common stock, par value $0.0001 per share; and (ii) 622,245,209 shares of class USA common stock, par value $0.0001 per share.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

Dividends

The board of directors can decide to pay dividends to members in cash or in property. Dividends shall only be paid to voting members that have paid Visa U.S.A. service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts. The amount of dividends to be paid to any member entitled to receive such dividends shall represent an amount equal to the product of (x) the total amount to be distributed, multiplied by (y) such voting member’s membership proportion. Membership proportion means, for each Visa U.S.A. voting member, an amount equal to the quotient obtained by dividing: (A) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid by such Visa U.S.A. voting member (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) to Visa U.S.A. from the date of the Visa U.S.A. voting member’s acceptance as a member through January 15, 2006; by (B) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid to Visa U.S.A. by all Visa U.S.A. voting members (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) from May 26, 1970 through January 15, 2006.

Generally, members that were not members of Visa U.S.A. whose applications were accepted on or before February 10, 1992 or who are not affiliates, as defined in the Federal Bank Holding Company Act of 1956, as amended, of a member that had its application accepted by Visa U.S.A. on or before February 10, 1992 shall be entitled to dividends declared by Visa U.S.A. only in respect of debit card sales volume.

The amended and restated certificate of incorporation of Visa Inc. states that the board of directors may at its discretion decide to declare and pay dividends on the common stock out of the available assets of Visa Inc. that are by law available therefor.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

Debit interchange members, credit participant members, debit participant members and cash disbursement participant members have no right to receive dividends. Associate members have no right to receive dividends unless sponsored by a debit interchange member.

All holders of outstanding shares of class A common stock, class B common stock, class C common stock or, prior to the true-up distribution date, holders of outstanding shares of any regional class of common stock, as applicable, are entitled to participate ratably, on an as converted basis, in any dividend or distribution paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of common stock.

Liquidity and Transferability	Members of Visa U.S.A. may not transfer their memberships.

Until (x) in the case of the class USA common stock and the class B common stock, the later of the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated and the escrow termination date and (y) in the case of any regional class of common stock other than the class USA common stock and any series of class C common stock, the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, no shares of class B common stock, class C common stock or any regional class of common stock may be transferred, except for:

•     any transfer from Visa Inc. to the initial holders of any regional class of common stock, class B common stock or class C common stock;

•     any transfer upon the redemption of the shares of class B common stock or class C common stock;

•     any transfer by Visa Inc. to any person or entity or by the holders thereof to Visa Inc.;

•     any transfer, after the true-up distribution date, of any shares of class B common stock to any other holder of class B common stock or any affiliate thereof and any transfer of any shares of class C common stock of any

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

applicable series thereof to any other holder of class C common stock of the same series thereof or to any affiliate thereof;

•     any transfer of any shares of any regional class of common stock, class B common stock or class C common stock to an affiliate of such holder;

•     any transfer of any shares of common stock pursuant to the terms of the loss sharing agreement;

•     any transfer by Visa Europe of any shares of class C common stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such transfer; provided that such transfer is made in accordance with applicable securities laws and is made to each such initial Visa Europe transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe;

•     any transfer, after the true-up distribution date, of any shares of class B common stock or class C common stock by any person that is a group member of Visa International to any person that is a stockholder, member, or other equity holder of such group member; provided that such transfer is made in accordance with applicable securities laws and is made to each such initial group member transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to a

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         successor of all or substantially all of the assets of such holder, or to an affiliate of such successor;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to any person who acquires from such holder all or substantially all of the Visa branded payments products portfolio of such holder; and

•     any transfer, prior to the true-up distribution date, of any shares of class USA common stock by any holder thereof to any other holder thereof; provided that, contemporaneously with such transfer, a commensurate portion of the membership proportion (as calculated pursuant to the second restated Visa U.S.A. certificate of incorporation) is transferred from the transferor of such shares of class USA common stock to the transferee thereof, in accordance with the second restated Visa U.S.A. certificate of incorporation.

The board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class C common stock; provided that such exception applies to all holders of class C common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

At any time after the escrow termination date, the board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class B common stock; provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

The board of directors of Visa Inc. may, by resolution adopted by a majority of the board of directors of Visa Inc., extend the three year component of the lock-up periods described above with respect to any portion of the outstanding shares of class B common stock and class C common stock for a period of not more than one year after the date on which such period would otherwise terminate (not including, in the case of class B common stock, any period by which such date of termination is exceeded by the escrow termination date); provided that: (i) contemporaneously with any such extension of the lock-up period, the board of directors of Visa Inc. has approved one or more reductions to the lock-up period with respect to another portion of such shares of class B common stock and class C common stock, such that at all times the weighted average period of the lock-up period with respect to all outstanding shares of class B common stock and class C common stock is not more than three years; and (ii) such extension of the lock-up period applies to all holders of class B common stock and class C common stock equally on a ratable basis or, if it does not apply ratably is also approved by at least 75% of Visa Inc.’s independent directors.

Voting Rights

Acquirer members, administrative members, cheque issuer members, group members, associate members sponsored by a debit interchange member and principal members of Visa U.S.A. in existence as of the relevant date of determination are voting members if such member had qualifying sales volume during the 12 months preceding March 31, 2007 and meets any of the following criteria:

•     had its application accepted by Visa U.S.A. on or before February 10, 1992;

•     is an affiliate, as defined in the Federal Bank Holding Company Act of 1956, as amended, of a member that had its application accepted by Visa U.S.A. on or before February 10, 1992; or

Prior to the true-up distribution date:

•     each holder of class USA common stock will have the right, with respect to each share of class USA common stock owned of record by such holder, to cast a number of votes equal to the number of shares of class B common stock into which each share of class USA common stock would be converted, based on the class USA conversion rate in effect on the record date with respect to such vote; and

•     each share of class B common stock will have no voting rights, except as required by law.

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

•     had debit card sales volume during the 12 months preceding March 31, 2007.

The Visa U.S.A. voting members are entitled to an aggregate of 100 million votes. Each Visa U.S.A. voting member is entitled to the number of votes equal to 100 million multiplied by the Visa U.S.A. voting member’s membership proportion. Membership proportion means, for each Visa U.S.A. voting member, an amount equal to the quotient obtained by dividing: (A) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid by such Visa U.S.A. voting member (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) to Visa U.S.A. from the date of the Visa U.S.A. voting member’s acceptance as a member through January 15, 2006 by (B) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid to Visa U.S.A. by all Visa U.S.A. voting members (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) from May 26, 1970 through January 15, 2006.

During the period from and after the true-up distribution date until prior to the date on which the initial public offering of shares of class A common stock is consummated, each holder of class B common stock will have the right, with respect to each share of class B common stock owned of record by such holder, to cast one vote for each share of class A common stock into which each share of class B common stock would be converted, based on the applicable conversion rate in effect on the record date with respect to such vote.

From and after the date on which the initial public offering of shares of class A common stock is consummated, each holder of shares of class B common stock

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

will have no voting power; provided, however, that, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

•     the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C (series I) common stock (and, prior to the conversion thereof into shares of class C (series I) common stock, the class C (series III) common stock and the class C (series IV) common stock), voting together as a single class (in which vote the class A common stock and class C (series II) common stock shall not participate) separate from all other classes or series of capital stock of Visa Inc., on an as converted basis, shall be required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and class C common stock of all series thereof shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or in which each share of class A common stock is exchanged, converted or changed; and

•     the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series other than the class EU (series II) common stock or class C (series II) common stock, as applicable, voting together as a single class

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         (in which vote the class EU (series II) common stock and class C (series II) common stock shall not participate) separate from all other classes or series of capital stock of Visa Inc., shall be required to authorize Visa Inc. to exit its core payments business (i.e., to no longer operate a consumer debit/credit payments business).

With respect to each matter upon which holders of class B common stock are entitled to vote pursuant to applicable law or during the periods from and after the true-up distribution date until and after the date on which the initial public offering of shares of class A common stock is consummated, each such holder will have the right, with respect to each share of class B common stock owned of record by such holder, to a number of votes equal to the aggregate number of shares of class A common stock into which each share of class B common stock owned by such holder would be converted, assuming the conversion, on the record date for such vote, of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate in effect on such record date.

To the fullest extent permitted by law, holders of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the amended and restated Visa Inc. certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated Visa Inc. certificate of incorporation or pursuant to the DGCL.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Vote on Extraordinary Transactions/ Supermajority Voting Provisions

The affirmative vote of voting members possessing two-thirds of the total votes of the voting members at the time outstanding shall be required for the approval of any merger or consolidation of Visa U.S.A., any dissolution of Visa U.S.A. or any sale of all or substantially all of Visa U.S.A.’s assets.

Delaware law requires that a merger, consolidation, sale of all or substantially all of the assets or a dissolution must be approved by an affirmative vote of holders of at least a majority of the outstanding voting power of the corporation entitled to vote thereon.

Amendments of Governing Documents

The voting members of the board of directors and the voting members of Visa U.S.A. are expressly authorized to make, alter or repeal the bylaws of Visa U.S.A., except as may be otherwise provided in Visa U.S.A.’s certificate of incorporation; provided, that: (a) the approval of two-thirds of the outstanding votes of Visa U.S.A.’s voting members shall be necessary for Visa U.S.A.’s voting members to amend the bylaws; (b) the approval of 75% of the voting members of the board of directors shall be necessary for the board of directors to amend bylaw sections regarding general obligations of membership, categories of membership, proportional representation, quorum; voting; and approval of corporate actions; and (c) the approval of two-thirds of the outstanding votes of Visa U.S.A.’s voting members will be required to amend sections of the bylaws regarding eligibility for membership and powers of the board of directors.

The amended and restated certificate of incorporation of Visa Inc. provides that the board of directors is expressly authorized to make, amend, alter, change, add to or repeal the Visa Inc. bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or its certificate of incorporation.

However, any amendment, alteration, change or repeal by the board of directors of any provision of the bylaws that was adopted by the stockholders of Visa Inc. will not be effective earlier than the date that is 365 days after the date on which such provision of the bylaws was adopted by the stockholders of Visa Inc.

In addition to any votes required by applicable law, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the class A common stock, the class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, voting separately as a class or series (and together with no other class or series), as applicable:

•     no provision of the amended and restated certificate of incorporation of Visa Inc. concerning voting rights of holders of the common stock, voting on an as converted basis, redemption of common stock, and, until the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, composition of the board of directors, vacancies thereon

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         and newly-created directorships may be amended, altered, repealed, or otherwise modified; and

•     no provision of the amended and restated certificate of incorporation of Visa Inc. inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise;

if such amendment, alteration, repeal or other modification would adversely affect the powers, preferences or special rights of such class or series of common stock.

Without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of each of the class A common stock, the class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, each voting together as a single class of common stock:

•     no provision of the amended and restated certificate of incorporation of Visa Inc. concerning limitations on beneficial ownership of class A common stock, sales of loss shares or limitations on our initial public offering may be amended, altered, repealed or otherwise modified; and

•     no provision of the amended and restated certificate of incorporation of Visa Inc. inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise.

Neither the terms of the class B common stock nor the terms of the class C common stock may be amended without, in either such case, the affirmative vote of the holders of a majority of the voting power of the class B common stock, voting separately (and together with no other class or series) as a class and the affirmative

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

votes of a majority of the class C (series I) common stock, class C (series III) common stock and class C (series IV) common stock voting separately (and together with no other class or series) as a class.

Without limiting the foregoing, any amendment of any provision of the amended and restated certificate of incorporation of Visa Inc. that requires the treatment of holders of class B common stock and class C common stock ratably on an as converted basis shall not be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of each adversely affected class of common stock.

No amendment of the amended and restated certificate of incorporation of Visa Inc. that would adversely and disproportionately affect the rights or privileges of any regional class of common stock in relation to any other regional class of common stock will be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of such adversely affected regional class of common stock.

The amended and restated bylaws of Visa Inc. provide that the board of directors of Visa Inc. is expressly authorized to make, adopt, amend, supplement and repeal such bylaws without assent or vote of the stockholders, in any manner not inconsistent with the amended and restated certificate of incorporation of Visa Inc. or the DGCL. The Visa Inc. stockholders also have the power to adopt, amend, supplement or repeal the amended and restated bylaws of Visa Inc.

Annual Meetings

The bylaws of Visa U.S.A. provide for annual meetings to be held on the first Tuesday of October (if a legal holiday, then on the next business day) or at such date and place as the board of directors designates.

The amended and restated bylaws of Visa Inc. provide that annual meetings may be held at any date and time designated by the board of directors and stated in the notice of the meeting. Meetings of stockholders will be held at any place

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
designated by the board of directors, or, in the absence of any such designation, at the corporate headquarters of Visa Inc.

Appraisal Rights	Delaware law provides for appraisal rights for members of Visa U.S.A. in the case of certain mergers or other consolidations involving Visa U.S.A.	Delaware law provides for appraisal rights for stockholders of Visa Inc. in the case of mergers, consolidations and certain other transactions involving Visa Inc.

Member Indemnity Obligation

Under the certificate of incorporation and bylaws of Visa U.S.A. in effect prior to the restructuring and the various Visa U.S.A. membership agreements, each Visa U.S.A. member is liable for and must indemnify and hold harmless Visa U.S.A. for losses in connection with the member’s participation in Visa U.S.A.’s payment services, or any other products or services obtained by the member from or through Visa U.S.A. or in connection with Visa U.S.A.’s performance of any services for the member.

As a Delaware stock corporation, Visa Inc. will be a limited liability entity. In connection with the closing of the restructuring the bylaws of Visa U.S.A. will be amended to provide that, from and after the closing of the restructuring, each member of Visa U.S.A.’s obligation to indemnify Visa U.S.A. will be limited to: (i) losses arising out of the actions or omissions of such member and its sponsored members of Visa U.S.A.; and (ii) losses arising out of the covered litigation. In addition, the restructuring agreement provides that, effective upon the closing of our restructuring, Visa Inc., Visa International and Visa U.S.A. will release, among others, each current and former member of Visa U.S.A. from any liabilities that could be asserted against such persons in respect of their membership in Visa U.S.A., subject only to such obligations as members of Visa U.S.A. may have with respect to any covered litigation by reason of any provisions of the transaction documents in connection with our restructuring, including the certificate of incorporation or bylaws of Visa U.S.A.

Liquidation Rights

In the event of dissolution of Visa U.S.A., voting members that have paid to Visa U.S.A. service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron card accounts are entitled to distribution of remaining assets after satisfaction of all liabilities.

The amount of such assets to be paid to any member entitled to such distribution shall represent an amount equal to the product of (x) the total amount to be distributed multiplied by (y) such member’s membership proportion on the date of such

Upon the voluntary or involuntary liquidation, dissolution or winding up of Visa Inc., holders of common stock of Visa Inc. are entitled to share ratably on an as converted basis in the net assets available for distribution to stockholders after the payment of debts and other liabilities, subject to the prior rights of any issued preferred shares.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

distribution. Membership proportion means, for each Visa U.S.A. voting member, an amount equal to the quotient obtained by dividing: (A) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid by such Visa U.S.A. voting member (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) to Visa U.S.A. from the date of the Visa U.S.A. voting member’s acceptance as a member through January 15, 2006, by (B) the total of all service fees based on sales volume, check guarantee accounts, Gold Card accounts, and/or Electron Card accounts paid to Visa U.S.A. by all Visa U.S.A. voting members (or in the case of an associate member sponsored by a debit interchange member, paid on its behalf by its sponsoring debit interchange member) from May 26, 1970 through January 15, 2006.

Generally, members that were not members of Visa U.S.A. whose applications were accepted on or before February 10, 1992 or who were not affiliates, as defined in the Federal Bank Holding Company Act of 1956, as amended, of a member that had its application accepted by Visa U.S.A. on or before February 10, 1992 shall be entitled to receive distribution of assets only with respect to debit card sales volume.

Election of Directors

Under the certificate of incorporation Visa U.S.A. in effect prior to the restructuring, the board of directors of Visa U.S.A. may be comprised of no more than 17 directors. The number of directors constituting the board will be fixed from time to time by the board of directors.

The board of directors of Visa U.S.A. is comprised of independent directors, member directors and ex-officio directors. Independent and member directors are voting members of the board of directors. There may be no more than two ex-officio directors, neither of whom are voting directors.

The board of directors of Visa Inc. is divided into three classes serving staggered terms. The number of directors will be fixed from time to time by a majority vote of the board of directors of Visa Inc., subject to applicable provisions of the amended and restated Visa Inc. certificate of incorporation.

Prior to the date on which the initial public offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of not less than 17 nor more than 18 directors, elected as follows:

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

Independent directors and member directors are divided into two classes serving staggered terms.

The bylaws of Visa U.S.A. set forth qualifications that must be met by candidates for each of the foregoing types of director.

•     holders of all regional classes of common stock will elect independent directors comprising at least a majority of the directors of the board of directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors voting as a single class;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each of class EU (series I) and class EU (series III) common stock, voting together as a single class, class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will each elect one director for each such class by a plurality of the votes cast by the holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

•     holders of all regional classes of common stock will elect, by a plurality of the votes cast by such holders entitled to vote, voting as a single class, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

The term of the director elected by holders of shares of our class EU (series I) and class EU (series III) common stock, with such two series voting together, will expire on the date immediately prior to the date on which the initial public offering of shares of class A common stock is consummated.

Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

From the date on which the initial public offering of shares of class A common stock is consummated until the third anniversary of such date, the board of directors of Visa Inc. will consist of 17 directors, elected as follows:

•     holders of outstanding shares of common stock of all classes will elect a number of independent directors equal to not less than 58% of the total number of directors comprising the full board of directors of Visa Inc. by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will elect one director for each such class by a plurality of the votes cast by the holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

•     holders of all classes and series of common stock entitled to vote, voting as a single class, will elect, by a plurality of the votes cast by such holders, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

From and after the third anniversary of the date on which the initial public

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of the number of directors as shall from time to time be fixed by resolution of a majority of the board of directors; provided that at least 58% of the board of directors of Visa Inc. will be comprised of independent directors. Directors will be elected by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.

Governance Provisions	Visa U.S.A. is managed by or under the direction of the board of directors.	Visa Inc. is managed by or under the direction of the members of the board of directors.

Taxation

Visa U.S.A. is treated as a corporation for U.S. federal income tax purposes, and is the common parent of an affiliated group of corporations filing a U.S. consolidated federal income tax return. The group’s taxable income is taxed at regular corporate income tax rates. Members may be subject to taxation on any dividends they receive depending upon the applicable tax laws of their respective taxing jurisdictions.

Visa Inc. is treated as a corporation for U.S. federal income tax purposes, and is the common parent of an affiliated group of corporations filing a U.S. consolidated federal income tax return. The group’s taxable income is taxed at regular corporate income tax rates. Stockholders may be subject to taxation on any dividends they receive depending upon the applicable tax laws of their respective taxing jurisdictions.

Limited Liability	The board of directors has no power to levy assessments upon the members. See, however, “Member Indemnity Obligation” above.	Stockholders of Visa Inc. are not subject to personal liability for the debts, obligations or liabilities of Visa Inc. In addition, the common stock of Visa Inc. is nonassessable.

Indemnification

Delaware law permits indemnification of officers and directors against all expenses, including attorney’s fees, incurred in any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the company. It is also permitted to advance to the officers and directors all related expenses, subject to reimbursement if it is determined subsequently that indemnification is not permitted. Pursuant to the amended certificate of incorporation of Visa U.S.A., Visa U.S.A. will indemnify all officers and directors to the fullest extent permitted by Delaware law, except that, other than proceedings to enforce rights to indemnification, Visa U.S.A. is not obligated

Regarding indemnification of officers and directors, no change, except that Visa Inc. is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless: (i) such proceeding was authorized or consented to by the board of directors; or (ii) such director or officer has been successful on the merits in any such proceeding.

Regarding indemnification of employees and agents, the certificate of incorporation of Visa Inc. contains a provision similar to that in the amended certificate of incorporation of Visa U.S.A.

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized in advance by the board of directors.

Under the amended certificate of incorporation of Visa U.S.A., Visa U.S.A. may, to the extent authorized from time to time by the board of directors of Visa U.S.A., provide rights to indemnification and to the advancement of expenses to employees and agents of Visa U.S.A. similar to those conferred to directors and officers of Visa U.S.A.

Pursuant to the bylaws of Visa U.S.A., Visa U.S.A. may indemnify and advance expenses to any person who is involved in any proceeding by reason of the fact that such person is or was an employee of Visa U.S.A. or, while an employee or agent of Visa U.S.A., is or was serving at the request of Visa U.S.A. as a director, officer, employee or agent of another organization. Visa U.S.A. is not obligated to indemnify any employee or agent in connection with a proceeding initiated by such person unless such proceeding was authorized in advance by the board of directors.

Pursuant to the bylaws of Visa U.S.A., the board of directors of Visa U.S.A. may, to the full extent permitted by applicable law, authorize an officer to purchase and maintain at Visa U.S.A.’s expense insurance: (i) to indemnify Visa U.S.A. for any obligation which it incurs as a result of the indemnification of directors, officers and employees; and (ii) to indemnify and insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by Visa U.S.A.

To the fullest extent permitted by the DGCL or any other applicable law, Visa Inc. may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Visa Inc., or is or was a director, officer, employee or agent of Visa Inc. serving at the request of Visa Inc. as a director, officer, employee or agent of another organization against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Visa Inc. would have the power or the obligation to indemnify such person against such liability.

Redemption	The bylaws of Visa U.S.A. do not provide for redemption rights but do provide for involuntary termination of membership under certain circumstances.

The amended and restated certificate of incorporation of Visa Inc. provides that Visa Inc. will use a portion of the net proceeds received by Visa Inc. from the initial public offering of shares of class A common stock, to redeem shares of class B common stock and class C common stock (other than class

	Visa U.S.A. Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
C (series II) common stock) for a per share amount equal to the price per share of class A common stock received by Visa Inc. in the initial public offering, net of any underwriting discounts and commissions.

Other Rights or Limitations	Visa U.S.A. members are not entitled to any additional rights in connection with their membership interests.

15% Share Ownership Limitation. Unless otherwise approved in advance by Visa Inc.’s board of directors, no person or entity may beneficially own: (i) more than 15% of the outstanding shares or voting power of class A common stock or the outstanding shares of any class of other voting stock; or (ii) shares of class A common stock and other voting stock representing more than 15% of the aggregate voting power of all the outstanding shares of stock of Visa Inc. entitled to vote on an election of directors, voting together as a single class.

5% Share Ownership Limitation. No Visa member or similar person may beneficially own more than 5% of the outstanding shares or voting power of class A common stock or other common stock entitled at any time to vote for the election of directors, provided, however, that no Visa member will be deemed in violation of the foregoing limitation as a result of owning the number of shares of any applicable regional class of common stock as of immediately after the restructuring closing (or any other common stock into which such shares may subsequently be converted or any other shares issuable to such member pursuant to the transaction documents).

Visa International

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Authorized Membership Interests/Capital	The certificate of incorporation and the bylaws of Visa International do not set a limit for the number of membership interests in any class.

The amended and restated certificate of incorporation of Visa Inc. authorizes the issuance of up to 2,004,199,484,030 shares, which will include, among other classes described in “Description of Capital Stock of Visa Inc.—Capitalization:” (i) 622,245,209 shares of class B common stock, par value $0.0001 per share; (ii)

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
917,165,602 shares of class C common stock, par value $0.0001 per share; (iii) 622,245,209 shares of class USA common stock, par value $0.0001 per share; (iv) 103,582,801 shares of class EU common stock, par value $0.0001 per share; (v) 25,000,000 shares of class Canada common stock, par value $0.0001 per share; (vi) 130,000,000 shares of class AP common stock, par value $0.0001 per share; (vii) 90,000,000 shares of class LAC common stock, par value $0.0001 per share; and (viii) 42,000,000 shares of class CEMEA common stock, par value $0.0001 per share.

Dividends

The board of directors may pay dividends to members in cash or in property. Dividends shall be payable only to those members that have paid to the corporation service fees based on sales volume, Plus Program Cards issued, and/or capital fees, ratably in accordance with their payment of such fees to Visa International.

The board of directors may at its discretion decide to declare and pay dividends on Visa Inc. common stock out of the available assets of Visa Inc. that are by law available therefor.

All holders of outstanding shares of class A common stock, class B common stock, class C common stock or, prior to the true-up distribution date, holders of outstanding shares of any regional class of common stock, as applicable, are entitled to participate ratably, on an as converted basis, in any dividend or distribution paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of common stock.

Liquidity and Transferability

Members of Visa International may not transfer their membership interests, except as provided in the bylaws or with an affirmative vote of three-quarters of the directors in attendance at any meeting of the board of directors at which a quorum is present.

Until: (x) in the case of the class USA common stock and the class B common stock, the later of the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated and the escrow termination date; and (y) in the case of the any regional class of common stock other than the class USA common stock and any series of class C common stock, the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, no shares of class B common stock, class C common

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

stock or any regional class of common stock may be transferred, except for:

•     any transfer from Visa Inc. to the initial holders of any regional class of common stock, class B common stock or class C common stock;

•     any transfer upon the redemption of the shares of class B common stock or class C common stock;

•     any transfer by Visa Inc. to any person or entity or by the holders thereof to Visa Inc.;

•     any transfer, after the true-up distribution date, of any shares of class B common stock to any other holder of class B common stock or any affiliate thereof and any transfer of any shares of class C common stock of any applicable series thereof to any other holder of class C common stock of the same series thereof or to any affiliate thereof;

•     any transfer of any shares of any regional class of common stock, class B common stock or class C common stock to an affiliate of such holder;

•     any transfer of any shares of common stock pursuant to the terms of the loss sharing agreement;

•     any transfer by Visa Europe of any shares of class C common stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such transfer; provided that such transfer is made in accordance with applicable securities laws and is made to each such initial Visa Europe transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe;

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

•     any transfer, after the true-up distribution date, of any shares of class B common stock or class C common stock by any person that is a group member of Visa International to any person that is a stockholder, member, or other equity holder of such group member; provided that such transfer is made in accordance with applicable securities laws and is made to each such initial group member transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to a successor of all or substantially all of the assets of such holder, or to an affiliate of such successor;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to any person who acquires from such holder all or substantially all of the Visa branded payments products portfolio of such holder; and

•     any transfer, prior to the true-up distribution date, of any shares of class USA common stock by any holder thereof to any other holder thereof; provided that, contemporaneously with such transfer, a commensurate portion of the membership proportion (as calculated pursuant to the second restated Visa U.S.A. certificate of incorporation) is transferred from the transferor of such shares of class USA common stock to the transferee thereof, in accordance with the second restated Visa U.S.A. certificate of incorporation.

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

The board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class C common stock; provided that such exception applies to all holders of class C common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

At any time after the escrow termination date, the board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class B common stock; provided that such exception applies to all holders of class B common stock equally on a ratable basis or is also approved by at least 75% of Visa Inc.’s independent directors.

The board of directors of Visa Inc. may, by resolution adopted by a majority of the board of directors of Visa Inc., extend the three year component of the lock-up periods described above with respect to any portion of the outstanding shares of class B common stock and class C common stock for a period of not more than one year after the date on which such period would otherwise terminate (not including, in the case of class B common stock, any period by which such date of termination is exceeded by the escrow termination date); provided that: (i) contemporaneously with any such extension of the lock-up period, the board of directors of Visa Inc. has approved one or more reductions to the lock-up period with respect to another portion of such shares of class B common stock and class C common stock, such that at all times the weighted average period of the lock-up period with respect to all outstanding shares of class B common stock and class C common stock is not more than three years; and (ii) such extension of the lock-up period applies to

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
all holders of class B common stock and class C common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

Voting Rights

As to all matters, voting by members from April 1 of any year to March 31 of the following year is based upon the operating certificates covering the calendar year period preceding such April 1, provided such certificates have been filed properly in accordance the bylaws of Visa International. Each Principal and Visa Cash Program Participant is entitled to one vote for each US$1,000, or fraction thereof, of Card sales volume and Visa Cash sales volume; each Plus Issuer, effective with the elections of Directors to serve as of June 1, 1990, is entitled to one vote for every 25 Plus Program Cards (except Cards which bear both the VISA and Plus Program marks) in existence at the close of the calendar year period referred to in Section 4.03(a) of the bylaws; each Cheque Issuer shall be entitled to one vote for each US$1,000, or fraction thereof, of Cheque sales volume, or its equivalent in such member’s currency, as set forth in its operating certificates, provided that no certificate found inaccurate by the Board of Directors pursuant to Section 3.07 of the bylaws shall be the basis of computing or continuing to exercise voting rights until revised or accepted as accurate by the Board of Directors, and provided that such member’s right to vote has not been suspended pursuant to Section 10.02 of the bylaws. Merchant Acquirers are not allocated any votes and are not entitled to any voting rights.

Members of Visa International will no longer have voting rights as members of Visa International.

Prior to the true-up distribution date:

•     each holder of any share of any regional class of common stock (other than the class EU (series II) common stock, which in general is not entitled to any voting rights) is entitled to a number of votes equal to the number of shares of class C common stock (or, in the case of the class USA common stock, class B common stock) into which such share is convertible, based on the applicable conversion rate in effect.

During the period from and after the true-up distribution date and prior to the date on which the initial public offering of shares of class A common stock is consummated:

•     each holder of shares of class C common stock (other than class C (series II) common stock) and class B common stock will have the right, with respect to each share of class C common stock (other than class C (series II) common stock) or class B common stock owned of record by such holder, to cast one vote for each share of class A common stock into which each share of class C common stock (other than class C (series II) common stock) or class B common stock would be converted, based on the applicable conversion rate in effect on the record date with respect to such vote; and

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

•     each holder of shares of class C (series II) common stock will have no right to vote on any matters on which stockholders generally are entitled to vote; provided, however, that a separate class vote of the holders of class C (series II) common stock will be required to approve any amendment to the amended and restated Visa Inc. certificate of incorporation that adversely affects the powers, preferences or special rights of the class C (series II) common stock, but does not so affect the powers, preferences or special rights of any other class or series of common stock of Visa Inc.

From and after the date on which the initial public offering of shares of class A common stock is consummated, each holder of shares of class B common stock or class C common stock will have no voting power; provided, however, that, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

•     the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C (series I) common stock (and, prior to the conversion thereof into shares of class C (series I) common stock, the class C (series III) common stock and the class C (series IV) common stock), voting together as a single class (in which vote the class A common stock and class C (series II) common stock will not participate) separate from all other classes or series of capital stock of Visa Inc., on an “as converted basis,” will be required for the approval of any consolidation, merger,

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and class C common stock of all series thereof shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or in which each share of class A common stock is exchanged, converted or changed; and

•     the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series other than the class EU (series II) common stock or class C (series II) common stock, as applicable, voting together as a single class (in which vote the class EU (series II) common stock and class C (series II) common stock shall not participate) separate from all other classes or series of capital stock of Visa Inc., will be required to authorize Visa Inc. to exit its core payments business (i.e., to no longer operate a consumer debit/credit payments business).

With respect to each matter upon which holders of class C common stock are entitled to vote pursuant to applicable law or during the periods from and after the true-up distribution date until and after the date on which the initial public offering of shares of class A common stock is consummated, each such holder will have the right, with respect to each share of class C common stock (other than the class C (series II) common stock) owned of record by such holder, to a number of votes equal to the aggregate number of shares of class

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

A common stock into which each share of class C common stock (other than the class C (series II) common stock) owned by such holder would be converted, assuming the conversion, on the record date for such vote, of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate in effect on such record date.

Vote on Extraordinary Transactions/ Supermajority Voting Provisions

Delaware Law requires that a merger, consolidation, sale of all or substantially all of the assets or a dissolution must be approved by an affirmative vote of holders of at least a majority of the voting power of the members having the right to vote for the election of directors.

Delaware Law requires that a merger, consolidation, sale of all or substantially all of the assets or a dissolution must be approved by an affirmative vote of holders of at least a majority of the outstanding voting power of the corporation entitled to vote thereon.

Amendments of Governing Documents

The bylaws of Visa International may be amended by the affirmative vote of a majority of members entitled to vote possessing at least 90% of the total votes outstanding, except that certain provisions of the amendments section, and certain provisions relating to number and qualification of directors, election or appointment of directors, powers of board of directors, adoption or amendment of bylaws by directors, and initial board of directors may be amended, altered, or repealed only by the affirmative vote of at least 90% of the members entitled to vote possessing at least 90% of the total votes outstanding; certain provisions of the amendments provisions and provisions with respect to the special at large director may be amended, altered, or repealed only by the affirmative vote of at least 90% of the members entitled to vote possessing at least 90% of the total votes outstanding, and the affirmative vote of a majority of the total membership of the Board of Directors with the director appointed by Bank of America NT & SA participating and voting affirmatively; and a vote to change the Visa International Operating Regulations or bylaws to require all members to substitute one mark, to be used throughout the world, in lieu of all other

The amended and restated certificate of incorporation of Visa Inc. provides that the board of directors is expressly authorized to make, amend, alter, change, add to or repeal the Visa Inc. bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or its certificate of incorporation; provided, that any amendment, alteration, change or repeal by the board of directors of any provision of the bylaws that was adopted by the stockholders of Visa Inc. will not be effective earlier than the date that is 365 days after the date on which such provision of the bylaws was adopted by the stockholders of Visa Inc.

No provision of Sections 4.5, 4.7, 4.7 or 4.8 (regarding voting rights) 4.18 (mandatory redemption of class B common stock and class C common stock (other than class C (series II) common stock), 4.19 (redemption of class C (series II) common stock) and, until the third anniversary of the closing of our initial public offering, Sections 5.1 (composition of the board) and 5.2 (vacancies, newly created directorships; qualification) of Visa Inc.’s certificate of incorporation may be amended, and no provision of the

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

marks, except the Blue, White and Gold Bands Design, then used on the side of cards bearing the Blue, White and Gold Bands Design, requires the affirmative vote of at least 80% of the members entitled to vote possessing at least 80% of the total votes outstanding.

The board of directors may amend the bylaws by an affirmative vote of three-fourths of the total membership of the board of directors, except for certain bylaw provisions, which may be amended only by an affirmative vote of 90% of the total membership of the board of directors.

The members may adopt the board of directors’ proposed amendments to the certificate of incorporation by the affirmative vote of 90% of the members entitled to vote possessing at least ninety percent of the total votes understanding.

certificate of incorporation inconsistent with any such provisions may be adopted, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the class A common stock, class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, voting separately as a class or series (and together with no other class or series), as applicable, if such amendment would adversely affect the powers, preferences or special rights of such class or series of common stock. No provision of Sections 4.24 (limitation on beneficial ownership of class A common stock), 4.26 (sale of loss shares) or 4.27 (limitation on initial public offering) of the Visa Inc. certificate of incorporation may be amended, and no provision of the certificate of incorporation inconsistent with any such provisions may be adopted, without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of each of the class A common stock, the class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, each voting together as a single class of common stock. Neither the terms of the class B common stock nor the terms of the class C common stock shall be amended without, in either such case, the affirmative vote of the holders of a majority of the voting power of the class B common stock, voting separately (and together with no other class or series) as a class and the affirmative votes of a majority of the class C (Series I) common stock, class C (series III) common stock and class C (series IV) common stock voting separately (and together with no other class or series) as a class. Without limiting the foregoing, any amendment of any provision of the certificate of incorporation that requires the treatment of holders of class B common stock and class C common stock ratably on an as converted basis shall not be effective unless such

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
amendment is approved by the affirmative vote of the holders of a majority of the voting power of each adversely affected class of common stock. No amendment of the certificate of incorporation that would adversely and disproportionately affect the rights or privileges of any regional class of common stock in relation to any other regional class of common stock shall be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of such adversely affected regional class of common stock.

Annual Meetings	The bylaws of Visa International provide for annual meetings to be held from time to time at such time and place as the board of directors designates.

The amended and restated bylaws of Visa Inc. provide that annual meetings may be held at any date and time designated by the board of directors and stated in the notice of the meeting. Meetings of stockholders will be held at any place designated by the board of directors, or, in the absence of any such designation, at the corporate headquarters of Visa Inc.

Appraisal Rights	Delaware law provides for appraisal rights for members of Visa International in the case of certain (but not all) mergers or consolidations involving Visa International.	Delaware law provides for appraisal rights for stockholders of Visa Inc. in the case of mergers, consolidations and certain other transactions involving Visa Inc.

Liquidation Rights

In the event of dissolution of Visa International, members are entitled to distribution of remaining assets after satisfaction of all liabilities ratably in accordance with their payment of service fees to Visa International.

Upon the voluntary or involuntary liquidation, dissolution or winding up of Visa Inc., holders of common stock of Visa Inc. are entitled to share ratably on an as converted basis in the net assets available for distribution to stockholders after the payment of debts and other liabilities, subject to the prior rights of any issued preferred shares.

Election of Directors

Under the certificate of incorporation of Visa International, the board of directors of Visa International will be comprised of a number of directors fixed from time to time pursuant to the bylaws of Visa International; provided that Bank of America N.T. & S.A. will be entitled to appoint a director until the latest of: (i) the date of the first annual meeting of members following the calendar year in which its sales volume was less than 5% of the aggregate worldwide sales volume of all members; and (ii) the date on which it

The board of directors of Visa Inc. is divided into three classes serving staggered terms. The number of directors will be fixed from time to time by a majority vote of the board of directors of Visa Inc., subject to the applicable provisions of the amended and restated Visa Inc. certificate of incorporation.

Prior to the date on which the initial public offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of not

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

ceases to own the Blue, White and Gold Bands design mark, provided, however, this right to appoint a director ceases on the date on which it ceases to be a member or member of a member of Visa International.

Under the bylaws of Visa International, the number of directors constituting the board of Visa International will not be less than 17 nor more than 26.

The bylaws of Visa International set forth qualifications that must be met by candidates for director.

The members of the board of directors of Visa International are elected or appointed as follows:

•     each member (excluding a group member but including a member of a group member) whose board seat volume exceeds 5% of the total board seat volumes of all members in the preceding calendar year will be entitled to appoint one director, except that in a year in which more than five members each account for more than 5% of the total board seat volumes, only those five members with the greatest board seat volumes are entitled to appoint one director each;

•     those members having their principal place of business in a country, whose aggregate board seat volumes within that country exceeded 5% of the total board seat volumes of all members in the preceding calendar year, provided there is no member having its principal place of business within such country entitled to appoint a director pursuant to the bullet immediately above, will be able to elect one director;

•     upon nomination by the president, the board of directors

less than 17 nor more than 18 directors, elected as follows:

•     holders of all regional classes of common stock will elect independent directors comprising at least a majority of the board of directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors voting as a single class;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each of class EU (series I) and class EU (series III) common stock, with such two series voting together, class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will elect one director for each such class by a plurality of the votes cast by the holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

•     holders of all regional classes of common stock will elect, by a plurality of the votes cast by such holders entitled to vote, voting as a single class, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

The term of the director elected by holders of shares of each of class EU (series I) and class EU (series III) common stock, with such two series voting together, will expire on the date immediately prior to the date on which the initial public offering

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

       by three-fourths vote may appoint one director for strategic purposes;

•     by an affirmative vote of 90% of the total membership of the board of directors, the board of directors will divide the countries in which members have sales volume into regions numbering not less than five nor more than seven. Those principals and Visa cash program participants having board seat volumes in a region will appoint, when added to the number of directors appointed pursuant to the first and second bullets above, by members and countries located in such region, one director from that region for each 5% or fraction thereof that their board seat volumes for the preceding calendar year bears to the aggregate worldwide board seat volumes of principals and Visa cash program participants for such preceding calendar year, except that no region shall appoint less than two nor more than eight directors. Notwithstanding the foregoing, a region created after February 26, 1995 will appoint only one director until the board seat volumes within such region for the preceding calendar year is 3% or more of the aggregate worldwide board seat volumes for such preceding calendar year, at which time such region will be entitled to appoint two directors;

•     a special at-large director will be elected annually by those principals, Visa cash program participants, plus issuers, and cheque issuers having board seat volumes, as the case may be, in a region where equitable voting rights have not been granted by of shares of class A common stock is consummated.

From the date on which the initial public offering of shares of class A common stock is consummated until the third anniversary of such date, the board of directors of Visa Inc. will consist of 17 directors, elected as follows:

•     holders of outstanding shares of common stock of all classes will elect a number of independent directors equal to not less than 58% of the total number of directors comprising the full board of directors of Visa Inc. by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will elect one director for each such class by a plurality of the votes cast by the holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

•     holders of all classes and series of common stock entitled to vote, voting as a single class, will elect, by a plurality of the votes cast by such holders, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

       any group member in the country where such board seat volumes were issued, or by a regional board established in the region; provided that the aggregate of such board seat volumes issued for the preceding year exceeds 3% of the aggregate worldwide board seat volumes of all members for such year;

•     the chief executive officer of Visa International, upon his/her election and by virtue thereof, will become a voting member of the board of directors of Visa International; and

•     a group executive vice president and any higher-ranking officer, upon his/her election and by virtue of his/her appointment by the chief executive officer of Visa International, will become a non-voting member of the board of directors of Visa International.

For purposes of appointing directors as described in the bullets above, “board seat volumes” means card sales volumes, excluding: (i) domestic cash volumes; and (ii) volumes associated with V PAY branded or equivalent products generated during calendar years 2005 through 2008; provided, however, that volumes associated with Visa Commerce branded or equivalent products will be counted by multiplying the number of such transactions in each region by the average transaction amount for all worldwide commercial products.

From and after the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of the number of directors as shall from time to time be fixed by resolution of a majority of the board of directors; provided that, at least 58% of the board of directors of Visa Inc. will be comprised of independent directors. Directors will be elected by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.

Governance Provisions

Visa International is managed by a global board of directors that may establish regional boards of directors to exercise the powers and authority of the board of directors within such region.

The board of directors have established regional boards of directors for Visa AP, Visa LAC and Visa CEMEA.

Visa Inc. is managed by or under the direction of the members of the board of directors.

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Taxation

Visa International is treated as a corporation for U.S. federal income tax purposes, and is the common parent of an affiliated group of corporations filing a U.S. consolidated federal income tax return. The group’s taxable income is taxed at regular corporate income tax rates. Members may be subject to taxation on any dividends they receive depending upon the applicable tax laws of their respective taxing jurisdictions.

Visa Inc. is treated as a corporation for U.S. federal income tax purposes, and is the common parent of an affiliated group of corporations filing a U.S. consolidated federal income tax return. The group’s taxable income is taxed at regular corporate income tax rates. Stockholders may be subject to taxation on any dividends they receive depending upon the applicable tax laws of their respective taxing jurisdictions.

Limited Liability

Under the certificate of incorporation of Visa International, the board of directors of Visa International has the power to establish fees payable by the members as it deems appropriate for the operations of Visa International. However, the board of directors may not levy assessments upon the members of Visa International.

Pursuant to the bylaws of Visa International, losses suffered within a region are responsibilities of that region to limitation, after which such losses are borne by Visa International and other regions pursuant to the bylaws of Visa International, unless the losses are attributable to the failure of a member(s) to perform its obligations under certain of the governing documents, in which case, the region is responsible for and indemnifies Visa International against all losses.

The members with their principal place of business in a given region or operating within that region will be financially responsible for all costs incurred by their respective region.

Stockholders of Visa Inc. are not subject to personal liability for the debts, obligations or liabilities of Visa Inc. In addition, the common stock of Visa Inc. is nonassessable.

Indemnification

Visa International is required to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he/she is or was a director, officer, employee, or agent of Visa International, or is or was serving at the request of Visa International as a director, officer, employee, or agent of

To the fullest extent permitted by law, Visa Inc. is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, administrative or legal hearing or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person (or the legal

Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
another enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit, or proceeding to the extent and under the circumstances permitted by the DGCL. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of members or disinterested directors, or otherwise (both as to action in his/her official capacity and as to action in another capacity while holding such office), and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by Visa International in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of any person who is or was a director, officer, employee, or agent of Visa International to repay such amount unless it shall ultimately be determined that he/she is entitled to be indemnified by Visa International as authorized in this section.	representative of such person) is or was a director or officer of Visa Inc. or any predecessor of Visa Inc., or is or was a director or officer of the corporation serving at the request of Visa Inc. as a director or officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding. To the fullest extent permitted by law, expenses (including attorney’s fees) incurred by a person who is or was a director or officer of Visa Inc. or a member of the litigation committee in connection with any proceeding shall be paid promptly by Visa Inc. in advance of the final disposition of such proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any director or officer of Visa Inc. or a member of the litigation committee in his or her capacity as such (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by Visa Inc. The indemnification and advancement of expenses provided by the certificate of incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

	Visa International Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Redemption	The bylaws of Visa International do not provide for any redemption rights.

The certificate of incorporation of Visa Inc. provides that Visa Inc. will use a portion of the net proceeds received by Visa Inc. from the initial public offering of shares of class A common stock, to redeem a portion of the outstanding shares of class B common stock and class C common stock (other than class C (series II) common stock) for a per share amount equal to the price per share of class A common stock received by Visa Inc. in the initial public offering, net of any underwriting discounts and commissions.

Other Rights or Limitations	Visa International members are not entitled to any additional rights in connection with their membership interests.

15% Share Ownership Limitation. Unless otherwise approved by Visa Inc.’s board of directors, no person or entity may beneficially own: (i) more than 15% of the outstanding shares or voting power of class A common stock or the outstanding shares of any class of other voting stock; or (ii) shares of class A common stock and other voting stock representing more than 15% of the aggregate voting power of all the outstanding shares of stock of Visa Inc. entitled to vote on an election of directors, voting together as a single class.

5% Share Ownership Limitation. No Visa member or similar person may beneficially own more than 5% of the outstanding shares or voting power of class A common stock or other common stock entitled at any time to vote for the election of directors.

No Visa member will be deemed in violation of the foregoing limitations as a result of owning the number of shares of any applicable regional class of common stock as of immediately after the restructuring closing (or any other common stock into which such shares may subsequently be converted or any other shares issuable to such member pursuant to the transaction documents), and no initial Visa Europe transferee will be deemed in violation of the foregoing limitation as a result of owning the number of shares of class C common stock immediately after the first transfer of any shares of class C common stock by Visa Europe to such initial Visa Europe transferee.

Visa Canada

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Authorized Membership Interests/Capital

Visa Canada is a company without share capital. The bylaws of Visa Canada set out different categories of membership. The letters patent and bylaws of Visa Canada do not set a limit on the number of membership interests in any category.

The amended and restated certificate of incorporation of Visa Inc. authorizes the issuance of up to 2,004,199,484,030 shares, which will include, among other classes described in “Description of Capital Stock of Visa Inc.—Capitalization:” (i) 917,165,602 shares of class C common stock, par value $0.0001 per share; and (ii) 25,000,000 shares of class Canada common stock, par value $0.0001 per share.

The authorized class C common stock will be divided into four series of class C common stock, which will include, among other series described in “Description of Capital Stock of Visa Inc.—Capitalization,” 813,582,801 shares designated as class C (series I) common stock.

Dividends

The letters patent of Visa Canada provide that the association “will be carried on without the purpose of gain for its members and any profits or other accretions to Visa Canada will be used in promoting its objects.”

The board of directors may at its discretion decide to declare and pay dividends on Visa Inc. common stock out of the available assets of Visa Inc. that are by law available therefor.

All holders of outstanding shares of class A common stock, class B common stock, class C common stock or, prior to the true-up distribution date, holders of outstanding shares of any regional class of common stock, as applicable, are entitled to participate ratably, on an as converted basis, in any dividend or distribution paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of common stock.

Liquidity and Transferability

Members of Visa Canada may not transfer their memberships, except that the president alone or any two officers of the Visa Canada may permit a member, other than an individual member, to transfer or assign its membership to a financial institution which is a parent or subsidiary

Until: (x) in the case of the class USA common stock and the class B common stock, the later of the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated and the escrow termination date; and (y) in the case of any regional

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
or affiliate if such assignee or transferee is itself eligible for membership in the association. As part of the restructuring, membership interest transferability to Visa Inc. will be permitted.

class of common stock other than the class USA common stock and any series of class C common stock, the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, no shares of class B common stock, class C common stock or any regional class of common stock may be transferred, except for:

•     any transfer from Visa Inc. to the initial holders of any regional class of common stock, class B common stock or class C common stock;

•     any transfer upon the redemption of the shares of class B common stock or class C common stock;

•     any transfer by Visa Inc. to any person or entity or by the holders thereof to Visa Inc.;

•     any transfer, after the true-up distribution date, of any shares of class B common stock to any other holder of class B common stock or any affiliate thereof and any transfer of any shares of class C common stock of any applicable series thereof to any other holder of class C common stock of the same series thereof or to any affiliate thereof;

•     any transfer of any shares of any regional class of common stock, class B common stock or class C common stock to an affiliate of such holder;

•     any transfer of any shares of common stock pursuant to the terms of the loss sharing agreement;

•     any transfer by Visa Europe of any shares of class C common stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such transfer;

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         provided that such transfer is made in accordance with applicable securities laws and is made to each such initial Visa Europe transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe;

•     any transfer, after the true-up distribution date, of any shares of class B common stock or class C common stock by any person that is a group member of Visa International to any person that is a stockholder, member, or other equity holder of such group member; provided that such transfer is made in accordance with applicable securities laws and is made to each such initial group member transferee ratably in accordance with the irrespective entitlements to dividends or other distributions from such group member;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to a successor of all or substantially all of the assets of such holder, or to an affiliate of such successor;

•     any transfer by a holder of class B common stock, class C common stock or any regional class of common stock to any person who acquires from such holder all or substantially all of the Visa branded payments products portfolio of such holder; and

•     any transfer, prior to the true-up distribution date, of any shares of class USA common stock by any holder thereof to any other holder thereof; provided that, contemporaneously with such transfer, a commensurate portion of the membership proportion (as

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         calculated pursuant to the second restated Visa U.S.A. certificate of incorporation) is transferred from the transferor of such shares of class USA common stock to the transferee thereof, in accordance with the second restated Visa U.S.A. certificate of incorporation.

The board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class C common stock; provided that such exception applies to all holders of class C common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

At any time after the escrow termination date, the board of directors of Visa Inc. may approve one or more exceptions to the foregoing transfer restrictions in the case of any proposed transfer by a holder of class B common stock; provided that such exception applies to all holders of class B common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

The board of directors of Visa Inc. may, by resolution adopted by a majority of the board of directors of Visa Inc., extend the three year component of the lock-up periods described above with respect to any portion of the outstanding shares of class B common stock and class C common stock for a period of not more than one year after the date on which such period would otherwise terminate (not including, in the case of class B common stock, any period by which such date of termination is exceeded by the escrow termination date); provided that: (i) contemporaneously with any such extension of the lock-up period, the board of directors of Visa Inc. has approved one or more reductions to the

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
lock-up period with respect to another portion of such shares of class B common stock and class C common stock, such that at all times the weighted average period of the lock-up period with respect to all outstanding shares of class B common stock and class C common stock is not more than three years; and (ii) such extension of the lock-up period applies to all holders of class B common stock and class C common stock equally on a ratable basis or, if it does not apply ratably, is also approved by at least 75% of Visa Inc.’s independent directors.

Voting Rights

A voting member’s voting power is determined for each 12 month period beginning on the first day of the second month after the end of the financial year and until the last day of the first month after the end of the next financial year. Voting power is based upon the member’s Visa card sales volume and cheque sales volume as certified in the member’s monthly certificates filed by the member during the financial year in question. Each member receives one vote for each $1,000.00, or fraction thereof, of Visa card sales volume and cheque sales volume certified by the member during such period.

Prior to the true-up distribution date:

•     each holder of class Canada common stock will have the right, with respect to each share of class Canada common stock owned of record by such holder, to cast a number of votes equal to the number of shares of class C (series I) common stock into which each share of class Canada common stock would be converted, based on the class Canada conversion rate in effect on the record date with respect to such vote; and

•     each share of class C common stock will have no voting rights, except as required by law.

During the period from and after the true-up distribution date until prior to the date on which the initial public offering of shares of class A common stock is consummated:

•     each holder of shares of class C common stock (other than class C (series II) common stock) will have the right, with respect to each share of class C common stock (other than class C (series II) common stock) owned of record by such holder, to cast one vote for each share of class A common stock into which each

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         share of class C common stock (other than class C (series II) common stock) would be converted, based on the applicable conversion rate in effect on the record date with respect to such vote; and

•     each holder of shares of class C (series II) common stock will have no right to vote on any matters on which stockholders generally are entitled to vote; provided, however, that a separate class vote of the holders of class C (series II) common stock will be required to approve any amendment to the amended and restated Visa Inc. certificate of incorporation that adversely affects the powers, preferences or special rights of the class C (series II) common stock, but does not so affect the powers, preferences or special rights of any other class or series of common stock of Visa Inc.

From and after the date on which the initial public offering of shares of class A common stock is consummated, each holder of shares of class B common stock will have no voting power; provided, however, that, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:

•     the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C (series I) common stock (and, prior to the conversion thereof into shares of class C (series I) common stock, the class C (series III) common stock and the class C (series IV) common stock), voting together as a single class (in which vote the class A common stock and class C (series

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         II) common stock shall not participate) separate from all other classes or series of capital stock of Visa Inc., on an as converted basis, shall be required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and class C common stock of all series thereof shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or in which each share of class A common stock is exchanged, converted or changed; and

•     the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series other than the class EU (series II) common stock or class C (series II) common stock, as applicable, voting together as a single class (in which vote the class EU (series II) common stock and class C (series II) common stock shall not participate) separate from all other classes or series of capital stock of Visa Inc., shall be required to authorize Visa Inc. to exit its core payments business (i.e., to no longer operate a consumer debit/credit payments business).

With respect to each matter upon which holders of class C common stock are entitled to vote pursuant to applicable law or during the periods from and after the true-up distribution date until and after the date on which the initial public offering of shares of class A common stock is

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

consummated, each such holder will have the right, with respect to each share of class C common stock (other than the class C (series II) common stock) owned of record by such holder, to a number of votes equal to the aggregate number of shares of class A common stock into which each share of class C common stock (other than the class C (series II) common stock) owned by such holder would be converted, assuming the conversion, on the record date for such vote, of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate in effect on such record date.

To the fullest extent permitted by law, holders of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the amended and restated Visa Inc. certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated Visa Inc. certificate of incorporation or pursuant to the DGCL.

Vote on Extraordinary Transactions/ Supermajority Voting Provisions

The Visa Canada bylaws provide that all business dealt with by the board of directors requires an affirmative vote of at least two-thirds of the directors voting and at least three directors (excluding Visa Canada’s ex officio director). Special business (the review and approval of the annual operating budget for neutral advertising and any deviation from such approved budget that would require an unbudgeted expenditure; the election of Visa Canada’s representatives on the Visa International board of directors; and the enactment, amendment or repeal of any Visa Canada bylaws) requires an affirmative vote of a majority of the directors voting with the added proviso that the negative votes, if any, must not be cast by directors nominated by members with more than 20% of the total

Delaware Law requires that a merger, consolidation, sale of all or substantially all of the assets or a dissolution must be approved by an affirmative vote of holders of at least a majority of the outstanding voting power of the corporation entitled to vote thereon.

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

voting power of all members of the association and the further proviso that the total affirmative votes must be cast by directors nominated by members with at least 30% of the total voting power of the members of the association.

The bylaws of Visa Canada provide that all decisions of the members will require a majority of all votes eligible to be cast with the added proviso that the majority must include at least half of those members that are entitled to nominate any candidate for election to the board pursuant to the bylaws (i.e., those members which, independently, have 5% or more of the total voting power of all of the members of the association). The bylaws of Visa Canada further require the affirmative vote of 80% of all votes eligible to be cast at the meeting with respect to any application for supplementary letters patent, the confirmation of any enactment, repeal, amendment or supplement of the bylaws of Visa Canada, and the termination or dissolution of the existence of Visa Canada.

Amendments of Governing Documents

Visa Canada’s letters patent can be amended by supplementary letters patent. Subject to the extraordinary voting requirements outlined above, the Corporations Act (Ontario) requires an application for supplementary letters patent to be authorized by a resolution passed by the directors and confirmed by at least two-thirds of the votes cast at a meeting of the members.

The bylaws of Visa Canada can be amended by a resolution of the directors. The amendment is effective immediately but only until the next annual meeting of the members, at which it must be approved. If not approved, it ceases to have effect at and from that time and, in that case, no new bylaws of the same or like substance has any effect until confirmed at a meeting of the members. Although the Corporations Act (Ontario) only requires approval at the director and member levels by simple majority votes, see above regarding supermajority requirements.

The amended and restated certificate of incorporation of Visa Inc. provides that the board of directors is expressly authorized to make, amend, alter, change, add to or repeal the Visa Inc. bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or its certificate of incorporation.

However, any amendment, alteration, change or repeal by the board of directors of any provision of the bylaws that was adopted by the stockholders of Visa Inc. will not be effective earlier than the date that is 365 days after the date on which such provision of the bylaws was adopted by the stockholders of Visa Inc.

In addition to any votes required by applicable law, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the class A common stock, the class B common stock, each series of class

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

C common stock and, prior to the true-up distribution date, each regional class of common stock, voting separately as a class or series (and together with no other class or series), as applicable:

•     no provision of the amended and restated certificate of incorporation of Visa Inc. concerning voting rights of holders of the common stock, voting on an as converted basis, redemption of common stock, and, until the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, composition of the board of directors, vacancies thereon and newly-created directorships may be amended, altered, repealed, or otherwise modified; and

•     no provision of the amended and restated certificate of incorporation of Visa Inc. inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise, if such amendment, alteration, repeal or other modification would adversely affect the powers, preferences or special rights of such class or series of common stock.

Without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of each of the class A common stock, the class B common stock, each series of class C common stock and, prior to the true-up distribution date, each regional class of common stock, each voting together as a single class of common stock:

•     no provision of the amended and restated certificate of

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

       incorporation of Visa Inc. concerning limitations on beneficial ownership of class A common stock, sales of loss shares or limitations on our initial public offering may be amended, altered, repealed or otherwise modified; and

•     no provision of the amended and restated certificate of incorporation of Visa Inc. inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise.

Neither the terms of the class B common stock nor the terms of the class C common stock may be amended without, in either such case, the affirmative vote of the holders of a majority of the voting power of the class B common stock, voting separately (and together with no other class or series) as a class and the affirmative votes of a majority of the class C (series I) common stock, class C (series III) common stock and class C (series IV) common stock voting separately (and together with no other class or series) as a class.

Without limiting the foregoing, any amendment of any provision of the amended and restated certificate of incorporation of Visa Inc. that requires the treatment of holders of class B common stock and class C common stock ratably on an “as converted” basis shall not be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of each adversely affected class of common stock.

No amendment of the amended and restated certificate of incorporation of Visa Inc. that would adversely and disproportionately affect the rights or

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

privileges of any regional class of common stock in relation to any other regional class of common stock will be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of such adversely affected regional class of common stock.

The amended and restated bylaws of Visa Inc. provide that the board of directors of Visa Inc. is expressly authorized to make, adopt, amend, supplement and repeal such bylaws without assent or vote of the stockholders, in any manner not inconsistent with the amended and restated certificate of incorporation of Visa Inc. or the DGCL. The Visa Inc. stockholders also have the power to adopt, amend, supplement or repeal the amended and restated bylaws of Visa Inc.

Annual Meetings

The Corporations Act (Ontario) requires annual meetings of voting members no later than six months after each financial year end. The Corporations Act (Ontario) and the Visa Canada bylaws provide that an annual meeting of the voting members must be held not more than 15 months after the last preceding annual meeting. The annual meeting of voting members is to be held at such time and on such day in each year as the board may from time to time determine.

The amended and restated bylaws of Visa Inc. provide that annual meetings may be held at any date and time designated by the board of directors and stated in the notice of the meeting. Meetings of stockholders will be held at any place designated by the board of directors, or, in the absence of any such designation, at the corporate headquarters of Visa Inc.

Appraisal Rights	The Corporations Act (Ontario) does not provide for appraisal rights in respect of companies without share capital.	Delaware law provides for appraisal rights for stockholders of Visa Inc. in the case of mergers, consolidations and certain other transactions involving Visa Inc.

Liquidation Rights

The letters patent of Visa Canada provide that, upon its dissolution and after the payment of all debts and liabilities, its remaining property is to be distributed or disposed of to “an organization or organizations having cognate or similar objects.”

Upon the voluntary or involuntary liquidation, dissolution or winding up of Visa Inc., holders of common stock of Visa Inc. are entitled to share ratably on an as converted basis in the net assets available for distribution to stockholders after the payment of debts and other liabilities, subject to the prior rights of any issued preferred shares.

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Election of Directors

The voting members of Visa Canada are entitled to vote for the election of the directors. No voting member is entitled to nominate more than one candidate for election to the board. A number of categories of members are not entitled to nominate any candidate for election to the board. Each member which is entitled to vote and is entitled to nominate a candidate and which, independently, has 5% or more of the total voting power of all of the members of the association is entitled to nominate a candidate for election to the board. In addition, there is a requirement for regional representation on the board, as well as a requirement for an at large director. The president of Visa Canada also becomes an ex officio voting member of the board. The board itself, by a two-thirds vote, is entitled to appoint non-voting board advisors of the board of directors (to a maximum of five at any one time).

The board of directors of Visa Inc. is divided into three classes serving staggered terms. The number of directors will be fixed from time to time by a majority vote of the board of directors of Visa Inc., subject to applicable provisions of the amended and restated Visa Inc. certificate of incorporation.

Prior to the date on which the initial public offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of not less than 17 nor more than 18 directors, elected as follows:

•     holders of all regional classes of common stock will elect independent directors comprising at least a majority of the directors of the board of directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors voting as a single class;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each of class EU (series I) and class EU (series III) common stock, with such two series voting together as a single class class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will each elect one director for each such class by a plurality of the votes cast by the holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

•     holders of all regional classes of common stock will elect, by a plurality of the votes cast by such holders entitled to vote, voting as a single class, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

The term of the director elected by holders of shares of our class EU (series I) and class EU (series III) common stock, with such two series voting together, will expire on the date immediately prior to the date on which the initial public offering of shares of class A common stock is consummated.

From the date on which the initial public offering of shares of class A common stock is consummated until the third anniversary of such date, the board of directors of Visa Inc. will consist of 17 directors, elected as follows:

•     holders of outstanding shares of common stock of all classes will elect a number of independent directors equal to not less than 58% of the total number of directors comprising the full board of directors of Visa Inc. by a plurality of the votes cast by such holders present or represented by proxy at the meeting and entitled to vote on the election of such directors;

•     holders of shares of class USA common stock will elect two directors by a plurality of the votes cast by such holders present or represented by proxy at the meeting voting as a separate class;

•     holders of shares of each class Canada common stock, class AP common stock, class LAC common stock and class CEMEA common stock will elect one director for each such class by a plurality of the votes cast by the

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

         holders of each such class present or represented by proxy at the meeting, in each case voting as a separate class; and

•     holders of all classes and series of common stock entitled to vote, voting as a single class, will elect, by a plurality of the votes cast by such holders, one director, who, in order to qualify for election as such director, must hold the title of chief executive officer of Visa Inc.

From and after the third anniversary of the date on which the initial public offering of shares of class A common stock is consummated, the board of directors of Visa Inc. will consist of the number of directors as shall from time to time be fixed by resolution of a majority of the board of directors; provided that at least 58% of the board of directors of Visa Inc. will be comprised of independent directors. Directors will be elected by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.

Governance Provisions	Visa Canada is managed by a board of directors.	Visa Inc. is managed by or under the direction of the members of the board of directors.

Taxation

For purposes of the Income Tax Act (Canada), Visa Canada operates as a not-for-profit organization that is exempt from tax under Part I of the Income Tax Act (Canada). Pursuant to the letters patent of Visa Canada, members are not entitled to dividends or other distributions from Visa Canada.

Visa Inc. is treated as a corporation for U.S. federal income tax purposes, and is the common parent of an affiliated group of corporations filing a U.S. consolidated federal income tax return. The group’s taxable income is taxed at regular corporate income tax rates. Stockholders may be subject to taxation on any dividends they receive depending upon the applicable tax laws of their respective taxing jurisdictions.

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Limited Liability

The Corporations Act (Ontario) provides that “a member shall not, as such, be held answerable or responsible for any act, default, obligation or liability of the corporation or for any engagement, claim, payment, loss, injury, transaction, matter or thing relating to or connected with the corporation.”

Pursuant to the Visa Canada bylaws, the president of Visa Canada together with those senior executives of the association responsible for legal, marketing, product and treasury are entitled to determine from time to time the imposition of, the levels and modes of calculation of, and times of payment of fees payable by members. Each member is bound by any such determination and required to pay all such fees to remain in good standing with the association. The president of Visa Canada and the aforementioned senior executives are entitled to determine interchange fees from time to time.

The Visa Canada bylaws also provide that a member whose membership is suspended or terminated is not entitled to any refund of any fees previously paid or payable, and continues to be responsible for any financial or other obligations, whether to other members, to the association, to Chargex Ltd., to Visa International or otherwise, existing from its membership prior to termination involving the use of payment products issued or sold in association with the various Visa trademarks.

Stockholders of Visa Inc. are not subject to personal liability for the debts, obligations or liabilities of Visa Inc. In addition, the common stock of Visa Inc. is nonassessable.

Indemnification

The Corporations Act (Ontario) allows the directors and officers of Visa Canada to be indemnified and saved harmless out of the funds of the company from and against actions, suits and proceedings brought against directors and officers for or in respect of anything done or permitted to be done by them in the execution of their duties of their office, and all other costs and expenses sustained or incurred by them in or about or in relation to the affairs thereof, except costs and expenses occasioned by their own willful neglect or default. The amended and

Delaware law permits indemnification of officers and directors against all expenses, including attorney’s fees, incurred in any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the company. It is also permitted to advance to the officers and directors all related expenses, subject to reimbursement if it is determined subsequently that indemnification is not permitted. Visa Inc. will indemnify all officers and directors to the fullest extent permitted by Delaware law.

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

restated bylaws of Visa Canada provide for indemnification of directors and officers in respect of any civil, criminal or administrative action or proceeding to which any of them is made a party by reason of being or having been a director or an officer of Visa Canada or acting or having acted at the request of Visa Canada as a director or officer of any other body in which Visa Canada is or has been or may become a shareholder, member or creditor or in which the association is in any way interested if such director or officer acted honestly and in good faith with a view to the best interests of Visa Canada and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

The Corporation’s Act (Ontario) provides that a corporation may purchase and maintain insurance for a director or officer against any liability incurred by such person in the capacity as a director or officer, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation.

Visa Inc. is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless: (i) such proceeding was authorized or consented to by the board of directors; or (ii) such director or officer has been successful on the merits in any such proceeding.

Visa Inc. may, to the extent authorized from time to time by or pursuant to action by the board of directors of Visa Inc., provide rights to indemnification and to the advancement of expenses to employees and agents of Visa Inc. similar to those conferred to directors and officers of Visa Inc.

To the fullest extent permitted by the DGCL or any other applicable law, Visa Inc. may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Visa Inc., or is or was a director, officer, employee or agent of Visa Inc. serving at the request of Visa Inc. as a director, officer, employee or agent of another organization against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Visa Inc. would have the power or the obligation to indemnify such person against such liability.

Redemption

The bylaws of Visa Canada do not provide for redemption rights, but do provide for involuntary suspension or removal of members as well as automatic termination of membership upon the occurrence of certain events.

The amended and restated certificate of incorporation of Visa Inc. provides that Visa Inc. will use a portion of the net proceeds received by Visa Inc. from the initial public offering of shares of class A common stock, to redeem shares of class B common stock and class C common stock (other than class C (series II) common stock) for a per share amount equal to the price per share of class A common stock received by Visa Inc. in the initial public offering, net of any underwriting discounts and commissions.

The certificate of incorporation provides that either Visa Inc. or Visa

	Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)
Europe may require the redemption of all, but not less than all, of the outstanding shares of class C (series II) common stock for a per share amount equal to a specified aggregate amount reserved for such redemption divided by the total number of shares of class C (series II) common stock outstanding on the date of such redemption.

Other Rights or Limitations

The members of Visa Canada may, by a majority of the votes cast at a general meeting called for that purpose, pass a resolution requiring Visa Canada to be wound up. In addition, the members by a majority of the votes cast at such meeting can apply to court for an order requiring the wind up of Visa Canada. Any member can also apply for a court order winding up the company on certain grounds that are set out in the Corporations Act (Ontario) which include where, in the opinion of the court, it is just and equitable for some reason, other than the bankruptcy or insolvency of the association, that it should be wound up.

The Corporations Act (Ontario) provides that one-tenth of the members that are entitled to vote at a meeting of members may require the directors of the association to call a meeting of members. If the members of Visa Canada request the calling of a meeting of members and if the directors do not do so within 21 days, any of the requisitionists are entitled to call the meeting. Any reasonable expenses incurred by the requisitionists by reason of the failure of the directors to call the meeting are required to be repaid to them by the corporation and are to be deducted from any fees or other remuneration payable to the directors in default (although this requirement can be overridden by a majority of votes cast by the members at the meeting itself).

Where a member of a corporation is aggrieved by the failure of the corporation or a director, officer or employee of the

15% Share Ownership Limitation. Unless otherwise approved by Visa Inc.’s board of directors, no person or entity may beneficially own: (i) more than 15% of the outstanding shares or voting power of class A common stock or the outstanding shares of any class of other voting stock; or (ii) shares of class A common stock and other voting stock representing more than 15% of the aggregate voting power of all the outstanding shares of stock of Visa Inc. entitled to vote on an election of directors, voting together as a single class.

5% Share Ownership Limitation. No Visa member or similar person may beneficially own more than 5% of the outstanding shares or voting power of class A common stock or other common stock entitled at any time to vote for the election of directors; provided, however, that no Visa member will be deemed in violation of the foregoing limitation as a result of owning the number of shares of any applicable regional class of common stock as of immediately after the restructuring closing (or any other common stock into which such shares may subsequently be converted or any other shares issuable to such member pursuant to the transaction documents).

Visa Canada Memberships (before the restructuring)	Visa Inc. Common Stock (after the restructuring)

corporation to perform any duty imposed by the Corporations Act (Ontario), the member, despite the imposition of any penalty and in addition to any other right that such member may have, may apply to court for an order directing the corporation, director, officer or employee, as the case may be, to perform such duty.

ACCOUNTING TREATMENT OF THE RESTRUCTURING

The restructuring will be accounted for under the purchase method of accounting under generally accepted accounting principles in the United States. Visa U.S.A. will be deemed to be the acquirer of Visa Canada and Visa International (including Visa Europe’s interest in Visa International) for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The factors considered in this determination include:

•	Holders of Visa U.S.A.’s outstanding membership interests will receive a majority of the shares of the combined company and will control a majority of the stockholder voting rights;

•	Visa U.S.A.’s historical business represents the largest portion of the historical assets, revenues, and earnings of the combined companies; and

•	Visa U.S.A. has the largest relative net asset size, based on fair value, when compared to the other entities involved in the Visa merger.

Under the purchase method, the estimated purchase price of Visa International and Visa Canada will be the fair value of the net assets acquired. The purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair value at the date of the completion of the restructuring. Visa Inc. will record goodwill to the extent that the estimated purchase price exceeds the estimated fair value of net assets acquired.

The allocation of the purchase price is preliminary and will remain such until Visa Inc. obtains an independent valuation to support its comprehensive analysis of identifiable intangible assets acquired and liabilities assumed. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the restructuring. The final amounts allocated to assets acquired and liabilities assumed could be materially different from the amounts presented in the unaudited pro forma condensed combined financial information.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the restructuring and the true-up to certain U.S. holders and certain non-U.S. holders (each as defined below), and of the material U.S. federal income tax considerations generally applicable to certain non-U.S. holders with respect to the ownership and disposition of Visa Inc. common stock. This discussion is subject to the assumptions and limitations contained herein. This discussion does not address any tax consequences or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect and available on the date of this proxy statement-prospectus, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion. This discussion is also based on certain representations that have been provided by Visa International as of the date of this proxy statement-prospectus and the assumption that such representations will be true, accurate and complete in all material respects as of the completion of the restructuring and the true-up.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner, as the case may be, of Visa U.S.A. membership interests, Visa International membership interests or Visa Inc. common stock, which we refer to collectively as Visa Equity, that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Visa Equity, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Visa Equity, you should consult your tax advisor.

The term “non-U.S. holder” means a beneficial owner of Visa Equity, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion assumes that you hold your interests in Visa Equity as capital assets within the meaning of the Code. Further, except as specifically set forth below, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a financial institution;

•	a mutual fund;

•	a dealer in stock and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of Visa Equity subject to the alternative minimum tax provisions of the Code;

•	a holder of Visa Equity who received his or her Visa Equity through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain expatriates or a person that has a functional currency other than the U.S. dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•

Visa Europe or any other non-U.S. holder who actually or constructively has owned, owns or is deemed to own 5% or more, by voting power or value, of the equity interests in Visa Inc., Visa U.S.A. or Visa International, as the case may be, either at any time during the five year period up to and including the date of the restructuring or at anytime after the restructuring;

•	a holder of options granted under any Visa Inc., Visa U.S.A. or Visa International benefit plan; or

•	a holder of Visa Equity who holds Visa Equity as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

In addition, this discussion does not address the U.S. federal income tax consequences of the restructuring and the true-up to holders of Visa Canada interests. If you are such a holder described in this paragraph, you should consult your tax advisor.

Holders of Visa Equity are strongly urged to consult their tax advisors as to the specific U.S. federal income tax consequences of the restructuring and the true-up to such holders, and the U.S. federal income tax considerations applicable to such holders with respect to the ownership and disposition of such Visa Equity, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws to their particular circumstances.

The Restructuring and the True-Up

Holders of Visa Equity are advised that this discussion does not address the tax consequences of the potential initial public offering and any related transactions. The tax consequences of such transactions may be extremely complex, and holders are strongly urged to consult their tax advisors as to the specific U.S. federal income tax consequences of the potential initial public offering and any related transactions, including, without limitation the possibility that the potential initial public offering and/or any related transactions are integrated with the restructuring and the true-up for U.S. federal income tax purposes. There can be no assurance that the IRS will not assert that the potential initial public offering and/or any related transactions are integrated with the restructuring and the true-up. This discussion and White & Case LLP’s opinion noted below assume that the restructuring and the true-up will be respected as an independent series of transactions that is not integrated with the potential initial public offering and/or any related transactions for U.S. federal income tax purposes.

This discussion and White & Case LLP’s opinion are based in part on the opinion of White & Case LLP that certain steps of the restructuring and the true-up will be treated as exchanges described in Section 351 of the Code, which is an opinion that would not be different even if the restructuring and the true-up were integrated for U.S. federal income tax purposes with the potential initial public offering. If the IRS were successful in taking the position that the restructuring and the true-up are integrated for U.S. federal income tax purposes with the potential initial public offering, the transactions that are contemplated to be entered into in connection with the potential initial public offering could cause the U.S. federal income tax consequences of the integrated transaction (other than the treatment of certain steps of the restructuring and the true-up as exchanges described in Section 351 of the Code) to be different than the tax consequences of the restructuring and true-up described below.

U.S. Federal Income Tax Treatment of the Restructuring and the True-Up

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, White & Case LLP is of the opinion that the material U.S. federal income tax consequences of the restructuring and the true-up to the members of Visa International and the members of Visa U.S.A. (other than with respect to Visa Europe, Visa Canada and certain other holders as noted above) are as follows:

•

Each member of Visa International will be treated as having exchanged: (A) the equity rights associated with its current membership interest in Visa International for an “equity membership interest” in Visa International; and (B) its rights to participate in the Visa payments system for a “non-equity membership interest” in Visa International, which we refer to collectively as the Visa International Recapitalization.

•

Each member of Visa U.S.A. will be treated as having exchanged: (A) the equity rights associated with its current membership interest in Visa U.S.A. for an “equity membership interest” in Visa U.S.A.; and (B) its rights to participate in the Visa payments system for a “non-equity membership interest” in Visa U.S.A., which we refer to collectively as the Visa U.S.A. Recapitalization and together with the Visa International Recapitalization, the Recapitalizations.

•	The equity rights associated with a current membership interest in Visa International and the equity membership interest in Visa International will each be treated as stock of Visa International.

•	The equity rights associated with a current membership interest in Visa U.S.A. and the equity membership interest in Visa U.S.A. will each be treated as stock of Visa U.S.A.

•

Insofar as it relates to the exchange of equity rights associated with current membership interests in Visa International for equity membership interests in Visa International, the Visa International Recapitalization will qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code. Visa International will be a party to a reorganization within the meaning of Section 368(b) of the Code.

•

Insofar as it relates to the exchange of equity rights associated with current membership interests in Visa U.S.A. for equity membership interests in Visa U.S.A., the Visa U.S.A. Recapitalization will qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code. Visa U.S.A. will be a party to a reorganization within the meaning of Section 368(b) of the Code.

•

No gain or loss will be recognized by a member of Visa International as a result of the exchange of the equity rights associated with its current membership interest in Visa International for an equity membership interest in Visa International.

•

No gain or loss will be recognized by a member of Visa U.S.A. as a result of the exchange of the equity rights associated with its current membership interest in Visa U.S.A. for an equity membership interest in Visa U.S.A.

•

No gain or loss will be recognized by a member of Visa International as a result of the exchange of its rights to participate in the Visa payments system for a non-equity membership interest in Visa International.

•	No gain or loss will be recognized by a member of Visa U.S.A. as a result of the exchange of its rights to participate in the Visa payments system for a non-equity membership interest in Visa U.S.A.

•

The basis of a member of Visa International in its equity membership interest in Visa International will equal the member’s basis in the equity rights associated with its current membership interest in Visa International immediately before the Visa International Recapitalization.

•

The basis of a member of Visa U.S.A. in its equity membership interest in Visa U.S.A. will equal the member’s basis in the equity rights associated with its current membership interest in Visa U.S.A. immediately before the Visa U.S.A. Recapitalization.

•

The holding period of a member of Visa International for its equity membership interest in Visa International will include the period during which the member held the equity rights associated with its current membership interest in Visa International, provided that those equity rights are held as a capital asset on the date of the Visa International Recapitalization.

•

The holding period of a member of Visa U.S.A. for its equity membership interest in Visa U.S.A. will include the period during which the member held the equity rights associated with its current membership interest in Visa U.S.A., provided that those equity rights are held as a capital asset on the date of the Visa U.S.A. Recapitalization.

•	No gain or loss will be recognized by Visa International and Visa U.S.A. as a result of the Recapitalizations.

•	Each member of Visa International will be treated as having transferred its equity membership interest in Visa International solely in exchange for common stock of Visa Inc.

•	Each member of Visa U.S.A. will be treated as having transferred its equity membership interest in Visa U.S.A. solely in exchange for common stock of Visa Inc.

•

No gain or loss will be recognized by a member of Visa International on the deemed transfer of its equity membership interest in Visa International, or by a member of Visa U.S.A. on the deemed transfer of its equity membership interest in Visa U.S.A., to Visa Inc. in exchange for common stock of Visa Inc., taking into consideration the conversion of Visa Inc. common stock into an as of yet undetermined number of class B common stock or class C common stock of Visa Inc., as the case may be, in connection with the true-up.

•

Notwithstanding the immediately preceding paragraph, as to the conversion of Visa Inc. common stock into an as of yet undetermined number of shares of class B common stock or class C common stock of Visa Inc., as the case may be, in connection with the true-up, a portion of such shares may be treated as imputed interest. As to any such imputed interest, a stockholder will be required to recognize ordinary income. If a stockholder is not a United States person for U.S. federal income tax purposes, Visa Inc. may be required to withhold U.S. federal income tax at a rate of 30% of the imputed interest or, if applicable, at a lower treaty rate.

•

No gain or loss will be recognized by Visa Inc. on the receipt of the equity membership interests in Visa International and the equity membership interests in Visa U.S.A. in exchange for common stock of Visa Inc.

•

Except as to any shares treated as imputed interest, as described above, the basis of a member of Visa International or a member of Visa U.S.A. in the Visa Inc. common stock received will be the same as the basis of the member in its equity membership interest in Visa International or equity membership interest in Visa U.S.A., as the case may be, immediately after the Recapitalizations. You should consult with your own tax advisor regarding your basis in any shares treated as imputed interest.

•

Except as to any shares treated as imputed interest, as described above, the holding period for the Visa Inc. common stock received by a member of Visa International or a member of Visa U.S.A. will include the period during which the equity membership interest in Visa International or the equity membership interest in Visa U.S.A. was held, provided that the equity membership interests are held as capital assets on the date of the restructuring. You should consult your own tax advisor regarding your holding period for any shares treated as imputed interest.

Notwithstanding the foregoing, the opinion of White & Case LLP does not apply to the extent that the fair market value of Visa Inc. common stock received by a member of Visa International or by a member of Visa U.S.A. pursuant to the restructuring and the true-up (whether received on the date of closing of the restructuring or thereafter) is different from the fair market value of such member’s equity interest in Visa International or Visa U.S.A., as the case may be, immediately before the commencement of the restructuring. White & Case LLP is unable to opine as to such difference because, in transactions similar to the restructuring and the true-up, treatment as an exchange described in Section 351 of the Code generally applies only to the extent that a taxpayer transfers property to a corporation in exchange for stock having the same fair market value. The IRS might therefore take the position that the difference (whether received on the date of closing of the restructuring or thereafter), in the case of an excess of value received over value surrendered, should not be treated for U.S. federal income tax purposes as having been received in exchange for property. As a result, a member of Visa International or a member of Visa U.S.A. could be required to recognize income, but only to the extent of the excess or shortfall of value received over value surrendered.

In rendering its opinion, White & Case LLP has relied, among other things, on: factual statements, assumptions, representations and covenants made by Visa Inc., including those contained in this proxy statement-prospectus, in the representation letter provided by Visa Inc. as of the date of this proxy statement-prospectus, and in the restructuring agreement, and including an assumption regarding the completion of the restructuring and the true-up in the manner contemplated by the restructuring agreement and this proxy statement-prospectus. In addition, White & Case LLP’s opinion assumes the absence of changes in existing facts or in law between the date of this proxy statement-prospectus and each of the effective time of the restructuring and the date of the closing of the true-up, and that all of the factual statements, representations and covenants made by Visa Inc. will continue to be true and accurate in all material respects as of the effective time of the restructuring and as of the date of the closing of the true-up. If any of the factual statements, representations, covenants or assumptions are inaccurate, incomplete or untrue or any of the covenants are breached, White & Case LLP’s opinion contained herein could be affected.

The opinion of White & Case LLP is not binding on the IRS. Visa Inc. has not sought and does not intend to seek any ruling from the IRS regarding any matters relating to the restructuring and the true-up, and as a result, there can be no assurance that the IRS will not take, or that a court will not sustain, a position that the U.S. federal income tax consequences of the restructuring and the true-up are materially different from those described in the bullet-point paragraphs above and in other parts of this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE RESTRUCTURING AND THE TRUE-UP TO A MEMBER OF VISA INTERNATIONAL OR A MEMBER OF VISA U.S.A. MAY DIFFER FROM THOSE DESCRIBED ABOVE OR BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS ABOUT YOUR PARTICULAR CIRCUMSTANCES AND ABOUT THE TAX CONSEQUENCES TO YOU OF THE RESTRUCTURING AND THE TRUE-UP, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AND ANY PROPOSED CHANGES IN APPLICABLE TAX LAWS.

Reporting Requirements

If you receive Visa Inc. common stock as a result of the restructuring and the true-up, you may be required to retain and make available to the IRS records pertaining to the restructuring and the true-up, including information regarding the amount, basis, and fair market value of all property transferred, and if you own at least one percent (by vote or value) of the total outstanding stock of Visa Inc. after the restructuring or the true-up, you may be required to attach to your U.S. federal income tax return (if any) for the year in which the restructuring takes place a statement setting forth certain facts relating to the restructuring and the true-up, including the basis and fair market value of all property transferred.

Ownership and Disposition by Non-U.S. Holders of Stock in Visa Inc.

Distributions on Visa Inc. Common Stock

If you are a non-U.S. holder of Visa Inc. common stock, the gross amount of any distribution of cash or property, other than certain distributions, if any, of Visa Inc. common stock distributed pro rata to all common stockholders of Visa Inc., that Visa Inc. makes to you with respect to its common stock will constitute dividends to the extent such distributions are paid out of current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the current and accumulated earnings and profits of Visa Inc. as determined under U.S. federal income tax principles, the excess will be treated as a tax-free return of your adjusted basis in your Visa Inc. common stock and thereafter as capital gain.

Generally, but subject to the discussions below under “Status as United States Real Property Holding Corporation” and “Backup Withholding and Information Reporting Requirements,” if you are a non-U.S. holder of Visa Inc. common stock, distributions of cash or property (other than certain distributions, if any, of Visa Inc. common stock distributed pro rata to all common stockholders of Visa Inc.) paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable U.S. income tax treaty. In order to obtain the benefit of any applicable U.S. income tax treaty, you must provide a properly executed Internal Revenue Service form (e.g., Form W-8BEN). Such forms generally would contain your name and address and a certification that you are eligible for the benefits of such treaty.

Except as may be otherwise provided in an applicable U.S. income tax treaty, if you are a non-U.S. holder of Visa Inc. common stock and conduct a trade or business within the United States, you generally will be taxed at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business, and such dividends will not be subject to the withholding described above. If you are a foreign corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable U.S. income tax treaty. To claim an exemption from withholding because the income is effectively connected with a U.S. trade or business, you must provide a properly executed Form W-8ECI (or such successor form as the Internal Revenue Service designates) prior to the payment of dividends.

Sale or Other Disposition of Visa Inc. Common Stock

Generally, but subject to the discussions below under “Status as United States Real Property Holding Corporation” and “Backup Withholding and Information Reporting Requirements,” if you are a non-U.S. holder of Visa Inc. common stock, you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or other disposition of Visa Inc. common stock unless: (1) such gain is effectively connected with your conduct of a trade or business in the United States; or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met.

Status as United States Real Property Holding Corporation

If you are a non-U.S. holder of Visa Inc. common stock, under certain circumstances, gain recognized on the sale or exchange of, and certain distributions in excess of basis with respect to, the common stock of Visa Inc. would be subject to U.S. federal income tax, notwithstanding your lack of other connections with the United States, if Visa Inc. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of such sale or exchange (or distribution). Visa Inc. believes that it will not be classified as a United States real property holding corporation as of the date of this proxy statement-prospectus and does not expect to become a United States real property holding corporation. If Visa Inc. is or becomes a United States real property holding corporation and a class of common stock of Visa Inc. is considered regularly traded on an established securities market under the applicable Code provisions, a non-U.S. holder of Visa Inc. common stock who, actually or constructively, holds or held (at any time during the shorter of the five-year period preceding the date of the sale or exchange (or distribution) or the non-U.S. holder’s holding period) more than 5% of such regularly traded class of common stock of Visa Inc. will be subject to U.S. federal income tax on the sale or exchange of (or certain distributions in excess of basis with respect to) such common stock, but a non-U.S. holder of a lesser amount (actually or constructively) of such regularly traded class of common stock of Visa Inc. generally will not be subject to U.S. federal income tax on the sale or exchange of (or certain distributions in excess of basis with respect to) such common stock.

Backup Withholding and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common stock made within the United States, or by a U.S. payor or U.S. middleman, to a holder of common stock, other than an exempt recipient, including a corporation, a payee that is not a United States person for U.S. federal income tax purposes that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, common stock within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28% for years through 2010. If you are not a United States person, under current U.S. Treasury Regulations, backup withholding will not apply to distributions on Visa Inc. common stock to you, provided that we have received valid certifications meeting the requirements of the Code and neither Visa Inc. nor the payor has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a holder can be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

The foregoing discussion of certain U.S. federal income tax consequences is not intended to constitute a complete analysis of all tax consequences relating to the restructuring and the true-up or the ownership and disposition of Visa Inc. common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation.

LEGAL MATTERS

The validity of the common stock offered by this proxy statement-prospectus will be passed upon for Visa Inc. by White & Case LLP, New York, New York. In addition, White & Case LLP will pass upon certain United States federal income tax consequences of the restructuring for Visa Inc.

EXPERTS

The consolidated financial statements and Schedule II of Visa International and subsidiaries as of September 30, 2006 and 2005 and for each of the years in the three-year period ended September 30, 2006 have been included herein in reliance upon the report of KPMG LLP (United States), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Visa U.S.A. and subsidiaries as of September 30, 2006 and 2005 and for each of the years in the three-year period ended September 30, 2006 have been included herein in reliance upon the report of KPMG LLP (United States), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 3 to the consolidated financial statements, the Company adopted Emerging Issues Task Force No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock” during the year ended September 30, 2005.

The consolidated financial statements of Visa Canada and subsidiaries as of September 30, 2006 and 2005 and for each of the years in the three-year period ended September 30, 2006 have been included herein in reliance upon the report of KPMG LLP (Canada), independent accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of Visa Inc. and subsidiaries as of June 19, 2007 has been included herein in reliance upon the report of KPMG LLP (United States), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Visa Inc. has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of our common stock being offered in the restructuring. This proxy statement-prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. Some items of information are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements made in this proxy statement-prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. With respect to those statements, you should refer to the corresponding exhibit for a more complete description of the matter involved and read all statements in this proxy statement-prospectus in light of that exhibit.

Following completion of the restructuring, Visa Inc. will be required to file reports and other information with the SEC on an ongoing basis. We intend to furnish holders of our common stock with annual reports containing audited financial statements with a report thereon by our independent certified public accountants.

You may read and copy any document that Visa Inc. files at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference facilities may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and proxy statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Visa Inc.

We have audited the accompanying balance sheet of Visa Inc. as of June 19, 2007. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Visa Inc. as of June 19, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

June 20, 2007

Visa Inc.

(a wholly owned subsidiary of Visa International Services Association)

Balance Sheet

As of June 19, 2007

(in dollars)

June 19, 2007
Assets
Total Assets	$—

Liabilities and Stockholder’s Equity
Total Liabilities	$—

Stockholder’s equity
Common stock, $0.0001 par value, 100 shares authorized, issued, and outstanding	—
Additional paid-in capital	2,001
Stockholder subscription receivable	(1)
Accumulated deficit	(2,000)

Total stockholder’s equity	—

Total liabilities and stockholder’s equity	$—

See accompanying notes to the balance sheet.

Visa Inc.

(a wholly owned subsidiary of Visa International Services Association)

Notes to Balance Sheet

1.	Formation and Basis of Presentation

Visa Inc. (the “Company”), a wholly owned subsidiary of Visa International Service Association (the “Parent” or “Visa International”), was incorporated in Delaware on May 25, 2007. The Company was established to facilitate the proposed restructuring of Visa set forth in the Global Restructuring Agreement (“GRA”) dated June 15, 2007 between Visa International, Visa U.S.A., Visa Europe, Visa Canada and other Visa affiliates. The Company is currently a shell entity, and as such, does not have significant operations. Consequently, the Company has omitted the statements of operations, cash flows and stockholder’s equity. Joseph W. Saunders, the Chief Executive Officer and Chairman of the Company’s board, is currently serving as the sole director of the Company.

2.	Summary of Significant Accounting Policies

Subscription Receivable – Amounts receivable from Visa International associated with issuance of Visa Inc. stock are accounted for as contra-equity. These amounts are assessed for collectibility by the Company at each balance sheet date.

Organization costs – Costs of incorporation were paid by the Parent. These costs have been pushed down to Visa Inc. as an expense of the Company (which is included in Accumulated Deficit in the accompanying Balance Sheet) with a corresponding credit to contributed (paid-in) capital in accordance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin Topic 5.T.

3.	Stockholder’s Equity

On June 19, 2007, there are 100 shares of common stock, par value $0.0001 per share, authorized, issued and outstanding. All shares are held by the Parent.

On June 19, 2007, the Company has a note receivable from the Parent for $1, which is presented as a reduction of stockholder’s equity until it is paid by the Parent.

4.	Global Restructuring Agreement

On June 15, 2007, the boards of directors of Visa International, Visa U.S.A., Visa Canada and Visa Europe approved the GRA, an agreement that contemplates a series of transactions through which Visa International, Visa U.S.A., Visa Canada and Inovant will become subsidiaries of the Company. The GRA contemplates that Visa Europe will not become a subsidiary of Visa Inc. Visa Europe will enter into a series of contractual relationships that will govern its relationship and will become a stockholder of Visa Inc. To effectuate the restructuring discussed above, the Company anticipates authorizing and issuing several classes of stock to the financial institution members of Visa U.S.A., to eligible financial institution members of Visa International (affiliated with the Visa Asia Pacific, Visa Latin America Caribbean and Visa Central Europe Middle East and Africa regions), to the financial institution members of Visa Canada and to Visa Europe, as follows:

Class or Series	Par Value	To Be Authorized	To Be Issued in the Proposed Restructuring
Preferred stock	$0.0001	25,000,000

Common stock

Class A common stock	$0.0001	2,001,622,245,209
Class B common stock	$0.0001	622,245,209
Class C series I common stock	$0.0001	813,582,801
Class C series II common stock	$0.0001	38,582,801
Class C series III common stock	$0.0001	64,000,000
Class C series IV common stock	$0.0001	1,000,000

Regional classes and series of common stock

Class USA common stock	$0.0001	622,245,209	426,390,481
Class EU series I common stock	$0.0001	64,000,000	62,213,201
Class EU series II common stock	$0.0001	38,582,801	27,904,464
Class EU series III common stock	$0.0001	1,000,000	549,587
Class Canada common stock	$0.0001	25,000,000	22,034,685
Class AP common stock	$0.0001	130,000,000	119,100,481
Class LAC common stock	$0.0001	90,000,000	80,137,915
Class CEMEA common stock	$0.0001	42,000,000	36,749,698

		2,004,199,484,030	775,080,512

The initial allocation of shares of Visa Inc. is subject to subsequent conversion and reallocation, which is referred to as the true-up, based on each participating region’s relative under- or over-achievement of the performance targets set forth in the GRA during a four quarter period leading up to an initial public offering of Visa Inc. Specifically, each region’s performance will be compared to its projected performance for the trailing four quarters reported in the final and effective Form S-1 to offer shares of Visa Inc. in an initial public offering.

The stock set forth above is also subject to various redemption and conversion provisions, all of which are contingent upon an initial public offering of the Company, among other things.

Put-Call Option Agreement on Visa Europe Shares

As part of the GRA, the Company will enter into a put-call option agreement with Visa Europe. Under this agreement, the Company is entitled to purchase all of the share capital of Visa Europe from its members at any time following certain triggering dates, but in any event not before the closing of an initial public offering. A triggering event will occur if: (A) there is a 25% or greater decline in the number of merchants and a 45% or greater decline in the number of automated teller machines in Visa Europe’s region that accept Visa branded products; (B) such rate of decline in each case is at least twice as a much as both: (i) the average rate of decline in the number of merchants and ATMs in the Visa Europe region that accept general payment cards and (ii) the average rate of decline in acceptance, if any, in the number of merchants and ATMs outside of Visa Europe’s region that accept Visa branded cards; and (c) Visa Europe has failed to deliver and implement a remediation plan within six months of the occurrence of either such event (the call option). Further, Visa Europe is entitled to require us to purchase from the members of Visa Europe all of its share capital any time after the earlier of 365 days following the initial public offering date or 605 days after the closing date of the restructuring (the put option).

The price per share at which both the call and put option are exercisable is calculated using a formula principally based on Visa Europe’s projected financial performance, identified synergies expected to be realized upon combination of the entities and our price-to-earnings ratio.

On the date of the restructuring, the fair value of the put option will be recorded as a long-term liability in the Company’s financial statements. Thereafter, this liability will be carried at fair value with changes in fair value included in the statement of operations similar to the treatment required by SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and reclassified as a short-term liability when it becomes exercisable within one year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Visa International:

We have audited the accompanying consolidated balance sheets of Visa International and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, changes in members’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006. In connection with our audits of the consolidated financial statements, we also have audited the financial statement Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visa International and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

June 11, 2007

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2006	2005
	(In thousands)
Assets
Cash and cash equivalents	$705,806	$476,964
Trading assets	80,964	73,182
Investment securities, available-for-sale	1,210	9,267
Settlement due from members	459,998	448,712
Accounts receivable, net of allowances of $2,681 and $2,155 for 2006 and 2005, respectively	59,538	58,687
Member collateral	275,278	288,811
Prepaid expenses and other current assets	86,396	82,599
Current portion of deferred income taxes, net	36,501	30,613

Total current assets	1,705,691	1,468,835
Premises and equipment, net	162,617	173,179
Investments in real estate joint ventures	22,019	21,917
Intangibles, net	47,424	52,928
Long-term deferred income taxes, net	15,826	7,617
Other assets	58,962	43,480

Total assets	$2,012,539	$1,767,956

Liabilities and Members’ Equity
Trade and accrued taxes payable	$59,446	$49,857
Settlement due to members	444,416	443,190
Member collateral	275,278	288,811
Accrued compensation and benefits	152,852	153,922
Accrued and other liabilities	383,519	212,394

Total current liabilities	1,315,511	1,148,174
Long-term debt	39,929	39,904
Other liabilities	50,819	44,432

Total liabilities	1,406,259	1,232,510
Commitments and contingencies—refer to Note 19
Members’ Equity
Accumulated net income	605,415	535,660
Accumulated other comprehensive income (loss), net	865	(214)

Total members’ equity	606,280	535,446

Total liabilities and members’ equity	$2,012,539	$1,767,956

See accompanying notes to the consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2006	2005	2004(1)
	(In thousands)
Operating Revenues
Service fees	$455,301	$453,633	$471,175
International service revenues	427,232	359,075	423,913
Data processing fees	245,319	206,489	322,791
Other revenues	134,703	128,233	193,910

Total operating revenues	1,262,555	1,147,430	1,411,789

Operating Expenses
Personnel	317,003	309,219	392,906
Affiliates services	212,144	183,511	245,543
Premises, equipment and software	105,245	104,130	140,837
Communications	33,423	31,833	52,318
Professional and consulting services	119,004	98,721	124,552
Advertising and promotion	343,922	284,973	297,989
Travel and meetings	59,275	45,530	52,564
Other expenses	52,243	32,514	50,130
Settlement risk guarantee	(150)	(44,602)	95

Total operating expenses	1,242,109	1,045,829	1,356,934

Operating income	20,446	101,601	54,855
Non-operating income, net	78,511	40,469	12,852

Income before provision for income taxes	98,957	142,070	67,707
Provision for income taxes	29,202	58,869	35,418

Net income	$69,755	$83,201	$32,289

(1)	Fiscal 2004 include results of the EU region for the nine-month period ended June 30, 2004 prior to the EU region’s incorporation on July 1, 2004.

See accompanying notes to the consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

	Accumulated Net Income	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
	(In thousands)
Balance at September 30, 2003	$420,170	$1,252	$421,422
Net income	32,289	—	32,289
Other comprehensive income, net of tax	—	237	237

Balance at September 30, 2004	452,459	1,489	453,948
Net income	83,201	—	83,201
Other comprehensive loss, net of tax	—	(1,703)	(1,703)

Balance at September 30, 2005	535,660	(214)	535,446
Net income	69,755	—	69,755
Other comprehensive income, net of tax	—	1,079	1,079

Balance at September 30, 2006	$605,415	$865	$606,280

See accompanying notes to the consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended September 30,
	2006	2005	2004
	(In thousands)
Net Income	$69,755	$83,201	$32,289

Other comprehensive income (loss), net of tax:
Investment securities, available-for-sale
Net unrealized gains	8	1,216	474
Income tax effect	(3)	(462)	(180)
Reclassification adjustment for net realized gains	(3)	(1,760)	(16)
Income tax effect	1	669	6
Derivative instruments
Net unrealized gains (losses)	1,417	(5,977)	(1,508)
Income tax effect	(527)	2,271	573
Reclassification adjustment for net realized losses	310	3,774	1,432
Income tax effect	(124)	(1,434)	(544)

Other comprehensive income (loss), net of tax	1,079	(1,703)	237

Comprehensive income	$70,834	$81,498	$32,526

See accompanying notes to the consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2006	2005	2004
	(In thousands)
Operating Activities
Net income	$69,755	$83,201	$32,289
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	38,045	32,986	45,861
Equity in earnings of unconsolidated investments, net of distributions	(8,146)	(3,864)	(2,667)
Change in value of settlement risk guarantee	(150)	(44,616)	—
Deferred income taxes	(14,935)	16,665	25,936
Other	(1,276)	1,319	5,535
Change in operating assets and liabilities:
Settlement due from members	(11,286)	116,691	264,128
Accounts receivable	(851)	(2,268)	10,514
Trading assets	(7,782)	(4,345)	7,144
Prepaid and other assets	(6,032)	(24,637)	78,330
Trade and accrued taxes payable	9,589	(9,761)	(44,695)
Settlement due to members	1,226	(134,978)	(249,243)
Accrued compensation and benefits	(1,070)	(4,503)	(19,401)
Accrued and other liabilities	178,308	88,612	(165,570)

Net cash provided by (used in) operating activities	245,395	110,502	(11,839)

Investing Activities
Investment securities, available-for-sale:
Purchases	(23,498)	(43,334)	(212,976)
Proceeds from maturities and sales	31,930	144,540	132,804
Purchases of premises, equipment and software	(22,430)	(24,287)	(44,178)
Proceeds from sale of premises and equipment	292	375	188
Investments in real estate joint ventures	(2,030)	—	—
Distributions from real estate joint ventures	2,030	—	—
Purchases of non-marketable securities	(6,476)	(6,469)	(1,407)
Proceeds from sales of non-marketable securities	3,629	—	—
Settlement of intercompany balances with EU upon incorporation	—	—	(20,257)
Transfer of EU’s premises, equipment and software	—	—	68,100

Net cash (used in) provided by investing activities	(16,553)	70,825	(77,726)

Financing Activities
Proceeds from short-term borrowings	1,118,586	2,184,638	1,834,724
Payments on short-term borrowings	(1,118,586)	(2,184,638)	(1,834,724)
Redemption of preferred shares	—	(8,200)	—
Payments on current portion of long-term debt	—	—	(5,000)

Net cash used in financing activities	—	(8,200)	(5,000)

Increase (decrease) in cash and cash equivalents	228,842	173,127	(94,565)
Cash and cash equivalents at beginning of year	476,964	303,837	398,402

Cash and cash equivalents at end of year	$705,806	$476,964	$303,837

Supplemental Disclosure of Cash Flow Information
Income taxes paid, net of refunds	$44,300	$37,602	$33,101
Interest paid	$3,699	$4,962	$13,094

See accompanying notes to the consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except as noted)

Note 1—Organization

Visa International Service Association (hereafter referred to as “Visa International” or the “Company”) is a nonstock, nonassessable Delaware membership corporation. The primary business of Visa International is to operate, expand, enhance and support a global payments system. Visa International’s primary customers are its member financial institutions participating in this network (collectively, the “members”). Worldwide policy is administered by the Company’s Board of Directors. The Company has established regional Boards of Directors for its Asia Pacific (“Visa AP”) region, Central and Eastern Europe, Middle East and Africa (“Visa CEMEA”) region, and Latin America and Caribbean (“Visa LAC”) region. The regional Boards govern such matters as regional policy, development of new services, admission of new members, establishment of regional fees, authorization of expenditures and adoption of regional regulations. Visa U.S.A. Inc. (“Visa U.S.A.”), Visa Europe Limited (“Visa Europe”) and Visa Canada Association (“Visa Canada”) are separately incorporated regional group members (“incorporated regions”) of the Company and each is represented by its own Board of Directors.

On July 1, 2004, the European Union region (“EU region”) was incorporated and became Visa Europe, a group member of the Company (refer to Note 4).

In October 2006, a proposed corporate restructuring of Visa International and the separately incorporated regional group members was announced (refer to Note 24).

The Company’s consolidated financial statements presented in this report do not include the results of Visa U.S.A., Visa Europe and Visa Canada.

Note 2—Significant Accounting Policies

Accounting principles—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S.”).

Principles of consolidation—The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and, if applicable, variable interest entities in which the Company is a primary beneficiary. Minority interest is recorded for consolidated entities in which the Company owns less than 100% of the interest and represents the equity interest not owned by the Company. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

Cash and cash equivalents—Cash and cash equivalents include cash and certain highly liquid investments with original maturities of ninety days or less from the date of purchase. Cash equivalents are recorded at cost, which approximates fair value.

Investments—The Company uses the equity method of accounting for investments in other entities, including joint ventures, when it holds between 20% and 50% ownership in the entity or when it exercises significant influence. The equity method of accounting is also utilized for flow-through entities such as limited partnerships and limited liability companies when the investment ownership percentage is equal to or greater than 5% of outstanding ownership interests, regardless of whether the Company has significant influence over the investees. Under this method, the Company’s share of each entity’s net income or loss is included in non-operating income (expense), net, on the consolidated statements of operations.

The Company accounts for investments in entities under the historical cost method of accounting when it holds less than 20% ownership in the entity or for flow-through entities when the investment ownership is less

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

than 5%, and does not exercise significant influence. These investments consist of equity holdings in non-public companies and are recorded in other assets on the consolidated balance sheets. Dividends from these investments are included in non-operating income (expense), net, on the consolidated statements of operations.

The Company regularly reviews its investments for possible impairment and estimates the fair value of these investments if there have been identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments. The fair value estimate typically includes an analysis of the facts and circumstances of the investment, the expectations of the entity’s cash flows and capital needs, and the viability of its business model.

Investment securities, available-for-sale, are held to meet investment objectives such as liquidity management and to promote business and strategic objectives. These securities are carried at fair value based on quoted market prices. Unrealized gains and losses, net of applicable taxes, are recorded as a separate component of accumulated other comprehensive income on the consolidated balance sheets. If the fair value of an available-for-sale investment declines below its cost and the decline is deemed to be other-than-temporary, an impairment charge is recorded for the difference between the fair value and the cost. Net realized gains and losses are determined on a specific identification basis and are included in non-operating income (expense), net, on the consolidated statements of operations. Interest and dividends, including amortization of premiums and accretion of discounts, are recorded in non-operating income (expense), net, on the consolidated statements of operations.

Investments in variable interest entities—The Company has investment interests in various entities and has evaluated these entities for consolidation in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities. If the Company is a primary beneficiary in a variable interest entity, the assets, liabilities and results of operations of the entity would be included in the consolidated financial statements of the Company.

Settlement due from and due to members—Settlement due from and due to members reflects the Company’s operation of systems for clearing and settling member payment transactions. Settlements generally clear daily among members. However, international transactions involving foreign currency generally settle in two business days, resulting in amounts due from and due to members. The settlement amounts are stated at cost and are presented on a gross basis on the consolidated balance sheets.

Allowance for Doubtful Accounts—The Company’s accounts receivable balances are net of an estimated allowance for doubtful accounts. The Company performs ongoing risk evaluations of its customers’ financial condition and provides an estimate for uncollectible accounts. The allowance is based on historical experience, the age of the receivable, and current market and economic conditions, as well as any known trends or uncertainties related to account collectibility. Uncollectible accounts are charged against the allowance account. Because the allowance for doubtful accounts is an estimate, it may be subject to adjustment if actual bad debt expense exceeds the estimated reserve.

Member collateral—The Company holds cash deposits from certain members in order to ensure their performance of settlement obligations arising from card and travelers cheque product clearings. These collateral assets are fully offset by corresponding liabilities, and both balances are presented on a gross basis on the consolidated balance sheets.

Trading assets and deferred compensation liabilities—The Company maintains short-term money market investments and other marketable securities related to certain long-term executive compensation plans. These

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

investments are classified as trading assets and are reported at fair value using quoted market prices or broker quotes. Net realized and unrealized gains and losses, interest, and dividends are included in non-operating income (expense), net, in the consolidated statements of operations. The specific identification method is used to determine realized gains and losses.

The Company has deferred compensation liabilities which are indexed to certain trading assets. The offset for changes in the fair value of the trading assets related to the vested portion of the deferred compensation liabilities is recorded in personnel expenses on the consolidated statements of operations.

Premises and equipment, net—Premises and equipment are recorded at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	10 to 40 years
Furniture and fixtures	2 to 10 years
Computer equipment	2 to 5 years
Leasehold improvements	Shorter of lease life or 10 years

Assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the asset category noted above. Fully depreciated assets are retained in premises, equipment and accumulated depreciation accounts until removed from service. Costs for maintenance and repairs are charged to expense as incurred, while major improvements are capitalized and depreciated ratably to expense over the identified useful life.

Intangibles, net—The Company initially records intangible assets at cost and assigns a useful life to each asset. Intangible assets consist of capitalized software costs and other intangible assets, all of which have finite lives. The intangible assets are amortized on a straight-line basis over the following estimated useful lives:

Capitalized software	2 to 5 years
Other	2 to 10 years

Capitalized software includes internal and external costs incurred when developing or purchasing computer software for internal use, and is capitalized in intangible assets on the consolidated balance sheets. Internal and external costs incurred during the preliminary project stage are expensed as incurred until it is probable the project will be completed and the software will be used to perform the intended function. Thereafter, all qualifying costs incurred during the application development stage are capitalized and, upon the project being substantially completed and ready for its intended use, are amortized using the straight-line method over the estimated useful life of the software, not to exceed five years. Qualifying costs include external direct costs of materials and services consumed when developing or obtaining the applications, and payroll and payroll-related costs for employees who are directly associated with developing the applications. All other costs incurred in connection with software developed for internal use are expensed as incurred. The Company reviews capitalized software for impairment when events or changes in circumstances indicate that their carrying amount may not be recoverable.

Impairment of long-lived assets—The Company evaluates long-lived assets, such as premises and equipment and finite-lived identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, a charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Asset retirement obligations—The Company accounts for asset retirement obligations for certain leased properties. The fair value of a liability for the obligation is determined by calculating the present value of expected cash flows which will be incurred to retire the leasehold improvements. When the liability is initially recorded, the Company capitalizes the cost by increasing the related asset carrying amount. Over time, the liability is accreted to its original obligation with the accretion recorded in other operating expense, and the capitalized cost is depreciated on a straight-line basis over the useful life of the related asset. When asset retirement costs change as a result of a revision to estimated cash flows, the Company adjusts the amount of asset retirement cost allocated to expense in the period of change assuming the change affects that period only, or in the period of change and future periods if the change affects more than one period as required by SFAS No. 154, Accounting Changes and Error Correction, for a change in estimate.

Revenue recognition—The Company’s revenue is comprised principally of service fees, international service revenues, data processing fees and other revenues. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21) where applicable. Revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

Service fees predominantly represent payments by members with respect to their card programs carrying marks of the Visa brand. Service fees are based principally upon spending on Visa branded cards for goods and services as reported on member quarterly operating certificates. Current quarter service fees are assessed using a calculation of pricing applied to prior quarter volumes.

International service revenues are generated when cardholders purchase goods and services in transactions where the cardholder’s issuer country is different from the merchant’s acquirer country. The fees from these cross-border transactions are recognized as revenue in the same period the related transactions occur or services are performed.

Data processing fees represent user fees for authorization, clearing, settlement, and other maintenance and support services that facilitate transaction and information processing among the Company’s members globally. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Other revenues consist of card recovery bulletin fees, product enhancements, risk-related penalty charges, initial membership fees and revenues from certain regional development programs. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Volume and support agreements are incentive agreements with members, merchants, and other business partners designed to build payments volume and to increase product acceptance. The Company capitalizes certain incentive payments under volume and support agreements related to signing or renewing long-term contracts in instances where the Company receives a commitment from the member to generate a substantial portion of its credit and debit card payments volume for an agreed upon period of time using Visa’s branded products. Volume and support incentives are accrued based on management’s estimate of the members’ performance according to

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

provisions in the related agreements. These accruals are routinely reviewed and estimates of performance are adjusted as appropriate. Capitalized amounts and the Company’s estimated obligations under these agreements are amortized as a reduction of operating revenue or as part of advertising and promotion expense on either a straight-line or a payments volume basis over the period of benefit.

Advertising and promotion costs—The costs of media advertising are expensed when the advertising takes place. Production costs are expensed as incurred.

Income taxes—The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portions that are not expected to be realized based on the level of historical taxable income, projections of future taxable income over the periods in which the temporary differences are deductible, and allowable tax planning strategies.

Pension and postretirement plans—The Company accounts for its defined benefit pension and postretirement plans in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The plans are actuarially evaluated, which includes the use of several assumptions. Critical assumptions for qualified pension plans include the discount rate and the expected rate of return on plan assets, which are important elements of expense and/or liability measurement. Other assumptions involve demographic factors such as retirement, mortality, turnover and the rate of compensation increases. The Company evaluates assumptions annually and modifies the assumptions as appropriate.

The Company uses a discount rate to determine the present value of its future benefit obligations. The discount rate is based on matching the duration of other corporate bond pools to the expected benefit payment stream.

To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected assets allocation, as well as historical and expected returns on each plan asset class. Any difference between actual and expected plan experience, including asset return experience in excess of the 10% corridor around the larger of assets or liabilities, is recognized in the net periodic pension calculation over the expected average employee future service, approximately 9 years for United States plans and approximately 14 years for United Kingdom plans. The gains and losses of certain smaller nonqualified pension plans are recognized immediately in the year in which they occur.

The Company immediately recognizes a net settlement loss for previously unrecognized losses when it makes substantial excess pension plan payments.

Foreign currency—For each of the Company’s foreign operations, the functional currency is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are converted to U.S. dollars at the spot rate on the transaction date. Monetary assets and liabilities denominated in non-U.S. currencies are remeasured to U.S.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

dollars using current exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in non-U.S. currencies are maintained at historical U.S. dollar exchange rates.

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Transaction gains and losses are recognized currently in earnings in other expenses on the consolidated statements of operations.

Derivative financial instruments—The Company uses options and forward foreign exchange contracts to reduce the exposure to foreign currency rate changes on non-functional currency denominated forecasted operating expenses and operating revenues. Net recognized foreign currency assets and liabilities are hedged with forward foreign exchange contracts to reduce the risk that earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. The Company accounts for its derivative and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Gains and losses resulting from changes in fair value of derivative instruments are accounted for depending on whether they are designated and qualify for hedge accounting. Fair value represents the difference in the value of the contracts at the contractual rate and the current forward price, and generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments.

Warrants received in connection with equity investments in companies are considered derivative financial instruments if they can be net settled. These warrant securities are not designated as hedging instruments, and are included in other assets at fair value, with changes in fair value recognized in other non-operating income (expense), net, during the period of change. Fair value is estimated using a standard option pricing model.

Guarantees and indemnifications—A liability is recognized upon the issuance of certain guarantees and indemnifications, including the ongoing obligation to stand ready to perform over the term of the guarantee. The liability is measured at its fair value, with changes in fair value included in settlement risk guarantee and other expenses on the consolidated statements of operations.

Legal and other loss contingencies—The Company is currently involved in various claims and legal proceedings. The Company periodically reviews the status of each significant matter and assesses the potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company reassesses the potential liability related to the Company’s pending claims and legal proceedings and revises its estimate.

Use of estimates—The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such estimates include valuation of investments, capitalized software, pension and postretirement costs, incentives for card issuance and acceptance, volume and support, legal contingencies, guarantees and indemnifications, and deferred tax assets. Actual results could differ materially from these estimates and assumptions.

Reclassifications—Certain reclassifications have been made to prior years’ balances in order to conform to fiscal 2006 presentation.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Note 3—Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“AJCA”). FSP No. 109-2 provides accounting and disclosure guidance with respect to the repatriation of certain foreign earnings to a U.S. taxpayer as provided for in the AJCA. The Company completed the evaluation of the repatriation provision under this Act in fiscal 2006 and determined that it would not repatriate any foreign earnings under this provision. FSP No. 109-2 did not have an impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 clarifies that the term “conditional asset retirement obligation,” as used in SFAS No. 143, Accounting for Asset Retirement Obligation, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The Company adopted FIN 47 on October 1, 2005. The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial statements.

In November 2005, the FASB issued FSP No. 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. FSP No. 115-1 and 124-1 also includes accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP No. 115-1 and 124-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company adopted FSP No. 115-1 and 124-1 on January 1, 2006. The adoption of FSP No. 115-1 and 124-1 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It establishes a probability threshold of greater than 50% to satisfy the requirement to recognize a tax benefit. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of determining the effect, if any, of adopting FIN 48 on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of SFAS No. 157 on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. In addition, the measurement date, the date at which the benefit obligation and plan assets are measured, is required to be the Company’s fiscal year end. SFAS No. 158 is effective for non-public companies for fiscal years ending after June 15, 2007, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company plans to adopt both the balance sheet recognition provision and measurement date provision of SFAS No. 158 at September 30, 2007, which represents an early adoption of the measurement date provision. Accordingly, for the balance sheet recognition provision, with respect to the Company’s portion of pension and postretirement plans at September 30, 2007, the after-tax impact of adopting SFAS No. 158 is expected to reduce members’ equity by approximately $19.2 million and $11.4 million for the United States and United Kingdom plans, respectively. For the measurement date provision, for the Company’s portion of the United States pension and post-retirement plans at September 30, 2007, the Company is expected to record an after-tax charge of approximately $2.8 million to member’s equity in the fourth quarter of fiscal 2007. The United Kingdom plans currently have measurement dates of September 30, and therefore no change in measurement date is required for those plans. These estimates are actuarially calculated based on current assumptions for the plans, and assume that there will be no modifications, amendments or other significant changes to the plans. Actual results could differ from these estimates.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statement allows entities to choose to measure many financial instruments and other items at fair value. In addition, SFAS No. 159 includes an amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact that SFAS No. 159 could have on its consolidated financial statements, if any.

Note 4—Incorporation of EU Region

In October 2001, the Company’s Board of Directors passed a resolution approving the incorporation of the EU region and its admission as a regional group member of the Company. Actual incorporation was subject to favorable tax rulings and no adverse financial effects on the Company. Final Board approval was granted and the EU region was separately incorporated in Delaware on July 1, 2004 as Visa Europe Services Inc. (“VESI”). Upon incorporation, the members within the EU region of Visa International Service Association gave up their membership in the Company and became direct members of Visa Europe, a newly formed United Kingdom private limited company. VESI is a wholly-owned subsidiary of Visa Europe.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Upon incorporation, the Company transferred all of the assets and liabilities of the EU region to VESI. No gain or loss was recorded as a result of this transaction. A summary of the EU region balance sheet at June 30, 2004 is as follows:

June 30, 2004
Assets
Cash and cash equivalents	$10,794
Accounts receivable and other current assets	78,654
Premises, equipment and intangibles, net	84,284
Other assets	42,742

Total assets	$216,474

Liabilities and Accumulated Other Comprehensive Income
Accrued and other current liabilities	$152,413
Other liabilities	63,103

Total liabilities	215,516
Accumulated other comprehensive income	958

Total liabilities and accumulated other comprehensive income	$216,474

The consolidated balance sheets of the Company at September 30, 2006 and 2005 do not reflect balances of Visa Europe.

The consolidated statement of operations of the Company for the year ended September 30, 2004 reflects the following amounts related to the EU region:

Year Ended September 30, 2004(1)
Operating revenues	$386,630
Visa International fees	(96,028)
Operating expenses	(283,862)
Non-operating expenses, net	(4,477)

Income before income taxes	$2,263

(1)	Fiscal 2004 reflects the nine-month period ended June 30, 2004 prior to the EU region’s incorporation.

In October 2001, the Company entered into a twenty-year lease agreement for premises to be occupied by the EU region and Visa CEMEA. As of July 1, 2004, the entire lease was assigned to VESI with the Company acting as a guarantor to the landlord as required by United Kingdom property law under the existing lease. In the event of a default by VESI, the Company is obligated to make lease payments. The base rent commitment is £7.5 million each year or $14.0 million in U.S. dollars (based on the September 30, 2006 exchange rate). Rent is allocated based on the square footage occupied by the tenants and was 81.1% for VESI and 18.9% for Visa CEMEA at September 30, 2006 and 2005. VESI agreed to reimburse the Company for any liabilities that may arise under the Company’s guarantee to the landlord. The estimated value of this guarantee at September 30, 2006 is $0.2 million.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Note 5—Visa Affiliates

Visa U.S.A., Visa Europe and Visa Canada are separately incorporated regional group members of Visa International. The results of their operations are not consolidated with those of the Company. The Company provides global brand management, global product enhancements, management of global system development and interoperability, and corporate support to all three group members. Compensation for these services is based on fees ratified by the Company’s Board of Directors. The Company is a party to numerous agreements with these Visa affiliates which allow each company to provide services to the other at negotiated fees. The Company earned total fees from these affiliates for the years ended September 30, 2006, 2005 and 2004 as follows:

	Years Ended September 30,
	2006	2005	2004
Service fees
Visa U.S.A.	$159,264	$168,455	$196,297
Visa Europe(1)	108,022	117,060	33,482
Visa Canada	14,225	15,066	16,212

Total service fees	$281,511	$300,581	$245,991

Data processing fees
Visa U.S.A.	$2,645	$2,392	$2,246
Visa Europe(1)	2,068	1,946	410
Visa Canada	196	181	149

Total data processing fees	$4,909	$4,519	$2,805

Total fees	$286,420	$305,100	$248,796

(1)	Fiscal 2004 reflects revenue for the three month period after the incorporation of the EU region on July 1, 2004.

Total fees from Visa U.S.A. represented 12.8%, 14.9% and 14.1% of Visa International’s total operating revenues for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. Other than Visa U.S.A., no other member accounted for more than 10% of Visa International’s total operating revenues during fiscal 2006, fiscal 2005 and fiscal 2004.

The Company has agreements with Inovant LLC, a majority-owned subsidiary of Visa U.S.A., for processing worldwide transactions and other services, primarily related to system development in support of Visa branded products and services. The Company also has agreements for services rendered by Visa U.S.A. and Visa Europe, primarily related to system development in support of Visa branded products and services at negotiated fees. Total expenses for these services, recorded as affiliates services on the consolidated statements of operations, were $212.1 million, $183.5 million and $245.5 million for the years ended September 30, 2006, 2005 and 2004, respectively. Included in affiliates services for fiscal 2005 is a reduction of expense totaling $12.3 million for a one-time pricing related settlement from Inovant LLC.

The Visa CEMEA region is a party to numerous agreements with Visa Europe which allow each entity to provide services to the other at negotiated fees. One such arrangement is related to the lease agreement for premises occupied by both Visa Europe and Visa CEMEA (refer to Note 4). In fiscal 2006, 2005 and 2004, Visa CEMEA paid Visa Europe $9.1 million, $9.1 million and $2.2 million, respectively, for premises and various other services.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Amounts due from and due to Visa affiliates are settled monthly. At September 30, 2006 and 2005, the Company had the following due from and due to Visa affiliates included in accounts receivable and accrued and other liabilities on the consolidated balance sheets:

	September 30,
	2006	2005
Due from Visa affiliates
Visa Europe	$7,263	$9,535
Visa Canada	—	107

Total due from Visa affiliates	$7,263	$9,642

Due to Visa affiliates
Visa U.S.A.	$4,956	$6,336
Inovant LLC	26,013	22,375
Visa Canada	810	—

Total due to Visa affiliates	$31,779	$28,711

In addition, at September 30, 2006 and 2005, other liabilities included an obligation to Visa U.S.A. for $20.0 million and $16.4 million, respectively, related to California income taxes.

The Company has an uncommitted credit facility with Visa U.S.A. whereby the Company or Visa U.S.A. may provide each other short-term financing with a maximum term of five business days. Neither the Company nor Visa U.S.A. has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of September 30, 2006 or September 30, 2005 under this arrangement.

Note 6—Investments

Trading Assets and Deferred Compensation Liabilities

The Company maintains its trading assets portfolio to generate returns related to certain deferred executive compensation plans. Changes in the fair value of trading securities are included in non-operating income (expense), net, on the consolidated statements of operations. Changes in the fair value of the vested portion of the deferred compensation liabilities are recorded in personnel expenses on the consolidated statements of operations. The deferred compensation liabilities, included in accrued compensation and benefits, were $70.4 million and $67.5 million at September 30, 2006 and 2005, respectively.

The dividends, net realized gains and net unrealized gains from trading assets for the years ended September 30, 2006, 2005 and 2004 were as follows:

	Years Ended September 30,
	2006	2005	2004
Dividends	$3,220	$1,858	$960
Net realized gains	1,956	1,745	663
Net unrealized gains	989	2,251	973

Total	$6,165	$5,854	$2,596

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Available-for-Sale Investments

The amortized cost, gross unrealized gains and losses, and fair value of available-for-sale securities at September 30, 2006 and 2005 were as follows:

	September 30, 2006
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Marketable equity securities	$—	$1,210	$—	$1,210

	September 30, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. agency debt securities	$8,100	$3	$—	$8,103
Marketable equity securities	—	1,164	—	1,164

Total	$8,100	$1,167	$—	$9,267

At September 30, 2005, available-for-sale investments in U.S. agency debt securities had maturities of greater than three months but less than one year.

For the year ended September 30, 2006, the realized gain recognized was not significant. There were $0.7 million and $1.4 million of realized gains recognized for the years ended September 30, 2005 and 2004, respectively. There were no realized losses recorded in any of the three years ended September 30, 2006, 2005 and 2004.

There were no investment securities in continuous gross unrealized loss positions for greater than twelve months at September 30, 2006, 2005 or 2004.

Other Investments

At September 30, 2006 and 2005, investments accounted for under the cost and equity methods were $68.6 million and $57.1 million, respectively. There have been no identified events or changes in circumstances that may have had a significant adverse effect on the fair value of these investments during the year ended September 30, 2006, and accordingly, an estimate of the fair value of any investment was not required.

At September 30, 2006 and 2005, investments accounted for under the equity method (“nonconsolidated affiliates”) were $47.3 million and $38.8 million, respectively. These investments include $22.0 million and $21.9 million of investments in real estate joint venture affiliates at September 30, 2006 and 2005, respectively, for which summarized financial information is provided in Note 9.

At September 30, 2006 and 2005, the Company holds a 16% ownership interest in Inovant LLC, a subsidiary of Visa U.S.A. The carrying value of the investment in Inovant LLC was $19.4 million and $11.6 million at September 30, 2006 and 2005, respectively. Equity earnings from the investment in Inovant LLC were $7.9 million, $9.1 million and $4.6 million for the years ended September 30, 2006, 2005 and 2004, respectively.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Summarized financial information of Inovant LLC was as follows:

Summarized Balance Sheets Data

	September 30,
	2006	2005
Current assets	$238,299	$177,233
Other assets	80,234	71,477

Total assets	$318,533	$248,710

Current liabilities	$156,525	$136,201
Other liabilities	39,941	41,555

Total liabilities	$196,466	$177,756

Summarized Statements of Operations Data

	For the years ended September 30,
	2006	2005	2004
Operating revenues	$860,683	$844,698	$761,626
Operating expenses	$809,052	$791,187	$717,423
Net income	$51,343	$54,983	$44,303

The Company periodically evaluates its cost and equity method investments for accounting treatment in accordance with FIN 46R, Consolidation of Variable Interest Entities. At September 30, 2006 and 2005, the Company had investments in three and four companies, respectively, that were identified as variable interest entities. The Company was not the primary beneficiary of any of these entities and as such no consolidation was required, although it did have a significant variable interest in one entity. This entity is involved in the development of processing services for smart cards in Egypt. The Company’s variable interests in this entity at September 30, 2006 consisted of an equity investment and a lease guarantee and were not material to the Company’s consolidated financial statements. During the six months ended March 31, 2007, the lease guarantee was terminated and this, together with other transactions and events, led to a reconsideration of the status of the entity with the conclusion that it no longer satisfied the criteria of a variable interest entity.

Note 7—Premises and Equipment, Net

Premises and equipment, net, at September 30, 2006 and 2005 consisted of the following:

	September 30,
	2006	2005
Land	$22,133	$22,133
Buildings	120,496	119,677
Furniture, fixtures and leasehold improvements	56,189	59,473
Computer equipment	73,900	79,392

Total premises and equipment	272,718	280,675
Less: accumulated depreciation	110,101	107,496

Premises and equipment, net	$162,617	$173,179

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Depreciation expense associated with premises and equipment was $24.6 million, $24.2 million and $37.7 million for the years ended September 30, 2006, 2005 and 2004, respectively.

Note 8—Intangible Assets, Net

Identifiable finite-lived intangible assets, net, at September 30, 2006 and 2005 consisted of the following:

	September 30, 2006
	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$88,764	$41,548	$47,216
Other	6,111	5,903	208

Total	$94,875	$47,451	$47,424

	September 30, 2005
	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$81,290	$28,433	$52,857
Other	5,911	5,840	71

Total	$87,201	$34,273	$52,928

Capitalized software includes both purchased and internally developed software.

Amortization expense associated with finite-lived intangible assets was $13.4 million, $8.7 million and $8.2 million for the years ended September 30, 2006, 2005 and 2004, respectively.

At September 30, 2006, estimated future amortization expense on finite-lived intangible assets was as follows:

Years Ending September 30,	Estimated Future Amortization Expense
2007	$20,577
2008	16,930
2009	9,774
2010	106
2011	37
Thereafter	—

Total	$47,424

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Note 9—Investments in Real Estate Joint Ventures

The Company and Visa U.S.A. invest in real estate joint ventures that own, develop, lease and operate certain facilities and properties used jointly by the Company, Visa U.S.A. and Inovant LLC. The following represents the Company’s investments in the joint ventures at September 30, 2006 and 2005:

	Ownership Percentage	September 30,
		2006	2005
Visa Resources	50.0%	$2,162	$2,016
Visa Land Management, Inc.	50.0%	367	352
Visa Land Management II, Inc.	50.0%	165	156
Visa Land Development I, L.P.	49.5%	10,673	10,012
Visa Land Development II, L.P.	49.5%	8,652	9,381

Total		$22,019	$21,917

Visa Resources, a California General Partnership, manages and invests in or leases premises and equipment used jointly by the Company, Visa U.S.A. and Inovant LLC. Visa Land Management, Inc. and Visa Land Management II, Inc. manage the interests of Visa Land Development I, L.P. (“VLD I”) and Visa Land Development II, L.P. (“VLD II”), respectively, in owned real estate. The Company also owns two buildings in the San Francisco Bay Area which are leased on a month-to-month basis to Visa Resources to manage as additional space for the Company, Visa U.S.A. and Inovant LLC. The total lease payments by Visa Resources to the Company for the years ended September 30, 2006, 2005 and 2004 were $15.0 million, $14.9 million and $15.2 million, respectively, and are included in non-operating income, net, on the consolidated statements of operations.

Summarized combined financial information of the real estate joint ventures was as follows:

Combined Balance Sheets

	September 30,
	2006	2005
Current assets	$14,422	$14,419
Premises and equipment, net	84,055	86,468
Other assets	1,176	1,093

Total assets	$99,653	$101,980

Current liabilities	$6,616	$5,632
Other liabilities	1,679	1,519
Debt	46,930	50,605
Equity	44,428	44,224

Total liabilities and equity	$99,653	$101,980

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Combined Statements of Operations

	Years Ended September 30,
	2006	2005	2004
Total revenues	$81,912	$84,327	$86,800
Total expenses	81,654	84,139	86,605

Income before taxes	$258	$188	$195

Current liabilities of the combined real estate joint ventures include $2.3 million and $1.5 million of amounts payable to the Company at September 30, 2006 and 2005, respectively, and are included in accounts receivable on the Company’s consolidated balance sheets.

The combined debt of VLD I and VLD II was $46.9 million and $50.6 million at September 30, 2006 and 2005, respectively. The two notes bear interest at 8.28% and 7.83% and mature in 2014 and 2015, respectively. Interest expense on the outstanding notes for the years ended September 30, 2006, 2005 and 2004 was $4.1 million, $4.4 million and $4.6 million, respectively.

The following table presents future debt payments:

Years Ending September 30,	Future Debt Payments
2007	$4,070
2008	4,410
2009	4,779
2010	5,178
2011	5,611
Thereafter	23,586

Total	47,634
Less: unamortized debt issuance & other costs	704

Total debt	$46,930

Visa Resources charges the combined costs of facilities, equipment and other shared services to the Company, Visa U.S.A. and Inovant LLC, based on an agreed-upon methodology. For the years ended September 30, 2006, 2005 and 2004, the Company was allocated $10.7 million, $12.4 million and $13.4 million of these expenses, respectively. These amounts are included in premises, equipment and software expense on the consolidated statement of operations, and represented 17.0%, 18.9% and 19.9% of total expenses allocated by Visa Resources for the years ended September 30, 2006, 2005 and 2004, respectively.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Visa Resources has commitments to non-Visa affiliates for operating leases relating to office facilities and equipment. At September 30, 2006, combined total future minimum lease payments under these non-cancelable operating leases with original terms of more than one year were as follows:

Years Ending September 30,	Future Minimum Lease Payments
2007	$3,442
2008	2,082
2009	2,071
2010	2,083
2011	2,120
Thereafter	177

Total lease commitments	$11,975

Note 10—Other Assets and Liabilities

Other Assets

Other assets at September 30, 2006 and 2005 consisted of the following:

	September 30,
	2006	2005
Cost and equity method investments	$27,100	$23,593
Investment in Inovant LLC (equity method)	19,436	11,568
Annuity contracts	2,914	1,319
Other	9,512	7,000

Total	$58,962	$43,480

Accrued and Other Liabilities

Accrued and other liabilities at September 30, 2006 and 2005 consisted of the following:

	September 30,
	2006	2005
Accrued marketing expenses and member incentives	$292,094	$137,898
Accrued operating expenses	48,088	35,996
Due to Visa affiliates	31,779	28,711
Settlement risk guarantee	150	300
Other	11,408	9,489

Total	$383,519	$212,394

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Other Liabilities

Other long-term liabilities at September 30, 2006 and 2005 consisted of the following:

	September 30,
	2006	2005
Employee benefits	$25,307	$23,634
Note payable to Visa U.S.A. related to California income taxes	20,013	16,384
Annuity contracts	2,926	1,319
Asset retirement obligations	2,114	1,558
Other	459	1,537

Total	$50,819	$44,432

Note 11—Non-Operating Income, Net

Non-operating income, net, for the years ended September 30, 2006, 2005 and 2004 consisted of the following:

	Years Ended September 30,
	2006	2005	2004
Interest income	$24,469	$14,120	$5,249
Interest expense	(5,162)	(7,545)	(11,096)
Dividend income	28,738	7,800	1,103
Equity in earnings of unconsolidated investments, impairment charges and other gains, net	9,666	5,437	798
Trading assets income	6,165	5,854	2,596
Losses on sale of assets	(371)	(83)	(1,011)
Real estate rental income	15,006	14,886	15,213

Total	$78,511	$40,469	$12,852

Note 12—Debt

U.S. Commercial Paper Program

The Company maintains a U.S. commercial paper program to support its working capital requirements and for general corporate purposes. This program allows the Company to issue up to $500.0 million of unsecured debt securities, with maturities up to 270 days from the date of issuance and at interest rates generally extended to companies with comparable credit ratings. As of September 30, 2006 and 2005, the Company had no outstanding obligations under this program.

Revolving Credit Facilities

The Company maintains certain revolving credit facilities. The participating lenders in these revolving credit facilities include certain of the Company’s members or affiliates of the Company’s members. These revolving credit facilities are maintained to provide liquidity in the event of settlement failures by the Company’s members, to back up the commercial paper program and, in the case of the three-year facility, for general corporate purposes.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

At September 30, 2006, the Company’s revolving credit facilities consisted of the following:

	Maximum Allowed Borrowing Under Credit Facility	Expiration Date
364-day facility	$1,200,000	October 2006
Three-year facility	$300,000	October 2007
Incremental facility	*	*

*	Under the terms of the 364-day credit agreement, Visa International may request up to three activations of an incremental facility up to a maximum principal amount of $500 million with a maximum expiration date in October 2006. Once activated, the incremental facility is a committed credit facility until the expiration date granted by the lenders. The incremental facility was not activated as of September 30, 2006.

Interest rates on the revolving credit facilities are determined at the option of the Company by either an alternative base rate or by a ratings-based pricing grid which uses the Company’s senior unsecured long-term debt rating as assigned by Standard & Poor’s and Moody’s Investors Service. Interest is assessed at various conventional reference rates plus applicable margins. Facility and other fees associated with the revolving credit facilities were in the aggregate $1.5 million, $2.1 million, and $1.6 million for the years ended September 30, 2006, 2005 and 2004, respectively.

The credit facilities contain certain covenants and events of default, including financial covenants related to consolidated accumulated net income and other indebtedness, both of which are calculated and reported quarterly. During the years ended September 30, 2006, 2005 and 2004, the Company was in compliance with all covenants with respect to the revolving credit facilities.

As of September 30, 2006 and 2005, there were no borrowings under the revolving credit facilities.

In October 2006, the Company extended the expiration date of the Company’s then existing $1.2 billion 364-day revolving credit facility to December 5, 2006. In November 2006, the Company entered into a new agreement (the “November 2006 agreement”) for a $1.45 billion 364-day revolving credit facility and a $500.0 million incremental facility, both with expiration dates in November 2007. The new credit facilities replaced the $1.2 billion credit facility. Under the terms of the November 2006 agreement, Visa International may request up to three activations of the incremental facility up to a maximum principal amount of $500 million with a maximum expiration date in November 2007. Once activated, the incremental facility is a committed credit facility until the expiration date granted by the lenders. The incremental facility was activated at inception in November 2006, and the commitments under the current incremental facility expire, and any loans thereunder mature, on June 15, 2007. Visa International may make two additional incremental facility activation requests until November 18, 2007.

Long-Term Debt

Long-term debt at September 30, 2006 and 2005 consisted of the following:

	September 30,
	2006	2005
Medium-term notes—maturing August 2009; fixed interest rate of 7.53%; payable semi-annually	$40,000	$40,000
Unamortized discount and debt issuance cost	(71)	(96)

Long-term debt	$39,929	$39,904

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The Company established a medium-term note program in 1992 to offer up to $250.0 million of unsecured private placement notes. The notes may be issued with maturities from nine months to thirty years at fixed or floating interest rates. No medium-term notes were issued in fiscal 2006 or 2005.

Interest expense on the outstanding notes for the years ended September 30, 2006, 2005 and 2004 was $3.0 million, $3.0 million and $3.2 million, respectively.

Note 13—Settlement Guarantee Management

Each member is responsible for settlement of transactions with other members. However, under the Company’s corporate bylaws, the Company indemnifies members for settlement loss suffered due to the failure of any other member to honor Visa cards and travelers cheques processed in accordance with its Operating Regulations.

Settlement losses are initially borne by the Company and may subsequently be recovered from the region where the member has its principal place of business. Annually, each region is responsible for losses up to $1.0 million plus 0.003% of its total volume for the fiscal year preceding the loss. Losses in excess of this amount are allocated among all regions in proportion to each region’s percentage of worldwide total volume. As a result, the Company receives a partial indemnification from its separately incorporated regional group members—Visa U.S.A., Visa Canada and Visa Europe—for worldwide losses in excess of the loss sharing allocation.

The Company’s indemnification with respect to members’ settlement losses creates settlement risk for the Company, due to the difference in timing between the date of a payment transaction and the date of subsequent settlement. The term and amount of the indemnification are unlimited. Settlement risk is estimated using the average daily card volumes during the quarter multiplied by the estimated number of days to settle, and the total balance for outstanding travelers cheques. The Company’s worldwide maximum estimated settlement exposure, after consideration of the collateral amounts set forth below, amounted to approximately $45.0 billion and $40.0 billion at September 30, 2006 and 2005, respectively. No material loss related to settlement risk was incurred for the years ended September 30, 2006, 2005 and 2004.

To manage the settlement risk under this indemnification and the resulting risk to all members, a formalized set of credit standards has been approved by the Visa International Board of Directors. If a member fails to meet any of the credit standards, it is subject to risk control measures such as collateral or trust arrangements. The Company also provides protection to members and merchants who have incurred losses as a result of counterfeit travelers cheques. The Company retains insurance coverage for such losses in excess of $1.0 million to a maximum of $5.0 million.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Member Collateral

To reduce potential losses related to settlement risk, the Company requires certain members to post collateral in order to ensure their performance of settlement obligations arising from card and travelers cheque product clearings. The separately incorporated regional group members of the Company maintain similar collateral requirements for their members. The type of collateral is based on Board-approved standards that include cash equivalents, letters of credit, guarantees and securities. At September 30, 2006 and 2005, the Company held collateral for its members as follows:

	September 30,
	2006	2005
Cash equivalents	$276,513	$344,496
Letters of credit	384,249	271,470
Guarantees	387,390	419,776
Securities	2,000	2,000

Total collateral	$1,050,152	$1,037,742

Approximately $275.3 million and $288.8 million of cash equivalents are classified as both an asset and corresponding liability on the consolidated balance sheets at September 30, 2006 and 2005, respectively.

Settlement Risk Guarantee

The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures. The model is independently reviewed and updated on a periodic basis to capture recent characteristics of the membership, historical loss experience, and changes in Visa International’s global risk policies and procedures.

During 2005, the Company recorded a $44.6 million reduction in its settlement guarantee obligation with a corresponding reduction to expense as a result of management’s review of the loss model. Specifically, the historical loss factors utilized in the model were reduced as a result of the Company’s low loss history and sustained performance under its global risk policies and procedures. Furthermore, management concluded that it had experienced sufficient economic cycles, loss events and economic incidents to utilize the updated loss factors in its fair value determination, thereby resulting in the reduction in the fair value of the guarantee obligation. As of September 30, 2006 and 2005, the value of the settlement risk guarantee was $0.2 million and $0.3 million, respectively.

Note 14—Retirement and Other Employee Benefit Plans

Substantially all of the Company’s employees are covered by various contributory and noncontributory benefit plans. The major plans are described below.

United States Plans

The Company sponsors jointly with Visa U.S.A. a noncontributory defined benefit pension plan, which provides retirement benefits for substantially all of its employees in the United States. Pension plan expense was accrued as actuarially determined under the projected unit credit method. The benefits are based upon years of

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

service, age and the employee’s final three years of earnings or, in the case of employees hired after September 30, 2002, the employee’s final five years of earnings. The pension plan assets are invested in pooled and mutual funds. The Company uses a June 30th measurement date for pension and postretirement benefits. Information presented herein reflects this measurement date. The last actuarial valuation for this pension plan was made on June 30, 2006.

The Company made an amendment to its pension plan, effective November 1, 2003. The amendment limits the maximum leave period that may be taken into account for pension benefit purposes to twenty-four months in aggregate. This amendment did not have a material impact on the Company’s pension liability.

The Company also participates jointly with Visa U.S.A. in a postretirement plan that provides postretirement medical benefits to its retirees and dependent spouses in the United States who meet the minimum age and service requirements. Benefits are provided from the retirement date until the retiree reaches age sixty-five. Retirees must contribute on a monthly basis for the same coverage that is generally available to active employees and their dependents. The Company’s contributions are funded on a current basis.

For the years ended September 30, 2006, 2005 and 2004, the Company made substantial excess pension plan payments and, as a result, was required to recognize its proportionate share of previously unrecognized losses through settlement accounting as defined in SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. The Company’s portion of pension plan payments and net settlement loss were recorded in personnel expenses on the consolidated statements of operations and are summarized below:

	Year Ended September 30,
	2006	2005	2004
Plan Payments
Total excess pension plan payments	$5,250	$11,362	$33,674
Visa International’s portion of excess pension plan payments	$1,479	$2,354	$11,527
Settlement Loss
Total excess pension plan net settlement loss	$3,108	$12,490	$37,502
Visa International’s portion of excess pension plan net settlement loss	$1,330	$3,546	$12,035

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The following tables provide an aggregate reconciliation of the benefit obligations, plan assets, funded status and amounts recognized in the financial statements related to the pension plan and the postretirement plan of Visa International and Visa U.S.A.:

	Measurement Date June 30,
	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Changes in Benefit Obligation
Benefit obligation—beginning of year	$714,968	$601,160	$67,125	$58,067
Service cost	74,025	62,369	6,755	6,027
Interest cost	41,164	40,902	3,621	3,919
Actuarial (gains) losses	(93,901)	80,216	(480)	1,948
Settlements	2,124	6,853	—	—
Benefit payments	(77,958)	(76,532)	(2,938)	(2,836)

Benefit obligation—end of year	$660,422	$714,968	$74,083	$67,125

Accumulated pension benefit obligation	$487,939	$451,135	$—	$—

Change in Plan Assets
Fair value of plan assets—beginning of year	$493,538	$416,138	$—	$—
Actual return on plan assets	39,257	27,968	—	—
Employer contributions	59,561	125,964	2,938	2,836
Benefit payments	(77,958)	(76,532)	(2,938)	(2,836)

Fair value of plan assets—end of year	$514,398	$493,538	$—	$—

Funded Status
Funded status—end of year	$(146,024)	$(221,430)	$(74,083)	$(67,125)
Unrecognized prior service cost	7,363	8,374	(16,321)	(20,980)
Unrecognized net actuarial loss	141,661	257,217	25,203	27,688
Employer contributions between measurement date and end of year	461	4,771	932	735

Net amounts recognized—end of year	$3,461	$48,932	$(64,269)	$(59,682)

Visa International’s portion of (accrued) prepaid benefit	$(720)	$10,828	$(13,444)	$(13,026)

Assumptions used, on a weighted-average basis, to develop the projected benefit obligation for the plans were as follows:

	Measurement Date June 30,
	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Discount rate	6.2%	5.3%	6.2%	5.0%
Rate of increase in compensation levels	5.5%	5.5%	—	—

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Net periodic pension and other postretirement cost for the plans included the following components:

	Pension Benefits			Postretirement Benefits
	Years Ended September 30,
	2006	2005	2004	2006	2005	2004
Service cost	$74,025	$62,369	$62,057	$6,755	$6,027	$5,759
Interest cost	41,164	40,902	35,937	3,621	3,919	3,249
Expected return on plan assets	(36,133)	(30,539)	(25,086)	—	—	—
Amortization of:
Prior service cost	1,011	1,011	1,011	(4,659)	(4,659)	(4,659)
Actuarial loss	17,317	11,197	12,879	1,804	1,851	1,878

Net periodic pension cost	97,384	84,940	86,798	7,521	7,138	6,227
Additional settlement charges	3,108	12,490	37,502	—	—	—

Total net benefit cost	$100,492	$97,430	$124,300	$7,521	$7,138	$6,227

Visa International’s portion of net periodic pension cost	$21,953	$20,267	$20,523	$1,367	$1,389	$1,195
Visa International’s portion of additional settlement charges	$1,330	$3,546	$12,035	$—	$—	$—

Assumptions used, on a weighted-average basis, to develop the net periodic pension and postretirement cost of the plans were as follows:

	Pension Benefits			Postretirement Benefits
	Years Ended September 30,
	2006	2005	2004	2006	2005	2004
Discount rate	5.3%	6.3%	6.0%	5.0%	6.3%	6.0%
Expected long-term rate of return on plan assets	7.5%	7.5%	7.5%	—	—	—
Rate of increase in compensation levels	5.5%	5.5%	5.5%	—	—	—

The expected rate of return on plan assets is primarily based on long-term historical risks and returns associated with each asset class within the portfolio. The expected return is weighted based on a target allocation and results in a long-term return rate of 7.5%.

The pension plan’s target and actual strategic asset allocations at September 30, 2006 and 2005 by asset category were as follows:

Asset Class	Target Allocation	Permissible Range		Actual Allocation
		Minimum	Maximum	2006	2005
Equity securities	65%	50%	80%	68%	68%
Fixed income securities	30%	25%	35%	30%	30%
Other	5%	—	7%	2%	2%

Total	100%			100%	100%

Plan assets are managed with a long-term perspective to ensure that there is an adequate level of assets to support benefit payments to participants over the life of the pension plan. Plan assets are managed by external investment managers. Investment management performance is benchmarked for each asset base. An independent

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

consultant assists the Company with investment manager selections and performance evaluations. Plan assets are broadly diversified to mitigate the risk of significant losses. The other asset category includes U.S. cash equivalents that are held to meet the liquidity needs of the plan.

The Company’s funding policy is to contribute, annually, an amount between the minimum required and the maximum deductible for U.S. federal income tax purposes. The following table presents the actual contributions made by the Company from its employer assets for fiscal 2006 and 2005 and the expected contributions for fiscal 2007 under its pension plan and postretirement plan:

	Pension Plan		Postretirement Plan
	Total Plan Contributions	Visa International’s Portion	Total Plan Contributions	Visa International’s Portion
Actual employer contributions
Fiscal 2006	$59,561	$12,398	$2,938	$951
Fiscal 2005	$125,964	$31,999	$2,836	$951
Expected employer contributions
Fiscal 2007	$51,000	$10,700	$3,700	$1,100

The following table presents estimated future benefit payments:

	Pension Plan		Postretirement Plan
	Total Payments	Visa International’s Portion	Total Payments	Visa International’s Portion
Expected benefit payments
2007	$55,800	$12,400	$3,700	$1,100
2008	$62,800	$12,600	$4,600	$1,300
2009	$71,000	$15,300	$5,500	$1,400
2010	$76,400	$15,000	$6,500	$1,600
2011	$83,800	$16,000	$7,300	$1,600
2012-2016	$488,400	$96,600	$47,700	$9,300

For the postretirement plan, the assumed annual rate of future increases in per capita cost of health benefits was 7.0% in 2006; the rate is assumed to decrease to 6.0% by 2007 and remain at that level thereafter. These trend rates reflect management’s and actuaries’ expectations of future rates. The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase or decrease in assumed health care cost trend rates would have had the following effects:

	Effects on Total Postretirement Plan	Visa International’s Portion
Increase of one percentage point in health care cost trend rate
Effect on total service and interest costs	$398	$72
Effect on postretirement benefit obligation	$1,121	$211

Decrease of one percentage point in health care cost trend rate
Effect on total service and interest costs	$(342)	$(62)
Effect on postretirement benefit obligation	$(987)	$(187)

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

United Kingdom (“UK”) Plans

The Company participates in various qualified and nonqualified defined benefit plans, which provide retirement and death benefits for the Company’s employees residing in the United Kingdom. Calculation of pension plan expense is similar to the United States plan. Regular plan benefits are determined based on years of service, age and the employee’s highest average eligible salary for any three consecutive years during the last ten years of employment. Pension plan assets are invested in pooled funds. The last formal actuarial valuation for this pension plan was made on October 1, 2004. The projected benefit obligation at September 30, 2006 was based on the October 1, 2004 actuarial valuation, adjusted to reflect assumptions based on market conditions as of September 30, 2006.

As a result of the Visa Europe incorporation in July 2004, the Visa UK pension plan was amended to segregate Visa Europe employees from Visa CEMEA employees. A Deed of Amendment (“Deed”) was filed on October 1, 2004. The Deed establishes two sections and defines how the membership within each section is determined as well as how the assets and liabilities are allocated between Visa Europe and the Company. Each section had a separate formal actuarial valuation effective October 1, 2004 to assess the value of the related liabilities and assets. The Deed allows the trustees to consider whether the current investment strategy for each section is appropriate and to make changes. This means that different strategies were in place for the two sections beginning in fiscal 2005.

In December 2004, the segregation of the UK pension plan between Visa Europe and Visa CEMEA was completed and a final assessment was made to allocate the assets and liabilities as of September 30, 2004. Accordingly, the fiscal 2006 and 2005 balances (included herein) reflect Visa CEMEA only.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The following tables provide an aggregate reconciliation of the benefit obligations, plan assets, funded status and amounts recognized in the accompanying consolidated financial statements related to the qualified and nonqualified retirement plans:

	September 30,
	2006	2005
Change in Benefit Obligation
Benefit obligation—beginning of year	$57,554	$46,193
Service cost	3,889	3,451
Interest cost	3,127	2,737
Amendments	—	750
Actuarial (gains) losses	(130)	6,214
Benefit payments	(362)	(301)
Foreign currency exchange rate gains (losses)	3,739	(1,490)

Benefit obligation—end of year	$67,817	$57,554

Accumulated pension benefit obligation	$51,697	$44,319

Change in Plan Assets
Fair value of plan assets—beginning of year	$38,793	$30,106
Actual return on plan assets	3,711	5,399
Employer contribution	4,271	4,577
Benefit payments	(362)	(301)
Foreign currency exchange rate gains (losses)	2,616	(988)

Fair value of plan assets—end of year	$49,029	$38,793

Funded Status
Funded status—end of year	$(18,788)	$(18,761)
Unrecognized prior service cost	16	73
Unrecognized actuarial loss, net	17,904	19,135

Net amounts recognized—end of year	$(868)	$447

Amounts Recognized in the Consolidated Balance Sheets
Prepaid benefit cost	$7,954	$8,190
Accrued benefit liability	(8,822)	(7,743)

Net amounts recognized—end of year	$(868)	$447

Assumptions used to develop the projected benefit obligation were as follows:

	September 30,
	2006	2005
Discount rate—qualified	5.0%	5.0%
Discount rate—nonqualified	5.0%	5.0%
Rate of increase in compensation levels—qualified	4.5%	4.5%
Rate of increase in compensation levels—nonqualified	5.5%	5.5%

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Net periodic pension cost included the following components:

	Years Ended September 30,
	2006	2005	2004
Service cost	$3,889	$3,451	$14,933
Interest cost	3,127	2,737	8,804
Expected return on plan assets	(2,736)	(2,449)	(9,422)
Amortization of:
Prior service cost	47	807	240
Actuarial loss	1,003	565	5,585
Lump sum risk premiums	326	332	509

Net periodic pension cost	$5,656	$5,443	$20,649

Visa CEMEA’s portion of net periodic pension cost	$5,656	$5,443	$6,032

Assumptions used to develop the net periodic pension cost were as follows:

	Years Ended September 30,
	2006	2005	2004
Discount rate—qualified	5.0%	5.5%	5.5%
Discount rate—nonqualified	5.0%	5.5%	5.5%
Expected long-term rate of return on plan assets	7.0%	7.0%	7.0%
Rate of increase in compensation levels—qualified	4.5%	4.5%	4.0%
Rate of increase in compensation levels—nonqualified	5.5%	5.5%	5.0%

The expected rate of return on plan assets is primarily based on the long-term historical risks and returns associated with each asset class within the portfolio. The expected return is weighted based on a target allocation and results in a long-term return rate of 7.0%.

The pension plan’s weighted-average asset allocations at September 30, 2006 and 2005 by asset category were as follows:

Asset Class	Target Allocation	Target Allocation Range		Actual Allocation
		Minimum	Maximum	2006	2005
Equity securities	45%	40%	50%	54%	56%
Fixed income securities	45%	40%	50%	35%	36%
Other	10%	5%	15%	11%	8%

Total	100%			100%	100%

Plan assets are managed with a long-term perspective to ensure that there is an adequate level of assets to support benefit payments to participants over the life of the pension plan. The goal of the trustee is to manage the asset classes so that they are within 5% of the target allocation. The target asset allocation is a long-term objective that the pension plan will achieve over the next several years. The investment subcommittee of the trustee reviews the asset allocation on a quarterly basis.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The Company’s funding policy is to contribute, annually, an amount between the minimum required and the maximum deductible for U.S. federal income tax purposes. The following table presents the actual benefit payments and contributions made by the Company from its employer assets for fiscal 2006 and 2005 and the expected contributions for fiscal 2007 under its pension plan:

Total Pension Plan Contributions
Actual employer contributions
Fiscal 2006	$4,271
Fiscal 2005	$4,577
Expected employer contributions
Fiscal 2007	$4,100

The following table presents estimated future benefit payments:

Pension Plan Payments(1)
Expected benefit payments
2007	$400
2008	$500
2009	$500
2010	$600
2011	$600
2012-2016	$4,200

(1)	Converted to U.S. dollars at the September 30, 2006 exchange rate.

Other Plans

The Company sponsors jointly with Visa U.S.A. the Visa Thrift Plan, a defined contribution plan which covers substantially all of its employees in the United States. Contributions to this plan are funded on a current basis, and the expenses are recognized in the period in which the related payroll expenses are incurred. Personnel expenses attributable to the Company’s employees under this plan were $6.2 million, $5.8 million and $6.7 million for the years ended September 30, 2006, 2005 and 2004, respectively.

Effective January 1, 2004, the Company made several amendments to its defined contribution plan. The Company reduced employer matching while increasing the maximum covered pay percentage of employee contributions. The Company eliminated the minimum service requirement for participation in the plan and accelerated the vesting period from five years to three years. Finally, the Company eliminated the credited service requirement for rehired employees.

The Company has a nonqualified excess thrift plan and other retirement plans for certain employees. Related costs recorded in personnel expenses were $0.2 million, $0.3 million and $0.5 million for the years ended September 30, 2006, 2005 and 2004, respectively.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Note 15—Income Taxes

The Company’s income before taxes for the years ended September 30, 2006, 2005 and 2004 consisted of the following components:

	Years Ended September 30,
	2006	2005	2004
U.S.	$32,883	$82,485	$42,388
Non-U.S.	66,074	59,585	25,319

Total income before taxes	$98,957	$142,070	$67,707

The Company’s income tax expense for the years ended September 30, 2006, 2005 and 2004 consisted of the following:

	Years Ended September 30,
	2006	2005	2004
Current
U.S. federal	$37,006	$45,969	$8,038
U.S. state and local	4,695	413	61
Non-U.S.	2,290	(4,178)	1,383

Total current tax expense	43,991	42,204	9,482

Deferred
U.S. federal	(10,344)	10,987	19,326
U.S. state and local	(463)	5,678	6,610
Non-U.S.	(3,982)	—	—

Total deferred tax (benefit) expense	(14,789)	16,665	25,936

Total income tax expense	$29,202	$58,869	$35,418

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at September 30, 2006 and 2005 are presented below:

	September 30,
	2006	2005
Deferred Tax Assets
Deferred compensation	$27,521	$32,818
Retirement plans	14,362	12,050
Accrued expenses	12,549	3,320
Strategic investments	6,236	5,059
Foreign taxes	3,799	—
Other	9,840	6,520

Gross deferred tax assets	74,307	59,767
Valuation allowance	(575)	—

Total deferred tax assets	73,732	59,767

Deferred Tax Liabilities
Premises, equipment and software	(15,254)	(18,727)
Prepaid expenses	(5,284)	(2,797)
State taxes	(339)	(177)
Unrealized gains on investments	(528)	164

Total deferred tax liabilities	(21,405)	(21,537)

Net deferred tax asset	$52,327	$38,230

The increase in the net deferred tax assets of $14.1 million was due to various temporary differences including the computation of foreign deferred tax assets during 2006.

The valuation allowance of $0.6 million as of September 30, 2006 related to the California capital loss carryforwards. The California capital loss carryforward period is 5 years. As such, the capital loss carryforwards will expire during fiscal years ended September 30, 2007 through September 30, 2010. With the exception of the aforementioned, the Company’s gross deferred tax asset is appropriately stated at a level which management believes is more likely than not to be realized in the future, primarily from the generation of future taxable income.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The differences between the Company’s effective tax rate and the U.S. federal statutory rate, expressed as a percentage of income before taxes, for the years ended September 30, 2006, 2005 and 2004 were as follows:

	Years Ended September 30,
	2006	2005	2004
Statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.8%	0.4%	6.2%
Effect of California ruling	(7.5)%	16.9%	—
Meals and entertainment	1.3%	0.7%	2.3%
Non-U.S. tax effect, net of federal benefit	1.2%	(3.1)%	6.6%
Reassessment of tax reserves	(9.8)%	(7.6)%	—
Strategic organizational costs	6.9%	—	2.2%
Other	(0.4)%	(0.9)%	—

Effective tax rate	29.5%	41.4%	52.3%

The difference in the effective tax rate between 2006 and 2005 results primarily from a favorable resolution of a portion of a California audit and the reassessment of federal tax reserves partially offset by certain non-deductible expenditures incurred in connection with various strategic organizational matters in 2006.

The difference in the effective tax rate between 2005 and 2004 results primarily from the expected resolution of a California audit relating to the application of a previously issued state ruling, foreign tax refunds received, and the favorable resolution of a federal income tax audit during 2005.

Income taxes payable of $10.2 million and $14.4 million were included in trade and accrued taxes payable on the Company’s consolidated balance sheets for the years ended September 30, 2006 and 2005, respectively.

Cumulative undistributed earnings of the Company’s international subsidiaries amounted to $7.1 million as of September 30, 2006, all of which are intended to be permanently reinvested. These earnings have been provided for in income tax expense as the distributions are deemed to have occurred under the U.S. tax code.

Note 16—Derivative Financial Instruments

The functional currency for Visa International is the U.S. dollar (“USD”). The Company transacts business in USD and in various foreign currencies. This activity subjects the Company to exposure from movements in foreign currency exchange rates. The Company’s policy is to enter into foreign exchange forward and option derivative instruments to manage the variability in expected future cash flows of certain foreign currency denominated revenues and expenses attributable to changes in foreign exchange rates. These derivative instruments are denominated in the foreign currency in which the exposures are denominated. All derivative instruments outstanding at September 30, 2006 and 2005 have maturities of less than 16 months and 23 months, respectively. The Company does not use foreign currency option or foreign exchange forward contracts for speculative or trading purposes. All derivatives are recorded on the consolidated balance sheet at fair value in other current assets or accrued and other liabilities and the resulting gains or losses from changes in fair value are accounted for depending on whether the derivative is designated as either a cash flow or balance sheet hedge.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Cash Flow Hedges

The Company enters into forward and option contracts to hedge certain operational (“cash flow”) exposures resulting from changes in foreign currency exchange rates. Such cash flow exposures result from portions of forecasted revenues and expenses denominated in currencies other than USD.

To qualify for cash flow hedge accounting treatment, the Company formally documents, at inception of the hedge, all relationships between hedging transactions and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair value of cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods.

The effective portion of changes in the fair value of cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), net of taxes, on the consolidated balance sheets. When the forecasted transaction occurs and is recognized in earnings, the amount in other comprehensive income (loss), net related to that hedge is reclassified to operating revenue or expense. The balance accumulated in other comprehensive income (loss), net was not significant at September 30, 2006 and the Company expects to reclassify the entire amount to earnings during fiscal 2007 and 2008 due to the recognition in earnings of the hedged forecasted transactions.

During fiscal 2006, the Company changed its methodology for effectiveness testing and measurement from including to excluding time value. The excluded time value will be reported immediately in operating revenue or expenses depending on the underlying hedged item. For the year ended September 30, 2006, the amount recorded in earnings related to excluded time value was immaterial.

The Company assesses effectiveness prospectively using regression analysis and retrospectively using a dollar ratio test. Because time value is excluded from effectiveness, the effectiveness tests are performed on the foreign exchange forward and option contracts based on changes in the spot rate of the derivative instrument compared to changes in the spot rate of the forecasted hedged transaction. In the event there is recognized ineffectiveness or the underlying forecasted transaction does not occur within the designated hedge period or it becomes remote that the forecasted transaction will occur, the related gains and losses on the cash flow hedges are reclassified from accumulated other comprehensive income (loss), net on the consolidated balance sheets to other expense on the consolidated statement of operations at that time. For the year ended September 30, 2006, there were no gains or losses recognized in other expense due to measurable ineffectiveness, failure of an effectiveness assessment or the discontinuance of cash flow hedge accounting.

Balance Sheet Hedges

The Company uses forward rate contracts to economically hedge certain non-functional currency liabilities to reduce the risk that our earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These forward contracts are not designated for hedge accounting. The change in fair value of these derivatives is recorded in other expense and offsets the change in fair value of the underlying foreign currency denominated assets and liabilities.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

The following table provides information about the Company’s foreign currency forward contracts at September 30, 2006 and 2005:

	Estimated Fair Value at September 30, 2006
	USD Notional	Gain (Loss)	Average Rate
Cash Flow Hedges
Forward Contracts
Buy British pound	$50,569	$(389)	1.8825

Balance Sheet Hedges
Forward Contracts
Buy British pound	$3,973	$132	1.8062

	Estimated Fair Value at September 30, 2005
	USD Notional	Gain (Loss)	Average Rate
Cash Flow Hedges
Forward Contracts
Buy British pound	$71,885	$(1,938)	1.8149
Buy euro	$3,509	$(45)	1.2313

Balance Sheet Hedges
Forward Contracts
Buy British pound	$3,159	$61	1.7303

The Company’s derivative financial instruments are subject to both credit and market risk. Credit risk is the risk of loss due to failure of a counterparty to perform its obligations in accordance with contractual terms. Market risk is the potential change in an investment’s value caused by fluctuations in interest and currency exchange rates, credit spreads or other variables. The Company monitors the credit-worthiness of the financial institutions that are counterparties to its derivative financial instruments and does not consider the risks of counterparty nonperformance to be material. Notwithstanding the Company’s efforts to manage foreign exchange risk, there can be no assurance that its hedging activities will adequately protect against the risks associated with foreign currency fluctuations. Credit and market risks (as a result of an offset by the underlying cash flow being hedged) related to derivative instruments were not considered significant at September 30, 2006 and 2005.

Note 17—Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments as reported on the consolidated balance sheets:

Cash and cash equivalents, settlement due from and due to members, accounts receivable, other current assets, member collateral, trade payables, and accrued and other liabilities—The carrying amounts approximate fair value due to the short period of time to maturity.

Investments classified as available-for-sale, trading assets and foreign currency forward contracts—The fair value is based on quoted market prices.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Debt—The fair value is estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying value of the Company’s debt was $39.9 million at September 30, 2006 and 2005. The estimated fair value of the Company’s debt was $42.4 million and $43.2 million at September 30, 2006 and 2005, respectively.

Note 18—Concentration of Credit Risk

The Company extends credit to its affiliated and non-affiliated members. Collection of trade receivables may be affected by changes in economic or other industry conditions and may, accordingly, impact the Company’s overall credit risk. The Company performs ongoing credit evaluations of its customers. At September 30, 2006 and 2005, the Company had receivables from Visa Europe that represented approximately 12.2% and 16.4% of total accounts receivable, net, respectively. No other customer accounted for more than 10% of the Company’s total accounts receivable, net, at September 30, 2006 or 2005.

The Company also has significant concentration risk related to its guarantees on potential uncollateralized member settlement losses. Refer to Note 13 for additional discussion.

Cash and cash equivalents and available-for-sale investments included short-term investments in debt securities consisting of high credit-quality instruments. The Company has policies and procedures that limit the amount of credit exposure in any one financial institution or type of investment instrument.

Note 19—Commitments and Contingencies

Commitments

The Company’s future minimum payments on non-cancelable leases and marketing and other agreements, excluding payments to Visa Resources, at September 30, 2006 were as follows:

Years Ending September 30,	Leases	Marketing and Other	Total
2007	$16,481	$81,977	$98,458
2008	8,496	32,122	40,618
2009	4,551	27,849	32,400
2010	3,001	20,804	23,805
2011	2,659	19,151	21,810
Thereafter	29,790	21,001	50,791

Total	$64,978	$202,904	$267,882

The Company leases certain premises and equipment throughout the world under non-cancelable operating and capital leases with varying expiration dates. The Company’s rent expense on operating leases, excluding rents paid to Visa Resources (refer to Note 9), was $19.9 million, $20.6 million and $32.3 million for the years ended September 30, 2006, 2005 and 2004, respectively. The Company has one capital lease for equipment. The net present value of minimum lease payments on the capital lease approximates book value. Imputed interest expense and accrued interest for the capital lease are not considered material.

In March 2006, the Company entered into an eight-year agreement to sponsor the Federation Internationale de Football Association (FIFA) World Cup, commencing in January 2007. On December 6, 2006, a trial court in

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

New York granted MasterCard Incorporated (MasterCard) injunctive relief against FIFA, with the effect of awarding the FIFA sponsorship contemplated in the Visa-FIFA agreement to MasterCard instead. FIFA has appealed the court’s decision, which appeal is currently pending. Until this MasterCard-FIFA litigation is finally resolved or the Company otherwise resolves the matter as between itself and FIFA, the Company’s rights and obligations under the Visa-FIFA agreement are not certain. The contractual payments under the agreement total $180.0 million over the eight-year term of the agreement and are payable in annual installments. The payment which was due in January 2007 has been temporarily delayed by agreement with FIFA. No related payments are included in the table above. Visa may realize financial and other remedies from FIFA in the event that FIFA is unable to perform under the Visa sponsorship agreement as a result of the MasterCard litigation.

The Company leases premises in which, at the expiration of the lease, the Company will incur certain restoration costs such as the cost to remove leasehold improvements. The Company also owns certain computer equipment for which disposal costs will be incurred upon retirement. The carrying amounts of these asset retirement obligations were $2.7 million and $1.8 million as of September 30, 2006 and 2005, respectively. Activities related to the asset retirement obligations during the years ended September 30, 2006, 2005 and 2004 were as follows:

	Years Ended September 30,
	2006	2005	2004
Changes in Asset Retirement Obligations
Asset retirement obligations—beginning of year	$1,766	$1,582	$5,410
Obligations incurred	1,022	291	15
Accretion expense	66	32	254
Retirements	(132)	(139)	(81)
Transferred to Visa Europe	—	—	(4,016)

Asset retirement obligations—end of year	$2,722	$1,766	$1,582
Less: current portion	608	208	302

Non-current asset retirement obligations	$2,114	$1,558	$1,280

Contingencies

The Company has incentive agreements with members and other organizations for various programs designed to increase card issuance and acceptance, build payments volume and increase other Visa branded transactions. These card, volume and support incentives are earned by members based on their performance over the term of the incentive agreement, which may range from one to seven years, and are recognized as a reduction of revenue in the same period as the related revenues are earned, based on management’s estimate of the members’ performance as compared to the terms of the incentive agreement. The agreements are generally cancelable by Visa International. Excluding anticipated revenue to be earned from higher payments and transaction volumes in connection with these agreements, the expected reduction of future earnings in the next seven years resulting from these agreements is estimated to be a maximum of $426.5 million as of September 30, 2006.

Note 20—Legal Matters

Visa International is a party to various legal and regulatory proceedings. These proceedings involve complex claims that are subject to substantial uncertainties and unspecified damages, and the probability of loss

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

and an estimation of damages are not possible to ascertain at present. Accordingly, Visa International has not established reserves for these legal and regulatory proceedings. In addition, under Visa International’s membership agreement with Visa U.S.A. and Visa International’s operating regulations, Visa International believes it is indemnified against losses with respect to certain legal and regulatory proceedings pertaining to U.S. operations. If Visa International is not successful in its defense of any of these legal and regulatory proceedings, or if Visa U.S.A. does not meet its indemnification obligations or does not have adequate financial resources to fully indemnify Visa International, the Company could incur judgments or fines or enter into settlement of claims that could have a material adverse effect on its results of operations, financial position or cash flows.

Rule 2.10(e) Litigation

American Express/Discover

On October 4, 2004, Discover Financial Services, Inc. (Discover) filed an action against Visa U.S.A., Visa International, and MasterCard Incorporated (MasterCard) in United States District Court for the Southern District of New York. On November 15, 2004, American Express Travel Related Services Company, Inc. (American Express) filed a similar action in the same court against Visa U.S.A., Visa International, MasterCard, and certain of their member financial institutions. Both complaints seek treble damages and injunctive relief under Sections 1 and 2 of the Sherman Act, asserting that Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy (CPP) prevented banks from issuing payment cards on the American Express and Discover networks. Discover also contends that Visa’s “Honor All Cards” rule reinforced the anticompetitive effects of bylaw 2.10(e).

Both lawsuits have been assigned to the district court judge who presided in United States v. Visa (the DOJ Case), in which the Department of Justice challenged bylaw 2.10(e) and the CPP. In the DOJ Case, the court in 2001 enjoined Visa and MasterCard from enacting, enforcing, or maintaining any bylaw, rule, policy, or practice that prohibits members from issuing general purpose or debit cards on any other general purpose card network. In accordance with this court order, Visa U.S.A. repealed bylaw 2.10(e). The court has deferred ruling on whether, or to what extent, it will give collateral estoppel effect in the American Express and Discover cases to factual findings made in the DOJ Case.

The defendants moved to dismiss certain claims in the American Express and Discover cases. In the fall of 2005, the court granted MasterCard and Visa International’s motions to dismiss Discover’s attempted monopolization and monopolization claims against them, because Discover did not allege that either MasterCard or Visa International individually had sufficient market share to maintain these claims. The court denied Visa U.S.A.’s analogous motion, however, finding that Discover had alleged sufficient market share as to Visa U.S.A. The court also denied Visa and MasterCard’s motions to dismiss the plaintiffs’ debit card claims, ruling that the plaintiffs had properly alleged a debit card market. Visa’s motion to dismiss American Express’s exclusive-dealing claim was also denied.

At a hearing on April 25, 2007, the District Court for the Southern District of New York set a trial date of September 9, 2008 for both the American Express and Discover cases. The court also established deadlines and procedures for motions practice and expert discovery.

On June 7, 2007, Discover filed a Second Amended Complaint, which eliminated allegations related to the “Honor All Cards” rule, dropped attempted monopolization and monopolization claims against MasterCard and Visa International to conform to the court’s rulings on motions to dismiss, and made technical changes to names of the plaintiffs.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Attridge

On December 8, 2004, a purported consumer class action was filed against Visa U.S.A., Visa International, and MasterCard in California state court (Attridge). The complaint asserted claims under California’s Cartwright Act and Unfair Competition Law, based in part on Visa’s former bylaw 2.10(e). According to the complaint, Visa violated California’s unfair competition law by barring members from issuing American Express and other competing cards. Plaintiff further alleged that this action reduced competition at the card and network level and increased the price of general purpose card network services, resulting in less valuable products at higher prices than would have prevailed in a competitive market. Plaintiff seeks restitution, injunctive relief, interest and attorneys’ fees. In May 2006, the court dismissed the Cartwright Act claim. On October 4, 2006, the court approved a plan for initial discovery, which is now proceeding. No trial date has been set.

Interchange Litigation

Multidistrict Litigation Proceedings

In fiscal 2005 and 2006, approximately fifty lawsuits—most of which were asserted as purported class actions—were filed on behalf of merchants who accept payment cards against Visa U.S.A., Visa International, MasterCard, and other defendants. Plaintiffs allege that defendants violated federal and state antitrust laws by setting interchange rates (among other claims, as described below). The suits seek treble damages for alleged overcharges in merchant discount fees, as well as injunctive and other relief.

On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order establishing a Multidistrict Litigation (MDL) in the Eastern District of New York. The Honorable John H. Gleeson was assigned to coordinate pretrial proceedings in the cases transferred to the MDL. On April 24, 2006, a consolidated amended class action complaint was filed, which supersedes the class action complaints filed previously. One additional class action was filed after the date of the consolidated class complaint; it has been conditionally transferred to MDL 1720 but has not yet been made part of the consolidated class. Visa U.S.A. is a defendant in the consolidated class action complaint and nine additional complaints filed on behalf of individual plaintiffs.

The consolidated class action complaint alleges that the setting of interchange violates Section 1 of the Sherman Act; that Visa’s “no surcharge” rule and other alleged Visa rules violate Section 1 of the Sherman Act; and that the rules and interchange together constitute monopolization, violating Section 2 of the Sherman Act and California’s Cartwright Act. The consolidated class action complaint further asserts that Visa ties “Payment Guarantee Services” and “Network Processing Services” to “Payment Card System Services” and engages in exclusive dealing, both in violation of Section 1 of the Sherman Act, and that offline debit interchange violates Section 1 of the Sherman Act and California’s Cartwright Act.

The individual complaints include similar claims and also allege that Visa impermissibly ties services for “Premium Credit Cards” to services for other Visa branded payment cards.

On June 9, 2006, Visa answered the consolidated class action complaint and moved to dismiss in part, or strike, claims for pre-January 1, 2004 damages. The parties are currently engaged in document production, written discovery, and non-substantive depositions. No trial date has been set.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Retailers’ Litigation

“Indirect Purchaser” Actions

Forty so-called “indirect purchaser” actions have been filed against Visa and MasterCard in nineteen states and the District of Columbia. In these actions, the plaintiffs purport to represent classes of residents of one or more states who purchased goods at merchants that accepted Visa- or MasterCard-branded payment cards. They claim to have paid higher prices as a result of the purported “tying” and other alleged anti-competitive conduct. The plaintiffs assert claims under state antitrust statutes, state consumer protection statutes, and common law. Visa International is named as a defendant in only six of the cases, all filed in California, asserting claims against Visa International under the Cartwright Act and Section 17200 of the California Business and Professions Code.

In the California cases, consolidated before the Superior Court for the State of California in the City and County of San Francisco, Visa filed a motion for judgment on the pleadings based on California Proposition 64, which limits a plaintiff’s standing to bring claims under Section 17200. After oral argument, the court denied Visa’s motion on March 6, 2007. The California Court of Appeal rejected a petition seeking immediate review of that decision on June 7, 2007.

Currency Conversion Litigation

State Litigation

In February 2000, an action (Schwartz) was filed in the Superior Court for the State of California in Alameda County against Visa International, Visa U.S.A. and MasterCard International under California Business and Professions Code Section 17200. The complaint sought injunctive relief and restitution in connection with Visa’s and MasterCard’s practice of charging United States issuers a 1% “currency conversion fee” on certain credit transactions made in a foreign currency.

In May 2004, a case against Visa International, Visa U.S.A. Inc. and MasterCard International (Shrieve) was filed in the California State Court for Alameda County alleging claims similar to Schwartz, but related to the 1% “currency conversion fee” imposed on foreign debit card transactions by U.S. cardholders.

In December 2004, a consumer class action complaint (Baker) was filed in the San Diego County Superior Court for the State of California against Visa International and Visa U.S.A. The complaint challenges the disclosure of the rates used by Visa to convert currency for foreign transactions. Plaintiffs sought restitution and injunctive relief. In January 2006, plaintiffs amended their complaint to add additional claims and expand the proposed class to include all cardholders, worldwide, for whom Visa has converted currencies.

In February 2005, a consumer class action complaint (Mattingly) was filed in the Superior Court for the State of California against Visa International and Visa U.S.A. for failure to disclose the 1% “currency conversion fee” when a U.S. cardholder purchased goods or services in a foreign currency after October 2002.

Federal Multidistrict Litigation (MDL)

More than seventeen federal purported class action lawsuits filed in Philadelphia, New York, Chicago and San Francisco against Visa International, Visa U.S.A., MasterCard and various member banks were consolidated into a single suit before Federal District Court for the Southern District of New York, alleging that the defendants’ respective currency conversion processes violated federal antitrust statutes and that the bank-

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

defendants’ disclosures to cardholders violated the requirements of the federal Truth in Lending Act (TILA) and Regulation Z.

Currency Conversion Settlement

On July 20, 2006, the parties executed a settlement agreement to resolve all federal MDL and state claims, including those on appeal. Under the agreement, the defendants collectively will pay $336.0 million to create a settlement fund to pay monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders, and any court-approved fees and expenses to attorneys for the class and awards to the class representatives. Visa’s portion of the settlement fund is $100.1 million. Visa and MasterCard will pay an additional $32.0 million to resolve the claims in the Schwartz matter; Visa’s share is $18.6 million. The settlement agreement also includes provisions relating to disclosures on billing statements and other documents. The settlement is not expected to have a material impact on Visa International’s financial position or results of operations. The settlement agreement has been preliminarily approved by the United States District Court for the Southern District of New York.

Parke Litigation

On June 27, 2005, a purported merchant and consumer class action was filed in California state court against Visa International, Visa U.S.A., MasterCard, Merrick Bank, and CardSystems Solutions, Inc. (Parke). The complaint alleges that Visa’s failure to inform cardholders of a security breach at CardSystems Solutions, Inc. in a timely manner constitutes an unlawful and/or unfair business practice under California’s Unfair Competition Law and violates California privacy law. The court denied the plaintiffs’ application for a temporary restraining order, except with respect to the defendants’ retention of affected account-identifying information, and for a preliminary injunction. In September 2005, the court dismissed the claims brought by the merchants, and on November 18, 2005, the defendants answered the remaining claims.

CardSystems Solutions, Inc. filed for bankruptcy in United States District Court for the District of Arizona in May 2006. The Parke plaintiffs removed the case to United States District Court for the Northern District of California on August 10, 2006 and then sought to transfer the case to federal court in Arizona. Visa and MasterCard moved for remand to state court. On October 11, 2006, the court granted the defendants’ motion for remand and denied the plaintiffs’ motion to transfer the case.

Morgan Stanley Dean Witter/Discover

This action was filed in May 2000 before the EU Commission in Brussels. Morgan Stanley Dean Witter (“MSDW”), the issuer of the Discover card, challenged Visa International bylaw 2.12(b) which excludes competitor organizations from membership in Visa as anti-competitive. In July 2004, Visa International filed a reply explaining inter alia that the bylaw is pro-competitive and enhances intersystem competition. In August 2004, the Commission issued a Statement of Objections alleging that Visa International’s implementation of the rule caused a restriction of competition in the acquiring market in the UK. Visa provided its written response in December 2004. In April 2005, MSDW announced its intention to spin off the Discover card business, and in May 2005, Visa International made further submissions to the Commission in light of the impact of that event on the basis of the Commission’s case. MSDW later suggested that it may not spin off the Discover card business.

In October 2006, a settlement agreement was reached between MSDW and Visa International. This provides for the withdrawal by MSDW of the complaint to the EU Commission.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

ATM Exchange Litigation

On November 14, 2005, ATM Exchange sued Visa U.S.A. and Visa International in United States District Court for the District of Ohio. The plaintiff asserts claims of promissory estoppel, negligent misrepresentation and fraudulent misrepresentation, alleging that Visa’s “deferment” of a deadline for meeting heightened ATM data encryption testing and approval standards harmed the plaintiff by reducing demand for its ATM upgrade solution.

The parties have engaged in written discovery, party and third-party depositions, and expert discovery. Visa U.S.A. and Visa International anticipate filing dispositive motions in the case by June 29, 2007. Trial is tentatively scheduled for September 2007.

Intellectual Property Litigation

Safeclick

An Iowa company called Safeclick LLC (“Safeclick”) filed suit against Visa International and Visa U.S.A. Inc. in the United States District Court for the Northern District of California on December 30, 2003. Safeclick alleged that the “Verified by Visa” program, which authenticates the identity of a cardholder in an on-line transaction, infringes two claims of Safeclick’s “Electronic Transaction Security System” patent. Safeclick sought damages under a royalty theory, as well as injunctive relief.

On December 14, 2005, the Court granted the defendants’ Motion for Summary Judgment. On January 11, 2006, plaintiff filed a notice of appeal with the Court of Appeals for the Federal Circuit challenging the grant of Summary Judgment.

On October 23, 2006, the Court of Appeals denied plaintiff’s motion and ruled that the District Court had properly granted the defendants’ Motion for Summary Judgment. On November 2, 2006, the parties entered into an agreement to allow this judgment to become final without seeking any further amendment or appeal thus terminating the plaintiff’s case.

Starpay

On May 8, 2003, Starpay and VIMachine sued Visa U.S.A. and Visa International in United States District Court for the Northern District of Texas, claiming that Visa used information provided to it by Starpay in 2000 to create Verified by Visa (“VbV”) and to file a Visa patent application on the technology underlying VbV. Two claims are asserted: infringement of VIMachine’s patent and misappropriation of Starpay’s trade secrets. In February 2006, each party filed objections to the Magistrate Judge’s recommendation on claims construction. Once the court rules on those objections and finalizes the claims construction, a case schedule will be set for the remainder of discovery and trial.

Cryptography Research, Inc.

In September of 2004, Cryptography Research, Inc. (“CRI”) filed a lawsuit against Visa International in U.S. District Court in California alleging breach of contract, misrepresentation and patent infringement. The lawsuit arises from a 1998 license agreement between CRI and Visa International pursuant to which Visa International received the right to sublicense certain CRI technology for use in smart cards. After the license agreement was terminated, CRI claimed that Visa International was obligated to pay per-card royalties on certain

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

smart cards. In addition, CRI has alleged that Visa International has infringed certain patents claimed by CRI. Discovery in this matter is currently ongoing. A patent claims construction hearing was held on November 8 and 9, 2005. On October 19, 2006, the parties received the first of the eight pending claims construction orders. Fact discovery is ongoing.

On December 11, 2006, CRI filed a motion for leave to file a second amended complaint adding claims for breach of fiduciary duty and violation of Section 1 of the Sherman Act and California Unfair Competition laws. The court granted this motion on March 20, 2007 and the Second Amended Complaint was filed on March 22, 2007. Visa International filed its answer to the Second Amended Complaint and related counterclaims on April 23, 2007.

Vale Canjeable

On November 21, 2006, Vale Canjeable Ticketven, C.A., filed an action in the Fifth Municipal Court of Caracas against Todoticket 2004, C.A., and Visa International seeking a preliminary injunction preventing use of the Visa Vale mark in Venezuela. On November 29, 2006, the Fifth Municipal Court of Caracas granted a preliminary injunction prohibiting use of the “Vale” mark by Visa in the Venezuelan market of food vouchers.

In December 2006, Vale Canjeable Ticketven, C.A., also filed a claim with the Fourth Commercial Court of First Instance of Caracas alleging that the defendants infringed the plaintiff’s rights as the holder of the trademark registries and requesting that the Court: (i) declare the plaintiff is the only authorized user of the expression “Vale” in the Venezuelan market of food vouchers; (ii) prohibit the defendants from using the expression “Vale” in the Venezuelan market of food vouchers; and (iii) order the defendants to pay financial damages and legal costs. On March 21, 2007, defendants filed a motion with the Fourth Commercial Court of First Instance of Caracas asking them to revoke the preliminary injunction. The Court’s decision on this motion is pending.

Note 21—Operating Segments

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”), establishes standards for reporting information about operating segments. This standard requires segmentation based on the Company’s internal organization and reporting of revenue and operating profit. The Company’s Chief Executive Officer is identified as the Chief Operating Decision Maker (“CODM”) as defined by SFAS 131. The Company is primarily structured in geographical segments, and the CODM reviews consolidated financial information related to revenues and operating profit for each of the following three geographic segments: 1) Visa AP, 2) Visa LAC, and 3) Visa CEMEA. The CODM also reviews financial information for the headquarters division, Visa Worldwide Services (“VWS”). Visa AP, Visa LAC and Visa CEMEA provide products and services to their member financial institutions and generate service fees, international service revenues, data processing fees and other revenues. VWS earns service fees by charging cost-based fees to all Visa regions (including separately incorporated regions) based primarily on payments volume. In addition, VWS earns international service revenue from foreign currency exchange activities in connection with the settlement of multi-currency transactions. Non-operating income (expense), net, primarily relates to interest and dividend income from investments, real estate rental income and equity in earnings from unconsolidated subsidiaries, offset by interest expense on the Company’s borrowed funds at VWS.

The reports reviewed by the CODM are based on the Company’s internal management reporting process. The presentation of information in the Company’s management reports differs from U.S. generally accepted

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

accounting principles (“U.S. GAAP”) primarily due to intercompany allocations and differences in reporting classifications.

The following table provides operating segment information as reviewed by the CODM and is reconciled to the consolidated U.S. GAAP financial statements for the years ended September 30, 2006, 2005 and 2004:

	Visa AP	Visa LAC	Visa CEMEA	Visa EU(1)	VWS	Reclassifications	Consolidated Total
Year ended September 30, 2006
Total operating revenues	$478,875	$225,548	$189,332	$—	$426,710	$(57,910)	$1,262,555
Total operating expenses	430,434	261,096	184,036	—	414,006	(47,463)	1,242,109
Operating income (loss)	48,441	(35,548)	5,296	—	12,704	(10,447)	20,446
Non-operating income, net	10,322	36,669	894	—	20,179	10,447	78,511
Income before provision for income taxes	58,763	1,121	6,190	—	32,883	—	98,957
Depreciation and amortization expenses	7,444	3,986	9,126	—	17,489	—	38,045
Equity earnings from unconsolidated subsidiaries	2,459	2,832	608	—	3,229	—	9,128
Total assets	152,036	157,103	164,013	—	1,539,387	—	2,012,539
Capital expenditures	11,308	2,429	2,452	—	6,241	—	22,430

Year ended September 30, 2005
Total operating revenues	402,808	209,696	156,654	—	440,014	(61,742)	1,147,430
Total operating expenses	401,918	178,469	148,709	—	364,050	(47,317)	1,045,829
Operating income	890	31,227	7,945	—	75,964	(14,425)	101,601
Non-operating income, net	6,707	12,624	192	—	6,521	14,425	40,469
Income before provision for income taxes	7,597	43,851	8,137	—	82,485	—	142,070
Depreciation and amortization expenses	7,377	4,521	6,983	—	14,105	—	32,986
Equity earnings (losses) from unconsolidated subsidiaries	2,824	2,999	(40)	—	(30)	—	5,753
Total assets	156,845	145,725	161,092	—	1,304,294	—	1,767,956
Capital expenditures	10,335	1,968	1,954	—	10,030	—	24,287

Year ended September 30, 2004
Total operating revenues	369,097	189,339	149,750	386,631	478,981	(162,009)	1,411,789
Total operating expenses	360,098	186,060	145,869	379,891	438,664	(153,648)	1,356,934
Operating income	8,999	3,279	3,881	6,740	40,317	(8,361)	54,855
Non-operating income (expense), net	3,366	3,656	(125)	(4,477)	2,071	8,361	12,852
Income before provision for income taxes	12,365	6,935	3,756	2,263	42,388	—	67,707
Depreciation and amortization expenses	9,357	5,026	3,768	15,521	12,189	—	45,861
Equity earnings (losses) from unconsolidated subsidiaries	2,284	2,604	(179)	—	(1,594)	—	3,115
Total assets	162,004	125,582	152,764	—	1,348,832	—	1,789,182
Capital expenditures	5,339	2,722	19,643	—	16,474	—	44,178

(1)	The EU region column includes the nine-month period ended June 30, 2004 prior to the EU region’s incorporation.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Amounts in the Reclassifications column of the above table consist of the following:

	Years Ending September 30,
	2006			2005			2004
	Operating Revenue	Operating Expense	Non- operating income	Operating Revenue	Operating Expense	Non- operating income	Operating Revenue	Operating Expense	Non- operating income
Fees allocated by VWS to Visa AP, Visa LAC, Visa CEMEA and Visa Europe(1)	$(59,400)	$(59,400)	$—	$(57,700)	$(57,700)	$—	$(165,400)	$(165,400)	$—
Classification of facilities income and expense	1,394	10,000	8,606	1,414	9,600	8,186	1,687	9,900	8,213
Other revenue, expense and non-operating income classifications	96	1,937	1,841	(5,456)	783	6,239	1,704	1,852	148

Total	$(57,910)	$(47,463)	$10,447	$(61,742)	$(47,317)	$14,425	$(162,009)	$(153,648)	$8,361

(1)	Fiscal 2004 reflects fees of Visa Europe for the nine-month period ended June 30, 2004 prior to the EU region’s incorporation.

The Company’s operations, including revenues, expenses and long-lived assets, are managed on a regional basis and are not tracked by country. The determination of revenues and long-lived assets attributable to specific countries is not practicable and is therefore not disclosed.

Note 22—Related Parties

Visa U.S.A., Visa Europe, and Visa Canada are group members of the Company and have representation on the Company’s Board of Directors. Refer to Note 5 for information regarding transactions with these Visa affiliates.

The Company’s primary customers include member financial institutions that are also owners of the Company. Certain member financial institutions have representation on the Company’s Board of Directors, and members also have representation on the regional Boards of Directors of Visa AP, Visa LAC, and Visa CEMEA. The Company generated total operating revenues of approximately $377.8 million, $332.9 million and $316.2 million from these members for the years ended September 30, 2006, 2005 and 2004, respectively. The Company incurred operating expenses of $14.6 million, $11.2 million and $12.9 million for services provided by these members for the years ended September 30, 2006, 2005 and 2004, respectively. The Company incurred non-operating expenses of $0.8 million, $1.1 million and $1.0 million from these members for the years ended September 30, 2006, 2005 and 2004, respectively. The members owed the Company approximately $16.6 million and $12.8 million as of September 30, 2006 and 2005, respectively. Including amounts accrued under card, volume and support incentives, the Company owed these members approximately $153.3 million and $44.0 million as of September 30, 2006 and 2005, respectively. Fees paid for services provided by members of the Boards of Directors, including expense reimbursements for attendance at board of directors meetings, totaled $5.7 million, $3.4 million and $3.2 million for the years ended September 30, 2006, 2005 and 2004, respectively.

The Company has ownership interests in entities that transact business with the Company. The Company considers an entity to be a related party if the Company’s ownership interest in the entity exceeds 10% of the total ownership of the entity or if the investment is accounted for under the equity method of accounting. Excluding transactions with Inovant (refer to Note 5) and the real estate joint venture affiliates (refer to Note 9),

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

the Company generated total operating revenues of approximately $26.8 million, $17.1 million and $8.0 million from these entities for the years ended September 30, 2006, 2005 and 2004, respectively. The Company incurred operating expenses of $2.2 million, $0.8 million and $0.5 million for services provided by these entities for the years ended September 30, 2006, 2005 and 2004. The Company received dividends from these entities of $28.2 million, $7.3 million and $0.6 million for the years ended September 30, 2006, 2005 and 2004, respectively. These entities owed the Company approximately $0.4 million and $0.2 million as of September 30, 2006 and 2005, respectively. Including amounts accrued under card, volume and support incentives, the Company owed these members approximately $2.7 million and $0.2 million as of September 30, 2006 and 2005, respectively.

The Company also maintains banking relationships and has credit facilities (refer to Note 12) with members that have representation on the Company’s Board of Directors and regional Boards of Directors.

Note 23—Mandatorily Redeemable Preferred Stock

At September 30, 2004, the Company maintained a 90% voting-right interest in Visa Human Resources Service (“VHRS”), a subsidiary of Visa International, which administered certain employee benefit plans and arrangements of the Company. The 10% preferred stock interest held by external parties was valued at $7.0 million, representing 7 shares at $1.0 million per share, and the preferred stock provided for cumulative dividends at a per annum rate of 7.5%, payable quarterly. During fiscal 2005, the Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and accounted for this obligation accordingly. In September 2005, VHRS reached an agreement with the holders of the preferred stock for early redemption of the outstanding shares for $8.2 million, which included a prepayment premium of $1.2 million. The premium paid was included in non-operating income (expense), net, on the consolidated statements of operations.

Note 24—Subsequent Events

Proposed Restructuring

In October 2006, Visa International and its separately incorporated regional group members (together, “Visa”) announced the intention to restructure Visa in order to create a new global corporation called Visa Inc. The restructuring and related activities are subject to approval by Visa members and review by regulatory authorities. It is anticipated that Visa Inc. will be created through a series of mergers involving Visa Canada, Visa U.S.A. and Visa International. Visa Europe will remain a membership association, owned and governed by its European member banks, and become a licensee of Visa Inc. Visa Europe will have a minority ownership interest in Visa Inc. The reorganization will result in a new stock corporation owned by former members of Visa International, Visa U.S.A. and Visa Canada. As a part of the restructuring, the board of Visa Inc. will be comprised of a majority of independent directors.

Resignation of Former Visa International President and Chief Executive Officer

In November 2006, Visa International’s President and Chief Executive Officer, Christopher Rodrigues, resigned to pursue other interests. The board of directors appointed the Company’s chief financial officer as the President and Chief Executive Officer.

Appointment of Chairman and Chief Executive Officer of the Board of Directors of Visa Inc.

On February 12, 2007, Joseph W. Saunders was named the designated Executive Chairman of the Board of Directors of Visa Inc. and, on May 15, 2007, the Designated Chairman and Chief Executive Officer of Visa

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except as noted)

Inc. Before the formation of Visa Inc., Mr. Saunders began fulfilling the responsibilities of these positions as a designated appointee of Visa Inc. and officially assumed the title of Chairman of the board of directors and Chief Executive Officer upon the formation of Visa Inc.

Commitments and Contingencies

In March 2006, the Company entered into an eight-year agreement to sponsor the Federation Internationale de Football Association (FIFA) World Cup, commencing in January 2007. On December 6, 2006, a trial court in New York granted MasterCard injunctive relief against FIFA, with the effect of awarding the FIFA sponsorship contemplated in the Visa-FIFA agreement to MasterCard instead. The impact of this matter on the Company is further described in Note 19.

Schedule II

Visa International and Subsidiaries

Valuation and Qualifying Accounts

Accounts Receivable Allowances	Balance at Beginning of year	Additions Charged (Credited) to Expenses	Deductions[1]	Balance at End of Year
For the years ended September 30:
2006	$2,155	$829	$(303)	$2,681
2005	$3,006	$(578)	$(273)	$2,155
2004	$905	$2,136	$(35)	$3,006

[1]	Deductions represent uncollectible accounts written off.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—Unaudited

	March 31, 2007	September 30, 2006
	(In thousands)
Assets
Cash and cash equivalents	$604,362	$705,806
Trading assets	95,747	80,964
Investment securities, available-for-sale	1,526	1,210
Settlement due from members	487,746	459,998
Accounts receivable, net of allowances of $765 and $2,681 at March 31, 2007 and September 30, 2006, respectively	81,916	59,538
Member collateral	304,836	275,278
Prepaid expenses and other current assets	108,777	86,396
Current portion of deferred income taxes, net	41,633	36,501

Total current assets	1,726,543	1,705,691
Premises and equipment, net	156,171	162,617
Investments in real estate joint ventures	24,252	22,019
Intangibles, net	38,519	47,424
Long-term deferred income taxes, net	17,471	15,826
Other assets	59,736	58,962

Total assets	$2,022,692	$2,012,539

Liabilities and Members’ Equity
Trade and accrued taxes payable	$48,187	$59,446
Settlement due to members	423,358	444,416
Member collateral	304,836	275,278
Accrued compensation and benefits	140,822	152,852
Accrued and other liabilities	263,495	383,519

Total current liabilities	1,180,698	1,315,511
Long-term debt	39,941	39,929
Other liabilities	51,404	50,819

Total liabilities	1,272,043	1,406,259
Commitments and contingencies—refer to Note 13
Members’ Equity
Accumulated net income	750,595	605,415
Accumulated other comprehensive income, net	54	865

Total members’ equity	750,649	606,280

Total liabilities and members’ equity	$2,022,692	$2,012,539

See accompanying notes to consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—Unaudited

	Six Months Ended March 31,
	2007	2006
	(In thousands)
Operating Revenues
Service fees	$360,513	$272,942
International service revenues	269,807	204,679
Data processing fees	138,152	120,256
Other revenues	90,785	54,839

Total operating revenues	859,257	652,716

Operating Expenses
Personnel	184,883	155,005
Affiliates services	96,053	95,210
Premises, equipment and software	53,143	47,541
Communications	17,579	16,083
Professional and consulting services	81,802	39,607
Advertising and promotion	152,193	133,397
Travel and meetings	24,665	25,080
Other expenses	27,148	27,633

Total operating expenses	637,466	539,556

Operating income	221,791	113,160
Non-operating income, net	32,414	21,491

Income before provision for income taxes	254,205	134,651
Provision for income taxes	109,025	79,579

Net income	$145,180	$55,072

See accompanying notes to consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY—Unaudited

	Accumulated Net Income	Accumulated Other Comprehensive Income (Loss)	Total Members’ Equity
	(In thousands)
Balance at September 30, 2005	$535,660	$(214)	$535,446
Net income	55,072	—	55,072
Other comprehensive income, net of tax	—	434	434

Balance at March 31, 2006	$590,732	$220	$590,952

Balance at September 30, 2006	$605,415	$865	$606,280
Net income	145,180	—	145,180
Other comprehensive loss, net of tax	—	(811)	(811)

Balance at March 31, 2007	$750,595	$54	$750,649

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME—Unaudited

	Six Months Ended March 31,
	2007	2006
	(In thousands)
Net Income	$145,180	$55,072

Other comprehensive (loss) income, net of tax:
Investment securities, available for sale:
Net unrealized gains (losses)	317	(392)
Income tax effect	(127)	149
Derivative instruments:
Net unrealized (losses) gains	(5,524)	328
Income tax effect	2,210	(125)
Reclassification adjustment for net realized losses	3,856	764
Income tax effect	(1,543)	(290)

Other comprehensive (loss) income, net of tax	(811)	434

Comprehensive Income	$144,369	$55,506

See accompanying notes to consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Unaudited

	Six Months Ended March 31,
	2007	2006
	(In thousands)
Operating Activities
Net income	$145,180	$55,072
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	21,672	16,773
Equity in earnings of unconsolidated investments, net of distributions	(1,416)	(3,845)
Deferred income taxes	(6,236)	(4,624)
Gains on sale of non-marketable securities	(6,296)	(151)
Other	28	(42)
Change in operating assets and liabilities:
Settlement due from members	(27,748)	36,988
Accounts receivable	(22,378)	(2,688)
Trading assets	(14,783)	(13,613)
Prepaid and other assets	(24,016)	(1,455)
Trade and accrued taxes payable	(11,259)	49,526
Settlement due to members	(21,058)	(76,727)
Accrued compensation and benefits	(12,030)	(35,508)
Accrued and other liabilities	(119,444)	16,682

Net cash (used in) provided by operating activities	(99,784)	36,388

Investing Activities
Investment securities, available-for-sale:
Purchases	—	(23,498)
Proceeds from maturities and sales	—	31,923
Purchases of premises, equipment and software	(6,376)	(6,056)
Proceeds from sale of premises and equipment	44	286
Investment in real estate joint ventures	(1,000)	(1,040)
Distribution from real estate joint ventures	—	1,040
Purchases of non-marketable securities	(4,360)	(1,441)
Proceeds from sale of non-marketable securities	10,032	3,163

Net cash (used in) provided by investing activities	(1,660)	4,377

Financing Activities
Proceeds from short-term borrowings	267,127	919,666
Payments on short-term borrowings	(267,127)	(919,666)

Net cash used in financing activities	—	—

(Decrease) increase in cash and cash equivalents	(101,444)	40,765
Cash and cash equivalents at beginning of period	705,806	476,964

Cash and cash equivalents at end of period	$604,362	$517,729

Supplemental Disclosure of Cash Flow Information
Income taxes paid, net of refunds	$89,174	$13,540
Interest paid	$1,545	$2,161

See accompanying notes to consolidated financial statements.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited

(In thousands, except as noted)

Note 1—Organization

Visa International Service Association (hereafter referred to as “Visa International” or the “Company”) is a nonstock, nonassessable Delaware membership corporation. The primary business of Visa International is to operate, enhance and support a global payments system. Visa International’s primary customers are its member financial institutions participating in this system (collectively, the “members”). Worldwide policy is administered by the Company’s Board of Directors. The Company has established regional Boards of Directors for its Asia Pacific (“Visa AP”) region, Central and Eastern Europe, Middle East and Africa (“Visa CEMEA”) region and Latin America and Caribbean (“Visa LAC”) region. The regional Boards govern such matters as regional policy, development of new services, establishment of regional fees, authorization of expenditures and adoption of regional regulations. Visa U.S.A. Inc. (“Visa U.S.A.”), Visa Europe Limited (“Visa Europe”) and Visa Canada Association (“Visa Canada”) are separately incorporated regional group members (“incorporated regions”) of the Company and each is represented by its own Board of Directors.

The Company’s consolidated financial statements presented in this report do not include the results of Visa U.S.A., Visa Europe and Visa Canada.

In October 2006, Visa International and its separately incorporated regional group members (together, “Visa”) announced the intention to restructure Visa in order to create a new global corporation called Visa Inc. The restructuring and related activities are subject to approval by Visa members and review by regulatory authorities. It is anticipated that Visa Inc. will be created through a series of mergers involving Visa Canada, Visa U.S.A. and Visa International. Visa Europe will remain a membership association and become a licensee of Visa Inc. Visa Europe will have a minority ownership interest in Visa Inc. The reorganization will result in a new stock corporation owned by former members of Visa International, Visa U.S.A. and Visa Canada. As a part of the restructuring, the board of directors of Visa Inc. will be comprised of a majority of independent directors.

In February 2007, Visa International hired Joseph W. Saunders as the Executive Chairman of the board of directors of Visa Inc. and, on May 15, 2007, the designated Chairman and Chief Executive Officer of Visa Inc. Before the formation of Visa Inc., Mr. Saunders will begin fulfilling the responsibilities of this position as a designated appointee of Visa Inc. and will officially assume the title of Executive Chairman of the Board upon the proposed formation of Visa Inc.

Note 2—Basis of Presentation

The accompanying unaudited interim consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments, consisting primarily of normal recurring items, necessary for a fair presentation of the Company’s results for the interim periods presented.

The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts in these financial statements and accompanying notes. Such estimates include valuation of investments, pension costs, member and marketing incentives, contingencies, guarantees and indemnifications, and deferred tax assets. Actual results could differ materially from these estimates and assumptions.

These consolidated financial statements include the accounts of Visa International and its subsidiaries after elimination of intercompany accounts and transactions. Certain information and footnote disclosures normally included in the annual financial statements have been condensed or omitted. The results of operations for the

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

current interim period are not necessarily indicative of the results that may be expected for the current fiscal year. The interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in its Annual Report for the fiscal year ended September 30, 2006.

Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Note 3—Visa Affiliates

Visa U.S.A., Visa Europe and Visa Canada are separately incorporated regional group members of Visa International. The results of their operations are not consolidated with those of the Company. The Company provides global brand management, global product enhancements, management of global system development and interoperability, and corporate support to the separately incorporated regional group members. Compensation for these services is based on fees ratified by the Company’s Board of Directors. The Company is a party to numerous agreements with these Visa affiliates which allow each company to provide services to the other at negotiated fees. The Company earned total fees from these affiliates for the six months ended March 31, 2007 and 2006 as follows:

	Six Months Ended March 31,
	2007	2006
Service fees
Visa U.S.A.	$86,467	$86,166
Visa Europe	55,339	59,467
Visa Canada	8,015	7,748

Total service fees	$149,821	$153,381

Data processing fees
Visa U.S.A.	$1,401	$1,253
Visa Europe	1,073	1,015
Visa Canada	108	95

Total data processing fees	$2,582	$2,363

Total fees	$152,403	$155,744

Total fees from Visa U.S.A. represented 10.2% and 13.4% of total operating revenues for the six months ended March 31, 2007 and 2006, respectively. Other than Visa U.S.A., no member accounted for more than 10% of total operating revenue during the six months ended March 31, 2007 or 2006.

Visa International has agreements with Inovant LLC, a majority-owned subsidiary of Visa U.S.A., for processing worldwide transactions and other services, primarily related to system development in support of Visa branded products and services. The Company also has agreements for services rendered by Visa U.S.A. and Visa Europe, primarily related to system development in support of Visa branded products and services at negotiated fees. Total expenses for these services, recorded as affiliates services on the consolidated statements of operations, were $96.1 million and $95.2 million for the six months ended March 31, 2007 and 2006, respectively.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Visa CEMEA is a party to numerous agreements with Visa Europe which allow each entity to provide services to the other at negotiated fees. One such arrangement is related to a twenty-year lease agreement for premises which are occupied by both Visa Europe and Visa CEMEA. Total expenses for premises and various other services provided by Visa Europe were $3.7 million and $3.5 million for the six months ended March 31, 2007 and 2006, respectively.

The Company and Visa U.S.A. invest in real estate joint ventures that own, develop, lease and operate certain facilities and properties used jointly by the Company, Visa U.S.A. and Inovant LLC. One of these entities, Visa Resources, allocated $5.4 million and $6.0 million of premises and equipment expense to the Company during the six months ended March 31, 2007 and 2006, respectively. Visa Resources also manages two buildings owned by the Company. The Company received rental income of $7.1 million and $7.4 million from Visa Resources for the six months ended March 31, 2007 and 2006, respectively, which is included in non-operating income, net, on the consolidated statements of operations.

Amounts due from and due to Visa affiliates are settled monthly. At March 31, 2007 and September 30, 2006, the Company had the following receivables from and payables to Visa affiliates included in accounts receivable and accrued and other liabilities, respectively, on the consolidated balance sheets:

	March 31, 2007	September 30, 2006
Due from Visa affiliates
Visa Europe	$10,180	$7,263
Real Estate Joint Ventures	1,767	2,319

Total receivables from Visa affiliates	$11,947	$9,582

Due to Visa affiliates
Visa U.S.A.	$1,839	$4,956
Inovant LLC	20,271	26,013
Visa Canada	261	810

Total due to Visa affiliates	$22,371	$31,779

In addition, at March 31, 2007 and September 30, 2006, other liabilities includes an obligation to Visa U.S.A. for $20.0 million related to California income taxes.

The Company has an uncommitted credit facility with Visa U.S.A. whereby the Company or Visa U.S.A. may provide each other short-term financing with a maximum term of five business days. Neither the Company nor Visa U.S.A. has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of March 31, 2007 or September 30, 2006 under this arrangement.

In October 2001, Visa International entered into a twenty-year lease agreement for premises to be occupied by the EU region and Visa CEMEA. On July 1, 2004, upon the incorporation of the EU region as Visa Europe Services, Inc. (“VESI”), a wholly-owned subsidiary of Visa Europe, the entire lease was assigned to VESI with Visa International acting as a guarantor to the landlord as required by United Kingdom property law under the existing lease. In the event of a default by VESI, Visa International is obligated to make lease payments. The base rent commitment is £7.5 million each year or $14.7 million in U.S. dollars (based on the March 31, 2007 exchange rate). Rent is allocated based on the square footage occupied by the tenants and was 81.1% for VESI and 18.9% for Visa CEMEA at March 31, 2007. VESI has agreed to reimburse Visa International for any

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

liabilities that may arise under Visa International’s guarantee to the landlord. Since the inception of this arrangement, Visa International has not made any payments under this guarantee. The estimated value of this guarantee was $0.2 million at March 31, 2007 and September 30, 2006.

Note 4—Investments

Trading Assets and Deferred Compensation Liabilities

The Company maintains its trading assets portfolio to generate returns related to certain deferred executive compensation plans. Changes in the fair value of trading securities are included in non-operating income, net, on the consolidated statements of operations. Changes in the fair value of the vested portion of the deferred compensation liabilities are recorded in personnel expense on the consolidated statements of operations. The vested portion of deferred compensation liabilities, included in accrued compensation and benefits, was $66.8 million and $70.4 million at March 31, 2007 and September 30, 2006, respectively.

The dividends, net realized gains and net unrealized gains from trading assets for the six months ended March 31, 2007 and 2006 were as follows:

	Six Months Ended March 31,
	2007	2006
Dividends	$1,886	$1,348
Net realized gains	1,065	1,306
Net unrealized gains	2,871	1,673

Total	$5,822	$4,327

Other Investments

The Company periodically evaluates its cost and equity method investments for accounting treatment in accordance with Financial Accounting Standard Board Interpretation No. (“FIN”) 46R, Consolidation of Variable Interest Entities. At September 30, 2006, Visa International had investments in three companies that were identified as variable interest entities. Visa International was not the primary beneficiary of any of these entities and as such no consolidation was required, although it did have a significant variable interest in one entity. This entity is involved in the development of processing services for smart cards in Egypt. Visa International’s variable interests in this entity at September 30, 2006 consisted of an equity investment and a lease guarantee and were not material to Visa International’s consolidated financial statements. During the six months ended March 31, 2007, the lease guarantee was terminated and this, together with other transactions and events, led to a reconsideration of the status of the entity with the conclusion that it no longer satisfied the criteria of a variable interest entity.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Note 5—Intangible Assets, Net

Identifiable finite-lived intangible assets at March 31, 2007 and September 30, 2006 consisted of the following:

March 31, 2007	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$90,110	$52,359	$37,751
Other	6,711	5,943	768

Total	$96,821	$58,302	$38,519

September 30, 2006	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$88,764	$41,548	$47,216
Other	6,111	5,903	208

Total	$94,875	$47,451	$47,424

Capitalized software includes both purchased and internally developed software.

Amortization expense associated with finite-lived intangible assets was $11.0 million and $4.3 million for the six months ended March 31, 2007 and 2006, respectively.

At March 31, 2007, estimated future amortization expense for finite-lived intangible assets was as follows:

Fiscal Years Ending September 30,	Estimated Future Amortization Expense
2007 (remaining six months)	$9,761
2008	17,476
2009	10,488
2010	587
2011	157
2012	50

Total	$38,519

Note 6—Other Assets and Liabilities

Other Assets

Other assets at March 31, 2007 and September 30, 2006 consisted of the following:

	March 31, 2007	September 30, 2006
Cost and equity method investments	$27,296	$27,100
Investment in Inovant LLC (equity method)	20,047	19,436
Annuity contracts	2,873	2,914
Other	9,520	9,512

Total	$59,736	$58,962

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Accrued and Other Liabilities

Accrued and other liabilities at March 31, 2007 and September 30, 2006 consisted of the following:

	March 31, 2007	September 30, 2006
Accrued marketing expenses and member incentives	$148,107	$292,094
Accrued operating expenses	72,351	48,088
Payables to Visa affiliates	22,371	31,779
Settlement risk guarantee	154	150
Other	20,512	11,408

Total	$263,495	$383,519

Other Liabilities

Other long-term liabilities at March 31, 2007 and September 30, 2006 consisted of the following:

	March 31, 2007	September 30, 2006
Employee benefits	$26,664	$25,307
Note payable to Visa U.S.A. related to California income taxes	20,013	20,013
Annuity contracts	2,885	2,926
Asset retirement obligations	1,466	2,114
Other	376	459

Total	$51,404	$50,819

Note 7—Non-Operating Income, Net

Non-operating income, net, for the six months ended March 31, 2007 and 2006 consisted of the following:

	Six Months Ended March 31,
	2007	2006
Interest income	$14,356	$9,681
Interest expense	(3,320)	(3,277)
Dividend income	574	564
Gains on sale of non-marketable securities	6,296	151
Equity in earnings of unconsolidated investments, net	1,571	2,848
Trading assets income	5,822	4,327
Real estate rental income	7,132	7,406
Losses on sale of assets	(17)	(209)

Total	$32,414	$21,491

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Note 8—Debt

Revolving Credit Facilities

The Company maintains certain revolving credit facilities. The participating lenders in these revolving credit facilities include certain of the Company’s members or affiliates of the Company’s members. These revolving credit facilities are maintained to provide liquidity in the event of settlement failures by the Company’s members, to back up the commercial paper program and, in the case of the three-year facility, for general corporate purposes.

As of March 31, 2007 and September 30, 2006, there were no borrowings under the revolving credit facilities.

The revolving credit facilities consisted of the following at March 31, 2007:

	Maximum Allowed Borrowing Under Credit Facility	Expiration Date
Three-year facility	$300,000	October 2007
364-day facility	$1,450,000	November 2007
Incremental facility	$500,000	June 2007*

*	Under the terms of the 364-day credit agreement, Visa International may request up to three activations of an incremental facility up to a maximum principal amount of $500 million with a maximum expiration date of November 19, 2007. Once activated, the incremental facility is a committed credit facility until the expiration date granted by the lenders. At March 31, 2007, the commitments under the then-current incremental facility were to expire, and any loans thereunder mature, on June 15, 2007. On June 15, 2007, a new incremental facility maturing November 19, 2007 was activated. Following the activation on June 15, 2007, Visa International may make one additional incremental facility activation request until November 18, 2007.

Interest rates on the revolving credit facilities are determined at the option of the Company by either an alternative base rate or a ratings-based pricing grid which uses the Company’s senior unsecured long-term debt rating as assigned by Standard & Poor’s and Moody’s Investors Service. Interest is assessed at various conventional reference rates plus applicable margins.

The revolving credit facilities contain certain covenants and events of default, including financial covenants related to consolidated accumulated net income and other indebtedness, both of which are calculated and reported quarterly. The Company was in compliance with all covenants at March 31, 2007 and September 30, 2006 with respect to the revolving credit facilities.

Note 9—Settlement Guarantee Management

Each member is responsible for settlement of transactions with other members. However, under the Company’s corporate bylaws, the Company indemnifies members for settlement loss suffered due to failure of any other member to honor Visa cards and travelers cheques processed in accordance with the Operating Regulations.

This indemnification creates settlement risk for the Company due to the difference in timing between the date of a payment transaction and the date of subsequent settlement. The term and amount of the indemnification are unlimited. Settlement risk is estimated using the average daily card volumes during the quarter multiplied by the estimated number of days to settle, and the total balance for outstanding travelers cheques. The Company’s

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

estimated settlement exposure, after consideration of the collateral amounts set forth below, amounted to $51.3 billion and $45.0 billion at March 31, 2007 and September 30, 2006, respectively. No material loss related to settlement risk was incurred for the six months ended March 31, 2007 and March 31, 2006.

To manage the settlement risk under this indemnification and the resulting risk to all members, a formalized set of credit standards has been approved by the Visa International Board of Directors. If a member fails to meet any of the credit standards, it is subject to risk control measures such as collateral or trust arrangements. The Company also provides protection to members and merchants who have incurred losses as a result of counterfeit travelers cheques. The Company retains insurance coverage for such losses in excess of $1.0 million to a maximum of $5.0 million.

Under the Company’s bylaws and Operating Regulations, settlement losses are initially borne by the Company and subsequently recovered from the region where the member has its principal place of business. Annually, each region is responsible for losses up to $1 million plus 0.003% of its total volume for the fiscal year preceding the loss. Losses in excess of this amount are allocated among all regions in proportion to each region’s percentage of worldwide total volume. As a result, the Company receives a partial indemnification from its separately incorporated regional group members—Visa U.S.A., Visa Canada and Visa Europe—for worldwide losses in excess of the loss sharing allocation.

Member Collateral

To reduce potential losses related to settlement risk, the Company requires certain members that do not meet the Company’s credit standards to post collateral in order to ensure their performance of settlement obligations arising from card and travelers cheque product clearings. The separately incorporated regional group members of the Company maintain similar collateral requirements for their members. The type of collateral is based on Board-approved standards that include cash equivalents, letters of credit, guarantees and securities. At March 31, 2007 and September 30, 2006, the Company held collateral as follows:

	March 31, 2007	September 30, 2006
Cash equivalents	$305,328	$276,513
Letters of credit	477,830	384,249
Guarantees	122,372	387,390
Securities	11,301	2,000

Total collateral	$916,831	$1,050,152

Approximately $304.8 million and $275.3 million of cash equivalents are classified as both an asset and corresponding liability on the consolidated balance sheets at March 31, 2007 and September 30, 2006, respectively.

Settlement Risk Guarantee

The fair value of the settlement risk guarantee is estimated using a proprietary model. Key inputs to the model include statistically derived loss factors based on historical experience, estimated settlement exposures at period end and a standardized grading process for members and country exposures. The model is independently reviewed and updated on a periodic basis to capture recent characteristics of the membership, historical loss experience, and changes in Visa International’s global risk policies and procedures. As of March 31, 2007 and September 30, 2006, the value of the settlement risk guarantee was $0.2 million.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Note 10—Pension

United States Plans

The Company sponsors jointly with Visa U.S.A. a noncontributory defined benefit pension plan and a postretirement plan, which provide retirement benefits for substantially all of its employees in the United States.

Net periodic pension cost for the six months ended March 31, 2007 and 2006 included the following components:

	Pension Benefits		Postretirement Benefits
	Six Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Service cost	$31,222	$37,013	$2,790	$3,378
Interest cost	21,670	20,582	2,398	1,811
Expected return on plan assets	(18,282)	(18,067)	—	—
Amortization of:
Prior service cost	506	506	(2,330)	(2,329)
Actuarial loss	4,226	8,659	1,088	902

Net periodic pension cost	39,342	48,693	3,946	3,762
Additional settlement charges	—	2,803	—	—

Total net benefit cost	$39,342	$51,496	$3,946	$3,762

Visa International’s portion of net periodic pension cost	$8,208	$10,978	$706	$684
Visa International’s portion of additional settlement charge	$—	$1,177	$—	$—

The following table presents the actual contributions made by the Company from its employer assets for the six months ended March 31, 2007 and the expected contributions for fiscal 2007 under its pension plan and postretirement plan:

	Pension Plan		Postretirement Plan
	Total Contributions	Visa International’s Portion	Total Contributions	Visa International’s Portion
Actual Employer Contributions
Six months ended March 31, 2007	$435	$160	$1,864	$558
Expected Employer Contributions
Fiscal 2007	$51,000	$10,700	$3,700	$1,100

In connection with excess pension plan obligations settled during the six months ended March 31, 2006, the plan recognized previously unrecognized net losses. These settlement losses were recorded in personnel expense on the consolidated statements of operations. Total excess pension plan payments and net settlement losses for the six months ended March 31, 2006 were $4.2 million and $2.8 million, of which Visa International’s portion was $1.0 million and $1.2 million, respectively. There were no pension plan settlement losses during the six months ending March 31, 2007.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

United Kingdom Plans

The Company participates in various qualified and nonqualified defined benefit plans, which provide retirement and death benefits for the Company’s employees residing in the United Kingdom.

Net periodic pension cost for the six months ended March 31, 2007 and 2006 included the following components:

	Six Months Ended March 31,
	2007	2006
Service cost	$2,200	$1,744
Interest cost	1,872	1,507
Expected return on plan assets	(1,750)	(1,342)
Amortization of:
Prior service cost	10	27
Actuarial loss	622	618
Lump sum risk premiums	194	140

Net periodic pension cost	$3,148	$2,694

For the six months ended March 31, 2007, the Company contributed $2.7 million to these plans. The expected contributions from employer assets to the benefit plans for fiscal 2007 are $4.3 million.

Note 11—Income Taxes

The effective tax rate for the six months ended March 31, 2007 was 42.9% compared to 59.1% for the six months ended March 31, 2006. The decrease in the effective tax rate was primarily due to an increase in pre-tax income and a resulting decrease in certain non-deductible items as a percentage of pre-tax income. The effective tax rate also decreased due to the reassessment of various tax reserves in both periods.

Note 12—Derivative Financial Instruments

The functional currency for Visa International is the U.S. dollar (“USD”). The Company transacts business in USD and in various foreign currencies. This activity subjects the Company to exposure from movements in foreign currency exchange rates. The Company’s policy is to enter into foreign exchange forward and option derivative instruments to manage the variability in expected future cash flows of certain foreign currency denominated revenues and expenses attributable to changes in foreign exchange rates. These derivative instruments are denominated in the foreign currency in which the exposures are denominated. All derivative instruments outstanding at March 31, 2007 and September 30, 2006 have maturities of less than 10 months and 16 months, respectively. The Company does not use foreign currency option or foreign exchange forward contracts for speculative or trading purposes. All derivatives are recorded on the consolidated balance sheet at fair value in other current assets or accrued and other liabilities and the resulting gains or losses from changes in fair value are accounted for depending on whether the derivative is designated as either a cash flow or balance sheet hedge.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Cash Flow Hedges

The Company enters into forward and option contracts to hedge certain operational (“cash flow”) exposures resulting from changes in foreign currency exchange rates. Such cash flow exposures result from portions of forecasted revenues and expenses denominated in currencies other than USD.

To qualify for cash flow hedge accounting treatment, the Company formally documents, at inception of the hedge, all relationships between hedging transactions and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods.

The effective portion of changes in the fair value of cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), net of taxes, on the consolidated balance sheets. When the forecasted transaction occurs and is recognized in earnings, the amount in other comprehensive income (loss), net related to that hedge is reclassified to revenue or operating expense. The balance accumulated in other comprehensive income (loss), net was not significant at March 31, 2007 and the Company expects to reclassify the entire amount to earnings during fiscal 2007 and 2008 due to the recognition in earnings of the hedged forecasted transactions.

During fiscal 2006, the Company changed its methodology for effectiveness testing and measurement from including to excluding time value. The changes in time value are now reported immediately in operating expenses or revenues depending on the underlying hedged item. For the six months ended March 31, 2007, the amount recorded in earnings related to excluded time value was immaterial.

The Company assesses effectiveness prospectively using regression analysis and retrospectively using a dollar offset test. Because time value is excluded from effectiveness, the effectiveness tests are performed on the foreign exchange forward and option contracts based on changes in the spot rate or strike rate of the derivative instrument compared to changes in the spot rate or strike rate of the forecasted hedged transaction. In the event there is recognized ineffectiveness or it becomes probable that the forecasted transaction will not occur, the related gains and losses on the cash flow hedge are reclassified from accumulated other comprehensive income (loss), net on the consolidated balance sheet to other expense on the consolidated statement of operations at that time. For the six months ended March 31, 2007, there were no gains or losses recognized in other expense due to measurable ineffectiveness, failure of an effectiveness assessment or the discontinuance of cash flow hedge accounting.

Balance Sheet Hedges

The Company uses forward rate contracts to economically hedge certain non-functional currency assets and liabilities to reduce the risk that our earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. These forward contracts are not designated for hedge accounting. The change in fair value of these derivatives is recorded in other expense and offsets the change in fair value of the underlying foreign currency denominated assets and liabilities.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

The following table provides information about the Company’s foreign currency forward and option contracts at March 31, 2007 and September 30, 2006:

March 31, 2007	USD Notional	Estimated Fair Value Gain (Loss)
Cash Flow Hedges
Forward Contracts
Sell foreign currencies	$62,307	$(1,533)
Purchase foreign currencies	$49,820	$1,353
Option Contracts
Sell foreign currencies	$104,105	$(1,162)
Purchase foreign currencies	$4,306	$28
Balance Sheet Hedges
Forward Contracts
Purchase foreign currencies	$2,655	$36

September 30, 2006	USD Notional	Estimated Fair Value Gain (Loss)
Cash Flow Hedges
Forward Contracts
Purchase foreign currencies	$50,569	$(389)
Balance Sheet Hedges
Forward Contracts
Purchase foreign currencies	$3,973	$132

The currencies underlying the foreign exchange forward and option contracts at March 31, 2007 consisted primarily of British pound, Brazilian real, Australian dollar, Singapore dollar, Mexican peso, Japanese yen and South Korean won. The foreign exchange forward and option contracts at September 30, 2006 was in British pound. The Company’s derivative financial instruments are subject to both credit and market risk. Credit risk is the risk of loss due to failure of a counterparty to perform its obligations in accordance with contractual terms. Market risk is the potential change in an investment’s value caused by fluctuations in interest and currency exchange rates, credit spreads or other variables. The Company monitors the credit-worthiness of the financial institutions that are counterparties to its derivative financial instruments and does not consider the risks of counterparty nonperformance to be material. Notwithstanding the Company’s efforts to manage foreign exchange risk, there can be no assurance that its hedging activities will adequately protect against the risks associated with foreign currency fluctuations. Credit and market risks (as a result of an offset by the underlying cash flow being hedged) related to derivative instruments were not considered significant at March 31, 2007 and September 30, 2006.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Note 13—Commitments and Contingencies

Commitments

The Company’s future minimum payments on non-cancelable leases and marketing and other agreements, excluding payments to Visa Resources, at March 31, 2007 were as follows:

Years Ending September 30,	Leases	Marketing and Other	Total
2007 (remaining six months)	$9,184	$46,949	$56,133
2008	11,421	39,118	50,539
2009	6,604	28,135	34,739
2010	4,465	20,804	25,269
2011	3,946	19,151	23,097
2012	3,950	17,480	21,430
Thereafter	33,899	3,521	37,420

Total	$73,469	$175,158	$248,627

In March 2006, the Company entered into an eight-year agreement to sponsor the Federation Internationale de Football Association (FIFA) World Cup, commencing in January 2007. On December 6, 2006, a trial court in New York granted MasterCard Incorporated (“MasterCard”) injunctive relief against FIFA, with the effect of awarding the FIFA sponsorship contemplated in the Visa-FIFA agreement to MasterCard Worldwide (“MasterCard”) instead. FIFA has appealed the court’s decision, which appeal is currently pending. Until this MasterCard-FIFA litigation is finally resolved or the Company otherwise resolves the matter between itself and FIFA, the Company’s rights and obligations under the Visa-FIFA agreement are not certain. The contractual payments under the agreement total $180.0 million over the eight-year term of the agreement and are payable in annual installments. The payment which was due in January 2007 has been temporarily delayed, by agreement with FIFA; the remaining payments are not included in the table above. Visa may realize financial and other remedies from FIFA in the event that FIFA is unable to perform under the Visa sponsorship agreement as a result of the MasterCard litigation.

Contingencies

The Company has incentive agreements with members and other organizations for various programs designed to build payments volume, increase card issuance and acceptance and increase other Visa branded transactions. These card, volume and support incentives are earned by members based on their performance over the term of the incentive agreement, which may range from one to seven years, and are recognized as a reduction of revenue in the same period as the related revenues are earned, based on management’s estimate of the members’ performance as compared to the terms of the incentive agreement. The agreements are generally cancelable by Visa International. Excluding anticipated revenue to be earned from higher payments and transaction volumes in connection with these agreements, the expected reduction of future earnings in the next six years resulting from these agreements is estimated to be a maximum of $389.9 million as of March 31, 2007.

Note 14—Legal Matters

Visa International is a party to various legal and regulatory proceedings. These proceedings involve complex claims that are subject to substantial uncertainties and unspecified damages and the probability of loss and an estimation of damages are not possible to ascertain at present. Accordingly, Visa International has not

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

established reserves for these legal and regulatory proceedings. In addition, under Visa International’s membership agreement with Visa U.S.A. and Visa International’s operating regulations, Visa International believes it is indemnified against losses with respect to certain legal and regulatory proceedings pertaining to U.S. operations. If Visa International is not successful in its defense of any of these legal and regulatory proceedings, or if Visa U.S.A. does not meet its indemnification obligations or does not have adequate financial resources to fully indemnify Visa International, Visa International could incur judgments or fines or enter into settlement of claims that could have a material adverse effect on its results of operations, financial position or cash flows.

Visa International is presently involved in the matters described below and those described in Note 20 to the audited financial statements included in its 2006 Annual Report.

American Express/Discover

On October 4, 2004, Discover Financial Services, Inc. (Discover) filed an action against Visa U.S.A. and Visa International (collectively referred to in this note as “Visa”), as well as MasterCard International Incorporated (MasterCard) in United States District Court for the Southern District of New York. On November 15, 2004, American Express Travel Related Services Company, Inc. (American Express) filed a similar action in the same court against Visa U.S.A., Visa International, MasterCard, and certain of their member financial institutions. Both complaints seek treble damages and injunctive relief under Sections 1 and 2 of the Sherman Act, asserting that Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy (CPP) prevented banks from issuing payment cards on the American Express and Discover networks. Discover also contends that Visa’s “Honor All Cards” rule reinforced the anticompetitive effects of bylaw 2.10(e).

Both lawsuits have been assigned to the district court judge who presided in United States v. Visa (the DOJ Case), in which the Department of Justice challenged bylaw 2.10(e) and the CPP. In the DOJ Case, the court in 2001 enjoined Visa and MasterCard from enacting, enforcing, or maintaining any bylaw, rule, policy, or practice that prohibits members from issuing general purpose or debit cards on any other general purpose card network. In accordance with this court order, Visa U.S.A. repealed bylaw 2.10(e). The court has deferred ruling on whether, or to what extent, it will give collateral estoppel effect in the American Express and Discover cases to factual findings made in the DOJ Case.

The defendants moved to dismiss certain claims in the American Express and Discover cases. In the fall of 2005, the court granted MasterCard and Visa International’s motions to dismiss Discover’s attempted monopolization and monopolization claims against them, because Discover did not allege that either MasterCard or Visa International individually had sufficient market share to maintain these claims. The court denied Visa U.S.A.’s analogous motion, however, finding that Discover had alleged sufficient market share as to Visa U.S.A. The court also denied Visa and MasterCard’s motions to dismiss the plaintiffs’ debit card claims, ruling that the plaintiffs had properly alleged a debit card market. Visa’s motion to dismiss American Express’s exclusive-dealing claim was also denied.

At a hearing on April 25, 2007, the District Court for the Southern District of New York set a trial date of September 9, 2008 for both the American Express and Discover cases. The court also established deadlines and procedures for motions practice and expert discovery.

On June 7, 2007, Discover filed a Second Amended Complaint, which eliminated allegations related to the “Honor All Cards” rule, dropped attempted monopolization and monopolization claims against MasterCard and

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

Visa International to conform to the court’s rulings on motions to dismiss, and made technical changes to names of the plaintiffs.

Debit/Credit Tying Cases (“Indirect Purchaser” Actions)

Forty so-called “indirect purchaser” actions have been filed against Visa and MasterCard in nineteen states and the District of Columbia. In these actions, the plaintiffs purport to represent classes of residents of one or more states who purchased goods at merchants that accepted Visa- or MasterCard-branded payment cards. They claim to have paid higher prices as a result of the purported “tying” and other alleged anti-competitive conduct. The plaintiffs assert claims under state antitrust statutes, state consumer protection statutes, and common law. Visa International is named as a defendant in only six of the cases, all filed in California, asserting claims against Visa International under the Cartwright Act and Section 17200 of the California Business and Professions Code.

In the California cases, consolidated before the Superior Court for the State of California in the City and County of San Francisco, Visa filed a motion for judgment on the pleadings based on California Proposition 64, which limits a plaintiff’s standing to bring claims under Section 17200. After oral argument, the court denied Visa’s motion on March 6, 2007. The California Court of Appeal rejected a petition seeking immediate review of that decision on June 7, 2007.

ATM Exchange Litigation

On November 14, 2005, ATM Exchange sued Visa U.S.A. and Visa International in United States District Court for the District of Ohio. The plaintiff asserts claims of promissory estoppel, negligent misrepresentation and fraudulent misrepresentation, alleging that Visa’s “deferment” of a deadline for meeting heightened ATM data encryption testing and approval standards harmed the plaintiff by reducing demand for its ATM upgrade solution.

The parties have engaged in written discovery, party and third-party depositions, and expert discovery. Visa U.S.A. and Visa International anticipate filing dispositive motions in the case by June 29, 2007. Trial is tentatively scheduled for September 2007.

Intellectual Property Litigation

Cryptography Research, Inc.

In September of 2004, Cryptography Research, Inc. (CRI) filed a lawsuit against Visa International in U.S. District Court in California alleging breach of contract, misrepresentation, and patent infringement. The lawsuit arises from a 1998 license agreement between CRI and Visa International pursuant to which Visa International received the right to sublicense certain CRI technology for use in smart cards. After the license agreement was terminated, CRI claimed that Visa International was obligated to pay per-card royalties on certain smart cards. In addition, CRI has alleged that Visa International has infringed certain patents claimed by CRI. Discovery in this matter is currently ongoing. A patent claims construction hearing was held on November 8 and 9, 2005. On October 19, 2006, the parties received the first of eight pending claims construction orders. A second claims construction order was received on May 4, 2007. Fact discovery is ongoing.

On December 11, 2006, CRI filed a motion for leave to file a second amended complaint adding claims for breach of fiduciary duty and violation of Section 1 of the Sherman Act and California Unfair Competition laws.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

The court granted this motion on March 20, 2007 and the Second Amended Complaint was filed on March 22, 2007. Visa International filed its answer to the Second Amended Complaint and related counterclaims on April 23, 2007.

Vale Canjeable

On November 21, 2006, Vale Canjeable Ticketven, C.A., filed an action in the Fifth Municipal Court of Caracas against Todoticket 2004, C.A., and Visa International seeking a preliminary injunction preventing use of the Visa Vale mark in Venezuela. On November 29, 2006, the Fifth Municipal Court of Caracas granted a preliminary injunction prohibiting use of the “Vale” mark by Visa in the Venezuelan market of food vouchers.

In December 2006, Vale Canjeable Ticketven, C.A., also filed a claim with the Fourth Commercial Court of First Instance of Caracas alleging that the defendants infringed the plaintiff’s rights as the holder of the trademark registries and requesting that the Court: (i) declare the plaintiff is the only authorized user of the expression “Vale” in the Venezuelan market of food vouchers; (ii) prohibit the defendants from using the expression “Vale” in the Venezuelan market of food vouchers; and (iii) order the defendants to pay financial damages and legal costs. On March 21, 2007, defendants filed a motion with the Fourth Commercial Court of First Instance of Caracas asking them to revoke the preliminary injunction. The Court’s decision on this motion is pending.

Note 15—Operating Segments

Statement of Financial Accounting Standard (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. This standard requires segmentation based on the Company’s internal organization and reporting of revenue and operating profit. The Company’s Chief Executive Officer is identified as the Chief Operating Decision Maker (“CODM”) as defined by SFAS 131. The Company is primarily structured in geographical segments, and the CODM reviews consolidated financial information related to revenues and operating profit for each of the following three geographic segments: Visa AP, Visa LAC and Visa CEMEA. The CODM also reviews financial information for the headquarters division, Visa Worldwide Services (“VWS”).

Visa AP, Visa LAC and Visa CEMEA provide products and services to their member financial institutions and generate service fees, international service revenues, data processing fees and other revenues. VWS earns service fee revenue by charging cost-based fees to all Visa regions (including separately incorporated regions) based primarily on payments volume. In addition, VWS earns international service revenue from foreign currency exchange activities in connection with the settlement of multi-currency transactions. Non-operating income, net, primarily relates to interest and dividend income from investments, rental income, and equity in earnings from unconsolidated subsidiaries, offset by interest expense on the Company’s borrowed funds at VWS.

The reports reviewed by the CODM are based on the Company’s internal management reporting process. The presentation of information in the Company’s management reports differs from U.S. generally accepted accounting principles (“U.S. GAAP”) primarily due to intercompany allocations and differences in reporting classifications.

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

The following table gives operating segment information as reviewed by the CODM and reconciled to the consolidated U.S. GAAP financial statements for the six months ended March 31, 2007 and 2006:

Six Months Ended March 31, 2007	Visa AP	Visa LAC	Visa CEMEA	VWS	Reclassifications	Consolidated Total
Total operating revenues	$336,366	$204,266	$118,305	$233,324	$(33,004)	$859,257
Total operating expenses	$192,897	$148,340	$92,633	$229,793	$(26,197)	$637,466
Operating income	$143,469	$55,926	$25,672	$3,531	$(6,807)	$221,791
Non-operating income, net	$6,059	$3,441	$83	$16,024	$6,807	$32,414
Income before provision for income taxes	$149,528	$59,367	$25,755	$19,555	$—	$254,205
Depreciation and amortization expenses	$4,334	$1,683	$3,194	$12,461	$—	$21,672
Equity earnings from unconsolidated subsidiaries	$191	$232	$76	$1,071	$—	$1,570

Six Months Ended March 31, 2006
Total operating revenues	$237,874	$127,138	$94,087	$225,339	$(31,722)	$652,716
Total operating expenses	$182,335	$111,561	$86,594	$186,100	$(27,034)	$539,556
Operating income	$55,539	$15,577	$7,493	$39,239	$(4,688)	$113,160
Non-operating income, net	$3,491	$3,373	$207	$9,732	$4,688	$21,491
Income before provision for income taxes	$59,030	$18,950	$7,700	$48,971	$—	$134,651
Depreciation and amortization expenses	$3,511	$2,076	$4,772	$6,414	$—	$16,773
Equity earnings from unconsolidated subsidiaries	$840	$1,040	$192	$777	$—	$2,849

Amounts in the reclassification column of the above table consist of the following:

	Six Months Ended March 31, 2007
	Operating Revenue	Operating Expense	Non-Operating Income
Fees allocated by VWS to Visa AP, Visa LAC, and Visa CEMEA	$(34,003)	$(34,003)	$—
Classification of facilities income and expense	749	4,800	4,051
Other revenue, expense and non-operating income classifications	250	3,006	2,756

	$(33,004)	$(26,197)	$6,807

	Six Months Ended March 31, 2006
	Operating Revenue	Operating Expense	Non-Operating Income
Fees allocated by VWS to Visa AP, Visa LAC, and Visa CEMEA	$(32,167)	$(32,167)	$—
Classification of facilities income and expense	570	4,724	4,154
Other revenue, expense and non-operating income classifications	(125)	409	534

	$(31,722)	$(27,034)	$4,688

VISA INTERNATIONAL AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Unaudited (Continued)

(In thousands, except as noted)

The following table provides segment assets for the periods indicated:

	Total Assets				Consolidated Total
	Visa AP	Visa LAC	Visa CEMEA	VWS
March 31, 2007	$156,438	$193,823	$184,039	$1,488,392	$2,022,692
September 30, 2006	$152,036	$157,103	$164,013	$1,539,387	$2,012,539

Note 16—Subsequent Event

Global Restructuring Agreement

On June 15, 2007, the boards of directors of Visa International, Visa U.S.A., Visa Canada and Visa Europe approved the Global Restructuring Agreement that contemplates a series of transactions by which Visa International, Visa U.S.A., Visa Canada and Inovant will become subsidiaries of Visa Inc. The Global Restructuring Agreement contemplates that Visa Europe will not become a subsidiary of Visa Inc. and will become a stockholder of Visa Inc. and will enter into a series of contractual relationships that will govern its relationship with Visa Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Visa U.S.A. Inc.:

We have audited the accompanying consolidated balance sheets of Visa U.S.A. Inc. and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, changes in members’ equity (deficit), comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visa U.S.A. Inc. and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Emerging Issues Task Force No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock, during the year ended September 30, 2005.

/s/ KPMG LLP

San Francisco, California

June 6, 2007

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30
	2006	2005
	(in thousands)
Assets
Cash and cash equivalents	$270,124	$135,397
Investment securities, available-for-sale	660,451	681,144
Accounts receivable	216,585	198,248
Settlement receivable	41,450	35,297
Current portion of volume and support agreements	110,751	161,627
Current portion of deferred tax assets	149,671	128,038
Prepaid and other current assets	144,899	138,294

Total current assets	1,593,931	1,478,045

Investment securities, available-for-sale	515,290	318,876
Volume and support agreements	43,071	97,137
Investment in Visa International	186,353	173,099
Facilities, equipment, and software, net	280,899	320,208
Deferred tax assets	237,533	292,280
Other assets	106,841	65,742

Total assets	$2,963,918	$2,745,387

Liabilities
Accounts payable	$119,075	$127,575
Settlement payable	88,767	63,973
Accrued compensation	179,557	158,893
Volume and support agreements	216,255	149,215
Current portion of member deposits	134,070	142,627
Accrued liabilities	406,815	453,153
Current portion of long-term debt	32,339	32,339
Current portion of accrued litigation	216,085	197,477

Total current liabilities	1,392,963	1,325,252

Member deposits	3,320	128,832
Other liabilities	122,083	59,625
Long-term debt	41,280	73,619
Accrued litigation	783,618	1,010,443

Total liabilities	2,343,264	2,597,771

Minority interest	37,840	21,995
Commitments and contingencies (Note 17)
Equity
Accumulated net income	583,772	129,211
Accumulated other comprehensive loss	(958)	(3,590)

Total equity	582,814	125,621

Total liabilities and equity	$2,963,918	$2,745,387

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Operating Revenues
Card service fees	$1,482,439	$1,288,588	$1,191,211
Data processing fees	1,247,969	1,139,080	1,037,763
Volume and support agreements	(587,751)	(524,107)	(466,064)
International transaction fees	397,954	360,269	306,553
Other revenues	407,515	400,775	359,894

Total operating revenues	2,948,126	2,664,605	2,429,357

Operating Expenses
Personnel	671,093	618,723	628,373
Facilities	89,298	92,619	89,898
Network, EDP, and communications	327,593	338,288	299,752
Advertising, marketing, and promotion	539,258	528,138	470,665
Visa International fees	159,264	168,455	196,297
Professional and consulting fees	291,235	273,009	231,059
Administrative and other	117,837	60,117	45,934
Litigation provision	22,878	132,334	36,900

Total operating expenses	2,218,456	2,211,683	1,998,878

Operating income	729,670	452,922	430,479
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	13,355	30,799	21,967
Interest expense	(89,539)	(108,485)	(111,301)
Investment income, net	68,330	81,009	13,926

Total other (expense) income	(7,854)	3,323	(75,408)

Income before income taxes and minority interest	721,816	456,245	355,071
Income tax expense	251,338	183,296	132,558

Income before minority interest	470,478	272,949	222,513
Minority interest	(15,917)	(8,248)	(6,645)

Income before cumulative effect of change in accounting principle	454,561	264,701	215,868
Cumulative effect of accounting change, net of tax (Note 3)	—	95,744	(6,214)

Net income	$454,561	$360,445	$209,654

Pro forma amounts assuming the accounting changes are applied retroactively (Note 3)	$—	$264,701	$221,080

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Accumulated Net (Loss) Income	Accumulated Other Comprehensive Income (Loss)	Total (Deficit) Equity
	(in thousands)
Balance as of September 30, 2003	$(440,888)	$1,244	$(439,644)
Net income	209,654		209,654
Other comprehensive income, net of tax		89	89

Comprehensive income			209,743

Balance as of September 30, 2004	$(231,234)	$1,333	$(229,901)

Net income	360,445		360,445
Other comprehensive loss, net of tax		(4,923)	(4,923)

Comprehensive income			355,522

Balance as of September 30, 2005	$129,211	$(3,590)	$125,621

Net income	454,561		454,561
Other comprehensive income, net of tax		2,632	2,632

Comprehensive income			457,193

Balance as of September 30, 2006	$583,772	$(958)	$582,814

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Net Income	$454,561	$360,445	$209,654
Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on investment securities, available-for-sale	5,589	(366)	790
Income tax (expense) benefit	(2,018)	385	(253)
Reclassification adjustment for net gain realized in net income	(1,473)	(7,732)	(750)
Income tax benefit	534	2,790	302

Other comprehensive income (loss), net of tax	2,632	(4,923)	89

Comprehensive income	$457,193	$355,522	$209,743

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Operating Activities
Net income	$454,561	$360,445	$209,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	123,361	118,531	98,298
Amortization	16,802	16,997	13,138
Asset impairment	13,167	1,276	—
Net realized gain on investment securities	(1,473)	(7,732)	(750)
Gain on sale of joint venture	—	(41,968)	—
Loss on sale of assets	3,213	—	—
Minority interest	15,917	8,248	6,645
Amortization of volume and support agreements	580,043	572,777	498,205
Cumulative effect of accounting change—volume and support agreements	—	—	6,214
Accrued litigation and accretion	114,468	226,222	138,998
Equity in earnings of unconsolidated affiliates	(13,355)	(30,802)	(21,969)
Cumulative effect of accounting change—equity in earnings of Visa International	—	(95,744)	—
Deferred income taxes	31,630	85,186	68,010
Change in operating assets and liabilities:
Accounts receivable	(18,337)	(14,285)	(39,458)
Settlement receivable	(6,153)	(17,624)	(1,346)
Volume and support agreements	(408,061)	(471,903)	(595,869)
Other assets	(62,270)	(76,675)	28,371
Accounts payable	(8,500)	56,580	(39,825)
Settlement payable	24,794	28,593	12,326
Accrued compensation	20,664	(11,595)	(13,881)
Accrued and other liabilities	19,349	184,640	115,732
Accrued litigation	(322,685)	(267,807)	(204,805)
Member deposits	(142,627)	(142,731)	155,704

Net cash provided by operating activities	434,508	480,629	433,392

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Investing Activities
Investment securities, available-for-sale:
Purchases	(3,783,841)	(1,896,715)	(1,204,555)
Proceeds from sales and maturities	3,607,904	1,425,427	1,005,839
Proceeds from sale of interest in Inovant LLC	—	2,424	—
Distributions from joint ventures	—	20,000	15,000
Proceeds from sale of joint venture	—	95,000	—
Purchases of facilities, equipment, and software	(87,265)	(119,267)	(122,211)

Net cash used in investing activities	(263,202)	(473,131)	(305,927)

Financing Activities
Principal payments on debt	(33,200)	(33,200)	(33,200)
Debt issuance costs	—	—	(3,000)
Principal payments on capital lease obligations	(3,379)	(568)	—
Minority interest distribution	—	(12,198)	(3,090)

Net cash used in financing activities	(36,579)	(45,966)	(39,290)

Increase (decrease) in cash and cash equivalents	134,727	(38,468)	88,175
Cash and cash equivalents at beginning of year	135,397	173,865	85,690

Cash and cash equivalents at end of year	$270,124	$135,397	$173,865

Supplemental Disclosure of Cash Flow Information
Income taxes paid, net of refunds	$261,600	$122,529	$22,661
Increase in accounts payable and accrued and other liabilities related to purchases of facilities, equipment and software	$9,033	$6,257	$776
Interest payments on debt	$5,772	$7,585	$8,705

See accompanying notes, which are an integral part of these consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended September 30, 2006

Note 1—Organization

Visa U.S.A. Inc. (Visa, Visa U.S.A., or the Company) consists of Visa U.S.A. Inc. and its subsidiaries: Inovant, Inc., International Anasazi, Inc., Interlink Network, Inc., Integrated Solutions Concepts, Inc., Debit Processing Services, Inc., Plus System, Inc., Inovant LLC, and Advanced Resolution Services, Inc.

In June 2006 the Company dissolved its wholly-owned subsidiary, Merchant Processing Holdings, Inc. (MPH). MPH held the Company’s joint venture interest in Vital Processing Services L.L.C., which was sold in March 2005.

In June 2005 the Company incorporated Advanced Resolution Services, Inc., a Delaware corporation, as a wholly-owned subsidiary of Visa U.S.A. in order to provide various fraud-prevention and security-related services to Visa members.

The Company has one operating and reportable segment, “Payment Services” in the United States. The Company’s activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of Visa U.S.A. as one operating and reportable segment.

Visa is a non-stock, non-assessable, Delaware membership corporation. The Company operates a payment system that enables consumers and businesses to conduct financial transactions using Visa-branded payment products at physical and virtual points-of-sale and at automated teller machines which are identified by the Visa Brand Mark, Visa Point-of-Sale Graphic or familiar three-band Visa Flag, and other various designs and marks in the United States.

Visa’s products and services enable its members to participate in an international payment system that none could offer individually. Visa U.S.A. does not issue cards, set fees, or determine the interest rates consumers will be charged on Visa-branded cards. Visa U.S.A.’s issuing members have the independent responsibility individually to determine these and most other competitive card features. These functions are performed by Visa member financial institutions in competition with one another. Visa U.S.A. establishes standards and procedures for acceptance and settlement of member transactions. Visa’s services allow merchants and consumers to use efficient, secure, and guaranteed payment products in lieu of cash, checks, and other forms of payment. Its relationship is with the cardholder’s issuing and merchant’s acquiring member financial institutions.

Membership is composed of financial institutions participating in this system. At its April 2006 Annual Meeting, the Company adopted an amended Certificate of Incorporation and amended bylaws which changed the composition of the Board of Directors and clarified dividend, dissolution, membership interest, and voting rights. In accordance with the Company’s Certificate of Incorporation and bylaws, members pay service fees each quarter based on payments volume for the preceding quarter. Payments volume is defined as total monetary value of transactions for goods and services purchased, initiated with Visa products, including PIN-based debit, and excluding cash transactions. Members’ dividend and dissolution rights, membership interests in the corporation, and voting rights are based on the members’ respective cumulative portions of the total of all of certain fees paid to the Company up to the most recent Reference Date as defined in the amended Certificate of Incorporation. The initial Reference Date is May 1, 2006 and members’ proportions will be adjusted as of each third anniversary of that date. The Board of Directors includes independent Directors who meet eligibility requirements set forth in the Certificate of Incorporation, including the definition of independence from the Company and its members. The chief executive officers of the Company and of Visa International Service Association (Visa International) serve as ex officio non-voting directors. Directors other than ex officio directors are elected in at-large voting by

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

members in accordance with voting rights and director qualifications set forth in the Company’s bylaws. Under the amended Certificate of Incorporation, the directors will serve staggered terms of two years. Members represented on the Board of Directors accounted for 41 percent of total payments volume for the twelve months ended June 30, 2006. Visa members, which are comprised of domestic banks and other financial institutions, represent 100 percent of the Company’s payments volume.

In October 2006, the Company’s Board of Directors approved a plan to form Visa Inc. by merger transactions including Visa U.S.A., Visa Canada Association (Visa Canada), and Visa International (Note 20).

Note 2—Significant Accounting Policies

Basis of Presentation

Visa and its subsidiaries prepare their financial statements in conformity with accounting principles generally accepted in the United States of America.

Consolidation

The consolidated financial statements include the accounts of Visa and its subsidiaries after elimination of intercompany accounts and transactions. The Company consolidates entities when it has a greater than 50 percent ownership or when it exercises control. Minority interest is recorded for consolidated entities in which the Company has less than 100 percent ownership interest. Minority interest represents the equity interest not owned by the Company.

Reclassifications

Certain reclassifications, not affecting net income, have been made to prior period information to conform to the current period presentation format.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include certain revenue discounts and volume-based support incentives, assumptions used in the determination of pension and postretirement costs, discount rates used to present value long-term obligations, and assumptions used in the calculation of income taxes, among others.

Cash, Cash Equivalents, and Investments

Cash and cash equivalents include cash and certain highly liquid investments with original maturities of ninety days or less from the date of purchase. Cash equivalents are recorded at cost, which approximates fair value. Investments with original maturities beyond ninety days and maturing in less than one year are considered short-term investments. Investments with maturities in excess of one year are considered long-term investments.

The Company classifies its debt and marketable equity securities as available-for-sale. These securities are recorded at cost at the time of purchase and are carried at fair value, based on current market quotations.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Unrealized gains and losses are reported in Other Comprehensive Income, Net of Tax. The Company does not engage in investment trading activities. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in its carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. In evaluating other-than-temporary impairment, the Company reviews sustained declines in market price below the amount recorded for the investment and the Company’s intent and ability to hold the investment until recovery, which may in certain cases be maturity. The Company considers the length of time and extent to which market value has been less than cost and other relevant factors such as the issuer’s financial condition, and the Company’s investment horizon. Net realized gains and losses are determined on a specific identification basis and are included in Investment Income, Net on the Company’s Consolidated Statements of Operations.

Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield and are included in Investment Income, Net on the Company’s Consolidated Statements of Operations. Dividend and interest income are recognized when earned, and are included in Investment Income, Net on the Company’s Consolidated Statements of Operations.

Financial Instruments

The Company considers cash and cash equivalents, short-term investments, long-term investments, notes receivable, short-term debt and notes payable to be financial instruments. Except as described in Note 14, the estimated fair value of such instruments as of September 30, 2006 and 2005 approximate their carrying values as reported in the Company’s Consolidated Balance Sheets.

Settlement Receivable and Payable

The Company operates systems for clearing and settling deposit access products. Net settlements are generally cleared daily among its members. However, some transactions may not settle until subsequent business days, resulting in amounts due from and to members. These settlement amounts are stated at cost and presented on a gross basis on the Company’s Consolidated Balance Sheets.

Indemnification

The Company accounts for indemnifications using the framework of FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45), which requires that an obligation be recorded if estimable, regardless of the probability of occurrence. The Company indemnifies issuing and acquiring members from settlement losses suffered by reason of the failure of any other member to honor drafts, travelers checks, or other instruments processed in accordance with operating regulations. The Company’s estimate of its liability for settlement indemnification is included in Accrued Liabilities on the Company’s Consolidated Balance Sheets and is described in Note 17.

Prepaid Assets

The Company records prepayments of goods and services. The amounts are recorded in Prepaid and Other Current Assets and Other Assets on the Company’s Consolidated Balance Sheets. The Company expenses these amounts to the Consolidated Statements of Operations over the period of benefit.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Investments in Joint Ventures, Affiliates, and Subsidiaries

Investments resulting in ownership of approximately 20 to 50 percent, or in excess of 5 percent of a flow-through entity (e.g., limited partnerships, limited liability companies), are accounted for using the equity method. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. Under the equity method, the Company’s share of each entity’s profit or loss is reflected currently in the Company’s Consolidated Statements of Operations rather than when realized through dividends or distributions. Other non-marketable investments, resulting in ownership interests of less than these percentages, are accounted for using the cost method.

The Company has interests in certain limited partnerships and limited liability companies and has evaluated these entities for consolidation using the framework established by Financial Interpretation 46 (revised), “Consolidation-Variable Interest Entities: Guidance on Applying FASB Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities” (FIN 46). The Company has determined that its ownership in these entities does not constitute ownership of Variable Interest Entities as defined in FIN 46. The Company is not the primary beneficiary of these entities and has accounted for these investments under the equity method.

Facilities, Equipment, and Software

Facilities, equipment, and software are recorded at historical cost and are depreciated on a straight-line basis over their estimated useful lives, which range from three to forty years, except for land and construction-in-progress, which are not depreciated.

Depreciation and amortization are provided for facilities, equipment, and software on a straight-line basis over the estimated useful lives of the respective classes of assets as follows:

Facilities
Buildings	40 years
Building improvements	3 to 40 years
Leasehold improvements	Shorter of lease life or 10 years
Furniture and fixtures	10 years
Equipment	3 to 5 years
Software	3 to 5 years

Pursuant to SOP 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use,” computer software development incurred during the development stage of projects is capitalized. Costs incurred prior to reaching the development stage of projects and other research and development costs are expensed as incurred.

The Company capitalizes purchased software. Capitalized software costs included in Facilities, Equipment, and Software, Net on the Company’s Consolidated Balance Sheets are amortized on a straight-line basis over their estimated useful lives of up to five years.

Costs for maintenance and repairs are charged to expense as incurred, while major improvements that increase functionality of the asset are capitalized and depreciated ratably to expense over the identified useful life.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Intangible Assets

The Company initially records intangible assets at fair value and evaluates the useful life of each asset. Intangible assets with finite useful lives are amortized on a straight-line basis. Assets with indefinite useful lives are not amortized but are evaluated annually to confirm that events and circumstances continue to support an indefinite useful life. As of September 30, 2006 the Company had no intangible assets.

Impairment

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company evaluates the recoverability of all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of an asset, an impairment loss is recognized. The loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows.

Volume and Support Agreements

Volume and support agreements are incentive agreements with members, merchants, and other business partners designed to build payments volume and increase product acceptance. The Company capitalizes certain incentive payments under volume and support agreements related to signing or renewing long-term contracts in instances where the Company receives a commitment from the member to generate a substantial portion of its credit and debit card payments volume on Visa branded products for an agreed upon period of time. Volume and support incentives are accrued based on management’s estimate of the members’ performance according to provisions in the related agreements. These accruals are routinely reviewed and estimates of performance are adjusted as appropriate. Capitalized costs and the Company’s estimated obligations under these agreements are amortized as a reduction of operating revenue or as part of Advertising, Marketing, and Promotion expense on either a straight-line or a sales-volume basis over the period of benefit.

The Company considers any contract where greater than 60 percent of payments are based on sales volume to be predominantly sales-based. Sales-based contracts with expected payments over $10 million are amortized based on estimated forecasted sales volume data. All other contracts with expected payments of $1 million or more are amortized on a straight-line basis. Contracts with expected payments of less than $1 million are accounted for in accordance with the Company’s prepaid and accrued liability accounting policies.

Accrued Litigation

The Company evaluates the likelihood of an unfavorable outcome of the legal or regulatory proceedings to which it is a party in accordance with SFAS No. 5, “Accounting for Contingencies.” These judgments are subjective based on the status of legal or regulatory proceedings, the merits of its defenses and consultation with in-house and external legal counsel. The actual outcomes of these proceedings may materially differ from the Company’s judgment.

Accrued litigation is accounted for using the present value of actual and estimable future payment obligations, discounted at the estimated rate of sources of credit that could be used to finance the payment of such obligations with similar terms. The current portion of accrued litigation represents the present value of payments to be made over the next year (Note 18).

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Revenue Recognition

The Company’s revenue is comprised principally of card service fees, data processing fees, international transaction fees, and other revenues. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition” (SAB 104), and Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21). Revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured.

Card service fees predominantly represent payments by members with respect to their card programs carrying marks of the Visa brand. Card service fees are based principally upon spending on Visa-branded cards for goods and services as reported on member quarterly operating certificates. Current quarter service fees are assessed and recognized ratably over the quarter using a calculation of pricing applied to prior quarter volumes.

Data processing fees represent user fees for authorization, clearing, settlement, transaction processing services and other maintenance and support services that facilitate transaction and information processing among the Company’s members globally, Visa International, Visa Canada, and Visa Europe Limited (Visa Europe). These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

International transaction fees are assessed to members on foreign transactions of U.S.-based issuing banks and domestic transactions of foreign-based issuing banks in cross-border transactions. These fees are recognized as revenue in the same period the related transactions occur or services are rendered.

Other Revenues represent optional card enhancements, such as extended cardholder protection and concierge services, cardholder and merchant services, software development services, and other services provided to members, Visa International, Visa Canada, and Visa Europe. Software development services are provided through Inovant LLC on a time and materials basis primarily to Visa International, Visa Europe, and Visa Canada. Development services are recognized as revenue in the period services are rendered.

For certain programs, the Company records deferred revenue when cash is collected from members in advance and use of the funds is for designated program purposes. Revenue is recognized when funds are used for designated program purposes. Deferred revenue is included in Accrued Liabilities in the Company’s Consolidated Balance Sheets (Note 11).

Advertising Costs

In accordance with SOP 93-7, “Reporting on Advertising Costs,” the Company expenses the production costs of advertising as incurred. The cost of media advertising is expensed when the advertising takes place. Total advertising costs, included in Advertising, Marketing, and Promotion on the Consolidated Statements of Operations, were $343.4 million, $335.4 million, and $288.4 million in fiscal 2006, 2005, and 2004, respectively.

Operating Leases

The Company evaluates the impact of rent escalation clauses and lease incentives, including rent abatements and tenant improvement allowances included in its operating leases. Rent escalation clauses and lease incentives are considered in determining total rent expense to be recognized during the term of the lease, which begins on the date the Company takes control of the leased space. Rent expense related to lease agreements which contain escalation clauses are recorded on a straight-line basis. Renewal options are considered by evaluating the overall term of the lease.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Deferred Tax Assets and Liabilities

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension and postretirement plans

The Company accounts for its defined benefit pension and postretirement plans within the framework of in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions,” SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The plans are actuarially evaluated, which includes the use of several assumptions. Critical assumptions for qualified pension plans include the discount rate and the expected rate of return on plan assets (for qualified pension plans), which are important elements of expense and/or liability measurement. Other assumptions involve demographic factors such as retirement, mortality, turnover and the rate of compensation increases. The Company evaluates assumptions annually and modifies the assumptions as appropriate.

The Company uses a discount rate to determine the present value of its future benefit obligations. The discount rate is based on matching the duration of other corporate bond pools to the expected benefit payment stream.

To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected assets allocation, as well as historical and expected returns on each plan asset class. Any difference between actual and expected plan experience, including asset return experience in excess of the 10% corridor around the larger of assets or liabilities, is recognized in the net periodic pension calculation over the expected average employee future service, approximately 9 years. The gains and losses of certain smaller nonqualified pension plans are recognized immediately in the year in which they occur.

The Company immediately recognizes a net settlement loss for previously unrecognized losses when it makes substantial excess pension plan payments.

Recent Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board (FASB) issued Staff Positions No. 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP SFAS 115-1 and SFAS 124-1). FSP SFAS 115-1 and SFAS 124-1 address the determination of when an investment is considered impaired and whether impairment is temporary. These pronouncements provide a three- step process for determining and accounting for other-than-temporary impairment, as well as disclosure requirements for reporting unrealized losses. FSP SFAS 115-1 and SFAS 124-1 are effective for the first reporting period beginning after December 15, 2005. The Company adopted FSP SFAS 115-1 and SFAS 124-1 on October 1, 2005. Additional disclosures required under the pronouncements are included in Note 7. The adoption of FSP SFAS 115-1 and SFAS 124-1 did not have an impact to the Company’s results of operations and financial condition.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Note 3—Cumulative Effect of Change in Adoption of Accounting Principle

Investment in Visa International

During 2005, the Company adopted Emerging Issues Task Force No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock” (EITF 02-14). EITF 02-14 provides guidance related to investments where the investor has the ability to exercise significant influence over operating and financial policies of the investee and where the investment conveys rights and privileges substantially similar to common stock. EITF 02-14 defines criteria for evaluating whether an investment is “in-substance” common stock. Investments meeting these criteria are accounted for under the equity method if significant influence is deemed to exist.

Visa U.S.A.’s influence over Visa International is demonstrated by its representation on Visa International’s Board of Directors, significant related party transactions, and technological interdependence. Dividend and dissolution rights are based upon cumulative volume-based service fees paid by members to Visa International since inception, as a percentage of total volume-based service fees received. Therefore, the percentage of equity ownership fluctuates over time.

In accordance with the provisions of EITF 02-14, the Company recorded the cumulative effect of its equity in earnings of Visa International on prior years through fiscal 2004 of $95.7 million (net of taxes of $54.1 million) in income during fiscal 2005. The amount recorded represents a 33 percent share in Visa International accumulated equity in fiscal 2004. The effect of the change in fiscal 2005 was to increase Income Before Cumulative Effect of Change in Accounting Principle by $9.5 million and Net Income by $105.2 million. These equity estimates are based on a conservative interpretation of “volume-based” service fees. Pro forma amounts on the Consolidated Statements of Operations reflect the impact on prior year results as if the accounting change had been in effect during the periods presented.

Summarized consolidated financial information for Visa International was as follows:

	As of September 30
	2006	2005
	(in thousands)
Current Assets	$1,705,691	$1,468,835
Facilities and equipment, net	162,617	173,179
Other assets	144,231	125,942

Total assets	$2,012,539	$1,767,956

Current Liabilities	$1,315,511	$1,148,174
Long-term debt and other liabilities	90,748	84,336
Equity	606,280	535,446

Total liabilities and equity	$2,012,539	$1,767,956

	For the Years Ended September 30
	2006	2005
	(in thousands)
Total operating revenues	$1,262,555	$1,147,430
Total operating expenses	1,242,109	1,045,829
Non-operating income, net	78,511	40,469
Provision for income taxes	29,202	58,869

Net income	$69,755	$83,201

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Volume and Support Agreements

During 2004, the Company changed its method of amortizing volume and support agreements with payment terms that are predominantly based on sales volumes. The Company considers any contract over $10 million where greater than 60 percent of the payments are based on payments volume to be predominantly payments volume-based.

For these contracts, the Company has adopted an amortization methodology based on forecasted payments volume and eliminated the straight-line method. This new method of accounting was adopted to more accurately attribute contract acquisition costs to the related payments volume-based revenue.

The Company accounted for the change in the basis of amortization as a change in accounting principle. The cumulative effect of the change on prior years through fiscal 2003 was $6.2 million (net of taxes of $4.5 million) and is included in income in fiscal 2004. The effect of the change in fiscal 2004 was to increase Income Before Cumulative Effect of Change in Accounting Principle by $11.8 million and Net Income by $5.5 million. Pro forma amounts on the Consolidated Statements of Operations reflect the impact on prior year results as if the change in basis of amortization had been in effect during the periods presented.

The Company also changed the period of amortization for all volume and support agreements to contract term. Previously, contracts were amortized over the shorter of contract term or estimated life of the underlying card. Based on historical experience, contract term better reflects the useful life of volume and support agreements. The Company accounted for this change as a change in accounting estimate. The result of this change in accounting estimate was an increase in net income in fiscal 2004 of $7.4 million.

Note 4—Inovant, Inc. and Inovant LLC

On September 30, 2005, Inovant, Inc. sold a 10 percent interest in Inovant LLC to Visa Europe and a 6 percent interest to Visa International and its Central and Eastern Europe, Middle East, and Africa (CEMEA) region at a price equivalent to the founders’ cost, which was below the book value of underlying equity in fiscal 2005. Inovant, Inc.’s ownership interest in Inovant LLC, previously 85 percent, was reduced to 69 percent.

Inovant LLC net equity at the time of sale of these minority interests was $97.8 million; the carrying value of the 16 percent minority interest sold was $15.6 million. Cash contributions by new minority owners totaled $2.4 million. Cash contributions were set below book value to compensate new minority owners and settle a dispute with them concerning the earnings of and distributions from Inovant LLC since January 1, 2003. In consideration of their mutual release from claims with respect to these matters, Visa U.S.A. also made payments totaling $3.9 million to Visa Europe and Visa International. These payments and the difference of $13.2 million between cash contributions and the book value of minority interests sold were reflected in Litigation Provision on the Company’s Consolidated Statements of Operations in fiscal 2005.

Note 5—Visa International, Visa Canada, Visa Europe

Visa International, Visa Canada, and Visa Europe are all separately incorporated entities. The Company pays expenses to Visa International and earns revenues from Visa International, Visa Canada, and Visa Europe.

Visa U.S.A. Inc. has the rights to various designs and marks by virtue of its membership in Visa International. Visa International is a membership corporation, which administers a worldwide payment system through various card products, automated teller machines, point-of-sale devices, and travelers checks, which are identified by the Visa Brand Mark, Visa Point-of-Sale Graphic, or familiar three-band Visa Flag, and various other designs and marks.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company pays fees to Visa International, based on retail sales volume, exclusive of online PIN-based debit, for services primarily related to global brand management, global product enhancements, and global electronic payment systems. Voting rights in Visa International are based on annual payment service volume. Dividend and dissolution rights are based on cumulative service fees paid to Visa International. Visa U.S.A. members accounted for approximately 35.5 percent, 35.9 percent, and 37.9 percent of Visa International’s annual volume during fiscal 2006, 2005, and 2004, respectively. Under current Visa International bylaws, no more than eight directors from the Visa U.S.A. membership can be elected or appointed to the current twenty-three-member Visa International Board of Directors. Amendment of the Visa International bylaws relating to allocation of directors requires an affirmative vote of at least 90 percent of the total membership of the Board of Directors.

A summary of the major expenses paid to Visa International is as follows:

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Visa International fees	$159,264	$168,455	$196,297
Network and EDP services	2,645	2,392	2,246

Total	$161,909	$170,847	$198,543

Visa U.S.A. Inc. operates a proprietary network, VisaNet, that links issuers and acquirers for transaction processing services. Processing services are provided through Visa’s majority-owned subsidiary, Inovant LLC. The Company provides processing and development services and various license and usage rights to Visa International, Visa Canada, and Visa Europe, in accordance with service agreements with these entities. A summary of Data Processing Fees and Other Revenues received from Visa International, Visa Canada, and Visa Europe is as follows:

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Visa International	$215,307	$203,495	$255,289
Visa Canada	19,104	18,596	18,563
Visa Europe	64,738	58,127	9,914

Total	$299,149	$280,218	$283,766

The net balances for related party services due to the Company, presented below, are recorded in Accounts Receivable and Prepaid and Other Current Assets in the Company’s Consolidated Balance Sheets.

	As of September 30
	2006	2005
	(in thousands)
Visa International	$30,969	$28,711
Visa Canada	$1,718	$1,484
Visa Europe	$4,985	$4,701

As of September 30, 2006 and 2005, the Company had receivables of $20.0 million and $16.4 million, respectively, from Visa International related to income taxes. This balance is included in Other Assets in the Consolidated Balance Sheets.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company has an uncommitted credit facility with Visa International whereby the Company or Visa International may provide each other short-term financing with a maximum term of five business days. Neither the Company nor Visa International has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of September 30, 2006 or September 30, 2005 under this arrangement.

Note 6—Prepaid and Other Current Assets

Prepaid and Other Current Assets is comprised of the following:

	As of September 30
	2006	2005
	(in thousands)
Member collateral	$51,042	$50,248
Prepaid customer support	23,593	—
Non-trade receivables	19,849	19,436
Prepaid maintenance	18,042	9,862
Interest receivable	14,131	8,850
Prepaid other	7,482	5,495
Restricted time deposits	4,805	5,562
Prepaid pension	4,081	38,104
Other	1,874	737

Total	$144,899	$138,294

Note 7—Investments

Available-for-sale investment securities, which are recorded at fair value, consist of marketable debt securities issued by government-sponsored entities, tax-exempt municipal bonds, and mutual fund investments in equity securities. The amortized cost, unrealized gains and losses, and fair value of available-for-sale securities are as follows:

	As of September 30, 2006
	Available-for-Sale
	Amortized Cost	Gross Gains	Unrealized Losses	Fair Value
	(in thousands)
Government-sponsored entities	$897,648	$170	$2,519	$895,299
Tax-exempt municipal bonds	248,799	570	402	248,967
Equity securities	29,906	2,125	556	31,475

Total	$1,176,353	$2,865	$3,477	$1,175,741

	As of September 30, 2005
	(in thousands)
Government-sponsored entities	$756,512	$—	$6,314	$750,198
Tax-exempt municipal bonds	217,533	218	426	217,325
Equity securities	30,631	2,274	408	32,497

Total	$1,004,676	$2,492	$7,148	$1,000,020

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The contractual maturity of available-for-sale debt securities regardless of their balance sheet classification is as follows:

	As of September 30, 2006
	Amortized Cost	Fair Value
	(in thousands)
Due within one year	$629,801	$628,976
Due in one to five years	516,646	515,290

Total	$1,146,447	$1,144,266

Investments with a fair market value less than cost as of September 30, 2006 are as follows:

	12 Months or Less		Greater Than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(in thousands)
Government-sponsored entities	$278,099	$667	$344,248	$1,852	$622,347	$2,519
Tax-exempt municipal bonds	64,782	199	36,681	203	101,463	402
Equity securities	5,628	144	1,969	412	7,597	556

Total	$348,509	$1,010	$382,898	$2,467	$731,407	$3,477

The unrealized losses on investments in government-sponsored entities and tax-exempt municipal bonds are caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the par value of the initial issuance of the securities. As of September 30, 2006, a total of 89 investments in government-sponsored entities and tax-exempt municipal bonds are in an unrealized loss position. Because management has the ability and intent to hold these investments until a recovery of fair value, which may be to maturity, the Company does not consider these investments to be other-than-temporarily impaired as of September 30, 2006.

Equity securities primarily consist of mutual fund investments related to various employee compensation plans. For these plans, employees bear the risk of market fluctuations. Losses experienced on these equity investments are offset by reductions in personnel expense. Unrealized losses on equity securities were caused by changes in market conditions. As of September 30, 2006, a total of 8 fund investments are in an unrealized loss position. The Company has not identified any events or changes in circumstances that may have had a significant adverse effect on the fair value of investments in equity securities. Based on an evaluation of the near-term prospects of these investments and management’s ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired as of September 30, 2006.

Note 8—Investments in Joint Ventures

Real Estate Joint Ventures

The Company and Visa International invest in joint ventures that own, lease, develop, and operate all facilities and properties used jointly by Visa U.S.A. and Visa International.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The following represents Visa U.S.A.’s investments in the joint ventures, and is included in Other Assets on the Company’s Consolidated Balance Sheets:

	Ownership Percentage	As of September 30
		2006	2005
		(in thousands)
Visa Resources	50.0%	$2,162	$2,016
Visa Land Development I, L.P.	49.5%	10,673	10,012
Visa Land Development II, L.P.	49.5%	8,652	9,381
Visa Land Management Inc.	50.0%	367	352
Visa Land Management II, Inc.	50.0%	165	156

Total		$22,019	$21,917

Visa Resources, a California General Partnership, manages and invests in or leases premises and equipment used jointly by its general partners, Visa U.S.A. and Visa International. Visa Land Management Inc. and Visa Land Management II, Inc. manage the interests of Visa Land Development I, L.P. (VLD I) and Visa Land Development II, L.P. (VLD II), respectively, in owned real estate.

Summarized combined financial information for the joint ventures was as follows:

	As of September 30
	2006	2005
	(in thousands)
Current assets	$14,422	$14,419
Premises and equipment, net	84,055	86,468
Other assets	1,176	1,093

Total assets	$99,653	$101,980

Current liabilities	$6,616	$5,632
Other liabilities	1,679	1,519
Debt	46,930	50,605
Equity	44,428	44,224

Total liabilities and equity	$99,653	$101,980

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Total revenues	$81,912	$84,327	$86,800
Total expenses	81,654	84,139	86,605

Net Income	$258	$188	$195

In September 1994 and 1995, VLD I and VLD II entered into Note Purchase Agreements. Outstanding notes for VLD I and VLD II have an interest rate of 8.28 percent and 7.83 percent, and mature in September 2014 and 2015, respectively. Debt issuance and other costs totaling $3.0 million are being amortized on a straight-line basis over the life of the notes, which approximates amortization under the effective interest method. Interest

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

expense on the outstanding notes in fiscal 2006, 2005, and 2004 was $4.1 million, $4.4 million, and $4.6 million, respectively. The future principal debt payments for these notes are listed below.

For the Years Ending September 30	(in thousands)
2007	$4,070
2008	4,410
2009	4,779
2010	5,178
2011	5,611
Thereafter	23,586

Total	47,634
Less: unamortized debt issuance and other costs	(704)
Total debt	$46,930

Visa Resources charges the combined costs of facilities and equipment to the Company and Visa International based primarily upon the percentage of the total square footage occupied by each entity in the shared premises. In fiscal 2006, 2005, and 2004, the Company was allocated 83 percent, 81 percent, and 80 percent of these expenses, respectively.

As of September 30, 2006, combined total future minimum lease payments under non-cancelable operating leases with original terms of more than one year are listed below.

For the Years Ending September 30	(in thousands)
2007	$3,442
2008	2,082
2009	2,071
2010	2,083
2011	2,120
Thereafter	177

Total lease commitments	$11,975

Vital Processing Services L.L.C.

In 1996, Merchant Processing Holdings, Inc. (MPH) entered into a joint venture with Total System Services, Inc. (TSYS) to form Vital Processing Services L.L.C. (Vital) in exchange for capital contributions of $4.0 million and software with a book value of $3.5 million. In January 2005, Visa U.S.A. and MPH entered into an agreement with TSYS to sell the Company’s 50 percent equity interest in Vital for a price of $95.0 million. The transaction closed on March 1, 2005. MPH’s 50 percent equity interest was zero in fiscal 2006 and 2005, respectively.

The $42.0 million difference between the sale price and the Company’s equity interest in Vital at the time of sale of $53.0 million was recognized as a gain and is included in Investment Income, Net in the Company’s Consolidated Statements of Operations.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Note 9—Facilities, Equipment, and Software, Net

Facilities, Equipment, and Software, Net consisted of the following:

	As of September 30
	2006	2005
	(in thousands)
Land, buildings, and improvements	$88,358	$86,073
Furniture, fixtures, and leasehold improvements	42,511	41,600
Computer and other equipment	362,093	495,307
Software
Internally-developed	96,920	86,739
Purchased	101,757	148,953
Construction-in-progress	20,375	36,739

Total facilities, equipment, and software	712,014	895,411
Less: accumulated depreciation and amortization	431,115	575,203

Facilities, equipment, and software, net	$280,899	$320,208

In fiscal 2006, the Company terminated a software development project designed to develop an exception management solution for debit processing that would replace its legacy Transaction Exception System. The Company consolidated all exception management solutions under its Visa Resolve OnLine platform, a web-based transaction dispute management program. This decision eliminated the need for a separate platform for debit exception processing. As a result, the Company recognized an impairment charge of $3.5 million in May 2006 for work completed to date. At the time of this decision, the asset was still in development and included in construction-in-progress. The impairment charge is reflected in Network, EDP, and Communications and Professional and Consulting Fees on the Company’s Consolidated Statements of Operations in fiscal 2006.

The Company entered into various equipment capital leases during 2005. The total amount capitalized was $11.1 million as of September 30, 2005. Accumulated depreciation as of September 30, 2006 and 2005 was $3.5 million and $0.6 million, respectively. The Company’s future obligations related to these capital leases are discussed in Note 17.

In 2005, the Company identified certain components of its legacy Visa access point technology where future use of the components was unlikely due to anticipated routine upgrades of access point technology. As a result, the Company recognized a full impairment of $0.7 million for these components in Network, EDP, and Communications on the Consolidated Statements of Operations in fiscal 2005.

In 2005, the Company also identified data storage equipment that became obsolete due to adoption of a more cost-effective alternative to store this data. The Company does not have an alternative use for the equipment. As a result, the Company recognized a full impairment of $0.6 million in Network, EDP, and Communications on the Consolidated Statements of Operations in fiscal 2005.

In 2003, the Company deployed Smart Rewards Platform (SRP) Software and related development costs were capitalized. In March 2004, as a result of a merchant decision to discontinue the Smart Rewards program and a shift in the Company’s strategy with respect to chip-based products, the Company recognized a full

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

impairment of $5.0 million of the SRP asset and other software licenses purchased as part of SRP development to Administrative and Other Expense. Related amortization charged to Network, EDP, and Communications in the Consolidated Statements of Operations was $0.6 million in fiscal 2004.

Depreciation and amortization expense for facilities, equipment, and software totaled $123.4 million, $118.5 million, and $98.3 million in fiscal 2006, 2005, and 2004, respectively. Included in those amounts are amortization expense on internally developed software of $20.1 million, $22.4 million, and $16.6 million in fiscal 2006, 2005, and 2004, respectively.

Future amortization of internally developed software is shown on the following table:

For the Years Ending September 30	(in thousands)
2007	$15,176
2008	11,615
2009	7,039
2010	2,358
2011	912

Total	$37,100

Note 10—Intangible Assets

On January 31, 2003 the Company entered into an exclusive ten-year licensing agreement with a member. The agreement granted Visa patent and know-how rights, which allowed the Company to market and distribute Mini Cards within the United States. The license granted was sub-licensable.

In June 2006 the Company assessed a low probability of future incremental cash flows from the Mini Card, given the Company’s strategic focus on developing next-generation payment platforms and services, and minimal Mini Card issuance by Visa members. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of an asset, an impairment loss is recognized. The loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows.

As a result, the Company recognized an impairment charge of $13.2 million in June 2006 for the net carrying value of the asset. The expense is reflected in Administrative and Other on the Company’s Consolidated Statements of Operations. Related amortization, also included in Administrative and Other, was $1.5 million, $2.0 million, and $2.0 million in fiscal 2006, 2005, and 2004, respectively.

As of September 30, 2006 the Company has no intangible assets (other than capitalized software) on its Consolidated Balance Sheets. As of September 30, 2005, the carrying value of the license was $14.7 million, net of accumulated amortization of $5.3 million.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Note 11—Accrued Liabilities

Accrued Liabilities is comprised of the following:

	As of September 30
	2006	2005
	(in thousands)
Accrued operating expenses	$154,096	$87,676
Restricted issuer liability	100,414	230,300
Member collateral	51,042	50,248
Deferred revenues	50,780	6,626
Accrued discounts	36,105	27,149
Accrued taxes	9,576	46,328
Accrued other	4,802	4,826

Total	$406,815	$453,153

Note 12—Restricted Assets and Liabilities

Member Collateral

Under the corporate bylaws, Visa indemnifies issuing and acquiring members for settlement losses suffered by reason of the failure of any other member to honor drafts processed in accordance with the Operating Regulations. To reduce this risk, the Company obtains collateral from members, as needed, in order to ensure a member’s performance of its settlement obligations. This collateral is generally in the form of cash equivalents, securities, and letters of credit. The Company held collateral as follows:

	As of September 30
	2006	2005
	(in thousands)
Cash equivalents	$51,042	$50,224
Pledged securities at market	118,020	107,608
Letters of credit	92	165

The Cash Equivalents are reflected in Current Assets and Current Liabilities on the Company’s Consolidated Balance Sheets as they are held in escrow in the Company’s name. The Securities and Letters of Credit are held by third parties in trust for the Company and the members, and have been excluded from the Company’s Consolidated Balance Sheets.

Utilities Card Acceptance Program

In April 2005, the Company introduced a program that supports card product usage for selected utilities that meet certain acceptance standards. The program is funded by debit issuers at the time of settlement, to support efforts on their behalf to secure utility merchant acceptance and promote debit products usage. Under current program rules, unused funds, if any, would be returned to debit issuers at the conclusion of the program. The balance for the program was $2.3 million and $0.2 million as of September 30, 2006 and 2005, respectively, and is reflected in Cash and Cash Equivalents, Investment Securities, and Accrued Liabilities on the Company’s Consolidated Balance Sheets.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

In August 2006, the Company announced its intention to end the Utilities Card Acceptance Program in April 2007. Under current program rules, unused funds from the program, if any, will be returned to issuers by September 30, 2007.

Visa Check Card Acceptance Program

In January 2004, the Company introduced a program that supports Visa Check card usage and other business arrangements for selected merchants that meet certain acceptance standards. The program is funded by Visa Check card issuers at the time of settlement, to support efforts on their behalf to secure merchant acceptance and promote card usage. Under current program rules, unused funds, if any, would be returned to issuers at the conclusion of the program.

The balance for the program was $74.5 million and $230.1 million as of September 30, 2006 and 2005, respectively, and is reflected in Cash and Cash Equivalents, Investment Securities, and Accrued Liabilities on the Company’s Consolidated Balance Sheets.

In August 2006, the Company announced its intention to end the Visa Check Card Acceptance Program in April 2007. Under current program rules, unused funds from the program, if any, will be returned to issuers by September 30, 2007.

Cash Collateral for Standby Letter of Credit

In May 2004, the Company obtained an irrevocable standby letter of credit (Letter of Credit). The fully collateralized Letter of Credit was established as required by the First Amendment and Waiver to the Company’s Note Purchase Agreements for the benefit of the holders of the Company’s Series A and Series B Notes. During March 2006, certain financial covenant requirements under the First Amendment and Waiver to the Note Purchase Agreements were met. As a result, the Company is no longer obligated to retain a letter of credit. Cash collateral of $0.0 million and $37.6 million were restricted as part of this standby letter of credit and included in Cash and Cash Equivalents on the Company’s Consolidated Balance Sheets as of September 30, 2006 and 2005, respectively.

Note 13—Pension, Postretirement, and Other Benefits

The Company participates in noncontributory defined benefit pension plans, which provide for retirement benefits for Visa U.S.A. Inc. and Visa International employees residing in the United States. The benefits are based on years of service, age, and the employee’s final three years of earnings, and for employees hired after September 30, 2002, the employee’s final five years of earnings. Pension plan expense is accrued as actuarially determined under the Projected Unit Credit Method. The funding policy is to contribute annually no less than the minimum and no more than the maximum amount that can be deducted for federal income tax purposes. The pension plan assets are invested in pooled and mutual funds and separate accounts.

During 2004, the pension plan was amended to limit the maximum leave period that may be taken into account for pension benefit purposes to twenty-four months in aggregate. This amendment did not have a material impact on the Company’s pension liability.

As of September 30, 2006 and 2005, pension obligations were settled totaling $5.3 million and $11.4 million, respectively. In connection with pension obligation settlements, the plan recognized previously

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

unrecognized net losses on supplemental pension plan assets of $3.1 million, $12.5 million, and $37.5 million in fiscal 2006, 2005, and 2004, respectively. Visa U.S.A.’s share of pension plan settlement losses was $1.8 million, $8.9 million, and $25.5 million in fiscal 2006, 2005, and 2004, respectively. The net settlement losses on plan assets are recorded in Personnel expense in the Company’s Consolidated Statements of Operations.

The Company also participates in a postretirement benefit plan that provides medical benefits for Visa U.S.A. Inc. and Visa International retirees and dependents who meet minimum age and service requirements. Benefits are provided from retirement date until age sixty-five. Retirees must contribute on a monthly basis for the same coverage that is generally available to active employees and their dependents. The Company’s contributions are funded on a current basis.

The following tables provide an aggregate reconciliation of the benefit obligations, plan assets, funded status, and amounts recognized in Visa U.S.A. Inc., and Visa International’s collective financial statements related to the regular retirement plan and the supplemental retirement plan (which primarily covers key executives), and those of the postretirement plan.

	Pension Benefits		Postretirement Benefits
	Measurement Date June 30
	2006	2005	2006	2005
	(in thousands)
Change in Projected Benefit Obligation/Accumulated Plan Benefit Obligation:
Benefit obligation—beginning of year	$714,968	$601,160	$67,125	$58,067
Service cost	74,025	62,369	6,755	6,027
Interest cost	41,164	40,902	3,621	3,919
Plan amendments	—	—	—	—
Actuarial loss	(93,901)	80,216	(480)	1,948
Settlements	2,124	6,853	—	—
Benefit payments	(77,958)	(76,532)	(2,938)	(2,836)

Benefit obligation—end of year	$660,422	$714,968	$74,083	$67,125

Accumulated pension benefit obligation	$487,939	$451,135	$—	$—

Change in Plan Assets:
Fair value of plan assets—beginning of year	$493,538	$416,138	$—	$—
Actual return on plan assets	39,257	27,968	—	—
Company contribution	59,561	125,964	2,938	2,836
Benefit payments	(77,958)	(76,532)	(2,938)	(2,836)

Fair value of plan assets—end of year	$514,398	$493,538	$—	$—

Funded Status:
Funded status—September 30	$(146,024)	$(221,430)	$(74,083)	$(67,125)
Unrecognized prior service cost	7,363	8,374	(16,321)	(20,980)
Unrecognized actuarial loss	141,661	257,217	25,203	27,688
Contribution between measurement date and year end	461	4,771	932	735

Prepaid (accrued) benefit cost	$3,461	$48,932	$(64,269)	$(59,682)
Visa U.S.A. share of prepaid (accrued) benefit cost	$4,181	$38,104	$(50,825)	$(46,656)

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Net periodic pension and other postretirement plan cost included the following components:

	Pension Benefits			Postretirement Benefits
	For the Years Ended September 30
	2006	2005	2004	2006	2005	2004
	(in thousands)
Service cost	$74,025	$62,369	$62,057	$6,755	$6,027	$5,759
Interest cost	41,164	40,902	35,937	3,621	3,919	3,249
Expected return on assets	(36,133)	(30,539)	(25,086)	—	—	—
Amortization of:
Prior service cost	1,011	1,011	1,011	(4,659)	(4,659)	(4,659)
Actuarial loss	17,317	11,197	12,879	1,804	1,851	1,878

Net periodic pension cost	$97,384	$84,940	$86,798	$7,521	$7,138	$6,227
Settlement charge	3,108	12,490	37,502	—	—	—

Total net benefit cost	$100,492	$97,430	$124,300	$7,521	$7,138	$6,227

Visa U.S.A. share of net periodic pension cost	$75,431	$64,673	$66,275	$6,154	$5,749	$5,032
Visa U.S.A. share of settlement charge	$1,778	$8,944	$25,467	$—	$—	$—

Assumptions used in the accounting for the plans on a weighted-average basis were as follows:

	Measurement Date June 30
	2006	2005	2004
Discount rate for benefit obligation
Pension	6.23%	5.30%	6.25%
Postretirement	6.16%	5.00%	6.25%
Net periodic benefit cost
Pension	5.30%	6.25%	6.00%
Postretirement	5.00%	6.25%	6.00%
Expected long-term rate of return on plan assets	7.50%	7.50%	7.50%
Rate of increase in compensation levels for:
Benefit obligation	5.50%	5.50%	5.50%
Net periodic benefit cost	5.50%	5.50%	5.50%

Two of the principal components of the net periodic pension calculation are the discount rate on future liabilities and the expected long-term rate of return on plan assets.

The Company uses a “bond duration matching” methodology to calculate the discount rate. Under this approach, the discount rate is determined by projecting the plans’ expected future benefit payments, as defined for the projected benefit obligations, and by discounting those expected payments using an average of yield curves constructed based on a large population of high-quality corporate bonds. The resulting discount rate reflects the matching of plan liability cash flows to the yield curves.

The expected long-term rate of return on plan assets is primarily based on the long-term historical risk and returns associated with each asset class within the portfolio. The expected return is weighted based on the targeted allocation and results in a return rate of 7.5 percent. The use of an expected long-term rate of return on

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

plan assets may result in pension income returns that are greater or less than the actual returns on plan assets in any given year.

The expected long-term rate of return is intended to approximate the actual long-term rate of return over time. The Company generally holds the expected long-term rate of return constant so the pattern of income and expense recognition more closely matches the more stable pattern of services provided by employees over the life of the Company’s pension obligation. To determine if the expected rate of return is reasonable, the Company considers such factors as:

•	The actual return earned on plan assets,

•	Historical rates of return on the various asset classes in the plan portfolio,

•	Projections of returns on various asset classes, and

•	Current and prospective capital market conditions and economic forecasts.

Any difference between actual and expected plan experience including asset return experience in excess of a 10 percent corridor around the larger of assets or liabilities is recognized in the net periodic pension calculation over the expected average future working lifetime of the current employees, which is currently 8.6 years.

Company contributions under the pension plans included $59.6 million and $126.0 million paid from employer assets in fiscal 2006 and 2005, respectively. Employer contributions under the postretirement plan include $2.9 million and $2.8 million paid from employer assets in fiscal 2006 and 2005, respectively.

The pension plan’s weighted-average asset allocations as of September 30, 2006 and 2005 by asset category were as follows:

	Target Allocation	Permissible Range		Actual Allocation
Asset Class		Minimum	Maximum	2006	2005
Equity Securities	65%	50%	80%	68%	68%
Fixed Income	30%	25%	35%	30%	30%
Other	5%	0%	7%	2%	2%

Total	100%			100%	100%

Plan assets are managed with a long-term perspective to ensure that there is an adequate level of assets to support benefit payments to participants over the life of the pension plan. Plan assets are managed by external investment managers. Investment manager performance is measured against benchmarks for each asset class on a quarterly basis. An independent consultant assists management with investment manager selections and performance evaluations. Plan assets are broadly diversified to minimize the risk of loss. The other category includes cash that is available to meet expected benefit payments and expenses.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Expected Cash Flows

Information about the expected cash flows for the pension and postretirement benefit plans follows:

	Pension Benefits	Visa U.S.A.’s Portion	Postretirement Benefits	Visa U.S.A.’s Portion
	(in thousands)
Expected employer contributions
2007	$51,000	$40,300	$3,700	$2,600
Expected benefit payments
2007	$55,800	$43,400	$3,700	$2,600
2008	62,800	50,200	4,600	3,300
2009	71,000	55,700	5,500	4,100
2010	76,400	61,400	6,500	4,900
2011	83,800	67,800	7,300	5,700
2012–2016	488,400	391,800	47,700	38,400

Expected contributions include pension benefits of $51.0 million and other postretirement benefits of $3.7 million expected to be paid from employer assets in fiscal 2007.

The assumed annual rate of future increases in per capita cost of health benefits for the postretirement plan was 7 percent in fiscal 2006. The rate is then assumed to decrease 1 percent for 1 year, reaching 6 percent in fiscal 2007. These trend rates reflect management’s expectations of future rates. Increasing the healthcare cost trend by 1 percent would increase the postretirement accumulated plan benefit obligation by $1.1 million and service and interest cost by $0.4 million. Decreasing the healthcare cost trend by 1 percent would decrease the postretirement accumulated plan benefit obligation by $1.0 million and the service and interest cost by $0.3 million.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amends SFAS 87 and SFAS 106.

The Company participates in a defined contribution plan, which covers substantially all of its employees and Visa International employees residing in the United States. Personnel costs included $24.1 million, $22.9 million, and $26.1 million in fiscal 2006, 2005, and 2004, respectively, for expenses attributable to the Company’s employees under the plan. The Company’s contributions to this plan are funded on a current basis and the related expenses are recognized in the period that the payroll expenses are incurred.

During fiscal 2004, the Company made amendments to its defined contribution plan. The Company reduced employer contributions while increasing the maximum covered pay-percentage of employee contributions. The Company eliminated the minimum service requirement for participation in the plan and accelerated the vesting period. Finally, the Company eliminated the credited service requirement for rehires. The impact of these changes is expected to reduce personnel costs in future periods.

The Company has employee incentive plans under which cash awards may be made annually based on performance results. Personnel costs included $106.1 million, $93.5 million, and $94.1 million in fiscal 2006, 2005, and 2004, respectively, for expenses attributable to the incentive plans.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Note 14—Debt

The Company held debt as follows:

	As of September 30
	2006	2005
	(in thousands)
4.64% Senior secured notes—Series A principal and interest payments payable quarterly, due 12/2007	$33,000	$59,400
5.60% Senior secured notes—Series B principal and interest payments payable quarterly, due 12/2012	42,500	49,300
Unamortized debt issuance costs	(1,881)	(2,742)

Total debt	$73,619	$105,958

In December 2002, the Company issued $200 million in Senior Secured Notes with maturity dates of five and ten years. The notes are collateralized by the Company’s Colorado facility, which consists of two data centers and an office building, in addition to processing assets and developed software. These assets are included in Facilities, Equipment, and Software, Net and have net carrying values of $147.7 million and $172.8 million, respectively, as of September 30, 2006 and 2005.

In May 2004, the Company executed the First Amendment and Waiver to the Note Purchase Agreement (First Amendment) associated with these Senior Secured Notes. Under terms of the amendment, interest rates increased and a letter of credit was added to existing collateral. Interest rates increased from 4.64 to 5.39 percent on Series A Notes and from 5.60 to 6.35 percent on Series B Notes.

During the second quarter of fiscal 2006, certain financial covenant requirements under the First Amendment were met. As a result, as of April 1, 2006 the interest rates on these Notes decreased from 5.39 percent to 4.64 percent on Series A Notes and from 6.35 percent to 5.60 percent on Series B Notes. In addition, the Company is no longer obligated to retain a letter of credit required under the First Amendment (Note 12). Certain other financial covenant requirements associated with net income, liquidity, and sales are also no longer required. At September 30, 2006, the company was in compliance with financial covenants included in the original notes including maintenance of minimum total accumulated net revenues of $300 million and certain leverage and fixed charge coverage ratios.

Annual maturities on debt are as follows:

For the Years Ending September 30	(in thousands)
2007	$33,200
2008	13,400
2009	6,800
2010	6,800
2011	6,800
Thereafter	8,500

Total debt	$75,500

The fair value of the Company’s debt is estimated based on the quoted market prices for similar issues. The estimated fair value of the Company’s debt as of September 30, 2006 and 2005 was $73.7 million and $107.9

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

million, respectively, which differs from the carrying amounts of $75.5 million and $108.7 million, respectively, included in the Company’s Consolidated Balance Sheets.

Note 15—Investment Income, Net

Investment Income, Net is comprised of the following:

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Interest and dividend income on investment securities	$66,857	$31,306	$13,174
Realized gain on investment securities	1,473	7,732	750
Gain on sale of joint venture	—	41,968	—

Investment income, net	$68,330	$81,006	$13,924

Note 16—Income Taxes

The Company’s income tax expense consisted of the following:

	For the Years Ended September 30
	2006	2005	2004
	(in thousands)
Current:
U.S. federal	$234,895	$161,761	$41,690
State and local	(15,187)	(60,295)	22,608

Total current taxes	$219,708	$101,466	$64,298

Deferred:
U.S. federal	33,750	(11,079)	66,422
State and local	(2,120)	92,909	1,838

Total deferred taxes	31,630	81,830	68,260

Total income tax expense	$251,338	$183,296	$132,558

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company’s net deferred tax asset was related to the following temporary differences:

	As of September 30
	2006	2005
	(in thousands)
Deferred Tax Asset:
Compensation and benefits	$23,713	$23,009
Investments in debt & equity securities (SFAS 115)	620	2,104
Investments in joint ventures	29,700	34,376
Litigation settlement	369,590	442,944
Research and development	—	6,105
Non-member programs	14,992	16,909
Member programs	18,172	—
Other	20,795	7,487

Gross deferred tax asset	477,582	532,934
Deferred tax asset valuation allowance	—	(6,105)

Deferred tax asset	477,582	526,829

Deferred Tax Liability:
Facilities and equipment	(14,098)	(24,642)
Investment in Visa International	(68,901)	(63,475)
Member programs	—	(9,394)
State tax	(7,313)	(6,590)
Other	(66)	(2,410)

Deferred tax liability	(90,378)	(106,511)

Net deferred tax asset	$387,204	$420,318

The Company purchased the stock of Inovant, Inc. on January 1, 2003. The fiscal 2006 and 2005 deferred tax assets and liabilities reflect the addition of deferred tax assets and liabilities from Inovant, Inc. A valuation allowance had previously been established for the state research and development credit carry-forwards acquired as part of the Inovant, Inc. transaction since the Company believed it more likely than not that those credits would not be realized. Based upon audit results related to research and development at the Federal level which impacted these credits, a corresponding adjustment has been made to the deferred tax asset and the associated valuation allowance on these underlying credits as of September 30, 2005. In fiscal 2006, it was determined that it was not probable that the position that gave rise to the deferred tax asset relating to a state filing methodology would be sustainable. Accordingly, both the underlying deferred tax assets and the accompanying valuation allowance were reversed.

In fiscal 2005, the Company conducted a series of vendor audits and recorded adjustments to current and prior years. As a result of these vendor adjustments, a deferred tax liability of $2.3 million was recorded related to prior years.

In fiscal 2006, the Company performed a historical analysis of its deferred tax assets and liabilities. As a result of this analysis, adjustments were made to deferred tax assets and liabilities. The net effect of the adjustments is approximately $3.3 million, which is primarily attributable to fixed asset adjustments related to years prior to fiscal 2002.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company’s gross deferred tax asset is appropriately stated at a level which the Company believes is more likely than not to be realized in the future, primarily from the generation of future taxable income based on levels of past taxable income.

Income tax expense (benefit) on net unrealized gains and losses on investment securities is recorded as a component of accumulated other comprehensive income and was $1.5 million, ($3.2) million, and ($0.1) million in fiscal 2006, 2005, and 2004, respectively.

The Company recorded a cumulative effect of change in accounting principle related to its investment in Visa International in fiscal 2005. A deferred tax liability was recorded related to the cumulative adjustment of approximately $54.1 million (Note 3).

The income tax expense differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes as a result of the following differences:

	For the Years Ended September 30
	2006		2005		2004
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(in thousands)
U.S. federal tax	$252,636	35.0%	$159,686	35.0%	$124,275	35.0%
State taxes, net of federal benefit	(11,249)	(1.6)%	21,199	4.6%	16,153	4.5%
Other, net	15,522	2.2%	5,298	1.2%	(5,645)	(1.6)%
Minority interest—not subject to tax	(5,571)	(0.8)%	(2,887)	(0.6)%	(2,225)	(0.6)%

Income tax expense	$251,338	34.8%	$183,296	40.2%	$132,558	37.3%

Income taxes payable of $7.9 million and $42.9 million are included in Accrued Liabilities as of September 30, 2006 and 2005, respectively. Income taxes receivable of $5.6 million and $2.3 million are included in Prepaid and Other Current Assets as of September 30, 2006 and 2005, respectively.

The difference in the state tax rate between fiscal 2006 and 2005 results primarily from partial results of a California examination relating to the proper application of a previously issued ruling from the state.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Note 17—Commitments and Contingencies

Operating Leases

The Company leases certain premises and equipment under non-cancelable operating leases with varying expiration dates. Total rent expense, excluding rent paid to Visa Resources (Note 8), incurred by the Company was $30.7 million, $32.5 million, and $43.2 million in fiscal 2006, 2005, and 2004, respectively. Future minimum commitments on remaining operating leases with original terms of more than one year are as follows:

For the Years Ending September 30	Premises	Equipment & License Agreements	Total
	(in thousands)
2007	$11,399	$19,908	$31,307
2008	7,259	15,250	22,509
2009	5,348	1,598	6,946
2010	5,313	—	5,313
2011	4,121	—	4,121
Thereafter	1,122	—	1,122

Total lease commitments	$34,562	$36,756	$71,318

The Company leases a data center in which at the expiration of the lease, the Company will incur certain restoration costs such as the costs to remove leasehold improvements. The carrying amount of this asset retirement obligation was $0.0 million and $3.2 million as of September 30, 2006 and 2005, respectively. The Company recorded a charge of $0.1 million in accretion expense in fiscal 2006.

In March 2003, the Company approved a data center strategy that included a plan to decommission one of its data centers by January 2007. In September 2006, the Company executed a lease termination agreement for the data center facility. The lease termination agreement provides for an expected lease termination date in January 2007 and revised the Company’s restoration obligations under the lease. In addition, there is a one-time lease termination payment of $5.0 million due to the landlord. The exit costs of $5.0 million were recorded in Administrative and Other in the Consolidated Statements of Operations in fiscal 2006.

Capital Leases

The Company entered into capital leases for certain computer equipment during 2005. The Company is financing the acquisition of the underlying assets through the leases, and accordingly they are recorded in the Company’s assets and liabilities. Amortization charges for related assets are included in Network, EDP, and Communications in the Consolidated Statements of Operations. Future minimum payments under capital leases are as follows:

For the Years Ending September 30	(in thousands)
2007	$3,844
2008	3,844
2009	—
2010	—
2011	—
Thereafter	—

Future minimum lease payments	7,688
Less: Imputed interest	393

Present Value of Net Minimum Lease Payments	$7,295

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Volume and Support Agreements

The Company has agreements with members and merchants for various programs designed to build sales volume and increase payment product acceptance. These agreements, which range in term from three to ten years, provide card issuance, marketing, and program support based on specific performance requirements. These agreements are designed to encourage member loyalty and to increase overall Visa-branded payment volume, thereby reducing unit transaction processing costs and increasing brand awareness for all Visa members.

The Company is currently a party to other long-term contractual arrangements ranging from two to eight years. These contracts are designed to help the Company increase Visa-branded cards and volumes. Over the life of these contracts, the Company is required to make payments in exchange for certain advertising and promotional rights.

Payments made and obligations incurred under these contracts are included in Volume and Support Agreements, on the Company’s Consolidated Balance Sheets. The Company’s obligation under these contracts is amortized as a reduction to revenue over the period of benefit. Amortization is recorded in Volume and Support Agreements and in Advertising, Marketing, and Promotion on the Company’s Consolidated Statements of Operations.

The expected reduction of future earnings resulting from these agreements is estimated as follows:

For the Years Ending September 30	Volume and Support Agreements
	Member[1]	Other	Total
	(in thousands)
2007	$399,567	$155,271	$554,838
2008	415,512	99,700	515,212
2009	395,296	74,653	469,949
2010	307,464	69,503	376,967
2011	199,718	62,573	262,291
Thereafter	118,543	81,004	199,547

Total volume and support agreements	$1,836,100	$542,704	$2,378,804

[1]	Members represented on the Board of Directors account for $756.9 million of the total expected contract value.

In connection with these contractual commitments, the Company has an obligation to spend certain minimum amounts for advertising and marketing promotion over the contract terms. The Company’s maximum advertising and marketing commitment through June 2013 is $189.4 million.

Settlement Indemnification

Under the Visa U.S.A. bylaws, the Company indemnifies issuing and acquiring members for settlement losses suffered by reason of the failure of any other member to honor drafts, travelers checks, or other instruments processed in accordance with the Operating Regulations. Visa International is the Company’s settlement agent. Under the Visa International bylaws, the Company partially indemnifies Visa International from losses due to the failure of a member. The term and the amount of the indemnity are not limited. The Company is responsible for losses up to $1.0 million plus .003 percent of the Company’s sales volume for the year preceding the loss, or approximately $36.7 million in fiscal 2006. Excess worldwide losses are allocated among Visa entities based on their proportionate share of total sales volume.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company provides data processing services for deposit access products, including comprehensive support for the following payment products: the Visa Check card, Visa Buxx, and the Interlink network. The Company also supports point-of sale check service drivers at over 1,000 ATMs and provides gateway access to all major U.S. payment networks.

The Company is subject to settlement risk for credit and debit transactions due to the difference in timing between the payment transaction date and subsequent settlement. The Company has global risk management policies and procedures that include risk standards to provide a framework for managing the Company’s settlement exposure. To reduce the risk of settlement exposure, the Company obtains collateral from members, as needed, to ensure a member’s performance of its settlement obligations.

As of September 30, 2006, management estimated its liability under credit and debit indemnification obligations by multiplying third-party estimates of the probability of bank failure by member average daily volumes and estimated average number of days to settle. The resulting probability-weighted value of the guarantee, after consideration of collateral held and estimated losses in the event of bank failure, was $0.3 million and $1.6 million in fiscal 2006 and 2005, respectively. This amount is reflected in Accrued Liabilities on the Company’s Consolidated Balance Sheets.

In the event that the Company makes a payment under this guarantee on behalf of a failed member as to which insufficient collateral is available to the Company and the Company borrows to cover settlement payment, member fees may be increased to account for the settlement loss, subject to approval by the Board of Directors. The Company may receive reimbursement from Visa International for such settlement losses above a certain deductible amount pursuant to Visa International bylaws, as discussed above.

Member Advance Deposit Program

In September 2003, the Company introduced a Member Advance Deposit Program whereby members could choose to advance a deposit against their quarterly member service fees. As an incentive for member participation, the amount of the deposit was discounted at 6 percent. Any principal member of Visa U.S.A. could elect to participate in the Advance Deposit Program. All advance deposits under the program, totaling $536.4 million, were received by October 2003. One-sixteenth of the member’s total undiscounted deposit amount is applied as a credit against the next sixteen quarterly operating certificate fees otherwise payable to the Company, commencing with the first quarterly operating certificate filed subsequent to receipt of the member’s initial deposit. As of September 30, 2006 and 2005, the balance of Member Deposits were $137.4 million and $271.5 million, respectively. Application of remaining Member Deposits to quarterly operating certificate fees payable will continue through December 2007.

Indemnification of Visa International

In conjunction with the Inovant, Inc. purchase on January 1, 2003 between Visa U.S.A. and Visa International, the Company agreed to indemnify Visa International in the event of future tax liability in connection with an adverse determination by a Taxing Authority resulting from the sale of stock of Inovant, Inc. The indemnification is effective for ten years and extends through thirty years or statute of limitations in the event of a tax extension for the year of the stock repurchase. Maximum potential future payments under the guarantee are difficult to assess due to the inability to predict future adverse tax determinations by a Taxing Authority and the absence of exposure limits. Management has assessed the probability of making such payments in the future as remote, based on current known facts. Consequently, the maximum probability-weighted liability is considered immaterial and no liability has been accrued.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Indemnification of Real Estate Joint Ventures

In August 2004, Visa U.S.A. agreed with VLD I and VLD II that Visa U.S.A. would assume financial responsibility for any prepayment penalty incurred by VLD I and VLD II in the event that Note Purchase Agreements of these organizations are called because of actions that are the sole responsibility of Visa U.S.A. Management has assessed the probability of making payment on the guarantee as remote, based on current known facts, and as such, no liability has been recorded. The maximum estimated pre-payment penalty in the event that the Note Purchase Agreements are paid before maturity is $3.0 million.

Holographic Magnetic Card Reimbursement

In January 2006, the Company introduced a new card design with holographic magnetic stripe technology as part of its global brand architecture initiative. Limited technical problems were noted with regard to the use of the card and therefore the Company advised its members to discontinue its manufacture and distribution. The Company is a committed partner to its members and has established a reimbursement process for members and card vendors that have incurred production and issuance costs. As of September 30, 2006, the Company has an accrual of $23.0 million in Accrued Liabilities on the Consolidated Balance Sheets. This obligation is an estimate of the amount required to reimburse the Company’s members for certain costs they have incurred with regard to the manufacture and distribution of the holographic magnetic card design. This amount may be adjusted as required when members complete their analyses of costs incurred. Members have until December 31, 2006 to file their claims. As of September 30, 2006, $4.9 million in claims have been filed by members and $1.2 million of claims have been paid.

Contingent Gain

On June 30, 2005, the Company exercised warrants to purchase 625,000 shares in WildCard Systems, Inc. (WildCard). Visa’s shares represent approximately 3 percent of shares outstanding. In July 2005, the Company sold its shares to eFunds Corporation (eFunds) as part of eFunds’ cash acquisition of WildCard. The sale resulted in no gain to the Company. However, as provided for in the acquisition, an “earn out” of up to $59.0 million could be paid if the acquired business achieved certain revenue targets in calendar year 2006. Visa’s share in this contingent “earn out” was estimated to be a maximum of $1.9 million. There was no guarantee that these revenue targets would be met, and as such, the gain contingency was not reflected in the Company’s financial statements. In April 2007, the Company concluded that there would be no earn out realized.

Note 18—Legal Matters

Visa is a party to various legal and regulatory proceedings. Some of these proceedings involve complex claims that are subject to substantial uncertainties and unascertainable damages. Accordingly, except as disclosed, the Company has not established reserves related to these proceedings as at this time in the proceedings the matter does not relate to a probable loss and/or amounts are not estimable. Although the Company believes that it has strong defenses for the litigation and regulatory proceedings described below, it could in the future incur judgments or fines or enter into settlements of claims that could have a material adverse effect on its results of operations, financial position, or cash flows.

The Company’s Litigation Provision includes provisions of $22.9 million, $132.3 million, and $36.9 million in fiscal 2006, 2005, and 2004, respectively. The fiscal 2006 provision is net of an $11.5 million insurance recovery received in fiscal 2006. There was no insurance recovery in 2005 or 2004. The litigation accrual is an estimate and is based on management’s understanding of its litigation profile, the specifics of each case, advice

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

of counsel to the extent appropriate, and management’s best estimate of incurred loss as of the balance sheet dates. The Company is presently involved in the matters described below and other legal actions. The Company will continue to review the litigation accrual and, if necessary, future refinements to the accrual will be made.

The following table summarizes the activity related to the litigation in fiscal 2006 and 2005:

(in thousands)	2006	2005
Balance as of October 1	$1,207,920	$1,262,724
Provision for legal matters	34,385	132,343
Insurance recovery	(11,500)	—
Interest accretion on settled matters	91,583	98,960
Payments on settled matters	(322,685)	(286,107)

Balance as of September 30	$999,703	$1,207,920

Rule 2.10(e) Litigation

American Express/Discover

On October 4, 2004, Discover Financial Services, Inc. (Discover) filed an action against Visa U.S.A., Visa International, and MasterCard International Incorporated (MasterCard) in United States District Court for the Southern District of New York. On November 15, 2004, American Express Travel Related Services Company, Inc. (American Express) filed a similar action in the same court against Visa U.S.A., Visa International, MasterCard, and certain of their member financial institutions. Both complaints seek treble damages and injunctive relief under Sections 1 and 2 of the Sherman Act, asserting that Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy (CPP) prevented banks from issuing payment cards on the American Express and Discover networks. Discover also contends that Visa’s “Honor All Cards” rule reinforced the anticompetitive effects of bylaw 2.10(e).

Both lawsuits have been assigned to the district court judge who presided in United States v. Visa (the DOJ Case), in which the Department of Justice challenged bylaw 2.10(e) and the CPP. In the DOJ Case, the court in 2001 enjoined Visa and MasterCard from enacting, enforcing, or maintaining any bylaw, rule, policy, or practice that prohibits members from issuing general purpose or debit cards on any other general purpose card network. In accordance with this court order, Visa U.S.A. repealed bylaw 2.10(e). The court has deferred ruling on whether, or to what extent, it will give collateral estoppel effect in the American Express and Discover cases to factual findings made in the DOJ case.

The defendants moved to dismiss certain claims in the American Express and Discover cases. In the fall of 2005, the court granted MasterCard and Visa International’s motions to dismiss Discover’s attempted monopolization and monopolization claims against them, because Discover did not allege that either MasterCard or Visa International individually had sufficient market share to maintain these claims. The court denied Visa U.S.A.’s analogous motion, however, finding that Discover had alleged sufficient market share as to Visa U.S.A. The court also denied Visa and MasterCard’s motions to dismiss the plaintiffs’ debit card claims, ruling that the plaintiffs had properly alleged a debit card market. Visa’s motion to dismiss American Express’s exclusive-dealing claim was also denied.

Fact discovery is scheduled to be completed by May 31, 2007. The majority of documents have been exchanged and depositions are underway. No trial date has been set.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

Attridge

On December 8, 2004, a purported consumer class action was filed against Visa U.S.A., Visa International, and MasterCard in California state court (Attridge). The complaint asserted claims under California’s Cartwright Act and Unfair Competition Law, based in part on Visa’s former bylaw 2.10(e). The Cartwright Act claim, however, was dismissed in May 2006. On October 4, 2006, the court approved a plan for initial discovery, which is now proceeding. No trial date has been set.

Interchange Litigation

Kendall

In October 2004, a class action was filed in United States District Court for the Northern District of California against Visa U.S.A., MasterCard, and several banks (Kendall). The Kendall class purported to represent all merchants that accept Visa- or MasterCard-branded payment cards, and alleged, among other things, that the setting of interchange is unlawful under Section 1 of the Sherman Act. In addition to money damages, the plaintiffs sought to enjoin Visa and MasterCard from setting interchange rates and from allegedly negotiating merchant discount rates with certain merchants. The plaintiffs filed an amended complaint in April 2005 and stipulated that the suit related only to conduct taking place after January 1, 2004.

On July 25, 2005, the court granted defendants’ motions to dismiss the amended complaint with prejudice. Plaintiffs filed an appeal to the Ninth Circuit Court of Appeals on August 10, 2005. Both sides have fully briefed the appeal, but no date has been set for oral argument.

Multidistrict Litigation Proceedings

In fiscal 2005 and 2006, approximately fifty lawsuits—most of which were asserted as purported class actions—were filed on behalf of merchants who accept payment cards against Visa U.S.A., Visa International, MasterCard, and other defendants. Plaintiffs allege that defendants violated federal and state antitrust laws by setting interchange rates (among other claims, as described below). The suits seek treble damages for alleged overcharges in merchant discount fees, as well as injunctive and other relief.
On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order establishing a Multidistrict Litigation (MDL) in the Eastern District of New York. The Honorable John H. Gleeson was assigned to coordinate pretrial proceedings in the cases transferred to the MDL. On April 24, 2006, a consolidated amended class action complaint was filed, which supersedes the class action complaints filed previously. One additional class action was filed after the date of the consolidated class complaint; it has been conditionally transferred to MDL 1720 but has not yet been made part of the consolidated class. Visa U.S.A. is a defendant in the consolidated class action complaint and nine additional complaints filed on behalf of individual plaintiffs.

The consolidated class action complaint alleges that the setting of interchange violates Section 1 of the Sherman Act; that Visa’s “no surcharge” rule and other alleged Visa rules violate Section 1 of the Sherman Act; and that the rules and interchange together constitute monopolization, violating Section 2 of the Sherman Act and California’s Cartwright Act. The consolidated class action complaint further asserts that Visa ties “Payment Guarantee Services” and “Network Processing Services” to “Payment Card System Services” and engages in exclusive dealing, both in violation of Section 1 of the Sherman Act, and that offline debit interchange violates Section 1 of the Sherman Act and California’s Cartwright Act.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The individual complaints include similar claims and also allege that Visa impermissibly ties services for “Premium Credit Cards” to services for other Visa-branded payment cards.

On June 9, 2006, Visa answered the consolidated class action complaint and moved to dismiss in part, or strike, claims for pre- January 1, 2004 damages. The parties are currently engaged in document production, written discovery, and non-substantive depositions. No trial date has been set.

Retailers’ Litigation

Retailers’ Litigation

In 1996, a merchant class action was filed in United States District Court for the Eastern District of New York alleging that Visa’s “Honor All Cards” rule and MasterCard’s analogous rule violated federal antitrust laws (In re Visa Check/MasterMoney Antitrust Litigation, or Retailers’). On June 4, 2003, a settlement agreement was executed. Visa agreed to modify its “Honor All Cards” rule such that, effective January 1, 2004, a merchant may accept only Visa check cards, only Visa credit cards, or both. Visa also agreed to pay approximately $2.0 billion to the merchant class over ten years, among other things. The court approved the settlement on December 19, 2003.

Several objectors appealed the district court’s approval of the settlement agreement. In January 2005, the Second Circuit Court of Appeals affirmed the district court’s ruling. The Court of Appeals held that the settlement releases all claims that were or could have been asserted by the class through December 31, 2003, including claims challenging interchange and bylaw 2.10(e). As such, other pending cases challenging interchange and bylaw 2.10(e) were released by the settlement. A petition for rehearing was denied on March 1, 2005, as was a petition for writ of certiorari to the United States Supreme Court. Settlement funds are now being distributed to the class.

Plaintiffs in one action challenging interchange (Reyn’s Pasta Bella, filed in 2002) appealed the Northern District of California’s dismissal of its case based on the release in the Retailers’ settlement agreement. The Ninth Circuit Court of Appeals heard argument on December 7, 2005 and affirmed the district court’s dismissal on March 27, 2006.

In January 2006, the United States made a monetary claim against the settlement fund that was established in connection with the settlement of the Retailers’ Litigation in December 2003. The United States was not a class member, but asserted equitable arguments as a “merchant” on behalf of its agencies and instrumentalities accepting Visa or MasterCard cards. After the claims administrator denied the government’s claim, the government appealed the decision to the federal court that has retained jurisdiction to resolve disputes relating to administration of the Retailers’ settlement fund. On December 29, 2006, a settlement agreement was reached whereby Visa and MasterCard International Incorporated together will pay the U.S. government $3.5 million and the government’s claim against the Retailers’ settlement fund will be capped and reduced by 66 percent. Visa’s portion of the agreement is $2.0 million. The settlement also provides Visa with a full release from the U.S. government for all interchange and “Honor All Cards”-type claims accruing prior to January 1, 2004. The District Court entered an order approving the settlement on February 28, 2007.

Retailers’ “Opt-Outs”

Several merchants who “opted-out” of the Retailers’ class action asserted similar claims against Visa U.S.A. These cases were consolidated for pretrial proceedings (MDL 1575) before the United States District Court for the Eastern District of New York. Visa U.S.A. has settled all but one of these suits, and, as a result, recorded a

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

pre-tax charge of $19.8 million during the nine months ended June 30, 2005. Discovery has begun in the sole remaining “opt-out” matter (GMRI). In GMRI, the plaintiff contends that it can pursue a motion for partial summary judgment previously filed by the settling “opt-out” merchants. The motion has been briefed but no hearing has been scheduled.

Retailers’ “Conspiracy” Cases

In the summer of 2005, purported consumer class actions were filed against Wal-Mart Stores, Inc. (Bennett) and Circuit City Stores, Inc. (Temple) in United States District Court for the Eastern District of Tennessee. In these cases, the plaintiffs allege that Wal-Mart and Circuit City, respectively, engaged in tying, attempted monopolization, and other conduct in violation of the Tennessee Trade Practices Act and the Tennessee Consumer Protection Act. They also assert various common law claims. Visa and MasterCard are not named as defendants in these actions, but are alleged to have conspired with Wal-Mart and Circuit City. Wal-Mart and Circuit City have sought to have the cases transferred to the Eastern District of New York. The magistrate has recommended that the cases be transferred, and the plaintiffs have filed objections to that recommendation.

“Indirect Purchaser” Actions

Forty so-called “indirect purchaser” actions stemming from the Retailers’ litigation have been filed against Visa and MasterCard in nineteen states and the District of Columbia. In these actions, the plaintiffs purport to represent classes of residents of one or more states who purchased goods at merchants that accepted Visa- or MasterCard-branded payment cards. They claim to have paid higher prices as a result of the purported “tying” and other alleged anti-competitive conduct at issue in the Retailers’ litigation. The plaintiffs assert claims under state antitrust statutes, state consumer protection statutes, and common law.

Cases in ten jurisdictions were dismissed by the trial court and the plaintiffs declined to pursue an appeal. The actions in New York, Tennessee, and Nebraska ended after the trial courts’ dismissals with prejudice were affirmed on appeal. The action in Iowa was dismissed by the trial court in a decision that is currently under appeal. Lawsuits in California and West Virginia have not been dismissed but may not proceed into discovery. Actions in the four other jurisdictions remain before trial courts pending resolution of existing or anticipated motions to dismiss.

In fiscal 2006, 2005, and 2004, the Company recorded charges related to the Retailers’ settlement and other merchant litigation matters of $79.6 million, $117.8 million, and $102.1 million, respectively, which are reflected in Litigation Provision and Interest Expense on the Company’s Consolidated Statements of Operations. The primary component of fiscal 2006, 2005, and 2004 charges was accretion expense of $79.6 million, $98.0 million, and $99.5 million, respectively, recorded on the Retailers’ settlement and other merchant litigation matters, discounted at 7.25 percent over the payment terms. Relating to these matters, cash payments of $211 million, $268 million, and $205 million were made in fiscal 2006, 2005, and 2004, respectively.

Settlement Service Fee Litigation

On September 23, 2003, MasterCard filed papers in the United States District Court for the Southern District of New York alleging that Visa U.S.A.’s bylaw 3.14, the Settlement Service Fee (SSF), does not comply with the terms of the injunction issued in the DOJ Case. In December 2003, the court denied MasterCard’s motion on jurisdictional grounds. MasterCard re-filed its challenge to the SSF on January 10, 2005, seeking repeal of bylaw 3.14 and a court order giving certain Visa debit issuers the right to rescind all or part of Visa debit Partnership agreements entered into since the SSF was enacted. A court appointed Special Master conducted an evidentiary hearing in December 2005.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

On July 7, 2006, the Special Master submitted confidential findings of fact and conclusions of law to the court. Visa and MasterCard have filed objections and alternative motions to adopt or modify the Report under seal in July and August 2006. The court may adopt, modify, or reject the Special Master’s recommendation, or resubmit the case to the Special Master for further proceedings. No timeframe for a ruling by the court has been set and any final order may be appealed.

Currency Conversion Litigation

State Litigation

In 2000, a “representative” action was filed in California state court against Visa U.S.A. and Visa International in connection with Visa’s practice of charging its members a 1 percent “currency conversion fee” when a U.S. cardholder purchases goods or services in a foreign currency, and the disclosure of that fee (Schwartz). Plaintiffs claimed Visa’s currency conversion practices violated California Business & Professions Code Section 17200, and sought injunctive relief and restitution.

Four additional California state currency conversion class actions were filed against Visa U.S.A. and Visa International. Shrieve and Castro alleged that Visa had a duty to inform cardholders using debit cards overseas of the existence of the 1 percent currency conversion fee that Visa charges its members. Mattingly alleged Visa had a duty to inform cardholders using credit cards overseas of the existence of the 1 percent currency conversion fee. Baker challenged Visa International’s calculation of currency conversion rates and the disclosure of those rates. All plaintiffs sought restitution and injunctive relief.

Federal Multidistrict Litigation (MDL)

A federal MDL currency conversion lawsuit alleged, inter alia, price-fixing violations against Visa U.S.A., Visa International, and a number of banks arising out of the 1 percent currency conversion fee Visa charges to members and the optional issuer fees that issuers may charge cardholders. In March 2005, the court held that plaintiffs with valid arbitration agreements cannot go forward in court and must proceed with arbitration instead. Those plaintiffs are appealing the ruling.

Federal Multidistrict Litigation & State Litigation

On July 20, 2006, the parties executed a settlement agreement to resolve all federal MDL and state claims, including those on appeal. Under the agreement, the defendants collectively will pay $336.0 million to create a settlement fund to pay monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders, and any court-approved fees and expenses to attorneys for the class and awards to the class representatives. Visa’s portion of the settlement fund is $100.1 million. Visa and MasterCard will pay an additional $32.0 million to resolve the claims in the Schwartz matter; Visa’s share is $18.6 million. The settlement agreement also includes provisions relating to disclosures on billing statements and other documents. The settlement agreement has been preliminarily approved by the United States District Court for the Southern District of New York.

First Data Litigation

In April 2002, Visa U.S.A. filed a complaint against First Data Corporation, First Data Resources, Inc., and First Data Merchant Services Corporation (collectively, First Data) in United States District Court for the Northern District of California. The action was based on First Data’s attempt to implement, without Visa’s prior approval, a “private arrangement” among Visa members by which First Data would authorize, clear, and settle Visa transactions, bypassing VisaNet. Visa asserted trademark and related contract claims and sought declaratory

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

relief, injunctive relief, and damages. First Data filed counterclaims in November 2002, alleging that Visa violated federal and state antitrust laws by banning private arrangements. First Data also asserted common law contract and tort claims and a claim under California state consumer protection law. In August 2004, First Data filed amended counterclaims, adding a “concerted refusal to deal” claim under federal antitrust laws and expanding the market definition to include “debit card network processing services.”

On July 5, 2006, the parties signed a confidential settlement agreement. Both parties’ claims were dismissed with prejudice on July 6, 2006.

Parke Litigation

On June 27, 2005, a purported merchant and consumer class action was filed in California state court against Visa International, Visa U.S.A., MasterCard, Merrick Bank, and CardSystems Solutions, Inc. (Parke). The complaint alleges that Visa’s failure to inform cardholders of a security breach at CardSystems Solutions, Inc. in a timely manner constitutes an unlawful and/or unfair business practice under California’s Unfair Competition Law and violates California privacy law. The court denied the plaintiffs’ application for a temporary restraining order, except with respect to the defendants’ retention of affected account-identifying information, and for a preliminary injunction. In September 2005, the court dismissed the claims brought by the merchants, and on November 18, 2005, the defendants answered the remaining claims.

CardSystems Solutions, Inc. filed for bankruptcy in United States District Court for the District of Arizona in May 2006. The Parke plaintiffs removed the case to United States District Court for the Northern District of California on August 10, 2006 and then sought to transfer the case to federal court in Arizona. Visa and MasterCard moved for remand to state court. On October 11, 2006, the court granted the defendants’ motion for remand and denied the plaintiffs’ motion to transfer the case.

Debit Hold Litigation

On July 23, 2004, a purported class action was filed against Visa U.S.A. in United States District Court for the District of South Carolina, asserting claims of conversion, civil conspiracy, and negligence (Lemacks). The plaintiff alleged that Visa directed, allowed, or conspired with banks and restaurants to place holds on her account in an amount exceeding the purchase price of the meals. The plaintiff sought compensatory and punitive damages, disgorgement of profits allegedly realized, and an injunction prohibiting the practice. In December 2005, the parties executed a settlement agreement to resolve all claims, and the case was dismissed.

PSW Litigation

On August 17, 2004, PSW Inc.—a defunct company that processed credit card information for Internet merchants—sued Visa U.S.A., MasterCard, First Financial Bank, and First Data Merchant Services in United States District Court for the District of Rhode Island. Among other things, the complaint alleged that Visa and MasterCard exercised monopoly power to exclude competition unreasonably, resulting in higher prices for network services and excessive fines and penalties. In July 2006, the parties executed a settlement agreement to resolve all claims in this matter. The settlement was approved by the receivership court and the case was dismissed on September 19, 2006.

CLI Litigation

In June 2003, a lawsuit was filed in California state court against Visa and MasterCard challenging certain corporate risk policies related to chargebacks. As to Visa, the plaintiff claims that fines and fees assessed

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

pursuant to Visa’s programs monitoring acquirers whose merchants have excessive chargebacks violate California’s Unfair Competition Law. Purporting to act on behalf of all merchants that accept Visa- or MasterCard-branded cards, the plaintiff seeks restitution of the fees and injunctive relief.

In December 2005, the court vacated all deadlines pending disposition of the Proposition 64 cases before the California Supreme Court. After the Supreme Court found Proposition 64 applicable to pending cases, the trial court gave the plaintiff until November 6, 2006 to amend the complaint or have the action dismissed. On August 23, 2006, Visa filed a motion to dismiss based on Proposition 64. The plaintiff elected not to pursue the case further and in November 2006 the parties filed a stipulated judgment dismissing the case with prejudice.

Intellectual Property Litigation

In December 2003, Safeclick, LLC sued Visa U.S.A. and Visa International in United States District Court for the Northern District of California for patent infringement. Safeclick alleged that the “Verified by Visa” program (VbV), which authenticates the identity of a cardholder in an Internet transaction, infringes two claims of Safeclick’s “Electronic Transaction Security System” patent. Safeclick indicated that it would seek “reasonable royalty” damages and injunctive relief.

On December 14, 2005, the court granted Visa’s motion for summary judgment, dismissing the case in its entirety. The Court of Appeals for the Federal Circuit affirmed the dismissal on October 23, 2006. On November 2, 2006, the parties entered an agreement to allow this judgment to become final without seeking any further amendment or appeal.

On May 8, 2003, Starpay and VIMachine sued Visa U.S.A. and Visa International in United States District Court for the Northern District of Texas, claiming that Visa used information provided to it by Starpay in 2000 to create VbV and to file a Visa patent application on the technology underlying VbV. Two claims are asserted: infringement of VIMachine’s patent and misappropriation of Starpay’s trade secrets. In February 2006, each party filed objections to the Magistrate Judge’s recommendation on claim construction. Once the court rules on those objections and finalizes the claim construction, a case schedule will be set for the remainder of discovery and trial.

In November 2003, Softcard Systems Inc. (Softcard) filed a complaint against Visa U.S.A. and Target Corporation (Target) in United States District Court for the Northern District of Georgia. Softcard alleged that aspects of Visa and Target’s smart card loyalty programs for cardholders infringed Softcard patents related to electronic coupon programs. In December 2005, the case was dismissed pursuant to a settlement agreement that resolved all claims.

On January 30, 2007, Every Penny Counts, Inc. filed a lawsuit in federal court in the Middle District of Florida against Bank of America Corporation and Visa U.S.A. alleging patent infringement related to Bank of America’s “Keep the Change” program. On April 23, 2007, Every Penny Counts, Inc. voluntarily dismissed its claims against Visa U.S.A.

ATM Exchange Litigation

On November 14, 2005, ATM Exchange sued Visa U.S.A. and Visa International in United States District Court for the District of Ohio. The plaintiff asserts claims of promissory estoppel, negligent misrepresentation, and fraudulent misrepresentation, alleging that Visa’s “deferment” of a deadline for meeting heightened ATM data encryption testing and approval standards harmed the plaintiff by reducing demand for its ATM upgrade solution. Discovery has begun and trial is scheduled for September 2007.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

TCF Financial Corporation Litigation

On April 26, 2006, TCF Financial Corporation (TCF) filed an action in Delaware Chancery Court against Visa U.S.A. and its Board members, seeking to enjoin Visa’s annual meeting, Visa’s proposed restructuring, and the filing of an amended Certificate of Incorporation and amended bylaws. TCF also sought declaratory relief with respect to its breach of fiduciary duty claim, which is based on disclosures made in the proxy statement and corporate governance changes within the corporate restructuring. The parties reached a confidential agreement in November 2006 pursuant to which all claims will be dismissed with prejudice.

Lampone Litigation

On May 23, 2006, an action was filed against Visa U.S.A., U.S. Bancorp, eFunds, and Wildcard in California state court on behalf of a putative class of California consumers who were enrolled in the Visa Buxx service and were assessed an “overdraft” fee by U.S. Bancorp. Asserting claims under California Business & Professions Code Section 17200 and the California Consumer Legal Remedies Act, the plaintiff alleges that the defendants failed to disclose that a Visa Buxx cardholder can overdraw the Visa Buxx card and that the cardholder could be assessed an overdraft fee. The plaintiff seeks injunctive relief, restitution, and disgorgement.

Harding Litigation

In May 2003, Retailers National Bank filed a collection action in California state court against a cardholder for credit card debts incurred as a result of her Internet gambling (Harding). In August 2003, the cardholder filed a cross-complaint against Visa U.S.A., Visa International, other payment card companies and several banks, alleging violations of California’s unfair competition statute; state and federal gambling laws; California’s public policy against the collection and enforcement of gambling debts; and the USA PATRIOT Act’s prohibition on transferring funds intended to be used to support unlawful activity. Only injunctive relief is sought against Visa U.S.A.

Visa has not yet answered the cross-complaint. In September 2006, the U.S. Congress passed legislation concerning Internet gambling that may affect the cross-complainant’s ability to seek injunctive relief.

District of Columbia Civil Investigative Demand

On January 5, 2007, the Office of the Attorney General for the District of Columbia issued a Civil Investigative Demand (“CID”) to Visa U.S.A. Inc. seeking information regarding a potential violation of Section 28-4502 of the District of Columbia Antitrust Act. The D.C. Attorney General’s office is coordinating parallel investigations by the Attorneys General of New York and Ohio. The CID seeks documents and narrative responses to several interrogatories and document requests, which focus on PIN debit. Visa is negotiating the scope and timing of its response to the CID.

Note 19—Related Parties

The Company conducts business as a non-stock, non-assessable membership corporation. The principal members of Visa U.S.A. Inc. are approximately 1,700 financial institutions that participate directly in the Company’s payment programs. In addition, there are approximately 11,700 associate and participant members that participate in the Company’s payment programs through one or more principal members. As a membership corporation, the Company receives revenue from its members in the form of service fees, data processing fees, and other fees, which is then used to create and support products and services that can be offered by the Company’s members to cardholders and merchants.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

The Company’s Board of Directors is represented by various member financial institutions who are also the Company’s customers, and by independent directors. The Company generated total operating revenues of approximately $808.1 million, $884.4 million, and $634.0 million from financial institutions and corporations represented on its Board of Directors in fiscal 2006, 2005, and 2004, respectively. The Company incurred costs of $11.0 million, $4.3 million, and $5.6 million for services provided by financial institutions and corporations represented on its Board of Directors in fiscal 2006, 2005, and 2004, respectively. These services primarily related to software maintenance and investment custodial services. The Company owed approximately $0.9 million and $8.2 million to these parties, and they owed the Company $48.2 million and $65.5 million as of September 30, 2006 and 2005, respectively. In addition, the Company was in a net liability position of $4.3 million and a net asset position of $111.4 million as of September 30, 2006 and 2005, respectively, attributed to volume and support arrangements with these parties.

The Company has one customer who is also a member of the Board of Directors, that accounted for 10 percent or more of the Company’s net operating revenues in fiscal 2006 and 2005. Net operating revenues from this customer were $408.3 million, $344.5 million, and $219.1 million in fiscal 2006, 2005 and 2004, respectively. No other customer accounted for 10 percent or more of the Company’s net operating revenues in fiscal 2006, 2005 or 2004.

Members of the Board of Directors who are not employees are compensated for their services to the Company. Directors who are also Visa employees do not receive any additional compensation for serving as a director.

During 2006, retainers paid to the Board of Directors were changed. The Chair of the Board receives an annual retainer of $30,000; independent directors receive an annual retainer of $178,000; and all other directors receive an annual retainer of $18,000. Member director committee chairs also receive an additional $6,000 annual retainer. These retainers are paid quarterly. Directors also receive a meeting fee of $6,000 for each board meeting they attend and $2,000 for each telephonic board meeting and committee meeting they attend. Total director fees for eight meetings in 2006 were $1.0 million.

During 2005, retainers paid to the Board of Directors were as follows: The Chair of the Board received an annual retainer of $20,000 and all other directors received an annual retainer of $12,000. Directors also received a meeting fee of $2,000 for each board meeting they attended and $1,000 for each committee meeting they attended. Total director fees for seven meetings in 2005 were $0.5 million. Total director fees for 13 meetings in 2004 were $0.4 million.

Visa U.S.A. Inc. operates a proprietary network, VisaNet, that links issuers and acquirers for transaction processing services. Processing services are provided through Visa’s majority-owned subsidiary, Inovant LLC. The Company provides processing and development services and various license and usage rights to Visa International, Visa Canada, and Visa Europe, in accordance with service agreements with these entities. See Note 5 for additional information regarding transactions with these Visa entities.

Note 20—Subsequent Events

Proposed Restructuring

In October 2006, Visa U.S.A., Visa International, and Visa Canada announced their intention to restructure Visa in order to create a new public global corporation called Visa Inc. The restructuring and related activities are subject to approval by Visa members and regulatory authorities. It is anticipated that Visa Inc. will be created

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended September 30, 2006

through a series of mergers involving Visa U.S.A., Visa International, and Visa Canada. Visa Europe will remain a membership association, owned and governed by its European member banks, and become a licensee of Visa Inc. Visa Europe will have a minority ownership interest in Visa Inc., and Visa Inc. will have a minority investment interest in Visa Europe. The reorganization will result in a new stock corporation owned by former members of Visa U.S.A., Visa International, and Visa Canada. As a part of the restructuring, the board of Visa Inc. will be comprised of a majority of independent directors.

Appointment of Chairman and Chief Executive Officer of the Board of Directors of Visa Inc.

On February 12, 2007, Joseph W. Saunders was named the designated Executive Chairman of the board of Directors of Visa Inc. and, on May 15, 2007, the designated Chairman and Chief Executive Officer of Visa Inc. Before the formation of Visa Inc., Mr. Saunders began fulfilling the responsibilities of these positions as a designated appointee of Visa Inc. and officially assumed the title of Chairman of the board of directors and Chief Executive Officer upon the formation of Visa Inc.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—Unaudited

	As of March 31,	As of September 30,
	2007	2006
	(in thousands)
Assets
Cash and cash equivalents	$386,042	$270,124
Investment securities, available-for-sale	1,026,199	660,451
Accounts receivable	217,975	216,585
Settlement receivable	36,416	41,450
Current portion of volume and support agreements	90,536	110,751
Current portion of deferred tax asset	149,381	149,671
Prepaid and other current assets	134,055	144,899

Total current assets	2,040,604	1,593,931

Investment securities, available-for-sale	355,488	515,290
Volume and support agreements	41,202	43,071
Investment in Visa International	210,229	186,353
Facilities, equipment, and software, net	268,472	280,899
Deferred tax assets	237,533	237,533
Other assets	98,948	106,841

Total assets	$3,252,476	$2,963,918

Liabilities
Accounts payable	$64,157	$119,075
Settlement payable	84,717	88,767
Accrued compensation	145,638	179,557
Volume and support agreements	185,490	216,255
Current portion of member deposits	70,355	134,070
Accrued liabilities	448,401	406,815
Current portion of long-term debt	25,914	32,339
Current portion of accrued litigation	237,956	216,085

Total current liabilities	1,262,628	1,392,963

Member deposits	—	3,320
Other liabilities	139,175	122,083
Long-term debt	31,536	41,280
Accrued litigation	811,413	783,618

Total liabilities	2,244,752	2,343,264

Minority interest	39,266	37,840
Commitments and contingencies (Note 10)
Equity
Accumulated net income	968,903	583,772
Accumulated other comprehensive loss	(445)	(958)

Total equity	968,458	582,814

Total liabilities and equity	$3,252,476	$2,963,918

See accompanying notes, which are an integral part of these unaudited consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—Unaudited

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Operating Revenues
Card service fees	$811,382	$737,740
Data processing fees	651,942	612,818
Volume and support agreements	(233,806)	(278,614)
International transaction fees	210,989	185,925
Other revenues	217,667	209,560

Total operating revenues	1,658,174	1,467,429

Operating Expenses
Personnel	344,749	329,476
Facilities	45,270	44,035
Network, EDP, and communications	160,957	160,362
Advertising, marketing, and promotion	249,866	260,146
Visa International fees	86,467	86,166
Professional and consulting fees	150,308	118,183
Administrative and other	25,557	71,507
Litigation provision	14,800	48,797

Total operating expenses	1,077,974	1,118,672

Operating income	580,200	348,757
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	25,107	12,796
Interest expense	(39,798)	(44,361)
Investment income, net	45,838	26,759

Total other income (expense)	31,147	(4,806)

Income before income taxes and minority interest	611,347	343,951
Income tax expense	225,032	125,373

Income before minority interest	386,315	218,578
Minority interest	(1,184)	(5,760)

Net income	$385,131	$212,818

See accompanying notes, which are an integral part of these unaudited consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY—Unaudited

	Accumulated Net Income	Accumulated Other Comprehensive (Loss) Income	Total Equity
	(in thousands)
Balance as of September 30, 2005	$129,211	$(3,590)	$125,621
Net income	212,818		212,818
Other comprehensive loss, net of tax		(47)	(47)

Comprehensive income			212,771

Balance as of March 31, 2006	$342,029	$(3,637)	$338,392

Balance as of September 30, 2006	$583,772	$(958)	$582,814
Net income	385,131		385,131
Other comprehensive income, net of tax		513	513

Comprehensive income			385,644

Balance as of March 31, 2007	$968,903	$(445)	$968,458

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME—Unaudited

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Net Income	$385,131	$212,818
Other comprehensive income (loss), net of tax:
Net unrealized gain on investment securities, available-for-sale	2,517	783
Income tax expense	(914)	(262)
Reclassification adjustment for net gain realized in net income	(1,712)	(895)
Income tax benefit	622	327

Other comprehensive income (loss), net of tax	513	(47)

Comprehensive Income	$385,644	$212,771

See accompanying notes, which are an integral part of these unaudited consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Unaudited

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Operating Activities
Net income	$385,131	$212,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,068	62,196
Amortization	6,458	8,894
Net realized gain on investment securities	(1,712)	(895)
Loss on write-off of assets	1,010	—
Minority interest	1,184	5,760
Amortization of volume and support agreements	225,436	256,722
Accrued litigation and accretion	50,606	88,116
Equity in earnings of unconsolidated affiliates	(25,107)	(12,796)
Deferred income taxes	—	9,411
Change in operating assets and liabilities:
Accounts receivable	(1,390)	(1,119)
Settlement receivable	5,034	5,785
Volume and support agreements	(234,117)	(242,108)
Other assets	20,971	47,616
Accounts payable	(54,921)	(65,727)
Settlement payable	(4,050)	11,129
Accrued compensation	(33,919)	(37,878)
Accrued and other liabilities	60,147	55,046
Accrued litigation	(940)	(10,605)
Member deposits	(71,314)	(71,314)

Net cash provided by operating activities	385,575	321,051

Investing Activities
Investment securities, available-for-sale:
Purchases	(1,427,029)	(1,566,482)
Proceeds from sales and maturities	1,222,378	1,329,635
Contributions to joint ventures	(1,000)	—
Purchases of facilities, equipment, and software	(45,651)	(23,970)

Net cash used in investing activities	(251,302)	(260,817)

Financing Activities
Principal payments on debt	(16,600)	(16,600)
Principal payments on capital lease obligations	(1,755)	(1,668)

Net cash used in financing activities	(18,355)	(18,268)

Increase in cash and cash equivalents	115,918	41,966
Cash and cash equivalents at beginning of period	270,124	135,397

Cash and cash equivalents at end of period	$386,042	$177,363

Supplemental Disclosure of Cash Flow Information
Income taxes paid, net of refunds	$177,444	$123,622
Interest payments on debt	$2,022	$3,304
Decreases in accounts payable and accrued and other liabilities related to purchases of facilities, equipment, software and intangible assets	$(15,476)	$(9,888)

See accompanying notes, which are an integral part of these unaudited consolidated financial statements.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization

Visa U.S.A. Inc. (Visa, Visa U.S.A., or the Company) consists of Visa U.S.A. Inc. and its subsidiaries: Inovant, Inc., International Anasazi, Inc., Interlink Network, Inc., Integrated Solutions Concepts, Inc., Debit Processing Services, Inc., Plus System, Inc., Inovant LLC and Advanced Resolution Services, Inc.

In June 2006, the Company dissolved its wholly-owned subsidiary, Merchant Processing Holdings, Inc. (MPH). MPH held the Company’s joint venture interest in Vital Processing Services L.L.C., which was sold in March 2005.

The Company has one operating and reportable segment, “Payment Services” in the United States. The Company’s activities are interrelated, and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of Visa U.S.A. as one operating and reporting segment.

Visa is a non-stock, non-assessable, Delaware corporation. The Company operates a payment system that enables consumers and businesses to conduct financial transactions using Visa-branded payment products at physical and virtual points-of-sale and at automated teller machines which are identified by the Visa Brand Mark, Visa Point-of-Sale Graphic or familiar three-band Visa Flag, and other various designs and marks in the United States.

Visa’s products and services enable its members to participate in an international payment system that none could offer individually. Visa U.S.A. does not issue cards, set fees, or determine the interest rates consumers will be charged on Visa-branded cards. Visa U.S.A.’s issuing members have the independent responsibility individually to determine these and most other competitive card features. These functions are performed by Visa member financial institutions in competition with one another. Visa U.S.A. establishes standards and procedures for acceptance and settlement of member transactions. Visa’s services allow merchants and consumers to use efficient, secure, and guaranteed payment products in lieu of cash, checks, and other forms of payment. Its relationship is with the cardholder’s issuing and merchant’s acquiring member financial institutions.

Membership is composed of financial institutions participating in this system. At its April 2006 Annual Meeting, the Company adopted an amended Certificate of Incorporation and amended bylaws which changed the composition of the Board of Directors and clarified dividend, dissolution, membership interest, and voting rights. In accordance with the Company’s Certificate of Incorporation and bylaws, members pay service fees each quarter based on payments volume for the preceding quarter. Payments volume is defined as total monetary value of transactions for goods and services purchased, initiated with Visa products, including PIN-based debit, and excluding cash transactions. Members’ dividend and dissolution rights, membership interests in the corporation, and voting rights are based on the members’ respective cumulative portions of the total of all of certain fees paid to the Company up to the most recent Reference Date as defined in the amended Certificate of Incorporation. The initial Reference Date is May 1, 2006 and members’ proportions will be adjusted as of each third anniversary of that date. The Board of Directors includes independent Directors who meet eligibility requirements set forth in the Certificate of Incorporation, including the definition of independence from the Company and its members. The chief executive officers of the Company and of Visa International Service Association (Visa International) serve as ex officio non-voting directors. Directors other than ex officio directors are elected in at-large voting by members in accordance with voting rights and director qualifications set forth in the Company’s bylaws. Under the amended Certificate of Incorporation, the directors will serve staggered terms of two years. Members represented on the Board of Directors accounted for 38 percent of total card payments volume for the twelve months ended December 31, 2006. Visa members, which are comprised of domestic banks and other financial institutions, represent 100 percent of the Company’s payments volume.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As described in Note 20 to the Company’s 2006 audited financial statements, the Company’s Board of Directors approved a plan in October 2006 to form Visa Inc. by a series of mergers involving Visa U.S.A., Visa Canada Association (Visa Canada), and Visa International.

In February 2007, Visa International hired Joseph W. Saunders as the Executive Chairman of the Board of Directors of Visa Inc. and, on May 15, 2007, the designated Chairman and Chief Executive Officer of Visa Inc. Before the formation of Visa Inc., Mr. Saunders will begin fulfilling the responsibilities of this position as a designated appointee of Visa Inc. and will officially assume the title of Executive Chairman of the Board upon the proposed formation of Visa Inc.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim consolidated financial statements as of the six months ended March 31, 2007 and 2006 are unaudited and are presented in accordance with accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in annual financial statements have been omitted, and accordingly these interim financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2006.

The accompanying unaudited interim consolidated financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary to present fairly the results for the interim periods presented.

Revenues, expenses, assets, and liabilities can vary during each quarter of the year. Therefore, the results and trends in these unaudited interim consolidated financial statements may not be indicative of results for any other interim period or for the entire year.

Consolidation

The consolidated financial statements include the accounts of Visa and its subsidiaries after elimination of intercompany accounts and transactions. The Company consolidates entities when it has a greater than 50 percent ownership or when it exercises control. Minority interest is recorded for consolidated entities in which the Company has less than 100 percent ownership interest. Minority Interest represents the equity interest not owned by the Company.

Reclassifications

Certain reclassifications, not affecting net income, have been made to prior period information to conform to the current period presentation format.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include certain revenue discounts and volume-based support incentives, assumptions used in the determination of pension and postretirement costs, discount rates used to present value of long-term obligations, and assumptions used in the calculation of income taxes, among others.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

In accordance with SOP 93-7, “Reporting on Advertising Costs,” the Company expenses the production costs of advertising as incurred. The cost of media advertising is expensed when the advertising takes place. Total advertising costs, included in Advertising, Marketing, and Promotion on the Consolidated Statements of Operations, were $144.4 million and $178.1million for the six months ended March 31, 2007 and 2006, respectively.

Operating Leases

The Company evaluates the impact of rent escalation clauses and lease incentives, including rent abatements and tenant improvement allowances included in its operating leases. Rent escalation clauses and lease incentives are considered in determining total rent expense to be recognized during the term of the lease, which begins on the date the Company takes control of the leased space. Renewal options are considered by evaluating the overall term of the lease.

Recently Adopted Accounting Pronouncements

In November 2005, the Financial Accounting Standards Board (FASB) issued Staff Positions Nos. 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP SFAS 115-1 and SFAS 124-1). FSP SFAS 115-1 and SFAS 124-1 address the determination of when an investment is considered impaired and whether impairment is temporary. These pronouncements provide a three-step process for determining and accounting for other-than-temporary impairment, as well as disclosure requirements for reporting unrealized losses. FSP SFAS 115-1 and SFAS 124-1 are effective for the first reporting period beginning after December 15, 2005. The Company adopted FSP SFAS 115 and SFAS 124-1 on October 1, 2005. Additional disclosures required under the pronouncements are included in Note 5. The adoption of FSP SFAS 115-1 and SFAS 124-1 did not have an impact to the Company’s results of operations and financial condition.

Note 3—Visa International, Visa Canada, and Visa Europe

Visa International, Visa Canada, and Visa Europe Limited (Visa Europe) are all separately incorporated entities. The Company pays expenses to Visa International and earns revenues from Visa International, Visa Canada, and Visa Europe.

A summary of the major expenses paid to Visa International is as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Visa International Fees	$86,467	$86,166
Network and EDP Services	1,401	1,253

Total	$87,868	$87,419

Visa U.S.A. operates a proprietary network, VisaNet that links issuers and acquirers for transaction processing services. Processing services are provided through the Company’s majority-owned subsidiary, Inovant LLC. The Company provides processing and development services and various license and usage rights to Visa International, Visa Canada, and Visa Europe, in accordance with service agreements with these entities.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of Data Processing Fees and Other Revenues received from Visa International, Visa Canada, and Visa Europe is as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Visa International	$95,880	$96,736
Visa Canada	9,882	9,081
Visa Europe	30,381	32,075

Total	$136,143	$137,892

The net balances for related party services due to the Company, presented below, are recorded in Accounts Receivable and Prepaid and Other Current Assets in the Company’s Consolidated Balance Sheets.

	March 31,	September 30,
	2007	2006
	(in thousands)
Visa International	$22,110	$30,969
Visa Canada	$1,541	$1,718
Visa Europe	$4,832	$4,985

As of March 31, 2007 and September 30, 2006, the Company also had receivables of $20.0 million from Visa International related to income taxes. This balance is included in Other Assets in the Consolidated Balance Sheets.

The Company has an uncommitted credit facility with Visa International whereby the Company or Visa International may provide each other short-term financing with a maximum term of five business days. Neither the Company nor Visa International has the obligation to lend to or to borrow from the other company. There were no outstanding balances as of March 31, 2007 and September 30, 2006 under this arrangement.

Note 4—Prepaid and Other Current Assets

Prepaid and Other Current Assets is comprised of the following:

	March 31,	September 30,
	2007	2006
	(in thousands)
Member Collateral	$49,361	$51,042
Prepaid Maintenance	30,668	18,042
Prepaid Customer Support	21,845	23,593
Interest Receivable	15,570	14,131
Prepaid Other	6,345	7,482
Restricted Time Deposits	6,231	4,805
Non-trade Receivables	1,456	14,282
Income Taxes Receivable	565	5,567
Prepaid Pension	—	4,081
Other	2,014	1,874

Total	$134,055	$144,899

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5—Investments

Available-for-sale investment securities, which are recorded at fair value, consist of marketable debt securities issued by government-sponsored entities, tax-exempt municipal bonds, auction rate securities, and mutual fund investments in equity securities. The amortized cost, unrealized gains and losses, and fair value of available-for-sale securities are as follows:

	As of March 31, 2007
	Available-For-Sale
	Amortized Cost	Gross Gains	Unrealized Losses	Fair Value
	(in thousands)
Government-Sponsored Entities	$1,180,484	$105	$1,463	$1,179,126
Tax-Exempt Municipal Bonds	31,151	10	104	31,057
Auction Rate Securities	116,450	—	—	116,450
Equity Securities	52,249	3,282	477	55,054

Total	$1,380,334	$3,397	$2,044	$1,381,687

	As of September 30, 2006
	(in thousands)
Government Sponsored Entities	$897,648	$170	$2,519	$895,299
Tax-Exempt Municipal Bonds	248,799	570	402	248,967
Equity Securities	29,906	2,125	556	31,475

Total	$1,176,353	$2,865	$3,477	$1,175,741

The contractual maturity of available-for-sale debt securities regardless of their balance sheet classification is as follows:

	As of March 31, 2007
	Amortized Cost	Fair Value
	(in thousands)
Due within one year	$972,245	$971,145
Due in one to five years	239,390	239,038

Total	$1,211,635	$1,210,183

Investments with a fair market value less than cost at March 31, 2007 are as follows:

	12 Months or Less		Greater Than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(in thousands)
Government-Sponsored Entities	$581,774	$766	$236,983	$697	$818,757	$1,463
Tax-Exempt Municipal Bonds	5,548	3	18,040	101	23,588	104
Equity Securities	3,180	7	3,936	470	7,116	477

Total	$590,502	$776	$258,959	$1,268	$849,461	$2,044

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unrealized losses on investments in government-sponsored entities and tax-exempt municipal bonds are caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the par value of the initial issuance of the securities. As of March 31, 2007, a total of 84 investments in government-sponsored entities and tax-exempt municipal bonds are in an unrealized loss position. Because management has the ability and intent to hold these investments until a recovery of fair value, which may be to maturity, the Company does not consider these investments to be other-than-temporarily impaired as of March 31, 2007.

Equity securities primarily consist of mutual fund investments related to various employee compensation plans. For these plans, employees bear the risk of market fluctuations. Losses experienced on these equity investments are offset by reductions in personnel expense. Unrealized losses on equity securities were caused by changes in market conditions. As of March 31, 2007, a total of 5 fund investments are in an unrealized loss position. The Company has not identified any events or changes in circumstances that may have had a significant adverse effect on the fair value of investments in equity securities. Based on an evaluation of the near-term prospects of these investments and management’s ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired as of March 31, 2007.

Note 6—Accrued Liabilities

Accrued Liabilities is comprised of the following:

	March 31,	September 30,
	2007	2006
	(in thousands)
Restricted Issuer Liability	$151,570	$100,414
Accrued Operating Expenses	135,193	154,096
Accrued Taxes	51,363	9,576
Member Collateral	49,361	51,042
Deferred Revenues	45,673	50,780
Accrued Discounts	7,303	36,105
Accrued Other	7,938	4,802

Total	$448,401	$406,815

Note 7—Pension, Postretirement, and Other Benefits

The Company participates in noncontributory, defined benefit pension plans, which provide for retirement benefits for Visa U.S.A. and Visa International employees residing in the United States. The following tables indicate the combined periodic pension costs for pensions and postretirement benefits for Visa U.S.A. and Visa International, along with the portion attributable to Visa U.S.A.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net periodic pension cost for the combined pension plans are as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Service cost	$31,222	$37,013
Interest cost	21,670	20,582
Expected return on assets	(18,282)	(18,067)
Amortization of:
Prior Service Costs	506	506
Actuarial Loss	4,226	8,659
Settlement Loss	—	2,803

Net Periodic Pension Cost	$39,342	$51,496

Visa U.S.A. Share of Net Periodic Pension Cost	$31,134	$39,341

Net periodic pension cost for the combined postretirement plans are as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Service cost	$2,790	$3,378
Interest cost	2,398	1,811
Expected return on assets	—	—
Amortization of:
Prior Service Costs	(2,330)	(2,329)
Actuarial Loss	1,088	902

Net Periodic Pension Cost	$3,946	$3,762

Visa U.S.A. Share of Net Periodic Pension Cost	$3,240	$3,078

Actual contributions made by the Company during the six months ended March 31, 2007 and the expected contributions for 2007 under its pension and postretirement plans are as follows:

	Pension Plan		Postretirement Plan
	Total Contributions	Visa U.S.A.’s Portion	Total Contributions	Visa U.S.A.’s Portion
	(in thousands)
Actual employer contributions
Six months ended March 31, 2007	$435	$275	$1,864	$1,306
Expected employer contributions
2007	$51,000	$40,300	$3,700	$2,600

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net settlement losses on plan assets included in Personnel expense in the accompanying Consolidated Statements of Operations are as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Plan Payments:
Total Excess Pension Plan Payments	$—	$4,245
Visa U.S.A. Portion of Excess Pension Plan Payments	$—	$3,268
Settlement Loss:
Total Net Settlement Loss	$—	$2,803
Visa U.S.A. Portion of Net Settlement Loss	$—	$1,626

Note 8—Workforce Reduction

In an effort to manage personnel and contract staffing levels in alignment with seasonality and project demand, the Company initiated a formal Flexible Resource Management plan in November 2006 to outsource certain data processing and development support functions. The plan is expected to reduce the Company’s workforce by approximately 200 employees, which represents approximately 6 percent of the Company’s total workforce as of March 31, 2007. Costs associated with this workforce reduction plan are related to termination benefits and retention bonuses. As of March 31, 2007 costs associated with this plan are estimated to be $14.5 million and are projected to be incurred throughout 2007 and 2008.

Most terminations are expected to be completed by the fourth fiscal quarter of 2007 while retention bonuses will continue to be paid through the third fiscal quarter of 2008 for employees who have been requested to render services until that time.

In accordance with Statement of Financial Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the Company incurred charges of $9.8 million during the six months ended March 31, 2007.

These costs are estimated based on the Company’s workforce reduction plan as of the balance sheet date and are subject to adjustment. The Company continually evaluates the adequacy of the remaining liabilities under its workforce reduction plan. Although the Company believes that these estimates accurately reflect the costs of its plan, actual results may differ, thereby requiring the Company to record additional provisions or reverse a portion of such provisions.

Activity related to the workforce reduction is included in Personnel expense on the Company’s Consolidated Statements of Operations and in Accrued Compensation on the Company’s Consolidated Balance Sheets as follows:

(in thousands)
Beginning Balance, October 1, 2006	$—
Workforce reduction charges	9,762
Cash payments	(2,212)

Ending Balance, March 31, 2007	$7,550

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Concentration of Business Risks

During the six months ended March 31, 2007, two customers accounted for 10 percent or more of the Company’s net operating revenues. Net operating revenues from these customers were as follows:

	Six Months Ended March 31,
	2007	2006
	(in thousands)
Customer A	$254,060	$216,548
Customer B	169,378	128,661

In 2006, only one of the customers above accounted for over 10 percent or more of the Company’s net operating revenues.

Note 10—Commitments and Contingencies

Volume and Support Agreements

The Company has agreements with members and merchants for various programs designed to build sales volume and increase payment product acceptance. These agreements, which range in term from one to thirteen years, provide card issuance, marketing, and program support based on specific performance requirements. These agreements are designed to encourage member loyalty and to increase overall Visa-branded payment volume, thereby reducing unit transaction processing costs and increasing brand awareness for all Visa members.

The Company is currently a party to other long-term contractual sponsorship arrangements ranging from two to eight years. These contracts are designed to help the Company increase Visa-branded cards and volumes. Over the life of these contracts, the Company is required to make payments in exchange for certain advertising and promotional rights.

Payments made and obligations incurred under these programs are included in Volume and Support Agreements and Accrued Liabilities on the Company’s Consolidated Balance Sheets. The Company’s obligation under member and merchant agreements is amortized as a reduction to revenue over the period of benefit and recorded in Volume and Support Agreements on the Company’s Consolidated Statements of Operations. Amortization for sponsorship agreements is recorded in Advertising, Marketing, and Promotion on the Company’s Consolidated Statements of Operations.

Restricted Liabilities—Program Retirement

In April 2005, the Company introduced a program that supported card product usage for selected utilities that met certain acceptance standards. The program was funded by debit issuers at the time of settlement, to support efforts on their behalf to secure utility merchant acceptance and promote debit products usage. Under current program rules, unused funds, if any, were required to be returned to debit issuers at the conclusion of the program. The balance for this program was $3.6 million at March 31, 2007 and $2.3 million at September 30, 2006.

In January 2004, the Company introduced a program that supported Visa Check card usage and other business arrangements for selected merchants that met certain acceptance standards. The program was funded by Visa Check card issuers at the time of settlement, to support efforts on their behalf to secure merchant acceptance and promote card usage. Under current program rules, unused funds, if any, were required to be returned to Visa

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Check card issuers at the conclusion of the program. The balance for this program was $125.5 million at March 31, 2007 and $74.5 million at September 30, 2006. These funds are included in Cash and Cash Equivalents, Investment Securities, and Accrued Liabilities on the Company’s Balance sheets.

In April 2007, the Company retired both of these programs. Under current program rules, remaining unused funds from these programs will be returned to issuers by September 30, 2007. The Volume and Support Agreements table below has been updated to include future commitments under agreements sponsored by these retired programs.

The expected reduction of future revenues resulting from Volume and Support Agreements, including acceptance agreements sponsored by the retired programs described above, is estimated as follows:

For the Years Ending September 30	Volume and Support Agreements
	Member[1]	Other	Total
	(in thousands)
Remainder of 2007	$204,914	$76,427	$281,341
2008	413,939	284,623	698,562
2009	399,951	243,100	643,051
2010	343,465	219,122	562,587
2011	262,705	220,261	482,966
Thereafter	204,101	469,283	673,384

Total Volume and Support Agreements	$1,829,075	$1,512,816	$3,341,891

[1]	Members represented on the Board of Directors account for $647 million of the total expected contract value.

Holographic Magnetic Card Reimbursement

In January 2006, the Company introduced a new card design with holographic magnetic stripe technology as part of its global brand architecture initiative. Limited technical problems were noted with regard to the use of the card and therefore the Company advised its members to discontinue its manufacture and distribution. The Company is a committed partner to its members and has established a reimbursement process for members and card vendors that have incurred production and issuance costs. As of March 31, 2007, the Company has an accrual of $10.5 million in Accrued Liabilities on the Consolidated Balance Sheets. This obligation is an estimate of the remaining amount required to reimburse the Company’s members for certain costs they have incurred with regard to the manufacture and distribution of the holographic magnetic card design. Members had until December 31, 2006 to file their claims. This amount may be adjusted as required when the Company completes its review of the claims it has received. As of March 31, 2007, $17.3 million in claims were filed by members and $6.8 million of claims have been paid.

Contingent Gain

On June 30, 2005, the Company exercised warrants to purchase 625,000 shares in WildCard Systems, Inc. (WildCard). Visa’s shares represented approximately 3 percent of shares outstanding. In July 2005, the Company sold its shares to eFunds Corporation (eFunds) as part of eFunds’ cash acquisition of WildCard. The sale resulted in no gain to the Company. However, as provided for in the acquisition, an “earn out” of up to $59.0 million could be paid if the acquired business achieved certain revenue targets in calendar year 2006. Visa’s share in this contingent “earn out” was estimated to be a maximum of $1.9 million. There was no guarantee that these revenue targets would be met, and as such, the gain contingency was not reflected in the Company’s financial statements. In April 2007, the Company concluded that there would be no earn out realized.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Visa Extras

Visa Extras is a points-based rewards program administered by Visa U.S.A. and offered by members to their enrolled cardholders enabling cardholders to earn reward points on qualifying purchases. The Company administers the program for participating members and contracts with a vendor to perform the rewards fulfillment and other functions. During the transition of fulfillment services to a new vendor in fiscal 2007, conversion issues arose which resulted in limited accessibility to the Visa Extras platform for participating members and cardholders over a one month period. During the six months ended March 31, 2007, the Company recorded a charge of $4.6 million to remunerate impacted members for certain costs. These amounts were recorded as reductions to Other Revenues on the Consolidated Statements of Operations and in Accrued Liabilities on the Consolidated Balance Sheets. The Company believes that these amounts accurately reflect the Company’s exposure for such expenses as of the balance sheet date, but will continually monitor the adequacy of the liability.

Note 11—Legal Matters

The Company’s Litigation Provision includes provisions of $14.8 million and $48.8 million for the six months ended March 31, 2007 and 2006, respectively. The litigation accrual is an estimate and is based on management’s understanding of its litigation profile, the specifics of each case, advice of counsel to the extent appropriate, and management’s best estimate of incurred loss as of the balance sheet dates. The Company will continue to review the litigation accrual and, if necessary, future refinements to the accrual will be made.

The following table summarizes the activity related to the litigation during the period ended March 31, 2007:

(in thousands)
Balance as of September 30, 2006	$999,703
Provision for legal matters	14,800
Interest accretion on settled matters	35,806
Payments on settled matters	(940)

Balance as of March 31, 2007	$1,049,369

The Company is presently involved in the matters described below and those described in Note 18 to the Company’s 2006 audited financial statements.

Rule 2.10(e) Litigation

American Express/Discover

At a hearing on April 25, 2007, the District Court for the Southern District of New York set a trial date of September 9, 2008 for both the American Express and Discover cases. The court also established deadlines and procedures for motions practice and expert discovery.

On June 7, 2007, Discover filed a Second Amendment Complaint, which eliminated allegations related to the “Honor All Cards” rule, dropped attempted monopolization and monopolization claims against MasterCard and Visa International to conform to the court’s rulings on motions to dismiss, and made technical change to names of the plaintiffs.

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interchange Litigation

Kendall

The Ninth Circuit heard oral argument on the plaintiffs’ appeal on June 11, 2007. No ruling has been issued.

Retailers’ Litigation

U.S. Government Litigation

In January 2006, the United States made a monetary claim against the settlement fund that was established in connection with the settlement of the Retailers’ Litigation in December 2003. The United States was not a class member, but asserted equitable arguments as a “merchant” on behalf of its agencies and instrumentalities accepting Visa or MasterCard cards. After the claims administrator denied the government’s claim, the government appealed the decision to the federal court that has retained jurisdiction to resolve disputes relating to administration of the Retailers’ settlement fund. On December 29, 2006, a settlement agreement was reached whereby Visa and MasterCard International Incorporated together will pay the U.S. government $3.5 million and the government’s claim against the Retailers’ settlement fund will be capped and reduced by 66 percent. Visa’s portion of the agreement is $2.0 million. The settlement also provides Visa with a full release from the U.S. government for all interchange and “honor all cards”-type claims accruing prior to January 1, 2004. The District Court entered an order approving the settlement on February 28, 2007.

Retailers’ “Opt-Outs”

On May 14, 2007, GMRI, Inc. sought to amend its complaint and consolidate the case with Multidistrict Litigation 1720. Visa U.S.A., Visa International, and several of their member banks named as defendants in Multidistrict Litigation 1720 opposed the plaintiff’s motion. On June 1, 2007, the plaintiff withdrew its request.

“Indirect Purchaser” Actions

In the California cases, consolidated before the Superior Court for the State of California in the City and County of San Francisco, Visa filed a motion for judgment on the pleadings based upon California Proposition 64, which limits a plaintiff’s standing to bring claims under Section 17200. After oral argument, the court denied Visa’s motion on March 6, 2007. On June 7, 2007, the California Court of Appeal rejected a petition seeking immediate review of that decision.

In West Virginia, the action was brought against Visa U.S.A. by West Virginia’s attorney general as parens patriae for West Virginia consumers. The court denied Visa U.S.A.’s motion for summary judgment. Visa U.S.A. answered the West Virginia complaint on February 14, 2006 and the parties began discovery. On April 10, 2007, the court issued a stay of discovery pending its ruling on an antitrust standing issue. On April 27, 2007, the parties reached an agreement in principle to settle all claims against Visa U.S.A. In connection with this agreement, the Company recorded a provision for the settlement.

Other Litigation

Settlement Service Fee (SSF) Litigation

The court held a hearing on April 23, 2007 and considered MasterCard’s request for an order repealing the SSF and giving certain issuers an opportunity to terminate their agreements early.

On June 7, 2007, the court issued an Opinion and Order holding that the Settlement Service Fee violated the final judgment in the Department of Justice litigation as of October 15, 2004. On June 15, 2007, the court issued

VISA U.S.A. INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

an Amended Opinion and Order, clarifying the remedy in the ruling. First, the court ordered Visa U.S.A. to repeal the Settlement Service Fee bylaw. Second, the court gave any Visa U.S.A. debit issuer subject to the Settlement Service Fee prior to its repeal who entered into an agreement that includes offline debit issuance with Visa on or after June 20, 2003 the right to terminate its agreement, provided that the issuer has entered into an agreement to issue MasterCard branded debit cards and the issuer repays to Visa U.S.A. any unearned benefits or financial incentives under its Visa U.S.A. agreement. Visa U.S.A. is analyzing the ruling and assessing its next steps, including the possibility of appeal.

On June 13, 2007, the parties entered into an agreement to toll the statute of limitations on certain potential claims MasterCard may have against Visa U.S.A. in connection with the Settlement Service Fee.

District of Columbia Civil Investigative Demand

On January 5, 2007, the Office of the Attorney General for the District of Columbia issued a Civil Investigative Demand (“CID”) to Visa U.S.A. Inc. seeking information regarding a potential violation of Section 28-4502 of the District of Columbia Antitrust Act. The D.C. Attorney General’s office is coordinating parallel investigations by the Attorneys General of New York and Ohio. The CID seeks documents and narrative responses to several interrogatories and document requests, which focus on PIN debit. Visa continues to cooperate with the Attorneys General in connection with the CID.

The ATM Exchange Litigation

The parties have engaged in written discovery, party and third-party depositions, and expert discovery. Visa U.S.A. and Visa International anticipate filing dispositive motions in the case by June 29, 2007. Trial is tentatively scheduled for September 2007.

Harding Litigation

The parties are currently engaged in settlement negotiations. The potential settlement amount is not considered material to the Company’s financial statements.

Lampone Litigation

On May 4, 2007, the parties executed a confidential agreement to settle the case and dispose of all claims. The court will review the agreement before dismissing the class claims. The settlement amount is not considered material to the Company’s financial statements.

Intellectual Property Litigation

Every Penny Counts, Inc.

On January 30, 2007, Every Penny Counts, Inc. filed a lawsuit in federal court in the Middle District of Florida against Bank of America Corporation and Visa U.S.A. alleging patent infringement related to Bank of America’s “Keep the Change” program. Bank of America has agreed to indemnify Visa U.S.A. in this litigation and has taken over the defense of the lawsuit. On April 23, 2007, Every Penny Counts, Inc. voluntarily dismissed its claims against Visa U.S.A.

Note 12—Subsequent Event

Global Restructuring Agreement

On June 15, 2007, the boards of directors of Visa International, Visa U.S.A., Visa Canada and Visa Europe approved the Global Restructuring Agreement that contemplates a series of transactions by which Visa International, Visa U.S.A., Visa Canada and Inovant will become subsidiaries of Visa Inc. The Global Restructuring Agreement contemplates that Visa Europe will not become a subsidiary of Visa Inc. and will become a stockholder of Visa Inc. and will enter into a series of contractual relationships that will govern its relationship with Visa Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Visa Canada Association

We have audited the accompanying consolidated statement of financial position of Visa Canada Association as of September 30, 2006 and 2005 and the related consolidated statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended September 30, 2006. These consolidated financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visa Canada Association as of September 30, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2006 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from United States generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 12 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 8, 2007

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands of Canadian dollars)

September 30, 2006 and 2005	2006	2005
Assets
Current assets:
Cash	$7,336	$6,881
Liquid investments (market value—$6,634; 2005—$6,952)	6,619	6,880
Accounts receivable (note 6)	5,231	4,051
Prepaid expenses	845	1,612
Income taxes recoverable	88	1,191

	20,119	20,615

Investment (note 3)	1,184	1,184

Property and equipment, net (note 2)	4,210	3,318

	$25,513	$25,117

Liabilities and Net Assets
Current liabilities:
Accrued and other liabilities (notes 6 and 7)	$13,168	$10,929
Deferred revenue	929	1,040
Current portion of obligation under capital lease (note 5)	30	—

	14,127	11,969
Accrued benefit liability (note 4)	1,646	2,026
Obligation under capital lease (note 5)	41	—
Net assets:
Invested in property and equipment, net	4,210	3,318
Internally restricted for Risk Stabilization Fund (note 8)	7,000	7,000
Unrestricted	(1,511)	804

	9,699	11,122
Commitments (note 9)

	$25,513	$25,117

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars)

Years ended September 30, 2006, 2005 and 2004	2006	2005	2004
Revenue from members (note 6)	$113,618	$107,279	$100,670
Other revenue:
Card recovery bulletin fees	6,963	7,912	7,661
Interest	648	540	477
Distribution from Inovant LLC	—	3,125	1,384
Other	737	1,696	802

	8,348	13,273	10,324
Operating expenses:
Advertising and marketing	52,161	45,535	38,831
Direct expenses (note 6)	39,168	42,495	47,405
Other operating	30,304	28,948	21,003

	121,633	116,978	107,239
Provision for current income taxes	1,756	811	1,838

Excess (deficiency) of revenue over expenses	$(1,423)	$2,763	$1,917

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

(In thousands of Canadian dollars)

Years ended September 30, 2006, 2005 and 2004	Invested in property and equipment			Internally restricted for Risk Stabilization Fund (note 8)			Unrestricted			Total
	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004
Net assets, beginning of year	$3,318	$1,923	$1,982	$7,000	$7,000	$7,000	$804	$(564)	$(2,540)	$11,122	$8,359	$6,442
Excess (deficiency) of revenue over expenses	(975)	(994)	(1,017)	—	—	—	(448)	3,757	2,934	(1,423)	2,763	1,917
Net change in investment in property and equipment	1,867	2,389	958	—	—	—	(1,867)	(2,389)	(958)	—	—	—

Net assets, end of year	$4,210	$3,318	$1,923	$7,000	$7,000	$7,000	$(1,511)	$804	$(564)	$9,699	$11,122	$8,359

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

Years ended September 30, 2006, 2005 and 2004	2006	2005	2004
Cash provided by (used in):

Operating activities:
Excess (deficiency) of revenue over expenses	$(1,423)	$2,763	$1,917
Items not involving cash:
Amortization	975	994	1,017
Gain on sale of investments	(6)	—	(55)
Amortization of bond discount	(289)	(306)	(313)
Write-down of liquid investments	57	—	—
Amortization of lease inducement	(111)	236	331
Change in non-cash operating working capital:
Decrease (increase) in accounts receivable	(1,180)	(954)	798
Decrease (increase) in prepaid expenses	767	(1,096)	390
Decrease (increase) in income taxes recoverable	1,103	(35)	(640)
Increase in accrued and other liabilities	2,239	697	1,313
Increase (decrease) in accrued benefit liability	(380)	277	38

	1,752	2,576	4,796
Investing activities:
Property and equipment acquired	(1,796)	(2,389)	(1,012)
Proceeds from sale/maturities of investments	3,428	1,408	2,512
Purchase of investments	(2,929)	(1,409)	(958)

	(1,297)	(2,390)	542

Increase in cash	455	186	5,338
Cash, beginning of year	6,881	6,695	1,357

Cash, end of year	$7,336	$6,881	$6,695

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars)

Visa Canada Association (the “Association”) is a corporation without share capital whose members are Canadian financial institutions. It was incorporated under the laws of Ontario on September 22, 1989 and commenced active operations effective November 1, 1989. The Association is a not-for-profit organization exempt from income taxes under Section 149(1)(l) of the Income Tax Act (Canada), provided certain requirements are met.

The Association administers a payment system, including various card products and travellers’ cheques, which are identified by the various Visa brand marks. The Association does not itself issue cards or acquire transactions for payments to merchants. These functions are performed by Visa member financial institutions in competition with one another. In turn, Visa International, of which the Association is a group member, provides certain payment system services to the Association. Members’ voting rights are based on volume; however, no dividend or distribution rights accrue to the members.

Certain of Visa Canada’s Member financial institutions have representation on Visa Canada’s Board of Directors.

In October 2006, Visa Canada Association, Visa International and other separately incorporated regional group members (together, “Visa”) announced the intention to restructure Visa in order to create a new global corporation called Visa Inc. The restructuring and related activities are subject to approval by Visa members and review by regulatory authorities. It is anticipated that Visa Inc. will be created through a series of mergers involving Visa Canada Association, Visa U.S.A. and Visa International. Visa Europe will remain a membership association, owned and governed by its European member banks, and become a licensee of Visa Inc. Visa Europe will have a minority ownership interest in Visa Inc. The reorganization will result in a new stock corporation owned by former members of Visa International, Visa U.S.A. and Visa Canada. As a part of the restructuring, the board of Visa Inc. will be comprised of a majority of independent directors.

1.	Significant accounting policies:

The accompanying consolidated financial statements are presented in accordance with generally accepted accounting principles for not-for-profit organizations. The significant accounting policies are as follows:

(a) Basis of presentation:

The consolidated financial statements include the accounts of the Association’s wholly owned subsidiary, VCA Inovant Investments Inc. ("VCAIII"). The subsidiary is incorporated in the United States under the General Corporation Law of Delaware, to hold its interest in Inovant LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

VCAIII is a taxable entity in the United States and the tax amounts recorded in the consolidated financial statements relate to United States corporate income taxes paid by VCAIII.

(b) Revenue recognition:

Revenue from fees charged to members (i.e., service fees, data processing fees and card recovery bulletin fees) is recognized when the services are provided to members.

(c) Liquid investments:

Liquid investments comprise Government of Canada and provincial government securities, which are carried at the lower of cost and market and earn interest in the range of 3.19% to 5.18% per annum (2005 -3.19% to 6.07% per annum).

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

(d) Income taxes:

The Association’s wholly owned subsidiary, VCAIII, uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment. Valuation allowances are recorded when the conditions for recording a future tax asset are not met.

(e) Property and equipment:

Furniture and fixtures, computer equipment, office equipment, and software are recorded at historical cost and are amortized on a straight-line basis over their estimated useful lives, which range from 36 to 60 months. Leasehold improvements are capitalized and amortized on a straight-line basis over the period of the lease. Repairs and maintenance costs are charged to expense.

Property under capital leases is initially recorded at the present value of minimum lease payments at the inception of the lease.

(f) Investment:

The investment has been accounted for using the cost method of accounting, whereby it has been initially recorded at cost. Any earnings from the investment are recognized only to the extent received or receivable.

(g) Employee future benefits:

The Association has defined benefit pension plans, for which the benefits are based on years of service and employees’ compensation. The cost of this program is being funded currently.

The Association accrues its obligations under employee benefit plans as the employees render the services necessary to earn the employee future benefits. The Association has adopted the following policies:

(i) The cost of retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages.

(ii) For the purpose of calculating expected return on plan assets, those assets are valued at fair value.

(iii) Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period (9 years) of employees active at the date of the amendment.

(iv) The net actuarial gain (loss) is amortized on a straight-line basis over the average remaining service period (9 years) of active employees.

(h) Foreign currency translation:

The Association translates foreign currency-denominated transactions and the financial statements of integrated foreign operations into Canadian dollars using the temporal method. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange in effect at the year-end

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

date. Non-monetary assets and liabilities are translated at rates in effect on the dates of the transactions. Revenue and expenses are translated at average rates in effect during the year, with the exception of amortization, which is translated at historic rates. Exchange gains and losses on translation are reflected in the consolidated statement of operations in the current year.

(i) Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Accounting estimates have been made with respect to the fair value of the Association’s investments, capitalized software, settlement loss risks, and pension liabilities. Actual results could differ from those estimates.

2.	Property and equipment:

			2006	2005
	Cost	Accumulated amortization	Net book value	Net book value
Furniture and fixtures	$1,860	$1,497	$363	$213
Computer equipment	2,258	1,689	569	575
Office equipment	524	510	14	11
Software	1,620	555	1,065	756
Leasehold improvements	3,963	1,835	2,128	1,763
Equipment under capital lease	71	—	71	—

	$10,296	$6,086	$4,210	$3,318

Property and equipment amortization expense amounted to $975 (2005—$994).

3.	Investment:

In 2003, the Association established a wholly owned subsidiary, VCAIII, to hold its 5% interest in Inovant LLC. The investment is accounted for at cost. Inovant LLC was formed to acquire certain data processing operations of Visa International. The cost of the 5% interest in Inovant was U.S. $757.

During 2006, VCAIII received distributions of U.S. nil from Inovant LLC (2005—U.S. $2,636).

4.	Employee future benefits:

The Association maintains a defined contribution plan for its employees. In addition, the Association maintains a registered non-contributory defined benefit pension plan and an unfunded supplemental plan covering certain employees.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

Actuarial valuations are made on the defined benefit plans. The most recent valuation was performed as at January 1, 2006 and the next valuation will be required as at a date no later than January 1, 2007. The reconciliation of the funded status of the defined benefit plans to the amounts recorded in the consolidated financial statements is as follows:

	Registered plan		Supplemental plan
	2006	2005	2006	2005
Accrued benefit obligation	$2,779	$2,511	$2,817	$1,934
Fair value of plan assets	2,600	1,706	—	—

Funded status—plan deficit	(179)	(805)	(2,817)	(1,934)
Balance of unamortized amounts	866	960	627	(68)
Transitional asset (obligation)	(193)	(242)	50	63

Accrued benefit asset (liability)	$494	$(87)	$(2,140)	$(1,939)

The composition percentages of the fair value of plan assets by major category are as follows:

Asset mix	2006	2005
Bonds	35.7%	32.1%
Canadian equities	37.4%	38.9%
U.S. equities	13.1%	17.4%
International equities	11.1%	10.7%
Short-term	—	0.9%

The pension expense for the year was $219 (2005—$155) for the registered plan and $256 (2005 - $302) for the supplemental plan and is included in other operating expenses on the consolidated statement of operations.

The assumptions used in the measurement of the Association’s benefit obligation are shown in the following table:

	Registered plan		Supplemental plan
	2006	2005	2006	2005
Accrued benefit obligation as of September 30:
Discount rate	5.0%	6.0%	5.0%	6.0%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%
Benefit costs for years ended September 30:
Discount rate	5.0%	6.0%	5.0%	6.0%
Expected long-term rate of return on plan assets	7.0%	7.0%	7.0%	7.0%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%

In 2000, employees were given the option of changing to a defined contribution plan. Those employees who elected to switch had their accrued benefits converted to defined contribution account balances. Benefits are based on length of service and final average earnings. The difference between the cumulative amounts expensed and the funding contributions is reflected as either a prepayment or an accrual for pension costs. Employees that join the Association after the year 2000 are enrolled in the defined contribution plan. The pension expense for the year for the defined contribution plan was $459 (2005—$355) and is included in other operating expenses on the consolidated statement of operations.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

5.	Obligation under capital lease:

The following is a schedule of future minimum lease payments under a fixed rate capital lease expiring July 30, 2009, together with the balance of the obligation:

2007	$31
2008	25
2009	18

Total minimum lease payments	74
Less amount representing interest at 2.5%	3

71
Less current portion	30

$41

Interest expense for the current year was nil.

6.	Transactions with Members and amounts due to other Visa entities:

The Association derives substantially all of its revenue from fees charged to members for services provided to members. Direct expenses consist primarily of payments to Visa International and Inovant LLC.

The Association generated revenue from members who are represented on the Board of Directors of approximately $112,700, $107,100 and $100,200 for each of the 2006, 2005 and 2004 fiscal years respectively. In aggregate, these members accounted for more than 70% of the Association’s total revenue with the two largest members in aggregate accounting for more than 50% of the Association’s total revenue in fiscal 2006 and fiscal 2005. Three of the Members represented on the Board each individually accounted for 10% or more of the total revenue in fiscal 2006 and fiscal 2005.

Included in other operating expenses are amounts paid to members for services provided in the amount of $2,400, $2,000 and $1,600 for the 2006, 2005 and 2004 fiscal years respectively. These expenses represent payments for banking and settlement services and for the Association’s leased premises.

At September 30, 2006, balances payable to Visa entities were as follows:

(a) Included in accounts receivable is $904 due from Visa International (2005—$124 included in accrued and other liabilities due to Visa International), which arose in the normal course of the payment system service and is measured at the exchange amount agreed to by the related parties.

(b) included in accounts receivable is $89 (2005—$33) due from Visa U.S.A., a Visa International regional member, which arose in the normal course of the payment system service and is measured at the exchange amount agreed to by the related parties.

(c) Included in accrued and other liabilities is $2,011 (2005—$1,734) due to Inovant LLC, a subsidiary of Visa U.S.A., which arose in the normal course of the payment system service and is measured at the exchange amount agreed to by the related parties.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

(d) Included in accrued and other liabilities is $71 (2005—$73) due to Visa Europe Services Inc., an affiliated company of Visa International, which arose in the normal course of the payment system service and is measured at the exchange amount agreed to by the related parties.

7.	Long-term incentive plan:

Effective October 1, 2000, the Compensation Committee of the Board of Directors approved a Long-Term Incentive Plan (the “Plan”). The Plan provides annual grants to eligible executives based on the Association’s financial performance over three fiscal years. Each award vests at the end of the third year of the performance cycle and the Association will record its obligation under the Plan, if any, over the three-year period in which the award is earned. For the year ended September 30, 2006, the Association recorded $1,135 (2005—$610) in accrued and other liabilities related to the Plan.

8.	Restrictions on net assets:

As a member of Visa International, the Association is contingently responsible for its share of certain potential settlement losses attributable to the failure of any of its or other Visa members. A Risk Stabilization Fund was established for this purpose, and based on Bank for International Settlements standards for capital adequacy, the calculated fund amount is approximately $9,838 (2005—$9,201). At September 30, 2006, $7,000 (2005—$7,000) was designated for this fund. In the case of a settlement loss, the Association has the right to call on its members to cover any shortfall in funding.

9.	Commitments:

The Association leases its office premises and various equipment under non-cancellable operating leases. In addition, the Association is required to pay its pro rata share of common area expenses and property taxes under its premises lease.

Future minimum lease payments under non-cancellable operating leases are as follows:

2007	$1,214
2008	1,209
2009	1,176
2010	1,099
2011	1,101
Thereafter	4,139

$9,938

10.	Fair values of financial assets and financial liabilities:

The carrying values of financial assets and financial liabilities, with the exception of liquid investments, approximate their fair values due to the relatively short periods to maturity of these financial instruments.

11.	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

12.	Reconciliation of Canadian and United States generally accepted accounting principles (GAAP):

The consolidated financial statements of the Association have been prepared in accordance with Canadian GAAP. The significant measurement differences between Canadian and U.S. GAAP affecting the consolidated financial statements are as follows:

For the years ended September 30,			2006	2005
Excess (deficiency) of revenue over expenses under Canadian GAAP			$(1,423)	$2,763
U.S. GAAP adjustments:
Pensions	(a	)	36	36
Available-for-sale securities	(b	)	57	—
Investment in Inovant	(d	)	3,505	(143)

Net U.S. GAAP adjustments			3,598	(107)

Excess of revenue over expenses under U.S. GAAP			$2,175	$2,656

As at September 30,			2006	2005
Net assets reported under Canadian GAAP			$9,699	$11,122
U.S. GAAP adjustments:
Pensions	(a	)	(1,353)	(812)
Available-for-sale securities	(b	)	15	72
Investment in Inovant	(d	)	8,277	4,772

Net U.S. GAAP adjustments			6,939	4,032

Net assets reported under U.S. GAAP			$16,638	$15,154

(a) Employee future benefits:

Canadian and U.S. accounting standards for employee future benefits are substantially consistent; however, U.S. GAAP requires the excess of any unfunded accumulated benefit obligation (with certain other adjustments) to be reflected as an additional minimum pension liability in the U.S. GAAP consolidated balance sheet with an offsetting adjustment to intangible assets to the extent of unrecognized prior service costs, with the remainder recorded in other comprehensive income. Canadian GAAP does not permit the recognition of a minimum liability representing the excess of any unfunded accumulated benefit obligation. A U.S. GAAP adjustment is therefore required to record an additional minimum liability for U.S. GAAP purposes.

Additionally, there is a difference between Canadian and U.S. GAAP relating to the amortization of the transitional amounts resulting from differing adoption dates of the standards in Canada and the U.S. The net transitional asset (obligation) and related amortization resulting from the adoption of CICA 3461, “Employee Future Benefits,” in Canada should be reversed for U.S. GAAP purposes.

(b) Investments:

U.S. GAAP requires securities to be classified as either trading, held to maturity or available-for-sale. The Association has classified all investment securities as available-for-sale under U.S. GAAP, which are recorded on the consolidated balance sheet at their fair value. Unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in U.S. GAAP income based on market values; declines in fair values are generally presumed to be other than temporary if they have persisted over a number of quarters.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

Prior to the adoption of CICA 3855, “Financial Instruments: Recognition and Measurement,” under Canadian GAAP, securities are recorded at the lower of amortized cost and market value. Other-than-temporary declines in the value of investment securities are recorded in income based on net realizable values; declines in fair values are generally presumed to be other than temporary if conditions indicating impairment have persisted for a more prolonged period of time than under U.S. GAAP.

With the adoption of CICA 3855, for periods after October 1, 2006, the accounting for investments is consistent under both U.S. GAAP and Canadian GAAP.

(c) Comprehensive income:

Canadian GAAP does not require the presentation of comprehensive income. U.S. GAAP requires disclosure of the components of total comprehensive income in the period in which they are recognized in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise arising from transactions and other events and circumstances from non-owner sources. It includes all changes in members’ equity during the reporting period except those resulting from investments by owners and distributions to owners.

The consolidated statement of comprehensive income under U.S. GAAP is as follows:

For the years ended September 30,			2006	2005
Excess of revenue over expenses under U.S. GAAP			$2,175	$2,656
Other comprehensive income, net of income taxes:
Change in additional minimum pension liability	(a	)	(577)	33
Change in unrealized gains and losses on available-for-sale securities	(b	)	(114)	(41)

Total other comprehensive income / (loss)			(691)	(8)

Total comprehensive income / (loss)			$1,484	$2,648

The accumulated other comprehensive income under U.S. GAAP is as follows:

As at September 30,			2006	2005
Additional minimum pension liability	(a	)	$(1,246)	$(669)
Unrealized gains and losses on available-for-sale securities	(b	)	(42)	72

Total accumulated other comprehensive income / (loss)			$(1,288)	$(597)

(d) Investment in Inovant:

Under Canadian GAAP prior to the adoption of CICA 3855, portfolio investments in equity securities for which an entity does not have control or significant influence are accounted for at cost. The Association, through its wholly owned subsidiary VCAIII, holds a 5% interest in Inovant LLC which has been accounted for at cost under Canadian GAAP as the Association does not maintain significant influence or control over this investment.

Under U.S. GAAP, investments of more than an insignificant amount in limited liability companies that maintain characteristics of a partnership are accounted for under the equity method. Therefore, an adjustment is required to account for the Association’s investment in Inovant LLC using the equity method under U.S. GAAP.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

Visa Canada Association Consolidated Statement of Financial Position

US GAAP Basis for Purposes of US GAAP Reconciliation

(in thousands)

September 30,	2006	2005
	($ CDN)	($ CDN)
Assets
Cash and cash equivalents	$7,336	$6,881
Available for sale securities	6,634	6,952
Accounts receivable	5,231	4,051
Prepaid expenses and other current assets	933	2,803

Total current assets	$20,134	$20,687

Facilities, Equipment and Software, Net	$4,210	$3,318
Investments in Inovant LLC	7,965	5,218
Deferred tax asset	1,497	738
Other Assets	104	49

Total assets	$33,910	$30,010

Liabilities
Accounts payable	$6,605	$4,111
Accrued compensation	3,197	1,969
Accrued liabilities	4,295	5,889
Current portion of long-term debt	30	0

Total current liabilities	$14,127	$11,969

Accrued benefit liability	$—	$—
Obligation under capital lease	41	—
Other liabilities	3,104	2,887

Total liabilities	$17,272	$14,856

Net Assets
Net assets before comprehensive income	$17,926	$15,751
Accumulated other comprehensive income	(1,288)	(597)

Total Net Assets	$16,638	$15,154

Total Liabilities and Net Assets	$33,910	$30,010

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands of Canadian dollars)

As at March 31, 2007 and September 30, 2006	March 31, 2007	September 30, 2006
	(Unaudited)
Assets
Current assets:
Cash	$17,589	$7,336
Liquid investments	6,721	6,619
Accounts receivable (note 6)	5,151	5,231
Prepaid expenses	886	845
Income taxes recoverable	695	88

	31,042	20,119
Investment (note 3)	1,184	1,184
Property and equipment, net	4,818	4,210

	$37,044	$25,513

Liabilities and Net Assets
Current liabilities:
Accrued and other liabilities (notes 6 and 7)	$10,533	$13,168
Deferred revenue	870	929
Current portion of obligation under capital lease (note 5)	24	30

	11,427	14,127
Accrued benefit liability (note 4)	1,958	1,646
Obligation under capital lease (note 5)	34	41
Net assets:
Internally restricted for Risk Stabilization Fund (note 8)	7,000	7,000
Invested in property and equipment, net	4,818	4,210
Unrestricted	11,827	(1,511)
Accumulated other comprehensive income	(20)	—

	23,625	9,699
Commitments (note 9)

	$37,044	$25,513

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars)

Six months ended March 31, 2007 and March 31, 2006	2007	2006
	(Unaudited)
Revenue from members (note 6)	$63,011	$56,882

Other revenue:
Multicurrency conversion fees	260	316
Card recovery bulletin fees	4,013	3,707
Interest	446	304
Other	110	117

	4,829	4,444
Operating expenses:
Advertising and marketing	18,494	27,369
Direct expenses (note 6)	20,161	20,051
Other operating	15,038	15,088

	53,693	62,508
Provision for current income taxes	201	352

Excess (deficiency) of revenue over expenses	$13,946	$(1,534)

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

(In thousands of Canadian dollars)

Six months ended March 31, 2007 and March 31, 2006 (Unaudited)	Invested in property and equipment	Internally restricted for Risk Stabilization Fund	Unrestricted	Accumulated other comprehensive income	Total
		(note 8)
Net assets, beginning of period October 1, 2005	$3,318	$7,000	$804	$—	$11,122
Excess (deficiency) of revenue over expenses	(445)	—	(1,089)	—	(1,534)
Property and equipment acquired	690	—	(690)	—	—

Net assets, end of period—March 31, 2006	$3,563	$7,000	$(975)	$—	$9,588

Net assets, beginning of period—October 1, 2006	$4,210	$7,000	$(1,511)	$—	$9,699
Other comprehensive loss (note 2)	—	—	—	(42)	(42)
Excess (deficiency) of revenue over expenses	(615)	—	14,561	—	13,946
Property and equipment acquired	1,223	—	(1,223)	—	—
Change in unrealized gains and losses on available-for-sale-securities	—	—	—	22	22

Net assets, end of period—March 31, 2007	$4,818	$7,000	$11,827	$(20)	$23,625

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

Six months ended March 31, 2007 and March 31, 2006	2007	2006
	(Unaudited)
Cash provided by (used in):

Operating activities:
Excess (deficiency) of revenue over expenses	$13,946	$(1,534)
Items not involving cash:
Amortization	615	445
Amortization of bond discount	(137)	(151)
Write-down of liquid investments	15	—
Amortization of lease inducement	(59)	(64)
Change in non-cash operating working capital:
Decrease (increase) in accounts receivable	80	(436)
Decrease (increase) in prepaid expenses	(41)	735
Increase (increase) in income taxes recoverable	(607)	1,191
Decrease in accrued and other liabilities	(2,648)	(4,027)
Increase (decrease) in accrued benefit liability	312	(400)

	11,476	(4,241)
Investing activities:
Property and equipment acquired	(1,223)	(690)
Proceeds from sale/maturities of investments	510	1,927
Purchase of investments	(510)	(1,927)

	(1,223)	(690)

Increase (decrease) in cash	10,253	(4,931)
Cash, beginning of period	7,336	6,881

Cash, end of period	$17,589	$1,950

See accompanying notes to consolidated financial statements.

VISA CANADA ASSOCIATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Canadian dollars)

For the six months ended March 31, 2007 and 2006

1.	Basis of preparation:

The accompanying interim consolidated financial statements of Visa Canada Association (the “Association”) have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) for not-for-profit organizations and interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual financial statements. These interim consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of the Association. The accompanying financial information reflects all adjustments, consisting primarily of normally recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Operating results for the six-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2007. These interim consolidated financial statements follow the same accounting principles and methods of application as the consolidated financial statements for the year ended September 30, 2006, except as described in note 2 below.

2.	Accounting changes:

The Association has adopted the new financial instruments standards: CICA 3855, Financial Instruments—Recognition and Measurement, and CICA 1530, Comprehensive Income, effective October 1, 2006. CICA 3855 prescribes when a financial asset, financial liability, or derivative is to be recognized on the balance sheet and the measurement of such amount. It also specifies how financial instrument gains and losses are to be presented. CICA 1530 introduces new standards for the presentation and disclosure of components of comprehensive income. Comprehensive income is defined as the change in net assets of an enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. The adoption of these standards resulted in reduction in net assets of $42 to establish the opening balance of accumulated other comprehensive income as of October 1, 2006. This adjustment reflects the difference between the cost and fair value of the Association’s investments in fixed income debt securities at the date of adoption of these new standards. The adoption of these new standards did not have any impact on excess (deficiency) of revenue over expenses on the consolidated statement of operations of the Association.

The Association classifies its investments in fixed income securities and its investment in Inovant as available-for-sale. The investments in fixed income securities are carried at fair value based on quoted market prices; the investment in Inovant is carried at cost, as it has no quoted market price in an active market. Unrealized gains and losses, net of applicable taxes, are recorded as a separate component of accumulated other comprehensive income on the consolidated statement of financial position. If the fair value of an available-for-sale investment declines below its cost and the decline is deemed to be other-than-temporary, an impairment charge is recorded in the consolidated statements of operations for the difference between the fair value of the investment and its cost. Net realized gains and losses are determined on a specific identification basis and are included in other income on the consolidated statement of operations. Interest and dividends, including amortization of premiums and accretion of discounts, are recorded in other revenue on the consolidated statement of operations and are determined using the effective interest rate method.

3.	Investments:

During the six months ended March 31, 2007, VCA III did not receive any distributions from Inovant LLC (2006—nil).

VISA CANADA ASSOCIATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

For the six months ended March 31, 2007 and 2006

4.	Employee future benefits:

The pension expense for the six months ended March 31, 2007 was $89 (2006—$124 for the six months ended March 31) for the registered non-contributory defined benefit pension plan and $218 (2006—$144 for the six months ended March 31) for the unfunded supplemental plan and is included in other operating expenses on the statement of operations.

Effective February 2007, the Association has access to a letter of credit in the amount of $4.1 million, which is in place to secure its unfunded supplemental pension plan obligation. The Association has not drawn on this letter of credit in any period to date to fund its supplemental pension plan obligations.

5.	Obligation under capital lease:

The following is a schedule of future minimum lease payments under a fixed rate capital lease expiring July 30, 2009, together with the balance of the obligation:

2008	$25
2009	25
2010	10

Total minimum lease payments	60
Less amount representing interest at 2.5%	2

58
Less current portion	24

$34

Interest expense for the six months ended March 31, 2007 was $1 (2006—$nil for the six months ended March 31).

6.	Transaction with members and amounts due to other Visa entities:

The Association derives substantially all of its revenue from fees charged to members for services provided to members. Direct expenses consist primarily of payments to Visa International and Inovant LLC.

The Association generated revenue from members who are represented on the Board of Directors of approximately $61,739 and $55,462 for the six months ended March 31, 2007 and March 31, 2006 respectively. In aggregate, these members accounted for more than 70% of the Association’s total revenue with the two largest members in aggregate accounting for more than 50% of the Association’s total revenue. Three of the Members represented on the Board of Directors each individually accounted for 10% or more of total revenue for the six month periods ended March 31, 2007 and March 31, 2006.

Included in other operating expenses are amounts paid to Members for services provided in the amount of $1,300 and $1,200 for the six month periods ended March 31, 2007 and March 31, 2006 respectively. The expenses represent payments for banking and settlement services and for the Association’s leased premises.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

At March 31, 2007, balances payable to Visa entities were as follows:

(a) Included in accounts receivable is $301 (September 30, 2006—$904) due from Visa International, which arose in the normal course of the payment system service, and is measured at the exchange to by the related parties.

(b) Included in accounts receivable is $30 (September 30, 2006—$89) due from Visa U.S.A., a Visa International regional member, which arose in the normal course of the payment system service, and is measured at the exchange amount agreed to by the related parties.

(c) Included in accrued and other liabilities is $1,808 (September 30, 2006—$2,011) due to Inovant LLC., a subsidiary of Visa U.S.A, which arose in the normal course of the payment system services, and is measured at the exchange amount agreed to by the related parties.

(d) Included in accrued and other liabilities is $113 (September 30, 2006—$71) due to Visa Europe Services Inc., an affiliated company of Visa International, which arose in the normal course of the payment system service, and is measured at the exchange amount agreed to by the related parties.

7.	Long-term incentive plan:

Effective October 1, 2000, the Compensation Committee of the Board of Directors approved a Long-Term Incentive Plan (the “Plan”). The Plan provides annual grants to eligible executives based on the Association’s financial performance over three fiscal years. Each award vests at the end of the third year of the performance cycle and the Association will record its obligation under the Plan, if any, over the three-year period in which the award is earned. For the six months ended March 31, 2007, the Association recorded $1,395 (2006—$1,135) in accrued and other liabilities related to the Plan.

8.	Restrictions on net assets:

As a member of Visa International, the Association is contingently responsible for its share of certain potential losses attributable to the failure of any of its or other Visa members. A Risk Stabilization Fund was established for this purpose, and based on Bank for International Settlements standards for capital adequacy, the calculated fund amount is approximately $9,764 (2006—$9,838). At March 31, 2007, $7,000 (2006—$7,000) was designated for this fund. In the case of a settlement loss, the Association has the right to call on its members to cover any shortfall in funding.

Settlement risk guarantee:

The fair value of the settlement risk guarantee is estimated based on a model which is used to estimate member settlement exposure in conjunction with Visa’s global risk policies and procedures. This model incorporates certain assumptions relating to member settlement exposure and historical loss and recovery experience. As of March 31, 2007, the value of the settlement risk guarantee was nil.

9.	Commitments:

The Association leases its office premises and various equipment under non-cancellable operating leases. In addition, the Association is required to pay its pro rata share of common area expenses and property taxes under its premises lease.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

Future minimum lease payments under non-cancellable operating leases are as follows:

2008	$1,088
2009	1,022
2010	988
2011	985
2012	985
Thereafter	2,214

$7,282

10.	Fair values of financial assets and financial liabilities:

The carrying values of financial assets and financial liabilities, with the exception of investment in Inovant LLC, approximate their fair values due to the relatively short periods to maturity of these financial instruments.

11.	Reconciliation of Canadian and United States generally accepted accounting principles (GAAP):

The consolidated financial statements of the Association have been prepared in accordance with Canadian GAAP. The significant measurement differences between Canadian and U.S. GAAP affecting the consolidated financial statements are as follows:

For the six months ended March 31,		2007	2006
Excess (deficiency) of revenue over expenses under Canadian GAAP		$13,946	$(1,534)
U.S. GAAP adjustments:
Pensions	(a)	18	18
Available-for-sale securities	(b)	—	—
Investment in Inovant	(d)	266	970

Net U.S. GAAP adjustments		284	988

Excess / (deficiency) of revenue over expenses under U.S. GAAP		$14,230	$(546)

As at March 31, 2007 and September 30, 2006		2007	2006
Net assets reported under Canadian GAAP		$23,625	$9,699
U.S. GAAP adjustments:
Pensions	(a)	(1,223)	(1,353)
Available-for-sale securities	(b)	57	15
Investment in Inovant	(d)	8,543	8,277

Net U.S. GAAP adjustments		7,377	6,939

Net assets reported under U.S. GAAP		$31,002	$16,638

(a)	Employee future benefits:

Canadian and U.S. accounting standards for employee future benefits are substantially consistent; however, U.S. GAAP requires the excess of any unfunded accumulated benefit obligation (with certain other adjustments)

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

to be reflected as an additional minimum pension liability in the U.S. GAAP consolidated balance sheet with an offsetting adjustment to intangible assets to the extent of unrecognized prior service costs, with the remainder recorded in other comprehensive income. Canadian GAAP does not permit the recognition of a minimum liability representing the excess of any unfunded accumulated benefit obligation. A U.S. GAAP adjustment is therefore required to record an additional minimum liability for U.S. GAAP purposes.

Additionally, there is a difference between Canadian and U.S. GAAP relating to the amortization of the transitional amounts resulting from differing adoption dates of the standards in Canada and the U.S. The net transitional asset (obligation) and related amortization resulting from the adoption of CICA 3461, Employee Future Benefits, in Canada are reversed for U.S. GAAP purposes.

(b)	Investments:

U.S. GAAP requires securities to be classified as either trading, held to maturity or available-for-sale. The Association has classified all investment securities as available-for-sale under U.S. GAAP, which are recorded on the consolidated balance sheet at their fair value. Unrealized gains and losses on available-for-sale securities, net of related income taxes, are recorded in other comprehensive income until realized. Other-than-temporary declines in the fair value of available-for-sale securities are recognized in U.S. GAAP income based on market values, declines in fair values are generally presumed to be other than temporary if they have persisted over a number of quarters.

Prior to the adoption of CICA 3855, Financial Instruments: Recognition and Measurement, under Canadian GAAP, securities are recorded at the lower of amortized cost and market value. Other-than-temporary declines in the value of investment securities are recorded in income based on net realizable values; declines in fair values are generally presumed to be other than temporary if conditions indicating impairment have persisted for a more prolonged period of time than under U.S. GAAP.

With the adoption of CICA 3855, for periods after October 1, 2006, the accounting for investments is consistent under both U.S. GAAP and Canadian GAAP.

(c)	Comprehensive Income:

For periods prior to October 1, 2006, Canadian GAAP does not require the presentation of comprehensive income. U.S. GAAP requires disclosure of the components of total comprehensive income in the period in which they are recognized in the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise arising from transactions and other events and circumstances from non-owner sources. It includes all changes in members’ equity during the reporting period except those resulting from investments by owners and distributions to owners.

The consolidated statement of comprehensive income under U.S. GAAP is as follows:

For the six months ended March 31,		2007	2006
Excess (deficiency) of revenue over expenses under U.S. GAAP		$14,230	$(546)
Other comprehensive income, net of income taxes:
Change in additional minimum pension liability	(a)	114	79
Change in unrealized gains and losses on available-for-sale securities	(b)	22	(162)

Total other comprehensive income (loss)		136	(83)

Total comprehensive income (loss)		$14,366	$(629)

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

The accumulated other comprehensive income under U.S. GAAP is as follows:

As at March 31, 2007 and September 30, 2006		2007	2006
Additional minimum pension liability	(a)	$(1,133)	$(1,246)
Unrealized gains and losses on available-for-sale securities	(b)	(20)	(42)

Total accumulated other comprehensive income		$(1,153)	$(1,288)

Upon the adoption of CICA 1530, Comprehensive Income, as of October 1, 2006, other comprehensive income is presented on the statement of financial position and net assets for Canadian GAAP purposes.

(d)	Investment in Inovant:

Under Canadian GAAP prior to the adoption of CICA 3855, portfolio investments in equity securities for which an entity does not have control or significant influence are accounted for at cost. The Association, through its wholly owned subsidiary VCAIII, holds a 5% interest in Inovant LLC which has been accounted for at cost under Canadian GAAP as the Association does not maintain significant influence or control over this investment. Upon the adoption of CICA 3855, the Association has classified its investment in Inovant LLC as available-for-sale and continues to record at cost as Inovant LLC does not have a quoted market price in an active market.

Under U.S. GAAP, investments of more than an insignificant amount in limited liability companies that maintain characteristics of a partnership are accounted for under the equity method. Therefore, an adjustment is required to account for the Association’s investment in Inovant LLC using the equity method under U.S. GAAP.

VISA CANADA ASSOCIATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of Canadian dollars)

Visa Canada Association Consolidated Statement of Financial Position

(in thousands of dollars)

As at:	March 31, 2007	September 30, 2006
	($ CDN)	($ CDN)
Assets
Cash and cash equivalents	$17,589	$7,336
Available for sale securities	6,778	6,634
Accounts receivable	5,151	5,231
Prepaid expenses and other current assets	1,581	933

Total current assets	$31,099	$20,134

Facilities, Equipment and Software, Net	$4,818	$4,210
Investments in Inovant LLC	8,185	7,965
Deferred tax asset	1,542	1,497
Other Assets	95	104

Total assets	$45,739	$33,910

Liabilities
Accounts payable	$4,635	$6,605
Accrued compensation	2,485	3,197
Accrued liabilities	4,283	4,295
Current portion of long-term debt	24	30

Total current liabilities	$11,427	$14,127

Obligation under capital lease	34	41
Other Liabilities	3,276	3,104

Total liabilities	$14,737	$17,272

Net Assets
Net assets before comprehensive income	$32,155	$17,926
Accumulated other comprehensive income	(1,153)	(1,288)

Total Net Assets	$31,002	$16,638

Total Liabilities and Net Assets	$45,739	$33,910

12. Subsequent Event:

Global Restructuring Agreement

On June 15, 2007, the boards of directors of Visa International, Visa U.S.A., Visa Canada and Visa Europe approved the Global Restructuring Agreement that contemplates a series of transactions by which Visa International, Visa U.S.A., Visa Canada and Inovant will become subsidiaries of Visa Inc. The Global Restructuring Agreement contemplates that Visa Europe will not become a subsidiary of Visa Inc. and will become a stockholder of Visa Inc. and will enter into a series of contractual relationships that will govern its relationship with Visa Inc.

ANNEXES

Annex A	Global Restructuring Agreement

Annex B	Visa Europe Put-Call Option Agreement

Annex C	Amended and Restated Certificate of Incorporation of Visa Inc.

Annex D	Amended and Restated Bylaws of Visa Inc.

Annex E	Opinion of Financial Advisor of Visa International Service Association

Annex F	Opinion of Financial Advisor of Visa U.S.A. Inc.

Annex G	Opinion of Financial Advisor of Visa Canada Association

Annex H	Opinion of Financial Advisor of Visa Asia Pacific

Annex I	Opinion of Financial Advisor of Visa Latin America and Caribbean

Annex J	Opinion of Financial Advisor of Visa Central and Eastern Europe, Middle East and Africa

Annex K	Visa Inc. 2007 Equity Incentive Compensation Plan

Annex A

EXECUTION COPY

GLOBAL RESTRUCTURING AGREEMENT

By and Among

VISA INC.,

VISA INTERNATIONAL SERVICE ASSOCIATION,

VISA U.S.A. INC.,

VISA EUROPE LIMITED,

VISA CANADA ASSOCIATION,

INOVANT, LLC,

INOVANT, INC.,

VISA EUROPE SERVICES, INC.,

VISA INTERNATIONAL TRANSITION LLC,

VI MERGER SUB, INC.

Visa U.S.A. MERGER SUB, INC.

and

1734313 ONTARIO INC.

Dated as of June 15, 2007

(continued)

SCHEDULES
Schedule 5.1(h)	—	Required Consents
Schedule 5.1(i)	—	Form of Visa Europe Queen’s Counsel Opinion
Schedule 5.2(c)	—	Certain Agreements
Schedule I-A	—	Net Fees/Total Volumes—Visa AP
Schedule I-B	—	Net Fees/Total Volumes—Visa LAC
Schedule I-C	—	Net Fees/Total Volumes—Visa CEMEA

ANNEXES
Annex I	—	Omnibus Annex of Defined Terms

EXHIBITS
Exhibit A	—	Amex Judgment Sharing Agreement
Exhibit B	—	Form of Loss Sharing Agreement
Exhibit C	—	Form of Interchange Judgment Sharing Agreement
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of First Restated Visa International By-Laws
Exhibit F	—	Form of First Restated Visa USA By-Laws
Exhibit G	—	Form of First Restated Visa USA Certificate of Incorporation
Exhibit H	—	Form of First Restated Visa Canada By-Laws
Exhibit I	—	Form of Framework Agreement
Exhibit J	—	Form of Visa Europe Put-Call Option Agreement
Exhibit K	—	Form of Restated Visa Inc. Certificate of Incorporation
Exhibit L	—	Form of Visa Inc. Audit Committee Charter
Exhibit M	—	Form of Visa Inc. Nominating Committee Charter
Exhibit N	—	Form of Visa Inc. Compensation Committee Charter
Exhibit O	—	Form of Litigation Management Agreement
Exhibit P	—	Form of Visa International Certificate of Merger
Exhibit Q	—	Form of Second Restated Visa International By-Laws
Exhibit R	—	Form of Restated LLC Agreement of VI LLC
Exhibit S	—	Form of VI LLC Certificate of Merger
Exhibit T	—	Form of Restated Visa Inc. By-Laws
Exhibit U	—	Form of Visa USA Certificate of Merger

(continued)

Exhibit V	—	Form of Second Restated Visa USA By-Laws
Exhibit W	—	Form of Visa Canada Amalgamation Agreement
Exhibit X	—	Form of Visa Canada Articles of Amalgamation
Exhibit Y	—	Form of Inovant US Holdco Certificate of Merger
Exhibit Z	—	Form of VE Articles of Association Amendments
Exhibit AA	—	Form of Accountant Attestation
Exhibit BB	—	Form of Officer’s Certificate
Exhibit CC	—	Form of Amendment to Tax Indemnification Agreement
Exhibit DD	—	Form of Amendment to Tax Deed
Exhibit EE	—	Form of Amendment to Trust Agreement
Exhibit FF	—	Form of Quarterly Statement

GLOBAL RESTRUCTURING AGREEMENT

This GLOBAL RESTRUCTURING AGREEMENT (this “Agreement”) is entered into as of June 15, 2007, by and among (i) Visa Inc., a Delaware corporation (“Visa Inc.”), (ii) Visa International Service Association, a Delaware non-stock corporation having a registered address of business at P.O. Box 8999, San Francisco, California 94128-8999 (“Visa International”), (iii) Visa U.S.A. Inc., a Delaware non-stock corporation having a registered address of business at P.O. Box 8999, San Francisco, California 94128-8999 (“Visa USA”), (iv) Visa Europe Limited, a company registered in England and Wales with its registered address at One Sheldon Square, London W2 6TT, United Kingdom with company number 5139966 (“Visa Europe”), (v) Visa Canada Association, an Ontario non-share capital corporation with a principal place of business at Suite 3710, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2 (“Visa Canada”), (vi) Inovant, LLC, a Delaware limited liability company (“Inovant”), (vii) Inovant, Inc., a Delaware corporation (“Inovant US Holdco”), (viii) Visa Europe Services, Inc., a Delaware corporation (“VESI”), (ix) Visa International Transition LLC, a Delaware limited liability company (“VI LLC”), (x) VI Merger Sub, Inc., a Delaware non-stock corporation (“VI Merger Sub”), (xi) Visa USA Merger Sub, Inc., a Delaware non-stock corporation (“Visa USA Merger Sub”) and (xii) 1734313 Ontario Inc., an Ontario corporation (“Visa Canada Merger Sub”; and, collectively with Visa Inc., Visa International, Visa USA, Visa Europe, Visa Canada, Inovant, Inovant US Holdco, VESI, VI LLC, VI Merger Sub and Visa USA Merger Sub, the “Parties” and, each of them individually, a “Party”).

W I T N E S S E T H :

WHEREAS, the Visa enterprise is a worldwide electronic payments organization operated by the Parties;

WHEREAS, the Boards of Directors of each of Visa International, Visa USA, Visa Europe, Visa Canada and Inovant, and the regional Boards of Directors (each, a “Regional Board of Directors”) of each of Visa Asia Pacific, an unincorporated regional division of Visa International (“Visa AP”), Visa Latin America and Caribbean, an unincorporated regional division of Visa International (“Visa LAC”) and Visa Central and Eastern Europe, Middle East and Africa, an unincorporated regional division of Visa International (“Visa CEMEA”), have approved a Memorandum of Understanding (v. 30) (the “MOU”), and a related Letter Agreement Re MOU v30, dated as of October 9, 2006 (the “Side Letter”), relating to the transactions provided for in this Agreement, which MOU and Side Letter are superseded in their entirety by this Agreement;

WHEREAS, the Regional Boards of Directors of each of (i) Visa AP, (ii) Visa LAC and (iii) Visa CEMEA has, by the unanimous vote of all directors in attendance at a meeting at which a quorum was present, approved and declared advisable the execution and delivery of this Agreement, the Restructuring (as defined in Annex I hereto) and the other transactions contemplated hereby and recommended to the Board of Directors of Visa International that it approve this Agreement, the Restructuring and the other transactions contemplated hereby and recommend to the members of Visa International that they vote in favor of the approval thereof;

WHEREAS, this Agreement and the Restructuring have been approved and declared advisable by the unanimous vote of the Boards of Directors of each of Visa Inc., Visa International, Visa USA, Visa Europe, Visa Canada, VI Merger Sub, Visa USA Merger Sub, Inovant, Inovant US Holdco and each other Party hereto for which such approval is required;

WHEREAS, prior to the date hereof, Visa USA and the other parties thereto have entered into an AMEX Judgment Sharing Agreement (the “AMEX Judgment Sharing Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, on the terms and subject to the conditions contained herein, the Parties desire that the Visa enterprise be reorganized and restructured as provided in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the transactions that are consummated pursuant to the Restructuring Closing and the conversion of each Regional Class of Common Stock (as such term is defined in the Restated Visa Inc. Certificate of Incorporation) into shares of Class B Common Stock or Class C Common Stock, as applicable, in accordance with Section 4.5(i) hereof constitute an integrated series of transactions under Section 351(a) of the IRC;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Omnibus Annex of Defined Terms attached as Annex I hereto.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(i) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

(ii) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iii) references to Articles, Sections, Exhibits, Preamble and Recitals are references to articles, sections, exhibits, preamble and recitals of and to this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(iv) references to “day” or “days” are to calendar days;

(v) references to “the date hereof” shall mean as of the date of this Agreement;

(vi) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(vii) references to this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, supplemented or otherwise modified;

(viii) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;

(ix) unless otherwise specified, references to “Dollars” or “$” shall refer to lawful tender money of the United States of America; and

(x) each of the Parties has participated equally in the drafting and preparation hereof and therefore it is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.

ARTICLE II

RESTRUCTURING

Section 2.1 Actions Prior to Restructuring Closing Date. On or before the Business Day prior to the Restructuring Closing Date, the Parties shall, to the extent applicable, and shall cause their respective Subsidiaries and Affiliates, as applicable, to:

(a) cause (i) Visa USA, Visa International, Visa Inc. and the other parties thereto to enter into a Loss Sharing Agreement substantially in the form attached hereto as Exhibit B (the “Loss Sharing Agreement”), (ii) Visa USA and the other parties thereto to enter into an Interchange Judgment Sharing Agreement substantially in the form attached hereto as Exhibit C (the “Interchange Judgment Sharing Agreement”) and (iii) Visa Inc., Visa USA and the escrow agent named therein (the “Escrow Agent”) to enter into an Escrow Agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”);

(b) cause the Board of Directors of Visa International to cause the By-Laws of Visa International to be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit E (the “First Restated Visa International By-Laws”);

(c) cause (i) the Board of Directors of Visa USA to cause the By-Laws of Visa USA to be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit F (the “First Restated Visa USA By-Laws”) and (ii) the Certificate of Incorporation of Visa USA to be amended and restated in its entirety to read substantially in the form attached hereto as Exhibit G (the “First Restated Visa USA Certificate of Incorporation”);

(d) cause the Board of Directors of Visa Canada to cause the by-laws of Visa Canada to be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit H (the “First Restated Visa Canada By-Laws”);

(e) cause Visa Canada to apply to the applicable Governmental Authorities in Ontario, Canada for supplementary letters patent permitting the transfer of membership interests in Visa Canada; and

(f) subject to the definitive terms thereof in accordance with Section 4.15 hereof, cause Visa Canada, Visa International and Visa Inc. to enter into a service agreement (the “Visa Canada Regional Services Agreement”), to evidence, continue and restate the existing commercial rights which form part of the membership interest of Visa Canada in Visa International, and cause Visa Canada to surrender to Visa International its membership interest in Visa International.

Section 2.2 Transaction Documents and Other Actions. At the Restructuring Closing, subject to the satisfaction of each of the Restructuring Conditions, or to the waiver in writing of such conditions (other than the conditions contained in Section 5.1(a), which may not be waived) by the Parties entitled to the benefit thereof, the Parties shall, to the extent applicable, and shall cause their respective Subsidiaries and Affiliates, as applicable, to:

(a) Framework Agreement. cause Visa Inc. and Visa Europe to enter into a Framework Agreement substantially in the form attached hereto as Exhibit I (the “Framework Agreement”);

(b) Put-Call Option Agreement. cause Visa Inc. and Visa Europe to enter into a Put-Call Option Agreement substantially in the form attached hereto as Exhibit J (the “Visa Europe Put-Call Option Agreement”);

(c) Amendment and Restatement of Visa Inc. Certificate of Incorporation; Etc. cause (i) the Certificate of Incorporation of Visa Inc. to be amended and restated in its entirety by filing an amended and restated certificate of incorporation of Visa Inc., substantially in the form attached hereto as Exhibit K (the “Restated Visa Inc. Certificate of Incorporation”), with the Secretary of State of the State of Delaware and (ii) the Board of Directors of Visa Inc. (the “Visa Inc. Board of Directors”) to (A) adopt the charter of the Audit Committee of the Visa Inc. Board of Directors, substantially in the form attached hereto as Exhibit L (the

“Visa Inc. Audit Committee Charter”), (B) adopt the charter of the Nominating/Corporate Governance Committee of the Visa Inc. Board of Directors, substantially in the form attached hereto as Exhibit M (the “Visa Inc. Nominating Committee Charter”) and (C) adopt the charter of the Compensation Committee of the Visa Inc. Board of Directors, substantially in the form attached hereto as Exhibit N (the “Visa Inc. Compensation Committee Charter”);

(d) Litigation Management Agreement. cause Visa Inc., Visa International and Visa USA to enter into a Litigation Management Agreement substantially in the form attached hereto as Exhibit O (the “Litigation Management Agreement”);

(e) Canadian Services Agreement. subject to agreement of the definitive terms thereof in accordance with Section 4.15 hereof, cause Visa Canada to offer to its members the opportunity to enter into a Services Agreement with Visa Canada in substantially the form agreed pursuant to Section 4.15, to evidence, consolidate and restate the continuation of the existing commercial rights of Visa Canada members (each, a “Canadian Services Agreement”);

(f) Canadian Trade Mark Agreement. subject to agreement of the definitive terms thereof in accordance with Section 4.15 hereof, cause Visa International and Visa Canada to offer to members of Visa Canada the opportunity to enter into trade mark agreements with Visa Canada and Visa International in substantially the forms agreed pursuant to Section 4.15, to evidence, consolidate and restate the continuation of the existing trade mark rights of Visa Canada members (each, a “Canadian Trade Mark Agreement”); and

(g) Canadian Support Agreement. subject to agreement of the definitive terms thereof in accordance with Section 4.15 hereof, cause Visa Inc. to offer to Visa Canada members the opportunity to enter into a support agreement with Visa Inc. in substantially the form agreed pursuant to Section 4.15, under which Visa Inc. agrees to support the obligations of Visa Canada pursuant to each Canadian Services Agreement (the “Canadian Support Agreement”).

Section 2.3 Visa International Merger.

(a) At the Restructuring Closing, subject to the satisfaction of each of the Restructuring Conditions, or to the waiver in writing of such conditions (other than the conditions contained in Section 5.1(a), which may not be waived) by the Parties entitled to the benefit thereof, Visa International shall prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware, all in accordance with Section 255 of the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit P (the “Visa International Certificate of Merger”).

(b) The merger of VI Merger Sub with and into Visa International (the “Visa International Merger”) shall become effective upon the filing of the Visa International Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be set forth in the Visa International Certificate of Merger). The date and time whereupon the Visa International Merger shall become effective is hereinafter referred to as the “Visa International Merger Effective Time.” At the Visa International Merger Effective Time, VI Merger Sub shall be merged with and into Visa International, the separate corporate existence of VI Merger Sub shall cease, and Visa International shall continue as the surviving corporation under the Laws of the State of Delaware. From and after the Visa International Merger Effective Time, the Visa International Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Visa International Merger Effective Time, all properties, rights, privileges, powers and franchises of Visa International and VI Merger Sub shall vest in Visa International, as the surviving corporation in the Visa International Merger, and all debts, liabilities, obligations and duties of Visa International and VI Merger Sub shall become debts, liabilities, obligations and duties of Visa International, as the surviving corporation in the Visa International Merger.

(c) At the Visa International Merger Effective Time, automatically by virtue of the Visa International Merger and without any action on the part of the holders thereof, (i) each of the Equity Membership Interests (as such term is defined in the First Restated Visa International By-Laws), other than the Visa

Europe Membership Interest (as such term is defined in the First Restated Visa International By-Laws), that is issued and outstanding immediately prior to the Visa International Merger Effective Time shall be canceled and, in consideration therefor, VI LLC shall issue LLC Shares (as such term is defined in the Existing LLC Agreement of VI LLC or the Restated LLC Agreement of VI LLC, as applicable) to the former holders thereof in respect of and in proportion to their respective former Equity Membership Interests in Visa International, and shall admit such holders as members of VI LLC in respect thereof, (ii) the entire Visa Europe Membership Interest (as such term is defined in the First Restated Visa International By-Laws) shall, by virtue of the Visa International Merger, be canceled, and VI LLC shall issue LLC Shares to Visa Europe in respect of and in proportion to its Visa Europe Membership Interest, and shall admit Visa Europe as a member of VI LLC in respect thereof (the consideration described in the foregoing clauses (i) and (ii), the “Visa International Merger Consideration”), (iii) each of the Non-Equity Membership Interests (as such term is defined in the First Restated Visa International By-Laws) issued and outstanding immediately prior to the Visa International Merger Effective Time shall remain unchanged and shall continue to be issued and outstanding following the Visa International Merger and (iv) each of the membership interests in VI Merger Sub issued and outstanding immediately prior to the Visa International Merger Effective Time shall be converted into the entire Equity Membership Interest (as such term is defined in the Second Restated Visa International By-Laws) in Visa International. No cash or other consideration (other than the Visa International Merger Consideration) shall be delivered in exchange for the Equity Membership Interests in Visa International. VI LLC shall not issue any LLC Shares to any Person other than Visa Europe and the Equity Members (as such term is defined in the First Restated Visa International By-Laws) of Visa International. LLC Shares shall be issued in certificated form. Pursuant to and in accordance with the terms of the LLC Agreement of VI LLC, all of the LLC Shares held by Visa International will be canceled for no consideration and Visa International shall cease to be a member of VI LLC, effective as of the Visa International Merger Effective Time.

(d) At the Visa International Merger Effective Time, (i) the Certificate of Incorporation of Visa International shall be amended pursuant to the Visa International Merger to read in its entirety as set forth in Annex I to the Visa International Certificate of Merger (the “Restated Visa International Certificate of Incorporation”), (ii) the First Restated Visa International By-Laws shall be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit Q (the “Second Restated Visa International By-Laws”), (iii) the directors of VI Merger Sub immediately prior to the Visa International Merger Effective Time shall be the directors of Visa International (as the surviving corporation in the Visa International Merger), each such director to hold office, subject to the applicable provisions of the Restated Visa International Certificate of Incorporation and the Second Restated Visa International By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), until their respective successors shall be duly elected or appointed and qualified and (iv) the officers of Visa International immediately prior to the Visa International Merger Effective Time shall, subject to the applicable provisions of the Restated Visa International Certificate of Incorporation and the Second Restated Visa International By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), be the officers of Visa International (as the surviving corporation in the Visa International Merger) until their respective successors shall be duly elected or appointed and qualified.

Section 2.4 Re-Allocation of Share Capital in VI LLC. (a) As promptly as practicable after the Visa International Merger Effective Time, the Board of Directors of VI LLC shall cause the existing Limited Liability Company Agreement of VI LLC (the “Existing LLC Agreement of VI LLC”), to be amended and restated, pursuant to and in accordance with the terms thereof, to read in its entirety substantially in the form attached hereto as Exhibit R (the “Restated LLC Agreement of VI LLC”) and, pursuant to the Restated LLC Agreement of VI LLC, the share capital of VI LLC shall be reorganized by the reclassification and reallocation of the LLC Shares as provided herein and in the Restated LLC Agreement of VI LLC. At the time at which the Restated LLC Agreement of VI LLC becomes effective (the “Reallocation Effective Time”), each of the members of VI LLC shall automatically be issued by VI LLC, shall hold, and shall be members of VI LLC in respect of, LLC Shares in VI LLC as follows: (i) in the case of Visa USA, 127,800,553 Class USA LLC Shares, (ii) in the case of Visa

Europe, 62,213,201 Class EU (Series I) LLC Shares and 27,904,464 Class EU (Series II) LLC Shares, (iii) in the case of each Eligible Visa AP Affiliated Member, a number of Class AP LLC Shares equal to 119,100,481 multiplied by such Eligible Visa AP Affiliated Member’s Initial Regional Stockholder Ownership Percentage, (iv) in the case of each Eligible Visa LAC Affiliated Member, a number of Class LAC LLC Shares equal to 80,137,915 multiplied by such Eligible Visa LAC Affiliated Member’s Initial Regional Stockholder Ownership Percentage and (v) in the case of each Eligible Visa CEMEA Affiliated Member, a number of Class CEMEA LLC Shares equal to 36,749,698 multiplied by such Eligible Visa CEMEA Affiliated Member’s Initial Regional Stockholder Ownership Percentage.

(b) At any time after the Reallocation Effective Time and prior to the VI LLC Merger Effective Time, VI LLC shall have the right (but shall not be obligated) to Transfer to any direct or indirect Subsidiary of VI LLC, by quitclaim instrument or other similar instrument of Transfer, any and all intangible assets (including any Intellectual Property) acquired by VI LLC in connection with the Visa International Merger, to the extent separate and distinct from any equity interest in Visa International acquired by VI LLC in the Visa International Merger.

Section 2.5 VI LLC Merger.

(a) As promptly as practicable after the Reallocation Effective Time, Visa Inc. shall prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware, all in accordance with Section 18-209 of the DLLCA, Section 264 of the DGCL and all other applicable provisions of the DLLCA and the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit S (the “VI LLC Certificate of Merger”).

(b) The merger of VI LLC with and into Visa Inc. (the “VI LLC Merger”) shall become effective upon the filing of the VI LLC Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be set forth in the VI LLC Certificate of Merger). The date and time whereupon the VI LLC Merger shall become effective is hereinafter referred to as the “VI LLC Merger Effective Time”. At the VI LLC Merger Effective Time, VI LLC shall be merged with and into Visa Inc., the separate existence of VI LLC shall cease, and Visa Inc. shall continue as the surviving corporation under the Laws of the State of Delaware. From and after the VI LLC Merger Effective Time, the VI LLC Merger shall have the effects set forth in this Agreement and in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the VI LLC Merger Effective Time, all properties, rights, privileges, powers and franchises of VI LLC and Visa Inc. shall vest in Visa Inc., as the surviving corporation in the VI LLC Merger, and all debts, liabilities, obligations and duties of VI LLC and Visa Inc. shall become debts, liabilities, obligations and duties of Visa Inc., as the surviving corporation in the VI LLC Merger. The business of VI LLC will thereafter be carried on by Visa Inc.

(c) At the VI LLC Merger Effective Time, automatically by virtue of the VI LLC Merger and without any action on the part of the holders thereof, (i) each Class USA LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one (1) share of Class USA Common Stock, (ii) each Class EU (Series I) LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one (1) share of Class EU (Series I) Common Stock, (iii) each Class EU (Series II) LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one (1) share of Class EU (Series II) Common Stock, (iv) each Class AP LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one (1) share of Class AP Common Stock, (v) each Class LAC LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one

(1) share of Class LAC Common Stock, (vi) each Class CEMEA LLC Share issued and outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, in respect of each such share canceled, one (1) share of Class CEMEA Common Stock (as applicable, the “VI LLC Merger Consideration”) and (vii) each share of Visa Inc. Common Stock outstanding immediately prior to the VI LLC Merger Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor. No cash or other consideration (other than the VI LLC Merger Consideration) shall be delivered in exchange for any LLC Shares pursuant to the VI LLC Merger. No Person other than members of VI LLC shall be issued any shares of Visa Inc. Common Stock pursuant to the VI LLC Merger. Each member of VI LLC shall, as a condition to the obligation of Visa Inc. to issue to such member any portion of the VI LLC Merger Consideration to which it is entitled, execute and deliver to Visa Inc. a letter of transmittal, in form and substance reasonably satisfactory to Visa Inc., transmitting to Visa Inc. all right, title and interest of such members in and to their former LLC Shares in VI LLC; provided, however, that the failure of any member of VI LLC to timely deliver such a letter of transmittal to Visa Inc. shall not impair or otherwise affect the entitlement of such member to have its applicable portion of the VI LLC Merger Consideration issued to such member upon delivery of a letter of transmittal to Visa Inc. at any time, or otherwise affect the relative ownership percentages of the stockholders of Visa Inc.

(d) At the VI LLC Merger Effective Time, (i) the Restated Visa Inc. Certificate of Incorporation, as in effect immediately prior to the VI LLC Merger Effective Time, shall be the certificate of incorporation of Visa Inc. (as the surviving entity in the VI LLC Merger), (ii) the Visa Inc. By-Laws shall be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit T (the “Restated Visa Inc. By-Laws”), (iii) the directors of Visa Inc. immediately prior to the VI LLC Merger Effective Time shall be the directors of Visa Inc. (as the surviving entity in the VI LLC Merger), each such director to hold office, subject to the applicable provisions of the Restated Visa Inc. Certificate of Incorporation and the Restated Visa Inc. By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), until their respective successors shall be duly elected or appointed and qualified and (iv) the officers of Visa Inc. immediately prior to the VI LLC Merger Effective Time shall, subject to the applicable provisions of the Restated Visa Inc. Certificate of Incorporation and the Restated Visa Inc. By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), be the officers of Visa Inc. (as the surviving entity in the VI LLC Merger) until their respective successors shall be duly elected or appointed and qualified.

Section 2.6 Visa USA Merger.

(a) On the Business Day immediately succeeding the date on which the VI LLC Merger Effective Time occurs, Visa USA shall prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware, all in accordance with Section 255 of the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit U (the “Visa USA Certificate of Merger”);

(b) The merger of Visa USA Merger Sub with and into Visa USA (the “Visa USA Merger”) shall become effective upon the filing of the Visa USA Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be set forth in the Visa USA Certificate of Merger) pursuant to Section 255 of the DGCL. The date and time whereupon the Visa USA Merger shall become effective is hereinafter referred to as the “Visa USA Merger Effective Time.” At the Visa USA Merger Effective Time, Visa USA Merger Sub shall be merged with and into Visa USA, the separate corporate existence of Visa USA Merger Sub shall cease, and Visa USA shall continue as the surviving non-stock corporation under the Laws of the State of Delaware. From and after the Visa USA Merger Effective Time, the Visa USA Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Visa USA Merger Effective Time, all properties, rights, privileges, powers and franchises of Visa USA Merger Sub and Visa USA shall vest in Visa USA, as the surviving corporation in the Visa USA Merger, and all debts, liabilities, obligations and duties of Visa USA Merger Sub and Visa USA shall become debts, liabilities, obligations and duties of Visa USA, as the surviving corporation in the Visa USA Merger.

(c) At the Visa USA Merger Effective Time, automatically by virtue of the Visa USA Merger and without any action on the part of the holders thereof: (i) each of the Equity Membership Interests (as such term is defined in the First Restated Visa USA Certificate of Incorporation) in Visa USA issued and outstanding immediately prior to the Visa USA Merger Effective Time shall be canceled and, in consideration therefor, Visa Inc. shall issue to each former holders of such Equity Membership Interests, a number of shares of Class USA Common Stock equal to 426,390,481 multiplied by such holder’s Initial USA Stockholder Ownership Percentage, (ii) each of the Non-Equity Membership Interests (as such term is defined in the First Restated Visa USA Certificate of Incorporation and the First Restated Visa USA By-Laws) issued and outstanding immediately prior to the Visa USA Merger Effective Time shall remain unchanged and shall continue to be issued and outstanding following the Visa USA Merger and (iii) the membership interests in Visa USA Merger Sub issued and outstanding immediately prior to the Visa USA Merger Effective Time shall be converted into the entire Equity Membership Interest (as such term is defined in the Second Restated Visa USA By-Laws) in Visa USA (the consideration described in the foregoing clauses (i), (ii) and (iii), collectively, the “Visa USA Merger Consideration”). No cash or other consideration (other than the Visa USA Merger Consideration) shall be delivered in exchange for any membership interests in Visa USA or Visa USA Merger Sub. Each member of Visa USA shall, as a condition to the obligation of Visa Inc. to issue to such member any portion of the Visa USA Merger Consideration to which it is entitled, execute and deliver to Visa Inc. a letter of transmittal, in form and substance reasonably satisfactory to Visa Inc., transmitting to Visa Inc. all right, title and interest of such member in and to its former Equity Membership Interest in Visa USA; provided, however, that the failure of any member of Visa USA to timely deliver such a letter of transmittal to Visa Inc. shall not impair or otherwise affect the entitlement of such member to have its applicable portion of the Visa USA Merger Consideration issued to such member upon delivery of a letter of transmittal to Visa Inc. at any time, or otherwise affect the relative ownership percentages of the stockholders of Visa Inc.

(d) At the Visa USA Merger Effective Time, (i) the First Restated Visa USA Certificate of Incorporation shall be amended pursuant to the Visa USA Merger to read in its entirety as set forth in Annex I to the Visa USA Certificate of Merger (the “Second Restated Visa USA Certificate of Incorporation”), (ii) the First Restated Visa USA By-Laws shall be amended and restated in their entirety to read substantially in the form attached hereto as Exhibit V (the “Second Restated Visa USA By-Laws”), (iii) the directors of Visa USA Merger Sub immediately prior to the Visa USA Merger Effective Time shall be the directors of Visa USA (as the surviving corporation in the Visa USA Merger), each such director to hold office, subject to the applicable provisions of the Second Restated Visa USA Certificate of Incorporation and the Second Restated Visa USA By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), until their respective successors shall be duly elected or appointed and qualified and (iv) the officers of Visa USA immediately prior to the Visa USA Merger Effective Time shall, subject to the applicable provisions of the Second Restated Visa USA Certificate of Incorporation and the Second Restated Visa USA By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), be the officers of Visa USA (as the surviving corporation in the Visa USA Merger) until their respective successors shall be duly elected or appointed and qualified.

Section 2.7 Visa Canada Exchange; Visa Canada Amalgamation.

(a) On the Business Day immediately succeeding the date on which the VI LLC Merger Effective Time occurs, each Eligible Canada Affiliated Member that has elected to do so shall be entitled to exchange its membership interests in Visa Canada with Visa Inc. for a number of shares of Class Canada Common Stock equal to 22,034,685 multiplied by such Eligible Canada Affiliated Member’s Initial Canada Stockholder Ownership Percentage (the Class Canada Common Stock referred to in this Section 2.7(a), the “Visa Canada Membership Exchange Consideration”), such Eligible Visa Canada Affiliated Member’s commercial rights being retained by such member and evidenced solely by its Canadian Services Agreement, Canadian Trade Mark Agreement and Canadian Support Agreement (and not by any equity interest in Visa Canada).

(b) Immediately after the issuance of the Visa Canada Membership Exchange Consideration, Visa Canada shall, by filing supplementary letters patent, articles of amendment and restated articles of incorporation with applicable Governmental Authorities in Ontario, Canada, be converted from a non-share capital corporation to a for profit share capital corporation governed by the OBCA, with Visa Inc. receiving, as a member of Visa Canada, Series A Common Shares of the converted Visa Canada and Eligible Visa Canada Affiliated Members that have not elected to exchange their membership interests as contemplated by Section 2.7(a) receiving Series B Common Shares of the converted Visa Canada, and Visa Inc. shall transfer the Series A Common Shares held by it to Visa Canada Merger Sub in exchange for common shares of Visa Canada Merger Sub.

(c) As soon as practicable after the conversion described in Section 2.7(b), Visa Canada, Visa Canada Merger Sub and Visa Inc. shall (i) cause to be duly prepared and executed by Visa Canada, Visa Canada Merger Sub and Visa Inc. an amalgamation agreement substantially in the form attached hereto as Exhibit W (the “Visa Canada Amalgamation Agreement”) and (ii) cause to be filed with the applicable Governmental Authorities in Ontario, Canada, in accordance with the OBCA, articles of amalgamation substantially in the form attached hereto as Exhibit X (the “Visa Canada Articles of Amalgamation”);

(d) The amalgamation of Visa Canada and Visa Canada Merger Sub (the “Visa Canada Amalgamation”) shall become effective upon the filing of the Visa Canada Articles of Amalgamation with the applicable Governmental Authorities in Ontario, Canada, pursuant to the OBCA. The date and time whereupon the Visa Canada Amalgamation shall become effective is hereinafter referred to as the “Visa Canada Amalgamation Effective Time”. At the Visa Canada Amalgamation Effective Time, Visa Canada and Visa Canada Merger Sub shall be amalgamated pursuant to Section 174 of the OBCA.

(e) At the Visa Canada Amalgamation Effective Time, (i) all of the share capital of Visa Canada issued and outstanding immediately prior to the Visa Canada Amalgamation Effective Time (other than the Series A Common Shares held by Visa Canada Merger Sub) shall be converted and canceled, automatically and without any action on the part of the holders thereof, into redeemable preferred shares of the combined entity in the Visa Canada Amalgamation, which shall be immediately redeemed for (and Visa Inc. shall issue to each Eligible Visa Canada Affiliated Member then a shareholder of the combined entity in the Visa Canada Amalgamation) a number of shares of Class Canada Common Stock equal to 22,034,685 multiplied by such Eligible Visa Canada Affiliated Member’s Initial Canada Stockholder Ownership Percentage and (ii) all of the share capital of Visa Canada Merger Sub issued and outstanding immediately prior to the Visa Canada Amalgamation Effective Time, shall be converted and canceled, automatically and without any action on the part of the holder thereof, into (and the combined entity in the Visa Canada Amalgamation shall issue to Visa Inc.) 100 common shares of the combined entity in the Visa Canada Amalgamation (the consideration described in the foregoing clauses (i) and (ii), collectively, the “Visa Canada Amalgamation Consideration” and, collectively with the Visa Canada Membership Exchange Consideration, the “Visa Canada Consideration”), and the Series A Common Shares of Visa Canada held by Visa Canada Merger Sub shall be canceled without any payment therefor. No cash or other consideration (other than the Visa Canada Amalgamation Consideration) shall be delivered in exchange for any share capital of Visa Canada or Visa Canada Merger Sub. No Person other than the shareholders of Visa Canada shall be issued any shares of Visa Inc. Common Stock pursuant to the Visa Canada Amalgamation. Each shareholder of Visa Canada shall, as a condition to the obligation of Visa Inc. to issue to such shareholder any shares of Class Canada Common Stock in the Visa Canada Consideration to which it is entitled, execute and deliver to Visa Inc. a letter of transmittal, in form and substance reasonably satisfactory to Visa Inc., transmitting to Visa Inc. all right, title and interest of such shareholders in and to their shares in the capital stock of Visa Canada; provided, however, that the failure of any shareholder of Visa Canada to timely deliver such a letter of transmittal to Visa Inc. shall not impair or otherwise affect the entitlement of such shareholder to have its applicable portion of the Visa Canada Consideration issued to such shareholder upon delivery of a letter of transmittal to Visa Inc. at any time, or otherwise affect the relative ownership percentages of the stockholders of Visa Inc.

(f) At the Visa Canada Amalgamation Effective Time, (i) the By-Laws of Visa Canada shall be the Visa Canada Merger Sub By-Laws, (ii) the directors of Visa Canada Merger Sub immediately prior to the Visa Canada Amalgamation Effective Time shall be the directors of Visa Canada (the combined entity following the Visa Canada Amalgamation), each such director to hold office, subject to the applicable provisions of the articles and by-laws of Visa Canada, until their respective successors shall be duly elected or appointed and qualified and (iii) the officers of Visa Canada Merger Sub immediately prior to the Visa Canada Amalgamation Effective Time shall, subject to the applicable provisions of the articles and by-laws of Visa Canada, be the officers of Visa Canada (the combined entity following the Visa Canada Amalgamation) until their respective successors shall be duly elected or appointed and qualified.

Section 2.8 Inovant US Holdco Merger; Share for Share Exchange.

(a) On the same day as the later to occur of the date on which the Visa USA Merger Effective Time occurs and the date on which the Visa Canada Amalgamation Effective Time occurs, Visa Inc. shall prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware, all in accordance with Section 251 of the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit Y (the “Inovant US Holdco Certificate of Merger”) merging Inovant US Holdco with and into Visa Inc.;

(b) The merger of Inovant US Holdco with and into Visa Inc. (the “Inovant US Holdco Merger”) shall become effective upon the filing of the Inovant US Holdco Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be set forth in the Inovant US Holdco Certificate of Merger) pursuant to Section 251 of the DGCL. The date and time whereupon the Inovant US Holdco Merger shall become effective is hereinafter referred to as the “Inovant US Holdco Merger Effective Time”. At the Inovant US Holdco Merger Effective Time, Inovant US Holdco shall be merged with and into Visa Inc., the separate corporate existence of Inovant US Holdco shall cease, and Visa Inc. shall continue as the surviving corporation under the Laws of the State of Delaware. From and after the Inovant US Holdco Merger Effective Time, the Inovant US Holdco Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Inovant US Holdco Merger Effective Time, all properties, rights, privileges, powers and franchises of Inovant US Holdco (including all of the limited liability company interests in Inovant owned by Inovant US Holdco immediately prior to the Inovant US Holdco Merger Effective Time) and of Visa Inc. shall vest in Visa Inc., as the surviving corporation in the Inovant US Holdco Merger, and all debts, liabilities, obligations and duties of Inovant US Holdco and Visa Inc. shall become debts, liabilities, obligations and duties of Visa Inc., as the surviving corporation in the Inovant US Holdco Merger.

(c) At the Inovant US Holdco Merger Effective Time, automatically by virtue of the Inovant US Holdco Merger and without any action on the part of the holders thereof, (i) all of the issued and outstanding shares of capital stock of Inovant US Holdco shall be canceled and, in consideration therefor, Visa Inc. shall issue to Visa USA 3,791,455 shares of Class USA Common Stock (the “Inovant US Holdco Merger Consideration”) and (ii) each of the issued and outstanding shares of capital stock of Visa Inc. of any class or series thereof shall remain unchanged and shall continue to be issued and outstanding following the Inovant US Holdco Merger.

(d) At the Inovant US Holdco Merger Effective Time, (i) the Restated Visa Inc. Certificate of Incorporation, as in effect immediately prior to the Inovant US Holdco Merger Effective Time, shall be the certificate of incorporation of Visa Inc. (as the surviving corporation in the Inovant US Holdco Merger), (ii) the Restated Visa Inc. By-Laws, as in effect immediately prior to the Inovant US Holdco Merger Effective Time, shall be the By-Laws of Visa Inc. (as the surviving corporation in the Inovant US Holdco Merger), (iii) the directors of Visa Inc. immediately prior to the Inovant US Holdco Merger Effective Time shall be the directors of Visa Inc. (as the surviving corporation in the Inovant US Holdco Merger), each such director to hold office, subject to the applicable provisions of the Restated Visa Inc. Certificate of Incorporation and the Restated Visa Inc. By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), until their respective successors shall be duly elected or appointed and qualified and (iv) the officers of Visa Inc. immediately prior to the Inovant US Holdco Merger Effective Time shall, subject to the applicable provisions of the Restated Visa Inc. Certificate of Incorporation and the Restated Visa Inc. By-Laws (as the same may be amended, supplemented or otherwise modified from time to time), be the officers of Visa Inc. (as the surviving corporation in the Inovant US Holdco Merger) until their respective successors shall be duly elected or appointed and qualified. Upon the Inovant US Holdco Merger Effective Time, the limited liability company agreement of Inovant shall be amended to provide that a member of Inovant’s interest therein shall be evidenced by a certificate issued to each member, and such certificates shall be issued to each of the members of Inovant.

(e) On the Business Day immediately succeeding the date on which the Inovant US Holdco Merger Effective Time occurs, VESI shall deliver and convey unto Visa Inc. all of the limited liability company interests in Inovant then owned by VESI, and Visa Inc. shall issue to VESI, in exchange therefor, 549,587 shares of Class EU (Series III) Common Stock (the “VESI Consideration”) and shall register VESI as the holder of such Class EU (Series III) Common Stock effective on the Business Day immediately succeeding the date on which the Inovant US Holdco Merger Effective Time occurs.

Section 2.9 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VI, and subject to the satisfaction of each of the Restructuring Conditions, or to the waiver in writing of such conditions (other than the conditions contained in Section 5.1(a), which may not be waived) by the Parties entitled to the benefit thereof, the closing of the transactions contemplated by this Article II (the “Restructuring Closing”) shall take place commencing at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, as soon as practicable after the last of the Restructuring Conditions is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Restructuring Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing. The date on which the transactions described in Sections 2.2 (Transaction Documents and Other Actions) to 2.5 (VI LLC Merger), inclusive, occur is referred to herein as the “Restructuring Closing Date”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as set forth in the corresponding sections of a disclosure letter delivered by such Party to each of the other Parties prior to (or, in the case of Visa Europe, within fourteen (14) days after) the date hereof (each, a “Disclosure Letter”), each Party (or, to the extent that any representation or warranty contained in this Article III is limited to a specifically named Party, such Party) hereby represents and warrants, severally (as to such Party only) and not jointly, to each of the other Parties, as of the date hereof and on the Restructuring Closing Date, as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. Such Party (a) is a corporation duly incorporated (or, if not a corporation, a legal entity duly organized), validly existing and in good standing under the Laws of the jurisdiction of its incorporation (or, if not a corporation, organization), (b) has all requisite corporate (or other legal entity) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (d) has made available to each other Party complete and correct copies of the certificate of incorporation and by-laws (or comparable governing documents) of such Party and each of its Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement.

Section 3.2 Authorization and Validity of this Agreement. (a) Such Party has the requisite corporate (or other applicable legal entity) power and authority to execute and deliver this Agreement and the other Transaction

Documents to which it is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Party of this Agreement and each other Transaction Document to which it is contemplated to be a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by its Board of Directors or other applicable governing body, and no other corporate (or other applicable legal entity) action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement or the other Transaction Documents to which it is contemplated to be a party, and the consummation of the transactions contemplated hereby and thereby (other than, (i) in the case of Visa International, the Visa International Member Approval, (ii) in the case of Visa USA, the Visa USA Member Approval, (iii) in the case of Visa Canada, the Visa Canada Member Approval, (iv) in the case of Visa Inc., the Visa Inc. Stockholder Approval, (v) in the case of Inovant US Holdco, the Inovant US Holdco Stockholder Approval, (vi) in the case of Visa USA Merger Sub, the Visa USA Merger Sub Member Approval and (vii) in the case of VI LLC, the VI LLC Approval).

(b) Visa Inc. hereby represents and warrants to the other Parties that the Visa Inc. Board of Directors, by resolutions duly adopted by unanimous written consent dated June 11, 2007, (i) declared that this Agreement, the VI LLC Merger and the Inovant US Holdco Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa Inc. and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the issuances of Visa Inc. Common Stock as VI LLC Merger Consideration, Visa USA Merger Consideration, Visa Canada Consideration, Inovant US Holdco Consideration and VESI Consideration and (iii) resolved to recommend that the shareholders of Visa Inc. entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa Inc., has been furnished to each Party other than Visa Inc. and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(c) Visa International hereby represents and warrants to the other Parties that:

(i) the Board of Directors of Visa International, by resolutions duly adopted at a meeting duly called and held on June 11, 2007, unanimously (A) declared that this Agreement and the Visa International Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa International and its members, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the members of Visa International entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa International, has been furnished to each Party other than Visa International and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(ii) The Regional Board of Directors of Visa AP, by resolutions duly adopted by the unanimous vote of all directors in attendance at a meeting duly called and held on June 7, 2007, at which a quorum was present, (A) declared that this Agreement and the transactions contemplated hereby are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa AP and its members and (B) resolved to recommend that the Board of Directors of Visa International to approve and adopt this Agreement, approve the Restructuring and the other transactions contemplated hereby and recommend the approval of this Agreement, the Restructuring and such other transactions by the members of Visa International. A true and correct copy of such resolutions, certified by the corporate secretary of Visa AP, has been furnished to Visa International and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(iii) The Regional Board of Directors of Visa LAC, by resolutions duly adopted by the unanimous vote of all directors in attendance at a meeting duly called and held on June 8, 2007, at which a quorum was present, (A) declared that this Agreement and the transactions contemplated hereby are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa LAC and its members and (B) resolved to recommend that the Board of Directors of Visa International vote to approve and adopt this Agreement, approve the Restructuring and the other transactions contemplated hereby and recommend the approval of this Agreement, the Restructuring and such other transactions by the members of Visa International. A true and correct copy of such resolutions, certified by the corporate secretary of Visa LAC, has been furnished to Visa International and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(iv) The Regional Board of Directors of Visa CEMEA, by resolutions duly adopted by the unanimous vote of all directors in attendance at a meeting duly called and held on June 8, 2007, at which a quorum was present, (A) declared that this Agreement and the transactions contemplated hereby are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa CEMEA and its members and (B) resolved to recommend that the Board of Directors of Visa International vote to approve and adopt this Agreement, approve the Restructuring and the other transactions contemplated hereby and recommend the approval of this Agreement, the Restructuring and such other transactions by the members of Visa International. A true and correct copy of such resolutions, certified by the corporate secretary of Visa CEMEA, has been furnished to Visa International and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(d) VI Merger Sub hereby represents and warrants to the other Parties that the Board of Directors of VI Merger Sub, by resolutions duly adopted by unanimous written consent on June 11, 2007, (i) declared that this Agreement and the Visa International Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of VI Merger Sub and its members, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the members of VI Merger Sub entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of VI Merger Sub, has been furnished to each Party other than VI Merger Sub and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(e) Visa USA hereby represents and warrants to the other Parties that the Board of Directors of Visa USA, by resolutions duly adopted at a meeting duly called and held on June 7, 2007, unanimously (i) declared that this Agreement and the Visa USA Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa USA and its members, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the members of Visa USA entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa USA, has been furnished to each Party other than Visa USA and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(f) Visa USA Merger Sub hereby represents and warrants to the other Parties that the Board of Directors of Visa USA Merger Sub, by resolutions duly adopted by unanimous written consent on June 11, 2007, (i) declared that this Agreement and the Visa USA Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa USA Merger Sub and its members, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the members of Visa USA Merger Sub entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa USA Merger Sub, has been furnished to each Party other than Visa USA Merger Sub and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(g) Visa Canada hereby represents and warrants to the other Parties that the Board of Directors of Visa Canada, by resolutions duly adopted unanimously (i) declared that this Agreement and the transactions contemplated hereby are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa Canada and its members, (ii) approved and adopted this Agreement and the transactions contemplated hereby, subject to the Visa Canada Member Approval and (iii) resolved to recommend that the members of Visa Canada entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa Canada, has been furnished to each Party other than Visa Canada and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(h) Visa Canada Merger Sub hereby represents and warrants to the other Parties that the Board of Directors of Visa Canada Merger Sub, by written resolutions duly adopted unanimously (i) declared that this Agreement and the Visa Canada Amalgamation are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Visa Canada Merger Sub and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the shareholders of Visa Canada Merger Sub vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Visa Canada Merger Sub, has been furnished to each Party other than Visa Canada Merger Sub and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(i) Inovant US Holdco hereby represents and warrants to the other Parties that the Board of Directors of Inovant US Holdco, by resolutions duly adopted at a meeting duly called and held on June 11, 2007, unanimously (i) declared that this Agreement and the Inovant US Holdco Merger are advisable and determined that the transactions contemplated hereby are fair to and in the best interests of Inovant US Holdco and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of Inovant US Holdco entitled to vote thereon vote for the adoption of this Agreement. A true and correct copy of such resolutions, certified by the corporate secretary of Inovant US Holdco, has been furnished to each Party other than Inovant US Holdco and none of such resolutions has been rescinded or revoked, in whole or in part, or modified in any way.

(j) This Agreement has been, and the other Transaction Documents to which it is contemplated to be a party will be, duly executed and delivered by such Party and, assuming that this Agreement constitutes a valid and binding obligation of each other Party thereto and that each other Transaction Document to which such Party is contemplated to be a party, when executed and delivered, will constitute a valid and binding obligation of each other party thereto, this Agreement constitutes, and such other Transaction Documents will constitute, valid and binding obligations of such Party, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3 Consents and Approvals; No Violations. Except as set forth in Section 3.3 of its Disclosure Letter, the execution and delivery by such Party of this Agreement and each other Transaction Document to which it is contemplated to be a party, and the consummation by such Party of the transactions contemplated hereby and thereby, shall not (a) violate or conflict with any provision of such Party’s certificate of incorporation, memorandum or articles of association, by-laws or other comparable governing documents, (b) violate or conflict with any Law or Governmental Order applicable to such Party or by which any of its properties or assets may be bound, (c) except as set forth on Section 3.3 of its Disclosure Letter or as provided for herein, require any filing with, or Permit or consent of, or the giving of any notice to, any Governmental Authority or (d) except as set forth on Section 3.3 of its Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation, or change of control under), result in the creation of any Lien upon any of the properties or assets of such Party under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit or any right which becomes effective upon the occurrence of a merger, consolidation or change of control under, any of the terms, conditions or provisions of any Contract, Permit or obligation to which such Party is a party, or by which such Party or any of its properties or assets are bound; except, in the case of clauses (b), (c) or (d) of this Section 3.3, as would not result in a Material Adverse Effect.

Section 3.4 Membership; Inovant. The authorized and issued capitalization of each Party that is a legal entity other than a non-stock corporation (or, in the case of any Party that is a non-stock corporation, the members thereof that are entitled to vote with respect to the transactions contemplated hereby or are eligible to receive any Visa Inc. Common Stock in connection with the transactions contemplated by Article II hereof), will be set forth in separate letters delivered by each such Party (other than Visa Europe) to Visa Inc. within sixty (60) days after the date hereof. Visa Inc. hereby represents to VESI that, immediately after the occurrence of the Inovant US Holdco Merger Effective time, and immediately prior to the Transfer by VESI of its limited liability company interests in Inovant to Visa Inc. pursuant to Section 2.8(e), Visa Inc. shall directly own in excess of fifteen percent (15%) of the issued and outstanding limited liability company interests in Inovant.

Section 3.5 Litigation. Except as set forth in Section 3.5 of its Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or administrative or other proceeding by or before any Governmental Authority pending or, to the best knowledge of such Party, threatened, against or affecting such Party or any of its Subsidiaries or any of their respective properties or rights, which, if adversely determined, would have a Material Adverse Effect or in which material equitable or injunctive relief is sought against such Party, any of its Subsidiaries, or any of their respective properties or rights.

Section 3.6 Disclosure. None of this Agreement, any Schedule, Exhibit or certificate delivered pursuant to this Agreement, any document or written statement furnished by such Party for publication in the “virtual” data room maintained by IntraLinks, Inc. in connection with the transactions contemplated hereby, or any document or statement in writing which has been supplied by such Party or its Representatives to any other Party in connection with the transactions contemplated by this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to such Party (including with respect to the Covered Litigation or any other pending litigation matter) that would have a Material Adverse Effect with respect to such Party which has not been set forth in this Agreement or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

Section 3.7 Opinions of Financial Advisors.

(a) Visa International hereby represents and warrants that:

(i) Visa International has received from Lehman Brothers Inc. (the “Visa International Financial Advisor”) its opinion, dated June 11, 2007 (the “Visa International Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa International Fairness Opinion, the VI LLC Merger Consideration is fair, from a financial point of view, to the members of Visa International;

(ii) the Board of Directors of Visa AP has received from Macquarie (Hong Kong) Limited (the “Visa AP Financial Advisor”) its opinion, dated June 7, 2007 (the “Visa AP Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa AP Fairness Opinion, the VI LLC Merger Consideration to be received by the Eligible Visa AP Affiliated Members is fair, from a financial point of view, to the Eligible Visa AP Affiliated Members;

(iii) the Board of Directors of Visa LAC has received from Credit Suisse Securities (USA) LLC (the “Visa LAC Financial Advisor”) its opinion, dated June 8, 2007 (the “Visa LAC Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa LAC Fairness Opinion, the VI LLC Merger Consideration to be received by the Eligible Visa LAC Affiliated Members is fair, from a financial point of view, to the Eligible Visa LAC Affiliated Members; and

(iv) the Board of Directors of Visa CEMEA has received from ABN AMRO Corporate Finance Limited (the “Visa CEMEA Financial Advisor”) its opinion, dated June 8, 2007 (the “Visa CEMEA Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa CEMEA Fairness Opinion, the VI LLC Merger Consideration to be received by the Eligible Visa CEMEA Affiliated Members is fair, from a financial point of view, to the Eligible Visa CEMEA Affiliated Members.

(b) Visa USA hereby represents and warrants that the Board of Directors of Visa USA has received from Greenhill & Co., LLC (the “Visa USA Financial Advisor”) its opinion, dated June 7, 2007 (the “Visa USA Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa USA Fairness Opinion, the VI LLC Merger Consideration and the Visa USA Merger Consideration is fair, taken as a whole, from a financial point of view, to the members of Visa USA.

(c) Visa Europe hereby represents and warrants that the Board of Directors of Visa Europe has received from Citibank, N.A. (the “Visa Europe Financial Advisor”) its opinion, dated May 25, 2007 (the “Visa Europe Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa Europe Fairness Opinion, the VI LLC Merger Consideration to be received by Visa Europe is fair, from a financial point of view, to Visa Europe.

(d) Visa Canada hereby represents and warrants that the Board of Directors of Visa Canada has received from Dundee Securities Corporation (the “Visa Canada Financial Advisor”) its opinion, dated June 7, 2007 (the “Visa Canada Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in the Visa Canada Fairness Opinion, the Visa Canada Consideration is fair, taken as a whole, from a financial point of view, to Visa Canada.

Section 3.8 Broker’s or Finder’s Fee. Except for (i) the fees and expenses of the Visa International Financial Advisor in connection with the Visa International Fairness Opinion (all of which shall be borne by Visa International) and (ii) the fees and expenses of the Visa USA Financial Advisor in connection with the Visa USA Fairness Opinion and advice rendered to Visa USA in connection with the Restructuring (all of which shall be borne by Visa USA), (iii) the fees and expenses of the Visa Europe Financial Advisor in connection with the Visa Europe Fairness Opinion (all of which shall be borne by Visa Europe), (iv) the fees and expenses of the Visa Canada Financial Advisor in connection with the Visa Canada Fairness Opinion and advice rendered to Visa Canada (all of which shall be borne by Visa Canada), (v) the fees and expenses of the Visa AP Financial Advisor in connection with the Visa AP Fairness Opinion (all of which shall be borne by Visa AP), (vi) the fees and expenses of the Visa LAC Financial Advisor in connection with the Visa LAC Fairness Opinion (all of which shall be borne by Visa LAC), (vii) the fees and expenses of the Visa CEMEA Financial Advisor in connection with the Visa CEMEA Fairness Opinion (all of which shall be borne by Visa CEMEA) and (viii) the fees and expenses of the Houlihan, Lokey, Howard & Zukin in connection with its report and advice to the Board of Directors of Inovant (all of which shall be borne by Inovant), no agent, broker, investment banker, financial adviser, Person or firm acting on behalf of such Party is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of other Parties or any of their respective Affiliates.

Section 3.9 Exclusivity of Representations. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO EACH OF THE OTHER PARTIES HERETO, THAT THE REPRESENTATIONS AND WARRANTIES MADE BY EACH OF THE OTHER PARTIES CONTAINED IN THIS ARTICLE III ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SUCH OTHER PARTIES; AND SUCH PARTY HAS NOT RELIED AND IS NOT RELYING ON ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY OTHER PARTY OR PERSON IN ENTERING INTO THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ANY OTHER PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IV

COVENANTS

Section 4.1 Conduct Pending the Restructuring Closing Date. Each Party agrees that, except as expressly permitted or required by this Agreement or otherwise consented to in writing by the other Parties (and except with respect to the transformation of Visa Canada from a not for profit association to a for profit capital stock corporation and such other actions taken by any Party in connection with transitioning to a “for profit” business model), during the period commencing on the date hereof and ending at the earlier of (x) the Restructuring Closing Date and (y) any termination of this Agreement pursuant to Section 6.1 (such period, the “Executory Period”) such Party and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with members, merchant acquirers, processors, licensees, licensors, customers and others having significant business relationships with them. Without limiting the generality of the foregoing, no Party shall at any time during the Executory Period declare or pay any dividend or other distribution to its stockholders, members or other equity holders, except in the ordinary course of business and consistent with such Party’s established procedures for the declaration and payment of dividends or other distributions. Notwithstanding anything to the contrary contained in this Section 4.1, each Party shall be permitted at any time during the Executory Period to approve, enter into and perform its obligations under any settlement agreement, consent decree or other similar Contract with respect to the settlement, termination or other resolution of any matter disclosed in Section 3.5 of such Party’s Disclosure Letter; provided that (i) the sole liability or obligation of such Party and any of its Affiliates under such settlement agreement, consent decree or similar Contract is the payment of monetary damages or other monetary obligations, in each case for which such Party has established adequate reserves or (ii) if such settlement agreement, consent decree or similar Contract would impose any other liability or obligation on such Party or any of its Affiliates (including any equitable obligations, injunctive relief, performance covenants or similar obligations), such Party shall have obtained the prior written consent of (x) in the case of Visa USA, Visa International and Visa Canada, (y) in the case of Visa International, Visa USA and Visa Canada and (z) in the case of Visa Canada, Visa International and Visa USA, in any such case, such consent not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Section 4.1 shall be construed to impose any restriction or limitation upon the ability of Visa International or Visa USA to enter into any settlement in respect of any Covered Litigation, subject to the terms and conditions of the Loss Sharing Agreement, the Interchange Judgment Sharing Agreement and the AMEX Judgment Sharing Agreement; and, provided, further, that no Party shall be liable to any other Person for monetary damages for any breach of the covenants contained in this Section 4.1; and the sole remedy of the other Parties in the event of any such breach shall be to assert the failure of the Restructuring Condition contained in Section 5.1(f) hereof.

Section 4.2 Regulatory and Other Approvals. Each of the Parties shall (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to any Governmental Authorities or any other Person required to consummate the transactions contemplated hereby, including each of the consents, approvals and waivers set forth on Schedule 5.1(h) hereto, (ii) provide such other information and communications to such Governmental Authorities or other Persons as any Party or such Governmental Authorities or other Persons may reasonably request and (iii) cooperate with the other Parties as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities and other Persons to consummate the transactions contemplated hereby. Each Party shall provide prompt notification to each of the other Parties when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise each of the other Parties of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

Section 4.3 Competition Filings. Without limitation of the covenants contained in Section 4.2, each of the Parties shall (a) to the extent not already filed prior to the date hereof, take promptly all actions necessary to make the filings required of it under all Competition Laws, (b) comply at the earliest practicable date with any request for additional information received by it from any Governmental Authority in the area of Competition Laws and (c) cooperate in all respects to assist each other Party in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or the other Transaction Documents commenced by any Governmental Authority in the area of Competition Laws.

Section 4.4 Preparation of S-4 Registration Statement and Consent Solicitation Statement. (a) As soon as practicable after the date hereof, Visa Inc. shall (and each of the other Parties shall cooperate to assist Visa Inc. to) prepare and file with the SEC a Registration Statement on Form S-4 covering the securities to be issued as Visa International Merger Consideration, VI LLC Merger Consideration, Visa USA Merger Consideration, Visa Canada Consideration and Inovant US Holdco Merger Consideration in connection with the Visa International Merger, the VI LLC Merger, the Visa USA Merger, the Visa Canada Amalgamation and the issuance of Class Canada Common Stock pursuant to Section 2.7(a) and the Inovant US Holdco Merger (the “S-4 Registration Statement”). The S-4 Registration Statement shall include a consent solicitation statement relating to the Visa International Member Approval and the Visa USA Member Approval described below (the “Consent Solicitation Statement”). Visa Inc. shall use its commercially reasonable efforts to (i) respond to any comments of the staff of the SEC with respect to the S-4 Registration Statement and the Consent Solicitation Statement and (ii) have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 Registration Statement effective as long as is necessary to consummate the Visa International Merger, the VI LLC Merger, the Visa USA Merger, the Visa Canada Amalgamation and the issuance of Class Canada Common Stock pursuant to Section 2.7(a) and the Inovant US Holdco Merger. Visa Inc. shall notify each of the other Parties promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the S-4 Registration Statement or the Consent Solicitation Statement or for additional information, and will supply each other Party with copies of all correspondence between Visa Inc. or any of its Representatives and the SEC with respect to the S-4 Registration Statement or the Consent Solicitation Statement. Each Party hereby covenants and agrees that the information to be provided by such Party for inclusion in the S-4 Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading, including but not limited to the financial statements (including the related notes and supporting schedules) of such Party, which shall fairly present, in all material respects, the financial condition and results of operations of such Party and its respective Subsidiaries at the dates and for the periods indicated. Visa Europe shall, and shall cause its Subsidiaries to, furnish Visa Inc. and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, the “Representatives”) such information and data concerning their respective businesses and operations as Visa Inc. or its Representatives may reasonably request in connection with the preparation of the S-4 Registration Statement (including its due diligence investigation in connection therewith), including by providing Visa Inc. with copies of the EGM Notice (as defined below) and such other materials provided by Visa Europe to its members as Visa Inc. shall have reasonably determined to file with the SEC pursuant to Rule 425 under the Securities Act, each in compliance with such Rule 425.

(b) Visa International shall seek, and shall use its commercially reasonable efforts to obtain, the written consent of the requisite voting power held by the members of Visa International, in accordance with the applicable provisions of the certificate of incorporation and by-laws of Visa International, the DGCL and this Agreement, to (i) adopt and approve this Agreement and (ii) approve the Visa International Merger and the Restructuring (the foregoing approvals, collectively, the “Visa International Member Approval”). In furtherance of the foregoing, the Board of Directors of Visa International shall (i) recommend the Visa International Member Approval by the members of Visa International entitled to vote thereon and (ii) solicit and use its commercially reasonable efforts to obtain the Visa International Member Approval. In furtherance of the foregoing, Visa International shall use its commercially reasonable efforts to cause the Consent Solicitation Statement to be mailed to each member of Visa International entitled to vote thereon as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act.

Visa International shall use its commercially reasonable efforts to obtain the Visa International Member Approval on the first date as is reasonably practicable after the date hereof or such other date as the Parties shall mutually agree. Each Party hereby covenants and agrees to comply with all policies established by Visa Inc. from time to time with respect to communications to members of Visa International, Visa Europe, Visa USA and Visa Canada in respect of the transactions contemplated hereby and hereby covenants and agrees to indemnify and hold harmless Visa Inc. and its Affiliates from and against any and all Liabilities incurred by any of them as a result of a breach by such Party of any such communications policies.

(c) Visa USA shall seek and shall use its commercially reasonable efforts to obtain the written consent of the requisite voting power held by the members of Visa USA, in accordance with the applicable provisions of the certificate of incorporation and by-laws of Visa USA, the DGCL and this Agreement, to (i) adopt and approve this Agreement and (ii) approve the Visa USA Merger, the Restructuring and the First Restated Visa USA Certificate of Incorporation (the foregoing approvals, collectively, the “Visa USA Member Approval”). In furtherance of the foregoing, the Board of Directors of Visa USA shall (i) recommend the Visa USA Member Approval by the members of Visa USA entitled to vote thereon and (ii) solicit and use its commercially reasonable efforts to obtain the Visa USA Member Approval. In furtherance of the foregoing, Visa USA shall use its commercially reasonable efforts to cause the Consent Solicitation Statement to be mailed to each member of Visa USA entitled to vote thereon as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. Visa USA shall use its commercially reasonable efforts to obtain the Visa USA Member Approval on the first date as is reasonably practicable after the date hereof or such other date as the Parties shall mutually agree. For the avoidance of doubt, Visa USA (and not any member thereof or any member of the Litigation Committee) shall be solely responsible for soliciting the Visa USA Member Approval.

(d) Visa Europe shall make such amendments to its Articles of Association as are necessary in order to enable Visa Europe on behalf of the members of Visa Europe to agree to effect a Transfer by those members to Visa Inc., following an exercise of the Put Option or the Call Option (as such terms are defined in the Visa Europe Put-Call Option Agreement) of all of the shares of Visa Europe’s capital stock then owned by the shareholders of Visa Europe (the “Visa Europe Member Approval”), the form of which amendments is attached hereto as Exhibit Z (the “VE Articles of Association Amendments”); provided, however, that (x) in no event shall Visa Europe commence solicitation of the Visa Europe Member Approval until after the date on which the S-4 Registration Statement has been declared effective by the SEC, (x) the notice of extraordinary general meeting sent to members of Visa Europe (the “EGM Notice”) after the effective date of the S-4 Registration Statement shall be accompanied by a copy of the Consent Solicitation Statement forming part of the S-4 Registration Statement which has been declared effective by the SEC and (y) Visa Inc. shall be entitled to file with the SEC pursuant to Rule 425 under the Securities Act the EGM Notice and any other written communications by Visa Europe to its members in connection with soliciting the Visa Europe Member Approval which Visa Inc. shall have reasonably determined to file with the SEC pursuant to Rule 425 under the Securities Act. Visa Europe shall have the right to approve any portions of the S-4 Registration Statement and the Consent Solicitation Statement (and any amendments thereto) that contain any information with respect to Visa Europe, in each case prior to the filing thereof with the SEC. With respect to any comments or questions received from the SEC with respect to any portion of the S-4 Registration Statement and/or the Consent Solicitation Statement that pertain to Visa Europe, Visa Inc. and Visa Europe shall each cooperate and use their best efforts to mutually agree upon the form and substance of each response to any such comments within three (3) Business Days after the receipt thereof. If Visa Inc. and Visa Europe shall have failed to agree upon the form and substance of any response to any such comment from the SEC, any matters remaining in dispute with respect thereto shall be submitted for resolution by the full Board of Directors of Visa International, which shall consider and resolve all such disputed matters within five (5) days after the submission thereof by either Visa Inc. or Visa Europe to the Board of Directors of Visa International.

(e) Visa Canada shall seek and shall use its commercially reasonable efforts to obtain the approval of the requisite voting power held by the members of Visa Canada, in accordance with the applicable provisions of the Corporations Act (Ontario), the OBCA, the constating documents and by-laws of Visa

Canada and this Agreement, to (i) adopt and approve this Agreement and (ii) approve the by-law amendments contemplated by Section 2.1(c) of this Agreement, the supplementary letters patent contemplated by Section 2.1(d) hereof and the supplementary letters patent, articles of amendment and restated articles of incorporation contemplated by Section 2.7(b) and (iii) approve the Visa Canada Amalgamation and the Restructuring (the foregoing approvals, collectively, the “Visa Canada Member Approval”). In furtherance of the foregoing, (x) the Board of Directors of Visa Canada shall recommend the Visa Canada Member Approval by the members of Visa Canada entitled to vote thereon (the “Visa Canada Board Recommendation”) and (y) Visa Canada shall solicit and use its commercially reasonable efforts to obtain the Visa Canada Member Approval. In furtherance of the foregoing, Visa Canada shall use its commercially reasonable efforts to cause the Consent Solicitation Statement to be mailed to each member of Visa Canada entitled to vote thereon as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. Visa Canada shall use its commercially reasonable efforts to obtain the Visa Canada Member Approval on the first date as is reasonably practicable after the date hereof or such other date as the Parties shall mutually agree.

Section 4.5 True-Up of Visa Inc. Common Stock.

(a) Visa Inc. shall determine the basis upon which the Class USA Common Stock shall be converted into Class B Common Stock and each of the Class EU Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock and Class CEMEA Common Stock shall be converted into Class C Common Stock. Such determination shall be made as set forth in this Section 4.5 and, promptly upon the making of such determination, such determination shall be reported to the Visa Inc. Board of Directors and to the Review Committee, together with such supporting documentation and other information as may be requested by the Visa Inc. Board of Directors and/or the Review Committee, in order to review the basis upon which such determination was made.

(b) Within fifteen (15) days after the date hereof, each Integrated Region shall deliver to Visa Inc. a Quarterly Statement with respect to the six (6) months ended on the last day of the last fiscal quarter ended immediately prior to the date hereof. Not later than fifteen (15) days after the last day of each fiscal quarter occurring after the date hereof and prior to the True Up Distribution Date, each Integrated Region shall deliver to Visa Inc. a Quarterly Statement with respect to the twelve (12) months (or, in the case of the quarter ending June 30, 2007, nine (9) months) ended on the last day of such most recently completed fiscal quarter. If any Integrated Region shall fail to timely deliver a Quarterly Statement when required pursuant to this Section 4.5, the management of Visa Inc. shall determine, in good faith and through the use of a general ledger report (and subject to an Accountant’s Attestation (as defined in Section 4.5(e)) if such calculations are to be used in connection with the True-Up Notice delivered pursuant to Section 4.5(e)), the Actual Marketing Expense Amount and Actual Net Revenue Amount of such Integrated Region for the applicable period, which determination, absent manifest error, shall be “conclusive” for all purposes of this Agreement.

(c) Within thirty-five (35) days after the receipt by Visa Inc. of all Quarterly Statements with respect to any completed fiscal quarter, Visa Inc. shall deliver to each Integrated Region a written notice (each an “Interim True Up Notice”) setting forth each Integrated Region’s applicable Actual Net Revenue Amount and Actual Marketing Expense Amount, and a calculation of the Class USA Conversion Rate, the Class EU Conversion Rate, the Class Canada Conversion Rate, the Class AP Conversion Rate, the Class LAC Conversion Rate, the Class CEMEA Conversion Rate and the Adjusted Ownership Percentages for each Integrated Region, in each case as of the last day of such most recently completed fiscal quarter, based on the information contained in the applicable Quarterly Statements, which calculations shall have been reviewed by internal audit personnel designated by Visa Inc.

(d) Visa Inc. shall have the right, exercisable at any time upon the delivery of written notice (an “Audit Notice”) to any Integrated Region, to conduct an examination, either through its internal or independent accountants, auditors or other representatives, of the books, records and other relevant information with respect to each Integrated Region, in order to evaluate the information set forth in any Quarterly Statement or any schedule or accompanying documents included therewith. Upon receipt of an Audit Notice, each

Integrated Region shall cooperate in good faith with Visa Inc. and its representatives, including by making available its personnel, representatives and all records and other information relevant to such calculations, in order for Visa Inc. to determine the Actual Marketing Expense Amount and Actual Net Revenue Amount for such Integrated Region (and, in the case of Visa AP, Visa LAC or Visa CEMEA, the Individual Adjustment Factor applicable to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliate Member or Eligible Visa CEMEA Affiliated Member, as applicable) for the period with respect to which such Audit Notice was delivered.

(e) As promptly as practicable after the Visa Inc. Board of Directors shall have determined the most recent quarterly financial statements of Visa Inc. to be included in the initial filing of the S-1 Registration Statement with the SEC, Visa Inc. shall deliver written notice of such determination (the “Intra-Regional True-Up Notice”) to the senior executive officer and senior financial officer of Visa AP, Visa LAC and Visa CEMEA. The Quarterly Statement of Visa AP, Visa LAC and Visa CEMEA, with respect to the fiscal quarter referred to in the Intra-Regional True-Up Notice shall be accompanied by a separate schedule (which shall for all purposes hereof be deemed a part of such Quarterly Statement) identifying each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member or each Eligible Visa CEMEA Affiliated Member, as applicable, and setting forth opposite the name thereof a calculation of the Individual Adjustment Factor of such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, in each case based upon the books and records of Visa AP, Visa LAC or Visa CEMEA, as applicable, as of the end of the most recent quarter ended prior to the date of such Quarterly Statement for which the relevant information is available and has been validated in accordance with the policies and procedures of Visa AP, Visa LAC or Visa CEMEA, applicable.

(f) As promptly as practicable after the end of the fiscal quarter immediately preceding the estimated date of the initial filing of the S-1 Registration Statement with the SEC and, thereafter, as promptly as practicable after the end of each succeeding fiscal quarter until the S-1 Registration Statement shall have been declared effective by the SEC, Visa Inc. shall deliver to the senior executive officer and senior financial officer of each Integrated Region a written notice (a “True-Up Notice”) setting forth (x) the Measuring Period and (y) a calculation of the Actual Marketing Expense Amount and Actual Net Revenue Amount for each Integrated Region during the Measuring Period and a calculation of the Class USA Conversion Rate, the Class EU Conversion Rate, the Class Canada Conversion Rate, the Class AP Conversion Rate, the Class LAC Conversion Rate, the Class CEMEA Conversion Rate and the Adjusted Ownership Percentage of each Integrated Region (and, in the case of Visa AP, Visa LAC and Visa CEMEA, the Individual Adjustment Factor applicable to each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member, as applicable), in each case prepared on the basis of financial information that has become “conclusive” in accordance with this Section 4.5. Notwithstanding anything to the contrary contained herein, the True-Up Notice shall not be delivered prior to, and the Measuring Period must contain the results for the fiscal quarter ending, September 30, 2007. The True-Up Notice shall (i) be accompanied by an attestation of Visa Inc.’s external independent accountants substantially in the form attached hereto as Exhibit AA (an “Accountant’s Attestation”) and (ii) be final, conclusive and legally binding on all Parties and all stockholders of Visa Inc. absent manifest error. To the fullest extent permitted by applicable Law, each Party hereby waives any right to contest, and covenants and agrees not to assert any claim at law or in equity with respect to, the accuracy or validity of the True-Up Notice. Notwithstanding the foregoing, if, at any time after the delivery of a True-Up Notice, Visa Inc. shall have determined in good faith to change the last quarter of the Measuring Period in order to conform it to the last quarter for which financial statements will be included in the initial or any subsequent filing of the S-1 Registration Statement or any amendment thereto, Visa Inc. shall be entitled to withdraw any previously delivered True-Up Notice and deliver a request to each Integrated Region that each Integrated Region submit a new Quarterly Statement with respect to the twelve (12) month period ended on the last day of the quarter for which financial statements will be included in the S-1 Registration Statement. In the case of Visa AP, Visa LAC and Visa CEMEA, such new True-Up Statement shall be accompanied by a separate schedule (which shall for all purposes hereof be deemed a part of such Quarterly Statement) identifying each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member or each Eligible Visa CEMEA Affiliated Member, as applicable, and setting forth opposite the name thereof a calculation of the Individual Adjustment Factor of such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, in each case based upon the books and records of Visa AP, Visa LAC or Visa CEMEA, as applicable, as of the end of the most recent quarter ended prior to the date of such new Quarterly Statement for which the relevant information is available and has been validated in accordance with the policies and procedures of Visa AP, Visa LAC or Visa CEMEA, applicable. Within thirty-five (35) days after the receipt by Visa Inc. of all such Quarterly Statements, Visa Inc. shall deliver a new True-Up Notice to each Integrated Region.

(g) The financial information contained in any Quarterly Statement or any schedule or accompanying documents included therewith shall become “conclusive” and binding on the Integrated Region submitting such Quarterly Statement at the time such Quarterly Statement is delivered to Visa Inc. unless Visa Inc. shall subsequently deliver an Audit Notice with respect to any such information or (B) in any subsequent Quarterly Statement delivered in accordance with this Section 4.5, the senior executive officer and senior financial officer of such Integrated Region, shall have certified to a revised calculation of Actual Marketing Expense Amount and/or Actual Net Revenue Amount (or, in the case of Visa AP, Visa LAC and Visa CEMEA, the Individual Adjustment Factor applicable to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable) for the applicable period. In the event that Visa Inc. shall have delivered an Audit Notice with respect to any financial information contained in any Quarterly Statement, upon the conclusion of Visa Inc.’s examination in accordance with paragraph (c) of this Section 4.5, Visa Inc. shall deliver to the senior executive officer and senior financial officer of each Integrated Region a written notice, which may be included in the True Up Notice or any Interim True-Up Notice, as applicable (a “Determination Notice”), setting forth any revisions or corrections to such financial information, which revised or corrected financial information shall become “conclusive” for purposes of this Section 4.5, absent manifest error if such Determination Notice is accompanied by an Accountant’s Attestation.

(h) In the event that the S-1 Registration Statement is not filed with the SEC prior to September 30, 2008, for any reason, then Visa Inc. shall deliver a True-Up Notice to the senior executive officer and senior financial officer of each Integrated Region no later than thirty-five (35) days after receipt of all Quarterly Statements with respect to the fiscal quarter ended September 30, 2008, and the process described in this Section 4.5 shall proceed in accordance with the terms hereof.

(i) On the date that is 10 Business Days after the delivery of the True-Up Notice (the “True-Up Distribution Date”), Visa Inc. shall issue to each holder of shares of any Regional Class of Common Stock certificates representing the number of shares of Class B Common Stock or Class C Common Stock, as applicable, into which the shares of the Regional Class of Common Stock held by such holder shall have been converted pursuant to the Restated Visa Inc. Certificate of Incorporation.

Section 4.6 Commercially Reasonable Efforts. Without limitation of Sections 4.2 and 4.3, subject to the terms and conditions contained herein, each Party shall, and shall cause each of its Subsidiaries to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the Restructuring Conditions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, those contemplated by Article II hereof), including their commercially reasonable efforts to obtain, prior to the Restructuring Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with each Transaction Party and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Visa USA shall use its commercially reasonable efforts to obtain, as promptly as is practicable, the execution and delivery of each of the Loss Sharing Agreement and the Interchange Judgment Sharing Agreement by members of Visa USA who collectively hold not less than 59.4% of the aggregate Membership Proportion (as defined in the Certificate of Incorporation of Visa USA, as in effect on the date hereof).

Section 4.7 Notification of Certain Matters. Each Party shall promptly notify each other Party of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (i) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Restructuring Closing Date or (ii) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect; provided, however, that no such notification shall modify the representations and warranties of any Party or the conditions to the obligations of any Party hereunder. Each Party shall give prompt notice to the other Parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 4.8 Public Announcements. Upon the execution of this Agreement, the Parties shall be entitled to issue a joint press release with respect to this Agreement and the transactions contemplated hereby in a form to be mutually agreed by the Parties (each such Party’s consent to the form of such press release not to be unreasonably withheld). Thereafter, any subsequent press release or other public statement with respect to the transactions contemplated hereby shall be submitted for prior written approval by Visa Inc.; provided, however, that Visa Europe shall be permitted, with the prior written consent of Visa Inc. to issue a press release tailored for Europe signed by the Chairman of the Board of Directors or the President of Visa Europe.

Section 4.9 Covered Litigation. (a) The Litigation Committee shall act in good faith to determine a reasonable amount in light of prevailing facts and circumstances (expressed as a percentage of the expected net proceeds to be received by Visa Inc. from the offering of shares of Class A Common Stock in the IPO) (such amount, the “Escrow Amount”) and shall notify Visa Inc. in writing of the Escrow Amount not less than twenty (20) Business Days prior to the expected IPO Date. Not later than two (2) Business Days prior to the IPO Date, the Visa Inc. Board of Directors shall determine the Aggregate Redemption Amount. As promptly as practicable, and in any event within five (5) Business Days, after the IPO Date, Visa Inc. shall cause the Escrow Amount to be deposited into the Escrow Account, subject to the terms and conditions of the Escrow Agreement and of the rights of the holders of Class B Common Stock as set forth herein, in the Escrow Agreement and in the Restated Visa Inc. Certificate of Incorporation. No funds of the Corporation other than the Escrow Amount (including any interest earned thereon and any amounts which have been deposited into the Escrow Account from the proceeds of any sale of Loss Shares in accordance with Section 4.26 of the Restated Visa Inc. Certificate of Incorporation) shall be held in the Escrow Account or otherwise co-mingled with the Escrow Amount. Prior to the Escrow Termination Date, no disbursements shall be made from the Escrow Account except in accordance with the terms and conditions of the Escrow Agreement. From and after the Escrow Termination Date, any and all funds remaining on deposit in the Escrow Account shall be disbursed to and retained by Visa Inc. On the Redemption Date, Visa Inc. shall redeem from the holders of Class B Common Stock and Class C Common Stock the applicable Redemption Shares in accordance with the provisions of Section 4.18 of the Restated Visa Inc. Certificate of Incorporation.

(b) From and after the Restructuring Closing Date, in the event that Visa USA or Visa International incur or has incurred any Visa Litigation Obligation, Visa Inc. shall cause such Visa Litigation Obligation to be discharged and satisfied in the manner provided in Sections 1(g) and 3(b) of the Loss Sharing Agreement.

(c) If (i) Visa Inc. shall issue any Loss Shares in accordance with Section 4.26 of the Restated Visa Inc. Certificate of Incorporation or (ii) Visa Inc. is requested by the Litigation Committee to offer any Loss Shares, which request shall specify the number of Loss Shares proposed to be offered (provided, however, that, the Litigation Committee shall not be entitled to make any such request (x) more frequently than twice in any twelve (12) month period or (y) with respect to any requested offering that is not reasonably expected to yield net proceeds of at least $100,000,000, in either such case, unless Visa Inc. or any of its Affiliates shall have actually incurred a Liability in respect of any Visa Litigation Obligation at the time of such request and there shall be no funds on deposit in the Escrow Account at such time, or the funds on deposit shall be insufficient to satisfy such Liability), Visa Inc. shall, as promptly as practicable, file with the SEC a registration statement for an underwritten offering of such Loss Shares (which may be on a “firm commitment” or other basis determined by Visa Inc.), and shall use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act, and to complete such offering, in each case as promptly as practicable. Visa Inc. shall select one or more underwriters for such offering of Loss Shares. Notwithstanding the foregoing, Visa Inc. may delay the filing or effectiveness of a registration statement for a period of time not to exceed an aggregate of one hundred twenty (120) days in any twelve (12) month period if (A) the Visa Inc. Board of Directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, assets, operations, condition (financial or otherwise), performance, property or prospects of Visa Inc. and its Subsidiaries, taken as a whole, or (B) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the Visa Inc. Board of Directors determines, in good faith, that any such disclosure could jeopardize the success of such transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the Visa Inc. Board of Directors and the Board of Directors of Visa USA shall not approve or authorize any portion of any settlement of any of the Covered Litigation which (i) would (or might) require the payment of any sums held in the Escrow Account to fund such settlement, (ii) would or might require the sale of any Loss Shares to fund any obligation in respect of such settlement, or (iii) which would or might require any Specified Settlement Voting Member to make any cash payment (whether required by contract, by the operation of any by-law of Visa International or Visa USA or otherwise) (any such settlement, a “Specified Settlement”), unless (1) such settlement is expressly subject to the approval of or (2) has been approved by the affirmative vote of Specified Settlement Voting Members representing two-thirds (2/3) of the votes entitled to be cast by the Specified Settlement Voting Members (which approval can be provided by written consent).

(e) Visa USA and Visa International shall, and/or Visa Inc. shall cause Visa USA and Visa International to, undertake all commercially reasonable actions to enforce the obligations of each other party to the Loss Sharing Agreement and each Judgment Sharing Agreement. Until the date on which all of the Covered Litigation has been finally settled or there are final, nonappealable judgments with respect to all of the Covered Litigation, Visa USA, Visa International and Visa Inc. shall maintain the Litigation Committee (which shall solely have contractual duties and, to the fullest extent permitted by applicable Law, shall not have any fiduciary duty to Visa USA or its members, to Visa Inc. or to any other Person). The duties of the Litigation Committee shall be set forth in the Litigation Management Agreement.

(f) Escrow Fund. Visa Inc., in accordance with the terms of the Escrow Agreement, shall promptly deposit into the Escrow Account all proceeds, net of any underwriting discounts or other sales commissions, received from the sale of any Loss Shares, and the Applicable Conversion Rate with respect to each share of Class B Common Stock shall be reset as provided in the Restated Visa Inc. Certificate of Incorporation.

Section 4.10 Tax Obligations. (a) Each Party hereby acknowledges and agrees that all Taxes as a result of the transactions contemplated by this Agreement and the other Transaction Documents shall be borne by the Party that incurs such Tax liability. Without limitation of the foregoing, any Taxes incurred by any member or other equity holder in any Party as a result of the transactions contemplated hereby, including upon a redemption from such Persons of any shares of Visa Inc. Common Stock held by such Persons following the IPO, shall be paid directly by such members or other equity holders in each applicable jurisdiction (and shall not be payable by Visa Inc. or its Affiliates).

(b) Visa Inc. will provide Visa Europe and/or VESI, as applicable, with such information regarding Visa Inc. and its Affiliates (and only such information) and upon such frequency as is required under applicable tax requirements to support any proposed or existing position on any Tax Return or claim relating to Tax by Visa Europe or VESI, in each case relating to the substantial shareholdings exemption under Schedule 7AC TCGA. Visa Europe shall maintain all such information strictly confidential and not disclose it other than (a) to those employees and directors of Visa Europe who have a need to know such information for the foregoing purposes (and Visa Europe shall use its commercially reasonable efforts to minimize the number of such employees and directors needing access to such information), (b) as required by Law or requested of Visa Europe by a Government Authority (provided that Visa Europe shall use its best reasonable efforts to minimize the extent of such disclosure), (c) to Visa Europe’s external accounting and legal advisors, under a duty of confidence or (d) as is required to be included with or disclosed to support any Tax Return or claim relating to Tax by Visa Europe or VESI relating to the substantial shareholdings exemption under Schedule 7AC TCGA. Without limiting the generality of the foregoing, Visa Europe will cooperate with Visa Inc. to (i) provide clarity regarding the specific data that is necessary and (ii) agree upon a delivery mechanism for such information, which in any case must permit Visa Europe to comply with such applicable tax requirements.

Section 4.11 Regionality. The Parties hereby covenant and agree for the benefit of each Party (other than Visa Europe) that prior to the Restructuring Closing Date, Visa Inc., Visa USA, Visa Canada, Visa AP, Visa CEMEA and Visa LAC will develop internal Visa regional operating guidelines based on the following principles: (i) Visa Inc. will be organized around existing regional subsidiaries and operating divisions, (ii) regional management will have responsibility for regional P&Ls, (iii) regional business plans will be developed at the regional level in accordance with Visa Inc.’s global business plan, (iv) regions will have adequate flexibility in the area of marketing and advertising, as well as in market development and (v) customer advisory councils may be organized to gather customer input.

Section 4.12 Release; Indemnity. (a) Effective upon and after, but subject to the occurrence of, the Restructuring Closing, Visa Inc., Visa International and Visa USA (for purposes of this Section 4.12, each a “Releasor”) hereby fully and irrevocably release and discharge each of (i) Visa Europe, Visa Canada, each other current or former member of Visa International (including Visa USA, subject only to such obligations as Visa USA may have by reason of any Judgment Sharing Agreements or Loss Sharing Agreement it has entered into with respect to any Covered Litigation), (ii) each current or former member, member of a member, stockholder, or other holder of any equity interest in any of the foregoing Persons (subject only to such obligations as any members of Visa USA may have with respect to any Covered Litigation by reason of any provisions of the Transaction Documents, including the Restated Visa Inc. Certificate of Incorporation or the certificate of incorporation or by-laws of Visa USA), (iii) each predecessor, successor, Subsidiary, division, department, Affiliate, officer, director, employee and assignee of the foregoing Persons and (iv) each non-member “special licensee” previously approved for participation in the Visa system by the Board of Directors of Visa International (each a “Released Person”) from any and all Released Claims.

(b) For purposes of this Section 4.12, the term “Released Claims” shall mean any and all Liabilities, if any, known or unknown, in respect of any claim, right, or cause of action arising from the Covered Litigation that could be asserted by Visa Inc., Visa International or Visa USA after the Restructuring Closing, whether such claims are based on Law, common law, contract, tort or otherwise, including, without limitation, claims pursuant to Section 2.11 or Section 15.06 of the By-Laws of Visa International or Section 1.11 of the Operating Regulations of Visa International or Section 1.7 of the Operating Regulations of Visa Canada which Visa International or Visa Inc. ever had, presently have, or may in the future have, for, or by reason of, any matter, event or facts whatsoever occurring prior to the Restructuring Closing Date. Notwithstanding the foregoing, as to Visa USA or any of its members, Released Claims as used in this Section shall not include any Liabilities arising from the Covered Litigation and that are the subject of obligations of Visa USA or its members under the Interchange or Amex Judgment Sharing Agreements or the Transaction Documents, including, to the extent such obligations exist, the Restated Visa Inc. Certificate of Incorporation or Restated Visa Inc. By-Laws, or the Certificate of Incorporation or By-Laws of Visa USA or Visa International.

(c) Releasors hereby expressly waive, with respect to the Released Claims, the provisions, rights, and benefits of California Civil Code § 1542, to the extent applicable, and of any other statutory or common law provision that is similar, comparable, or equivalent to California Civil Code § 1542. Releasors acknowledge that, with respect to the Released Claims: (i) Releasors may have sustained Liabilities in connection with the subject matter of the any Released Claim that are presently unknown or not suspected, and that such Liabilities, if any, may give rise to additional Liabilities in the future that are not now anticipated by

Releasors; and (ii) that the provisions contained in this Section 4.12 have been negotiated and agreed upon despite this realization and, being fully advised, expressly and Releasors intentionally waive any and all rights they may have under any statute or other law limiting releases of unknown claims, including but not limited to California Civil Code § 1542, which reads as follows:

“SECTION 1542. GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(d) Visa Inc. shall indemnify and hold harmless each current and former member of Visa International, Visa Europe and Visa Canada (each, an “Indemnified Person”) from and after the Restructuring Closing Date against all Liabilities incurred by such Indemnified Person with respect to any claim asserted in a U.S. court by a U.S. merchant or current plaintiff in the Covered Litigation against such Indemnified Person based on the same or substantially similar factual allegations or claims for relief asserted in the Covered Litigation.

Section 4.13 Termination of Regional Group Member. Visa International and Visa Europe hereby agree that, effective at and subject to the occurrence of the Visa International Merger, Visa Europe’s membership in Visa International shall, automatically and without any further action to be taken by Visa International, Visa Europe or any other Person, be terminated pursuant to the Visa International Merger and, from and after the Visa International Merger Effective Time, Visa Europe shall cease to be a Regional Group Member (as such term is defined in the By-Laws of Visa International) of Visa International or to hold any membership or other equity interest in Visa International; and, notwithstanding anything to the contrary in this Agreement or any other document, Visa Europe shall cease to have any obligation or Liability pursuant to any provision of the Regional Group Member Agreement or any other document, other than as provided in any Transaction Document.

Section 4.14 Regional Directors of Visa Inc. Each of the Parties hereto hereby acknowledges and agrees that, after the Restructuring Closing Date, each Regional Director (as such term is defined in the Restated Visa Inc. Certificate of Incorporation) shall be a Class I director serving an initial term that expires on the first anniversary of the Restructuring Closing Date. Upon the expiration of the initial term of the Regional Directors, each of the Parties hereby covenants and agrees to take any actions necessary or desirable to cause each Regional Director, provided that he or she continues to satisfy the requirements specified in Section 5.2(c) of the Restated Visa Inc. Certificate of Incorporation, to be re-nominated for election to a second term as a director of Visa Inc., which second term shall expire on the fourth anniversary of the Restructuring Closing Date.

Section 4.15 Canada Transaction Documents. Each of Visa Inc. and Visa International, on the one hand, and Visa Canada, on the other hand, hereby covenants and agrees to cooperate in good faith and use its commercially reasonable efforts to negotiate, as promptly as practicable after the date hereof, forms that are mutually acceptable of (i) the Visa Canada Regional Services Agreement evidencing, continuing and restating the existing commercially rights of Visa Canada, with such amendments as are necessary to enable Visa Canada to enter into the Canadian Services Agreements with each member of Visa Canada, (ii) the Canadian Services Agreements to evidence, consolidate and restate the continuation of the existing commercial rights of Visa Canada members from and after the Restructuring Closing, (iii) the Canadian Trade Mark Agreements to evidence, continue and restate the existing trade mark rights of Visa Canada and Visa Canada members and (iv) the Support Agreement between Visa Inc. and Visa Canada members, supporting the obligations of Visa Canada pursuant to each Canadian Services Agreement (the contracts referred to in the foregoing clauses (i) – (iv), the “Canada Transaction Documents”).

ARTICLE V

CONDITIONS TO RESTRUCTURING CLOSING

Section 5.1 Conditions Precedent to Each Party’s Obligation to Effect the Restructuring. The respective obligations of each Party to effect the Restructuring are subject to the satisfaction, or waiver in writing (other than the conditions contained in paragraph (a) of this Section 5.1, which may not be waived) by the Part(y)(ies) entitled to the benefit thereof, at or prior to the Restructuring Closing, of each of the following conditions:

(a) Approval by Members. Each of (i) the Visa International Member Approval, (ii) the Visa USA Member Approval, (iii) the Visa Europe Member Approval, (iv) the Visa Canada Member Approval, (v) the Visa Inc. Stockholder Approval, (vi) the Inovant US Holdco Stockholder Approval, (vii) the Visa USA Merger Sub Member Approval, (viii) the VI Merger Sub Member Approval and (ix) the VI LLC Approval shall have been duly obtained;

(b) Competition Laws. Any waiting periods under all applicable Competition Laws with respect to the Restructuring and other transactions contemplated herein shall have expired or been terminated;

(c) Other Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Parties to perform their obligations hereunder and to consummate the Restructuring shall (i) have been duly obtained, made or given, (ii) be in form and substance reasonably satisfactory to each Party, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the Restructuring shall have occurred;

(d) Injunction. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign Governmental Authority of competent jurisdiction, and no other legal restraint or prohibition preventing the consummation of the Restructuring shall be in effect;

(e) Statutes. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, restricts or enjoins the consummation of the Restructuring or has the effect of making the Restructuring illegal;

(f) Other Transaction Documents; Pre-Closing Covenants. Each other Transaction Document shall have been duly executed and delivered by each of the Parties thereto, and each of the covenants and agreements of each Party hereto to be performed prior to the Restructuring Closing pursuant to this Agreement (including, without limitation, each of the actions contemplated by Article II hereof) shall have been duly performed in all material respects;

(g) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(h) Consents, Approvals, Etc. Each of the consents, approvals, waivers authorizations, Permits and other requirements set forth on Schedule 5.1(h) shall have been duly obtained prior to the Restructuring Closing Date and shall remain valid and in full force and effect at the Restructuring Closing;

(i) VE Articles of Association Amendments. The VE Articles of Association Amendments shall have been approved and adopted by Visa Europe’s members and such VE Articles of Association Amendments shall be in full force and effect, and Visa Europe shall have delivered to Visa Inc. a written opinion of Counsel to Visa Europe substantially in the form attached hereto as Schedule 5.1(i);

(j) Visa Inc. Board of Directors. Effective as of the Visa International Merger Effective Time, the Board of Directors of Visa Inc. shall be comprised of not less than seventeen (17) directors, in accordance with the provisions of the Restated Visa Inc. Certificate of Incorporation, at least ten (10) of whom shall be Independent Directors;

(k) Contribution of Visa USA. The assets of Visa USA owned indirectly by Visa Inc. pursuant to the Restructuring shall represent at least sixty percent (60%) of the capital and surplus of Visa Inc. on a consolidated, pro forma basis after giving effect to the Restructuring Closing;

(l) Legal Opinions. (i) Visa Inc., Visa International, Visa USA, Visa Europe and Visa Canada shall each have received a written opinion of outside legal counsel to Visa Inc. substantially in the form separately delivered to each such Party on the date hereof and (ii) Visa Inc. shall have received a written opinion of outside legal counsel to Visa Europe substantially in the form separately delivered to Visa Inc. on the date hereof;

(m) Amendment of Visa International Operating Regulations. Section 1.11 of the Operating Regulations of Visa International shall have been amended in order to eliminate the right of Visa International to obtain indemnification thereunder from any member of Visa International except for indemnification with respect to actions or omissions of such member or its Affiliates occurring after the Restructuring Closing.

(n) Officer’s Certificates. Each Party shall have received from each other Party a certificate in the form attached hereto as Exhibit BB, each executed by a duly authorized officer on behalf of each such other Party.

Section 5.2 Conditions Precedent to Visa Europe’s Obligation to Effect the Restructuring. In addition to the conditions contained in Section 5.1, the obligation of Visa Europe and VESI to effect the Restructuring is subject to the satisfaction or waiver, at or prior to the Restructuring Closing, of the following conditions:

(a) Visa International, Visa Europe, VESI and the Trustee (as defined in the Trust Agreement), as applicable, shall have entered into (i) an amendment to the Tax Indemnification Agreement among Visa International, Visa Europe, VESI and the Trustee, each dated July 1, 2004 substantially in the form attached hereto as Exhibit BB, (ii) an amendment to the Tax Deed, dated July 1, 2004, among Visa Europe, VESI, Visa International and Wilmington Trust Company, as Trustee, substantially in the form attached hereto as Exhibit CC and (iii) an amendment to the Irrevocable Trust Agreement, dated July 1, 2004, between VESI and Wilmington Trust Company, as Trustee, substantially in the form attached hereto as Exhibit DD;

(b) Visa Europe and VESI shall have received from HM Revenue and Customs a ruling or clearance, as applicable, satisfactory to them in their reasonable discretion (i) that Section 135 and 136 of the TCGA will apply in respect of the relevant transactions forming part of the Restructuring and Section 137 of the TGCA will not apply to prevent the application of those Sections and (ii) in relation to the availability of the substantial shareholdings exemption in Schedule 7AC TCGA to any disposal by Visa Europe and VESI of shares in Visa Inc.;

(c) Visa International, Visa Europe and/or VESI, as applicable, shall have entered into a termination agreement (the “2004 Termination Agreement”) terminating the provisions of the Business Transfer Agreement (as defined in the 2004 Termination Agreement) and of certain other agreements entered into in connection with the 2004 Spin-Off (as defined in the 2004 Termination Agreement), identified on Schedule 5.2(c) hereto, in each case in form and substance reasonably satisfactory to each of Visa International and Visa Europe.

Section 5.3 Conditions Precedent to Visa Canada’s Obligation to Effect the Restructuring. In addition to the conditions contained in Section 5.1, the obligation of Visa Canada to effect the Restructuring is subject to the satisfaction or waiver, at or prior to the Restructuring Closing, of the condition that Visa Canada and its members shall have received an advance income tax ruling from the Canada Revenue Agency with respect to the income tax consequences to Visa Canada and its members of the proposed Restructuring, in form and substance acceptable to Visa Canada, in its reasonable discretion.

Section 5.4 Frustration. No Party shall be entitled to rely upon the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Restructuring Closing to occur, as required by Sections 4.2, 4.3 and 4.6.

ARTICLE VI

TERMINATION

Section 6.1 Grounds for Termination. This Agreement may be terminated at any time before the Restructuring Closing only:

(a) by mutual written consent of all of the Parties;

(b) by any Party, if any court or other Governmental Authority of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law or Governmental Order (that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the Restructuring and such Law or Governmental Order shall have become final and nonappealable; provided, however, that the Party seeking to terminate pursuant to this Section 6.1(b) shall have used its commercially reasonable efforts to challenge such Law or Governmental Order in accordance with Section 4.6;

(c) by any Party if, following a vote of the members or other equity holders of any other Party (other than the Party seeking to terminate this Agreement pursuant to this Section 6.1(c)) the approval of which members or other equity holders is a Restructuring Condition, the applicable subsection of the condition contained in Section 5.1(a) requiring such approval shall not have been satisfied;

(d) by any Party, if the Restructuring Closing shall not have occurred (other than as a result of the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement, including without limitation its obligations under Section 4.6) on or prior to June 30, 2008, or such later date as the Parties may mutually agree upon;

(e) by the mutual written consent of Visa Inc., Visa International, Visa USA and Visa Europe at any time after October 1, 2007, if the definitive form of each of the Canada Transaction Documents has not been mutually agreed prior to such date in accordance with Section 4.15; or

(f) automatically on the 21st day after the date hereof unless each of the Loss Sharing Agreement and the Interchange Judgment Sharing Agreement shall have been executed and delivered by members of Visa USA who collectively hold not less than 59.4% of the aggregate Membership Proportion (as defined in the Certificate of Incorporation of Visa USA, as in effect on the date hereof); provided that this Agreement shall not terminate if, prior to such 21st day the Transition Governance Committee established by Visa International, Visa USA, Visa Europe and Visa Canada for the purposes of overseeing the negotiation of the Restructuring shall have approved, by a majority vote, an extension of time to obtain the execution and delivery of such agreements by a sufficient number of members of Visa USA; provided further that the Transition Governance Committee shall not extend the time to obtain such execution beyond the 90th day after the date hereof.

Section 6.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall thereupon become void and have no effect, and there shall be no Liability hereunder on the part of any Party. Nothing in this Section 6.2 shall relieve any Party of Liability for any breach of this Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 7.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given when sent if delivered personally or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or other means of electronic communication to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that if delivered by facsimile or other means of electronic communication, such notice, claim, demand or other communication shall also be delivered by registered or certified mail (postage prepaid, return receipt requested) as soon as practicable thereafter:

If to Visa Inc., VI Merger Sub, VI LLC or Visa USA Merger Sub, to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention: General Counsel

Facsimile: (650) 432-7436

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Kevin Keogh, Esq.

 S. Ward Atterbury, Esq.

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

If to Visa International, to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention: General Counsel

Facsimile: (650) 432-7436

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Kevin Keogh, Esq.

 S. Ward Atterbury, Esq.

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

If to Visa USA, to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention: General Counsel

Facsimile: (650) 554-3711

With a copy (which shall not constitute notice) to:

Holme, Roberts & Owen LLP

1700 Lincoln Street

Suite 4100

Denver, Colorado 80203-4541

Attention: Dean Salter, Esq.

Telephone: (303) 866-0245

Facsimile: (303) 866-0200

If to Visa Europe or VESI, to:

P.O. Box 39662

London, W2 6WH

United Kingdom

Attention: General Counsel

Facsimile: +44-207-937-0877

With a copy (which shall not constitute notice) to:

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Robert Thornton Smith, Esq.

Telephone: (212) 903-9000

Facsimile: (212) 903-9019

If to Visa Canada, to:

P.O. Box 124

Toronto, Ontario

Canada M5H 3Y2

Attention: General Counsel

Facsimile: (416) 860-8873

With a copy (which shall not constitute notice) to:

Ogilvy Renault LLP

Suite 3800

Royal Bank Plaza, South Tower

200 Bay Street

P.O. Box 84

Toronto, Ontario

Canada M5J 2Z4

Attention: Andrew Fleming

Telephone: (416) 216-4007

Facsimile: (416) 216-3930

If to Inovant, to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention: President

Facsimile: (650) 432-1938

Section 7.3 Survival. Each Party’s representations and warranties set forth in this Agreement shall expire and be without force and effect, except in the event of fraud, upon the consummation of the Restructuring Closing. Each Party’s covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with their terms.

Section 7.4 Entire Understanding; Third-Party Beneficiaries. This Agreement and the other Transaction Documents, when executed and delivered pursuant to the terms of this Agreement, constitute the entire agreement among the Parties with respect to the transactions contemplated by the Transaction Documents and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement and the other Transaction Documents, including the MOU and the related letter agreements, except as expressly provided in this Section 7.4. For the avoidance of doubt, the “transition governance” provisions contained in paragraph 3 of the Side Letter, in connection with the MOU, in Exhibit 2 thereto, and in any applicable board resolutions or other enabling documentation with respect thereto, shall not be superseded by this Agreement and shall remain in full force and effect until terminated in accordance with their terms or other appropriate corporate action. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties or their respective successors, any rights, remedies, obligations or Liabilities, except that (i) each Person that, pursuant to the transactions contemplated by Article II of this Agreement, becomes entitled to receive any shares of any Regional Class of Common Stock shall be an express third party beneficiary of the provisions of Section 4.5 and 4.14 hereof, (ii) each Person that, pursuant to the transactions contemplated by Article II of this Agreement, becomes entitled to receive any shares of Class USA Common Stock shall be an express third party beneficiary of the provisions contained in Section 4.9 hereof and (iii) each Person that, immediately prior to the Visa International Merger Effective Time, is a member of Visa International or a member, shareholder, officer, director, Affiliate or Subsidiary of any member of Visa International, shall be an express third party beneficiary of the provisions contained in Section 4.12 hereof. Notwithstanding anything to the contrary contained in this Section 7.4 or any Transaction Document, but without limiting any rights under applicable Law, no third party beneficiary of any Transaction Document shall be entitled to consent to any amendment, waiver or other modification of any provision of this Agreement or any other Transaction Document prior to the Restructuring Closing Date.

Section 7.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 7.5 will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.6 Rounding Convention. Notwithstanding any other provision of this Agreement, in calculating the number of shares to be issued to any Person pursuant to Article II of this Agreement, such number of shares shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5; provided that, in the case of Visa Europe or VESI, the fifth decimal place shall always be rounded up from the sixth decimal place, and shall never be rounded down).

Section 7.7 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 7.8 Governing Law. This Agreement and its enforcement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York, except that the provisions contained in Article II and Section 4.5 hereof shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice of law principles thereof.

Section 7.9 Submission to Jurisdiction. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK COURT SITTING IN THE COUNTY OF NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY ARTICLE II OR SECTION 4.5 HEREOF, WITH RESPECT TO WHICH EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND OF ANY DELAWARE COURT SITTING IN THE COUNTY OF NEW CASTLE, DELAWARE. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IN ANY ACTION WHICH MAY BE INSTITUTED AGAINST A PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH PARTY HEREBY CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY ACTION BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 7.2.

Section 7.10 Specific Performance. Notwithstanding anything in this Agreement to the contrary, money damages would not be an adequate remedy at law if a Party fails to perform in any material respect any of its obligations hereunder and accordingly each Party agrees that in addition to any other remedy to which it may be entitled at law or in equity, each Party shall be entitled to seek to compel specific performance of the obligations of the other Parties, as applicable, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no Party shall raise the defense that there is an adequate remedy at law.

Section 7.11 Waiver of Consequential Damages, Etc. Each Party hereby acknowledges and agrees that, in the event of any breach of any covenant, agreement, representation or warranty of any other Party contained herein (except for any willful breach and except in the case of fraud), the damages recoverable by such Party at law or in equity shall be limited to the actual damages incurred by such Party as a result of such breach, and such Party hereby waives and agrees not to assert, to the fullest extent permitted by applicable Law (and except in the case of any willful breach or fraud), any claim based upon consequential, punitive, special or indirect damages, lost profits, lost opportunities, amounts based upon multiples of lost earnings, or similar claims or remedies, regardless of legal theory.

Section 7.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall constitute one (1) instrument and shall become effective when the counterparts have been signed by each of the Parties and delivered to the other Parties, including delivery by facsimile, it being understood that all Parties need not sign the same counterpart.

Section 7.13 Amendments and Waivers. Subject to the provisions of applicable Law, at any time prior to the Restructuring Closing, any provision of this Agreement (other than the conditions contained in Section 5.1(a) hereof) may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom waiver is to be effective. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VISA INC.

By:	/S/ JOSEPH SAUNDERS
Name:	Joseph Saunders
Title:	Chief Executive Officer

VISA INTERNATIONAL SERVICE ASSOCIATION

By:	/S/ WILLIAM I. CAMPBELL
Name:	William I. Campbell
Title:	Chairman

VISA U.S.A. INC.

By:	/S/ JOHN G. STUMPF
Name:	John G. Stumpf
Title:	Chairman

VISA EUROPE LIMITED

By:	/S/ PETER G. AYLIFFE
Name:	Peter G. Ayliffe
Title:	President

VISA CANADA ASSOCIATION

By:	/S/ DEREK FRY
Name:	Derek Fry
Title:	President

INOVANT, LLC

By:	/S/ JOHN PARTRIDGE
Name:	John Partridge
Title:	President and Chief Executive Officer

INOVANT, INC.

By:	/S/ JOHN PARTRIDGE
Name:	John Partridge
Title:	President

VISA EUROPE SERVICES, INC.

By:	/S/ PETER AYLIFFE
Name:	Peter Ayliffe
Title:	President

VISA INTERNATIONAL TRANSITION, LLC

By:	/S/ WILLIAM I. CAMPBELL
Name:	William I. Campbell
Title:	Chairman of Sole Member

VI MERGER SUB

By:	/S/ JOSEPH SAUNDERS
Name:	Joseph Saunders
Title:	President

Visa U.S.A. MERGER SUB

By:	/S/ JOSEPH SAUNDERS
Name:	Joseph Saunders
Title:	President

1734313 ONTARIO INC.

By:	/S/ DEREK FRY
Name:	Derek Fry
Title:	President

ANNEX I TO GLOBAL

RESTRUCTURING AGREEMENT

ANNEX I—OMNIBUS ANNEX OF DEFINED TERMS

“Accountants’ Attestation” shall have the meaning set forth in Section 4.5(e) of the Global Restructuring Agreement.

“Actual Marketing Expense Amount” shall mean, with respect to each Integrated Region during any applicable Measuring Period, the aggregate amount of Marketing Expenses actually incurred by such Integrated Region during such Measuring Period.

“Actual Net Revenue Amount” shall mean, with respect to each Integrated Region during any applicable Measuring Period, the aggregate Net Revenue actually earned by such Integrated Region during such Measuring Period.

“Adjusted Net Income Amount” shall mean, with respect to each Integrated Region, the sum of (a) the product of (i) the Baseline Net Income Amount of such Integrated Region multiplied by (ii) such Integrated Region’s Applicable Multiplier and (b) such Integrated Region’s Specified Net Income Adjustment Amount.

“Adjusted Ownership Percentage” shall mean, with respect to each Integrated Region, (i) a fraction, expressed as a percentage calculated to the fifth decimal place, (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5), the numerator of which is such Integrated Region’s Adjusted Net Income Amount and the denominator of which is the Aggregate Adjusted Net Income Amount multiplied by (ii) 0.916.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Adjusted Net Income Amount” shall mean the sum of the Adjusted Net Income Amounts of each Integrated Region.

“Aggregate Redemption Amount” shall have the meaning set forth in the Restated Visa Inc. Certificate of Incorporation.

“AMEX Judgment Sharing Agreement” shall have the meaning set forth in the recitals to the Global Restructuring Agreement.

“Applicable Conversion Rate” shall have the meaning set forth in the Restated Visa Inc. Certificate of Incorporation.

“Applicable Multiplier” shall mean, with respect to each Integrated Region, a percentage, expressed as a decimal calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5) equal to:

if the Actual Net Revenue Amount of such Integrated Region is equal to or greater than the Applicable Net Revenue Floor Amount but less than or equal to the Applicable Net Revenue Ceiling Amount, one hundred percent (100%);

if the Actual Net Revenue Amount of such Integrated Region is greater than the Applicable Net Revenue Ceiling Amount, a percentage equal to:

100% + [(X/Y - 100%) x (1.5)]

Where:

X = such Integrated Region’s Actual Net Revenue Amount; and

Y = such Integrated Region’s Baseline Net Revenue Amount; and

if the Actual Net Revenue Amount of such Integrated Region is less than the Applicable Net Revenue Floor Amount, a percentage equal to:

100% - [(100% - X/Y) x (1.5)]

Where:

X = such Integrated Region’s Actual Net Revenue Amount; and

Y = such Integrated Region’s Baseline Net Revenue Amount;

provided that under no circumstances shall the Applicable Multiplier be greater than 150% or less than 50%.

“Applicable Net Revenue Ceiling Amount” shall mean, with respect to any Measuring Period, an amount equal to the percentage, expressed as a decimal calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal place is less than 5), of the Baseline Net Revenue Amount for such Measuring Period as specified in the table below:

Where X equals Actual Marketing Expense Amount as a % of Baseline Marketing Expense Amount	Last Fiscal Quarter of Measuring Period
	2Q 2007 and Before	3Q 2007 and After
X < 70%	108%	104%
70% ≤ X ≤ 130%	108%	104%
X > 130%	116%	108%

“Applicable Net Revenue Floor Amount” shall mean, with respect to any Measuring Period, an amount equal to the percentage, expressed as a decimal calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal place is less than 5), of the Baseline Net Revenue Amount for such Measuring Period specified in the table below:

Where X equals Actual Marketing Expense Amount as a % of Baseline Marketing Expense Amount	Last Fiscal Quarter of Measuring Period
	2Q 2007 and Before	3Q 2007 and After
X < 70%	92%	96%
70% ≤ X ≤ 130%	96%	98%
X > 130%	96%	98%

“Approved Settlement” shall have the meaning set forth in Section 2(a) of the Loss Sharing Agreement.

“Audit Notice” shall have the meaning set forth in Section 4.5(d) of the Global Restructuring Agreement.

“Baseline Marketing Expense Amount” shall mean, with respect to each applicable Integrated Region for each fiscal quarter included in any applicable Measuring Period, an amount set forth opposite the name of such Integrated Region in the applicable column of the table set forth immediately below.

Integrated Region	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Visa USA	$132,533,512	137,592,266	129,146,001	142,678,035	124,932,597	130,624,417	137,337,869	185,265,117
Visa Canada	$7,899,547	8,548,549	9,302,980	7,566,535	8,325,930	9,009,962	9,805,114	7,974,944
Visa AP	$45,168,810	41,190,546	48,319,415	56,793,589	43,367,027	39,844,680	48,994,949	62,506,755
Visa LAC	$30,955,379	30,568,484	32,169,068	31,602,428	29,037,189	28,783,286	30,303,085	29,694,100
Visa CEMEA	$11,250,00	11,250,000	11,250,000	11,250,000	11,750,000	11,750,000	11,750,000	11,750,000

“Baseline Net Income Amount” shall mean, with respect to each applicable Integrated Region for each fiscal quarter included in any applicable Measuring Period, an amount set forth opposite the name of such Integrated Region in the applicable column of the table set forth immediately below.

Integrated Region	Fiscal Year 2008
Visa USA	$810,402,168
Visa Canada	$33,094,094
Visa AP	$180,859,088
Visa LAC	$131,568,941
Visa CEMEA	$53,219,408

“Baseline Net Revenue Amount” shall mean, with respect to each applicable Integrated Region for each fiscal quarter included in any applicable Measuring Period, an amount set forth opposite the name of such Integrated Region in the applicable column of the table set forth immediately below.

Integrated Region	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q32008	Q4 2008
Visa USA	$718,808,349	709,384,536	773,313,738	824,193,314	837,727,885	813,026,255	843,228,776	909,345,982
Visa Canada	$28,389,978	28,898,417	33,192,527	35,663,178	37,696,976	39,037,678	37,306,434	40,440,630
Visa AP	$144,598,513	126,432,848	136,518,125	184,123,727	171,976,908	186,177,796	184,259,320	226,497,130
Visa LAC	$76,156,973	101,008,089	98,221,438	102,350,131	104,269,886	121,241,018	115,276,776	116,622,469
Visa CEMEA	$52,762,420	55,997,546	66,129,906	72,321,433	69,093,134	73,901,753	78,935,254	85,179,677

“Beneficial Ownership” and “Beneficially Own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange. Act.

“Business Day” shall mean any day except a Saturday, a Sunday and any day which in New York, New York, United States, shall be a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close.

“Canadian Services Agreement” shall have the meaning set forth in Section 2.2(e) of the Global Restructuring Agreement.

“Canadian Support Agreement” shall have the meaning set forth in Section 2.2(g) of the Global Restructuring Agreement.

“Canadian Trade Mark Agreement” shall have the meaning set forth in Section 2.2(f) of the Global Restructuring Agreement.

“Class A Common Stock” shall have the meaning ascribed to such term in the Restated Visa Inc. Certificate of Incorporation.

“Class AP Common Stock” shall have the meaning ascribed to such term in the Restated Visa Inc. Certificate of Incorporation.

“Class AP Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc Certificate of Incorporation.

“Class AP LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Class B Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class C Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class Canada Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class Canada Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Class CEMEA Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class CEMEA Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Class CEMEA LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Class UE Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class EU Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Class EU (Series I) Common Stock” shall have the meaning ascribed to such term in Section 4.1(c) of the Restated Visa Inc. Certificate of Incorporation.

“Class EU (Series II) Common Stock” shall have the meaning ascribed to such term in Section 4.1(c) of the Restated Visa Inc. Certificate of Incorporation.

“Class EU (Series III) Common Stock” shall have the meaning ascribed to such term in Section 4.1(c) of the Restated Visa Inc. Certificate of Incorporation.

“Class EU (Series I) LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Class EU (Series II) LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Class LAC Common Stock” shall have the meaning ascribed to such term in Section 4.1(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class LAC Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Class LAC LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Class USA Common Stock” shall have the meaning ascribed to such term in Section 4.2(a) of the Restated Visa Inc. Certificate of Incorporation.

“Class USA Conversion Rate” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Class USA LLC Share” shall have the meaning ascribed to such term in the Restated LLC Agreement of VI LLC.

“Competition Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all other federal or state Laws, rules, regulations, orders, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, and all analogous or similar Laws, rules, regulations, orders, decrees, administrative or judicial doctrines in any applicable non-U.S. jurisdiction, including, without limitation, the European Union, Canada and Brazil.

“Consent Solicitation Statement” shall have the meaning set forth in Section 4.4(a) of the Global Restructuring Agreement.

“Contract” shall mean any legally binding contract, agreement, note, bond, mortgage, indenture, guarantee, sub-contract, lease, license or franchise agreement, including all amendments thereto (which, for the avoidance of doubt, shall not include any employee benefit or health or welfare plan or arrangement).

“Covered Litigation” shall have the meaning set forth on Schedule A to the Loss Sharing Agreement.

“Determination Notice” shall have the meaning set forth in Section 4.5(f) of the Global Restructuring Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware, United States, as amended from time to time.

“Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III of the Global Restructuring Agreement.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware, United States, as amended from time to time.

“EGM Notice” shall have the meaning set forth in Section 4.4(d) of the Global Restructuring Agreement.

“Eligibility Date” shall mean June 30, 2007 or such other date occurring prior to the Restructuring Closing Date, as determined by the Board of Directors of Visa International by written resolution in its sole discretion.

“Eligible Bank” shall mean a financial institution the long-term senior unsecured debt obligations of which carry a rating of Aa2 or better by Moody’s Investor Service and AA or better by Standard & Poor’s.

“Eligible Visa AP Affiliated Member” shall mean each Person that (a) on the Eligibility Date is either (i) a Principal member of Visa International, (ii) a Visa Cash Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iii) a Plus

Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iv) a Cheque Issuer member of Visa International that is not sponsored by any other member of Visa International, (v) a Merchant Acquirer member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (vi) a Travel Money Issuer member of Visa International that is not sponsored by any other member of Visa International, (vii) an Interlink Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada or (viii) a Cash Disbursement Member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, in each case as provided in the By-Laws of Visa International in effect as of the Eligibility Date, (b) assuming such Person would otherwise qualify as an Eligible Visa AP Affiliated Member, has an Initial Regional Stockholder Ownership Percentage that is a positive number and (c) except in the case of Travelers Cheque Issuer members or Travel Money Issuer members, is identified on the books and records of Visa International as being a member of Visa International affiliated with the AP region of Visa International. Any ambiguity or dispute concerning the category of membership in Visa International to which any member of Visa International may belong for purposes of this definition shall be resolved by the Board of Directors of Visa International in its sole, good faith discretion.

“Eligible Visa Canada Affiliated Member” shall mean each Charter, General or Partner Member of Visa Canada (as such terms are defined in the articles of association, by-laws or other constituent documents of Visa Canada) as of 5:00 p.m. (prevailing Wilmington, Delaware time) on the Eligibility Date.

“Eligible Visa CEMEA Affiliated Member” shall mean each Person that (a) on the Eligibility Date is either (i) a Principal member of Visa International, (ii) a Visa Cash Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iii) a Plus Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iv) a Cheque Issuer member of Visa International that is not sponsored by any other member of Visa International, (v) a Merchant Acquirer member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (vi) a Travel Money Issuer member of Visa International that is not sponsored by any other member of Visa International, (vii) an Interlink Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada or (viii) a Cash Disbursement Member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, in each case as provided in the By-Laws of Visa International in effect as of the Eligibility Date, (b) assuming such Person would otherwise qualify as an Eligible Visa Affiliated Member, has an Initial Regional Stockholder Ownership Percentage that is a positive number and (c) except in the case of Travelers Cheque Issuer members or Travel Money Issuer members, is identified on the books and records of Visa International as being a member of Visa International affiliated with the CEMEA region of Visa International. Any ambiguity or dispute concerning the category of membership in Visa International to which any member of Visa International may belong for purposes of this definition shall be resolved by the Board of Directors of Visa International in its sole, good faith discretion.

“Eligible Visa LAC Affiliated Member” shall mean each Person that (a) on the Eligibility Date is either (i) a Principal member of Visa International, (ii) a Visa Cash Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iii) a Plus Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (iv) a Cheque Issuer member of Visa International that is not sponsored by any other member of Visa International, (v) a Merchant Acquirer member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada, (vi) a Travel Money Issuer member of Visa International that is not sponsored by any other member of Visa International, (vii) an Interlink Program Participant member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa Europe or Visa Canada or (viii) a Cash Disbursement Member of Visa International that is not sponsored by any other member of Visa International, Visa USA, Visa

Europe or Visa Canada, in each case as provided in the By-Laws of Visa International in effect as of the Eligibility Date, (b) assuming such Person would otherwise qualify as an Eligible Visa LAC Affiliated Member, has an Initial Regional Stockholder Ownership Percentage that is a positive number and (c) except in the case of Travelers Cheque Issuer members and Travel Money Issuer members, is identified on the books and records of Visa International as being a member of Visa International affiliated with the LAC region of Visa International. Any ambiguity or dispute concerning the category of membership in Visa International to which any member of Visa International may belong for purposes of this definition shall be resolved by the Board of Directors of Visa International in its sole, good faith discretion.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” shall have the meaning set forth in the Recitals to the Global Restructuring Agreement.

“Escrow Agreement” shall have the meaning set forth in the Recitals to the Global Restructuring Agreement.

“Escrow Amount” shall have the meaning set forth in Section 4.18(a) of the Restated Visa Inc. Certificate of Incorporation.

“Escrow Fund” shall have the meaning set forth in the Escrow Agreement.

“Escrow Termination Date” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Executory Period” shall have the meaning set forth in Section 4.1 of the Global Restructuring Agreement.

“Existing LLC Agreement of VI LLC” shall have the meaning set forth in Section 2.4 of the Global Restructuring Agreement.

“Final Judgment” shall mean any portion of any judgment for monetary relief of any kind, including any award of compensatory, treble or other damages and interest, court costs, attorney’s fees, or expenses, entered by a court against Visa USA or Visa International on the basis of trial, summary judgment, judgment as a matter of law, or any other basis, which (A) is immediately enforceable and has not been stayed pending appeal or (B) becomes final after exhaustion of all appeals or other judicial review or expiration of the time to obtain further judicial review, in each case in any Covered Litigation.

“Final Regional Stockholder Ownership Percentage” shall mean, with respect to each Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, the sum of (I) the product of (A) 0.5 and (B) a fraction (expressed as a percentage) numerator of which is the aggregate amount of Net Fees paid by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, during the period beginning October 1, 2001 and ending on either (x) the last day of the Measuring Period or (y) if the relevant information required to make such calculations has not been finalized and verified on or before the date of the Quarterly Statements of Visa AP, Visa LAC and Visa CEMEA with respect to which the True-Up Notice is issued by Visa Inc., on the last day of the fiscal quarter ended immediately prior to the last fiscal quarter included in the Measuring Period, and the denominator of which is the aggregate amount of Net Fees paid by all Eligible Visa AP Affiliated Members, Eligible Visa LAC Affiliated Members or Eligible Visa CEMEA Affiliated Members (as applicable, for the same Regional Class of Common Stock held by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member), during such period and (II) the product of (A) 0.5 and (B) a fraction (expressed as a percentage) the numerator of which is the aggregate

Total Volume of such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, during such period and the denominator of which is the aggregate Total Volume of all Eligible Visa AP Affiliated Members, Eligible Visa LAC Affiliated Members or Eligible Visa CEMEA Affiliated Members (as applicable, for the same Regional Class of Common Stock held by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member) during such period.

“First Restated Visa Canada By-Laws” shall have the meaning set forth in Section 2.1(c) of the Global Restructuring Agreement.

“First Restated Visa International By-Laws” shall have the meaning set forth in Section 2.1(a) of the Global Restructuring Agreement.

“First Restated Visa USA By-Laws” shall have the meaning set forth in Section 2.1(b)(i) of the Global Restructuring Agreement.

“First Restated Visa USA Certificate of Incorporation” shall have the meaning set forth in Section 2.1(b)(ii) of the Global Restructuring Agreement.

“Force Majeure” shall mean circumstances beyond the reasonable control of a party, including but not limited to fire, flood, earthquake, windstorm or other natural disaster; act of sovereign including but not limited to war, invasion, act of foreign enemies, war, civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, nationalization, requisition, imposition of government sanction, embargo or similar action; law, judgment, order, decree, blockade, labor dispute, including but not limited to strike, lockout or boycott; interruption or failure of utility service; failure of the transportation of any personnel equipment, machinery or supply by any essential personnel; or any other matter or cause beyond the party’s control.

“Framework Agreement” shall have the meaning set forth in Section 2.2(a) of the Global Restructuring Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis throughout each applicable period.

“Global Restructuring Agreement” shall mean the Global Restructuring Agreement, dated as of June 12, 2007, by and among Visa Inc., Visa International, Visa USA, Visa Europe, Visa Canada, Inovant, Inovant US Holdco, VESI, VI LLC, Visa USA Merger Sub and Visa Canada Merger Sub.

“Governmental Authority” shall mean any U.S., E.U., national, federal, state, provincial, county, municipal or other local government or governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any other country applicable to a specified Person.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, approval, authorization, permit, license or determination entered by any Governmental Authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Person” shall have the meaning set forth in Section 4.12(d) of the Global Restructuring Agreement.

“Independent Director” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Individual Adjustment Factor” shall mean, with respect to each holder of any shares of Class AP Common Stock, Class LAC Common Stock or Class CEMEA Common Stock, a fraction (expressed as a percentage) the numerator of which is such holder’s Final Regional Stockholder Ownership Percentage and the denominator of which is such holder’s Initial Regional Stockholder Ownership Percentage.

“Initial Canada Stockholder Ownership Percentage” shall mean, with respect to each Eligible Visa Canada Affiliated Member, an amount equal to the quotient obtained by dividing (a) the total of Visa Card Sales Volume (as defined in By-Law One of Visa Canada in effect on February 9, 2007 and herein referred to as “CSV”) of such Eligible Visa Canada Affiliated Member for the period commencing October 1, 1990 and ending on the September 30 immediately preceding the Restructuring Closing Date by (b) the total CSV of all Eligible of Visa Canada Affiliated Members during such period, expressed as a percentage.

“Initial Regional Stockholder Ownership Percentage” shall mean, with respect to each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member, as applicable, the sum of (I) the product of (A) 0.5 and (B) a fraction (expressed as a percentage) numerator of which is the aggregate amount of Net Fees paid by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, during the period beginning October 1, 2001 and ending on the Eligibility Date and the denominator of which is the aggregate amount of Net Fees paid by all Eligible Visa AP Affiliated Members, Eligible Visa LAC Affiliated Members or Eligible Visa CEMEA Affiliated Members, as applicable (for the same Visa region) during such period and (II) the product of (A) 0.5 and (B) a fraction (expressed as a percentage) the numerator of which is the aggregate Total Volume of such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, during such period and the denominator of which is the aggregate Total Volume of all Eligible Visa AP Affiliated Members, Eligible Visa LAC Affiliated Members or Eligible Visa CEMEA Affiliated Members, as applicable (for the same Visa region), during such period.

“Initial USA Stockholder Ownership Percentage” shall mean with respect to each Equity Member of Visa USA (as such term is defined in the First Restated Visa USA By-Laws), such Equity Member’s Membership Proportion (as such term is defined in the First Restated Visa USA Certificate of Incorporation), expressed as a percentage.

“Inovant” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Inovant US Holdco” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Inovant US Holdco Certificate of Merger” shall have the meaning set forth in Section 2.8(a) of the Global Restructuring Agreement.

“Inovant US Holdco Merger” shall have the meaning set forth in Section 2.8(b) of the Global Restructuring Agreement.

“Inovant US Holdco Merger Consideration” shall have the meaning set forth in Section 2.8(c) of the Global Restructuring Agreement.

“Inovant US Holdco Merger Effective Time” shall have the meaning set forth in Section 2.8(b) of the Global Restructuring Agreement.

“Inovant US Holdco Stockholder Approval” shall mean the affirmative vote of Visa USA, as the sole stockholder of Inovant US Holdco, to adopt the Global Restructuring Agreement and approve the Inovant US Holdco Merger and Restructuring.

“Integrated Region” shall mean each of Visa USA, Visa Canada, Visa AP, Visa LAC and Visa CEMEA.

“Intellectual Property” shall mean any (i) patents and patent applications, (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (iii) registered and unregistered copyrights and mask works, and applications for registration thereof, (iv) internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites, (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections, data and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded and (vi) any good will associated with any of the foregoing.

“Interim True-Up Notice” shall have the meaning set forth in Section 4.5(c) of the Global Restructuring Agreement.

“IPO” shall mean an initial public offering of Class A Common Stock pursuant to an S-1 Registration Statement as a result of which (i) the Class A Common Stock becomes listed on one or more internationally recognized securities exchanges and (ii) Visa Inc. realizes net proceeds of not less than $2,000,000,000.

“IPO Date” shall mean the date of the closing of the IPO.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Judgment Sharing Agreement” shall mean any agreement to which Visa USA is a party providing for the apportionment of costs and liabilities in the event of a Final Judgment in a Covered Litigation.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Liabilities” means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, accounts, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, rule, regulation, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), Governmental Order or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any other Transaction Documents, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“LIBOR” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of property, encroachments, licenses to third parties, leases to third parties, security interests, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Litigation Committee” shall mean the Litigation Committee of Visa USA established by the Litigation Committee Resolution and maintained pursuant to the Litigation Management Agreement.

“Litigation Committee Resolution” shall have the meaning ascribed to such term in the Second Restated Visa USA Certificate of Incorporation.

“Litigation Management Agreement” shall have the meaning set forth in 2.2(h) of the Global Restructuring Agreement.

“LLC Agreement of VI LLC” shall mean the Limited Liability Company Agreement of VI LLC, as the same may be amended, supplemented or otherwise modified from time to time.

“Loss Shares” shall have the meaning set forth in Section 11.2 of the Restated Visa Inc. Certificate of Incorporation.

“Loss Sharing Agreement” shall have the meaning set forth in the recitals to the Global Restructuring Agreement.

“Marketing Expenses” shall mean, with respect to each Integrated Region for any period, all marketing and advertising expenses, as reflected (or required to be reflected) in the applicable general ledger accounts with respect to such Integrated Region in Annex I to each applicable Quarterly Statement of such Integrated Region, in each case determined in accordance with the accounting policies of such Integrated Region in effect and applied by such Integrated Region as of October 1, 2006, except for any changes in such accounting policies as are required in order to bring such determinations into compliance with GAAP, and shall include, but not be limited to, all agency expenses, production expenses, media expenses, market research expenses, promotion expenses, sponsorship expenses, branding and co-branding expenses, incentive program expenses, and other general marketing and advertising expenses; provided, however, that the Marketing Expenses of Visa LAC for such period shall be reduced by an amount equal to all revenues associated with Visa LAC’s Quarterly Brand Development Fee, as described in Visa LAC member letter #43/06, which is charged based on Point of Sales volume and as specified in Annex I of the LAC Quarterly Statement. In connection with any calculation of the Marketing Expenses of Visa Canada, all Canadian dollar-denominated financial information shall be converted into United States Dollars based upon the monthly average conversion rate in effect as of the date of determination as posted on www.oanda.com (or any comparable source) and as determined in a manner consistent with FAS 52.

“Material Adverse Effect” shall mean, with respect to each Party, a material adverse effect on the ability of such Party to (i) perform its obligations under each of the Transaction Documents to which it is, or is contemplated to be, a party or (ii) consummate the transactions contemplated thereby on a timely basis.

“Measuring Period” shall mean, with respect to any applicable Quarterly Statement, the four (4) fiscal quarter period ending on the earlier of (i) the last day of the most recently completed full fiscal quarter covered by such Quarterly Statement and (ii) September 30, 2008; provided, however, that if the first quarter in such four (4) quarter period would otherwise begin prior to October 1, 2006, then the Measuring Period will be the period beginning on October 1, 2006 and ending on September 30, 2007 and thereafter the Measuring Period shall be the four quarter period ending with (and including) the latest quarter for which financial statements are included in the S-1 Registration Statement on the date on which it is declared effective by the SEC. Notwithstanding anything to the contrary contained herein, the Measuring Period must contain the results for the fiscal quarter ending, September 30, 2007.

“MOU” shall have the meanings set forth in the Recitals to the Global Restructuring Agreement.

“Net Fees” shall mean, with respect to each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member for any applicable period of determination, a calculation (prepared based upon the books and records of Visa International, Visa AP, Visa LAC or Visa CEMEA, as applicable, as of the end of the most recent quarter ended prior to such date of determination for which such information is available and has been validated in accordance with the policies and procedures of Visa International, Visa AP, Visa LAC or Visa CEMEA, as applicable) of the aggregate net fees paid to Visa International, if any, during such period by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member and, to the extent applicable and without duplication, its sponsored members of Visa International within the Visa AP, Visa LAC or Visa CEMEA region, as applicable, in the following categories (to the extent applicable): (i) card service fees, (ii) merchant volume service fees, (iii) account/card fees, (iv) travelers cheque fees, (v) data processing fees, (vi) multicurrency conversion fees, (vii) international service assessment fees and (viii) international acquiring fees / international outgoing interchange fees, in each case as derived from the applicable general ledger account or other applicable data source for Visa AP, Visa LAC or Visa CEMEA, as applicable, as more particularly described in Part 1 of Schedule I-A (with respect to Visa AP), Part 1 of Schedule I-B (with respect to Visa LAC) or Part 1 of Schedule I-C (with respect to Visa CEMEA), and in each case less the aggregate amount of any member incentives and rebates as described in Part 1 of Schedule I-A (with respect to Visa AP), Part 1 of Schedule I-B (with respect to Visa LAC) or Part 1 of Schedule I-C (with respect to Visa CEMEA)), received by such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member and, to the extent applicable and without duplication, its sponsored members of Visa International within the Visa AP, Visa LAC or Visa CEMEA region, as applicable, in each case as set forth in such general ledger accounts or other applicable data sources.

For the avoidance of doubt, the Net Fees of each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member during any applicable period of determination shall include the aggregate Net Fees attributable to any other Person (other than a sponsored member of Visa International) during such period if such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member shall have acquired such other Person or succeeded to the business and operations of such Person to which such Net Fees are attributable, whether by means of merger, consolidation, acquisition of assets or similar business combination transaction (but, for the avoidance of doubt, not including portfolio transfers); provided that such acquired former member of Visa International’s membership in Visa International shall have been terminated.

With respect to any portfolio transfer, Net Fees attributable to the period prior to such transfer shall be allocated to the transferor and Net Fees attributable to the period after such transfer shall be allocated to the transferee.

With respect to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member that has “upgraded” its membership during any applicable period of determination from the status of foreign branch licensee to the category of Principal member of Visa International, the Net Fees attributable to such Eligible Visa AP Affiliate Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, in its former category of membership during the period prior to such upgrade shall be allocated to such Eligible Visa AP Affiliate Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable.

With respect to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member that has “upgraded” its membership during any applicable period of determination from the category of sponsored member of Visa International to the category of an eligible member of Visa International, the Net Fees attributable to such Eligible Visa AP Affiliate Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, in its capacity as a sponsored member of Visa International during the period prior to such upgrade shall not be allocated to such Eligible Visa AP Affiliate Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, but shall instead be allocated to its sponsoring Principal member of Visa International, Visa USA, Visa Europe or Visa Canada.

With respect to any member of Visa International that has “downgraded” its membership during any applicable period of determination from the status of a Principal member of Visa International to the status of a sponsored member of Visa International, the Net Fees attributable to such member during the period prior to such downgrade shall not be allocated to such downgraded member, but shall instead be allocated to its sponsoring member of Visa International following such downgrade.

With respect to each Cheque Issuer member or Travel Money Issuer member of Visa International that is neither sponsored nor affiliate with any region, for purposes of any calculation of the Net Fees of such member during any applicable period of determination (I) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to the Visa AP region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the AP Multiplier, shall be allocated to such member in its capacity as an Eligible Visa AP Affiliated Member, (II) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to the Visa LAC region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the LAC Multiplier, shall be allocated to such member in its capacity as an Eligible Visa LAC Affiliated Member and (III) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to the Visa CEMEA region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque fees and other Net Fees associated with Visa travel money attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the CEMEA Multiplier, shall be allocated to such member in its capacity as an Eligible Visa CEMEA Affiliated Member.

For purposes of such calculations: (x) the “AP Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check fees paid by all Travelers Cheque Issuer Members and all Travel Money Issuer Members that are attributable to the Visa AP region during such period and the denominator of which is equal to the aggregate travelers check fees and other Net Fees associated with Visa travel money paid by all Travelers Cheque Issuer Members and all Travel Money Issuer Members that are attributable to the Visa AP, Visa LAC and Visa CEMEA regions; (y) the “LAC Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check fees and other Net Fees associated with Visa travel money paid by all Travelers Cheque Issuer Members and all Travel Money Issuer Members during such period that are attributable to Visa LAC and the denominator of which is equal to the aggregate travelers check fees and other Net Fees associated with Visa travel money paid by such member during such period that are attributable to Visa AP, Visa LAC and Visa CEMEA regions and (z) the “CEMEA Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check fees and other Net Fees associated with Visa travel money paid by all Travelers Cheque Issuer Members and all Travel Money Issuer Members during such period that are attributable to Visa CEMEA and the denominator of which is equal to the aggregate travelers check fees paid by such member during such period that are attributable to Visa Asia Pacific, Visa LAC and Visa CEMEA regions.

For the avoidance of doubt, Net Fees attributable to any sponsored member of Visa International within the Visa AP, Visa LAC or Visa CEMEA that has a sponsoring Principal member within same region of Visa International (Visa AP, Visa LAC or Visa CEMEA region, as applicable) shall be allocated to such sponsoring Principal member of Visa International during the period of sponsorship.

For purposes of any calculation of Net Fees hereunder, QOC reports submitted to Visa AP, Visa LAC or Visa CEMEA, as applicable, shall become conclusive and binding for all purposes of this Agreement as of the end of the second month immediately succeeding the quarter for which such QOC reports were submitted.

“Net Revenue” shall mean, with respect to each Integrated Region for any period, all gross operating revenues, in U.S. Dollars, as reflected (or required to be reflected) in the applicable general ledger accounts with respect to such Integrated Region in Annex I to each applicable Quarterly Statement of such Integrated Region, in each case determined in accordance with the accounting policies of such Integrated Region as in effect and applied by such Integrated Region as of October 1, 2006, except for any changes in such accounting policies as are required in order to bring such determinations into compliance with GAAP; provided, however, that, for the avoidance of doubt, the Net Revenue of each Integrated Region for any applicable Measuring Period (a) shall exclude (i) any “operating revenue” (as defined under GAAP) received by such Integrated Region in connection with the settlement of any litigation or similar claim to the extent related to any period prior to the beginning of such Measuring Period and (ii) in the case of Visa LAC, all revenues associated with Visa LAC’s Quarterly Brand Development Fee, as described in Visa LAC member letter # 43/06, which is charged based on Point of Sales volume and as specified in Annex I of the Visa LAC Quarterly Statement and (b) shall include the aggregate amount of any customer incentive arrangements, such as Volume and Support Agreements, performance based arrangements, rebates and waivers, price discounts, and other fee reductions recognized in accordance with GAAP; and provided, further, that all expenses associated with sponsorships by Visa USA shall be treated as operating revenue (contra-revenue). In connection with any calculation of the Net Revenue of Visa Canada, all Canadian dollar-denominated financial information shall be converted into United States Dollars based upon the monthly average conversion rate in effect as of the date of determination as posted on www.oanda.com (or comparable source) and as determined in a manner consistent FAS 52.

“OBCA” shall mean the Ontario Business Corporations Act, as amended.

“Party” or “Parties” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Permits” shall mean any federal, state, local or foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from any Governmental Authorities.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, common or collective fund, association, private foundation, joint stock company or other entity and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act (or any successor rules).

“Quarterly Statement” shall mean, with respect to each Integrated Region, a written statement substantially in the form attached hereto as Exhibit EE, executed by the senior executive officer and by the senior financial officer of such Integrated Region, which (i) sets forth, with respect to the twelve month period ended on the last day of the fiscal quarter of such Integrated Region ended immediately prior to the date on which such Quarterly Statement is required to be delivered pursuant to the Global Restructuring Agreement, the Actual Marketing Expense Amount and Actual Net Revenue Amount of such Integrated Region during such twelve month period, (ii) is accompanied by the unaudited financial statements of such Integrated Region for the most recently completed fiscal quarter (or in the case of the first Quarterly Statement delivered pursuant to the Global Restructuring Agreement the three (3) most recently completed fiscal quarters), (iii) is prepared in good faith and in accordance with GAAP (unless an exception to GAAP has been approved in writing by Visa Inc. in its sole discretion) and (iv) with respect to all calculations contained therein is based upon information that has become, or is not inconsistent with information that has become, “conclusive” in accordance with the provisions of Section 4.5 of the Global Restructuring Agreement.

“Reallocation Effective Time” shall have the meaning set forth in Section 2.4 of the Global Restructuring Agreement.

“Redemption Date” shall have the meaning set forth in Section 4.18 of the Restated Visa Inc. Certificate of Incorporation.

“Redemption Shares” shall have the meaning set forth in Section 4.18 of the Restated Visa Inc. Certificate of Incorporation.

“Regional Board of Directors” shall have the meaning set forth in the Recitals to the Global Restructuring Agreement.

“Regional Classes of Common Stock” shall have the meaning ascribed to such term in the Restated Visa Inc. Certificate of Incorporation.

“Released Claims” shall have the meaning set forth in Section 4.12(b) of the Global Restructuring Agreement.

“Released Person” shall have the meaning set forth in Section 4.12(a) of the Global Restructuring Agreement.

“Releasor” shall have the meaning set forth in Section 4.12(a) of the Global Restructuring Agreement.

“Representatives” shall have the meaning set forth in Section 4.4(a) of the Global Restructuring Agreement.

“Restated LLC Agreement of VI LLC” shall have the meaning set forth in Section 2.4 of the Global Restructuring Agreement.

“Restated Visa Canada Articles of Incorporation” shall have the meaning set forth in Section 2.7(f) of the Global Restructuring Agreement.

“Restated Visa Canada By-Laws” shall have the meaning set forth in Section 2.7(f) of the Global Restructuring Agreement.

“Restated Visa Inc. By-Laws” shall have the meaning set forth in Section 2.5(d)(ii) of the Global Restructuring Agreement.

“Restated Visa Inc. Certificate of Incorporation” shall have the meaning set forth in Section 2.2(e)(i) of the Global Restructuring Agreement.

“Restated Visa International Certificate of Incorporation” shall have the meaning set forth in Section 2.3(d)(i) of the Global Restructuring Agreement.

“Restructuring” shall mean the consummation of all of the transactions described in Article II of the Global Restructuring Agreement.

“Restructuring Closing” shall have the meaning set forth in Section 2.9 of the Global Restructuring Agreement.

“Restructuring Closing Date” shall have the meaning set forth in Section 2.9 of the Global Restructuring Agreement.

“Restructuring Conditions” shall mean each of the conditions precedent to the consummation of the Restructuring, as set forth in Section 5.1, 5.2 and 5.3 of the Global Restructuring Agreement.

“Review Committee” shall have the meaning set forth in Section 5.6 of the Restated Visa Inc. Certificate of Incorporation.

“S-1 Registration Statement” shall mean a Registration Statement on Form S-1 with respect to the IPO.

“S-4 Registration Statement” shall have the meaning set forth in Section 4.4(a) of the Global Restructuring Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission, or any successor U.S. Governmental Authority having primary jurisdiction over the enforcement and interpretation of U.S. securities Laws.

“Second Restated Visa International By-Laws” shall have the meaning set forth in Section 2.3(d)(ii) of the Global Restructuring Agreement.

“Second Restated Visa USA By-Laws” shall have the meaning set forth in Section 2.6(d) of the Global Restructuring Agreement.

“Second Restated Visa USA Certificate of Incorporation” shall have the meaning set forth in Section 2.6(d) of the Global Restructuring Agreement.

“Securities Act” shall mean the U.S. Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Side Letter” shall have the meaning set forth in the Recitals to the Global Restructuring Agreement.

“Specified Net Income Adjustment Amount” shall mean, with respect to each applicable Integrated Region, the amount set forth opposite the name of such Integrated Region in the table set forth immediately below.

Integrated Region	Fiscal Year 2008
Visa U.S.A.	$14,587,471
Visa Canada	$9,539,097
Visa AP	$49,579,130
Visa LAC	$23,483,651
Visa CEMEA	$17,884,711

“Specified Settlement” shall have the meaning set forth in Section 4.9(d) of the Global Restructuring Agreement.

“Specified Settlement Voting Members” shall have the meaning set forth in the Second Restated Visa USA Certificate of Incorporation.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tax Return” shall mean any tax return, statement, report or form (including estimated tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any taxing authority and any amended return (including any claims for refunds) with respect to the foregoing.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

“TCGA” shall mean the Taxation of Chargeable Gains Act 1992.

“Total Volume” shall mean, with respect to each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member for any applicable period of determination, a calculation (prepared based upon the books and records of Visa AP, Visa LAC or Visa CEMEA, as applicable, as of the end of the most recent quarter ended prior to such date of determination for which such information is available and has been validated in accordance with the policies and procedures of Visa AP, Visa LAC or Visa CEMEA, as applicable) of the total monetary value of Visa-branded payments transactions (which shall include, for the avoidance of doubt, Electron, PLUS, Interlink and V PAY branded transactions) attributable to such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member and, to the extent applicable and without duplication, its sponsored members of Visa International within the Visa AP, Visa LAC or Visa CEMEA region, as applicable, during such period, if any, in each of the following categories, to the extent applicable: (i) retail sales volume, (ii) merchant sales volume, (iii) travelers cheque volume, (iv) Visa travel money volume and (v) international cash volume (whether issuing or acquiring), in each case as derived from the applicable data source for Visa AP, Visa LAC or Visa CEMEA, as applicable, as set forth in Part 2 of Schedule I-A (with respect to Visa AP), Part 2 of Schedule I-B (with respect to Visa LAC) or Part 2 of Schedule I-C (with respect to Visa CEMEA).

For the avoidance of doubt, the Total Volume of each Eligible Visa AP Affiliated Member, each Eligible Visa LAC Affiliated Member and each Eligible Visa CEMEA Affiliated Member during any applicable period of determination shall include the aggregate Total Volume attributable to any former member of Visa International (other than a sponsored member of Visa International) during such period if such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member shall have acquired such former member of Visa International or succeeded to the business and operations of such former member of Visa International to which such Total Volume is attributable, whether by means of merger, consolidation, acquisition of assets or similar business combination transaction (but, for the avoidance of doubt, excluding any portfolio transfer); provided that such acquired former member of Visa International’s membership in Visa International shall have been terminated. With respect to any portfolio transfer, Total Volume attributable to the period prior to such transfer shall be allocated to the transferor and Total Volume attributable to the period after such transfer shall be allocated to the transferee. With respect to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member that has “upgraded” its membership during any applicable period of determination from the status of “foreign branch licensee” to the category of an eligible member of Visa International, the Total Volume attributable to such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, in its former category of membership during the period prior to such upgrade shall be allocated to such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Visa Eligible CEMEA Affiliated Member, as applicable. With respect to any Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member that has “upgraded” its membership during any applicable period of determination to from the category of sponsored member of Visa International to the category of Principal member of Visa International, the Total Volume attributable to such Eligible Visa AP Affiliated Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, in its capacity as a sponsored member of Visa International during the period prior to such upgrade shall not be allocated to such Eligible Visa AP Affiliate Member, Eligible Visa LAC Affiliated Member or Eligible Visa CEMEA Affiliated Member, as applicable, but shall instead be allocated to its sponsoring Principal member of Visa International.

With respect to any member of Visa International that has “downgraded” its membership during any applicable period of determination from the status of a Principal member of Visa International to the status of a sponsored member of Visa International, the Net Fees attributable to such member during the period prior to such downgrade shall not be allocated to such downgraded member, but shall instead be allocated to its sponsoring member of Visa International following such downgrade.

With respect to each Cheque Issuer member or Travel Money Issuer member of Visa International that is neither sponsored nor affiliated with any region, for purposes of any calculation of the Total Volume of such member during any applicable period of determination (I) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to the Visa AP region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the AP Multiplier, shall be allocated to such member in its capacity as an Eligible Visa AP Affiliated Member, (II) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to the Visa LAC region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the LAC Multiplier, shall be allocated to such member in its capacity as an Eligible Visa LAC Affiliated Member and (III) an amount equal to the sum of (A) the amount of such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to the Visa CEMEA region during such period and (B) an amount equal to (x) such member’s aggregate travelers cheque volume and Visa travel money volumes attributable to all Visa regions worldwide other than Visa AP, Visa CEMEA and Visa LAC during such period multiplied by (y) the CEMEA Multiplier, shall be allocated to such member in its capacity as an Eligible Visa CEMEA Affiliated Member.

For purposes of such calculations: (x) the “AP Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check volume and Visa travel money volumes of all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to Visa AP, and the denominator of which is equal to the aggregate travelers check volumes and Visa travel money volumes of such all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to the Visa AP, Visa LAC and Visa CEMEA regions; (y) the “LAC Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check volume and Visa travel money volume of all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to Visa LAC and the denominator of which is equal to the aggregate travelers check volume of all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to the Visa AP, Visa LAC and Visa CEMEA regions and (z) the “CEMEA Multiplier” shall mean, for any applicable period of determination, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate travelers check volume and Visa travel money volume of all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to Visa CEMEA and the denominator of which is equal to the aggregate travelers check volume all Travelers Cheque Issuer Members and Travel Money Issuer Members during such period that are attributable to the Visa CEMEA region.

For the avoidance of doubt, the Total Volume attributable to any sponsored member of Visa International within the Visa AP, Visa LAC or Visa CEMEA region that has a sponsoring Principal member within same region of Visa International (Visa AP, Visa LAC or Visa CEMEA region, as applicable) shall be allocated to such sponsoring Principal member of Visa International during the period of sponsorship.

For purposes of any calculation of Total Volume hereunder, QOC reports submitted to Visa AP, Visa LAC or Visa CEMEA, as applicable, shall become conclusive and binding for all purposes of this Agreement as of the end of the second month immediately succeeding the quarter for which such QOC reports were submitted.

“Transaction Documents” shall mean the Global Restructuring Agreement, the Framework Agreement, the Visa Europe Put-Call Option Agreement, the Loss Sharing Agreement, the Interchange Judgment Sharing Agreement, the AMEX Judgment Sharing Agreement, the Escrow Agreement, the Litigation Management Agreement, the Visa Canada Regional Services Agreement, each Canadian Services Agreement, each Canadian Trade Mark Agreement, the Canadian Support Agreement, the Restated Visa Inc. Certificate of Incorporation, the Restated Visa Inc. By-Laws, any other written agreement entered into by, between or among any of the Parties as of the date hereof in connection with the matters contemplated by any of the foregoing, and each other agreement, document, instrument or certificate delivered pursuant to any of the foregoing.

“Transaction Parties” shall mean the collective reference to each of the Parties as of the date hereof.

“Transfer” shall mean, with respect to any Contract, instrument, document, asset, right, property or security, any (i) sale, transfer, gift, bequest, assignment, conveyance, hypothecation, or other disposition of any right, title or interest therein, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of Law or otherwise or (ii) mortgage, pledge, grant of a security interest in, or encumbrance of any right title or interest therein, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of Law or otherwise. The terms “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have correlative meanings.

“True-Up Distribution Date” shall mean a date on which each Regional Class of Common Stock (as such term is defined in the Restated Visa Inc. Certificate of Incorporation) shall be converted into shares of Class B Common Stock or Class C Common Stock, as applicable; in accordance with Section 4.5(i) of the Global Restructuring Agreement.

“True-Up Notice” shall have the meaning set forth in Section 4.5(e) of the Global Restructuring Agreement.

“VE Articles of Association Amendments” shall have the meaning set forth in Section 4.4(d) of the Global Restructuring Agreement.

“VESI” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“VI LLC” shall have the meaning set forth in the Preamble of the Global Restructuring Agreement.

“VI LLC Certificate of Merger” shall have the meaning set forth in Section 2.5(a) of the Global Restructuring Agreement.

“VI LLC Approval” shall mean the approval by or on behalf of VI LLC of the Global Restructuring Agreement and the VI LLC Merger in accordance with the terms of the Existing LLC Agreement of VI LLC or the Restated LLC Agreement of VI LLC, as applicable.

“VI LLC Merger” shall have the meaning set forth in Section 2.5(b) of the Global Restructuring Agreement.

“VI LLC Merger Consideration” shall have the meaning set forth in Section 2.5(c) of the Global Restructuring Agreement.

“VI LLC Merger Effective Time” shall have the meaning set forth in Section 2.5(b) of the Global Restructuring Agreement.

“VI Merger Sub” shall have the meaning set forth in the Preamble to of the Global Restructuring Agreement.

“VI Merger Sub Member Approval” shall mean the affirmative vote of VI LLC, as the sole member of VI Merger Sub, to adopt the Global Restructuring Agreement and approve the Visa International Merger and the Restructuring.

“Visa AP” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa AP Fairness Opinion” shall have the meaning set forth in Section 3.7(a)(ii) of the Global Restructuring Agreement.

“Visa AP Financial Advisor” shall have the meaning set forth in Section 3.7(a)(ii) of the Global Restructuring Agreement.

“Visa Canada” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa Canada Amalgamation” shall have the meaning set forth in Section 2.7(d) of the Global Restructuring Agreement.

“Visa Canada Amalgamation Agreement” shall have the meaning set forth in Section 2.7(c)(i) of the Global Restructuring Agreement.

“Visa Canada Amalgamation Consideration” shall have the meaning set forth in Section 2.7(e) of the Global Restructuring Agreement.

“Visa Canada Amalgamation Effective Time” shall have the meaning set forth in Section 2.7(d) of the Global Restructuring Agreement.

“Visa Canada Articles of Amalgamation” shall have the meaning set forth in Section 2.7(c)(ii) of the Global Restructuring Agreement.

“Visa Canada Board Recommendation” shall have the meaning set forth in Section 4.4(e) of the Global Restructuring Agreement.

“Visa Canada Consideration” shall have the meaning set forth in Section 2.7(e) of the Global Restructuring Agreement.

“Visa Canada Fairness Opinion” shall have the meaning set forth in Section 3.7(d) of the Global Restructuring Agreement.

“Visa Canada Financial Advisor” shall have the meaning set forth in Section 3.7(d) of the Global Restructuring Agreement.

“Visa Canada Member Approval” shall have the meaning set forth in Section 4.4(e) of the Global Restructuring Agreement.

“Visa Canada Membership Exchange Consideration” shall have the meaning set forth in Section 2.7(a) of the Global Restructuring Agreement.

“Visa Canada Merger Sub” shall have the meaning set forth in the Preamble of the Global Restructuring Agreement.

“Visa Canada Regional Services Agreement” shall have the meaning set forth in Section 2.1(f) of the Global Restructuring Agreement.

“Visa CEMEA” shall have the meaning set forth in the recitals to the Global Restructuring Agreement.

“Visa CEMEA Fairness Opinion” shall have the meaning set forth in Section 3.7(a)(iv) of the Global Restructuring Agreement.

“Visa CEMEA Financial Advisor” shall have the meaning set forth in Section 3.7(a)(iv) of the Global Restructuring Agreement.

“Visa Europe” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa Europe Put-Call Option Agreement” shall have the meaning set forth in Section 2.2(b) of the Global Restructuring Agreement.

“Visa Europe Fairness Opinion” shall have the meaning set forth in Section 3.7(c) of the Global Restructuring Agreement.

“Visa Europe Financial Advisor” shall have the meaning set forth in Section 3.7(c) of the Global Restructuring Agreement.

“Visa Europe Member Approval” shall have the meaning set forth in Section 4.4(d) of the Global Restructuring Agreement.

“Visa Inc.” shall have the meaning set forth in the Preamble of the Global Restructuring Agreement.

“Visa Inc. Audit Committee Charter” shall have the meaning set forth in Section 2.2(e)(ii)(A) of the Global Restructuring Agreement.

“Visa Inc. Board of Directors” shall have the meaning set forth in Section 2.2(e)(ii) of the Global Restructuring Agreement.

“Visa Inc. Common Stock” shall mean the “Common Stock” of Visa Inc., as such term is defined in the Restated Visa Inc. Certificate of Incorporation.

“Visa Inc. Compensation Committee Charter” shall have the meaning set forth in Section 2.2(e)(ii)(c) of the Global Restructuring Agreement.

“Visa Inc. Nominating Committee Charter” shall have the meaning set forth in Section 2.2(e)(ii)(B) of the Global Restructuring Agreement.

“Visa Inc. Stockholder Approval” shall mean the affirmative vote of the majority of the outstanding shares of stock of Visa Inc. to adopt the Global Restructuring Agreement and approve the VI LLC Merger and the Restructuring.

“Visa International” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa International Certificate of Merger” shall have the meaning set forth in Section 2.3(a) of the Global Restructuring Agreement.

“Visa International Fairness Opinion” shall have the meaning set forth in Section 3.7(a)(1) of the Global Restructuring Agreement.

“Visa International Financial Advisor” shall have the meaning set forth in Section 3.7(a)(1) of the Global Restructuring Agreement.

“Visa International Member Approval” shall have the meaning set forth in Section 4.4(b) to the Global Restructuring Agreement.

“Visa International Merger” shall have the meaning set forth in Section 2.3(b) of the Global Restructuring Agreement.

“Visa International Merger Consideration” shall have the meaning set forth in Section 2.3(c) of the Global Restructuring Agreement.

“Visa International Merger Effective Time” shall have the meaning set forth in Section 2.3(b) of the Global Restructuring Agreement.

“Visa LAC” shall have the meaning set forth in the recitals to the Global Restructuring Agreement.

“Visa LAC Fairness Opinion” shall have the meaning set forth in Section 3.7(a)(iii) of the Global Restructuring Agreement.

“Visa LAC Financial Advisor” shall have the meaning set forth in Section 3.7(a)(iii) of the Global Restructuring Agreement.

“Visa Litigation Obligation” shall have the meaning set forth in Section 2(a) of the Loss Sharing Agreement.

“Visa USA” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa USA Certificate of Merger” shall have the meaning set forth in Section 2.6(a) of the Global Restructuring Agreement.

“Visa USA Fairness Opinion” shall have the meaning set forth in Section 3.7(b) of the Global Restructuring Agreement.

“Visa USA Financial Advisor” shall have the meaning set forth in Section 3.7(b) of the Global Restructuring Agreement.

“Visa USA Member Approval” shall have the meaning set forth in Section 4.4(c) of the Global Restructuring Agreement.

“Visa USA Merger” shall have the meaning set forth in Section 2.6(b) of the Global Restructuring Agreement.

“Visa USA Merger Consideration” shall have the meaning set forth in Section 2.6(c) of the Global Restructuring Agreement.

“Visa USA Merger Effective Time” shall have the meaning set forth in Section 2.6(b) of the Global Restructuring Agreement.

“Visa USA Merger Sub” shall have the meaning set forth in the Preamble to the Global Restructuring Agreement.

“Visa USA Merger Sub Member Approval” shall mean the affirmative vote of Visa Inc., as the sole member of Visa USA Merger Sub, to adopt the Global Restructuring Agreement and approve the Visa USA Merger and the Restructuring.

Annex B

[Form of Visa Europe Put-Call Agreement]

VISA EUROPE PUT—CALL OPTION AGREEMENT

By and Among

VISA INC.

And

VISA EUROPE LIMITED

Dated as of [    ], 2007

VISA EUROPE PUT—CALL OPTION AGREEMENT

This VISA EUROPE PUT—CALL OPTION AGREEMENT (this “Agreement”), dated as of [    ], 2007 is entered into by and between (i) VISA Inc., a Delaware corporation having a registered address of business at P.O. Box 8999, San Francisco, California 94128 (“Visa Inc.”) and (ii) Visa Europe Limited, a company registered in England and Wales with its registered address at One Sheldon Square, London W2 6TT (“Visa Europe”), both on behalf of itself and on behalf of the holders of the issued shares in the capital of Visa Europe from time to time (each a “Visa Europe Shareholder”), pursuant to the authority granted by the Visa Europe Shareholders to Visa Europe under Visa Europe’s articles of association to transfer all of the shares of the Visa Europe Shareholders with respect to the matters contemplated by this Agreement.

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Visa Inc., Visa Europe and the other signatories thereto have entered into a Global Restructuring Agreement, dated as of June [•], 2007 (the “Global Restructuring Agreement”); and

WHEREAS, pursuant to the Global Restructuring Agreement, it is a condition precedent to the consummation of the Restructuring Closing that the Parties shall have entered into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

1. Definitions and Interpretation. Capitalized terms used and not otherwise defined in this Agreement shall have their respective meanings as defined in Annex I to the Global Restructuring Agreement. In addition, the following terms used in this Agreement shall have their respective meanings as defined below. The interpretation provisions of Section 1.2 of the Global Restructuring Agreement shall govern this Agreement.

“Applicable Synergies Amount” shall mean an amount equal to: (i) 0% of the first $25,000,000 of the Synergies Amount, (ii) 100% of the portion of the Synergies Amount that is in excess of $25,000,000 but less than $78,000,000 and (iii) 67.97% of any portion of the Synergies Amount in excess of $78,000,000.

“Call Option Triggering Event” shall mean the occurrence of all of the following events at any time:

(a) the number of merchants (measured on a “merchant name” and not a number of outlets basis) within the Territory that accept Visa-branded products for the processing of payment transactions (expressed as a percentage of the total number of merchants within the Territory that accept general purpose payment cards for the processing of payment transactions) (the “Merchant Acceptance Rate”) shall have declined by twenty-five percent (25%) or greater during the period from the date hereof until the date of determination (and such decline shall not have been primarily and directly the result of actions, policies, prices, directives or rules of Visa Inc. or any of its Subsidiaries), and such decline in the Merchant Acceptance Rate shall be at least twice as much, from the date hereof until the date of determination, as both (i) the average rate of any decline in the number of merchants (measured on a “merchant name” and not a number of outlets basis) within the Territory that accept any general purpose payment cards for the processing of payment transactions and (ii) if, but only if, the average rate of merchant acceptance of Visa-branded general purpose payment cards has declined, in the aggregate, outside of the Territory, the average rate of any decline, from the date hereof until the date of determination, in the number of merchants (measured on a “merchant name” and not a number of outlets basis) outside the Territory that accept Visa-branded general purpose payment cards for the processing of payment transactions;

(b) the number of automatic teller machines (“ATMs”) (measured on a number of outlets basis) within the Territory that accept Visa-branded general purpose payment product cards for the processing of credit and debit transactions (expressed as a percentage of the total number of ATMs within the Territory) (the “ATM Acceptance Rate”) shall have declined by forty-five percent (45%) or more during the period from the date hereof until the date of determination (and such decline shall not have been primarily and directly the result of actions, policies, prices, directives or rules of Visa Inc. or any of its Subsidiaries), and such decline in the ATM Acceptance Rate shall be equal to or greater than twice: (i) the average rate of any decline in the number of ATMs (measured on a number of outlets basis) within the Territory that accept general purpose payment cards for the processing of credit and debit transactions and (ii) if, but only if, the average rate of ATM acceptance of Visa-branded general purpose payment cards is declining, in the aggregate, outside of the Territory, the average rate of any decline, from the date hereof until the date of determination, in the number of ATMs (measured on a number of outlets basis) outside the Territory that accept Visa-branded general purpose payment product cards for the processing of credit and debit transactions; and

(c) either (i) Visa Europe shall have failed to deliver and implement a Remediation Plan (as defined in Section 2(l) below) within six (6) months after the later to occur of the circumstances described in the foregoing clauses (a) and (b) or (ii) if Visa Europe shall have implemented a Remediation Plan, the decline in the Merchant Acceptance Rate and ATM Acceptance Rate shall not have been stopped prior to the date that is twelve (12) months after the implementation of the Remediation Plan.

“Competitor” has the meaning set forth in the License Agreement.

“Core Visa EU Business and Assets” shall mean the business of authorizing, clearing and settling payments transactions branded under the Visa Marks (as defined in the Framework Agreement) and those rights, assets, operations, functions, properties, Contracts, interests and entitlements of Visa Europe and its Affiliates that are solely used in or solely related to (other than a de minimis portion thereof) conducting the foregoing business, including, without limitation, (i) all payments products branded under the Visa Marks and Licensor Intellectual Property (as defined in the Framework Agreement), (ii) those other assets, properties, business, operations and functions of Visa Europe that are solely used in or solely related to (other than a de minimis portion thereof) conducting the foregoing business, including all customer contracts and licenses and agreements authorizing issuance and acquiring of cards branded under the Visa Marks in the Territory, and (iii) all Intellectual Property of Visa Europe and its Affiliates that is solely used in or solely related to (other than a de minimis portion thereof) conducting the foregoing business. For the avoidance of doubt, (i) any license permitting issuance of a card using one or more of the Visa marks or acquiring of a Visa transaction using one or more of the Visa Marks shall be deemed to be solely related to the business of authorizing, clearing and settling payments transactions branded under the Visa Marks (as defined in the Framework Agreement) and (ii) the transfer of the “Core Visa EU Business and Assets” is intended to give Visa Inc. the right to process Visa interregional transactions. Notwithstanding the foregoing, “Core Visa EU Business and Assets” shall not include the business of processing either (x) country-specific transactions or (y) transactions between different countries where all of such countries are located within the Single Euro Payment Area, in either case whether or not solely Visa-branded transactions, and all of the rights, properties, interests or other assets related thereto, to the extent (i) that such rights, properties or assets do not consist of Intellectual Property of Visa and (ii) that such business will not be conducted after the consummation of the Put Option or the Call Option, as the case may be, under the Visa Marks or using Visa Intellectual Property (other than any Visa Intellectual Property to the extent provided pursuant to the transitional arrangements contemplated by Section 2(g) hereof).

“Framework Agreement” shall mean the Framework Agreement, dated as of [    ], 2007, by and between Visa Europe and Visa Inc.

“Lock-Up Percentage” shall mean a percentage equal to 100% minus that percentage of the shares of Class C Common Stock originally received by all holders of Class C Common Stock other than Visa Europe which have either been redeemed by Visa Inc. or with respect to which either Visa Inc. has removed all transfer restrictions or such transfer restrictions shall have lapsed, such that such shares of Class C Common Stock can be freely transferred without restriction pursuant to the terms of the Second Restated Visa Inc. Certificate of Incorporation, as amended.

“Non-Core Business” shall mean all businesses, rights, assets, operations, functions, properties, Contracts, interests and entitlements of Visa Europe and its Affiliates other than the Core Visa EU Business and Assets, including (i) any non-Visa Marks-branded businesses or rights, assets, properties, activities, operations, functions, processes or intangibles of any nature that are used in whole or in part in or relating to conducting businesses other than the Core Visa EU Business and Assets, including Non-Branded Core Products (ii) any shares of capital stock of Visa Inc. owned by Visa Europe or any of its Affiliates and (iii) any surplus capital of Visa Europe (which shall include proceeds from the Restructuring, including any amounts received by Visa Europe in respect of a redemption of any shares of Class C Common Stock of Visa Inc. and any excess capital required for managing the Core Visa Business on an ongoing basis).

“Option Exercise Conditions” shall mean (i) Visa Europe shall on the closing date of the Call Option or the Put Option, as applicable, have full power and authority to (A) transfer (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe under its articles of association) to Visa Inc. 100% of the issued and outstanding VE Equity Securities upon an exercise of the Call Option or the Put Option and (B) execute and deliver (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association) such letters of transmittal, stock powers and/or other instruments of Transfer and conveyance as may be necessary to effect such Transfer of the VE Equity Securities to Visa Inc., (ii) all consents, approvals, and actions of, or filings with and notices to any Governmental Authority necessary to permit the parties to perform their obligations hereunder shall have been duly obtained, made or given, shall not be subject to the satisfaction of any condition that has not been satisfied or waived (provided, that the party entitled to the benefit of such condition shall use its commercially reasonable efforts to satisfy, meet, or obtain a waiver of, such conditions) and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority for the consummation of the Put Option or the Call Option, as applicable, shall have occurred and (iii) no Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction and then in effect which prohibits, restrains or enjoins the consummation of the Put Option or the Call Option, as applicable, or has the effect of making such consummation illegal, so long as the party against which such Law or Governmental Order shall have issued is using its commercially reasonable efforts to cause the same to be lifted, vacated or otherwise rendered of no effect.

“Option Exercise Price” shall mean a purchase price for the purchase by Visa Inc. of each issued share in the capital of Visa Europe, following an exercise of either the Call Option or the Put Option, equal to the sum of (i) the product of (I) the sum of (x) the Visa Europe Adjusted Net Income and (y) the Applicable Synergies Amount multiplied by (II) the Visa Inc Forward PE Multiple, plus (ii) the fair market value of all shares of Visa Inc common stock owned by Visa Europe or any of its Affiliates that will be acquired by Visa Inc. upon an exercise of Call Option or the Put Option, such fair market value being deemed for purposes hereof to be such number of shares of Visa Inc. common stock owned by Visa Europe or any of its Affiliates that will be owned by Visa Europe or any of its Affiliates on the date on which the Put Option Exercise Notice or the Call Option Exercise Notice is delivered, as applicable, multiplied by the average of the last quoted price per share of Visa Inc. common stock on the close of business of each of the last thirty (30) trading days immediately preceding the delivery of a Call Option Exercise Notice or a Put Option Exercise Notice, as applicable, as quoted on the primary securities exchange on which shares of Visa Inc. Common Stock are listed plus (iii) the aggregate amount of any surplus capital of Visa Europe, plus (iv) the aggregate amount actually received by Visa Europe in respect of the exercise price payable by the holders of any VE Equity Securities upon the conversion or exchange thereof for or into ordinary shares in the capital of Visa Europe, minus (v) the estimated amount of one-time costs associated with achieving the cost synergies reflected in the Synergies Amount multiplied by the Synergies Ratio, minus (vi) the aggregate amount of any indebtedness of Visa Europe to the extent incurred to generate surplus capital, dividends or other distributions to shareholders of Visa Europe, and minus (vii) without duplication, the aggregate amount of any contingent liabilities with respect to Visa Europe or the Core Visa EU

Business and Assets. For this purpose any contingent liabilities (e.g., litigation or regulatory fines) will be included at the amount that an unaffiliated purchaser of the Transferred Business under no compulsion to act would reduce the purchase price for such Transferred Business in an arm’s length sale of the Transferred Business.

“Outside Closing Date” shall mean the date that is two hundred eighty-five (285) days after the delivery of a Call Option Exercise Notice or a Put Option Exercise Notice, as applicable.

“Publicly Tradable Stock” means common stock of Visa Inc. that is regularly traded on either the New York Stock Exchange or the Nasdaq National Market (or any successor exchange) or any security which is immediately convertible into such common stock, either upon sale or otherwise, and that may legally be disposed of immediately without further registration or similar requirements and without any governmental penalty or fine at any time on such exchange and in respect of which counsel for Visa Inc. that is reasonably acceptable to Visa Europe shall have provided to Visa Europe an opinion to the effect that such common stock shall have been duly registered under the Securities Act and may be resold without further restriction (subject to any applicable Contractual lock-up period (including any lock-up period set forth in the Restated Visa Inc. Certificate of Incorporation)). For purposes of this Agreement, the aggregate fair market value of Publicly Traded Stock transferred by Visa Inc. pursuant to the exercise of the Put Option or the Call Option shall be determined based on an assumption that such stock was disposed of in a single block trade at a price equal to the average closing price per share of Visa Inc. common stock on the primary securities exchange on which shares of Visa Inc. common stock are listed (e.g., the New York Stock Exchange) for the thirty (30) trading days preceding the delivery of a Call Option Exercise Notice or a Put Option Exercise Notice, as the case may be, less (i) such discounts (including block discount), commissions and fees as would be applicable to a block trade of Visa Inc. stock made in this manner and on the date of the delivery of the Call Option Exercise Notice or the Put Option Exercise Notice, as the case may be, and (ii) any taxes under all United States federal, state and local tax laws that would not have been incurred if the Option Exercise Price were payable solely in cash. For the avoidance of doubt, the fact that any security is subject to the transfer restrictions contained in the Amended and Restated Certificate of Incorporation of Visa Inc., in the form attached to the Global Restructuring Agreement shall not disqualify such security from classification as “Publicly Tradable Stock”.

“Put Exercise Date” shall mean that date which is the earlier to occur of (x) the date that is 365 days after the date of the consummation of the IPO and (y) the date that is 605 days after the Restructuring Closing Date.

“Retained Business” shall mean all of the business and assets of Visa Europe and its subsidiaries, other than the Transferred Business.

“Synergies Amount” shall mean the estimated fully phased in cost synergies which would solely be achievable through the contribution of the operations of Visa Europe to the net operating income of Visa Inc. (determined in accordance with GAAP), on a pro forma basis, during a twelve month period pursuant to an exercise of the Call Option or the Put Option, as applicable. For the avoidance of doubt, the Synergies Amount will include items such as the rationalization of multiple data centers.

“Synergies Ratio” shall mean a fraction, the numerator of which shall be the Applicable Synergies Amount and the denominator of which shall be the Synergies Amount.

“Territory” shall have the meaning set forth in the Framework Agreement.

“Transferred Business” means the Core Visa EU Business and Assets plus any other Non-Core Business businesses, rights, assets, properties, activities, operations, functions, processes or intangibles as Visa Europe determines are to be directly or indirectly transferred to Visa Inc. pursuant to the Put Option or Call Option, as applicable.

“Visa Europe Adjusted Net Income” shall mean the projected sustainable net operating income of Visa Europe and its Affiliates (including Visa Europe Services, Inc.), including for the avoidance of doubt income derived under the Replacement Arrangements, determined in accordance with GAAP, as reported by the International Accounting Standards Board for the twelve (12) months starting on the next calendar quarter immediately after delivery of a Call Option Exercise Notice or Put Option Exercise Notice, as applicable; provided, however, that there shall be excluded from Visa Europe Adjusted Net Income (i) any income to the extent derived from any Non-Core Business of Visa Europe or its Affiliates that will not be directly or indirectly transferred to Visa Inc. upon an exercise of the Put Option or the Call Option, as applicable and (ii) without duplication, any costs or expenses attributable to the items described in clause (v) and clause (vii) of the definition of Option Exercise Price; provided, further, that there shall be included in Visa Europe Adjusted Net Income any income to the extent derived from any Non-Core Business of Visa Europe or its Affiliates that will be indirectly transferred to Visa Inc. upon an exercise of the Put Option or the Call Option, as applicable. If for example, the Notice were delivered on April 25th, the relevant twelve month period would be from July 1st after receipt of the Notice until June 30th of the following calendar year. The projected sustainable net income shall be calculated for Visa Europe and its Affiliates as if they were operating fully (on a non-transitional basis), using fair market value rates, under 100% ownership of Visa Inc., similar to the other regions of the Visa, but without taking into account any Synergies Amount. The projected sustainable net income for the period of determination shall (a) not be increased to give effect to the fact that the Base Amount (as defined in the Framework Agreement) will no longer be payable by Visa Europe to Visa Inc., (b) be calculated before deduction for any VAT and (c) be increased (on a pre-tax basis) by $5,000,000.

“Visa Inc. Forward PE Multiple” shall mean a fraction, the numerator of which is the average Visa Inc. price per share traded on the primary securities exchange on which shares of Visa Inc. Common Stock are listed (e.g., the New York Stock Exchange) (determined as of the close of each trading day on such securities exchange) for the thirty (30) trading days preceding delivery of a Call Option Exercise Notice or Put Option Exercise Notice, as applicable (or, if a Call Option Exercise Notice or Put Option Exercise Notice is delivered within the first thirty (30) trading days after the IPO Date, during the period from the IPO Date until the date on which the Call Option Exercise Notice or Put Option Exercise Notice is delivered) and the denominator of which is the median IBES estimate on the date prior to receipt of the Call Option Exercise Notice or Put Option Exercise Notice, as applicable, for the net income per share of Visa Inc. Common Stock for the twelve (12) months starting on the next calendar quarter immediately after delivery of a Call Option Exercise Notice or Put Option Exercise Notice, as applicable. If the relevant twelve (12) month period does not represent the fiscal year reported by Visa Inc. for which brokers make their respective annual estimates, then the estimated net income per share shall represent the proportional share of the respective median annual estimates. For example, if Visa Inc. maintains a fiscal year ended September 30th and the Put Option Exercise Notice or Call Option Exercise Notice is received on April 25th, then the net income per share would represent 25% of the median annual IBES estimate per share for the current fiscal year and 75% of the median annual IBES estimate for the next projected fiscal year. For the avoidance of doubt, the intent of the foregoing provision is to align the fiscal measurement period for the Visa Inc. Forward PE Multiple with the period used for purposes of the definition of “Visa Europe Adjusted Net Income.”

2. Put and Call Options. (a) Visa Europe, on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association, hereby irrevocably grants to Visa Inc. an option (the “Call Option”), exercisable at any time following the later to occur of the IPO Date and the date of any Call Option Triggering Event, to require Visa Europe, on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association, to procure the conveyance and delivery to Visa Inc. of all (but not less than all) of the shares in the capital of Visa Europe (including, without limitation, any options, warrants, preference shares or other securities that are convertible into or exchangeable for shares in the capital of Visa Europe) (collectively, the “VE Equity Securities”) issued as of the time the Call Option is exercised, for a purchase price equal to the Option Exercise Price. Visa Inc. may exercise the Call Option by delivery of a written notice to Visa Europe (such notice, a “Call Option Exercise Notice”) at any time following the later to occur of the IPO Date and the date of any Call Option Triggering

Event and, upon delivery of a Call Option Exercise Notice, Visa Inc. shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the Option Exercise Conditions) unconditionally obligated to purchase from the Visa Europe Shareholders, and Visa Europe (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association) shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the Option Exercise Conditions) unconditionally obligated to procure the sale, conveyance and delivery to Visa Inc., not later than the Outside Closing Date, all but not less than all of the VE Equity Securities then issued, for a purchase price equal to the Option Exercise Price, payable at the time of the closing of such sale in accordance with Section 2(i) of this Agreement.

(b) Visa Inc. hereby irrevocably grants to Visa Europe (on behalf of the Visa Europe Shareholders) an option (the “Put Option”), exercisable at any time after the Put Exercise Date, to require Visa Inc. to purchase from the Visa Europe Shareholders at the date of the sale all (but not less than all) of the VE Equity Securities issued as of the time the Put Option is exercised, for a purchase price equal to the Option Exercise Price. Visa Europe may exercise the Put Option (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association) by delivery of a written notice to Visa Inc. (such notice, a “Put Option Exercise Notice”) at any time during the period in which the Put Option is exercisable and, upon delivery of a Put Option Exercise Notice, Visa Inc. shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the Option Exercise Conditions) unconditionally obligated to purchase from the Visa Europe Shareholders, and Visa Europe (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association) shall be irrevocably and (subject to the satisfaction or waiver in writing of each of the Option Exercise Conditions) unconditionally obligated to procure the sale, conveyance and delivery to Visa Inc., not later than the Outside Closing Date, all but not less than all of the VE Equity Securities then issued, for a purchase price equal to the Option Exercise Price, payable at the time of the closing of such sale in accordance with Section 2(i) of this Agreement.

(c) If the Call Option is exercised, the initial calculation of the Option Exercise Price (including, if applicable, the value of any Publicly Tradable Stock) shall be made by Visa Inc. and shall be set forth in the Call Option Exercise Notice. Visa Europe shall deliver to Visa Inc., within fifteen (15) days after receipt of a Call Option Exercise Notice, a written statement setting forth (i) a description in reasonable detail of any and all rights, assets, operations, functions, properties, Contracts, interests and entitlements of Visa Europe constituting Non-Core Business that Visa Europe will directly or indirectly transfer to Visa Inc. in connection with the exercise of the Call Option pursuant to Section 2(g) hereof (it being agreed that Visa Europe, at its election, may include any such Non-Core Business as part of the Transferred Business), (ii) a calculation of the Option Exercise Price (including, if applicable, the value of any Publicly Tradable Stock) after giving effect to the exclusion of the Retained Business and (iii) the name of the Visa Europe Stockholder Representative appointed pursuant to Section 2(o) hereof. If the Put Option is exercised, the initial calculation of the Option Exercise Price shall be made by Visa Europe and shall be set forth in the Put Option Exercise Notice, which shall also include (i) a description in reasonable detail of any and all rights, assets, operations, functions, properties, Contracts, interests and entitlements of Visa Europe constituting Non-Core Business which Visa Europe will include directly or indirectly in the Transferred Business in the Put Option pursuant to Section 2(g) hereof (it being agreed that Visa Europe, at its election, may include any such Non-Core Business in the Transferred Business) and (ii) the name of the Visa Europe Stockholder Representative appointed pursuant to Section 2(o) hereof.

Upon receipt of a Call Option Exercise Notice or Put Option Exercise Notice, as applicable, the parties shall, and shall cause their respective representatives to, cooperate in good faith to reach a mutually agreed determination of the rights, assets, operations, functions, properties, Contracts, interests and entitlements of Visa Europe to be included in the Transferred Business, to resolve any and all disputes with respect to whether any such rights, assets, operations, functions, properties, Contracts, interests and entitlements constitute Core Visa EU Business and Assets or Non-Core Business, and to determine the applicable Option Exercise Price (including the amount of the Synergies Amount and the Visa Europe Adjusted Net Income) in respect thereof as promptly as practicable, including by providing the other party with reasonably requested information with respect thereto (subject to customary confidentiality agreements), responding to reasonable requests and queries of the other party and its representatives with respect to any components thereof, and negotiating in good faith to resolve any disputes with respect thereto.

Unless the party receiving a Call Option Exercise Notice or Put Option Exercise Notice, as applicable, shall have delivered to the other party, within fifty (50) days after receipt of the Call Option Exercise Notice or Put Option Exercise Notice, a written notice (a “Notice of Objection”) objecting to the characterization of any rights, assets, operations, functions, properties, Contracts, interests and entitlements, or to the calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) set forth in the Call Option Exercise Notice or Put Option Exercise Notice, as applicable, the information set forth in the Call Option Exercise Notice or Put Option Exercise Notice, as applicable, including the Option Exercise Price, as modified by any subsequent agreement in writing between the parties, if any, shall be conclusive and binding on the parties. Upon delivery of a Notice of Objection, the respective Chief Financial Officers of Visa Inc. and Visa Europe shall consult and cooperate in good faith in order to resolve any matters set forth in the Notice of Objection and to determine a mutually agreed calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein). In the event that such Chief Financial Officers are unable to resolve all such matters and agree upon a calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) within twenty (20) Business Days after the delivery of a Notice of Objection, then each of Visa Inc. and Visa Europe shall, within a further ten (10) Business Days, engage an investment banking firm or other third party financial advisor of international standing (each a “Party Advisor”) and shall use their respective commercially reasonable efforts to cause their respective Party Advisors to resolve any matters remaining in dispute and render a calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) in accordance with the terms of this Agreement within fifteen (15) days after the engagement of such Party Advisors.

If the calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) as determined by the first Party Advisor is not greater than one hundred five percent (105%) nor less than ninety-five percent (95%) of the calculation thereof as determined by the second Party Advisor, then the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) for purposes hereof shall be the average of such two calculations, which amount shall be conclusive and binding on the parties hereto. If the calculation of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) as determined by the first Party Advisor is greater than one hundred five percent (105%) or less than ninety-five percent (95%) of the calculation thereof as determined by the second Party Advisor, than the two Party Advisors shall, within a further ten (10) Business Days, acting reasonably, mutually select an investment banking firm or other third party financial advisor of international standing (and having no substantial current or past business relationship with either Visa Inc. or Visa Europe) (the “Neutral Advisor”). The parties hereto shall jointly engage the Neutral Advisor and shall use their commercially reasonable efforts to cause the Neutral Advisor to, if applicable, resolve any disputes with respect to the characterization of any rights, assets, operations, functions, properties, Contracts, interests and entitlements constitute Core Visa EU Business and Assets or Non-Core Business and to render a calculation of the Option Exercise Price in accordance with the terms of this Agreement within twenty (20) days after its engagement. Upon the determination of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) by the Neutral Advisor, the Option Exercise Price for purposes of this Agreement shall be the average of the two calculations of the Option Exercise Price (and/or, if applicable, the fair market value of any Publicly Tradable Stock included therein) (whether by the Neutral Advisor and either Party Advisor or by both Party Advisors) that are nearest in amount to each other, which average amount shall be conclusive and binding on the parties hereto, and the calculation thereof that is furthest from the other two shall be disregarded. Each party shall pay the fees and expenses of its Party Advisor and one-half of the fees and expenses of the Neutral Advisor.

If the Option Exercise Price in connection with any exercise of the Put Option by Visa Europe reflects a deduction for any contingent liability the amount of which such deduction is unacceptable to Visa Europe in its sole discretion, Visa Europe shall be entitled, by delivering a written notice to such effect to Visa Inc., to withdraw the related Put Option Exercise Notice and, as a consequence thereof, the Put Option shall be deemed not to have been exercised; provided that, notwithstanding anything to the contrary set forth herein, neither Visa Europe nor any of its successors or assigns shall be entitled to deliver another Put Option Exercise notice or otherwise exercise the Put Option for a period of two years after the date on which such Put Option Exercise Notice was withdrawn in writing. From and after the expiration of such two year period the Put Option Exercise shall again become exercisable in accordance with the terms hereof. For the avoidance of doubt, Visa Inc. shall not be required to specify in a Call Option Exercise Notice or in response to a Put Option Exercise Notice the ratio of cash to Publicly Tradable Stock to be used to pay the Option Exercise Price, and nothing contained in this Section 2(c) shall be construed as a limitation of Visa Inc.’s rights pursuant to the penultimate sentence contained in Section 2(i) hereof, subject to the limitations contained in Section 2(i).

(d) In the event that the Put Option or the Call Option is exercised at any time when the common stock of Visa Inc. is not traded on a public securities exchange, then the Put Option Exercise Notice or the Call Option Exercise Notice shall set forth a calculation of the Option Exercise Price which substitutes, in lieu of the Visa Inc. Forward PE Multiple component of the definition of Option Exercise Price, a multiple initially determined in good faith by the Board of Directors of the party delivering the Put Option Exercise Notice or Call Option Exercise Notice, as applicable, to be a fair and reasonable multiple to be applied for purposes of such definition. Any dispute with respect to the Option Exercise Price as so determined shall be resolved, in the manner provided in Section 2(c) hereof; provided, however, that, each of Visa Inc. and Visa Europe hereby expressly acknowledge and agree that each Party Advisor and, if engaged, the Neutral Advisor, shall be expressly instructed to determine a multiple, in substitution for the Visa Inc. Forward PE Multiple component of the definition of Option Exercise Price, that, in the professional judgment of such advisor as a financial advisor of international standing, based on all facts and circumstances it believes to be relevant, but, for the avoidance of doubt, excluding any liquidity or similar premium, to be a fair and reasonable multiple in the context of such definition.

(e) Prior to or contemporaneously with the consummation of Visa Inc.’s acquisition of Visa Europe following an exercise of the Put Option or the Call Option, as applicable, Visa Inc. shall grant a license or other arrangement (at prevailing market rates) to then existing Visa Europe Shareholders or other customers of Visa Europe which shall enable them to continue to participate in the Visa payments system (including, without limitation, allowing them to continue to run their “Visa”-branded card payment businesses) with the same non-financial rights to participate in the Visa payments system as prior to the consummation of the Put Option or Call Option, as applicable (the “Replacement Arrangements”), provided, however, that the foregoing shall not be construed to prohibit or restrict Visa Inc. from subsequently terminating any member or customer of Visa Europe in accordance with, or otherwise exercising any of its rights under, any applicable Contract, Law, operating regulations or other applicable policies of Visa Inc. in effect from time to time.

(f) Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that it is their mutual intent and agreement that, upon Visa Inc.’s acquisition of the VE Equity Securities following an exercise of the Put Option or the Call Option, as applicable, Visa Inc. shall acquire (x) the corporate entity of Visa Europe and (y) the Core Visa EU Business and Assets and such Non-Core Business as Visa Europe determines, in its discretion, to be transferred. Accordingly, Visa Europe covenants and agrees that upon such time as the Put Option or Call Option is exercised, Visa Europe shall cause the Core Visa EU Business and Assets to be owned by Visa Europe (either directly or through a subsidiary that is to be indirectly transferred to Visa Inc. as an asset of Visa Europe), such that Visa Inc. shall acquire the VE Equity Securities and all of the Core Visa EU Business and Assets upon the acquisition of the VE Equity Securities. It is expressly acknowledged and agreed that Visa Europe and its Affiliates shall have the right to restructure their respective assets, businesses and corporate structure, and to make distributions or other transfers to or for the benefit of its shareholders/members of any of its assets or business that consist solely of the Non-Core Business and/or assets that do not constitute Core Visa EU Business and Assets. Visa Europe shall have the right to distribute to the Visa Europe Shareholders (or to Transfer from Visa Europe to an entity that is wholly-owned by the Visa Europe Shareholders) any Non-Core Business, and shall have the right to dividend any surplus capital to the Visa Europe Shareholders, if applicable, following an exercise of the Put Option or the Call Option, and shall be permitted to transfer any assets or personnel to entities other than Visa Europe, such that only the Core Visa EU Business and Assets, plus any Visa Inc shares and any surplus capital (other than surplus capital that has been generated by indebtedness incurred by Visa Europe) to the extent not so transferred are owned by Visa Europe and its Subsidiaries at the time of the consummation of the Put Option or the Call Option (it being understood that Visa Europe may determine in its discretion to include some or all of any Non-Core Business in the Transferred Business). Notwithstanding the foregoing, upon the exercise to the Put Option or the Call Option, (i) Visa Europe shall use commercially reasonable efforts to ensure that Visa Europe and any of its subsidiaries to be transferred have such personnel as are reasonably necessary to operate the Transferred Business, and (ii) recognizing the need for each of Visa Inc. and Visa Europe to have adequate personnel to operate their respective businesses after the closing of the Put Option or the Call Option, as the case may be, Visa Europe and Visa Inc. shall cooperate with each other with the objective of ensuring that each of their respective businesses has adequate personnel resources immediately after the exercise of the Put Option or the Call Option, as the case may be. For the avoidance of doubt, any income derived from assets or operations that are not part of the Transferred Business shall be excluded from the definition of Visa Europe Adjusted Net Income for purposes hereof (other than the Replacement Arrangements, which shall be included in such calculation).

(g) At the consummation of the Put Option or Call Option, (i) Visa Inc. shall grant to the successor entity owned by the Visa Europe Shareholders and containing the Retained Business a license of the Licensor Intellectual Property (as defined in the Framework Agreement), Licensor Derivative Works (as defined in the Framework Agreement) and New Intellectual Property (as defined in the Framework Agreement) on the same terms as such rights are licensed by Visa Inc. to Visa Europe immediately prior to the exercise of the Put Option or Call Option, as applicable, pursuant to the terms of the Framework Agreement for a duration of thirty (30) months following the date of the consummation of Put Option or Call Option, as applicable or such longer term as may be agreed (the “Transitional Period”), on commercially reasonable terms; provided that Visa Inc. shall be entitled to provide that the scope of use of such license shall be limited to uses or lines of business in existence on the date on which the Put Option or the Call Option, as the case may be, is consummated, (ii) Visa Inc. shall provide to the successor entity owned by the Visa Europe Shareholders and containing the Retained Business a transitional arrangement on commercially reasonable terms covering the Transitional Period, or such other period of time as may be mutually agreed, which such arrangements will (x) provide such services as are within the control of Visa Inc. and (y) allow such successor entity to continue to use such assets included in the Transferred Business, in each case which are necessary or useful for such successor entity to continue to operate the Retained Business in a manner substantially similar to the manner in which the Retained Business was operated prior to the consummation of the Put Option or the Call Option, as the case may be, and (iii) the successor entity owned by the Visa Europe Shareholders and containing the Retained Business, shall provide to Visa Inc. a transitional arrangement on commercially reasonable terms covering the Transitional Period, or such other period of time as may be mutually agreed, which such arrangements will (x) allow Visa Inc. to continue to use such assets of the Retained Business as are reasonably needed to allow Visa Inc. to continue to conduct the businesses transferred to Visa Inc. and (y) provide such services as are within the control of such successor entity and which may be necessary or useful to operate the Retained Business in a manner substantially similar to the manner in which it was operated prior to such transfer. For the avoidance of doubt, such transitional arrangements shall include provisions to be agreed upon in good faith designed to ensure that the activities by any party to such arrangements do not impair or otherwise reduce during such transitional period any component of the Visa Europe Adjusted Net Income or Applicable Synergies Amount that were used on calculating the Option Exercise Price. Any dispute between the parties with respect to the terms of any such transitional arrangements shall be governed by the provisions contained in Section 5(i) of this Agreement. Notwithstanding anything to the contrary contained in this Section 2(g), if, during the Transition Period, the Retained Business is directly or indirectly acquired by a Person that is a Competitor, the Non Core Business shall not be permitted to provide any Licensor Intellectual Property, any Licensor Derivative Works, any New Intellectual Property or any other Intellectual Property of Visa Inc. or any of its Affiliates, or any rights in respect thereof, to any Competitor at any time; provided, however, that the Retained Business, to the extent that it remains a segregable division or business unit may, notwithstanding the foregoing, continue its pre-existing use of Licensor Intellectual Property, any Licensor Derivative Works, any New Intellectual Property or any other Intellectual Property of Visa Inc. for the remainder of the Transition Period; provided, further, that neither the Retained Business nor its owners shall have any access to any source code, nor any rights to modify, maintain or sublicense, such Licensor Intellectual Property, Licensor Derivative Works, New Intellectual Property or other Intellectual Property of Visa Inc.

(h) Upon the delivery of a Put Option Exercise Notice or a Call Option Exercise Notice, as applicable, each of Visa Inc. and Visa Europe shall, subject to the parties having entered into customary and mutual non-disclosure, confidentiality and, if applicable, joint defense agreements, afford to the other party and its Representatives reasonable access, during normal business hours, to all of the properties, books, records, contracts, tax returns, officers and employees of Visa Inc. and Visa Europe, as applicable, and shall furnish to the other party, its financing sources (if applicable) and their respective Representatives, such information concerning Visa Inc., Visa Europe, and their respective Affiliates, as applicable, as such other party may reasonably request in order to complete, within sixty (60) days after delivery of the Put Option Exercise Notice or the Call Option Exercise Notice, as applicable, a due diligence investigation of the other party in connection with the exercise of the Put Option or the Call Option, as applicable.

(i) Settlement of the Call Option or the Put Option shall be made not later than the Outside Closing Date, at 10:00 A.M., prevailing New York time in the offices of Visa Inc. or at such other time and place as may be agreed among the parties. If settlement of the Call Option or the Put Option occurs prior to the date which is three years after the consummation of the IPO (the “Cash-Only Settlement Date”), then Visa Inc. shall have the option to deliver the Option Exercise Price in the form of cash (denominated in the lawful currency of the United States) or in Publicly Tradable Stock; provided that that portion of the Option Exercise Price which is deliverable in Publicly Tradable Stock shall be not more than a percentage of the Option Exercise Price equal to the Lock-up Percentage. If settlement of the Call Option or the Put Option occurs after the Cash-Only Settlement Date, then Visa Inc. shall deliver the Option Exercise Price in the form of cash (denominated in the lawful currency of the United States). Visa Inc. shall have the ability to determine, in its sole discretion, the method by which it finances the Option Exercise Price, including, without limitation, the ratio of cash to Publicly Tradable Stock (subject to the limits set forth herein) and the method or methods by which it obtains any necessary cash component of the Option Exercise Price. In the event of any dispute between the parties with respect to the fair market value of any Publicly Tradable Stock proposed by Visa Inc. to be issued in payment of any portion of the Option Exercise Price (to the extent permitted by this Section 2(i)) such dispute shall be subject to resolution pursuant to the provisions of Section 2(c) hereof.

(j) Each of Visa Inc. and Visa Europe agrees to furnish to the other, promptly upon request (provided that neither party shall be entitled to make such a request more than one time per annum, and subject to the requesting party entering into customary confidentiality and non-disclosure arrangements with respect to the information to be provided) such party’s Merchant Acceptance Rates and ATM

Acceptance Rates. Each party shall have the right to retain an expert of its choice (an “Evaluator”) to audit the Merchant Acceptance Rate and ATM Acceptance Rate data provided by the other party hereto, provided that such Evaluator shall enter into a customary confidentiality agreement. Upon request, which shall not be made more than once per annum by a party, the party subject to audit shall provide the Evaluator engaged by the auditing party with all information reasonably within the possession or control of such party and reasonably necessary to enable the Evaluator to independently verify whether any of the events specified in the definition of Call Option Triggering Event shall have occurred, including information with respect to any applicable Merchant Acceptance Rates and ATM Acceptance Rates.

(k) Visa Europe will provide Visa Inc. with such information regarding Visa Europe (and only such information) and upon such frequency as is required under applicable tax, GAAP and regulatory requirements for the preparation for Visa Inc’s financial statements. Visa Inc shall maintain all such information strictly confidential and not disclose it other than (a) to those employees and directors of Visa Inc. who have a need to know such information for the foregoing purposes (and Visa Inc. shall use its commercially reasonable efforts to minimize the number of such employees and directors needing access to such information), (b) as required by Law or requested of Visa Inc. by a Government Authority (provided that Visa Inc. shall use its best reasonable efforts to minimize the extent of such disclosure), (c) to Visa Inc’s external accounting and legal advisors, under a duty of confidence or (d) as is required to be included in Visa Inc’s financial statements. Without limiting the generality of the foregoing, prior to the end of Visa Inc’s first fiscal quarter after the date hereof (and from time-to-time thereafter, to the extent that such requirements change), Visa Inc will cooperate with Visa Europe to (a) provide clarity regarding the specific data that is necessary, and (b) agree upon a delivery mechanism for such information, which may include direct or indirect delivery, and which in any case must permit Visa Inc to comply with applicable tax, GAAP and regulatory requirements.

(l) Promptly following written notice by Visa Inc. to Visa Europe, and in any event within six (6) months, after the occurrence of both of the circumstances described in paragraphs (a) and (b) of the definition of Call Option Triggering Event contained herein, Visa Europe shall formulate and deliver to Visa Inc., and shall have commenced to implement, a written plan (a “Remediation Plan”) setting forth in reasonable detail comprehensive measures designed to remediate, within twelve (12) months after the later to occur of such circumstances, the decline in Merchant Acceptance Rate and/or ATM Acceptance Rate, as applicable.

(m) Visa Europe hereby covenants and agrees for the benefit of Visa Inc. that Visa Europe shall not, prior to an exercise of the Put Option or the Call Option, conduct an initial public offering of any capital stock of Visa Europe nor shall it conduct an initial public offering of any Affiliate thereof unless the Core Visa EU Business or Assets owned by such Affiliate would be transferred back to Visa Europe or a subsidiary thereof prior to the consummation of the Put Option or Call Option, as the case may be.

(n) Each of the parties hereto hereby acknowledges and agrees that, because of uncertainties regarding the timing of any exercise of the Put Option or the Call Option, and the nature and identity of the assets, properties, business and operations subject thereto, the amount of the Option Exercise Price at any given time during the term of this Agreement, is inherently uncertain and cannot be predicted or quantified as of the date hereof.

(o) Upon exercise of the Call Option or the Put Option, Visa Europe (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe, under its articles of association) shall designate one legal entity (the “Visa Europe Stockholder Representative”) (which shall be a financial institution with capital in excess of $1,000,000,000, but which need not be a member or shareholder of Visa Europe) to receive and hold the Option Exercise Price on bare trust or as nominee for the Visa Europe Shareholders and to hold the same in bare trust or as nominee for the Visa Europe Shareholders to distribute it to the Visa Europe Shareholders in accordance with their absolute entitlements. The obligations of Visa Inc. to pay the Option Exercise Price under this agreement shall be satisfied in full by the delivery of the Option Exercise Price to the Visa Europe Stockholder Representative and Visa Inc. shall, under no circumstances have any liability whatsoever, for the actions of the Visa Europe Stockholder Representative.

3. Alternative Transaction. (a) Each of Visa Europe and Visa Inc. shall cooperate with each other and use (and cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary on its part under this Agreement to cause the consummation of the Put Option or Call Option, as the case may be, in accordance with the terms of this Agreement prior to the Outside Date, including (x) taking such actions as are necessary to cause each of the Option Exercise Conditions to be satisfied as promptly as practicable after an exercise of the Put Option or the Call Option, as applicable, and in any event prior to the Outside Closing Date and (y) notifying the other party reasonably promptly upon becoming aware that there is a reasonable likelihood that an Option Exercise Condition is not capable of being satisfied.

(b) If the Option Exercise Conditions are not satisfied by the Outside Date or any such Option Exercise Condition becomes incapable of being satisfied at anytime prior to or on the Outside Date (the earlier to occur of such events being the “Failure Date”) and such failure of the Option Exercise Conditions to be satisfied or be capable of being satisfied does not result from a breach by Visa Europe of the representations and warranties set forth in Section 4(b) this Agreement, Visa Inc. may submit to Visa Europe a written proposal of Visa Inc. (a “Visa Inc. Proposal”) or Visa Europe may (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe under its articles of association) submit to Visa Inc. a written proposal of Visa Europe (a “Visa Europe Proposal”) to enter into an amendment to this Agreement (or an alternative Contract) that is designed to enable the parties hereto to consummate, as promptly as practicable, a transaction that puts the parties and their shareholders and affiliates in the same position in all respects (other than de minimis respects), taking into account all economic (including receipt of payment), tax, accounting, regulatory, liability and legal consequences and including any such consequence in respect of the Non-Core Business, as if the Put Option or Call Option, as applicable, had been consummated in accordance with the terms hereof without any adverse impact (other than de minimis adverse impacts) in relation thereto (a Visa Inc. Proposal or Visa Europe Proposal meeting such terms being a “Substitute Proposal”).

(c) If a Substitute Proposal shall not have been made and accepted in writing by Visa Inc and Visa Europe (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe under its articles of association), each acting in good faith (and without rejecting any proposal meeting the terms of Section 3(b) as a Substitute Proposal), prior to the 5:00 p.m. (New York) time on the date that is one hundred twenty (120) days after the Failure Date (such date, the “Proposal Deadline”) then (i) any previously submitted Call Option Exercise Notice or Put Option Exercise Notice, as applicable, shall automatically be deemed withdrawn and without force and effect as of the Proposal Deadline and (ii) if a Put Option Exercise Notice was previously submitted and provided that the Failure Date has not occurred as a result of Visa Europe’s breach of the representations and warranties set forth in Section 4(b) this Agreement, notwithstanding anything to the contrary contained in this Agreement, then Visa Europe shall have the right, during the period from the Proposal Deadline until the date that is 405 days after the Proposal Deadline, to Transfer any or all of the assets of Visa Europe or any of its Subsidiaries (including the entire Core Visa EU Business and Assets and including, for the avoidance of doubt, the Framework Agreement and any Contract contemplated thereby and all (but not less than all) of Visa Europe’s rights thereunder), whether by means of a Transfer of assets, issuance of equity securities, public offering, merger, consolidation or other similar transaction) to any Person (any such transaction, an “Alternative Transaction”), in each case provided that (x) none of the Core Visa EU Business and Assets are acquired in such Alternative Transaction by any Person that is a Competitor (other than a Competitor owning less than 5% of the equity interests in the Person that owns or will own the Core Visa EU Business and Assets) and (y) each Person that will acquire any Core Visa EU Business and Assets and any Retained Business shall, prior to entering into any Alternative

Transaction, enter into a written agreement with Visa Inc. pursuant to which such Person and Visa Inc. shall acknowledge and agree (A) that any Core Visa EU Business and Assets and any Retained Business acquired by such Person in an Alternative Transaction, shall continue to be subject in all respects to the Call Option in favor of Visa Inc. as provided in this Agreement, (B) to be, and to cause the Core Visa EU Business and Assets and any Retained Business to continue to be, bound by all of the provisions of the Framework Agreement and any Contract contemplated thereby, including this Agreement provided, that the transferor shall not remain liable for the performance and obligations of the transferee thereunder, and (C) that the Core Visa EU Business and Assets and any Retained Business shall continue to be entitled to the full benefit of such Framework Agreement and other Contracts without prior written or other consent of Visa Inc. and (z) Visa Europe and any successor in interest in any Retained Business shall be entitled to the benefits and burdens of Section 2(g) of this Agreement as if the Put Option or Call Option had been consummated to the extent applicable to any Retained Business owned by it not acquired by any such Person.

(d) If an Alternative Transaction shall not have been consummated prior to the expiration of such 405 day period, then for a 30 day period from the expiration of such 405 day period, Visa Inc. and Visa Europe may again provide to the other a Visa Inc. Proposal or a Visa Europe Proposal, as applicable. If no Substitute Proposal is made and accepted pursuant to Section 3(c) hereof (but applied without the 120 day period provided therein) within such 30 day period, Visa Europe shall thereafter be entitled to consummate an Alternative Transaction at any time within the 405 days immediately succeeding the expiration of such 30 period; and the process in paragraph (d) of this Section 3 shall be repeated as necessary.

4. Representations and Warranties of the Parties. (a) Each party hereto hereby represents and warrants to the other party as follows:

(i) Due Organization, Good Standing and Corporate Power. Such party is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent the concept of good standing is recognized in such jurisdiction) and such party has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently being conducted. Such party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of its business makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations hereunder.

(ii) Authorization and Validity of this Agreement. Such party has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such party of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors or other applicable governing body of such party, and no other corporate action on the part of such party is necessary to authorize the execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such party and, assuming that this Agreement constitutes a valid and binding obligation of the other party hereto, this Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(iii) Consents and Approvals; No Violations. Except as set forth on Schedule 4(a)(iii) and except to the extent resulting from any change in Law or licensure occurring after the date hereof, the execution and delivery by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby, will not (a) violate or conflict with any provision of such party’s certificate of incorporation, memorandum or articles of association, by-laws or other comparable governing documents, (b) violate or conflict with any Law or Governmental Order applicable to such party or by which any of its properties or assets may be bound, (c) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation, payment or acceleration or any right under) or result in the creation of any Lien upon any of the properties or assets of such party under, any Contract, Permit, or other obligation to which such party is a party, or by which such party or any of its properties or assets are bound.

(iv) Broker’s or Finder’s Fee. No agent, broker, investment banker, financial adviser, firm or other Person acting on behalf of such party or its Affiliates is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from the other party.

(b) Representations and Warranties of Visa Europe. Visa Europe hereby represents and warrants, solely on its own behalf and not on behalf of any Visa Europe Shareholders, to Visa Inc. as follows:

(i) Visa Europe has amended its articles of association in order to obtain from each Visa Europe Shareholder the authority to transfer its shares in Visa Europe to Visa Inc. on the exercise of the Put Option and the Call Option; and

(ii) Such amendments are legally binding and enforceable and are sufficient to vest in Visa Europe full power and authority as of the date hereof, and as of the date of the closing of such transactions, to (A) transfer (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe under its articles of association) to Visa Inc. 100% of the issued VE Equity Securities upon an exercise of the Call Option or the Put Option, (B) execute and deliver (on behalf of the Visa Europe Shareholders pursuant to the authority granted to Visa Europe under its articles of association) such letters of transmittal, stock powers and/or other instruments of Transfer and conveyance as may be necessary or desirable in connection with such Transfer of the VE Equity Securities to Visa Inc., and (C) enter into this Agreement and make the representations and warranties contained herein.

(c) Exclusivity of Representations. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE OTHER PARTY HEREIN ARE THE SOLE REPRESENTATIONS AND WARRANTIES MADE BY SUCH PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT; AND SUCH PARTY HAS NOT RELIED AND IS NOT RELYING ON ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY OTHER PARTY OR PERSON IN ENTERING INTO THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. Miscellaneous.

(a) Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) Notices. All notices, claims, demands and other communications hereunder shall be made to the parties hereto in the manner provided in Section 7.2 of the Global Restructuring Agreement.

(c) Entire Understanding; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect to the subject matter hereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this

Agreement has been made or relied on by any party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder; provided, however, that notwithstanding the foregoing, the Visa Europe Shareholders are expressly designated as third party beneficiaries of the provisions of Section 2(e) hereof, but solely with respect to any Replacement Arrangements to which any such Visa Europe Shareholder is a party.

(d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party and any purported assignment in violation of this paragraph 5(d) shall be null and void; provided, however, that notwithstanding the foregoing, Visa Europe may assign its rights, interests and obligations hereunder to any entity that continues to conduct the Retained Business following consummation of the Put Option or Call Option, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including any successor by merger, consolidation, recapitalization, sale of assets or other similar transaction.

(e) Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts entered into and to be entirely performed within such State.

(g) Submission to Jurisdiction. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IN ANY ACTION WHICH MAY BE INSTITUTED AGAINST A PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH PARTY HEREBY CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY ACTION BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 7.2 OF THE GLOBAL RESTRUCTURING AGREEMENT.

(h) Specific Performance. Notwithstanding anything in this Agreement to the contrary, money damages would not be an adequate remedy at law if a party fails to perform in any material respect any of its obligations hereunder and accordingly each party agrees that in addition to any other remedy to which it may be entitled at law or in equity each party shall be entitled to seek to compel specific performance of the obligations of the other party, as applicable, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no party shall raise the defense that there is an adequate remedy at law.

(i) Dispute Resolution.

(i) In the event of any dispute with respect to the terms of any transitional arrangement to be entered into by the parties pursuant to Section 2(g) hereof (for the purposes of this section 5(i), a “Dispute”), either party may initiate the following dispute resolution processes by written notice to the other (a “Dispute Notice”). Such Disputes shall be first referred by both parties to their chief executive officers and chairpersons upon delivery by a party and receipt by the other party of a Dispute Notice in writing setting forth the nature of the Dispute and a concise statement of the issues to be resolved. The chief executive officers and chairpersons shall meet and endeavor in good faith to promptly settle the Dispute. In the event that such individuals are unwilling or unable to resolve the Dispute within ten (10) Business Days after such referral, the parties agree to resolve any unresolved Dispute pursuant to expedited arbitration as follows: The place of arbitration shall be New York. There shall be three (3) arbitrators. The arbitration shall be administered by the ICDR under its rules as in effect at the time of the arbitration, except as they may be modified herein by agreement of the parties. The language of the arbitration shall be English. The party commencing the arbitration shall file with the ICDR, and simultaneously serve on the other party, a notice of arbitration and statement of claim (the “Notice of Arbitration”), together with the nomination of its arbitrator and its nominee’s acceptance of such nomination, within seven (7) additional Business Days after the Dispute has been referred to the CEO and chairpersons of the parties as set forth above. The responding party shall file its statement of defense and counterclaim (if any), together with the nomination of its arbitrator and its nominee’s acceptance of such nomination, within seven (7) Business Days of receiving the Notice of Arbitration. Unless otherwise agreed by the parties, the ICDR shall endeavor to appoint the third arbitrator within a further seven (7) Business Days. The arbitrators shall conduct the arbitration such that they render a final award within sixty (60) Business Days after the tribunal has been constituted, except that the parties may agree to extend this time limit or the arbitral tribunal may do so in its discretion if it determines that the interest of justice so requires in exceptional circumstances.

(ii) A decision by the arbitrators pursuant to paragraph (i) of this Section 5(i) above shall be final and binding upon the parties and shall not be subject to any appeal, and judgment upon such award may be entered by any state or federal court sitting in the State and County of New York, or by any other court having jurisdiction thereof. The parties agree to submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in the State and County of New York for the purpose of enforcing this agreement to arbitrate and any award. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to the service of process in connection with any such action by the mailing thereof by registered or certified mail to such party’s address set forth in Section 7.2 of the Global Restructuring Agreement. Each party hereby waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect to any such action.

(iii) Any arbitral tribunal constituted pursuant to paragraph (i) of this Section 5(i) shall have the authority to award costs, including attorneys’ fees, as part of its decision. Unless the parties expressly agree in writing to the contrary, the parties undertake as a general principle to keep confidential any arbitration and any awards therein, together with all materials in the proceedings and in any pre-arbitration proceedings created for the purpose of the arbitration and all other documents produced by the other party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right, to enforce the arbitration agreement, or to enforce or challenge an award in bona fide legal proceedings before a court of competent jurisdiction.

(iv) For the avoidance of doubt, the delivery of a Dispute Notice, and the pendency of any good faith negotiations and/or arbitral procedures with respect thereto in accordance with the provisions of this Section 5(i) shall not affect the obligations of the parties pursuant to Section 2(g) hereof to enter into the commercially reasonable transitional arrangements described therein upon the consummation of the Put Option or the Call Option, as applicable. In the event of any Dispute, the parties agree to enter into transitional arrangements containing such terms and conditions as have been mutually agreed by the parties prior to the consummation of the Put Option or the Call Option, as applicable, and only the terms and conditions thereof that remain in Dispute shall be subject to the provisions of this Section 5(i). During the pendency of any negotiations by the parties or arbitral procures with respect to such Disputed items, the parties shall continue to perform their obligations under all such transitional arrangements and, with respect to any terms and conditions thereof that are subject to a Dispute, the party receiving the benefit of such transitional arrangements shall perform its obligations thereunder based upon the terms and conditions (including the price at which such transitional arrangements are provided) prescribed by the party performing the services or providing the benefits thereof, until the resolution of such Disputed items in accordance with the terms of this Section 5(i).

(j) Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall constitute one (1) instrument and shall become effective when the counterparts have been signed by each of the parties and delivered to the other party, including delivery by facsimile, it being understood that both parties need not sign the same counterpart.

(k) Term. The term of this Agreement shall commence on the date hereof and shall end on the date that is ninety-nine (99) years after the date hereof; provided that this Agreement shall be automatically renewed for incremental terms of ninety-nine (99) years unless, not less than ten (10) years prior to the termination of the initial term of this Agreement or of any renewal term of this Agreement, as the case may be, either party hereto shall give written notice to the other party of its intent not to renew this Agreement.

(l) Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom waiver is to be effective. Any agreement on the part of either party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

VISA INC.

By:
Name:
Title:

VISA EUROPE LIMITED

By:
Name:
Title:

Annex C

[Form of Restated Visa Inc. Certificate of Incorporation]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VISA INC.

VISA Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1. The original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 25, 2007.

2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance therewith, and amends, restates and integrates the provisions of the Original Certificate of Incorporation.

3. The text of the Original Certificate of Incorporation is amended and restated by this Amended and Restated Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is VISA Inc. (the “Corporation”).

ARTICLE II

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1 Initial Authorized Capital Stock. (a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,004,199,484,030 shares, consisting of: (i) 25,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 2,001,622,245,209 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (iii) 622,245,209 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), (iv) 917,165,602 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), (v) 622,245,209 shares of Class USA Common Stock, par value $0.0001 per share (“Class USA Common Stock”), (vi) 103,582,801 shares of Class EU Common Stock, par value $0.0001 per share (“Class EU Common Stock”), (vii) 25,000,000 shares of Class Canada Common Stock, par value $0.0001 per share (“Class Canada Common Stock”), (viii) 130,000,000 shares of Class AP Common Stock, par value $0.0001 per share (“Class AP Common Stock”), (ix) 90,000,000 shares of Class LAC Common Stock, par value $0.0001 per share (“Class LAC Common Stock”) and (x) 42,000,000 shares of Class CEMEA Common Stock, par value $0.0001 per share (“Class CEMEA Common Stock” and, collectively with the Class USA Common Stock, the Class EU Common Stock, the Class Canada Common Stock, the Class AP Common Stock and the Class LAC Common Stock, the “Regional Classes of Common Stock” and, collectively with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”).

(b) The authorized Class C Common Stock shall be divided into four series of Class C Common Stock, consisting of (i) 813,582,801 shares designated as Class C (Series I) Common Stock (“Class C (Series I) Common Stock”), (ii) 38,582,801 shares designated as Class C (Series II) Common Stock (“Class C (Series II) Common Stock”), (iii) 64,000,000 shares designated as Class C (Series III) Common Stock (“Class C (Series III) Common Stock”) and (iv) 1,000,000 shares designated as Class C (Series IV) Common Stock (“Class C (Series IV) Common Stock”).

(c) The authorized Class EU Common Stock shall be divided into three series of Class EU Common Stock, consisting of (i) 64,000,000 shares designated as Class EU (Series I) Common Stock (“Class EU (Series I) Common Stock”), (ii) 25,000,000 shares designated as Class EU (Series II) Common Stock (“Class EU (Series II) Common Stock”) and (iii) 1,000,000 shares designated as Class EU (Series III) Common Stock (“Class EU (Series III) Common Stock”).

Section 4.2 Increase or Decrease in Authorized Capital Stock . The number of authorized shares of any Preferred Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock or, prior to the True-Up Distribution Date, any Regional Class of Common Stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, Class A Common Stock, Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock, voting separately as a class, shall be required therefor.

Section 4.3 Issuance of Class A Common Stock. Prior to the IPO Date, no shares of Class A Common Stock (and no options, warrants or other securities convertible into shares of Class A Common Stock) shall be issued except in connection with, or at any time after, the closing of the IPO; provided, however, that the Corporation shall have authority to issue shares of Class A Common Stock pursuant to the terms of any equity-based compensation plan approved by the Board of Directors of the Corporation (the “Board”).

Section 4.4 Preferred Stock. (a) Subject to the other provisions of this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), the Board is hereby expressly authorized to provide by resolution or resolutions from time to time out of the unissued shares of Preferred Stock for the issuance of one or more series of Preferred Stock, without further stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

(b) The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (1) the designation of the series, which may be by distinguishing number, letter or title; (2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); (3) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (4) the dates on which dividends, if any, shall be payable; (5) the redemption rights and price or prices, if any, for shares of the series; (6) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (8) whether the shares of the series shall be convertible into, or exchangeable or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (9) restrictions on the issuance of shares of the same series or any other class or series; (10) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and (11) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares as are permitted by law; provided, however, that the Board shall not have authority to provide for the issuance of any shares of Preferred Stock that are convertible into shares of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock.

(c) No series of preferred stock shall be issued which adversely and disproportionately affects the rights or privileges of any class or series of Common Stock in relation to any other class or series of Common Stock, assuming, for purposes of calculating the relative economic and voting rights of any such class or series of Common Stock that is directly or indirectly convertible into Class A Common Stock, that such class or series of Common Stock has been converted into Class A Common Stock; provided, that, subject to Section 4.23, the foregoing shall not be construed as a limitation on the ability of the Corporation to issue Preferred Stock that affects holders of all classes and series of Common Stock on an equal and ratable basis.

Section 4.5 Voting Rights Prior to the True-Up Distribution Date. Prior to the True-Up Distribution Date (and subject to the other provisions of this Certificate of Incorporation):

(a) each holder of Class USA Common Stock shall be entitled, with respect to each share of Class USA Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class B Common Stock into which each share of Class USA Common Stock would be converted, based on the Class USA Conversion Rate in effect on the record date with respect to such vote;

(b) each (i) holder of Class EU (Series I) Common Stock shall be entitled, with respect to each share of Class EU (Series I) Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series III) Common Stock into which each share of Class EU (Series I) Common Stock would be converted, based on the Class EU Conversion Rate in effect on the record date with respect to such vote and (ii) holder of Class EU (Series III) Common Stock shall be entitled, with respect to each share of Class EU (Series III) Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series IV) Common Stock into which each share of Class EU (Series III) Common Stock would be converted, based on the Class EU Conversion Rate in effect on the record date with respect to such vote;

(c) except as otherwise expressly provided herein or as required by law, each holder of Class EU (Series II) Common Stock shall not be entitled to any votes with respect to the shares of Class EU (Series II) Common Stock held of record by such holder on any matters on which stockholders generally are entitled to vote; provided, however, that a separate class vote of holders of Class EU (Series II) Common Stock, in which each such holder is entitled to one vote per share, shall be required to approve any amendment to this Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Class EU (Series II) Common Stock, but does not so affect the powers, preferences or special rights of any other class or series of Common Stock;

(d) each holder of Class Canada Common Stock shall be entitled, with respect to each share of Class Canada Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series I) Common Stock into which each share of Class Canada Common Stock would be converted, based on the Class Canada Conversion Rate in effect on the record date with respect to such vote;

(e) each holder of Class AP Common Stock shall be entitled, with respect to each share of Class AP Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series I) Common Stock into which each share of Class AP Common Stock would be converted, based upon the Class AP Conversion Rate in effect on the record date with respect to such vote;

(f) each holder of Class LAC Common Stock shall be entitled, with respect to each share of Class LAC Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series I) Common Stock into which each share of Class LAC Common Stock would be converted, based upon the Class LAC Conversion Rate in effect on the record date with respect to such vote;

(g) each holder of Class CEMEA Common Stock shall be entitled, with respect to each share of Class CEMEA Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class C (Series I) Common Stock into which each share of Class CEMEA Common Stock would be converted, based on the Class CEMEA Conversion Rate in effect on the record date with respect to such vote; and

(h) each share of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have no voting rights, except as required by law.

Section 4.6 Voting Rights between True-Up Distribution Date and IPO Date. During the period from and after the True-Up Distribution Date and prior to the IPO Date (and subject to the other provisions of this Certificate of Incorporation):

(a) each holder of Class B Common Stock shall be entitled, with respect to each share of Class B Common Stock owned of record by such holder, to a number of votes equal to the number of shares of Class A Common Stock into which each share of Class B Common Stock would be converted, based on the Applicable Conversion Rate in effect on the record date with respect to such vote;

(b) each holder of Class C (Series I) Common Stock, Class C (Series III) Common Stock and Class C (Series IV) Common Stock shall be entitled, with respect to each share of Class C (Series I) Common Stock, Class C (Series III) Common Stock or Class C (Series IV) Common Stock, as applicable, owned of record by such holder, to a number of votes equal to the number of shares of Class A Common Stock into which each share of Class C (Series I) Common Stock, Class C (Series III) Common Stock or Class C (Series IV) Common Stock, as applicable, would be converted, based on the Applicable Conversion Rate in effect on the record date with respect to such vote, assuming the conversion of all shares of Class C (Series III) Common Stock and Class C (Series IV) Common Stock, into Class C (Series I) Common Stock and the subsequent conversion of all such shares of Class C (Series I) Common Stock into Class A Common Stock immediately prior to such record date;

(c) except as otherwise expressly provided herein, each holder of Class C (Series II) Common Stock shall not be entitled to any votes with respect to the shares of Class C (Series II) Common Stock held of record by such holder on any matters on which stockholders generally are entitled to vote; provided, however, that a separate class vote of holders of Class C (Series II) Common Stock, in which each such holder is entitled to one vote per share, shall be required to approve any amendment to this Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Class C (Series II) Common Stock, but does not so affect the powers, preferences or special rights of any other class or series of Common Stock; and

Section 4.7 Voting Rights After the IPO Date. From and after the IPO Date (and subject to other provisions of this Certificate of Incorporation):

(a) each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; and

(b) except as otherwise expressly provided herein or as required by applicable law, each holder of Class B Common Stock and each holder of any series of Class C Common Stock shall have no voting power in respect of and shall not be entitled to any votes with respect to the shares of Class B Common Stock or Class C Common Stock (as applicable) held of record by such holder on any matters on which stockholders generally are entitled to vote; provided, however, that, in addition to any other vote required by law, for so long as any shares of Class B Common Stock or Class C Common Stock remain issued and outstanding (i) the affirmative vote of the holders of a majority of the voting power of the Class B Common Stock and Class C (Series I) Common Stock (and, prior to the conversion thereof into shares of Class C (Series I) Common Stock pursuant to Section 4.20 hereof, the Class C (Series III Common Stock and Class IV Common Stock), voting together as a single class (in which vote the Class A Common Stock and Class C (Series II) Common Stock shall not participate) separate from all other classes or series of capital stock of the Corporation, on an “as converted basis” as described in Section 4.8 hereof, shall be required for the approval of any consolidation, merger, combination or other transaction in which shares of Class A Common Stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of Class B Common Stock and Class C Common Stock of all series thereof shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or in which each share of Class A Common Stock is exchanged, converted or changed and (ii) the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Common Stock of all classes and series other than the Class EU (Series II) Common Stock or Class C (Series II) Common Stock, as applicable, voting together as a single class (in which vote the Class EU (Series II) Common Stock and Class C (Series II) Common Stock shall not participate) separate from all other classes or series of capital stock of the Corporation, shall be required to authorize the Corporation to exit its core payments business (i.e., to no longer operate a consumer debit/credit payments business).

Section 4.8 Voting on an As Converted Basis. (a) With respect to each matter upon which holders of Class B Common Stock or Class C Common Stock are entitled to vote pursuant to Sections 4.6 and 4.7 or applicable law, each such holder shall be entitled, with respect to each share of Class B Common Stock or Class C Common Stock (other than the Class C (Series II) Common Stock), as applicable, owned of record by such holder, to a number of votes equal to the aggregate number of shares of Class A Common Stock into which each share of Class B Common Stock or Class C Common Stock (other than the Class C (Series II) Common Stock) owned by such holder, as applicable, would be converted, assuming the conversion, on the record date for such vote, of all outstanding shares of Class B Common Stock and Class C Common Stock into Class A Common Stock, based on the Applicable Conversion Rate in effect on such record date.

(b) Notwithstanding anything to the contrary contained herein, and to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Section 4.9 Dividends and Distributions. (a) Subject to applicable law and to the provisions of this Certificate of Incorporation (including, without limitation, Section 4.19(d)) and to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. All holders of outstanding shares of Class A Common Stock, Class B Common Stock, Class C Common Stock (regardless of series thereof) or, prior to the True-Up Distribution Date, holders of outstanding shares of any Regional Class of Common Stock, as applicable, shall be entitled to participate ratably (on an “as converted” basis in the case of the holders of the Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock) in any dividend or distribution paid on the Common Stock (regardless of class or series), and no dividend or distribution may be declared or paid on any class or series of Common Stock (whether Class A Common Stock, Class B Common Stock, Class C Common Stock (or any series thereof) or, prior to the True-Up Distribution Date, on any Regional Class of Common Stock) unless an equivalent dividend is contemporaneously declared and paid (on an “as converted” basis) on each other class and series of Common Stock in accordance with the provisions of this Certificate of Incorporation. For purposes of this Section 4.9, “as converted” shall mean that each holder of Class B Common Stock, each holder of Class C Common Stock (regardless of series thereof) and, prior to the True-up Distribution Date, each holder of any Regional Class of Common Stock, shall be entitled to its ratable portion of any dividend or distribution based upon the number of shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock, as applicable, beneficially owned by such holder would be converted, assuming, on the record date for such dividend or distribution: (i) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class USA Common Stock into Class B Common Stock (on a one-for-one basis), (ii) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class EU Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock and Class CEMEA Common Stock into Class C Common Stock of the applicable series thereof (on a one-for-one basis) and (iii) the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock of the applicable series thereof (immediately after the conversions described in the foregoing clauses (i) and (ii), if applicable) into Class A Common Stock, based on the Applicable Conversion Rate in effect on such record date, without regard to any restrictions on the amount of Class A Common Stock any stockholder may own.

(b) Subject to the provisions of this Certificate of Incorporation (including, without limitation, Section 4.19(d)), for purposes of this Section 4.9, a share distribution consisting of shares of any class or series of securities of the Corporation or any other Person other than Common Stock (or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Common Stock) may be made, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock (or, if prior to the True-Up Distribution Date, to the holders of any Regional Class of Common Stock) or on the basis of a distribution of one class or series of securities to holders of Class A Common and another class or series of securities to holders of Class B Common Stock and Class C Common Stock (or, if prior to the True-Up Distribution Date, to the holders of any Regional Class of Common Stock), provided that the securities that are so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Class B Common Stock and Class C Common Stock (or, if prior to the True-Up Distribution Date, holders of shares of any Regional Class of Common Stock) receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and related difference in designation, conversion and share distribution provisions between Class A Common Stock, Class B Common Stock, Class C Common Stock or, if prior to the True-Up Distribution Date, any Regional Class of Common Stock), provided that if the securities so distributed constitute capital stock of a subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between the Class C Common Stock, the Class B Common Stock and the Class C Stock or, if prior to the True-Up Distribution Date, the Regional Classes of Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

Section 4.10 Conversion of Class B Common Stock and Class C Common Stock into Class A Common Stock. In the event that any outstanding share of Class B Common Stock or Class C Common Stock shall be Transferred to a Person that is not a Visa Member or an Affiliate of a Visa Member in accordance with Section 4.25 hereof, such share shall, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class C Common Stock, as applicable, immediately prior to the Transfer, be converted into shares of Class A Common Stock based upon the Applicable Conversion Rate in effect on the date of such Transfer; provided, however, that in no event shall any share of Class B Common Stock or Class C Common Stock, as applicable, be converted into any shares of Class A Common Stock except in connection with (i) a sale of such shares on a securities exchange on which shares of Class A Common Stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act of 1933 or (ii) a private placement of such shares to a Person who is not a Visa Member or an Affiliate of a Visa Member; and provided, further, that no such conversion shall be effected until the expiration of all applicable restrictions on Transfer of such shares set forth in Section 4.25. Shares of Class B Common Stock or Class C Common Stock so converted shall cease to be outstanding and shall no longer be issuable by the Corporation hereunder. For the avoidance of doubt shares of Class B Common Stock and Class C Common Stock shall only be convertible into shares of Class A Common Stock in connection with a Transfer described in this Section 4.10, and no holder of any shares of Class B Common Stock or Class C Common Stock shall have the right to convert, or to require the Corporation to convert, such shares into shares of Class A Common Stock at any time.

Section 4.11 Conversion of Class A Common Stock into Class C (Series I) Common Stock). In the event that, at any time after the IPO Date, any Visa Member or Similar Person shall acquire any shares of Class A Common Stock, each such share shall, automatically and without further action on the part of the Corporation or any holder of Class A Common Stock, be converted into one share of Class C (Series I) Common Stock; provided, however, that the provisions of this Section 4.11 and such automatic conversion shall not apply with respect to any shares of Class A Common Stock acquired by a Visa Member other than shares of Class A Common Stock acquired by such Visa Member for its own account as a principal investor or for the account of an Affiliate of such Visa Member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of Class A Common Stock acquired or held by a Visa Member, a Similar Person or any of their respective Affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa Member, a Similar Person or any of their respective Affiliates. All Class A Common Stock converted pursuant to this Section 4.11 shall cease to be outstanding and shall no longer be issuable by the Corporation hereunder.

Section 4.12 No Fractional Shares. Except with respect to shares of any Regional Class of Common Stock, and any shares of Class B Common Stock or Class C Common Stock into which any shares of any Regional Class of Common Stock may be converted pursuant to Section 4.15 hereof, which may be issued in fractional amounts carried out to such number of significant decimal places as the Board may determine by resolution or resolutions, no fractional shares of any class of Common Stock will be issued upon conversion of any shares of any other class of Common Stock into shares of such class. In lieu of fractional shares, the Corporation shall pay cash equal to such fractional amount multiplied by the fair market value (as determined by or in accordance with procedures established by the Board in good faith and in its sole discretion) per share of the applicable class of Common Stock into which such shares are being converted, as of the conversion date. If more than one share of any class of Common Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Common Stock, as applicable, converted by such holder at such time.

Section 4.13 Maintenance of Authorized Capital Stock; Treatment on Recapitalizations; Etc. The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of each applicable class or series of Common Stock into which any other class or series of Common Stock is convertible at any time, for the purpose of effecting such conversion, the full number of shares of Common Stock of each applicable class or series issuable upon the conversion of all outstanding shares of each other class or series that is convertible into such class or series of Common Stock. The Corporation shall not reclassify, subdivide or combine any class of Common Stock without also reclassifying, subdividing or combining each other class of Common Stock on an equal per share basis.

Section 4.14 Adjustments to Conversion Rate.

(a) If, at any time after the IPO Date, the Corporation (i) subdivides, reclassifies or splits any of its outstanding shares of any class or series of its Common Stock into a greater number of shares, (ii) combines or reclassifies any of its outstanding shares of any class or series of Common Stock into a smaller number of shares; or (iii) issues by reclassification of any class of its Common Stock any shares of any class of its Common Stock, then the Applicable Conversion Rate in effect immediately prior to such action for each share of Class B Common Stock or Class C Common Stock then outstanding shall be adjusted by multiplying the Applicable Conversion Rate in effect immediately prior to such action by a fraction (A) the numerator of which shall be the number of shares of all classes of Common Stock outstanding immediately after such action (giving pro forma effect to the exercise of all then outstanding convertible securities) and (B) the denominator of which shall be the number of shares of all classes of Common Stock outstanding immediately prior to such action on the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding convertible securities). The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Applicable Conversion Rate shall again be adjusted to be the Applicable Conversion Rate which would then be in effect if such record date or effective date had not been so fixed.

(b) Whenever the Applicable Conversion Rate is adjusted, the Corporation shall promptly mail to holders of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock then outstanding, at the addresses appearing on the stock register, a notice of the adjustment. The Corporation shall keep with its records such notice and a certificate from the Corporation’s Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

(c) After an adjustment to the Applicable Conversion Rate for outstanding shares of Class B Common Stock or Class C Common Stock pursuant to this Section 4.14, any subsequent event requiring an adjustment pursuant this Section 4.14 shall cause an adjustment to the Applicable Conversion Rate for outstanding shares of Class B Common Stock and Class C Common Stock as so adjusted.

Section 4.15 Conversion of Regional Classes of Common Stock. On the True-Up Distribution Date:

(a) each issued and outstanding share of Class USA Common Stock shall, automatically and without further action by the Corporation, any holder of Class USA Common Stock or any other Person, convert into a number of shares of Class B Common Stock equal to one multiplied by the Class USA Conversion Rate;

(b) each (i) issued and outstanding share of Class EU (Series I) Common Stock shall, automatically and without further action by the Corporation, any holder of Class EU (Series I) Common Stock or any other Person, convert into a number of shares of Class C (Series III) Common Stock equal to one multiplied by the Class EU Conversion Rate and (ii) issued and outstanding share of Class EU (Series III) Common Stock shall, automatically and without further action by the Corporation, any holder of Class EU (Series III) Common Stock or any other Person, convert into a number of shares of Class C (Series IV) Common Stock equal to one multiplied by the Class EU Conversion Rate;

(c) each issued and outstanding share of Class EU (Series II) Common Stock shall, automatically and without further action by the Corporation, any holder of Class EU (Series II) Common Stock or any other Person, convert into a number of shares of Class C (Series II) Common Stock equal to one multiplied by the Class EU Conversion Rate;

(d) each issued and outstanding share of Class Canada Common Stock shall, automatically and without further action by the Corporation, any holder of Class Canada Common Stock or any other Person, convert into a number of shares of Class C (Series I) Common Stock equal to one multiplied by the Class Canada Conversion Rate;

(e) each issued and outstanding share of Class AP Common Stock shall, automatically and without further action by the Corporation, any holder of Class AP Common Stock or any other Person, convert into a number of shares of Class C (Series I) Common Stock equal to one multiplied by (i) the Class AP Conversion Rate multiplied by (ii) the Individual Adjustment Factor applicable to the holder of such share of Class AP Common Stock;

(f) each issued and outstanding share of Class LAC Common Stock shall, automatically and without further action by the Corporation, any holder of Class LAC Common Stock or any other Person, convert into a number of shares of Class C (Series I) Common Stock equal to one multiplied by (i) the Class LAC Conversion Rate multiplied by (ii) the Individual Adjustment Factor applicable to the holder of such share of Class LAC Common Stock; and

(g) each issued and outstanding share of Class CEMEA Common Stock shall, automatically and without further action by the Corporation, any holder of Class CEMEA Common Stock or any other Person, convert into a number of shares of Class C (Series I) Common Stock equal to one multiplied by (i) the Class CEMEA Conversion Rate multiplied by (ii) the Individual Adjustment Factor applicable to the holder of such share of Class CEMEA Common Stock.

(h) On the True-Up Distribution Date, effective immediately following the conversion pursuant to this Section 4.15 of (i) each outstanding share of Class USA Common Stock into shares of Class B Common Stock, (ii) each outstanding share of Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock and Class CEMEA Common Stock into shares of Class C (Series I) Common Stock, (iii) each outstanding share of Class EU (Series II) Common Stock into shares of Class C (Series II) Common Stock, (iv) each outstanding share of Class EU (Series I) Common Stock into shares of Class C (Series III) Common Stock, and (v) each share of Class EU (Series III) Common Stock into shares of Class C (Series IV) Common Stock, all of the shares of each Regional Class of Common Stock so converted shall be cancelled and retired and may not be reissued. Following such conversion, the Corporation shall file a certificate of retirement with the Secretary of State of the State of Delaware in accordance with Section 243 of the DGCL, and thereafter such certificate of retirement shall have the effect of eliminating from this Certificate of Incorporation all references to all such stock so converted.

Section 4.16 Mechanics for Conversion of Regional Classes of Common Stock.

(a) From and after the True-Up Distribution Date, each share (and, if certificated, each certificate representing such shares) of Class USA Common Stock, Class EU (Series I) Common Stock, Class EU (Series II) Common Stock, Class EU (Series III) Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock or Class CEMEA Common Stock, as the case may be, shall no longer represent shares of Class USA Common Stock, Class EU (Series I) Common Stock, Class EU (Series II) Common Stock, Class EU (Series III) Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock or Class CEMEA Common Stock, as the case may be, but instead shall represent the number of shares of Class B Common Stock or Class C Common Stock of the applicable series thereof, as applicable, into which the shares of the Regional Class of Common Stock represented by such certificate shall have been converted pursuant to Section 4.15. Each holder of shares of Class USA Common Stock, Class EU (Series I) Common Stock, Class EU (Series II) Common Stock, Class EU (Series III) Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock or Class CEMEA Common Stock shall be entitled to exchange the certificates representing such Regional Classes of Common Stock for certificates representing the Class B Common Stock or Class C Common Stock of the applicable series thereof, as applicable, into which such Regional Classes of Common Stock have been converted. As promptly as practicable after the True-Up Distribution Date, the Corporation shall deliver to each former holder of Class USA Common Stock, Class EU (Series I) Common Stock, Class EU (Series II) Common Stock, Class EU (Series III) Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock or Class CEMEA Common Stock a notice (a “Conversion Notice”) specifying (i) that such shares of such Regional Classes of Common Stock have been converted into shares of Class B Common Stock or Class C Common Stock of the applicable series thereof, as applicable, and specifying the True-Up Distribution Date on which such conversion occurred, (ii) the number of shares of Class B Common Stock or Class C Common Stock of the applicable series thereof, as the case may be, into which one share of each Regional Class of Common Stock has been converted, (iii) that certificates representing shares of each Regional Class of Common Stock may be exchanged free of charge for certificates representing the requisite number of shares of Class B Common Stock or Class C Common Stock of the applicable series thereof, as the case may be and (iv) the procedure to effect such exchange (such procedure to be established in the Corporation’s reasonable discretion).

Section 4.17 Adjustments to Regional Conversion Rate.

(a) If, at any time prior to the True-Up Distribution Date, the Corporation (i) subdivides, reclassifies or splits any of its outstanding shares of any class or series of Common Stock into a greater number of shares, (ii) combines any of its outstanding shares of any class or series of Common Stock into a smaller number of shares or (iii) issues by reclassification of any class or series of its Common Stock any shares of any of its Common Stock, then each of the Class AP Conversion Rate, the Class Canada Conversion Rate, the Class CEMEA Conversion Rate, the Class EU Conversion Rate, the Class LAC Conversion Rate and the Class USA Conversion Rate (each a “Regional Conversion Rate”) in effect immediately prior to such action for each share of the applicable Regional Class of Common Stock then outstanding shall be adjusted by multiplying the applicable Regional Conversion Rate in effect immediately prior to such action by a fraction (A) the numerator of which shall be the number of shares of all classes of Common Stock outstanding immediately after such action (giving pro forma effect to the exercise of all then outstanding convertible securities) and (B) the denominator of which shall be the number of shares of all classes or series of Common Stock outstanding immediately prior to such action on the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding convertible securities). The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the applicable Regional Conversion Rate shall again be adjusted to be the applicable Regional Conversion Rate which would then be in effect if such record date or effective date had not been so fixed.

(b) Whenever any Regional Conversion Rate is adjusted, the Corporation shall promptly mail to holders of each Regional Class of Common Stock then outstanding at the addresses appearing on the stock register a notice of the adjustment. The Corporation shall keep with its records such notice and a certificate from the Corporation’s Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

(c) After an adjustment to any Regional Conversion Rate under this Section 4.17, any subsequent event requiring an adjustment under this Section 4.17 shall cause an adjustment to the Regional Conversion Rate for the applicable Regional Class of Common Stock as so adjusted.

Section 4.18 Mandatory Redemption of Class B Common Stock and Class C Common Stock other than Class C (Series II) Common Stock.

(a) The Litigation Committee shall act in good faith to determine a reasonable amount in light of prevailing facts and circumstances (expressed as a percentage of the expected net proceeds to be received by the Corporation from the offering of shares of Class A Common Stock in the IPO) (such amount, the “Escrow Amount”) and shall notify Visa Inc. in writing of the Escrow Amount not less than twenty

(20) Business Days prior to the IPO Date. Not later than two (2) Business Days prior to the IPO Date, the Board shall determine the Aggregate Redemption Amount. As promptly as practicable, and in any event within five (5) Business Days, after the IPO Date, the Corporation shall cause the Escrow Amount to be deposited into the Escrow Account, subject to the terms and conditions of the Escrow Agreement and of the rights of the holders of Class B Common Stock as set forth herein. Except as set forth in the immediately preceding sentence, no funds of the Corporation other than the Escrow Amount (including any amounts deposited into the Escrow Account from the proceeds of any sale of any Loss Shares in accordance with Section 4.26 of this Certificate of Incorporation) shall be held in the Escrow Account or otherwise co-mingled with the Escrow Amount. Prior to the Escrow Termination Date, no disbursements shall be made from the Escrow Account except in accordance with the terms and conditions of the Escrow Agreement. From and after the Escrow Termination Date, any and all funds remaining on deposit in the Escrow Account shall be disbursed to and retained by the Corporation. Contemporaneously with the deposit of the Escrow Amount into the Escrow Account, the Corporation shall redeem from the holders of Class B Common Stock and Class C Common Stock (other than the Class C (Series II) Common Stock, and other than any holder of Common Stock that is a Subsidiary of the Corporation) the applicable Redemption Shares (as defined below) in accordance with the provisions of this Section 4.18.

(b) Each share of Class B Common Stock and Class C Common Stock (other than the Class C (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) is subject to mandatory redemption by the Corporation as provided in this Section 4.18. Promptly, and in any event within twenty (20) Business Days after the IPO Date, the Corporation shall deliver to each holder of Class B Common Stock and to each holder of Class C Common Stock (other than the Class C (Series II) Common Stock and other than any Common Stock owned by any Subsidiary of the Corporation), at their respective addresses shown in the stock register, a notice (a “Redemption Notice”), setting forth: the (i) the Aggregate Redemption Amount, (ii) the Escrow Amount, (iii) the number of shares of Class B Common Stock or Class C Common Stock (other than the Class C (Series II) Common Stock), as applicable, to be redeemed by the Corporation from such holder, (iv) the date on which such redemption is to occur, which shall be a date not later than thirty (30) days after the date on which the Redemption Notice is delivered (the “Redemption Date”), and (v) if applicable, the place where certificates representing such shares of Class B Common Stock or Class C Common Stock, as applicable, are to be surrendered for payment of the applicable Redemption Price.

(c) Subject to Section 4.18(e), on the Redemption Date, the Corporation shall be required to redeem, out of the capital of the Corporation and not out of surplus:

(i) from the holders of Class B Common Stock (other than any Common Stock owned by any Subsidiary of the Corporation, and each such holder shall be required to surrender to the Corporation for redemption the certificates representing such shares, ratably in accordance with its record ownership of shares of Class B Common Stock and for a price per share equal to the IPO Price, an aggregate number of shares of Class B Common Stock (the “Class B Redemption Shares”) equal to (X) the sum of ((I) the Aggregate Redemption Amount and (II) the Escrow Amount), multiplied by (the Class B Percentage), minus (Y) (the Escrow Amount) and divided by (Z) (the IPO Price); and

(ii) from the holders of Class C Common Stock (other than the Class C (Series II) Common Stock), and each such holder shall be required to surrender to the Corporation for redemption the certificates representing such shares, ratably in accordance with its record ownership of shares of Class C Common Stock and for a price per share equal to the IPO Price, an aggregate number of shares of Class C Common Stock (the “Class C Redemption Shares” and, together with the Class B Redemption Shares, the “Redemption Shares”) equal to (X) the sum of ((I) the Aggregate Redemption Amount and (II) the Escrow Amount), multiplied by (Y) (the Class C Percentage), divided by (Z) (the IPO Price); provided that the ratable portion of the Class C (Series III) Common Stock and the Class C (Series IV) Common Stock so redeemed shall be determined by treating the Class C (Series III) Common Stock and Class C (Series IV) Common Stock as a single series for such purpose and redeeming from the holders of such series of Class C Common Stock, first, a number of shares of Class C (Series III)

Common Stock equal to the lesser of (x) an amount equal to the number of Class C Redemption Shares attributable to such series and (y) all outstanding shares of Class C (Series III) Common Stock, ratably from such holders and, second, to the extent necessary, an amount of shares of Class C (Series IV) Common Stock which, when aggregated with the Class C (Series III) Common Stock previously redeemed, equals the Class C Redemption Shares attributable to such series, ratably from such holders.

(d) The Corporation shall pay to each holder of Class B Common Stock and Class C Common Stock (other than the Class C (Series II) Common Stock), ratably from each holder in accordance with its respective holdings of Class B Common Stock or Class C Common Stock, on a pari passu basis, but subject to the priority of payments in 4.18(c), upon surrender of the certificates representing such holder’s Redemption Shares (properly endorsed or assigned for transfer, if the Board shall so require and if so stated in the Redemption Notice), out of the capital of the Corporation and not out of surplus, an aggregate amount equal to the number of Redemption Shares so surrendered by such holder multiplied by the IPO Price (with respect to each such holder, its “Applicable Class B/C Redemption Price”). In case fewer than all of the shares represented by such certificate are Redemption Shares, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. From and after the Redemption Date, unless the Corporation shall fail to have sufficient capital, all Redemption Shares shall no longer be deemed to be outstanding (regardless of whether the certificates representing such Redeemed Shares have been surrendered), and, shall be retired and canceled and all rights of the holder thereof as a holder thereof (except for the right to receive the Applicable Class B/C Redemption Price from the Corporation) shall cease and be terminated with respect to such Redemption Shares. If necessary, and to the extent permitted by the DGCL and other applicable law, the Board shall increase the capital of the Corporation by directing that any surplus be transferred to capital in order to ensure that there is sufficient capital to pay the aggregate Applicable Class B/C Redemption Prices out of capital.

(e) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the redemption of the applicable Class C Redemption Shares Beneficially Owned by Visa Europe Limited (“Visa Europe”) shall not, unless Visa Europe so elects by delivery of a written notice to the Corporation, occur until the date that is the later of the IPO Date and the date that is three hundred sixty-nine (369) calendar days after the date on which the Inovant US Holdco Merger Effective Time occurs (or, if such date is not a Business Day, until the next succeeding Business Day) (such later date, the “Deferred Redemption Date”), and (i) the Corporation shall be obligated to redeem such Class C Redemption Shares on the Deferred Redemption Date out of the capital of the Corporation, (ii) the Applicable Class B/C Redemption Price in respect of such Class C Redemption Shares shall be payable on the Deferred Redemption Date, without interest and (iii) until such time, such Class C Redemption Shares shall remain subject to all applicable restrictions on Transfer as set forth in Section 4.25 hereof but, in all other respects, Visa Europe shall continue to enjoy full economic and beneficial entitlement to such Class C Redemption Shares.

Section 4.19 Redemption of Class C (Series II) Common Stock.

(a) Each share of Class C (Series II) Common Stock outstanding at any time shall be subject to redemption by the Corporation (or at the option of Visa Europe) as provided in this Section 4.19.

(b) The Corporation shall be entitled, by written notice to Visa Europe (a “Corporation Redemption Notice”) delivered at any time after the later of (x) the date that is three hundred sixty-nine (369) calendar days after the date on which the Inovant US Holdco Merger Effective Time occurs and (y) the IPO Date, to redeem, and Visa Europe shall be entitled, by written notice to the Corporation (a “VE Redemption Notice”) delivered at any time after the later of (x) the date that is four-hundred twenty-nine (429) days after the date on which the Inovant US Holdco Merger Effective Time occurs and (y) the date that is sixty (60) days after the IPO Date, to require the Corporation to redeem, in either such case out of the capital of the Corporation, all, but not less than all, of the outstanding shares of Class C (Series II) Common Stock. Upon receipt of a Corporation Redemption Notice by Visa Europe or a VE Redemption Notice by the Corporation, the Corporation shall be irrevocably obligated to redeem from each holder thereof, out of the capital of the

Corporation and not out of surplus, and each such holder shall be irrevocably obligated to surrender for redemption, on the date specified in the Corporation Redemption Notice or VE Redemption Notice, as applicable (which date shall not be earlier than five (5) days after the date on which such notice is delivered (the “Series II Redemption Date”), all but not less than all of the shares of Class C (Series II) Common Stock owned by each such holder on the Series II Redemption Date, for a redemption price per share, payable in cash, equal to (i) the Aggregate Series II Redemption Amount divided by (ii) the aggregate number of shares of Class C (Series II) Common Stock issued and outstanding on the Series II Redemption Date (the “Series II Per Share Redemption Price”).

(c) On the Series II Redemption Date, each holder of Class C (Series II) Common Stock shall surrender to the Corporation the certificate or certificates representing all of its Class C (Series II) Common Stock, and thereupon, with respect to each such holder, an amount equal to the number of shares of Class C (Series II) Common Stock owned by such holder multiplied by the Series II Per Share Redemption Price (with respect to each such holder, its “Applicable Series II Redemption Amount”) shall be payable in cash to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Series II Redemption Date, unless there shall have been a default in payment of any Applicable Series II Redemption Amount, all rights of the holders of shares of Class C (Series II) Common Stock, as holders of Class C (Series II) Common Stock (except the right to receive the Applicable Series II Redemption Amount, without interest, upon surrender of the certificate or certificates representing their Class C (Series II) Common Stock) shall cease with respect to such shares, and such shares shall be retired and canceled. If necessary, and to the extent permitted by the DGCL and other applicable law, the Board shall increase the capital of the Corporation by directing that any surplus be transferred to capital in order to ensure that there is sufficient capital to pay the Aggregate Series II Redemption Amount out of capital. If the capital of the Corporation legally available for redemption of shares of Class C (Series II) Common Stock on the Series II Redemption Date is insufficient to pay the Aggregate Series II Redemption Amount on such date, such capital that is will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Class C (Series II) Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and a new certificate shall be issued representing the unredeemed shares. As soon as practicable thereafter when additional capital of the Corporation is legally available for the redemption of shares of Class C (Series II) Common Stock, such capital will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on the Series II Redemption Date but that it has not redeemed.

(d) Notwithstanding anything to the contrary contained in this Certificate of Incorporation, in the event that, at any time prior to the date that is three hundred sixty-nine (369) days after the date on which the Inovant US Holdco Merger Effective Time occurs, there shall occur, pursuant to the terms of this Certificate of Incorporation or otherwise, any transaction, action, development or other circumstance (including, for the avoidance of doubt, the occurrence of the IPO, any conversion of shares, or any issuance of shares or debt by the Corporation, but excluding any Transfer of any shares of Common Stock by Visa Europe or any holder of any shares of capital stock of Visa Europe) as a result of which the shares of Class EU (Series I) Common Stock and Class EU (Series II) Common Stock and Class EU (Series III) Common Stock, Class C (Series II) Common Stock, Class C (Series III) Common Stock, Class C (Series IV) Common Stock (or the Common Stock into which any such Common Stock may convert or has been converted), owned by Visa Europe and VESI would represent, in the aggregate, less than ten percent (10%) of: (i) the ordinary share capital (within the meaning of Section 832 Income and Corporation Taxes Act 1988) of the Corporation, (ii) the profits available for distribution to “equity holders” of the Corporation (computed in accordance with Schedule 18 Income and Corporation Taxes Act 1988, as adapted by paragraph 8 Schedule 7AC of the TGCA) and (iii) the assets that would be available to equity holders of the Corporation upon a dissolution or other winding up of the Corporation (computed in accordance with Schedule 18 Income and Corporation Taxes Act 1988, as adapted by paragraph 8 Schedule 7AC of the TGCA) (or any such other event with respect to the share capital or debt of the Corporation occurs as would cause Visa Europe to fail the “substantial shareholding” test as set out in paragraph 8 Schedule 7AC of the TCGA in respect of its holding of shares of Common Stock) then such transaction, action, development, circumstance or issuance shall be void ab initio and shall have no effect unless the Corporation shall issue to Visa Europe, prior thereto, a number of shares of Class EU (Series II) Common Stock (if prior to the True-Up Distribution Date) or Class C (Series II) Common Stock (if after the True-Up Distribution Date) such that, immediately after giving effect to such issuances, the shares of Class EU (Series I) Common Stock, Class EU (Series II) Common Stock, Class EU (Series III) Common Stock, Class C (Series II) Common Stock, Class C (Series III) Common Stock and Class C (Series IV) Common Stock (or the Common Stock into which any such Common Stock may convert or has been converted) owned by Visa Europe and VESI represent, in the aggregate, at least ten percent (10%) of (i) the ordinary share capital (within the meaning of Section 832 Income and Corporation Taxes Act 1988) of the Corporation, (ii) the profits available for distribution to equity holders of the Corporation and (iii) the assets that would be available to equity holders of the Corporation upon a dissolution or other winding up of the Corporation, such that the test referred to above would be satisfied. In consideration for each issuance of any such additional shares of Class EU (Series II) Common Stock or Class C (Series II) Common Stock, as applicable, to Visa Europe, Visa Europe shall pay to Visa Inc. an amount equal to the fair market value of such shares, as determined by the Board in its reasonable good faith discretion (such amount, the “Subscription Price”), which shall be payable in cash in two installments as follows: (x) the first installment shall be paid to Visa Inc. in cash on the date of (and contemporaneously with) the issuance of such shares of Class EU (Series II) Common Stock or Class C (Series II) Common Stock, as applicable, in an amount equal to the aggregate number of shares of Class EU (Series II) Common Stock or Class C (Series II) Common Stock, as applicable, issued on such date multiplied by the par value per share of such Class EU (Series II) Common Stock or Class C (Series II) Stock (such amount, with respect to any such issuance of Class EU (Series II) Common Stock or Class C (Series II) Common Stock, the “Subscription Price First Installment”) and (y) the second installment shall be payable not later than the Series II Redemption Date in an amount (such amount, with respect to any such issuance of Class EU (Series II) Common Stock or Class C (Series II) Common Stock, the “Subscription Price Balance Payment”) equal to the Subscription Price minus the Subscription Price First Installment; provided, however, that, for the avoidance of doubt, the payment of each Subscription Price Balance Payment (the aggregate amount of all Subscription Price Balance Payments being referred to herein as the “Aggregate Subscription Price Balance Amount”) to the extent not previously paid, shall be made by means of an offset against the Aggregate Series II Redemption Amount payable pursuant to Section 4.19(b).

Section 4.20 Conversion of Certain Series of Class C Common Stock into Class C (Series I) Common Stock. (a) Immediately after the completion of the redemption contemplated by Section 4.18 of this Certificate of Incorporation, each outstanding share of Class C (Series III) Common Stock and Class C (Series IV) Common Stock shall, automatically and without any action to be taken by any of the holders thereof or by the Corporation, be converted into one share of Class C (Series I) Common Stock. Each holder of any shares of Class C (Series III) Common Stock and Class C (Series IV) Common Stock shall be entitled to exchange the certificates representing the Class C Common Stock of the applicable series for certificates representing the Class C (Series I) Common Stock into which such shares of Class C Common Stock has been converted.

(b) Effective immediately upon the conversion, pursuant to Section 4.20(a), of each outstanding share of Class C (Series III) Common Stock and Class C (Series IV) Common Stock into shares of Class C (Series I) Common Stock, all of the shares of Class C (Series III) Common Stock and Class C (Series IV) Common Stock so converted shall be cancelled and retired and may not be reissued the Corporation shall file a certificate of retirement with respect to such shares with the Secretary of State of the State of Delaware in accordance with Section 243 of the DGCL, and thereafter such certificate of retirement shall have the effect of eliminating from this Certificate of Incorporation all references to all such stock so converted.

Section 4.21 Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder on an “as converted” basis. For purposes of this paragraph “as converted” shall mean that each holder of Class B Common Stock, each holder of Class C Common Stock or, prior to the True-Up Distribution Date, each holder of any Regional Class of Common Stock, shall be entitled to its ratable portion of any assets available for distribution based upon the number of shares of Class A Common Stock into which the shares of Class B Common Stock, Class C Common Stock or, prior to the True-Up Distribution Date, any Regional Class of Common Stock, as applicable, beneficially owned by such holder would be converted, assuming, immediately prior to the liquidation, dissolution or winding up, as applicable: (i) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class USA Common Stock into Class B Common Stock (on a one-for-one basis), (ii) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class EU Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock and Class CEMEA Common Stock into Class C Common Stock of the applicable series thereof (on a one-for one basis) and (iii) the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock (immediately after the conversions described in the foregoing clauses (i) and (ii), if applicable) into Class A Common Stock, based on the Applicable Conversion Rate then in effect. For the purposes of this Section 4.21, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, transfer, merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

Section 4.22 Mergers, Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of Common Stock shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed, on an “as converted” basis. For purposes of this paragraph “as converted” shall mean that each holder of Class B Common Stock, each holder of Class C Common Stock or, prior to the True-Up Distribution Date, each holder of any Regional Class of Common Stock, shall be entitled to its ratable portion of any stock, securities, cash or other consideration in such consolidation, merger, combination or other transaction, as the case may be, based upon the number of shares of Class A Common Stock into which the shares of Class B Common Stock, Class C Common Stock or, prior to the True-Up Distribution Date, any Regional Class of Common Stock, as applicable, beneficially owned by such holder would be converted, assuming, immediately prior to the consummation of such consolidation, merger, combination or other transaction, as applicable: (i) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class USA Common Stock into Class B Common Stock (on a one-for-one basis), (ii) the conversion (if prior to the True-Up Distribution Date) of all outstanding shares of Class EU Common Stock, Class Canada Common Stock, Class AP Common Stock, Class LAC Common Stock and Class CEMEA Common Stock into Class C Common Stock of the applicable series thereof (on a one-for one basis) and (iii) the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock (immediately after the conversions described in the foregoing clauses (i) and (ii), if applicable) into Class A Common Stock, based on the Applicable Conversion Rate then in effect. For the purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, transfer, merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

Section 4.23 No Preemptive Rights. (a) Without limitation of Section 4.19(d), the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock (including any series thereof), any Regional

Class of Common Stock (including any series thereof) or any series of Preferred Stock, shall have no preemptive rights, as such, to subscribe for any shares of any class or series of capital stock of the Corporation whether now or hereafter authorized, except as expressly set forth in this Certificate of Incorporation, any Preferred Stock Designation, any resolution or resolutions providing for the issuance of a series of stock adopted by the Board, or any agreement between the Corporation and its stockholders.

(b) During the period from the Restructuring Closing until the Escrow Termination Date, except as expressly contemplated by the Global Restructuring Agreement, neither the Corporation nor any of its Subsidiaries shall issue any shares of its capital stock to any Person without the prior written consent of a majority of the members of the Litigation Committee (acting pursuant their contractual rights and obligations pursuant to the Litigation Management Agreement), other than (subject to Section 4.19(d)) any issuance of: (i) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) on or prior to the date hereof, (ii) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) after the date hereof pursuant to the terms of the Global Restructuring Agreement or any other Transaction Document, including any Loss Shares, any shares of Class C (Series II) Common Stock issued pursuant to Section 4.19(d) hereof and any securities issued upon the conversion or exchange of any shares of Common Stock issued pursuant to the terms of this Agreement that are convertible into or exchangeable for shares of Common Stock (including, for the avoidance of doubt, any shares of Class B Common Stock or Class C Common Stock issuable upon the conversion of any Regional Classes of Common Stock and any Class A Common Stock issuable upon the conversion of any shares of Class B Common Stock or Class C Common Stock, (iii) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued upon the direct or indirect conversion of any options or convertible securities issued pursuant to any option plan or other employee incentive plan approved by the Board, (iv) shares of Common Stock issued to the Stockholders’ Representative in full or partial payment of the Option Exercise Price following an exercise of the Put Option or the Call Option (as such capitalized terms are defined in the Visa Europe Put-Call Option Agreement), (v) shares of Class A Common Stock in connection with any public offering of Class A Common Stock that the Board shall have determined in good faith is desirable in order to reduce the percentage ownership of Common Stock represented by the holders of Class B Common Stock and Class C Common Stock, in the aggregate, to less than fifty percent (50%), including, without limitation, the IPO, (vi) shares of Class A Common Stock (whether or not such shares constitute Loss Shares hereunder) sold in a public offering the proceeds of which are to be used, as determined in good faith by the Board, to fund operating losses or other extraordinary losses or liabilities, including, without limitation, losses in connection with any litigation or settlement thereof, or in other exigent circumstances as determined by the Board in good faith, (vii) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued as consideration in any merger or recapitalization of the Corporation or issued as consideration for the acquisition of another Person or any assets of another Person, (viii) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued to any Person (in an aggregate number of shares, with respect to each such Person, not to exceed (immediately after giving effect to such issuance) ten percent (10%) of the issued and outstanding capital stock of the Corporation of all classes and series, in each case if such issuance is to a Person as to which the Board has determined that a relationship with such Person would result in a material strategic benefit to the Corporation, (ix) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation), in an aggregate number of shares, not to exceed (immediately after giving effect to such issuance) three percent (3%) of the issued and outstanding capital stock of the Corporation of all classes and series, issued as part of any financing transaction approved by the Board, so long as such securities are not a material component of such financing transaction, and (x) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued in connection with any stock split or stock dividend of the securities of the Corporation to all holders of such securities on a pro rata basis.

Section 4.24 Limitations on Beneficial Ownership of Class A Common Stock.

(a) No Visa Member or Similar Person shall Beneficially Own more than five percent (5%) of the aggregate outstanding shares or voting power of Class A Common Stock or other Common Stock entitled at any time to vote for the election of directors (such other Common Stock, “Other Voting Stock”). Any Beneficial Ownership in violation of this Section 4.24(a) (including any Beneficial Ownership of a Person that shall thereafter become a Visa Member or Similar Person) shall be subject to the provisions set forth in Sections 4.24(e) through (k).

(b) No Person shall Beneficially Own (i) shares of Class A Common Stock representing more than fifteen percent (15%) of the aggregate outstanding shares or voting power of Class A Common Stock; (ii) shares of any class or series of Other Voting Stock representing more than fifteen percent (15%) of the aggregate outstanding shares or voting power of such class or series of Other Voting Stock; or (iii) shares of Class A Common Stock and Other Voting Stock representing more than fifteen percent (15%) of the aggregate voting power of all the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting as a single class, unless, in each case, the Board shall have approved in advance the acquisition by such Person of such Beneficial Ownership of such shares of Class A Common Stock or such Other Voting Stock. Any Beneficial Ownership in violation of this Section 4.24(b) shall be subject to the provisions set forth in Sections 4.24(e) through (k).

(c) Notwithstanding anything to the contrary contained in Section 4.24(a) or (b) above, (i) no Visa Member shall be deemed in violation of the limitations contained in such Sections as a result of owning the number of shares of any applicable Regional Class of Common Stock owned by such Visa Member as of immediately after the Restructuring Closing (or any number of shares of any other Common Stock into which such shares may subsequently be converted pursuant to the terms hereof or any other shares of Common Stock issuable to such Visa Member pursuant to the terms of the Global Restructuring Agreement or any other Transaction Document) and (ii) no Initial VE Transferee (as defined in Section 4.25 below) shall be deemed in violation of the limitations contained in such Sections as a result of owning the number of shares of Class C Common Stock owned by it immediately after the first Transfer of any shares of Class C Common Stock by Visa Europe to such Initial VE Transferee. Notwithstanding Sections 4.24(a) and (b), any underwriter that participates in a public offering or as principal or initial purchaser in a placement of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) may Beneficially Own shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) in excess of the limitations on Beneficial Ownership set forth in Sections 4.24(a) and (b), but only to the extent necessary (in the sole judgment of the Board) to facilitate such public offering or placement.

(d) A Person (including, without limitation, a Visa Member or Similar Person) shall not be deemed to Beneficially Own shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) for purposes of Section 4.24(a) or (b), as applicable, if such shares of Class A Common Stock or Other Voting Stock (or securities convertible into or exchangeable for Class A Common Stock or Other Voting Stock) are held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of such Person’s business.

(e) If any Transfer is purportedly effected which, if effective, would result in any Person Beneficially Owning shares of Class A Common Stock or Other Voting Stock in violation of Section 4.24(a) or (b), then the intended Transferee shall acquire no rights in respect of the shares in excess of the amount permitted by Section 4.24(a) or (b), as applicable (“Excess Shares”), including, without limitation, voting rights or rights to dividends or other distributions with respect to such Excess Shares and, subject to Section 4.24(h) hereof, the Transfer of that number of shares of Class A Common Stock or Other Voting Stock that otherwise would cause any Person to violate Section 4.24(a) or (b) shall be null and void ab initio.

(f) If the Board shall at any time determine in good faith that a Transfer or other event has purportedly taken place that, if effected would result in a violation of Section 4.24(a) or (b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class A Common Stock or Other

Voting Stock in violation of Section 4.24(a) or (b) (whether or not such violation is intended), such shares of Class A Common Stock or Other Voting Stock shall be redeemable for cash or property or exchangeable for other shares of capital stock of the Corporation, in each case, at the option of, and for the amount determined by, the Board in good faith and in its sole discretion, and the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 4.24(a) or (b) shall be null and void ab initio irrespective of any action (or non-action) by the Board.

(g) A Person who acquires or attempts or intends to acquire Beneficial Ownership of shares of Class A Common Stock or Other Voting Stock that will or may violate Section 4.24(a) or (b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

(h) Nothing in this Section 4.24 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 4.24 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 4.24.

(i) In the case of an ambiguity in the application of any of the provisions of this Section 4.24, the Board shall have the power to determine, in good faith and in its sole discretion, the application of the provisions of this Section 4.24, to any situation based on the facts known to it. In the event Section 4.24(f) requires an action by the Board and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4.24. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for provisions of Section 4.24(f)) acquired Beneficial Ownership of Class A Common Stock or Other Voting Stock in violation of Section 4.24(a) or (b), such provisions (as applicable) shall apply first, to the shares of Class A Common Stock or Other Voting Stock which, but for such provisions, would have been owned directly by such Person, second, to the shares which, but for such provisions, would have been wholly Beneficially Owned (but not owned directly) by such Person, and thereafter, to the shares which, but for such remedies, would have been Beneficially Owned by such Person, pro rata among the Persons who directly own such shares of Class A Common Stock or Other Voting Stock based upon the relative number of the shares of Class A Common Stock and/or Other Voting Stock held by each such Person.

(j) The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of this Section 4.24.

(k) No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing as authorized by the Board.

(l) Any certificate representing shares of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth in this Section 4.24, which legend shall be removed from such certificate upon release from such restrictions.

Section 4.25 Limitations on Transfer. (a) Until (x) in the case of the Class USA Common Stock and the Class B Common Stock, the later of the third anniversary of the IPO Date and the Escrow Termination Date and (y) in the case of the any Regional Class of Common Stock other than the Class USA Common Stock and any series of Class C Common Stock, the third anniversary of the IPO Date (such period, as applicable, and as such period may be modified by the Board pursuant to Section 4.25 (b) or (c) hereof the “Lock-Up Period”), no shares of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock shall be Transferable, except for:

(i) any Transfer by the Corporation to the initial holders of any Regional Class of Common Stock, Class B Common Stock or Class C Common Stock;

(ii) any Transfer upon the redemption of the shares of Common Stock pursuant to Section 4.18 or Section 4.19 hereof,

(iii) any Transfer by the Corporation to any Person or by the holder thereof to the Corporation;

(iv) any Transfer, after the True-Up Distribution Date, of any shares of Class B Common Stock to any other holder of Class B Common Stock or to any Affiliate thereof and any Transfer of any shares of Class C Common Stock of any applicable series thereof to any other holder of Class C Common Stock of the same series thereof or to any Affiliate thereof;

(v) any Transfer of any shares of any Regional Class of Common Stock, Class B Common Stock or Class C Common Stock to an Affiliate of such holder;

(vi) any Transfer of any shares of Common Stock pursuant to the terms of the Loss Sharing Agreement;

(vii) any Transfer by Visa Europe of any shares of Class C Common Stock to its members, stockholders or other holders of equity interest in Visa Europe at the time of such Transfer (each an “Initial VE Transferee”); provided that such Transfer is made in accordance with applicable securities Laws and is made to each Initial VE Transferee ratably in accordance with their respective entitlements to dividends or other distributions from Visa Europe, in accordance with the applicable constituent documents of Visa Europe;

(viii) any Transfer, after the True-Up Distribution Date, of any shares of Class B Common Stock or Class C Common Stock by any Person that is a Group Member (as such term is defined in the Second Restated Visa International By-Laws) of Visa International to any Person that is a stockholder, member, or other equity holder of such Group Member (each, an “Initial Group Member Transferee”); provided that such Transfer is made in accordance with applicable securities Laws and is made to each Initial Group Member Transferee ratably in accordance with their respective entitlements to dividends or other distributions from such Group Member, in accordance with the applicable constituent documents of such Group Member;

(ix) any Transfer by a holder of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock to any Person who succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transaction or to an Affiliate of such Person;

(x) any Transfer by a holder of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock to any Person who acquires from such holder all or substantially all of the Visa branded payments products portfolio of such holder; and

(xi) any Transfer, prior to the True-Up Distribution Date, of any shares of Class USA Common Stock by any holder thereof to any other holder thereof; provided that, contemporaneously with such Transfer, a commensurate portion of the Membership Proportion (as such term is defined in the Second Restated Visa USA Certificate of Incorporation) is Transferred from the transferor of such shares of Class USA Common Stock to the transferee thereof, in accordance with the Second Restated Visa USA Certificate of Incorporation).

(b) The Board may approve one or more exceptions to foregoing Transfer restrictions in the case of any proposed Transfer by a holder of Class C Common Stock, in which case such restrictions shall not apply to such Transfer; provided that such exception applies to all holders of Class C Common Stock equally on a ratable basis (or, if such exception does not apply to all holders of Class C Common Stock equally on a ratable basis, if such exception is also approved by at least seventy-five percent (75%) of the Independent Directors) and (B) at any time after the Escrow Termination Date, the Board may approve one or more exceptions to the foregoing Transfer restrictions in the case of any proposed Transfer by a holder of Class B Common Stock, in which case such restrictions shall not apply to such Transfer; provided that such exception applies to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis (or, if such exception does not apply to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis, if such exception is also approved by at least seventy-five percent (75%) of the Independent Directors). The provisions of Section 4.24 shall apply to this Section 4.25 mutatis mutandis. Any certificate representing shares of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth in this Certificate of Incorporation, which legend shall be removed from such certificate upon release from such restrictions. If any shares of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock are not represented by a certificate, the Corporation reserves the right to require that an analogous notification be used in order to reflect on the books and records of the Corporation such restrictions with respect to such shares of Class B Common Stock, Class C Common Stock or Regional Class of Common Stock, as the case may be.

(c) The Board may, by resolution adopted by a majority of the Board, extend the three (3) year component of the Lock-Up Period (i.e., in the case the Class B Common Stock, not including any period by which the Escrow Termination Date exceeds such three (3) year period) with respect to any portion of the outstanding shares of Class B Common Stock and Class C Common Stock for a period of not more than one year after the date on which the Lock-Up Period would otherwise terminate pursuant to Section 4.25(a); provided that (i) contemporaneously with any such extension of the Lock-Up Period with respect to any portion of such shares of Class B Common Stock and Class C Common Stock, the Board has, pursuant to an exercise of its authority under Section 4.25(b), approved one or more reductions to the Lock-Up Period with respect to another portion of such shares of Class B Common Stock and Class C Common Stock, such that at all times the weighted average period of the Lock-Up Period with respect to all outstanding shares of Class B Common Stock and Class C Common Stock is not more than three (3) years and (ii) such extension of the Lock-Up Period applies to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis (or, if such extension does not apply to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis, if such extension is also approved by at least seventy-five percent (75%) of the Independent Directors).

Section 4.26 Sale of Loss Shares. (a) Sale at Election of the Corporation. Except as the Corporation may otherwise agree pursuant to contract, the Corporation shall be entitled to sell Loss Shares at any time and for any reason, and on such terms as the Board may determine in its sole discretion; provided that the net proceeds of any such sale shall be deposited in the Escrow Account in accordance with the provisions of the Escrow Agreement.

(b) Sale at the Direction of the Litigation Committee. The Corporation shall, at the request of the Litigation Committee, use all commercially reasonable efforts to sell in an underwritten public offering pursuant to the terms of the Loss Sharing Agreement, additional shares of Class A Common Stock which shall constitute Loss Shares in an amount not to exceed the number of shares of Class A Common Stock into which the issued and outstanding Class B Common Stock is then convertible immediately prior to the sale of such Loss Shares; provided, however, that the Litigation Committee shall not be entitled to make any such request (x) more frequently than twice in any twelve (12) month period or (y) with respect to any requested offering that is not reasonably expected to yield net proceeds of at least $100,000,000, in either such case, unless the Corporation or any of its Affiliates shall have actually incurred a Liability in respect of any Visa Litigation Obligation at the time of such request and there shall be no funds on deposit in the

Escrow Account at such time); and provided, further, that the net proceeds of the sale of such Loss Shares shall be deposited into the Escrow Account. Notwithstanding the foregoing, the Corporation may delay the filing or effectiveness of a registration statement with respect to such Loss Shares for a period of time not to exceed an aggregate of 120 days in any twelve month period if (i) the Board determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, assets, operations, condition (financial or otherwise), performance, property or prospects of the Corporation and its Subsidiaries, taken as a whole, or (ii) such disclosure otherwise relates to a material business transaction or potential business transaction which has not been publicly disclosed and the Board determines, in good faith, that any such disclosure could jeopardize the consummation or success of such transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

(c) Any shares of Class A Common Stock to be issued as Loss Shares pursuant to paragraph (a) or (b) of this Section 4.26 shall be so designated by resolution of the Board.

Section 4.27 Limitation on Initial Public Offering. The Corporation shall not consummate any IPO if, immediately after the consummation of the IPO (assuming the exercise in full of any “greenshoe” option or underwriters’ over-allotment option granted in connection with such IPO and giving effect to (x) the redemption of any outstanding Common Stock out of the net proceeds of such IPO pursuant to Section 4.18 of this Certificate of Incorporation and (y) any adjustment to the Applicable Conversion Rate as a result of the deposit of any net proceeds of such IPO into the Escrow Account), the issued and outstanding Class A Common Stock constitutes more than sixty percent (60%) of the issued and outstanding Common Stock of the Corporation, calculated on a “as converted” basis, unless such IPO shall have been approved by the affirmative vote of at least two-thirds of the entire Board of Directors and approved by the unanimous affirmative vote of the members of the Review Committee.

ARTICLE V

Section 5.1 Composition of the Board. (a) The business and affairs of the Corporation shall be managed by or under the direction of the members of the Board, with the number of directors comprising the full Board to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board.

(b) Prior to the IPO Date, the Board shall consist of not less than seventeen (17) directors nor more than eighteen (18) directors, having the following composition: (i) at least a majority of the directors shall be Independent Directors elected by a plurality of the votes cast by the holders of all Regional Classes of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors voting collectively as a single class, (ii) two directors (each, a “USA Director”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class USA Common Stock present in person or represented by proxy at the meeting, voting together (and not with the holders of any other Regional Class of Common Stock) as a separate class, (iii) one director (an “EU Director”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class EU (Series I) Common Stock and Class EU (Series III) Common Stock present in person or represented by proxy at the meeting, with such two series voting together (and not with the holders of any other Regional Class (or series) of Common Stock) as a separate class, (iv) one director (a “Canada Director”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class Canada Common Stock present in person or represented by proxy at the meeting, voting together (and not with the holders of any other Regional Class of Common Stock) as a separate class, (v) one director (an “AP Director”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class AP Common Stock present in person or represented by proxy at the meeting, voting together (and not with the holders of any other Regional Class of Common Stock) as a separate class, (vi) one director (a “LAC Director”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class LAC Common Stock present in person or represented by proxy at the meeting, voting together (and not with the holders of any other Regional Class of Common Stock) as a separate class, (vii) one director (a “CEMEA Director” and, collectively with the USA Directors, the EU Director, the Canada Director, the AP Director and the LAC Director, the “Regional Directors”) shall be elected (subject to Section 5.2 hereof) by a plurality of the votes cast by holders of shares of Class CEMEA Common Stock present in person or represented by proxy at the meeting, voting together (and not with the holders of any other Regional Class of Common Stock) as a separate class and (viii) one director who, in order to qualify for election as such director, must hold the title of Chief Executive Officer of the Corporation on the record date set for the meeting of stockholders at which directors will be elected (the “Executive Director”), and who shall be elected by a plurality of the votes cast by the holders of all Regional Classes of Common Stock entitled to vote, voting together as a single class. All directors other than the Executive Director and any director elected pursuant to clauses (ii) through (vii) of this Section 5.1(b) shall be Independent Directors. Notwithstanding anything to the contrary contained herein, no Regional Director shall be entitled to vote or participate with respect to any matter involving interchange, currency conversion or charge-backs.

(c) From the IPO Date until the third anniversary of the IPO Date, the Board shall consist, subject to this Certificate of Incorporation and the By-Laws of the Corporation (as amended, supplemented or otherwise modified from time to time, the “By-Laws”) of seventeen (17) directors, having the following composition (subject to Section 5.2 hereof): (i) a number of directors equal to not less than fifty-eight percent (58%) of the total number of directors comprising the full Board shall be Independent Directors elected by a plurality of the votes cast by the holders of outstanding shares of Common Stock of all classes present in person or represented by proxy at the meeting and entitled to vote on the election of such directors, (ii) two directors shall be USA Directors, (iii) one director shall be a Canada Director, (iv) one director shall be an AP Director, (v) one director shall be an LAC Director, (vi) one director shall be a CEMEA Director and (vii) the Executive Director shall be elected by a plurality of votes cast by the holders of all classes and series of Common Stock entitled to vote, voting together as a single class. All directors other than the Executive Director and the Regional Directors shall be Independent Directors.

(d) From and after the third anniversary of the IPO Date, the Board shall consist, subject to this Certificate of Incorporation and the By-Laws, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by affirmative vote of the majority of the Board; provided, however, that at least fifty-eight percent (58%) of the Board shall at all times be comprised of Independent Directors. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of such directors.

(e) From and after the Restructuring Closing, the Board, other than as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock, if any, shall be divided into three (3) classes, designated Class I, Class II and Class III commencing with the election or appointment of directors prior to the Restructuring Closing. Each Regional Director shall be designated a Class I director, and shall be elected for a term commencing on the Restructuring Closing Date and expiring on the first anniversary of the Restructuring Closing Date; provided, however, that the term of the EU Director shall expire on the day immediately prior to the IPO Date. The Executive Director and one or more of the Independent Directors shall be designated a Class II director, and shall be elected for a term commencing on the Restructuring Closing Date and expiring on the second anniversary of the Restructuring Closing Date (or, in the case of the Executive Director, the earlier of the second anniversary of the Restructuring Closing Date and the date on which he or she shall cease to hold the title of Chief Executive Officer of the Corporation). One or more of the Independent Directors shall be designated a Class III director, and shall be elected for a term commencing on the Restructuring Closing Date and ending on the third anniversary of the Restructuring Closing Date. Successors to each class of directors whose term is expiring shall be elected by the stockholders at the annual meeting of stockholders immediately preceding the applicable expiration date, and shall be elected for a term expiring at the next annual meeting of stockholders immediately preceding the applicable expiration date. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall die, resign, retire, become disqualified or be removed. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock. Any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(f) A majority of the total number of directors then in office shall constitute a quorum for the transaction of business, but shall be no less than one-third (1/3) of the total authorized number of directors. Except as otherwise provided by law, this Certificate of Incorporation or the By-Laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board.

(g) Directors need not be elected by written ballot unless the By-Laws shall so provide.

Section 5.2 Vacancies; Newly-Created Directorships; Qualification. (a) In the event of a vacancy on the Board resulting from the expiration of the initial term of the Regional Directors or the death, resignation, disqualification or removal of any Regional Director prior to the third anniversary of the IPO Date, the Board shall request that a representative sample of the holders of the applicable class or series of Common Stock that was entitled to vote for the election of such Regional Director, as the Board may determine, in its sole discretion, (such stockholder(s) or any individuals designated by such stockholder(s), a “Regional Nominating Committee”), nominate an individual to fill such vacancy; provided, however, that such nominee must be an individual who is a current or former senior executive of a financial institution associated with the applicable class or series of Common Stock or which was entitled to vote for the election of such Regional Director. The Board shall, at the next scheduled meeting of the Board or any special meeting called for such purpose, vote upon any nominee submitted by the Regional Nominating Committee. If such nominee is elected by a majority of the full Board present at a meeting at which there is a quorum, such nominee shall be elected as a member of the Board. If such nominee fails to be elected at such meeting, then the Board shall call a special meeting of the stockholders of the Corporation for the purpose of voting to elect a director to fill such vacancy. Any person elected to the Board in the manner provided in this Section 5.2 shall be a Regional Director for purposes of Section 5.1 hereof.

(b) Except as provided in Section 5.2 (a), and subject to the rights of the holders of any series of Preferred Stock then outstanding and to the By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation or other cause shall be filled only by a resolution adopted by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, removal from office or other reason.

(c) Notwithstanding anything to the contrary in this Certificate of Incorporation, a candidate nominated to stand for election as a director of the Corporation at any annual meeting of the Corporation (or any special meeting of the Corporation held for the purpose of electing directors in Class I) held on or after January 1, 2008 and on or before December 31, 2008, shall meet the following qualifications: (i) such candidate shall be a senior executive or former senior executive of a Visa Member (or shall be a serving director of the Corporation who has been nominated for re-election upon the expiration of his or her term) and (ii) such director shall have been approved by the Review Committee or, if the Review Committee has been disbanded because of the occurrence of the IPO Date, by then-serving directors who would have comprised the Review Committee had the Review Committee not been so disbanded. This Section 5.2(c) shall have no further effect from and after January 1, 2009.

Section 5.3 Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by this Certificate of Incorporation, any director not subject to election by the separate vote of any class or series of Common Stock pursuant to Section 5.1(b) or (c) hereof may be removed from office at any time, with or without cause, only by the affirmative vote of at least eighty percent (80%) in voting power of all of the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting together as a single class;. Any director elected solely by a vote of any class or series of Common Stock pursuant to Section 5.1 (b) or (c) hereof (other than any Class A Common Stock) may be removed at any time, with or without cause, only by a vote of a majority of the voting power of such class or series of Common Stock or, for cause by a vote of at least eighty percent (80%) in voting power of all of the then outstanding shares of stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

Section 5.4 Election of Directors by Preferred Stock Holders. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

Section 5.5 Delegations of Authority. The Board is expressly authorized to establish, through the adoption of any provision of the By-Laws or any resolution of the Board, one or more regional advisory councils and may, to the extent permitted by the DGCL, by this Certificate of Incorporation and by the By-Laws, delegate authority to such regional advisory councils.

Section 5.6 Review Committee. There is hereby established a review committee (the “Review Committee”), which shall be initially comprised of the seven (7) Regional Directors. In the event of a vacancy on the Review Committee caused by the death, retirement, resignation, disqualification or removal of a director serving on the Review Committee, such vacancy shall be filled by a director elected by the Regional Class of Common Stock which had previously elected the director whose death, retirement, resignation, disqualification or removal created such vacancy, or if no such director exists, by another director selected by the remaining members of the Review Committee; provided that, so long as there are not fewer than four (4) serving members of the Review Committee, the Review Committee may, in the absence of a candidate elected by the relevant Regional Class of Common Stock, elect not to fill a vacancy on the Review Committee. Except as set forth in the following sentence, the Review Committee shall act by the affirmative vote of not less than two-thirds of its members; provided, however that the unanimous consent of the Review Committee shall be required in order for the Corporation to agree to delay the IPO more than 240 days after the Restructuring Closing Date pursuant to Section 1(c) of the Loss Sharing Agreement. The Review Committee shall have such additional duties as the Board shall determine. The Review Committee shall designate one of its members as the Chairman of the Review Committee. The Chairman of the Review Committee and shall act as a liaison between the Review Committee, the Corporation, its management and the Board. On the IPO Date, the Review Committee shall automatically, and without further action of the Corporation, be disbanded and any and all powers and duties delegated to it shall revert to the Board.

ARTICLE VI

Section 6.1 Meetings of Stockholders. Any action required or permitted to be taken by the holders of Common Stock must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board (or any Co-Chairman, if applicable) or the Chief Executive Officer of the Corporation.

ARTICLE VII

Section 7.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No amendment, alteration or repeal of this Article VII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII would accrue or arise, prior to such amendment, alteration or repeal.

ARTICLE VIII

Section 8.1 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, administrative or legal hearing or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or the legal representative of such person) is or was a director or officer of the Corporation or any predecessor of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

Section 8.2 Expenses Payable in Advance. To the fullest extent permitted by the DGCL, as now or hereafter in effect, and not prohibited by any other applicable law, expenses (including attorney’s fees) incurred by a person who is or was a director or officer of the Corporation or a member of the Litigation Committee in connection with any Proceeding shall be paid promptly by the Corporation in advance of the final disposition of such Proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any director or officer of the Corporation or a member of the Litigation Committee in his or her capacity as such (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by the Corporation as authorized in this Article VIII.

Section 8.3 Non-Exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 8.4 Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.5 Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

Section 8.6 Survival of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and other personal and legal representatives of such a person.

Section 8.7 Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless (i) such proceeding (or part thereof) was authorized or consented to by the Board or (ii) such director or officer has been successful on the merits in any such proceeding (or part thereof).

Section 8.8 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by or pursuant to action by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

Section 8.9 Effect of Amendment or Repeal. Neither any amendment or repeal of any Section of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws inconsistent with this Article VIII, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article VIII existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VIII, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VIII, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

Section 8.10 Subrogation. In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

ARTICLE IX

Section 9.1 Effect of Other Business Interests. Without limiting Section 9.3 hereof, each holder of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock, and its respective Affiliates and Related Parties (other than a Related Party that is employed by, or seconded to, the Corporation, it being understood that for this purpose a director of the Corporation shall not be deemed to be employed by, or seconded to, the Corporation) (collectively, the “Permitted Persons”), may have any other business interests and may engage in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, and no Permitted Person shall be required to devote its or his entire time to the business of the Corporation. Without limiting the generality of the foregoing, each Permitted Person may (i) engage in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or develop or market any products or services that compete, directly or indirectly, with those of the Corporation or any of its Subsidiaries; (ii) do business with any client or customer of the Corporation or any of its Subsidiaries; and (iii) hold Beneficial Ownership of securities of, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its Controlled Affiliates (collectively, the interests, activities and relationships described in this Section 9.1 are referred to as “Permitted Activities”).

Section 9.2 No Obligation to Present Permitted Activities to the Corporation. Without limiting Section 9.3 hereof, neither the Corporation nor any holder of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock nor any Controlled Affiliate thereof by virtue of this Certificate shall have any rights in or to any Permitted Activity or the income or profits derived therefrom, regardless of whether or not such Permitted Activity was presented to a Permitted Person as a direct or indirect result of its or his connection with the Corporation. Without limiting Section 9.3 hereof, no Permitted Person shall have any obligation to present any Permitted Activity to the Corporation, even if the Permitted Activity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no Permitted Person shall be liable to the Corporation or any holder of Class B Common Stock, Class C Common Stock or any Regional Class of Common Stock (or any Controlled Affiliate or Related Party thereof) for breach of any fiduciary or other duty by reason of the fact that a Permitted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation.

Section 9.3 Waiver of Corporate Opportunity Claim. Without limiting the foregoing Sections 9.1 and 9.2 hereof, in the event that a director or officer of the Corporation who also is, or is a director, officer or employee of, a Permitted Person, acquires knowledge of a Permitted Activity which may be a corporate opportunity for both the Corporation or any of its subsidiaries and such Permitted Person or his or its Affiliates, such director or officer shall have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation hereby renounces its interest in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its subsidiaries, if such director or officer acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is an officer or director of the Corporation, and who also is, or is an officer, director or employee of, a Permitted Person, shall belong to such Permitted Person, unless such opportunity was offered to such Person expressly and solely in his or her capacity as a director or officer of the Corporation. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to this Article IX.

Section 9.4 Confidential or Proprietary Information. Nothing in this Article IX shall prevent or otherwise restrict the Corporation from promulgating policies regarding the safeguarding and handling of Confidential or Proprietary Information by the officers, directors and employees of the Corporation. Without limiting the foregoing, the Corporation, acting through its Board of Directors may, in its reasonable discretion, require directors and officers of the Company who are also directors, officers or employees of Competing Person to recuse themselves from considering (or otherwise exclude such Directors and officers from participation in the consideration of) matters which relate to such Competing Person or to the Corporation’s strategy or activities to the extent that they may be of significant competitive interest to such Competing Person.

Section 9.5 Sunset. The provisions contained in this Article IX shall, automatically and without any further action to be taken by or on behalf of the Corporation, become null and void on the fourth anniversary of the IPO Date.

ARTICLE X

Section 10.1 Amendment. (a) In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the By-Laws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; provided, however, that any amendment, alteration, change or repeal by the Board of any provision of the By-Laws that was adopted by the stockholders of the Corporation shall not be effective earlier than the date that is 365 days after the date on which such provision of the By-Laws was adopted by the stockholders of the Corporation.

(b) In addition to any votes required by applicable law, no provision of Section 4.5, 4.6, 4.7, 4.8, 4.18, 4.19 and, until the third anniversary of the IPO Date, Sections 5.1 and 5.2 of this Certificate of Incorporation may be amended, altered, repealed, or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the Class A Common Stock, the Class B Common Stock, each series of Class C Common Stock and, prior to the True-Up Distribution Date, each Regional Class of Common Stock, voting separately as a class or series (and together with no other class or series), as applicable, if such amendment, alteration, repeal or other modification would adversely affect the powers, preferences or special rights of such class or series of Common Stock. No provision of Sections 4.24, 4.26 or 4.27 of this Certificate of Incorporation may be amended, altered, repealed or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of each of the Class A Common Stock, the Class B Common Stock, each series of Class C Common Stock and, prior to the True-Up Distribution Date, each Regional Class of Common Stock, each voting together as a single class of Common Stock. Neither the terms of the Class B Common Stock nor the terms of the Class C Common Stock shall be amended without, in either such case, the affirmative vote of the holders of a majority of the voting power of the Class B Common Stock, voting separately (and together with no other class or series) as a class and the affirmative votes of a majority of the Class C (Series I) Common Stock, Class C (Series III) Common Stock and Class C (Series IV) Common Stock voting separately (and together with no other class or series) as a class. Without limiting the foregoing, any amendment of any provision of this Certificate of Incorporation that requires the treatment of holders of Class B Common Stock and Class C Common Stock ratably on an “as converted” basis shall not be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of each adversely affected class of Common Stock. No amendment of this Certificate of Incorporation that would adversely and disproportionately affect the rights or privileges of any Regional Class of Common Stock in relation to any other Regional Class of Common Stock shall be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of such adversely affected Regional Class of Common Stock.

ARTICLE XI

Section 11.1 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 11.2 Defined Terms. Capitalized terms used and not otherwise defined in this Certificate of Incorporation shall have their respective meanings as defined below or, if not defined below, as defined in Annex I to the Global Restructuring Agreement:

“Adjusted Ownership Percentage” shall mean, with respect to each Integrated Region, (i) a fraction (expressed as a percentage) the numerator of which is such Integrated Region’s Adjusted Net Income Amount and the denominator of which is the Aggregate Adjusted Net Income Amount multiplied by (ii) 0.916.

“Affiliate” has the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule).

“Aggregate Redemption Amount” shall mean an amount equal to (i) the net proceeds received by the Corporation from the IPO, minus (ii) an amount reasonably determined by the Board to be an appropriate amount of funds to be retained by the Corporation for general corporate purposes and minus (iii) the Escrow Amount and minus (iv) an amount equal to $1,146,000,000.00.

“Aggregate Series II Redemption Amount” shall mean an amount equal to (A) U.S.$1,146,000,000.00, plus the Subscription Price, if any, minus (B) the sum of (x) the aggregate amount of all dividends and other distributions declared and paid on outstanding shares of Class C (Series II) Common Stock or Class EU (Series II) Common Stock, as applicable, during the period from the Restructuring Closing Date to the Series II Redemption Date and (y) the Distributions Accretion Component Amount.

“Aggregate Subscription Price Balance Amount” shall have the meaning set forth in Section 4.19(d) hereof.

“Applicable Conversion Rate” shall mean: (i) with respect to each share of Class C Common Stock and, prior to the IPO Date, each share of Class B Common Stock, 1.00 share of Class A Common Stock, as adjusted from time to time as provided herein and (ii) with respect to each share of Class B Common Stock after the IPO Date, (x) during the period from the IPO Date to the Escrow Termination Date, a number of shares of Class A Common Stock equal to 1.00 x (A + B), and (y) during the period after the Escrow Termination Date and the IPO Date, a number of shares of Class A Common Stock equal to 1.00 x (A + B + C), in each case, as applicable, where:

(A) = a fraction, the numerator of which is the number of shares of Class B Common Stock issued and outstanding (disregarding, for purposes of such calculation, any outstanding shares of Class B Common Stock owned by any Subsidiary of the Corporation) immediately after the Redemption Date (as defined in Section 4.18(d) (such number, the “Class B Number”)) minus an amount equal to (A) the Escrow Amount divided by (B) the IPO Price and the denominator of which is the Class B Number

(B) = a fraction, the numerator of which is the number of any Loss Shares issued from time to time and the denominator of which is the Class B Number; and

(C) = a fraction, the numerator of which shall be the quotient obtained by dividing (I) the aggregate portion of the Escrow Amount disbursed to the Corporation from the Escrow Account pursuant to Section 4.9 of the Global Restructuring Agreement or to the Escrow Agreement other than any Disregarded Escrow Distribution amount by (II) the Price Per Share and the denominator of which shall be the Class B Number.

“Approved Settlement” shall have the meaning set forth in Section 2(a) of the Loss Sharing Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules), except that in calculating the beneficial ownership of any particular Person, (a) such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition and (b) such Person will not be deemed to have beneficial ownership of any shares of Class A Common Stock issuable upon conversion of any shares of Class B Common Stock and/or Class C Common Stock beneficially owned by such Person. The terms “Beneficially Owns”, “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Class B Percentage” shall mean a fraction (expressed as a percentage) the numerator of which shall be the number of shares of Class B Common Stock issued and outstanding immediately after the IPO Date and the denominator of which shall be the sum of (i) the number of shares of Class B Common Stock issued and outstanding immediately after the IPO Date and (ii) the number of shares of Class C Common Stock issued and outstanding immediately after the IPO Date (disregarding for purposes of such calculation any outstanding shares of Common Stock owned by any Subsidiary of the Corporation and any outstanding shares of Class C (Series II) Common Stock).

“Class C Percentage” shall mean a fraction (expressed as a percentage) the numerator of which shall be the number of shares of Class C Common Stock issued and outstanding immediately after the IPO Date and the denominator of which shall be the sum of (i) the number of shares of Class B Common Stock issued and outstanding immediately after the IPO Date and (ii) the number of shares of Class C Common Stock issued and outstanding immediately after the IPO Date (disregarding for purposes of such calculation any outstanding shares of Common Stock owned by any Subsidiary of the Corporation and any outstanding shares of Class C (Series II) Common Stock).

“Class AP Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) the Adjusted Ownership Percentage for Visa AP, divided by (y) the number of shares of Class AP Common Stock issued and outstanding immediately prior to the True-Up Distribution Date. The Class AP Conversion Rate shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5). The calculation of the Class AP Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Class Canada Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) the Adjusted Ownership Percentage for Visa Canada, divided by (y) the number of shares of Class Canada Common Stock issued and outstanding immediately prior to the True-Up Distribution Date. The Class Canada Conversion Rate shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5). The calculation of the Class Canada Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Class CEMEA Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) the Adjusted Ownership Percentage for Visa CEMEA, divided by (y) the number of shares of Class CEMEA Common Stock issued and outstanding immediately prior to the True-Up Distribution Date. The Class CEMEA Conversion Rate shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5). The calculation of the Class CEMEA Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Class EU Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (including, for the avoidance of doubt, all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) ten percent (10%), divided by (y) the aggregate number of shares of Class EU (Series I) Common Stock, Class EU (Series II) Common Stock and Class EU (Series III) Common Stock issued and outstanding immediately prior to the True-Up Distribution Date. The Class EU Conversion Rate shall be calculated to the fifth decimal place; provided that the fifth decimal place shall always be rounded up from the sixth decimal place and shall never be rounded down. The calculation of the Class EU Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Class EU (Series III) Common Stock” shall have the meaning set forth in Section 4.1(c) of this Certificate of Incorporation.

“Class LAC Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) the Adjusted Ownership Percentage for Visa LAC, divided by (y) the number of shares of Class LAC Common Stock issued and outstanding immediately prior to the True-Up Distribution Date. The Class LAC Conversion Rate shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5). The calculation of the Class LAC Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Class USA Conversion Rate” shall mean the quotient of (x) the product of (A) the number of shares of Common Stock of all classes or series issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose all shares of Class EU (Series II) Common Stock and any shares of Common Stock owned by any Subsidiary of the Corporation) and (B) the Adjusted Ownership Percentage for Visa USA, divided by (y) the number of shares of Class USA Common Stock issued and outstanding immediately prior to the True-Up Distribution Date (disregarding for this purpose any shares of Class USA Common Stock owned by any Subsidiary of the Corporation). The Class USA Conversion Rate shall be calculated to the fifth decimal place (rounding upward from the sixth decimal place if the sixth decimal is 5 or greater and rounding downward from the sixth decimal place if the sixth decimal is less than 5). The calculation of the Class USA Conversion Rate pursuant to Section 4.5 of the Global Restructuring Agreement shall be final, conclusive and binding on all stockholders of the Corporation absent manifest error.

“Competing Person” means any Person whom the Board of Directors of the Corporation reasonably determines is a significant direct competitor or of the Corporation in the sense that a substantial activity of such Person is in direct competition with a significant business interest of the Corporation.

“Confidential or Proprietary Information” shall mean (i) all information or material which the Board of Directors of the Corporation, in its reasonable discretion designates confidential, proprietary or competitively sensitive and (ii) any trade secrets of the Corporation or its Subsidiaries.

“Control” has the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Covered Litigation” shall have the meaning ascribed to such term on Schedule A to the Loss Sharing Agreement.

“Disregarded Escrow Distribution” shall mean any amount at any time disbursed to the Corporation from the Escrow Account in respect of (i) a Tax Distribution (as such term is defined in Section 4(d) of the Escrow Agreement) or (ii) a reimbursement of any Covered Payment (as such term is defined in 3(b)(v) of the Loss Sharing Agreement).

“Distributions Accretion Component Amount” shall mean an amount equal to the product of (i) each dividend or other distribution declared and paid on outstanding shares of Class C (Series II) Common Stock, Class EU (Series II) Common Stock, as applicable, during the period from the Restructuring Closing Date to the Series II Redemption Date, and (ii) a rate per annum, compounded quarterly, equal to 3 month LIBOR + 100 basis points from the applicable date of payment thereof and ending on the first Quarter Date after such date. Starting from the first Quarter Date after the Payment Date, such interest rate shall increase by 25 basis points every Quarter, up to a maximum rate of 3 month LIBOR + 200 basis points. For the avoidance of doubt, the notional rate applicable for the second Quarter after the Payment Date shall be 3 month LIBOR + 125 basis points.

“Eligible Bank” shall mean a financial institution the long-term senior unsecured debt obligations of which carry a rating of Aa2 or better by Moody’s Investor Service and AA or better by Standard & Poor’s.

“Escrow Termination Date” shall mean the date on which all of the Covered Litigation has been finally resolved, whether by means of a dismissal thereof by a court of competent jurisdiction from which there is no further right of appeal, or the issuance of a Governmental Order by a court of competent jurisdiction or other applicable Governmental Authority either approving a settlement thereof or entering a final judgment with respect thereto from which there is no further right of appeal. The Corporation shall deliver written notice to the Litigation Committee, to each holder of any shares of Class B Common Stock and to the Escrow Agent promptly after the occurrence of the Escrow Termination Date.

“E.U.” shall mean the European Union.

“Global Restructuring Agreement” shall mean that certain Global Restructuring Agreement, dated as of June 15, 2007, among the Corporation and the other parties thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Independent Director” shall mean a natural person who, at the time he or she stands for election to the Board meets all of the requirements of the definition of an “independent director” under (i) Section 303A.02 of the New York Stock Exchange Listed Company Manual, as amended (or any successor provision or listing requirement applicable to the Corporation) and (ii) the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder; provided, however, that no person shall be deemed to qualify as an “Independent Director” unless the Board shall have affirmatively determined, prior to the election of such person to the Board, that such person has no material relationship with the Corporation or any of its Subsidiaries (either directly or as a partner, stockholder or officer of any Person that has a relationship with the Corporation or any of its Subsidiaries).

“IPO Price” shall mean the price per share of Class A Common Stock received by the Corporation in the IPO, net of any underwriting discounts and commissions.

“Judgment Sharing Agreement” means any agreement to which Visa USA is a party providing for the apportionment of costs and liabilities in the event of a Final Judgment in a Covered Litigation.

“LIBOR” shall mean, on any date of determination, the London interbank offered rate for U.S. Dollar deposits for three (3) months that appears on Reuters Screen LIBOR01 Page (on the Reuters Service, or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices) as it related to Dollars as of 11:00 a.m., London time, on such date. If, on any date of determination, such rate does not appear on Reuters Screen LIBOR01 Page, “LIBOR” shall mean the arithmetic mean of rates quoted by three (3) major banks in The City of New York at approximately 11:00 a.m., E.S.T., on such date for loans denominated in U.S. Dollars to leading European banks, for a period of three (3) months, commencing on the first day of such period, and in a principal amount equal to an amount of not less than $250,000 that is representative of a single transaction in such market at such time.

“Loss Shares” shall mean any shares of Class A Common Stock issued by the Corporation in a primary offering (other than an IPO) in accordance with the provisions of Section 4.26 of this Certificate of Incorporation of Visa Inc. and the proceeds of which are intended to be used to satisfy any liabilities in respect of any of the Covered Litigation.

“Loss Sharing Agreement” shall have the meaning set forth in Annex I to the Global Restructuring Agreement.

“Payment Date” shall mean the earlier to occur of (i) the date one year from the Restructuring Closing Date (as defined in the Restructuring Agreement), and (ii) the date of filing of an S-1 registration statement for the IPO.

“Permitted Person” shall mean any Related Party of a holder of Common Stock (other than a Related Party that is employed by, or seconded to, the Corporation).

“Price Per Share” shall mean the greater of (i) the volume-weighted average price per share of Class A Common Stock during the ninety (90) trading day period or the total number of trading days if the Class A Common Stock has been listed for trading for less than ninety (90) days at the relevant time of determination ending on the third trading day immediately preceding the Escrow Termination Date, as reported by the principal exchange or market on which shares of Class A Common Stock are traded and (ii) $0.01.

“Quarter” means a period commencing on the Effective Date and ending on the first Quarter Date after such date, and each three-month period thereafter ending on the next subsequent Quarter Date.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December in each calendar year.

“Related Party” shall mean, with respect to any Person who is not an individual, (i) a director, officer, employee of such Person, including with respect to a director, any individual who is elected a director by such holder of Class B Common Stock or any Regional Class of Common Stock, or (ii) a partner, member or stockholder of such person, which partner, member or stockholder holds at least ten percent (10%) of the equity securities of such Person.

“Similar Person” means any Person that is an operator, member or licensee of any general purpose payment card system that competes with the Corporation, or any Affiliate of such a Person.

“Subscription Price” shall have the meaning set for the in Section 4.19(d) hereof.

“Subscription Price First Installment” shall have the meaning set forth in Section 4.19(d) hereof.

“Subscription Price Balance Payment” shall have the meaning set forth in Section 4.19(d) hereof.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution devise or other disposition, directly or indirectly, by operation of law or otherwise, as well as any other event that causes any Person to acquire Beneficial Ownership, or any agreement to take any such actions or cause any such events, of Class A Common Stock or Other Voting Stock or the right to vote Class A Common Stock or Other Voting Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Class A Common Stock or Other Voting Stock or any interest in Class A Common Stock or Other Voting Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership of Class A Common Stock or Other Voting Stock, in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of law or otherwise; provided, however, that the mere change of Control of any Person, the equity securities of which are publicly traded, shall not, in and of itself, constitute a Transfer unless a purpose of such change of Control is to acquire ownership of Class A Common Stock or Other Voting Stock in excess of the ownership restrictions set forth in Section 4.24 hereof. The terms “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

“True-Up Distribution Date” shall mean the date determined in accordance with Section 4.5 of the Global Restructuring Agreement on which each Regional Class of Common Stock shall be converted into shares of Class B Common Stock or Class C Common Stock, as applicable; in accordance with Section 4.5 of the Global Restructuring Agreement.

“Visa Member” means any Person that, immediately after the Restructuring Closing (as defined in the Global Restructuring Agreement), is or was (i) the Beneficial Owner of any shares of any Regional Class of Common Stock, (ii) a member of Visa USA, Visa Europe or Visa Canada or (iii) an Affiliate of any of the foregoing.

“Visa Litigation Obligation” shall have the meaning set forth in the Loss Sharing Agreement.

*    *     *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Corporation this [    ] day of [    ], 2007.

VISA INC.

By:
Name:
Title:

Annex D

[Form of Restated Visa Inc. By-Laws]

AMENDED AND RESTATED BYLAWS

OF

VISA INC.

ARTICLE I

Corporate Offices

Section 1.1 Registered Office. The registered office of Visa Inc. (the “Corporation”) shall be in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation at such location is The Corporation Trust Company.

Section 1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of the Stockholders

Section 2.1 Location of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. In the absence of any such designation, stockholders’ meetings shall be held at the corporate headquarters of the Corporation.

Section 2.2 Notice of Stockholders’ Meetings. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) calendar days before the date of the meeting.

(b) Notices shall be deemed given (i) if by mail, when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the record of stockholders of the Corporation; (ii) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (iii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder consented to receive such notice; (iv) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (v) if by any other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder. For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation’s giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder’s consent to notice by electronic transmission is automatically revoked if the

Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary or the Assistant Secretary of the Corporation, the transfer agent or other person responsible for giving notice.

Section 2.3 Annual Meetings. (a) Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board and stated in the notice of the meeting. At each annual meeting, the stockholders shall elect directors and shall transact only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (including the nominations of persons for election to the Board and any other business to be considered by the stockholders) must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by any stockholder of record of the Corporation, who is entitled to vote at a meeting, in accordance with this Section 2.3.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.3, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder notice (a “Stockholder Notice”) shall be mailed to the Secretary and received at the principal executive offices of the Corporation not earlier than one hundred and twenty (120) calendar days and not later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that for the first annual meeting following the IPO, or if no annual meeting was held in the previous year or the date of the annual meeting is in any other year advanced by more than thirty (30) calendar days, or delayed by more than sixty (60) calendar days, from the first anniversary of the preceding year’s annual meeting, notice by the stockholders to be timely must be received at the principal executive offices of the Corporation (i) not earlier than one hundred and twenty (120) calendar days prior to the scheduled date of such annual meeting and (ii) not later than the close of business on the later of the ninetieth (90th) calendar day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made or sent by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder Notice as described above.

(c) Notwithstanding anything in the second sentence of paragraph (b) of this Section 2.3 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least one hundred (100) calendar days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s Notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(d) For purposes of this Section 2.3 and Section 2.4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.4 Special Meetings of Stockholders. (a) Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by or at the direction of the Board, the Chairman of the Board (or any Co-Chairman, if applicable) or the Chief Executive Officer of the Corporation. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(b) Unless otherwise required by law, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten (10) nor more than sixty (60) calendar days before the date of the meeting, to each stockholder entitled to vote at such meeting.

(c) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board or (ii) provided that the Board has specified in its notice of meeting that directors shall be elected at such meeting, by any stockholder of the Corporation who provides a timely Stockholder Notice to the Secretary of the Corporation that complies with the notice procedures set forth in Section 2.4. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder of the Corporation entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting. The Stockholder Notice required by paragraph (c) of this Section 2.4 shall be delivered to the Secretary or mailed and received at the principal executive offices of the Corporation not earlier than one hundred and twenty (120) calendar days and not later than the close on business on the ninetieth (90th) calendar day prior to the date of the meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Stockholder Notice as described above.

Section 2.5 Stockholder Notice Requirements. (a) At any annual or special meeting of the stockholders, (i) nominations for the election of directors and (ii) business to be brought before any such stockholders’ meeting may only be made or proposed (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this By-Law, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in these By-Laws of the Corporation (the “By-Laws”).

(b) Any stockholder may nominate one or more persons for election as directors at a stockholders’ meeting or propose business to be brought before a stockholders’ meeting, or both, pursuant to Section 2.5(a) of these By-Laws, only if the stockholder has given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the stockholders’ meeting; provided, however, that if less than one hundred (100) days’ notice or other prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. To be in proper written form a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting:

(i) a brief description of the business proposed and/or persons nominated, as applicable, and the reasons for proposing such business or making such nomination;

(ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business or making such nomination, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

(iii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made;

(iv) with respect to any nomination, (A) a description of all arrangements and understandings (whether or not in writing) between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made, (B) the name, age, business address and residence address of such nominee, (C) the class, series and number of shares of capital stock of the Corporation owned beneficially and of record by such nominee and (D) the written consent of the proposed nominee to being named in the solicitation material and to serving as a director if elected;

(v) a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, distribution, stock purchase or other extraordinary transaction involving the Corporation or any of its subsidiaries or the assets or securities of the Corporation or any of its subsidiaries;

(vi) a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any solicitation of proxies or consents from stockholders, any stockholder proposal, the election, removal or appointment of directors or executive officers of the Corporation or any of its subsidiaries or the policies, affairs or strategy of the Corporation or any of its subsidiaries; and

(vii) such other information regarding each nominee or matter of business to be proposed as would be required to be included in solicitations of proxies, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

(c) Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any stockholders’ meeting and no stockholder may nominate any person for election at any stockholders’ meeting except in accordance with the procedures set forth in this Section 2.5. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed business and/or any proposed nomination for election as director was not properly brought or made before the meeting or made in accordance with the procedures prescribed by these By-Laws, and if he should so determine, he shall so declare to the meeting and any such proposed business or proposed nomination for election as director not properly brought before the meeting or made shall not be transacted or considered.

(d) The provisions set forth in this Section 2.5 may not be repealed or amended in any respect or in any manner, including by any merger or consolidation of the Corporation with any other corporation, unless the surviving corporation’s Certificate of Incorporation or By-Laws contains a provision to the same effect as this Section 2.5, except by the affirmative vote of the holders of not less than 66-2/3% of the outstanding shares of Common Stock of the Corporation entitled to vote thereon, subject to the provisions of any series of preferred stock that may at the time be outstanding.

(e) The provisions of this Section 2.5 shall not be applicable to the nomination or election of any Regional Director (as defined in the Certificate of Incorporation) the nomination and election of which shall be determined as provided in Article V of the Certificate of Incorporation.

Section 2.6 Compliance with Exchange Act. Notwithstanding the provisions of Sections 2.3 and 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Sections 2.3 and 2.4. Nothing in this Section 2.6 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), in a resolution for the issuance of shares of preferred stock in one or more series and by filing a certificate pursuant to the applicable law of the State of Delaware or by other applicable law.

Section 2.7 Quorum, Adjournment. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or the stockholders present may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) calendar days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, holders of a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 2.8 Voting Procedures and Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by (i) a written proxy, signed by the stockholder and filed with the Secretary of the Corporation, or (ii) transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission in accordance with the provisions of Section 212(c)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the DGCL. Unless otherwise provided by the Certificate of Incorporation, each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Corporation on the record date set by the Board as provided in Section 2.10 hereof.

Section 2.9 Required Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy and entitled to vote thereon shall decide any question brought before such meeting, unless otherwise provided by the Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law or regulation. Notwithstanding the foregoing, where a separate vote by class or series is required and a quorum is present, the affirmative vote of a majority of the voting power of the stock of such class or series entitled to vote thereat shall be the act of such class or series, unless otherwise provided by the Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation or applicable law or regulation.

Section 2.10 Record Date. In order that the Corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, (b) entitled to receive payment of any dividend or other distribution or allotment of any rights or (c) entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action (other than determining the stockholders entitled to act by written consent, which is governed by Section 2.11 hereof), the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty (60) nor less than ten (10) calendar days before the date of such meeting and (ii) in the case of clause (b) and (c) above, shall not be more than sixty (60) calendar days prior to such action. If for any reason the Board shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the Corporation after any such record date so fixed or determined.

Section 2.11 Stockholder Action by Written Consent. Any action required or permitted to be taken by the holders of Common Stock must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 2.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make available, at least ten (10) calendar days before every meeting, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) calendar days prior to the meeting in the manner provided by law (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during regular business hours at the Corporation’s principal place of business. The list must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section or to vote in person or in proxy at any meeting of stockholders.

Section 2.13 Chairman of the Meeting. Unless otherwise determined by the Board, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence: (a) the Chairman of the Board (if any) or any Co-Chairman, if applicable; (b) the Chief Executive Officer; (c) the President; or (d) any member of the Board present at such meeting designated to act as chairperson of such meeting and preside thereat by the members of the Board present at such meeting.

Section 2.14 Secretary of the Meeting. Unless otherwise determined by the Board, at each meeting of the stockholders, the Secretary of the Corporation shall act as secretary of the meeting and keep the minutes thereof. In the absence of the Secretary or if such office shall be vacant, the chairman of the meeting shall appoint a person to act as secretary of the meeting and keep the minutes thereof.

Section 2.15 Inspectors of Elections. (a) Preceding any meeting of the stockholders, the Corporation shall appoint one or more persons to act as inspectors at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. In the event no inspector or alternate inspector is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Inspectors need not be stockholders. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(b) In addition to the duties prescribed by applicable law, the inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspector.

(c) In determining the shares represented and the validity and counting of proxies and ballots, each inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 211(e) or Section 212(c)(2) of the DGCL, any information provided pursuant to Section 211(a)(2) of the DGCL, ballots, and the regular books and records of the Corporation, except that each inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If any inspector considers other reliable information for the limited purpose permitted by this paragraph, such inspector, at the time of the making of his or her certification referred to in paragraph (a) of this Section 2.15, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for such inspector’s belief that such information is accurate and reliable.

(d) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (5) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered.

ARTICLE III

Directors

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board. In addition to the powers and authorities expressly conferred upon it by these By-Laws, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Except as otherwise provided by law, these By-Laws or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Number. The number of Directors comprising the full Board shall, subject to applicable provisions of the Certificate of Incorporation, be determined exclusively by the Board from time to time by resolution adopted by the Board.

Section 3.3 Classification. Commencing with the election of directors at the first annual meeting following the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware and continuing until such time as all directors are elected annually as provided in the Certificate of Incorporation, the directors, other than those who may be elected by the holders of any series of preferred stock of the Corporation, shall be divided into three classes in the manner set forth in the Certificate of Incorporation, each class to be elected for the term set forth therein. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business.

Section 3.4 Vacancies. Subject to the Certificate of Incorporation and these By-Laws, unless otherwise required by law, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Certificate of Incorporation. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 3.5 Committees. (a) The Board may designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board may designate one or more directors of the Corporation as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c) Any such committee, to the extent permitted by law and provided in the resolution of the Board or in these By-Laws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, that no such committee shall have the power and authority (i) to approve or adopt, or recommend to the stockholders, any action or matter (other than, with respect to the power and authority to recommend, the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any By-Laws of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

(d) Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 3.6 Reliance on Records. A member of the Board, or a member of any committee designated by the Board, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

Section 3.7 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board or each meeting of a committee of the Board, and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.8 Lead Director. (a) The Board shall elect one of the Independent Directors to serve as the lead director (the “Lead Director”) having the duties and responsibilities set forth in this Section 3.8 and as otherwise determined by the Board of Directors from time to time. The initial term of the first Lead Director shall commence upon his or her election by the Board, and shall end on the date that is the date that is 90 days after the initial public offering, or until his or her earlier death, resignation, removal or disqualification as an Independent Director. Upon the expiration of the term of the initial Lead Director, the Board shall by resolution determine whether to continue the position of Lead Director. If the position of Lead Director is continued by the Board, any successor Lead Director shall be an Independent Director elected by the Board, and shall be elected to a term of commencing upon his or her election by the Board and ending on the date that is one year after such election, or upon his or her earlier death, resignation, removal or disqualification as an Independent Director.

(b) In addition to his or her responsibilities as a Director, the Lead Director shall be responsible for: (i) chairing executive sessions where non-management directors meet either before or after regularly scheduled Board meetings and, as appropriate, providing prompt feedback to the Chairman of the Board and the Chief Executive Officer, (ii) calling, setting the agenda for and chairing periodic executive sessions and meetings of the Independent Directors and reporting accordingly to the full Board, (iii) chairing Board meetings in the absence of the Chairman of the Board and the Chief Executive Officer or when it is deemed appropriate arising from the Chairman and Chief Executive Officer’s management role, (iv) providing feedback to the Chairman and Chief Executive Officer on corporate and Board policies and strategies and, when requested by the Board, acting as a liaison between the Board and the Chief Executive Officer, (v) facilitating one-on-one communication between directors and committee chairs and the Chairman and Chief Executive Officer and other senior managers to keep abreast of their perspectives, (vi) in concert with the Chairman and Chief Executive Officer, advising on the agenda and schedule for Board meetings and strategic planning sessions based on input from directors, (vii) providing advance feedback on background materials and resources necessary or desirable to assist them in carrying out their responsibilities, and reviewing board materials and background papers in advance of Board meetings, ( viii ) interviewing potential candidates for election to the Board, (x) holding one-on-one discussions with individual directors when the Board so requests, (xi) overseeing the evaluation of individual members of the Board and of the Chief Executive Officer, (xii) carrying out such other duties as are requested by the Board or any of its committees from time to time.

ARTICLE IV

Meetings of the Board of Directors

Section 4.1 General. The Board may hold meetings, both regular and special, either within or without the State of Delaware. Prior to the IPO Date, meetings of the Board shall be presided over by two Co-Chairmen elected by the entire Board, one of which shall be an Independent Director. From and after the IPO Date, meetings of the Board shall be presided over by a Chairman, who shall at all times be an Independent Director.

Section 4.2 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board for any purpose or purposes may be called by the Chairman of the Board, or the Co-Chairman if applicable, or the Chief Executive Officer or the President on twenty-four (24) hours’ notice to each director either personally or by telephone, telegram, facsimile or electronic mail; special meetings shall be called by the Chief Executive Officer or the President or Secretary in like manner and on like notice on the written request of a majority of the Board.

Section 4.4 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, a written waiver thereof, signed by the person entitled to notice, or a waiver thereof by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these By-Laws.

Section 4.5 Quorum. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 4.6 Board Action by Written Consent without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.7 Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE V

Officers

Section 5.1 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, one or more Senior Vice Presidents or Vice Presidents, a Secretary and a Treasurer. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide. Such officers shall be elected from time to time by the Board to hold office until their respective successors shall have been duly elected and qualified, or until death, disqualification, resignation or removal.

Section 5.2 Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.4 of these By-Laws, shall be appointed by the Board.

Section 5.3 Other Officers. The Board may from time to time elect, or empower the Chief Executive Officer or the President to appoint, such other officers and agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board.

Section 5.4 Removal and Resignation of Officers; Filling Vacancies. (a) Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

(b) Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect on the date of delivery of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board or, except in the case of an officer chosen by the Board, the Chief Executive Officer of the Corporation.

Section 5.6 Compensation. The compensation of all officers of the Corporation shall be fixed by the Board or any committee established by the Board for such purpose. The compensation of agents of the Corporation shall, unless fixed by the Board, be fixed by the Chief Executive Officer or any Vice-President of the Corporation.

Section 5.7 Security. The Board may require any officer, agent or employee of the Corporation to provide security for the faithful performance of such officer’s, agent’s or employee’s duties, in such amount and of such character as may be determined from time to time by the Board.

Section 5.8 Chairman of the Board. The Board shall select a Chairman of the Board, and may select a Co-Chairman, who shall be subject to the control of the Board and shall preside at all meetings of the Board and stockholders. The Chairman of the Board, and the Co-Chairman if so selected, shall have and perform such other duties, and exercise such powers, as from time to time may be assigned to him by the Board or these By-Laws.

Section 5.9 Chief Executive Officer. The Board shall select a Chief Executive Officer of the Corporation who shall be subject to the supervision of the Board. The Chief Executive Officer shall (i) be primarily responsible for the entire business and affairs of the Corporation and for implementing the policies and directives of the Board, (ii) preside at all meetings of stockholders and the Board during the absence or disability of the Chairman of the Board, and the Co-Chairman if applicable, (iii) have authority to make contracts on behalf of the Corporation in the ordinary course of the Corporation’s business, and (iv) perform such other duties as from time to time may be assigned by the Board.

Section 5.10 President. The President shall (i) preside at all meetings of the stockholders and the Board during the absence or disability of the Chairman of the Board, and the Co-Chairman if applicable, and the Chief Executive Officer, (ii) be primarily responsible for the general management of the business of the Corporation and for implementing the policies and directives of the Board during the absence or disability of the Chairman of the Board, and the Co-Chairman if applicable, and the Chief Executive Officer, (iii) have authority to make contracts on behalf of the Corporation in the ordinary course of the Corporation’s business and (iv) perform such other duties as from time to time may be assigned by the Chairman of the Board, or the Co-Chairman if applicable, the Chief Executive Officer or the Board.

Section 5.11 Senior Vice Presidents and Vice Presidents. In the absence or disability of the President, the Senior Vice Presidents and Vice Presidents, if any, in order of their rank as fixed by the Board or, if not ranked, a Senior Vice President or Vice President designated by the Board, shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Senior Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, these By-Laws, the President or the Chairman of the Board, or the Co-Chairman if applicable.

Section 5.12 Secretary. The Secretary or his or her designee shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board and shall cause such records to be kept in a book kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board. He or she shall have custody of the corporate seal of the Corporation and he or she, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his/her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his/her signature. The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board or the Chief Executive Officer.

Section 5.13 Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his/her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board or these By-Laws may from time to time prescribe.

Section 5.14 Chief Financial Officer. (a) Unless otherwise designated by the Board, the Chief Financial Officer of the Corporation shall be the Treasurer of the Corporation. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board, the Chief Executive Officer or the President. In addition, subject to the powers and authority of the Board or any duly authorized committee thereof, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office of chief financial officer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to maintain the financial records of the Corporation, to deposit funds of the Corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board accounts of all such transactions and of the financial condition of the Corporation.

(b) Notwithstanding anything herein to the contrary, the Board shall be entitled to assign the title of Treasurer to an officer of the Corporation other than the Chief Financial Officer, in which case the Treasurer shall perform such duties and have such powers (which may include some or all of the duties and powers enumerated above for the Chief Financial Officer) as the Board may from time to time prescribe.

Section 5.15 Execution of Bonds, Mortgages and other Contracts. The Chief Executive Officer, the Chief Financial Officer, the President or any Vice President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation.

ARTICLE VI

Certificates of Stock

Section 6.1 Certificates of Stock. (a) The shares of capital stock of the Corporation shall be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of record of stock in the Corporation that is represented by certificates shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, or the Co-Chairman if applicable, or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation.

(b) Any of or all the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 6.2 Lost Certificates. The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of an affidavit of owner or owners of such certificate, setting forth such allegation. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares of stock duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertified stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on the certificate pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to provisions of the Certificate of Incorporation and these By-Laws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation. For so long as required by the rules of any exchange upon which the securities of the Corporation may be listed or traded, the Corporation shall not close, and shall not permit to be closed, the transfer books on which transfers of such securities are recorded.

Section 6.4 Registered Stockholders. To the fullest extent permitted by law, prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owners of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests, except as expressly provided by applicable law. Whenever any transfer of shares of capital stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertified shares are requested to be transferred, both the transferor and transferee request the Corporation do so.

ARTICLE VII

General Provisions

Section 7.1 Dividends. (a) Subject to any applicable provisions of law and the Certificate of Incorporation or any resolution or resolutions adopted by the Board pursuant to authority expressly vested in it by the Certificate of Incorporation and Section 151 of the DGCL, the Board may, at any regular or special meeting of the Board, out of funds legally available therefor, declare dividends upon the capital stock of the Corporation, and any such dividend may be paid in cash, property, or shares of the Corporation’s stock.

(b) Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.2 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Section 7.3 Checks. Except as otherwise provided herein, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board.

Section 7.5 Corporate Seal. The Board may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.6 Section Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or construing any provision herein.

Section 7.7 Inconsistent Provisions. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provisions of these By-Laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 7.8 Defined Terms. Capitalized terms used and not otherwise defined in these By-Laws shall have their respective meanings as defined in the Certificate of Incorporation.

ARTICLE VIII

Amendments

Section 8.1 Amendment of By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL and subject to the provisions of the Certificate of Incorporation, the Board is expressly authorized to make, adopt, amend, supplement and repeal these By-Laws, without the assent or vote of the stockholders, in any manner not inconsistent with the DGCL or the Certificate of Incorporation. The stockholders shall also have the power to adopt, amend, supplement or repeal these By-Laws.

*    *    *    *    *

Annex E

June 11, 2007

Board of Directors

Visa International Service Association

P.O. Box 8999

San Francisco, California 94128

Member of the Board of Directors:

We understand that Visa International Service Association (“Visa International”), which includes the operating regions of Asia Pacific (“APAC”), Latin America and the Caribbean (“LAC”) and Central and Eastern Europe, Middle East and Africa (“CEMEA”), intends to enter into a proposed transaction (the “Proposed Transaction”) with Visa U.S.A. Inc. (“Visa USA”), Visa Canada Association (“Visa Canada”), Visa Europe Limited (“Visa Europe”) and others, to reorganize and restructure the Visa enterprise. We further understand that as a result of the Proposed Transaction, (i) Visa International, Visa USA and Visa Canada will become subsidiaries of a newly-formed stock corporation, Visa Inc., (ii) Visa Europe will become a stockholder of Visa Inc. and will enter into a series of contractual relationships governing its relationship with Visa Inc. and (iii) the member banks of Visa USA, Visa Canada, APAC, LAC and CEMEA will receive and own the remaining capital stock of Visa Inc. We further understand that the parties to the Proposed Transaction intend to take Visa Inc. public through an initial public offering of its securities. We also understand that Visa International is organized as a nonstock corporation pursuant to the General Corporation Law of the State of Delaware. The terms and conditions of the Proposed Transaction are set forth in more detail in the Global Restructuring Agreement dated as of June 12, 2007 by and among Visa Inc., Visa International, Visa USA, Visa Europe, Visa Canada, APAC, LAC, CEMEA, Inovant, LLC (“Inovant”), Inovant, Inc., VCA Inovant Investments Inc., and Visa Europe Services, Inc. (the “Restructuring Agreement”). For purposes herein, Visa USA, Visa Canada, Visa Europe, APAC, LAC and CEMEA are collectively referred to as the “Visa Entities,” and each, a “Visa Entity.”

We have been requested by the Board of Directors of Visa International to render our opinion with respect to the fairness, from a financial point of view, of the Proposed Transaction to Visa International and its constituent members taken as a whole. We have not been requested to opine as to, and our opinion does not in any manner address, (i) Visa International’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the fairness of the consideration being received by each Visa Entity or its member banks on an individual or relative basis.

In arriving at our opinion, we reviewed and analyzed (1) the Restructuring Agreement, the related transaction documents and the specific terms of the Proposed Transaction, (2) the organizational and operational documents of the Visa enterprise and the financial and operating information with respect to the business, operations and prospects of Visa International and each Visa Entity furnished to us by Visa International, including historical financial results for fiscal year 2006 and fiscal quarters ended December 31, 2006 and March 31, 2007 and financial projections through fiscal year 2010 of Visa International and each Visa Entity prepared by the managements of Visa International and each Visa Entity, respectively, (3) a comparison of the historical financial results and present financial condition of Visa International with those of other companies that we deemed relevant, (4) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (5) the strategic transaction alternatives available to reorganize and restructure the whole of the Visa enterprise, as well as Visa USA on a standalone basis, (6) the strategic benefits of the Proposed Transaction to the Visa enterprise as a whole and to each of its component entities through, among others things, managing potential antitrust and other litigation exposure, potential cost savings and operational synergies, and the potential impact on the Visa enterprise as a globally managed publicly traded entity, (7) the accounting treatment of the Proposed Transaction on a United States generally accepted accounting principles basis and (8) the relative contributions of the parties to the Proposed Transaction to

E-1

Visa International Service Association

June 11, 2007

Visa Inc. as compared to the relative pro forma stock ownership in Visa Inc. received by such parties. In addition, we have had discussions with the managements of Visa International, each Visa Entity and Inovant concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Visa International and each Visa Entity that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Visa International and each Visa Entity, upon advice of Visa International, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Visa International and each Visa Entity as to the future financial performance of the respective regions and that such regions will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Visa International or any Visa Entity and have not made or obtained any evaluations or appraisals of the assets or liabilities of such entities. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Proposed Transaction is fair to Visa International and its constituent members taken as a whole.

We have acted as financial advisor to Visa International in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is payable upon the delivery of this opinion. In addition, Visa International has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

This opinion is for the use and benefit of the Board of Directors of Visa International and is rendered to the Board of Directors of Visa International in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stakeholders of Visa International or its component entities as to how such members should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS

E-2

Annex F

CONFIDENTIAL

June 7, 2007

Board of Directors

Visa U.S.A. Inc.

P.O. Box 8999, San Francisco, California 94128-8999

Members of the Board of Directors:

We understand that Visa Inc. (“Visa Inc.”), Visa International Service Association (“Visa International”), Visa U.S.A. Inc. (“Visa USA”), Visa Europe Limited (“Visa Europe”), Visa Canada Association (“Visa Canada”), Inovant, LLC, Inovant, Inc. (“Inovant”), Visa Europe Services, Inc., VI LLC, VI Merger Sub, Visa USA Merger Sub and 1734313 Ontario Inc. plan to enter into a Global Restructuring Agreement (the “Global Restructuring Agreement”) which contemplates the restructuring of the global Visa enterprise through a series of transactions (the “Restructuring”). As part of the Restructuring, the members of Visa USA will receive shares of Class USA Common Stock of Visa Inc. (the “Visa USA Consideration”), subject to adjustment as provided in the Global Restructuring Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Visa USA Consideration to be received by the members of Visa USA pursuant to the Global Restructuring Agreement is fair, from a financial point of view, to the members of Visa USA We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Restructuring.

For purposes of the opinion set forth herein, we have:

1. reviewed the draft Global Restructuring Agreement dated June 2, 2007 and certain related documents;

2. reviewed certain information, including financial forecasts and other financial and operating data concerning Visa USA, Visa International, Visa Canada, Inovant, Visa Europe, Visa Asia Pacific, an unincorporated regional division of Visa International (“Visa Asia Pacific”), Visa Latin America and Caribbean, an unincorporated regional division of Visa International (“Visa LAC”) and Visa Central and Eastern Europe, Middle East and Africa, an unincorporated regional division of Visa International (“Visa CEMEA” and collectively with Visa USA, Visa International, Visa Canada, Inovant, Visa Europe, Visa Asia Pacific and Visa LAC, the “Businesses” and each of them, a “Business”) prepared for each Business by the management of such Business;

3. analyzed certain information, including financial forecasts and other financial and operating data concerning the pro forma combined company resulting from the Restructuring, prepared by the managements of the Businesses (the “Pro Forma Information”);

4. reviewed information regarding the strategic, financial and operational benefits anticipated from the Restructuring, prepared by the managements of the Businesses (the “Synergies”);

5. discussed the past and present operations and financial condition and the prospects of each Business with senior executives of such Business;

6. compared the value of the Visa USA Consideration with the relative contribution of Visa USA to the combined company resulting from the Restructuring based on a number of metrics that we deemed relevant;

7. compared the value of the Visa USA Consideration with that received in certain publicly available transactions that we deemed relevant;

F-1

8. compared the value of the Visa USA Consideration to the valuation derived by discounting future cash flows and a terminal value of Visa USA at discount rates that we deemed appropriate;

9. compared the value of the Visa USA Consideration with the trading valuations of certain publicly traded companies that we deemed relevant; and

10. performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives and managements of the Businesses for the purposes of this opinion and have further relied upon the assurances of the representatives and managements of the Businesses that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections of the Businesses, the Pro Forma Information, the Synergies and other data with respect to the Businesses that have been furnished or otherwise provided to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the managements of the Businesses as to those matters, and have relied upon such forecasts, projections, Pro Forma Information, Synergies and other data in arriving at our opinion. We have also assumed that following the Restructuring the combined company resulting from the Restructuring will fully realize the anticipated benefits of the Synergies. We express no opinion with respect to such forecasts, projections, Pro Forma Information, Synergies and other data or the assumptions upon which they are based. We have assumed that the Restructuring will be consummated in accordance with the terms set forth in the final, executed Global Restructuring Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Global Restructuring Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Restructuring will be obtained without any effect on the Businesses, the combined entity resulting from the Restructuring or the Restructuring meaningful to our analysis.

We have not made any independent valuation or appraisal of the assets or liabilities of the Businesses, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the Restructuring or any other alternative transactions. No opinion is expressed as to whether any alternative transaction might produce consideration for the members of Visa USA in an amount in excess of that contemplated in the Restructuring.

We have acted as financial advisor to the Board in connection with the Restructuring and will receive a fee from Visa USA for our services, a portion of which is contingent on the consummation of the Restructuring. In addition, Visa USA has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Restructuring and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the members of Visa USA in connection with the Restructuring. We are not expressing an opinion as to any aspect of the Restructuring other than the fairness to the members of Visa USA of the Visa USA Consideration as of the date hereof from a financial point of view. This opinion is not intended to be and does not constitute a recommendation to the Board or the members of Visa USA as to whether they should approve the Global Restructuring Agreement, the Restructuring or any of the other transactions contemplated by the Global Restructuring Agreement.

F-2

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Visa USA Consideration is fair from a financial point of view to the members of Visa USA.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Scott L. Bok
Scott L. Bok
President

F-3

Annex G

May 31, 2007

Board of Directors

Visa Canada Association

40 King Street West

Toronto, Ontario

M5H 3Y2

Members of the Board:

Dundee Securities Corporation (“Dundee Securities” or “We”) understands that the Visa Canada Association (“Visa Canada”) is contemplating participating in a proposed worldwide restructuring of the Visa Enterprise (the “Restructuring). Dundee Securities understands that the Restructuring would ultimately lead to Visa Canada or its successor, along with various other Visa regions, becoming a wholly owned subsidiary of Visa Inc. (“Visa Inc.”) and that shortly after the completion of the Restructuring, Visa Inc. would complete an initial public offering of its common stock, circumstances permitting (the “IPO”). Dundee Securities’ understanding of the Restructuring is based upon, among other things, the details of the Restructuring as set out in the draft global restructuring agreement dated May 7, 2007 (the “GRA”).

Dundee Securities understands that under the terms of the Restructuring as set out in the GRA, Visa Canada shareholders will as a group initially own in aggregate approximately 2.9% of the outstanding common stock of Visa Inc. upon completion of the Restructuring subject to adjustment under certain circumstances as set out in the GRA (the “Consideration”) and is expected to ultimately retain 49% of the common stock and receive cash proceeds from the IPO for the remaining 51%.

Dundee Securities has been retained by Visa Canada to provide a written opinion to the board of directors of Visa Canada on the fairness of the Consideration being received by Visa Canada members from a financial point of view (the “Fairness Opinion”). In arriving at our opinion, Dundee Securities has reviewed certain financial and other information concerning Visa Canada and Visa Inc. and certain internal analyses and other information furnished to it by Visa Canada and Visa Inc. With Visa Canada’s consent, we have assumed that the GRA and each other form of agreement set forth as exhibits to the GRA (the “Agreements”) when executed and delivered by the proposed parties thereto, will conform to the forms of such agreements as currently set forth, and that the transactions provided for in such agreements, including the Restructuring, will be consummated in a manner set forth therein without amendment, waiver or modification of any material term, condition or agreement contained in such agreements. Dundee Securities has also held discussions with members of the senior managements of Visa Canada and Visa Inc., and certain other professionals involved in the proposed transaction, regarding the businesses and prospects of Visa Canada and Visa Inc. Dundee Securities has, amongst other things, (i) reviewed financial forecasts related to Visa Canada, Visa Inc., and the other Visa regions that are a party to the Restructuring, (ii) compared certain financial data and information for Visa Canada and Visa Inc. with information for other companies whose securities are publicly traded and whom Dundee Securities deemed to be of relevance, (iii) reviewed the financial terms of recent business combinations which it deemed comparable and relevant, (iv) reviewed the terms of the Agreements, and certain other ancillary agreements and related documents, and (v) performed such other studies and financial, economic, market and other analyses and considered such other factors as it deemed appropriate.

Dundee Securities has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Visa Canada or Visa Inc., including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, Dundee Securities has assumed and relied upon the accuracy and completeness of all such information and Dundee Securities has not conducted a physical

G-1

inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Visa Canada or Visa Inc. Regarding the financial forecasts and projections, including the analyses and forecasts of certain operating efficiencies, cost reductions, revenue effects and financial synergies expected by Visa Canada and Visa Inc. to be achieved as a result of the Restructuring (the “Synergies”), made available to Dundee Securities and used in its analyses, Dundee Securities has assumed that they have been reasonably prepared on bases reflecting the most reasonable estimates and judgments of the management of Visa Canada and/or Visa Inc., as the case may be, as to the matters covered thereby. Visa Canada has advised Dundee Securities, and We have assumed, that the financial forecasts that you have provided to us reflect the most reasonable estimates and judgments of Visa Canada’s and Visa Inc.’s management.

Dundee Securities’ opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. For purposes of rendering its opinion, Dundee Securities has assumed that, in all respects material to its analysis, the representations and warranties of the parties to the GRA, including Visa Canada and Visa Inc. are true and correct, each party to the GRA will perform all of the covenants and agreements to be performed by it under the GRA and the Agreements and all conditions to the obligations of each party to the GRA to consummate the Restructuring will be satisfied without any waiver thereof. Dundee Securities has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Restructuring will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders which any party to the GRA is a party to or is subject to or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Visa Canada or Visa Inc. or materially reduce the contemplated benefits of the Restructuring. In addition, you have instructed Dundee Securities, and accordingly for purposes of rendering its opinion Dundee Securities has not analyzed the tax treatment of the Consideration to be received by shareholders of Visa Canada.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Visa Canada (solely in each director’s capacity as a director) and is not a recommendation to the members of Visa Canada to approve the Restructuring. This opinion is limited to the fairness, from a financial point of view, of the Consideration to the members of Visa Canada, and Dundee Securities expresses no opinion as to the merits of the underlying decision by Visa Canada to engage in the Restructuring. We are not expressing any opinion as to the actual value of the securities to be issued pursuant to the Restructuring when issued or the prices at which the securities may trade at any time including after any initial public offering. In addition, we have not prepared a valuation of Visa Canada, Visa Inc. or any other entity involved in the Restructuring and the Fairness Opinion should not be construed as such.

Dundee Securities is not an insider, associate or affiliate of Visa Canada or Visa Inc. or either of their associates or affiliates. The fee payable to Dundee Securities for rendering this opinion is not dependent on the conclusions reached by Dundee Securities in this opinion. Dundee Securities has contracted to be paid a fee for its services as financial advisor to Visa Canada and may be entitled to an additional fee which is contingent upon, amongst other things, consummation of the Restructuring and would, if received, represent a substantial portion of the fees received.

Based upon and subject to the foregoing, it is Dundee Securities’ opinion that the Consideration offered to the members of Visa Canada under the proposed Restructuring, is fair, from a financial point of view.

Truly yours,

/s/ Dundee Securities Corporation

G-2

Annex H

7 June 2007

The Board of Directors

Visa Asia Pacific

30 Raffles Place

#10-00 Caltex House

Singapore 048622

Dear Members of the Board,

You have requested that Macquarie (Hong Kong) Limited (“Macquarie”) provide the members (as at the date of this opinion) (“Members”) of Visa Asia Pacific (“Visa AP”) with its opinion as to the fairness, from a financial point of view, with respect to their participation in the Transaction (as defined below) in Visa Incorporated (“Visa Inc”) pursuant to a global restructuring agreement (“GRA”) between Visa Inc, Visa International Service Association (together with its members, “Visa International”), Visa U.S.A. Inc (“ Visa U.S.A.”), Visa Europe Limited (“Visa Europe”), Visa Canada Association (“Visa Canada”), Inovant LLC, Inovant Inc (together “Visa Entities”) and other entities, and the agreements known amongst the Visa Entities as the “definitive agreements” (together with the GRA, the “Definitive Agreements”).

Pursuant to the terms of the Definitive Agreements, Visa Inc will be formed through a series of mergers involving Visa International (of which Visa AP forms a part), Visa U.S.A. and Visa Canada, with all Visa regions with the exception of Visa Europe becoming wholly owned operating subsidiaries or divisions of Visa Inc (the “Transaction”). The terms and conditions of the Transaction are more fully set out in the Definitive Agreements.

Our opinion does not address Visa AP’s or any other party’s underlying business decision to effect the Transaction, or constitute a recommendation to Visa AP or any other party as to whether any of them should consummate the Transaction. We have not been asked to, nor do we, offer any opinion as to the terms of the Definitive Agreements that are not directly related to the financial aspects of the Transaction. In rendering this opinion, we have assumed that the Definitive Agreements will not be amended, changed or modified in any material respect and that the all parties to the Definitive Agreements will comply with their respective terms. Our opinion further assumes that all regulatory, governmental or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse affect on the Transaction.

In arriving at our opinion, we have, amongst other things:

•	Reviewed the commercial aspects and terms of the Definitive Agreements;

•

Reviewed certain financial and operating information provided by Visa Entities (including Visa AP) or consultants or advisors engaged by such Visa Entities including, though not limited to, financial projections and anticipated capital requirements (“Projections”);

•	Reviewed the documentation known amongst the Visa Entities as the “Project Atlas—Definitive Agreements Supporting Materials”;

Macquarie (Hong Kong) Limited is not an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and Macquarie (Hong Kong) Limited’s obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie (Hong Kong) Limited.

•	Reviewed publicly available financial data concerning certain other entities in lines of business as we deemed relevant to our analyses; and

•	Conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate in the course of rendering our opinion.

With respect to the Projections, we have relied upon, amongst other things, assurances from the entities providing them (including Visa AP) (“Providing Entities”) that such Projections have been prepared in good faith and on a reasonable basis based on assumptions reflecting the best currently available estimates and judgments of the relevant Providing Entities and their unaffiliated advisors as to the future performance of such Providing Entities. Actual results that may be achieved by Providing Entities may vary materially from the Projections used in our analyses.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have relied on its being complete and accurate in all material respects. For the purpose of this opinion, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Visa AP or other Visa Entities. Further, we have not verified the accuracy of any of the representations and warranties made by the Visa AP or other Visa Entities pursuant to the Definitive Agreements. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to us as at, the date of this opinion.

Visa AP has agreed to pay Macquarie a fee for its financial advisory services in connection with the Transaction, as set forth in an engagement letter relating to the Transaction dated 28 June 2006, of which the majority is contingent upon consummation of the Transaction. Additionally, Visa AP has agreed to indemnify Macquarie for certain liabilities and other items arising out of our engagement.

Macquarie and its affiliates are currently providing and may in the future provide investment banking and other financial services to Visa AP and its affiliates, for which Macquarie and its affiliates have received, or will expect to receive, compensation. In the normal course of its business, Macquarie and its affiliates may trade the securities of Visa Inc once listed for their own account or for the account of their clients, and therefore, may hold long or short positions in Visa Inc.

This opinion addresses only the fairness to members of Visa AP, from a financial point of view, of their participation in the Transaction and does not address the relative merits of the Transaction, the decision to proceed with the Transaction, any other aspects of the Transaction or any alternatives to the Transaction.

As stated above, this opinion is based upon economic, market and other conditions in effect on, and the information available to us as of the date of, this opinion. Subsequent developments may affect this opinion, and we are not under any obligation to update, revise or reaffirm this opinion. Any such subsequent developments may or may not support the assumptions relied upon in forming this opinion, though will not affect the validity of this opinion, which speaks only as of its date.

Based upon the information and assumptions described or referred to herein and subject to the limitations and restrictions contained or referred to herein, it is our opinion that, as of the date of this opinion, the commercial terms set out in the Definitive Agreements in relation to the Transaction represents an outcome that is fair to the Members from a financial point of view.

H-2

This opinion is for the sole use and benefit of the Members and Board of Directors of Visa AP and any committees thereof. This opinion is not intended to be relied upon or confer any rights or remedies upon any present or future employee, creditor, shareholder (unless in their capacity as a Member) or other equity holder of Visa AP, Visa Entities, Visa Inc or any other party.

Yours sincerely,

Macquarie (Hong Kong) Limited

/s/ Simon Wood	/s/ Richard Young

Simon Wood	Richard Young
Managing Director	Managing Director
Corporate Finance	Corporate Finance

H-3

Annex I

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Tel	1 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

June 8, 2007

Board of Directors

Visa Latin America and Caribbean,

an unincorporated regional division of

Visa International Service Association

1004 N.W. 65th Avenue

Miami, FL 33126

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the Eligible Visa LAC Affiliated Members of the aggregate number of shares of Class LAC Common Stock of Visa Inc. (the “Aggregate Consideration”) to be received by such Eligible Visa LAC Affiliated Members pursuant to the Global Restructuring Agreement (the “Restructuring Agreement”), to be entered into by and among Visa Inc. (“Visa Inc.”), Visa International Service Association (“Visa International”), Visa U.S.A. Inc. (“Visa USA”), Visa Europe Limited (“Visa Europe”), Visa Canada Association (“Visa Canada”), Inovant, LLC (“Inovant”), Inovant, Inc. (“Inovant US Holdco”), Visa Europe Services, Inc. (“VESI”), Visa International Transition LLC (“VI LLC”), VI Merger Sub, Inc. (“VI Merger Sub”), Visa USA Merger Sub, Inc. (“Visa USA Merger Sub”), and 1734313 Ontario Inc. (“Visa Canada Merger Sub”). You have advised us that Visa Asia Pacific, Visa LAC and Visa CEMEA are each unincorporated regional divisions of Visa International and that VI Merger Sub, Visa USA Merger Sub and Visa Canada Merger Sub are each wholly owned subsidiaries of Visa Inc. Except as otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Restructuring Agreement.

Among other things, the Restructuring Agreement provides for a restructuring (the “Restructuring”) as follows:

(i)	the merger of VI Merger Sub with Visa International (the “Visa International Merger”) pursuant to which: (a) each outstanding Equity Membership Interest (other than the Visa Europe membership Interest) in Visa International shall be canceled and, in consideration therefor, VI LLC shall issue LLC Shares to the former holders thereof in proportion to their respective former Equity Membership Interests in Visa International; (b) the entire Visa Europe Membership Interest be canceled and, in consideration therefor, VI LLC shall issue LLC Shares to Visa Europe in respect of and in proportion to its Visa Europe Membership Interest; (c) each outstanding Non-Equity Membership Interest shall remain unchanged and shall continue to be outstanding; and (d) the outstanding membership interests in VI Merger Sub shall be converted into the entire Equity Membership Interest in Visa International.

(ii)	immediately after the effective time of the Visa International Merger, the share capital of VI LLC shall be reorganized by the reclassification of the LLC Shares (the “Reallocation”).

(iii)

as promptly as practicable after the effective time of the Reallocation, the merger of VI LLC with Visa Inc. (the “VI LLC Merger”) pursuant to which: (a) each outstanding Class USA LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue to the holder thereof, one share of Class USA Common Stock; (b) each outstanding Class EU (Series I) LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue one share of Class EU (Series I) Common Stock; (c) each outstanding Class EU (Series II) LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue one share of Class EU (Series II) Common Stock; (d) each outstanding Class AP LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue one share of Class AP Common Stock; (e) each outstanding Class LAC LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue one share of Class LAC Common Stock; (f) each outstanding Class CEMEA LLC Share shall be canceled and, in consideration therefor, Visa Inc. shall issue one share of Class CEMEA Common Stock; and (g) each outstanding share of the capital stock of Visa Inc. Common Stock shall be canceled, and no consideration shall be delivered in exchange therefor. No cash or other consideration shall be delivered in exchange for any LLC Shares pursuant to the VI LLC Merger and no person other than members of VI LLC shall be issued any shares of Visa Inc. Common Stock pursuant to the VI LLC Merger.

(iv)	on the business day immediately succeeding the date on which the VI LLC Merger becomes effective, the merger of Visa USA Merger Sub with Visa USA (the “Visa USA Merger”) pursuant to which: (a) each outstanding Equity Membership Interest in Visa USA shall be canceled and, in consideration therefor, Visa Inc. shall issue to each former holder of such Equity Membership Interests, a number of shares of Class USA Common Stock equal to 426,390,481 multiplied by such holder’s Initial USA Stockholder Ownership Percentage; (b) each of the outstanding Non-Equity Membership Interests in Visa USA shall remain unchanged and shall continue to be outstanding; and (c) each outstanding membership interest in Visa USA Merger Sub shall be converted into the entire Equity Membership Interest in Visa USA. No cash or other consideration shall be delivered in exchange for any membership interests in Visa USA or Visa USA Merger Sub.

(v)

as soon as practicable after the Conversion described below, the amalgamation of Visa Canada and Visa Canada Merger Sub (the “Visa Canada Amalgamation”) pursuant to which: (a) all of the outstanding share capital of Visa Canada shall be converted into redeemable preferred shares of the combined entity in the Visa Canada Amalgamation, which shall be immediately redeemed for (and Visa Inc. shall issue to each Eligible Visa Canada Affiliated Member) a number of shares of Class Canada Common Stock of Visa Inc. equal to 22,034,685 multiplied by such Eligible Visa Canada Affiliated Member’s Initial Canada Stockholder Ownership Percentage; and (ii) all of the outstanding share capital of Visa Canada Merger Sub, together with all Series A Common Shares of Visa Canada held by Visa Inc., shall be converted 100 common shares of the combined entity in the Visa Canada Amalgamation and the Series A Common Shares of Visa Canada Merger Sub shall be canceled without any payment therefor. Prior to the Visa Canada amalgamation, on the business day immediately succeeding the date on which the VI LLC Merger becomes effective, each Eligible Canada Affiliated Member that has elected to do so shall be entitled to exchange (the “Visa Canada Exchange”) its membership interests in Visa Canada with Visa Inc. for a number of shares of Class Canada Common Stock of Visa Inc. equal to 22,034,685 multiplied by such Eligible Canada Affiliated Member’s Initial

Canada Stockholder Ownership Percentage. Immediately thereafter, Visa Canada shall be converted from a non-share capital corporation to a for profit share capital corporation governed by the Ontario Business Corporation Act, with Visa Inc. receiving Series A Common Shares of the converted Visa Canada and Eligible Visa Canada Affiliate Members that have not elected to exchange their membership interests receiving Series B Common Shares of the converted Visa Canada, and Visa Inc. shall transfer the Series A Common Shares held by it to Visa Canada Merger Sub in exchange for common shares of Visa Canada Merger Sub. No cash or other consideration shall be delivered in exchange for any share capital of Visa Canada or Visa Canada Merger Sub pursuant to the Visa Canada Exchange and Visa Canada Amalgamation and no other person shall be issued any shares of Visa Inc. Common Stock pursuant to the Visa Canada Exchange and Visa Canada Amalgamation.

In arriving at our opinion, we have reviewed a draft, dated June 6, 2007, of the Restructuring Agreement, including drafts of certain documents referenced therein, and certain business and financial information relating to Visa Inc., Visa International (including, without limitation, Visa Asia Pacific, Visa LAC and Visa CEMEA), Visa USA, Visa Europe, Visa Canada, Inovant and VESI (collectively, the “Visa Entities”). We have also reviewed certain other information relating to the Visa Entities, including financial forecasts relating to the Visa Entities provided to us by the Visa Entities, and have had discussions with the managements of Visa International, Visa USA, Visa LAC and certain other Visa Entities to discuss the business and prospects of the Visa Entities. We have also considered certain financial data of the Visa Entities, with and without giving effect to the proposed Restructuring, and we have compared that data with similar data for publicly held companies in businesses we deemed similar to the Visa Entities and we have considered data with respect to the financial contributions of the Visa Entities to the pro forma combined entity resulting from the Restructuring. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for the independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Visa Entities that we have reviewed (with and without giving effect to the proposed Restructuring), we have been advised, and we have assumed, that such forecasts for the Visa Entities have been reasonably prepared on bases reflecting the best available estimates and judgments of the managements of the Visa Entities as to the future financial performance of the Visa Entities with and without giving effect to the proposed Restructuring. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Restructuring, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Visa Entities or the contemplated benefits of the Restructurings, that the Restructuring will be consummated in accordance with the terms of the Restructuring Agreement without waiver, modification or amendment of any term, condition or agreement thereof, and that the Restructuring Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of any of the Visa Entities, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the Eligible Visa LAC Affiliated Members of the Aggregate Consideration to be received by the Eligible Visa LAC Affiliated Members pursuant to the Restructuring Agreement and does not address the allocation of equity interests in Visa Inc. pursuant to the Restructuring as among the members of the Visa Entities generally or as among Eligible Visa LAC Affiliated Members in particular, any subsequent adjustments to the Aggregate Consideration based on the future financial performance of the Visa Entities or their successors or otherwise or any other aspect or implication of the Restructuring or any other agreement, arrangement or understanding entered into in connection with the Restructuring or otherwise, or any subsequent securities offerings or other transactions in which Visa Inc. or its affiliates may engage. This letter does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address the tax or legal consequences of the Restructuring to the Eligible Visa LAC Affiliated Members, Visa LAC, the Visa Entities or any other person. With respect to all legal matters, including the actions, claims, investigations and other matters identified in Memorandum of Understanding (v.30), and a related letter agreement re MOU v30, dated as of October 9, 2006 (together, the “MOU”) regarding the Restructuring (the “Retrospective Cases”), we have relied on the views of counsel to Visa International and have assumed that Visa LAC and the Eligible Visa LAC Affiliated Members will not have any liability with respect to the Retrospective Cases. For purposes of our analyses and this opinion, we have, with your consent, evaluated the fairness from a financial point of view to the Eligible Visa LAC Affiliated Members of the Aggregate Consideration to be received by the Eligible Visa LAC Affiliated Members pursuant to the Restructuring Agreement solely on the basis of a comparison of the implied values of Visa LAC and the percentage equity interest in Visa Inc. represented by the Aggregate Consideration as indicated by our financial analyses without application of any minority, illiquidity or other discount or deduction and a comparison of the estimated financial contributions of Visa LAC to Visa Inc. and the percentage equity interest in Visa Inc. represented by the Aggregate Consideration. We have also assumed that all shares of common stock of Visa Inc., regardless of class, have equivalent value. You have further advised us that upon the completion of the Restructuring, Visa Europe will hold 8.4% of the outstanding shares of Visa Inc. common stock and certain additional shares, which (with any additional related shares that may be issued in the future to Visa Europe) will be redeemable for $1.146 billion (less any dividends or distribution declared upon such shares) upon the later of one year after the closing of the restructuring or the completion of our initial public offering (the “Redemption”). In performing our analyses we have, at your instruction, given effect to the Redemption. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares in Visa Inc., regardless of class, will be when issued to the members of the Visa Entities, including Eligible Visa LAC Affiliated Members, pursuant to the Restructuring or the prices at which such securities may be purchased or sold at any time. Our opinion does not address the relative merits of the Restructuring as compared to alternative transactions or strategies that might be available to the Visa Entities generally or Visa LAC in particular, nor does it address the underlying business decision of the Visa Entities generally or Visa LAC in particular, to proceed with the Restructuring.

We have acted as financial advisor to Visa LAC in connection with the Restructuring and will receive fees for our services, portions of which are contingent upon the delivery of this opinion and the execution of the Restructuring Agreement. No portion of our fees is contingent upon the consummation of the Restructuring. In addition, Visa LAC has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities, including liabilities under arising under the federal securities laws, arising out of our engagement. We and our affiliates have in the past provided, and may in the future provide, investment banking and other financial services to Visa Entities for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, securities and financial instruments (including loans and other obligations) of the Visa Entities, as well as provide investment banking and other financial services to such companies. One or more affiliates of Credit Suisse Securities (USA) LLC are members of Visa Europe and Visa International.

It is understood that this letter is for the information of the Board of Directors of Visa LAC in connection with its consideration of the Restructuring and does not constitute a recommendation to how any Visa Entity, any security holder thereof, or any other person should vote or act on any matter relating to the proposed Restructuring.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the Eligible Visa LAC Affiliated Members pursuant to the Restructuring Agreement is fair, from a financial point of view, to the Eligible Visa LAC Affiliated Members.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Annex J

STRICTLY PRIVATE AND CONFIDENTIAL

Board of Directors of the CEMEA Region

Visa International Service Association

One Sheldon Square

London

W2 6TT

For the attention of: Anne Cobb, President—CEMEA Region

8 June 2007

Dear Members of the Board,

We understand that Visa Inc., a corporation established under the laws of the State of Delaware, USA (“Visa Inc”), being a new holding entity comprising various Visa businesses and/or entities to be combined through a series of mergers involving certain existing Visa entities, including Visa International Service Association (“Visa International”), Visa Canada Association (“Visa Canada”) and Visa U.S.A. Inc (“Visa USA”) is proposing to invite the members of Visa Central and Eastern Europe, Middle East and Africa (“Visa CEMEA”), currently an unincorporated regional division of Visa International, to exchange their existing ownership interests in Visa International ultimately for shares in the capital of Visa Inc (“Visa Inc Shares”), as part of a restructuring of the global businesses of Visa (the “Transaction”) in anticipation of a proposed initial public offering of Visa Inc Shares. As part of the Transaction Visa CEMEA and the other Participating Regions (as defined below) will become wholly owned operating subsidiaries or divisions of Visa Inc.

Pursuant to the terms of the Transaction as set out in a global restructuring agreement, substantially in the form of the draft dated 2 June 2007 (the “Agreement”), we understand that Visa Inc is proposing that members of Visa CEMEA shall receive, in the aggregate, an initial allocation of Visa Inc Shares representing 4.83 per cent. of the share capital of Visa Inc in exchange for their current aggregate ownership interests in Visa International (the “Consideration”).

The Board of Directors of Visa CEMEA has asked for ABN AMRO Corporate Finance Limited (“ABN AMRO”)’s opinion as to the fairness, from a financial point of view, of the Consideration to Visa CEMEA’s members.

For the purposes of providing our opinion, ABN AMRO has:

1.	Reviewed certain business and financial information relating to Visa CEMEA, including the internal management accounts for the three consecutive fiscal years ending 30 September 2004, 30 September 2005 and 30 September 2006 and reviewed the unaudited business and financial information for Visa CEMEA for the quarters ending 31 December 2006 and 31 March 2007;

2.	Reviewed certain business and financial information relating to the five regions comprising the business operations that will become part of Visa Inc (being Visa Latin America and Caribbean, Visa Asia Pacific, Visa Canada, Visa USA and Visa CEMEA (collectively the “Participating Regions”)), including summaries derived from each Participating Region’s internal management accounts for the three consecutive fiscal years ending 30 September 2004, 30 September 2005 and 30 September 2006 and reviewed the unaudited business and financial information of the Participating Regions for the quarters ending 31 December 2006 and 31 March 2007;

3.	Reviewed certain internal financial forecasts in respect of the current fiscal year (ending 30 September 2007), and the fiscal years ending 30 September 2008 to 30 September 2010 relating to Visa CEMEA, as prepared by senior management of Visa CEMEA, and discussed them with the senior management of Visa CEMEA;

4.	Reviewed certain internal financial forecasts in respect of the current fiscal year (ending 30 September 2007), and the fiscal years ending 30 September 2008 to 30 September 2010 relating to the Participating Regions other than Visa CEMEA, as prepared by senior management of the respective Participating Regions, and discussed these forecasts with the senior management of the Participating Regions;

5.	Reviewed internal (historic and projected) pro forma consolidated financial statements of Visa Inc, prepared on the basis of the materials described in 2, 3 and 4 above, and discussed with Visa CEMEA and Visa Inc the principal consolidation adjustments and assumed integration synergy benefits intrinsic in their preparation;

6.	Participated in certain discussions with, and reviewed information provided by, the senior management of Visa CEMEA and the other Participating Regions with respect to the businesses and prospects of Visa CEMEA and the other Participating Regions;

7.	Reviewed public information with respect to the financial terms of certain transactions we believe to be comparable to the Transaction;

8.	Reviewed public information with respect to certain other companies we believe to be comparable to Visa CEMEA and Visa Inc;

9.	Reviewed certain documentation prepared by certain of Visa Inc’s other professional advisers in connection with the Transaction, which ABN AMRO deemed relevant for the purposes of providing this opinion; and

10.	Reviewed those parts of the Agreement and certain other related documents, which ABN AMRO deemed relevant for the purposes of providing this opinion.

ABN AMRO has assumed and relied upon the truth, accuracy and completeness of the information, forecasts, data and financial terms provided to us or used by us, has assumed that the same are not misleading and does not assume or accept any liability or responsibility for any independent verification or checking of such information or any independent valuation or appraisal of any of the assets, operations or liabilities, contingent or otherwise, of Visa CEMEA, the other Participating Regions or Visa Inc. With respect to the financial forecasts provided to or otherwise reviewed by ABN AMRO, ABN AMRO has assumed, with your consent, that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the management of Visa CEMEA and the other Participating Regions, as the case may be, as to the future financial performance of Visa CEMEA or the other Participating Regions at that time, and that no event subsequent to this and undisclosed to ABN AMRO has had a material effect on them. ABN AMRO does not assume or accept liability or responsibility for (and expresses no view as to) such forecasts or the assumptions on which they are based. In preparing this opinion, ABN AMRO has received specific confirmation from senior management of Visa CEMEA that the assumptions specified above are appropriate.

Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions in effect on, and the information made available to ABN AMRO or used by it up to, the date hereof. This opinion exclusively focuses on the fairness, from a financial point of view, of the Consideration and does not address any other issues such as the underlying business decision to effect the Transaction or its commercial merits, which are matters solely for the Board of Directors of Visa CEMEA. Subsequent developments in the aforementioned conditions may affect this opinion, and the assumptions made in preparing this opinion, and ABN AMRO is not obliged to update, revise or reaffirm this opinion if such conditions change. Further, but without limitation to the generality of any of the assumptions and qualifications set out elsewhere in this opinion, and as agreed with Visa CEMEA, ABN AMRO’s opinion does not focus upon or otherwise take account of any impact that any adjustment to or alteration of the Consideration after the date hereof may have.

In rendering this opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. Furthermore ABN AMRO has, with your consent, assumed that the Transaction will be consummated on the terms and conditions as set out in the Agreement, without any material changes to, or waiver of, its terms or conditions. Representatives of Visa CEMEA have advised ABN AMRO and it has further assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by it.

The engagement of ABN AMRO, this letter and the opinion expressed herein are solely for the benefit of Visa CEMEA’s Board of Directors and this opinion is therefore only rendered to the Visa CEMEA Board of Directors in connection with their evaluation of the Consideration. This opinion does not in any way constitute a recommendation by ABN AMRO to Visa CEMEA’s members as to whether such members should vote for or against Visa International entering into the Agreement in connection with the Transaction.

ABN AMRO is acting as financial advisor to Visa CEMEA, and will receive fees for its services, including rendering this opinion. From time to time ABN AMRO and its affiliates may have also maintained banking relationships with Visa CEMEA, Visa Inc or other Visa regions or members of Visa CEMEA or members of other Visa regions.

It is understood that this letter may not be relied upon by, nor be disclosed to, in whole or in part, any third party for any purpose whatsoever. Notwithstanding the foregoing, we understand that this opinion will be included (in this form) in the Form S-4 filing by Visa Inc (“Form S-4”) together with a narrative description of ABN AMRO’s reviews and analyses set out above, it being understood that each such public disclosure must be agreed with ABN AMRO prior to the filing of the Form S-4.

This letter and ABN AMRO’s obligations to the Board of Visa CEMEA should be interpreted and construed in accordance with English law and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the English Courts.

Based upon and subject to the foregoing, ABN AMRO is of the opinion that, as at the date hereof, the Consideration is fair, from a financial point of view, to the members of Visa CEMEA.

Yours sincerely,

ABN AMRO Corporate Finance Limited

/s/ Fiona Clutterbuck Fiona Clutterbuck Managing Director	/s/ Simon Hargreaves Simon Hargreaves Managing Director

Annex K

VISA INC.

2007 EQUITY INCENTIVE COMPENSATION PLAN

Visa Inc., a Delaware corporation (the “Company”), has adopted the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors of the Company, officers and eligible employees and consultants of the Company and any Subsidiaries and Affiliates (as each term defined below), as follows:

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1. Establishment of the Plan. The Company hereby establishes this incentive compensation plan to be known as the “Visa Inc. 2007 Equity Incentive Compensation Plan”, as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards. Following adoption of the Plan by the Board of Directors, the Plan shall become effective upon the date on which the Plan is approved by both (a) the members holding membership interests in Visa International Service Association, Visa U.S.A. and Visa Canada Association, which, assuming the completion of the Restructuring, would represent a majority of the outstanding Shares immediately after the Closing, and (b) Visa International Service Association, the sole stockholder of the Company prior to the Restructuring, which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall remain in effect as provided in Section 1.3

1.2. Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors of the Company and to those officers, employees and consultants of the Company, Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and success of the business of the Company and the Subsidiaries and Affiliates, in order to strengthen their commitment to the Company and the Subsidiaries and Affiliates, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and to further align the interests of such non-employee directors, officers, employees and consultants with the interests of the stockholders of the Company. To accomplish such purposes, the Plan provides that the Company may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Other Stock-Based Awards.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XV, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Affiliate” means any entity other than the Company and any Subsidiary that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee.

2.2. “Assumed” means that pursuant to a transaction resulting in a Change of Control, either (a) the Award is expressly affirmed by the Company or (b) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change of Control, in connection with such Change of Control, with appropriate adjustments to the number and kind of securities of such surviving or successor corporation or entity, or such other applicable parent, subsidiary, corporation or entity, subject to the Award and the exercise or purchase price thereof, which preserves the compensation element of the Award existing at the time of such Change of Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.3. “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

2.4. “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5. “Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

2.6. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7. “Cash-Based Award” means an Award, whose value is determined by the Committee, granted to a Participant, as described in Article IX.

2.8. “Cause” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.9. “Change of Control”1 means the occurrence of any of the following:

(a) an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Awards granted under the Plan or compensatory options or other similar awards granted by the Company) by any Person of any Voting Securities of the Company, immediately after which such Person has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.9(a), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(b) any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) Beneficial Ownership of Voting Securities of the Company possessing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred pursuant to this Section 2.9(b), Voting Securities of the Company which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change of Control; or

(c) the individuals who, immediately prior to the Effective Date, are members of the Board (the “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election of any new director was approved by a vote of at least a majority of the Company Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Company Incumbent Board; provided further, however, that no individual shall be considered a member of the Company Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Company Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Company Proxy Contest; or

(d) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company unless:

(i) the stockholders of the Company, immediately before such merger, consolidation, recapitalization or reorganization, own, directly or indirectly, immediately following such merger, consolidation, recapitalization or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Company Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, consolidation, recapitalization or reorganization; and

(ii) the individuals who were members of the Company Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, recapitalization or reorganization constitute at least a majority of the members of the board of directors of the Company Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Company Surviving Corporation, and

(iii) no Person, other than (A) the Company, (B) any Related Entity, (C) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, recapitalization or reorganization, was maintained by the Company, the Company Surviving Corporation, or any Related Entity or (D) any Person who, together with its Affiliates, immediately prior to such merger, consolidation, recapitalization or reorganization had Beneficial Ownership of more than fifty percent (50%) of the then outstanding Voting Securities of the Company, owns, together with its Affiliates, Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company Surviving Corporation’s then outstanding Voting Securities

(a transaction described in clauses (d)(i) through (d)(iii) above is referred to herein as a “Non-Control Transaction”); or

(e) any approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company; or

(f) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company to any Person (other than (A) a transfer or distribution to a Related Entity, or (B) a transfer or distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities of the Company by the Company which, by reducing the number of Voting Securities of the Company then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and (1) before such share acquisition by the Company the

Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities of the Company which in either case increases the percentage of the then outstanding Voting Securities of the Company Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to occur.

Solely for purposes of this Section 2.9, (1) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and (2) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Relative (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose. None of the Company or any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Shares.

2.10. “Closing” means the closing of the transactions contemplated by Article II of the Global Restructuring Agreement.

2.11. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.12. “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

2.13. “Company Incumbent Board” shall have the meaning provided in Section 2.8(c).

2.14. “Company Proxy Contest” shall have the meaning provided in Section 2.8(c).

2.15. “Company Surviving Corporation” has the meaning provided in Section 2.8(d)(i).

2.16. “Consultant” means an independent contractor who is a natural person and performs services for the Company or a Subsidiary or Affiliate in a capacity other than as an Employee or Director.

2.17. “Director” means any individual who is a member of the Board of Directors of the Company.

2.18. “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XI.

2.19. “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.20. “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. As further provided in Section 19.4, for purposes of the Plan, upon approval by the Committee, the term Employee may also include Employees whose employment with the Company, a Subsidiary or an Affiliate has been terminated subsequent to being granted an

Award under the Plan. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.19 shall be considered an Employee for purposes of the Plan.

2.21. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.22. “Fair Market Value” means the fair market value of the Shares as determined by the Committee by the reasonable application of such reasonable valuation method as the Committee deems appropriate; provided, however, that, with respect to ISOs, for purposes of Section 6.3 and 6.9(c), such fair market value shall be determined subject to Section 422(c)(7) of the Code; provided further, however, that if the Shares are readily tradable on an established securities market, Fair Market Value on any date shall be the last sale price reported for the Shares on such market on such date or, if no sale is reported on such date, on the last date preceding such date on which a sale was reported; provided further, however, that the Fair Market Value of a Share on the IPO Date shall be the price to the public as set forth in the final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act. In each case, the Committee shall determine Fair Market Value in a manner that satisfies the applicable requirements of Code Section 409A.

2.23. “Fiscal Year” means the calendar year, or such other consecutive twelve-month period as the Committee may select.

2.24. “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VII.

2.25. “Global Restructuring Agreement” means the Global Restructuring Agreement by and among the Company, Visa International Service Association, Visa U.S.A. Inc., Visa Europe Limited, Visa Canada Association, Inovant, LLC, Inovant, Inc. Visa Europe Services, Inc., Visa International Transition LLC, VI Merger Sub, Inc., Visa USA Merger Sub, Inc., and 1734313 Ontario Inc.

2.26. “Good Reason” shall have the definition given such term in a Participant’s Award Agreement, or in the absence of any such definition, as determined in good faith by the Committee.

2.27. “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII, used to determine whether there is any payment due upon exercise of the SAR.

2.28. “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.29. “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.30. “IPO” means an initial public offering of the Shares pursuant to an S-1 Registration Statement as a result of which (i) the Shares become listed on one or more internationally recognized securities exchanges, and (ii) the Company realizes net proceeds of not less than $2,000,000,000.

2.31. “IPO Date” means the date of the closing of the IPO.

2.32. “Non-Control Acquisition” means an acquisition (whether by merger, stock purchase, asset purchase or otherwise) by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which fifty percent (50%) or more of its total value or total voting power of its Voting Securities or equity interests is owned, directly or indirectly, by the Company (a “Related Entity”); (b) the Company or any Related Entity; (c) any Person in connection with a Non-Control Transaction; or (d) any Person that owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the outstanding Voting Securities of the Company on the Effective Date.

2.33. “Non-Control Transaction” shall have the meaning provided in Section 2.9(d).

2.34. “Non-Employee Director” means a Director who is not an Employee.

2.35. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.36. “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.37. “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.38. “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.39. “Other Stock-Based Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.40. “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.41. “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.42. “Performance Share” means an Award of a performance share, whose initial value is equal to the Fair Market Value of a Share on the date of grant, granted to a Participant, as described in Article IX.

2.43. “Performance Unit” means an Award of a performance unit, whose initial value is established by the Committee at the time of grant, granted to a Participant, as described in Article IX.

2.44. “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.45. “Person” means “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of persons.

2.46. “Qualified Change of Control” means a Change of Control that qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

2.47. “Replaced” means that pursuant to a transaction resulting in a Change of Control, the Award is replaced with a comparable stock award or a cash incentive program by the Company, the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change of Control, in connection with such Change of Control, which preserves the compensation element of the Award existing at the time of such Change of Control transaction, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to such Award, as determined in accordance with the instruments evidencing the agreement to assume the Award. The determination of Award comparability for this purpose shall be made by the Committee, and its determination shall be final, binding and conclusive.

2.48. “Restricted Stock” means an Award granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.49. “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.50. “Restructuring” means the transactions contemplated by Article II of the Global Restructuring Agreement.

2.51. “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.52. “S-1 Registration Statement” means a Registration Statement on Form S-1 with respect to the IPO.

2.53. “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.54. “Separation from Service” means a Termination that qualifies as a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

2.55. “Share” means a share of common stock, par value $[•] per share, of the Company (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.2).

2.56. “Stock Appreciation Right” or “SAR” means an Award, granted alone (a “Freestanding SAR”) or in connection with a related Option (a “Tandem SAR”), designated as an SAR, pursuant to the terms of Article VII.

2.57. “Subject Person” has the meaning provided in Section 2.9.

2.58. “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.59. “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.60. “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII.

2.61. “Termination” means the time when a Participant ceases the performance of services for the Company, any Affiliate or Subsidiary, as applicable, for any reason, with or without Cause, including a Termination by resignation, discharge, death, disability or retirement, but excluding (a) a Termination where there is a simultaneous reemployment (or commencement of service) or continuing employment (or service) of a Participant by the Company, Affiliate or any Subsidiary, (b) at the discretion of the Committee, a Termination that results in a temporary severance, and (c) at the discretion of the Committee, a Termination of an Employee that is immediately followed by the Participant’s service as a Non-Employee Director.

2.62. “Voting Securities” shall mean, with respect to any Person that is a corporation, all outstanding voting securities of such Person entitled to vote generally in the election of the board of directors of such Person.

ARTICLE III.

ADMINISTRATION

3.1. General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.

3.2. Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall consist of not less than two (2) non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of a quorum may authorize any action. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it has been made at a meeting duly held.

3.3. Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or By-Laws of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a) select Employees, Non-Employee Directors and Consultants who may receive Awards under the Plan and become Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c) determine the sizes and types of Awards;

(d) determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g) make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Cause, Good Reason, disability, retirement or in connection with a Change of Control and whether a leave constitutes a Termination;

(h) construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(i) establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(j) establish and administer any performance goals in connection with any Awards, including performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained;

(k) construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(l) establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(m) make all valuation determinations relating to Awards and the payment or settlement thereof;

(n) grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(o) subject to the provisions of Article XV, amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(p) at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(q) offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish with and communicate to the Participant at the time such offer is made;

(r) determine whether, and to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; and

(s) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

3.4. Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Subject to the other provisions of the Plan, any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.5. Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its stockholders, any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or employee of the Company, any director, officer or employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.6. Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Employee, as the Committee deems necessary or appropriate. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.7. Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it; provided, however, that the Committee may not (a) delegate to any executive officer of the Company or an Affiliate, or a committee that includes any such executive officer, the Committee’s authority to grant Awards, or the Committee’s authority otherwise concerning Awards, awarded to executive officers of the Company or an Affiliate; (b) delegate the Committee’s authority to grant Awards to consultants unless any such Award is subject to approval by the Committee; or (c) delegate its authority to correct defects, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this Section 3.7 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN

4.1. Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. Subject to adjustment as provided in Section 4.2, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be [•]. Subject to, in the case of ISOs, any limitations applicable thereto under the Code, if (a) any Shares are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, or (b) any Award based on Shares is settled for cash, expires or otherwise terminates without the issuance of such Shares, the Shares subject to such Award shall, to the extent of any such expiration, termination, cancellation, forfeiture or cash settlement, be available for delivery in connection with future Awards under the Plan. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan; provided, however, that the total number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be the number of Shares set forth in the third sentence of this Section 4.1, as adjusted pursuant to this Section 4.1, but without application of the foregoing provisions of this sentence.

4.2. Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Section 4.1; the number, class and kind, and/or price (such as the Option Price of Options or the Grant Price of SARs) of securities subject to outstanding Awards; and other value determinations applicable to outstanding Awards, in order to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of Shares subject to any Award shall always be a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes. Any adjustment, substitution or change pursuant to this Section 4.2 made with respect to an Award intended to be an Incentive Stock Option shall be made only to the extent consistent with such intent, unless the Committee determines otherwise. The Committee shall not make any adjustment pursuant to this Section 4.2 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Code Section 409A. All determinations of the Committee as to adjustments or changes, if any, under this Section 4.2 shall be conclusive and binding on the Participants.

4.3. No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all eligible Employees, Non-Employee Directors and Consultants and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option for a particular number of Shares to a particular Participant at a particular Option Price.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3. Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant and set forth in the Award Agreement; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its date of grant, subject to the respective last sentences of Sections 6.5 and 6.9(c).

6.5. Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

6.6. Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVI. The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) subject to such terms, conditions and limitations as the Committee may prescribe, by tendering (either by actual delivery or attestation) unencumbered Shares previously acquired by the Participant exercising such Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by a combination of (a) and (b); or (d) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with all applicable laws or (y) withholding of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, or, upon the Participant’s request, Share certificates, in an appropriate amount based upon the number of Shares purchased under the Option, subject to Section 19.10. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7. Rights as a Stockholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a stockholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8. Termination of Employment or Service. Except as otherwise provided in the Award Agreement, an Option may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such Option and ending on the date of exercise of such Option the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Termination of the Participant. An Option shall cease to become exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 6.8 to the contrary, the Committee may determine in its discretion that an Option may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

6.9. Limitations on Incentive Stock Options.

(a) General. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an Employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b) $100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Shares is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c) Options Granted to Certain Stockholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of

Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant an SAR (a) in connection and simultaneously with the grant of an Option (a Tandem SAR) or (b) independent of, and unrelated to, an Option (a Freestanding SAR). The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.

7.2. Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date such Freestanding SAR is granted, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2. The Grant Price of a Tandem SAR shall be equal to the Option Price of the related Option.

7.3. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall be exercisable only when and to the extent the related Option is exercisable and may be exercised only with respect to the Shares for which the related Option is then exercisable. A Tandem SAR shall entitle a Participant to elect, in the manner set forth in the Plan and the applicable Award Agreement, in lieu of exercising his or her unexercised related Option for all or a portion of the Shares for which such Option is then exercisable pursuant to its terms, to surrender such Option to the Company with respect to any or all of such Shares and to receive from the Company in exchange therefor a payment described in Section 7.7. An Option with respect to which a Participant has elected to exercise a Tandem SAR shall, to the extent of the Shares covered by such exercise, be canceled automatically and surrendered to the Company. Such Option shall thereafter remain exercisable according to its terms only with respect to the number of Shares as to which it would otherwise be exercisable, less the number of Shares with respect to which such Tandem SAR has been so exercised. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the related ISO; (b) the value of the payment with respect to the Tandem SAR may not exceed the difference between the Fair Market Value of the Shares subject to the related ISO at the time the Tandem SAR is exercised and the Option Price of the related ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.4. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement. An Agreement may provide that the period of time over which a Freestanding SAR may be exercised shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate applicable securities laws; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such laws.

7.5. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.6. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that the term of any Tandem SAR shall be the same as the related Option and no SAR shall be exercisable more than ten (10) years after it is granted, subject to the last sentence of Section 6.5 in the case of a Tandem SAR.

7.7. Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. As soon as practicable following such Notice, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR; by

(b) The number of Shares with respect to which the SAR is exercised.

Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.8. Rights as a Stockholder. A Participant receiving a SAR shall have the rights of a stockholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.9. Termination of Employment or Service. Except as otherwise provided in the Award Agreement, a SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting of such SAR and ending on the date of exercise of such SAR the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Termination of the Participant. A SAR shall cease to become exercisable upon a Termination of the holder thereof. Notwithstanding the foregoing provisions of this Section 7.9 to the contrary, the Committee may determine in its discretion that a SAR may be exercised following any such Termination, whether or not exercisable at the time of such Termination; provided, however, that in no event may a SAR be exercised after the expiration date of such SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5 (in the case of Tandem SARs) or in the last sentence of Section 7.4 (in the case of Freestanding SARs). To the extent applicable to any Tandem SAR, the foregoing provisions of this Section 7.9 are subject to the provisions of Section 6.8, pursuant to the provisions Section 7.3.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1. Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon delivery of Shares of Restricted Stock to a Participant, or creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a stockholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Stock Units.

8.2. Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3. Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4. Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on continuing service as a Non-Employee Director or Consultant or continuing employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement.

8.5. Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 19.10, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares, a cash payment determined by reference to the then-current Fair Market Value of Shares or a combination of Shares and such cash payment as the Committee, in its sole discretion, shall determine, either by the terms of the Award Agreement or otherwise.

8.6. Forms of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued a stock certificate or certificates evidencing the Shares covered by such Award registered in the name of such Participant, which certificate or certificates may contain an appropriate legend. The Committee may require a Participant who receives a certificate or certificates evidencing a Restricted Stock Award to immediately deposit such certificate or certificates, together with a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain physical custody of each certificate representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Shares of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. The holding of Shares of Restricted Stock by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.2, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

8.9. Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Sock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock, then subject to the Period of Restriction, following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE IX.

PERFORMANCE UNITS, PERFORMANCE SHARES, AND CASH-BASED AWARDS

9.1. Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Unit, Performance Share or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of performance goals and/or satisfaction of other terms and conditions determined by the Committee when the Award is granted and set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Unit, Performance Share or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2. Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as shall be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units and Performance Shares and Cash-Based Awards that will be paid out to the Participant.

9.3. Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance

Shares or Cash-Based Awards shall be entitled to receive payment on the number and value of Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or other terms and conditions have been achieved or satisfied. The Committee shall determine the extent to which any such pre-established performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award.

9.4. Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards as soon as practicable after the end of the Performance Period and following the Committee’s determination of actual performance against the performance goals and/or other terms and conditions established by the Committee. Such Shares may be granted subject to any restrictions imposed by the Committee, including pursuant to Section 19.10. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5. Rights as a Stockholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a stockholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Award following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE X.

OTHER STOCK-BASED AWARDS

10.1. Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2. Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3. Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash or Shares as the Committee determines.

10.4. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

ARTICLE XI.

DIVIDEND EQUIVALENTS

11.1. Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 19.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee.

ARTICLE XII.

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

12.1. Transferability of Incentive Stock Options. No ISO or Tandem SAR granted in connection with an ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or in accordance with Section 12.3. Further, all ISOs and Tandem SARs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

12.2. All Other Awards. Except as otherwise provided in Section 8.5 or Section 12.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 12.1 and any applicable Period of Restriction; provided further, however, that no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of the Company. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Committee decides to permit further transferability, subject to Section 12.1 and any applicable Period of Restriction, all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant. With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 12.2 shall be void and unenforceable against the Company.

12.3. Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE XIII.

RIGHTS OF PARTICIPANTS

13.1. Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The liability of the Company and any Subsidiary or Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any Affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:

(a) Give any Employee or Non-Employee Director the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b) Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Employee’s employment or any Non-Employee Director’s service as a Director at any time with or without Cause;

(c) Confer on any Consultant any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with a Consultant;

(d) Constitute a contract of employment or service between the Company or any Affiliate or Subsidiary and any Employee, Non-Employee Director or Consultant, nor shall it constitute a right to remain in the employ or service of the Company or any Affiliate or Subsidiary ;

(e) Give any Employee, Non-Employee Director or Consultant the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Employee, Non-Employee Director or Consultant bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(f) Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

13.2. Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

13.3. Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the time of grant shall only result from continued services as a Non-Employee Director or Consultant or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award, except, in each such case, as the Committee may, in its discretion, expressly determine otherwise.

13.4. No Effects on Benefits. Payments and other compensation received by a Participant under an Award are not part of such Participant’s normal or expected compensation or salary for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, policies, programs, arrangements or otherwise. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

13.5. One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XIV.

CHANGE OF CONTROL

14.1. Treatment of Outstanding Awards. In the event of a Change of Control, unless otherwise specifically prohibited by any applicable laws, rules or regulations or otherwise provided in any applicable Award Agreement, as in effect prior to the occurrence of the Change of Control, specifically with respect to a Change of Control:

(a) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Options, SARs and Other Stock-Based Awards (if applicable) which are outstanding shall become exercisable as determined by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if (i) such Options, SARs or Other Stock-Based Awards are not Assumed or Replaced, or in the event of a liquidation of the Company, or (ii) a Participant incurs a Termination, either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason, after the Change of Control, then all outstanding Options, SARs and Other Stock-Based Awards (if applicable) that (x) are not so Assumed or Replaced, or are outstanding at the time of such a liquidation of the Company, or (y) are held by such a Terminated Participant, as the case may be, shall become fully exercisable as to all Shares covered thereby, immediately prior to the occurrence of such Change of Control (or such earlier date as the Committee may prescribe), in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(b) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that restrictions, performance goals or other conditions applicable to Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards previously awarded to Participants shall be canceled or deemed achieved, the Period of Restriction applicable thereto shall terminate, and restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall lapse, in each case, to the extent provided by the Committee, notwithstanding anything to the contrary in the Award Agreement; provided, however, that if (i) any such Awards are not Assumed or Replaced, or in the event of a liquidation of the Company, or (ii) a Participant incurs a Termination, either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason, after the Change of Control, then any restrictions, performance goals or other conditions applicable to outstanding Restricted Stock Units, Shares of Restricted Stock and Other Stock-Based Awards that (x) are not so Assumed or Replaced, or are outstanding at the time of such a liquidation of the Company, or (y) are held by such a Terminated Participant, as the case may be, shall be immediately cancelled or deemed achieved, and the Period of Restriction applicable to any such Shares of Restricted Stock Award shall terminate, and restrictions on transfer, sale, assignment, pledge or other disposition applicable to any such Shares of Restricted Stock shall lapse, in each case, immediately prior to the occurrence of such Change of Control (or such earlier date as the Committee may prescribe), in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(c) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that any Awards which are outstanding shall, in whole or in part, immediately become vested and nonforfeitable; provided, however, that if (i) any such Awards are not Assumed or Replaced, or in the event of a liquidation of the Company, or (ii) a Participant incurs a Termination, either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason, after the Change of Control, then all outstanding Awards that (x) are not so Assumed or Replaced or are outstanding at the time of such a liquidation of the Company or (y) are held by such a Terminated Participant, as the case may be, shall become fully vested and nonforfeitable, immediately prior to the occurrence of such Change of Control (or such earlier date as the Committee may prescribe), in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, notwithstanding anything to the contrary in the Plan or the Award Agreement.

(d) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement or by resolution adopted prior to the occurrence of such Change of Control, that the target payment opportunities attainable under any outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and other Awards shall be deemed to have been fully or partially earned for any Performance Period(s), as determined by the Committee, immediately prior to the effective date of the Change of Control. Notwithstanding the immediately preceding sentence to the contrary, if (i) any such Awards are not Assumed or Replaced, or in the event of a liquidation of the Company, or (ii) a Participant incurs a Termination, either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason, after the Change of Control, then, with respect to any such Awards that (x) are not so Assumed or Replaced for, or are outstanding at the time of such a liquidation of the Company, or (y) are held by such a Terminated Participant, as the case may be, the target payment opportunities attainable under any such outstanding Awards of Performance Units, Performance Shares, Cash-Based Awards and such other Awards shall be deemed to have been fully earned for the entire Performance Period(s) immediately prior to the effective date of the Change of Control, in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, unless actual performance exceeds the target, in which case actual performance shall be used, and (I) there shall be paid out to each Participant holding such an Award denominated in Shares, not later than five (5) days prior to the effective date of the Change of Control, in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, a pro rata number of Shares (or the equivalent Fair Market Value thereof, as determined by the Committee, in cash) based upon an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used, and upon the length of time within the Performance Period which has elapsed prior to the Change of Control or such Termination, as the case may be, and (II) Awards denominated in cash shall be paid pro rata to the applicable Participant or Participants in cash within thirty (30) days following the effective date of the Change of Control, in the case of clause (x) immediately preceding, or within thirty (30) days following the occurrence of such Termination, in the case of clause (y) immediately preceding, with the pro-ration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change of Control or Termination, as the case may be, and based on an assumed achievement of all relevant targeted performance goals, unless actual performance exceeds the target, in which case actual performance shall be used.

(e) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of such Change of Control, that any Award the payment or settlement of which was deferred under Section 19.6 or otherwise may be paid or distributed immediately prior to the Change of Control, except as otherwise provided by the Committee in accordance with Section 16.1(f); provided, however, that if (i) such Awards are not Assumed or Replaced, or in the event of a liquidation of the Company, or (ii) a Participant incurs a Termination either by the Company, an Affiliate or a Subsidiary without Cause or by the Participant for Good Reason after the Change of Control, then any such Awards that (x) are not so Assumed or Replaced, or are outstanding at the time of such a liquidation of the Company, or (y) are held by such a Terminated Participant, as the case may be, shall be paid or distributed immediately prior to the occurrence of such Change of Control (or such earlier date as the Committee may prescribe), in the case of clause (x) immediately preceding, or upon the occurrence of such Termination, in the case of clause (y) immediately preceding, except as otherwise provided by the Committee in accordance with Section 16.1(f).

(f) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award shall be adjusted by substituting for each Share subject to such Award immediately prior to the transaction resulting in the Change of Control the consideration (whether stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change of Control) received in such transaction by holders of Shares for each Share held on the closing or effective date of such transaction, in which event the aggregate Option Price or Grant Price, as applicable, of the Award shall remain the same; provided, however, that if such consideration received in such transaction is not solely stock of a successor, surviving or other corporation, the Committee may provide for the consideration to be received upon exercise or payment of an Award, for each Share subject to such Award, to be solely stock or other securities of the successor, surviving or other corporation, as applicable, equal in fair market value, as determined by the Committee, to the per-Share consideration received by holders of Shares in such transaction.

(g) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change of Control, that any outstanding Award (or portion thereof) shall be converted into a right to receive cash, on or as soon as practicable following the closing date or expiration date of the transaction resulting in the Change of Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one Share, or, if higher, the highest Fair Market Value of a Share during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per-Share Option Price, Grant Price or outstanding unpaid purchase price, as applicable to the Award, multiplied by the number of Shares subject to such Award, or the applicable portion thereof.

(h) The Committee may, in its discretion, provide that an Award can or cannot be exercised after, or will otherwise terminate or not terminate as of, a Change of Control.

14.2. No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any of the acts described in Section 4.2 or 14.1 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Article XVI need not be uniform as to all outstanding Awards, nor treat all

Participants identically. Notwithstanding the adjustments described in Section 14.1, in no event may any Option or SAR be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Article XIV shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

14.3. Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of Section 14.1(h), the last sentence of Section 15.1 and Section 15.2) or any Award Agreement provision, the provisions of this Article XIV may not be terminated, amended, or modified on or after the date of a Change of Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

ARTICLE XV.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1. Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made which, without first obtaining approval of the stockholders of the Company (where such approval is necessary to satisfy (i) the then-applicable requirements of Rule 16b-3, (ii) any requirements under the Code relating to ISOs, or (iii) any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange)), would:

(a) except as is provided in Section 4.2, increase the maximum number of Shares which may be sold or awarded under the Plan;

(b) except as is provided in Section 4.2, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c) change the class of persons eligible to receive Awards under the Plan;

(d) extend the duration of the Plan or the period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(e) otherwise require stockholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, (A) no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), or (y) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated, and (B) except as is provided in Section 4.2, but notwithstanding any other provisions of the Plan, neither the Board nor the Committee may take any action: (1) to amend the terms of an outstanding Option or SAR to reduce the Option Price or Grant Price thereof, cancel an Option or SAR and replace it with a new Option or SAR with a lower Option Price or Grant Price, or that has an economic effect that is the same as any such reduction or cancellation; or (2) to cancel an outstanding Option or SAR having an Option Price or Grant Price above the then-current Fair Market Value of the Shares in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the stockholders of the Company of such action.

15.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board or the Committee determines that such adjustments are necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award intended to be an ISO shall be made only to the extent consistent with such intent, unless the Board or the Committee determines otherwise. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE XVI.

TAX WITHHOLDING AND OTHER TAX MATTERS

16.1. Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all Federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company, as determined in the Committee’s discretion, for the satisfaction of any tax obligations that arise by reason of any such payment or distribution. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until such obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.

16.2. Withholding or Tendering Shares. Without limiting the generality of Section 16.1, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for Federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.3. Restrictions. The satisfaction of tax obligations pursuant to this Article XVI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

16.4. Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Participant or (ii) one (1) year from the transfer of such Shares to such Participant or (iii) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing Shares acquired by exercise of an ISO refer to such requirement to give such notice.

16.5. Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in its construction.

16.6. No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

16.7. Nonqualified Deferred Compensation.

(a) If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void; provided, however, that the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which (in each case) meets the requirements of Code Section 409A. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan shall not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A.

(b) Notwithstanding any provisions of the Plan to the contrary, in no event shall any deferral under Section 19.6 be permitted if the Committee determines that such deferral would result in the imposition of additional tax under Code Section 409A of the Code.

(c) The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A. An Agreement may provide that the period of time over which an NQSO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate applicable securities laws; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

(d) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award and/or Other Stock-Based Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award or Other Stock-Based Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

(e) No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

(f) Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Termination that is not a Separation from Service occurs, and payment or distribution of an Award constituting deferred compensation subject to Code Section 409A would otherwise be made or commence on the date of such Termination (pursuant to the Plan, the Award Agreement or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Code Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

(g) Notwithstanding any other provisions of the Plan or any Award Agreement to the contrary, if a Change of Control that is not a Qualified Change of Control occurs, and payment or distribution of an Award constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on the date of such Change of Control (pursuant to the Plan, the Award Agreement or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award Agreement, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Code Section 409A permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Code Section 409A, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

(h) Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

ARTICLE XVII.

LIMITS OF LIABILITY; INDEMNIFICATION

17.1. Limits of Liability.

(a) Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(b) None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(c) Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

17.2. Indemnification. Subject to the requirements of Delaware law, each individual who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XVIII.

SUCCESSORS

18.1. General. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XIX.

MISCELLANEOUS

19.1. Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

19.2. Forfeiture Events.

(a) Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for Cause or due to voluntary resignation; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee, Non-Employee Director or Consultant). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its good faith discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

(b) If the Company is required to prepare an accounting restatement (x) due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant knowingly or grossly negligently engaged in such misconduct, or knowingly or grossly negligently failed to prevent such misconduct, or if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement, and (y) the Committee may in its discretion provide that if the amount earned under any Participant’s Award is reduced by such restatement, such Participant shall reimburse the Company the amount of any such reduction previously paid in settlement of such Award.

19.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.4. Transfer, Leave of Absence. For purposes of the Plan, a transfer of an Employee from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a Termination of the Employee for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code). The Committee shall have the discretion to determine the effects upon any Award, upon an individual’s status as an Employee, Non-Employee Director or Consultant for purposes of the Plan (including whether a Participant shall be deemed to have experienced a Termination or other change in status) and upon the exercisability, vesting, termination or expiration of any Award in the case of: (a) any Participant who is employed by an entity that ceases to be an Affiliate or Subsidiary (whether due to a spin-off or otherwise), (b) any transfer of a Participant between locations of employment with the Company, an Affiliate, and/or Subsidiary or between the Company, an Affiliate or Subsidiary or between Affiliates or Subsidiaries, (c) any leave of absence of a Participant, (d) any change in a Participant’s status from an Employee to a Consultant or a Non-Employee Director, or vice versa; and (e) upon approval by the Committee, any Employee who experiences a Termination but becomes employed by a partnership, joint venture, corporation or other entity not meeting the requirements of an Affiliate or Subsidiary, subject, in each case, to the requirements of Code Section 422 applicable to any ISOs and Code Section 409A applicable to any Options and SARs.

19.5. Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Secretary of the Company or any other Company official or other person designated by the Committee for such purpose receives appropriate written notice from a Participant, in form acceptable to the Committee, together with payment of the applicable Option Price, Grant Price or other purchase price, if any, and compliance with Article XVI, in accordance with the Plan and such Participant’s Award Agreement.

19.6. Deferrals. To the extent provided in the Award Agreement, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of the Period of Restriction or other restrictions with respect to Restricted Stock or the payment or satisfaction of Restricted Stock Units, Performance

Units, Performance Shares, Cash-Based Awards or Other Stock-Based Awards. If any such deferral election is required or permitted, (a) such deferral shall represent an unfunded and unsecured obligation of the Company and shall not confer the rights of a stockholder unless and until Shares are issued thereunder; (b) the number of Shares subject to such deferral shall, until settlement thereof, be subject to adjustment pursuant to Section 4.2; and (c) the Committee shall establish rules and procedures for such deferrals and payment or settlement thereof, which may be in cash, Shares or any combination thereof, and such deferrals may be governed by the terms and conditions of any deferred compensation plan of the Company or Affiliate specified by the Committee for such purpose.

19.7. Loans. The Company may, in the discretion of the Committee, extend one or more loans to Participants in connection with the exercise or receipt of an Award granted to any such Participant; provided, however, that the Company shall not extend loans to any Participant if prohibited by law or the rules of any stock exchange or quotation system on which the Company’s securities are listed. The terms and conditions of any such loan shall be established by the Committee.

19.8. No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

19.9. Section 16 of Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations.

19.10. Requirements of Law; Limitations on Awards.

(a) The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, Federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d) Upon termination of any period of suspension under this Section 19.10, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e) The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f) An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

19.11. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

19.12. Governing Law. Except as to matters concerning the issuance of Shares or other matters of corporate governance, which shall be determined, and related Plan and Award provisions, which shall be construed, under the laws of Delaware, the Plan and each Award Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of California, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

19.13. Plan Unfunded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company.

19.14. Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

19.15. Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may nevertheless be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.16. No Fractional Shares. An Option or other Award shall not be exercisable with respect to a fractional Share or the lesser of fifty (50) shares or the full number of Shares then subject to the Option or other Award. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award.

19.17. Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws or practices of countries other than the United States in which the Company, any Affiliate, and/or any Subsidiary operates or has Employees, Non-Employee Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which Employees, Non-Employee Directors and/or Consultants outside the United States are eligible to participate in the Plan;

(c) Grant Awards (including substitutes for Awards), and modify the terms and conditions of any Awards, on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are non-United States nationals or employed outside the United States, or otherwise to comply with applicable non-United States laws or conform to applicable requirements or practices of jurisdictions outside the United States;

(d) Establish subplans and adopt or modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 19.17 by the Committee shall be attached to the Plan as appendices; and

(e) Take any action, before or after an Award is made, that the Committee, in its discretion, deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable law.

Addendum

Addendum to the Visa Inc. 2007 Equity Incentive Compensation Plan

for California Residents

This Addendum is intended to comply with Section 25102(o) of the California Corporations Code and any rules or regulations promulgated thereunder by the California Department of Corporations. Any provision of the Plan or any Award Agreement which is otherwise inconsistent with this Addendum or Section 25102(o) of the California Securities Code shall, without further act or amendment by the Company, be reformed to comply with Section 25102(o) of the California Securities Code. Both the Shares and the Awards that are the subject of this Addendum if not yet qualified with the California Department of Corporations and not yet exempt from such qualification, are subject to such qualification, and the issuance of the Awards prior to the qualification is unlawful unless such issuance is exempt. The rights of the Company and the Participant with respect to Awards that are the subject of this Addendum are expressly conditioned on such exemption being available.

In addition to those provisions set forth in the Plan, any Award Agreements and Awards granted to employees of the Company or an Affiliate resident in California (“California Employees”) will be subject to the following provisions, unless at or after the date of grant of such Award under the Plan the Shares are listed on a national securities exchange and are, therefore, a “covered security” as defined in Section 18(b)(1) of the Securities Act:

1.	Each California Employee will receive financial statements of the Company annually during the period such California Employee has Awards outstanding. This requirement does not apply to California Employees who are key employees whose duties in connection with the Company or an Affiliate assure them access to equivalent information.

2.	The purchase price for any Awards that may be purchased under the Plan (the “Stock Purchase Rights”) shall be at least 85% of the Fair Market Value of the Shares at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated. Notwithstanding the foregoing, the purchase price shall be at least 100% of the Fair Market Value of the Shares at the time the Participant is granted the Stock Purchase Right or at the time the purchase is consummated in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

3.	Notwithstanding the provisions of Section 12, Awards shall be nontransferable other than by will or the laws of descent and distribution, or as otherwise permitted by Rule 701 of the Securities Act.

4.	California Employees will have the right to exercise at least 20% of their Options per year over 5 years from the date the Options are granted, subject to reasonable conditions such as continued employment. However, in the case of Options granted to California Employees who are officers, directors, managers, or consultants of the Company or an Affiliate, the Options may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or an Affiliate.

5.	Unless employment of a California Employee is terminated “for cause” under applicable law, the terms of the Plan, the Option Agreement, the Option grant or California Employee’s contract of employment, the right to exercise the California Employee’s Option in the event of termination of his or her employment, to the extent the California Employee is entitled to exercise such Option on the date his or her employment terminates, shall be as follows:

(i)	Such Option may be exercised for at least 6 months from the date of such termination, if termination was caused by death or disability.

(ii)	Such Option may be exercised for at least 30 days from the date of such termination if termination was caused by other than death or disability.

Notwithstanding the foregoing, such Option may not be exercised after the expiration of the stated period of the Option.

6.	At the discretion of the Committee, the Company may reserve to itself and/or its assignee in the Award Agreement, or any other agreement with the California Employee, a right to repurchase Shares held by a California Employee or his or her transferee in the event of such California Employee’s termination of employment with the Company or an Affiliate at any time within 90 days after the date of such termination (or in the case of Shares issued upon exercise of an Option after such termination date, within 90 days after the date of such exercise) for cash or cancellation of purchase money indebtedness, at:

(A)	no less than the Fair Market Value of such Shares as of the date of such termination of employment, provided that such right to repurchase Shares terminates when the Shares has become publicly traded; or

(B)	the Participant’s original purchase price, provided that such right to repurchase Shares at the original purchase price lapses at the rate of at least 20% of the Shares subject to the Option or Stock Purchase Right per year over 5 years from the date the Option or Stock Purchase Right is granted (without respect to the date the Option or Stock Purchase Right was exercised or became exercisable).

Notwithstanding the foregoing, the Shares held by a California Employee who is an officer, director, manager or consultant of the Company or an Affiliate may be subject to additional or greater restrictions than those set forth in this item 6, above.

*    *    *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. Upon completion of restructuring transactions described in the restructuring agreement, Article VIII of the registrant’s certificate of incorporation will provide for indemnification of the registrant’s directors, officers, employees and agents to the fullest extent permitted under Delaware law. In addition, the registrant intends to enter into separate indemnification agreements with its executive officers and directors, which will require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct). These indemnification provisions and the indemnification agreements to be entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the company or its stockholders; (ii) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation will include such a provision.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The registrant expects to maintain standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies, (1) to the registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (2) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL and the form of registrant’s certificate of incorporation that will be in effect upon completion of restructuring transactions described in the restructuring agreement. The form of registrant’s certificate of incorporation that will be in effect upon completion of restructuring transactions described in the restructuring agreement has been filed as an exhibit to this registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description of Documents
2.1	Global Restructuring Agreement, by and among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., Visa Europe Limited, Visa Canada Association, Visa Asia Pacific, Visa Latin America. Included as Annex A to the proxy statement-prospectus that forms a part of this Registration Statement. We agree to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request. A list identifying the contents of the omitted exhibits and schedules is included at the end of the table of contents of the Global Restructuring Agreement at Annex A.

3.1(a)	Amended and Restated Certificate of Incorporation of Visa Inc. Included as Annex C to the proxy statement-prospectus which forms a part of this Registration Statement.

3.1(b)	Amended and Restated Bylaws of Visa Inc. Included as Annex D to the proxy statement-prospectus which forms a part of this Registration Statement.

3.1(c)	Certificate of Incorporation of Visa Inc. (in effect at signing)*

3.1(d)	Bylaws of Visa Inc. (in effect at signing)*

4.1	Form of stock certificate of Visa Inc.***

4.2	Except as set forth in Exhibit 4.1 above, the instruments defining the rights of holders of long-term debt securities of Visa Inc. and its subsidiaries have been omitted (1)

5.1	Opinion of White & Case LLP as to the legality of the securities being registered***

8.1	Opinion of White & Case LLP regarding certain U.S. federal income tax matters***

10.1	Settlement Agreement, dated June 4, 2003, by and among Visa U.S.A. Inc. and Wal-Mart, Limited Brands, Sears, Safeway, Circuit City, National Retail Federation, Food Market Institute, International Mass Retail Association and Bernie’s Army-Navy Store*

10.2	Master Agreement, with effective date of January 1, 2005, and as amended and supplemented on March 31, 2005, June 15, 2005, June 30, 2005, November 9, 2005, August 11, 2006, and March 1, 2007, by and between JP Morgan Chase Bank NA and Visa U.S.A. Inc.*†

10.3	Amended and Restated Agreement, with effective date of January 1, 2006, and as amended June 22, 2007, by and among Bank of America NA, MBNA America and Visa U.S.A. Inc.*†

10.4	Form of Indemnification Agreement**

10.5	Visa Inc. 2007 Equity Incentive Compensation Plan. Included as Annex K to the proxy statement-prospectus which forms a part of this Registration Statement.

10.6	Letter of Employment, dated June 4, 2007, by and between Joseph Saunders and Visa International Service Association*

10.7	Visa U.S.A. Long Term Incentive Plan for fiscal 2006*

10.8	Visa Incentive Plan for fiscal 2006 (for employees of Visa U.S.A.)*

10.9	Visa Excess Retirement Plan, amended and restated effective as of June 1, 2005*

10.10	Visa 2005 Deferred Compensation Plan, effective as of January 1, 2005*

10.11	Visa Excess Thrift Plan, amended and restated effective as of June 1, 2005*

10.12	Judgment Sharing Agreement among Defendants in the AMEX case by and between Visa U.S.A. Inc. and the signatory banks thereto*†

Exhibit Number	Description of Documents

10.13	Form of Interchange Judgment Sharing Agreement among Visa Inc. and the other parties thereto*†

10.14

Form of Loss Sharing Agreement by and among Visa U.S.A. Inc., Visa International Service Association, Visa Inc. and each Member of Visa U.S.A. Inc. that executes and delivers a counterpart signature page to the agreement*†

10.15	Form of Escrow Agreement among Visa Inc., Visa U.S.A. Inc. and the escrow agent*

10.16	Form of First Restated Visa U.S.A. Inc. bylaws*

10.17	Form of Framework Agreement among Visa Inc., Visa Europe Limited, Inovant LLC, Visa International Services Association and Visa U.S.A. Inc.*†

10.18	Form of Litigation Management Agreement by and among Visa Inc., Visa International Service Association, Visa U.S.A. Inc. and the other signatories thereto***

10.19	Form of Visa Europe Put-Call Option Agreement by and among Visa Inc. and Visa Europe Limited. Included as Annex B to the proxy statement-prospectus, which forms part of this registration statement.

10.20	Office Lease, with effective date of April 18, 1991, and as amended on May 14, 1992, September 1, 1995, July 1, 1998, and April 8, 2004, by and between Visa U.S.A. Inc. and Landlord*†

10.21	Data Center Lease, with effective date of April 18, 1991, and as amended on April 8, 2004, by and between Visa U.S.A. Inc. and Landlord*†

21.1	List of subsidiaries of Visa Inc.*

23.1	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.2	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.3	Consent of KPMG LLP (Canada), Independent Accountants**

23.4	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.5	Consent of White & Case LLP (included as part of Exhibit 5.1)***

23.6	Consent of White & Case LLP (included as part of Exhibit 8.1)***

24	Power of Attorney*

99.1	Consent of Financial Advisor of Visa International Service Association, Lehman Brothers**

99.2	Consent of Financial Advisor of Visa U.S.A. Inc., Greenhill & Co., LLC**

99.3	Consent of Financial Advisor of Visa Canada Association, Dundee Securities Corporation**

99.4	Consent of Financial Advisor of Visa Asia Pacific, Macquarie (Hong Kong) Limited**

99.5	Consent of Financial Advisor of Visa Latin America and Caribbean, Credit Suisse Securities (USA) LLC**

99.6	Consent of Financial Advisor of Visa Central and Eastern Europe, Middle East and Africa, ABN AMRO Corporate Finance Limited**

99.7	Form of Proxy Card***

†

Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

(1)	We agree to furnish to the SEC, upon request, a copy of each instrument with respect to issuances of long-term debt of Visa Inc. and its subsidiaries.

(b)	Financial Statement Schedules—see page F-58

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendments all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 2nd day of August, 2007.

VISA INC.

By	/S/ WILLIAM M. SHEEDY
Name:	William M. Sheedy
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph W. Saunders	Chief Executive Officer and Chairman of the Board of Directors	August 2, 2007

/S/ WILLIAM M. SHEEDY William M. Sheedy	Executive Vice President	August 2, 2007

*By:	/S/ WILLIAM M. SHEEDY
Name:	William M. Sheedy
As Attorney-In-Fact

Exhibit Index

Exhibit Number	Description of Documents
2.1	Global Restructuring Agreement, by and among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., Visa Europe Limited, Visa Canada Association, Visa Asia Pacific, Visa Latin America. Included as Annex A to the proxy statement-prospectus that forms a part of this Registration Statement. We agree to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request. A list identifying the contents of the omitted exhibits and schedules is included at the end of the table of contents of the Global Restructuring Agreement at Annex A.

3.1(a)	Amended and Restated Certificate of Incorporation of Visa Inc. Included as Annex C to the proxy statement-prospectus which forms a part of this Registration Statement.

3.1(b)	Amended and Restated Bylaws of Visa Inc. Included as Annex D to the proxy statement-prospectus which forms a part of this Registration Statement.

3.1(c)	Certificate of Incorporation of Visa Inc. (in effect at signing)*

3.1(d)	Bylaws of Visa Inc. (in effect at signing)*

4.1	Form of stock certificate of Visa Inc.***

4.2	Except as set forth in Exhibit 4.1 above, the instruments defining the rights of holders of long-term debt securities of Visa Inc. and its subsidiaries have been omitted (1)

5.1	Opinion of White & Case LLP as to the legality of the securities being registered***

8.1	Opinion of White & Case LLP regarding certain U.S. federal income tax matters***

10.1	Settlement Agreement, dated June 4, 2003, by and among Visa U.S.A. Inc. and Wal-Mart, Limited Brands, Sears, Safeway, Circuit City, National Retail Federation, Food Market Institute, International Mass Retail Association and Bernie’s Army-Navy Store*

10.2	Master Agreement, with effective date of January 1, 2005, and as amended and supplemented on March 31, 2005, June 15, 2005, June 30, 2005, November 9, 2005, August 11, 2006, and March 1, 2007, by and between JP Morgan Chase Bank NA and Visa U.S.A. Inc.*†

10.3	Amended and Restated Agreement, with effective date of January 1, 2006, and as amended June 22, 2007, by and among Bank of America NA, MBNA America and Visa U.S.A. Inc.*†

10.4	Form of Indemnification Agreement**

10.5	Visa Inc. 2007 Equity Incentive Compensation Plan. Included as Annex K to the proxy statement-prospectus which forms a part of this Registration Statement.

10.6	Letter of Employment, dated June 4, 2007, by and between Joseph Saunders and Visa International Service Association*

10.7	Visa U.S.A. Long Term Incentive Plan for fiscal 2006*

10.8	Visa Incentive Plan for fiscal 2006 (for employees of Visa U.S.A.)*

10.9	Visa Excess Retirement Plan, amended and restated effective as of June 1, 2005*

10.10	Visa 2005 Deferred Compensation Plan, effective as of January 1, 2005*

10.11	Visa Excess Thrift Plan, amended and restated effective as of June 1, 2005*

10.12	Judgment Sharing Agreement among Defendants in the AMEX case by and between Visa U.S.A. Inc. and the signatory banks thereto*†

10.13	Form of Interchange Judgment Sharing Agreement among Visa Inc. and the other parties thereto*†

Exhibit Number	Description of Documents

10.14

Form of Loss Sharing Agreement by and among Visa U.S.A. Inc., Visa International Service Association, Visa Inc. and each Member of Visa U.S.A. Inc. that executes and delivers a counterpart signature page to the agreement*†

10.15	Form of Escrow Agreement among Visa Inc., Visa U.S.A. Inc. and the escrow agent*

10.16	Form of First Restated Visa U.S.A. Inc. bylaws*

10.17	Form of Framework Agreement among Visa Inc., Visa Europe Limited, Inovant LLC, Visa International Services Association and Visa U.S.A. Inc.*†

10.18	Form of Litigation Management Agreement by and among Visa Inc., Visa International Service Association, Visa U.S.A. Inc. and the other signatories thereto***

10.19	Form of Visa Europe Put-Call Option Agreement by and among Visa Inc. and Visa Europe Limited. Included as Annex B to the proxy statement-prospectus, which forms part of this registration statement.

10.20	Office Lease, with effective date of April 18, 1991, and as amended on May 14, 1992, September 1, 1995, July 1, 1998, and April 8, 2004, by and between Visa U.S.A. Inc. and Landlord*†

10.21	Data Center Lease, with effective date of April 18, 1991, and as amended on April 8, 2004, by and between Visa U.S.A. Inc. and Landlord*†

21.1	List of subsidiaries of Visa Inc.*

23.1	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.2	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.3	Consent of KPMG LLP (Canada), Independent Accountants**

23.4	Consent of KPMG LLP (United States), Independent Registered Public Accounting Firm**

23.5	Consent of White & Case LLP (included as part of Exhibit 5.1)***

23.6	Consent of White & Case LLP (included as part of Exhibit 8.1)***

24	Power of Attorney*

99.1	Consent of Financial Advisor of Visa International Service Association, Lehman Brothers**

99.2	Consent of Financial Advisor of Visa U.S.A. Inc., Greenhill & Co., LLC**

99.3	Consent of Financial Advisor of Visa Canada Association, Dundee Securities Corporation**

99.4	Consent of Financial Advisor of Visa Asia Pacific, Macquarie (Hong Kong) Limited**

99.5	Consent of Financial Advisor of Visa Latin America and Caribbean, Credit Suisse Securities (USA) LLC**

99.6	Consent of Financial Advisor of Visa Central and Eastern Europe, Middle East and Africa, ABN AMRO Corporate Finance Limited**

99.7	Form of Proxy Card***

†

Portions of this exhibit were omitted and have been filed separately with the Secretary of the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

(1)	We agree to furnish to the SEC, upon request, a copy of each instrument with respect to issuances of long-term debt of Visa Inc. and its subsidiaries.